Form 10-K405, Exhibit 13
period 1997-12-31
FIRST MANISTIQUE CORP
filed 1998-03-30
CIK 36506

                                                                     EXHIBIT 13

                          FIRST MANISTIQUE CORPORATION

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION



HIGHLIGHTS

For First Manistique Corporation ("the Corporation"), 1997 was a year of continued growth. The Corporation grew approximately 15 percent. The purchase of U.P. Financial, Inc. ("U.P. Financial") added three new offices in the western Upper Peninsula.

In addition to the filing and opening of six branches in 1997, the Corporation formulated a business plan to operate a Denovo bank in Arizona. An application for permission to establish a Denovo bank was filed with the Arizona State Banking Commission and The Federal Deposit Insurance Corporation on February 13, 1998. Approval is expected by April 1, and the operation is expected to open July 1, 1998.

At December 31, 1997, the Corporation had total assets of $421.43 million, an increase of $54.27 million from December 31, 1996. The acquisition of U.P. Financial accounted for $29.76 million of this growth, with the remaining $24.51 million being generated internally. During 1997, outstanding loan balances increased 18.3% to $372.52 million. Of the total increase in loans, $19.95 million, or 34.6% came from the acquisition. The remaining $37.68 million was internally generated.

The growth in 1997 continues the trend which has developed over the past three years. From 1993 through 1996, assets grew by a total of $249.88 million or 213%, with approximately 55% of this growth occurring due to acquisitions. During the same period, loans grew over 261%, with nearly 63% of this growth being internally generated.

Earnings have also continued to increase from 1995 to 1997. Net income was $4.11 million, $2.83 million, and $2.67 million for 1997, 1996, and 1995, respectively. Return on average shareholders' equity was 12.06%, 10.12%, and 11.25% for 1997, 1996, and 1995, respectively. Earnings per share have also increased during this three-year period. Earnings per share were $1.73 in 1997, $1.30 in 1996, and $1.27 in 1995, an increase of 36% from 1995 to 1997.
This significant increase in earnings per share is a result of growth in earnings without a significant increase in outstanding stock. In prior years, the Corporation has issued stock for acquisitions. The consolidated operations of the Corporation in 1997 provided improved profitability through an improved interest margin and more efficient operations.

The Corporation's most significant strength continues to be its lending expertise. The acquisitions to date have been primarily motivated by a desire to obtain access to additional lending markets and to obtain additional retail deposits to finance lending activities. This strategy continued in 1997, with the acquisition of U.P. Financial on February 4, 1997. U.P. Financial owned 100% of the outstanding stock of First National Bank in Ontonagon
("Ontonagon"), a Michigan banking institution. Upon acquisition, the assets of Ontonagon were merged into North Country Bank, with North Country Bank being the survivor. This acquisition gives the Corporation a new presence in the far western corner of Michigan's Upper Peninsula. At the date of the acquisition, U.P. Financial had consolidated total assets of $29.76 million, total loans of $19.95 million, and total deposits of $27.44 million.

Growth remains a critical element of the Corporation's strategy and selective bank and branch acquisitions may continue to occur. However, management anticipates the rate of asset growth in the next few years will be somewhat slower than recently experienced. The Corporation's banking offices are currently located exclusively in Michigan's Upper Peninsula, an area which covers a large geographic area and has a low population density. Because of the nature of this market area, the cost of operating the Corporation's banking network is higher than the average for banking companies the same size as the Corporation. Management's primary focus in the near future is to increase the operating efficiency of its banking network by increasing the average deposit level per branch, increasing lending capabilities in each local market, and closely monitoring and controlling operating costs.


FINANCIAL CONDITION

LOANS

Loans represented 88.4% of total assets at the end of 1997, compared to 85.8% at the end of 1996. The loan to deposit ratio increased slightly rising from 103.2% at December 31, 1996 to 103.5% at December 31, 1997. Loans provide the most attractive earning asset yield available to the Corporation and management believes that the trained personnel and controls are in place to successfully manage a growing loan portfolio. Accordingly, management intends to continue to maintain loans at the highest level which is consistent with maintaining adequate liquidity.

Following is a summary of the Corporation's loan balances at December 31:


                                                                  Percent
                                                 1997     1996    Change
                                                -------  -------  -------

       Commercial real estate                   $86,052  $65,522     25.8
       Commercial, financial, and agricultural   95,631   76,033     31.3
       Leases:
          Commercial                             11,094   18,974    (41.5)
          Governmental                           46,464   28,712     61.8
       1 - 4 family residential real estate      95,543   80,592     18.6
       Consumer                                  26,795   31,156    (14.0)
       Construction                              10,940   13,897    (22.0)
                                                -------  -------  -------
           Total                              $ 372,519 $314,886     18.3
                                              ========= ========  =======

The Corporation has five major categories of lending activities. Four categories, commercial real estate, commercial, residential real estate, and consumer, are generally with customers in Michigan, primarily in the Upper Peninsula. The fifth major lending line, commercial and governmental leasing, takes place on a nationwide basis. As shown in the table above, the amount of outstanding loans increased in the commercial, governmental leasing, and residential real estate categories in 1997. Management feels these categories will continue to grow in the future with the level of consumer lending continuing to decrease.

The Corporation finances commercial and governmental leases throughout the country. Management visits all originators twice a year to review their operations and credit controls. Management is working to diversify its sources of lease paper. Management closely reviews the credit quality of each proposed lease before entering into a financing agreement. Such reviews may include visits to major equipment vendors which produce the equipment to be leased or to the lease customers, including governmental organizations. The lease agreements are strictly financing; while the Corporation has access to the underlying equipment as collateral, there is no interest in the residual value to the equipment. As illustrated in the table above, most of the leasing activity is to state and local governmental units, including Native American organizations. Management continues to aggressively pursue leases. The makeup of the lease portfolio has remained substantially the same from 1994 through 1997. Interest income from certain of the governmental leases is exempt from federal income taxes.

For the year, commercial loans increase by $40.1 million or by 28%.
The most prominent type of financing remains hospitality and tourism related industries. Tourism related financing represents $52 million, or 29%, of the commercial loan portfolio. The growth represents a continual business development by the Relationship Bankers and their ability to penetrate growth markets such as Marquette and Sault Ste. Marie. The rest of the commercial loan portfolio is diversified in such categories as gaming, forestry, and farming.

Real estate lending on 1-4 family residences makes up the second largest portion of the loan portfolio. This past year, real estate loans grew by 19% or by $15 million to $95.5 million. Approximately 75% of these loans are adjustable rate products that have an annual interest adjustment. These loans typically have a maximum adjustment of two percentage points annually and five percentage points over the life of the loan. Loans made and sold to the secondary market totaled $6.8 million compared to $6.08 in 1996. These loans are sold but servicing is retained as it provides the Corporation with a source of noninterest income and a means of maintaining customer contact.

The other large portion of the loan portfolio is consumer loans. This segment of the loan portfolio represents $26.8 million dollars of the loan portfolio. In 1997, consumer loans dropped by $4.4 million or 14%. This represents the direction management has taken to minimize risk associated with consumer lending. Underwriting standards have become more strict to insure that credit risk is minimized.

This past year, the Allowance for Loan/Lease Losses reached 1.50% or $5.6 million. This represents a continual effort by management to provide for any loan/lease losses that may occur. Management's direction will be to continually focus on the Allowance so that the Corporation is properly reserved for the risk associated with the loan portfolio.

RESORT FUNDING, INC. ("RFI")

As mentioned in previous reports, the Corporation entered into a Settlement Agreement outside of the Bankruptcy Court proceedings on November 21, 1996. Since this time covenants and payments on this credit have occurred as agreed. Taking in consideration the modest interest rate (3%) for the 48 months remaining, and the fact that payments are interest only with the principal due in four years, the loan to RFI has a present value of $3,342,272 as of December 31, 1997. The Bank has allocated $339,728 of its Allowance for Loan and Lease towards this credit. The financial strength of RFI was substantially upgraded recently when a creditor converted $25 million of debt into stock of RFI. This gave RFI approximately $31 million of equity, reducing 1996 year-end debt-to-equity ratio of 27:1, down to 3:1 currently.

The Corporation's success in maintaining credit quality is demonstrated in the following table:


                                                  1997    1996      1995
                                                  ----    ----      ----

      Allowance to total loans at end of year     1.50%    1.46%    1.42%
      Net charge-offs (recoveries)              $  689   $1,256   $  (16)
      Net charge-offs (recoveries to average
      outstanding loans                           0.20%    0.45%   (0.01)%
      Net charge-offs (recoveries) to beginning
      allowance balance                          15.01%   40.03%    (0.7)%
      Nonaccrual loans                          $1,956   $  -0-   $  -0-
      Loans 90 days or more delinquent
      (excluding nonaccrual loans)              $  698   $   68   $1,439


Management analyzes the allowance for loan losses in detail on a monthly basis to ensure that losses inherent in the portfolio are properly recognized. In addition to the input of lending officers, management uses an external loan review contractor to examine large commercial real estate, lease, and commercial loan relationships. An internal loan review function is also in place, with a primary objective of reviewing loans below the scope established by management for the external contractor.

INVESTMENTS
During 1997, the Corporation's total investments, including interest-bearing deposits in banks, decreased $5.63 million, from $15.73 million to $10.10 million. This decrease was primarily the result of an increase in the Corporation's outstanding loans. Because of the higher yield associated with funds invested in loans (as discussed above), management's desire is to maintain a minimum balance in the investment portfolio. The amount to be maintained will be the minimum which will allow us to meet our pledging requirements. Most of the portfolio is invested in U.S. Treasury and agency securities, which have little credit risk and are highly liquid. The Corporation classifies virtually all securities as available for sale, in order to maximize our ability to react to changing market conditions. The only securities classified as held-to-maturity are state and local political subdivision issues from small issuers which have little liquidity, of which there were none at the end of 1997.

DEPOSITS

Deposit growth has been a key element of the Corporation's expansion strategy. Total deposits at December 31, 1997, were $359.85 million, compared to $305.24 million and $244.41 million at the end of 1996 and 1995, respectively. The acquisition of Ontonagon accounted for $27.44 million, or 50.2% of the total increase of $54.61 million in deposits in 1997. When the $32.87 million of deposits acquired in the South Range acquisition are considered, the growth in deposits over the past two years resulting from acquisitions represents 52.2% of the total increase of $115.44 million. Additional growth has occurred at branch locations opened in 1996 and 1997, where at December 31, 1997, $9.3 million in deposits were held. Deposits over $100,000 consist primarily of stable, governmental balances, and balances from retail customers. There were no brokered deposits at December 31, 1997, and management has no current plans to solicit such deposits.

The Corporation is constantly looking for stable sources of deposits. One innovative approach is the premium-based certificate of deposit program. Customers can elect to receive one of several products in place of cash payments for interest on term certificates. The Corporation offers firearms, golf clubs, diamond jewelry, and grandfather clocks under these programs. The most successful and long-standing of the programs is the firearm program, which is offered to sportsmen nationally. Under this program, the Corporation records the cost of the product given as a discount from the face amount of the certificate of deposit and recognizes interest expense on the effective interest method over the life of the certificate. Total certificates of deposits outstanding under this program were $2,612,000 and $2,162,000 at December 31, 1997 and 1996, respectively.

Another nontraditional source of deposits is the Corporation's CANSAVE program. CANSAVE accounts are savings accounts denominated in Canadian dollars. These accounts are offered in the Sault Ste. Marie banking offices and had total balances of $5.5 US million at December 31, 1997. Such accounts are available only to Canadian citizens who are attracted to such accounts due to very low interest rates paid by domestic Canadian banks.

BORROWINGS

As previously discussed, the Corporation's branching network is a relatively high cost network in comparison to peer banking companies. Accordingly, the Corporation continues to use alternative funding sources to provide funds for lending activities. Other borrowings remained stable in 1997 with a balance of $19.63 million at the end of 1997, compared to $20.44 million in 1996. At December 31, 1997, $16.12 million of the borrowings were from the Federal Home Loan Bank of Indianapolis. From time-to-time, alternative sources of funding can be obtained at interest rates which are competitive with, or lower than, retail deposit rates and with inconsequential administrative costs. Management anticipates that such borrowings will continue to be a significant part of the overall funding mix of the Corporation.

LIQUIDITY

The Corporation's sources of liquidity include principle payments on loans and investments, sales of securities available for sale, deposits from customers, borrowings from the Federal Home Loan Bank, other bank borrowings, and the issuance of common stock. The Corporation has ready access to significant sources of liquidity on an almost immediate basis. Management anticipates no difficulty in maintaining liquidity at the levels necessary to conduct the Corporation's day-to-day business activities.

RESULTS OF OPERATIONS

SUMMARY

Earnings have continued to increase from 1995 to 1997 as a direct result of the Corporation's asset growth. Net income was $4.11 million, $2.83 million, and $2.67 million for 1997, 1996, and 1995, respectively. Net income for 1997 was 53.8% greater than in 1995, while assets grew by 49.0% over the same period. Earnings per share was $1.73 in 1997, $1.30 in 1996, and $1.27 in 1995, an increase of 33% in 1997. The dramatic increase in earnings per share is a result of the combination of the Corporation growing in 1997 without issuing any additional stock, and improvements in operations in 1997, particularly at locations acquired over the past several years.

Net interest income is the primary source of earnings growth, increasing to $20.07 million in 1997, from $16.05 million and $12.54 million in 1996 and 1995, respectively, for a total two-year increase of 60%. Though noninterest income did not keep pace with the asset growth it did grow 24.1% in 1997 to $1.70 million (before security losses). This is a significant improvement over 1996 where noninterest income remained flat in comparison to 1995. Management feels income from noninterest sources will become a more significant component of the Corporation's earnings due to the expectation that the net interest margin may begin to decrease in the future due to competitive pressures. As a result of this expectation, management instituted policies in 1997 designed to maximize fees collected for services provided to customers. The increase in noninterest expense to $14.80 million in 1997 from $11.61 million and $9.37 million in 1996 and 1995, exceeded total asset growth. The two-year increase in noninterest expense was 58% compared to total asset growth of 49.0%.

NET INTEREST INCOME

The Corporation's emphasis on the lending function is evident in the net interest income measurement. Net interest income as a percentage of total interest income was 55.8%, 55.9%, and 56.1% in 1997, 1996, and 1995, respectively. Net interest margin was 5.63%, 5.45%, and 5.46% for the same periods.

Interest income from loans represented 96.0% of total interest income in 1997, compared to 93.2% in 1996, and 90.3% in 1995. In all cases, the total amount of interest income and the yield on total earning assets is heavily impacted by the results from lending activities. The yield on earning assets was 9.86%, 9.53%, and 9.42% in 1997, 1996, and 1995, respectively.

Total interest expense was $15.90 million in 1997, compared to $12.67 million and $9.56 million in 1996 and 1995, for an increase of 66.3% from 1995 to 1997. While other sources of funding are beginning to become an important part of the Corporation's funding strategy, interest expense on deposits still represented 92.0% of total interest expense in 1997. The yield on interest-bearing liabilities was 4.73%, 4.56%, and 4.44% in 1997, 1996, and 1995, respectively.

PROVISION FOR LOAN LOSSES

The Corporation maintains the allowance for loan losses at a level considered adequate to cover losses inherent in the portfolio. The Corporation records a provision for loan losses necessary to maintain the allowance at that level after considering factors such as loan charge-offs and recoveries, changes in the mix of loans in the portfolio, loan growth, and other economic factors more fully described in Note 1 to the accompanying consolidated financial statements. The reduction in the provision for loan losses to $1,398,201 in 1997 is a result of lower charge-offs and overall improvement in the loan portfolio. The increase in the provision for loan losses, to $2,424,480 in 1996 from $771,000 in 1995, was primarily a result of settlement and restructuring of loans with the Bennett Funding Group (discussed above) and loan growth. The allowance for loan losses increased in 1997 to 1.50% of total loans, compared to 1.46% at December 31, 1996.

NONINTEREST INCOME

Noninterest income was $1.64 million, $1.36 million, and $1.35 million in 1997, 1996, and 1995, respectively. The principal source of noninterest income is service charges on deposit accounts. In 1997, such fees were $1.22 million, a 116.7% increase over the amount recorded in 1995. Fees on deposit accounts have not kept pace with overall asset growth since the institutions acquired had lower fee structures than the Corporation. However, management has put in place controls and procedures to ensure the Corporation maximizes its fees for services rendered.

NONINTEREST EXPENSE

Noninterest expense has steadily increased from 1995 through 1997. The two-year growth rate was 45.6% for salaries and benefits, and 37.4% for occupancy expense. These increases were less than the Corporation's asset growth, over the same period, with a downward trend for annual increases over the three-year period. While increases in these expenses are expected, a primary objective of management is to hold the rate of increase in these categories below future asset growth. Management believes that significant efficiencies have been obtained with further improvements coming in the future as management continues its outsourcing of back room operations.

The Corporation underwent a significant internal restructuring process in 1997. As a result of this process, the Corporation will be able to provide better customer service and have more cost-effective operations. However, this transition added approximately $500,000 of costs to other operating expenses in 1997.

The application of purchase accounting to the acquisitions described above created two intangible assets, the cost deposit intangible and goodwill, which are being amortized as described in the notes to the consolidated financial statements. This expense did not exist prior to the acquisitions. The amortization of acquisition intangibles was $.72 million in 1997, compared to $.59 million in 1996 and $.38 million in 1995.

FEDERAL INCOME TAXES

The provision for income taxes was 25.5% of income before income tax in 1997, compared to 16.1% in 1996, and 28.9% in 1995. The difference between these rates and the federal corporate income tax rate of 34% is primarily due to tax-exempt interest earned on loans and investments. The effective tax rate has increased from 1996 to 1997, as tax-exempt income became a proportionately smaller portion of income and nondeductible intangible amortization increased.

INTEREST RATE AND FOREIGN EXCHANGE RATE RISK MANAGEMENT

Management actively manages the Corporation's interest rate risk. In the relatively low interest rate environment which has been in place the last few years, borrowers have generally tried to extend the maturities and repricing periods on their loans and place deposits in demand, or very short-term accounts. Management has taken various actions to offset the imbalance which those tendencies would otherwise create. In general, management tries to write commercial and real estate loans at variable rates or, when forced to offer fixed rates due to competitive pressures, write fixed rate loans for relatively short terms. Conversely, management has attempted to offer deposit products designed to steer depositors to longer periods. Management has generally been successful, with 56.8% of loans repricing within one year and 19.0% of certificates of deposit maturing over one year.

Beyond general efforts to shorten loan pricing periods and extend deposit maturities, management can manage interest rate risk by the maturity periods of securities purchase, selling securities available for sale, and borrowing funds with targeted maturity periods, among others. Also, the rate of interest rate changes can impact the actions taken since the speed of change affects various borrowers and depositors differently.

Presented below is the Corporation's GAP table at December 31, 1997. This table treats all money market accounts (approximately $78 million) as immediately repriceable. Management considers the GAP acceptable.


                                                       GAP Table
                                                     (In Thousands)
                         --------------------------------------------------------------------
                          1 - 90     91 - 180  181 - 365  1 - 2      2 - 5    Over 5
                          Days       Days       Days       Years      Years    Years   Total
                          -----      --------  ---------  ---------  -------  ------  -------
Earning assets
--------------

Federal funds sold       $1,805                                                         $1,805
Securities                  -0-        $-0-       $560       $666        $22  $ 8,855   10,103
Loans                   136,352      26,295     49,078     22,231     75,184   63,379  372,519
                        -------      ------     ------     ------    -------   ------  -------

Total earning assets    138,157      26,295     49,638     22,897     75,206   72,234  384,427

Interest-bearing liabilities
----------------------------

Savings, NOW, and
money market
accounts                 86,321       7,828     23,485     41,646                      159,280
Certificates of deposit  47,196      53,540     35,357     19,707     11,487      629  167,916

Short-term borrowings     1,195                                                          1,195

Other borrowed funds        788       1,622      3,440      3,851        195    9,732   19,628
                        -------  ----------  ---------  ---------  ---------  -------  -------
Total interest-bearing
liabilities             135,500      62,990     62,282     65,204     11,682   10,361  348,019
                        -------  ----------  ---------  ---------  ---------  -------  -------

GAP                      $2,657    $(36,695)  $(12,644)  $(42,307)   $63,524  $61,873  $36,408
                        =======  ==========  =========  =========  =========  =======  =======

Cumulative GAP           $2,657    $(34,038)  $(46,682)  $(88,989)  $(25,465) $36,408  $36,408
                        =======  ==========  =========  =========  =========  =======  =======


The Corporation provides foreign exchanges services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie, Michigan. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian deposits in Canadian commercial loans. As of December 31, 1997, the Corporation had excess Canadian liabilities of approximately $2.6 million (or $1.82 million in U.S. dollars). Management anticipates this spread to decrease in early 1998 as the Canadian loans are expected to increase faster than deposits. Management feels the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.


CAPITAL

It is the policy of the Corporation to maintain capital at a level consistent with both safe and sound operations and proper leverage to generate an appropriate return on shareholders' equity. Capital formation has been key to the Corporation's growth. During 1996, the Corporation raised $5.68 million in capital through the issuance of common stock. Net income exceeds cash dividends by $$2.92 million in 1997, $1.92 million in 1996, and $1.82 million in 1995. In addition, $355,000, $254,000, and $48,000 of the cash dividends were reinvested in the Corporation through the dividend reinvestment program in 1997, 1996, and 1995, respectively. The issuance of shares, retained income, and the dividend reinvestment program increased shareholder's equity, and regulatory capital, by $14.11 million between the beginning of 1995 and December 31, 1997. Management believes that significant demand for the Corporation's common stock exists in its market area, and that the capital required to take advantage of expansion opportunities is available in the local market, to the extent that such capital cannot be internally generated.

As a banking company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The Federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled.

Regulatory capital is not the same as shareholders' equity reported in the accompanying consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation's acquisition intangibles are examples of such assets.

Presented below is a summary of the Corporation's consolidated capital position in comparison to regulatory requirements:

                                                            Tier 1    Tier 1
                                                         Risk-Based Risk-Based
                                                 Leverage  Capital  Capital
                                                  Ratio     Ratio    Ratio
                                                 --------  -------  -------
     Regulatory minimum                              4.0%     4.0%     4.0%
     Regulatory designation as well-capitalized      5.0%     6.0%    10.0%

     The Corporation:
      December 31, 1996                              7.6%    10.0%    11.2%
      December 31, 1997                              7.2%     9.6%    10.8%

USED BUT NOT YET ADOPTED ACCOUNTING POLICIES

See Note 1 to the accompanying consolidated financial statements for a discussion of accounting pronouncements issued by the Financial Accounting Standards Board which the Corporation is not required to implement until periods subsequent to December 31, 1997.


IMPACT OF INFLATION AND CHANGING PRICES

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Nearly all the assets and liabilities of the Corporation are financial, unlike industrial or commercial companies. As a result, the Corporation's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Corporation's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities tends to minimize the effect of changes in interest rates on the Corporation's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services.

YEAR 2000 ISSUE

The Corporation has identified the resolution of the Year 2000 issue as a priority item. During 1997 the Corporation committed resources, mainly manpower, to the task of identifying the scope of the Year 2000 issue and formulating a plan for ensuring that all impacted systems are compliant by the end of 1998.

Because the Corporation has outsourced virtually of if its data processing, we have begun the process of contacting all related vendors, requesting written confirmation that their respective products are Year 2000 compliant. Vendor assertions will be tested during 1998 so that the Corporation has ample time to react to any problems.

The Corporation has already begun contacting significant commercial customers regarding their status on the Year 2000 issue so as to avoid any negative impact on the quality of the loan portfolio.

Because of the outsourcing utilized by the Corporation, the addressing of the Year 2000 issue is not expected to materially impact the Corporation's results of operations and capital resources.

                                                    FIRST MANISTIQUE CORPORATION
                                                                AND SUBSIDIARIES
                                                            Manistique, Michigan



                                               CONSOLIDATED FINANCIAL STATEMENTS
                                   Years Ended December 31, 1997, 1996, and 1995

                  FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1997, 1996, and 1995



                                TABLE OF CONTENTS

                                                                                   Page
                                                                                   ----
Independent Auditor's Report                                                           1


Financial Statements:

      Consolidated Balance Sheets                                                      2

      Consolidated Statements of Income                                                3

      Consolidated Statements of Changes in Shareholders' Equity                       4

      Consolidated Statements of Cash Flows                                      5  -  7

      Notes to Consolidated Financial Statements                                 8  - 34



                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
First Manistique Corporation
Manistique, Michigan


We have audited the accompanying consolidated balance sheet of First Manistique Corporation and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of First Manistique Corporation and Subsidiaries as of and for each of the two years in the period ended December 31, 1996, were audited by other auditors whose report dated February 14, 1997, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1997 financial statements referred to above present fairly, in all material respects, the financial position of First Manistique Corporation and Subsidiaries at December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                            -----------------------------------
                                                Wipfli Ullrich Bertelson LLP


January 30, 1998
Appleton, Wisconsin

                                       1.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1997 and 1996


                                                    ASSETS                                           1997                  1996
                                                    ------                                           ----                  ----

Cash and due from banks                                                                        $   9,338,168          $  11,764,481
Federal funds sold                                                                                 1,805,000                400,000
                                                                                               -------------          -------------

   Cash and cash equivalents                                                                      11,143,168             12,164,481

Investments:
   Interest-bearing deposits in other financial institutions                                             -0-                534,622
   Investment securities available for sale - Stated at fair value                                10,102,893             15,190,970

Total loans                                                                                      372,518,549            314,886,294
   Allowance for loan losses                                                                      (5,599,546)            (4,590,938)
                                                                                               -------------          -------------

Net loans                                                                                        366,919,003            310,295,356

Premises and equipment                                                                            17,477,345             14,476,300
Other assets                                                                                      15,791,961             14,498,264
                                                                                               -------------          -------------

TOTAL ASSETS                                                                                   $ 421,434,370          $ 367,159,993
                                                                                               =============          =============

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
                                  ------------------------------------
Liabilities:
   Non-interest-bearing deposits                                                               $  33,353,597          $  33,786,485
   Interest-bearing deposits                                                                     327,195,088            272,152,091
                                                                                               -------------          -------------

   Total deposits                                                                                360,548,685            305,938,576

   Short-term borrowings                                                                           1,195,000              5,000,000
   Other borrowings                                                                               19,628,178             20,440,779
   Other liabilities                                                                               3,470,434              3,395,076
                                                                                               -------------          -------------

      Total liabilities                                                                          384,842,297            334,774,431
                                                                                               -------------          -------------

Shareholders' equity:
   Common stock - No par value:
      Authorized - 6,000,000 shares
      Issued and outstanding - 2,379,490 and 2,363,734
       shares at December 31, 1997 and 1996, respectively                                         19,916,026             18,879,454
   Retained earnings                                                                              16,679,281             13,755,636
   Unrealized loss on securities available for sale - Net of tax                                      (3,234)              (249,528)
                                                                                               -------------          -------------

      Total shareholders' equity                                                                  36,592,073             32,385,562
                                                                                               -------------          -------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                     $ 421,434,370          $ 367,159,993
                                                                                               =============          =============



          See accompanying notes to consolidated financial statements.


                                       2.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996, and 1995


                                                     1997            1996              1995
                                                     ----            ----              ----

Interest income:
   Interest and fees on loans                  $ 34,525,569      $ 26,785,141      $ 19,966,340
   Interest on investment securities:
      Taxable                                     1,030,414         1,421,952         1,397,953
      Tax-exempt                                     35,044            79,637           128,776
   Other interest income                            373,010           437,396           606,906
                                               ------------      ------------      ------------

      Total interest income                      35,964,037        28,724,126        22,099,975
                                               ------------      ------------      ------------

Interest expense:
   Deposits                                      14,633,670        11,647,491         9,173,701
   Short-term borrowings                             33,062            21,511            26,130
   Other borrowings                               1,231,323         1,005,083           361,517
                                               ------------      ------------      ------------

      Total interest expense                     15,898,055        12,674,085         9,561,348
                                               ------------      ------------      ------------

Net interest income                              20,065,982        16,050,041        12,538,627
Provision for loan losses                         1,398,201         2,424,480           771,000
                                               ------------      ------------      ------------

Net interest income after provision for
 loan losses                                     18,667,781        13,625,561        11,767,627
                                               ------------      ------------      ------------

Other income:
   Service fees                                   1,220,028           757,909           562,806
   Net security losses                              (60,163)           (7,899)          (19,083)
   Other operating income                           478,351           610,443           810,371
                                               ------------      ------------      ------------

      Total other income                          1,638,216         1,360,453         1,354,094
                                               ------------      ------------      ------------

Other expenses:
   Salaries and employee benefits                 5,898,110         5,130,808         4,049,844
   Occupancy expense                              2,212,311         1,921,540         1,609,740
   Other operating expenses                       6,686,500         4,556,182         3,707,929
                                               ------------      ------------      ------------

      Total other expenses                       14,796,921        11,608,530         9,367,513
                                               ------------      ------------      ------------

Income before provision for income taxes          5,509,076         3,377,484         3,754,208
Provision for income taxes                        1,403,417           543,300         1,083,893
                                               ------------      ------------      ------------

Net income                                     $  4,105,659      $  2,834,184      $  2,670,315
                                               ============      ============      ============

Earnings per share:
   Basic                                       $       1.73      $       1.30      $       1.27
                                               ============      ============      ============
   Diluted                                     $       1.72      $       1.29      $       1.26
                                               ============      ============      ============


          See accompanying notes to consolidated financial statements.

                                       3.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1996, and 1995


                                                                                             Unrealized
                                                                                              Loss on
                                                                                             Securities
                                       Shares of                                             Available
                                        Common            Common         Retained            for Sale -
                                        Stock             Stock          Earnings            Net of Tax           Total
                                       ---------          ------         --------            ----------           -----
Balance, January 1, 1995            2,097,072       $ 13,037,296       $ 10,014,844        $  (568,713)      $ 22,483,427
Net income                                                                2,670,315                             2,670,315
Cash dividends ($.41 per
 share)                                                                    (853,704)                             (853,704)
Issuance of common stock                9,825            157,973                                                  157,973
Change in unrealized
 loss on securities
 available for sale -
 Net of tax                                                                                    548,866            548,866
                                  -----------         ----------       ------------        -----------         ----------
Balance, December 31,
1995                                2,106,897         13,195,269         11,831,455            (19,847)        25,006,877
Net income                                                                2,834,184                             2,834,184
Cash dividends ($.42 per
 share)                                                                    (910,003)                             (910,003)
Issuance of common stock              256,837          5,684,185                                                5,684,185
Change in unrealized
 loss on securities
 available for sale -
 Net of tax                                                                                   (229,681)          (229,681)
                                  -----------         ----------       ------------        -----------         ----------
Balance, December 31,
1996                                2,363,734         18,879,454         13,755,636           (249,528)        32,385,562
Net income                                                                4,105,659                             4,105,659
Cash dividends ($.495
 per share)                                                              (1,182,014)                           (1,182,014)
Issuance of common stock               34,813          1,868,178
Retirement of common stock            (19,057)          (831,606)                                                (831,606)
Change in unrealized loss
 on securities available
 for sale - Net of tax                                                                         246,294            246,294
                                  -----------         ----------       ------------        -----------         ----------

Balance, December 31,
1997                                2,379,490       $ 19,916,026       $ 16,679,281     $       (3,234)      $ 36,592,073
                                  -----------         ----------       ------------        -----------         ----------



          See accompanying notes to consolidated financial statements.

                                       4.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996, and 1995




                                                                                        1997             1996              1995
                                                                                        ----             ----              ----
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:

   Net income                                                                      $  4,105,659      $  2,834,184      $  2,670,315
                                                                                   ------------      ------------      ------------

Adjustments to reconcile net income to net cash provided by operating activities:
   Provision for loan losses                                                          1,398,201         2,424,480           771,000
   Credit for deferred income taxes                                                    (322,707)         (404,200)         (325,650)
   Provision for depreciation and net
    amortization                                                                      1,988,487         2,433,469         1,457,085
   Proceeds from loan sales                                                           6,803,965         6,121,420         3,307,457
   Loans originated for sale                                                         (6,745,114)       (6,076,247)       (3,275,010)
   (Gains) losses on sales of:
      Loans held for sale                                                               (58,851)          (45,173)          (32,447)
      Securities                                                                         60,163             7,899            19,083
      Premises, equipment, and other
       real estate                                                                       27,624            10,000           (29,050)
   Change in other assets                                                             1,029,093          (699,274)        1,238,622
   Change in other liabilities                                                         (163,100)          316,778          (662,220)
                                                                                   ------------      ------------      ------------

         Total adjustments                                                            4,017,761         4,089,152         2,468,870
                                                                                   ------------      ------------      ------------

Net cash provided by operating activities                                             8,123,420         6,923,336         5,139,185
                                                                                   ------------      ------------      ------------

Cash flows from investing activities:
   Net decrease in interest-bearing deposits
    in other financial institutions                                                     534,622         2,231,458           743,829
   Payment for purchases of securities:
      Available for sale                                                             (2,114,281)       (7,595,025)       (5,749,932)
      Held to maturity                                                                      -0-               -0-          (500,000)
      Equity                                                                           (843,500)       (1,625,800)         (365,000)
   Proceeds from sale of securities:
      Available for sale                                                              9,824,063        11,542,876        10,821,380
      Equity                                                                            327,300               -0-               -0-
   Proceeds from maturities of securities:
      Available for sale                                                              2,173,899         9,224,050         3,702,740
      Held to maturity                                                                      -0-           835,049         1,495,677
   Net increase in loans                                                            (38,423,930)      (67,589,084)      (38,338,850)
   Proceeds from sale of premises,
    equipment, and other real estate                                                    434,693            69,000           153,976
   Capital expenditures                                                              (3,496,436)       (2,795,067)       (2,811,612)
   Net cash provided from acquisitions                                                   32,054           723,993         8,006,430
                                                                                   ------------      ------------      ------------

Net cash used in investing activities                                               (31,551,516)      (54,978,550)      (22,841,362)
                                                                                   ------------      ------------      ------------



                                       5.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1997, 1996, and 1995



                                                                             1997                   1996                   1995
                                                                             ----                   ----                   ----
   Cash flows from financing activities:

      Net increase in deposits                                           $ 27,169,826           $ 27,962,963           $ 12,035,652
      Net increase (decrease) in short-term
       borrowings                                                          (3,805,000)             5,000,000                    -0-
      Proceeds from other borrowings                                        7,842,577             10,293,013              6,535,204
      Principal payments on other
       borrowings                                                          (8,655,178)            (2,302,820)                   -0-
      Proceeds from issuance of common
       stock                                                                1,868,178              5,684,185                157,973
      Retirement of common stock                                             (831,606)                   -0-                    -0-
      Dividends paid                                                       (1,182,014)              (910,003)              (853,704)
                                                                         ------------           ------------           ------------

   Net cash provided by financing activities                               22,406,783             45,727,338             17,875,125
                                                                         ------------           ------------           ------------

Net increase (decrease) in cash and cash
 equivalents                                                               (1,021,313)            (2,327,876)               172,948
Cash and cash equivalents at beginning                                     12,164,481             14,492,357             14,319,409
                                                                         ------------           ------------           ------------

Cash and cash equivalents at end                                         $ 11,143,168           $ 12,164,481           $ 14,492,357
                                                                         ============           ============           ============


Supplemental cash flow information:

Cash paid during the year for:
   Interest                                                              $ 15,561,189           $ 12,547,840           $  9,212,594
   Income taxes                                                             1,955,760              1,214,508              1,397,394

Noncash investing and financing activities:

Transfer from securities held to maturity
 to securities available for sale                                                 -0-                    -0-             11,944,338
Transfer of foreclosures from loans to
 other real estate                                                            356,856                    -0-                 16,623
Issuance of notes payable to South Range
 State Bank's former shareholders                                                 -0-              2,362,851                    -0-



                                       6.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                  Years Ended December 31, 1997, 1996, and 1995



                                                               1997                   1996                   1995
                                                               ----                   ----                   ----
Assets and liabilities acquired in acquisitions:
  Interest-bearing deposits                               $       -0-          $ 1,088,000          $       -0-
  Premises and equipment                                      969,437            1,409,480              439,310
  Acquisition intangibles                                   2,099,287            1,584,000              514,902
  Loans - Net                                              19,954,774           26,760,657                  -0-
  Securities                                                4,488,326            3,800,350                  -0-
  Other assets                                                134,863              673,454               11,994
  Deposits                                                (27,440,283)         (32,868,918)          (8,935,477)
  Other liabilities                                          (238,458)            (808,165)             (37,159)











          See accompanying notes to consolidated financial statements.

                                       7.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of First Manistique Corporation (the "Corporation") and Subsidiaries conform to generally accepted accounting principles and prevailing practices within the banking industry. Significant accounting policies are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, North Country Bank & Trust, North Country Bank (collectively "Banks"), Rural Relending, and other minor subsidiaries, after elimination of intercompany transactions and accounts.

Nature of Operations

The Corporation's and the Banks' revenues, operating income, and assets are primarily from the banking industry. Rural Relending is in the business of generating loans for commercial entities. Loan customers are mainly located in Michigan's Upper Peninsula. In addition, a significant portion of its commercial loan portfolio consists of leases to commercial and government entities which are secured by equipment and vehicles. These leases are dispersed geographically throughout the country.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.


                                       8.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investment Securities

The Corporation's investment securities are classified in two categories and accounted for as follows:

   Securities available for sale - Securities available for sale consist of investment securities not classified as securities held to maturity. These securities are stated at fair value. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized.

   Securities held to maturity - Investment securities for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income using the interest method over the period to maturity.

Gains and losses on the sale of securities are determined using the specific-identification method.

Loans Held for Sale

Loans held for sale represent originations of fixed-rate, first mortgage loans recorded at cost. The loans are sold at face value shortly after origination based on an agreement with an outside mortgage company.

Interest Income and Fees on Loans

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loan-origination fees are credited to income when received, as capitalization of the fees and related costs would not have a material effect on the overall consolidated financial statements.

Allowance for Loan Losses

The allowance for loan losses includes specific allowances related to commercial loans which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

                                       9.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Corporation continues to maintain a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for possible loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change.

Other Real Estate

Other real estate is carried at the lower of cost or fair value, less estimated sales costs.

Premises and Equipment

Premises and equipment are stated at cost. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method and is based on the estimated useful lives of the assets.

Acquisition Intangibles

The Corporation's intangible assets include the value of ongoing customer relationships (core deposits) and the excess of cost over the fair value of net assets acquired (goodwill) arising from the purchase of a financial institution and the acquisition of certain assets and the assumption of certain liabilities of other financial institutions. Core deposit intangibles are amortized to income over a 10-year period on an accelerated basis, and goodwill is amortized on a straight-line basis over periods ranging from 15 to 25 years.

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (benefit) is the result of changes in the deferred tax asset and liability.


                                      10.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Off-Balance-Sheet Financial Instruments

In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they become payable.

Future Accounting Changes

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in a full set of general-purpose financial statements. This statement requires all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise display an amount representing total comprehensive income for the period in a financial statement, but does not require a specific format for that financial statement. This statement also requires that an enterprise, (a) classify items of other comprehensive income by their nature in a financial statement and, (b) display the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. The statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. Management, at this time, cannot determine the effect that adoption of this statement may have on the consolidated financial statements of the Corporation as comprehensive income is dependent on the amount and nature of assets and liabilities held which generate nonincome changes to equity.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," but retains the requirement to report information about major customers. It also amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries," to remove the special disclosure requirements for previously unconsolidated subsidiaries. The statement is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The statement is not expected to have an effect on the financial position or operating results of the Corporation, but may require additional disclosures in the consolidated financial statements.

Reclassifications

Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.


                                      11.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2 - CHANGE IN ACCOUNTING PRINCIPLE

FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," in June 1996. The Corporation adopted the provisions of SFAS No. 125 effective January 1, 1997. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities. The statement provides guidelines for classification of a transfer as a sale. The statement also requires liabilities incurred or obtained by transferors as part of a transfer of financial assets be initially recorded at fair value. Subsequent to acquisition, the servicing assets and liabilities are to be amortized over the estimated net servicing period.


NOTE 3 - ACQUISITIONS

During the period of 1995 through 1997, the Corporation completed three acquisitions. The acquisitions have been accounted for under the purchase method of accounting. Accordingly, the assets, liabilities, and results of operations are included in the Corporation's consolidated financial statements as of and subsequent to the respective acquisition dates. Following is a summary of the acquisitions. Note 9 provides information regarding acquisition intangibles and the amortization thereof. Additional information regarding assets acquired and liabilities assumed is presented on the accompanying consolidated statements of cash flows.


                                                                                     Assets
                                                                                    Acquired           Resulting
                                                                  Acquisition      (Excludes          Acquisition
                                                                     Cost          Intangibles)       Intangibles
                                                                  -----------     -------------     --------------
                                                                                 (In Thousands)
On February 4, 1997, acquired 100% of the
outstanding stock of U.P. Financial, Inc. in
exchange for cash                                             $         4,298   $        29,763    $          2,099

On January 31, 1996, acquired 100% of the
outstanding stock of South Range State Bank in
exchange for cash and notes                                             4,310            35,623               1,584

On September 15, 1995, acquired the fixed assets
and assumed the deposits of the Rudyard branch of
First of America in exchange for cash                                     769             8,935                 515


                                      12.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - ACQUISITIONS (CONTINUED)

Following is unaudited, pro forma information regarding the acquisition of U.P. Financial, Inc., assuming the Company had been acquired January 1, 1996. Separate presentation of 1997 is not material due to the early acquisition date.

                                                                                Year Ended December 31, 1996
                                                                                ----------------------------
                                                                                   (Dollars in Thousands,
                                                                                  Except Earnings Per Share)
   Total revenue                                                                $        32,396
   Net income                                                                             3,059
   Earnings per share - Basic                                                              1.40


NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $1,546,000 are restricted at December 31, 1997, to meet the reserve requirements of the Federal Reserve System.


NOTE 5 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of investment securities available for sale as of December 31 are as follows:


                                                                               1997
                                          --------------------------------------------------------------------------
                                                                     Gross               Gross
                                                Amortized         Unrealized          Unrealized           Estimated
                                                   Cost              Gains              Losses            Fair Value
                                          ---------------         ----------          ----------          ----------
U.S. Treasury securities and
 obligations of U.S. government
 agencies and corporations               $      7,758,368   $          6,394    $        22,292    $      7,742,470
Obligations of states and
 political subdivisions                           833,248                509              3,826             829,931
Mortgage-related securities                       394,081                575              2,354             392,302
Other securities                                1,122,096             16,094                 -0-          1,138,190
                                         ----------------   ----------------    ----------------   ----------------

Total investment securities
 available for sale                       $    10,107,793   $         23,572    $        28,472    $     10,102,893
                                          ===============   ================    ===============    ================


                                      13.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5 - INVESTMENT SECURITIES (CONTINUED)


                                                                                             1996
                                                          --------------------------------------------------------------------------
                                                                                   Gross                Gross
                                                             Amortized           Unrealized           Unrealized        Estimated
                                                                Cost               Gains                Losses          Fair Value
                                                          ------------           ----------           ----------        ----------
U.S. Treasury securities and
 obligations of U.S. government
 agencies and corporations                                $12,900,000          $     1,719          $   332,872         $12,568,847
Obligations of states and
 political subdivisions                                       942,414                  -0-               25,077             917,337
Mortgage-related securities                                   571,370                  357                8,542             563,185
Other securities                                            1,154,116                  -0-               12,515           1,141,601
                                                          -----------          -----------          -----------         -----------

Total investment securities
 available for sale                                       $15,567,900          $     2,076          $   379,006         $15,190,970
                                                          ===========          ===========          ===========         ===========


Included in other assets are equity securities, including stock in the Federal Home Loan Bank, totaling $3,044,300 and $2,569,988 at December 31, 1997 and 1996, respectively. Equity securities are reported at the lower of cost or market.

Following is a summary of the proceeds from sales of investment securities available for sale, as well as gross gains and losses for the years ended December 31:


                                                                  1997               1996                1995
                                                                  ----               ----                ----
   Proceeds from sale of investment securities          $      10,151,363    $    11,542,876  $       10,821,380
   Gross gains on sales                                               -0-             30,905              14,942
   Gross losses on sales                                           60,163             38,804              34,025



                                      14.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 5 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated fair value of investment securities available for sale at December 31, 1997, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                               Amortized       Estimated
                                                                                  Cost         Fair Value
                                                                               ---------       ----------

   Due after three months through one year                               $      1,503,896     $    1,500,937
   Due after one year through five years                                          611,680            607,603
   Due after five years through ten years                                         975,163            975,308
   Due after ten years                                                          6,622,973          6,626,743
                                                                         ----------------     --------------

                                                                                9,713,712          9,710,591

   Mortgage-related securities                                                    394,081            392,302
                                                                         ----------------     --------------

   Total                                                                 $     10,107,793     $   10,102,893
                                                                         ================     ==============


The carrying value of securities pledged to secure public deposits, treasury deposits, and repurchase agreements was $3,595,938 and $3,447,954 as of December 31, 1997 and 1996, respectively.


NOTE 6 - LOANS

The composition of loans at December 31 follows:


                                                                                         1997               1996
                                                                                         ----               ----

   Commercial, financial, and agricultural                                    $       181,682,624        $141,555,454
   Commercial leases                                                                   57,557,615          47,686,000
   1-4 family residential real estate                                                  95,542,880          80,591,780
   Consumer                                                                            26,795,585          31,156,222
   Construction                                                                        10,939,845          13,896,838
                                                                              -------------------        ------------

   Total loans                                                                $       372,518,549        $314,886,294
                                                                              ===================        ============


                                      15.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6 - LOANS (CONTINUED)

An analysis of the allowance for loan losses for the years ended December 31 follows:


                                                            1997                1996                    1995
                                                            ----                ----                    ----
Balance, January 1                                      $4,590,938       $     3,137,315            $2,349,957
Allowance from acquisitions                                299,295               285,000                   -0-
Provision for loan losses                                1,398,201             2,424,480               771,000
Recoveries on loans                                        112,712               121,890               456,702
Loans charged off                                         (801,600)           (1,377,747)             (440,344)
                                                        ----------       ---------------            ----------
Balance, December 31                                    $5,599,546       $     4,590,938            $3,137,315
                                                        ==========       ===============            ==========


Information regarding impaired loans follows:


                                                                                      1997               1996
                                                                                      ----               ----

Year-end loans with no allowance for loan losses allocated                          $      -0-         $  805,454
Year-end loans with allowance for loan losses allocated                              6,933,060          3,681,429
Amount of the allowance allocated                                                      923,014            467,877

Average investment in impaired loans during the year                                $6,709,911         $2,914,955
Interest income recognized during impairment                                           223,500             99,215
Cash-basis interest income recognized                                                  212,699             98,098

The subsidiary banks in the ordinary course of banking business grant loans to the Corporation's executive officers and directors including their families and firms in which they are principal owners.

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features. Activity in such loans during 1997 is summarized below:

   Loans outstanding, January 1, 1997                      $       15,952,067
   New loans                                                        4,329,427
   Repayment                                                       (7,642,646)
                                                           ------------------

   Loans outstanding, December 31, 1997                    $       12,638,848
                                                           ==================


                                      16.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 follow:

                                                                                                   1997                     1996
                                                                                                   ----                     ----

Land                                                                                           $ 1,643,792               $ 1,626,692
Buildings and improvements                                                                      14,284,318                10,864,584
Furniture, fixtures, and equipment                                                               7,929,563                 6,607,982
                                                                                               -----------               -----------

Totals                                                                                          23,857,673                19,099,258
Less - Accumulated depreciation and amortization                                                 6,380,328                 4,622,958
                                                                                               -----------               -----------

Net book value                                                                                 $17,477,345               $14,476,300
                                                                                               ===========               ===========

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,222,939 in 1997, $1,436,612 in 1996, and $816,720 in
1995.


NOTE 8 - OTHER REAL ESTATE

Included in other assets is other real estate totaling $397,861 and $318,341 at December 31, 1997 and 1996, respectively. There is no allowance for losses on other real estate. Other real estate expenses totaled $104,408, $9,489, and $7,695 for 1997, 1996, and 1995, respectively.


NOTE 9 - ACQUISITION INTANGIBLES

Intangible assets, which were acquired through the acquisitions described in
Note 3, consist of the following as of December 31 (net of amortization):



                                                                                      1997               1996
                                                                                      ----               ----

   Goodwill                                                                     $       3,904,720  $       2,352,456
   Core deposit intangible                                                              2,794,364          2,966,412
                                                                                -----------------  -----------------

   Total acquisition intangibles                                                $       6,699,084  $       5,318,868
                                                                                =================  =================


Amortization expense related to the acquisition intangibles was $719,071, $593,220, and $378,381 for the years ended December 31, 1997, 1996, and 1995, respectively.


                                      17.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10 - DEPOSITS

The distribution of deposits at December 31 is as follows:


                                                                                        1997             1996
                                                                                        ----             ----

   Non-interest-bearing demand deposits                                      $        33,353,597     $ 33,786,485
   Savings, money market, and interest-bearing demand deposits                       159,279,613      151,936,198
   Time deposits                                                                     167,915,475      120,215,893
                                                                             -------------------     ------------
   Total deposits                                                            $       360,548,685     $305,938,576
                                                                             ===================     ============



Time deposits of $100,000 or more were $26,827,133 and $21,850,180 at December 31, 1997 and 1996, respectively. Interest expense on time deposits of $100,000 or more was $1,606,273, $1,085,714, and $513,114 for the years ended December 31, 1997, 1996, and 1995, respectively.


NOTE 11 - SHORT-TERM BORROWINGS

Short-term borrowings consist of federal funds purchased of $1,195,000 and $5,000,000 at December 31, 1997 and 1996, respectively.


NOTE 12 - OTHER BORROWINGS

Other borrowings consist of the following at December 31:


                                                                                                   1997                 1996
                                                                                                   ----                 ----
Federal Home Loan Bank:
 Adjustable rate advance, maturing November 24, 1997,
 5.47% at December 31, 1996                                                                $            -0-        $ 4,000,000
Fixed-rate advance at 5.61%, maturing April 20, 1997                                                    -0-          1,300,000
Fixed-rate advance at 5.79%, maturing June 2, 1997                                                      -0-          1,000,000
Fixed-rate advance at 5.96%, maturing June 29, 1998                                               2,000,000                -0-
Fixed-rate advance at 5.97%, maturing July 28, 1998                                               2,000,000                -0-
Fixed-rate advance at 5.98%, maturing August 27, 1998                                             1,000,000                -0-
Fixed-rate advance at 5.82%, maturing May 20, 1999                                                3,000,000                -0-
Fixed-rate advance at 6.13%, maturing June 2, 2000                                                      -0-          1,000,000
Fixed-rate advance at 5.86%, maturing December 15, 2003                                                 -0-            184,129
Fixed-rate advance at 7.37%, maturing April 15, 2004                                                186,049            215,359
Fixed-rate advance at 7.59%, maturing May 17, 2004                                                  327,828            379,212
Fixed-rate advance at 6.5%, maturing October 17, 2005                                             2,778,351          2,999,215
Fixed-rate advance at 7.06%, maturing May 15, 2006                                                4,822,898          5,000,000
                                                                                                -----------        -----------
                                                                                                 16,115,126         16,077,915



                                      18.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 12 - OTHER BORROWINGS (CONTINUED)



                                                                                                           1997               1996
                                                                                                           ----               ----
Farmers Home Administration:
 $2,000,000 fixed-rate line agreement with Farmers Home
  Administration, maturing August 24, 2024, interest
  payable at 1%                                                                                       $ 1,937,740       $ 2,000,013

Other borrowings:
 Unsecured variable rate note payable to South Range State Bank's former stockholders, maturing in three equal annual installments beginning February
  1, 1997, 5.04%
  at December 31, 1997 and 1996                                                                         1,575,312         2,362,851
                                                                                                      -----------       -----------

Total other borrowings                                                                                $19,628,178       $20,440,779
                                                                                                      ===========       ===========


Maturities of other borrowings outstanding at December 31, 1997, are as follows:

 1998                                                    $   5,850,422
 1999                                                        3,851,324
 2000                                                           64,147
 2001                                                           64,788
 2002                                                           65,436
 Thereafter                                                  9,732,061
                                                         -------------
                                                         $  19,628,178
                                                         =============


The Federal Home Loan Bank borrowings are collateralized by a blanket collateral agreement on the Corporation's residential mortgage loans. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 1997. The Farmers Home Administration borrowing is collateralized by loans totaling $1,918,276, originated and held by the Corporation's wholly owned subsidiary, Rural Relending, and guaranteed by the Corporation.


NOTE 13 - INCOME TAXES

The components of the federal income tax provision for the years ended December 31 follow:



                                                                        1997             1996             1995
                                                                        ----             ----             ----

   Current tax expense                                        $       1,726,124 $       947,500    $     1,409,543
   Deferred tax credit                                                 (322,707)       (404,200)          (325,650)
                                                              ----------------- ---------------    ---------------

   Total provision for income taxes                           $       1,403,417 $       543,300    $     1,083,893
                                                              ================= ===============    ===============


                                      19.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13 - INCOME TAXES (CONTINUED)

Included in the total provision for income taxes are credits of $20,455, $2,686, and $6,488 for the years ended December 31, 1997, 1996, and 1995, respectively, related to security transactions.

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 are as follows:


                                                                                                  1997                      1996
                                                                                                  ----                      ----
   Deferred tax assets:
      Allowance for loan losses                                                               $ 1,679,962               $ 1,368,268
      Deferred compensation                                                                       285,274                   258,390
      Unrealized loss on securities available for sale                                              1,666                   127,402
                                                                                              -----------               -----------

      Total deferred tax assets                                                                 1,966,902                 1,754,060
                                                                                              -----------               -----------

   Deferred tax liabilities:
      Depreciation                                                                               (742,041)                 (640,343)
      Intangibles                                                                                (389,711)                 (513,253)
                                                                                              -----------               -----------

      Total deferred tax liabilities                                                           (1,131,752)               (1,153,596)
                                                                                              -----------               -----------

   Net deferred tax asset                                                                     $   835,150               $   600,464
                                                                                              ===========               ===========


A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows:



                                                                                    1997                1996                1995
                                                                                    ----                ----                ----

Tax expense at statutory rate                                                $   1,873,086         $ 1,148,345          $ 1,276,431
Increase (decrease) in taxes resulting from:
   Tax-exempt interest                                                            (603,836)           (539,365)            (372,381)
   Other                                                                           134,167             (65,680)             179,843
                                                                             -------------         -----------          -----------

Provision for income taxes                                                   $   1,403,417         $   543,300          $ 1,083,893
                                                                             =============         ===========          ===========



NOTE 14 - RETIREMENT PLAN

The Corporation has established a 401(k) profit-sharing plan. Employees who have completed one year of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contribution expense charged to operations totaled $105,267, $120,126, and $120,722 for 1997, 1996, and 1995, respectively.



                                      20.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has two deferred compensation plans.

Benefits under one of the plans is based on the number of years the key members have served the Corporation. A liability is recorded on a present value basis and discounted using current market rates. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 1997 and 1996, for vested benefits under this plan, was $841,236 and $762,528, respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of these policies was $781,040 and $806,176 at December 31, 1997 and 1996, respectively.

In 1996, the Corporation began sponsoring a deferred stock compensation plan for directors. Directors are allowed to defer their director's fees under the plan. The deferred compensation is computed as stock equivalents as the compensation is earned. Directors receive the deferred compensation in the form of common stock upon retirement. The liability relating to this plan was $141,700 and $49,500 at December 31, 1997 and 1996, respectively.

Deferred compensation expense for the plans was $175,000, $105,950, and $89,955 for 1997, 1996, and 1995, respectively.


NOTE 16 - SHAREHOLDERS' EQUITY

Earnings per share are based upon the weighted average number of shares outstanding, restated to reflect the three-for-one stock split on April 29, 1996. The following shows the computation of the basic and diluted earnings per share for the years ended December 31:


                                                                                                         Weighted
                                                                                                          Average
                                                                                                         Number of     Earnings Per
                                                                                    Net Income             Shares        Share
                                                                                    ----------           ---------     ------------
1997
----
Earnings per share - Basic                                                         $4,105,659             2,377,118     $   1.73
                                                                                                                        ========
Effect of stock options - Net                                                                                 3,900
Effect of deferred stock compensation - Net                                                                   4,241
                                                                                   ----------             ---------

Earnings per share - Diluted                                                       $4,105,659             2,385,259     $   1.72
                                                                                   ==========             =========     ========


                                      21.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - SHAREHOLDERS' EQUITY (CONTINUED)


                                                                                                        Weighted
                                                                                                        Average
                                                                                                       Number of       Earnings Per
                                                                                Net Income              Shares             Share
                                                                                ----------             ---------       ------------
1996
----
Earnings per share - Basic                                                      $2,834,184             2,181,626           $   1.30
                                                                                                                           ========
Effect of stock options - Net                                                                             12,442
Effect of deferred stock compensation - Net                                                                1,867
                                                                                ----------             ---------
Earnings per share - Diluted                                                    $2,834,184             2,195,935           $   1.29
                                                                                ==========             =========           ========


1995
----
Earnings per share - Basic                                                      $2,670,315             2,099,880           $   1.27
                                                                                                                           ========
Effect of stock options - Net                                                                             11,099
                                                                                ----------             ---------
Earnings per share - Diluted                                                    $2,670,315             2,110,979           $   1.26
                                                                                ==========             =========           ========

Effective April 29, 1996, the Board of Directors of the Corporation approved a three-for-one stock split. All references to the number of shares of common stock in the consolidated financial statements and footnotes thereto have been restated for the stock split.

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1997, the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary banks' category.



                                      22.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - SHAREHOLDERS' EQUITY (CONTINUED)

The Corporation's actual and required capital amounts and ratios as of December 31 are as follows:


                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                                     For Capital              Prompt Corrective
                                                          Actual                  Adequacy Purposes           Action Provisions
                                                 ----------------------         --------------------         -------------------
                                                 Amount           Ratio         Amount         Ratio         Amount        Ratio
                                                 ------           -----         ------         -----         ------        -----
1997
----
Total capital (to risk-
 weighted assets):
 Consolidated                                $ 33,794,000         10.8%   >$   24,954,000        8.0%                N/A
                                                                          -
 North Country Bank & Trust                  $ 27,909,000         11.1%   >$   20,158,000        8.0%       >$25,197,000      10.0%
                                                                          -                                 -
 North Country Bank                          $  6,169,000         10.6%   >$    4,649,000        8.0%       >$ 5,812,000      10.0%
                                                                          -                                 -
Tier I capital (to risk- weighted assets):
 Consolidated                                $ 29,895,000          9.6%   >$   12,477,000        4.0%                N/A
                                                                          -
 North Country Bank & Trust                  $ 24,739,000          9.8%   >$   10,079,000        4.0%       >$15,118,000      6.0%
                                                                          -                                 -
 North Country Bank                          $  5,441,000          9.4%   >$    2,324,000        4.0%       >$ 3,487,000      6.0%
                                                                          -                                 -
Tier I capital (to average assets):
 Consolidated                                $ 29,895,000          7.2%   >$   16,684,000        4.0%                N/A
                                                                          -
 North Country Bank & Trust                  $ 24,739,000          7.3%   >$   13,504,000        4.0%       >$16,880,000      5.0%
                                                                          -                                 -
 North Country Bank                          $  5,441,000          7.1%   >$    3,074,000        4.0%       >$ 3,843,000      5.0%
                                                                          -                                 -
1996
----
Total capital (to risk-
 weighted assets):
 Consolidated                                $ 30,810,000         11.2%   >$   21,934,000        8.0%                N/A
                                                                          -
 North Country Bank & Trust                  $ 26,718,000         11.0%   >$   19,481,000        8.0%       >$24,351,000      10.0%
                                                                          -                                 -
 North Country Bank                          $  4,045,000         11.9%   >$    2,722,000        8.0%       >$ 3,402,000      10.0%
                                                                          -                                 -
Tier I capital (to risk- weighted assets):
 Consolidated                                $ 27,383,000         10.0%   >$   10,967,000        4.0%                N/A
                                                                          -
 North Country Bank & Trust                  $ 23,666,000          9.7%   >$    9,740,000        4.0%       >$14,610,000      6.0%
                                                                          -                                 -
 North Country Bank                          $  3,620,000         10.6%   >$    1,361,000        4.0%       >$ 2,041,000      6.0%
                                                                          -                                 -
Tier I capital (to average assets):
 Consolidated                               $  27,383,000          7.6%   >$   14,357,000        4.0%                N/A
                                                                          -
 North Country Bank & Trust                 $  23,666,000          7.6%   >$   12,519,000        4.0%       >$15,648,000      5.0%
                                                                          -                                 -
 North Country Bank                         $   3,620,000          8.3%   >$    1,747,000        4.0%       >$ 2,184,000      5.0%
                                                                          -                                 -


                                      23.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16 - SHAREHOLDERS' EQUITY (CONTINUED)

Banking subsidiaries are restricted by banking regulations from making dividend distributions above prescribed amounts. At December 31, 1997, the Banks could have paid $8,517,000 of additional dividends to the Corporation without prior regulatory approval.


NOTE 17 - STOCK OPTION PLANS

The Corporation adopted two stock option plans in 1997, one for officers and employees and one for nonemployee directors. A total of 400,000 shares (200,000 under each plan) were made available for grant under these plans. The Corporation also sponsors an additional employee and director stock option plan. A total of 49,500 shares were made available for grant under this plan.

Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee, within guidelines of no less than six months and no greater than ten years, as established under the plans, determines the vesting of the options when they are granted.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the year ended December 31, 1997:

   Dividend yield                                                   1.25%
   Risk-free interest rate                                          5.14%
   Weighted average expected life (years)                             7.0
   Expected volatility                                             11.45%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $1.12 per share for options granted in 1997. No options were granted in 1996 or 1995.


                                      24.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - STOCK OPTION PLANS (CONTINUED)

No compensation cost has been recognized for the plans. Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced for the year ended December 31, 1997, as follows:

   Net income:

      As reported                                        $       4,105,659
                                                         =================

      Pro forma                                          $       4,100,889
                                                         =================

   Earnings per share - Basic:

      As reported                                        $            1.73
                                                         =================

      Pro forma                                          $            1.72
                                                         =================

   Earnings per share - Diluted:

      As reported                                        $            1.72
                                                         =================

      Pro forma                                          $            1.72
                                                         =================

Following is a summary of stock option transactions for the years ended December 31:



                                                                                                    Number of Shares
                                                                           ---------------------------------------------------------
                                                                               1997                   1996                   1995
                                                                               ----                   ----                   ----
Outstanding at beginning of year                                             25,200                        36,000            41,850
Granted during the year (at price of $45.00)                                 51,103
Exercised during the year (at prices
 ranging from $11.00 to $12.77 per share)                                   (10,050)                      (10,800)           (5,850)
                                                                           --------           -------------------          --------

Outstanding at end of year                                                   66,253                        25,200            36,000
                                                                           ========           ===================          ========

Weighted average exercise price per share
 at end of year                                                            $  37.53           $             12.41          $  12.52
                                                                           ========           ===================          ========

Available for grant at end of year                                          348,897                           -0-               -0-
                                                                           ========           ===================          ========

Options granted under these plans expire ten years after the grant.



                                      25.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 17 - STOCK OPTION PLANS (CONTINUED)

Following is a summary of the options outstanding at December 31, 1997:



                                                               Outstanding Options                            Exercisable Options
                                              ------------------------------------------------             -------------------------
                                                                    Weighted
                                                                    Average            Weighted                           Weighted
                                                                   Remaining           Average                             Average
     Exercise                                                     Contractual         Exercise                            Exercise
    Price Range                               Number              Life-Years           Price               Number           Price
    -----------                               ------              -----------         ---------            ------         ---------
$11.11 to $12.77                              15,150                  6.2           $   12.35              15,150        $   12.35
      $45.00                                  51,103                  9.6               45.00
                                              ------                  ---           ---------              ------        ---------

                                              66,253                  8.8           $   37.53              15,150        $   12.35
                                              ======                  ===           =========              ======        =========


NOTE 18 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows:

                                                  1997               1996
                                                  ----               ----

   Commitments to extend credit          $      39,992,000  $      27,408,000
   Standby letters of credit                     2,214,000          1,765,000
   Credit card commitments                       2,935,000          3,933,000
                                         -----------------  -----------------

                                         $      45,141,000   $     33,106,000
                                         =================  =================


                                      26.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 18 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Corporation's subsidiaries and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Corporation is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the consolidated financial statements.

Concentration of Credit Risk

The Corporation's subsidiary banks grant residential, commercial, agricultural, and consumer loans throughout Michigan's Upper Peninsula. Due to the diversity of locations, the ability of debtors to honor their contracts is not tied to any particular economic sector.



                                      27.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments:

   Cash and cash equivalents - The carrying values approximate the fair values for these assets.

   Investment securities - Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Interest-bearing deposits in other financial institutions are included in this category.

   Loans - Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.

   The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and therefore discounts the estimated fair value.

   Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.

   Deposit liabilities - The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar certificates.

   Short-term and other borrowings - Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

   Off-balance-sheet instruments - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since this amount is immaterial, no amounts for fair value are presented.


                                      28.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents information for financial instruments at December 31:



                                                                      1997                                        1996
                                                        --------------------------------              ----------------------------
                                                        Carrying              Estimated               Carrying          Estimated
                                                         Amount               Fair Value               Amount           Fair Value
                                                        --------              ----------              --------          ----------
Financial assets:
   Cash and cash
    equivalents                                    $  11,143,168          $  11,143,168         $  12,164,481         $  12,164,481
   Investment securities                              10,102,893             10,102,893            15,725,592            15,725,592

   Total loans                                       372,518,549                                  314,886,294
   Allowance for loan
    losses                                            (5,599,546)                                  (4,590,938)
                                                   -------------          -------------         -------------         -------------


      Net loans                                      366,919,003            374,057,342           310,295,356           309,829,000
                                                   -------------          -------------         -------------         -------------

Total financial assets                             $ 388,165,064          $ 395,303,403         $ 338,185,429         $ 337,719,073
                                                   =============          =============         =============         =============

Financial liabilities:
   Deposits                                        $ 360,548,685          $ 361,137,878         $ 305,938,576         $ 306,833,000
   Short-term and other
    borrowings                                        20,823,178             19,145,831            25,440,779            24,840,139
                                                   -------------          -------------         -------------         -------------

Total financial
   liabilities                                     $ 381,371,863          $ 380,283,709         $ 331,379,355         $ 331,673,139
                                                   =============          =============         =============         =============

   Limitations - Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.



                                      29.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 20 - SUPPLEMENTARY INCOME STATEMENT INFORMATION

Details of other expense in the consolidated statements of income are as follows for the years ended December 31:


                                                                                  1997                   1996                 1995
                                                                                  ----                   ----                 ----

Forms and supplies                                                            $  498,635            $  538,863            $  438,123
Amortization of acquisition intangibles                                          719,071               593,220               378,381
Legal and consulting fees                                                        448,324               371,344               344,971
Data processing                                                                  853,841               245,722               107,926
FDIC assessment                                                                   59,666                 4,000               261,941
Telephone                                                                        304,760               213,775               206,495
Postage                                                                          223,815               232,281               200,366
Directors' fees                                                                  197,694               176,150               161,184
Business promotion                                                               258,081               206,171               150,426
Advertising                                                                      283,348               238,208               140,275
Audit, internal audit, and examination fees                                      154,374               188,216               125,051
State taxes                                                                      259,018               269,339                96,000
Zero Defects Program                                                             255,782                   -0-                   -0-
Other                                                                          2,170,091             1,278,893             1,096,790
                                                                              ----------            ----------            ----------
                                                                              $6,686,500            $4,556,182            $3,707,929
                                                                              ==========            ==========            ==========




                                      30.

                FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 1997 and 1996



                                    ASSETS


                                                                                              1997                     1996
                                                                                              ----                     ----

Cash and cash equivalents                                                                 $ 1,152,760               $ 2,051,699
Investment in subsidiaries                                                                 36,789,622                32,197,472
Other assets                                                                                  789,668                   661,371
                                                                                          -----------               -----------


TOTAL ASSETS                                                                              $38,732,050               $34,910,542
                                                                                          ===========               ===========


                     LIABILITIES AND SHAREHOLDERS' EQUITY


Liabilities:
 Accrued expenses                                                                         $   564,665               $   162,129
 Other borrowings                                                                           1,575,312                 2,362,851
                                                                                          -----------               -----------

 Total liabilities                                                                          2,139,977                 2,524,980

Total shareholders' equity                                                                 36,592,073                32,385,562
                                                                                          -----------               -----------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                $38,732,050               $34,910,542
                                                                                          ===========               ===========


                                      31.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                              STATEMENTS OF INCOME
                  Years Ended December 31, 1997, 1996, and 1995


                                                                          1997                1996                  1995
                                                                          ----                ----                  ----
Income:
 Dividends received from subsidiaries                                $ 4,377,878         $   400,000         $       -0-
 Net security losses                                                     (41,888)                -0-                 -0-
 Other                                                                     9,317               3,600                 -0-
                                                                     -----------          ----------         -----------

   Total income                                                        4,345,307             403,600                 -0-
                                                                     -----------          ----------         -----------


Expenses:
 Salaries and benefits                                                   270,038             152,365             102,699
 Interest                                                                123,191             254,077                 -0-
 Other                                                                   398,325             352,638             239,647
                                                                     -----------          ----------         -----------

   Total expenses                                                        791,554             759,080             342,346
                                                                     -----------          ----------         -----------

Income (loss) before credit for income
 taxes and equity in undistributed net
 income of subsidiaries                                                3,553,753            (355,480)           (342,346)
Credit for income taxes                                                 (258,964)           (120,863)           (116,398)
                                                                     -----------          ----------         -----------


Income (loss) before equity in undistributed
 net income of subsidiaries                                            3,812,717            (234,617)           (225,948)
Equity in undistributed net income of
 subsidiaries                                                            292,942           3,068,801           2,896,263
                                                                     -----------          ----------         -----------

Net income                                                           $ 4,105,659         $ 2,834,184         $ 2,670,315
                                                                     ===========         ===========         ===========




                                      32.

                 FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1997, 1996, and 1995


                                                                              1997                   1996                   1995
                                                                              ----                   ----                   ----
Increase (decrease) in cash and cash
 equivalents:
  Cash flows from operating activities:

  Net income                                                              $ 4,105,659            $ 2,834,184            $ 2,670,315
                                                                          -----------            -----------            -----------

  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
     Loss on sale of equity securities                                         41,888                    -0-                    -0-
     Provision for depreciation and
      amortization                                                                -0-                  8,000                  7,610
     Equity in undistributed net income
      of subsidiaries                                                        (292,942)            (3,068,801)            (2,896,263)
     Change in other assets                                                  (487,485)              (120,599)              (116,083)
     Change in accrued expenses                                               402,536                162,129                    -0-
                                                                          -----------            -----------            -----------

        Total adjustments                                                    (336,003)            (3,019,271)            (3,004,736)
                                                                          -----------            -----------            -----------

Net cash provided by (used in) operating
 activities                                                                 3,769,656               (185,087)              (334,421)
                                                                          -----------            -----------            -----------

Cash flows from investing activities:
  Investment in subsidiaries                                               (4,052,914)            (4,810,280)                   -0-
  Payment for purchase of equity
   securities                                                                     -0-               (359,188)                   -0-
  Proceeds from sales of equity
   securities                                                                 317,300                    -0-                    -0-
  Capital expenditures                                                            -0-                    -0-                (80,000)
                                                                          -----------            -----------            -----------
Net cash used in investing activities                                      (3,735,614)            (5,169,468)               (80,000)
                                                                          -----------            -----------            -----------

                                      33.

                FIRST MANISTIQUE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 21 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                      STATEMENTS OF CASH FLOWS (CONTINUED)
                  Years Ended December 31, 1997, 1996, and 1995


                                                               1997               1996               1995
                                                               ----               ----               ----
 Cash flows from financing activities:
   Proceeds from other borrowings                       $        -0-         $ 5,262,851         $       -0-
   Principal payments on other
    borrowings                                              (787,539)         (2,900,000)                -0-
   Proceeds from issuance of
    common stock                                           1,868,178           5,684,185             157,973
   Retirement of common stock                               (831,606)                -0-                 -0-
   Dividends paid                                         (1,182,014)           (910,003)           (853,704)
                                                        ------------         -----------         -----------
 Net cash provided by (used in)
  financing activities                                      (932,981)          7,137,033            (695,731)
                                                        ------------         -----------         -----------

Net increase (decrease) in cash and
 cash equivalents                                           (898,939)          1,782,478          (1,110,152)
Cash and cash equivalents at beginning                     2,051,699             269,221           1,379,373
                                                        ------------         -----------         -----------

Cash and cash equivalents at end                        $  1,152,760         $ 2,051,699         $   269,221
                                                        ============         ===========         ===========