Form 10-K, Exhibit 13
period 1999-12-31
NORTH COUNTRY FINANCIAL CORP
filed 2000-03-28
CIK 36506

Mission Statement

          NORTH COUNTRY FINANCIAL CORPORATION
             NORTH COUNTRY BANK AND TRUST
             NORTH COUNTRY FINANCIAL GROUP
              NORTH COUNTRY CAPITAL TRUST
             FIRST RURAL RELENDING COMPANY
                NCB REAL ESTATE COMPANY
                FIRST MANISTIQUE AGENCY




                   MISSION STATEMENT


NORTH  COUNTRY BANK AND TRUST OR PRECEDENT HAS BEEN  AN
INDEPENDENT BANK SINCE 1934.  OUR MISSION IS  TO  SERVE
OUR  TRADING  AREA WITH QUALITY FINANCIAL SERVICES  AND
PRODUCTS.   TO  PROVIDE  FOR PROFITABILITY  WHICH  WILL
ENHANCE  THE  LIFESTYLES OF OUR CUSTOMERS, SHAREHOLDERS
AND  EMPLOYEES.   TO  CONTINUE TO  GROW,  AND  MAINTAIN
EXCELLENCE AND PROVIDE OUR TRADING AREA WITH INNOVATIVE
BANKING SERVICES.

AS  AN  INDEPENDENT COMMUNITY BANK, WE WILL  STRIVE  TO
FOSTER  ECONOMIC VITALITY AND CIVIC WELL BEING  IN  THE
COMMUNITIES WE SERVE.  IT IS OUR BELIEF THAT  A  STRONG
COMMUNITY IS A PREREQUISITE TO A STRONG BANK.  BASED ON
OUR BELIEF THAT AS A "COMMUNITY" BANK WE BEST SERVE OUR
SHAREHOLDERS,  CUSTOMERS AND  COMMUNITIES,  IT  IS  OUR
INTENTION TO MAINTAIN THE INDEPENDENCE OF NORTH COUNTRY
BANK AND TRUST.

Table of Contents

Table of Contents


To Our Shareholders                                   1

Comparative Highlights                                2

Five Year Comparisons                                 3

Independent Auditor's Report                          5

Consolidated Balance Sheets                           7

Consolidated Statements of Income                     8

Consolidated Statements of Changes in Shareholders'
Equity                                                9

Consolidated Statements of Cash Flows                10

Notes to Consolidated Financial Statements           12

Selected Financial Data                              32

Summary Quarterly Financial Information              33

Market Information                                   34

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                35

Officers and Directors                               47

To Our Shareholders


Dear Shareholder:


At  North  County  Financial Corporation  we  are
proud  of  our  growth over the past  twenty-five
years.    We  have  accomplished  our  goals   of
increasing our assets, deposits, shareholders' equity, book value per share, net income, and dividends paid to our shareholders each and every year during that time period.

While  continuing to build our customer  base  in
Michigan's Upper Peninsula, our growth plans also
include expanding our presence in lower Michigan.
During  1999, we opened offices in Traverse  City
and  Petoskey  and purchased banking  offices  in
Mancelona   and  Kaleva.   These   four   offices
compliment the Gaylord office opened in 1998. To further the growth, we are in the process of opening an office in Cadillac and a second office in Traverse City along with purchasing banking offices in Alanson and Glen Arbor.

In  addition to the new banking offices in  lower
Michigan, the Board of Directors has approved the
move  of  the Corporation's headquarters to  3530
North  Country  Drive, Traverse  City,  Michigan.
This  is an exciting move for the Corporation  as
it  will  enhance the development  of  the  lower
Michigan   market  and  will  provide  additional
outlets    for    both   our   traditional    and
nontraditional banking products.

Looking  forward, we are taking steps to increase
the   liquidity   of   North  Country   Financial
Corporation stock. To this end, the Corporation anticipates that, by April 18, 2000, its stock will be listed on The NASDAQ National Market
System under the symbol "NCFC".

We  have historically seen a large demand for the
Corporation's stock due to our performance record
and  our  desire to be a leader in the  financial
industry.   Going  on NASDAQ  will  increase  our
exposure in the national market.  Our stock  will
be  closely watched by brokers, and our financial
results  will be compared on a more public  basis
with  other regional banking institutions.   With
this  national exposure, North Country  Financial
Corporation stock may experience a degree of short-term volatility.

On  behalf of the Board of Directors, we  express
our  appreciation  to you, our shareholders,  for
your  continued  confidence.   We  ask  for  your
ongoing support as we enter the new millennium and embrace the many challenges that await the financial industry.

Respectfully,



    /s/ Ronald G. Ford        /s/ Michael C. Henricksen    /s/ Thomas G. King
  ----------------------     ---------------------------   ------------------
      Ronald G. Ford            Michael C. Henricksen        Thomas G. King
Chairman, President and C.E.O.     Vice Chairman              Vice Chairman

Comparative Highlights

     BALANCE SHEET STATISTICS            1999        1998     % Change

     Assets                         $568,441,837  $471,380,858    20.59%
     Net Loans                       459,758,248   405,608,135    13.35
     Deposits                        462,998,148   404,961,333    14.33
     Shareholders' Equity             40,819,511    39,469,365     3.42
     Shares of Stock Outstanding       7,000,176     7,130,760    (1.83)
     Book Value per Share                   5.83          5.54     5.23

     OPERATING STATISTICS

     Total Income                    $46,087,211   $41,148,862    12.00%
     Total Expense                    37,996,162    35,617,742     6.68
     Income before Income Taxes        8,091,049     5,531,120    46.28
     Net Income                        6,355,549     4,561,190    39.34
     Basic Earnings Per Share               0.90          0.65    38.46
     Diluted Earnings Per Share             0.89          0.64    39.06

     DIVIDEND SUMMARY
     (Cash Dividend paid per Common Share)

     Quarter Ending
      March 31                               .04           .04
      June 30                                .04           .04
      September 30                           .05           .04
      December 31                            .05           .05

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

BUSINESS OF THE CORPORATION

North  Country  Financial Corporation is  a  registered
bank  holding  company formed under  the  Bank  Holding
Company Act of 1956, as amended.  The principal  assets
of  the  Corporation are its ownership of  all  of  the
outstanding  capital stock of North  Country  Bank  and
Trust,  North  Country Financial Group,  North  Country
Capital Trust, First Rural Relending Company, and First
Manistique  Agency.   North  Country  Bank  and  Trust,
headquartered in Manistique, Michigan, provides a  full
range  of  commercial  and retail banking  services  to
customers  in Michigan.  North Country Bank  and  Trust
owns  the outstanding stock of NCB Real Estate  Company
which  owns several properties used by the Bank.  North
Country    Financial    Group    provides    tax-exempt
lease/purchase  financing  to  municipalities.    North
Country  Capital  Trust  was  formed  solely  for   the
issuance  of  trust preferred securities.  First  Rural
Relending  Company is a nonprofit lending  corporation.
First Manistique Agency is engaged in the selling of insurance.

FORM 10-K

A  copy  of  the  Annual Report to the  Securities  and
Exchange  Commission on Form 10-K is available  without
charge  by  writing  Sherry Littlejohn,  North  Country
Financial   Corporation,  3530  North  Country   Drive,
Traverse City, Michigan 49684.

MARKET SUMMARY

The common stock of North Country Financial Corporation has been traded in private sales since October 1976.
The Corporation has approximately 2,055 shareholders of record, as of January 31, 2000.

Five Year Comparisons

                              ASSETS
[bar graph]                   Total assets on a
                              consolidated basis
                              increased by 20.59% in
                              1999 to $568,441,837.
                              Total assets have
                              increased over
                              $285,650,000 since the
                              end of 1995, an increase
                              of 101% in four years.

[bar graph]                   SECURITIES
                              Our portfolio of
                              securities increased
                              during 1999 to
                              $43,342,807.  This
                              increase is based on our
                              strategy to invest excess
                              funds into higher earning
                              assets created by our
                              increased funding sources
                              until we are able to
                              redeploy such funds into
                              high quality, higher
                              yielding loan products.

[bar graph]                   LOANS
                              Total net loans increased
                              13.35% to $459,758,248 in
                              1999.  Loan demand is
                              strong and our primary
                              lending objective
                              continues to be one of
                              selecting the highest
                              quality credits.  Total
                              loan losses have remained
                              at an acceptable level,
                              and we continue to
                              maintain a loan loss
                              allowance above
                              regulatory guidelines.
                              The allowance for loan
                              losses totaled $6,863,367
                              at the end of 1999, an
                              increase of over $751,000
                              over 1998.  We expect
                              strong loan demand to
                              continue, with the
                              majority being commercial
                              and business loans, which
                              represent 71% of the loan
                              portfolio.

[bar graph]                   DEPOSITS
                              Total deposits increased
                              by 14.33% to
                              $462,998,148.  In 1999,
                              we paid our depositors
                              interest of more than
                              $18,280,000 which goes
                              back into our regional
                              economy.

[bar graph]                   SHAREHOLDERS' EQUITY
                              During 1999, $1,350,146
                              was added to
                              shareholders' equity,
                              increasing total equity
                              by 3.42%.  In addition,
                              cash dividends of $0.18
                              per share were paid to
                              our shareholders, an
                              increase of 5.88% over
                              1998.  Book value per
                              share increased to $5.83
                              compared to $5.54 at the
                              end of 1998.

[bar graph]                   NET INCOME
                              Net income for 1999 was $6,355,549.
                              Basic earnings per share I increased
                              to $0.90 in 1999 from $0.65 in 1998,
                              a 38.46% increase.

Independent Auditor's Report




             INDEPENDENT AUDITOR'S REPORT
                TO THE SHAREHOLDERS OF
          NORTH COUNTRY FINANCIAL CORPORATION
                TRAVERSE CITY, MICHIGAN

Independent Auditor's Report


             INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
North Country Financial Corporation
Traverse City, Michigan


We have audited the accompanying consolidated balance sheets of North Country Financial Corporation and
Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999.
These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We  conducted our audits in accordance with  generally
accepted auditing standards.  Those standards  require
that   we  plan  and  perform  the  audit  to   obtain
reasonable  assurance  about  whether  the   financial
statements  are  free  of material  misstatement.   An
audit  includes  examining, on a test basis,  evidence
supporting   the  amounts  and  disclosures   in   the
financial   statements.   An   audit   also   includes
assessing   the   accounting   principles   used   and
significant estimates made by management, as  well  as
evaluating    the    overall    financial    statement
presentation.   We believe that our audits  provide  a
reasonable basis for our opinion.

In  our opinion, the consolidated financial statements
referred  to  above present fairly,  in  all  material
respects,    the   financial   position    of    North
Country  Financial  Corporation  and  Subsidiaries  at
December  31, 1999 and 1998, and the results of  their
operations and their cash flows for each of the  three
years  in  the  period  ended December  31,  1999,  in
conformity    with   generally   accepted   accounting
principles.




                                 /s/ Wipfli Ullrich Bertelson LLP
                                ----------------------------------
                                   Wipfli Ullrich Bertelson LLP

January 28, 2000
Appleton, Wisconsin

Consolidated Balance Sheets

 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
              December 31, 1999 and 1998


                                                   1999         1998
                        ASSETS

Cash and due from banks                         $26,159,675  $16,592,703
Federal funds sold                                      -0-    6,047,743

  Cash and cash equivalents                      26,159,675   22,640,446

Interest-bearing deposits in other
 financial institutions                             679,096          -0-
Securities available for sale                    43,342,807    8,676,204

Total loans                                     466,621,615  411,720,469
  Allowance for loan losses                      (6,863,367)  (6,112,334)

Net loans                                       459,758,248  405,608,135

Premises and equipment                           19,117,811   17,938,058
Other assets                                     19,384,200   16,518,015

TOTAL ASSETS                                   $568,441,837 $471,380,858


                 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Non-interest-bearing deposits                $ 43,606,378 $ 42,076,502
  Interest-bearing deposits                     419,391,770  362,884,831

  Total deposits                                462,998,148  404,961,333

  Borrowings                                     46,878,036   23,270,161
  Other liabilities                               5,296,142    3,679,999

     Total liabilities                          515,172,326  431,911,493

Guaranteed preferred beneficial interests
 in the Corporation's subordinated debentures    12,450,000          -0-

Shareholders' equity:
  Preferred stock - No par value:
     Authorized 500,000 shares,
     no shares outstanding
  Common stock - No par value:
     Authorized - 18,000,000 shares
     Issued and outstanding - 7,000,176 and
     7,130,760 shares at December 31, 1999
     and 1998, respectively                      16,418,081    19,436,025
  Retained earnings                              25,057,935    19,989,247
  Accumulated other comprehensive
   income (deficit)                                (656,505)       44,093

     Total shareholders' equity                  40,819,511    39,469,365

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $568,441,837  $471,380,858

    See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
     Years Ended December 31, 1999, 1998 and 1997


                                              1999        1998         1997
Interest income:
  Interest and fees on loans              $40,457,210  $37,283,850  $34,525,569
  Interest on securities:
     Taxable                                1,437,755      685,870    1,030,414
     Tax-exempt                               232,262       31,252       35,044
  Other interest income                       421,879      496,987      373,010

     Total interest income                 42,549,106   38,497,959   35,964,037

Interest expense:
  Deposits                                 18,281,860   16,530,463   14,633,670
  Borrowings                                1,651,276    1,284,766    1,264,385
  Subordinated debentures                     668,979          -0-          -0-

     Total interest expense                20,602,115   17,815,229   15,898,055

Net interest income                        21,946,991   20,682,730   20,065,982
Provision for loan losses                   1,456,544    1,199,725    1,398,201

Net interest income after provision
 for loan losses                           20,490,447   19,483,005   18,667,781

Other income:
  Service fees                              1,965,249    1,478,376    1,220,028
  Net security gains (losses)                     -0-       44,504      (60,163)
  Other operating income                    1,572,856    1,128,023      478,351

     Total other income                     3,538,105    2,650,903    1,638,216

Other expenses:
  Salaries and employee benefits            6,361,885    6,567,566    5,898,110
  Occupancy expense                         2,613,218    2,426,418    2,212,311
  Forms and supplies                          393,068      391,093      498,635
  Amortization of acquisition intangibles     698,752      789,663      719,071
  Legal and consulting fees                   457,593      553,078      448,324
  Data processing                           1,369,647    1,566,382      853,841
  Telephone                                   689,571      656,354      304,760
  Courier costs                               270,416      546,473      162,117
  Other                                     3,083,353    3,105,761    3,699,752

     Total other expenses                  15,937,503   16,602,788   14,796,921

Income before provision for income taxes    8,091,049    5,531,120    5,509,076
Provision for income taxes                  1,735,500      969,930    1,403,417

Net income                                $ 6,355,549  $ 4,561,190  $ 4,105,659

Earnings per share:
  Basic                                   $      0.90  $      0.65  $      0.58

  Diluted                                 $      0.89  $      0.64  $      0.57


    See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders' Equity

 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
     Years Ended December 31, 1999, 1998 and 1997


                                                                      Accumulated
                                 Shares of                               Other
                                  Common     Common      Retained     Comprehensive
                                  Stock      Stock       Earnings    Income (Deficit)     Total
Balance, January 1, 1997        7,091,202  $18,879,454  $13,755,636   $(249,528)       $32,385,562

Net income                                                4,105,659                      4,105,659
Other comprehensive income:
  Net unrealized gain on
    securities available for
    sale                                                                246,294            246,294
Total comprehensive income                                                               4,351,953
Cash dividends ($.16 per share)                          (1,182,014)                    (1,182,014)
Issuance of common stock          104,439    1,868,178                                   1,868,178
Retirement of common stock        (57,171)    (831,606)                                   (831,606)

Balance, December 31, 1997      7,138,470   19,916,026   16,679,281      (3,234)        36,592,073

Net income                                                4,561,190                      4,561,190
Other comprehensive income:
  Net unrealized gain on
    securities available for
    sale                                                                 47,327             47,327
Total comprehensive income                                                               4,608,517
Cash dividends ($.17 per share)                          (1,251,224)                    (1,251,224)
Issuance of common stock           87,667    1,316,638                                   1,316,638
Retirement of common stock        (95,377)  (1,796,639)                                 (1,796,639)

Balance, December 31, 1998      7,130,760   19,436,025   19,989,247      44,093         39,469,365

Net income                                                6,355,549                      6,355,549
Other comprehensive deficit:
  Net unrealized loss on
    securities available for
    sale                                                               (700,598)          (700,598)
Total comprehensive income                                                               5,654,951
Cash dividends ($.18 per share)                          (1,286,861)                    (1,286,861)
Issuance of common stock           22,407      480,036                                     480,036
Retirement of common stock       (152,991)  (3,497,980)                                 (3,497,980)

Balance, December 31, 1999      7,000,176  $16,418,081  $25,057,935   $(656,505)       $40,819,511

   See accompanying notes to consolidated financial statements.


Consolidated Statements of Cash Flows

     NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
        Years Ended December 31, 1999, 1998 and 1997


                                              1999         1998        1997

Increase (decrease) in cash and
 cash equivalents:
 Cash flows from operating activities:
  Net income                              $6,355,549    $4,561,190   $4,105,659

  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
    Provision for loan losses              1,456,544     1,199,725    1,398,201
    Provision for depreciation and
     net  amortization                     2,246,864     2,073,285    1,988,487
    Proceeds from loan sales              15,173,116    21,525,436    6,803,965
    Loans originated for sale            (15,145,844)  (21,415,349)  (6,745,114)
    (Gains) losses on sales of:
     Loans held for sale                     (27,272)     (110,087)     (58,851)
     Securities                                  -0-       (44,504)      60,163
     Premises, equipment and
      other real estate                     (381,559)     (102,787)      27,624
     Branches                               (430,224)          -0-          -0-
   Change in other assets                   (502,598)    1,513,718      706,386
   Change in other liabilities             1,610,092       185,184     (163,100)

     Total adjustments                     3,999,119     4,824,621    4,017,761

  Net cash provided by operating
   activities                             10,354,668     9,385,811    8,123,420

  Cash flows from investing activities:
   Net (increase) decrease in interest-
    bearing deposits in other
    financial institutions                  (679,096)          -0-      534,622
   Payment for purchases of securities
    available for sale                   (38,875,142)   (7,530,434)  (2,957,781)
   Proceeds from sale of securities
    available for sale                           -0-     3,820,310   10,151,363
   Proceeds from maturities of securities
    available for sale                     3,130,897     2,329,647    2,173,899
   Net increase in loans                 (57,168,064)  (40,349,652) (38,423,930)
   Proceeds from sale of premises,
    equipment,  and other real estate      1,230,560     1,364,248      434,693
   Capital expenditures                   (2,601,597)   (2,526,058)  (3,496,436)
   Net cash paid for branch sales        (10,001,320)          -0-          -0-
   Net cash provided from acquisitions    15,503,748           -0-       32,054

  Net cash used in investment activities (89,460,014)  (42,891,939) (31,551,516)



Consolidated Statements of Cash Flows (Continued)

 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
     Years Ended December 31, 1999, 1998 and 1997


                                             1999         1998         1997
Cash flows from financing activities:
   Net increase in deposits              $51,439,723   $44,412,648  $27,169,826
   Net increase (decrease) in
    short-term borrowings                        -0-    (1,195,000)  (3,805,000)
   Proceeds from borrowings               36,000,000    10,500,000    7,842,577
   Principal payments on borrowings      (12,392,125)   (6,858,017)  (8,655,178)
   Net proceeds from issuance of
    guaranteed preferred beneficial
    interests in the Corporation's
    subordinated debentures               11,881,782           -0-          -0-
   Proceeds from issuance of common stock    480,036     1,191,638    1,868,178
   Retirement of common stock             (3,497,980)   (1,796,639)    (831,606)
   Dividends paid                         (1,286,861)   (1,251,224)  (1,182,014)

  Net cash provided by financing
   activities                             82,624,575    45,003,406   22,406,783

Net increase (decrease) in cash and
 cash  equivalents                         3,519,229    11,497,278   (1,021,313)
Cash and cash equivalents at beginning    22,640,446    11,143,168   12,164,481

Cash and cash equivalents at end         $26,159,675   $22,640,446  $11,143,168

Supplemental cash flow information:
Cash paid during the year for:
 Interest                                $20,359,154   $18,077,148  $15,561,189
 Income taxes                                540,307     1,241,050    1,955,760

Noncash investing and financing
 activities:
Transfer of foreclosures from loans
 to other real estate                      1,561,407       460,795      356,856

Assets and liabilities acquired in
 acquisitions:
 Premises and equipment                      285,927           -0-      969,437
 Acquisition intangibles                   1,680,132           -0-    2,099,287
 Loans - Net                                     -0-           -0-   19,954,774
 Securities                                      -0-           -0-    4,488,326
 Other assets                                     33           -0-      134,863
 Deposits                                (17,462,948)          -0-  (27,440,283)
 Other liabilities                            (6,892)          -0-     (238,458)

Assets and liabilities divested in
 branch sales:
 Premises and equipment                      (65,296)          -0-          -0-
 Acquisition intangibles                    (369,857)          -0-          -0-
 Deposits                                 10,865,856           -0-          -0-
 Other liabilities                               841           -0-          -0-


  See accompanying notes to consolidated financial statements.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The  accounting  policies of North  Country  Financial
Corporation   (the  "Corporation")  and   Subsidiaries
conform  to  generally accepted accounting  principles
and  prevailing practices within the banking industry.
Significant accounting policies are summarized below.

Principles of Consolidation

The  consolidated  financial  statements  include  the
accounts  of  the  Corporation and  its  wholly  owned
subsidiaries,  North  Country  Bank  and  Trust   (the
"Bank"), North Country Financial Group, North  Country
Capital  Trust,  and  other minor subsidiaries,  after
elimination of intercompany transactions and accounts.

Nature of Operations

The  Corporation's and the Bank's revenues  and  assets
are  derived primarily from the banking industry.   The
Bank's  primary  market  area is  Michigan.   The  Bank
provides  to  its  customers commercial,  real  estate,
agricultural, and consumer loans, as well as a  variety
of traditional deposit products.  A significant portion
of  the  Bank's commercial loan portfolio  consists  of
leases  to  commercial and governmental entities  which
are  secured  by  various types  of  equipment.   These
leases  are  dispersed  geographically  throughout  the
country.

While  the Corporation's chief decision makers  monitor
the revenue streams of the various Corporation products
and  services,  operations are  managed  and  financial
performance  is evaluated on a Corporation-wide  basis.
Accordingly,   all   of   the   Corporation's   banking
operations   are   considered  by  management   to   be
aggregated in one reportable operating segment.

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

Securities

The   Corporation's  securities  are  classified   and
accounted for as securities available for sale.  These
securities  are  stated at fair value.   Premiums  and
discounts are recognized in interest income using  the
interest   method   over  the  period   to   maturity.
Unrealized  holding gains and losses, net of  tax,  on
securities   available  for  sale  are   reported   as
accumulated   other   comprehensive   income    within
shareholders' equity until realized.

Gains and losses on the sale of securities are determined using the specific-identification method.

Loans Held for Sale

Loans  held for sale represent originations of  fixed-
rate,  first  mortgage loans recorded  at  cost.   The
loans are sold at fair value shortly after origination
based   on  an  agreement  with  an  outside  mortgage
company.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest Income and Fees on Loans

Interest  on loans is accrued and credited  to  income
based  on  the  principal  amount  outstanding.    The
accrual of interest on loans is discontinued when,  in
the opinion of management, there is an indication that
the  borrower may be unable to meet payments  as  they
become  due.   Upon  such discontinuance,  all  unpaid
accrued  interest is reversed.  Loan-origination  fees
are credited to income when received.

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

The   Corporation  continues  to  maintain  a  general
allowance  for  loan losses for loans  not  considered
impaired.  The allowance for loan losses is maintained
at  a  level which management believes is adequate  to
provide   for   possible  loan   losses.    Management
periodically  evaluates the adequacy of the  allowance
using  the  Corporation's past loan  loss  experience,
known and inherent risks in the portfolio, composition
of  the  portfolio, current economic  conditions,  and
other  factors.   The allowance does not  include  the
affects of expected losses related to future events or
future   changes   in   economic   conditions.    This
evaluation is inherently subjective since it  requires
material   estimates  that  may  be   susceptible   to
significant  change.   Loans are charged  against  the
allowance for loan losses when management believes the
collectibility  of  the  principal  is  unlikely.   In
addition,  various  regulatory  agencies  periodically
review  the allowance for loan losses.  These agencies
may require additions to the allowance for loan losses
based on their judgments of collectibility.

In management's opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.

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

Acquisition Intangibles

The  Corporation's intangible assets include the value
of  ongoing customer relationships (core deposits) and
the  excess of cost over the fair value of net  assets
acquired  (goodwill) arising from the  purchase  of  a
financial  institution and the acquisition of  certain
assets  and  the assumption of certain liabilities  of
other    financial   institutions.     Core    deposit
intangibles  are amortized over a 10-year  period  and
goodwill is amortized over periods ranging from 15  to
25 years.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

Advertising costs are expensed as incurred.

Earnings Per Common Share

Basic  earnings per common share is net income  divided
by   the  weighted  average  number  of  common  shares
outstanding  during  the period. Diluted  earnings  per
common share includes the dilutive effect of additional
potential  common shares issuable under  stock  options
and  deferred stock compensation agreements.   Earnings
and  dividends  per share are restated  for  all  stock
splits  through  the  date of issue  of  the  financial
statements.

Comprehensive Income

Comprehensive income consists of net income  and  other
comprehensive  income (deficit).   Other  comprehensive
income  (deficit) includes unrealized gains and  losses
on securities available for sale, net of tax, which are
recognized   as   a  separate  component   of   equity,
accumulated other comprehensive income (deficit).

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

Future Accounting Change

In  June 1998, the Financial Accounting Standards Board
(FASB)   issued   Statement  of  Financial   Accounting
Standards  (SFAS) No. 133, "Accounting  for  Derivative
Instruments  and Hedging Activities."   This  statement
establishes  accounting  and  reporting  standards  for
derivative  instruments  and  for  hedging  activities.
This  statement  requires an entity  to  recognize  all
derivatives  as  either assets or  liabilities  in  the
balance  sheet  and measure those instruments  at  fair
value.  The accounting for changes in the fair value of
a  derivative  depends  on  the  intended  use  of  the
derivative  and the resulting designation.  As  amended
by  SFAS No. 137, the statement is effective for fiscal
years  beginning after June 15, 2000.   Management,  at
this time, cannot determine the effect adoption of this
statement   may  have  on  the  consolidated  financial
statements  of  the Corporation as the  accounting  for
derivatives  is dependent on the amount and  nature  of
derivatives in place at the time of adoption.

Reclassifications

Certain amounts in the 1998 and 1997 consolidated financial statements have been reclassified to conform to the 1999 presentation.


NOTE 2 - ACQUISITIONS AND DIVESTURES

In February 1997, the Corporation acquired 100% of the
outstanding stock of U.P. Financial, Inc. in  exchange
for  cash  with  an acquisition cost of  approximately
$4.3   million.    The  Corporation  acquired   assets
totaling  approximately $29.8 million, with  resulting
acquisition intangibles of $2.1 million.

In  May  1999,  the Corporation acquired  branches  in
Kaleva   and   Mancelona,  Michigan  from   Huntington
National  Bank.  The Corporation assumed approximately
$17.5  million in deposits, and acquired approximately
$286,000  in  premises and equipment,  with  resulting
acquisition intangibles of $1.7 million.

The  acquisitions have been accounted  for  under  the
purchase  method  of  accounting.   Accordingly,   the
assets,  liabilities, and results  of  operations  are
included  in the Corporation's consolidated  financial
statements  as  of  and subsequent to  the  respective
acquisition   dates.   Note  7  provides   information
regarding acquisition intangibles.

In  addition  to  the  acquisitions  noted  above,  the
Corporation sold two of its branch offices in  July  of
1999  located  in Rudyard and Cedarville in  Michigan's
Upper Peninsula.  Deposits of approximately $11 million
were   sold  in  this  transaction  at  a  premium   of
approximately   $800,000.   After   consideration   for
unamortized intangible assets related to such branches,
the  transaction  resulted in a net  gain  on  sale  of
approximately $430,000.

Additional    information   regarding    assets    and
liabilities acquired or divested in these transactions
is  presented on the consolidated statements  of  cash
flows.


NOTE 3 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $6,722,000
and $6,643,000 were restricted at December 31, 1999 and 1998, to meet the reserve requirements of the Federal Reserve System.


NOTE 4 -SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale as of December 31 are as follows:

                                                   1999
                                             Gross       Gross
                                Amortized  Unrealized  Unrealized    Estimated
                                   Cost      Gains       Losses      Fair Value
U.S. Treasury securities and
  obligations of U.S.
  government agencies         $ 9,863,055  $      -0-  $   471,585  $ 9,391,470
Obligations of states and
  political subdivisions       16,355,544     408,248      553,552   16,210,240
Corporate securities            3,049,302         -0-       41,008    3,008,294
Mortgage-related securities    15,069,611         -0-      336,808   14,732,803

Total securities available
  for sale                    $44,337,512  $  408,248  $ 1,402,953  $43,342,807


NOTE 4 -SECURITIES AVAILABLE FOR SALE (Continued)

                                                    1998
                                             Gross       Gross
                                Amortized  Unrealized  Unrealized    Estimated
                                   Cost      Gains       Losses      Fair Value
U.S. Treasury securities and
  obligations of U.S.
  government agencies         $ 3,503,441  $   10,925  $       933  $ 3,513,433
Obligations of states and
  political subdivisions          999,922      20,968          -0-    1,020,890
Corporate securities            1,253,162      36,548          -0-    1,289,710
Mortgage-related securities     2,852,872         -0-          701    2,852,171

Total securities available
  for sale                    $ 8,609,397  $   68,441  $     1,634  $ 8,676,204

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31:

                                         1999        1998       1997

  Proceeds from sale of securities   $    -0-   $3,820,310  $10,151,363
  Gross gains on sales                    -0-       65,255          -0-
  Gross losses on sales                   -0-       20,751       60,163


The   amortized  cost  and  estimated  fair  value   of
securities available for sale at December 31, 1999,  by
contractual  maturity,  are shown  below.   Contractual
maturities may differ from expected maturities  because
borrowers  may  have  the  right  to  call  or   prepay
obligations   with  or  without  call   or   prepayment
penalties.

                                                Amortized  Estimated
                                                   Cost    Fair Value

  Due in one year or less                      $   225,922 $   226,314
  Due after one year through five years          2,054,644   2,041,784
  Due after five years through ten years        10,205,000  10,429,466
  Due after ten years                           16,782,335  15,912,440

                                                29,267,901  28,610,004

  Mortgage-related securities                   15,069,611  14,732,803

  Total                                        $44,337,512 $43,342,807

The   amortized  cost  and  estimated  fair  value   of
securities pledged to secure public deposits,  treasury
deposits, and repurchase agreements was $1,300,000  and
$1,237,544, respectively, as of December 31, 1999.


NOTE 5 - LOANS

The composition of loans at December 31 follows:

                                                   1999            1998

  Commercial, financial, and agricultural      $258,592,253    $219,026,672
  Commercial and governmental leases             70,689,452      60,194,795
  1-4 family residential real estate            107,750,757      97,415,442
  Consumer                                       17,050,573      23,159,913
  Construction                                   12,538,580      11,923,647

  Total loans                                  $466,621,615    $411,720,469

An analysis of the allowance for loan losses for the years ended December 31 follows:

                                           1999        1998        1997

  Balance, January 1                   $6,112,334   $5,599,546   $4,590,938
  Allowance from acquisition                  -0-          -0-      299,295
  Provision for loan losses             1,456,544    1,199,725    1,398,201
  Recoveries on loans                     102,141      118,408      112,712
  Loans charged off                      (807,652)    (805,345)    (801,600)

  Balance, December 31                 $6,863,367   $6,112,334   $5,599,546

Information regarding impaired loans follows:

As of December 31:
                                           1999        1998        1997

  Investment in impaired loans         $5,603,505   $6,072,978   $6,933,060
  Impaired loans on non-accrual               -0-    1,401,216    1,246,890
  Amount of the allowance allocated       704,141      873,014      923,014

For the years ended December 31:
                                           1999        1998        1997

  Average investment in impaired loans $6,128,430   $6,155,323   $6,709,911
  Interest income recognized during
   impairment                             298,314      316,103      211,553
  Interest income that would have
   been recognized on an accrual basis    369,468      667,599      223,510
  Cash-basis interest income recognized   298,930      301,840      212,699

The subsidiary bank in the ordinary course of banking business grants loans to the Corporation's executive officers and directors including their families and firms in which they are principal owners. Activity in such loans during 1999 is summarized below.

Substantially  all  loans  to  executive  officers  and
directors  were  made  on  the  same  terms,  including
interest  rates and collateral, as those prevailing  at
the  time  for comparable transactions with others  and
did   not   involve  more  than  the  normal  risk   of
collectibility or present other unfavorable features.

  Loans outstanding, January 1, 1999            $12,403,916
  New loans                                      10,450,034
  Repayment                                      (7,125,125)

  Loans outstanding, December 31, 1999          $15,728,825


NOTE 6 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 follow:

                                                        1999       1998

  Land                                              $ 2,895,841  $ 2,804,480
  Buildings and improvements                         15,053,633   13,663,039
  Furniture, fixtures, and equipment                 10,327,021    9,224,753

  Totals                                             28,276,495   25,692,272
  Less - Accumulated depreciation and amortization    9,158,684    7,754,214

  Net book value                                    $19,117,811  $17,938,058

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,522,512 in 1999, $1,381,015 in 1998 and $1,222,939 in 1997.


NOTE 7 - ACQUISITION INTANGIBLES

Included in other assets are intangible assets acquired
through  acquisitions.  Acquisition intangibles consist
of   the   following  as  of  December   31   (net   of
amortization):

                                                   1999       1998

  Goodwill                                      $3,668,383  $3,571,067
  Core deposit intangible                        2,933,773   2,338,354

  Total acquisition intangibles                 $6,602,156  $5,909,421


NOTE 8- DEPOSITS

The distribution of deposits at December 31 is as
follows:
                                                  1999           1998

  Non-interest-bearing demand deposits         $ 43,606,378  $ 42,076,502
  Savings, money market, and interest-bearing
   demand deposits                              267,026,981   213,791,523
  Time deposits                                 152,364,789   149,093,308

  Total deposits                               $462,998,148  $404,961,333

Time deposits of $100,000 or more were $35,309,624  and
$25,619,255   at   December   31,   1999   and    1998,
respectively.   Interest expense on  time  deposits  of
$100,000   or  more  was  $1,357,153,  $1,543,612   and
$1,606,273 for the years ended December 31, 1999,  1998
and 1997, respectively.


NOTE 8- DEPOSITS (CONTINUED)

Maturities of time deposits outstanding at December 31, 1999, are as follows:

  2000                                         $103,794,332
  2001                                            3,516,900
  2002                                           24,413,852
  2003                                           16,283,994
  2004                                            3,269,348
  Thereafter                                      1,086,363

                                               $152,364,789


NOTE 9 - BORROWINGS

Borrowings consist of the following at December 31:
                                                            1999        1998
Federal Home Loan Bank:
  Fixed-rate advance at 6.01%, maturing June 19, 2000   $10,000,000  $      -0-
  Fixed-rate advance at 6.07%, maturing August 9, 2000    7,000,000         -0-
  Fixed-rate advance at 7.37%, maturing April 15, 2004      136,104     159,731
  Fixed-rate advance at 7.59%, maturing May 17, 2004        240,177     281,657
  Fixed-rate advance at 6.35%, maturing July 7, 2004      1,000,000         -0-
  Fixed-rate advance at 6.50%, maturing October 17, 2005  2,268,156   2,535,401
  Fixed-rate advance at 7.06%, maturing May 15, 2006      4,422,253   4,630,742
  Adjustable-rate advance, maturing May 20, 1999,
    5.20% at December 31, 1998                                  -0-   3,000,000
  Adjustable-rate advance, maturing June 23, 2008,
    5.49% at December 31, 1999 and 1998                  10,000,000  10,000,000
  Adjustable-rate advance, maturing October 21, 2009,
    5.66% at December 31, 1999                           10,000,000         -0-

                                                         45,066,690  20,607,531
Farmers Home Administration:
   $2,000,000 fixed-rate note payable to Farmers
   Home Administration, maturing August 24, 2024,
   interest payable at 1%                                 1,811,346   1,874,857

Other borrowings:
   Unsecured variable rate notes payable to
   South Range State Bank's former
   stockholders, maturing in three equal annual
   installments beginning February 1, 1997,
   5.04% at December 31, 1998                                   -0-     787,773

Total borrowings                                        $46,878,036 $23,270,161


NOTE 9 - BORROWINGS (CONTINUED)

Maturities of borrowings outstanding at December 31, 1999, are as follows:

  2000                                         $17,642,792
  2001                                             686,079
  2002                                             734,547
  2003                                             788,567
  2004                                           1,986,607
  Thereafter                                    25,039,444

                                               $46,878,036

The    Federal   Home   Loan   Bank   borrowings    are
collateralized  by the following: a blanket  collateral
agreement  on  the Bank's residential  mortgage  loans;
U.S. Government and agency securities with an amortized
cost  and  estimated  fair  value  of  $22,124,000  and
$22,933,000, respectively, at December 31, 1999; and by
Federal Home Loan Bank stock owned by the Bank totaling
$3,034,300,  included in other assets, at December  31,
1999.   Prepayment of the advances is  subject  to  the
provisions and conditions of the credit policy  of  the
Federal Home Loan Bank of Indianapolis in effect as  of
December 31, 1999.

The   Farmers   Home   Administration   borrowing    is
collateralized by loans totaling $1,594,426, originated
and  held by the Corporation's wholly owned subsidiary,
First   Rural   Relending,  and   guaranteed   by   the
Corporation.


NOTE 10 - INCOME TAXES

The components of the federal income tax provision for the years ended December 31 follow:

                                         1999        1998        1997

  Current tax expense                  $1,852,739  $1,239,912  $1,726,124
  Deferred tax credit                    (117,239)   (269,982)   (322,707)

  Total provision for income taxes     $1,735,500  $  969,930  $1,403,417

Included  in the total provision for income  taxes  are
expenses (credits) of $0, $15,131 and $(20,455) for the
years   ended  December  31,  1999,  1998   and   1997,
respectively, related to security transactions.

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December
31 are as follows:

                                              1999        1998
  Deferred tax assets:
     Allowance for loan losses            $2,070,487   $1,844,183
     Deferred compensation                   413,109      366,290
     Unrealized loss on securities
       available for sale                    338,200          -0-

     Total deferred tax assets             2,821,796    2,210,473

  Deferred tax liabilities:
     Depreciation                         (1,044,915)    (777,689)
     Intangibles                            (195,814)    (285,986)
     Unrealized gain on securities
       available for sale                        -0-      (22,714)
     Other                                   (22,162)     (43,332)

     Total deferred tax liabilities       (1,262,891)  (1,129,721)

  Net deferred tax asset                  $1,558,905   $1,080,752


NOTE 10 - INCOME TAXES (CONTINUED)

A  summary of the source of differences between  income
taxes  at  the federal statutory rate and the provision
for  income  taxes  for  the years  ended  December  31
follows:

                                            1999         1998         1997

  Tax expense at statutory rate          $2,750,957   $1,880,581   $1,873,086
  Increase (decrease) in taxes
   resulting from:
     Tax-exempt interest                 (1,121,434)  (1,127,726)    (603,836)
     Other                                  105,977      217,075      134,167

  Provision for income taxes             $1,735,500     $969,930   $1,403,417


NOTE 11 - RETIREMENT PLAN

The Corporation has established a 401(k) profit-sharing
plan.   Employees  who have completed three  months  of
service  and  attained the age of 18  are  eligible  to
participate in the plan.  Eligible employees can  elect
to  have a portion, not to exceed 15%, of their  annual
compensation  paid  into the plan.   In  addition,  the
Corporation  may make discretionary contributions  into
the  plan.   Retirement plan contributions  charged  to
operations totaled $158,570, $200,267 and $105,267  for
1999, 1998 and 1997, respectively.


NOTE 12 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and
directors,    the   Corporation   has   two    deferred
compensation plans.

Benefits under one of the plans is based on the  number
of  years  the key members have served the Corporation.
A  liability is recorded on a present value  basis  and
discounted  using current market rates.  The  liability
may change depending upon changes in long-term interest
rates.   The liability at December 31, 1999  and  1998,
for vested benefits under this plan, was $1,135,769 and
$1,098,267,  respectively.  The  Corporation  maintains
life  insurance  policies  on  the  plan  participants.
Death   benefits  received  from  the  life   insurance
policies  will be used to offset the obligations  under
the  plan.  The cash surrender value of these  policies
was  $940,476  and $899,087 at December  31,  1999  and
1998, respectively.

The  Corporation sponsors a deferred stock compensation
plan  for  directors.  Directors are allowed  to  defer
their  director's  fees under the plan.   The  deferred
compensation  is computed as stock equivalents  as  the
compensation is earned.  Directors receive the deferred
compensation   in  the  form  of  common   stock   upon
retirement.   The liability relating to this  plan  was
$325,050  and $219,100 at December 31, 1999  and  1998,
respectively.

Deferred compensation expense for the plans was $248,146, $316,041 and $175,000 for 1999, 1998 and
1997, respectively.


NOTE 13 - GUARANTEED PREFERRED BENEFICIAL INTERESTS  IN
 THE CORPORATION'S SUBORDINATED DEBENTURES

In May 1999, the Corporation formed a Delaware business
trust, North Country Capital Trust (the "Trust").   All
of  the common securities of this special purpose trust
are  owned by the Corporation.  The Trust exists solely
to  issue  capital securities.  For financial reporting
purposes, the Trust is reported as a subsidiary and  is
consolidated  into  the  financial  statements  of  the
Corporation.  The capital securities are presented as a
separate line item on the consolidated balance sheet as
guaranteed  preferred  beneficial  interests   in   the
Corporation's subordinated debentures (trust  preferred
securities).   The  Trust  has issued  trust  preferred
securities   and   invested   the   net   proceeds   in
subordinated  debentures issued to  the  Trust  by  the
Corporation.  The subordinated debentures are the  sole
asset of the Trust.  The Corportion, through guarantees
and   agreements,   has   fully   and   unconditionally
guaranteed  all  of the Trust's obligations  under  the
trust preferred securities.


NOTE 13 - GUARANTEED PREFERRED BENEFICIAL INTERESTS  IN
 THE CORPORATION'S SUBORDINATED DEBENTURES  (CONTINUED)

The   Federal  Reserve  Bank  has  accorded  the  trust
preferred  securities  Tier  I  capital  status.    The
ability  to apply Tier I capital treatment, as well  as
to  deduct  the expense of the subordinated  debentures
for  income tax purposes, provided the Corporation with
a  cost-effective way to raise regulatory capital.  The
trust  preferred  securities  are  not  included  as  a
component   of  total  shareholders'  equity   on   the
consolidated balance sheet.

The  trust  preferred securities carry  a  distribution
floating  rate of the three month LIBOR plus  2.5%  and
have  a  stated  maturity date of May  14,  2029.   The
securities  are redeemable at par after May  14,  2009.
Distributions  on  the trust preferred  securities  are
payable quarterly on February 14, May 14, August 14 and
November 14.


NOTE 14 - SHAREHOLDERS' EQUITY

Earnings per share are based upon the weighted  average
number of shares outstanding.  The following shows  the
computation of basic and diluted earnings per share for
the years ended December 31:
                                                    Weighted
                                                     Average
                                                    Number of  Earnings Per
                                       Net Income    Shares       Share
1999
Earnings per share - Basic             $6,355,549   7,031,203    $ 0.90
Effect of stock options - Net                          67,972
Effect of deferred stock compensation                  21,886

Earnings per share - Diluted           $6,355,549   7,121,061    $ 0.89

1998
Earnings per share - Basic             $4,561,190   7,038,909    $ 0.65
Effect of stock options - Net                          64,693
Effect of deferred stock compensation                  16,614

Earnings per share - Diluted           $4,561,190   7,120,216    $ 0.64

1997
Earnings per share - Basic             $4,105,659   7,131,354    $ 0.58
Effect of stock options - Net                          11,700
Effect of deferred stock compensation                  12,723

Earnings per share - Diluted           $4,105,659   7,155,777    $ 0.57

Effective August 25, 1998, the Board of Directors of the Corporation approved a three-for-one stock split.
All references to the number of shares of common stock in the consolidated financial statements and footnotes thereto have been restated for the stock split.


NOTE 14 - SHAREHOLDERS' EQUITY (CONTINUED)

The   Corporation  is  subject  to  various  regulatory
capital   requirements  administered  by  the   federal
banking  agencies.   Failure to  meet  minimum  capital
requirements   can   initiate   certain   mandatory-and
possibly additional discretionary-actions by regulators
that,  if  undertaken,  could have  a  direct  material
effect  on  the  Corporation's  consolidated  financial
statements.  Under capital adequacy guidelines and  the
regulatory framework for prompt corrective action,  the
Corporation must meet specific capital guidelines  that
involve  quantitative  measures  of  the  Corporation's
assets,   liabilities,  and  certain  off-balance-sheet
items   as   calculated  under  regulatory   accounting
practices.   The  Corporation's  capital  amounts   and
classification   are   also  subject   to   qualitative
judgments  by  the  regulators about  components,  risk
weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 1999, the Corporation meets all capital adequacy requirements to which it is subject.

As  of  December 31, 1999, the most recent notification
from   the   Federal   Deposit  Insurance   Corporation
categorized  the  subsidiary bank as  well  capitalized
under  the  regulatory framework for prompt  corrective
action.   To  be  categorized as well capitalized,  the
Bank  must  maintain minimum total risk-based,  Tier  I
risk-based, and Tier I leverage ratios as set forth  in
the  table.   There are no conditions or  events  since
that notification that management believes have changed
the subsidiary bank's category.

The Corporation's actual and required capital amounts and ratios as of December 31 are as follows:

                                                                 To Be Well
                                                             Capitalized Under
                                              For Capital    Prompt Corrective
                              Actual        Adequacy Purposes  Action Provisions
                         Amount     Ratio   Amount      Ratio   Amount  Ratio

1999
Total capital (to risk-
  weighted assets):
 Consolidated          $51,666,000  13.0%  $31,732,000  8.0%          N/A
 North Country
  Bank & Trust         $50,053,000  12.7%  $31,609,000  8.0%   $39,511,000 10.0%

Tier I capital (to risk-
 weighted assets):
 Consolidated          $46,684,000  11.8%  $15,866,000  4.0%           N/A
 North Country
  Bank & Trust         $45,090,000  11.4%  $15,804,000  4.0%   $23,707,000  6.0%

Tier I capital (to
 average assets):
 Consolidated          $46,684,000  8.4%   $22,120,000  4.0%           N/A
 North Country
  Bank & Trust         $45,090,000  8.2%   $22,066,000  4.0%   $27,583,000  5.0%


NOTE 14 - SHAREHOLDERS' EQUITY (CONTINUED)

1998
Total capital (to risk-
  weighted assets):
 Consolidated          $37,881,000 10.7%   $28,397,000  8.0%           N/A
 North Country
  Bank & Trust         $37,083,000 10.9%   $27,160,000  8.0%   $33,950,000 10.0%

Tier I capital (to risk-
 weighted assets):
 Consolidated          $33,423,000  9.4%   $14,199,000  4.0%           N/A
 North Country
  Bank & Trust         $32,816,000  9.7%   $13,580,000  4.0%   $20,370,000  6.0%

Tier I capital (to
 average assets):
 Consolidated          $33,423,000  7.2%   $18,532,000  4.0%           N/A
 North Country
  Bank & Trust         $32,816,000  7.2%   $18,360,000  4.0%   $22,950,000  5.0%

The  Bank  is  restricted by banking  regulations  from
making dividend distributions above prescribed amounts.
At   December  31,  1999,  the  Bank  could  have  paid
$14,811,000  of additional dividends to the Corporation
without prior regulatory approval.


NOTE 15 - STOCK OPTION PLANS

The  Corporation sponsors two stock option  plans,  one
for  officers  and  employees and one  for  nonemployee
directors.   A  total  of  600,000  shares  were   made
available  for grant under these plans.  Options  under
these  plans  are  granted  at  the  discretion  of   a
committee  of  the  Corporation's Board  of  Directors.
Options  to purchase shares of the Corporation's  stock
are granted at a price equal to the market price of the
stock  at  the  date  of grant.  The committee,  within
guidelines  of no less than six months and  no  greater
than   ten  years,  as  established  under  the  plans,
determines  the vesting of the options  when  they  are
granted.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology.
The following assumptions were made in estimating fair value for options granted for the years ended December 31:

                                          1999       1998      1997

  Dividend yield                          0.90%      1.00%     1.25%
  Risk-free interest rate                 5.50%      4.72%     5.14%
  Weighted average expected life (years)  7.0        7.0       7.0
  Expected volatility                    16.46%     10.04%    11.45%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $0.94 per share for options granted in 1999, $0.39 per share for options granted in 1998 and $0.37 per share for options granted in 1997.


NOTE 15 - STOCK OPTION PLANS (CONTINUED)

No compensation cost has been recognized for the plans.
Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced for the years ended December 31, as follows:

                                        1999        1998        1997
  Net income:

     As reported                     $6,355,549  $4,561,190  $4,105,659

     Pro forma                       $6,288,107  $4,550,149  $4,100,889

  Earnings per share - Basic:

     As reported                     $     0.90  $     0.65  $     0.58

     Pro forma                       $     0.89  $     0.64  $     0.57

  Earnings per share - Diluted:

     As reported                     $     0.89  $     0.64  $     0.57

     Pro forma                       $     0.88  $     0.64  $     0.57

Following is a summary of stock option transactions for the years ended December 31:

                                              Number of Shares
                                            1999       1998       1997

Outstanding at beginning of year           331,895    198,759     75,600
Granted during the year                    244,400    163,200    153,309
Exercised during the year (at prices
  ranging from $3.67 to $15.00 per share)   (3,150)   (30,064)   (30,150)

Outstanding at end of year                 573,145    331,895    198,759

Weighted average exercise price per share
  at end of year                          $  18.34   $  16.97   $  12.51

Available for grant at end of year          39,073    283,473    446,673

Options granted during 1999 were granted at a price  of
$20.00.   Options  granted in 1998 were  granted  at  a
price  of $19.00 and $20.33.  Options granted  in  1997
were  granted at a price of $15.00.  Under these plans,
options expire ten years after the date of grant.


NOTE 15 - STOCK OPTION PLANS (CONTINUED)

Following is a summary of the options outstanding at December 31, 1999:

                         Outstanding Options        Exercisable Options
                                Weighted
                                Average    Weighted            Weighted
                               Remaining   Average             Average
  Exercise                    Contractual  Exercise            Exercise
 Price Range         Number    Life-Years   Price    Number    Price

$4.17 to $15.00      165,545        7.2   $ 13.86    76,748    $ 12.54
$19.00 to $20.33     407,600        9.0     19.47    163,200     20.22

                     573,145        8.5   $ 17.85    239,948   $ 17.76


NOTE 16 - OTHER COMPREHENSIVE INCOME (DEFICIT)

Other comprehensive income (deficit) components and related taxes were as follows:

                                                 1999       1998       1997
  Unrealized holding gains (losses) on
    available for sale securities            $(1,061,512) $  116,212 $  313,010
  Less reclassification adjustments for gains
    (losses) later recognized in income              -0-      44,504    (60,163)
  Net unrealized gains (losses)               (1,061,512)     71,708    373,173
  Tax effect                                    (360,914)     24,381    126,879

Other comprehensive income (deficit)           $(700,598)   $ 47,327   $246,294


NOTE 17 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

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
                                                   1999          1998

  Commitments to extend credit                  $130,446,000   $128,059,000
  Standby letters of credit                       14,425,000     14,869,000
  Credit card commitments                          5,334,000      2,782,000

                                                $150,205,000   $145,710,000


NOTE 17 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

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

Credit card commitments are commitments on credit cards issued by the Corporation's subsidiary and serviced by other companies. These commitments are unsecured.

Contingencies

In  the  normal course of business, the Corporation  is
involved in various legal proceedings.  In the  opinion
of   management,  any  liability  resulting  from  such
proceedings would not have a material adverse effect on
the consolidated financial statements.

Concentration of Credit Risk

The  Corporation's subsidiary bank grants  residential,
commercial, agricultural, and consumer loans throughout
Michigan.   Due  to  the diversity  of  locations,  the
ability of debtors to honor their contracts is not tied
to any particular economic sector.


NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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


NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Borrowings  - Rates currently available for  debt  with
similar  terms  and remaining maturities  are  used  to
estimate  the  fair value of existing debt.   The  fair
value  of  borrowed funds due on demand is  the  amount
payable at the reporting date.

Guaranteed  preferred  beneficial  interests   in   the
Corporation's  subordinated debentures -  The  carrying
value  is  considered to estimate fair  value  as  this
financial instrument reprices frequently and fully.

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

The following table presents information for financial instruments at December 31:

                                       1999                  1998
                               Carrying  Estimated     Carrying  Estimated
                                Amount   Fair Value     Amount   Fair Value
                                             (In Thousands)
Financial assets:
  Cash and cash equivalents    $  26,160  $  26,160  $  22,640  $  22,640
  Interest-bearing deposits          679        679        -0-        -0-
  Securities available for sale   43,343     43,343      8,676      8,676
  Net loans                      459,758    461,511    405,608    414,609

Total financial assets         $ 529,940  $ 531,693  $ 436,924  $ 445,925

Financial liabilities:
  Deposits                     $ 462,998  $ 462,634  $ 404,961  $ 406,334
  Borrowings                      46,878     45,729     23,270     22,380
  Guaranteed preferred beneficial
   interests in the Corporation's
   subordinated debentures        12,450     12,450        -0-        -0-

Total financial liabilities    $ 522,326  $ 520,813  $ 428,231  $ 428,714

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


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                    BALANCE SHEETS
              December 31, 1999 and 1998

                        ASSETS

                                                     1999        1998

Cash and cash equivalents                       $   889,001  $   999,979
Investment in subsidiaries                       51,648,625   38,802,583
Other assets                                      1,311,966    1,057,482


TOTAL ASSETS                                    $53,849,592  $40,860,044


         LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Accrued expenses                              $   194,081  $   602,906
  Borrowings                                            -0-      787,773

  Total liabilities                                 194,081    1,390,679

Subordinated debentures                          12,836,000          -0-

Total shareholders' equity                       40,819,511   39,469,365


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $53,849,592  $40,860,044


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS
(CONTINUED)

                 STATEMENTS OF INCOME
     Years Ended December 31, 1999, 1998, and 1997


                                               1999       1998       1997

Income:
  Dividends received from subsidiaries     $3,150,000  $3,250,000  $4,377,878
  Net security losses                             -0-         -0-     (41,888)
  Other                                        23,798      31,809       9,317

     Total income                           3,173,798   3,281,809   4,345,307

Expenses:
  Salaries and benefits                        81,557     142,329     270,038
  Interest                                    760,182      95,272     123,191
  Other                                       364,366     595,284     398,325

     Total expenses                         1,206,105     832,885     791,554

Income before credit for income
  taxes and equity in undistributed net
  income of subsidiaries                    1,967,193   2,448,924   3,553,753
Credit for income taxes                      (402,000)   (146,632)   (258,964)

Income before equity in undistributed
  net income of subsidiaries                2,369,693   2,595,556   3,812,717
Equity in undistributed net income of
  subsidiaries                              3,985,856   1,965,634     292,942

Net income                                 $6,355,549  $4,561,190  $4,105,659


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

               STATEMENTS OF CASH FLOWS
     Years Ended December 31, 1999, 1998, and 1997

                                                  1999       1998       1997
Increase (decrease) in cash and cash equivalents:
 Cash flows from operating activities:

   Net income                                 $6,355,549  $4,561,190  $4,105,659

   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Loss on sale of equity securities               -0-         -0-      41,888
     (Gain) loss on sale of premise and equipment  3,528     (31,600)        -0-
      Provision for depreciation and amortization  9,470       4,872         -0-
      Equity in undistributed net income of
       subsidiaries                           (3,985,856) (1,965,634)  (292,942)
       Change in other assets                   (267,482)   (111,636)  (487,485)
       Change in accrued expenses               (408,825)     38,241     402,536

          Total adjustments                   (4,649,165) (2,065,757)  (336,003)

  Net cash provided by operating activities    1,706,384   2,495,433   3,769,656

  Cash flows from investing activities:
     Investment in subsidiaries               (9,560,784)        -0- (4,052,914)
     Payment for purchase of securities
      available for sale                             -0-    (110,922)        -0-
     Proceeds from sales of securities
      available for sale                             -0-      10,000     317,300
     Proceeds from sale of premise and equipment     -0-     100,000         -0-
     Capital expenditures                            -0-      (3,528)        -0-

  Net cash used in investing activities       (9,560,784)     (4,450)(3,735,614)

  Cash flows from financing activities:
     Proceeds from borrowings                 15,836,000         -0-        -0-
     Principal payments on borrowings         (3,787,773)   (787,539)  (787,539)
     Proceeds from issuance of common stock      480,036   1,191,638   1,868,178
     Retirement of common stock               (3,497,980) (1,796,639)  (831,606)
     Dividends paid                           (1,286,861) (1,251,224)(1,182,014)

  Net cash provided by (used in)
    financing activities                       7,743,422  (2,643,764)  (932,981)

Net decrease in cash and cash equivalents       (110,978)   (152,781)  (898,939)

Cash and cash equivalents at beginning           999,979   1,152,760   2,051,699

Cash and cash equivalents at end             $   889,001  $  999,979  $1,152,760



 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES


                SELECTED FINANCIAL DATA
                      (Unaudited)

                                    Year ended December 31,

                                1999     1998     1997      1996     1995
                           (Dollars in thousands, except per share amounts)

Selected Financial
 Condition Data:
  Total assets               $568,442  $471,381  $421,434  $367,160  $282,791
  Loans                       466,622   411,720   372,519   314,886   221,507
  Securities                   43,343     8,676    10,103    15,191    27,055
  Deposits                    462,998   404,961   360,549   305,939   244,407
  Borrowings                   46,878    23,270    19,628    20,441    10,088
  Total equity                 40,820    39,469    36,592    32,386    25,007

Selected Operations Data:
  Interest income            $ 42,549  $ 38,498  $ 35,964  $ 28,724  $ 22,100
  Interest expense            (20,602)  (17,815)  (15,898)  (12,674)   (9,561)
    Net interest income        21,947    20,683    20,066    16,050    12,539
  Provision for loan losses    (1,457)   (1,200)   (1,398)   (2,424)     (771)
  Other income                  3,538     2,651     1,638     1,360     1,354
  Other expenses              (15,937)  (16,603)  (14,797)  (11,609)   (9,368)
   Income before income taxes   8,091     5,531     5,509     3,377     3,754
  Provision for income taxes   (1,735)     (970)   (1,403)     (543)   (1,084)
    Net income               $  6,356  $  4,561  $  4,106  $  2,834  $  2,670

Per Share Data:  *
  Net income - Basic         $   0.90  $   0.65  $   0.58  $   0.43  $   0.42
  Net income - Diluted           0.89      0.64      0.57      0.43      0.42
  Cash dividends                 0.18      0.17      0.16      0.14      0.14
  Book value                     5.83      5.54      5.13      4.57      3.96

Financial Ratios:
  Return on average equity      15.83%    11.18%    11.29%     9.15%    11.65%
  Return on average assets       1.22%     0.98%     1.00%     0.82%     1.00%
  Dividend payout ratio         20.25%    27.43%    28.79%    32.11%    31.97%
  Average equity to average
   assets                        7.70%    8.75%      8.85%     8.99%     8.57%



*   Adjusted for 3 for 1 stock splits on April 29, 1996 and August 25, 1998


 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES


        SUMMARY QUARTERLY FINANCIAL INFORMATION
                      (Unaudited)

                                                   Three months ended,

                                  March 31  June 30  September 30  December 31
                                (Dollars in thousands, except per share amounts)

1999
Selected Operations Data:
  Interest income                 $ 9,732   $10,187     $10,791      $11,839
  Interest expense                 (4,622)   (4,917)     (5,283)      (5,780)
    Net interest income             5,110     5,270       5,508        6,059
  Provision for loan losses          (213)     (213)       (213)        (818)
  Other income                        615       649       1,223        1,051
  Other expenses                   (3,436)   (4,167)     (4,291)      (4,043)
    Income before income taxes      2,076     1,539       2,227        2,249
  Provision for income taxes         (535)     (232)       (500)        (468)
    Net income                    $ 1,541   $ 1,307     $ 1,727      $ 1,781

Per Share Data:
  Net income - Basic              $  0.22   $  0.19     $  0.25      $  0.24
  Net income - Diluted               0.22      0.19        0.25         0.23


1998
Selected Operations Data:
  Interest income                 $ 9,183   $ 9,815     $ 9,667      $ 9,833
  Interest expense                 (4,253)   (4,413)     (4,547)      (4,602)
    Net interest income             4,930     5,402       5,120        5,231
  Provision for loan losses          (250)     (425)       (450)         (75)
  Other income                        542       716         662          731
  Other expenses                   (3,658)   (3,996)     (3,731)      (5,218)
    Income before income taxes      1,564     1,697       1,601          669
  Provision for income taxes         (414)     (380)       (453)         277
    Net income                    $ 1,150   $ 1,317     $ 1,148      $   946

Per Share Data:  *
  Net income - Basic              $  0.16   $  0.18     $  0.16      $  0.15
  Net income - Diluted               0.16      0.18        0.16         0.14



*  Adjusted for 3 for 1 stock split on August 25, 1998


 NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES


                  MARKET INFORMATION
                      (Unaudited)


Historically, there has been no active market  for  the
Corporation's common stock and no published information
with  respect  to  its market price.  There  have  been
occasional  direct sales by shareholders of  which  the
Corporation's  common stock has sold at  a  premium  to
book  value.   The price was reported to management  in
most  of these transactions, but management has no  way
of  confirming  the  prices which were  reported.   The
following  table sets forth the range of high  and  low
sales  prices of the Corporation's common stock  during
1999  and  1998 based on information made available  to
management.   Although management is not aware  of  any
transactions at higher or lower prices, there may  have
been  transactions  at  prices outside  of  the  ranges
listed.


                                              Three months ended,

                                  March 31  June 30  September 30  December 31

1999
High                               $25.00   $25.00      $20.00        $20.00
Low                                 23.00    19.50       19.00         17.00

1998  *
High                               $19.00   $20.67      $22.00        $23.00
Low                                 16.34    19.00       20.67         22.00





*  Adjusted for 3 for 1 stock split on August 25, 1998


Management's Discussion and Analysis of
Financial Condition and Results of Operations



          NORTH COUNTRY FINANCIAL CORPORATION

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HIGHLIGHTS

For   North   Country   Financial   Corporation   ("the
Corporation"),  1999 was a year of  record  growth  and
profitability.   The Corporation grew total  assets  by
21%  and net income by 39% over the prior year.  Growth
remains  an  important  element  of  the  Corporation's
strategy,  and  management believes that the  continued
success and profitability of the Corporation depends on
continuing  to  attract credit-worthy,  and  profitable
assets  both  internally and through market  expansion.
To  enhance its ability to grow, the Corporation formed
a Delaware business trust, North Country Capital Trust,
in  1999 solely to issue capital securities, which  are
accorded   Tier  I  capital  treatment  for  regulatory
purposes.   The  Corporation also formed North  Country
Financial  Group,  in  Denver,  Colorado,  to   further
enhance  its  ability to attract high performing  lease
assets.   In  addition, the Corporation  continued  its
market  expansion  into  lower  Michigan  through   the
opening  of  two  new  branches in  Traverse  City  and
Petoskey and the purchase of two branches in Kaleva and
Mancelona.

At  December 31, 1999, the Corporation had total assets
of  $568.4  million, an increase of  $97  million  from
December  31,  1998.   During  1999,  outstanding  loan
balances  increased 13% or $55 million to $467 million.
Of  the  total increase in loans, $43 million, or  78%,
came from an increase in the commercial loan portfolio.
In   addition,  the  Corporation's  security  portfolio
increased  $35 million to $43.3 million over the  prior
year.   The  increase coincides with the  Corporation's
strategy  to  invest funds from increased deposits  and
borrowings  into  securities with  similar  contractual
maturities.

The  growth  in  1999  continues the  trend  which  has
developed  over  the  past several  years.   From  1995
through 1999, assets grew by a total of $286 million or
101%.   During  the same period, loan and lease  assets
grew $245 million, or 111%.

Growth will continue to be an important element of  the
Corporation's strategy, and selective bank  and  branch
acquisitions  will continue to occur  as  opportunities
arise.   The Corporation's banking offices are  located
in  Michigan,  a state which covers a large  geographic
area and has a low population density.  Because of  the
nature  of this market area, the cost of operating  the
Corporation's  banking  network  is  higher  than   the
average  for  banking companies the same  size  as  the
Corporation.  In order to improve operating efficiency,
management  centralized  the  key  departments  of  the
Corporation's  sales  and  service  environment   which
allows  the  branches to focus on customer service  and
cross selling of bank products and services.

Earnings  have  continued to  increase  over  the  past
several  years.   Net  income was  $6.4  million,  $4.6
million,  and  $4.1 million for 1999,  1998  and  1997,
respectively.   Return on average shareholders'  equity
was 15.83%, 11.18% and 11.29%, for 1999, 1998 and 1997,
respectively.   Basic and diluted  earnings  per  share
have  continued  to  increase  during  this  three-year
period.   Basic earnings per share were $0.90 in  1999,
$0.65  in 1998 and $0.58 in 1997, an increase of  38.5%
from  1998  to 1999 and 12.1% from 1997 to 1998.   This
increase   in  earnings  per  share  is  a  result   of
significant  growth in earnings with a slight  decrease
in  outstanding stock as a result of the  Corporation's
stock  repurchases.  The increase in earnings for  1999
is largely the result of increased net interest income,
increased  non-interest income and improved  efficiency
in operations.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

FINANCIAL CONDITION

Loans

Loans represented 82.09% of total assets at the end  of
1999, compared to 87.34% at the end of 1998.  The  loan
to deposit ratio remained relatively stable, decreasing
slightly  from 101.67% at December 31, 1998 to  100.78%
at   December  31,  1999.   Loans  provide   the   most
attractive  earning  asset  yield  available   to   the
Corporation  and management believes that  the  trained
personnel  and  controls are in place  to  successfully
manage   a   growing   loan  portfolio.    Accordingly,
management intends to continue to maintain loans at the
highest  possible  level  within  the  constraints   of
adequate liquidity.

Following  is  a  summary  of  the  Corporation's  loan
balances at December 31 (in thousands):
                                                                 Percent
                                                1999     1998     Change

  Commercial real estate                      $ 79,000  $ 82,207  (3.90)
  Commercial, financial, and agricultural      179,592   136,820  31.26
  Leases:
     Commercial                                 22,541    20,097  12.16
     Governmental                               48,148    40,098  20.08
  1 - 4 family residential real estate         107,751    97,415  10.61
  Consumer                                      17,051    23,160 (26.38)
  Construction                                  12,539    11,923   5.17

     Total                                    $466,622  $411,720  13.33%


The  Corporation has four major categories  of  lending
activities.   Three categories, commercial, residential
real estate, and consumer, are generally with customers
in Michigan.  The fourth major lending line, commercial
and  governmental leasing, takes place on a  nationwide
basis.   As  shown in the table above, the majority  of
the current year loan growth occurred in the commercial
loans and the leasing categories.   Management believes
these  categories will continue to grow in the  future,
with  the  level  of  consumer  lending  continuing  to
decrease.

For  the  year,  commercial loans increased  by  $42.77
million  or  by 31.26%.    The overall commercial  loan
growth   is   largely  due  to  the  efforts   of   the
relationship  bankers  and their ability  to  penetrate
growth markets such as Marquette, Sault Ste. Marie, and
more  recently,  commercial centers in lower  Michigan.
The most prominent type of financing, at $70.10 million
or  27.11%  of the commercial loan portfolio, continues
to focus on hospitality and tourism related industries.
The  remainder  of  the commercial  loan  portfolio  is
diversified  in  such categories as gaming,  petroleum,
forestry, and farming.

In  addition  to  traditional commercial  lending,  the
Corporation finances commercial and governmental leases
throughout  the country.  As illustrated in  the  table
above,  a  majority  of  the  leasing  activity  is  to
governmental    units,   including   Native    American
organizations.  The Corporation has developed expertise
and  contacts in the leasing business which provide  it
with opportunities to purchase credit-worthy leases  at
attractive  yields.   Management  closely  reviews  the
credit  quality of each proposed lease before  entering
into  a  financing agreement.  Such reviews may include
visits  to  major equipment vendors which  produce  the
equipment  to  be  leased or to  the  lease  customers,
including   governmental  organizations.    The   lease
agreements   are   strictly   financing;   while    the
Corporation  has access to the underlying equipment  as
collateral, there is no interest in the residual  value
of the equipment.  Management continues to aggressively
pursue leases, and the Corporation will look to enhance
its   lease   portfolio  through   its   newly   formed
subsidiary, North Country Financial Group,  in  Denver,
Colorado.   This  new corporation  is  engaged  in  the
business  of  public  finance,  and  intends  to  focus
primarily   on   providing  tax-exempt   lease/purchase
financing  to  municipalities  located  throughout  the
United States.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Real  estate lending on 1-4 family residences comprises
the second largest portion of the loan portfolio.  This
past  year,  real  estate loans grew by  10.61%  or  by
$10.34  million to $107.75 million.  Approximately  90%
of  these loans are adjustable rate products that  have
an  annual  interest adjustment.  These loans typically
have  a  maximum  adjustment of two  percentage  points
annually  and five percentage points over the  life  of
the  loan.   The Corporation continues to  utilize  its
mortgage  banking operation to sell longer-term,  fixed
rate  products; however, with the rising interest  rate
environment,  activity in this area declined  in  1999.
Loans  originated  and  sold to  the  secondary  market
totaled  $15.15  million  in 1999  compared  to  $21.42
million in 1998.

Consumer lending represents a small percentage  of  the
Corporation's  loan portfolio.  At December  31,  1999,
consumer loans totaled $17.05 million, or 3.65% of  the
total  portfolio.  Consumer loans continue to  decrease
both  in dollars and in percentage in relation  to  the
overall  loan portfolio.  This decrease is  intentional
as  consumer  lending  is  a  highly  competitive,  and
traditionally  a  higher cost, area  of  lending.   The
Corporation will continue to originate consumer  loans;
however,  this  is not seen as a high priority  lending
area at the current time.

At  the  end  of  1999, the allowance for  loan  losses
represents 1.47% of total loans or $6.86 million.   The
allowance  is  maintained  by  management  at  a  level
considered adequate to cover losses that are  currently
anticipated  based  on  past loss  experience,  general
economic   conditions,   information   about   specific
borrower  situations including their financial position
and  collateral values, and other factors and estimates
which are subject to change over time.  In management's
opinion,  the allowance for loan losses is adequate  to
cover   probable   losses   related   to   specifically
identified  loans, as well as probable losses  inherent
in the balance of the loan portfolio.


The Corporation's success in maintaining credit quality is demonstrated in the following table (dollars in thousands):

                                                     1999    1998     1997

  Allowance to total loans at end of year           1.47%    1.48%   1.50%
  Net charge-offs during the year                  $  706   $  687  $  689
  Net charge-offs to average outstanding loans      0.16%    0.17%   0.20%
  Net charge-offs to beginning allowance balance   11.55%   12.28%  15.01%
  Nonaccrual loans at end of year                      95    2,174   1,956
  Loans 90 days or more delinquent at end of year
    (excluding nonaccrual loans)                   $2,452   $1,238  $  698

Management  analyzes the allowance for loan  losses  in
detail  on  a  monthly  basis  to  ensure  that  losses
inherent in the portfolio are properly recognized.   In
addition  to the input of lending officers,  management
uses  an  external loan review consultant to examine  a
sample of commercial real estate, lease, and commercial
loan  relationships.   The recommendations  from  these
sources,  along  with  the federal  and  state  banking
regulators, are considered in analyzing the adequacy of
the allowance for loan losses.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Securities

During  1999,  the  security portfolio  became  a  more
important  component of the Corporation's  strategy  to
diversify its asset base.  Securities increased  $34.66
million  in 1999, from $8.68 million to $43.34 million.
Funds  made  available  from  increased  deposits   and
additional   borrowings   have   been   invested   into
securities  with  similar contractual maturities.   The
security portfolio includes strong diversity among U.S.
Treasury  and agency securities, obligations of  states
and  political  subdivisions, corporate securities  and
mortgage-related securities.  The carrying value of the
Corporation's securities is as follows at  December  31
(dollars in thousands):

                                                   1999       1998
  U.S. Treasury securities and
    obligations of U.S. government
    agencies                                   $   9,392    $  3,513
  Obligations of states and
    political subdivisions                         16,210      1,021
  Corporate securities                              3,008      1,290
  Mortgage-related securities                      14,733      2,852

  Total securities                              $  43,343   $  8,676

The  Corporation's policy is to purchase securities  of
high    credit    quality,    consistent    with    its
asset/liability management strategies.   The  mortgage-
related  securities have maturities ranging  up  to  30
years,  while the remaining securities have  maturities
ranging   primarily  from  one  to   15   years.    The
Corporation classifies all securities as available  for
sale,  in order to maintain adequate liquidity  and  to
maximize  its  ability  to  react  to  changing  market
conditions.


Deposits

Deposit  growth has been, and continues  to  be  a  key
element of the Corporation's expansion strategy.  Total
deposits  at  December 31, 1999, were  $463.00  million
compared  to $404.96 million at the end of  1998.   The
growth  of  $58.04 million during 1999 included  a  net
increase of $6.60 million related to branch acquisition
and  divesture activity.  The majority of  the  growth,
$51.44   million,  was  internally  generated  by   the
Corporation throughout its branch network.

The  most  significant impact on the growth of deposits
continues  to come from the savings, money  market  and
interest-bearing   demand   deposit   category.    This
increase  is directly attributable to the Corporation's
"Preferred Checking" account, which as of December  31,
1999, paid interest at a rate of 5.25% on balances over
$10,000.   The Preferred Checking account  product  was
introduced  in  1998  and, as  of  December  31,  1999,
accounts  for  $149 million of the Corporation's  total
deposit base.  Deposits over $100,000, totaling  $35.31
million  and  $25.62 million at December 31,  1999  and
1998,   respectively,  consist  primarily  of   stable,
governmental   balances,  and  balances   from   retail
customers.  There were no brokered deposits at December
31, 1999.

The  Corporation  continues to offer its  premium-based
certificate of deposit program.  Customers can elect to
receive  one  of  several products  in  place  of  cash
interest   payments   on   term   certificates.     The
Corporation   offers  firearms,  golf  clubs,   diamond
jewelry,  and grandfather clocks under these  programs.
The  most  successful and long-standing of the programs
is  the  firearm  program, which is offered  to  sports
enthusiasts   nationally.   Under  this  program,   the
Corporation records the cost of the product given as  a
discount  from  the face amount of the  certificate  of
deposit   and  recognizes  interest  expense   on   the
effective  interest  method  over  the  life   of   the
certificate.     Total   certificates    of    deposits
outstanding under this program were approximately $1.48
million  and  $1.63 million at December  31,  1999  and
1998, respectively.

Another  nontraditional  source  of  deposits  is   the
Corporation's  CANSAVE program.  CANSAVE  accounts  are
savings   accounts  denominated  in  Canadian  dollars.
These  accounts  are offered in the  Sault  Ste.  Marie
banking  offices and had total balances of $5.6 million
in U.S. dollars at December 31, 1999.  CANSAVE accounts
are   available  only  to  Canadian  citizens  who  are
attracted  to  the  accounts due to the  generally  low
interest rates paid by domestic Canadian banks.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Borrowings

As   previously  mentioned,  the  Corporation's  branch
network is a relatively high cost network in comparison
to    peer   banking   companies.    Accordingly,   the
Corporation  continues to utilize  alternative  funding
sources  to  provide  funds for investing  and  lending
activities.   Borrowings  increased  during  1999  from
$23.27  million  to $46.88 million.   At  December  31,
1999,  $45.07 million of the borrowings were  from  the
Federal Home Loan Bank of Indianapolis with both  fixed
and  variable  interest  rates  and  stated  maturities
ranging  through  2009.   The  increase  in  borrowings
during   the   year   was  in  accordance   with    the
Corporation's asset/liability management strategies  to
match  borrowings with assets of similar  terms.   From
time-to-time,  alternative sources of  funding  can  be
obtained at interest rates which are competitive  with,
or   lower   than,  retail  deposit  rates   and   with
inconsequential   administrative   costs.    Management
anticipates  that  borrowings will  continue  to  be  a
significant  part  of the overall funding  mix  of  the
Corporation.


Shareholders' Equity

See the discussion under "CAPITAL" below.


RESULTS OF OPERATIONS

Summary

Earnings  continued  to  increase  in  1999  through  a
combination  of  increased  net  interest  income   and
noninterest   income   and   improved   efficiency   in
operations.   Net  income  was  $6.36  million,   $4.56
million,  and $4.11 million for 1999, 1998,  and  1997,
respectively.   Net income for 1999 was 39.34%  greater
than in 1998, while assets grew by 20.59% over the same
period.   Basic earnings per share were $0.90 in  1999,
$0.65  in 1998 and $0.58 in 1997, an increase of  38.5%
from  1998  to 1999 and 12.1% from 1997 to 1998.   This
increase   in  earnings  per  share  is  a  result   of
significant growth in earnings with continued decreases
in   outstanding  common  stock  as  a  result  of  the
Corporation's stock repurchases.

Net  interest income is the primary source of  earnings
growth,  increasing  to $21.95 million  in  1999,  from
$20.68  million  and $20.07 million in 1998  and  1997,
respectively.    The  majority  of  the   increase   is
attributable to the increase in volume in  the  lending
and securities areas.

Noninterest  income  continues  to  provide  a   strong
secondary   source  of  revenue  for  the  Corporation,
increasing to $3.54 million in 1999, from $2.65 million
in  1998 and $1.64 million in 1997.  Service fee income
from demand and savings products continues to grow at a
rapid  pace, outpacing asset growth.  Gains  recognized
on  the sale of the Rudyard and Cedarville offices  and
on  the  sale of premises and equipment contributed  to
the  strong  growth  in  noninterest  income  in  1999.
Income  from  noninterest sources will be an  important
component of the Corporation's future earnings  as  the
expectation  is  net interest margin will  continue  to
tighten due to competitive pressures.

In  addition to strong increases in net interest income
and   noninterest  income,  management's  strategy   to
improve  the  efficiency  in operations  had  a  direct
impact  on  the earnings growth for 1999.   Noninterest
expense decreased in 1999 to $15.94 million from $16.60
million in 1998, as compared to $14.80 million in 1997.
Noninterest expense decreased 4.01% while total  assets
increased 20.59% for 1999.  Management is proud of  the
progress  made on efficiency in 1999, and will continue
to  manage noninterest expense in an effort to maintain
strong earnings growth for the Corporation.

Net Interest Income

Net interest income is a function of the difference, or
margin,  between the average yield earned on  interest-
earning  assets and the average rate paid on  interest-
bearing  obligations.   The  net  interest  margin   is
affected  by  economic  and  competitive  factors  that
influence  rates, loan demand, and deposit flows.   The
Corporation's  net interest margin has declined  during
1999, from 5.36% to 5.13%.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

Net interest income increased $1.28 million on a tax equivalent basis for 1999 as compared to 1998, and $1.50 million on a tax equivalent basis for 1998 as compared to 1997. The volume increases in both loans and securities had the largest impact on interest income during 1999. The loan volume increases were largely a result of growth in the higher yielding commercial loan and lease areas. This coupled with an increase in interest rates during the last half of 1999 had a favorable impact on interest income during the year. Management expects the higher yielding loan and lease assets will continue to grow as the Corporation expands its presence in the commercial centers within its market area.

Total  interest  expense was $20.60  million  in  1999,
compared to $17.82 million and $15.90 million  in  1998
and  1997,  respectively.    The increase  in  interest
expense during 1999 was largely the result of increases
in  the  rates  and  volume  of  savings  deposits  and
borrowings,  offset  by a decrease  in  the  rates  and
volume  of  time  deposits.   The  popularity  of   the
Preferred  Checking account continues  to  provide  the
Corporation  an  increasing source of  funding.     For
1999,  interest expense on deposits represented  88.74%
of   total  interest  expense.   The  remaining  11.26%
relates  to  the Corporation's alternative  sources  of
funding,  namely  borrowings and  the  trust  preferred
securities.   Management monitors  the  rates  paid  on
deposit  products  and  evaluates  alternative  funding
sources  on  a  regular basis in an effort  to  control
interest expense.

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.


                                  Years ended December 31,
                                1999                           1998                            1997
                   Average    Interest             Average    Interest             Average   Interest
                 Outstanding   Earned/  Yield/  Outstanding    Earned/   Yield/  Outstanding  Earned/   Yield/
                  Balance       Paid     Rate     Balance       Paid      Rate      Balance    Paid      Rate
                                             (Dollars in Thousands)
Interest-earning
 assets:
 Loans
  receivable1,2,3  $434,723   $ 42,288  9.73%     $403,563     $ 39,206    9.71%  $352,079    $ 35,567   10.10%
 Taxable
  securities         16,040      1,195  7.45         4,543          436    9.60     14,801       1,030    6.96
 Nontaxable
  securities2         4,201        352  8.38         1,000           47    4.70        900          53    5.89
 Other interest
  -earning assets    11,310        665  5.88        12,810          747    5.83      7,009         373    5.32

  Total interest-
    earning assets  466,274     44,500  9.54       421,916       40,436    9.58    374,789      37,023    9.88

Interest-bearing
 obligations:
  Savings deposits  265,868     11,045  4.15       209,864        7,271    3.46    156,167       5,593    3.58
  Time deposits     131,545      7,237  5.50       150,685        9,259    6.14    159,244       9,040    5.68
  Borrowings         29,748      1,651  5.55        22,247        1,285    5.78     21,604       1,265    5.86
  Subordinated
   debentures         7,781        669  8.60             0            0    0.00          0           0    0.00

 Total interest-
  bearing
  obligations       434,942     20,602  4.76       382,796       17,815    4.65    337,015      15,898    4.72

Net interest
 income                      $  23,898                         $ 22,621                       $ 21,125
Net interest
 rate spread                            4.78%                              4.93%                          5.16%
Net earning
 assets           $ 31,332                        $ 39,120                        $ 37,774
Net yield on
 average interest-
  earning assets                       5.13%                               5.36%                          5.64%

Average interest-
 earning assets
 to average
 interest-bearing
 obligations         1.07X                           1.10X                            1.11X



1 For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
2 The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis.
3  Interest income on loans includes loan fees.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

The  following  table  presents the  dollar  amount  of
changes  in  interest income and interest  expense  for
major   components  of  interest-earning   assets   and
interest-bearing obligations.  It distinguishes between
changes related to higher or lower outstanding balances
and  changes due to the levels and changes in  interest
rates.   For  each category of interest-earning  assets
and   interest-bearing  obligations,   information   is
provided  for  changes attributable to (i)  changes  in
volume (i.e. changes in volume multiplied by old  rate)
and   (ii)  changes  in  rate  (i.e.  changes  in  rate
multiplied by old volume).  For purposes of this table,
changes  attributable to both rate  and  volume,  which
cannot    be    segregated,   have    been    allocated
proportionately to the change due to volume and the change due to rate.


                                         Years ended December 31,
                                   1999  vs.   1998         1998  vs.  1997
                               Increase                    Increase
                              (Decrease)     Total        (Decrease)    Total
                                Due to      Increase        Due to     Increase
                            Volume   Rate  (Decrease)   Volume   Rate (Decrease)
                                              (Dollars in Thousands)
Interest-earning assets:
 Loans receivable           $3,031  $  51    3,082      $5,043  $(1,404)  3,639
 Taxable securities            877   (118)     759        (889)     295    (594)
 Nontaxable securities         245     60      305           5      (11)     (6)
 Other interest-earning assets (88)     6      (82)        335       39     374

 Total interest-earning
  assets                    $4,065  $  (1)   4,064      $4,593  $(1,180)  3,413

Interest-bearing
 obligations:
  Savings deposits          $2,162  1,612    3,774      $1,866  $  (188)  1,678
  Time deposits             (1,109)  (913)  (2,022)       (502)     721     219
  Borrowings                   327     39      366          37      (17)     20
  Subordinated debentures      669      0      669           0        0       0

 Total interest-bearing
   obligations              $2,049  $ 738    2,787      $1,401  $   516   1,917

Net interest income                         $1,277                       $1,496

Provision for Loan Losses

The Corporation maintains the allowance for loan losses
at a level considered adequate to cover losses inherent
in  the  loan  portfolio.  The  Corporation  records  a
provision  for  loan losses necessary to  maintain  the
allowance   at  an  adequate  level  after  considering
factors   such  as  loan  charge-offs  and  recoveries,
changes in the loan portfolio composition, loan growth,
and  other economic factors as more fully described  in
Note  1 to the accompanying financial statements.   The
increase  in  the  provision for loan losses  to  $1.46
million in 1999 is a direct result of the strong loan growth during 1999. Net charge-offs remained stable and the quality of the loan portfolio continued to improve, as nonperforming and impaired loans decreased in 1999 as compared to 1998. The allowance for loan losses as a percentage of total loans remained stable at 1.47% at December 31, 1999 compared to 1.48% at December 31, 1998 and 1.50% at December 31, 1997.

Noninterest Income

Noninterest  income was $3.54 million,  $2.65  million,
and   $1.64   million   in  1999,   1998,   and   1997,
respectively.   The  principal  source  of  noninterest
income  is service charges on deposit accounts.   These
fees  increased  32.93% in 1999 to $1.97  million  from
$1.48 million in 1998.  1998 fees represent an increase
of  21.17%  over the $1.22 million generated  in  1997.
The   increased  fees  relate  to  increases   in   the
Corporation's deposit accounts and revisions made to the fee structure throughout the past several years.

In addition to service charges on deposit accounts, 1999 included a net gain of approximately $430,000 on the sale of the Rudyard and Cedarville offices and a gain of approximately $496,000 on the sale of land near the Corporation's Traverse City office.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Noninterest Expense

Noninterest expense was $15.94 million, $16.60 million,
and   $14.80   million  in  1999,   1998,   and   1997,
respectively.  The decrease in 1999 is a result  of  an
ongoing internal restructuring process.  Management not
only  reduced total full-time equivalents by more  than
50 over the past three years but also centralized three
key  departments of the Corporation's sales and service
environment:   the  credit department,  the  operations
department  and  the call center.  The  results  are  a
focused   and  effective  team  built  to   serve   the
customer's  needs  and more cost-effective  operations.
The   restructuring  has  effectively   reduced   total
operating expenses of the Corporation in comparison to asset growth.

While  annual  increases  in  noninterest  expense  are
expected, a primary objective of management is to  hold
the  rate  of increase below future asset growth.   For
1999,  noninterest  expense  actually  decreased  4.01%
while  total  assets  increased  20.59%.     For  1998,
noninterest expense increased 12.20% over the previous year while total assets increased 11.85% during that same time period.

The  overall  decrease  in 1999  as  compared  to  1998
includes decreases in salaries and employee benefits of
$206,000  or  3.13%,  data processing  of  $197,000  or
12.56%,  professional fees of $95,000  or  17.26%,  and
courier  costs  of  $276,000 or 50.52%.   In  addition,
amortization  of  intangible assets  from  acquisitions
decreased by approximately $91,000 primarily  from  the
discontinuation   of   amortization    of    previously
capitalized intangibles related to the Rudyard branch sale in 1999. The above decreases were offset by an increase in occupancy expense of $187,000. The overall increase in 1998 as compared to 1997 was primarily the result of increases in salaries and employee benefits of $669,000 or 11.35%, data processing of $713,000 or
83.45%, occupancy of $214,000 or 9.68%, professional fees of $105,000 or 23.37%, and telephone of $352,000 or 115.37%. The above increases were offset primarily by a decrease in other expense of $594,000.

Federal Income Taxes

The  provision  for income taxes is  21.45%  of  income
before  income tax in 1999, compared to 17.54% in  1998
and 25.47% in 1997.  The difference between these rates
and  the  federal corporate income tax rate of  34%  is
primarily   due  to  tax-exempt  interest   earned   on
securities and loans.


QUANTITATIVE  AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The  Corporation's  primary  market  risk  exposure  is
interest  rate risk which management actively  manages.
The   Corporation   has   no  market   risk   sensitive
instruments   held  for  trading  purposes.    In   the
relatively low interest rate environment which has been
in   place  the  last  several  years,  borrowers  have
generally tried to extend the maturities and repricing periods on their loans and place deposits in demand, or very short-term accounts. Management has taken various actions to offset the imbalance which those tendencies would otherwise create. In general, management tries to write commercial and real estate loans at variable rates or, when forced to offer fixed rates due to competitive pressures, write fixed rate loans for relatively short terms. Conversely, management has attempted to offer deposit products designed to steer depositors to longer periods.

Beyond  general efforts to shorten loan pricing periods
and  extend  deposit maturities, management can  manage
interest   rate  risk  by  the  maturity   periods   of
securities purchased, selling securities available  for
sale,   and  borrowing  funds  with  targeted  maturity
periods,  among other strategies.  Also,  the  rate  of
interest  rate  changes can impact  the  actions  taken
since  the  speed  of  change  affects  borrowers   and
depositors differently.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Exposure to interest rate risk is reviewed on a regular
basis   by   the  Corporation's  Executive   Committee.
Interest rate risk is the potential of economic  losses
due  to  future interest rate changes.  These  economic
losses  can  be  reflected as  a  loss  of  future  net
interest  income and/or a loss of current  fair  market
values.  The objective is to measure the effect on  net
interest  income  and to adjust the  balance  sheet  to
minimize  the  inherent  risk  and  at  the  same  time
maximize income.  Management realizes certain risks are
inherent  and that the goal is to identify and minimize
the  risks.   Tools  used  by  management  include  the
maturity/repricing GAP analysis and a simulation model.
Presented below is the Corporation's maturity/repricing
GAP table at December 31, 1999.

                                           GAP Table
                                         (In Thousands)
                             1 - 90     91 - 365    1 - 5     Over 5
                              Days        Days      Years      Years    Total

Interest-earning assets

Deposits in other
 financial institutions    $   679                                     $    679
Securities                     168       $    80   $ 2,042    $ 41,053   43,343
Loans                      211,166        98,579    85,602      71,275  466,622

Total interest-earning
 assets                    212,013        98,659    87,644     112,328  510,644

Interest-bearing
 obligations

Savings, NOW, and
 money market accounts     267,027                                      267,027
Certificates of deposit     38,472        65,323    47,484       1,086  152,365
Borrowings                  20,000        17,643     4,196       5,039   46,878
Subordinated debentures     12,450                                       12,450

Total interest-bearing
 obligations               337,949        82,966    51,680       6,125  478,720

GAP                      $(125,936)    $  15,693  $ 35,964    $106,203 $ 31,924

Cumulative GAP           $(125,936)    $(110,243) $(74,279)   $ 31,924 $ 31,924


At  December 31, 1999, the Corporation had a cumulative
liability  GAP position of $110.24 million  within  the
one-year  timeframe.   This  suggests  that  if  market
interest  rates decline in the next twelve months,  the
Corporation has the potential to earn more net interest
income.   Conversely, if market interest rates increase
in  the  next  twelve  months, the above  GAP  position
suggests  the  Corporation's net interest income  would
decline    due    to    interest-bearing    obligations
maturing/repricing prior to interest-earning assets.

A limitation of the traditional GAP analysis is that it
does   not   consider  the  timing  or   magnitude   of
noncontractual  repricing or expected prepayments.   In
addition,  the  GAP analysis treats  savings,  NOW  and
money market accounts as maturing within 90 days, while
experience  suggests that these categories of  deposits
are    actually   comparatively   resistant   to   rate
sensitivity.   Considering  the  limitations   of   the
maturity/repricing  GAP  analysis,  and  based  on  the
results  of  other interest rate risk management  tools
used  by the Corporation, such as the simulation model,
management   believes  the  Corporation   is   properly
positioned against significant changes in interest rates without significantly altering operating results.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Foreign Exchange Risk

In  addition to managing interest rate risk, management
also  actively  manages  risk associated  with  foreign
exchange.   The  Corporation provides foreign  exchange
services,  makes loans to, and accepts  deposits  from,
Canadian customers primarily at its banking offices  in
Sault  Ste. Marie.  To protect against foreign exchange
risk,  the Corporation monitors the volume of  Canadian
deposits  it  takes in and then invests these  Canadian
funds in Canadian commercial loans and securities.   As
of  December  31,  1999,  the  Corporation  had  excess
Canadian  assets  of approximately  $2.42  million  (or
$1.64 million in U.S. dollars). Management feels the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.

Off-Balance-Sheet Risk

Derivative   financial  instruments  include   futures,
forwards,  interest  rate swaps, option  contracts  and
other     financial    instruments     with     similar
characteristics.   The Corporation currently  does  not
enter   into  futures,  forwards,  swaps  or   options.
However,   the   Corporation  is  party  to   financial
instruments with off-balance-sheet risk in  the  normal
course  of business to meet the financing needs of  its
customers.    These   financial   instruments   include
commitments  to  extend credit and standby  letters  of
credit  and  involve  to varying degrees,  elements  of
credit  and interest rate risk in excess of the  amount
recognized   in   the  consolidated   balance   sheets.
Commitments to extend credit are agreements to lend  to
a  customer  as  long as there is no violation  of  any
condition  established  in the  contract.   Commitments
generally  have fixed expiration dates and may  require
collateral from the borrower if deemed necessary by the
Corporation.  Standby letters of credit are conditional
commitments issued by the Corporation to guarantee  the
performance  of a customer to a third  party  up  to  a
stipulated   amount  and  with  specified   terms   and
conditions.

Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised.


LIQUIDITY

The  Corporation's  primary sources  of  funds  include
principal  payments on securities and loans,  sales  of
securities available for sale, sales of loans held  for
sale,  deposits  from  customers, borrowings  from  the
Federal  Home  Loan  Bank and other  sources,  and  the
issuance  of common stock.  While scheduled  repayments
of  securities  and  loans are predictable  sources  of
funds,  deposit flows and loan prepayments are  greatly
influenced   by   general  interest   rates,   economic
conditions and competition.  In an attempt to  minimize
the  effects  of  such fluctuation in funding  sources,
management  has  increased  its  borrowings  from   the
Federal  Home Loan Bank.  In addition, the  Corporation
has ready access to significant sources of liquidity on
an almost immediate basis through arrangements with the
Federal    Home   Loan   Bank   and   other   financial
institutions.  Management anticipates no difficulty  in
maintaining  liquidity  at  the  levels  necessary   to
conduct    the   Corporation's   day-to-day    business
activities.


CAPITAL

It is the policy of the Corporation to maintain capital
at   a  level  consistent  with  both  safe  and  sound
operations   and   proper  leverage  to   generate   an
appropriate  return on shareholders'  equity.   Capital
formation  has  been  key to the Corporation's  growth.
During  1999,  1998  and 1997, the  Corporation  raised
$0.48   million,  $1.32  million  and  $1.87   million,
respectively, in capital through the issuance of common
stock related to the exercise of stock options and  the
dividend  reinvestment program.   Net  income  exceeded
cash  dividends by $5.07 million in 1999, $3.31 million
in  1998 and $2.92 million in 1997.  These increases in
capital  were offset by the retirement of common  stock
of  $3.50  million in 1999, $1.80 million in  1998  and
$0.83  million in 1997.  The Corporation will  continue
to  repurchase  common  stock  from  time-to-time  when
management  believes such repurchases will enhance  the
return    to   its   common   shareholders.    Overall,
shareholders' equity increased by $1.35 million in 1999 and by $2.88 million in 1998.

During 1999, the Corporation formed a Delaware business
trust,  North  Country Capital Trust, solely  to  issue
capital,  or trust preferred securities.  Through  this
entity,  $12.45  million of trust preferred  securities
were issued in 1999; the net proceeds were invested  in
subordinated  debentures issued to  the  trust  by  the
Corporation.  The Federal Reserve Bank has accorded the
trust preferred securities Tier I capital treatment for
regulatory  purposes.   The ability  to  apply  Tier  I
capital treatment has positioned the Corporation for future growth without diluting the common shareholder base.

Should additional capital be required to take advantage of expansion opportunities, management believes the significant demand for the Corporation's common stock could provide for additional capital to the extent that such capital cannot be internally generated.
Management's Discussion and Analysis of
Financial Condition and Results of Operations

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

Regulatory  capital  is not the same  as  shareholders'
equity   reported   in   the   accompanying   financial
statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation's acquisition intangibles are examples of such assets.

Presented  below  is  a  summary of  the  Corporation's
consolidated   capital  position   in   comparison   to
regulatory requirements:

                                     Tier I      Tier I         Total
                                   Capital to   Capital to    Capital to
                                    Average   Risk Weighted  Risk Weighted
                                     Assets       Assets        Assets

  Regulatory minimum for capital
    adequacy purposes                 4.0%         4.0%           8.0%

  The Corporation:
     December 31, 1999                8.4%        11.8%          13.0%
     December 31, 1998                7.2%         9.4%          10.7%


ISSUED BUT NOT YET ADOPTED ACCOUNTING POLICIES

See Note 1 to the accompanying financial statements for
a discussion of accounting pronouncements issued by the
Financial   Accounting  Standards   Board   which   the
Corporation is not required to implement until periods subsequent to December 31, 1999.


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


NEW DEVELOPMENTS

As mentioned in the Letter to the Shareholders, the Corporation will be engaging in the following exciting new developments in the coming year:

*  To  increase  the  liquidity  for  North  Country
   Financial Corporation stock, effective April 18, 2000, it is anticipated the Corporation will be listed on The
   NASDAQ Market System under the symbol "NCFC."

*  The Board of Directors approved, in December 1999,
   the  moving of the corporate headquarters to Traverse
   City,  Michigan.   Management anticipates  this  will
   enhance the ability of the Corporation to expand its development in lower Michigan which in turn is expected to increase the value of the Corporation's common stock.

* In February 2000, the Corporation entered into an agreement with Old Kent Bank to purchase banking offices in Alanson and Glen Arbor. In addition to acquiring these two offices, the Corporation is in the process of establishing new offices in Cadillac and Traverse City. These transactions, which are subject to regulatory approval, are expected to be completed in the second quarter of 2000.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

YEAR 2000 COMPLIANCE

Year  2000 was the term used to describe the fact  that
many existing computer programs used only two digits to
identify  a year in a date field.  These programs  were
designed  and developed without considering the  impact
of  the change in the century.  If not corrected,  many
computer  applications  could have  failed  or  created
erroneous  results by or at the year  2000.   The  term
also refers to devices with imbedded technology that are time sensitive and may fail to recognize year 2000 correctly. This issue affected virtually all companies and organizations.

Since January 1997, the Corporation has reported the status of its actions and plans for the transition to the year 2000. The Corporation is pleased to report that the transition to year 2000, as of the present time, was successful and that there have been no material adverse consequences during the transition to its systems or customers.

The  Corporation has spent approximately $1 million  on
year   2000  compliance.   Replacement  equipment   and
software  were  capitalized or expensed  in  accordance
with the Corporation's normal accounting policies.  The
effect  of  writing off the net book value of equipment
and  software  that  was  not year  2000  compliant  is
included  in  the  above estimate.  Year  2000  related
costs   incurred   in   2000  are   estimated   to   be
insignificant.

Officers and Directors

          NORTH COUNTRY FINANCIAL CORPORATION
 Ronald G. Ford, Chairman and Chief Executive Officer
         Michael C. Henricksen, Vice Chairman
             Thomas G. King, Vice Chairman
   Sherry L. Littlejohn, President, Chief Operating Officer and Treasurer
             Paulette M. Demers, Secretary

NORTH COUNTRY FINANCIAL CORPORATION BOARD OF DIRECTORS

                   PAUL W. ARSENAULT
         President, Concepts Consulting, Inc.

                  BERNARD A. BOUSCHOR
   Tribal Chairman, Sault Tribe of Chippewa Indians

                   C. RONALD DUFINA
   Balsam Shop, Inc., Ramas, Inc., HRD, Inc., Island Leasing, Inc.,
           Mackinac Island Hospitality, Inc.

                    RONALD G. FORD
  Chairman and Chief Executive Officer, North Country Financial Corporation,
     North Country Bank and Trust, North Country Capital Trust,
        First Manistique Agency, NCB Real Estate Company,
            First Rural Relending Corporation

                  STANLEY J. GEROU II
       Owner, Days Inn & Comfort Inn (Munising),
                   Gerou Excavating

                 MICHAEL C. HENRICKSEN
               Owner, Satellite Services

                   WESLEY W. HOFFMAN
   President, Wesley W. Hoffman and Associates, P.C.

                    THOMAS G. KING
       President, Top of Lake Investment Company

                   JOHN D. LINDROTH
        President, Superior State Agency, Inc.

                 SHERRY L. LITTLEJOHN
 President and Chief Operating Officer, North Country Bank and Trust

                    JOHN P. MILLER
           Retired, Peoples Store Co., Inc.

Officers and Directors

             NORTH COUNTRY BANK AND TRUST
Chairman and Chief Executive Officer - Ronald G. Ford, Chairman and Chief
 Executive Officer, North Country Financial Corporation, North Country Bank
  and Trust, North Country Capital Trust, First Manistique Agency,
     NCB Real Estate Company First Rural Relending Corporation
 Vice Chairman - John D. Lindroth, President, Superior State Agency, Inc.
  Vice Chairman - Sherry L. Littlejohn, President and
 Chief Operating Officer, North Country Bank and Trust
Vice Chairman - John P. Miller, Retired, Peoples Store Co., Inc.
     Paul W. Arsenault, Owner, Concepts Consulting
      Dennis Bittner, Owner, Bittner Engineering
 Bernard A. Bouscher, Tribal Chairman, Sault Tribe of Chippewa Indians
  C. Ronald Dufina, Owner, Balsam Shop, Inc., Ramas, Inc., HRD, Inc., Island Leasing, Inc., Mackinac Island Hospitality, Inc.
  Stanley J. Gerou II, Owner, Days Inn & Comfort Inn
             (Munising), Gerou Excavating
   Michael C. Henricksen, Owner, Satellite Services
  Wesley W. Hoffman, President, Wesley W. Hoffman and Associates, P.C.
      Kathy Hyland, Owner, Floor Covering Brokers
       G. David Jukuri, Owner, Century 21 Agency
   Thomas G. King, President, Top of Lake Investment Company
   Steve Madigan, Owner, Madigan-Pingatore Insurance Services
    Richard A. Paidl, Manager, Stephenson Marketing Association
         Spencer Shunk, Owner, Shunk Furniture
        Glen Tolksdorf, Owner, Tolksdorf Realty

             NORTH COUNTRY FINANCIAL GROUP
               Ronald G. Ford, Chairman
  Michael Hark, President and Chief Executive Officer
      Paul Hinkson, Vice President and Secretary

              NORTH COUNTRY CAPITAL TRUST
        Ronald G. Ford, Administrative Trustee
     Sherry L. Littlejohn, Administrative Trustee
         Paul Hinkson, Administrative Trustee

             FIRST RURAL RELENDING COMPANY
               Ronald G. Ford, President
    Sherry L. Littlejohn, Executive Vice President
        Paulette M. Demers, Secretary/Treasurer

                NCB REAL ESTATE COMPANY
               Ronald G. Ford, President
    Sherry L. Littlejohn, Executive Vice President
        Paulette M. Demers, Secretary/Treasurer

                FIRST MANISTIQUE AGENCY
               Ronald G. Ford, President
    Sherry L. Littlejohn, Executive Vice President
        Paulette M. Demers, Secretary/Treasurer

Officers and Directors

            COMMUNITY BANK BOARD DIRECTORS

           Escanaba/Marquette/Iron Mountain

    Rich Rossway             Dave Johnson            Michele Butler
    Matt Surrell             Steve Pelto            Brian Steinhoff
    Lloyd Houle             Heidi Johnson              Lyle Berro
   Kevin Romitti            Kerry Sorensen           Larry Seratti

                    Copper Country

   Robert Nara              Lawrence Julio           Glen Tolksdorf
   Delano Harma              John Hawley              Steve Vairo

                     Traverse City

   Paul Reszka                Tom Taylor              Kent Rozycki
  Michael Witkop         Michael Niedzielski          Daune Weiss
   Phil Potvin                                     Fred Salisbury Sr.

                 FINANCIAL AFFILIATES
             North Country Bank and Trust
  Sherry L. Littlejohn, President and Chief Operating Officer
            906-341-8401 or 1-800-236-2219


                SHAREHOLDER INFORMATION
  For information or to assist with questions, please
               contact Shirley Young at
            906-341-8401 or 1-800-236-2219


              DIVIDEND REINVESTMENT PLAN
     Shareholders may acquire additional shares of North Country Financial Corporation stock free of service charges. For information, please contact
                     Shirley Young
            906-341-8401 or 1-800-236-2219


                 STOCK TRANSFER AGENT
   For questions regarding transfer of stock, please contact Shirley Young at 906-341-8401 or 1-800-236-2219
                          or
    Registrar & Transfer Company at 1-800-866-1340


                   EXECUTIVE OFFICES
               3530 North Country Drive
            Traverse City, Michigan  49684
                     231-929-5600


                  WORLD WIDE WEB SITE
                  http://www.ncbt.com