Form 10-K, Exhibit 13
period 2000-12-31
NORTH COUNTRY FINANCIAL CORP
filed 2001-03-29
CIK 36506

    =======================================================================
                                                                   EXHIBIT 13

                                      NORTH

                                     COUNTRY

                                    FINANCIAL

                                   CORPORATION

                                      2000

                                     ANNUAL

                                     REPORT


    =======================================================================

TABLE OF CONTENTS
==================================================================================================================

To Our Shareholders.............................................................................1

Comparative Highlights..........................................................................2

Five Year Comparisons...........................................................................3

Independent Auditor's Report....................................................................5

Consolidated Balance Sheets.....................................................................7

Consolidated Statements of Income...............................................................8

Consolidated Statements of Changes in Shareholders' Equity......................................9

Consolidated Statements of Cash Flows..........................................................10

Notes to Consolidated Financial Statements.....................................................12

Selected Financial Data........................................................................32

Summary Quarterly Financial Information........................................................33

Market Information.............................................................................34

Management's Discussion and Analysis of Financial
  Condition and Results of Operations..........................................................35

Board of Directors.............................................................................46

TO OUR SHAREHOLDERS
===============================================================================



                            [Corporation letterhead]








Dear Shareholder:

Your corporation continues to grow in terms of assets, loans, deposits and equity. During 2000, the bank continued its expansion in lower northern Michigan by opening an office in Cadillac and a second office in Traverse City; we also purchased banking offices in Alanson and Glen Arbor. We plan to open a Boyne City office by April 1, 2001. This will give us 30 offices in 27 towns, spread across Michigan's Upper Peninsula and northern lower Michigan.

Beginning in April, your stock became listed on The NASDAQ National Market System (symbol: NCUF) and we have been disappointed in the market price. The poor performance in the market is due in part to the overall sharp swings in the economy during 2000, including the downgrading of Internet stocks, election uncertainty, speculation about Federal Reserve policy and our absence of an aggressive investor relations program.

Our increase in lending activity (net loans are up 15.8% over last year) and our identification of probable non-performing loans, prompted the board to increase the provision for loan losses. Although this action resulted in lower net income and earnings per share, we believe this was a necessary step to ensure your bank is not slowed by possible loan losses and is positioned for future increases in lending, income and earnings. For details, turn to the "Highlights" on page 35.

This coming year, although we will continue considering acquisitions that can enhance growth, we will focus more on increasing profits from existing operations. We believe this will be accomplished by attracting new commercial loans, new mortgage loans and retail deposits.

Your bank will be launching a new marketing and public relations program in 2001, designed primarily to increase the level of awareness of your bank among businesses and consumers in lower northern Michigan who do not know us as well as our customer base in the Upper Peninsula. In addition, we will launch an investor relations program, seeking more exposure in business and investor publications that communicate the continual growth and value of your bank to brokers and consumer investors.

On behalf of your Board of Directors, thank you for your continued confidence and support of the regional community banking services we provide.



Respectfully,




---------------------    --------------------------    ------------------------
   Ronald G. Ford          Michael C. Henricksen            Thomas G. King
 Chairman and C.E.O.           Vice Chairman                 Vice Chairman



                                       1.

COMPARATIVE HIGHLIGHTS
===============================================================================

Dollars in thousands, except per share data

         BALANCE SHEET STATISTICS                        2000                  1999            % CHANGE
         Assets                                           $666,996              $568,442         17.3%
         Net loans                                         532,235               459,758         15.8
         Deposits                                          531,883               462,998         14.9
         Shareholders' equity                               44,617                40,820          9.3
         Shares of stock outstanding                     6,993,684             7,000,176         (0.1)
         Book value per share                                 6.38                  5.83          9.4

         OPERATING STATISTICS

         Total income                                      $61,536               $46,087         33.5%
         Total expense                                      55,408                37,996         45.8
         Income before income taxes                          6,128                 8,091        (24.3)
         Net income                                          5,183                 6,356        (18.5)
         Basic earnings per share                              .74                   .90        (17.8)
         Diluted earnings per share                            .73                   .89        (18.0)

         DIVIDEND SUMMARY
         (CASH DIVIDENDS DECLARED PER COMMON SHARE)

         Quarter Ending
           March 31                                            .05                   .04
           June 30                                             .05                   .04
           September 30                                        .14                   .05
           December 31                                         .10                   .05
         Total dividends                                       .34                   .18         88.9%

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

BUSINESS OF THE CORPORATION

North Country Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956, as amended. The principal assets of the Corporation are its ownership of all of the outstanding capital stock of North Country Bank and Trust, North Country Financial Group, North Country Capital Trust, First Rural Relending Company, and First Manistique Agency. North Country Bank and Trust, headquartered in Traverse City, Michigan, provides a full range of commercial and retail banking services to customers in Michigan. North Country Bank and Trust owns North Country Mortgage Company LLC, American Financial Mortgage Corporation, North Country Employee Leasing Company LLC, and NCB Real Estate Company. North Country Mortgage Company LLC and American Financial Mortgage Corporation are engaged in the business of mortgage lending and brokering. North Country Employee Leasing Company LLC provides employees to North Country Bank and Trust. NCB Real Estate Company owns several properties used by the Bank. North Country Financial Group provides tax-exempt lease/purchase financing to municipalities. North Country Capital Trust was formed solely for the issuance of trust preferred securities. First Rural Relending Company is a rural lending corporation. First Manistique Agency is engaged in the selling of insurance.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing Kristine Hoefler, North Country Financial Corporation, 3530 North Country Drive, Traverse City, Michigan 49684.

MARKET SUMMARY

The common stock of North Country Financial Corporation was been traded in private sales from October 1976 until April 18, 2000 at which time the stock started trading on the NASDAQ Bulletin Board system. The Corporation has 2,056 shareholders of record, as of January 31, 2001.



                                       2.

FIVE YEAR COMPARISONS
===============================================================================

                              ASSETS

[ASSETS LINE CHART]           Total assets on a consolidated basis increased by
                              17% during 2000 to $667 million. Total assets have increased $300 million since the end of 1996, an increase of 82% in four years.



                              SECURITIES

[SECURITIES LINE CHART]       Our portfolio of securities increased during 2000
                              to $72 million. Management has utilized excess deposit funds and the proceeds of several borrowings to purchase high yield and high quality investment securities.


                              NET LOANS

[NET LOANS LINE CHART]        Total net loans increased 16% to $532 million in
                              2000. Loan demand is strong and our primary lending objective continues to be one of selecting the highest quality credits. Total loan losses have remained at an acceptable level, and we continue to maintain a loan loss allowance above regulatory guidelines. The allowance for loan losses totaled $9 million at the end of 2000. We expect strong loan demand to continue, with the majority being commercial and business loans, which represent 75% of the loan portfolio.

                                       3.

FIVE YEAR COMPARISONS
===============================================================================


                              DEPOSITS

[DEPOSITS LINE CHART]         Total deposits increased by 14.9% to $532 million.
                              In 2000, we paid our depositors interest of $25 million which goes back into our regional economy.


                              SHAREHOLDERS' EQUITY

[SHAREHOLDERS' EQUITY         During 2000, $4 million was added to shareholders'
 LINE CHART]                  equity, increasing total equity by 9.3%. In
                              addition, cash dividends of $0.34 per share, or $2 million, were declared to our shareholders during 2000. Book value per share increased from $5.83 at December 31, 1999 to $6.38 at December 31, 2000.


                              NET INCOME

[NET INCOME LINE CHART]       Net income for 2000 was $5 million as compared to
                              $6 million for 1999. Basic earnings per share for 2000 totaled $0.74 as compared to $0.90 for 1999 and $0.65 for 1998.


                                       4.

INDEPENDENT AUDITOR'S REPORT
===============================================================================






============================================================================

                          INDEPENDENT AUDITOR'S REPORT
                             TO THE SHAREHOLDERS OF
                       NORTH COUNTRY FINANCIAL CORPORATION
                             TRAVERSE CITY, MICHIGAN


============================================================================




                                       5.

INDEPENDENT AUDITOR'S REPORT
===============================================================================








                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
North Country Financial Corporation
Traverse City, Michigan


We have audited the accompanying consolidated balance sheets of North Country Financial Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Country Financial Corporation and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                ----------------------------------------------
                                         Wipfli Ullrich Bertelson LLP

January 26, 2001
Appleton, Wisconsin




                                       6.

CONSOLIDATED BALANCE SHEETS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2000 and 1999
                             (Dollars in Thousands)
-------------------------------------------------------------------------------

                                                                                            2000                1999
                                                                                            ----                ----
                                                      ASSETS
                                                      ------
Cash and cash equivalents                                                             $        20,829     $        26,160

Interest-bearing deposits in other financial institutions                                          -0-                679
Securities available for sale                                                                  72,066              43,343


Total loans                                                                                   541,689             466,621
     Allowance for loan losses                                                                 (9,454)             (6,863)
                                                                                      ----------------    ----------------

Net loans                                                                                     532,235             459,758

Premises and equipment                                                                         18,850              19,118
Other assets                                                                                   23,016              19,384
                                                                                      ---------------     ---------------

TOTAL ASSETS                                                                          $       666,996     $       568,442
                                                                                      ===============     ===============
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

Liabilities:
     Non-interest-bearing deposits                                                    $        50,479     $        43,606
     Interest-bearing deposits                                                                481,404             419,392
                                                                                      ---------------     ---------------

     Total deposits                                                                           531,883             462,998

     Federal funds purchased                                                                    1,800                  -0-
     Borrowings                                                                                69,235              46,878
     Other liabilities                                                                          7,011               5,296
                                                                                      ---------------     ---------------

         Total liabilities                                                                    609,929             515,172
                                                                                      ---------------     ---------------


Guaranteed preferred beneficial interests in the Corporation's
  subordinated debentures                                                                      12,450              12,450
                                                                                      ---------------     ---------------
Shareholders' equity:
     Preferred stock - No par value:
         Authorized 500,000 shares, no shares outstanding
     Common stock - No par value:
         Authorized - 18,000,000 shares
         Issued and outstanding - 6,993,684 and 7,000,176 shares
           at December 31, 2000 and 1999, respectively                                         16,029              16,418
     Retained earnings                                                                         27,887              25,058
     Accumulated other comprehensive income (deficit)                                             701                (656)
                                                                                      ---------------     ----------------

         Total shareholders' equity                                                            44,617              40,820
                                                                                      ---------------     ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $       666,996     $       568,442
                                                                                      ===============     ===============



          See accompanying notes to consolidated financial statements.


                                       7.

CONSOLIDATED STATEMENTS OF INCOME
==============================================================================

             NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2000, 1999 and 1998
                (Dollars in Thousands, Except Per Share Data)

-------------------------------------------------------------------------------

                                                                        2000                1999                1998
                                                                        ----                ----                ----
Interest income:
     Interest and fees on loans                                   $         50,063    $        40,457     $        37,284
     Interest on securities:
         Taxable                                                             3,462              1,438                 436
         Tax-exempt                                                            643                232                  31
     Other interest income                                                     515                422                 747
                                                                  ----------------    ---------------     ---------------

         Total interest income                                              54,683             42,549              38,498
                                                                  ----------------    ---------------     ---------------

Interest expense:
     Deposits                                                               24,555             18,282              16,530
     Borrowings                                                              3,726              1,651               1,285
     Subordinated debentures                                                 1,140                669                 -0-
                                                                  ----------------    ---------------     ---------------

         Total interest expense                                             29,421             20,602              17,815
                                                                  ----------------    ---------------     ---------------

Net interest income                                                         25,262             21,947              20,683
Provision for loan losses                                                    5,875              1,457               1,200
                                                                  ----------------    ---------------     ---------------

Net interest income after provision for loan losses                         19,387             20,490              19,483
                                                                  ----------------    ---------------     ---------------

Other income:
     Service fees                                                            1,982              1,965               1,478
     Net security gains                                                        110                 -0-                 45
     Fee income generated by mortgage subsidiary                             2,809                 -0-                 -0-
     Other operating income                                                  1,952              1,573               1,128
                                                                  ----------------    ---------------     ---------------

         Total other income                                                  6,853              3,538               2,651
                                                                  ----------------    ---------------     ---------------

Other expenses:
     Salaries, commissions and related benefits                              9,433              6,362               6,568
     Occupancy expense                                                       2,902              2,613               2,426
     Printing and supplies                                                     357                393                 391
     Amortization of acquisition intangibles                                   810                699                 790
     Accounting, legal and consulting fees                                     958                874                 930
     Data processing                                                         1,597              1,370               1,566
     Telephone                                                                 897                690                 656
     Other                                                                   3,158              2,936               3,276
                                                                  ----------------    ---------------     ---------------

         Total other expenses                                               20,112             15,937              16,603
                                                                  ----------------    ---------------     ---------------

Income before provision for income taxes                                     6,128              8,091               5,531
Provision for income taxes                                                     945              1,735                 970
                                                                  ----------------    ---------------     ---------------

Net income                                                        $          5,183    $         6,356     $         4,561
                                                                  ================    ===============     ===============

Earnings per share:
     Basic                                                        $          0.74     $          0.90     $          0.65
                                                                  ===============     ===============     ===============
     Diluted                                                      $          0.73     $          0.89     $          0.64
                                                                  ===============     ===============     ===============



          See accompanying notes to consolidated financial statements.
                                       8.

CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY
===============================================================================

             NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2000, 1999 and 1998
                (Dollars in Thousands, Except Per Share Data)

-------------------------------------------------------------------------------

                                                                                           Accumulated
                                    Shares of                                                 Other
                                     Common             Common           Retained         Comprehensive
                                      Stock              Stock           Earnings       Income (Deficit)        Total
                                      -----              -----           --------       ----------------        -----
Balance, January 1, 1998              7,138,470    $        19,916     $       16,679    $           (3)   $       36,592

Net income                                                                      4,561                               4,561
Other comprehensive
  income:
     Net unrealized gain on
       securities available for
       sale                                                                                          47                47
                                                                                                           --------------
Total comprehensive income                                                                                          4,608
Dividends declared ($.17
  per share)                                                                   (1,251)                             (1,251)
Issuance of common stock                 87,667              1,317                                                  1,317
Retirement of common
  stock                                 (95,377)            (1,797)                                                (1,797)
                                ----------------   ----------------    --------------    --------------    --------------

Balance, December 31,
1998                                  7,130,760             19,436             19,989                44            39,469

Net income                                                                      6,356                               6,356
Other comprehensive
  deficit:
     Net unrealized loss on
       securities available for
       sale                                                                                        (700)             (700)
                                                                                                           --------------
Total comprehensive income                                                                                          5,656
Dividends declared ($.18
  per share)                                                                   (1,287)                             (1,287)
Issuance of common stock                 22,407                480                                                    480
Retirement of common
  stock                                (152,991)            (3,498)                                                (3,498)
                                ---------------    ---------------     --------------    --------------    --------------

Balance, December 31,
1999                                 7,000,176              16,418             25,058              (656)           40,820

Net income                                                                      5,183                               5,183
Other comprehensive
  income:
     Net unrealized gain on
       securities available for
       sale                                                                                       1,357             1,357
                                                                                                           --------------
Total comprehensive income                                                                                          6,540
Dividends declared ($.34
  per share)                                                                   (2,354)                             (2,354)
Issuance of common stock                 51,489                498                                                    498
Retirement of common
  stock                                 (57,981)              (887)                                                  (887)
                                ----------------   ----------------    --------------    --------------    --------------

Balance, December 31,
  2000                                6,993,684    $        16,029     $       27,887    $          701   $        44,617
                                ===============    ===============     ==============    ==============   ===============




          See accompanying notes to consolidated financial statements.
                                       9.

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

             NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2000, 1999 and 1998
                            (Dollars in Thousands)

-------------------------------------------------------------------------------

                                                                      2000                  1999                1998
                                                                      ----                  ----                ----
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
     Net income                                                 $          5,183    $           6,356     $         4,561
                                                                ----------------    -----------------     ---------------

     Adjustments to reconcile net income to net
      cash provided by operating
       activities:
       Provision for loan losses                                           5,875                1,457               1,200
       Provision for depreciation and net
         amortization                                                      2,281                2,247               2,073
       Proceeds from loan sales                                            6,129               15,173              21,525
       Loans originated for sale                                          (6,068)             (15,146)            (21,415)
       Gains on sales of:
         Loans held for sale                                                 (61)                 (27)               (110)
         Securities                                                         (110)                  -0-                (45)
         Premises, equipment and other real estate                           (35)                (382)               (103)
         Branches                                                           (292)                (430)                -0-
       Change in other assets                                             (3,846)                (503)              1,514
       Change in other liabilities                                           622                1,610                 186
                                                                ----------------    -----------------     ---------------

         Total adjustments                                                 4,495                3,999               4,825
                                                                ----------------    -----------------     ---------------

     Net cash provided by operating activities                             9,678               10,355               9,386
                                                                ----------------    -----------------     ---------------

     Cash flows from investing activities:
       Net (increase) decrease in interest-bearing
         deposits in other financial institutions                            679                 (679)                 -0-
       Payment for purchases of securities available for sale            (53,542)             (38,875)             (7,530)
       Proceeds from sale of securities available for sale                23,576                   -0-              3,820
       Proceeds from maturities of securities available for sale           3,543                3,131               2,330
       Net increase in loans                                             (79,854)             (57,168)            (40,350)
       Proceeds from sale of premises, equipment,
         and other real estate                                             2,096                1,231               1,364
       Capital expenditures                                               (1,659)              (2,603)             (2,526)
       Net cash paid for branch sales                                     (4,540)             (10,001)                 -0-
       Net cash provided from acquisitions                                13,985               15,504                  -0-
                                                                ----------------    -----------------     ----------------

     Net cash used in investing activities                               (95,716)             (89,460)            (42,892)
                                                                -----------------   ------------------    ----------------




                                      10.

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
==============================================================================
             NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2000, 1999 and 1998
                            (Dollars in Thousands)

----------------------------------------------------------------------------


                                                                      2000                  1999                1998
                                                                      ----                  ----                ----
    Cash flows from financing activities:
       Net increase in deposits                                 $         58,594    $          51,440     $        44,412
       Net increase (decrease) in federal funds
         purchased                                                         1,800                   -0-             (1,195)
       Proceeds from borrowings                                           80,000               36,000              10,500
       Principal payments on borrowings                                  (57,643)             (12,392)             (6,858)
       Net proceeds from issuance of guaranteed
         preferred beneficial interests in the
         Corporation's subordinated debentures                                -0-              11,882                 -0-
       Proceeds from issuance of common stock                                498                  480               1,192
       Retirement of common stock                                           (887)              (3,498)             (1,797)
       Dividends paid                                                     (1,655)              (1,287)             (1,251)
                                                                -----------------   ------------------    ----------------

     Net cash provided by financing activities                            80,707               82,625              45,003
                                                                ----------------    -----------------     ---------------

Net increase (decrease) in cash and cash
  equivalents                                                             (5,331)               3,520              11,497
Cash and cash equivalents at beginning                                    26,160               22,640              11,143
                                                                ----------------    -----------------     ---------------

Cash and cash equivalents at end                                $         20,829    $          26,160     $        22,640
                                                                ================    =================     ===============

Supplemental cash flow information:
-----------------------------------
Cash paid during the year for:
   Interest                                                     $         27,929    $          20,359     $        18,077
   Income taxes                                                            2,530                  540               1,241

Noncash investing and financing activities:
------------------------------------------
Transfer of foreclosures from loans to
  other real estate                                                        1,481                1,561                 461

Assets and liabilities acquired in acquisitions:
   Premises and equipment                                                    204                  286                  -0-
   Acquisition intangibles                                                   918                1,680                  -0-
   Other assets                                                              449                   -0-                 -0-
   Deposits                                                               15,149               17,463                  -0-
   Other liabilities                                                         407                    7                  -0-

Assets and liabilities divested in branch sales:
   Loans                                                                       8                   -0-                 -0-
   Premises and equipment                                                     31                   65                  -0-
   Acquisition intangibles                                                    -0-                 370                  -0-
   Deposits                                                                4,858               10,866                  -0-
   Other liabilities                                                          13                   -0-                 -0-



          See accompanying notes to consolidated financial statements.



                                      11.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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



                                      12.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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

Acquisition Intangibles

The Corporation's acquisition intangibles include the value of ongoing customer relationships (core deposits) and the excess of cost over the fair value of net assets acquired (goodwill) arising from the purchase of certain assets and the assumption of certain liabilities from unrelated entities. Core deposit intangibles are amortized over a 10-year period and goodwill is amortized over periods ranging from 15 to 25 years. Acquisition intangibles are periodically reviewed for impairment. Any impairment in the intangibles would be recorded against income in the period of impairment.




                                      13.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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

Income Taxes

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability.

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

Future Accounting Change

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. This statement requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. As amended by SFAS No. 137, the statement is effective for fiscal years beginning after June 15, 2000. The Corporation's adoption of SFAS No. 133 on January 1, 2001 did not have a material impact on the consolidated financial statements as of the date of adoption.

Reclassifications

Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.




                                      14.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 2 - ACQUISITIONS AND DIVESTURES

In June 2000, the Corporation acquired branches in Glen Arbor and Alanson from Old Kent Bank. The Corporation assumed deposits of $15,149,000 and other liabilities of $44,000. Property and equipment of $139,000 was also acquired. The transaction resulted in core deposit intangibles and goodwill of $664,000.

In August 2000, the Corporation acquired American Financial Mortgage Corporation, a Michigan based mortgage company, through a stock purchase. Total assets acquired and liabilities assumed were $514,000 and $363,000, respectively. The transaction resulted in goodwill of $254,000.

In May 1999, the Corporation acquired branches in Kaleva and Mancelona from Huntington National Bank. The Corporation assumed deposits of $17,463,000 and other liabilities of $7,000. Premises and equipment of $286,000 was also acquired. The transaction resulted in core deposit intangibles and goodwill of $1,680,000.

The above acquisitions have been accounted for under the purchase method of accounting. Accordingly, the assets, liabilities, and results of operations are included in the Corporation's consolidated financial statements as of and subsequent to the respective acquisition dates. Note 7 provides information regarding acquisition intangibles.

In January 2000, the Corporation sold a branch in Garden. Deposits of $4,858,000, other liabilities of $13,000, and assets of $39,000 were divested in the transaction which resulted in a net gain on sale of $292,000.

In July 1999, the Corporation sold branches in Rudyard and Cedarville. Deposits of $10,866,000 and premises and equipment of $65,000 were divested in the transaction at a premium of $800,000. After consideration for unamortized intangible assets related to such branches, the transaction resulted in a net gain on sale of $430,000.

Information regarding assets and liabilities acquired or divested in these transactions is presented on the consolidated statements of cash flows.


NOTE 3 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $8,657,000 and $6,722,000 were restricted at December 31, 2000 and 1999, respectively, to meet the reserve requirements of the Federal Reserve System.


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale as of December 31 are as follows (dollars in thousands):



                                                                                      2000
                                                       ------------------------------------------------------------------
                                                                               Gross          Gross
                                                           Amortized        Unrealized     Unrealized         Estimated
                                                             Cost              Gains         Losses          Fair Value
                                                       ----------------    -----------    -----------     ---------------
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                             $         10,946    $        33    $           97    $      10,882
Obligations of states and
  political subdivisions                                         14,754            858                70           15,542
Corporate securities                                              4,553            237                50            4,740
Mortgage-related securities                                      40,752            231                81           40,902
                                                       ----------------    -----------    --------------    -------------

Total securities available
  for sale                                             $         71,005    $     1,359    $          298   $       72,066
                                                       ================    ===========    ==============   ==============





                                      15.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 4 - SECURITIES AVAILABLE FOR SALE (Continued)


                                                                                      1999
                                                        -----------------------------------------------------------------
                                                                               Gross          Gross
                                                           Amortized        Unrealized     Unrealized         Estimated
                                                             Cost              Gains         Losses          Fair Value
                                                       ----------------    -----------    -----------     ---------------
U.S. Treasury securities and
  obligations of U.S. government
  agencies                                             $          9,863    $       -0-    $       471     $         9,392
Obligations of states and
  political subdivisions                                         16,356            408            554              16,210
Corporate securities                                              3,049            -0-             41               3,008
Mortgage-related securities                                      15,070            -0-            337              14,733
                                                       ----------------    -----------    -----------     ---------------

Total securities available
  for sale                                             $         44,338    $       408    $     1,403     $        43,343
                                                       ================    ===========    ===========     ===============


Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                                                        2000                1999                1998
                                                                        ----                ----                ----
     Proceeds from sale of securities                             $        23,576     $            -0-    $         3,820
     Gross gains on sales                                                     110                  -0-                 65
     Gross losses on sales                                                     -0-                 -0-                 20


The amortized cost and estimated fair value of securities available for sale at December 31, 2000, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                           Amortized          Estimated
                                                                                             Cost            Fair Value
                                                                                             ----            ----------
     Due in one year or less                                                          $           161     $           283
     Due after one year through five years                                                      2,216               2,223
     Due after five years through ten years                                                    10,062              10,640
     Due after ten years                                                                       17,814              18,018
                                                                                      ---------------     ---------------

                                                                                               30,253              31,164

     Mortgage-related securities                                                               40,752              40,902
                                                                                      ---------------     ---------------

     Total                                                                            $        71,005     $        72,066
                                                                                      ===============     ===============


The amortized cost and estimated fair value of securities pledged to secure treasury deposits was $800,000 and $796,000, respectively, as of December 31, 2000. See note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.




                                      16.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 5 - LOANS

The composition of loans at December 31 follows (dollars in thousands):

                                                                                            2000                1999
                                                                                            ----                ----
     Commercial, financial, and agricultural                                        $        308,421     $        258,592
     Commercial and governmental leases                                                       97,167               70,689
     1-4 family residential real estate                                                      113,834              107,751
     Consumer                                                                                 13,059               17,050
     Construction                                                                              9,208               12,539
                                                                                    ----------------     ----------------

     Total loans                                                                    $        541,689     $        466,621
                                                                                    ================     ================


An analysis of the allowance for loan losses for the years ended December 31 follows (dollars in thousands):

                                                                           2000               1999               1998
                                                                           ----               ----               ----
     Balance, January 1                                               $        6,863    $         6,112    $        5,600
     Provision for loan losses                                                 5,875              1,457             1,200
     Recoveries on loans                                                         144                102               117
     Loans charged off                                                        (3,428)              (808)             (805)
                                                                      ---------------   ----------------   ---------------

     Balance, December 31                                             $        9,454    $         6,863    $        6,112
                                                                      ==============    ===============    ==============


Information regarding impaired loans follows (dollars in thousands):

As of December 31:

                                                                            2000              1999                1998
                                                                            ----              ----                ----
     Investment in impaired loans                                     $       19,514    $         5,604    $        6,073
     Impaired loans on non-accrual                                            10,507                 -0-            1,401
     Amount of the allowance allocated                                         3,451                704               873

For the years ended December 31:

                                                                           2000               1999               1998
                                                                           ----               ----               ----
     Average investment in impaired loans                             $       22,650    $         6,128    $        6,155
     Interest income recognized during impairment                              1,125                298               316
     Interest income that would have been recognized
       on an accrual basis                                                     1,478                369               668
     Cash-basis interest income recognized                                       832                299               302

The Bank, in the ordinary course of banking business, grants loans to the Corporation's executive officers and directors including their families and firms in which they are principal owners. Activity in such loans during 2000 is summarized below (dollars in thousands).

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Loans outstanding, January 1, 2000                                               $        15,729
     New loans                                                                                  1,142
     Repayment                                                                                 (1,385)
     Net activity related to new or retired directors for 2000                                 (2,697)
                                                                                      ----------------

     Loans outstanding, December 31, 2000                                             $        12,789
                                                                                      ===============





                                      17.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

NOTE 6 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 follow (dollars in thousands):

                                                                                            2000                1999
                                                                                            ----                ----
     Land                                                                             $         2,781     $         2,896
     Buildings and improvements                                                                15,374              15,054
     Furniture, fixtures, and equipment                                                        10,812              10,327
                                                                                      ---------------     ---------------

     Totals                                                                                    28,967              28,277
     Less - Accumulated depreciation and amortization                                          10,117               9,159
                                                                                      ---------------     ---------------

     Net book value                                                                   $        18,850     $        19,118
                                                                                      ===============     ===============


Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,582,000 in 2000, and $1,523,000 in 1999 and $1,381,000
in 1998.


NOTE 7 - ACQUISITION INTANGIBLES

Included in other assets are intangible assets acquired through acquisitions. Acquisition intangibles consist of the following as of December 31, net of amortization (dollars in thousands):

                                                                                            2000                1999
                                                                                            ----                ----
     Goodwill                                                                         $         4,073     $         3,668
     Core deposit intangible                                                                    2,637               2,934
                                                                                      ---------------     ---------------

     Total acquisition intangibles                                                    $         6,710     $         6,602
                                                                                      ===============     ===============



NOTE 8 - DEPOSITS

The distribution of deposits at December 31 is as follows (dollars in thousands):

                                                                                           2000                 1999
                                                                                           ----                 ----
     Non-interest-bearing demand deposits                                             $        50,479     $        43,606
     Savings, money market, and interest-bearing demand deposits                              241,787             267,027
     Time deposits                                                                            239,617             152,365
                                                                                      ---------------     ---------------

     Total deposits                                                                   $       531,883     $       462,998
                                                                                      ===============     ===============


Retail time deposits of $100,000 or more were $66,163,000 and $35,310,000 at December 31, 2000 and 1999, respectively. Interest expense on retail time deposits of $100,000 or more was $3,522,000, $1,357,000 and $1,544,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Brokered time deposits were $14,964,000 and $0 at December 31, 2000 and 1999, respectively. Interest expense on brokered deposits was $863,000, $0 and $0 for the years ended December 31, 2000, 1999 and 1998, respectively.



                                      18.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 8 - DEPOSITS (CONTINUED)


Maturities of time deposits outstanding at December 31, 2000, are as follows (dollars in thousands):

     2001                                                                           $        155,459
     2002                                                                                     60,399
     2003                                                                                      9,150
     2004                                                                                     13,210
     2005                                                                                        692
     Thereafter                                                                                  707
                                                                                    ----------------

                                                                                    $        239,617
                                                                                    ================


NOTE 9 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                                           2000                 1999
                                                                                           ----                 ----
Federal Home Loan Bank:
     Fixed-rate advance at 6.01%, maturing June 19, 2000                            $             -0-   $          10,000
     Fixed-rate advance at 6.07%, maturing August 9, 2000                                         -0-               7,000
     Fixed-rate advance at 7.37%, maturing April 15, 2004                                        115                  136
     Fixed-rate advance at 7.59%, maturing May 17, 2004                                          203                  240
     Fixed-rate advance at 6.35%, maturing July 7, 2004                                        1,000                1,000
     Fixed-rate advance at 6.50%, maturing October 17, 2005                                    1,974                2,268
     Fixed-rate advance at 7.06%, maturing May 15, 2006                                        4,196                4,423
     Adjustable-rate advance, callable June 24, 2002,
       maturing June 23, 2008, 5.49% at December 31, 2000 and 1999                            10,000               10,000
     Adjustable-rate advance, callable October 22, 2001
       maturing October 21, 2009, 5.66% at December 31, 2000 and 1999                         10,000               10,000
     Adjustable-rate advance, callable February 22, 2001,
       maturing February 22, 2010, 6.22% at December 31, 2000                                 10,000                   -0-
     Adjustable-rate advance, callable June 22, 2001,
       maturing June 22, 2010, 6.50% at December 31, 2000                                     10,000                   -0-
     Adjustable-rate advance, callable March 23, 2001,
       maturing June 23, 2010, 5.99% at December 31, 2000                                      5,000                   -0-
     Adjustable-rate advance, callable December 20, 2001,
       maturing December 20, 2010, 4.98% at December 31, 2000                                  5,000                   -0-
     Adjustable-rate advance, callable December 29, 2003,
       maturing December 28, 2010, 5.16% at December 31, 2000                                 10,000                   -0-
                                                                                    ----------------    ------------------

                                                                                              67,488               45,067
Farmers Home Administration:
     Fixed-rate note payable to Farmers Home Administration,
       maturing August 24, 2024, interest payable at 1%                                        1,747                1,811
                                                                                    ----------------    -----------------

Total borrowings
                                                                                    $         69,235    $          46,878
                                                                                    ================    =================



                                      19.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------



NOTE 9 - BORROWINGS (CONTINUED)


Maturities of borrowings outstanding at December 31, 2000, are as follows (dollars in thousands):

     2001                                                                           $            686
     2002                                                                                        734
     2003                                                                                        788
     2004                                                                                      1,987
     2005                                                                                        881
     Thereafter                                                                               64,159
                                                                                    ----------------

                                                                                    $         69,235
                                                                                    ================

The Federal Home Loan Bank borrowings are collateralized by the following: a blanket collateral agreement on the Bank's residential mortgage loans; U.S. Government and agency securities with an amortized cost and estimated fair value of $29,761,000 and $29,725,000, respectively, at December 31, 2000; and by Federal Home Loan Bank stock owned by the Bank totaling $3,989,000, included in other assets, at December 31, 2000. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2000.

The Farmers Home Administration borrowing is collateralized by loans totaling $1,700,000, originated and held by the Corporation's wholly owned subsidiary, First Rural Relending, and guaranteed by the Corporation.


NOTE 10 - INCOME TAXES

The components of the federal income tax provision for the years ended December 31 follow (dollars in thousands):

                                                                           2000               1999               1998
                                                                           ----               ----               ----
     Current tax expense                                              $        2,062    $         1,853    $        1,240
     Deferred tax credit                                                      (1,117)              (118)             (270)
                                                                      ---------------   ----------------   ---------------

     Total provision for income taxes                                 $          945    $         1,735    $          970
                                                                      ==============    ===============    ==============


Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

                                                                                   2000                  1999
                                                                                   ----                  ----
     Deferred tax assets:
         Allowance for loan losses                                         $            3,050    $         2,071
         Deferred compensation                                                            495                413
         Unrealized loss on securities available for sale                                  -0-               339
                                                                           -------------------   ---------------

         Total deferred tax assets                                                      3,545              2,823
                                                                           ------------------    ---------------

     Deferred tax liabilities:
         Depreciation                                                                  (1,058)            (1,045)
         Intangibles                                                                      (92)              (196)
         Unrealized gain on securities available for sale                                (360)                -0-
         Other                                                                            (57)               (22)
                                                                           -------------------   ----------------

         Total deferred tax liabilities                                                (1,567)            (1,263)
                                                                           -------------------   ----------------

     Net deferred tax asset                                                $            1,978    $         1,560
                                                                           ==================    ===============




                                      20.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 10 - INCOME TAXES (CONTINUED)


A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows (dollars in thousands):


                                                                           2000               1999               1998
                                                                           ----               ----               ----
     Tax expense at statutory rate                                    $        2,084    $         2,751    $        1,881
     Increase (decrease) in taxes resulting from:
         Tax-exempt interest                                                  (1,263)            (1,122)           (1,128)
         Other                                                                   124                106               217
                                                                      --------------    ---------------    --------------

     Provision for income taxes                                       $          945    $         1,735    $          970
                                                                      ==============    ===============    ==============


Included in the total provision for income taxes are expenses of $37,000, $0 and $15,000 for the years ended December 31, 2000, 1999 and 1998, respectively, related to security transactions.


NOTE 11 - RETIREMENT PLAN

The Corporation has established a 401(k) profit-sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $153,000, $159,000 and $200,000 for 2000, 1999 and 1998, respectively.


NOTE 12 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has two deferred compensation plans.

Benefits under one of the plans is based on the number of years the individuals have served the Corporation. A liability is recorded on a present value basis and discounted using current market rates. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2000 and 1999, for vested benefits under this plan, was $1,206,000 and $1,136,000 respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of these policies was $1,047,000 and $940,000 at December 31, 2000 and 1999,
respectively.

The Corporation sponsors a deferred stock compensation plan for directors. Directors are allowed to defer their director's fees under the plan. The deferred compensation is computed as stock equivalents as the compensation is earned. Directors receive the deferred compensation in the form of common stock upon retirement. The liability relating to this plan was $485,000 and $325,000 at December 31, 2000 and 1999, respectively.

Deferred compensation expense for the plans was $339,000, $248,000 and $316,000 for 2000, 1999 and 1998, respectively.


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



                                      21.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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

The trust preferred securities carry a floating rate of the three month LIBOR plus 2.5% and have a stated maturity date of May 14, 2029. The securities are redeemable at par after May 14, 2009. Distributions on the trust preferred securities are payable quarterly on February 14, May 14, August 14 and November 14.


NOTE 14 - SHAREHOLDERS' EQUITY

Earnings per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted earnings per share for the years ended December 31 (dollars in thousands, except per share data):

                                                                                               Weighted
                                                                                                Average
                                                                                              Number of        Earnings Per
                                                                            Net Income          Shares            Share
                                                                            ----------          ------            -----

2000
----
Earnings per share - Basic                                               $        5,183          6,980,979    $     0.74
                                                                                                              ==========
Effect of stock options - Net                                                                        6,409
Effect of deferred stock compensation                                                               77,538
                                                                         --------------     --------------

Earnings per share - Diluted                                             $        5,183          7,064,926    $     0.73
                                                                         ==============     ==============    ==========

1999
----
Earnings per share - Basic                                               $        6,356          7,031,203    $     0.90
                                                                                                              ==========
Effect of stock options - Net                                                                       67,972
Effect of deferred stock compensation                                                               21,886
                                                                         --------------     --------------

Earnings per share - Diluted                                             $        6,356          7,121,061    $     0.89
                                                                         ==============     ==============    ==========

1998
----
Earnings per share - Basic                                               $        4,561          7,038,909    $     0.65
                                                                                                              ==========
Effect of stock options - Net                                                                       64,693
Effect of deferred stock compensation                                                               16,614
                                                                         --------------     --------------

Earnings per share - Diluted                                             $        4,561          7,120,216    $     0.64
                                                                         ==============     ==============    ==========


Effective August 25, 1998, the Board of Directors of the Corporation approved a three-for-one stock split. All references to the number of shares of common stock in the consolidated financial statements and footnotes thereto have been restated for the stock split.



                                      22.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2000, the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary bank's category.

The Corporation's actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):


                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                         For Capital               Prompt Corrective
                                                Actual                Adequacy Purposes            Action Provisions
                                                ------                -----------------            -----------------
                                         Amount         Ratio         Amount        Ratio         Amount           Ratio
                                         ------         -----         ------        -----         ------           -----
2000
----
Total capital (to risk-
  weighted assets):
   Consolidated                           $  55,285     11.2%         =>$ 39,497  => 8.0%                N/A
   North Country Bank & Trust             $  55,428     11.3%         =>$ 39,241  => 8.0%         =>$ 49,051    => 10.0%

Tier I capital (to risk-
 weighted assets):
   Consolidated                           $  49,097     10.0%         =>$ 19,638  => 4.0%                N/A
   North Country Bank & Trust             $  49,271     10.1%         =>$ 19,513  => 4.0%         =>$ 29,269     => 6.0%

Tier I capital (to average assets):
   Consolidated                           $  49,097      7.6%         =>$ 25,840  => 4.0%                N/A
   North Country Bank & Trust             $  49,271      7.6%         =>$ 25,932  => 4.0%         =>$ 32,415     => 5.0%




                                      23.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 14 - SHAREHOLDERS' EQUITY (CONTINUED)

1999
----
Total capital (to risk-
  weighted assets):
   Consolidated                           $  51,666     13.0%         =>$ 31,732  => 8.0%                N/A
   North Country Bank & Trust             $  50,053     12.7%         =>$ 31,609  => 8.0%         =>$ 39,511    => 10.0%

Tier I capital (to risk-
 weighted assets):
   Consolidated                           $  46,684     11.8%         =>$ 15,866  => 4.0%                N/A
   North Country Bank & Trust             $  45,090     11.4%         =>$ 15,804  => 4.0%         =>$ 23,707     => 6.0%

Tier I capital (to average assets):
   Consolidated                           $  46,684      8.4%         =>$ 22,120  => 4.0%                N/A
   North Country Bank & Trust             $  45,090      8.2%         =>$ 22,066  => 4.0%         =>$ 27,583     => 5.0%


The Bank is restricted by banking regulations from making dividend distributions above prescribed amounts. At December 31, 2000, the Bank could have paid $19,000,000 of additional dividends to the Corporation without prior regulatory approval.

In June 2000, the Board of Directors adopted a Shareholder Rights Plan to protect shareholders against attempts to acquire control of the Registrant by means of "creeping" acquisitions in the open market, a hostile tender offer made at less than a full and fair price, and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. The Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation.


NOTE 15 - STOCK OPTION PLANS

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees and nonemployee directors. A total of 500,000 shares were made available for grant under this plan. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 600,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee, within guidelines of no less than six months and no greater than ten years, as established under the plans, determines the vesting of the options when they are granted.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31:

                                                                       2000                1999           1998
                                                                       ----                ----           ----
     Dividend yield                                                    2.88%               0.90%           1.00%
     Risk-free interest rate                                           7.00%               5.50%           4.72%
     Weighted average expected life (years)                             7.0                 7.0            7.0
     Expected volatility                                              31.45%              16.46%          10.04%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $1.68 per share for options granted in 2000, $0.94 per share for options granted in 1999 and $0.39 per share for options granted in 1998.



                                      24.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 15 - STOCK OPTION PLANS (CONTINUED)


No compensation cost has been recognized for the plans. Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced for the years ended December 31, as follows (dollars in thousands except per share data):

                                                                         2000                1999             1998
                                                                         ----                ----             ----
     Net income:
     ----------

         As reported                                              $          5,183    $         6,356     $         4,561
                                                                  ================    ===============     ===============

         Pro forma                                                $          5,043    $         6,288     $         4,550
                                                                  ================    ===============     ===============

     Earnings per share - Basic:
     ---------------------------

         As reported                                              $           0.74    $          0.90     $          0.65
                                                                  ================    ===============     ===============

         Pro forma                                                $           0.72    $          0.89     $          0.64
                                                                  ================    ===============     ===============

     Earnings per share - Diluted:
     -----------------------------

         As reported                                              $           0.73    $          0.89     $          0.64
                                                                  ================    ===============     ===============

         Pro forma                                                $           0.71    $          0.88     $          0.64
                                                                  ================    ===============     ===============


Following is a summary of stock option transactions for the years ended December 31:

                                                                                        Number of Shares
                                                                      ---------------------------------------------------
                                                                           2000               1999               1998
                                                                           ----               ----               ----
Outstanding at beginning of year                                           573,145            331,895             198,759
Granted during the year                                                    201,700            244,400             163,200
Expired during the year                                                    (84,698)                -0-                 -0-
Exercised during the year (at prices
  ranging from $3.67 to $15.00 per share)                                  (12,150)            (3,150)            (30,064)
                                                                  -----------------   ----------------     ---------------

Outstanding at end of year                                                 677,997            573,145             331,895
                                                                  ================    ===============      ==============

Weighted average exercise price per share
  at end of year                                                  $          16.65    $         18.34      $        16.97
                                                                  ================    ===============      ==============

Available for grant at end of year                                         337,373             39,073             283,473
                                                                  ================    ===============      ==============


Options granted during 2000 were granted at prices of $9.25, $12.00 and $15.00. Options granted in 1999 were granted at a price of $20.00. Options granted in 1998 were granted at prices of $19.00 and $20.33. Under these plans, options expire ten years after the date of grant.



                                      25.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------



NOTE 15 - STOCK OPTION PLANS (CONTINUED)


Following is a summary of the options outstanding at December 31, 2000:

                                                     Outstanding Options                          Exercisable Options
                                      ------------------------------------------------       ----------------------------
                                                            Weighted
                                                            Average          Weighted                          Weighted
                                                           Remaining          Average                           Average
          Exercise                                        Contractual        Exercise                          Exercise
         Price Range                    Number            Life-Years           Price           Number            Price
         -----------                    ------            ----------           -----           ------            -----
       $4.25 to $15.00                    325,197                7.89      $    12.89             80,065      $    14.28
      $19.00 to $20.33                    352,800                8.08           20.11            208,800           20.19
                                      -----------         -----------      ----------        -----------      ----------

                                          677,997                7.99      $    16.65            288,865      $    18.55
                                      ===========         ===========      ==========        ===========      ==========


NOTE 16 - OTHER COMPREHENSIVE INCOME (DEFICIT)

Other comprehensive income (deficit) components and related taxes were as follows (dollars in thousands):

                                                                           2000               1999               1998
                                                                           ----               ----               ----
     Unrealized holding gains (losses) on
       available for sale securities                                  $        2,166    $        (1,061)   $          117
     Less reclassification adjustments for gains
       later recognized in income                                                110                 -0-               45
                                                                      --------------    ----------------   --------------
     Net unrealized gains (losses)                                             2,056             (1,061)               72
     Tax effect                                                                  699               (361)               25
                                                                      --------------    ----------------   --------------

Other comprehensive income (deficit)                                  $        1,357    $          (700)   $           47
                                                                      ==============    ================   ==============



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

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows (dollars in thousands):


                                                                                            2000                1999
                                                                                            ----                ----
     Commitments to extend credit                                                     $       119,763     $       130,446
     Standby letters of credit                                                                 14,601              14,425
     Credit card commitments                                                                    5,612               5,334
                                                                                      ---------------     ---------------

                                                                                      $       139,976     $       150,205
                                                                                      ===============     ===============



                                      26.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


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



                                      27.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS  (CONTINUED)


Federal funds purchased and borrowings - Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

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

The following table presents information for financial instruments at December 31 (dollars in thousands):


                                                              2000                                    1999
                                               -----------------------------------    -----------------------------------
                                                  Carrying            Estimated           Carrying            Estimated
                                                   Amount            Fair Value            Amount            Fair Value
                                                   ------            ----------            ------            ----------
Financial assets:
     Cash and cash equivalents                 $        20,829    $         20,829    $        26,160     $        26,160
     Interest-bearing deposits                              -0-                 -0-               679                 679
     Securities available for sale                      72,066              72,066             43,343              43,343
     Net loans                                         532,235             535,318            459,758             461,511
                                               ---------------    ----------------    ---------------     ---------------

Total financial assets                         $       625,130    $        628,213    $       529,940     $       531,693
                                               ===============    ================    ===============     ===============

Financial liabilities:
     Deposits                                  $       531,883    $        531,567    $       462,998     $       462,634
     Federal funds purchased and
       borrowings                                       71,035              72,281             46,878              45,729
     Guaranteed preferred beneficial
       interests in the Corporation's
       subordinated debentures                          12,450              12,450             12,450              12,450
                                               ---------------    ----------------    ---------------     ---------------

Total financial liabilities                    $       615,368    $        616,298    $       522,326     $       520,813
                                               ===============    ================    ===============     ===============


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




                                      28.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------



NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS



                                                 BALANCE SHEETS
                                            December 31, 2000 and 1999
                                             (Dollars in Thousands)

                                                     ASSETS
                                                     ------


                                                                                              2000              1999
                                                                                              ----              ----
Cash and cash equivalents                                                             $           132     $           889
Investment in subsidiaries                                                                     57,323              51,649
Other assets                                                                                    1,421               1,651
                                                                                      ---------------     ---------------


TOTAL ASSETS                                                                          $        58,876     $        54,189
                                                                                      ===============     ===============


                                       LIABILITIES AND SHAREHOLDERS' EQUITY
                                       ------------------------------------

Liabilities:
     Dividends payable                                                                $           699     $            -0-
     Other liabilities                                                                            724                 533
                                                                                      ---------------     ---------------

     Total liabilities                                                                          1,423                 533

Subordinated debentures                                                                        12,836              12,836
Total shareholders' equity                                                                     44,617              40,820
                                                                                      ---------------     ---------------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $        58,876     $        54,189
                                                                                      ===============     ===============




                                      29.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------



NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                                               STATEMENTS OF INCOME
                                   Years Ended December 31, 2000, 1999 and 1998
                                              (Dollars in Thousands)

                                                                           2000               1999               1998
                                                                           ----               ----               ----
Income:
     Dividends received from subsidiaries                             $        1,900    $         3,150    $        3,250
     Other                                                                        48                 24                32
                                                                      --------------    ---------------    --------------

         Total income                                                          1,948              3,174             3,282
                                                                      --------------    ---------------    --------------

Expenses:
     Salaries and benefits                                                        64                 82               142
     Interest                                                                  1,175                760                95
     Other                                                                       323                364               596
                                                                      --------------    ---------------    --------------

         Total expenses                                                        1,562              1,206               833
                                                                      --------------    ---------------    --------------

Income before credit for income
  taxes and equity in undistributed net
  income of subsidiaries                                                         386              1,968             2,449
Credit for income taxes                                                         (400)              (402)             (147)
                                                                      ---------------   ----------------   ---------------

Income before equity in undistributed
  net income of subsidiaries                                                     786              2,370             2,596
Equity in undistributed net income of
  subsidiaries                                                                 4,397              3,986             1,965
                                                                      --------------    ---------------    --------------

Net income                                                            $        5,183    $         6,356    $        4,561
                                                                      ==============    ===============    ==============




                                      30.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                                             STATEMENTS OF CASH FLOWS
                                   Years Ended December 31, 2000, 1999 and 1998
                                              (Dollars in Thousands)

                                                                           2000               1999               1998
                                                                           ----               ----               ----
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating
     activities:

         Net income                                                   $        5,183    $         6,356    $        4,561
                                                                      --------------    ---------------    --------------

         Adjustments to reconcile net income to net
          cash provided by operating activities:
              (Gain) loss on sale of premise and equipment                        -0-                 4               (32)
              Provision for depreciation and amortization                         29                  9                 5
              Equity in undistributed net income of subsidiaries              (4,397)            (3,986)           (1,965)
              Change in other assets                                             323               (606)             (112)
              Change in other liabilities                                        149                (70)               38
                                                                      --------------    ----------------   --------------

                  Total adjustments                                           (3,896)            (4,649)           (2,066)
                                                                      ---------------   ----------------   ---------------

     Net cash provided by operating activities                                 1,287              1,707             2,495
                                                                      --------------    ---------------    --------------

     Cash flows from investing activities:
         Investment in subsidiaries                                               -0-            (9,561)              -0-
         Payment for purchase of securities available for sale                    -0-                -0-             (111)
         Proceeds from sales of securities available for sale                     -0-                -0-               10
         Proceeds from sale of premise and equipment                              -0-                -0-              100
         Capital expenditures                                                     -0-                -0-               (3)
                                                                      ---------------   ----------------   ---------------

     Net cash used in investing activities                                        -0-            (9,561)               (4)
                                                                      ---------------   ----------------   ---------------

     Cash flows from financing activities:
         Proceeds from borrowings                                                 -0-            15,836               -0-
         Principal payments on borrowings                                         -0-            (3,788)             (788)
         Proceeds from issuance of common stock                                  498                480             1,192
         Retirement of common stock                                             (887)            (3,498)           (1,797)
         Dividends paid                                                       (1,655)            (1,287)           (1,251)
                                                                      ---------------   ----------------   ---------------

     Net cash provided by (used in) financing activities                      (2,044)             7,743            (2,644)
                                                                      ---------------   ---------------    ---------------

Net decrease in cash and cash equivalents                                       (757)              (111)             (153)

Cash and cash equivalents at beginning                                           889              1,000             1,153
                                                                      --------------    ---------------    --------------

Cash and cash equivalents at end                                      $          132    $           889    $        1,000
                                                                      ==============    ===============    ==============






                                      31.

SELECTED FINANCIAL DATA
==============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------


                                             SELECTED FINANCIAL DATA
                                                   (Unaudited)
                                  (Dollars in Thousands, Except Per Share Data)

                                                                         Years ended December 31,

                                                    2000            1999           1998           1997            1996
                                                    ----            ----           ----           ----            ----
Selected Financial Condition Data:
     Total assets                                $   666,996    $   568,442     $  471,381     $   421,434    $   367,160
     Loans                                           541,689        466,621        411,720         372,519        314,886
     Securities                                       72,066         43,343          8,676          10,103         15,191
     Deposits                                        531,883        462,998        404,961         360,549        305,939
     Borrowings                                       69,235         46,878         23,270          19,628         20,441
     Total equity                                     44,617         40,820         39,469          36,592         32,386

Selected Operations Data:
     Interest income                             $    54,683    $    42,549     $   38,498     $    35,964    $    28,724
     Interest expense                                (29,421)       (20,602)       (17,815)        (15,898)       (12,674)
                                                 ------------   ------------    -----------    ------------   ------------
         Net interest income                          25,262         21,947         20,683          20,066         16,050
     Provision for loan losses                        (5,875)        (1,457)        (1,200)         (1,398)        (2,424)
     Net security gains (losses)                         110             -0-            45             (60)            (8)
     Other income                                      6,743          3,538          2,606           1,698          1,368
     Other expenses                                  (20,112)       (15,937)       (16,603)        (14,797)       (11,609)
                                                 ------------   ------------    -----------    ------------   ------------
         Income before income taxes                    6,128          8,091          5,531           5,509          3,377
     Provision for income taxes                         (945)        (1,735)          (970)         (1,403)          (543)
                                                 ------------   ------------    -----------    ------------   ------------
         Net income                              $     5,183    $     6,356     $    4,561     $     4,106    $     2,834
                                                 ===========    ===========     ==========     ===========    ===========

Per Share Data:  *
     Net income - Basic                          $     0.74     $      0.90     $     0.65     $      0.58    $      0.43
     Net income - Diluted                              0.73            0.89           0.64            0.57           0.43
     Cash dividends declared                           0.34            0.18           0.17            0.16           0.14
     Book value                                        6.38            5.83           5.54            5.13           4.57

Financial Ratios:
     Return on average equity                         12.13%          15.83%         11.18%          11.29%          9.15%
     Return on average assets                          0.84%           1.22%          0.98%           1.00%          0.82%
     Dividend payout ratio                            45.42%          20.25%         27.43%          28.79%         32.11%
     Average equity to average assets                  6.92%           7.70%          8.75%           8.85%          8.99%


* Adjusted for 3 for 1 stock splits on April 29, 1996 and August 25, 1998



                                      32.

SELECTED FINANCIAL DATA
==============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------



                                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                                   (Unaudited)
                                  (Dollars in Thousands, Except Per Share Data)


                                                                                   Three months ended,

                                                                 MARCH 31        JUNE 30     SEPTEMBER 30       DECEMBER 31
                                                                 --------        -------     ------------       -----------
2000
----
Selected Operations Data:
     Interest income                                           $  12,272      $  13,661       $   14,261       $   14,489
     Interest expense                                             (6,250)        (7,365)          (7,785)          (8,021)
                                                               ----------     ----------      -----------      -----------
         Net interest income                                       6,022          6,296            6,476            6,468
     Provision for loan losses                                      (350)        (1,525)          (2,500)          (1,500)
     Net security gains                                               -0-            49               61               -0-
     Other income                                                    966          1,407            1,847            2,633
     Other expenses                                               (4,214)        (4,515)          (5,588)          (5,795)
                                                               ----------     ----------      -----------      -----------
         Income before income taxes                                2,424          1,663              235            1,806
     Provision for income taxes                                     (474)          (201)              94             (364)
                                                               ----------     ----------      ----------       -----------
         Net income                                            $   1,950      $   1,462       $      329       $    1,442
                                                               =========      =========       ==========       ==========

Per Share Data:
     Net income - Basic                                        $    0.28      $    0.21       $    0.05        $     0.20
     Net income - Diluted                                           0.28           0.21            0.05              0.19

1999
----
Selected Operations Data:
     Interest income                                           $   9,732      $  10,187       $   10,791       $   11,839
     Interest expense                                             (4,622)        (4,917)          (5,283)          (5,780)
                                                               ----------     ----------      -----------      -----------
         Net interest income                                       5,110          5,270            5,508            6,059
     Provision for loan losses                                      (213)          (213)            (213)            (818)
     Other income                                                    615            649            1,223            1,051
     Other expenses                                               (3,436)        (4,167)          (4,291)          (4,043)
                                                               ----------     ----------      -----------      -----------
         Income before income taxes                                2,076          1,539            2,227            2,249
     Provision for income taxes                                     (535)          (232)            (500)            (468)
                                                               ----------     ----------      -----------      -----------
         Net income                                            $   1,541      $   1,307       $    1,727       $    1,781
                                                               =========      =========       ==========       ==========

Per Share Data:
     Net income - Basic                                        $    0.22      $    0.19       $    0.25       $      0.24
     Net income - Diluted                                           0.22           0.19            0.25              0.23




                                      33.

SELECTED FINANCIAL DATA
==============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

                               MARKET INFORMATION
                                   (Unaudited)


Prior to April 18, 2000, there had been no active market for the Corporation's common stock and no published information with respect to its market price. There had been occasional direct sales by shareholders of which the Corporation's common stock sold at a premium to book value. The price was reported to management in most of these transactions, but management has no way of confirming the prices which were reported. Effective April 18, 2000, the Corporation's common stock is traded on the NASDAQ Bulletin Board under the symbol "NCUF."

The following table sets forth the range of high and low sales prices of the Corporation's common stock from January 1, 1999 through April 17, 2000, as reported to management, and the range of the high and low bid prices from April 18, 2000 through the end of the year, as reported by NASDAQ. Quotations for the NASDAQ Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not reflect actual transactions.



                                                                                     Three months ended,

                                                                 MARCH 31        JUNE 30     SEPTEMBER 30       DECEMBER 31
                                                                 --------        -------     ------------       -----------
2000
----
High                                                            $   20.00       $  14.00     $     11.50        $     7.75
Low                                                                 14.00          11.13            6.50              5.13

1999
----
High                                                            $  25.00        $  25.00     $     20.00        $    20.00
Low                                                                23.00           19.50           19.00             17.00










                                      34.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HIGHLIGHTS

For North Country Financial Corporation ("the Corporation"), 2000 was a year of record growth. The Corporation grew total assets by 17.3%. Growth remains an important element of the Corporation's strategy, and management believes that the continued success and profitability of the Corporation depends on continuing to attract credit-worthy, and profitable assets both internally and through market expansion. To enhance its ability to grow, the Corporation formed a real estate mortgage company, North Country Mortgage Company LLC, in May 2000 and acquired another real estate mortgage company, American Financial Mortgage Corporation, in August 2000. In addition, the Corporation continued its market expansion into lower Michigan through the opening of two new branches in Cadillac and Traverse City and the purchase of two branches in Alanson and Glen Arbor.

At December 31, 2000, the Corporation had total assets of $667.0 million, an increase of $98.6 million from December 31, 1999. During 2000, net loans increased 15.8% or $72.4 million to $532.2 million. Of the total increase in loans, $49.8 million came from an increase in the commercial loan portfolio. In addition, the Corporation's security portfolio increased $29.8 million from 1999 to 2000 to $72.1 at December 31, 2000. The increase coincides with the Corporation's strategy to invest funds from increased deposits and borrowings into securities with similar contractual maturities.

The growth in 2000 continues the trend which has developed over the past several years. From 1996 through 2000, assets grew by a total of $299.8 million or 81.7%. During the same five-year period, net loans grew $222.2 million, or 71.7%, and securities increased $56.3 million, or 358.6%.

Growth will continue to be an important element of the Corporation's strategy, and selective bank and branch acquisitions may continue to occur as opportunities arise. The Corporation's banking offices are located in Michigan, a state which covers a large geographic area and has a low population density. Because of the nature of this market area, the cost of operating the Corporation's banking network is higher than the average for banking companies the same size as the Corporation.

Although earnings have decreased from 1999 to 2000, overall earnings have been strong over the past several years. Net income was $5.2 million, $6.4 million, and $4.6 million for 2000, 1999 and 1998, respectively. Return on average shareholders' equity was 12.1%, 15.8% and 11.2%, for 2000, 1999 and 1998, respectively. Basic earnings per share were $0.74 in 2000, $0.90 in 1999 and $0.65 in 1998, representing a decrease of 17.8% from 1999 to 2000 and an increase of 38.5% from 1998 to 1999. The primary cause of the earnings decrease for 2000 is the increased provision for loan losses. The provision for loan losses for 2000 totaled $5.9 million as compared to $1.5 million in 1999 and $1.2 million in 1998.




                                      35.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

FINANCIAL CONDITION

LOANS

Loans represented 81.2% of total assets at the end of 2000, compared to 82.1% at the end of 1999. The loan to deposit ratio remained relatively stable over the past two years, increasing slightly from 100.8% at December 31, 1999 to 101.8% at December 31, 2000. Loans provide the most attractive earning asset yield available to the Corporation and management believes the personnel and controls are in place to successfully manage a growing loan portfolio. Accordingly, management intends to continue to maintain loans at the highest possible level within the constraints of adequate liquidity.

Following is a summary of the Corporation's loan balances at December 31 (in thousands):

                                                                                                             Percent
                                                                                2000            1999         Change
                                                                                ----            ----         ------
     Commercial real estate                                                $     90,635     $     79,000        14.7%
     Commercial, financial, and agricultural                                    217,786          179,592        21.3
     Leases:
         Commercial                                                              41,962           22,541        86.2
         Governmental                                                            55,205           48,148        14.7
     1 - 4 family residential real estate                                       113,834          107,751         5.6
     Consumer                                                                    13,059           17,050       (23.4)
     Construction                                                                 9,208           12,539       (26.6)
                                                                           ------------     ------------    ---------

         Total                                                             $    541,689     $    466,621        16.1%
                                                                           ============     ============    ========



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

During 2000, commercial loans increased by $49.8 million or by 19.3%. The commercial loan growth is largely due to the efforts of the relationship bankers and their ability to penetrate growth markets primarily in lower Michigan but also in areas such as Marquette and Sault Ste. Marie. The most prominent type of financing, at $76.6 million or 24.8% of the commercial loan portfolio, continues to focus on hospitality and tourism related industries. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and farming.

In addition to traditional commercial lending, the Corporation finances commercial and governmental leases throughout the country. As illustrated in the table above, a significant portion of the leasing activity is to governmental units, including Native American organizations. The Corporation has developed expertise and contacts in the leasing business which provide it with opportunities to purchase credit-worthy leases at attractive yields. Management closely reviews the credit quality of each proposed lease before entering into a financing agreement. The lease agreements are strictly financing; while the Corporation has access to the underlying equipment as collateral, there is no interest in the residual value of the equipment. Management continues to pursue leases both through unrelated entities and the Corporation's subsidiary, North Country Financial Group, in Denver, Colorado. This corporation is engaged in the business of public finance and focuses on providing tax-exempt financing to municipalities located throughout the United States.





                                      36.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Real estate lending on 1-4 family residences comprises the second largest portion of the loan portfolio. This past year, residential real estate loans grew by 5.6% or by $6.0 million to $113.8 million. Approximately 84% of residential real estate loans are adjustable rate products that have an annual interest adjustment. These loans typically have a maximum adjustment of two percentage points annually and five percentage points over the life of the loan. The Corporation continues to sell longer-term, fixed rate products; however, with the rising interest rate environment, activity in this area declined in 2000. Loans originated and sold to the secondary market by the subsidiary bank totaled $6.1 million in 2000 compared to $15.1 million in 1999.

Consumer lending represents a small percentage of the Corporation's loan portfolio. At December 31, 2000, consumer loans totaled $13.1 million, or 2.4% of the total portfolio. Consumer loans continue to decrease both in dollars and in percentage in relation to the overall loan portfolio. This decrease is intentional as consumer lending is a highly competitive, and traditionally a higher cost, area of lending. The Corporation will continue to originate consumer loans; however, this is not seen as a high priority lending area at the current time.

At the end of 2000, the allowance for loan losses totaled $9.5 million which represents 1.7% of total loans. The allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):


                                                                                   2000           1999           1998
                                                                                   ----           ----           ----
     Allowance to total loans at end of year                                          1.7%            1.5%           1.5%
     Net charge-offs during the year                                            $    3,284     $       706    $       687
     Net charge-offs to average outstanding loans                                     0.7%            0.2%           0.2%
     Net charge-offs to beginning allowance balance                                  47.9%           11.6%          12.3%
     Nonaccrual loans at end of year                                                10,547              95          2,174
     Loans 90 days or more delinquent at end of year
       (excluding nonaccrual loans)                                             $    3,117     $     2,452    $     1,238


Management analyzes the allowance for loan losses in detail on a monthly basis to ensure the losses inherent in the portfolio are properly considered. The Corporation's success in maintaining strong credit quality is demonstrated in its historical charge-off experience. Net charge-offs to average loans outstanding was 0.7%, 0.2% and 0.2% for the years ended December 31, 2000, 1999 and 1998, respectively. Net charge-offs for the year ended December 31, 2000 increased $2.6 million from the previous year. The increase was primarily due to three lending relationships charged-off in 2000 totaling $2.3 million; after considering these specific charge-offs, the charge-off level is deemed to be manageable. To compensate for the increased charge-offs and increased levels of non-performing loans as described above, the provision for loan losses was increased $4.4 million from $1.5 million for the year ended December 31, 1999 to $5.9 million for the year ended December 31, 2000.

Nonaccrual loans have increased $10.5 million from December 31, 1999 to December 31, 2000 while loans 90 days or more past due and still accruing have increased by $0.7 million during that same time period. At December 31, 2000, loans to three commercial borrowers represented $9.5 million of the $10.5 million of nonaccrual loans. Management is working with the borrowers and does not currently anticipate charge-offs on these loans; however, as a precautionary measure, $2.7 million of the allowance for loan losses is allocated to these loans. The remaining increase in nonaccrual loans of $1.0 million relates to loans to six borrowers with individual balances less than $200,000. Included in the December 31, 2000 totals for loans 90 days or more delinquent and still accruing are loans to twelve commercial borrowers totaling $2.1 million; the remaining balance of loans 90 days or more delinquent consists of twenty residential real estate and consumer loans. Management continues to monitor the situation on the non-performing loans and has taken actions to reduce the level of non-performing loans.




                                      37.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

SECURITIES

During 2000, the security portfolio became a more important component of the Corporation's strategy to diversify its asset base. Securities increased $29.8 million in 2000, from $43.3 million at December 31, 1999 to $72.1 million at December 31, 2000. Funds made available from increased deposits and additional borrowings have been invested into securities with similar contractual maturities. The security portfolio is diversified among U.S. Treasury and agency securities, obligations of states and political subdivisions, corporate securities and mortgage-related securities. The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                                                            2000                1999
                                                                                            ----                ----
     U.S. Treasury securities and obligations of
       U.S. government agencies                                                       $        10,882     $         9,392
     Obligations of states and political subdivisions                                          15,542              16,210
     Corporate securities                                                                       4,740               3,008
     Mortgage-related securities                                                               40,902              14,733
                                                                                      ---------------     ---------------

     Total securities                                                                 $        72,066     $        43,343
                                                                                      ===============     ===============


The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. The mortgage-related securities have maturities ranging up to 30 years, while the remaining securities have maturities ranging primarily from one to 15 years. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.


DEPOSITS

Deposit growth has been, and continues to be, a key element of the Corporation's expansion strategy. Total deposits at December 31, 2000, were $531.9 million compared to $463.0 million at the end of 1999. The growth of $68.9 million during 2000 included a net increase of $10.3 million related to branch acquisition and divesture activity. Another $15.0 million of the increase is due to brokered certificates of deposit issued by the subsidiary bank to holders throughout the country. The remainder of the growth, $43.6 million, was internally generated by the Corporation throughout its branch network.

The most significant impact on the growth of deposits has been in the time deposit category. As of December 31, 2000, time deposits represented $239.6 million, or 45.0% of the Corporation's total deposit base. Retail deposits over $100,000, totaling $66.2 million and $35.3 million at December 31, 2000 and 1999, respectively, are from governmental entities, other financial institutions, and individual customers. Brokered deposits, which the Corporation began issuing in 2000, account for $15.0 of total deposits at December 31, 2000.

The Corporation continues to offer its premium-based certificate of deposit program. Customers can elect to receive one of several products in place of cash interest payments on term certificates. The Corporation offers firearms, golf clubs, diamond jewelry, and grandfather clocks under these programs. The most successful and long-standing of the programs is the firearm program, which is offered to sports enthusiasts nationally. Under the premium-based certificate of deposit program, the Corporation records the cost of the product given as a discount from the face amount of the certificate of deposit and recognizes interest expense on the effective interest method over the life of the certificate. Total certificates of deposits outstanding under this program were $1.5 million at December 31, 2000 and 1999.




                                      38.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

BORROWINGS

As previously mentioned, the Corporation's branch network is a relatively high cost network in comparison to peer banking companies. Accordingly, the Corporation continues to utilize alternative funding sources to provide funds for investing and lending activities. Borrowings increased during 2000 from $46.9 million to $69.2 million. At December 31, 2000, the majority of the borrowings were from the Federal Home Loan Bank of Indianapolis with both fixed and variable interest rates and stated maturities ranging through 2010. The increase in borrowings during the year is in accordance with the Corporation's asset/liability management strategies to match borrowings with assets of similar terms. From time-to-time, alternative sources of funding can be obtained at interest rates which are competitive with, or lower than, retail deposit rates and with inconsequential administrative costs. Management anticipates borrowings will continue to be a significant part of the overall funding mix of the Corporation.


SHAREHOLDERS' EQUITY

See the discussion under "CAPITAL" below.


RESULTS OF OPERATIONS

SUMMARY

Earnings continued strong in 2000 through a combination of increased net interest income and noninterest income and improved efficiency in operations. Net income was $5.2 million, $6.4 million, and $4.6 million for 2000, 1999 and 1998, respectively. The decrease in net income of $0.8 million from 1999 to 2000 is the result of an increase in the provision for loan losses of $4.4 million during the year, offset by an increase of $3.6 million in net interest income on a tax equivalent basis. Basic earnings per share were $0.74 in 2000, $0.90 in 1999 and $0.65 in 1998, a decrease of 17.8% from 1999 to 2000 and an increase of 38.5% from 1998 to 1999.

Net interest income is the primary source of earnings. On a tax equivalent basis, net interest income increased to $27.5 million in 2000, from $23.9 million and $22.6 million in 1999 and 1998, respectively. Net interest income increased 15.1% from 1999 to 2000 and 5.8% from 1998 to 1999; the increase is attributable primarily to the increase in volume in the lending and securities areas.

Noninterest income continues to provide a strong secondary source of revenue for the Corporation, increasing to $6.9 million in 2000, from $3.5 million in 1999 and $2.7 million in 1998. Of the $3.4 million increase in noninterest income from 1999 to 2000, $2.8 million is related to fee income generated by the Corporation's mortgage subsidiary. Income from noninterest sources will be an important component of the Corporation's future earnings as the expectation is net interest margins will continue to tighten due to competitive pressures.

Noninterest expense increased in 2000 to $20.1 million from $15.9 million in 1999, as compared to $16.6 million in 1998. Directly related to the mortgage subsidiary fee income above are commissions of $2.3 million included in noninterest expense for 2000. Management continues to manage noninterest expense in an effort to maintain strong earnings for the Corporation.

NET INTEREST INCOME

Net interest income is a function of the difference, or margin, between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest margin is affected by economic and competitive factors that influence rates, loan demand, and deposit flows. The Corporation's net interest margin, on a tax equivalent basis, has declined during 2000, from 4.8% to 4.3%.




                                      39.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Net interest income increased $3.6 million on a tax equivalent basis for 2000 as compared to 1999, and $1.3 million on a tax equivalent basis for 1999 as compared to 1998. The volume increases in both loans and securities had the largest impact on interest income during 2000. The loan volume increases were largely a result of growth in the higher yielding commercial loan and lease areas. This, coupled with an increase in interest rates during 2000, had a favorable impact on interest income during the year. Management expects the higher yielding loan and lease assets will continue to grow.

Total interest expense was $29.4 million in 2000, compared to $20.6 million and $17.8 million in 1999 and 1998, respectively. The increase in interest expense during 2000 was the result of overall increases in the rates and volume of interest-bearing obligations. For 2000, interest expense on deposits represented 83.5% of total interest expense. The remaining 16.5% relates to the Corporation's alternative sources of funding, namely borrowings and the trust preferred securities. Management monitors the rates paid on deposit products and evaluates alternative funding sources on a regular basis in an effort to control interest expense.

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

                              ----------------------------------------Years ended December 31,--------------------------------------
                              ------------------2000------------   -------------1999-------------   ----------------1998------------
                                  Average    Interest               Average    Interest               Average       Interest
                                Outstanding   Earned/    Yield/   Outstanding   Earned/   Yield/    Outstanding      Earned/  Yield/
                                  Balance      Paid       Rate      Balance      Paid      Rate       Balance         Paid     Rate
                                  -------      ----       ----      -------      ----      ----       -------         ----     ----
                                                                       (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1,2,3)       $  515,685    $ 52,005    10.08%  $  434,723    $ 42,288    9.73%  $  403,563    $ 39,206     9.71%
   Taxable securities                40,532       3,462     8.54       16,040       1,438    8.97        7,578         686     9.05
   Nontaxable securities(2)          11,456         974     8.50        4,201         352    8.38        1,000          47     4.70
Other interest-earning assets        12,699         515     4.06       11,310         422    3.73       12,810         497     3.88
                                 ----------    --------    -----   ----------    --------   -----   ----------    --------   ------

     Total interest-
       earning assets               580,372      56,956     9.81      466,274      44,500    9.54      424,951      40,436     9.52
                                 ----------    --------    -----   ----------    --------   -----   ----------    --------   ------

Interest-bearing obligations:
   Savings deposits                 254,286      11,895     4.68      265,868      11,045    4.15      209,864       7,271     3.46
   Time deposits                    205,900      12,660     6.15      131,545       7,237    5.50      150,685       9,259     6.14
   Borrowings                        62,087       3,726     6.00       29,748       1,651    5.55       22,247       1,285     5.78
   Subordinated debentures           12,450       1,140     9.16        7,781         669    8.60            0           0     0.00
                                 ----------    --------    -----   ----------    --------   -----   ----------    --------   ------

   Total interest-bearing
     obligations                    534,723      29,421     5.50      434,942      20,602    4.74      382,796      17,815     4.65
                                 ----------    --------    -----   ----------    --------   -----   ----------    --------   ------

Net interest income                            $ 27,535                          $ 23,898                         $ 22,621
                                               ========                          ========                         ========
Net interest rate spread                                    4.31%                           4.80%                              4.87%
                                                           =====                         =======                               =====
Net earning assets               $   45,649                        $   31,332                       $   42,155
                                 ==========                        ==========                       ==========
Net yield on average interest-
  earning assets                                            4.74%                           5.13%                              5.32%
                                                           =====                         =======                               =====

Average interest-earning assets
  to average interest-bearing
  obligations                         1.09X                             1.07X                            1.11X
                                 ==========                        ==========                       ==========



----------

(1) For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis.

(3)       Interest income on loans includes loan fees.







                                      40.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by old rate) and
(ii) changes in rate (i.e. changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                           --------------------------------Years ended December 31,-------------------------
                                           --------2000-------vs.------1999------     -------1999------vs.-------1998-------
                                                  Increase                                      Increase
                                                 (Decrease)               Total                (Decrease)            Total
                                                   Due to               Increase                 Due to            Increase
                                                   ------                                        ------
                                             Volume        Rate        (Decrease)        Volume         Rate      (Decrease)
                                             ------        ----         --------         ------         ----      ---------
                                                                          (Dollars in Thousands)
Interest-earning assets:
    Loans receivable                       $    8,117         1,600         9,717     $    3,031    $       51     $   3,082
    Taxable securities                          2,095           (71)        2,024            759            (7)          752
    Nontaxable securities                         617             5           622            245            60           305
    Other interest-earning assets                  54            39            93            (57)          (18)          (75)
                                           ----------    ----------     ---------     -----------   -----------   -----------

    Total interest-earning assets          $   10,883    $    1,573        12,456     $    3,978    $       86         4,064
                                           ==========    ==========     ---------     ==========    ==========    ----------

Interest-bearing obligations:
    Savings deposits                       $     (497)        1,347           850     $    2,162    $    1,612         3,774
    Time deposits                               4,489           934         5,423         (1,109)         (913)       (2,022)
    Borrowings                                  1,931           144         2,075            418           (52)          366
    Subordinated debentures                       425            46           471            669             0           669
                                           ----------    ----------     ---------     ----------    ----------    ----------

    Total interest-bearing
      obligations                          $    6,348    $    2,471         8,819     $    2,140    $      647         2,787
                                           ==========    ==========     ---------     ==========    ==========    ----------

Net interest income                                                     $   3,637                                 $   1,277
                                                                        =========                                 ==========



PROVISION FOR LOAN LOSSES

The Corporation maintains the allowance for loan losses at a level considered adequate to cover losses inherent in the loan portfolio. The Corporation records a provision for loan losses necessary to maintain the allowance at an adequate level after considering factors such as loan charge-offs and recoveries, changes in the loan portfolio composition, loan growth, and other economic factors as more fully described in Note 1 to the accompanying financial statements. The increase in the provision for loan losses to $5.9 million in 2000, as compared to $1.5 million for 1999, is a direct result of the increase in nonperforming loans throughout 2000 and also loan growth during 2000. The allowance for loan losses as a percentage of total loans increased to 1.7% at December 31, 2000 compared to 1.5% at both December 31, 1999 and 1998.

NONINTEREST INCOME

Noninterest income was $6.9 million, $3.5 million, and $2.7 million in 2000, 1999 and 1998, respectively. The principal sources of noninterest income are service charges on deposit accounts and fee income generated by the mortgage subsidiary. Service charges on deposits remained stable at $2.0 million for 2000 and 1999. As discussed in Note 2 to the Consolidated Financial Statements, the Corporation acquired a mortgage company during 2000. The mortgage company has arrangements with unrelated investor banks which table fund the loans at the time of closing. The fee income recorded by the mortgage company, which totals $2.9 million for 2000, includes origination fees, discount fees, yield spread premiums, and miscellaneous fees on the loans brokered.




                                      41.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

NONINTEREST EXPENSE

Noninterest expense was $20.1 million, $15.9 million, and $16.6 million in 2000, 1999, and 1998, respectively. The increase in noninterest expense for 2000 is due in part to the commission expense of $2.3 million included in salaries, commissions and related benefits; the commission expense started in 2000 in conjunction with the acquisition of the mortgage company as discussed above. In addition to the commissions, overall noninterest expense increased during the year in connection with the mortgage company acquisition and branches acquired or opened during the year.

FEDERAL INCOME TAXES

The provision for income taxes is 15.4% of income before income tax in 2000, compared to 21.5% in 1999 and 17.5% in 1998. The difference between these rates and the federal corporate income tax rate of 34% is primarily due to tax-exempt interest earned on securities and loans. The decrease in the overall tax rate in 2000 is due to tax-exempt interest income increasing while pre-tax income decreased. Tax exempt interest represented 61% of pre-tax income in 2000 compared to 41% in 1999.


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




                                      42.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

Exposure to interest rate risk is reviewed on a regular basis by the Corporation's Executive Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and at the same time maximize income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing GAP analyses and interest rate sensitivity analyses. Following is the Corporation's repricing GAP table at December 31, 2000 (dollars in thousands):

                                                       1 - 90      91 - 365       2 - 5       Over 5
                                                        Days         Days         Years        Years        Total
                                                   -----------  -----------  -----------  -----------   -----------
Interest-earning assets:
     Loans receivable                              $   275,982  $   114,287  $    99,497  $    51,923   $   541,689
     Securities                                          9,692           -0-       2,223       60,151        72,066
     Other                                               4,180           -0-          -0-          -0-        4,180
                                                   -----------  ------------ ------------ ------------  -----------

     Total interest-earning assets                     289,854      114,287      101,720      112,074       617,935
                                                   -----------  -----------  -----------  -----------   -----------

Interest-bearing obligations:
     Savings deposits                                  241,787           -0-          -0-          -0-      241,787
     Time deposits                                      51,078      104,381       83,451          707       239,617
     Federal funds purchased                             1,800           -0-          -0-          -0-        1,800
     Borrowings                                             -0-      40,686       24,390        4,159        69,235
     Subordinated debentures                            12,450           -0-          -0-          -0-       12,450
                                                   -----------  -----------  -----------  -----------   -----------

     Total interest-bearing obligations                307,115      145,067      107,841        4,866      564,889
                                                   -----------  -----------  -----------  -----------   -----------


GAP                                              $     (17,261)  $  (30,780)  $  (6,121)   $  107,208   $   53,046
                                                  ============  ===========  ===========  ===========   ===========

Cumulative GAP                                     $   (17,261) $   (48,041) $   (54,162) $    53,046   $    53,046
                                                   ============ ============ ============ ===========   ===========


The above analysis indicates that at December 31, 2000, the Corporation had a cumulative liability GAP position of $48.0 million within the one-year timeframe. This suggests that if market interest rates decline in the next twelve months, the Corporation has the potential to earn more net interest income. Conversely, if market interest rates increase in the next twelve months, the above GAP position suggests the Corporation's net interest income would decline due to interest-bearing obligations maturing or repricing prior to interest-earning assets.

A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of noncontractual repricing or expected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Considering the limitations of the GAP analysis, and based on the results of other interest rate risk management tools used by the Corporation, management believes the Corporation is properly positioned against significant changes in interest rates without significantly altering operating results.



                                      43.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking offices in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2000, the Corporation had excess Canadian assets of $5.7 million (or $3.9 million in U.S. dollars). Management feels the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.

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


CAPITAL

It is the policy of the Corporation to maintain capital at a level consistent with both safe and sound operations and proper leverage to generate an appropriate return on shareholders' equity. Capital formation has been key to the Corporation's growth. During 2000, 1999 and 1998, the Corporation raised $0.5 million, $0.5 million and $1.3 million, respectively, in capital through the issuance of common stock related to the exercise of stock options and the dividend reinvestment program. Net income exceeded dividends declared by $2.8 million in 2000, $5.1 million in 1999 and $3.3 million in 1998. These increases in capital were offset by the retirement of common stock of $0.9 million in 2000, $3.5 million in 1999 and $1.8 million in 1998. The Corporation will continue to repurchase common stock from time-to-time when management believes such repurchases will enhance the return to its common shareholders. Overall, shareholders' equity increased by $3.8 million in 2000 and by $1.3 million in 1999.

During 1999, the Corporation formed a Delaware business trust, North Country Capital Trust, solely to issue capital, or trust preferred securities. Through this entity, $12.5 million of trust preferred securities were issued in 1999; the net proceeds were invested in subordinated debentures issued to the trust by the Corporation. The Federal Reserve Bank has accorded the trust preferred securities Tier I capital treatment for regulatory purposes. The ability to apply Tier I capital treatment has positioned the Corporation for future growth without diluting the common shareholder base.

Should additional capital be required to take advantage of expansion opportunities, management believes the demand for the Corporation's common stock could provide for additional capital to the extent that such capital cannot be internally generated.



                                      44.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

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

Presented below is a summary of the Corporation's consolidated capital position in comparison to regulatory requirements:


                                                                     Tier I          Tier I             Total
                                                                   Capital to      Capital to        Capital to
                                                                     Average      Risk Weighted     Risk Weighted
                                                                     Assets          Assets            Assets
                                                                     ------          ------            ------
     Regulatory minimum for capital adequacy purposes                 4.0%            4.0%               8.0%

     The Corporation:
         December 31, 2000                                            7.6%           10.0%              11.2%
         December 31, 1999                                            8.4%           11.8%              13.0%


ISSUED BUT NOT YET ADOPTED ACCOUNTING POLICIES

See Note 1 to the accompanying financial statements for a discussion of accounting pronouncements issued by the Financial Accounting Standards Board which the Corporation is not required to implement until periods subsequent to December 31, 2000.


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






                                      45.

BOARD OF DIRECTORS
================================================================================


                                        NORTH COUNTRY FINANCIAL CORPORATION
PAUL W. ARSENAULT.....................................................................President, Concepts Consulting, Inc.

BERNARD A. BOUSCHOR.......................................................Tribal Chairman, Sault Tribe of Chippewa Indians

RONALD G. FORD...................................Chairman and Chief Executive Officer, North Country Financial Corporation

STANLEY J. GEROU II.............................................Owner, Days Inn & Comfort Inn (Munising), Gerou Excavating

MICHAEL C. HENRICKSEN............................................................................Owner, Satellite Services

WESLEY W. HOFFMAN........................................................President, Wesley W. Hoffman and Associates, P.C.

THOMAS G. KING...................................................................President, Top of Lake Investment Company

JOHN D. LINDROTH....................................................................President, Superior State Agency, Inc.

SHERRY L. LITTLEJOHN...................................President and Chief Operating Officer, North Country Bank and Trust

JOHN P. MILLER............................................................................Retired, Peoples Store Co., Inc.

                                           NORTH COUNTRY BANK AND TRUST
PAUL W. ARSENAULT.....................................................................President, Concepts Consulting, Inc.

DENNIS BITTNER..................................................................................Owner, Bittner Engineering

BERNARD A. BOUSCHOR.......................................................Tribal Chairman, Sault Tribe of Chippewa Indians

ROBERT C. DELLANGELO, M.D........................................................................................Physician

RONALD G. FORD...................................Chairman and Chief Executive Officer, North Country Financial Corporation

STANLEY J. GEROU II.............................................Owner, Days Inn & Comfort Inn (Munising), Gerou Excavating

MICHAEL C. HENRICKSEN............................................................................Owner, Satellite Services

WESLEY W. HOFFMAN........................................................President, Wesley W. Hoffman and Associates, P.C.

G. DAVID JUKURI...................................................................................Owner, Century 21 Agency

THOMAS G. KING...................................................................President, Top of Lake Investment Company

JOHN D. LINDROTH....................................................................President, Superior State Agency, Inc.

SHERRY L. LITTLEJOHN...................................President and Chief Operating Officer, North Country Bank and Trust

STEVE MADIGAN..................................................................Owner, Madigan-Pingatore Insurance Services

JOHN P. MILLER............................................................................Retired, Peoples Store Co., Inc.

SPENCER SHUNK.......................................................................................Owner, Shunk Furniture

GLEN TOLKSDORF.....................................................................................Owner, Tolksdorf Realty






                                      46.

COMMUNITY DIRECTORS
===============================================================================


                                               ESCANABA/MARQUETTE/IRON MOUNTAIN
             Lyle Berro                                  Steve Pelto                                Larry Seratti
           Michele Butler                               Kevin Romitti                              Kerry Sorensen
             Lloyd Houle                                Rich Rossway                               Brian Steinhoff
            Dave Johnson                                                                            Matt Surrell

                                                       TRAVERSE CITY
           Gar Atchinson                             Michael Niedzielski                            Kent Rozycki
            Keith Baker                                  Phil Potvin                             Fred Salisbury Sr.
            Doug Knorr                                                                               Tom Taylor









                                      47.

CONTACTS
==============================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION
                                EXECUTIVE OFFICES
                            3530 North Country Drive
                          Traverse City, Michigan 49684
                         906-341-8401 or 1-888-343-8147


                             SHAREHOLDER INFORMATION
              For information or assistance with questions, please
        contact North Country Financial Corporation Investor Relations at
                         906-341-8401 or 1-888-343-8147


                           DIVIDEND REINVESTMENT PLAN
                  Shareholders may acquire additional shares of
              North Country Financial Corporation stock through the
           Dividend Reinvestment Plan. For information, please contact
               Registrar & Transfer Company Investor Relations at
                                 1-800-368-5948


                              STOCK TRANSFER AGENT
            For questions regarding transfer of stock, please contact
               Registrar & Transfer Company Investor Relations at
                                 1-800-368-5948









                                      48.