Form 10-K, Exhibit 13
period 2001-12-31
NORTH COUNTRY FINANCIAL CORP
filed 2002-03-29
CIK 36506

================================================================================



                                     NORTH

                                    COUNTRY

                                   FINANCIAL

                                  CORPORATION

                                      2001

                                     ANNUAL

                                     REPORT


================================================================================

TABLE OF CONTENTS
================================================================================


To Our Shareholders............................................................1

Comparative Highlights.........................................................2

Five Year Comparisons..........................................................3

Independent Auditor's Report...................................................5

Consolidated Balance Sheets....................................................7

Consolidated Statements of Income..............................................8

Consolidated Statements of Changes in Shareholders' Equity.....................9

Consolidated Statements of Cash Flows.........................................10

Notes to Consolidated Financial Statements....................................12

Selected Financial Data.......................................................32

Summary Quarterly Financial Information.......................................33

Market Information............................................................34

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.........................................35

Board of Directors............................................................46

TO OUR SHAREHOLDERS
================================================================================


                            [Corporation letterhead]



Dear Shareholder:

Your corporation ended 2001 with increases in net income, earnings per share, retained earnings and shareholder's equity, compared to the previous year. Management focused on increasing profits from existing operations. Our primary subsidiary, North Country Bank and Trust, opened two new branch offices; one in Boyne City, another in Ishpeming; and sold four. We currently have 26 branch offices conveniently located throughout the Upper Peninsula and northern Lower Michigan.

Although net assets decreased by approximately $30 million or 4.5% compared to 2000, the decrease is largely attributed to the sale of branch offices of the bank in St. Ignace, Mackinac Island, Naubinway and Curtis, with total deposits of $22.7 million.

Your North Country Mortgage Company subsidiary experienced a significant rise in refinancing home mortgages, as the federal government lowered the federal funds rate to a 40-year low.

This year, your common stock began trading on the NASDAQ Small Cap Market. We also changed our trading symbol from NCUF to NCFC, effective August 31, 2001.

Your Board of Directors was expanded by six members, all of whom previously served on the Board of Directors of North Country Bank and Trust. This action increases the perspective with which we view our business and will enable the board to more efficiently handle its workload as we continue to grow.

North Country Bank and Trust began sponsoring Economic Index reports on a quarterly basis in 2001. These are the first reports in our region to include wide ranging economic data as well as comments from Chamber of Commerce representatives. In addition to receiving extensive media coverage of these reports, we believe they provide vital information for commercial businesses in our area.

The events of September 11 and an unseasonably warm winter began slowing our local economy during the fourth quarter of 2001. As always, your bank maintains adequate reserves to handle slow-paying or problem loans. We closely monitor our loan portfolio at all times.

Next year, our bank customers will begin hearing about our new GENERATIONS GOLD program, offering discounts and savings on a variety of products and services our customers use everyday such as travel, long distance phone services and pharmacy - in addition to a local merchant discount program. Ours will be the only bank in northern Michigan to offer such a program. So, despite what was considered a challenging fourth quarter in 2001, we are optimistic about 2002.

Thank you for your continued confidence and support.

Respectfully,


    ----------------------    -----------------------    ----------------------
        RONALD G. FORD         MICHAEL C. HENRICKSEN       BERNARD A. BOUSCHOR
      Chairman and C.E.O.          Vice Chairman              Vice Chairman

COMPARATIVE HIGHLIGHTS
================================================================================

Dollars in thousands, except per share data

    BALANCE SHEET STATISTICS                        2001        2000  % CHANGE

    Assets                                      $636,629    $666,996     (4.61)%
    Net loans                                    493,968     532,235     (7.19)
    Deposits                                     482,524     531,883     (9.28)
    Shareholders' equity                          47,889      44,617      7.33
    Shares of stock outstanding                7,019,152   6,993,684      0.36
    Book value per share                            6.82        6.38      6.90

    OPERATING STATISTICS

    Total income                                 $60,562     $61,536     (1.58)%
    Total expense                                 54,000      55,408     (2.54)
    Income before income taxes                     6,562       6,128      7.08
    Net income                                     5,774       5,183     11.40
    Basic earnings per share                         .82         .74     10.81
    Diluted earnings per share                       .82         .73     12.33

    DIVIDEND SUMMARY
    (CASH DIVIDENDS DECLARED PER COMMON SHARE)

    Quarter Ending
      March 31                                       .10         .05
      June 30                                        .10         .05
      September 30                                   .10         .14
      December 31                                    .00         .10
    Total dividends                                  .30         .34    (11.76)%


The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

BUSINESS OF THE CORPORATION

North Country Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956, as amended. The principal assets of the Corporation are its ownership of all of the outstanding capital stock of North Country Bank and Trust, North Country Financial Group, North Country Capital Trust, First Rural Relending Company, and First Manistique Agency. North Country Bank and Trust, headquartered in Traverse City, Michigan, provides a full range of commercial and retail banking services to customers in Michigan. North Country Bank and Trust owns North Country Mortgage Company LLC, North Country Employee Leasing Company LLC, and NCB Real Estate Company. North Country Mortgage Company LLC is engaged in the business of mortgage lending and brokering. North Country Employee Leasing Company LLC provides employees to North Country Bank and Trust. NCB Real Estate Company owns several properties used by the Bank. North Country Financial Group provides tax-exempt lease/purchase financing to municipalities. North Country Capital Trust was formed solely for the issuance of trust preferred securities. First Rural Relending Company is a rural lending corporation. First Manistique Agency is engaged in the selling of insurance.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing Gary Klein, North Country Financial Corporation, 1011 Noteware Drive, Traverse City, Michigan 49686.

MARKET SUMMARY

The common stock of North Country Financial Corporation was been traded in private sales from October 1976 until April 18, 2000 at which time the stock started trading on the NASDAQ Bulletin Board system. During 2001 the Corporation received approval from Nasdaq for its common stock to be traded on the Nasdaq Small Cap Market. The Corporation's symbol also changed from NCFU to NCFC. The Corporation has 2,002 shareholders of record, as of January 31, 2002.

FIVE YEAR COMPARISONS
================================================================================


                                          ASSETS
                                          Total assets on a consolidated
                                          basis decreased by 4.6% during 2001
     [BAR GRAPH]                          to $637 million. Total assets
                                          have increased $215 million since
                                          the end of 1997, an increase of
                                          51% in four years.
PLOT POINTS:

     1997      421,434
     1998      471,381
     1999      568,442
     2000      666,996
     2001      636,629

                                          SECURITIES
                                          Our portfolio of securities decreased
                                          during 2001 to $62 million.
     [BAR GRAPH]                          Management has utilized excess
                                          deposit funds and the proceeds of
                                          several borrowings to purchase high
                                          yield and high quality investment
                                          securities.
PLOT POINTS:

     1997       10,103
     1998        8,676
     1999       43,343
     2000       72,066
     2001       61,885


                                          NET LOANS Total net loans decreased
                                          7.2% to $494 million in 2001. Even
     [BAR GRAPH]                          though loan demand has slowed, our
                                          primary lending objective continues to
PLOT POINTS:                              be one of selecting the highest
                                          quality credits. Total loan losses
                                          have remained at an acceptable level,
     1997      367,000                    and we continue to maintain a loan
     1998      406,000                    loss allowance above regulatory
     1999      460,000                    guidelines. The allowance for loan
     2000      532,000                    losses totaled $10 million at the end
     2001      494,000                    of 2001. We expect loan demand to
                                          continue, with the majority being
                                          commercial and business loans, which
                                          represent 79% of the loan portfolio.

FIVE YEAR COMPARISONS
================================================================================


                                          DEPOSITS
                                          Total Deposits decreased by 9.3% to
                                          $483 million. In 2001, we paid our
     [BAR GRAPH]                          depositors interest of $21 million
                                          which goes back into our regional
                                          economy.
PLOT POINTS:

     1997      360,549
     1998      404,961
     1999      462,998
     2000      531,883
     2001      482,524


                                          SHAREHOLDERS' EQUITY
                                          During 2001, $3.3 million was added to
                                          shareholdes' equity, increasing total
     [BAR GRAPH]                          equity by 7.3%. In addition, cash
                                          dividends of $0.30 per share, or
                                          $2.1 million, were declared to our
                                          shareholders during 2001. Book value
                                          per share increased from $6.38 at
                                          December 31, 2000 to $6.82 at
                                          December 31, 2001.

PLOT POINTS:

     1997       36,592
     1998       39,469
     1999       40,820
     2000       44,617
     2001       47,889

                                          NET INCOME
                                          Net income for 2001 was $5.8 million
                                          as compared to $5.2 million for 2000.
     [BAR GRAPH]                          Basic earnings per share for 2001
                                          totaled $0.82 as compared to $0.74 for
                                          2000.
PLOT POINTS:

     1997        4,106
     1998        4,561
     1999        6,356
     2000        5,183
     2001        5,774

INDEPENDENT AUDITOR'S REPORT
================================================================================











                     ======================================

                          INDEPENDENT AUDITOR'S REPORT
                             TO THE SHAREHOLDERS OF
                       NORTH COUNTRY FINANCIAL CORPORATION
                             TRAVERSE CITY, MICHIGAN

                     ======================================

INDEPENDENT AUDITOR'S REPORT
================================================================================



Independent Auditor's Report



Board of Directors and Shareholders
North Country Financial Corporation
Traverse City, Michigan

We have audited the accompanying consolidated balance sheets of North Country Financial Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Country Financial Corporation and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.



Wipfli Ullrich Bertelson LLP


January 25, 2002
Appleton, Wisconsin

CONSOLIDATED BALANCE SHEETS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2001 and 2000
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                  2001                2000
                                                                  ----                ----
                                     ASSETS
                                     ------

Cash and due from banks                                       $ 25,163            $ 20,829
Federal funds sold                                              11,584                  -0-
                                                              --------            --------
     Cash and cash equivalents                                  36,747              20,829

Interest-bearing deposits in other financial institutions          634                  -0-
Securities available for sale                                   61,885              72,066
Federal Home Loan Bank stock                                     4,375               3,989

Total loans                                                    504,412             541,689
     Allowance for loan losses                                 (10,444)             (9,454)
                                                              --------            --------
Net loans                                                      493,968             532,235

Premises and equipment                                          18,637              18,850
Other assets                                                    20,383              19,027
                                                              --------            --------
TOTAL ASSETS                                                  $636,629            $666,996
                                                              ========            ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Non-interest-bearing deposits                            $ 46,342            $ 50,479
     Interest-bearing deposits                                 436,182             481,404
                                                              --------            --------
     Total deposits                                            482,524             531,883

     Federal funds purchased                                        -0-              1,800
     Borrowings                                                 88,549              69,235
     Other liabilities                                           5,217               7,011
                                                              --------            --------
         Total liabilities                                     576,290             609,929
                                                              --------            --------

Guaranteed preferred beneficial interests in the
  Corporation's subordinated debentures                         12,450              12,450
                                                              --------            --------

Shareholders' equity:
     Preferred stock - No par value:
         Authorized 500,000 shares, no shares outstanding
     Common stock - No par value:
         Authorized - 18,000,000 shares
         Issued and outstanding -- 7,019,152 and
           6,993,684 shares at December 31, 2001 and 2000,
           respectively                                         16,175              16,029
     Retained earnings                                          31,554              27,887
     Accumulated other comprehensive income                        160                 701
                                                              --------            --------
         Total shareholders' equity                             47,889              44,617
                                                              --------            --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $636,629            $666,996
                                                              ========            ========


          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2001, 2000 and 1999
                  (Dollars in Thousands, Except Per Share Data)

--------------------------------------------------------------------------------

                                                             2001        2000         1999
                                                             ----        ----         ----
Interest income:
     Interest and fees on loans
         Taxable                                          $41,373      $46,292     $36,903
         Tax-exempt                                         3,405        3,771       3,554
     Interest on securities:
         Taxable                                            5,065        3,462       1,438
         Tax-exempt                                           327          643         232
     Other interest income                                    500          515         422
                                                          -------      -------     -------
         Total interest income                             50,670       54,683      42,549
                                                          -------      -------     -------

Interest expense:
     Deposits                                              21,205      24,555       18,282
     Borrowings                                             4,814       3,726        1,651
     Subordinated debentures                                  823       1,140          669
                                                          -------      -------     -------
         Total interest expense                            26,842      29,421       20,602
                                                          -------      -------     -------

Net interest income                                        23,828       25,262      21,947
Provision for loan losses                                   3,200        5,875       1,457
                                                          -------      -------     -------

Net interest income after provision for loan losses        20,628       19,387      20,490
                                                          -------      -------     -------

Other income:
     Service fees                                           1,851        1,982       1,965
     Net security gains                                     1,073          110          -0-
     Gain on sale of branches                               1,386          292         430
     Other loan and lease income                            5,600        2,924          -0-
     Gain (loss) on sale of property and equipment           (349)          35         382
     Other                                                    331        1,510         761
                                                          -------      -------     -------
         Total other income                                 9,892        6,853       3,538
                                                          -------      -------     -------

Other expenses:
     Salaries, commissions and related benefits            11,882        9,433       6,362
     Furniture and equipment expense                        1,734        1,664       1,367
     Occupancy expense                                      1,659        1,238       1,246
     Data processing                                        1,609        1,722       1,370
     Accounting, legal and consulting fees                  1,435        1,118         874
     Loan and deposit expense                               1,387        1,078         343
     Telephone                                              1,153          897         690
     Amortization of acquisition intangibles                1,057          810         699
     Advertising expense                                      794          942         594
     Other                                                  1,248        1,210       2,392
                                                          -------      -------     -------
         Total other expenses                              23,958       20,112      15,937
                                                          -------      -------     -------
Income before provision for income taxes                    6,562        6,128       8,091
Provision for income taxes                                    788          945       1,735
                                                          -------      -------     -------

Net income                                                $ 5,774      $ 5,183     $ 6,356
                                                          =======      =======     =======

Earnings per share:
     Basic                                                $  0.82      $  0.74     $  0.90
                                                          =======      =======     =======
     Diluted                                              $  0.82      $  0.73     $  0.89
                                                          =======      =======     =======



          See accompanying notes to consolidated financial statements.

          See accompanying notes to consolidated financial statements.

Consolidated Statements of
Changes in Shareholders' Equity
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2001, 2000 and 1999
                  (Dollars in Thousands, Except Per Share Data)

--------------------------------------------------------------------------------

                                                                               Accumulated
                                        Shares of                                 Other
                                         Common        Common     Retained    Comprehensive
                                          Stock        Stock      Earnings   Income (Deficit)      Total
                                        ---------    ---------   ----------  ----------------    ---------
Balance, January 1, 1999                7,130,760    $ 19,436    $ 19,989         $  44           $ 39,469

Net income                                                          6,356                            6,356
Other comprehensive deficit:
     Net unrealized loss on
       securities available for sale                                               (700)              (700)
                                                                                                ----------
Total comprehensive income                                                                           5,656
Dividends declared ($.18 per share)                                (1,287)                          (1,287)
Issuance of common stock                   22,407         480                                          480
Retirement of common stock               (152,991)     (3,498)                                      (3,498)
                                        ---------    --------    --------         -----         ----------
Balance, December 31, 1999              7,000,176      16,418      25,058          (656)            40,820

Net income                                                          5,183                            5,183
Other comprehensive income:
     Net unrealized gain on
       securities available for sale                                              1,357              1,357
                                                                                                ----------
Total comprehensive income                                                                           6,540
Dividends declared ($.34 per share)                                (2,354)                          (2,354)
Issuance of common stock                   51,489         498                                          498
Retirement of common stock                (57,981)       (887)                                        (887)
                                        ---------    --------    --------         -----         ----------
Balance, December 31, 2000              6,993,684      16,029      27,887           701             44,617

Net income                                                          5,774                            5,774
Other comprehensive deficit:
     Net unrealized loss on
       securities available for sale                                               (541)              (541)
                                                                                                ----------
Total comprehensive income                                                                           5,233
Dividends declared ($.30 per share)                                (2,107)                          (2,107)
Issuance of common stock                   30,533         239                                          239
Retirement of common stock                 (5,065)        (93)                                         (93)
                                        ---------    --------    --------         -----         ----------
Balance, December 31, 2001              7,019,152    $ 16,175    $ 31,554         $ 160         $   47,889
                                        =========    ========    ========         =====         ==========


                      Consolidated Statements of Cash Flows

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                     2001        2000         1999
                                                                  ---------    --------     --------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
     Net income                                                    $  5,774    $  5,183     $ 6,356
                                                                  ---------    --------     --------
     Adjustments to reconcile net income to
     net cash provided by operating activities:
       Provision for loan losses                                      3,200       5,875        1,457
       Provision for depreciation and net
         amortization                                                 2,683       2,281        2,247
       Proceeds from loan sales                                      13,617       6,129       15,173
       Loans originated for sale                                    (13,371)     (6,068)     (15,146)
       Gains on sales of:
         Loans held for sale                                           (246)        (61)         (27)
         Securities                                                  (1,073)       (110)         -0-
         Premises, equipment and other real estate                      349         (35)        (382)
         Branches                                                    (1,386)       (292)        (430)
       Change in other assets                                             6      (2,891)        (503)
       Change in other liabilities                                    (1481)        622       (1,610)
                                                                 ----------    --------     --------
         Total adjustments                                            2,298       5,450        3,999
                                                                  ---------    --------     --------
     Net cash provided by operating activities                        8,072      10,633       10,355
                                                                  ---------    --------     --------
     Cash flows from investing activities:
       Net (increase) decrease in interest-bearing
         deposits in other financial institutions                      (634)        679         (679)
       Payment for purchases of securities available for sale       (85,917)    (53,542)     (38,875)
       Proceeds from sale of securities available for sale           74,681      23,576          -0-
       Proceeds from maturities of securities available for sale     21,715       3,543        3,131
       Purchase of Federal Home Loan Bank stock                        (386)       (955)         -0-
       Net increase in loans                                         30,643     (79,854)     (57,168)
       Proceeds from sale of premises, equipment,
         and other real estate                                        1,693       2,096        1,231
       Capital expenditures                                          (2,298)     (1,659)      (2,603)
       Net cash paid for branch sales                               (20,565)     (4,540)     (10,001)
       Net cash provided from acquisitions                              -0-      13,985       15,504
                                                                 ----------    --------     --------
     Net cash provided by (used in)  investing activities            18,932     (96,671)     (89,460)
                                                                 ----------    --------     --------



          See accompanying notes to consolidated financial statements.

================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                             2001        2000        1999
                                                           --------    --------     -------
     Cash flows from financing activities:
       Net increase (decrease) in deposits                 $(26,639)   $ 58,594    $ 51,440
       Net increase (decrease) in federal funds
         purchased                                           (1,800)      1,800         -0-
       Proceeds from borrowings                              20,000      80,000      36,000
       Principal payments on borrowings                        (686)    (57,643)    (12,392)
       Net proceeds from issuance of guaranteed
         preferred beneficial interests in the
         Corporation's subordinated debentures                  -0-         -0-      11,882
       Proceeds from issuance of common stock                   239         498         480
       Retirement of common stock                               (93)       (887)     (3,498)
       Dividends paid                                        (2,107)     (1,655)     (1,287)
                                                           --------    --------     -------
     Net cash provided by (used in) financing activities    (11,086)     80,707      82,625
                                                           --------    --------     -------
Net increase (decrease) in cash and cash
  equivalents                                                15,918      (5,331)      3,250
Cash and cash equivalents at beginning                       20,829      26,160      22,640
                                                           --------    --------     -------
Cash and cash equivalents at end                           $ 36,747    $ 20,829    $ 26,160
                                                           ========    ========    ========
Supplemental cash flow information:
Cash paid during the year for:
   Interest                                                $ 27,853    $ 27,929    $ 20,359
   Income taxes                                               1,175       2,530         540

Noncash investing and financing activities:
Transfer of foreclosures from loans to
  other real estate                                           4,413       1,481       1,561

Assets and liabilities acquired in acquisitions:
   Premises and equipment                                       -0-         204         286
   Acquisition intangibles                                      -0-         918       1,680
   Other assets                                                 -0-         449         -0-
   Deposits                                                     -0-      15,149      17,463
   Other liabilities                                            -0-         407           7

Assets and liabilities divested in branch sales:
   Loans                                                         11           8         -0-
   Premises and equipment                                       705          31          65
   Other assets                                                  89         -0-         -0-
   Acquisition intangibles                                      -0-         -0-         370
   Deposits                                                  22,720       4,858      10,866
   Other liabilities                                             36          13         -0-


          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of North Country Financial Corporation (the "Corporation") and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, North Country Bank and Trust (the "Bank"), North Country Financial Group, North Country Capital Trust, and other minor subsidiaries, after elimination of intercompany transactions and accounts.

Nature of Operations

The Corporation's and the Bank's revenues and assets are derived primarily from the banking industry. The Bank's primary market area is Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A significant portion of the Bank's commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country.

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

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

The Corporation's securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale, are reported as accumulated other comprehensive income within shareholders' equity until realized.

Gains and losses on the sale of securities are determined using the specific-identification method.

Federal Home Loan Bank Stock

As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on the anticipated level of borrowings to be advanced. This stock is recorded at cost, which approximates fair value. Transfer of the stock is substantially restricted.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans Held for Sale

Loans held for sale represent originations of fixed-rate, first mortgage loans recorded at cost. The loans are sold at fair value shortly after origination based on an agreement with an outside mortgage company.

Interest Income and Fees on Loans

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loan-origination fees are credited to income when received and the related loan origination costs are expensed as incurred. Capitalization of the fees net of the related costs would not have a material effect on the consolidated financial statements.

Allowance for Loan Losses

The allowance for loan losses includes specific allowances related to commercial loans, which have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan's initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


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

Future Accounting Change

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 supersedes Accounting Principal Board (APB) Opinion No. 16, "Business Combinations", and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001. SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be accounted for upon acquisition and how goodwill and other intangible assets should be accounted for after they have been initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The Corporation's adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on the consolidated financial statements as of the date of adoption.

Reclassifications

Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the 2001 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 2 - ACQUISITIONS AND DIVESTURES

In June 2000, the Corporation acquired branches in Glen Arbor and Alanson from Old Kent Bank. The Corporation assumed deposits of $15,149,000 and other liabilities of $44,000. Property and equipment of $139,000 was also acquired. The transaction resulted in core deposit intangibles and goodwill of $664,000.

In August 2000, the Corporation acquired American Financial Mortgage Corporation, a Michigan based mortgage company, through a stock purchase. Total assets acquired and liabilities assumed were $514,000 and $363,000, respectively. The transaction resulted in goodwill of $254,000. In August 2001 American Financial Mortgage Corporation ceased operations.

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

In July 2001, the Corporation sold deposits and certain assets of the St. Ignace and Mackinaw Island branches and in November 2001, sold deposits and certain assets of the Curtis and Naubinway branches. Deposits of $22,720,000, other liabilities of $36,000, and assets of $ 794,000 were divested in transactions that resulted in a gain on sale of $1,386,000.

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


NOTE 3 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $9,715,000 and $8,657,000 were restricted at December 31, 2001 and 2000, respectively, to meet the reserve requirements of the Federal Reserve System.


NOTE 4 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale as of December 31 are as follows (dollars in thousands):

                                                                              2001
                                                         -----------------------------------------------------
                                                                            Gross         Gross
                                                          Amortized      Unrealized    Unrealized   Estimated
                                                            Cost            Gains        Losses     Fair Value
                                                         -----------     -----------   ----------  -----------
U.S. Treasury securities and
  obligations of U.S. government agencies                  $ 3,350         $            $  222      $ 3,128
Obligations of states and political subdivisions             5,288            215           85        5,418
Corporate securities                                         8,063            508                     8,571
Mortgage-related securities                                 44,941             85          258       44,768
                                                           -------         ------       ------      -------
Total securities available for sale                        $61,642         $  808       $  565      $61,885
                                                           =======         ======       ======      =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------



NOTE 4 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

                                                                            2000
                                                      -----------------------------------------------
                                                                       Gross      Gross
                                                      Amortized     Unrealized Unrealized   Estimated
                                                         Cost          Gains     Losses    Fair Value
                                                      ---------     ---------   --------  -----------
U.S. Treasury securities and
  obligations of U.S. government  agencies             $10,946       $  33        $ 97     $10,882
Obligations of states and   political subdivisions      14,754         858          70      15,542
Corporate securities                                     4,553         237          50       4,740
Mortgage-related securities                             40,752         231          81      40,902
                                                       -------      -------      ------    -------
Total securities available for sale                    $71,005      $ 1,359      $ 298     $72,066
                                                       =======      =======      ======    =======


Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                          2001      2000    1999
                                        -------   -------  ------
     Proceeds from sale of securities   $74,681   $23,576   $-0-
     Gross gains on sales                 1,116       110    -0-
     Gross losses on sales                   43       -0-    -0-

The amortized cost and estimated fair value of securities available for sale at December 31, 2001, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                             Amortized     Estimated
                                                Cost      Fair Value
                                             ---------    ----------
     Due in one year or less                  $    55      $    56
     Due after one year through five years      2,237        2,332
     Due after five years through ten years     1,538        1,612
     Due after ten years                       12,871       13,117
                                              -------      -------
                                               16,701       17,117
     Mortgage-related securities               44,941       44,768
                                              -------      -------
     Total                                    $61,642      $61,885
                                              =======      =======

The amortized cost and estimated fair value of securities pledged to secure treasury deposits was $769,000 and $771,000, respectively, as of December 31, 2001. See note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 5 - LOANS

The composition of loans at December 31 follows (dollars in thousands):

                                                 2001       2000
                                               --------   --------
     Commercial, financial, and agricultural   $314,853   $308,421
     Commercial and governmental leases          82,442     97,167
     1-4 family residential real estate          93,574    113,834
     Consumer                                     9,516     13,059
     Construction                                 4,027      9,208
                                               --------   --------
     Total loans                               $504,412   $541,689
                                               ========   ========

An analysis of the allowance for loan losses for the years ended December 31 follows (dollars in thousands):

                                   2001        2000        1999
                                 --------    --------    --------
     Balance, January 1          $  9,454    $  6,863    $  6,112
     Provision for loan losses      3,200       5,875       1,457
     Recoveries on loans              748         144         102
     Loans charged off             (2,958)     (3,428)       (808)
                                 --------    --------    --------
     Balance, December 31        $ 10,444    $  9,454    $  6,863
                                 ========    ========    ========

The aggregate amount of nonperforming residential and consumer loans was approximately $960,000 and $258,000 at December 31, 2001 and 2000 respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which, have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had residential and consumer nonaccrual and renegotiated loans been current or not troubled, are not material to the consolidated financial statements for the years ended December 31, 2001 and 2000. The nonperforming commercial loans are reflected in the information regarding impaired loans.

Information regarding impaired loans follows (dollars in thousands):

As of December 31:

                                           2001      2000      1999
                                         -------   -------   -------
     Investment in impaired loans        $25,524   $19,514   $ 5,604
     Impaired loans on non-accrual         3,055    10,507       -0-
     Amount of the allowance allocated     3,708     3,451       704

For the years ended December 31:

                                                         2001     2000      1999
                                                       -------   -------   -------
     Average investment in impaired loans              $23,154   $22,650   $ 6,128
     Interest income recognized during impairment        1,521     1,125       298
     Interest income that would have been recognized
       on an accrual basis                               1,597     1,478       369
     Cash-basis interest income recognized               1,072       832       299

The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans during 2001 is summarized below (dollars in thousands).

Substantially all loans to executive officers and directors were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 5 - LOANS (CONTINUED)

     Loans outstanding, January 1, 2001                          $ 12,789
     New loans                                                      4,678
     Repayment                                                     (6,813)
     Net activity related to new or retired directors for 2001         30
                                                                 --------
     Loans outstanding, December 31, 2001                        $ 10,684
                                                                 ========

NOTE 6 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 follow (dollars in thousands):

                                                          2001      2000
                                                        -------   -------
     Land                                               $ 2,698   $ 2,781
     Buildings and improvements                          15,987    15,374
     Furniture, fixtures, and equipment                   9,434    10,812
                                                        -------   -------
     Totals                                              28,119    28,967
     Less - Accumulated depreciation and amortization     9,482    10,117
                                                        -------   -------
     Net book value                                     $18,637   $18,850
                                                        =======   =======

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,672,000 in 2001, $1,582,000 in 2000 and $1,523,000 in
1999.

NOTE 7 - ACQUISITION INTANGIBLES

Included in other assets are intangible assets acquired through acquisitions. Acquisition intangibles consist of the following as of December 31, net of amortization (dollars in thousands):

                                      2001     2000
                                     ------   ------
     Goodwill                        $3,536   $4,073
     Core deposit intangible          2,118    2,637
                                     ------   ------
     Total acquisition intangibles   $5,654   $6,710
                                     ======   ======

NOTE 8 - DEPOSITS

The distribution of deposits at December 31 is as follows (dollars in thousands):

                                                                     2001       2000
                                                                   --------   --------
     Non-interest-bearing demand deposits                          $ 46,342   $ 50,479
     Savings, money market, and interest-bearing demand deposits    247,863    241,787
     Time deposits                                                  188,319    239,617
                                                                   --------   --------
     Total deposits                                                $482,524   $531,883
                                                                   ========   ========

Retail time deposits of $100,000 or more were $37,387,000 and $66,163,000 at December 31, 2001 and 2000, respectively. Interest expense on retail time deposits of $100,000 or more was $2,731,000, $3,522,000 and $1,357,000 for the years ended December 31, 2001, 2000 and 1999, respectively. Brokered time deposits were $24,964,000, $14,964,000 and $0 at

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 8 - DEPOSITS (CONTINUED)

December 31, 2001, 2000 and 1999, respectively. Interest expense on brokered deposits was $1,387,000, $863,000 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively.

Maturities of time deposits outstanding at December 31, 2001, are as follows (dollars in thousands):

     2002                               $148,164
     2003                                 19,002
     2004                                 16,551
     2005                                  2,748
     2006                                     98
     Thereafter                            1,756
                                        --------
                                        $188,319
                                        ========

NOTE 9 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                                       2001      2000
                                                                                     --------  --------
Federal Home Loan Bank:
     Fixed-rate advance at 7.37%, maturing April 15, 2004                            $    96   $   115
     Fixed-rate advance at 7.59%, maturing May 17, 2004                                  169       203
     Fixed-rate advance at 6.35%, maturing July 7, 2004                                1,000     1,000
     Fixed-rate advance at 6.50%, maturing October 17, 2005                            1,651     1,974
     Fixed-rate advance at 7.06%, maturing May 15, 2006                                3,951     4,196
     Adjustable-rate advance, callable June 24, 2002,
       maturing June 23, 2008, 5.49% at December 31, 2001 and 2000                    10,000    10,000
     Adjustable-rate advance, callable January 22, 2002
       maturing October 21, 2009, 5.66% at December 31, 2001 and 2000                 10,000    10,000
     Adjustable-rate advance, callable February 22, 2002,
       maturing February 22, 2010, 6.22% at December 31, 2001 and 2000                10,000    10,000
     Adjustable-rate advance, callable March 22, 2002,
       maturing June 22, 2010, 6.50% at December 31, 2001 and 2000                    10,000    10,000
     Adjustable-rate advance, callable March 25, 2002,
       maturing June 23, 2010, 5.99% at December 31, 2001 and 2000                     5,000     5,000
     Adjustable-rate advance, callable March 20, 2002,
       maturing December 20, 2010, 4.98% at December 31, 2001 and 2000                 5,000     5,000
     Adjustable-rate advance, callable December 29, 2003,
       maturing December 28, 2010, 5.16% at December 31, 2001 and 2000                10,000    10,000
     Adjustable-rate advance, callable January 8, 2002,
       maturing January 10, 2011, 4.50% at December 31, 2001                          10,000       -0-
     Adjustable-rate advance, callable February 5, 2002,
       maturing February 5, 2011, 4.35% at December 31,2001                           10,000       -0-
                                                                                     -------   -------
                                                                                      86,867    67,488
Farmers Home Administration:
     Fixed-rate note payable to Farmers Home Administration,
       maturing August 24, 2024, interest payable at 1%                                1,682     1,747
                                                                                     -------   -------
Total borrowings                                                                     $88,549   $69,235
                                                                                     =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 9 - BORROWINGS (CONTINUED)
-------------------

Maturities of borrowings outstanding at December 31, 2001, are as follows (dollars in thousands):


     2002                              $   734
     2003                                  788
     2004                                1,987
     2005                                  881
     2006                                2,810
     Thereafter                         81,349
                                       -------
                                       $88,549
                                       =======

The Federal Home Loan Bank borrowings are collateralized by the following: a blanket collateral agreement on the Corporation's 1-4 family residential real estate; U.S. Government agency and Mortgage-Backed securities with an amortized cost and estimated fair value of $47,432,000 and $47,035,000, respectively, at December 31, 2001; and by Federal Home Loan Bank stock owned by the Bank totaling $4,375,000 at December 31, 2001. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2001.

The Farmers Home Administration borrowing is collateralized by loans totaling $1,600,000 originated and held by the Corporation's wholly owned subsidiary, First Rural Relending, and guaranteed by the Corporation.


NOTE 10 - INCOME TAXES

The components of the federal income tax provision for the years ended December 31 follow (dollars in thousands):

                                               2001       2000      1999
                                               ----       ----      ----
     Current tax expense                     $1,310    $ 2,062    $1,853
     Deferred tax credit                       (522)    (1,117)     (118)
                                             ------    -------    ------
     Total provision for income taxes        $  788    $   945    $1,735
                                             ======    =======    ======

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

                                                                2001       2000
                                                                ----       ----
     Deferred tax assets:
         Allowance for loan losses                           $ 3,457    $  3,050
         Deferred compensation                                   379         495
         Other                                                   162         -0-
                                                             -------    --------
         Total deferred tax assets                             3,998       3,545
                                                             -------    --------
     Deferred tax liabilities:
         Depreciation                                           (999)     (1,058)
         Unrealized gain on securities available for sale        (83)       (360)
         Other                                                  (139)       (149)
                                                             -------    --------
         Total deferred tax liabilities                       (1,221)     (1,567)
                                                             -------    --------
     Net deferred tax asset                                  $ 2,777    $  1,978
                                                             =======    ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES (CONTINUED)
----------------------

A summary of the source of differences between income taxes at the federal statutory rate and the provision for income taxes for the years ended December 31 follows (dollars in thousands):

                                                            2001       2000       1999
                                                            ----       ----       ----

     Tax expense at statutory rate                       $2,231     $ 2,084    $ 2,751
     Increase (decrease) in taxes resulting from:
         Tax-exempt interest                             (1,115)     (1,263)    (1,122)
         Other                                             (328)        124        106
                                                         ------     -------    -------
     Provision for income taxes                          $  788     $   945    $ 1,735
                                                         ======     =======    =======

Included in the total provision for income taxes are expenses of $365,000, $37,000 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively, related to security transactions.


NOTE 11 - RETIREMENT PLAN

The Corporation has established a 401(k) profit-sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $180,000, $153,000 and $159,000 for 2001, 2000 and 1999, respectively.


NOTE 12 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. A liability is recorded on a present value basis and discounted using current market rates. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2001 and 2000, for vested benefits under this plan, was $1,191,000 and $1,206,000, respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of the policies was $1,345,000 and $1,047,000 at December 31, 2001 and 2000, respectively.

The Corporation sponsored a deferred stock compensation plan for directors, which was terminated in January 2001. Directors were allowed to defer their director's fees under the plan. The deferred compensation was computed as stock equivalents as the compensation was earned. Upon termination of the plan, directors received the deferred compensation in the form of common stock or cash. The liability to this plan was $485,000 at December 31, 2000.

Deferred compensation expense for the plans was $104,000, $339,000 and $248,000 for 2001, 2000 and 1999, respectively.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 13 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S
------------------------------------------------------------------------
   SUBORDINATED DEBENTURES  (CONTINUED)
--------------------------

The Trust has issued trust preferred securities and invested the net proceeds in subordinated debentures issued to the Trust by the Corporation. The subordinated debentures are the sole asset of the Trust. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities.

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

The trust preferred securities carry a floating rate of the three month LIBOR plus 2.5% and have a stated maturity date of May 14, 2029. The rate at December 31, 2001 was 4.525%. The securities are redeemable at par after May 14, 2009. Distributions on the trust preferred securities are payable quarterly on February 14, May 14, August 14 and November 14.


NOTE 14 - SHAREHOLDERS' EQUITY

Earnings per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted earnings per share for the years ended December 31 (dollars in thousands, except per share data):

                                                                        Weighted
                                                                         Average
                                                                        Number of      Earnings Per
                                                     Net Income           Shares           Share
                                                     ----------         ---------      ------------
2001
Earnings per share - Basic                             $  5,774         7,018,921        $ 0.82
                                                                                         ======
Effect of stock options - Net                                               2,414
Effect of deferred stock compensation                                         319
                                                       --------         ---------
Earnings per share - Diluted                           $  5,774         7,021,653        $ 0.82
                                                       ========         =========        ======

2000
Earnings per share - Basic                             $  5,183         6,980,979        $ 0.74
                                                                                         ======
Effect of stock options - Net                                               6,409
Effect of deferred stock compensation                                      77,538
                                                       --------         ---------
Earnings per share - Diluted                           $  5,183         7,064,926        $ 0.73
                                                       ========         =========        ======

1999
Earnings per share - Basic                             $  6,536         7,031,203        $ 0.90
                                                                                         ======
Effect of stock options - Net                                              67,972
Effect of deferred stock compensation                                      21,886
                                                       --------         ---------
Earnings per share - Diluted                           $  6,536         7,121,061        $ 0.89
                                                       ========         =========        ======


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 14 - SHAREHOLDERS' EQUITY (CONTINUED)
------------------------------


The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2001, the Corporation meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the subsidiary bank's category.

The Corporation's and the Bank's actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):

                                                                                                       To Be Well
                                                                                                    Capitalized Under
                                                                 For Capital                        Prompt Corrective
                                          Actual              Adequacy Purposes                     Action Provisions
                                       -------------      ------------------------             ---------------------------
                                       Amount  Ratio      Amount             Ratio             Amount                Ratio
                                       ------  -----      ------             -----             ------                -----

2001
----
Total capital (to risk-
  weighted assets):
   Consolidated                      $60,131   12.3%      > = $38,899        > = 8.0%                  N/A
   North Country Bank & Trust        $59,334   12.2%      > = $38,707            8.0%          > = $48,384         > = 10.0%

Tier I capital (to risk-
  weighted assets):
   Consolidated                      $ 53,999   11.1%     > = $19,449        > = 4.0%                  N/A
   North Country Bank & Trust        $ 53,233   11.0%     > = $19,353        > = 4.0x%         > = $29,030         > = 6.0%

Tier I capital (to average assets):
   Consolidated                      $ 53,999    8.4%     > = $25,593        > = 4.0%                  N/A
   North Country Bank & Trust        $ 53,233    8.4%     > = $25,465        > = 4.0%          > = $31,832         > = 5.0%


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 14 - SHAREHOLDERS' EQUITY (CONTINUED)
------------------------------

2000
----
Total capital (to risk- weighted assets):
   Consolidated                           $55,285       11.3%     > = $39,497       > = 8.0%                 N/A
   North Country Bank & Trust             $55,428       11.2%     > = $39,241       > = 8.0%         > = $49,051       > = 10.0%

Tier I capital (to risk- weighted assets):
   Consolidated                           $49,097       10.0%     > = $19,638       > = 4.0%                 N/A
   North Country Bank & Trust             $49,271       10.1%     > = $19,513       > = 4.0%         > = $29,269       > = 6.0%

Tier I capital (to average assets):
   Consolidated                           $49,097        7.6%     > = $25,840       > = 4.0%                 N/A
   North Country Bank & Trust             $49,271        7.6%     > = $25,932       > = 4.0%         > = $32,415       > = 5.0%

The Bank is restricted, by banking regulations, from making dividend distributions above prescribed amounts. At December 31, 2001, the Bank could have paid $20,627,000 of additional dividends to the Corporation without prior regulatory approval.

In June 2000, the Board of Directors adopted a Shareholder Rights Plan to protect shareholders against attempts to acquire control of the Corporation by means of "creeping" acquisitions in the open market, a hostile tender offer made at less than a full and fair price, and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. The Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation.


NOTE 15 - STOCK OPTION PLANS

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees and nonemployee directors. A total of 500,000 shares were made available for grant under this plan. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 600,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31:


                                                   2001       2000      1999
                                                   ----       ----      ----

     Dividend yield                                3.90%      2.88%      0.90%
     Risk-free interest rate                       1.62%      7.00%      5.50%
     Weighted average expected life (years)         7.0        7.0       7.0
     Expected volatility                          32.07%     31.45%     16.46%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $2.69 per share for options granted in 2001, $1.68 per share for options granted in 2000 and $0.94 per share for options granted in 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 15 - STOCK OPTION PLANS (CONTINUED)
----------------------------

No compensation cost has been recognized for the plans. Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced for the years ended December 31, as follows (dollars in thousands except per share data):

                                            2001       2000        1999
                                            ----       ----        ----
     Net income:
     ----------
         As reported                     $ 5,774    $ 5,183     $ 6,356
                                         =======    =======     =======
         Pro forma                       $ 5,313    $ 5,043     $ 6,288
                                         =======    =======     =======
     Earnings per share - Basic:
         As reported                     $  0.82    $  0.74     $  0.90
                                         =======    =======     =======
         Pro forma                       $  0.76    $  0.72     $  0.89
                                         =======    =======     =======
     Earnings per share - Diluted:
         As reported                     $  0.82    $  0.73     $  0.89
                                         =======    =======     =======
         Pro forma                       $  0.76    $  0.71     $  0.88
                                         =======    =======     =======

Following is a summary of stock option transactions for the years ended December 31:


                                                           Number of Shares
                                                   ----------------------------------
                                                    2001           2000          1999
                                                    ----           ----          ----

Outstanding at beginning of year                 677,997        573,145       331,895
Granted during the year                          216,800        201,700       244,400
Expired during the year                               -0-       (84,698)           -0-
Exercised during the year (at prices
ranging from $4.17 to $4.26 per share)                -0-       (12,150)       (3,150)
                                                --------       --------      --------

Outstanding at end of year                       894,747        677,997       573,145
                                                ========       ========      ========

Weighted average exercise price per share
  at end of year                                $  14.50       $  16.65      $  18.34
                                                ========       ========      ========

Available for grant at end of year               120,573        337,373        39,073
                                                ========       ========      ========

Options granted during 2001 were granted at a price of $7.80. Options granted in 2000 were granted at prices of $9.25, $12.00 and $15.00. Options granted in 1999 were granted at a price of $20.00. Under these plans, options expire ten years after the date of grant.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 15 - STOCK OPTION PLANS (CONTINUED)
----------------------------

Following is a summary of the options outstanding at December 31, 2001:

                                     Outstanding Options             Exercisable Options
                           ------------------------------------      -------------------
                                        Weighted
                                         Average       Weighted                 Weighted
                                        Remaining       Average                  Average
          Exercise                     Contractual     Exercise                 Exercise
         Price Range        Number      Life-Years       Price        Number      Price
         -----------        ------     -----------     --------      -------    --------
       $4.25 to $15.00     541,997            8.07      $ 10.85      470,531     $ 10.88
      $19.00 to $20.33     352,800            7.08        20.11      244,800       20.16
                           -------            ----      -------      -------     -------

                           894,797            7.68      $ 14.50      715,331     $ 14.06
                           =======            ====      =======      =======     =======

NOTE 16 - OTHER COMPREHENSIVE INCOME (DEFICIT)

Other comprehensive income (deficit) components and related taxes were as follows (dollars in thousands):

                                                           2001          2000        1999
                                                           ----          ----        ----
     Unrealized holding gains (losses) on
       available for sale securities                     $   255      $ 2,166    $ (1,061)
     Less reclassification adjustments for gains
       later recognized in income                          1,073          110          -0-
                                                         -------      -------    --------
     Net unrealized gains (losses)                          (818)       2,056      (1,061)
     Tax effect                                             (277)         699        (361)
                                                         -------      -------    --------
Other comprehensive income (deficit)                     $  (541)     $ 1,357    $   (700)
                                                         =======      =======    ========


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


                                              2001          2000
                                              ----          ----

     Commitments to extend credit        $ 112,587     $ 119,763
     Standby letters of credit              13,967        14,601
     Credit card commitments                 5,394         5,612
                                         ---------     ---------
                                         $ 131,948     $ 139,976
                                         =========     =========



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 17 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)
-----------------------------------------------------

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

Concentration of Credit Risk

The Corporation's subsidiary Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the hotel and tourism industry. This concentration represents $97.7 million or 24.3% of the commercial loan portfolio. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments:

Cash, cash equivalents and interest-beating deposits - The carrying values approximate the fair values for these assets.

Securities - Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Federal Home Loan Bank stock - Federal Home Loan Bank stock is carried at cost, which is its redeemable value, since the market for this stock is limited.

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

Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan's effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------
NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
---------------------------------------------

approximate the estimated fair values for these assets.

Deposit liabilities - The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.

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

The following table presents information for financial instruments at December 31 (dollars in thousands):

                                                        2001                      2000
                                               ----------------------    -----------------------
                                                Carrying    Estimated     Carrying     Estimated
                                                  Amount   Fair Value       Amount    Fair Value
                                               ---------   ----------    ---------    ----------
Financial assets:
     Cash and cash equivalents                 $  36,747    $  36,747    $  20,829     $  20,829
     Interest-bearing deposits                       634          634           -0-           -0-
     Securities available for sale                61,885       61,885       72,066        72,066
     Federal Home Loan Bank stock                  4,375        4,375        3,989         3,989
     Net loans                                   493,968      506,498      532,235       535,318
                                               ---------    ---------    ---------     ---------
Total financial assets                         $ 597,609    $ 610,139    $ 629,119     $ 632,202
                                               =========    =========    =========     =========

Financial liabilities:
     Deposits                                  $ 482,524    $ 486,618    $ 531,883     $ 531,567
     Federal funds purchased and
       borrowings                                 88,549       93,626       71,035        72,281
     Guaranteed preferred beneficial
       interests in the Corporation's
       subordinated debentures                    12,450       12,450       12,450        12,450
                                               ---------    ---------    ---------     ---------
Total financial liabilities                    $ 583,523    $ 592,694    $ 615,368     $ 616,298
                                               =========    =========    =========     =========


Limitations - Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains a,nd losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS


                                 BALANCE SHEETS
                           December 31, 2001 and 2000
                             (Dollars in Thousands)

                                               2001      2000
                                             -------   -------
               ASSETS

Cash and cash equivalents                    $    42   $   132
Securities available for sale                    266       233
Investment in subsidiaries                    59,372    57,323
Other assets                                   1,167     1,188
                                             -------   -------
TOTAL ASSETS                                 $60,847   $58,876
                                             =======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Dividends payable                       $     0   $   699
     Other liabilities                           122       724
                                             -------   -------
     Total liabilities                           122     1,423

Subordinated debentures                       12,836    12,836
Total shareholders' equity                    47,889    44,617
                                             -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $60,847   $58,876
                                             =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                              STATEMENTS OF INCOME
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                              2001       2000     1999
                                            -------    -------    -------
Income:
     Dividends received from subsidiaries   $ 3,850    $ 1,900    $ 3,150
     Other                                       25         48         24
                                            -------    -------    -------
         Total income                         3,875      1,948      3,174
                                            -------    -------    -------
Expenses:
     Salaries and benefits                       41         64         82
     Interest                                   848      1,175        760
     Other                                      192        323        364
                                            -------    -------    -------
         Total expenses                       1,081      1,562      1,206
                                            -------    -------    -------

Income before credit for income
  taxes and equity in undistributed net
  income of subsidiaries                      2,794        386      1,968
Credit for income taxes                        (368)      (400)      (402)
                                            -------    -------    -------

Income before equity in undistributed
  net income of subsidiaries                  3,162        786      2,370
Equity in undistributed net income of
  subsidiaries                                2,612      4,397      3,986
                                            -------    -------    -------
Net income                                  $ 5,774    $ 5,183    $ 6,356
                                            =======    =======    =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2001, 2000 and 1999
                             (Dollars in Thousands)

                                                                     2001        2000        1999
                                                                   --------    --------    --------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
         Net income                                                $  5,774    $  5,183    $  6,356
                                                                   --------    --------    --------

         Adjustments to reconcile  net income to net cash
           provided by operating activities:
              (Gain) loss on sale of premise and equipment              -0-         -0-           4
              Provision for depreciation and amortization                29          29           9
              Equity in undistributed net income of subsidiaries     (2,612)     (4,397)     (3,986)
              Change in other assets                                     (8)        323        (606)
              Change in other liabilities                            (1,312)        149         (70)
                                                                   --------    --------    --------
                  Total adjustments                                  (3,903)     (3,896)     (4,649)
                                                                   --------    --------    --------
     Net cash provided by operating activities                        1,871       1,287       1,707
                                                                   --------    --------    --------

     Cash flows from investing activities:
         Investment in subsidiaries                                     -0-         -0-      (9,561)
         Payment for purchase of securities available for sale          -0-         -0-         -0-
         Proceeds from sales of securities available for sale           -0-         -0-         -0-
         Proceeds from sale of premise and equipment                    -0-         -0-         -0-
         Capital expenditures                                           -0-         -0-         -0-
                                                                   --------    --------    --------
     Net cash used in investing activities                              -0-         -0-      (9,561)
                                                                   --------    --------    --------
     Cash flows from financing activities:
         Proceeds from borrowings                                       -0-         -0-      15,836
         Principal payments on borrowings                               -0-         -0-      (3,788)
         Proceeds from issuance of common stock                         239         498         480
         Retirement of common stock                                     (93)       (887)     (3,498)
         Dividends paid                                              (2,107)     (1,655)     (1,287)
                                                                   --------    --------    --------
     Net cash provided by (used in) financing activities             (1,961)     (2,044)      7,743
                                                                   --------    --------    --------
Net decrease in cash and cash equivalents                               (90)       (757)       (111)
Cash and cash equivalents at beginning                                  132         889       1,000
                                                                   --------    --------    --------
Cash and cash equivalents at end                                   $     42    $    132    $    889
                                                                   ========    ========    ========

SELECTED FINANCIAL DATA
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                            Years ended December 31,
                                        -----------------------------------------------------------------
                                           2001          2000          1999         1998          1997
                                        ---------     ---------     ---------     ---------     ---------
Selected Financial Condition Data:
     Total assets                       $ 636,269     $ 666,996     $ 568,442     $ 471,381     $ 421,434
     Loans                                504,412       541,689       466,621       411,720       372,519
     Securities                            61,885        72,066        43,343         8,676        10,103
     Deposits                             482,524       531,883       462,998       404,961       360,549
     Borrowings                            88,549        69,235        46,878        23,270        19,628
     Total equity                          47,889        44,617        40,820        39,469        36,592

Selected Operations Data:
     Interest income                    $  50,670     $  54,683     $  42,549     $  38,498     $  35,964
     Interest expense                     (26,842)      (29,421)      (20,602)      (17,815)      (15,898)
                                        ---------     ---------     ---------     ---------     ---------
         Net interest income               23,828        25,262        21,947        20,683        20,066
     Provision for loan losses             (3,200)       (5,875)       (1,457)       (1,200)       (1,398)
     Net security gains (losses)            1,073           110           -0-            45           (60)
     Other income                           8,819         6,743         3,538         2,606         1,698
     Other expenses                       (23,958)      (20,112)      (15,937)      (16,603)      (14,797)
                                        ---------     ---------     ---------     ---------     ---------
         Income before income taxes         6,562         6,128         8,091         5,531         5,509
     Provision for income taxes              (788)         (945)       (1,735)         (970)       (1,403)
                                        ---------     ---------     ---------     ---------     ---------
         Net income                     $   5,774     $   5,183     $   6,356     $   4,561     $   4,106
                                        =========     =========     =========     =========     =========

Per Share Data:*
     Net income - Basic                 $    0.82     $    0.74     $    0.90     $    0.65     $    0.58
     Net income - Diluted                    0.82          0.73          0.89          0.64          0.57
     Cash dividends declared                 0.30          0.34          0.18          0.17          0.16
     Book value                              6.82          6.38          5.83          5.54          5.13

Financial Ratios:
     Return on average equity               12.48%        12.13%        15.83%        11.18%        11.29%
     Return on average assets                0.89%         0.84%         1.22%         0.98%         1.00%
     Dividend payout ratio                  36.48%        45.42%        20.25%        27.43%        28.79%
     Average equity to average assets        7.10%         6.92%         7.70%         8.75%         8.85%


*  Adjusted for 3 for 1 stock split on August 25, 1998

SUMMARY QUARTERLY FINANCIAL INFORMATION
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                       Three months ended,
                                      -------------------------------------------------
                                       March 31   June 30    September 30   December 31
                                      ---------   --------   ------------   -----------
2001
Selected Operations Data:
     Interest income                  $ 13,904    $ 13,232    $ 12,842      $ 10,692
     Interest expense                    7,811       7,176       6,566         5,289
                                      --------    --------    --------      --------
         Net interest income             6,093       6,056       6,276         5,403
     Provision for loan losses            (800)       (275)       (825)       (1,300)
     Net security gains                    455          58         -0-           560
     Other income                        2,031       2,858       2,439         1,491
     Other expenses                     (5,973)     (6,850)     (5,742)       (5,393)
                                      --------    --------    --------      --------
         Income before income taxes      1,806       1,847       2,148           761
     Provision for income taxes           (220)       (219)       (261)          (88)
                                      --------    --------    --------      --------
         Net income                   $  1,586    $  1,628    $  1,887      $    673
                                      ========    ========    ========      ========

Per Share Data:
     Net income - Basic               $   0.23    $   0.23    $   0.27      $   0.09
     Net income - Diluted                 0.23        0.23        0.27          0.09

2000
Selected Operations Data:
     Interest income                  $ 12,272    $ 13,661    $ 14,261      $ 14,489
     Interest expense                   (6,250)     (7,365)     (7,785)       (8,021)
                                      --------    --------    --------      --------
         Net interest income             6,022       6,296       6,476         6,468
     Provision for loan losses            (350)     (1,525)     (2,500)       (1,500)
     Net security gains                    -0-          49          61           -0-
     Other income                          966       1,407       1,847         2,633
     Other expenses                     (4,214)     (4,515)     (5,588)       (5,795)
                                      --------    --------    --------      --------
         Income before income taxes      2,424       1,663         235         1,806
     Provision for income taxes           (474)       (201)         94          (364)
                                      --------    --------    --------      --------
         Net income                   $  1,950    $  1,462    $    329      $  1,442
                                      ========    ========    ========      ========

Per Share Data:
     Net income - Basic               $   0.28     $  0.21    $   0.05      $   0.20
     Net income - Diluted                 0.28        0.21        0.05          0.19

MARKET INFORMATION
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

                               MARKET INFORMATION
                                   (Unaudited)


Prior to April 18, 2000, there had been no active market for the Corporation's common stock and no published information with respect to its market price. There had been occasional direct sales by shareholders of which the Corporation's common stock sold at a premium to book value. The price was reported to management in most of these transactions, but management has no way of confirming the prices that were reported. Effective April 18, 2000, the Corporation's common stock was traded on the NASDAQ Bulletin Board under the symbol "NCUF." During 2001 the Corporation's stock began trading on the NASDAQ Small Cap Market. Effective on August 31, 2001 the Corporation changed its trading symbol from "NCUF" to "NCFC."

The following table sets forth the range of high and low bid prices of the Corporation's common stock from April 18, 2000 through December 31, 2001, as reported by NASDAQ. The table sets forth the high and low price of the Corporation's common stock from January 1, 2000 to April 17, 2000, as reported to management. Quotations for the NASDAQ Bulletin Board and Small Cap Market reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not reflect actual transactions.

                              Three months ended,
            -----------------------------------------------------
            March 31      June 30     September 30    December 31
            --------      -------     ------------    -----------
2001
----
High         $7.38        $ 9.50        $ 9.35           $8.50
Low           6.00          6.50          7.86            7.35

2000
----
High        $20.00        $14.00        $11.50           $7.75
Low          14.00         11.13          6.50            5.13


The Corporation has 2,002 shareholders of record as of January 31, 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================



                       NORTH COUNTRY FINANCIAL CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HIGHLIGHTS

Decreases in interest rates during 2001 had the greatest impact on interest income during the year. This impact on interest income, as a function of rate, can be directly attributed to the actions taken by the Federal Reserve. During 2001, in its effort to address the slowing economy, the Federal Reserve reduced the Fed Funds Rate, the rate charged the interbank market for purchase of excess reserve balances, by 475 basis points, from 6.5% to 1.75%. For North Country Financial Corporation ("the Corporation"), 2001 was a year of monitoring and restructuring its balance sheet to address the volatile rate environment. Although the Corporation decreased in assets by 4.6%, growth remains an important element of the Corporation's strategy, and management continues to believe that the continued success and profitability of the Corporation depends on continuing to attract credit-worthy, and profitable assets both internally and through market expansion.

At December 31, 2001, the Corporation had total assets of $636.6 million, a decrease of $30.4 million from December 31, 2000. During 2001, net loans decreased 7.2% or $38.3 million to $494.0 million. Of the total decrease in loans, $20.3 million was in the residential real estate loan portfolio mostly attributed to borrowers refinanced from variable to fixed rate loans. In addition, the Corporation's security portfolio decreased $10.2 million from 2000 to 2001 to $61.9 at December 31, 2001. Total deposits decreased 9.3% or $49.4 million. This decrease in deposits includes a net decrease of $22.7 million related to branch sales, and the remaining $26.7 million decrease in deposits, were deposits that matured primarily in the 6.00% to 7.50% range, as the Corporation elected to pursue shorter term, less costly sources of funding.

Even though assets decreased by $30.4 million during 2001, the trend line from 1997 through 2001 shows that assets have increased by 51% or $ 215 million. During the same five-year period, net loans grew $127 million, or 34.6%, and securities increased $51.7 million, or 511%.

Growth will continue to be an important element of the Corporation's strategy, and selective bank and branch acquisitions may continue to occur as opportunities arise. The Corporation's banking offices are located in Michigan, a state that covers a large geographic area and has a low population density. Because of the nature of this market area, the cost of operating the Corporation's banking network is higher than the average for banking companies the same size as the Corporation.

Even though interest rates have decreased dramatically over the past year, earnings have increased from 2000 to 2001, and overall earnings have been strong over the past several years. Net income was $5.8 million, $5.2 million, and $6.4 million for 2001, 2000 and 1999, respectively. Return on average shareholders' equity was 12.5%, 12.1% and 15.8%, for 2001, 2000 and 1999, respectively. Basic earnings per share were $0.82 in 2001, $0.74 in 2000 and $0.90 in 1999, representing an increase of 10.8% from 2000 to 2001 and a decrease of 17.8% from 1999 to 2000. The fluctuations in net income from 1999 through 2001 were primarily a result of changes in the provisions for loan losses. The provision for loan losses for 2001 totaled $3.2 million as compared to $5.9 million in 2000 and $1.5 million in 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

FINANCIAL CONDITION

Loans

Loans represented 79.2% of total assets at the end of 2001, compared to 81.2% at the end of 2000. The loan to deposit ratio increased from 101.8% at December 31, 2000 to 104.5% at December 31, 2001. Loans provide the most attractive earning asset yield available to the Corporation and management believes the personnel and controls are in place to successfully manage the loan portfolio. Accordingly, management intends to continue to maintain loans at the highest possible level within the constraints of adequate liquidity.

Following is a summary of the Corporation's loan balances at December 31 (in thousands):

                                                                      Percent
                                                 2001      2000       Change
                                               --------   -------     -------
     Commercial real estate                    $ 77,892   $ 90,635    (14.1)%
     Commercial, financial, and agricultural    236,961    217,786      8.8
     Leases:
         Commercial                              37,247     41,962    (11.2)
         Governmental                            45,195     55,205    (18.1)
     1 - 4 family residential real estate        93,574    113,834    (17.8)
     Consumer                                     9,516     13,059    (27.1)
     Construction                                 4,027      9,208    (56.3)
                                               --------   --------   ------
         Total                                 $504,412   $541,689     (6.9)%
                                               ========   ========   ======

The Corporation has four major categories of lending activities. Three categories, commercial, residential real estate, and consumer, are generally with customers in Michigan. The fourth major lending line, commercial and governmental leasing, takes place on a nationwide basis. Management believes, that as interest rates become more stable and the slow down in the economy turns around, there will be growth in these categories in the future.

As shown in the table above, with the exception of the commercial, financial, and agricultural category, overall loan balances have decreased during 2001. During 2001, total commercial financing (including real estate and leases) decreased by $13.5 million or 3.2%. The commercial, financial, and agricultural loan activity is largely due to the efforts of the relationship bankers and their ability to penetrate growth markets primarily in lower Michigan but also in areas such as Marquette and Sault Ste. Marie. The most prominent type of financing, at $97.7 million or 24.3% of all commercial financing continues to focus on hospitality and tourism related industries. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and farming.

In addition to traditional commercial lending, the Corporation finances commercial and governmental leases throughout the country. As illustrated in the table above, a significant portion of the leasing activity is to governmental units, including Native American organizations. The Corporation has developed expertise and contacts in the leasing business that provide it with opportunities to purchase credit-worthy leases at attractive yields. Management closely reviews the credit quality of each proposed lease before entering into a financing agreement. The lease agreements are strictly financing; while the Corporation has access to the underlying equipment as collateral, there is no interest in the residual value of the equipment. Management continues to pursue leases both through unrelated entities and the Corporation's subsidiary, North Country Financial Group, in Denver, Colorado. This corporation is engaged in the business of public finance and focuses on providing tax-exempt financing to municipalities located throughout the United States.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Real estate lending on 1-4 family residences comprises the second largest portion of the loan portfolio. This past year, residential real estate loans declined by 17.8% or by $20.3 million to $93.6 million. Approximately 86% of residential real estate loans are adjustable rate products that have an annual interest adjustment. These loans typically have a maximum adjustment of two percentage points annually and five percentage points over the life of the loan. The Corporation continues to sell longer-term, fixed rate products, and with the falling interest rate environment, activity in this area has increased in 2001.

Consumer lending represents a small percentage of the Corporation's loan portfolio. At December 31, 2001, consumer loans totaled $9.5 million, or 1.9% of the total portfolio. Consumer loans continue to decrease both in dollars and in percentage in relation to the overall loan portfolio. This decrease is intentional as consumer lending is a highly competitive, and traditionally a higher cost, area of lending. The Corporation will continue to originate consumer loans; however, this is not seen as a high priority lending area at the current time.

At the end of 2001, the allowance for loan losses totaled $10.4 million, representing 2.07% of total loans. The allowance is maintained by management at a level considered adequate to cover losses currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):

                                                                      2001        2000      1999
                                                                    -------     -------    ------
     Allowance to total loans at end of year                           2.1%        1.7%      1.5%
     Net charge-offs during the year                                $ 2,210     $ 3,284    $  706
     Net charge-offs to average outstanding loans                      0.5%        0.7%      0.2%
     Net charge-offs to beginning allowance balance                  23.41%       47.9%     11.6%
     Nonaccrual loans at end of year                                $ 4,015     $10,547    $   95
     Loans 90 days or more delinquent at end of year
       (excluding nonaccrual loans)                                 $ 9,131     $ 3,117    $2,452

Management analyzes the allowance for loan losses in detail on a quarterly basis to ensure the losses inherent in the portfolio are properly considered. The Corporation's success in maintaining strong credit quality is demonstrated in its historical charge-off experience. Net charge-offs to average loans outstanding was 0.5%, 0.7% and 0.2% for the years ended December 31, 2001, 2000 and 1999, respectively. Net charge-offs for the year ended December 31, 2001 decreased $1.1 million from the previous year. The provision for loan loss was decreased $2.7 million from $5.9 million for the year ended December 31, 2000 to $3.2 million for the year ended December 31, 2001.

Nonaccrual loans have decreased $6.5 million from December 31, 2000 to December 31, 2001 while loans 90 days or more past due and still accruing have increased by $6.0 million during that same time period. At December 31, 2001, loans to two commercial borrowers represented $3.1 million of the $4.0 million of nonaccrual loans. Included in the December 31, 2001 totals for loans 90 days or more delinquent and still accruing are loans to two commercial borrowers totaling $5.0 million; the remaining balance of loans 90 days or more delinquent consists of twenty-nine smaller commercial, residential real estate and consumer loans. Management continues to monitor the situation on the non-performing loans and has taken actions to reduce the level of non-performing loans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

SECURITIES

During 2001, the security portfolio continued to be an important component of the Corporation's strategy to diversify its asset base. Securities decreased $10.2 million in 2001, from $72.1 million at December 31, 2000 to $61.9 million at December 31, 2001.. The security portfolio is diversified among U.S. Treasury and agency securities, obligations of states and political subdivisions, corporate securities and mortgage-related securities. The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                          2001      2000
                                                        -------   -------
     U.S. Treasury securities and obligations of
       U.S. government agencies                         $ 3,128   $10,882
     Obligations of states and political subdivisions     5,418    15,542
     Corporate securities                                 8,571     4,740
     Mortgage-related securities                         44,768    40,902
                                                        -------   -------
     Total securities                                   $61,885   $72,066
                                                        =======   =======

The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year securities were purchased and sold as steps in the process of effectively managing the interest-rate-risk profile of the portfolio. A net gain of approximately $1.1 was recognized during the year with the proceeds from the sale of securities used to purchase new securities and for liquidity purposes. Mortgage-related securities have maturities ranging up to 30 years, while the remaining securities have maturities ranging primarily from one to 15 years. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.


DEPOSITS

Total deposits at December 31, 2001, were $482.5 million compared to $531.9 million at the end of 2000. The decrease of $49.4 million during 2001 included a net decrease of $22.7 million related to branch closings. The remaining $26.7 million decrease in deposits, were deposits that matured primarily in the 6.00% to 7.50% range, as the Corporation elected to pursue shorter term, less costly sources of funding.

The most significant decrease in deposits has been in the time deposit category. As of December 31, 2001, time deposits represented $188.3 million, or 39.0% of the Corporation's total deposit base. Retail deposits over $100,000, totaling $37.4 million and $66.2 million at December 31, 2001 and 2000, respectively, are from governmental entities, other financial institutions, and individual customers. Brokered deposits, which the Corporation began issuing in 2000, account for $25.0 million of total deposits at December 31, 2001, and $15.0 million of total deposits at December 31, 2000.

The Corporation continues to offer its premium-based certificate of deposit program. Customers can elect to receive one of several products in place of cash interest payments on term certificates. The Corporation offers firearms, golf clubs, diamond jewelry, and grandfather clocks under these programs. The most successful and long-standing of the programs is the firearm program, which is offered to sports enthusiasts nationally. Under the premium-based certificate of deposit program, the Corporation records the cost of the product given as a discount from the face amount of the certificate of deposit and recognizes interest expense on the effective interest method over the life of the certificate. Total certificates of deposits outstanding under this program were $2.0 million at December 31, 2001 and 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

BORROWINGS

As previously mentioned, the Corporation's branch network is a relatively high cost network in comparison to peer banking companies. Accordingly, the Corporation continues to utilize alternative funding sources to provide funds for investing and lending activities. Borrowings increased during 2001 from $69.2 million to $88.5 million. At December 31, 2001, a majority of the borrowings were from the Federal Home Loan Bank of Indianapolis with both fixed and variable interest rates and stated maturities ranging through 2011. The increase in borrowings during the year is in accordance with the Corporation's asset/liability management strategies to match borrowings with assets of similar terms. From time-to-time, alternative sources of funding can be obtained at interest rates that are competitive with, or lower than, retail deposit rates and with inconsequential administrative costs. Management anticipates borrowings will continue to be a significant part of the overall funding mix of the Corporation.

SHAREHOLDERS' EQUITY

See the discussion under "CAPITAL" below.


RESULTS OF OPERATIONS

SUMMARY

Net income was $5.8 million, $5.2 million, and $6.4 million for 2001, 2000 and 1999, respectively. The increase in net income of $0.6 million from 2000 to 2001 is the result of an increase in other income of $3.0 million, decreases in the provision for loan losses of $2.7 million and $0.2 million in provisions for income taxes during the year, offset by a decrease of $1.8 million in net interest income on a tax equivalent basis and an increase in other expenses of $3.8 million. Basic earnings per share were $0.82 in 2001, $0.74 in 2000 and $0.90 in 1999, an increase of 10.8% from 2000 to 2001 and a decrease of 17.8% from 1999 to 2000.

Net interest income is the primary source of earnings. On a tax equivalent basis, net interest income decreased to $25.7 million in 2001, from $27.5 million in 2000. Net interest income decreased 6.5% from 2000 to 2001 and increased 15.2% from 1999 to 2000. The decrease in net interest income in 2001 is attributable primarily to the decrease in rates within the lending area and the increase in net interest income in 2000 is attributed to the increase in volume within the lending and securities areas.

Noninterest income continues to provide a strong secondary source of revenue for the Corporation, increasing to $9.9 million in 2001, from $6.9 million in 2000 and $3.5 million in 1999. Of the $3.0 million increase in noninterest income from 2000 to 2001, $2.7 million is related to other loan and lease income generated. Income from noninterest sources will be an important component of the Corporation's future earnings as net interest margins continue to tighten due to competitive pressures.

Noninterest expense increased in 2001 to $24.0 million from $20.1 million in 2000, as compared to $15.9 million in 1999. Directly related to the mortgage subsidiary fee income above are commissions of $3.6 million and $2.3 million included in noninterest expense for 2001 and 2000, respectively. Management continues to manage noninterest expense in an effort to maintain strong earnings for the Corporation.

NET INTEREST INCOME

Net interest income is a function of the difference, or margin, between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest spread is affected by economic and competitive factors that influence rates, loan demand, and deposit flows. The Corporation's net interest margin, on a tax equivalent basis, has declined during 2001, from 4.3% to 3.8%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

Net interest income decreased $1.8 million on a tax equivalent basis for 2001 as compared to 2000, and increased $3.6 million on a tax equivalent basis for 2000 as compared to 1999. Decreases in interest rates during 2001 had the greatest impact on interest income during the year. This impact on interest income, as a function of rate, can be directly attributed to the actions taken by the Federal Reserve. During 2001, in its effort to address the slowing economy, the Federal Reserve reduced the Fed Funds Rate, the rate charged the interbank market for purchase of excess reserve balances, by 475 basis points, from 6.5% to 1.75. Although the volume in average interest-earning assets increased, interest income related to interest-earning assets decreased significantly due to the unfavorable impact of the Federal Reserve's interest rate reductions. Management is optimistic that as rates become less volatile and as the volume of higher yielding loans and lease assets grow, interest income will increase.

Total interest expense was $26.8 million in 2001, compared to $29.4 million and $20.6 million in 2000 and 1999, respectively. The reduction in interest expense during 2001 was primarily due to the decrease in the rates of interest-bearing obligations. For 2001, interest expense on deposits represented 79% of total interest expense. The remaining 21% relates to the Corporation's alternative sources of funding, namely borrowings and the trust preferred securities. As discussed in the previous paragraph, decreases in rates on deposits were directly impacted by the actions of the Federal Reserve during 2001. Management monitors the rates paid on deposit products and evaluates alternative funding sources on a regular basis in an effort to control interest expense.

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

                                                                      Years ended December 31,
                              ------------------------------------------------------------------------------------------------------
                                              2001                               2000                              1999
                              ----------------------------------   ------------------------------   --------------------------------
                                 Average      Interest               Average    Interest              Average     Interest
                               Outstanding    Earned/     Yield/   Outstanding   Earned/   Yield/   Outstanding   Earned/    Yield/
                                 Balance        Paid       Rate      Balance      Paid      Rate      Balance       Paid      Rate
                               -----------    --------    ------   ----------- ---------  -------   -----------   ---------  ------
                                                                    (Dollars in Thousands)
Interest-earning assets:
   Loans receivable(1),(2),(3)  $ 529,354    $ 46,532     8.79%     $ 515,685    $ 52,005   10.08%  $ 434,723    $ 42,288     9.73%
   Taxable securities              62,300       5,065     8.13         40,532       3,462    8.54      16,040       1,438     8.97
   Nontaxable securities(2)         5,615         495     8.82         11,456         974    8.50       4,201         352     8.38
   Other interest-earning
     assets                        18,075         500     2.77         12,699         515    4.06      11,310         422     3.73
                                ---------    --------    -----      ---------    --------   -----   ---------    --------     ----
   Total interest-earning
     assets                       615,344      52,592     8.55        580,372      56,956    9.81     466,274      44,500     9.54
                                ---------    --------    -----      ---------    --------   -----   ---------    --------     ----
Interest-bearing obligations:
   Savings deposits               243,475       9,812     4.03       254,286       11,895    4.68     265,868      11,045     4.15
   Time deposits                  223,509      11,393     5.10       205,900       12,660    6.15     131,545       7,237     5.50
   Borrowings                      88,268       4,814     5.45        62,087        3,726    6.00      29,748       1,651     5.55
   Subordinated debentures         12,450         823     6.61        12,450        1,140    9.16       7,781         669     8.60
                                ---------    --------    -----      --------     --------   -----   ---------    --------     ----
   Total interest-bearing
     obligations                  567,702      26,842     4.73       534,723       29,421    5.50     434,942      20,602     4.74
                                ---------    --------    -----      --------     --------   -----   ---------    --------     ----
Net interest income                          $ 25,750                            $ 27,535                        $ 23,898
                                             ========                            ========                        ========
Net interest rate spread                                  3.82%                              4.31%                            4.80%
                                                         =====                              =====                             ====
Net earning assets              $  47,642                           $ 45,649                        $  31,332
                                =========                           ========                        =========
Net yield on average
  interest-earning assets                                 4.18%                              4.74%                            5.13%
                                                         =====                              =====                             ====
Average interest-earning assets
  to average interest-bearing
  obligations                        1.08X                              1.09X                            1.07X
                                    =====                           ========                        =========

---------------------

1 For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
2 The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis using a 34% tax rate.
3    Interest income on loans includes loan fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

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

                                                                        Years ended December 31,
                                             ---------------------------------------------------------------------------------
                                                         2001   vs.   2000                         2000   vs.   1999
                                             ---------------------------------------    --------------------------------------
                                                    Increase                                   Increase
                                                   (Decrease)                                 (Decrease)
                                                     Due to                  Total               Due to               Total
                                             -------------------------     Increase     ------------------------     Increase
                                               Volume          Rate       (Decrease)      Volume         Rate       (Decrease)
                                             ----------    -----------    ----------    ----------    ----------    ----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
    Loans receivable                         $    1,348        (6,821)       (5,473)    $    8,117    $    1,600     $   9,717
    Taxable securities                            1,777          (174)        1,603          2,095           (71)        2,024
    Nontaxable securities                          (514)           35          (479)           617             5           622
    Other interest-earning assets                   178          (193)          (15)            54            39            93
                                             ----------    -----------    ----------    ----------    ----------    ----------
    Total interest-earning assets            $    2,789    $   (7,153)       (4,364)    $   10,883    $    1,573        12,456
                                             ==========    ===========    ----------    ==========    ==========    ----------

Interest-bearing obligations:
    Savings deposits                         $     (489)       (1,594)       (2,083)    $     (497)   $    1,347           850
    Time deposits                                 1,021        (2,288)       (1,267)        (4,489)          934         5,423
    Borrowings                                    1,453          (365)        1,088          1,931           144         2,075
    Subordinated debentures                          -0-         (317)         (317)           425            46           471
                                             -----------   -----------    ----------    ----------    ----------    ----------

    Total interest-bearing
      obligations                            $    1,985    $   (4,564)       (2,579)    $    6,348    $    2,471         8,819
                                             ==========    ===========    ----------    ==========    ==========    ----------

Net interest income                                                       $  (1,785)                                 $   3,637
                                                                          ==========                                ==========


Provision for Loan Losses

The Corporation maintains the allowance for loan losses at a level considered adequate to cover losses inherent in the loan portfolio. The Corporation records a provision for loan losses necessary to maintain the allowance at an adequate level after considering factors such as loan charge-offs and recoveries, changes in the loan portfolio composition, loan growth, and other economic factors as more fully described in Note 1 to the accompanying financial statements. The decrease in the provision for loan losses to $3.2 million in 2001, as compared to $5.9 million for 2000, is primarily due to the decrease in loans throughout 2001. This decrease in loans resulted in the allowance for loan losses, as a percentage of total loans, increasing to 2.1% at December 31, 2001 compared to 1.7% and 1.5% at December 31, 2000 and 1999, respectively. Management continues to monitor the loan portfolio risk in order to maintain an adequate level of allowance for loan losses.

Noninterest Income

Noninterest income was $9.9 million, $6.9 million, and $3.5 million in 2001, 2000 and 1999, respectively. The principal sources of noninterest income were other loans and lease income, service fees on deposit accounts, gain on sale of branches and net security gains. Other loan and lease income increased approximately $2.7 million in 2001 as compared to 2000. The increase in other loan and lease income was mainly due to increases in residential loan fees resulting from a more favorable rate environment for fixed rate borrowers and from our mortgage subsidiary operations, one of which was active for most of the current year, versus only part of 2000 and nonexistent in 1999. See Note 2 to the accompanying financial statements for further discussion on the mortgage subsidiary. The decrease in service charges on deposits, when compared to the prior two years, is attributed to the decrease in deposits during 2001. In addition, $1.4 million was recorded on the sale of branches as discussed in Note 2 to the Consolidated Financial Statements, and net security gains exceeded prior year security gains by approximately $1.0 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

NONINTEREST EXPENSE

Noninterest expense was $24.0 million, $20.1 million, and $15.9 million in 2001, 2000, and 1999, respectively. The increase in noninterest expense for 2001 is primarily due to $2.4 million increases in salaries, commissions and related benefits mostly attributed to higher residential real estate activity, $0.4 million in occupancy expense, $0.3 million in accounting, legal and consulting fees, $0.3 million in loan and deposit expense, $0.3 in telephone expense and $0.2 million in amortization of acquisition intangibles.

FEDERAL INCOME TAXES

The provision for income taxes is 12.0% of pretax income in 2001, compared to 15.4% in 2000 and 21.5% in 1999. Prior to 2000, the Corporation provided for additional taxes on open issues. These issues were resolved in 2001 with no negative tax impact. Therefore, the additional provisions for these issues were reversed in 2001 resulting in a provision for income taxes below historical rates. Future provisions for income taxes will be based on the federal corporate income tax rate of 34%, adjusted for tax-exempt interest income.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

The Corporation's primary market risk exposure is interest rate risk which management actively manages. The Corporation has no market risk sensitive instruments held for trading purposes. In the relatively low interest rate environment of the past two years, borrowers have generally tried to extend the maturities and repricing periods on their loans and place deposits in demand, or very short-term accounts. Management has taken various actions to offset the imbalance that these tendencies would otherwise create. In general, management tries to write commercial and real estate loans at variable rates or, when forced to offer fixed rates due to competitive pressures, write fixed rate loans for relatively short terms. Conversely, management has attempted to offer deposit products designed to steer depositors to longer periods or less interest sensitive type accounts.

Beyond general efforts to shorten the loan pricing periods and extend deposit maturities, management can manage interest rate risk by the maturity periods of securities purchased, selling securities available for sale, and borrowing funds with targeted maturity periods, among other strategies. Also, the rate of interest rate changes can impact the actions taken since the speed of change affects borrowers and depositors differently.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

Exposure to interest rate risk is reviewed on a regular basis by the Corporation's Executive Committee. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and at the same time maximize income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing GAP analyses and interest rate sensitivity analyses. Following is the Corporation's repricing GAP table at December 31, 2001 (dollars in thousands):

                                            1 - 90      91 - 365      2 - 5      Over 5
                                             Days         Days        Years       Years        Total
                                          ---------    ---------    ---------   ---------    ---------
Interest-earning assets:
     Loans receivable                     $ 282,128    $  94,887    $  83,204   $  44,193    $ 504,412
     Securities                               2,935        8,910       23,030      27,010       61,885
     Other                                   12,218          -0-          -0-       4,375       16,593
                                          ---------    ---------    ---------   ---------    ---------
     Total interest-earning assets          297,281      103,797      106,234      75,578      582,890
                                          ---------    ---------    ---------   ---------    ---------

Interest-bearing obligations:
     Savings deposits                       247,863          -0-          -0-         -0-      247,863
     Time deposits                           69,928       78,776       38,399       1,215      188,318
     Borrowings                                 -0-          637        2,568      85,344       88,549
     Subordinated debentures                 12,450          -0-          -0-         -0-       12,450
                                          ---------    ---------    ---------   ---------    ---------
     Total interest-bearing obligations     330,241       79,413       40,967      86,559      537,180
                                          ---------    ---------    ---------   ---------    ---------

GAP                                       $ (32,960)   $  24,384    $  65,267   $ (10,981)   $  45,710
                                          =========    =========    =========   =========    =========
Cumulative GAP                            $ (32,960)   $  (8,576)   $  56,691   $  45,710    $  45,710
                                          =========    =========    =========   =========    =========

The above analysis indicates that at December 31, 2001, the Corporation had a cumulative liability sensitivity GAP position of $8.6 million within the one-year timeframe. The Corporation 's cumulative liability sensitive GAP suggests that if market interest rates increase in the next twelve months, the Corporation has the potential to earn less net interest income. Conversely, if market interest rates continue to decrease in the next twelve months, the above GAP position suggests the Corporation's net interest income would increase.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking offices in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2001, the Corporation had excess Canadian assets of $7.4 million (or $4.6 million in U.S. dollars). Management feels the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.

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


LIQUIDITY

The Corporation's primary sources of funds include principal payments on securities and loans, sales of securities available for sale, sales of loans held for sale, deposits from customers, borrowings from the Federal Home Loan Bank and other sources and the issuance of common stock. While scheduled repayments of securities and loans are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In an attempt to minimize the effects of such fluctuation in funding sources, management has increased its borrowings from the Federal Home Loan Bank. In addition, the Corporation has ready access to significant sources of liquidity on an almost immediate basis through arrangements with the Federal Home Loan Bank and other financial institutions. Management anticipates no difficulty in maintaining liquidity at the levels necessary to conduct the Corporation's day-to-day business activities.


CAPITAL

It is the policy of the Corporation to maintain capital at a level consistent with both safe and sound operations and proper leverage to generate an appropriate return on shareholders' equity. Capital formation has been key to the Corporation's growth. During 2001, 2000 and 1999, the Corporation raised $0.2 million, $0.5 million and $0.5 million, respectively, in capital through the issuance of common stock related to the exercise of stock options and the dividend reinvestment program. Net income exceeded dividends declared by $3.7 million in 2001, $2.8 million in 2000 and $5.1 million in 1999. These increases in capital were offset by the retirement of common stock of $0.1 million in 2001, $0.9 million in 2000 and $3.5 million in 1999. The Corporation will repurchase common stock from time-to-time when management believes such repurchases will enhance the return to its common shareholders. Overall, shareholders' equity increased by $3.3 million in 2001 and by $3.8 million in 2000.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
================================================================================

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

Presented below is a summary of the Corporation's consolidated capital position in comparison to regulatory requirements:

                                                           Tier I          Tier I             Total
                                                         Capital to      Capital to        Capital to
                                                           Average      Risk Weighted     Risk Weighted
                                                           Assets          Assets            Assets
                                                         ----------     -------------     -------------
     Regulatory minimum for capital adequacy purposes       4.0%             4.0%              8.0%

     The Corporation:
         December 31, 2001                                  8.4%            11.1%             12.4%
         December 31, 2000                                  7.6%            10.0%             11.2%


ISSUED BUT NOT YET ADOPTED ACCOUNTING POLICIES

See Note 1 to the accompanying financial statements for a discussion of accounting pronouncements issued by the Financial Accounting Standards Board which the Corporation is not required to implement until periods subsequent to December 31, 2001.


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

BOARD OF DIRECTORS
================================================================================



                                    NORTH COUNTRY FINANCIAL CORPORATION

RONALD G. FORD............................Chairman and Chief Executive Officer, North Country Financial Corporation

DENNIS BITTNER............................................................................Owner, Bittner Engineering

BERNARD A. BOUSCHOR.................................................Tribal Chairman, Sault Tribe of Chippewa Indians

STANLEY J. GEROU II.......................................Owner, Days Inn & Comfort Inn (Munising), Gerou Excavating

MICHAEL C. HENRICKSEN......................................................................Owner, Satellite Services

WESLEY W. HOFFMAN..................................................President, Wesley W. Hoffman and Associates, P.C.

JOHN D. LINDROTH..............................................................President, Superior State Agency, Inc.

STEVE MADIGAN............................................................Owner, Madigan-Pingatore Insurance Services

JOHN P. MILLER......................................................................Retired, Peoples Store Co., Inc.

SPENCER SHUNK.................................................................................Owner, Shunk Furniture

GLEN TOLKSDORF...............................................................................Owner, Tolksdorf Realty


                                       NORTH COUNTRY BANK AND TRUST

RONALD G. FORD............................Chairman and Chief Executive Officer, North Country Financial Corporation

DENNIS BITTNER............................................................................Owner, Bittner Engineering

BERNARD A. BOUSCHOR.................................................Tribal Chairman, Sault Tribe of Chippewa Indians

STANLEY J. GEROU II.......................................Owner, Days Inn & Comfort Inn (Munising), Gerou Excavating

MICHAEL C. HENRICKSEN......................................................................Owner, Satellite Services

WESLEY W. HOFFMAN..................................................President, Wesley W. Hoffman and Associates, P.C.

JOHN D. LINDROTH..............................................................President, Superior State Agency, Inc.

SHERRY L. LITTLEJOHN ................... President, North Country Bank & Trust, North Country Financial Corporation

STEVE MADIGAN............................................................Owner, Madigan-Pingatore Insurance Services

JOHN P. MILLER......................................................................Retired, Peoples Store Co., Inc.

SPENCER SHUNK.................................................................................Owner, Shunk Furniture

GLEN TOLKSDORF...............................................................................Owner, Tolksdorf Realty

CONTACTS
================================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION
                                EXECUTIVE OFFICE
                              1011 Noteware Drive
                          Traverse City, Michigan 49686
                         231-935-3120 or 1-888-343-8147


                       NORTH COUNTRY FINANCIAL CORPORATION
                               EXECUTIVE OFFICERS
                                 Ronald G. Ford
                                    Chairman
                             Chief Executive Officer

                              Sherry L. Littlejohn
                                    President
                             Chief Operating Officer

                                  Gary W. Klein
                            Executive Vice President
                             Chief Financial Officer


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