Form 10-K, Exhibit 13
period 2002-12-31
NORTH COUNTRY FINANCIAL CORP
filed 2003-04-15
CIK 36506

                                                                      EXHIBIT 13


                                      North
                                     Country
                                    Financial
                                   Corporation
                                      2002
                                     Annual
                                     Report

FORWARD-LOOKING STATEMENTS
================================================================================


This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies or expectations of the Corporation, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:

     o General economic conditions, either nationally or in the state(s) in which the Corporation does business;
     o Legislation or regulatory changes which affect the business in which the Corporation is engaged;
     o Changes in the interest rate environment which increase or decrease interest rate margins;
     o Restrictions and requirements imposed on the Corporation and the Bank by formal action against them by bank regulatory agencies;
     o Failure or inability of the Bank to comply with the terms of the Cease and Desist Order applicable to it;
     o Changes in securities markets with respect to the market value of financial assets and the level of volatility in certain markets such as foreign exchange;
     o Significant increases in competition in the banking and financial services industry resulting from industry consolidation, regulatory changes and other factors, as well as action taken by particular competitors;
     o    The ability of borrowers to repay loans;
     o    The effects on liquidity of unusual decreases in deposits;
     o    Changes in consumer spending, borrowing, and saving habits;
     o    Technological changes;
     o Acquisitions and unanticipated occurrences which delay or reduce the expected benefits of acquisitions;
     o Difficulties in hiring and retaining qualified management and banking personnel;
     o The Corporation's ability to increase market share and control expenses;
     o    The effect of compliance with legislation or regulatory changes;
     o    The effect of changes in accounting policies and practices;
     o Changes required to attain and maintain regulatory capital levels required by bank regulatory agencies, and the extent to which additional capital is available at a feasible cost;
     o The costs and effects of unanticipated litigation and of unexpected or adverse outcomes in such litigation; and

These risks and uncertainties should be considered in evaluating forward-looking statements. Further information concerning the Corporation and its business, including additional factors that could materially affect the Corporation's financial results, is included in the Corporation's filings with the Securities and Exchange Commission ("SEC"). All forward-looking statements contained in this report are based upon information presently available and the Corporation assumes no obligation to update any forward-looking statements.

TABLE OF CONTENTS
================================================================================


Forward Looking Statements...........................................................................Inside Front Cover

To Our Shareholders...................................................................................................1

Comparative Highlights................................................................................................2

Five-Year Comparisons.................................................................................................3

Independent Auditor's Report..........................................................................................5

Consolidated Balance Sheets...........................................................................................8

Consolidated Statements of Operations.................................................................................9

Consolidated Statements of Changes in Shareholders' Equity...........................................................10

Consolidated Statements of Cash Flows................................................................................11

Notes to Consolidated Financial Statements...........................................................................13

Selected Financial Data..............................................................................................40

Summary Quarterly Financial Information..............................................................................41

Market Information...................................................................................................42

Management's Discussion and Analysis of Financial
  Condition and Results of Operations................................................................................43

Board of Directors...................................................................................................62

Contacts.............................................................................................................63

TO OUR SHAREHOLDERS
================================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION



Dear Shareholder:

The year 2002 has been an extremely difficult one financially for the Corporation. We recorded a net loss of $26.7 million, or $3.81 per share. The loss resulted from a sizeable provision for loan loss recorded of $26.7 million in 2002. Nonperforming loans increased to $27.2 million. The allowance for loan loss totaled $24.9 million on December 31, 2002, which represents 5.7% of total loans. The Corporation is proceeding with rigorous collection efforts on nonperforming and charged off loans. Shareholders' equity declined to $20.5 million as of December 31, 2002.

As part of the new 2002 strategic direction, several department consolidations occurred. The Internal Loan Review Department was dissolved and the function was outsourced to an independent firm. The Corporation's headquarters and the Credit Underwriting Department were relocated from Traverse City to Manistique, Michigan. The Call Center Department was dissolved. The mortgage subsidiary functions in Traverse City were dissolved and consolidated. The Menominee branch was sold in November 2002. Vacant buildings from which prior administrative functions were conducted have since been listed for sale with local real estate agents. Further downsizing will be evaluated during 2003.

Effective April 5, 2003, the FDIC and the Michigan Office of Financial and Insurance Services, with the consent of the Bank, entered a formal Cease and Desist Order. The Order is described in the Management's Discussion and Analysis portion of the Annual Report. Management and the Board of Directors are diligently working to address and comply with the issues cited in the Order. Executive recruiting firms are being utilized in order to augment the Corporation's executive management team. All potential avenues are being explored to raise the Corporation's regulatory capital ratios, including possible issuance of new shares of stock, sale of various loan segments, downsizing the Corporation, and sale of the Corporation. Management and the Board are developing new strategic, financial, and operating plans to address the regulatory issues the Bank faces and to help achieve profitability and increase shareholder value.

Directors Henricksen, Hoffman, Tolksdorf, and Miller left during the year 2002. They served as members of the Board of Directors for both the Bank and the Corporation. We thank each of these gentlemen for their many years of service. Our present Chairman of the Board of Directors, Ronald Ford, retired from his position as CEO on May 1, 2002.

Our Annual Meeting will take place on May 29, 2003, in Traverse City, Michigan. We thank you for your support as we work toward rebuilding your Corporation.

Respectfully,

     /s/ Sherry L. Littlejohn
     -------------------------------------
              Sherry L. Littlejohn
     President and Chief Executive Officer

COMPARATIVE HIGHLIGHTS
================================================================================

Dollars in thousands, except per share data

BALANCE SHEET STATISTICS                                         2002          2001
Assets                                                        $  565,306    $  636,629
Net loans                                                        410,135       493,968
Deposits                                                         437,494       482,524
Shareholders' equity                                              20,503        47,889
Shares of stock outstanding                                    7,019,152     7,019,152
Book value per share                                                2.92          6.82

OPERATING STATISTICS

Total income                                                  $   41,227    $   60,911
Total expense                                                     71,810        54,349
Income (loss) before income taxes                                (30,583)        6,562
Net income (loss)                                                (26,713)        5,774
Basic earnings per share                                           (3.81)          .82
Diluted earnings per share                                         (3.81)          .82

DIVIDEND SUMMARY (CASH DIVIDENDS DECLARED PER COMMON SHARE)

Quarter Ending
  March 31                                                    $      .10    $      .10
  June 30                                                            .10           .10
  September 30                                                       .05           .10
  December 31                                                        .00           .00
Total dividends                                                      .25           .30

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

BUSINESS OF THE CORPORATION

North Country Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956, as amended. The principal assets of the Corporation are its ownership of all of the outstanding capital stock of North Country Bank and Trust, North Country Financial Group, North Country Capital Trust, First Rural Relending Company, and First Manistique Agency. North Country Bank and Trust, headquartered in Traverse City, Michigan, provides a full range of commercial and retail banking services to customers in Michigan. North Country Bank and Trust owns North Country Mortgage Company LLC, North Country Employee Leasing Company LLC, and NCB Real Estate Company. North Country Mortgage Company LLC is engaged in the business of mortgage lending and brokering. North Country Employee Leasing Company LLC provides employees to North Country Bank and Trust. NCB Real Estate Company owns several properties used by the Bank. North Country Financial Group brokers loans and leases including tax-exempt lease/purchase financing to municipalities. North Country Capital Trust was formed solely for the issuance of trust preferred securities. First Rural Relending Company is a rural lending corporation. First Manistique Agency is engaged in the selling of insurance.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders' Relations Department, North Country Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.

MARKET SUMMARY

The Corporation's common stock is traded on the Nasdaq Small Cap Market under the symbol NCFC. The Corporation had 1,867 shareholders of record as of January 31, 2003.

FIVE-YEAR COMPARISONS
================================================================================

                        1998    1999    2000    2001    2002
ASSETS                   471     568     667     637     565

ASSETS

Total assets on a consolidated basis decreased by 11% during 2002 to $565 million.


                                1998     1999       2000    2001    2002
INVESTMENT SECURITIES            9       43          72      62      68

SECURITIES

The portfolio of securities increased during 2002 by 10% to $68 million.


                        1998    1999    2000    2001    2002
LOANS                    406     460     532     494     410

NET LOANS

Total net loans decreased 17% to $410 million in 2002.

FIVE-YEAR COMPARISONS
================================================================================


                         1998       1999       2000       2001     2002
DEPOSITS                  405       463        532        483      437

DEPOSITS

Total deposits decreased by 9% to $437 million.

                               1998     1999      2000     2001    2002
SHAREHOLDERS' EQUITY           39        41        45       48      21

SHAREHOLDERS' EQUITY

During 2002, shareholders' equity decreased by $27 million, or 57%, to $21 million.


                                1998     1999     2000     2001      2002
NET INCOME (LOSS)                5        6        5       6         -27

NET INCOME (LOSS)

The net loss for 2002 was $27 million as compared to net income of $6 million for 2001.

INDEPENDENT AUDITOR'S REPORT
================================================================================







================================================================================


                          INDEPENDENT AUDITOR'S REPORTS
                             TO THE SHAREHOLDERS OF
                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN


================================================================================

INDEPENDENT AUDITOR'S REPORT
================================================================================


Independent Auditor's Report


Board of Directors and Shareholders
North Country Financial Corporation
Manistique, Michigan


We have audited the accompanying consolidated balance sheet of North Country Financial Corporation and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations and changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Country Financial Corporation and Subsidiaries at December 31, 2002, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 10 the Corporation changed its method of accounting for goodwill effective January 1, 2002.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Notes 19 and 25 to the financial statements, the Corporation has suffered significant losses from operations resulting in a decrease to regulatory capital below the minimum required in their Cease and Desist Order. Losses are expected to continue in 2003. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 25. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Plante & Moran, PLLC
Plante & Moran, PLLC


March 28, 2003
Grand Rapids, Michigan

INDEPENDENT AUDITOR'S REPORT
================================================================================


Independent Auditor's Report


Board of Directors and Shareholders
North Country Financial Corporation
Manistique, Michigan


We have audited the accompanying consolidated balance sheet of North Country Financial Corporation and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Country Financial Corporation and Subsidiaries at December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.



/s/ Wipfli Ullrich Bertelson LLP
Wipfli Ullrich Bertelson LLP


January 25, 2002
Appleton, Wisconsin

CONSOLIDATED BALANCE SHEETS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2002 and 2001
                             (Dollars in Thousands)

                                                                                      2002          2001
                                                                                   ----------    ----------
                                                   ASSETS
Cash and due from banks                                                            $   17,542    $   25,163
Federal funds sold                                                                     26,250        10,700
                                                                                   ----------    ----------
     Cash and cash equivalents                                                         43,792        35,863

Interest-bearing deposits in other financial institutions                               2,010         1,518
Securities available for sale                                                          67,955        61,885
Federal Home Loan Bank stock                                                            4,375         4,375

Total loans                                                                           435,043       504,412
     Allowance for loan losses                                                        (24,908)      (10,444)
                                                                                   ----------    ----------
Net loans                                                                             410,135       493,968

Premises and equipment                                                                 15,592        18,637
Other real estate held for sale                                                         5,409         4,211
Other assets                                                                           16,038        16,172
                                                                                   ----------    ----------

TOTAL ASSETS                                                                       $  565,306    $  636,629
                                                                                   ==========    ==========

                                    LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
     Non-interest-bearing deposits                                                 $   40,797    $   46,342
     Interest-bearing deposits                                                        396,697       436,182
                                                                                   ----------    ----------
     Total deposits                                                                   437,494       482,524

     Borrowings                                                                        87,815        88,549
     Other liabilities                                                                  7,044         5,217

Guaranteed preferred beneficial interests in the Corporation's
  subordinated debentures                                                              12,450        12,450

Shareholders' equity:
     Preferred stock - No par value:
         Authorized 500,000 shares, no shares outstanding                                  -0-           -0-
     Common stock - No par value:
         Authorized - 18,000,000 shares
         Issued and outstanding -7,019,152                                             16,175        16,175
     Retained earnings                                                                  3,086        31,554
     Accumulated other comprehensive income                                             1,242           160
                                                                                   ----------    ----------

         Total shareholders' equity                                                    20,503        47,889
                                                                                   ----------    ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                         $  565,306    $  636,629
                                                                                   ==========    ==========



          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2002, 2001, and 2000
                  (Dollars in Thousands, Except Per Share Data)

                                                                            2002          2001         2000
                                                                         ----------    ----------   ----------
Interest income:
     Interest and fees on loans:
         Taxable                                                         $   29,615    $   41,178   $   46,109
         Tax-exempt                                                           2,256         3,405        3,771
     Interest on securities:
         Taxable                                                              3,360         4,725        3,125
         Tax-exempt                                                             266           327          643
     Other interest income                                                      472           840          852
                                                                         ----------    ----------   ----------

         Total interest income                                               35,969        50,475       54,500
                                                                         ----------    ----------   ----------

Interest expense:
     Deposits                                                                12,444        21,205       24,555
     Borrowings                                                               5,100         4,814        3,726
     Subordinated debentures                                                    545           823        1,140
                                                                         ----------    ----------   ----------

         Total interest expense                                              18,089        26,842       29,421
                                                                         ----------    ----------   ----------

Net interest income                                                          17,880        23,633       25,079
Provision for loan losses                                                    26,658         3,200        5,875
                                                                         ----------    ----------   ----------

Net interest income (loss) after provision for loan losses                   (8,778)       20,433       19,204
                                                                         ----------    ----------   ----------

Other income:
     Service fees                                                             1,899         1,851        1,982
     Other loan and lease income                                              1,095         5,540        2,924
     Net security gains                                                         746         1,073          110
     Net gains on sale of loans                                                 506           549           61
     Gain on sale of branches                                                   464         1,386          292
     Other                                                                      548            37        1,632
                                                                         ----------    ----------   ----------

         Total other income                                                   5,258        10,436        7,001
                                                                         ----------    ----------   ----------

Other expenses:
     Salaries, commissions, and related benefits                              7,589        11,882        9,433
     Furniture and equipment expense                                          1,437         1,734        1,664
     Occupancy expense                                                        1,629         1,659        1,238
     Data processing                                                          1,894         1,609        1,722
     Accounting, legal, and consulting fees                                   1,800         1,435        1,118
     Loan and deposit expense                                                 1,111         1,387        1,078
     Telephone                                                                1,305         1,153          897
     Impairment loss on goodwill                                              3,647            -0-          -0-
     Impairment loss on other real estate held for sale                       2,418            -0-          -0-
     Loss (gain) on sale of premises, equipment, and other real estate
       held for sale                                                            648           349          (35)
     Advertising expense                                                        545           794          942
     Amortization of acquisition intangibles                                    420         1,057          810
     Other                                                                    2,620         1,248        1,210
                                                                         ----------    ----------   ----------

         Total other expenses                                                27,063        24,307       20,077
                                                                         ----------    ----------   ----------

Income (loss) before provision (credit) for income taxes                    (30,583)        6,562        6,128
Provision (credit) for income taxes                                          (3,870)          788          945
                                                                         ----------    ----------   ----------

Net income (loss)                                                        $  (26,713)   $    5,774   $    5,183
                                                                         ==========    ==========   ==========

Earnings (loss) per share:
     Basic                                                               $    (3.81)   $     0.82   $     0.74
                                                                         ==========    ==========   ==========

     Diluted                                                             $    (3.81)   $     0.82   $     0.73
                                                                         ==========    ==========   ==========



          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2002, 2001, and 2000
                  (Dollars in Thousands, Except per Share Data)

--------------------------------------------------------------------------------

                                                                           Accumulated
                                  Shares of                                  Other
                                   Common        Common      Retained     Comprehensive
                                    Stock        Stock       Earnings     Income (Loss)     Total
                                  ----------   ----------   ----------    -------------   ---------
Balance, January 1, 2000           7,000,176   $   16,418   $   25,058    $        (656)  $  40,820

Net income                                                       5,183                        5,183
Other comprehensive
  income:
     Net unrealized gain on
       securities available for
       sale                                                                       1,357       1,357
                                                                                          ---------
Total comprehensive income                                                                    6,540
Dividends declared ($.34
  per share)                                                    (2,354)                      (2,354)
Issuance of common stock              51,489          498                                       498
Retirement of common
  stock                              (57,981)        (887)                                     (887)
                                  ----------   ----------   ----------    -------------   ---------

Balance, December 31, 2000         6,993,684       16,029       27,887              701      44,617

Net income                                                       5,774                        5,774
Other comprehensive loss:
     Net unrealized loss on
       securities available for
       sale                                                                        (541)       (541)
                                                                                          ---------
Total comprehensive income                                                                    5,233
Dividends declared ($.30
  per share)                                                    (2,107)                      (2,107)
Issuance of common stock              30,533          239                                       239
Retirement of common
  stock                               (5,065)         (93)                                      (93)
                                  ----------   ----------   ----------    -------------   ---------

Balance, December 31, 2001         7,019,152       16,175       31,554              160      47,889

Net loss                                                       (26,713)                     (26,713)
Other comprehensive income:
     Net unrealized gain on
       securities available for
       sale                                                                       1,082       1,082
                                                                                          ---------
Total comprehensive loss                                                                    (25,631)
Dividends declared ($.25
  per share)                                                    (1,755)                      (1,755)
                                  ----------   ----------   ----------    -------------   ---------

Balance, December 31, 2002         7,019,152   $   16,175   $    3,086    $       1,242   $  20,503
                                  ==========   ==========   ==========    =============   =========



          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2002, 2001, and 2000
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                             2002          2001          2000
                                                                          ----------    ----------    ----------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
     Net income (loss)                                                    $  (26,713)   $    5,774    $    5,183
                                                                          ----------    ----------    ----------

     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Provision for loan losses                                              26,658         3,200         5,875
       Provision for impairment of intangible assets                           3,647            -0-           -0-
       Provision for impairment of other real estate
         held for sale                                                         2,418            -0-           -0-
       Provision for depreciation and net
         amortization                                                          2,424         2,683         2,281
       Credit for deferred taxes                                              (6,580)         (522)       (1,117)
       Net (gains) losses on sales of:
         Securities                                                             (746)       (1,073)         (110)
         Premises, equipment, and other real estate
           held for sale                                                         648           349           (35)
         Branches                                                               (464)       (1,386)         (292)
       Change in other assets                                                  2,291           528        (1,774)
       Change in other liabilities                                             1,850        (1,481)          622
                                                                          ----------    ----------    ----------

         Total adjustments                                                    32,146         2,298         5,450
                                                                          ----------    ----------    ----------

     Net cash provided by operating activities                                 5,433         8,072        10,633
                                                                          ----------    ----------    ----------

     Cash flows from investing activities:
       Net (increase) decrease in interest-bearing
         deposits in other financial institutions                               (492)       (1,518)          679
       Payment for purchases of securities available for sale               (110,582)      (85,917)      (53,542)
       Proceeds from sale of securities available for sale                    95,245        74,681        23,576
       Proceeds from calls and maturities of securities
         available for sale                                                   11,234        21,715         3,543
       Purchase of Federal Home Loan Bank stock                                   -0-         (386)         (955)
       Net (increase) decrease in loans                                       52,470        30,643       (79,854)
       Proceeds from sale of premises, equipment,
         and other real estate held for sale                                   1,912         1,693         2,096
       Capital expenditures                                                     (878)       (1,535)       (1,659)
       Purchase of other real estate held for sale                                -0-         (763)           -0-
       Net cash paid for branch sales                                         (6,437)      (20,565)       (4,540)
       Net cash provided from acquisitions                                        -0-           -0-       13,985
                                                                          ----------    ----------    ----------

     Net cash provided by (used in)  investing activities                     42,472        18,048       (96,671)
                                                                          ----------    ----------    ----------

================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2002, 2001, and 2000
                             (Dollars in Thousands)

--------------------------------------------------------------------------------

                                                                        2002          2001          2000
                                                                     ----------    ----------    ----------
     Cash flows from financing activities:
       Net increase (decrease) in deposits                           $  (37,487)   $  (26,639)   $   58,594
       Net increase (decrease) in federal funds
         purchased                                                           -0-       (1,800)        1,800
       Proceeds from borrowings                                              -0-       20,000        80,000
       Principal payments on borrowings                                    (734)         (686)      (57,643)
       Proceeds from issuance of common stock                                -0-          239           498
       Retirement of common stock                                            -0-          (93)         (887)
       Dividends paid                                                    (1,755)       (2,107)       (1,655)
                                                                     ----------    ----------    ----------

     Net cash provided by (used in) financing activities                (39,976)      (11,086)       80,707
                                                                     ----------    ----------    ----------

Net increase (decrease) in cash and cash
  equivalents                                                             7,929        15,034        (5,331)
Cash and cash equivalents at beginning                                   35,863        20,829        26,160
                                                                     ----------    ----------    ----------

Cash and cash equivalents at end                                     $   43,792    $   35,863    $   20,829
                                                                     ==========    ==========    ==========

Supplemental cash flow information: Cash paid during the year for:
   Interest                                                          $   17,943    $   27,853    $   27,929
   Income taxes                                                             292         1,175         2,530

Noncash investing and financing activities:
Transfer of foreclosures from loans to
  other real estate held for sale                                         4,705         4,413         1,481
Transfer of property from premises and equipment to
  other real estate held for sale                                         1,226            -0-           -0-
Lease receivable recorded in sale/leaseback transaction                     154            -0-           -0-

Assets and liabilities acquired in acquisitions:
   Premises and equipment                                                    -0-           -0-          204
   Acquisition intangibles                                                   -0-           -0-          918
   Other assets                                                              -0-           -0-          449
   Deposits                                                                  -0-           -0-       15,149
   Other liabilities                                                         -0-           -0-          407

Assets and liabilities divested in branch sales:
   Loans                                                                      4            11             8
   Premises and equipment                                                   665           705            31
   Other assets                                                              -0-           89            -0-
   Deposits                                                               7,547        22,720         4,858
   Other liabilities                                                         23            36            13



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

Nature of Operations

The Corporation's and the Bank's revenues and assets are derived primarily from banking activities. The Bank's primary market area is the upper peninsula and the northern portion of the lower peninsula of Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A significant portion of the Bank's commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1% of the Corporation's business activity is with Canadian customers and denominated in Canadian dollars.

While the Corporation's chief decision makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation's banking operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates in Preparation of Financial Statements

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Interest Income and Fees on Loans

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on the cash basis. Loan-origination fees are credited to income when received and the related loan-origination costs are expensed as incurred. Management has determined that the deferral of loan fees and costs would not be material.

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

Other Real Estate Held for Sale

Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at the lower of cost or fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management, and the assets carrying value is adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale is included in other expense.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Intangible Assets and Goodwill

Intangible assets attributable to the value of core deposits and the excess of purchase price over fair value of net assets (goodwill) acquired are stated at cost less accumulated amortization. The core deposit premium is amortized on a straight-line basis over a period of ten years and is subject to an annual impairment test based on the change in deposit base. Prior to 2002, goodwill was being amortized over a period of 15 years. Beginning January 1, 2002, goodwill is not amortized (Note 10).

The Corporation reviews intangible assets and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation includes assessing the estimated fair value of the intangible asset based on market prices for similar assets, where available, and the present value of the estimated future cash flows associated with the intangible asset. Adjustments are recorded if it is determined that the benefit of the intangible asset has decreased.

Advertising Costs

Advertising costs are expensed as incurred.

Earnings per Common Share

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and deferred stock compensation agreements.

Stock Option Plans

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. A total of 500,000 shares were made available for grant under this plan. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 600,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31:

                                                       2001        2000
                                                     --------    --------
Dividend yield                                           3.90%       2.88%
Risk-free interest rate                                  1.62%       7.00%
Weighted average expected life (years)                    7.0         7.0
Expected volatility                                     32.07%      31.45%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $2.69 per share for options granted in 2001 and $1.68 per share for options granted in 2000. There were no options granted in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Corporation accounts for stock options using the intrinsic value method. For all options granted, the intrinsic value was zero; therefore, no compensation cost has been recognized for the plans. Had compensation cost been determined on the basis of fair value, net income and earnings per share would have been reduced for the years ended December 31 (dollars in thousands, except per share data) as follows:

                                                     2002          2001         2000
                                                  ----------    ----------   ----------
Net income (loss):
    As reported                                   $  (26,713)   $    5,774   $    5,183
    Total stock-based compensation expense
      determined under fair value-based method,
      net of tax                                         (94)         (461)        (140)
                                                  ----------    ----------   ----------

    Pro forma                                     $  (26,807)   $    5,313   $    5,043
                                                  ==========    ==========   ==========

Earnings (loss) per share - Basic:

    As reported                                   $    (3.81)   $     0.82   $     0.74
                                                  ==========    ==========   ==========

    Pro forma                                     $    (3.82)   $     0.76   $     0.72
                                                  ==========    ==========   ==========

Earnings (loss) per share - Diluted:

    As reported                                   $    (3.81)   $     0.82   $     0.73
                                                  ==========    ==========   ==========

    Pro forma                                     $    (3.82)   $     0.76   $     0.71
                                                  ==========    ==========   ==========

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, net of tax, which are recognized as a separate component of equity, accumulated other comprehensive income (loss).

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

Reclassifications

Certain amounts in the 2001 and 2000 consolidated financial statements have been reclassified to conform to the 2002 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 147, "Acquisitions of Certain Financial Institutions." Except for transactions between two or more mutual enterprises, this statement removes acquisitions of financial institutions from the scope of both SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and the Financial Accounting Standards Board (FASB) Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets."

SFAS No. 141 supersedes Accounting Principles Board (APB) Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." SFAS No. 141 requires the use of the purchase method of accounting for business combinations initiated after June 30, 2001.

SFAS No. 142 supersedes APB Opinion No. 17, "Intangible Assets." SFAS No. 142 addresses how intangible assets acquired outside of a business combination should be initially recognized. SFAS No. 142 eliminates the amortization for goodwill and other intangible assets with indefinite lives. Other intangible assets with a finite life will be amortized over their useful life. Goodwill and other intangible assets with indefinite useful lives shall be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset may be impaired.

SFAS No. 147 also amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions, such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provision that SFAS No. 144 requires for other long-lived assets that are held and used.

The effect of the adoption of SFAS No. 142 and SFAS No. 147 is detailed in Note 10.

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit and indemnifications. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations would not apply to guarantees accounted for as derivatives. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. See Note 22 for the disclosures currently required under FIN 45.

In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," as an amendment to SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Corporation does not currently anticipate voluntarily changing to the fair value based method of accounting for stock-based employee compensation; therefore, this statement has disclosure only impact on the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------


NOTE 3 - ACQUISITIONS AND DIVESTITURES

In June 2000, the Corporation acquired branches in Glen Arbor and Alanson from Old Kent Bank. The Corporation assumed deposits of $15,149,000 and other liabilities of $44,000. Property and equipment of $139,000 was also acquired. The transaction resulted in core deposit intangibles and goodwill of $664,000.

In August 2000, the Corporation acquired American Financial Mortgage Corporation, a Michigan-based mortgage company, through a stock purchase. Total assets acquired and liabilities assumed were $514,000 and $363,000, respectively. The transaction resulted in goodwill of $254,000. In August 2001, American Financial Mortgage Corporation ceased operations.

The above acquisitions have been accounted for under the purchase method of accounting. Accordingly, the assets, liabilities, and results of operations are included in the Corporation's consolidated financial statements as of and subsequent to the respective acquisition dates. Notes 9 and 10 provide information regarding acquisition intangibles.

In November 2002, the Corporation sold deposits and certain assets of the branch in Menominee. Deposits of $7,547,000, other liabilities of $23,000, and assets of $669,000 were divested in the transaction which resulted in a net gain on sale of $464,000.

In July 2001, the Corporation sold deposits and certain assets of the St. Ignace and Mackinaw Island branches and in November 2001, sold deposits and certain assets of the Curtis and Naubinway branches. Deposits of $22,720,000, other liabilities of $36,000, and assets of $805,000 were divested in transactions that resulted in a gain on sale of $1,386,000.

In January 2000, the Corporation sold a branch in Garden. Deposits of $4,858,000, other liabilities of $13,000, and assets of $39,000 were divested in the transaction which resulted in a net gain on sale of $292,000.

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $1,024,000 and $9,715,000 were restricted at December 31, 2002 and 2001, respectively, to meet the reserve requirements of the Federal Reserve System.

In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation's insured limited of $100,000. Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 5 - SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale are as follows (dollars in thousands):

                                                                                Gross       Gross
                                                   Amortized    Unrealized   Unrealized   Estimated
                                                      Cost        Gains        Losses     Fair Value
                                                   ----------   ----------   ----------   ----------
DECEMBER 31, 2002

Obligations of states and political subdivisions   $    5,172   $      460   $       -0-  $    5,632
Corporate securities                                   10,593          701           30       11,264
Mortgage-related securities                            50,355          704           -0-      51,059
                                                   ----------   ----------   ----------   ----------

Total securities available for sale                $   66,120   $    1,865   $       30   $   67,955
                                                   ==========   ==========   ==========   ==========

DECEMBER 31, 2001

U.S. Treasury securities and
  obligations of U.S. government agencies          $    3,350   $       -0-  $      222   $    3,128
Obligations of states and political subdivisions        5,288          215           85        5,418
Corporate securities                                    8,063          508           -0-       8,571
Mortgage-related securities                            44,941           85          258       44,768
                                                   ----------   ----------   ----------   ----------

Total securities available for sale                $   61,642   $      808   $      565   $   61,885
                                                   ==========   ==========   ==========   ==========

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                     2002       2001       2000
                                   --------   --------   --------
Proceeds from sale of securities   $ 95,245   $ 74,681   $ 23,576
Gross gains on sales                    799      1,116        110
Gross losses on sales                    53         43         -0-

The amortized cost and estimated fair value of securities available for sale at December 31, 2002, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized    Estimated
                                           Cost       Fair Value
                                         ----------   ----------
Due in one year or less                  $       55   $       55
Due after one year through five years         2,863        3,046
Due after five years through ten years          923          961
Due after ten years                          11,924       12,834
                                         ----------   ----------

Subtotal                                     15,765       16,896
Mortgage-related securities                  50,355       51,059
                                         ----------   ----------

Total                                    $   66,120   $   67,955
                                         ==========   ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 5 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

The amortized cost and estimated fair value of securities pledged to secure treasury deposits was $991,000 and $1,044,000, respectively, as of December 31, 2002. See Note 12 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 6 - LOANS

The composition of loans at December 31 (dollars in thousands) is as follows:

                                                2002       2001
                                              --------   --------
Commercial real estate                        $ 61,556   $ 77,892
Commercial, financial, and agricultural        290,371    319,403
One- to four-family residential real estate     74,366     93,574
Consumer                                         5,706      9,516
Construction                                     3,044      4,027
                                              --------   --------
Total loans                                   $435,043   $504,412
                                              ========   ========

An analysis of the allowance for loan losses for the years ended December 31 (dollars in thousands) is as follows:

                                2002          2001          2000
                              --------      --------      --------
Balance, January 1            $ 10,444      $  9,454      $  6,863
Provision for loan losses       26,658         3,200         5,875
Recoveries on loans                376           748           144
Loans charged off              (12,570)       (2,958)       (3,428)
                              --------      --------      --------

Balance, December 31          $ 24,908      $ 10,444      $  9,454
                              ========      ========      ========

The aggregate amount of nonperforming residential and consumer loans was approximately $2,212,000 and $960,000 at December 31, 2002 and 2001,
respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had residential and consumer nonaccrual and renegotiated loans been current or not troubled, are not material to the consolidated financial statements for the years ended December 31, 2002 and 2001. The nonperforming commercial loans are reflected in the information regarding impaired loans.

Information regarding impaired loans (dollars in thousands) is as follows:

As of December 31:

                                                    2002         2001         2000
                                                  --------     --------     --------
Total impaired loans                              $ 51,602     $ 25,524     $ 19,514
Impaired loans with a valuation allowance           51,331       25,524       19,514
Impaired loans on nonaccrual                        23,992        3,055       10,507
Valuation allowance related to impaired loans        6,739        3,708        3,451

For the years ended December 31:

                                                      2002         2001         2000
                                                    --------     --------     --------
Average investment in impaired loans                $ 25,073     $ 23,154     $ 22,650
Interest income recognized during impairment           1,120        1,521        1,125
Interest income that would have been recognized
  on an accrual basis                                  1,653        1,597        1,478
Cash-basis interest income recognized                    531        1,072          832

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 6 - LOANS (CONTINUED)

The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands).

                                                                   2002          2001
                                                                 --------      --------
Loans outstanding, January 1                                     $ 16,625      $ 18,770
New loans                                                           1,645         4,678
Repayment                                                            (991)       (6,853)
Increase related to new executive officers and new directors           -0-           30
Decrease related to retired executive officers and directors       (6,292)           -0-
                                                                 --------      --------

Loans outstanding, December 31                                   $ 10,987      $ 16,625
                                                                 ========      ========

Two related-party loans had balances of approximately $6,608,000 and $3,025,000 at December 31, 2002 and $5,941,000 and $3,087,000 at December 31, 2001. Loans
to related-parties of approximately $9,182,000 and $-0- were classified substandard at December 31, 2002 and 2001, respectively.

NOTE 7 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 (dollars in thousands) is as follows:

                                                       2002         2001
                                                     --------     --------
Land                                                 $  2,503     $  2,698
Buildings and improvements                             13,745       15,987
Furniture, fixtures, and equipment                      9,995        9,434
                                                     --------     --------

Totals                                                 26,243       28,119
Less - Accumulated depreciation and amortization       10,651        9,482
                                                     --------     --------

Net book value                                       $ 15,592     $ 18,637
                                                     ========     ========

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,633,000 in 2002, $1,672,000 in 2001, and $1,582,000 in
2000.

NOTE 8 - OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows :

                                            2002          2001          2000
                                          --------      --------      --------
Balance, January 1                        $  4,211      $    908      $    999
Additions:
  Through, or in lieu of, foreclosure        4,705         4,413         1,481
  Previously held                            1,226            -0-           -0-
  Newly acquired                                -0-          763            -0-
Impairment losses                           (2,418)           -0-           -0-
Other real estate sold                      (2,315)       (1,873)       (1,572)
                                          --------      --------      --------

Balance, December 31                      $  5,409      $  4,211      $    908
                                          ========      ========      ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 9 - INTANGIBLE ASSET

Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. The carrying amount of the intangible asset for the years ended December 31 (dollars in thousands) is as follows:

                                     2002                              2001
                         -----------------------------     -----------------------------
                            Gross                             Gross
                           Carrying       Accumulated        Carrying       Accumulated
                            Amount        Amortization        Amount        Amortization
                         ------------     ------------     ------------     ------------
Core deposit premium     $      5,403     $      3,816     $      5,403     $      3,396
                         ============     ============     ============     ============

The aggregate amortization expense for the years ended December 31, 2002, 2001, and 2000 was $420,000, $519,000, and $527,000, respectively.

The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2002 (dollars in thousands).

2003                                    $  477
2004                                       360
2005                                       208
2006                                       153
2007                                       143
Thereafter                                 246
                                        ------

Total                                   $1,587
                                        ======

NOTE 10 - GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31 (dollars in thousands) are as follows:

                           2002         2001          2000
                         --------     --------      --------
Balance, January 1       $  3,647     $  4,184      $  3,779
Goodwill acquired              -0-          -0-          688
Amortization                   -0-        (537)         (283)
Impairment losses          (3,647)          -0-           -0-
                         --------     --------      --------

Balance, December 31     $     -0-    $  3,647      $  4,184
                         ========     ========      ========

As required by SFAS No. 142, adopted January 1, 2002, the Corporation performs an annual impairment test on goodwill. The annual impairment test was completed as of August 31, 2002, and there was no identified potential impairment. The impairment test is based in large part on a comparison of the fair value of the Corporation's outstanding stock, with the carrying value of its net assets. During the fourth quarter of 2002, events occurred which were determined to more likely than not reduce the fair value of the Corporation. Therefore, as required by SFAS No. 142, an additional impairment test was completed. This test resulted in an identified potential impairment. Based on the size of the identified potential impairment, the entire balance of goodwill as of the beginning of the year was determined to be impaired and the impairment loss shown in the table above was recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 10 - GOODWILL (CONTINUED)

The following table illustrates the effect amortization of goodwill had on net income previous to the adoption of SFAS No. 142 for the years ended December 31 (dollars in thousands, except for share data):

                                          2002          2001         2000
                                        --------      --------     --------
Net income (loss)                       $(26,713)     $  5,774     $  5,183
Goodwill amortization, net of tax             -0-          487          238
                                        --------      --------     --------

Adjusted net income (loss)              $(26,713)     $  6,261     $  5,421
                                        ========      ========     ========

Adjusted basic earnings per share       $  (3.81)     $    .89     $    .78
                                        ========      ========     ========

Adjusted diluted earnings per share     $  (3.81)     $    .89     $    .77
                                        ========      ========     ========

NOTE 11 - DEPOSITS

The distribution of deposits at December 31 (dollars in thousands) is as follows:

                                                                  2002         2001
                                                                --------     --------
Non-interest-bearing demand deposits                            $ 40,797     $ 46,342
Savings, money market, and interest-bearing demand deposits      159,297      247,863
Time deposits                                                    237,400      188,319
                                                                --------     --------

Total deposits                                                  $437,494     $482,524
                                                                ========     ========

Retail time deposits of $100,000 or more were $37,386,000 and $37,387,000 at December 31, 2002 and 2001, respectively. Interest expense on retail time deposits of $100,000 or more was $1,510,000, $2,731,000, and $3,522,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

Maturities of time deposits outstanding at December 31, 2002, (dollars in thousands) are as follows:

2003                                    $165,184
2004                                      48,999
2005                                      11,037
2006                                       6,389
2007                                       4,975
Thereafter                                   816
                                        --------

                                        $237,400
                                        ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 12 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                                   2002         2001
                                                                                 --------     --------
Federal Home Loan Bank:
     Fixed-rate advance at 7.37%, maturing April 15, 2004                        $     79     $     96
     Fixed-rate advance at 7.59%, maturing May 17, 2004                               139          169
     Fixed-rate advance at 6.35%, maturing July 7, 2004                             1,000        1,000
     Fixed-rate advance at 6.50%, maturing October 17, 2005                         1,295        1,651
     Fixed-rate advance at 7.06%, maturing May 15, 2006                             3,685        3,951
     Convertible - Fixed-rate advance at 5.49%, callable quarterly,
       maturing June 23, 2008                                                      10,000       10,000
     Convertible - Fixed-rate advance at 5.66%, callable quarterly,
       maturing October 21, 2009                                                   10,000       10,000
     Convertible - Fixed-rate advance at 6.22%, callable quarterly,
       maturing February 22, 2010                                                  10,000       10,000
     Convertible - Fixed-rate advance at 6.50%, callable quarterly,
       maturing June 22, 2010                                                      10,000       10,000
     Convertible - Fixed-rate advance at 5.99%, callable quarterly,
       maturing June 23, 2010                                                       5,000        5,000
     Convertible - Fixed-rate advance at 4.98%, callable quarterly,
       maturing December 20, 2010                                                   5,000        5,000
     Convertible - Fixed-rate advance at 5.16%, callable December 29, 2003
       (and quarterly thereafter), maturing December 28, 2010                      10,000       10,000
     Convertible - Fixed-rate advance at 4.50%, callable quarterly,
       maturing January 10, 2011                                                   10,000       10,000
     Convertible - Fixed-rate advance at 4.35%, callable quarterly,
       maturing February 5, 2011                                                   10,000       10,000
                                                                                 --------     --------

                                                                                   86,198       86,867
Farmers Home Administration:
     Fixed-rate note payable to Farmers Home Administration, maturing August
       24, 2024, interest payable at 1%                                             1,617        1,682
                                                                                 --------     --------

Total borrowings                                                                 $ 87,815     $ 88,549
                                                                                 ========     ========

The FHLB has the option to convert the above listed convertible - fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter.

Maturities of borrowings outstanding at December 31, 2002, (dollars in thousands) are as follows:

2003                                    $   788
2004                                      1,987
2005                                        881
2006                                      2,810
2007                                         69
Thereafter                               81,280
                                        -------

Total                                   $87,815
                                        =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 12 - BORROWINGS (CONTINUED)

The Federal Home Loan Bank borrowings are collateralized at December 31, 2002, by the following: a collateral agreement on the Corporation's one- to four-family residential real estate loans with a book value of approximately $49,080,000; U.S. government agency and mortgage-backed securities with an amortized cost and estimated fair value of $48,675,000 and $50,668,000, respectively; an interest-bearing deposit in the amount of $2,000,000; and Federal Home Loan Bank stock owned by the Bank totaling $4,375,000. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2002.

The Farmers Home Administration borrowing is collateralized by loans totaling $1,235,000 originated and held by the Corporation's wholly owned subsidiary, First Rural Relending, and guaranteed by the Corporation.

NOTE 13 - INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 (dollars in thousands) are as follows:

                                                2002          2001          2000
                                              --------      --------      --------
Current tax expense (credit)                  $ (4,290)     $  1,310      $  2,062
Deferred tax credit                             (6,580)         (522)       (1,117)
Change in valuation allowance                    7,000            -0-           -0-
                                              --------      --------      --------

Total provision (credit) for income taxes     $ (3,870)     $    788      $    945
                                              ========      ========      ========

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 (dollars in thousands) is as follows:

                                                       2002          2001          2000
                                                     --------      --------      --------
Tax expense (credit) at statutory rate               $(10,398)     $  2,231      $  2,084
Increase (decrease) in taxes resulting from:
    Tax-exempt interest                                  (777)       (1,115)       (1,263)
    Intangible asset amortization and impairment          690           147            63
    Other                                                (385)         (475)           61
    Change in valuation allowance                       7,000            -0-           -0-
                                                     --------      --------      --------

Provision (credit) for income taxes                  $ (3,870)     $    788      $    945
                                                     ========      ========      ========

Included in the total provision for income taxes are expenses of $254,000, $365,000 and $37,000 for the years ended December 31, 2002, 2001, and 2000, respectively, related to security transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 13 - INCOME TAXES (CONTINUED)

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 (dollars in thousands) are as follows:

                                                         2002          2001
                                                       --------      --------
Deferred tax assets:
  Allowance for loan losses                            $  8,032      $  3,457
  Deferred compensation                                     445           379
  Intangible assets                                         588             8
  Other real estate                                         561           154
  Tax credit carryovers                                     230            -0-
  Other                                                      48            -0-
                                                       --------      --------

    Total deferred tax assets                             9,904         3,998
                                                       --------      --------

Valuation allowance                                      (7,000)           -0-
                                                       --------      --------

Deferred tax liabilities:
  Depreciation                                             (449)         (999)
  Unrealized gain on securities available for sale         (593)          (83)
  Other                                                     (15)         (139)
                                                       --------      --------

    Total deferred tax liabilities                       (1,057)       (1,221)
                                                       --------      --------

Net deferred tax asset                                 $  1,847      $  2,777
                                                       ========      ========

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2002, the Corporation established a valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized.

NOTE 14 - OPERATING LEASES

The Corporation leases an ATM machine and space at nine branch offices and in two office buildings. The leases, expiring during the next four years, are classified as operating leases. Future minimum payments, by year and in the aggregate, under the noncancelable operating leases with initial or remaining terms in excess of one year consisted of the following dollars in thousands):

                                        Operating Leases
                                        ----------------
2003                                    $        207,496
2004                                             127,986
2005                                              41,330
2006                                               5,456
                                        ----------------

Total                                   $        382,268
                                        ================

Rent expense for all operating leases amounted to $295,000 in 2002, $363,000 in 2001, and $284,000 in 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 15 - RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $140,000, $180,000, and $153,000 for 2002, 2001, and 2000, respectively.

NOTE 16 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. A liability is recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement is entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2002 and 2001, for vested benefits under this plan was $1,373,000 and $1,191,000, respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of the policies was $1,274,000 and $1,345,000 at December 31, 2002 and 2001, respectively.

The Corporation sponsored a deferred stock compensation plan for directors, which was terminated in January 2001. Directors were allowed to defer their directors' fees under the plan. The deferred compensation was computed as stock equivalents as the compensation was earned. Upon termination of the plan, directors received the deferred compensation in the form of common stock or cash.

Deferred compensation expense for the plans was $266,000, $104,000, and $339,000 for 2002, 2001, and 2000, respectively.

NOTE 17 - GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE CORPORATION'S SUBORDINATED DEBENTURES

The Corporation owns a Delaware business trust, North Country Capital Trust (the "Trust"). The Trust exists solely to issue capital securities. For financial reporting purposes, the Trust is reported as a subsidiary and is consolidated into the financial statements of the Corporation. The capital securities are presented as a separate line item on the consolidated balance sheet as guaranteed preferred beneficial interests in the Corporation's subordinated debentures (trust preferred securities).

The Trust has issued trust preferred securities and invested the net proceeds in subordinated debentures issued to the Trust by the Corporation. The subordinated debentures are the sole asset of the Trust. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities.

The Federal Reserve Board has accorded the trust preferred securities Tier I capital status up to 25% of Tier I capital. The ability to apply Tier I capital treatment, as well as to deduct the expense of the subordinated debentures for income tax purposes, provided the Corporation with a cost-effective way to raise regulatory capital. The trust preferred securities are not included as a component of total shareholders' equity on the consolidated balance sheet.

The trust preferred securities carry a floating rate of the three-month LIBOR plus 2.5% and have a stated maturity date of May 14, 2029. The rate at December 31, 2002, was 3.90%. The securities are redeemable at par after May 14, 2009. Distributions on the trust preferred securities are payable quarterly on February 14, May 14, August 14, and November 14. The trust preferred subordinated debenture agreement allows for the suspension of these payments for up to 20 quarters. Management deferred the payment due November 14, 2002, and anticipates deferring some or all of the payments due in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 18 - EARNINGS (LOSS) PER SHARE

Earnings (loss) per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted earnings
(loss) per share for the years ended December 31 (dollars in thousands, except per share data):

                                                            Weighted
                                                             Average        Earnings
                                               Net          Number of        (Loss)
                                          Income (Loss)       Shares       per Share
                                          -------------     ----------     ----------
2002
Loss per share - Basic and diluted        $     (26,713)    $7,019,152     $    (3.81)
                                          =============     ==========     ==========

2001
Earnings per share - Basic                $       5,774      7,018,921     $     0.82
                                                                           ==========
Effect of stock options - Net                                    2,414
Effect of deferred stock compensation                              319
                                          -------------     ----------

Earnings per share - Diluted              $       5,774      7,021,654     $     0.82
                                          =============     ==========     ==========

2000
Earnings per share - Basic                $       5,183      6,980,979     $     0.74
                                                                           ==========
Effect of stock options - Net                                    6,409
Effect of deferred stock compensation                           77,538
                                          -------------     ----------

Earnings per share - Diluted              $       5,183      7,064,926     $     0.73
                                          =============     ==========     ==========

NOTE 19 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management has determined that, as of December 31, 2002, the Corporation is undercapitalized.

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action. As of December 31, 2002, the Bank is also undercapitalized. As a result of this classification, the Bank's premiums for deposit insurance will increase in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Corporation's and the Bank's actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                        For Capital                    Prompt Corrective
                                               Actual                Adequacy Purposes                 Action Provisions
                                            -------------   ---------------------------------  ----------------------------------
                                            Amount  Ratio        Amount            Ratio           Amount              Ratio
                                            ------  -----   ----------------   --------------  ----------------   ---------------
2002
Total capital (to risk-
  weighted assets):
   Consolidated                             $35,232   8.2%  > or = to$ 34,487  > or = to 8.0%               N/A
   North Country Bank & Trust               $34,048   7.9%  > or = to$ 34,328  > or = to 8.0%  > or = to$ 42,910  > or = to 10.0%

Tier I capital (to risk- weighted assets):
   Consolidated                             $22,824   5.3%  > or = to$ 17,244  > or = to 4.0%               N/A
   North Country Bank & Trust               $28,443   6.6%  > or = to$ 17,164  > or = to 4.0%  > or = to$ 25,746  > or = to 6.0%

Tier I capital (to average assets):
   Consolidated                             $22,824   3.8%  > or = to$ 23,837  > or = to 4.0%               N/A
   North Country Bank & Trust               $28,443   4.8%  > or = to$ 23,736  > or = to 4.0%  > or = to$ 29,670  > or = to 5.0%

2001
Total capital (to risk-
  weighted assets):
   Consolidated                             $60,131  12.3%  > or = to$ 38,899  > or = to 8.0%               N/A
   North Country Bank & Trust               $59,334  12.2%  > or = to$ 38,707  > or = to 8.0%  > or = to$ 48,384  > or = to 10.0%

Tier I capital (to risk- weighted assets):
   Consolidated                             $53,999  11.1%  > or = to$ 19,449  > or = to 4.0%               N/A
   North Country Bank & Trust               $53,233  11.0%  > or = to$ 19,353  > or = to 4.0%  > or = to$ 29,030  > or = to 6.0%

Tier I capital (to average assets):
   Consolidated                             $53,999   8.4%  > or = to$ 25,593  > or = to 4.0%               N/A
   North Country Bank & Trust               $53,233   8.4%  > or = to$ 25,465  > or = to 4.0%  > or = to$ 31,832  > or = to 5.0%

The Bank is restricted, by banking regulations, from making dividend distributions above prescribed amounts. At December 31, 2002, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval. Additionally, due to restrictions in the trust preferred documents, dividends are prohibited during the period in which interest payments are deferred.

The Board of Directors has adopted a Shareholder Rights Plan to protect shareholders against attempts to acquire control of the Corporation by means of "creeping" acquisitions in the open market, a hostile tender offer made at less than a full and fair price, and other takeover tactics that can be used to deprive shareholders of the ability to get a full and fair price for all of their shares in the context of a change in control. The Shareholder Rights Plan was not adopted in response to any specific effort to acquire control of the Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 19 - REGULATORY MATTERS (CONTINUED)

In September, 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services ("OFIS") and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago ("FRB") requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation.

In response to the concerns expressed by the regulators, the Board of Directors of the Corporation and the Bank adopted resolutions providing for prior regulatory approval of the declaration or payment of any dividend by the Corporation or the Bank, and suspension of interest payments by the Corporation in connection with its trust preferred securities.

The agreements relating to the trust preferred securities allow for the suspension of payments for up to 20 quarters. Therefore, the suspension of the interest payments does not violate the agreement. However, while interest payments are suspended, no dividends can be paid on the Corporation's common stock.

In October, 2001, the Bank was notified by the FDIC that it is a "troubled institution" within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.

Following the completion of the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS in November, 2002, and the Bank's receipt of the related Report of Examination ("Report"), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal order (the "Order") under Federal and State banking laws. The Order became effective on April 5, 2003, and will remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identifies deficiencies in the Bank's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also requires the Bank to maintain specified capital ratios during the life of the Order.

The Order imposes specific prohibitions and limitations on the Bank and its directors regarding certain matters. Without the prior approval of the FDIC and the OFIS, the Bank may not (i) enter into any material transaction that is not in the ordinary course of business (including any material acquisition or disposition of assets), (ii) declare or pay any cash dividend, (iii) extend any credit, directly or indirectly, to any borrower obligated to the Bank on any credit which has been charged off or classified loss by bank examiners so long as such credit remains uncollected, or (iv) authorize any "golden parachute" payment to any person, within the meaning of the applicable FDIC regulation. In addition, the Bank is required to notify the FDIC and the OFIS in writing of any change in the Bank's directors or senior executive officers, and to obtain the prior approval of the OFIS of the addition of any person as a director or senior executive officer of the Bank. The Bank is also prohibited from permitting its Chairman and director, Ronald G. Ford, from negotiating or making any loan, overdraft, or extension of credit, serving as a member of the Bank's loan committee, or participating in credit underwriting, other than voting as a director on matters presented to the Board of Directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Order requires the Bank and its directors to take specific steps, within time periods specified in the Order, to address the operational deficiencies, including certain violations of law and regulations, identified by the FDIC and the OFIS in the Order and the Report. Among other things, the Bank must establish, and submit to the FDIC and the OFIS for comment, written plans (i) to reduce the Bank's risk position with respect to certain classified loans identified in the Report or any subsequent Report of Examination during the life of the Order, (ii) to reduce identified concentrations of loans to one industry in excess of 100% of the Bank's Tier 1 capital, (iii) to reduce and collect delinquent loans, (iv) to eliminate the classified amounts of loans to directors, executive officers, principal shareholders of the Bank and their respective related interests, (v) to address the Bank's relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management, (vi) setting forth the Bank's strategic plan, including financial goals and strategies to maintain adequate capital and liquidity, to reduce problem loans, and to attract and keep qualified management, (vii) covering the policies and procedures for review and approval of reimbursement of customer entertainment and business development expenses of the Bank's directors, officers and employees, (viii) for a realistic budget for calendar year 2003 and each subsequent year during the life of the Order, including strategies to improve the Bank's net interest margin, (ix) to reduce the Bank's portfolio of other real estate owned as a result of foreclosure or surrender of collateral for loans, and (x) to address procedures for the directors to monitor, and management to implement, the requirements of the Order.

The Order further requires the Bank and its directors to take the following specific steps, again within time periods specified in the Order. For the calendar quarters ending March 31, 2003, and June 30, 2003, the Bank must have a ratio of Tier 1 capital to total assets ("Tier 1 Capital Ratio") equal to at least 6.4%. Commencing with the calendar quarter ending September 30, 2003, and for each calendar quarter thereafter, the Bank must have a Tier 1 Capital Ratio equal to at least 8.0%. If the Bank's Tier 1 Capital Ratio is below the required percentage for any such quarter, the Bank must take steps to bring its Tier 1 Capital Ratio to the required level within 60 days. The Order also requires the Bank to maintain its total risk-based capital ratio at 10.0% or greater for each calendar quarter ending after the effective date of the Order. If the Bank's total risk-based capital ratio for any such quarter is less than 10.0%, the Bank must take steps to bring its total risk-based capital ratio to the required level within 60 days.

Further actions the Bank must take within periods specified in the Order include correcting all deficiencies noted in the Report with respect to certain categories of loans, and all technical exceptions and all violations of law noted in the Report. The Bank's loan committee, which must include at least three outside directors who are independent of management and any principal shareholder, is required to meet at least monthly, and to act with respect to specified categories of loans and loan applications, including all such applications involving directors and executive officers of the Bank and their respective related interests. The Bank's Board of Directors is required to review and revise the Bank's written loan policy, to submit the revised policy to the FDIC and OFIS for review and comment, and to conduct an annual review of the policy. The Bank's Board of Directors is also required to review and revise the Bank's investment policy, and to submit the revised policy for comment to the FDIC and the OFIS. The Order mandates the Bank's Board of Directors (i) to adopt resolutions acknowledging the Bank's designation as a troubled institution by the FDIC, (ii) to review all agreements for the provision of goods and services between the Bank and any of its current or former directors, officers, or employees, and their respective related interests, and to determine whether such agreements remain in the best interest of the Bank, and (iii) to seek restitution from Ronald G. Ford of all amounts paid by the Bank pursuant to the Chairman Agreement entered into as of April 12, 2002, between Mr. Ford and the Corporation. The Order also requires the Bank to submit to the FDIC and the OFIS written reports regarding its progress under the Order, signed by each director of the Bank, every three months following the effective date of the Order. If the Bank fails or is unable to timely comply with the Order, there could be material adverse effects on the Bank and the Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 20 - STOCK OPTION PLANS

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. A total of 500,000 shares were made available for grant under this plan. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 600,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

A summary of stock option transactions for the years ended December 31 is as follows:

                                                          Number of Shares
                                              ----------------------------------------
                                                 2002           2001           2000
                                              ----------     ----------     ----------
Outstanding shares at beginning of year          894,797        677,997        573,145
Granted during the year                               -0-       216,800        201,700
Expired during the year                         (122,400)            -0-       (84,698)
Exercised during the year (at prices
  ranging from $4.17 to $4.26 per share)              -0-            -0-       (12,150)
                                              ----------     ----------     ----------

Outstanding shares at end of year                772,397        894,797        677,997
                                              ==========     ==========     ==========

Weighted average exercise price per share
  at end of year                              $    14.11     $    14.50     $    16.65
                                              ==========     ==========     ==========

Shares available for grant at end of year        135,573        120,573        337,373
                                              ==========     ==========     ==========

No options were granted in 2002. Options granted in 2001 were granted at a price of $7.80. Options granted in 2000 were granted at prices of $9.25, $12.00, and $15.00. Under these plans, options expire ten years after the date of grant.

Following is a summary of the options outstanding and exercisable at December 31, 2002:

                                   Weighted
                                    Average        Weighted
                                   Remaining        Average
   Exercise                       Contractual      Exercise
  Price Range         Number      Life-Years         Price
  -----------       ----------    -----------     ----------
     $4.26               5,400           1.13     $     4.26
 $7.80 - $12.00        351,800           6.08           9.26
$15.00 - $20.33        415,197           5.12          18.35
                    ----------     ----------     ----------

                       772,397           5.53     $    14.11
                    ==========     ==========     ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 21 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes for the years ended December 31 (dollars in thousands) were as follows:

                                                       2002         2001          2000
                                                     --------     --------      --------
     Unrealized holding gains on
       available for sale securities                 $  2,338     $    255      $  2,166
     Less reclassification adjustments for gains
       later recognized in income                         746        1,073           110
                                                     --------     --------      --------
     Net unrealized gains (losses)                      1,592         (818)        2,056
     Tax effect                                           510         (277)          699
                                                     --------     --------      --------

Other comprehensive income (loss)                    $  1,082     $   (541)     $  1,357
                                                     ========     ========      ========

NOTE 22 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK

Financial Instruments With Off-Balance-Sheet Risk

The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets.

The Corporation's exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 (dollars in thousands) are as follows:

                                                2002         2001
                                              --------     --------
Commitments to extend credit:
  Fixed rate                                  $  7,980     $ 28,458
  Variable rate                                 62,632       84,129
Standby letters of credit - Variable rate       13,161       13,967
Credit card commitments - Fixed rate             4,111        5,394
                                              --------     --------

                                              $ 87,884     $131,948
                                              ========     ========

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

NOTE 22 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

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

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the hospitality and tourism industry. This concentration represents $86.8 million, or 32.1%, of the commercial loan portfolio. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments:

Cash, cash equivalents, and interest-bearing deposits - The carrying values approximate the fair values for these assets.

Securities - Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Federal Home Loan Bank stock - Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.

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

Deposits - The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.

Borrowings - Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.

Accrued interest - The carrying amount of accrued interest approximate fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Off-balance-sheet instruments - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.

The following table presents information for financial instruments at December 31 (dollars in thousands):

                                                    2002                          2001
                                          -------------------------     -------------------------
                                           Carrying      Estimated       Carrying      Estimated
                                            Amount       Fair Value       Amount       Fair Value
                                          ----------     ----------     ----------     ----------
Financial assets:
     Cash and cash equivalents            $   43,792     $   43,792     $   35,863     $   35,863
     Interest-bearing deposits                 2,010          2,010          1,518          1,518
     Securities available for sale            67,955         67,955         61,885         61,885
     Federal Home Loan Bank stock              4,375          4,375          4,375          4,375
     Net loans                               410,135        419,245        493,968        506,498
     Accrued interest receivable               3,065          3,065          4,486          4,486
                                          ----------     ----------     ----------     ----------

Total financial assets                    $  531,332     $  540,442     $  602,095     $  614,625
                                          ==========     ==========     ==========     ==========

Financial liabilities:
     Deposits                             $  437,494     $  442,869     $  482,524     $  486,618
     Borrowings                               87,815        101,402         88,549         93,626
     Accrued interest payable                  2,624          2,624          2,448          2,448
     Guaranteed preferred beneficial
       interests in the Corporation's
       subordinated debentures                12,450         12,450         12,450         12,450
                                          ----------     ----------     ----------     ----------

Total financial liabilities               $  540,383     $  559,345     $  585,971     $  595,142
                                          ==========     ==========     ==========     ==========

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 2002 and 2001
                             (Dollars in Thousands)

                                     ASSETS
                                                                                          2002         2001
                                                                                       ----------   ----------
Cash and cash equivalents                                                              $      714   $       42
Securities available for sale                                                                 358          266
Investment in subsidiaries                                                                 31,593       59,372
Other assets                                                                                  960        1,167
                                                                                       ----------   ----------


TOTAL ASSETS                                                                           $   33,625   $   60,847
                                                                                       ==========   ==========


                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                                            $      286   $      122
Subordinated debentures                                                                    12,836       12,836
Total shareholders' equity                                                                 20,503       47,889
                                                                                       ----------   ----------


TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $   33,625   $   60,847
                                                                                       ==========   ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2002, 2001, and 2000
                             (Dollars in Thousands)

                                                      2002         2001          2000
                                                   ----------    ----------    ----------
Income:
     Dividends received from subsidiaries          $    2,704    $    3,850    $    1,900
     Other                                                 44            25            48
                                                   ----------    ----------    ----------

         Total income                                   2,748         3,875         1,948
                                                   ----------    ----------    ----------

Expenses:
     Salaries and benefits                                 68            41            64
     Interest                                             562           848         1,175
     Other                                                411           192           323
                                                   ----------    ----------    ----------

         Total expenses                                 1,041         1,081         1,562
                                                   ----------    ----------    ----------

Income before credit for income
  taxes and equity in undistributed net
  income (loss) of subsidiaries                         1,707         2,794           386
Credit for income taxes                                  (349)         (368)         (400)
                                                   ----------    ----------    ----------

Income before equity in undistributed
  net income (loss) of subsidiaries                     2,056         3,162           786
Equity in undistributed net income (loss) of
  subsidiaries                                        (28,769)        2,612         4,397
                                                   ----------    ----------    ----------

Net income (loss)                                  $  (26,713)   $    5,774    $    5,183
                                                   ==========    ==========    ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2002, 2001, and 2000
                             (Dollars in Thousands)

                                                                                    2002          2001          2000
                                                                                 ----------    ----------    ----------
Increase (decrease) in cash and cash equivalents: Cash flows from operating activities:

         Net income (loss)                                                       $  (26,713)   $    5,774    $    5,183
                                                                                 ----------    ----------    ----------

         Adjustments to reconcile net income (loss) to net cash provided by operating activities:
              Provision for depreciation and amortization                                29            29            29
              Equity in undistributed net (income) loss of subsidiaries              28,769        (2,612)
                                                                                                                 (4,397)
              Change in other assets                                                    178            (8)          323
              Change in other liabilities                                               164        (1,312)          149
                                                                                 ----------    ----------    ----------

                  Total adjustments                                                  29,140        (3,903)       (3,896)
                                                                                 ----------    ----------    ----------

     Net cash provided by operating activities                                        2,427         1,871         1,287
                                                                                 ----------    ----------    ----------

     Cash flows from financing activities:
         Proceeds from issuance of common stock                                          -0-          239           498
         Retirement of common stock                                                      -0-          (93)         (887)
         Dividends paid                                                              (1,755)       (2,107)       (1,655)
                                                                                 ----------    ----------    ----------

     Net cash used in financing activities                                           (1,755)       (1,961)       (2,044)
                                                                                 ----------    ----------    ----------

Net increase (decrease) in cash and cash equivalents                                    672           (90)         (757)
Cash and cash equivalents at beginning                                                   42           132           889
                                                                                 ----------    ----------    ----------

Cash and cash equivalents at end                                                 $      714    $       42    $      132
                                                                                 ==========    ==========    ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

--------------------------------------------------------------------------------

NOTE 25 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Corporation as a going concern. The Corporation sustained a substantial operating loss in 2002, and it is expecting to suffer further losses in 2003. As discussed in Note 19, the Bank entered into a Cease and Desist Order ("Order") with Federal and State regulators on March 26, 2003. The Order contains numerous provisions including the requirement to maintain certain capital levels. Due to loan losses and other audit adjustments determined subsequent to the issuance of the Order, as of March 31, 2003, the Bank is not in compliance with the minimum capital level requirements of the Order and has 60 days to comply. Therefore, the Bank could be subject to material adverse effects as soon as June 2003. The Bank has various options under the Order that it may pursue in an attempt to meet the minimum capital level requirements, such as obtaining additional capital, sale of the organization, and strategically reducing the size of the Bank and achieving profitability. In view of these matters, there is substantial doubt as to the Corporation's ability to continue as a going concern. Management is currently investigating alternatives in an effort to develop a plan to address this situation. Management's possible alternatives include:

o        Reducing the size of the Bank via the sale of various branch locations

o Offering for sale certain segments of the loan portfolio, including problem loans, to third parties

o Soliciting additional capital from existing shareholders and outside groups through a stock offering

o Hiring seasoned banking professionals with financial and turnaround experience

o        Reviewing operating expenses for reduction opportunities

o Putting in place a team of internal and outsourced personnel devoted to collecting problem loans

o        Developing a strategic plan

Implementation of some of the foregoing alternatives, among other things, would require prior regulatory approval under the terms of the Order and/or applicable banking regulations.

SELECTED FINANCIAL DATA
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                                         Years Ended December 31,
                                                  2002            2001           2000           1999            1998
                                               ----------     ----------     ----------     ----------     ----------
Selected Financial Condition Data:
     Total assets                              $  565,306     $  636,629     $  666,996     $  568,442     $  471,381
     Loans                                        435,043        504,412        541,689        466,621        411,720
     Securities                                    67,955         61,885         72,066         43,343          8,676
     Deposits                                     437,494        482,524        531,883        462,998        404,961
     Borrowings                                    87,815         88,549         69,235         46,878         23,270
     Total equity                                  20,503         47,889         44,617         40,820         39,469

Selected Operations Data:
     Interest income                           $   35,969     $   50,475     $   54,500     $   42,549     $   38,498
     Interest expense                             (18,089)       (26,842)       (29,421)       (20,602)       (17,815)
                                               ----------     ----------     ----------     ----------     ----------
         Net interest income                       17,880         23,633         25,079         21,947         20,683
     Provision for loan losses                    (26,658)        (3,200)        (5,875)        (1,457)        (1,200)
     Net security gains                               746          1,073            110            -0-             45
     Other income                                   4,512          9,363          6,891          3,538          2,606
     Impairment loss on goodwill                   (3,647)            -0-            -0-            -0-            -0-
     Other expenses                               (23,416)       (24,307)       (20,077)       (15,937)       (16,603)
                                               ----------     ----------     ----------     ----------     ----------
         Income (loss) before income taxes        (30,583)         6,562          6,128          8,091          5,531
     Provision (credit) for income taxes           (3,870)           788            945          1,735            970
                                               ----------     ----------     ----------     ----------     ----------
         Net income (loss)                     $  (26,713)    $    5,774     $    5,183     $    6,356     $    4,561
                                               ==========     ==========     ==========     ==========     ==========

Per Share Data:
     Earnings (loss) - Basic                   $    (3.81)    $     0.82     $     0.74     $     0.90     $     0.65
     Earnings (loss) - Diluted                      (3.81)          0.82           0.73           0.89           0.64
     Cash dividends declared                         0.25           0.30           0.34           0.18           0.17
     Book value                                      2.92           6.82           6.38           5.83           5.54

Financial Ratios:
     Return on average equity                      (61.07)%        12.48%         12.13%         15.83%         11.18%
     Return on average assets                       (4.31)%         0.89%          0.84%          1.22%          0.98%
     Dividend payout ratio                             NM          36.48%         45.42%         20.25%         27.43%
     Average equity to average assets                7.05%          7.10%          6.92%          7.70%          8.75%

SUMMARY QUARTERLY FINANCIAL INFORMATION
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                  (Dollars in Thousands, Except per Share Data)

                                                                  Three Months Ended
                                                 MARCH 31        JUNE 30       SEPTEMBER 30    DECEMBER 31
                                               ------------    ------------    ------------    ------------
2002
Selected Operations Data:
     Interest income                           $      9,722    $      9,680    $      8,677    $      7,890
     Interest expense                                 4,666           4,579           4,526           4,318
                                               ------------    ------------    ------------    ------------
         Net interest income                          5,056           5,101           4,151           3,572
     Provision for loan losses                          (50)         (4,000)        (13,001)         (9,607)
     Net security gains                                  66             356             247              77
     Other income                                     1,088           1,228             901           1,295
     Impairment loss on goodwill                         -0-             -0-             -0-         (3,647)
     Other expenses                                  (4,950)         (4,814)         (5,613)         (8,039)
                                               ------------    ------------    ------------    ------------
         Income (loss) before income taxes            1,210          (2,129)        (13,315)        (16,349)
     Provision (credit) for income taxes                207          (1,022)         (4,833)          1,778
                                               ------------    ------------    ------------    ------------
         Net income (loss)                     $      1,003    $     (1,107)   $     (8,482)   $    (18,127)
                                               ============    ============    ============    ============

Per Share Data:
     Earnings (loss) - Basic                   $       0.14    $      (0.15)   $      (1.21)   $      (2.59)
     Earnings (loss) - Diluted                         0.14           (0.15)          (1.21)          (2.59)

2001
Selected Operations Data:
     Interest income                           $     13,862    $     13,178    $     12,797    $     10,638
     Interest expense                                 7,811           7,176           6,566           5,289
                                               ------------    ------------    ------------    ------------
         Net interest income                          6,051           6,002           6,231           5,349
     Provision for loan losses                         (800)           (275)           (825)         (1,300)
     Net security gains                                 455              58             -0-             560
     Other income                                     2,210           2,889           2,601           1,663
     Other expenses                                  (6,110)         (6,827)         (5,859)         (5,511)
                                               ------------    ------------    ------------    ------------
         Income before income taxes                   1,806           1,847           2,148             761
     Provision for income taxes                         220             219             261              88
                                               ------------    ------------    ------------    ------------
         Net income                            $      1,586    $      1,628    $      1,887    $        673
                                               ============    ============    ============    ============

Per Share Data:
     Earnings - Basic                          $       0.23    $       0.23    $       0.27     $      0.09
     Earnings - Diluted                                0.23            0.23            0.27            0.09

MARKET INFORMATION
===============================================================================

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

-------------------------------------------------------------------------------

                               MARKET INFORMATION
                                   (Unaudited)

During 2001, the Corporation's stock began trading on the NASDAQ Small Cap Market; effective on August 31, 2001, the Corporation changed its trading symbol from "NCUF" to "NCFC."

The following table sets forth the range of high and low bid prices of the Corporation's common stock from January 1, 2001 through December 31, 2002, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect interdealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

                             Three Months Ended
              MARCH 31      JUNE 30      SEPTEMBER 30    DECEMBER 31
           ------------   ------------   ------------   ------------
2002
High       $       7.57   $       7.88   $       8.00   $       5.79
Low                7.00           7.22           5.48           2.05


2001
High       $       7.38   $       9.50   $       9.35   $       8.50
Low                6.00           6.50           7.86           7.35


The Corporation had 1,867 shareholders of record as of January 31, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================



                       NORTH COUNTRY FINANCIAL CORPORATION

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


HIGHLIGHTS

As a result of the factors described in the following pages, the Corporation had a net loss of $26.7 million in 2002, compared to net income of $5.8 million and $5.2 million in 2001 and 2000, respectively. Return on average shareholders' equity was (61.07%) in 2002, compared to 12.5% and 12.1% in 2001 and 2000, respectively. Basic loss per share was $3.81 in 2002 compared to basic earnings per share of $.82 and $.74 in 2001 and 2000, respectively.

At December 31, 2002, the Corporation had total assets of $565.3 million, a decrease of $71.3 million from December 31, 2001. During 2002, total loans, before the allowance for loan losses, decreased $69.4 million, or 13.8%, to $435.0 million. Commercial loans decreased $45.4 million and residential real estate decreased $19.2 million. These decreases were primarily the results of customers paying off loans, charge-offs of $12.6 million, $4.7 million of loans transferred to other real estate, an increase in the allowance for loan losses of $14.5 million, tighter credit underwriting practices, and management's decision to diversify the risk of the balance sheet.

The increase in nonperforming assets of $18.3 million negatively impacted the results of operations due to the need for a significant provision for loan losses, as did the impairment losses of other real estate and goodwill. Results of operations also were impacted by reductions in the loan portfolio which reduced interest income, while at the same time, the Corporation's core deposits decreased and had to be replaced with out-of-market deposits at above market costs. The Corporation also incurred additional costs for legal and collection efforts and other professional fees, as a result of the increase in nonperforming assets and an increase in the level of outsourced services. Finally, management has had to redirect its efforts to addressing the nonperforming assets and the short-term liquidity and capital needs of the Corporation. This has impacted the results of operations due to management not being able to concentrate on current profitability.

Total deposits decreased $45.0 million or 9.3% in 2002, to $437.5 million. The decrease was due in part to management's decision to shrink the deposit portfolio in order to match the reduction in loans, the withdrawals of municipal deposits, and the disclosure of the third quarter loss.

Capital decreased $27.4 million in 2002, primarily due to the 2002 net loss of $26.7 million. As discussed in detail in the Capital and Regulatory section, the Corporation and the Bank are subject to minimum regulatory capital requirements. Currently the capital of the Corporation and the Bank is below the regulatory requirements. If the Bank does not meet the minimum regulatory capital requirements, it could be subject to material adverse actions taken by bank regulators.

Management's near term strategies are expected to be centered around downsizing the Bank and returning the Corporation to profitability. This is expected to be accomplished by a combination of alternatives including: addressing the amount of nonperforming assets, the associated costs of servicing them, and a potential sale of these assets; controlling the Bank's growth; and a potential sale of certain branches. The sale of assets and certain branches will increase the Corporation's capital. The Corporation's strategies for increasing its capital and that of the Bank are discussed further in the Capital and Regulatory section.

Upon completion of these near-term strategies, the Corporation's long-term strategy is expected to focus on profitable growth of loans and deposits in its core markets in Michigan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

FINANCIAL CONDITION

LOANS

Recognizing that loans are expected to provide the highest yield for earning assets, the Corporation has historically operated with a strategy of maximizing the level of the loan portfolio. In 2001, management made strategic decisions to reduce the size of the loan portfolio and the exposures to certain industries, particularly the hotel and tourism industry. Total loans declined $37 million and $69 million in 2001 and 2002, respectively. This was done in consideration of the slowing economy. The Corporation's loans to the hotel and tourism industry decreased $11 million in 2002.

Loans represented 77.0% of total assets at the end of 2002 compared to 79.2% at the end of 2001. The loan to deposit ratio decreased from 104.5% at December 31, 2001, to 99.4% at December 31, 2002. Though the loan to deposit ratio is still higher than the Corporation's peer group, because of the Corporation's utilization of long-term borrowings from the Federal Home Loan Bank, an alternative measurement is loans to total funding sources (which includes deposits and borrowings). This ratio was 88.3% at December 31, 2001, and 82.8% at December 31, 2002.

Following is a summary of the Corporation's loan balances at December 31 (in thousands):

                                                                        Percent
                                                2002         2001        Change
                                             ----------   ----------   ----------
Commercial real estate                       $   61,556   $   77,892        (21.0)
Commercial, financial, and agricultural         290,371      319,403         (9.1)
1 - 4 family residential real estate             74,366       93,574        (20.5)
Consumer                                          5,706        9,516        (40.0)
Construction                                      3,044        4,027        (24.4)
                                             ----------   ----------   ----------

    Total                                    $  435,043   $  504,412        (13.8)
                                             ==========   ==========   ==========

Every segment of the loan portfolio declined in 2002. These declines can be attributed to the following factors:

o The continued reduction in interest rates made long-term financing attractive for many borrowers. This is largely the cause of the $19.2 million reduction in the residential real estate portfolio and was a contributing factor for the decrease in the commercial real estate portfolio.

o The continued slowdown in the economy and a trend of mild winter weather, has had a significant impact on the local markets the Corporation serves. This has resulted in very little new commercial loan growth in these markets and intense competition for new projects.

o During 2002, the Corporation incurred significant turnover in its lending staff. In conjunction with this, management undertook a thorough review of the portfolio and lending process. As a result of the turnover in the lending staff, tightened underwriting standards and the time devoted to managing the existing portfolio, the Corporation did not compete for new commercial loans in the local markets it serves in Michigan for the last six months of 2002.

o During the fourth quarter of 2002, as a result of some negative publicity due in part to the disclosure of the substantial third quarter operating loss, the Corporation experienced a decline in deposits. To address the required liquidity needs, the Corporation reduced the emphasis on generating new loans.

The last two factors were the most significant reasons behind the decline in the commercial and commercial real estate segments of the portfolio. The Corporation was not only out of the market for new loans, it was also not in a position to meet the refinancing requests of many existing customers.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

As a result of the increased level of nonperforming assets, which generally include nonaccrual loans and other real estate owned and to improve its business and to respond to directives of bank regulators, the Corporation has tightened its underwriting standards for all types of loans, strengthened collection and workout procedures, and enhanced the monitoring of collateral value. Additional staffing and external resources were added to the collection and loan underwriting process.

Management has established a central loan underwriting, documentation, and approval process which will allow the Corporation to again become an active participant in serving the commercial loan needs of its local markets. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available and is the key to returning the Corporation to profitability. The Corporation is planning for a decline in the loan portfolio in 2003, due to the desire to diversify the portfolio to meet liquidity needs and risk tolerances.

Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (in thousands):

                                        2002                           2001
                             ---------------------------   ---------------------------
                              Outstanding     Percent       Outstanding     Percent
                                Balance      of Capital       Balance      of Capital
                             ------------   ------------   ------------   ------------
Hospitality and tourism      $     86,802          423.4   $     97,670          204.0
Gaming                             25,938          126.5         28,923           60.4
Petroleum                          14,180           69.2         15,653           32.7
Forestry                            5,677           27.7          8,802           18.4

Management has recognized the additional risk presented by the concentration in certain segments of the portfolio, particularly hospitality and gaming. The Corporation has ceased making any new hospitality loans and began a process during the fourth quarter of seeking buyers for a portion of this portfolio. The Corporation has also actively been seeking to sell a portion of the existing gaming portfolio.

These strategies have been undertaken to meet the liquidity and capital requirements of the Corporation as well as to diversify the risk in the overall loan portfolio.

The one area of growth in the loan portfolio was commercial leases which increased 28.6%, or $12.9 million in 2002. The Bank provides financing for leases generated by the Corporation's subsidiary, North Country Financial Group, as well as from unrelated entities. The lease agreements are with entities located throughout the country and are strictly financing leases. While the Corporation has access to the underlying equipment as collateral, it has no interest in the residual value of the equipment. In March 2003, the Corporation made a decision to cease the operations of North Country Financial Group. This was done in order to refocus the Corporation's lending efforts and decrease the size of certain segments of the loan portfolio. The Corporation may pursue new lease opportunities through unrelated entities, where the credit quality and rate of return on the transactions fit its strategies.

The Corporation has also funded leases to governmental units, including Native American organizations. Tax-exempt leases decreased 23.3%, or $8.7 million in 2002, as the Corporation made a decision to reduce its tax-exempt portfolio due to its current and projected taxable income.

Due to the seasonal nature of many of the Corporation's commercial loan customers, loan payment terms were historically structured around the customer's business cycle. The lending staff evaluates the collectibility of the past due loans based on documented collateral values and payment history. The Corporation discontinues the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet the payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. During the second and third quarters of 2002, the independent loan review department began to note a significant deterioration in the quality of the loan portfolio.

In conjunction with the Corporation's senior lending staff and the bank regulatory examinations, management intensified the review of the Corporation's loans, related collateral evaluations, and the overall lending process. This review resulted in a significant increase in the level of identified potential problem loans and nonperforming assets. As a result, the Corporation transferred a significant amount of loans to nonaccrual status during the third and fourth quarters of 2002.

Beginning in September 2002, the Corporation outsourced the loan review function. This review noted changes in the financial position of significant borrowers and a deterioration of the loans. The ratings for commercial loans were thoroughly reviewed, with the new ratings incorporated into the allowance for loan losses computation for the third and fourth quarters of 2002, which resulted in the increase in the level of allowance for loan losses.

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):

                                                          2002          2001         2000
                                                       ----------    ----------    ----------
Allowance to total loans at end of year                       5.7%          2.1%          1.7%
Net charge-offs during the year                        $   12,194    $    2,210    $    3,284
Net charge-offs to average outstanding loans                  2.6%          0.5%          0.7%
Net charge-offs to beginning allowance balance              116.8%        23.41%         47.9%
Nonaccrual loans at end of year                        $   26,814    $    4,015    $   10,547
Loans 90 days or more delinquent at end of year
  (excluding nonaccrual loans)                         $      401    $    4,878    $    3,117
Nonperforming loans to total loans at end of year             6.3%          1.8%          2.5%

Total nonperforming loans have increased $18.3 million in 2002, even after charge offs of $12.6 million recognized in 2002. During the fourth quarter, nonperforming loans increased $6.6 million, all of which was an increase in nonaccrual loans. Charge-offs were $2.8 million during the fourth quarter.

Nonaccrual loans have increased $22.8 million from December 31, 2001 to December 31, 2002, while loans 90 days or more past due and still accruing have decreased by $4.5 million during that same time period. At December 31, 2002, loans to seven commercial borrowers represented $16.1 million of the $26.8 million of nonaccrual loans. Management continues to monitor nonperforming loans and has taken actions to reduce the level of these loans. As of February 28, 2003, nonaccrual loans totaled $28.5 million.

During the fourth quarter the Corporation engaged a law firm to assist it with collections. This firm has done a review of collateral values on nonperforming loans. This information was used as a component in the computation of the allowance for loan losses at December 31, 2002.

As a result of these changes in the Corporation's monitoring of delinquent credits and more rigorous collection efforts, management believes that credit problems will be identified earlier at which time there may be more opportunities for favorable resolution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

The computation of the required allowance for loan losses as of any point in time is one of the critical accounting estimates made by management in the financial statements. As such, factors used to establish the allowance could change significantly from the assumptions made and impact future earnings positively or negatively. The future of the national and local economies and the resulting impact on borrowers' ability to repay their loans and the value of collateral are examples of areas where assumptions must be made for individual loans, as well as the overall portfolio.

The Corporation's computation of the allowance for loan losses follows the Interagency Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations issued by the Federal Financial Institutions Examination Council (FFIEC) in July 2001. The computation of the allowance for loan losses considers prevailing local and national economic conditions as well as past and present underwriting practices.

As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process ratings are modified as believed to be appropriate to reflect changes in the credit. Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates for specific industries (hospitality, gaming, petroleum, and forestry) are used. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories is in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.

Following is a table showing the allocation of the allowance for loan losses at December 31, 2002 (in thousands):

Commercial loans                   $   22,703
Residential real estate loans           2,110
Consumer loans                             95
                                   ----------

Total                              $   24,908
                                   ==========

At the end of 2002, the allowance for loan losses represented 5.7% of total loans. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

As part of the process of resolving problem credits, the Corporation may acquire ownership of collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet. The following table represents the activity in other real estate (in thousands):

Balance at January 1, 2001                       $      908
Other real estate transferred from loans              4,413
Other real estate purchased                             763
Other real estate sold                               (1,873)
                                                 ----------

Balance at December 31, 2001                          4,211
Other real estate transferred from loans              4,705
Other real estate transferred from premises           1,226
Write downs of other real estate                     (2,418)
Other real estate sold                               (2,315)
                                                 ----------

Balance at December 31, 2002                     $    5,409
                                                 ==========

During 2002, the Corporation received real estate in lieu of loan payments of $4.7 million. Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance. Any additional reductions in the fair value result in a write-down of other real estate. In 2002, the Corporation recorded write-downs of $2.4 million. Additional write-downs on other real estate may be recorded based on future re-evaluations of current realizable fair values.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

SECURITIES

During 2002, the securities portfolio continued to be an important component of the Corporation's strategy to diversify its asset base. Securities increased $6.1 million in 2002, from $61.9 million at December 31, 2001 to $68.0 million at December 31, 2002. The securities portfolio is diversified among obligations of states and political subdivisions, corporate securities (mainly trust preferred security issues), and mortgage-related securities. The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                          2002          2001
                                                       ----------   ----------
U.S. Treasury securities and obligations of
  U.S. government agencies                             $       -0-  $    3,128
Obligations of states and political subdivisions            5,632        5,418
Corporate securities                                       11,264        8,571
Mortgage-related securities                                51,059       44,768
                                                       ----------   ----------

Total securities                                       $   67,955   $   61,885
                                                       ==========   ==========

The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year securities were purchased and sold as steps in the process of managing the interest-rate-risk profile of the portfolio. A net gain of approximately $700,000 was recognized during the year with the proceeds from the sale of securities used to purchase new securities and for liquidity purposes. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.

DEPOSITS

Total deposits at December 31, 2002, were $437.5 million compared to $482.5 million at the end of 2001. The $45.0 million decrease included $7.5 million of deposits related to a branch sale.

Through the third quarter interest-bearing deposits declined by $20.5 million. During the fourth quarter, the Corporation experienced a reduction in local deposits in part due to the negative publicity from its third quarter results. A significant portion of these deposits were from local governmental units.

To offset this deposit runoff, the Corporation increased its reliance on brokered and Internet certificates of deposit during 2002. Brokered deposits increased by $30 million to $55 million, while Internet certificates increased by $49.6 million to $65.1 million. This, combined with the fact that retail deposits in excess of $100,000 declined only $1.8 million, brought time deposits to 54.3% of deposits at December 31, 2002, compared to 39.0% at December 31, 2001. The increase in time deposits, along with a $5.5 million decrease in noninterest-bearing deposits, has had a negative effect on the Corporation's net interest margin, as noncore out-of-market deposits carry the highest costs.

Management is introducing a new deposit product to its local markets during 2003. The plan is to increase core deposits sufficiently to reduce the dependence on brokered and out-of-market deposits.

BORROWINGS

The Corporation has used alternative funding sources to provide long-term, stable sources of funds. Borrowings have remained relatively stable from December 31, 2001 to December 31, 2002, decreasing $700,000 to $87.8 million of which $86.2 million of the total borrowings were from the Federal Home Loan Bank of Indianapolis (FHLB). The borrowings carry fixed interest rates and stated maturities ranging through 2011. Fixed rate borrowings totaling $80 million are callable quarterly at the option of the FHLB and can also be converted to variable rates, at the option of the FHLB, should rates rise above certain index levels. These borrowings are secured by a blanket collateral agreement on the Bank's residential mortgage loans and specific assignment of securities. Based on the Corporation's available collateral, it does not anticipate increasing the FHLB borrowings in the near future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

SHAREHOLDERS' EQUITY

Changes in shareholders' equity is discussed in detail in the "Capital and Regulatory" section of this report.


RESULTS OF OPERATIONS

SUMMARY

The Corporation incurred a net loss of $26.7 million in 2002, compared to net income of $5.8 million and $5.2 million in 2001 and 2000, respectively. The decrease in pretax earnings of $37.1 million in 2002 compared to 2001 is primarily a result of a decrease in net interest income of $5.8 million, an increase in the provision for loan losses of $23.5 million, and a decrease in noninterest income of $5.2 million. Basic earnings per share was a loss of $3.81 in 2002 compared to earnings of $.82 and $.73 in 2001 and 2000, respectively.

Net interest income is the Corporation's primary source of core earnings. On a tax equivalent basis, net interest income decreased $6.5 million, to $19.2 million in 2002, from $25.7 million in 2001. In 2001, net interest income on a tax equivalent basis decreased $1.8 million, from $27.5 million in 2000.

The decrease in rates in 2002 and 2001 was a significant factor in the decreasing trend in net interest income as the Corporation's balance sheet was asset sensitive. In 2002, the net interest income was further impacted by the decrease in loans, the increased level of nonaccrual loans, and liquidity strategies which resulted in higher costs for deposits.

The increase in the provision for loan losses of $23.5 million is a result of significant increases in nonperforming loans in 2002 discussed in detail in the loans section.

Noninterest income decreased $5.2 million in 2002, of which $4.4 million was attributable to fee income earned in 2001 by a mortgage subsidiary not in operation in 2002. Salaries, commissions, and benefits decreased by $3.4 million in 2002 as a result of ceasing operations of the subsidiary and an ongoing reevaluation of staffing needs compared to current operations.

If the payroll costs of $3.4 million related to the subsidiary in 2001, are factored out, noninterest expense increased $6.2 million in 2002. This is mainly due to impairment losses on goodwill and other real estate of $6.1 million in 2002.

NET INTEREST INCOME

Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

During 2001, in its effort to address the slowing economy, the Federal Reserve reduced the Fed Funds Rate, the rate charged the interbank market for purchase of excess reserve balances, by 475 basis points, from 6.5% to 1.75%. In 2002, the Federal Reserve further reduced this rate to 1.25%. These rate changes cause the prime rate to similarly decrease. Because the Corporation has a significant portion of its commercial loans at rates that adjust with changes to the prime rate, these rate reductions have a significant impact on the Corporation's interest income. The full impact of the 2001 rate reductions, along with the 2002 rate change, is the most significant cause of the 198 basis point decrease in the fully tax equivalent loan yield in 2002, to 6.81% from 8.79% in 2001.

In 2002, the Corporation's net interest margin was 3.11%, a decrease of 71 basis points from the 2001 net interest margin of 3.82%. This continued the trend from 2001 when the net interest margin declined 49 basis points from the 2000 margin of 4.31%.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

While the Corporation's loan portfolio is repriced downward with each rate decrease due to floating rate loans and the refinancing of residential real estate loans into the long-term secondary market, the 2002 rate decreases did not impact the pricing of interest-bearing liabilities to nearly the same degree. As a result of earlier rate decreases, the ability to decrease rates, particularly on time deposits was not as significant.

The time deposit rate decline was also impacted by the Corporation's need to utilize the brokered and Internet certificate of deposit markets in 2002 to replace deposit withdrawals in its local markets. Out-of-market certificates were $120 million at December 31, 2002, compared to $40 million at December 31, 2001.

The cost of interest-bearing obligations also declined less than the rates on interest-earning assets due to the fact that the Corporation's borrowings from the FHLB, all of which were entered into prior to 2002, are at fixed rates and, therefore, did not decrease in 2002. Given the Corporation's liquidity needs and the economic effect of the prepayment penalties, it is anticipated that these borrowings will continue until the various maturity dates.

One final factor that negatively impacted the Corporation's net interest margin in 2002 was the significant increase in nonaccrual loans. The average balance of nonaccrual loans in 2002 was $11.8 million compared to an average balance of $3.9 million in 2001. Had the 2002 loans been performing and accruing interest, the Corporation's 2002 yield on loans would have increased by approximately 29 basis points.

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

                                   ------------------------Years ended December 31,----------------------
                                   -----------------2002-------------    -----------------2001-----------
                                      Average      Interest                Average      Interest
                                    Outstanding     Earned/    Yield/    Outstanding     Earned/   Yield/
                                      Balance        Paid       Rate       Balance        Paid      Rate
                                   ------------    --------    ------    ------------   --------   ------
                                                                       (Dollars in Thousands)
Interest-earning assets:
   Loans 1,2,3                     $    484,889      33,032      6.81%   $    529,354   $ 46,532   8.79% $
   Taxable securities                    63,116       3,360      5.32          62,411      4,725     7.57
   Nontaxable securities 2                4,609         403      8.74           5,615        495     8.82
   Federal funds sold                    13,469         204      1.51          12,116        500     4.13
   Other interest-earning assets          4,618         268      5.80           4,821        340     7.05
                                   ------------    --------    ------    ------------   --------   ------

     Total interest-
       earning assets                   570,701      37,267      6.53         614,317     52,592     8.56
                                   ------------    --------    ------    ------------   --------   ------

Interest-bearing obligations:
   Savings deposits                     215,980       3,852      1.78         243,475      9,812     4.03
   Time deposits                        212,015       8,592      4.05         223,509     11,393     5.10
   Borrowings                            88,671       5,100      5.75          88,268      4,814     5.45
   Subordinated debentures               12,450         545      4.38          12,450        823     6.61
                                   ------------    --------    ------    ------------   --------   ------

   Total interest-bearing
     obligations                        529,116      18,089      3.42         567,702     26,842     4.73
                                   ------------    --------    ------    ------------   --------   ------

Net interest income                                $ 19,178                             $ 25,750
                                                   ========                             ========
Net interest rate spread                                         3.11%                               3.83%
                                                               ======                              ======
Net earning assets                 $     41,585                          $     47,642
                                   ============                          ============
Net yield on average interest-
  earning assets                                                 3.36%                               4.18%
                                                               ======                              ======

Average interest-earning assets
  to average interest-bearing
  obligations                               108%                                  108%
                                   ============                          ============


                                                  ----------------2000------------
                                                    Average      Interest
                                                  Outstanding     Earned/   Yield/
                                                    Balance        Paid      Rate
                                                  ------------   --------   ------
Interest-earning assets:
   Loans 1,2,3                                         515,683   $ 52,005    10.08%
   Taxable securities                                   41,253      3,125     7.58
   Nontaxable securities 2                              11,456        974     8.50
   Federal funds sold                                    7,669        515     6.72
   Other interest-earning assets                         4,454        337     7.57
                                                  ------------   --------   ------

     Total interest-
       earning assets                                  580,515     56,956     9.81
                                                  ------------   --------   ------

Interest-bearing obligations:
   Savings deposits                                    254,286     11,895     4.68
   Time deposits                                       205,900     12,660     6.15
   Borrowings                                           62,087      3,726     6.00
   Subordinated debentures                              12,450      1,140     9.16
                                                  ------------   --------   ------

   Total interest-bearing
     obligations                                       534,723     29,421     5.50
                                                  ------------   --------   ------

Net interest income                                               $27,535
                                                                  =======
Net interest rate spread                                                      4.31%
                                                                            ======
Net earning assets                                $     45,792
                                                  ============
Net yield on average interest-
  earning assets                                                               4.74%
                                                                            =======

Average interest-earning assets
  to average interest-bearing
  obligations                                              109%
                                                  ============



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

The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by old rate) and
(ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.


                                               --------------------------------Years ended December 31,------------------------
                                               ----------2002-------vs.------2001----    ----------2001----------vs.---2000----
                                                       Increase                                 Increase
                                                      (Decrease)                                (Decrease)
                                                        Due to               Total                Due to               Total
                                                      ----------            Increase            ----------            Increase
                                                 Volume         Rate       (Decrease)      Volume         Rate       (Decrease)
                                               ----------    ----------    ----------    ----------    ----------    ----------
                                                                                  (Dollars in Thousands)
Interest-earning assets:
    Loans                                      $   (3,670)   $   (9,830)   $  (13,500)   $    1,348    $   (6,821)   $   (5,473)
    Taxable securities                                 53        (1,418)       (1,365)        1,602            (2)        1,600
    Nontaxable securities                             (88)           (4)          (92)         (514)           35          (479)
    Federal funds sold                                 51          (347)         (296)          229          (244)          (15)
    Other interest-earning assets                       3           (75)          (72)           52           (49)            3
                                               ----------    ----------    ----------    ----------    ----------    ----------

    Total interest-earning assets              $   (3,651)   $  (11,674)      (15,325)   $    2,717    $   (7,081)       (4,364)
                                               ==========    ==========    ----------    ==========    ==========    ----------

Interest-bearing obligations:
    Savings deposits                           $   (1,004)   $   (4,956)       (5,960)   $     (489)   $   (1,594)       (2,083)
    Time deposits                                    (562)       (2,239)       (2,801)        1,021        (2,288)       (1,267)
    Borrowings                                         22           264           286         1,453          (365)        1,088
    Subordinated debentures                             0          (278)         (278)          -0-          (317)         (317)
                                               ----------    ----------    ----------    ----------    ----------    ----------

    Total interest-bearing  obligations        $   (1,544)   $   (7,209)       (8,753)   $    1,985    $   (4,564)       (2,579)
                                               ==========    ==========    ----------    ==========    ==========    ----------

Net interest income                                                        $   (6,572)                               $   (1,785)
                                                                           ==========                                ==========

As discussed in the Deposits section, the Corporation is developing new deposit products for its local markets to raise funds to be used to replace the higher rate out-of-market certificates. This, coupled with renewed efforts to decrease the level of nonperforming assets and increase lending in its local markets, is anticipated to increase the net interest margin. However, in order to execute certain strategies of the Corporation's capital and liquidity plans, the Corporation may need to sell portions of the existing loan portfolio. As these loans represent the highest yielding assets of the Corporation, the net interest margin could decline further in the short term.

PROVISION FOR LOAN LOSSES

The Corporation records a provision for loan losses at a level it believes is necessary to maintain the allowance for loan losses at an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. The provision for loan losses increased by $23.5 million to $26.7 million for the year ended December 31, 2002, when compared to 2001. In 2001, the provision for loan losses was $3.2 million compared to $5.9 million in 2000. The decrease in the provision in 2001 was primarily due to the decrease in the loan portfolio. The provision for loan losses was increased during 2002 due to increased charge-offs and factors discussed in the Loans section relative to the necessary increase in the allowance for loan losses. The provision for loan losses as a percentage of average loans for the years ended December 31, 2002 and 2001, was 5.5% and 0.6%, respectively. The significant increase in 2002 is reflective of the deterioration of segments of the loan portfolio identified in 2002. Management will continue to monitor the loan portfolio for changes which may impact the required allowance for loan losses. Additional provisions for loan losses are possible due to changes in the factors noted above and others.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

NONINTEREST INCOME

Noninterest income was $5.3 million, $10.4 million, and $7.0 million in 2002, 2001, and 2000, respectively. The principal sources of noninterest income are fees for services related to deposit and loan accounts, as well as gains recognized on the sale of securities, loans, and branch locations.

The most significant reason for the $5.1 million decrease in 2002, relates to other loan and lease income, which decreased $4.4 million. This can be attributed entirely to the fee income generated during the first three quarters of 2001 by the Corporation's mortgage subsidiary. The mortgage subsidiary ceased operations during the third quarter of 2001.

The gains on the sale of branches decreased from $1.4 million in 2001, to $.5 million in 2002, due to fewer branch sales in 2002.

Service fees on customer accounts has remained virtually unchanged over the period of 2000 through 2002. Service fees as a percentage of average non-interest-bearing deposits for the year ended December 31, 2002, was 4.7%, compared to 3.9% and 4.2% for 2001 and 2000, respectively. The Corporation has been able to increase this ratio by pricing its services properly and collecting the fees allowed per the account agreements. The addition of the Generation Gold account is the most significant reason the Corporation has been able to maintain the level of its service fee income. Generation Gold account holders are assessed a fee for the variety of services related to this product. Management expects to continue to fairly price its fees for services rendered.

The increase in noninterest income in 2001 of $3.4 million to $10.4 million, from $7.0 million in 2000, was primarily due to an increase in residential mortgage loan fees, due to more volume in 2001 and additional gains on the sales of securities, loans, and branches in 2001 of $2.5 million.

NONINTEREST EXPENSE

Noninterest expense was $27.1 million in 2002 compared to $24.3 million, and $20.1 million in 2001 and 2000, respectively.

Following are the significant items within noninterest expense that resulted in the $2.8 million increase:

o The Corporation recognized an impairment loss of $3.6 million in 2002 for the entire amount of goodwill recorded. In accordance with current accounting rules, the annual impairment test of the goodwill was completed as of August 31, 2002, and there was no impairment. The impairment test is based in large part on a comparison of the fair value of the Corporation's outstanding stock, with the carrying value of its net assets. During the fourth quarter of 2002 the decrease in the fair value of the Corporation's stock caused the Corporation to perform another impairment test. The results of this test indicated that the entire goodwill balance was impaired.

o As a result of current market conditions, the Corporation determined that the carrying value of other real estate held for sale exceeded the estimated realizable value as of December 31, 2002. This excess carrying value of $2.4 million was recognized as an impairment loss in 2002.

o Accounting, legal, and consulting fees increased $.4 million, to $1.8 million in 2002. This increase is due to the Corporation requiring more outsourced assistance with financial, loan collection, and regulatory matters in 2002, compared to 2001.

o The above increases were offset by a $4.3 million decrease in salaries, commissions, and related benefits in 2002. The largest portion of this decrease is $3.4 million of payroll costs paid by the Corporation's mortgage subsidiary in 2001, which was not incurred in 2002 due to the ceasing of operations of this subsidiary. The remaining decrease of $.9 million is due to a reduction in overall payroll costs due to branch sales and a reevaluation of staffing needs based on current operations.

The increase of $4.2 million of noninterest expenses in 2001 was primarily due to $2.4 million of increased payroll costs, which were mostly attributable to commissions related to the increase in the volume of residential mortgage loans in 2001.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

FEDERAL INCOME TAXES

The income tax benefit recorded in 2002 is 12.7% of the pretax loss. This compares to provisions for income taxes of 15.4% and 21.5% of pretax income in 2001 and 2000, respectively. The differences in each year between the above percentages and the federal corporate income tax rate of 34% is primarily due to the Corporation's tax exempt interest earned on loans, leases, and investments. The losses generated for tax purposes will be carried back to prior years. This will result in the Corporation receiving a refund of previously paid taxes of approximately $3.6 million. The 2002 tax benefit was reduced by a valuation allowance against the net deferred tax assets of $7 million. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

In general, the Corporation attempts to manage interest rate risk by investing in a variety of assets which afford it an opportunity to reprice assets and increase interest income at a rate equal to or greater than the interest expense associated with repricing liabilities.

Interest rate risk is the exposure of the Corporation to adverse movements in interest rates. The Corporation derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing obligations. The rates of interest the Corporation earns on its assets and owes on its obligations generally are established contractually for a period of time. Since market interest rates change over time, the Corporation is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excess levels of interest rate risk could pose a significant threat to the Corporation's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Corporation's safety and soundness.

Loans are the most significant earning asset. Management offers commercial and real estate loans priced at interest rates which fluctuate with various indices such as the prime rate or rates paid on various government issued securities. In addition the Corporation prices loans so it has an opportunity to reprice the loan within 12 to 36 months.

The Bank also has $68 million of securities, of which $50 million are mortgage backed securities providing for scheduled monthly principal and interest payments as well as unanticipated prepayments of principal. These cash flows are then reinvested into other earning assets at current market rates.

The Corporation also has investments in federal funds sold to other correspondent banks as well as other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

The Corporation offers deposit products with a variety of terms ranging from deposits whose interest rates can change on a weekly basis to certificates of deposit with repricing terms of up to five years.

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

Exposure to interest rate risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and at the same time maximize income. Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing analysis and interest rate sensitivity analysis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

The difference between repricing assets and liabilities for a specific period is referred to as the GAP. An excess of repricable assets over liabilities is referred to as a positive gap. An excess of repricable liabilities over assets is referred to as a negative gap. The cumulative gap is the summation of the gap for all periods to the end of the period for which the cumulative gap is being measured.

Assets and liabilities scheduled to reprice are reported in the following timeframes. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1 to 90 day timeframe. The estimates of principal amortization and prepayments are assigned to the following timeframes.

The following is the Corporation's repricing opportunities at December 31, 2002 (dollars in thousands):

                                                   1 - 90        91 - 365         2 - 5        Over 5
                                                    Days           Days           Years        Years            Total
                                               ------------   ------------    ------------   ------------    ------------
Interest-earning assets:
     Loans                                     $    287,484   $     31,219    $     77,419   $     38,921    $    435,043
     Securities                                       1,660          4,766          23,581         37,948          67,955
     Other                                           32,635            -0-             -0-            -0-          32,635
                                               ------------   ------------    ------------   ------------    ------------

     Total interest-earning assets                  321,779         35,985         101,000         76,869         535,633
                                               ------------   ------------    ------------   ------------    ------------

Interest-bearing obligations:
     Savings deposits                               159,297            -0-             -0-            -0-         159,297
     Time deposits                                   41,802        123,381          71,401            816         237,400
     Borrowings                                         -0-            722           5,476         81,617          87,815
     Subordinated debentures                         12,450            -0-             -0-            -0-          12,450
                                               ------------   ------------    ------------   ------------    ------------

     Total interest-bearing obligations             213,549        124,103          76,877         82,433         496,962
                                               ------------   ------------    ------------   ------------    ------------

GAP                                            $    108,230   $    (88,118)   $     24,123   $     (5,564)   $     38,671
                                               ============   ============    ============   ============    ============

Cumulative GAP                                 $    108,230   $     20,112    $     44,235   $     38,671    $     38,671
                                               ============   ============    ============   ============    ============

The above analysis indicates that at December 31, 2002, the Corporation had a cumulative asset sensitivity GAP position of $20.1 million within the one-year timeframe. The Corporation's cumulative asset sensitive GAP suggests that if market interest rates increase in the next twelve months, the Corporation has the potential to earn more net interest income. Conversely, if market interest rates continue to decrease in the next twelve months, the above GAP position suggests the Corporation's net interest income would decrease.

A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of noncontractual repricing or expected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

The borrowings in the table above and on the next page include FHLB advances as fixed-rate advances. A significant portion of these advances give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month LIBOR Flat. The exercise of this conversion feature by the FHLB would impact the maturity dates currently assumed in the tables.

The Corporation's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk and foreign exchange risk. The Corporation has no market risk sensitive instruments held for trading purposes. The Corporation has limited agricultural-related loan assets and therefore has minimal significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, the Corporation assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity and asset quality.

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2002 (dollars in thousands). Nonaccrual loans are included in the table at an average interest rate of 0.0% and a maturity greater than five years.

                     Principal/Notional Amount Maturing in:

                                                                                                                       Fair Value
                                   2003       2004       2005       2006       2007     Thereafter        Total         12/31/02
                                 --------   --------   --------   --------   --------   ------------   ------------   ------------
RATE SENSITIVE ASSETS
Fixed interest rate
  securities                     $  6,426   $  6,609   $  5,549   $  6,178   $  5,245   $     37,948   $     67,955   $     67,955
  Average interest rate              5.50       5.77       5.91       6.62       6.13           5.03           5.45

Fixed interest rate loans          97,221     28,270     18,825     15,007     15,317         38,921        213,561        197,763
  Average interest rate              7.64       7.53       7.29       7.47       6.54           1.64           6.41

Variable interest rate loans
                                  221,482                                                                   221,482        221,482
  Average interest rate              5.94                                                                      5.94

Other assets                       32,635                                                                    32,635         32,635
  Average interest rate              1.75       1.75

Total rate sensitive assets      $357,764   $ 34,879   $ 24,374   $ 21,185   $ 20,562   $     76,869   $    535,633   $    519,835
                                 ========   ========   ========   ========   ========   ============   ============   ============
Average interest rate                6.02       7.19       6.98       7.22       6.44           3.32           5.81
                                 ========   ========   ========   ========   ========   ============   ============

RATE SENSITIVE LIABILITIES
Interest-bearing savings          159,297                                                              $    159,297   $    159,297
  Average interest rate              1.53                                                                      1.53

Time deposits                     165,183     49,000     11,037      6,389      4,975            816        237,400        242,775
  Average interest rate              3.13       4.06       4.67       4.42       4.80           6.09           3.47

Fixed interest rate
  borrowings                          722      1,919        340      3,217                     1,617          7,815          7,682
  Average interest rate              6.77       6.61       7.06       7.06                      1.00           5.64

Variable interest rate
  borrowings                                                                                  80,000         80,000         93,720
  Average interest rate                                                                         5.42           5.42

Variable interest rate             12,450                                                                    12,450         12,450
  subordinated debentures
  Average interest rate              4.38                                                                      4.38

Total rate sensitive
  liabilities                    $337,652   $ 50,219   $ 11,377   $  9,606   $  4,975   $     82,433   $    496,962   $    515,924
                                 ========   ========   ========   ========   ========   ============   ============   ============
  Average interest rate              2.43       4.16       4.74       5.30       4.80           5.34           3.22
                                 ========   ========   ========   ========   ========   ============   ============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing and deposit strategies; customer preferences; and other factors.

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking offices in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2002, the Corporation had excess Canadian assets of $4.4 million (or $2.8 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.

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

Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. See note 20 to the consolidated financial statements for additional information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

LIQUIDITY

As a result of the Corporation's results for 2002, sources of liquidity, such as lines of credit from correspondent banks, borrowings from the Federal Home Loan Bank, and the issuance of stock, which were historically available, are currently not sources of liquidity.

The liquidity issues faced in 2002, the Corporation's actions taken to address them, and the liquidity plan for 2003 are discussed below.

During 2002, the Corporation increased cash and cash equivalents by $7.9 million, with an increase of $17.9 million in the fourth quarter. As shown on the Corporation's Statement of Cash Flows, despite the net loss of $26.7 million in 2002, the Corporation was able to generate $5.4 million of cash from operations, due to the noncash expenses such as the provision for loan losses of $26.7 million and the impairment losses of $6.1 million. Other significant factors impacting cash flow were the $52.5 million of cash received from the decrease in loans and the $45.0 million cash used due to the decrease in deposits, including those related to branch sales.

It is anticipated that in 2003 cash generated from decreases in certain segments of the loan portfolio will be re-invested in securities and local market loans, and deposits generated locally will replace a portion of the out-of-market brokered deposits.

During the fourth quarter of 2002, the Corporation experienced an unanticipated decrease in deposits, mainly from local governmental units, in part due to the announcement of the third quarter results. In reaction to this occurrence, management developed a short-term liquidity plan which involved obtaining deposits via the Internet CD network, and to a lesser degree the sale of unencumbered securities available-for-sale. Approximately $49.6 million of deposits had been added via the Internet network by December 31, 2002.

In addition, to date, the Corporation suspended two payments of interest on its subordinated debentures that fund quarterly distributions on the trust preferred securities issued by its trust subsidiary, North Country Capital Trust. The debenture agreement allows for suspension of payments for up to 20 quarters.

From a long-term perspective, the Corporation's liquidity plan for 2003 includes strategies to increase core deposits in the Corporation's local markets. New products and advertising are expected to commence in 2003, with a goal of raising core deposits to reduce the dependency on noncore deposits, while also reducing interest costs. The Corporation's liquidity plan for 2003 calls for augmenting local deposit growth efforts with Internet CD funding to the extent necessary.

The 2003 plan is expected to include the possible sale of certain segments of the loan portfolio to make the overall loan portfolio more manageable. Such sales would reduce the concentration of loans in particular industries, such as hospitality and gaming.

During the fourth quarter of 2002, the lines-of-credit the Corporation had with two correspondent banks were closed by those banks. In 2003, the Corporation established a secondary borrowing arrangement collateralized by loans.

The final 2002 results, the uncertainty relative to the Bank's ability to meet the required minimum regulatory capital ratios, and the independent auditor's uncertainty about the Corporation's ability to continue as a going concern, could result in further decreases in deposits in the Bank's market area. If this occurs, the Bank will need to increase its reliance on brokered and/or Internet CDs for a period of time. Since these CDs may come at a higher cost, this could negatively impact the Corporation's earnings. There is no assurance that such CDs will be available in adequate amounts or at economically feasible pricing.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

CAPITAL AND REGULATORY

During 2002, capital decreased by $27.4 million, as a result of the net loss of $26.7 million, the increase in the unrealized gain on securities available for sale of $1.0 million, and dividends paid during the first three quarters of 2002 totaling $1.7 million. This compares to increases in capital during 2001 and 2000 of $3.3 million and $3.8 million, respectively, resulting primarily from net income, changes in the unrealized gain on securities available for sale and dividends declared for each year.

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2002, the Corporation and the Bank were undercapitalized. See discussions on the following pages of the regulatory requirements and the Corporation's plans for increasing its capital ratios.

Regulatory capital is not the same as shareholders' equity reported in the accompanying financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation's acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

Presented below is a summary of the Corporation's consolidated capital position in comparison to generally applicable regulatory requirements:

                                                         Tier I          Tier I           Total
                                                       Capital to      Capital to       Capital to
                                                         Average     Risk Weighted     Risk Weighted
                                                         Assets          Assets           Assets
                                                       ----------    --------------    --------------
Regulatory minimum for capital adequacy purposes              4.0%              4.0%              8.0%

The Corporation:

    December 31, 2002                                         3.8%              5.3%              8.2%
    December 31, 2001                                         8.4%             11.1%             12.4%

The capital levels include adjustment for the capital, or trust preferred securities, issued in May 1999, subject to certain limitations. Federal Reserve guidelines limit the amount of trust preferred securities which can be included in Tier I capital to 25% of total Tier I capital. As of December 31, 2002, $5,706,000 of the $12,450,000 of capital securities were available as Tier I capital of the Corporation. As of December 31, 2001, the entire $12,450,000 qualified as Tier I capital.

In September, 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services ("OFIS") and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago ("FRB") requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation.

In response to the concerns expressed by the regulators, the Board of Directors of the Corporation and the Bank adopted resolutions providing for prior regulatory approval of the declaration or payment of any dividend by the Corporation or the Bank, and suspension of interest payments by the Corporation in connection with its trust preferred securities.

The agreements relating to the trust preferred securities allow for the suspension of payments for up to 20 quarters. Therefore, the suspension of the interest payments does not violate the agreement. However, while interest payments are suspended, no dividends can be paid on the Corporation's common stock.

In October, 2001, the Bank was notified by the FDIC that it is a "troubled institution" within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

Following the completion of the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS, and the Bank's receipt of the related Joint Report of Examination ("Report"), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal Cease and Desist Order (the "Order") under Federal and State banking laws. The Order became effective on April 5, 2003, and will remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identifies deficiencies in the Bank's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also requires the Bank to maintain specified capital ratios during the life of the Order.

The Order further requires the Bank and its directors to take the following specific steps, again within time periods specified in the Order. For the calendar quarters ending March 31, 2003, and June 30, 2003, the Bank must have a ratio of Tier 1 capital to total assets ("Tier 1 Capital Ratio") equal to at least 6.4%. Commencing with the calendar quarter ending September 30, 2003, and for each calendar quarter thereafter, the Bank must have a Tier 1 Capital Ratio equal to at least 8.0%. If the Bank's Tier 1 Capital Ratio is below the required percentage for any such quarter, the Bank must take steps to bring its Tier 1 Capital Ratio to the required level within 60 days. The Order also requires the Bank to maintain its total risk-based capital ratio at 10.0% or greater for each calendar quarter ending after the effective date of the Order. If the Bank's total risk-based capital ratio for any such quarter is less than 10.0%, the Bank must take steps to bring its total risk-based capital ratio to the required level within 60 days.

As of March 31, 2003, the Bank's capital ratios do not meet the minimum requirements of the Order. Following is a summary of the strategies which management plans to enact in order to restore the Bank's capital to the levels required by the Order.

The Corporation plans to sell certain branches. This is expected to reduce the size of the Bank by approximately $80 million.

In conjunction with the sale of the branches, the Bank plans to sell certain segments of its loan portfolio, including problem loans. It is anticipated that approximately $50 million of loans will be sold with the cash received providing liquidity for the branch sales. The contemplated sales of the branches and loans will require prior regulatory approval.

Because the above sales will not reduce the size of the Bank enough, based on current capital levels, to achieve the required regulatory capital levels, additional capital will need to be raised. After selling the branches, the Bank expects that it will need an additional $11 to $12 million of new capital to attain the 8% Tier 1 Capital Ratio.

The Corporation is exploring a possible capital infusion from an outside investor which might also include an opportunity for existing shareholders to participate. If no outside investor is found, the Corporation will consider other alternatives for raising additional capital. Among the options that the Corporation could consider would be a rights offering for existing shareholders.

It is likely that any new stock issuance could be at a price below the Corporation's current book value, resulting in a dilution of the existing shareholders' ownership interests.

The Corporation has made progress in strengthening its management team. Recruiting firms are being utilized in an effort to attract skilled and experienced banking professionals to augment the senior management team, which will be able to address the regulatory issues facing the Corporation. By strengthening the infrastructure of the Corporation, management will be able to place more emphasis on addressing problem loans, financial matters, and moving forward with and enacting the daily strategies of the Corporation. In the future, this will decrease the dependence on outsourced services, which in turn will decrease expenses associated with these services. The expense reduction and improvement in the loan portfolio will be significant steps toward returning the Corporation to profitability, which will further improve the capital ratios.

Noncompliance with the minimum capital requirements of the Order may impact the ability of the Corporation and the Bank to remain as ongoing operating entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

The Order imposes specific prohibitions and limitations on the Bank and its directors regarding certain matters. Without the prior approval of the FDIC and the OFIS, the Bank may not (i) enter into any material transaction that is not in the ordinary course of business (including any material acquisition or disposition of assets), (ii) declare or pay any cash dividend, (iii) extend any credit, directly or indirectly, to any borrower obligated to the Bank on any credit which has been charged off or classified loss by bank examiners so long as such credit remains uncollected, or (iv) authorize any "golden parachute" payment to any person, within the meaning of the applicable FDIC regulation. In addition, the Bank is required to notify the FDIC and the OFIS in writing of any change in the Bank's directors or senior executive officers, and to obtain the prior approval of the OFIS of the addition of any person as a director or senior executive officer of the Bank. The Bank is also prohibited from permitting its Chairman and director, Ronald G. Ford, from negotiating or making any loan, overdraft, or extension of credit, serving as a member of the Bank's loan committee, or participating in credit underwriting, other than voting as a director on matters presented to the Board of Directors.

The Order requires the Bank and its directors to take specific steps, within time periods specified in the Order, to address the operational deficiencies, including certain violations of law and regulations, identified by the FDIC and the OFIS in the Order and the Report. Among other things, the Bank must establish, and submit to the FDIC and the OFIS for comment, written plans (i) to reduce the Bank's risk position with respect to certain classified loans identified in the Report or any subsequent Report of Examination during the life of the Order, (ii) to reduce identified concentrations of loans to one industry in excess of 100% of the Bank's Tier 1 capital, (iii) to reduce and collect delinquent loans, (iv) to eliminate the classified amounts of loans to directors, executive officers, principal shareholders of the Bank and their respective related interests, (v) to address the Bank's relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management, (vi) setting forth the Bank's strategic plan, including financial goals and strategies to maintain adequate capital and liquidity, to reduce problem loans, and to attract and keep qualified management, (vii) covering the policies and procedures for review and approval of reimbursement of customer entertainment and business development expenses of the Bank's directors, officers and employees, (viii) for a realistic budget for calendar year 2003 and each subsequent year during the life of the Order, including strategies to improve the Bank's net interest margin, (ix) to reduce the Bank's portfolio of other real estate owned as a result of foreclosure or surrender of collateral for loans, and (x) to address procedures for the directors to monitor, and management to implement, the requirements of the Order.

Further actions the Bank must take within periods specified in the Order include correcting all deficiencies noted in the Report with respect to certain categories of loans, and all technical exceptions and all violations of law noted in the Report. The Bank's loan committee, which must include at least three outside directors who are independent of management and any principal shareholder, is required to meet at least monthly, and to act with respect to specified categories of loans and loan applications, including all such applications involving directors and executive officers of the Bank and their respective related interests. The Bank's Board of Directors is required to review and revise the Bank's written loan policy, to submit the revised policy to the FDIC and OFIS for review and comment, and to conduct an annual review of the policy. The Bank's Board of Directors is also required to review and revise the Bank's investment policy, and to submit the revised policy for comment to the FDIC and the OFIS. The Order mandates the Bank's Board of Directors (i) to adopt resolutions acknowledging the Bank's designation as a troubled institution by the FDIC, (ii) to review all agreements for the provision of goods and services between the Bank and any of its current or former directors, officers, or employees, and their respective related interests, and to determine whether such agreements remain in the best interest of the Bank, and (iii) to seek restitution from Ronald G. Ford of all amounts paid by the Bank pursuant to the Chairman Agreement entered into as of April 12, 2002, between Mr. Ford and the Corporation. The Order also requires the Bank to submit to the FDIC and the OFIS written reports regarding its progress under the Order, signed by each director of the Bank, every three months following the effective date of the Order.

If the Bank fails or is unable to timely comply with the Order, there could be material adverse effects on the Bank and the Corporation. Since the entry of the Order, the Corporation has determined that the Bank was not incompliance with the minimum capital ratios specified in the Order for the calendar quarter ended March 31, 2003. There can be no assurances that the Corporation can take steps in the time limits prescribed by the Order to restore the Bank's capital ratios to the required levels.

The Corporation and the Bank have been addressing the requirements of the Order as the Board of Directors and management believe it is in the best interests for the long-term financial health of the Corporation to address the issues promptly.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

The Order requires development of a comprehensive strategic plan, financial plan, and profit plan. The development of these plans will provide the Board of Directors and management with a road map to strengthen the Corporation in many areas, reduce risk, improve liquidity, and return the Corporation to profitability. By implementing these strategic plans, improved policies and resolution of nonperforming assets, the Corporation believes it can more effectively serve its customers, grow in its markets, return to profitability, and increase shareholder value.

Addressing the requirements of the Order, carrying out the objectives of the strategic plan, and returning the Corporation to profitability will require the strengthening of the executive management team. The Corporation will be seeking to add management with experience in turnaround situations, loan portfolio, credit and problem loan administration, and financial management expertise commensurate with the issues the Corporation must address. The addition of management may increase expense in the short term. However, the additional management expertise is expected to help the Corporation resolve many of its issues more quickly, and improve customer service and financial performance.

The Board of Directors is further required to address the overall asset/liability management practices of the Bank, interest rate risk management, and liquidity management. Strengthening the Bank's policies, risk limits, and procedures in these areas should increase overall liquidity and consistency of income through interest rate cycles and reduce risk to capital.

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

BOARD OF DIRECTORS
===============================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION
                          NORTH COUNTRY BANK AND TRUST

DENNIS BITTNER....................................Owner and President, Bittner Engineering

BERNARD A. BOUSCHOR...............................Tribal Chairman, Sault Tribe of Chippewa Indians

RONALD G. FORD....................................Chairman, North Country Financial Corporation

STANLEY J. GEROU II...............................Owner and President, Days Inn & Comfort Inn (Munising), Gerou Excavating

JOHN D. LINDROTH..................................President, Superior State Agency, Inc.

SHERRY L. LITTLEJOHN .............................President and Chief Executive Officer, North Country Financial Corporation
                                                  and North Country Bank and Trust

STEVE MADIGAN.....................................Owner and President, Madigan-Pingatore Insurance Services

SPENCER SHUNK.....................................Owner, Shunk Furniture

CONTACTS
===============================================================================


                       NORTH COUNTRY FINANCIAL CORPORATION
                                EXECUTIVE OFFICE
                             130 South Cedar Street
                           Manistique, Michigan 49854
                                 1-800-200-7032


                       NORTH COUNTRY FINANCIAL CORPORATION
                                EXECUTIVE OFFICER
                              Sherry L. Littlejohn
                                    President
                             Chief Executive Officer


                             SHAREHOLDER INFORMATION
              For information or assistance with questions, please
         contact North Country Financial Corporation Investor Relations
                                 1-800-200-7032


                        DIVIDEND REINVESTMENT PLAN AGENT
                          Registrar & Transfer Company
                                 1-800-368-5948


                              STOCK TRANSFER AGENT
            For questions regarding transfer of stock, please contact
                          Registrar & Transfer Company
                                 1-800-368-5948