Form 10-K, Exhibit 13
period 2003-12-31
NORTH COUNTRY FINANCIAL CORP
filed 2004-03-30
CIK 36506

                                                                      EXHIBIT 13

                                      NORTH

                                     COUNTRY

                                    FINANCIAL

                                   CORPORATION

                                      2003

                                     ANNUAL

                                     REPORT

TO OUR SHAREHOLDERS

                      NORTH COUNTRY FINANCIAL CORPORATION

March 15, 2004

Dear Shareholder:

The challenges and difficulties encountered by the Corporation in 2003 have also served as a catalyst for the implementation of essential cultural and business practice adjustments that were needed to provide a proper foundation for going forward with the Corporation's business on a prudent, safe and sound, profitable basis for the benefit of all Shareholders.

The 2003 financial results, although disappointing, represent an operating loss reduction year over year of $17.1 million; from a loss of $26.7 million in 2002 to a loss of $9.6 million in 2003. We cannot change the results of 2002 or 2003, but we have made adjustments that we believe will have a significant positive impact on the Corporation's overall condition and operating performance in 2004.

We expect major savings in the areas of consulting, legal, collections, accounting, data processing, and branch related expenses in 2004. Management is also taking steps to improve loan and deposit products, strengthen staff, enhance delivery systems and increase marketing efforts in order to foster public confidence and provide better service to existing customers and prospective new customers.

At this point, I will take a moment to discuss with you, in outline form, what has been accomplished since August of 2003 and some of the issues that are pending for 2004 and beyond.

         - As I have discussed with you in previous communications, key management staff were put in place during the last half of 2003. Middle management and other staff positions have also been filled and are continuing to be shored-up as necessary. We are striving to have the best prepared people and acquire and provide superior process in order to compete successfully in the marketplace. We know that the right people with the right leadership are primary keys to a successful future.

         - An outside, independent and comprehensive Loan Review was conducted in September of 2003 that confirmed the adequacy of the allowance for potential loan and lease losses.

         - A detailed Strategic Rehabilitation Plan was developed and adopted during the third quarter of 2003 that addresses the goals, objectives, priorities, and time-lines to improve the financial soundness of the Corporation. Best efforts have and are being made to implement these plans.

         - Budgets for 2004 and 2005 have been developed and were approved by the Board of Directors in December of 2003.

         - In order to improve the risk profile, reduce related expenses, and comply with regulatory requirements, management recently completed the sale of $25.4 million of nonperforming loans. The result of the transaction had no adverse impact on earnings or further erosion of capital. A portfolio of previously charged-off loans was sold for $1.1 million in December of 2003 with proceeds credited to the Bank's Allowance for Loan and Lease Losses.

         - Initiatives are underway to reduce the geographic "footprint" of the Bank through a combination of sales of branch deposits, branch consolidations, and branch closures that could reduce the total number of branches by nine unprofitable units. These initiatives, if successful, would reduce the number of branches to thirteen, reduce expenses, reduce oversight and management burden, and improve the Bank's Tier I Capital/Asset Ratio. It is hoped these activities can be completed by the end of the second quarter of 2004.

         - Management is currently engaged in discussions with investment banking firms to determine the feasibility of recapitalizing the Corporation through various means. Preliminary discussions are also ongoing with regard to the potential sale of control of the Corporation.

Page 2 - Shareholder Letter

         - Progress is being made toward further improving the Bank's Internal Auditing function in the areas of work product and scope, cost reduction, Audit Committee involvement, risk assessment, reporting and response, and the tracking/verification process.

         - The Bank's Asset/Liability Management function is being expanded and improved by engaging a facilitator who will provide documentation enhancements and expertise that should strengthen the process. This activity includes how we monitor asset and liability balances, maintain liquidity, manage investments, deal with rising and falling interest rates, etc.

         - Management continues to work diligently with the Bank's State and Federal Regulators to comply with the Order to Cease and Desist. Progress has and is being made toward this end.

As you can see, a good deal has been accomplished in a relatively short period of time. However, many important issues remain and need to be completed and/or resolved for the Bank to be successful; the most important and critical of which is the acquisition of adequate capital. Without sufficient capital, a successful turn-around and the future viability of the Corporation is threatened. Every effort is being made to address this issue.

While Management cannot guarantee the results of our efforts or the Corporation's future success, you may be assured that Management is continuing to provide the best effort it is capable of every day for the benefit of all Shareholders.

Thank you for your continuing support and loyalty. Please remember that your banking business and that of your family, friends, and business associates is of great importance to the Corporation's future success.

Sincerely,

NORTH COUNTRY FINANCIAL CORPORATION

 /s/ C. James Bess
-------------------------------
 C. James Bess
 President and Chief Executive Officer

COMPARATIVE HIGHLIGHTS

Dollars in thousands, except shares outstanding and per share data


   BALANCE SHEET STATISTICS                       2003                  2002
Assets                                          $ 422,539             $ 565,306
Net loans                                         275,841               410,135
Deposits                                          305,794               437,494
Shareholders' equity                               10,700                20,503
Shares of stock outstanding                     7,019,152             7,019,152
Book value per share                                 1.52                  2.92

OPERATING STATISTICS

Total income                                    $  26,872             $  41,227
Total expense                                      34,131                45,152
Provision for loan losses                             -0-                26,658
Income (loss) before income taxes                  (7,259)              (30,583)
Net income (loss)                                  (9,588)              (26,713)
Basic earnings per share                            (1.37)                (3.81)
Diluted earnings per share                          (1.37)                (3.81)

DIVIDEND SUMMARY (CASH DIVIDENDS DECLARED PER COMMON SHARE)

Quarter Ending
  March 31                                      $     .00             $     .10
  June 30                                             .00                   .10
  September 30                                        .00                   .05
  December 31                                         .00                   .00
                                                ---------             ---------
Total dividends                                 $     .00             $     .25
                                                =========             =========

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

BUSINESS OF THE CORPORATION

North Country Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956, as amended. The principal assets of the Corporation are its ownership of all of the outstanding capital stock of North Country Bank and Trust, North Country Financial Group, North Country Capital Trust, First Rural Relending Company, and First Manistique Agency. North Country Bank and Trust, headquartered in Manistique, Michigan, provides a full range of commercial and retail banking services to customers in Michigan. North Country Bank and Trust owns North Country Mortgage Company LLC, North Country Employee Leasing Company LLC, and NCB Real Estate Company. North Country Mortgage Company LLC is engaged in the business of mortgage lending and brokering. North Country Employee Leasing Company LLC provides employees to North Country Bank and Trust. NCB Real Estate Company owns several properties used by the Bank. North Country Financial Group is an inactive subsidiary. North Country Capital Trust was formed solely for the issuance of trust preferred securities. First Rural Relending Company is a rural lending corporation. First Manistique Agency has limited activity and was formed for the selling of insurance.

FORM 10-K

A COPY OF THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K IS AVAILABLE WITHOUT CHARGE BY WRITING THE SHAREHOLDERS' RELATIONS DEPARTMENT, NORTH COUNTRY FINANCIAL CORPORATION, 130 SOUTH CEDAR STREET, MANISTIQUE, MICHIGAN, 49854.

MARKET SUMMARY

The Corporation's common stock is traded on the Nasdaq Small Cap Market under the symbol NCFC. The Corporation had 1,805 shareholders of record as of March 9, 2004.

FIVE YEAR COMPARISONS

ASSETS
Total assets on a consolidated basis decreased by 23% during 2003 to $422.5 million.

[BAR CHART]

1999   2000  2001   2002    2003
568     667  637    565     422.5

SECURITIES
The portfolio of securities increased during 2003 by 25% to $84.4 million.

[BAR CHART]

 1999    2000  2001   2002    2003
43.342    72    62     68      68

NET LOANS
Total net loans decreased 33% to $275.8 million in 2003.

[BAR CHART]

1999   2000  2001   2002     2003
 460    532  494    410     275.8

FIVE YEAR COMPARISONS

DEPOSITS
Total deposits decreased by 30% to $305.8 million.

[BAR CHART]

  1999       2000      2001      2002    2003
462.998    531.883    482.524     437     437

SHAREHOLDERS' EQUITY
During 2003 shareholders' equity decreased by $9.8 million, or 48%, to $10.7 million.

[BAR CHART]

 1999    2000   2001       2002    2003
40.82    44.6  47.889       21     -9.8

NET INCOME(LOSS)
The net loss for 2003 was $9.6 million as compared to net income of $26.7 million for 2002.

[BAR CHART]

 1999    2000   2001    2002      2003
6.356   5.183  5.774  -27.000     -9.6

INDEPENDENT AUDITOR'S REPORT

                          INDEPENDENT AUDITOR'S REPORTS
                             TO THE SHAREHOLDERS OF
                       NORTH COUNTRY FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN

INDEPENDENT AUDITOR'S REPORT

Independent Auditor's Report

Board of Directors and Shareholders
North Country Financial Corporation
Manistique, Michigan

We have audited the accompanying consolidated balance sheet of North Country Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of North Country Financial Corporation and Subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 2 and 10 the Corporation changed its method of accounting for goodwill effective January 1, 2002.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern. As discussed in Notes 19 and 26 to the financial statements, the Corporation has suffered significant losses from operations resulting in a decrease to regulatory capital below the minimum required in their Cease and Desist Order. Losses are expected to continue in 2004. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 26. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Plante & Moran, PLLC
-----------------------------
Plante & Moran, PLLC

March 24, 2004
Grand Rapids, Michigan

INDEPENDENT AUDITOR'S REPORT

Independent Auditor's Report

Board of Directors and Shareholders
North Country Financial Corporation
Manistique, Michigan

We have audited the accompanying consolidated statement of operations, changes in shareholders' equity, and cash flows of North Country Financial Corporation and Subsidiaries for the year ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of North Country Financial Corporation and Subsidiaries for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Wipfli Ullrich Bertelson LLP
------------------------------------
Wipfli Ullrich Bertelson LLP

January 25, 2002
Appleton, Wisconsin

CONSOLIDATED BALANCE SHEETS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2003 and 2002
                             (Dollars in Thousands)

                                                                           2003                2002
                                                                     ---------------     ---------------
                                             ASSETS

Cash and due from banks                                              $         7,433     $        17,542
Federal funds sold                                                            15,600              26,250
                                                                     ---------------     ---------------
   Cash and cash equivalents                                                  23,033              43,792

Interest-bearing deposits in other financial institutions                      6,048               2,010
Securities available for sale                                                 84,774              67,955
Federal Home Loan Bank stock                                                   4,544               4,375

Total loans                                                                  297,846             435,043
   Allowance for loan losses                                                 (22,005)            (24,908)
                                                                     ----------------    ---------------
Net loans                                                                    275,841             410,135

Premises and equipment                                                        13,747              15,592
Other real estate held for sale                                                4,356               5,409
Other assets                                                                  10,196              16,038
                                                                     ---------------     ---------------

TOTAL ASSETS                                                         $       422,539     $       565,306
                                                                     ===============     ===============

                                  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Non-interest-bearing deposits                                     $       26,179     $        40,797
    Interest-bearing deposits                                                279,615             396,697
                                                                     ---------------     ---------------
    Total deposits                                                           305,794             437,494
    Borrowings                                                                87,026              87,815
    Subordinated debentures                                                   12,450              12,450
    Other liabilities                                                          6,569               7,044
                                                                     ---------------     ---------------
        Total liabilities                                                    411,839             544,803

Shareholders' equity:
    Preferred stock - No par value:
        Authorized 500,000 shares, no shares outstanding                         -0-                 -0-
    Common stock - No par value:
       Authorized - 18,000,000 shares
       Issued and outstanding  - 7,019,152                                    16,175              16,175
    Retained earnings (accumulated deficit)                                   (6,502)              3,086
    Accumulated other comprehensive income                                     1,027               1,242
                                                                     ---------------     ---------------
        Total shareholders' equity                                            10,700              20,503
                                                                     ---------------     ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $       422,539     $       565,306
                                                                     ===============     ===============

CONSOLIDATED STATEMENTS OF OPERATIONS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2003, 2002, and 2001
                  (Dollars in Thousands,Except Per Share Data)

                                                                       2003              2002                2001
                                                                  --------------    ---------------     ---------------
Interest income:
    Interest and fees on loans:
       Taxable                                                    $       18,999    $        29,615     $        41,178
       Tax-exempt                                                          1,534              2,256               3,405
    Interest on securities:
       Taxable                                                             2,277              3,360               4,725
       Tax-exempt                                                            230                266                 327
    Other interest income                                                    601                472                 840
                                                                  --------------    ---------------     ---------------
       Total interest income                                              23,641             35,969              50,475
                                                                  --------------    ---------------     ---------------

Interest expense:
    Deposits                                                               8,695             12,444              21,205
    Borrowings                                                             4,832              5,100               4,814
    Subordinated debentures                                                  488                545                 823
                                                                  --------------    ---------------     ---------------
       Total interest expense                                             14,015             18,089              26,842
                                                                  --------------    ---------------     ---------------

Net interest income                                                        9,626             17,880              23,633
Provision for loan losses                                                    -0-             26,658               3,200
                                                                  --------------    ---------------     ---------------
Net interest income (loss) after provision for loan losses                 9,626             (8,778)             20,433
                                                                  --------------    ---------------    ---------------

Other income:
    Service fees                                                           1,529              1,899               1,851
    Other loan and lease income                                               58              1,095               5,540
    Net security gains                                                       427                746               1,073
    Net gains on sale of loans                                               136                506                 549
    Gain on sale of branches                                                 -0-                464               1,386
    Other                                                                  1,081                548                  37
                                                                  --------------    ---------------     ---------------
       Total other income                                                  3,231              5,258              10,436
                                                                  --------------    ---------------     ---------------

Other expenses:
    Salaries, commissions, and related benefits                            5,973              7,589              11,882
    Furniture and equipment expense                                        1,367              1,437               1,734
    Occupancy expense                                                      1,387              1,629               1,659
    Data processing                                                        1,517              1,894               1,609
    Accounting, legal, and consulting fees                                 3,145              1,800               1,435
    Loan and deposit expense                                               1,992              1,111               1,387
    Telephone                                                              1,382              1,305               1,153
    Impairment loss on intangibles                                            60              3,647                 -0-
    Impairment loss on other real estate held for sale                       400              2,418                 -0-
    Loss on sale of premises, equipment, and other real estate
     held for sale                                                           362                648                 349
    Advertising expense                                                      182                545                 794
    Amortization of acquisition intangibles                                  460                420               1,057
    Other                                                                  1,889              2,620               1,248
                                                                  --------------    ---------------     ---------------

       Total other expenses                                               20,116             27,063              24,307
                                                                  --------------    ---------------     ---------------

Income (loss) before provision (credit) for income taxes                  (7,259)           (30,583)              6,562
Provision (credit) for income taxes                                        2,329             (3,870)                788
                                                                  --------------    ---------------     ---------------

Net income (loss)                                                 $       (9,588)   $       (26,713)    $         5,774
                                                                  ==============    ===============     ===============
Earnings (loss) per share:
    Basic                                                         $        (1.37)   $         (3.81)    $          0.82
                                                                  ==============    ===============     ===============
    Diluted                                                       $        (1.37)   $         (3.81)    $          0.82
                                                                  ==============    ===============     ===============

CONSOLIDATED STATEMENTS OF
CHANGES IN SHAREHOLDERS' EQUITY

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2003, 2002, and 2001
                  (Dollars in Thousands,Except Per Share Data)

                                                                       Retained        Accumulated
                                   Shares of                           Earnings           Other
                                    Common             Common        (Accumulated     Comprehensive
                                     Stock              Stock           Deficit)      Income (Loss)      Total
                                ---------------     --------------     --------       -------------   ----------
Balance, January 31,
2001                                  6,993,684     $       16,029     $ 27,887       $        701    $   44,617

Net income                                                                5,774                            5,774
Other comprehensive loss:
   Net unrealized loss on
    securities available for
    sale                                                                                      (541)         (541)
                                                                                                      ----------
Total comprehensive income                                                                                 5,233
Dividends declared ($.30
 per share)                                                              (2,107)                          (2,107)
Issuance of common stock                 30,533                239                                           239
Retirement of common stock               (5,065)               (93)                                          (93)
                                ---------------     --------------     --------       ------------    ----------

Balance, December 31,
2001                                  7,019,152             16,175       31,554                160        47,889

Net loss                                                                (26,713)                         (26,713)
Other comprehensive loss:
   Net unrealized gain on
    securities available for
    sale                                                                                     1,082         1,082
                                                                                      ------------    ----------
Total comprehensive loss                                                                                 (25,631)
Dividends declared ($.25
 per share)                                                              (1,755)                          (1,755)
                                ---------------     --------------     --------       ------------    ----------

Balance, December 31,
2002                                  7,019,152    .        16,175         3,086             1,242        20,503

Net loss                                                                  (9,588)                         (9,588)
Other comprehensive loss:
   Net unrealized loss on
    securities available for
    sale                                                                                      (215)         (215)
                                ---------------     --------------     --------       ------------    ----------
Total comprehensive loss                                                                                  (9,803)

Balance, December 31,
2003                                  7,019,152     $       16,175     $ (6,502)      $      1,027    $   10,700
                                ===============     ==============     ========       ============    ==========

CONSOLIDATED STATEMENTS OF CASH FLOWS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2003, 2002, and 2001
                             (Dollars in Thousands)

                                                                      2003                  2002                2001
                                                               -----------------   -----------------     ---------------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
    Net income (loss)                                          $         (9,588)   $         (26,713)    $         5,774
                                                               -----------------   -----------------     ---------------

    Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
     Provision for loan losses                                              -0-               26,658               3,200
     Provision for impairment of intangible assets                           60                3,647                 -0-
     Provision for impairment of other real estate
      held for sale                                                         400                2,418                 -0-
     Provision for impairment of bank premises
      and equipment                                                         669                  -0-                 -0-
     Provision for depreciation and net
      amortization                                                        2,546                2,424               2,683
     Credit for deferred taxes                                             (543)              (6,580)               (522)
     Net (gains) losses on sales of:
       Securities                                                          (427)                (746)             (1,073)
       Premises, equipment, and other real estate
        held for sale                                                       356                  648                 349
       Branches                                                             -0-                 (464)             (1,386)
     Change in other assets                                               6,881                2,291                 528
     Change in other liabilities                                           (475)               1,850              (1,481)
                                                               -----------------   -----------------     ---------------

      Total adjustments                                                   9,467               32,146               2,298
                                                               ----------------    -----------------     ---------------

  Net cash provided by operating activities                               2,499                5,433               8,072
                                                               ----------------    -----------------     ---------------

  Cash flows from investing activities:
    Net (increase) decrease in interest-bearing
     deposits in other financial institutions                            (4,038)                (492)             (1,518)
     Payment for purchases of securities available for sale             (70,680)            (110,582)            (85,917)
     Proceeds from sale of securities available for sale                 36,601               95,245              74,681
     Proceeds from calls and maturities of securities
      available for sale                                                 15,928               11,234              21,715
     Purchase of Federal Home Loan Bank stock                              (169)                 -0-                (386)
     Net decrease in loans                                              129,589               52,470              30,643
     Proceeds from sale of premises, equipment,
      and other real estate held for sale                                 4,620                1,912               1,693
     Capital expenditures                                                   -0-                 (878)             (1,535)
     Purchase of other real estate held for sale                            -0-                  -0-                (763)
     Net cash paid for branch sales                                         -0-               (6,437)            (20,565)
                                                               ----------------    -----------------     ---------------

  Net cash provided by investing activities                             111,851               42,472              18,048
                                                               ----------------    -----------------     ---------------

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2003, 2002, and 2001
                             (Dollars in Thousands)

                                                                    2003               2002                 2001
                                                              ---------------   ------------------     ---------------
  Cash flows from financing activities:
   Net decrease in deposits                                   $      (131,700)   $         (37,487)    $       (26,639)
   Net decrease in federal funds
    purchased                                                             -0-                  -0-              (1,800)
   Proceeds from borrowings                                               -0-                  -0-              20,000
   Principal payments on borrowings                                      (789)                (734)               (686)
   Proceeds from issuance of common stock                                 -0-                  -0-                 239
   Retirement of common stock                                             -0-                  -0-                 (93)
   Dividends paid                                                         -0-               (1,755)             (2,107)
                                                              ---------------   ------------------     ---------------

  Net cash used in financing activities                              (132,489)             (39,976)            (11,086)
                                                              ---------------   ------------------     ---------------

Net increase (decrease) in cash and cash
 equivalents                                                          (20,759)               7,929              15,034
Cash and cash equivalents at beginning                                 43,792               35,863              20,829
                                                              ---------------    -----------------     ---------------

Cash and cash equivalents at end                              $        23,033    $          43,792     $        35,863
                                                              ===============    =================     ===============

Supplemental cash flow information:
Cash paid during the year for:
 Interest                                                     $        14,456    $          17,943     $        27,853
 Income taxes paid or (refunded)                                       (2,137)                 292               1,175

Noncash investing and financing activities:
Transfer of foreclosures from loans to
  other real estate held for sale                                       4,340                4,705               4,413
Transfer of property from premises and equipment to
 other real estate held for sale                                          -0-                1,226                 -0-
Lease receivable recorded in sale/leaseback transaction                   -0-                  154                 -0-

Assets and liabilities divested in branch sales:
  Loans                                                                   -0-                    4                  11
  Premises and equipment                                                  -0-                  665                 705
  Other assets                                                            -0-                  -0-                  89
  Deposits                                                                -0-                7,547              22,720
  Other liabilities                                                       -0-                   23                  36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of North Country Financial Corporation (the "Corporation") and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, North Country Bank and Trust (the "Bank"), North Country Financial Group and other minor subsidiaries, after elimination of intercompany transactions and accounts.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets, impairment of intangible assets and goodwill.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Securities

The Corporation's securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses, on securities available for sale are reported as accumulated other comprehensive income within shareholders' equity until realized.

Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

The Corporation continues to maintain a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for possible loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation's past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.

In management's opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.

Other Real Estate Held for Sale

Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at the lower of cost or fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management, and the assets' carrying value is adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale is included in other expense.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

Intangible Assets and Goodwill

Intangible assets attributable to the value of core deposits and the excess of purchase price over fair value of net assets (goodwill) acquired are stated at cost less accumulated amortization. The core deposit premium is amortized on a straight-line basis over a period of ten years and is subject to an annual impairment test based on the change in deposit base. Prior to 2002, goodwill was being amortized over a period of 15 years. During 2002 goodwill was written off in its entirety. (Note 10).

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

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31, 2003 and 2001. There were no options granted in 2002.

                                               2003          2002          2001
                                              ------         ----         ------
Dividend yield                                  0.00%         N/A           3.90%
Risk-free interest rate                         1.25%                       1.62%
Weighted average expected life (years)           7.0%                        7.0%
Expected volatility                            29.85%                      32.07%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $2.69 per share for options granted in 2001 and $.72 per share in 2003. Options granted in 2003 were forfeited as a result of the grantee's resignation.

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

                                                                2003                2002                2001
                                                           ---------------     --------------      ---------------
Net income (loss):

  As reported                                              $        (9,588)    $      (26,713)     $         5,774
  Total stock-based compensation expense
   determined under fair value-based method,
   net of tax                                                          (36)               (94)                (461)
                                                           ---------------     --------------      ---------------

  Pro forma                                                $        (9,624)    $      (26,807)     $         5,313
                                                           ===============     ==============      ===============

Earnings (loss) per share - Basic:

  As reported                                              $         (1.37)    $        (3.81)     $          0.82
                                                           ===============     ==============      ===============

  Pro forma                                                $         (1.37)    $        (3.82)     $          0.76
                                                           ===============     ==============      ===============

Earnings (loss) per share - Diluted:

  As reported                                              $         (1.37)    $        (3.81)     $          0.82
                                                           ===============     ==============      ===============

  Pro forma                                                $         (1.37)    $        (3.82)     $          0.76
                                                           ===============     ==============      ===============

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are recognized as a separate component of equity, accumulated other comprehensive income (loss).

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In November 2002, FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit and indemnifications. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor's obligations would not apply to guarantees accounted for as derivatives. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Adoption of this interpretation did not have a material effect on the Corporation's financial statements. See Note 22 for the disclosures currently required under FIN 45.

Reclassifications

Certain amounts in the 2002 and 2001 consolidated financial statements have been reclassified to conform to the 2003 presentation.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

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

SFAS No 149 - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's financial statements.

SFAS No. 150 - In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003. Adoption of this Standard had no financial statement impact to the Corporation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

FIN 46 - In January 2003, the FASB issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities". This Interpretation clarifies the application of ARB No. 51, "Consolidated Financial Statements", for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. The Corporation early adopted the provisions of FIN 46 related to the consolidation of one wholly-owned finance entity involved in the issuance of trust preferred securities. Effective July 1, 2003, the Corporation de-consolidated the wholly-owned issuing trust entity. The result of the de-consolidation had no impact to the financial statements of the Corporation.

NOTE 3 - ACQUISITIONS AND DIVESTITURES

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

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $682,000 were restricted on December 31, 2003 to meet the reserve requirements of the Federal Reserve System.

In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation's insured limited of $100,000. Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 5 - SECURITIES AVAILABLE FOR SALE

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

                                                                               Gross         Gross
                                                           Amortized        Unrealized     Unrealized         Estimated
                                                             Cost              Gains         Losses          Fair Value
                                                       ----------------    -----------    ------------     ---------------
DECEMBER 31, 2003

U S Agencies                                           $         36,017    $       208    $        -0-     $        36,225
Obligations of states and political subdivisions                  3,772            333             -0-               4,105
Corporate securities                                                666             42             -0-                 708
Mortgage-related securities                                      43,292            446               2              43,736
                                                       ----------------    -----------    ------------     ---------------

Total securities available for sale                    $         83,747    $     1,029    $          2     $        84,774
                                                       ================    ===========    ============     ===============

DECEMBER 31, 2002

Obligations of states and political subdivisions                  5,172            460             -0-               5,632
Corporate securities                                             10,593            701              30              11,264
Mortgage-related securities                                      50,355            704             -0-              51,059
                                                       ----------------    -----------    ------------     ---------------

Total securities available for sale                    $         66,120    $     1,865    $         30     $        67,955
                                                       ================    ===========    ============     ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                              2003                2002                2001
                                         ---------------     ---------------     ---------------
Proceeds from sale of securities         $        36,601     $        95,245     $        74,681
Gross gains on sales                                 588                 799               1,116
Gross losses on sales                                161                  53                  43

The carrying value and estimated fair value of securities available for sale at December 31, 2003, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                    Amortized           Estimated
                                                                                      Cost              Fair Value
                                                                                 ---------------     ---------------
Due in one year or less                                                          $           226     $           226
Due after one year through five years                                                     36,802              37,073
Due after five years through ten years                                                       450                 495
Due after ten years                                                                        2,977               3,244
                                                                                 ---------------     ---------------
Subtotal                                                                                  40,455              41,038
Mortgage-related securities                                                               43,292              43,736
                                                                                 ---------------     ---------------

Total                                                                            $        83,747     $        84,774
                                                                                 ===============     ===============

The carrying value and estimated fair value of securities pledged to secure treasury deposits was $991,000, as of December 31, 2003. See Note 12 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 6 - LOANS

The composition of loans at December 31 (dollars in thousands) is as follows:

                                                                                       2003                2002
                                                                                 ---------------     ---------------
Commercial real estate                                                           $        39,571     $        61,556
Commercial, financial, and agricultural                                                  203,393             290,371
One- to four-family residential real estate                                               51,120              74,366
Consumer                                                                                   3,195               5,706
Construction                                                                                 567               3,044
                                                                                 ---------------     ---------------

Total loans                                                                      $       297,846     $       435,043
                                                                                 ===============     ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS (CONTINUED)

An analysis of the allowance for loan losses for the years ended December 31 (dollars in thousands) is as follows:

                                                                      2003               2002               2001
                                                                 ---------------    ---------------    --------------
Balance, January 1                                               $        24,908    $        10,444    $        9,454
Provision for loan losses                                                    -0-             26,658             3,200
Recoveries on loans                                                        4,053                376               748
Loans charged off                                                         (6,956)           (12,570)           (2,958)
                                                                 ---------------    ---------------    --------------

Balance, December 31                                             $        22,005    $        24,908    $       10,444
                                                                 ===============    ===============    ==============

The aggregate amount of nonperforming residential and consumer loans was approximately $2,047,000 and $2,212,000 at December 31, 2003 and 2002,
respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had residential and consumer nonaccrual and renegotiated loans been current or not troubled, are not material to the consolidated financial statements for the years ended December 31, 2003 and 2002. The nonperforming commercial loans are reflected in the information regarding impaired loans.

Information regarding impaired loans (dollars in thousands) is as follows:

As of December 31:

                                                                      2003               2002              2001
                                                                 --------------     ---------------    --------------
Total impaired loans                                             $       43,827     $        51,602    $       25,524
Impaired loans with a valuation allowance                                39,993              51,331            25,524
Impaired loans on nonaccrual                                             36,646              23,992             3,055
Valuation allowance related to impaired loans                             7,648               6,739             3,708

For the years ended December 31:

                                                                      2003               2002               2001
                                                                 --------------     ---------------    --------------
Average investment in impaired loans                             $       46,693     $        25,073    $       23,154
Interest income recognized during impairment                              1,307               1,120             1,521
Interest income that would have been recognized
 on an accrual basis                                                      2,793               1,653             1,597
Cash-basis interest income recognized                                       718                 531             1,072

The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands).

                                                                         2003                2002
                                                                   ---------------      --------------
Loans outstanding, January 1                                       $        10,987      $       16,625
New loans                                                                      -0-               1,645
Repayment                                                                   (4,480)               (991)
Increase related to new executive officers and new directors                    98                 -0-
Decrease related to retired executive officers and directors                   (91)             (6,292)
                                                                   ---------------      --------------

Loans outstanding, December 31                                     $         6,514      $       10,987
                                                                   ===============      ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS  (CONTINUED)

Two related-party loans had balances of approximately $6,055,000 and $-0- at December 31, 2003 and $6,608,000 and $3,025,000 at December 31, 2002. Loans to
related-parties of approximately $-0- and $9,182,000 were classified substandard at December 31, 2003 and 2002, respectively.

Late in March 2004, the Corporation sold $25.4 million of loans which were primarily nonperforming. Refer to Management's Discussion and Analysis for additional information regarding this sale.

NOTE 7 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 (dollars in thousands) is as follows:

                                                                        2003                2002
                                                                   ---------------     ---------------
Land                                                               $         2,503     $         2,503
Buildings and improvements                                                  13,424              13,745
Furniture, fixtures, and equipment                                           9,705               9,995
                                                                   ---------------     ---------------
Totals                                                                      25,632              26,243
Less - Accumulated depreciation and amortization                            11,885              10,651
                                                                   ---------------     ---------------

Net book value                                                     $        13,747     $        15,592
                                                                   ===============     ===============

Depreciation and amortization of premises and equipment charged to operating expenses amounted to $1,378,000 in 2003, $1,633,000 in 2002, and $1,672,000 in
2001.

NOTE 8 - OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows :

                                                                      2003              2002              2001
                                                                 --------------    ---------------    --------------
Balance, January 1                                               $        5,409    $         4,211    $          908
Additions:
 Through, or in lieu of, foreclosure                                      4,340              4,705             4,413
 Previously held                                                            -0-              1,226               -0-
 Newly acquired                                                             -0-                -0-               763
Impairment losses                                                          (848)            (2,418)              -0-
Other real estate sold                                                   (4,545)            (2,315)           (1,873)
                                                                 --------------    ---------------    --------------

Balance, December 31                                             $        4,356    $         5,409    $        4,211
                                                                 ==============    ===============    ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 9 - INTANGIBLE ASSET

Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. The carrying amount of the intangible asset for the years ended December 31 (dollars in thousands) is as follows:

                                                          2003                              2002
                                              ----------------------------   ---------------------------------
                                                Gross                            Gross
                                              Carrying      Accumulated         Carrying         Accumulated
                                               Amount       Amortization         Amount          Amortization
                                              --------    ----------------   --------------    ---------------
Core deposit premium                          $  5,403    $          4,336  $         5,403    $        3,816
                                              ========    ================  ===============    ==============

The aggregate amortization expense for the years ended December 31, 2003, 2002, and 2001 was $520,000, $420,000, and $519,000, respectively.

The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2003 (dollars in thousands).

2004                           346
2005                           219
2006                           174
2007                           140
2008                           134
Thereafter                      54
                   ---------------

Total              $         1,067
                   ===============

NOTE 10 - GOODWILL

The changes in the carrying amount of goodwill for the years ended December 31 (dollars in thousands) are as follows:

                                 2003              2002                2001
                           ---------------   --------------      -------------
Balance, January 1         $           -0-   $        3,647      $       4,184
Goodwill acquired                      -0-              -0-                -0-
Amortization                           -0-              -0-               (537)
Impairment loss                        -0-           (3,647)               -0-
                           ---------------   --------------      -------------

Balance, December 31       $           -0-   $          -0-      $       3,647
                           ===============   ==============      =============

As required by SFAS No. 142, adopted January 1, 2002, the Corporation is required to perform an annual impairment test on goodwill. The impairment test is based in large part on a comparison of the fair value of the Corporation's outstanding stock, with the carrying value of its net assets. During the fourth quarter of 2002, events occurred which were determined to more likely than not reduce the fair value of the Corporation. Therefore, as required by SFAS No. 142, an additional impairment test was completed. This test resulted in an identified potential impairment. Based on the size of the identified potential impairment, the entire balance of goodwill as of the beginning of the year was determined to be impaired and the impairment loss shown in the table above was recorded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 - GOODWILL  (CONTINUED)

The following table illustrates the effect amortization of goodwill had on net income previous to the adoption of SFAS No. 142 for the years ended December 31 (dollars in thousands, except for share data):

                                                                      2003             2002              2001
                                                                 -------------    -------------     --------------
Net income (loss)                                                $      (9,588)   $     (26,713)    $        5,774
Goodwill amortization, net of tax                                          -0-              -0-                487
                                                                 -------------    -------------     --------------

Adjusted net income (loss)                                       $      (9,588)   $     (26,713)    $        6,261
                                                                 =============    ==============    ==============

Adjusted basic earnings per share                                $       (1.37)   $       (3.81)    $          .89
                                                                 =============    =============     ==============

Adjusted diluted earnings per share                              $       (1.37)   $       (3.81)    $          .89
                                                                 =============    =============     ==============

NOTE 11 - DEPOSITS

The distribution of deposits at December 31 (dollars in thousands) is as follows:

                                                                    2003                2002
                                                               ---------------     ---------------
Non-interest-bearing demand deposits                           $        26,179     $        40,797
Savings, money market, and interest-bearing demand deposits             91,835             159,297
Time deposits                                                          187,780             237,400
                                                               ---------------     ---------------

Total deposits                                                 $       305,794     $       437,494
                                                               ===============     ===============

As of December 31, 2003, $2.4 million of deposits are from Canadian customers. Non-brokered time deposits of $100,000 or more were $18,599,000 and $37,386,000 at December 31, 2003 and 2002, respectively. Interest expense on non-brokered time deposits of $100,000 or more was $785,000, $1,510,000, and $2,731,000, for the years ended December 31, 2003, 2002, and 2001, respectively.

Maturities of time deposits outstanding at December 31, 2003, (dollars in thousands) are as follows:

2004                   $        120,445
2005                             39,058
2006                             20,865
2007                              6,160
2008                                -0-
Thereafter                        1,252
                       ----------------

                       $        187,780
                       ================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                                        2003                2002
                                                                                  ---------------    -----------------
Federal Home Loan Bank:
   Fixed-rate advance at 7.37%, maturing April 15, 2004                           $            64    $              79
   Fixed-rate advance at 7.59%, maturing May 17, 2004                                         112                  139
   Fixed-rate advance at 6.35%, maturing July 7, 2004                                       1,000                1,000
   Fixed-rate advance at 6.50%, maturing October 17, 2005                                     904                1,295
   Fixed-rate advance at 7.06%, maturing May 15, 2006                                       3,395                3,685
   Convertible - Fixed-rate advance at 5.49%, callable quarterly,
    maturing June 23, 2008                                                                 10,000               10,000
   Convertible - Fixed-rate advance at 5.66%, callable quarterly,
    maturing October 21, 2009                                                              10,000               10,000
   Convertible - Fixed-rate advance at 6.22%, callable quarterly,
    maturing February 22, 2010                                                             10,000               10,000
   Convertible - Fixed-rate advance at 6.50%, callable quarterly,
    maturing June 22, 2010                                                                 10,000               10,000
   Convertible - Fixed-rate advance at 5.99%, callable quarterly,
    maturing June 23, 2010                                                                  5,000                5,000
   Convertible - Fixed-rate advance at 4.98%, callable quarterly,
    maturing December 20, 2010                                                              5,000                5,000
   Convertible - Fixed-rate advance at 5.16%, callable quarterly,
    maturing December 28, 2010                                                             10,000               10,000
   Convertible - Fixed-rate advance at 4.50%, callable quarterly,
    maturing January 10, 2011                                                              10,000               10,000
   Convertible - Fixed-rate advance at 4.35%, callable quarterly,
    maturing February 5, 2011                                                              10,000               10,000
                                                                                  ---------------    -----------------

                                                                                           85,475               86,198
Farmers Home Administration:
   Fixed-rate note payable to Farmers Home Administration, maturing August 24,
    2024, interest payable at 1%                                                            1,551                1,617
                                                                                  ---------------    -----------------

Total borrowings

                                                                                  $        87,026    $          87,815
                                                                                  ===============    =================

The FHLB has the option to convert the above listed convertible - fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter.

Maturities of borrowings outstanding at December 31, 2003, (dollars in thousands) are as follows:

2004                 $          1,176
2005                              904
2006                            3,395
2007                              -0-
2008                              -0-
Thereafter                     81,551
                     ----------------

Total                $         87,026
                     ================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 - BORROWINGS (CONTINUED)

The Federal Home Loan Bank borrowings are collateralized at December 31, 2003, by the following: a collateral agreement on the Corporation's one- to four-family residential real estate loans with a book value of approximately $43,280,000; commercial real estate leases with a book value of approximately $25,174,000; U.S. government agency and mortgage-backed securities with an amortized cost and estimated fair value of $58,287,000 and $58,765,000, respectively; an interest-bearing deposit in the amount of $5,031,000; and Federal Home Loan Bank stock owned by the Bank totaling $4,543,800. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2003.

The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $757,000 originated and held by the Corporation's wholly owned subsidiary, First Rural Relending, an assignment of a demand deposit account in the amount of $935,000, and guaranteed by the Corporation.

NOTE 13 - INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 (dollars in thousands) are as follows:

                                                                      2003              2002               2001
                                                                 --------------    ---------------    --------------
Current tax expense (credit)                                     $         (111)   $        (4,290)   $        1,310
Deferred tax credit                                                        2440                420         (522)
                                                                 --------------    ---------------    --------------

Total provision (credit) for income taxes                        $        2,329    $        (3,870)   $          788
                                                                 ==============    ===============    ==============

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 (dollars in thousands) is as follows:

                                                                      2003               2002             2001
                                                                 --------------    ---------------    --------------
Tax expense (credit) at statutory rate                           $       (2,468)   $       (10,398)   $        2,231
Increase (decrease) in taxes resulting from:
    Tax-exempt interest                                                    (540)              (777)           (1,115)
    Intangible asset amortization and impairment                             10                690               147
    change in valuation allowance                                         4,538              7,000                -0-
Other                                                                       789               (385)             (475)
                                                                 --------------    ---------------    --------------

Provision (credit) for income taxes                              $        2,329    $        (3,870)   $          788
                                                                 ==============    ===============    ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13 - INCOME TAXES (CONTINUED)

Included in the total provision for income taxes are expenses of $145,000, $254,000, and $365,000 for the years ended December 31, 2003, 2002, and 2001, respectively, related to security transactions.

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 (dollars in thousands) are as follows:

                                                                             2003                2002
                                                                      ------------------    ---------------
Deferred tax assets:
  Allowance for loan losses                                           $            7,482    $         8,032
  Deferred compensation                                                              436                445
  Intangible assets                                                                  638                588
  Other real estate                                                                  173                561
  Alternative Minimum Tax Credit                                                   1,313                -0-
  Net operating loss                                                               1,904                -0-
  Tax credit carryovers                                                              138                230
  Other                                                                               24                 48
                                                                      ------------------    ---------------

   Total deferred tax assets                                                      12,108              9,904
                                                                      ------------------    ---------------

Valuation allowance                                                              (11,538)            (7,000)
                                                                      ------------------    ---------------

Deferred tax liabilities:
  Depreciation                                                                      (221)              (449)
  Unrealized gain on securities available for sale                                  (349)              (593)
  Other                                                                              -0-                (15)
                                                                      ------------------    ---------------

   Total deferred tax liabilities                                                   (570)            (1,057)
                                                                      ------------------    ---------------

Net deferred tax asset (liability)                                    $              -0-    $         1,847
                                                                      ==================    ===============

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2003 and 2002, the Corporation established a valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation has a net operating loss carry forward for tax purposes of approximately $5.6 million which could only be benefited if the Corporation returns to profitability. This net operating loss carryforward will expire in the 2023 tax year.

NOTE 14 - OPERATING LEASES

The Corporation leases space at six branch offices. The leases, expiring during the next three years, are classified as operating leases. Future minimum payments, by year and in the aggregate, under the noncancelable operating leases with initial or remaining terms in excess of one year consisted of the following:

                              Operating Leases
                             ------------------
2004                         $          124,599
2005                                     58,368
2006                                     22,176
                             ------------------

Total                        $          205,143
                             ==================

Rent expense for all operating leases amounted to $232,000 in 2003, $295,000 in 2002, and $363,000 in 2001.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15 - RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $78,000, $140,000, and $180,000 for 2003, 2002, and 2001, respectively.

NOTE 16 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. A liability is recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement is entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2003 and 2002, for vested benefits under this plan was $1,335,000 and $1,373,000 respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of the policies was $1,635,000 and $1,274,000 at December 31, 2003 and 2002, respectively.

The Corporation sponsored a deferred stock compensation plan for directors, which was terminated in January 2001. Directors were allowed to defer their directors' fees under the plan. The deferred compensation was computed as stock equivalents as the compensation was earned. Upon termination of the plan, directors received the deferred compensation in the form of common stock or cash.

Deferred compensation expense for the plans was $157,000, $266,000 and $104,000 for 2003, 2002 and 2001 respectively.

NOTE 17 - SUBORDINATED DEBENTURES

The Corporation owns a Delaware business trust, North Country Capital Trust (the "Trust"). The Trust exists solely to issue capital securities. Prior to the adoption of FIN 46, the Corporation consolidated this entity as a result of its ownership of the outstanding common securities. This entity meets the FIN 46 definition of a VIE, but the Corporation is not the primary beneficiary in the entity. As such, the Corporation deconsolidated this entity in 2003. The Trust has issued trust preferred securities and invested the net proceeds in subordinated debentures issued to the Trust by the Corporation. The subordinated debentures are the sole asset of the Trust. The Corporation, through guarantees and agreements, has fully and unconditionally guaranteed all of the Trust's obligations under the trust preferred securities. The Federal Reserve Board has accorded the trust preferred securities Tier I capital status up to 25% of Tier I capital.

The trust preferred securities carry a floating rate of the three-month LIBOR plus 2.5% and have a stated maturity date of May 14, 2029. The rate at December 31, 2003, was 3.68%. The securities are redeemable at par after May 14, 2009. Distributions on the trust preferred securities are payable quarterly on February 14, May 14, August 14, and November 14. The trust preferred subordinated debenture agreement allows for the suspension of these payments for up to 20 quarters. Management deferred the quarterly payments due from November 14, 2002 through December 31, 2003, and anticipates deferring all of the payments due in 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - EARNINGS (LOSS) PER SHARE

Earnings (loss) per share are based upon the weighted average number of shares outstanding. There was no impact of option shares on the calculation of dilutive earnings per share since all of the options outstanding were antidilutive. The following shows the computation of basic and diluted earnings (loss) per share for the years ended December 31 (dollars in thousands, except per share data):

                                                                                              Weighted
                                                                                               Average         Earnings
                                                                              Net             Number of         (Loss)
                                                                          Income (Loss)         Shares         per Share
                                                                         --------------     --------------    ----------
2003
Loss per share - Basic and diluted                                       $       (9,588)         7,019,152    $    (1.37)
                                                                         ==============     ==============    ===========

2002
Loss per share - Basic and diluted                                       $      (26,713)         7,019,152    $    (3.81)
                                                                         ==============     ==============    ===========

2001
Earnings per share - Basic                                               $        5,774          7,018,921    $     0.82
Effect of stock options - Net                                                                        2,414
Effect of deferred stock compensation                                                                  319
                                                                         --------------     --------------

Earnings per share - Diluted                                             $        5,774          7,021,654    $     0.82
                                                                         ==============     ==============    ==========

NOTE 19 - REGULATORY MATTERS

The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management has determined that, as of December 31, 2003, the Corporation is undercapitalized.

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action. As of December 31, 2003, the Bank is also undercapitalized. As a result of this classification, the Bank's premiums for deposit insurance increased in 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Corporation's and the Bank's actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                       For Capital                        Prompt Corrective
                                           Actual                   Adequacy Purposes                     Action Provisions
                                     -----------------           -----------------------               ------------------------
                                      Amount     Ratio          Amount              Ratio             Amount               Ratio
                                     --------    -----        ----------            ------          ----------            -------
2003
Total capital (to risk-
 weighted assets):
  Consolidated                       $ 21,730    7.2%      > or = $  24,144      > or =  8.0%    N/A
  North Country Bank & Trust         $ 24,973    8.3%      > or = $  24,070      > or =  8.0%    > or = $  30,088      > or =  10.0%

Tier I capital (to risk-
 weighted assets):
  Consolidated                       $ 10,865    3.6%      > or = $  17,244      > or =  4.0%    N/A
  North Country Bank & Trust         $ 20,967    6.9%      > or = $  12,155      > or =  4.0%    > or = $  18,232      > or =   6.0%

Tier I capital (to average assets):

  Consolidated                       $ 10,865    2.5%      > or = $  23,837      > or =  4.0%    N/A
  North Country Bank & Trust         $ 20,967    4.8%      > or = $  17,472      > or =  4.0%    > or = $  21,840      > or =   5.0%

2002
Total capital (to risk-
  weighted assets):
  Consolidated                       $ 35,232    8.2%      > or = $  34,487      > or =  8.0%    N/A
  North Country Bank & Trust         $ 34,048    7.9%      > or = $  34,328      > or =  8.0%    > or = $  42,910      > or =  10.0%

Tier I capital (to risk-
 weighted assets):
  Consolidated                       $ 22,824    5.3%      > or = $  17,244      > or =  4.0%    N/A
  North Country Bank & Trust         $ 28,443    6.6%      > or = $  17,164      > or =  4.0%    > or = $  25,746      > or =   6.0%

Tier I capital (to average assets):

  Consolidated                       $ 22,824    3.8%      > or = $  23,837      > or =  4.0%    N/A
  North Country Bank & Trust         $ 28,443    4.8%      > or = $  23,736      > or =  4.0%    > or = $  29,670      > or =   5.0%

The Bank is restricted, by banking regulations, from making dividend distributions above prescribed amounts. At December 31, 2003, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval. Additionally, due to restrictions in the trust preferred documents, dividends are prohibited during the period in which interest payments are deferred.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

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

The agreements relating to the trust preferred securities allow for the suspension of payments for up to 20 quarters. Therefore, the suspension of the interest payments does not violate the agreement. However, while interest payments are suspended, no dividends can be paid on the Corporation's common stock, and certain other restrictions apply. These other restrictions include a prohibition on the sale of assets except in the ordinary course of business or in immaterial amounts.

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

As of December 31, 2003, the Bank's capital ratios do not meet the minimum requirements of the Order. Following is a summary of the strategies which management is considering in order to restore the Bank's capital to the levels required by the Order.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

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

A summary of stock option transactions for the years ended December 31 is as follows:

                                                                    Number of Shares
                                                -------------------------------------------------------
                                                      2003               2002                 2001
                                                ----------------    ---------------      --------------
Outstanding shares at beginning of year                  772,397            894,797             677,997
Granted during the year                                   50,000                -0-             216,800
Expired / forfeited during the year                     (272,665)          (122,400)                -0-
                                                ----------------    ----------------     --------------

Outstanding shares at end of year                        549,732            772,397             894,797
                                                ================    ===============      ==============

Weighted average exercise price per share
  at end of year                                $          13.94    $         14.11      $        14.50
                                                ================    ===============      ==============

Shares available for grant at end of year                358,238            135,573             120,573
                                                ================    ===============      ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - STOCK OPTION PLANS (CONTINUED)

Options in 2003 were granted at $2.95 per share. These same options expired in 2003 as a result of the grantee's resignation. No options were granted in 2002. Options granted in 2001 were granted at a price of $7.80. Under these plans, options expire ten years after the date of grant.

Following is a summary of the options outstanding and exercisable at December 31, 2003:

                                           Weighted
                                            Average         Weighted
                                           Remaining         Average
   Exercise                               Contractual       Exercise
 Price Range               Number         Life-Years          Price
--------------           ---------        -----------       ---------
$          4.26              5,400                .13       $    4.26
$7.80 -  $12.00            254,800               5.06            9.23
$15.00 - $20.33            289,532               4.01           18.25
                         ---------        -----------       ---------

                           549,732               4.46       $   13.94
                         =========        ===========       =========

NOTE 21 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes for the years ended December 31 (dollars in thousands) were as follows:

                                                      2003              2002               2001
                                                 --------------    ---------------    --------------
Unrealized holding gains on
 available for sale securities                   $          212    $         2,338    $          255
Less reclassification adjustments for gains
 later recognized in income                                 427                746             1,073
                                                 --------------    ---------------    --------------
Net unrealized gains (losses)                              (215)             1,592              (818)
Tax effect                                                  -0-                510              (277)
                                                 --------------    ---------------    --------------

Other comprehensive income (loss)                $         (215)   $         1,082    $         (541)
                                                 ==============    ===============    ==============

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 22 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

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

                                                    2003                2002
                                               ---------------     ---------------
Commitments to extend credit:
 Fixed rate                                    $         3,870     $         7,980
 Variable rate                                          73,651              62,632
Standby letters of credit - Variable rate               14,498              13,161
Credit card commitments - Fixed rate                     3,381               4,111
                                               ---------------     ---------------

                                               $        95,400     $        87,884
                                               ===============     ===============

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

Standby letters of credit are irrevocable commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The commitments are structured to allow for 100% collateralization on all standby letters of credit.

Credit card commitments are commitments on credit cards issued by the Corporation's subsidiary and serviced by other companies. These commitments are unsecured.

Contingencies

In the normal course of business, the Corporation is involved in various legal proceedings. For expanded discussion on the Corporation's legal proceedings, see Note 25.

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the hospitality and tourism industry. This concentration represents $76.1 million, or 31.3%, of the commercial loan portfolio. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents information for financial instruments at December 31 (dollars in thousands):

                                                              2003                                    2002
                                               -----------------------------------    -----------------------------------
                                                  Carrying            Estimated           Carrying            Estimated
                                                   Amount            Fair Value            Amount            Fair Value
                                               ---------------    ----------------    ---------------     ---------------
Financial assets:
    Cash and cash equivalents                  $        23,033    $         23,033    $        43,792     $        43,792
    Interest-bearing deposits                            6,048               6,048              2,010               2,010
    Securities available for sale                       84,774              84,774             67,955              67,955
    Federal Home Loan Bank stock                         4,544               4,544              4,375               4,375
    Net loans                                          275,841             272,093            410,135             419,245
    Accrued interest receivable                          2,811               2,811              3,065               3,065
                                               ---------------    ----------------    ---------------     ---------------

Total financial assets                         $       397,051    $        393,303    $       531,332     $       540,442
                                               ===============    ================    ===============     ===============

Financial liabilities:
    Deposits                                   $       305,794    $        306,847    $       437,494     $       442,869
    Borrowings                                          87,026              95,244             87,815             101,402
    Accrued interest payable                             2,090               2,090              2,624               2,624
    Subordinated debentures                             12,450              12,450             12,450              12,450
                                               ---------------    ----------------    ---------------     ---------------

Total financial liabilities                    $       407,360    $        416,631    $       540,383     $       559,345
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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 2003 and 2002
                             (Dollars in Thousands)



                                  ASSETS                      2003                2002
                                                         ---------------     ---------------
Cash and cash equivalents                                $           423     $           714
Securities available for sale                                        -0-                 358
Investment in subsidiaries                                        23,328              31,593
Other assets                                                         590                 960
                                                         ---------------     ---------------

TOTAL ASSETS                                             $        24,341     $        33,625
                                                         ===============     ===============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                          805                 286
Subordinated debentures                                           12,836              12,836
                                                         ---------------     ---------------
  Total liabilities                                               13,641              13,122
                                                         ---------------     ---------------
Total shareholders' equity                                        10,700              20,503
                                                         ---------------     ---------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $        24,341     $        33,625
                                                         ===============     ===============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2003, 2002, and 2001
                             (Dollars in Thousands)

                                                                           2003               2002               2001
                                                                     --------------     ---------------    --------------
Income:
    Dividends received from subsidiaries                             $          -0-     $         2,704    $        3,850
    Security gains                                                              102                 -0-               -0-
    Other                                                                        17                  44                25
                                                                     --------------     ---------------    --------------

       Total income                                                             119               2,748             3,875
                                                                     --------------     ---------------    --------------

Expenses:
    Salaries and benefits                                                        66                  68                41
    Interest                                                                    504                 562               848
    Accounting, legal and consulting fees                                       746                 261                37
    Other                                                                       126                 150               155
                                                                     --------------     ---------------    --------------

       Total expenses                                                         1,442               1,041             1,081
                                                                     --------------     ---------------    --------------

Income (loss) before credit for income
 taxes and equity in undistributed net
 income (loss) of subsidiaries                                               (1,323)              1,707             2,794
Credit for income taxes                                                         -0-                (349)             (368)
                                                                     --------------     ---------------    --------------

Income before equity in undistributed
  net income (loss) of subsidiaries                                          (1,323)              2,056             3,162
Equity in undistributed net income (loss) of
 subsidiaries                                                                (8,265)            (28,769)            2,612
                                                                     --------------     ---------------    --------------

Net income (loss)                                                    $       (9,588)    $       (26,713)   $        5,774
                                                                     ==============     ===============    ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2003, 2002, and 2001
                             (Dollars in Thousands)

                                                                           2003               2002               2001
                                                                    --------------      ---------------    --------------
Increase (decrease) in cash and cash equivalents:
    Cash flows from operating activities:

       Net income (loss)                                            $       (9,588)     $       (26,713)   $        5,774
                                                                    --------------      ---------------    --------------

       Adjustments to reconcile net income (loss) to net
        cash provided by operating activities:
          Provision for depreciation and amortization                           28                   29                29
          Equity in undistributed net (income) loss of subsidiaries          8,265               28,769            (2,612)
          Change in other assets                                               486                  178                (8)
          Change in other liabilities                                          518                  164            (1,312)
                                                                    --------------      ---------------    --------------

            Total adjustments                                                9,297               29,140            (3,903)
                                                                    --------------      ---------------    --------------

    Net cash provided by (used in) operating activities                       (291)               2,427             1,871
                                                                    --------------      ---------------    --------------

    Cash flows from financing activities:
       Proceeds from issuance of common stock                                  -0-                  -0-               239
       Retirement of common stock                                              -0-                  -0-               (93)
       Dividends paid                                                          -0-               (1,755)           (2,107)
                                                                    --------------      ---------------    --------------

    Net cash used in financing activities                                      -0-               (1,755)           (1,961)
                                                                    --------------      ---------------    --------------

Net increase (decrease) in cash and cash equivalents                          (291)                 672               (90)
Cash and cash equivalents at beginning                                         714                   42               132
                                                                    --------------      ---------------    --------------

Cash and cash equivalents at end                                    $          423      $           714    $           42
                                                                    ==============      ===============    ==============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - Legal Proceedings


In an action styled Lanctot v. Littlejohn, et al., filed in the U.S. District Court for the Western District of Michigan on June 13, 2003, a shareholder of the Corporation brought a class action against the Corporation, its former chairman and chief executive officer and current director, Ronald G. Ford, and its former chief executive officer and director, Sherry L. Littlejohn, for alleged violations of Federal securities laws.

In another action styled Rosen v. North Country Financial Corporation, et al., filed in the U.S. District Court for the Western District of Michigan on June 23, 2003, a former shareholder of the Corporation has brought a class action against the Corporation, its former chairman and chief executive officer and current director, Ronald G. Ford, and its former chief executive officer and director, Sherry L. Littlejohn, for alleged violations of Federal securities laws.

On September 2, 2003, pursuant to 15 U.S.C. Section 78-u-4(a)(3)(B), plaintiff Charles Lanctot filed a motion requesting the Court to consolidate the two securities class action cases (Lanctot and Rosen) under the caption In re North Country Financial Corporation Securities Litigation, to appoint him as "Lead Plaintiff" in the consolidated cases, and to approve the selection of his counsel as "Lead Plaintiff's Counsel." In an Order dated September 29, 2003, the Court among other things consolidated the Lanctot and Rosen actions, designated Charles D. Lanctot and John F. Stevens as "Lead Plaintiffs," and designated "Co-Lead Counsel" and "Liaison Counsel" for the class.

On December 1, 2003, the plaintiffs filed their Corrected Consolidated Amended Class Action Complaint ("Amended Complaint"), which adds John F. Stevens as a plaintiff. The Amended Complaint, which demands a jury trial, is brought on behalf of all persons, subject to certain exceptions, who purchased the Corporation's common stock during the period from November 13, 2000, through April 15, 2003. It alleges that the Corporation and the individual defendants violated section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 of the Securities and Exchange Commission (the "SEC") issued under the Exchange Act, by disseminating materially false and misleading statements and/or concealing material adverse facts concerning the financial condition and operations of the Corporation, with knowledge, or in reckless disregard, of the materially false and misleading character thereof. The Amended Complaint also alleges violations of Section 20 of the Exchange Act by the individual defendants, by reason of their control, at relevant times, of the Corporation. Among other things, the Amended Complaint is based upon allegations of deficiencies in the Corporation's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management, and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the Federal Deposit Insurance Corporation ("FDIC") Rules and Regulations, and the Michigan Banking Code of 1999. The Amended Complaint further alleges that the Corporation's acquisition of American Financial Mortgage, which had an "unusually large number of defaulted loans . . . which triggered the attention of banking regulators;" that a Cease and Desist Order, dated March 26, 2002, which is attached as Exhibit 1 to the Amended Complaint, demonstrates how defendants made "false statements" in public filings and other communications, and were required to take "corrective actions;" that various public filings were "false because the Company's operations resulted in an excessive level of adversely classified assets, delinquent loans, and nonaccrual loans as well as an inadequate level of capital protection for the kind and qualify of assets held;" that, "according to former employees, loans for Company insiders and their related entities were often approved regardless of the quality of the loan;" and, that the Corporation incorrectly attributed its performance to the World Trade Center disaster and other factors impacting tourism and hospitality businesses, instead of disclosing "insider loans," a "disproportionately high loan concentration" in the hospitality industry, and information about the Corporation's banking practices and loan loss reserves. The Amended Complaint seeks certification of a class consisting of all persons who purchased the common stock of the Corporation on the open market between the dates noted above, compensatory damages on a joint and several basis against all defendants, including the Corporation, plus interest and costs, including attorney's fees and expert's fees.

On January 23, 2004, the Corporation and the other defendants filed their Joint Motion to Dismiss the Corrected Consolidated Amended Class Action Complaint, principally based on the ground that plaintiffs have not adequately plead that the Corporation, through its officers and directors, acted with the intent to defraud the investing public under the standard articulated in Helwig v. Vencor, Inc., 251 F.3d 540 (6th Cir. 2001), cert. dismissed, 536 U.S. 935, 122 S.Ct.
2616 (2002). During the pendency of the motion to dismiss, a stay of "all discovery and other proceedings" automatically is imposed under 15 U.S.C.
Section 78u-4(b)(3)(B). Plaintiffs filed their Brief in Opposition to Defendants' Motion to Dismiss on March 8, 2004. Defendants filed a reply brief in support of their Motion to Dismiss on March 23, 2004. The Court has scheduled an oral argument on the Motion to Dismiss for March 30, 2004.

Shareholder's Derivative Litigation

In an action styled Virginia M. Damon Trust v. North Country Financial Corporation, Nominal Defendant, and Dennis Bittner, Bernard A. Bouschor, Ronald
G. Ford, Sherry L. Littlejohn, Stanley J. Gerou II, John D. Lindroth, Stephen Madigan, Spencer Shunk, Michael Henrickson, Glen Tolksdorf, and Wesley Hoffman, filed in the U.S. District Court for the Western District of Michigan on July 1, 2003, a shareholder of the Corporation has brought a shareholder's derivative action under Section 27 of the Exchange Act against the Corporation and certain of its current and former directors and senior executive officers. The Complaint, which demands a jury trial, is brought on behalf of the Corporation against the individual defendants. It alleges that the individual defendants have caused loss and damage to the Corporation through breaches of their fiduciary duties of oversight and supervision by failing (i) adequately to safeguard the assets of the Corporation, (ii) to ensure that adequate administrative, operating, and internal controls were in place and implemented,
(iii) to ensure that the Corporation was operated in accordance with legally-prescribed procedures, and (iv) to oversee the audit process to ensure that the Corporation's assets were properly accounted for and preserved. The Complaint further alleges that the individual defendants violated Section 14(a) of the Exchange Act by making materially false and misleading statements in the proxy statement mailed to shareholders in connection with the annual meeting of the Corporation held May 29, 2000, and the adoption by the shareholders at that meeting of the Corporation's 2000 Stock Incentive Plan. The Complaint also alleges that Mr. Ford and Ms. Littlejohn, through a series of compensation arrangements, stock options, and employment agreements obtained by them through improper means resulting from the offices they held with the Corporation, received excessive compensation, to the injury of the Corporation. Among other things, the Complaint is based upon allegations of material misstatements or omissions in filings made by the Corporation with the SEC, and deficiencies in the Corporation's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management, and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board, FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Complaint seeks (i) rescission of the approval of the 2000 Stock Incentive Plan and return of all stock and options granted under the Plan, (ii) a declaration that the individual defendants breached their fiduciary duty to the Corporation,
(iii) an order to the individual defendants to account to the Corporation for all losses and/or damages by reason of the acts and omissions alleged, (iv) an order to each of the individual defendants to remit to the Corporation all salaries and other compensation received for periods during which they breached their fiduciary duties, (v) compensatory damages in favor of the Corporation,
(vi) injunctive relief, and (vii) interest, costs, and attorney's and expert's fees.

On September 18, 2003, the Corporation filed a motion to dismiss the Damon action because plaintiff did not satisfy the mandatory precondition, under
Section 493a of the Michigan Business Corporation Act ("MBCA"), M.C.L.Section 450.1493a, for filing a shareholder derivative action that the shareholder must first have submitted a written demand that the Corporation pursue in its own right the claims asserted by the shareholder (the plaintiff here). Certain of the individual defendants in the Damon action filed their own motion to dismiss on November 25, 2003, in which motion the other individual defendants later joined. The plaintiff filed an Opposition to both motions to dismiss on January 9, 2004, and on January 30, 2004, the defendants filed reply briefs in support of their motions to dismiss.

By letter dated September 17, 2003, and expressly without prejudice to the argument that any such written demand is not required, plaintiff's counsel purported to make a written demand that the Corporation pursue a number of indicated putative claims against: (1) present and former officers and directors of the Corporation who also are the individual defendants in the Damon action, and (2) the certified public accounting firm of Wipfli, Ullrich, Bertelson, LLP. The MBCA grants the Corporation ninety (90) days in which to respond to a proper written demand. On November 11, 2003, the Corporation filed a motion, as permitted by section 495 of the MBCA, M.C.L.Section 450.1495, requesting the Court to appoint a disinterested person to conduct a reasonable investigation of the claims made by the plaintiff and to make a good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation. On January 9, 2004, the plaintiff filed a Supplemental Response to the Corporation's motion to dismiss, requesting that the Court appoint two persons other than the one nominated by the Corporation, to act as a disinterested person for such purpose. Following an in camera conference and telephone conference held by the Court, plaintiff is understood to have withdrawn its objection to the individual nominated by the Corporation in its motion to the Court

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - Legal Proceedings (CONTINUED)

for appointment as a disinterested person. The parties, through their respective counsel, are currently negotiating a stipulated form of order to be entered by the Court making the appointment of the disinterested person. It is anticipated that the disinterested person, once appointed, will complete his investigation of the claims made by the plaintiff and will make his good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation within 120 days of his appointment.

On March 22, the Court issued an Opinion and Order granting in part and denying in part the motions to dismiss in the Damon case. The Court dismissed the
Section 14(a) claim against all of the defendants as barred by the statute of limitations and, as further grounds, dismissed that claim as to those who were not directors at the time of the mailing of the proxy statement. The Court has permitted the plaintiff to proceed with its breach of fiduciary duty claims against the Directors on the grounds that the plaintiff cured its procedural failings by subsequently transmitting a demand letter as required by Section 493 of the MBCA. However, the Court has asked that by April 16, 2004, the parties submit additional briefs on the question of whether the Court should exercise "supplemental jurisdiction" over the state law breach of fiduciary duty claims or, by implication, whether these claims should be dismissed without prejudice for pursuit in an appropriate state court.

Employment Agreement Arbitration

On September 16, 2003, Ronald G. Ford, the former chairman and chief executive officer and a current director of the Corporation, initiated an arbitration proceeding with the American Arbitration Association against the Corporation seeking monetary damages for alleged breach by the Corporation of his Amended and Restated Employment Agreement, Chairman Agreement, and Amended and Restated Consulting Agreement, each with the Corporation. The Corporation has denied the alleged breach and asserted a counterclaim to recover all amounts paid to Mr. Ford under the Chairman Agreement, as required by the Cease and Desist Order entered by the FDIC and the OFIS, in addition to other amounts. On March 19, 2004, at the request of Mr. Ford, the American Arbitration Association reactivated the arbitration proceeding, and the parties are in the process of selecting an arbitrator. The Corporation intends to defend the arbitration.

Litigation of the types involved in the actions described above can be complex, time-consuming, and often protracted. The Corporation has incurred and anticipates that it will continue to incur substantial additional expense for legal and other professional fees as a result of the filing and defense of these actions. At this stage of the proceedings, the Corporation cannot accurately assess the impact which these proceedings will have on the Corporation. An ultimate determination of any of these actions adverse to the Corporation could have a material adverse effect on the Corporation's financial condition and operations.

NOTE 26 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Corporation as a going concern. The Corporation sustained substantial operating losses in 2003 and 2002, and it is expecting to suffer further losses in 2004. As discussed in Note 19, the Bank entered into a Cease and Desist Order ("Order") with Federal and State regulators on March 26, 2003. The Order contains numerous provisions including the requirement to maintain certain capital levels. As of December 31, 2003, the Corporation and Bank did not meet the minimum capital requirements of the Order. The Corporation is actively pursuing alternatives in an effort to address capital need, including the following:

         - Reducing the size of the Bank via the sale of various branch locations

         - Offering for sale certain segments of the loan portfolio, including problem loans, to third parties

         - Soliciting additional capital from existing shareholders and outside groups through a stock offering

         -        Reviewing operating expenses for reduction opportunities

Implementation of some of the foregoing alternatives, among other things, would require prior regulatory approval under the terms of the Order and/or applicable banking regulations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 27 - SUBSEQUENT EVENTS

Subsequent to December 31, 2003, the following events occurred. In late March, a loan sale was consummated in which $25.4 million of loans were sold. Nonaccrual loans of $18.5 million were included in this loan sale. There was no gain or loss recognized as a result of this sale, since the proceeds of the sale, $18.0 million were equal to the net carrying value, after specific reserves of $7.425 million of the loans sold. These loans sold were included in the loan balances of the Corporation at 2003 yearend since regulatory approval was a condition of the sale. The Corporation announced in February, the sale of two branch offices and the closing of five branch offices. In addition to the announced branch sales and closures, the Corporation is in discussion concerning the possible sale of three additional branch offices. The Corporation does not anticipate any material gain or loss from these branch sales and closures.

SELECTED FINANCIAL DATA

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                  (Dollars in Thousands, Except per Share Data)

                                                                         Years Ended December 31,

                                                    2003           2002            2001           2000           1999
                                                 -----------    -----------     ----------     -----------    -----------
Selected Financial Condition Data:
    Total assets                                 $   422,539    $   565,306     $  636,629     $   666,996    $   568,442
    Loans                                            297,846        435,043        504,412         541,689        466,621
    Securities                                        84,774         67,955         61,885          72,066         43,343
    Deposits                                         305,794        437,494        482,524         531,883        462,998
    Borrowings                                        87,026         87,815         88,549          69,235         46,878
    Total equity                                      10,700         20,503         47,889          44,617         40,820

Selected Operations Data:
    Interest income                              $    23,641    $    35,969     $   50,475     $    54,500    $    42,549
    Interest expense                                 (14,015)       (18,089)       (26,842)        (29,421)       (20,602)
                                                 -----------    -----------     ----------     -----------    -----------
        Net interest income                            9,626         17,880         23,633          25,079         21,947
    Provision for loan losses                            -0-        (26,658)        (3,200)         (5,875)        (1,457)
    Net security gains                                   427            746          1,073             110            -0-
    Other income                                       2,804          4,512          9,363           6,891          3,538
    Impairment loss on intangibles                       (60)        (3,647)           -0-             -0-            -0-
    Other expenses                                   (20,056)       (23,416)       (24,307)        (20,077)       (15,937)
                                                 ------------   -----------     ----------     -----------    -----------
        Income (loss) before income taxes             (7,259)       (30,583)         6,562           6,128          8,091
    Provision (credit) for income taxes                2,329         (3,870)           788             945          1,735
                                                 -----------    -----------     ----------     -----------    -----------
        Net income (loss)                        $    (9,588)   $   (26,713)    $    5,774     $     5,183    $     6,356
                                                 ===========    ===========     ==========     ===========    ===========

Per Share Data:
    Earnings (loss) - Basic                      $     (1.37)   $     (3.81)    $     0.82     $      0.74    $      0.90
    Earnings (loss) - Diluted                          (1.37)         (3.81)          0.82            0.73           0.89
    Cash dividends declared                              -0-           0.25           0.30            0.34           0.18
    Book value                                          1.52           2.92           6.82            6.38           5.83

Financial Ratios:
    Return on average equity                          (59.15)%       (61.07)%        12.48%          12.13%         15.83%
    Return on average assets                           (1.96)%        (4.31)%         0.89%           0.84%          1.22%
    Dividend payout ratio                                N/A             NM          36.48%          45.42%         20.25%
    Average equity to average assets                    3.32%          7.05%          7.10%           6.92%          7.70%

SUMMARY QUARTERLY FINANCIAL INFORMATION

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                 (Dollars in Thousands, Except per Share Data)

                                                                                         Three Months Ended

                                                               MARCH 31       JUNE 30      SEPTEMBER 30       DECEMBER 31
                                                              ----------     ---------     ------------       -----------
2003
Selected Operations Data:
    Interest income                                           $    6,973     $   6,246     $      5,318       $     5,104
    Interest expense                                               3,866         3,469            3,422             3,258
                                                              ----------     ---------     ------------       -----------
        Net interest income                                        3,107         2,777            1,896             1,846
    Provision for loan losses                                        -0-           -0-              -0-               -0-
    Net security gains (losses)                                      (23)          214               44               192
    Other income                                                     925           831              508               540
    Other expenses                                                (5,194)       (5,120)          (4,760)           (5,042)
                                                              ----------     ----------    ------------       -----------
       Income (loss) before income taxes                          (1,185)       (1,298)          (2,312)           (2,464)
    Provision for income taxes                                       320         1,359              650               -0-
                                                              ----------     ---------     ------------       -----------
       Net income (loss)                                      $   (1,505)    $  (2,657)    $     (2,962)      $    (2,464)
                                                              ==========     =========     ============       ===========

Per Share Data:
    Earnings (loss) - Basic                                   $    (0.21)    $   (0.38)    $      (0.42)      $     (0.36)
    Earnings (loss) - Diluted                                      (0.21)        (0.38)           (0.42)            (0.36)

2002
Selected Operations Data:
    Interest income                                           $    9,722     $   9,680     $      8,677       $     7,890
    Interest expense                                               4,666         4,579            4,526             4,318
                                                              ----------     ---------     ------------       -----------
        Net interest income                                        5,056         5,101            4,151             3,572
    Provision for loan losses                                        (50)       (4,000)         (13,001)           (9,607)
    Net security gains                                                66           356              247                77
    Other income                                                   1,088         1,228              901             1,295
    Impairment loss on intangibles                                   -0-           -0-              -0-            (3,647)
    Other expenses                                                (4,950)       (4,814)          (5,613)           (8,039)
                                                              ----------     ---------     ------------       -----------
       Income (loss) before income taxes                           1,210        (2,129)         (13,315)          (16,349)
    Provision (credit) for income taxes                              207        (1,022)          (4,833)            1,778
                                                              ----------     ---------     ------------       -----------
        Net income (loss)                                     $    1,003     $  (1,107)    $     (8,482)      $   (18,127)
                                                              ==========     =========     ============       ===========

Per Share Data:
    Earnings (loss) - Basic                                   $     0.14     $   (0.15)    $      (1.21)      $     (2.59)
    Earnings (loss) - Diluted                                       0.14         (0.15)           (1.21)            (2.59)

MARKET INFORMATION

              NORTH COUNTRY FINANCIAL CORPORATION AND SUBSIDIARIES

                               MARKET INFORMATION
                                  (Unaudited)

During 2001, the Corporation's stock began trading on the NASDAQ Small Cap Market; effective on August 31, 2001, the Corporation changed its trading symbol from "NCUF" to "NCFC."

The following table sets forth the range of high and low bid prices of the Corporation's common stock from January 1, 2001 through December 31, 2003, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect interdealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

                                  Three Months Ended

                MARCH 31      JUNE 30       SEPTEMBER 30      DECEMBER 31
               ----------    ---------      ------------      -----------
2003
High           $     3.30    $    3.10      $       2.99      $      2.60
Low                  2.40         1.48              2.20             1.43

2002
High           $     7.57    $    7.88      $       8.00      $      5.79
Low                  7.00         7.22              5.48             2.05

2001
High           $     7.38    $    9.50      $       9.35      $      8.50
Low                  6.00         6.50              7.86             7.35

The Corporation had 1,805 shareholders of record as of March 9, 2004.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of the Corporation, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:

         - Impact of restrictions related to the trust preferred securities issued by the Corporation's subsidiary;

         -        Difficulties in raising capital on acceptable terms;

         -        Impact of continued operating losses;

         - Restrictions and requirements imposed on the Corporation and the Bank by formal action against them by bank regulatory agencies;

         - Failure or inability of the Bank to comply with the terms of the Cease and Desist Order (the "Order") applicable to it;

         - General economic conditions, either nationally or in the state(s) in which the Corporation does business;

         - Legislation or regulatory changes which affect the business in which the Corporation is engaged;

         - Changes in the interest rate environment which increase or decrease interest rate margins;

         - Changes in securities markets with respect to the market value of financial assets and the level of volatility in certain markets such as foreign exchange;

         - Significant increases in competition in the banking and financial services industry resulting from industry consolidation, regulatory changes and other factors, as well as action taken by particular competitors;

         -        The ability of borrowers to repay loans;

         -        The effects on liquidity of unusual decreases in deposits;

         -        Changes in consumer spending, borrowing, and saving habits;

         -        Technological changes;

         - Acquisitions and unanticipated occurrences which delay or reduce the expected benefits of acquisitions;

         - Difficulties in hiring and retaining qualified management and banking personnel;

         - The Corporation's ability to increase market share and control expenses;

         - The effect of compliance with legislation or regulatory changes;

         -        The effect of changes in accounting policies and practices;

         - The costs and effects of existing and future litigation and of adverse outcomes in such litigation; and


These risks and uncertainties should be considered in evaluating forward-looking statements. Further information concerning the Corporation and its business, including additional factors that could materially affect the Corporation's financial results, is included in the Corporation's filings with the Securities and Exchange Commission. All forward-looking statements contained in this report are based upon information presently available and the Corporation assumes no obligation to update any forward-looking statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion will cover results of operations, asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2001 through 2003. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term "Bank" refers to North Country Bank and Trust, the principal banking subsidiary of the Corporation.

OVERVIEW

In March 2003, the Bank entered into a formal Cease and Desist Order (the "Order") under Federal and State banking laws. As a result of this Order, the Bank initiated significant management and operational changes along with balance sheet strategies to comply with the Order. The Bank experienced substantial adverse publicity as a result of the public notice of this Order and from the reported financial condition of the Bank. This negative publicity resulted in substantial deposit runoff. The Bank also incurred an inordinate amount of legal and accounting fees, along with consulting costs during 2003 in its attempt to address the financial and operational deficiencies which led to the issuance of the Order. The Order is discussed in more detail in the Consolidated Notes to the Financial Statements and later in Management's Discussion.

The Corporation reported a loss of $9.6 million in 2003, a decrease from the $26.7 million loss recorded in 2002. The loss per share in 2003 was $1.37, compared with $3.81 per share in 2002. In 2001, net income was $5.8 million, which amounted to $.82 per share.

At December 31, 2003, the Corporation had total assets of $422.5 million, a decrease of $142.8 million from December 31, 2002 assets of $565.3 million. During 2003, total loans, before the allowance for loan losses, decreased $137.2 million, or 31.5%, to $297.8 million. Commercial loans decreased $109.0 million and residential real estate loans decreased $23.2 million. These decreases were primarily the results of customers paying off loans, charge-offs of $2.9 million, $4.3 million of loans transferred to other real estate, tighter credit underwriting practices, and management's decision to diversify the risk of the balance sheet.

During 2003 and 2002 results of operations were significantly impacted by high levels of nonperforming assets. Results of operations also were impacted by reductions in the loan portfolio which reduced interest income, while at the same time, the Corporation's core deposits decreased and had to be replaced with out-of-market deposits at above market costs. The Corporation also incurred additional costs for legal and collection efforts and other professional fees, as a result of the increase in nonperforming assets and an increase in the level of outsourced services. Finally, management has had to redirect its efforts to address nonperforming assets and the short-term liquidity and capital needs of the Corporation, which impacted the results of operations due to management's focus on the rehabilitation of the Bank. The table below shows balances of nonperforming assets for the three years ended December 31, 2003. (dollars in thousands)

                                                    2003            2002         2001
                                               --------------     --------     -------
NONPERFORMING ASSETS:
Nonaccrual Loans                               $       38,660     $ 26,814     $ 4,015
Accruing Loans past due 90 days or more                   241          401       4,878
Restructured Loans                                      7,181       11,108      16,151
                                               --------------     --------     -------
 Total nonperforming loans                             46,082       38,323      25,044
Other real estate owned                                 4,356        5,409       4,211
                                               --------------     --------     -------
 Total nonperforming assets                    $       50,438     $ 43,732     $29,255
                                               ==============     ========     =======
Nonperforming loans as a % of loans                     15.47%        8.81%       4.96%
                                               --------------     --------     -------
Nonperforming assets as a % of assets                   11.94%        7.74%       4.60%
                                               --------------     --------     -------
RESERVE FOR LOAN LOSSES:
At period end                                  $       22,005     $ 24,908     $10,444
                                               --------------     --------     -------
As a % of loans                                          7.39%        5.73%       2.07%
                                               --------------     --------     -------
As a % of nonperforming loans                           47.75%       65.00%      74.15%
                                               --------------     --------     -------
As a % of nonaccrual loans                              56.92%       92.89%     260.12%
                                               ==============     ========     =======

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details the impact of nonperforming loans on interest income for the three years ended December 31, 2003 (dollars in thousands):

                                         2003           2002            2001
                                       --------       ---------       ---------
Interest income that would have
  been recorded at original rate       $  2,793       $   1,653       $   1,597
                                       --------       ---------       ---------
Interest income that was
  actually recorded                       1,307           1,120           1,521
                                       --------       ---------       ---------
Net interest lost                      $  1,486       $     533       $      76
                                       ========       =========       =========

Total deposits decreased $131.7 million or 30.1% in 2003, to $305.8 million. The decrease was due in part to management's decision to shrink the deposit portfolio in order to match the reduction in loans, the withdrawals of municipal deposits, and deposit runoff from adverse publicity.

Capital decreased $9.8 million in 2003, primarily due to the 2003 net loss of $9.6 million. As discussed in detail in the Capital and Regulatory section, the Corporation and the Bank are subject to minimum regulatory capital requirements. Currently the capital of the Corporation and the Bank is below the regulatory requirements.

The following planned events could have an impact on future results of operations and financial condition of the Corporation.

         - A $25.4 million loan sale of which $17.5 million were in nonaccrual.

         -        Closing of five branch offices by May 31, 2004

         - Sale of four branch offices late in the second quarter or early in the third quarter, with deposits of approximately $23 million

Upon completion of these near-term strategies, the Corporation's longer term strategy is expected to focus on a profitable lending operation along with a matching deposit growth in its core markets in Michigan. The Corporation's strategies for increasing its capital and that of the Bank are discussed further in the Capital and Regulatory section.

FINANCIAL POSITION

LOANS

Recognizing that loans are expected to provide the highest yield for earning assets, the Corporation has historically operated with a strategy of maximizing the level of the loan portfolio. In 2003 and 2002, management made strategic decisions to reduce the size of the loan portfolio and the exposures to certain industries, particularly the hotel and tourism industry. Total loans declined $137.2 million and $69 million in 2003 and 2002, respectively. This was done in consideration of the slowing economy and to reduce loan concentration. The Corporation's loans to the hotel and tourism industry decreased $10.7 million in 2003.

Loans represented 70.5% of total assets at the end of 2003 compared to 77.0% at the end of 2002. The loan to deposit ratio decreased from 99.4% at December 31, 2002, to 97.4% at December 31, 2003. The loan to deposit ratio is still higher than the Corporation's peer group, due in part from the utilization of Federal Home Loan Bank long-term borrowings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Following is a summary of the Corporation's loan balances at December 31 (dollars in thousands):

                                                                                              Percent Change
                                                                                           ---------------------
                                                 2003         2002             2001        2003/2002   2002/2001
                                              ----------  -------------    ------------    ---------   ---------
Commercial real estate                        $   39,571  $      61,556    $     77,892       (35.72)     (21.00)
Commercial, financial, and agricultural          203,393        290,371         319,403       (29.95)      (9.10)
1 - 4 family residential real estate              51,120         74,366          93,574       (31.26)     (20.50)
Consumer                                           3,195          5,706           9,516       (44.01)     (40.00)
Construction                                         567          3,044           4,027       (81.37)     (24.40)
                                              ----------  -------------    ------------    ---------   ---------
  Total                                       $  297,846  $     435,043    $    504,412       (31.54)     (13.80)
                                              ==========  =============    ============    =========   =========

Every segment of the loan portfolio declined in 2003. These declines can be attributed to the following factors:

         - The continued reduction in interest rates made long-term financing attractive for many borrowers. This is largely the cause of the $23.2 million reduction in the residential real estate portfolio and was a contributing factor for the decrease in the commercial real estate portfolio.

         - The continued slowdown in the economy has had a significant impact on the local markets the Corporation serves. This has resulted in very little new commercial loan growth in these markets and intense competition for new projects.

         - During 2003, the Corporation's lending staff undertook a thorough review of the portfolio and lending process. As a result of the tightened underwriting standards and the time devoted to managing the existing portfolio, the Corporation did not actively compete for new commercial loans.

         - As a result of the Order and in conjunction with stringent lending criteria, management has made a conscious effort to direct some borrowers to refinance with other lenders. Those loans which do not meet current underwriting standards or desired industry concentrations are directed to find alternative financing when up for renewal.

The last two factors were the most significant reasons behind the decline in the commercial and commercial real estate segments of the portfolio. The Corporation was not aggressively competing for new loans, it was also not willing to meet the refinancing requests of many existing customers.

Management has strengthened its lending staff and established a central loan underwriting, documentation, and approval process which will allow the Corporation to again become an active participant in serving the commercial loan needs of its local markets. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available and is the key to returning the Corporation to profitability. The Corporation is planning for a further decline in the commercial loan portfolio in 2004, primarily from the loan sale of $25.4 million and secondarily due to the desire to diversify the portfolio to meet liquidity needs and risk tolerances.

Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

                                                     2003                                           2002
                                Outstanding        Percent of       Percent     Outstanding       Percent of       Percent
                                  Balance       Commercial Loans   of Capital      Balance     Commercial Loans   of Capital
                                -----------     ----------------   ----------   -----------    ----------------   ----------
Hospitality and Tourism         $    76,131                 31.3%       711.5%  $    86,802                24.7%       423.4%
Gaming                               22,317                  9.2        208.6        25,938                 7.4        126.5
Petroleum                             8,770                  3.6         82.0        14,180                 4.0         69.2
Forestry                              1,911                  0.8         17.9         5,677                 1.6         27.7
Other                               133,835                 55.1      1,250.8       219,330                62.3      1,070.0
                                -----------     ----------------   ----------   -----------    ----------------   ----------
  Total Commercial Loans        $   242,964                100.0%               $   351,927               100.0%
                                ===========     ================                ===========    ================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management has recognized the additional risk presented by the concentration in certain segments of the portfolio, particularly hospitality and gaming. Late in March 2004, the Corporation completed a loan sale of $25.4 million which includes $17.5 million in nonaccrual loans. This loan sale also included $14.2 million of hospitality and tourism loans which when sold, reduced the Bank's loan concentration for this industry segment from 31.3% of total commercial loans at 2003 year-end to approximately 25% after the sale. Management intends to continue reduction of loan concentrations in hospitality and gaming by curtailing underwriting of new loans to these industry segments along with natural attrition through portfolio maturities and tightening of lending criteria for new and renewal loans.

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

The Corporation has also funded leases to governmental units, including Native American organizations. Tax-exempt leases decreased 21.5%, or $5.0 million in 2003, as the Corporation made a decision to reduce its tax-exempt portfolio due to its lack of current and projected taxable income.

Due to the seasonal nature of many of the Corporation's commercial loan customers, loan payment terms were historically structured around the customer's business cycle. The lending staff evaluates the collectability of the past due loans based on documented collateral values and payment history. The Corporation discontinues the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet the payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES

Management analyzes the allowance for loan losses on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. In conjunction with the Corporation's senior lending staff and the bank regulatory examinations, management intensified the review of the Corporation's loans, related collateral evaluations, and the overall lending process during 2003. The Corporation also utilized a loan review consultant in 2003, to perform a review of the loan portfolio. The opinion of this consultant upon completion of the independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation anticipates utilization of this same consultant for loan review during 2004.

As a result of these changes in the Corporation's monitoring of delinquent credits and more rigorous collection efforts, management believes that credit problems will be identified earlier at which time there may be more opportunities for favorable resolution.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):

                                                                     2003              2002             2001
                                                                 ------------      ------------     -------------
Total loans, at period end                                       $    297,846      $    435,043     $     504,412
Average loans for the year                                            361,144           484,889           529,354
Allowance for loan losses                                              22,005            24,908            10,444
Allowance to total loans at end of year                                   7.4%              5.7%              2.1%
                                                                 ------------      ------------     -------------
Net charge-offs during the year                                  $      2,903      $     12,194     $       2,210
Net charge-offs to average loans                                          0.8%              2.6%              0.5%
Net charge-offs to beginning allowance balance                           11.7%            116.8%             23.4%
                                                                 ------------      ------------     -------------
Nonaccrual loans at end of year                                  $     38,660      $     26,814     $       4,015
Loans past due 90 days or more                                            241               401             4,878
Restructured loans                                                      7,181            11,108             5,192
                                                                 ------------      ------------     -------------
 Total nonperforming loans                                       $     46,082      $     38,323     $      14,085
                                                                 ============      ============     =============
Nonperforming loans to total loans at end of year                        15.5%              8.8%              2.8%
                                                                 ============      ============     =============

Nonaccrual loans have increased $11.8 million as a result of further deterioration of existing loans from December 31, 2002 to December 31, 2003, while loans 90 days or more past due and still accruing have decreased by $.2 million and restructured loans decreased $3.9 million during the year. A loan sale consisting of $25.4 million in loans was completed in March, 2004. There was no gain or loss on this sale of loans since the sale proceeds were equal to the net carrying value of the loans sold. The table below shows the "proforma" impact of this sale.

                                          As reported       Change due to     "Pro Forma"
                                          12/31/2003          loan sale        12/31/2003
                                          -----------       -------------     ------------
Total year end loans                      $   297,846       $     (25,397)    $    272,449
Allowance for loan losses                 $    22,005       $      (7,425)    $     14,580
                                          -----------       -------------     ------------
Allowance to total year end loans                 7.4%                -0-              4.0%
                                          -----------       -------------     ------------
Nonaccrual loans                          $    38,660       $     (17,497)    $     21,163
Total nonperforming loans                 $    46,082       $     (18,500)    $     27,582
                                          -----------       -------------     ------------
Nonperforming loans to year end loans            15.5%                -0-             10.1%
                                          -----------       -------------     ------------

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

RESERVE FOR LOAN AND LEASE LOSSES - THREE YEAR SUMMARY

(dollars in thousands)                                                2003               2002          2001
                                                                ----------------      ----------     ---------
Balance at beginning of period                                  $         24,908      $   10,444     $   9,454
Loans charged off:
  Commercial, Financial &
   Agricultural                                                            5,068          11,925         2,385
  One-to-four family residential real estate                               1,683             504           320
  Consumer                                                                   205             141           253
                                                                ----------------      ----------     ---------
   Total loans charged off                                                 6,956          12,570         2,958
                                                                ----------------      ----------     ---------
Recoveries of loans previously charged off:
  Commercial, Financial &
   Agricultural                                                            2,926             314           640
  One-to-four family residential real estate                                 931               3            20
  Consumer                                                                   196              59            88
                                                                ----------------      ----------     ---------
   Total recoveries of loans previously charged off                        4,053             376           748
                                                                ----------------      ----------     ---------
    Net loans charged off                                                  2,903          12,194         2,210
                                                                ----------------      ----------     ---------
Provision charged to expense                                                 -0-          26,658         3,200
Balance at end of period                                        $         22,005      $   24,908     $  10,444
                                                                ================      ==========     =========
Reserve as a percent of loans                                               7.39%           5.73%         2.07%
Net loans charged off as a percent of average loans                         0.80%           2.51%         0.42%
Loans outstanding at period end                                 $        297,846      $  435,043     $ 504,412
                                                                ----------------      ----------     ---------
Average loans outstanding during period                         $        361,144      $  484,889     $ 529,354
                                                                ----------------      ----------     ---------

As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process ratings are modified as believed to be appropriate to reflect changes in the credit. Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories is in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.

Following is a table showing the allocation of the allowance for loan losses at December 31, 2003 (dollars in thousands):

Commercial, financial and agricultural loans                  $   11,222
One-to-four family residential real estate loans                     280
Consumer loans                                                       -0-
Specific reserve on loans sold subsequent to year end              7,425
Unallocated                                                        3,078
                                                              ----------
Total                                                         $   22,005
                                                              ==========

At the end of 2003, the allowance for loan losses represented 7.4% of total loans. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.

The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2002                     $             4,211
Other real estate transferred from loans                     4,705
Other real estate transferred from
 premises                                                    1,226
Write downs and payments applied to
 other real estate                                          (2,418)
Other real estate sold                                      (2,315)
                                               -------------------

Balance at December 31, 2002                                 5,409
Other real estate transferred from loans                     4,340
Other real estate transferred from
 premises                                                      -0-
Write downs and payments applied to
 other real estate                                            (848)
Other real estate sold                                      (4,545)
                                               -------------------

Balance at December 31, 2003                   $             4,356
                                               ===================

Other real estate is initially valued at the lower of cost After the initial receipt, or the fair value less selling costs. management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.

SECURITIES

During 2003, the securities portfolio continued to be an important component of the Corporation's strategy to diversify its asset base and increase liquidity. Securities increased $16.8 million in 2003, from $68.0 million at December 31, 2002 to $84.8 million at December 31, 2003.

The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                2003        2002
                                              ---------   --------
U.S. Treasury securities and obligations of
 U.S. government agencies                     $  36,225   $    -0-
Obligations of states and political
 subdivisions                                     4,105      5,632
Corporate securities                                708     11,264
Mortgage-related securities                      43,736     51,059
                                              ---------   --------

Total securities                              $  84,774   $ 67,955
                                              =========   ========

The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year securities were purchased and sold as steps in the process of managing the interest-rate-risk profile of the portfolio. A net gain of approximately $427,000 was recognized during the year with the proceeds from the sale of securities used to purchase new The Corporation classifies all securities as securities and increase liquidity. available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS

Total deposits at December 31, 2003, were $305.8 million compared to $437.5 million at the end of 2002. The table below shows the deposit mix for the periods indicated. (dollars in thousands)

                                          2003      Mix       2002        Mix         2001     Mix
                                        --------   ------   ---------   ------     ---------   ------
Non-interest bearing accounts           $ 26,179     8.56%  $  40,797     9.33%    $  46,342     9.60%
Savings                                   91,835    30.03     159,297    36.41       247,863    51.37
Time Deposits
 Internet                                 74,405    24.33      65,094    14.88           -0-      -0-
 Brokered                                 29,964     9.80      54,964    12.56        24,964     5.18
 Other                                    83,411    27.28     117,342    26.82       163,355    33.85
                                        --------   ------   ---------   ------     ---------   ------
  Total Time Deposits                    187,780    61.41     237,400    54.26       188,319    39.03
                                        --------   ------   ---------   ------     ---------   ------
Total Deposit Liabilities               $305,794   100.00%  $ 437,494   100.00%    $ 482,524   100.00%
                                        ========   ======   =========   ======     =========   ======

During 2002 and 2003, the Corporation experienced a reduction in local deposits in part due to the adverse publicity concerning the financial condition of the Bank. A significant portion of these local deposits were from local governmental units. To offset this deposit runoff the Corporation increased its reliance on Brokered and Internet certificates of deposit. As of December 31, 2003 Internet and Brokered deposits amounted to 34.1% of total deposits. This, combined with retail deposits brought time deposits to 61.4% of total deposits at December 31, 2003, compared to 54.3% at December 31, 2002 and 39.0% at December 31, 2001. The increase in time deposits, along with a $14.6 million decrease in noninterest-bearing deposits, had a negative effect on the Corporation's net interest margin, as noncore out-of-market deposits carry higher interest costs.

Management is introducing new deposit products to its local markets during 2004. The plan is to increase core deposits sufficiently to reduce the dependence on brokered and out-of-market deposits.

BORROWINGS

The Corporation has used alternative funding sources to provide long-term, stable sources of funds. Borrowings have remained relatively stable from December 31, 2002 to December 31, 2003, decreasing $.8 million to $87.0 million of which $85.5 million were from the Federal Home Loan Bank of Indianapolis
(FHLB). The borrowings carry fixed interest rates and stated maturities ranging through 2011. Fixed rate borrowings totaling $80.0 million are callable quarterly at the option of the FHLB and can also be converted to variable rates, at the option of the FHLB, should rates rise above certain index levels. These borrowings are secured by a blanket collateral agreement on the Bank's residential mortgage loans and specific assignment of securities, loans and cash. The Corporation does not anticipate increasing the FHLB borrowings in the near future.

SHAREHOLDERS' EQUITY

Changes in shareholders' equity is discussed in detail in the "Capital and Regulatory" section of this report.

RESULTS OF OPERATIONS

SUMMARY

The Corporation incurred a loss of $9.6 million in 2003, compared to a loss of $26.7 million and net income of $5.8 million in 2002 and 2001, respectively. The reduction in the pretax loss of $23.3 million in 2003 compared to 2002 is primarily a result of a decrease in the provision for loan losses of $26.7 million, an increase in the provision for income taxes of $6.2 million, and a decrease in noninterest expense of $6.9 million, offset by a decrease in net interest income of $8.3 million. Basic earnings per share was a loss of $1.37 in 2003 compared to a loss of $3.81 and income of $.82 in 2002 and 2001, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details changes in earnings and earnings per share for the three years ended December 31, 2003 (dollars in thousands except for per share data):

                                                           Income/Expense                               Change
                                                  ------------------------------    ---------------------------------------------
                                                    2003      2002       2001              2003/2002           2002/2001
                                                  Dollars    Dollars    Dollars      Dollars     Per Share    Dollars   Per Share
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Net Income, prior period                               N/A        N/A        N/A    $  (26,713)  $   (3.81) $  5,774   $     0.82
Interest Income                                   $ 23,641  $  35,969  $  50,475       (12,328)      (1.76)  (14,506)       (2.07)
Interest Expense                                    14,015     18,089     26,842        (4,074)      (0.58)   (8,753)       (1.25)
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
 Net Interest Income                                 9,626     17,880     23,633        (8,254)      (1.18)   (5,753)       (0.82)
Provision for Loan Losses                                0     26,658      3,200       (26,658)      (3.80)   23,458         3.34
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Net interest income (loss) after provision           9,626     (8,778)    20,433        18,404        2.62   (29,211)       (4.16)
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Noninterest Income:
 Service fees                                        1,529      1,899      1,851          (370)      (0.05)       48         0.01
 Loan and lease fees                                    58      1,095      5,540        (1,037)      (0.15)   (4,445)       (0.63)
 Net security gains                                    427        746      1,073          (319)      (0.05)     (327)       (0.05)
 Gain on sales of loans                                136        506        549          (370)      (0.05)      (43)       (0.01)
 Gain on sales of branches                               0        464      1,386          (464)      (0.07)     (922)       (0.13)
 Other noninterest                                   1,081        548         37           533        0.08       511         0.07
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
  Total noninterest income                           3,231      5,258     10,436        (2,027)      (0.29)   (5,178)       (0.74)
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Noninterest Expense:
 Salaries and employee benefits                      5,973      7,589     11,882        (1,616)      (0.23)   (4,293)       (0.61)
 Furniture and equipment                             1,367      1,437      1,734           (70)      (0.01)     (297)       (0.04)
 Occupancy                                           1,387      1,629      1,659          (242)      (0.03)      (30)       (0.00)
 Data processing                                     1,517      1,894      1,609          (377)      (0.05)      285         0.04
 Accounting, legal and consulting fees               3,145      1,800      1,435         1,345        0.19       365         0.05
 Loan and deposit                                    1,992      1,111      1,387           881        0.13      (276)       (0.04)
 Telephone                                           1,382      1,305      1,153            77        0.01       152         0.02
 Impairment of intangibles                              60      3,647        -0-        (3,587)      (0.51)    3,647         0.52
 ORE writedowns/impairment                             400      2,418        -0-        (2,018)      (0.29)    2,418         0.34
 Loss on sale of prop & equip & ORE                    362        648        349          (286)      (0.04)      299         0.04
 Amortization of intangibles                           460        420      1,057            40        0.01      (637)       (0.09)
 Other Operating                                     2,071      3,165      2,042        (1,094)      (0.17)    1,123         0.16
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
  Total noninterest expense                         20,116     27,063     24,307        (6,947)      (0.99)    2,756         0.39
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Income (loss) before provision for income taxes     (7,259)   (30,583)     6,562        23,324        3.32   (37,145)       (5.29)
Provision (credit) for income taxes                  2,329     (3,870)       788         6,199        0.88    (4,658)       (0.66)
Net Change                                             -0-        -0-        -0-        17,125        2.44   (32,487)       (4.63)
                                                  --------  ---------  ---------    ----------   ---------  --------   ----------
Net Income (loss)                                 $ (9,588) $ (26,713) $   5,774    $   (9,588)  $   (1.37) $(26,713)  $    (3.81)
                                                  ========  =========  =========    ==========   =========  ========   ==========

Net interest income is the Corporation's primary source of core earnings. Net interest income decreased $8.3 million, to $9.6 million in 2003, from $17.9 million in 2002. In 2002, net interest income decreased $5.7 million, from $23.6 million in 2001.

The decrease in rates in 2003 and 2002 was a significant factor in the decreasing trend in net interest income as the Corporation's balance sheet was asset sensitive. In 2003, the net interest income was further impacted by the decrease in loans, the increased level of nonaccrual loans, and liquidity strategies which resulted in higher costs for deposits and lower earnings on investments.

The decrease in the provision for loan losses of $26.7 million in 2003 is discussed in detail in the loans section.

Noninterest income decreased $2.0 million in 2003, of which $1.0 million was attributable to fee income earned in 2002 by a mortgage subsidiary not in operation in 2003. Salaries, commissions, and benefits decreased by $1.6 million in 2003 as a result of ceasing operations of the subsidiary and an ongoing reevaluation of staffing needs compared to current operations.

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

In 2003, the Corporation's net interest margin was 2.25%, a decrease of 111 basis points from the 2002 net interest margin of 3.36%. This continued the trend from 2002 when the net interest margin declined 82 basis points from the 2001 margin of 4.18%. Management believes that its interest margin has stabilized and expects to show future improvement from the decline in nonaccrual loans as a result of the loan sale discussed elsewhere in this report.

The following table details sources of net interest income for the three years ended December 31, 2003 (dollars in thousands):

                                     2003         Mix       2002      Mix        2001       Mix
                                  -----------   -------   --------  -------    --------    ------
Interest Income
 Loans                            $    21,323      86.9%  $ 33,032     88.6%   $ 46,532      88.5%
 Funds sold                               312       1.3        204      0.6         500       1.0
 Taxable securities                     2,566      10.4      3,628      9.7       5,065       9.6
 Nontaxable securities                    348       1.4        403      1.1         495       0.9
                                  -----------   -------   --------  -------    --------    ------
  Total earning assets            $    24,549     100.0%  $ 37,267    100.0%   $ 52,592     100.0%
                                  -----------   -------   --------  -------    --------    ------
Interest Expense

 NOW and money market deposits    $     1,433      10.2%  $  3,484     19.3%   $  8,122      30.3%
 Savings deposits                         208       1.5        368      2.0         915       3.4
 Time deposits                          7,053      50.3      8,592     47.5      12,168      45.3
 Borrowings                             4,832      34.5      5,100     28.2       4,814      17.9
 Subordinated debentures                  489       3.5        545      3.0         823       3.1
                                  -----------   -------   --------  -------    --------    ------
  Total interest-bearing funds    $    14,015     100.0%  $ 18,089    100.0%   $ 26,842     100.0%
                                  -----------   -------   --------  -------    --------    ------
Net interest income-
 taxable equivalent basis         $    10,534             $ 19,178             $ 25,750
                                  ===========             ========             ========

Average Rates

 Earning assets                          5.25%                6.53%                8.56%
                                  -----------             --------             --------
 Interest-bearing funds                  3.15                 3.42                 4.74
                                  -----------             --------             --------
 Net yield on earning assets             2.25                 3.36                 4.18
                                  ===========             ========             ========

While a majority of the Corporation's loan portfolio is repriced downward with each rate decrease due to floating rate loans and the refinancing of residential real estate loans into the long-term secondary market, the 2003 rate decreases did not impact the pricing of interest-bearing liabilities to nearly the same degree. The mix of time deposits was also impacted by the Corporation's need to utilize the brokered and Internet certificate of deposit markets in 2003 to replace deposit withdrawals in its local markets which resulted in a higher cost source of funds.

The cost of interest-bearing obligations also declined less than the rates on interest-earning assets due to the fact that the Corporation's borrowings from the FHLB, all of which were entered into prior to 2003, are at fixed rates and, therefore, did not decrease in 2003. Given the Corporation's liquidity needs and the economic effect of the prepayment penalties, it is anticipated that these borrowings will continue until the various maturity dates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

One final factor that negatively impacted the Corporation's net interest margin in 2003 and 2002 was the high level of nonaccrual. The average balance of nonaccrual loans in 2003 was $36.4 million compared to average balances of $11.8 million in 2002 the 2003 and 2002 loans been performing and accruing interest, the Corporation's yield on loans would have increased approximately 65 basis points and 29 basis points, respectively.

following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances average balances.

                                                                     Years ended December 31
                                              2003                            2002                           2001
                                     Average     Interest             Average    Interest            Average    Interest
                                   Outstanding   Earned/   Yield/   Outstanding  Earned/   Yield/  Outstanding   Earned/  Yield/
                                     Balance       Paid     Rate      Balance      Paid     Rate     Balance      Paid     Rate
                                   -----------   --------  ------   -----------  --------  ------  -----------  --------  -------
                                                       (dollars in Thousands)
Interest-earning assets:
   Loans(1,2,3)                    $   361,144   $ 21,323    5.90%  $   484,889  $ 33,032    6.81% $   529,354  $ 46,532     8.79%
   Taxable securities                   68,850      2,277    3.31        63,116     3,360    5.32       62,411     4,725     7.57
   Nontaxable securities(2)              3,997        348    8.71         4,609       403    8.74        5,615       495     8.82
   Federal funds sold                   27,991        312    1.11        13,469       204    1.51       12,116       500     4.13
   Other interest-earning assets         5,829        289    4.96         4,618       268    5.80        4,821       340     7.05
                                   -----------   --------  ------   -----------  --------  ------  -----------  --------  -------
    Total interest-
     earning assets                    467,811     24,549    5.25       570,701    37,267    6.53      614,317    52,592     8.56
                                   -----------   --------  ------   -----------  --------  ------  -----------  --------  -------
Interest-bearing obligations:
   Savings deposits                    134,126      1,642    1.22       215,980     3,852    1.78      265,652     9,037     3.40
   Time deposits                       210,993      7,053    3.34       212,015     8,592    4.05      199,796    12,168     6.09
   Borrowings                           87,496      4,832    5.52        88,671     5,100    5.75       88,268     4,814     5.45
   Subordinated debentures              12,450        488    3.93        12,450       545    4.38       12,450       823     6.61
                                   -----------   --------  ------   -----------  --------  ------  -----------  --------  -------

   Total interest-bearing
    obligations                        445,065     14,015    3.15       529,116    18,089    3.42      566,166    26,842     4.74
                                   -----------   --------  ------   -----------  --------  ------  -----------  --------  -------
Net interest income                              $ 10,534                        $ 19,178                       $ 25,750
                                                 ========                        ========                       ========
Net interest rate spread                                     2.10%                           3.11%                           3.82%
                                                           ======                          ======                         =======
Net earning assets                 $    22,746                      $    41,585                    $    48,151
                                   ===========                      ===========                    ===========
Net yield on average interest-
   earning assets                                            2.25%                           3.36%                           4.18%
                                                           ======                          ======                         =======
Average interest-earning assets
   to average interest-bearing
   obligations                             105%                             108%                           109%
                                   ===========                      ===========                    ===========

(1) For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis using a 34% tax rate.

(3)      Interest income on loans includes loan fees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents the dollar amount, in thousands, of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information provided for changes attributable to
(i) changes in volume (i.e. changes in volume multiplied by old rate) and (ii) changes in rate (i.e, changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                                                       Years ended December 31,
                                                 2003       vs.       2002                   2002      vs.      2001
                                                 Increase                                  Increase
                                                (Decrease)              Total              (Decrease)
                                                  Due to               Increase              Due to
                                           Volume         Rate        (Decrease)      Volume         Rate          (Decrease)
                                         ----------     ---------    -----------    -----------    ----------      ---------
Interest-earning assets:
  Loans                                  $   (7,692)    $  (4,017)   $   (11,709)   $    (3,670)   $   (9,830)     $ (13,500)
  Taxable securities                            342        (1,425)        (1,083)            54        (1,419)        (1,365)
  Nontaxable securities                         (53)           (2)           (55)           (88)           (4)           (92)
  Federal funds sold                            143           (35)           108             63          (359)          (296)
  Other interest-earning assets                  47           (26)            21            (14)          (58)           (72)
                                         ----------     ---------    -----------    -----------    ----------      ---------

Total interest-earning assets            $   (7,213)    $  (5,505)   $   (12,718)   $    (3,655)   $  (11,670)     $ (15,325)
                                         ==========     =========    ===========    ===========    ==========      =========
Interest-bearing obligations:
  Savings deposits                       $   (1,209)    $  (1,001)   $    (2,210)   $    (1,463)   $   (3,722)     $  (5,185)
  Time deposits                                 (41)       (1,498)        (1,539)           800        (4,376)        (3,576)
  Borrowings                                    (67)         (201)          (268)            22           264            286
  Subordinated debentures                       -0-           (57)           (57)           -0-          (278)          (278)
                                         ----------     ---------    -----------    -----------    ----------      ---------

  Total interest-bearing obligations     $   (1,317)    $  (2,757)   $    (4,074)  $       (641)   $   (8,112)     $  (8,753)
                                         ==========     =========    ===========    ===========    ==========      =========

Net interest income                                                  $    (8,644)                                  $  (6,572)
                                                                     ===========                                   =========

discussed in the Deposits section, the Corporation is developing new deposit products for its local markets to raise funds to be replace the higher rate out-of-market certificates. This, coupled with renewed efforts to decrease the level of nonperforming assets increase lending n its local markets, is anticipated to increase the net interest margin. However, in order to execute certain strategies of the Corporation's capital and liquidity plans, the Corporation may need to sell portions of the existing loan portfolio. these loans represent the highest yielding assets of the Corporation, the net interest margin could decline further in the short term.

PROVISION FOR LOAN LOSSES

Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. There was no provision for losses for the year ended December 31, 2003. In 2002, the provision for loan losses was $26.7 million compared to $3.2 million 2001. The provision expense during 2002 was due to increased charge-offs, along with significant increases in all areas nonperforming loans and a high degree of uncertainty pertaining to the credit quality of the total loan portfolio. The provision for losses as a percentage of average loans for the years ended December 31, 2003, 2002 and 2001 was 0.0%, 5.5% and .6% respectively Management will continue to monitor the loan portfolio for changes which may impact the required allowance for loan losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

Noninterest income was $3.2 million, $5.3 million, and $10.4 million in 2003, 2002, and 2001, respectively. The principal sources of noninterest income are fees for services related to deposit and loan accounts, as well as gains recognized on the sale of securities, loans, and branch locations.

The most significant reason for the $2.1 million decrease in 2003 relates to other loan and lease income, which decreased $1.0 million, in 2003 after a reduction of $4.5 million from 2001. This can be attributed entirely to the fee income generated during the first three quarters of 2002 and for all of 2001 by the Corporation's mortgage The subsidiary. mortgage subsidiary ceased operations during the third quarter of 2002.

The following table details noninterest income for the three years ended December 31, 2003 (dollars in thousands):

                                                                       % Increase (Decrease)

                                       2003      2002      2001      2003-2002    2002-2001
                                     ---------  -------  --------   -----------   ---------
Service fees                         $   1,529  $ 1,899  $  1,851        (19.48)       2.59
Loan and lease fee income                   58    1,095     5,540        (94.70)     (80.23)
Gain on sales of branches                  -0-      464     1,386       (100.00)     (66.52)
Gain on sale of loans                      136      506       549        (73.12)      (7.83)
Other non interest income                1,081      548        37         97.26     1381.08
                                     ---------  -------  --------   -----------   ---------
 Subtotal                                2,804    4,512     9,363        (37.85)     (51.81)
                                     ---------  -------  --------   -----------   ---------
Net Securities gains (losses)              427      746     1,073        (42.76)     (30.48)
                                     ---------  -------  --------   -----------   ---------
 Total noninterest income            $   3,231  $ 5,258  $ 10,436        (38.55)     (49.62)
                                     =========  =======  ========   ===========   =========

Service fees on customer accounts have remained virtually unchanged over the period of 2001 through 2003, despite significant declines in deposit balances. Service fees as a percentage of average non-interest-bearing deposits for the year ended December 31, 2003, was 5.8%, compared to 4.7% and 3.9% for 2002 and 2001, respectively. The Corporation has been able to increase this ratio by pricing its services properly and collecting the fees allowed per the account agreements. The addition of the Generation Gold account is the most significant reason the Corporation has been able to maintain the level of its service fee income. Generation Gold account holders are assessed a fee for the variety of services related to this product. Management expects to continue to fairly price its fees for services rendered.

NONINTEREST EXPENSE

Noninterest expense was $20.1 million in 2003 compared to $27.1 million, and $24.3 million in 2001, 2002 and respectively.

Noninterest expense declined $6.9 million from 2002 to 2003. The primary reason for the decline were reductions in writedowns of ORE and acquisition intangibles which accounted for $5.6 million of the decrease between years. Increases in accounting, legal and consulting of $1.3 million from 2002 to 2003 are from the increased level of outside expertise that the Corporation utilized in its attempt to address all areas of concern related to the Order. Management is currently reviewing all areas of noninterest expense to determine areas of cost reduction. Areas that are expected to decline in future periods include but are not limited to accounting, legal and consulting fees, data processing and telephone expense. These areas of noninterest expense will decrease as a result of less reliance on outside consultants due to more capable management, lower levels of nonperforming loans and overall reduction in the number of existing branch locations.

The following table details noninterest expense for the three years ended December 31, 2003 (dollars in thousands):

                                                                           % Increase (Decrease)

                                             2003      2002       2001     2003-2002   2002-2001
                                           -------    -------   --------   ---------   ---------
Salaries and Employee Benefits             $ 5,973    $ 7,589   $ 11,882      (21.29)     (36.13)
Furniture and Equipment Expense              1,367      1,437      1,734       (4.87)     (17.13)
Occupancy Expense                            1,387      1,629      1,659      (14.86)      (1.81)
Data Processing Expense                      1,517      1,894      1,609      (19.90)      17.71
Accounting, legal and consulting fees        3,145      1,800      1,435       74.72       25.44
Loan and Deposit Expense                     1,992      1,111      1,387       79.30      (19.90)
Telephone expense                            1,382      1,305      1,153        5.90       13.18
Impairment of acquisition intangibles           60      3,647        -0-      (98.35)        -0-
ORE writedowns/impairment                      400      2,418        -0-      (83.46)        -0-
Loss (Gain) on sale of prop & equip
& ORE                                          362        648        349      (44.14)      85.67
Amortization of intangibles                    460        420      1,057        9.52      (60.26)
Other Operating Expenses                     2,071      3,165      2,042      (34.57)      55.00
                                           -------    -------   --------   ---------   ---------
 Total noninterest expense                 $20,116    $27,063   $ 24,307      (25.67)      11.34
                                           =======    =======   ========   =========   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FEDERAL INCOME TAXES

The income tax expense recorded in 2003 was $2.3 million, compared to an income tax benefit of $3.9 million in 2002 and a provision for income taxes of $.8 million in 2001. The differences in each year between the tax provision or benefit and the federal corporate income tax rate of 34% is primarily due to permanent and temporary differences between book and taxable income. The loss generated for tax purposes in 2003 will be carried back to prior years. This will result in the Corporation receiving a refund of previously paid taxes of approximately $1.4 million. The 2002 tax benefit was reduced by a valuation allowance against the net deferred tax assets of $7 million. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. The $2.3 million provision in 2003 was recorded to write off all remaining deferred tax benefits of the Corporation. As of December 31, 2003, the Corporation had an NOL carryforward of approximately $5.6 million along with various credit carryforwards. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation, therefore no future benefit has been recorded.

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

Loans are the most significant earning asset. Management offers commercial and real estate loans priced at interest rates which fluctuate with various indices such as the prime rate or rates paid on various government issued securities. When loans are made with longer term fixed rates, the Corporation attempts to match these balances with sources of funding with similar maturities in order to mitigate interest rate risk. In addition, the Corporation prices loans so it has an opportunity to reprice the loan within 12 to 36 months.

The Bank has $83.7 million of securities, of which $43.3 million are mortgage backed securities providing for scheduled monthly principal and interest payments as well as unanticipated prepayments of principal. These cash flows are then reinvested into other earning assets at current market rates. The Corporation also has investments in federal funds sold to correspondent banks as well as other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

The Corporation offers deposit products with a variety of terms ranging from deposits whose interest rates can change on a weekly basis to certificates of deposit with repricing terms of up to five years. Longer term deposits generally include penalty provisions for early withdrawal.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management realizes certain risks are inherent and that the goal is to identify and minimize Tools used by the risks. management include maturity and repricing analysis and interest rate sensitivity analysis.

The difference between repricing assets and liabilities for a specific period is referred to An excess of as the GAP. repricable assets over liabilities is referred to An excess of repricable liabilities over assets is referred to as a positive gap. as a negative gap. The cumulative gap is the summation of the gap for all periods to the end of the period for which the cumulative gap is being measured.

Assets and liabilities scheduled to reprice are reported in the following timeframes. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1 to 90 day The timeframe. estimates of principal amortization and prepayments are assigned to the following timeframes.

The following is the Corporation's repricing opportunities at December 31, 2003 (dollars in thousands):

                                        1-90          91-365         2- 5        Over 5
                                        Days           Days          Years        Years       Total
                                    ------------   -----------    ----------    --------    ----------
Interest-earning assets:
     Loans                          $    147,983   $    50,607    $   48,846    $ 50,410    $  297,846
     Securities                           35,930        13,301        38,375       7,760        95,366
     Other                                15,600           -0-           -0-         -0-        15,600
                                    ------------   -----------    ----------    --------    ----------

     Total interest-earning assets       199,513        63,908        87,221      58,170       408,812
                                    ------------   -----------    ----------    --------    ----------
Interest-bearing obligations:
     Savings deposits                     91,835           -0-           -0-         -0-        91,835
     Time deposits                        33,518        86,927        66,592         743       187,780
     Borrowings                              -0-         1,176        14,299      71,551        87,026
     Subordinated debentures              12,450           -0-           -0-         -0-        12,450
                                    ------------   -----------    ----------    --------    ----------
     Total interest-bearing
     obligations                         137,803        88,103        80,891      72,294       379,091
                                    ------------   -----------    ----------    --------    ----------

GAP                                 $     61,710   $   (24,195)   $    6,330    $(14,124)   $   29,721
                                    ============   ===========    ==========    ========    ==========

Cumulative GAP                      $     61,710   $    37,515    $   43,845    $ 29,721
                                    ============   ===========    ==========    ========

The above analysis indicates that at December 31, 2003, the Corporation had a cumulative asset sensitivity GAP position of $37.5 million within the one-year The Corporation's cumulative asset sensitive GAP suggests that if market timeframe. interest rates increase in the next twelve months, the Corporation has the potential to earn more net interest income. Conversely, if market interest rates continue to decrease in the next twelve months, the above GAP position suggests the Corporation's net interest income would decrease.

A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of noncontractual repricing or expected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

The borrowings in the table above and on the next page include FHLB advances as fixed-rate A significant advances. portion of these advances give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month The exercise of this conversion feature by the FHLB would impact the LIBOR Flat. maturity dates currently assumed in the tables.

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

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2003 (dollars in thousands). Nonaccrual loans of $38.7 million are included in the table at an average interest rate of 0.0% and a maturity greater than five years.

                                 Principal/Notional Amount Maturing in:

                                                                                                                 Fair Value

                                    2004         2005      2006       2007       2008    Thereafter   Total      12/31/2003
                                -------------   -------  --------   ---------   -------  ----------   --------   ----------
RATE SENSITIVE ASSETS
Fixed interest rate
 securities                      $     38,893   $10,609  $ 11,358   $  11,855   $ 5,006  $    7,053   $ 84,774   $   84,774
 Average interest rate                   3.37%     4.12%     4.66%        4.3%     4.28%       5.16%      3.97%

Fixed interest rate loans              66,939    18,324    14,407      12,111     4,004      50,410    166,195      162,447
 Average interest rate                   7.52      7.23      7.39        6.28      7.05        1.53       5.59

Variable interest rate
 loans                                131,651       -0-       -0-         -0-       -0-         -0-    131,651      131,651
Average interest rate                    5.38       -0-       -0-         -0-       -0-         -0-       5.38

Other assets                           26,192       -0-       -0-         -0-       -0-         -0-     26,192       26,192
 Average interest rate                   1.72       -0-       -0-         -0-       -0-         -0-       1.72

Total rate sensitive assets     $     263,422   $28,875  $ 25,543   $  23,890   $ 8,913  $   57,142   $408,812   $  405,064
                                =============   =======  ========   =========   =======  ==========   ========   ==========
 Average interest rate                   5.26%     6.10%     6.20%       5.31%     5.52%       1.92%      4.92%
                                =============   =======  ========   =========   =======  ==========   ========
RATE SENSITIVE LIABILITIES
Interest-bearing savings        $      91,835   $   -0-  $    -0-   $     -0-   $   -0-  $      -0-   $ 91,835   $   91,835
 Average interest rate                   1.28%      -0-%      -0-%        -0-%      -0-%        -0-%      1.28%

Time deposits                         120,445    39,058    20,865       6,160       509         743    187,780      188,833
 Average interest rate                   2.98      3.23      3.23        4.46       3.6        6.37       3.12

Fixed interest rate
 borrowings                             1,176       904     3,395         -0-       -0-       1,551      7,026        6,527
 Average interest rate                   6.52      6.50      7.06         -0-       -0-         -0-       5.56

Variable interest rate
 borrowings                               -0-       -0-       -0-         -0-    10,000      70,000     80,000       88,717
 Average interest rate                   0.00      0.00      0.00        0.00      5.49        5.42       5.43

Variable interest rate
 subordinated debentures               12,450       -0-       -0-         -0-       -0-         -0-     12,450       12,450
 Average interest rate                   3.68       -0-       -0-         -0-       -0-         -0-       3.68

Total rate sensitive
 liabilities                     $    225,906   $39,962  $ 24,260   $   6,160   $10,509  $   72,294   $379,091   $  388,362
                                =============   =======  ========   =========   =======  ==========   ========   ==========
 Average interest rate                   2.34%     3.30%     3.76%       4.46%     5.40%       5.34%      3.22%
                                =============   =======  ========   =========   =======  ==========   ========

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking offices in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2003, the Corporation had excess Canadian assets of $2.1 million (or $2.7 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation's foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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

Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. See note 22 to the consolidated financial statements for additional information.

LIQUIDITY

As a result of the Corporation's results for 2003 and the constraints of the Order discussed elsewhere in this report, sources of liquidity, such as lines of credit from correspondent banks, borrowings from the Federal Home Loan Bank, and the issuance of stock, which were historically available, are currently not sources of liquidity.

The liquidity issues faced in 2003, the Corporation's actions taken to address them, and the liquidity plans for 2004 and beyond are discussed below.

During the fourth quarter of 2002, the lines-of-credit the Corporation had with two correspondent banks were closed by those banks. In 2003, the Corporation established a secondary borrowing arrangement collateralized by loans.

The final 2003 results, the uncertainty relative to the Bank's ability to meet the required minimum regulatory capital ratios, and the independent auditor's uncertainty about the Corporation's ability to continue as a going concern, could result in further decreases in deposits in the Bank's market area.

During 2003, the Corporation decreased cash and cash equivalents by $20.8 million. As shown on the Corporation's Statement of Cash Flows, despite the net loss of $9.6 million in 2003, the Corporation was able to adequately manage liquidity needs. Significant factors impacting cash flow were the continued reduction in deposit balances of $131.7 million, which was primarily funded with loan reductions of $129.6 million. Liquidity continues to be of primary importance to the near term strategies of the Corporation. The uncertainty of certain events such as pending branch sales and closings have made it necessary to maintain excess liquidity within the Corporation. In recent months, the Corporation has seen relative stability in its funding sources.

It is anticipated that in 2004 cash generated from decreases in certain segments of the loan portfolio will be re-invested in securities and local market loans, and deposits generated locally will replace a portion of the out-of-market and brokered deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During the fourth quarter of 2002, the Corporation experienced an unanticipated decrease in deposits, mainly from local governmental units, in part due to the public reaction to the reported condition of the Bank. In reaction to this occurrence, management developed a short-term liquidity plan which involved obtaining deposits via the Internet CD network, and to a lesser degree the sale of unencumbered securities available-for-sale. The Corporation has continued to use the Internet CDs as a primary source of funding to maintain liquidity. As of December 31, 2003 balances of Internet CDs amounted to $74.4 million.

In addition, to date, the Corporation suspended six payments of interest on its subordinated debentures that fund quarterly distributions on the trust preferred securities issued by its trust subsidiary, North Country Capital Trust. The debenture agreement allows for suspension of payments for up to 20 quarters.

From a long-term perspective, the Corporation's liquidity plan for 2004 includes strategies to increase core deposits in the Corporation's local markets. New products and advertising are expected to commence in 2004, with a goal of raising core deposits to reduce the dependency on noncore deposits, while also reducing interest costs. The Corporation's liquidity plan for 2004 calls for augmenting local deposit growth efforts with Internet CD funding to the extent necessary.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2003, the aggregate contractual obligations and commitments are:

                                                                     Payments Due by Period
                                                ---------------------------------------------------------------
                                                Less than 1       1 to 3       4 to 5     After 5
Contractual Obligations                             Year           Years        Years      Years      Total
                                                ------------    ----------   ---------    --------  -----------
Total Deposits                                  $    238,459    $   59,923   $   6,669    $    743  $   305,794
Long-Term Borrowings                                   1,176         4,299      10,000      71,551       87,026
Subordinated Debentures                                  -0-           -0-         -0-      12,450       12,450
Annual Rental / Purchase Commitments
  Under Noncancelable Leases / Contracts                 125            80         -0-         -0-          205
                                                ------------    ----------   ---------    --------  -----------
TOTAL                                           $    239,760    $   64,302   $  16,669    $ 84,744  $   405,475
                                                ============    ==========   =========    ========  ===========
Other Commitments

Letters of Credit                               $     14,498           -0-         -0-         -0-  $    14,498
Commitments to Extend Credit                          77,521           -0-         -0-         -0-       77,521
Credit Card Commitments                                3,381           -0-         -0-         -0-        3,381
                                                ------------    ----------   ---------    --------  -----------
TOTAL                                           $     95,400    $      -0-   $     -0-    $    -0-  $    95,400
                                                ============    ==========   =========    ========  ===========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL AND REGULATORY

During 2003, total capitalization decreased by $9.8 million, as a result of the net loss of $9.6 million, the decrease in the unrealized gain on securities available for sale of $.2 million, and principal payment on borrowings of $.8 million.

The following table details sources of capital for the three years ended December 3, 2003 (dollars in thousands):

                                             2003            2002            2001
                                           ---------       ---------      ----------
CAPITAL STRUCTURE
Long-term debt (1)                         $  12,450       $  12,450      $   12,450
Shareholders' equity                          10,700          20,502          47,889
                                           ---------       ---------      ----------
Total capitalization                       $  23,150       $  32,952      $   60,339
                                           ---------       ---------      ----------
Tangible equity                            $  21,557       $  30,811      $   54,102
                                           ---------       ---------      ----------
INTANGIBLE ASSETS
Subsidiaries:
   Goodwill                                $       -       $       -      $    3,536
   Core deposit premium                        1,067           1,587           2,118
   Other identifiable intangibles                526             554             583
                                           ---------       ---------      ----------
Total intangibles                          $   1,593       $   2,141      $    6,237
                                           ---------       ---------      ----------

RISK-BASED CAPITAL
Tier I capital:
  Shareholders' equity                     $  10,700       $  20,502      $   47,889
  Net unrealized gains (losses) on
   available for sale securities              (1,027)         (1,242)           (160)
   Minority interest                           2,785           5,706          12,507
   Less: intangibles                          (1,593)         (2,141)         (6,237)
                                           ---------       ---------      ----------
   Total Tier I capital                    $  10,865       $  22,825      $   53,999
                                           ---------       ---------      ----------
Tier II Capital:
   Allowable reserve for loan losses       $   4,016       $   5,605      $    6,149
   Qualifying long-term debt                   9,734           6,803               0
                                           ---------       ---------      ----------
    Total Tier II capital                     13,750          12,408           6,149
                                           ---------       ---------      ----------
    Total capital                          $  24,615       $  35,233      $   60,148
                                           =========       =========      ==========
Risk-adjusted assets                       $ 303,284       $ 431,067      $  487,642
                                           =========       =========      ==========
Capital ratios:
   Tier I Capital to risk weighted assets       3.58%           5.30%          11.07%
   Total Capital to risk weighted assets        8.12%           8.17%          12.33%
   Tier I Capital to average assets             2.48%           3.83%           8.44%

(1) Long term debt in the Corporation's subordinated debentures.

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each The federal banking regulators have also established capital classifications beyond the minimum measurement. requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially As of December 31, 2003, the Corporation was below the minimum troubled. for Capital adequacy purposes and the Bank did not meet the Capital requirements of the Order. See discussions on the following pages of the regulatory requirements and the Corporation's plans for increasing its capital ratios.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Presented below is a summary of the Corporation's consolidated capital position in comparison to generally applicable regulatory requirements:

                                                                    Tier I           Tier I             Total
                                                                   Capital to      Capital to        Average Risk
                                                                    Average      Risk Weighted       Risk Weighted
                                                                     Assets           Assets            Assets
                                                                   ----------    -------------       -------------
Regulatory minimum for capital adequacy purposes                         4.0%             4.0%                8.0%

The Corporation:

  December 31, 2003                                                      2.5%             3.6%                7.2%
  December 31, 2002                                                      3.8%             5.3%                8.2%

The capital levels include adjustment for the capital, or trust preferred securities, issued in May 1999, subject to certain limitations. Federal Reserve guidelines limit the amount of trust preferred securities which can be included in Tier I capital to 25% of total Tier I capital. As of December 31, 2003, $2,785,000 of the $12,450,000 of capital securities were available as Tier I capital of the Corporation. As of December 31, 2002, $5,706,000 qualified as Tier I capital.

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

In response to the concerns expressed by the regulators, the Board of Directors of the Corporation and the Bank adopted resolutions providing for prior regulatory approval of the declaration or payment of any dividend by the Corporation or the Bank, and suspension of interest payments by the Corporation in connection with its trust preferred securities. The agreements relating to the trust preferred securities allow for the suspension of payments for up to 20 quarters. Therefore, the suspension of the interest payments does not violate the agreement. However, while interest payments are suspended, no dividends can be paid on the Corporation's common stock, and certain other restrictions apply. These other restrictions include a prohibition on the sale of assets except in the ordinary course of business or in immaterial amounts. Those restrictions may adversely impact the ability of the Corporation and the Bank to take certain restructuring steps unless waivers can be obtained from the holders of the trust preferred securities. There can be no assurance that such waivers will be given.

Following the completion of the 2002 regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS, and the Bank's receipt of the related Joint Report of Examination ("Report"), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal Cease and Desist Order (the "Order") under Federal and State banking laws. The Order was reported on the Corporation's Form 8-K filed on April 9, 2003 and is available on the FDIC website www.FDIC.Gov. The Order became effective on April 5, 2003, and will remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identified deficiencies in the Bank's policies and procedures, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also requires the Bank to maintain specified capital ratios during the life of the Order.

The Order requires the Bank and its directors to take specific steps, within time periods specified in the Order, to address the operational deficiencies, including certain violations of law and regulations, identified by the FDIC and the OFIS in the Order and the Report. Among other things, the Bank must establish, and submit to the FDIC and the OFIS for comment, written plans (i) to reduce the Bank's risk position with respect to certain classified loans identified in the Report or any subsequent Report of Examination during the life of the Order, (ii) to reduce identified loan concentrations, (iii) to reduce and collect delinquent loans, (iv) to eliminate the classified amounts of loans to directors, executive officers, principal shareholders of the Bank and their respective related interests, (v) to address the Bank's relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management, (vi) setting forth the Bank's strategic plan, including financial goals and strategies to maintain adequate capital and liquidity, to reduce problem loans, and to attract and keep qualified management, (vii) covering the policies and procedures for review and approval of reimbursement of customer entertainment and business development expenses of the Bank's directors, officers and employees, (viii) for a realistic budget for calendar year 2003 and each subsequent year during the life of the Order, including strategies to improve the Bank's net interest margin, (ix) to reduce the Bank's portfolio of other real estate owned as a result of foreclosure or surrender of collateral for loans, and (x) to address procedures for the directors to monitor, and management to implement, the requirements of the Order.

Further actions the Bank must take within periods specified in the Order include correcting all deficiencies noted in the Report with respect to certain categories of loans, and all technical exceptions and all violations of law noted in

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Addressing the requirements of the Order, carrying out the objectives of the strategic plan, and attempting to return the Corporation to profitability required the strengthening of the executive management team. During 2003, the Corporation added management with experience in turnaround situations, loan portfolio, credit and problem loan administration, and financial management expertise commensurate with the issues the Corporation must address. The addition of management may increase expense in the short term. However, the additional management expertise is expected to help the Corporation resolve many of its issues more quickly, and improve customer service and financial performance.

The Corporation has attempted to address each of the matters identified in the Order. Progress in correcting administrative and management deficiencies has been made. The Bank has adopted new policies for liquidity, investment and asset liability management. In regards to its lending functions, practices related to credit underwriting, credit administration and problem loan management were revamped and current practices and procedures are believed to be operating within the requirements of the Order. Most of the above changes were initiated by a new management team, which was put in place, as a requirement of the Order, during the second half of 2003. Although improvements have been made and continue to be made from the actions initiated by this new management team in a relatively short time frame, completion of certain matters noted in the Order will require further actions by the Corporation and the Bank.

Since the entry of the Order, and as of December 31, 2003, the Bank has not been in compliance with the minimum capital ratios specified in the Order. There can be no assurance that the Corporation can take steps in the time limits prescribed by the Order to restore the Bank's capital ratios to the required levels and has not done so as of the date of this report. Noncompliance with the minimum capital requirements and/or other requirements of the Order may impact the ability of the Corporation and the Bank to remain as ongoing operating entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

IMPACT OF INFLATION AND CHANGING PRICES

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation's operations. Nearly all the assets and liabilities of the Corporation are financial, unlike industrial or commercial companies. As a result, the Corporation's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Corporation's ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities tends to minimize the effect of changes in interest rates on the Corporation's performance. Changes in interest rates do not necessarily move to the same extent as changes in the prices of goods and services.

                              GENERAL INFORMATION

       BOARD OF DIRECTORS                               OFFICERS                     CONTACT INFORMATION
-------------------------------------            ------------------------     -----------------------------------
C. JAMES BESS (1)                                C. JAMES BESS                NORTH COUNTRY FINANCIAL CORP.
President and Chief Executive Officer            President                    130 South Cedar Street
North Country Financial Corporation              Chief Executive Officer      Manistique, MI 49854
North Country Bank and Trust                                                  (906) 341-8401
Director Since: 2003                                                          (800) 200-7032

DENNIS B. BITTNER (1)                            JANI L. BLAKE                SHAREHOLDER INFORMATION
Owner and President                              Executive Vice President     For assistance with questions,
Bittner Engineering, Inc.                        Chief Operating Officer      please contact Investor Relations
Director Since: 2001                                                          (800) 200-7032

BERNARD A. BOUSCHOR (1)                          KELLY W. GEORGE              DIVIDEND REINVESTMENT PLAN
Tribal Chairman                                  Senior Vice President        AGENT
Sault Tribe of Chippewa Indians                  Chief Lending Officer        Registrar and Transfer Company
Director Since: 1996                                                          (800) 368-5948

RONALD G. FORD (3)                               ERNIE R. KRUEGER             STOCK TRANSFER AGENT
Retired                                          Vice President               For questions regarding transfer of
Director Since: 1987                             Controller                   stock, please contact Registrar and
                                                                              Transfer Company
                                                                              (800) 368-5948

STANLEY J. GEROU II (1)                          JOSEPH E. PETTERSON
Owner and President                              Executive Vice President
Days Inn and Comfort Inn (Munising)              Chief Financial Officer
Gerou Excavating, Inc.
Director Since: 1989

THOMAS G. KING (2)
Retired
Director Since: 2003

JOHN D. LINDROTH (1)
President
Superior State Agency, Inc.
Director Since: 1987

STEVE H. MADIGAN (1)
Owner and President
Madigan-Pingatore Insurance Services
Director Since: 2001

ANTHONY J. MAZZALI (2)
Owner and President
Capital Assets Advisory Services
Director Since: 2003

SPENCER B. SHUNK (1)
Owner
Shunk Furniture
Director Since: 2001

(1) Denotes Directors of North Country Financial Corporation and North Country Bank and Trust

(2)      Denotes Directors of North Country Bank and Trust only.

(3)      Denotes Directors of North Country Financial Corporation only.

                            NORTH COUNTY BANK TRUST
                                BRANCH LOCATION

        GAYLORD                                   STEPHENSON                             PENDING CLOSURES
145 North Otsego Avenue                      245 Menominee Street
   Gaylord, MI 49735                         Stephenson, MI 49887
    (989) 732-3750                              (906) 753-2225                              BOYNE CITY
                                                                                         128 Water Street
        KALEVA                                                                         Boyne City, MI 49712
  14429 Wouski Avenue                            SOUTH RANGE                              (231) 582-2098
   Kaleva, MI 49645                         47 Trimountain Avenue                      TARGET DATE: 5/7/04
    (231) 362-3223                          South Range, MI 49963
                                                (906) 482-1170

                                                                                             CADILLAC
      MANISTIQUE                                                                    218 South Mitchell Street
130 South Cedar Street                          TRAVERSE CITY                           Cadillac, MI 49601
 Manistique, MI 49854                      3530 North Country Drive                       (231) 876-3400
    (906) 341-8401                         Traverse City, MI 49684                     TARGET DATE: 5/7/04
                                                (231) 929-5253

    MARQUETTE MAIN                                                                           CALUMET
300 N. McClellan Street                                                             56730 Calumet Ave. Suite L
  Marquette, MI 49855                        PENDING BRANCH SALES                       Calumet, MI 49913
    (906) 226-5000                                                                        (906) 337-2801
                                                                                       TARGET DATE: 5/7/04

                                                   ALANSON
  MARQUETTE PRESQUE ISLE                      6230 River Street
    1400 Presque Isle                         Alanson, MI 49706                      SAULT STE. MARIE CASCADE
   Marquette, MI 49855                          (231) 548-2922                       4250 I-75 Business Spur
      (906) 228-3640                         TARGET DATE 5/31/04                    Sault Ste. Marie, MI 49783
                                                                                          (906) 632-2020

         MUNISING                                  ESCANABA                            TARGET DATE: 5/14/04
 301 East Superior Street                   837 North Lincoln Road
    Munising, MI 49862                        Escanaba, MI 49829                          TRAVERSE CITY
      (906) 387-3931                            (906) 789-7991                        333 East State Street
                                             TARGET DATE: 5/31/04                    Traverse City, MI 49684
         NEWBERRY                                                                         (231) 995-6600
   414 Newberry Avenue                          IRON MOUNTAIN                          TARGET DATE: 5/14/04
    Newberry, MI 49868                     1890 S. Stephenson Ave.
      (906) 293-5165                       Iron Mountain, MI 49801
                                                (906) 779-2141
        ONTONAGON                            TARGET DATE: 5/31/04

     601 River Street
   Ontonagon, MI 49953                            MANCELONA
      (906) 884-4115                      625 North Williams Street
                                             Mancelona, MI 49659
          RIPLEY                                (231) 587-9144
      106 Royce Road                         TARGET DATE: 5/31/04
    Hancock, MI 49930
      (906) 482-1269
  SAULT STE. MARIE MAIN
     138 Ridge Street
Sault Ste, Marie, MI 49783
      (906) 635-3992