Form 10-K, Exhibit 13
period 2004-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2005-03-31
CIK 36506

                                                                      EXHIBIT 13

                                    Mackinac

                                    Financial

                                   Corporation

                                      2004

                                     Annual

                                     Report

TABLE OF CONTENTS

To Our Shareholders................................................       1

Selected Financial Highlights......................................       3

Five-Year Comparisons..............................................       5

Report of Independent Registered Public Accounting Firm............       7

Consolidated Balance Sheets........................................       9

Consolidated Statements of Operations..............................      10

Consolidated Statements of Changes in Shareholders' Equity.........      11

Consolidated Statements of Cash Flows..............................      12

Notes to Consolidated Financial Statements.........................      14

Selected Financial Data............................................      45

Summary Quarterly Financial Information............................      46

Market Information.................................................      47

Forward-Looking Statements.........................................      48

Management's Discussion and Analysis of Financial Condition and
   Results of Operations...........................................      49

General Information ...............................................      72

Branch Locations ..................................................      73

TO OUR SHAREHOLDERS

[MACKINAC FINANCIAL LOGO]

March 28, 2005

Dear Shareholders:

2004 was a year of great change for Mackinac Financial Corporation. The year began with a new and dedicated turn-around management team, led by Jim Bess, coping with a troubled loan portfolio, and a bank that had to shrink to survive. Jim and his able team, collected, sold or wrote off the vast majority of the troubled assets. They also took the necessary steps to shrink the bank to preserve liquidity and offer a chance at survival. Their efforts were rewarded in December when a new group of investors purchased $30 million of Mackinac Financial Corporation common stock. The proceeds from this offering were used to redeem holding company subordinated debentures and to re-capitalize North Country Bank. In December, Eliot Stark and I led the recapitalization effort and joined the holding company as CFO and CEO respectively. Our immediate vision is to rebuild the community banking franchise in Northern Michigan and diversify the loan portfolio by building a commercial banking presence in Southeastern Michigan.

For the year of 2004, the financial results reflect the events referenced above. The company is much smaller with $339 million in total assets, down from $423 million last year. Deposits are also reduced from $306 million to $216 million and branch locations have been reduced from 22 to 12. You will also note the improved capital position with shareholders equity of $35 million, up from approximately $11 million last year.

Net interest income dropped from $9.6 million to $8.2 million with the net loss before taxes decreasing from $7.3 million to $1.4 million. On a fully diluted per share basis, the net loss dropped from $27.32 to $3.23. Our results in 2004 benefited from the redemption of our subordinated debentures at a significant discount.

We should note that the first quarter of 2005 will reflect a significant loss due to the prepayment of high fixed-rate long-term Federal Home Loan Bank advances. The prepayment penalty associated with this $48.6 million debt retirement amounted to $4.3 million.

So why are we excited about our prospects? We believe the highlights that follow also reflect the positive developments last year. First and foremost the loan portfolio has been substantially improved. Non-performing assets dropped from $50.4 million a year ago to $6.0 million and fell as a percentage of total assets from 11.94% to 1.78%. We believe that we are adequately reserved for our current loan portfolio.

Additionally, we are starting to see improvement in our net interest margin as we remove the high fixed rate advances and the negative impact on earnings attributed to problem loans and other real estate owned.

Most importantly, we have a great team and one that is growing. We have added a very talented and experienced commercial lender in Oakland County and already have developed a significant backlog of good loan prospects. Additionally, we recently hired three commercial lenders, two credit analysts, and soon will be adding additional mortgage lenders. We are also poised to launch a new identity and a branding and marketing campaign to help us recapture lost market share in Northern Michigan. We will be revising our product line up to make us competitive as deposit gatherers and with our consumer loan products.

Our plan is simple and that is to return to our roots as a customer responsive community bank that makes good loans. We believe that we can compete very effectively in all of our markets using "big bank" lending skills and delivering our products through first class community bankers.

We hope to achieve profitability on a consistent basis about mid-year 2005, as we execute our plan.

We thank our investors for their loyalty and we promise to work hard and efficiently so that we can deliver solid profits and enhance shareholder value.

Sincerely,

MACKINAC FINANCIAL CORPORATION

/s/ Paul D. Tobias

Paul D. Tobias
Chairman and Chief Executive Officer

SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

                                                                  For The Year December 31,
                                                                     2004           2003
                                                                  -----------    -----------
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets                                                      $   339,497    $   422,539
Total loans                                                           203,832        297,846
Total deposits                                                        215,650        305,794
Borrowings and subordinated debentures                                 85,039         99,476
Total shareholders' equity                                             34,730         10,700

SELECTED STATEMENTS OF INCOME DATA:
Net interest income                                               $     8,238    $     9,626
Loss before taxes                                                      (1,448)        (7,259)
Net loss                                                               (1,595)        (9,588)
Loss per common share - Basic                                           (3.23)        (27.32)
Loss per common share - Diluted                                         (3.23)        (27.32)

SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Net interest margin                                                      2.57%          2.25%
Efficiency ratio                                                       103.05         150.82
Return on average assets                                                 (.44)         (1.96)
Return on average equity                                               (18.64)        (59.15)
Average total assets                                              $   365,024    $   489,184
Average total shareholders' equity                                $     8,555    $    16,210
Average loans to average deposits ratio                                 97.40%         99.30%

COMMON SHARE DATA (AT END OF PERIOD):
Market price per common share                                     $     17.97    $     35.20
Book value per common share                                       $     10.13    $     30.40
Common shares outstanding                                           3,428,695        350,958

OTHER DATA (AT END OF PERIOD):
Allowance for loan losses                                         $     6,966    $    22,005
Non-performing assets                                             $     6,037    $    50,438
Allowance for loan losses to total loans                                 3.42%          7.39%
Non-performing assets to total assets                                    1.78%         11.94%
Number of:
     Branch locations                                                      12             22

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

MARKET SUMMARY

The Corporation's common stock is traded on the Nasdaq Small Cap Market under the symbol MFNC. The Corporation had 1,858 shareholders of record as of March 28, 2005.

FIVE-YEAR COMPARISONS

ASSETS

Total assets on a consolidated basis decreased by 19.7% during 2004 to $ 339.5 million.

                                     ASSETS
                              (Dollars in Million)

                                  [BAR CHART]

2000       667.0
2001       636.6
2002       565.3
2003       422.5
2004       339.5

SECURITIES

The portfolio of securities decreased during 2004 by 32.7% to $57.1 million.

                                   SECURITIES
                             (Dollars in Millions)

                                  [BAR CHART]

2000       72.1
2001       61.9
2002       68.0
2003       84.8
2004       57.1

LOANS

Total loans decreased 31.6% to $203.8 million in 2004.

                                     LOANS
                              (Dollars in Millions)

                                  [BAR CHART]

2000       541.7
2001       504.4
2002       435.0
2003       297.8
2004       203.8

DEPOSITS

Total deposits decreased by 29.5% to $215.7 million.

                                    DEPOSITS
                              (Dollars in Millions)

                                  [BAR CHART]

2000       531.9
2001       482.5
2002       437.5
2003       305.8
2004       215.7

SHAREHOLDERS' EQUITY

During 2004, shareholders' equity increased $24.0 million, or 224.6%, to $34.7 million.

                              SHAREHOLDERS' EQUITY
                              (Dollars in Millions)

                                  [BAR CHART]

2000      44.6
2001      47.9
2002      20.5
2003      10.7
2004      34.7

NET INCOME (LOSS)

The net loss for 2004 was $1.6 million as compared to $9.6 million for 2003.

                               NET INCOME (LOSS)
                             (Dollars in Millions)

                                  [BAR CHART]

2000        5.2
2001        5.8
2002      -26.7
2003       -9.6
2004       -1.6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

               =================================================
                     REPORT OF INDEPENDENT REGISTERED PUBLIC
                                 ACCOUNTING FIRM
                             TO THE SHAREHOLDERS OF
                         MACKINAC FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN
               =================================================

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                                                            PLANTE & MORAN, PLLC
                                                               Bridgewater place
                                                                       suite 600
                                                            333 Bridge St. N. W.
[PLANTE MORAN LOGO]                                       Grand Rapids, MI 49504
                                                               Tel: 616.774.8221
                                                               Fax: 616.774.0702
                                                                 plantemoran.com

Board of Directors and Shareholders
Mackinac Financial Corporation
Manistique, Michigan

We have audited the accompanying consolidated balance sheet of Mackinac Financial Corporation and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations and changes in stockholders' equity and cash flows for the three years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mackinac Financial Corporation and Subsidiaries as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ PLANTE, MORAN, PLLC

Grand Rapids, Michigan
March 18, 2005

CONSOLIDATED BALANCE SHEETS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2004 and 2003
                             (Dollars in Thousands)

                                                                                     2004        2003
                                                                                  ---------   ----------
                                              ASSETS
Cash and due from banks                                                           $   4,230   $   7,433
Federal funds sold                                                                   39,848      15,600
                                                                                  ---------   ---------
     Cash and cash equivalents                                                       44,078      23,033

Interest-bearing deposits in other financial institutions                            18,535       6,048
Securities available for sale                                                        57,075      84,774
Federal Home Loan Bank stock                                                          4,754       4,544

Total loans                                                                         203,832     297,846
     Allowance for loan losses                                                       (6,966)    (22,005)
                                                                                  ---------   ---------
Net loans                                                                           196,866     275,841

Premises and equipment                                                               10,739      13,747
Other real estate held for sale                                                       1,730       4,356
Other assets                                                                          5,720      10,196
                                                                                  ---------   ---------

TOTAL ASSETS                                                                      $ 339,497   $ 422,539
                                                                                  =========   =========

                                   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
     Non-interest-bearing deposits                                                $  20,956   $  26,179
     Interest-bearing deposits                                                      194,694     279,615
                                                                                  ---------   ---------
     Total deposits                                                                 215,650     305,794

     Borrowings                                                                      85,039      87,026
     Subordinated debentures                                                            -0-      12,450
     Other liabilities                                                                4,078       6,569
                                                                                  ---------   ---------
         Total liabilities                                                          304,767     411,839

Shareholders' equity:
     Preferred stock - No par value:
         Authorized 500,000 shares, no shares outstanding                               -0-         -0-
     Common stock  and additional paid in capital -  No par value
         Authorized - 18,000,000 shares
         Issued and outstanding  - 3,428,695 and 350,958, respectively               42,335      16,175
     Retained earnings (Accumulated deficit)                                         (8,097)     (6,502)
     Accumulated other comprehensive income                                             492       1,027
                                                                                  ---------   ---------

         Total shareholders' equity                                                  34,730      10,700
                                                                                  ---------   ---------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $ 339,497   $ 422,539
                                                                                  =========   =========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2004, 2003, and 2002
                  (Dollars in Thousands, Except Per Share Data)

                                                                              2004       2003        2002
                                                                            --------   --------   ---------
Interest income:
     Interest and fees on loans:
         Taxable                                                            $ 14,517   $ 18,999   $ 29,615
         Tax-exempt                                                            1,180      1,534      2,256
     Interest on securities:
         Taxable                                                               2,401      2,277      3,360
         Tax-exempt                                                              171        230        266
     Other interest income                                                       584        601        472
                                                                            --------   --------   --------

         Total interest income                                                18,853     23,641     35,969
                                                                            --------   --------   --------

Interest expense:
     Deposits                                                                  5,443      8,695     12,444
     Borrowings                                                                4,730      4,832      5,100
     Subordinated debentures                                                     442        488        545
                                                                            --------   --------   --------

         Total interest expense                                               10,615     14,015     18,089
                                                                            --------   --------   --------

Net interest income                                                            8,238      9,626     17,880
Provision for loan losses                                                        -0-        -0-     26,658
                                                                            --------   --------   --------

Net interest income after provision for loan losses                            8,238      9,626     (8,778)
                                                                            --------   --------   --------

Other income:
     Service fees                                                                982      1,529      1,899
     Loan and lease fees                                                          17         58      1,095
     Net security gains                                                          -0-        427        746
     Net gains on sale of loans                                                   39        136        506
     Gain on sale of branches                                                    205        -0-        464
     Gain on settlement of subordinated debentures                             6,617        -0-        -0-
     Other                                                                       682      1,081        548
                                                                            --------   --------   --------

         Total other income                                                    8,542      3,231      5,258
                                                                            --------   --------   --------

Other expenses:
     Salaries and employee benefits                                            8,032      5,973      7,589
     Furniture and equipment                                                     887      1,367      1,437
     Occupancy                                                                   994      1,387      1,629
     Data processing                                                           1,220      1,517      1,894
     Accounting, legal, and consulting fees                                    1,836      3,145      1,800
     Loan and deposit                                                          1,718      1,992      1,111
     Telephone                                                                   382      1,382      1,305
     Impairment loss on intangibles                                              -0-         60      3,647
     Impairment loss on other real estate held for sale                          265        400      2,418
     Loss on sale of premises, equipment, and other real estate
       held for sale                                                             459        362        648
     Advertising                                                                 115        182        545
     Amortization of acquisition intangibles                                     308        460        420
     Other                                                                     2,012      1,889      2,620
                                                                            --------   --------   --------

         Total other expenses                                                 18,228     20,116     27,063
                                                                            --------   --------   --------

Loss before provision (credit) for income taxes                               (1,448)    (7,259)   (30,583)
Provision (credit) for income taxes                                              147      2,329     (3,870)
                                                                            --------   --------   --------
Net loss                                                                    $ (1,595)  $ (9,588)  $(26,713)
                                                                            ========   ========   ========
 Loss per common share:
     Basic                                                                  $  (3.23)  $ (27.32)  $ (76.11)
                                                                            ========   ========   ========
     Diluted                                                                $  (3.23)  $ (27.32)  $ (76.11)
                                                                            ========   ========   ========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2004, 2003, and 2002
                 (Dollars in Thousands, Except per Share Data)

                                                                  Retained     Accumulated
                                    Shares of   Common Stock      Earnings        Other
                                     Common    and Additional   (Accumulated  Comprehensive
                                      Stock    Paid in Capital    Deficit)     Income (Loss)    Total
                                    ---------  ---------------  ------------  --------------  ---------
BALANCE, DECEMBER 31, 2001            350,958  $       16,175   $    31,554   $         160   $ 47,889

Net loss                                                            (26,713)                   (26,713)
     Other comprehensive loss:
     Net unrealized gain on
       securities available for
       sale                                                                           1,082      1,082
                                                                                              --------
Total comprehensive income                                                                     (25,631)
Dividends declared ($5.00
  per share)                                                         (1,755)                    (1,755)
                                    ---------  --------------   -----------   -------------   --------

BALANCE, DECEMBER 31, 2002            350,958          16,175         3,086           1,242     20,503

Net loss                                                             (9,588)                    (9,588)

Other comprehensive loss:
     Net unrealized loss on
       securities available for
       sale                                                                            (215)      (215)
                                    ---------  --------------   -----------   -------------   --------
Total comprehensive loss                                                                        (9,803)

BALANCE, DECEMBER 31, 2003            350,958          16,175        (6,502)          1,027     10,700

Additional shares issued as a
result of 1:20 reverse stock split        817

Common stock issuance               3,076,920          26,160           -0-             -0-     26,160

Net loss                                                             (1,595)                    (1,595)
Other comprehensive loss:
     Net unrealized loss on
       securities available for
       sale                                                                            (535)      (535)
                                    ---------  --------------   -----------   -------------   --------
Total comprehensive loss                                                                        (2,130)

BALANCE, DECEMBER 31, 2004          3,428,695  $       42,335   $    (8,097)  $         492   $ 34,730
                                    =========  ==============   ===========   =============   ========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2004, 2003, and 2002
                             (Dollars in Thousands)

                                                                 2004        2003        2002
                                                               --------   ---------   ----------
Increase (decrease) in cash and cash equivalents:
  Cash flows from operating activities:
     Net (loss)                                                $ (1,595)  $  (9,588)  $ (26,713)
                                                               --------   ---------   ---------
     Adjustments to reconcile net (loss) to
      net cash provided by operating activities:
       Provision for loan losses                                    -0-         -0-      26,658
       Provision for impairment of intangible assets                -0-          60       3,647
       Provision for impairment of other real estate
         held for sale                                              265         400       2,418
       Provision for impairment of bank premises
         and equipment                                              -0-         669         -0-
       Provision for depreciation and net
         amortization                                             1,580       2,546       2,424
       Provision (credit) for deferred taxes                        147        (543)     (6,580)
       FHLB stock dividend                                         (210)       (169)        -0-
       Net (gains) losses on sales of:
         Securities                                                 -0-        (427)       (746)
         Premises, equipment, and other real estate
           held for sale                                            459         356         648
         Branches                                                  (205)        -0-        (464)
       Change in other assets                                     4,021       6,881       2,291
       Change in other liabilities                               (2,491)       (475)      1,850
                                                               --------   ---------   ---------

         Total adjustments                                        3,566       9,298      32,146
                                                               --------   ---------   ---------

     Net cash provided by (used in) operating activities          1,971        (290)      5,433
                                                               --------   ---------   ---------

     Cash flows from investing activities:
       Net (increase) decrease in interest-bearing
         deposits  in other financial institutions              (12,487)     (4,038)       (492)
       Payment for purchases of securities available for sale   (21,910)    (70,680)   (110,582)
       Proceeds from sale of securities available for sale          -0-      36,601      95,245
       Proceeds from calls and maturities of securities
         available for sale                                      48,840      15,928      11,234
       Net decrease in loans                                     74,265     129,589      52,470
       Proceeds from sale of premises, equipment,
         and other real estate held for sale                      8,732       4,620       1,912
       Capital expenditures                                        (150)        -0-        (878)
       Net cash paid for branch sales                           (25,018)        -0-      (6,437)
                                                               --------   ---------   ---------

     Net cash provided by investing activities                   72,272     112,020      42,472
                                                               --------   ---------   ---------

          See accompanying notes to consolidated financial statements.

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                 Years Ended December 31, 2004, 2003, and 2002
                             (Dollars in Thousands)

                                                             2004          2003         2002
                                                           --------     ----------    ---------
     Cash flows from financing activities:
       Net decrease in deposits                            $(64,921)    $ (131,700)   $(37,487)
       Proceeds from borrowings                                 125            -0-         -0-
       Principal payments on borrowings                     (14,562)          (789)       (734)
       Proceeds from issuance of common stock                26,160            -0-         -0-

       Dividends paid                                           -0-           (-0-)     (1,755)
                                                           --------     ----------    --------

     Net cash used in financing activities                  (53,198)      (132,489)    (39,976)
                                                           --------     ----------    --------

Net increase (decrease) in cash and cash
  equivalents                                                21,045        (20,759)      7,929
Cash and cash equivalents at beginning                       23,033         43,792      35,863
                                                           --------     ----------    --------

Cash and cash equivalents at end                           $ 44,078     $   23,033    $ 43,792
                                                           ========     ==========    ========

Supplemental cash flow information:
Cash paid during the year for:
   Interest                                                $  8,405     $   14,456    $ 17,943
   Income taxes paid or (refunded)                              -0-         (2,137)        292

Noncash investing and financing activities:
Transfer of foreclosures from loans to
  other real estate held for sale                             4,762          4,340       4,705
Transfer of property from premises and equipment to
  other real estate held for sale                               -0-            -0-       1,226
Lease receivable recorded in sale/leaseback transaction         -0-            -0-         154

Assets and liabilities divested in branch sales:
   Loans                                                         11            -0-           4
   Premises and equipment                                     1,442            -0-
   Deposits                                                  26,471            -0-       7,547
   Other liabilities                                            -0-            -0-          23

          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of Mackinac Financial Corporation (the "Corporation") and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, North Country Bank and Trust (the "Bank"), North Country Financial Group and other minor subsidiaries, after elimination of intercompany transactions and accounts.

CAPITAL

On December 15, 2004, the Corporation consummated a recapitalization through the issuance of $30 million of common stock in a private placement. The net proceeds of this offering amounted to $26.2 million. This recapitalization provided the funding to enable the Corporation to recapitalize the Bank with a $15.5 million capital infusion. This capital infusion provided the Bank with enough capital to be deemed a "well capitalized" institution by regulatory standards. The Corporation used $6.5 million of the proceeds to settle the $12,450,000 liability of the subordinated debentures. The settlement of this liability also included the accrued interest of approximately $1.2 million. The Corporation recognized a gain from the settlement of the subordinated debentures of $6.6 million.

NATURE OF OPERATIONS

The Corporation's and the Bank's revenues and assets are derived primarily from banking activities. The Bank's primary market area is the upper peninsula and the northern portion of the lower peninsula of Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A significant portion, approximately 15%, of the Bank's commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1% of the Corporation's business activity is with Canadian customers and denominated in Canadian dollars.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of foreclosed real estate, deferred tax assets, and impairment of intangible assets.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, non-interest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

The Corporation's securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses on securities available for sale are reported as accumulated other comprehensive income within shareholders' equity until realized. When it is determined that securities or other investments are impaired and the impairment is other than temporary, an impairment loss is recognized in earnings and a new basis in the affected security is established. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

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

INTANGIBLE ASSETS AND GOODWILL

Intangible assets attributable to the value of core deposits and the excess of purchase price over fair value of net assets (goodwill) acquired are stated at cost less accumulated amortization. The core deposit premium is amortized on a straight-line basis over a period of ten years and is subject to an annual impairment test based on the change in deposit base. Prior to 2002, goodwill was being amortized over a period of 15 years. During 2002 goodwill, (Note 10) was written off in its entirety.

The Corporation reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The evaluation includes assessing the estimated fair value of the intangible asset based on market prices for similar assets, where available, and the present value of the estimated future cash flows associated with the intangible asset. Adjustments are recorded if it is determined that the benefit of the intangible asset has decreased.

EARNINGS PER COMMON SHARE

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock option agreements.

STOCK OPTION PLANS

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the recently completed stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31, 2004 and 2003. There were no options granted in 2002.

                                              2004         2003       2002
                                              ----         ----       ----
Dividend yield                                0.00%        0.00%       N/A
Risk-free interest rate                       3.25%        1.25%
Weighted average expected life (years)         4.0          7.0
Expected volatility                          30.00%       29.85%

The weighted average fair value of options granted as of their grant date, using the assumptions shown above, was computed at $2.80 per share for options granted in 2004 and $.72 per share in 2003. Options granted in 2003 were forfeited as a result of the grantee's resignation.

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

                                                        2004             2003             2002
                                                    -----------      -----------      -----------
Net (loss):

     As reported                                    $    (1,595)     $    (9,588)     $   (26,713)
     Total stock-based compensation expense
       determined under fair value-based method              (6)             (36)             (94)
                                                    -----------      -----------      -----------

Pro forma                                           $    (1,601)     $    (9,624)     $   (26,807)
                                                    ===========      ===========      ===========
(Loss) per share - Basic:

     As reported                                    $     (3.23)     $    (27.32)     $    (76.11)
                                                    ===========      ===========      ===========

     Pro forma                                      $     (3.24)     $    (27.42)     $    (76.40)
                                                    ===========      ===========      ===========
(Loss) per share - Diluted:

     As reported                                    $     (3.23)     $    (27.32)     $    (76.11)
                                                    ===========      ===========      ===========

     Pro forma                                      $     (3.26)     $    (27.42)     $    (76.38)
                                                    ===========      ===========      ===========

     Weighted average shares outstanding            $   494,305      $   350,958      $   350,958
                                                    ===========      ===========      ===========

COMPREHENSIVE INCOME (LOSS)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are recognized as a separate component of equity and accumulated other comprehensive income (loss).

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings (loss) per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted earnings
(loss) per share for the years ended December 31 (dollars in thousands, except per share data):

                                                                         Weighted
                                                                          Average          Earnings
                                                         Net             Number of          (Loss)
                                                    Income (Loss)         Shares          per Share
                                                    -------------        ---------       -----------
2004
Earnings per share - Basic and diluted              $     (1,595)         494,305        $    (3.23)
                                                    ============          =======        ==========

2003
Loss per share - Basic and diluted                  $     (9,588)         350,958        $   (27.32)
                                                    ============          =======        ==========

2002
Earnings per share - Basic and diluted              $    (26,713)         350,958        $   (76.11)
                                                    ============          =======        ==========

In the above disclosure the dilutive effect of additional shares outstanding, as a result of stock options exercisable, was not taken into account since additional shares outstanding have an antidilutive effect on loss calculated per share.

INCOME TAXES

Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized.

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

RECLASSIFICATIONS

Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform to the 2004 presentation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

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

SFAS No 149 - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on `Derivative Instruments and Hedging Activities.' This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (DIG) and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Standard did not have a material effect on the Corporation's financial statements.

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

SFAS No. 123 R - In December 2004, the FASB re-issued SFAS No. 123 "Accounting for Stock-Based Compensation" which becomes effective for interim periods beginning after June 15, 2005. This Statement supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for these stock options. This Statement applies to all unvested awards outstanding as of the effective date. The Corporation plans to adopt SFAS No. 123 for the period beginning after June 15, 2005 and does not expect a material impact on the Corporation's Consolidated Financial Statements.

NOTE 3 - ACQUISITIONS AND DIVESTITURES

During 2004, the Corporation sold the deposits and the premises and equipment of five branch offices. The total deposits sold amounted to $26,471,000 and the net book value of premises and equipment was $1,442,000. Other assets and liabilities divested in these branch sales were immaterial. The Corporation realized a gain of $205,000 on the sale of these branches.

In November 2002, the Corporation sold deposits and certain assets of the branch in Menominee. Deposits of $7,547,000, other liabilities of $23,000, and assets of $669,000 were divested in the transaction which resulted in a net gain on sale of $464,000. In July 2001, the Corporation sold deposits and certain assets of the St. Ignace and Mackinac Island branches and in November 2001, sold deposits and certain assets of the Curtis and Naubinway branches. Deposits of $22,720,000, other liabilities of $36,000, and assets of $805,000 were divested in transactions that resulted in gain on sale of $1,386,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $604,000 were restricted on December 31, 2004 to meet the reserve requirements of the Federal Reserve System.

In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation's insured limit of $100,000. Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 5 - SECURITIES AVAILABLE FOR SALE

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

                                                                        Gross          Gross
                                                      Amortized      Unrealized      Unrealized      Estimated
                                                        Cost           Gains           Losses        Fair Value
                                                     ----------      ----------      ----------      ----------
DECEMBER 31, 2004

U S Agencies                                         $   21,980      $        1      $      138      $   21,843
Obligations of states and political subdivisions          3,711             318             -0-           4,029
Corporate securities                                        667              14             -0-             681
Mortgage-related securities                              30,225             299               2          30,522
                                                     ----------      ----------      ----------      ----------

Total securities available for sale                  $   56,583      $      632      $      140      $   57,075
                                                     ==========      ==========      ==========      ==========

DECEMBER 31, 2003

U S Agencies                                         $   36,017             208             -0-          36,225
Obligations of states and political subdivisions          3,772             333             -0-           4,105
Corporate securities                                        666              42             -0-             708
Mortgage-related securities                              43,292             446               2          43,736
                                                     ----------      ----------      ----------      ----------

Total securities available for sale                  $   83,747      $    1,029      $        2      $   84,774
                                                     ==========      ==========      ==========      ==========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

Following is information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

                                          Less Than Twelve Months           Over Twelve Months
                                        --------------------------      --------------------------
                                           Gross                           Gross
                                        Unrealized         Fair         Unrealized         Fair
                                          Losses           Value          Losses           Value
                                        ----------      ----------      ----------      ----------
DECEMBER 31, 2004

US Agencies                             $      138      $   19,842      $      -0-      $      -0-
Mortgage-related securities                      2           8,238             -0-             -0-
                                        ----------      ----------      ----------      ----------

Total securities available for sale     $      140      $   28,080      $      -0-      $      -0-
                                        ==========      ==========      ==========      ==========
DECEMBER 31, 2003

Mortgage-related securities             $        2      $    9,662      $      -0-      $      -0-
                                        ----------      ----------      ----------      ----------

Total securities available for sale     $        2      $    9,662      $      -0-      $      -0-
                                        ==========      ==========      ==========      ==========

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                                           2004            2003            2002
                                                        ----------      ----------      ----------
Proceeds from sales/calls of securities                 $   35,997      $   36,601      $   95,245
Gross gains on sales                                           -0-             588             799
Gross losses on sales                                          -0-             161              53

The carrying value and estimated fair value of securities available for sale at December 31, 2004, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Amortized       Estimated
                                                            Cost        Fair Value
                                                        ----------      ----------
Due in one year or less                                 $    7,712      $    7,709
Due after one year through five years                       15,300          15,198
Due after five years through ten years                       1,091           1,263
Due after ten years                                          2,255           2,383
                                                        ----------      ----------
Subtotal                                                    26,358          26,553
Mortgage-related securities                                 30,225          30,522
                                                        ----------      ----------

Total                                                   $   56,583      $   57,075
                                                        ==========      ==========

The carrying value and estimated fair value of securities pledged to secure treasury deposits was $1.0 million, as of December 31 , 2004. See Note 12 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS

The composition of loans at December 31 (dollars in thousands) is as follows:

                                                            2004           2003
                                                        ----------      ----------
Commercial real estate                                  $  105,619      $  161,976
Commercial, financial, and agricultural                     47,446          80,988
One to four family residential real estate                  45,292          51,120
Consumer                                                     2,379           3,195
Construction                                                 3,096             567
                                                        ----------      ----------

Total loans                                             $  203,832      $  297,846
                                                        ==========      ==========

An analysis of the allowance for loan losses for the years ended December 31 (dollars in thousands) is as follows:

                                           2004            2003            2002
                                        ----------      ----------      ----------
Balance, January 1                      $   22,005      $   24,908      $   10,444
Provision for loan losses                      -0-             -0-          26,658
Recoveries on loans                            719           4,053             376
Loans charged off                          (15,758)         (6,956)        (12,570)
                                        ----------      ----------      ----------

Balance, December 31                    $    6,966      $   22,005      $   24,908
                                        ==========      ==========      ==========


The allowance for loan losses was significantly impacted by loan charge-offs during 2004. The Corporation sold $25.2 million of loans, primarily nonperforming, during the first quarter of 2004 which resulted in a previously allocated specific reserve charge off of $7.4 million on these loans being recognized as a charge-off. The Corporation also sold $14.1 million of primarily nonperforming loans in December, which resulted in a $3.5 million charge to the reserve.

The aggregate amount of nonperforming residential and consumer loans was approximately $888,000 and $2,047,000 at December 31, 2004 and December 31, 2003, respectively. Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had residential and consumer nonaccrual and renegotiated loans been current, or not troubled, are not material to the consolidated financial statements for the year ended December 31, 2004 and 2003. The nonperforming commercial loans are reflected in the information regarding impaired loans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS (CONTINUED)

IMPAIRED LOANS

A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

The following is a summary of impaired loans and their effect on interest income (dollars in thousands):


                                                          Impaired Loans                    Valuation Reserve
                                                  ------------------------------      ------------------------------
                                                  December 31,      December 31,      December 31,      December 31,
                                                      2004             2003               2004              2003
                                                  ------------      ------------      ------------      ------------
Balances, at period end
     Impaired loans with valuation reserve        $        608      $     39,993      $        136      $      5,350
     Impaired loans with no valuation reserve            3,699             5,848               -0-               -0-
                                                  ------------      ------------      ------------      ------------

        Total impaired loans                      $      4,307      $     45,841      $        136      $      5,350
                                                  ============      ============      ============      ============

     Impaired loans on nonaccrual basis           $      4,307      $     38,660      $        136      $      4,720
     Impaired loans on accrual basis                       -0-             7,181               -0-               630
                                                  ------------      ------------      ------------      ------------

        Total impaired loans                      $      4,307      $     45,841      $        136      $      5,350
                                                  ============      ============      ============      ============

Average investment in impaired loans              $     17,036      $     46,700
Interest income recognized during impairment             1,053             1,307
Interest  income that would have been recognized
   on an accrual basis                                     803             2,793
Cash-basis interest income recognized                      863               718

INSIDER LOANS

The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands).

                                                                       2004              2003
                                                                   ----------         ---------
Loans outstanding, January 1                                       $    6,514         $  10,987
New loans                                                                 365               -0-
Repayment                                                                (765)           (4,480)
Increase related to new executive officers and  directors                 -0-                98
Decrease related to retired executive officers and directors           (6,051)              (91)
                                                                   ----------         ---------

Loans outstanding, December 31                                     $       63         $   6,514
                                                                   ==========         =========

No related party loans were classified substandard as of December 31, 2004 and 2003.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 7 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 (dollars in thousands) are as follows:

                                                           2004               2003
                                                      -------------       -------------
Land                                                  $       2,121       $       2,503
Buildings and improvements                                   11,624              13,424
Furniture, fixtures, and equipment                            8,083               9,705
                                                      -------------       -------------
Totals                                                       21,828              25,632
Less - Accumulated depreciation and amortization             11,089              11,885
                                                      -------------       -------------

Net book value                                        $      10,739       $      13,747
                                                      =============       =============

During 2004, the Bank sold the deposits and premises and equipment of five branch locations. The sales price of the premises and equipment, $1.442 million, was equal to the net book value at the date of sale, therefore no gain or loss was recognized.

Depreciation of premises and equipment charged to operating expenses amounted to $1,038,000 in 2004, $1,378,000 in 2003, and $1,633,000 in 2002.

NOTE 8 - OTHER REAL ESTATE  HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows:

                                                     2004             2003              2002
                                                 ------------     ------------      -----------
Balance, January 1                               $      4,356     $      5,409      $     4,211
Additions:
  Through, or in lieu of, foreclosure                   4,762            4,340            4,705
  Previously held                                         -0-              -0-            1,226
Impairment write-downs and payments applied              (265)            (848)          (2,418)
Other real estate sold                                 (7,123)          (4,545)          (2,315)
                                                 ------------     ------------      -----------

Balance, December 31                             $      1,730     $      4,356      $     5,409
                                                 ============     ============      ===========

NOTE 9 - INTANGIBLE ASSET

Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. The carrying amount of the intangible asset for the years ended December 31 (dollars in thousands) is as follows:

                                            2004                                  2003
                             ---------------------------------      -------------------------------
                                  Gross                                Gross
                                Carrying          Accumulated         Carrying         Accumulated
                                 Amount           Amortization         Amount          Amortization
                             -------------        ------------      ------------       ------------
Core deposit premium         $       3,734        $      3,279      $      5,403       $      4,336
                             =============        ============      ============       ============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 9 - INTANGIBLE ASSET (CONTINUED)

During 2004, the Bank sold five branch offices with deposits of $26.471 million. Two of the branch offices sold had unamortized core deposit premiums of $304,000 at the time of the sale. The write-off of this core deposit premium reduced the gain on the sale of these branch locations.

The aggregate amortization expense for the years ended December 31, 2004, 2003, and 2002 was $308,000, $460,000, and $420,000, respectively.

The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2004 (dollars in thousands).

2005       $      125
2006              125
2007               82
2008               78
2009               45
           ----------

Total      $      455
           ==========

NOTE 10 - GOODWILL

The changes in the carrying amount of goodwill for the year ended December 31 (dollars in thousands) are as follows:

                              2002
                        ---------------
Balance, January 1      $         3,647
Goodwill acquired                   -0-
Amortization                        -0-
Impairment loss                  (3,647)
                        ---------------

Balance, December 31    $           -0-
                        ===============

As required by SFAS No. 142, adopted January 1, 2002, the Corporation is required to perform an annual impairment test on goodwill. The impairment test is based in large part on a comparison of the fair value of the Corporation's outstanding stock, with the carrying value of its net assets. During the fourth quarter of 2002, events occurred which were determined to, more likely than not, reduce the fair value of the Corporation. Therefore, as required by SFAS No. 142, an additional impairment test was completed. This test resulted in an identified potential impairment. Based on the size of the identified potential impairment, the entire balance of goodwill determined to be impaired and the impairment loss shown in the table above was recorded.

NOTE 11 - DEPOSITS

The distribution of deposits at December 31 (dollars in thousands) is as follows:

                                                                 2004        2003
                                                               --------    --------
Non-interest-bearing demand deposits                           $ 20,956    $ 26,179
Savings, money market, and interest-bearing demand deposits      72,103      91,835
Time deposits                                                   122,591     187,780
                                                               --------    --------

Total deposits                                                 $215,650    $305,794
                                                               ========    ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 11 - DEPOSITS (CONTINUED)

As of December 31, 2004, $1.7 million of deposits are from Canadian customers. Non-brokered time deposits of $100,000 or more were $16,329,000 and $18,599,000 at December 31, 2004 and 2003, respectively. Interest expense on non-brokered time deposits of $100,000 or more was $514,000, $785,000, and $1,510,000, for the years ended December 31, 2004, 2003, and 2002, respectively.

Maturities of time deposits outstanding at December 31, 2004, (dollars in thousands) are as follows:

2005          $ 83,907
2006            25,322
2007            10,672
2008             1,780
2009               152
Thereafter         758
              --------

              $122,591
              ========

NOTE 12 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                                          2004                   2003
                                                                                    ----------------    ---------------------
FEDERAL HOME LOAN BANK:

   Fixed-rate advance at 7.37%, maturing April 15, 2004                             $            -0-    $                  64
   Fixed-rate advance  at 7.59%, maturing May 17, 2004                                           -0-                      112
   Fixed-rate advance at 6.35%, maturing July 7, 2004                                            -0-                    1,000
*  Fixed-rate advance at 6.50%, maturing October, 17, 2005                                       473                      904
*  Fixed-rate advance at 7.06%, maturing May 15, 2006                                          3,082                    3,395
*  Convertible - Fixed-rate advance at 5.49%, callable quarterly,
     maturing June 23, 2008                                                                   10,000                   10,000
*  Convertible - Fixed-rate advance at 5.66%, callable quarterly,
     maturing October 21, 2009                                                                10,000                   10,000
*  Convertible - Fixed-rate advance at 6.22%, callable quarterly,
     maturing February 22, 2010                                                               10,000                   10,000
*  Convertible - Fixed-rate advance at 6.50%, callable quarterly,
     maturing June 22, 2010                                                                   10,000                   10,000
*  Convertible - Fixed-rate advance at 5.99%, callable quarterly,
     maturing June 23, 2010                                                                    5,000                    5,000
   Convertible - Fixed-rate advance at 4.98%, callable quarterly,
     maturing December 20, 2010                                                                5,000                    5,000
   Convertible - Fixed-rate advance at 5.16%, callable quarterly,
     maturing December 28, 2010                                                               10,000                   10,000
   Convertible - Fixed-rate advance at 4.50%, callable quarterly,
     maturing January 10, 2011                                                                10,000                   10,000
   Convertible - Fixed-rate advance at 4.35%, callable quarterly,
     maturing February 5, 2011                                                                10,000                   10,000
                                                                                    ----------------    ---------------------

                                                                                              83,555                   85,475
FARMERS HOME ADMINISTRATION:

   Fixed-rate note payable to Farmers Home Administration, maturing August 24,
     2024, interest payable at 1%                                                              1,484                    1,551
                                                                                    ----------------    ---------------------

Total borrowings                                                                    $         85,039    $              87,026
                                                                                    ================    =====================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 - BORROWINGS (CONTINUED)

* The Corporation prepaid $48,555 of the Federal Home Loan Bank borrowings in the first quarter of 2005. The Corporation incurred a $4.3 million penalty as a result of this prepayment.

The FHLB has the option to convert the above listed convertible - fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter.

Maturities of borrowings outstanding at December 31, 2004, (dollars in thousands) are as follows:

2005               $        473
2006                      3,082
2007                        -0-
2008                     10,000
2009                     10,000
Thereafter               61,484
                   ------------

Total              $     85,039
                   ============

The Federal Home Loan Bank borrowings are collateralized at December 31, 2004, by the following: a collateral agreement on the Corporation's one- to four-family residential real estate loans with a book value of approximately $32,269,000; commercial real estate leases with a book value of approximately $11,838,000; U.S. government agency and mortgage-backed securities with an amortized cost and estimated fair value of $52,205,000 and $52,365,000, respectively; an interest-bearing deposit in the amount of $18,490,400; and Federal Home Loan Bank stock owned by the Bank totaling $4,754,100. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2004.

The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $568,000 originated and held by the Corporation's wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $1,053,000, and guaranteed by the Corporation.

NOTE 13 - INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 (dollars in thousands) are as follows:

                                              2004        2003        2002
                                             -------     -------     -------
Current tax expense (credit)                 $   147     $  (111)    $(4,290)
Deferred tax credit                           (2,257)       (543)     (6,580)
Change in valuation allowance                  2,257       2,983       7,000
                                             -------     -------     -------

Total provision (credit) for income taxes    $   147     $ 2,329     $(3,870)
                                             =======     =======     =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 (dollars in thousands) is as follows:

                                                       2004         2003         2002
                                                     --------     --------     --------
Tax expense (credit) at statutory rate               $   (492)    $ (2,468)    $(10,398)
Increase (decrease) in taxes resulting from:
     Tax-exempt interest                                 (415)        (540)        (777)
     Intangible asset amortization and impairment         105           10          690
     Change in valuation allowance                      2,257        2,983        7,000
     Minimum Tax                                          -0-        1,313          -0-
Other                                                  (1,308)       1,031         (385)
                                                     --------     --------     --------

Provision (credit) for income taxes                  $    147     $  2,329     $ (3,870)
                                                     ========     ========     ========

Included in the total provision for income taxes are expenses of $-0-, $145,000, and $254,000 for the years ended December 31, 2004, 2003, and 2002, respectively, related to security transactions.

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 (dollars in thousands) are as follows:

                                         2004         2003
                                       --------     --------
Deferred tax assets:
  Allowance for loan losses            $  2,369     $  7,482
  Deferred compensation                     453          436
  Intangible assets                         580          638
  Other real estate                         388          173
  Alternative Minimum Tax Credit          1,463        1,313
  NOL carryforward                        8,281        2,208
  Depreciation                              194          -0-
  Tax credit carryovers                     672          138
  Other                                      48           24
                                       --------     --------

     Total deferred tax assets           14,448       12,412
                                       --------     --------

Valuation allowance                     (14,448)     (12,191)
                                       --------     --------

Deferred tax liabilities:
  Depreciation                              -0-         (221)

     Total deferred tax liabilities         -0-         (221)
                                       --------     --------

Net deferred tax asset (liability)     $    -0-     $    -0-
                                       ========     ========

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2004 and 2003, the Corporation established a valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation has a net operating loss carryforward for tax purposes of approximately $24.4 million which could only be benefited if the Corporation returns to profitability. This net operating loss carryforward will expire in the 2024 tax year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 14 - OPERATING LEASES

The Corporation leases space at three branch offices. The leases, expiring during the next two years, are classified as operating leases. Future minimum payments, by year and in the aggregate, under the noncancelable operating leases with initial or remaining terms in excess of one year consisted of the following (dollars in thousands):

        Operating Leases
        ----------------
2005     $            54
2006                  23
         ---------------

Total    $            77
         ===============

Rent expense for all operating leases amounted to $108,000 in 2004, $232,000 in 2003, and $295,000 in 2002.

NOTE 15 - RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 15%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $146,000, $78,000, and $140,000 for 2004, 2003, and 2002, respectively.

NOTE 16 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation has a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. A liability is recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement is entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2004 and 2003, for vested benefits under this plan was $1,338,000 and $1,335,000 respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of the policies was $1,601,000 and $1,635,000 at December 31, 2004 and 2003, respectively. Deferred compensation expense for the plan was $194,000, $157,000 and $266,000 for 2004, 2003, and 2002 respectively.

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

As part of the recapitalization through the issuance of $30 million in common stock in a private placement, the subordinated debentures were paid off. This payoff settlement was negotiated with all of the holders of the subordinated debentures. The payment for the debentures was in settlement of $12,450,000 in principal and accrued interest. The total settlement price was $6,500,000 and resulted in the Corporation recording a gain on the settlement of $6,617,000.

Distributions on the trust preferred securities were payable quarterly on February 14, May 14, August 14, and November 14. The trust preferred subordinated debentures agreement allowed for the suspension of these payments for up to 20 quarters. Management deferred the quarterly payments due from November 14, 2002 through December 15, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - CAPITAL

On December 16, 2004, the Corporation consummated a recapitalization through the issuance of $30 million of common stock in a private placement. The net proceeds of this offering amounted to $26.2 million. This recapitalization provided the funding to enable the Corporation to recapitalize the Bank with a $15.5 million capital infusion. This capital infusion provided the Bank with enough capital to be deemed a "well capitalized" institution by regulatory standards. The Corporation used $6.5 million of the proceeds to settle the $12,450,000 liability of the subordinated debentures. The settlement of this liability also included the accrued interest of approximately $1.2 million. The Corporation recognized a gain from the settlement of the subordinated debentures of $6.6 million.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management has determined that, as of December 31, 2004, the Corporation is well capitalized.

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action. Although the Bank was well capitalized, it was still operating under a Cease and Desist order as of December 31, 2004 which is discussed further below. As a result of this classification, the Bank has been paying increased premiums on FDIC deposit insurance.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Corporation's and the Bank's actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

                                                                                                             To Be Well
                                                                                                          Capitalized Under
                                                                            For Capital                   Prompt Corrective
                                                   Actual                Adequacy Purposes                Action Provisions
                                            --------------------    ----------------------------    -----------------------------
                                             Amount        Ratio        Amount          Ratio           Amount           Ratio
                                            --------       -----    ---------------  -----------    ---------------   -----------
2004
Total capital (to risk-weighted assets):
   Consolidated                             $ 36,779        16.0%   > or = $ 18,348  > or =  8.0%               N/A
   North Country Bank & Trust               $ 34,855        15.2%   > or = $ 18,303  > or =  8.0%   > or = $ 22,879   > or = 10.0%

Tier I capital (to risk- weighted assets):
   Consolidated                             $ 33,861        14.8%   > or = $  9,174  > or =  4.0%               N/A
   North Country Bank & Trust               $ 31,943        14.0%   > or = $  9,151  > or =  4.0%   > or = $ 13,727   > or =  6.0%

Tier I capital (to average assets):
   Consolidated                             $ 33,861        10.7%   > or =   13,045  > or =  4.0%               N/A
   North Country Bank & Trust               $ 31,943         9.8%   > or =   13,081  > or =  4.0%   > or = $ 16,351   > or =  5.0%

2003
Total capital (to risk- weighted assets):
   Consolidated                             $ 21,730         7.2%   > or = $ 24,144  > or =  8.0%               N/A
   North Country Bank & Trust               $ 24,973         8.3%   > or = $ 24,070  > or =  8.0%   > or = $ 30,088   > or = 10.0%

Tier I capital (to risk- weighted assets):
   Consolidated                             $ 10,865         3.6%   > or = $ 17,244  > or =  4.0%               N/A
   North Country Bank & Trust               $ 20,967         6.9%   > or = $ 12,155  > or =  4.0%   > or = $ 18,232   > or =  6.0%

Tier I capital (to average assets):
   Consolidated                             $ 10,865         2.5%   > or = $ 23,837  > or =  4.0%               N/A
   North Country Bank & Trust               $ 20,967         4.8%   > or = $ 17,472  > or =  4.0%   > or = $ 21,840   > or =  5.0%

The Bank is restricted, by banking regulations, from making dividend distributions above prescribed amounts. At December 31, 2004, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses and as a restriction of the Order.

HISTORY

In October 2001, the Bank was notified by the FDIC that it was a "troubled institution" within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

In September 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services ("OFIS"), and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago ("FRB") requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation.

In response to the concerns expressed by the regulators, the Board of Directors of the Corporation and the Bank adopted resolutions providing for prior regulatory approval of the declaration or payment of any dividend by the Corporation or the Bank, and suspension of interest payments by the Corporation in connection with its trust preferred securities. The agreements relating to the trust preferred securities allow for the suspension of payments for up to 20 quarters. Therefore, the suspension of the interest payments did not violate the agreement.

Following the completion of the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS in November 2002, and the Bank's receipt of the related Report of Examination ("Report"), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal order (the "Order") under Federal and State banking laws. The Order became effective on April 5, 2003, and was to remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identified deficiencies in the Bank's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also required the Bank to maintain specified capital ratios during the life of the Order.

The Order required the Bank and its directors to take specific steps, within time periods specified in the Order, to address the operational deficiencies, including certain violations of law and regulations, identified by the FDIC and the OFIS in the Order and the Report.

Significant progress was made by the Corporation in addressing all of the deficiencies of the Order. The most significant event, which occurred in mid-December 2004, was the consummation of a $30 million stock offering through a private placement that resulted in net proceeds of $26.2 million. This recapitalization allowed the Corporation to inject $15.5 million of capital into the Bank which satisfied all of the capital requirements of the Order.

On February 8, 2005, the Order was formally removed, however, the Bank entered into an informal agreement which requires the Bank to maintain a Tier 1 Capital ratio of at least 8%. The Bank is also required to have regulatory approval before paying dividends.

NOTE 20 - STOCK OPTION PLANS

The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 15, 2004. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12 1/2% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - STOCK OPTION PLANS (CONTINUED)

A summary of stock option transactions for the years ended December 31 is as follows:

                                                     Number of  Shares
                                             ----------------------------------
                                               2004         2003         2002
                                             --------     --------     --------
Outstanding shares at beginning of year        27,483       38,616       44,736
Granted during the year                       257,152        2,500          -0-
Expired / forfeited during the year            (1,636)     (13,633)      (6,120)
                                             --------     --------     --------

Outstanding shares at end of year             282,999       27,483       38,616
                                             ========     ========     ========

Weighted average exercise price per share
  at end of year                             $  34.55     $ 278.80     $ 282.20
                                             ========     ========     ========

Shares available for grant at end of year     138,899       17,912        6,779
                                             ========     ========     ========

As part of the recapitalization of the Corporation, options were granted to two new senior executives of the Corporation and Bank. These options, totaling 257,152 shares, were granted at an exercise price of $9.75 per share or market value. The market value was based upon the offering price of the common stock in the private placement.

Options in 2003 were granted at $59.00 per share (as adjusted for the 1 for 20 reverse stock split). These same options expired in 2003 as a result of the grantee's resignation. No options were granted in 2002. Under these plans, options expire ten years after the date of grant.

Following is a summary of the options outstanding and exercisable at December 31, 2004:


                                                                   Weighted
                                                                    Average             Weighted
                                      Number                       Remaining             Average
    Exercise            --------------------------------          Contractual            Exercise
   Price Range          Outstanding          Exercisable          Life-Years              Price
-----------------       -----------          -----------          -----------           ---------
       $9.75                257,152              120,861                 10.0           $    9.75
$156.00 - $240.00            11,850               11,850                  4.3              182.07
$300.00 - $406.60            13,997               13,997                  3.1              365.34
                        -----------          -----------          -----------           ---------

                            282,999              146,708                  9.4           $   34.55
                        ===========          ===========          ===========           =========

NOTE 21 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes for the years ended December 31 (dollars in thousands) were as follows:

                                                      2004       2003       2002
                                                     ------     ------     ------
      Unrealized holding gains on
        available for sale securities                $ (535)    $  212     $2,338
      Less reclassification adjustments for gains
        later recognized in income                      -0-        427        746
                                                     ------     ------     ------
      Net unrealized gains (losses)                    (535)      (215)     1,592
      Tax effect                                        -0-        -0-        510
                                                     ------     ------     ------

Other comprehensive income (loss)                    $ (535)    $ (215)    $1,082
                                                     ======     ======     ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

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

                                                           2004                   2003
                                                    ------------------     ------------------
Commitments to extend credit:
  Fixed rate                                        $              638     $            3,870
  Variable rate                                                 10,889                 73,651
Standby letters of credit - Variable rate                       17,970                 14,498
Credit card commitments - Fixed rate                             2,995                  3,381
                                                    ------------------     ------------------

                                                    $           32,492     $           95,400
                                                    ==================     ==================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

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

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the hospitality and tourism industry. This concentration represents $52.7 million, or 34.4%, of the commercial loan portfolio as compared to $76.1 million or 31.3% of the commercial loan portfolio on December 31, 2003. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

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

The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.

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

Accrued interest - The carrying amount of accrued interest approximates fair value.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 23 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The following table presents information for financial instruments at December 31 (dollars in thousands):

                                                          2004                                          2003
                                       ------------------------------------------     -----------------------------------------
                                            Carrying                Estimated              Carrying               Estimated
                                             Amount                Fair Value               Amount               Fair Value
                                       ------------------      ------------------     ------------------     ------------------
Financial assets:
      Cash and cash equivalents        $           44,078      $           44,078     $           23,033     $           23,033
      Interest-bearing deposits                    18,535                  18,535                  6,048                  6,048
      Securities available for sale                57,075                  57,075                 84,774                 84,774
      Federal Home Loan Bank stock                  4,754                   4,754                  4,544                  4,544
      Net loans                                   196,866                 199,551                275,841                272,093
      Accrued interest receivable                   1,909                   1,909                  2,811                  2,811
      Directors deferred compensation               1,629                   1,629                  1,635                  1,635
      CSV of life insurance                         1,338                   1,338                  1,336                  1,336
                                       ------------------      ------------------     ------------------     ------------------

Total financial assets                 $          324,846      $          327,531     $          398,686     $          394,038
                                       ==================      ==================     ==================     ==================
Financial liabilities:
      Deposits                         $          215,650      $          215,835     $          305,794     $          306,847
      Borrowings                                   85,039                  89,142                 87,026                 95,244
      Accrued interest payable                        794                     794                  2,090                  2,090
      Subordinated debentures                         -0-                     -0-                 12,450                 12,450
                                       ------------------      ------------------     ------------------     ------------------

Total financial liabilities            $          302,821      $          307,109     $          408,696     $          417,967
                                       ==================      ==================     ==================     ==================

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

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 2004 and 2003
                             (Dollars in Thousands)

                                                                                           2004                  2003
                                                                                    ------------------     ------------------
                                                        ASSETS
Cash and cash equivalents                                                           $            2,313     $              423
Investment in subsidiaries                                                                      33,288                 23,328
Other assets                                                                                        26                    590
                                                                                    ------------------     ------------------

TOTAL ASSETS                                                                        $           35,627     $           24,341
                                                                                    ==================     ==================

                                             LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                                                         $              897     $              805
Subordinated debentures                                                                            -0-                 12,836
                                                                                    -------------------    ------------------
    Total liabilities                                                                              897                 13,641
                                                                                    ------------------     ------------------
Total shareholders' equity                                                                      34,730                 10,700
                                                                                    ------------------     ------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $           35,627     $           24,341
                                                                                    ==================     ==================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2004, 2003, and 2002
                             (Dollars in Thousands)

                                                        2004                 2003                  2002
                                                     ----------          ------------          -------------
Income:
      Dividends received from subsidiaries           $      -0-          $        -0-          $       2,704
      Security gains                                        -0-                   102                    -0-
      Gain on settlement of subordinated debentures       6,617                   -0-                    -0-
      Other                                                  13                    17                     44
                                                     ----------          ------------          -------------

           Total income                                   6,630                   119                  2,748
                                                     ----------          ------------          -------------

Expenses:
      Salaries and benefits                               1,568                    66                     68
      Interest                                              458                   504                    562
      Accounting, legal and consulting fees               1,031                   746                    261
      Other                                                 183                   126                    150
                                                     ----------          ------------          -------------

           Total expenses                                 3,240                 1,442                  1,041
                                                     ----------          ------------          -------------

Income (loss) before credit for income
  taxes and equity in undistributed net
  income (loss) of subsidiaries                           3,390                (1,323)                 1,707
Credit for income taxes                                     -0-                   -0-                   (349)
                                                     ----------          ------------          -------------

Income before equity in undistributed
  net income (loss) of subsidiaries                       3,390                (1,323)                 2,056
Equity in undistributed net (loss) of
  subsidiaries                                           (4,985)               (8,265)               (28,769)
                                                     ----------          ------------          -------------

Net (loss)                                           $   (1,595)         $     (9,588)         $     (26,713)
                                                     ==========          ============          =============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2004, 2003, and 2002
                             (Dollars in Thousands)

                                                                                   2004        2003        2002
                                                                                 ---------   ---------   ---------
Increase (decrease) in cash and cash equivalents:
Cash flows from operating activities:

       Net (loss)                                                                $  (1,595)  $  (9,588)  $ (26,713)
                                                                                 ---------   ---------   ---------

       Adjustments to reconcile net (loss) to net cash provided by operating activities:
            Provision for depreciation and amortization                                 26          28          29
            Net gain on settlement of subordinated debentures                       (6,617)        -0-         -0-
            Equity in undistributed net loss of subsidiaries                         4,985       8,265      28,769
            Change in other assets                                                      59         486         178
            Change in other liabilities                                                872         518         164
                                                                                 ---------   ---------   ---------

                 Total adjustments                                                    (675)      9,297      29,140
                                                                                 ----------  ---------   ---------

  Net cash provided by (used in) operating activities                               (2,270)       (291)      2,427
                                                                                 ----------  ---------   ---------

  Cash flows from financing activities:
       Proceeds from issuance of common stock                                       26,160         -0-         -0-
       Payment in settlement of subordinated debentures                             (6,500)        -0-         -0-
       Investments in subsidiaries                                                 (15,500         -0-         -0-
       Dividends paid                                                                  -0-         -0-      (1,755)
                                                                                 ----------  ---------   ---------

  Net cash used in financing activities                                              4,160         -0-      (1,755)
                                                                                 ---------   ---------   ---------

Net increase (decrease) in cash and cash equivalents                                 1,890        (291)        672
Cash and cash equivalents at beginning                                                 423         714          42
                                                                                 ---------   ---------   ---------

Cash and cash equivalents at end                                                 $   2,313   $     423   $     714
                                                                                 =========   =========   =========

NOTE 25 - LEGAL PROCEEDINGS

The Corporation and its subsidiaries are subject to routine litigation incidental to the business of banking. In addition, the Corporation or the Bank are subject to the Order referred to below, and the litigation and arbitration described below. Information regarding the Order is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "Capital and Regulatory" in this report, and is incorporated here by reference. The litigation and arbitration that is not routine and incidental to the business of banking is described below.

Securities Litigation

In an action styled Lanctot v. Littlejohn, et al., filed in the U.S. District Court for the Western District of Michigan on June 13, 2003, a shareholder of the Corporation brought a class action against the Corporation, its former chairman, chief executive

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - LEGAL PROCEEDINGS (CONTINUED)

officer and director, Ronald G. Ford, and its former chief executive officer and director, Sherry L. Littlejohn, for alleged violations of Federal securities laws.

In another action styled Rosen v. North Country Financial Corporation, et al., filed in the U.S. District Court for the Western District of Michigan on June 23, 2003, a former shareholder of the Corporation brought a class action against the Corporation, its former chairman, chief executive officer and director, Ronald G. Ford, and its former chief executive officer and director, Sherry L. Littlejohn, for alleged violations of Federal securities laws.

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

On December 1, 2003, the plaintiffs filed their Corrected Consolidated Amended Class Action Complaint ("Amended Complaint"), which added John F. Stevens as a plaintiff. The Amended Complaint, which demanded a jury trial, was brought on behalf of all persons, subject to certain exceptions, who purchased the Corporation's common stock during the period from November 13, 2000, through April 15, 2003. It alleged that the Corporation and the individual defendants violated section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 of the Securities and Exchange Commission (the "SEC") issued under the Exchange Act, by disseminating materially false and misleading statements and/or concealing material adverse facts concerning the financial condition and operations of the Corporation, with knowledge, or in reckless disregard, of the materially false and misleading character thereof. The Amended Complaint also alleged violations of Section 20 of the Exchange Act by the individual defendants, by reason of their control, at relevant times, of the Corporation. Among other things, the Amended Complaint was based upon allegations of deficiencies in the Corporation's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management, and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the Federal Deposit Insurance Corporation ("FDIC") Rules and Regulations, and the Michigan Banking Code of 1999. The Amended Complaint further alleged that the Corporation's acquisition of American Financial Mortgage, which had an "unusually large number of defaulted loans . . . which triggered the attention of banking regulators"; that a Cease and Desist Order, dated March 26, 2002, which was attached as Exhibit 1 to the Amended Complaint, demonstrated how defendants made "false statements" in public filings and other communications, and were required to take "corrective actions;" that various public filings were "false because the Company's operations resulted in an excessive level of adversely classified assets, delinquent loans, and nonaccrual loans as well as an inadequate level of capital protection for the kind and quality of assets held;" that, "according to former employees, loans for Company insiders and their related entities were often approved regardless of the quality of the loan;" and, that the Corporation incorrectly attributed its performance to the World Trade Center disaster and other factors impacting tourism and hospitality businesses, instead of disclosing "insider loans," a "disproportionately high loan concentration" in the hospitality industry, and information about the Corporation's banking practices and loan loss reserves. The Amended Complaint sought certification of a class consisting of all persons who purchased the common stock of the Corporation on the open market between the dates noted above, compensatory damages on a joint and several basis against all defendants, including the Corporation, plus interest and costs, including attorney's fees and expert's fees.

On January 23, 2004, the Corporation and the other defendants filed their Joint Motion to Dismiss the Corrected Consolidated Amended Class Action Complaint, principally based on the ground that plaintiffs had not adequately plead that the Corporation, through its officers and directors, acted with the intent to defraud the investing public under the standard articulated in Helwig v. Vencor, Inc., 251 F.3d 540 (6th Cir. 2001), cert. dismissed, 536 U.S. 935, 122 S.Ct.
2616 (2002). During the pendency of the motion to dismiss, a stay of "all discovery and other proceedings" automatically was imposed under 15 U.S.C.
Section 78u-4(b)(3)(B). Plaintiffs filed their Brief in Opposition to Defendants' Motion to Dismiss on March 8, 2004. Defendants filed a reply brief in support of their Motion to Dismiss on March 23, 2004. The Court scheduled an oral argument on the Motion to Dismiss for May 17, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - LEGAL PROCEEDINGS (CONTINUED)

Shortly before the hearing on the Motion to Dismiss, Plaintiffs, the Corporation and the individual Defendants and their insurer reached a settlement in principle of all claims asserted in the consolidated actions. On June 18, 2004, the parties submitted to the Court their Stipulation of Settlement, which described in detail the terms and conditions of the settlement. The parties subsequently modified the Stipulation, which was reflected in the Revised and Amended Stipulations of Settlement submitted to the Court.

On August 23, 2004, the Court granted conditional approval of the settlement as set forth in the Second Revised and Amended Stipulation of Settlement. On October 15, 2004, the Court preliminarily certified a class for purposes of settlement only, approved a form of notice of hearing to be distributed to class members, and scheduled a hearing concerning final approval of the settlement. As modifed by a Stipulated Order entered on October 29, 2004, the plaintiffs were allowed to mail notice of the proposed settlement to members of the class. Members of the class were permitted to opt out of the class by written request postmarked no later than November 29, 2004. Members of the class who did not opt out and who filed written notice no later than November 24, 2004, were permitted to object to approval of the settlement at the hearing concerning final approval before the Court.

On December 1, 2004, the Court held the hearing concerning final approval of the settlement. At the conclusion of the hearing, the Court entered its Order and Final Judgment, in which the Court (i) certified the action as a class action,
(ii) certified the plaintiff class, (iii) determined the settlement (as modified by the Order and Final Judgment) to be fair, reasonable, adequate, and in the best interests of the plaintiff class, (iv) approved the settlement, (v) specified the claims procedure for members of the plaintiff class, (vi) awarded fees to counsel for the plaintiff class, and (vii) dismissed the action as to the plaintiff class and all defendants with prejudice. Under the terms of the settlement approved by the Court, the settlement fund for the plaintiff class and its counsel aggregated $750,000, of which the Corporation contributed $250,000, and the individual defendants contributed $500,000. The amount contributed by the individual defendants was covered by insurance.

Shareholder's Derivative Litigation

Damon Trust v. Bittner, et al.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - LEGAL PROCEEDINGS (CONTINUED)

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

On March 22, 2004, the Court issued an Opinion and Order granting in part and denying in part the motions to dismiss in the Damon case. The Court dismissed the Section 14(a) claim against all of the defendants as barred by the statute of limitations and, as further grounds, dismissed that claim as to those who were not directors at the time of the mailing of the proxy statement. The Court has permitted the plaintiff to proceed with its breach of fiduciary duty claims against the Directors on the grounds that the plaintiff cured its procedural failings by subsequently transmitting a demand letter as required by Section 493 of the MBCA.

On April 19, 2004, the Court entered an Order Granting Stipulation to Grant Plaintiff Leave to File Amended Complaint and to Grant Related Relief to All Parties. On May 14, 2004, the plaintiff filed an Amended Complaint and, thereafter, all Defendants timely filed Answers to the Amended Complaint. In its Answer, the Corporation averred that the plaintiff's claims are asserted for and on behalf of the Corporation, that the plaintiff does not assert any claims against the Corporation and, therefore, the Corporation properly should be realigned as a plaintiff in the action.

During the above described proceedings, on November 11, 2003, the Corporation filed a motion, as permitted by section 495 of the MBCA, M.C.L.Section 450.1495, requesting the Court to appoint a disinterested person to conduct a reasonable investigation of the claims made by the plaintiff and to make a good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation. After additional written submissions to the Court by the defendants and the plaintiff concerning the issues presented by this motion, and after several conferences with the Court, on May 20, 2004, the Court entered an Order adopting the parties' written stipulations concerning the appointment of a disinterested person and the manner of conducting the investigation of the claims made by the plaintiff and making recommendations as to whether the maintenance of the derivative action is in the best interests of the Corporation.

On July 14, 2004, the Court convened a settlement conference among counsel for all parties and counsel for the individual defendants' insurer. Although a settlement was not achieved, at the direction of the Court, the parties' respective counsel agreed to continue settlement discussions.

By Order of the Court dated November 2, 2004, the report of the disinterested person was timely filed with the Corporation on October 23, 2004, and the action was stayed until November 22, 2004. On December 22, 2004, the plaintiff filed a motion with the Court seeking a scheduling conference among the Court and the parties. The Court granted the plaintiff's motion on January 10, 2005. On January 13, 2005, the parties to the action and the individual defendants' insurer entered into an agreement regarding limited disclosure of the report of the disinterested person to the insurer and counsel for the parties on the terms and conditions set forth in the agreement. Also on January 13, 2005, a scheduling conference was held with the Court, and was adjourned to February 14, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - LEGAL PROCEEDINGS (CONTINUED)

On February 9, 2005, the parties filed a joint status report with the Court. A further status conference was held on February 14, 2005. At that time, the Court entered a Stipulated Protective Order regarding limited dissemination of the report of the disinterested person. Also on February 14, in a separate Order, the Court required the parties to complete their respective review of the report and communicate among themselves regarding their positions. Absent a negotiated resolution, the Corporation was given the opportunity until March 21, 2005, to file an appropriate motion to dismiss. On March 21, 2005, consistently with the determinations of the disinterested person in his report, the Corporation filed with the Court a motion to dismiss (i) all the breach of fiduciary duty claims against defendants Bittner, Bouschor, Gerou, Lindroth, Madigan, Shunk, Hendrickson, and Tolksdorf, (ii) the breach of fiduciary duty claims against defendant Hoffman, except for one claim identified by the disinterested person in his report, and (iii) the excess compensation claims against defendants Ford and Littlejohn. The plaintiff has advised the Corporation that it intends to oppose the motion to dismiss.

Damon Trust v. Wipfli

On August 27, 2004, a second shareholder's derivative action, styled Virginia M. Damon Trust v. Wipfli Ullrich Bertelson, LLP, and North Country Financial Corporation, Nominal Defendant, was filed in the Michigan Circuit Court for Grand Traverse County by the same shareholder which brought the derivative action discussed above. The complaint, which demands a jury trial, is brought on behalf of the Corporation against Wipfli Ullrich Bertelson, LLP ("Wipfli") under the Michigan Accountant Liability statute, M.C.L. 600.2962. It alleges that Wipfli damaged the Corporation by (i) failing to conduct and oversee, with the due care and competence required of professional accountants, the annual audit of the Corporation's financial statements for its fiscal years ending December 31, 2000 and December 31, 2001, (ii) failing to provide, with requisite due care and competence, the internal audit, regulatory compliance, and financial reporting services Wipfli had agreed to provide the Corporation after August 28, 2002, when Wipfli resigned as its auditors to undertake such consulting services, (iii) failing to exercise due care and competence required to ensure that the Corporation's financial statements conformed to applicable regulatory accounting principles ("RAP") and generally accepted accounting principles ("GAAP"), (iv) failing to make full disclosure that the Corporation's administrative, operating, and internal controls were inadequate to prevent loss and damage to its assets, and (v) failing to conduct a diligent and careful "review" of the Corporation's quarterly financial statements during its fiscal years 2000 and 2001 and the first and second quarters of 2002.

The complaint further alleges that Wipfli undertook in writing (i) to provide professional services, including auditing services, accounting services for preparation of audited financial statements, advice regarding financial statement disclosure, and preparation of annual reports for regulators, including the annual report required by section 36 of the Federal Deposit Insurance Act, and (ii) to ensure that the Corporation had sufficient systems in place to determine whether it was in compliance with RAP and other regulations of the FDIC and the OFIS. The complaint alleges that Wipfli (i) failed to conduct its audits of the Corporation's financial statements in accordance with generally accepted auditing standards ("GAAS"), (ii) negligently represented that the Corporation's audited annual financial statements for the year ended December 31, 2000 were fairly presented in all material respects, (iii) negligently conducted reviews of the Corporation's quarterly financial statements for the interim quarters of 2000, 2001 and 2002, and (iv) negligently audited the Corporation's financial statements for the fiscal years 2000 and 2001 by failing to obtain or review sufficient documentation, failing to limit the scope of the audit in light of such failure to obtain or review sufficient documentation, failing to verify the accuracy of information obtained from the Corporation for the audit, failing to limit the scope of the audit in light of such failure to verify the accuracy of the information obtained from the Corporation, and substantially underestimating the Corporation's liabilities and misrepresenting its solvency.

The complaint also alleges that Wipfli is a party responsible for the Corporation's liability in any securities fraud action arising out of a material overstatement of its financial results. The complaint claims contribution and indemnification from Wipfli on behalf of the Corporation under the Private Securities Litigation Reform Act of 1995 for any liability it may incur in any such securities fraud action.

On October 12, 2004, Wipfli removed the second shareholder's derivative action to the U.S. District Court for the Western District of Michigan. By stipulation between the respective counsel for the Corporation and the plaintiff, the Corporation was initially granted until December 10, 2004, to file its first response to the Complaint, which period was extended by a Stipulated Order until January, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 25 - LEGAL PROCEEDINGS (CONTINUED)

On January 10, 2005, the Corporation filed its Answer to the Complaint in the second shareholder's derivative action. Also on that date, a joint status report was filed with the Court by all parties. A scheduling conference was held with the Court on January 13, 2005. On that date, the Court entered a Preliminary Case Management Order, affording the Corporation the opportunity until February 3, 2005, to make a motion to realign the Corporation in, or to dismiss, the litigation.

On February 3, 2005, the Corporation filed a Motion to realign the Corporation as the plaintiff, and to dismiss the Virginia M. Damon Trust as a party, in the second shareholder's derivative action. The plaintiff, Virginia M. Damon Trust, filed a brief opposing the Corporation's motion. Oral argument on the Corporation's motion was held before the Court on March 7, 2005. The Court took the matter under advisement.

Employment Agreement Arbitration

On September 16, 2003, Ronald G. Ford, the former chairman and chief executive officer and a former director of the Corporation, initiated an arbitration proceeding with the American Arbitration Association ("AAA") against the Corporation seeking monetary damages for alleged breach by the Corporation of his Amended and Restated Employment Agreement, Chairman Agreement, and Amended and Restated Consulting Agreement, each with the Corporation. The Corporation denied the alleged breach and asserted a counterclaim to recover all amounts paid to Mr. Ford under the Chairman Agreement, as required by the Cease and Desist Order entered by the FDIC and the OFIS, in addition to other amounts.

On March 19, 2004, at the request of Mr. Ford, AAA reactivated the arbitration proceeding. Pursuant to its procedures, on June 17, 2004, AAA appointed an arbitrator to preside over the adjudication of these claims and counterclaims.

On July 13, 2004, the arbitrator convened a scheduling conference at which the arbitrator adopted the parties' stipulation to stay the arbitration until the conclusion in the Damon action of the court-appointed disinterested person's investigation and recommendations concerning the claims of the Virginia M. Damon Trust, asserted in the name and on behalf of the Corporation, against the Corporation's former and present officers and directors, including Mr. Ford. At a further conference held on October 27, 2004, the arbitrator adopted the parties' stipulation to stay the arbitration until another conference, scheduled for November 18, 2004.

Following a further stipulated stay of the arbitration proceeding, the Corporation and Mr. Ford entered into a Release and Settlement Agreement as of December 7, 2004. The Corporation and Mr. Ford each released certain claims against the other specified in the Release and Settlement Agreement, and the Bank paid Mr. Ford $20,000 for his minority ownership interest in two subsidiaries of the Bank. The Release and Settlement Agreement, the terms of which were consented to by the FDIC and the Michigan Office of Financial and Insurance Services, resulted in the termination with prejudice of the AAA arbitration proceeding.

Litigation of the types involved in the actions described above can be complex, time-consuming, and often protracted. The Corporation has incurred substantial expense for legal and other professional fees as a result of these actions. The Corporation anticipates that it will incur additional such expenses in connection with the two shareholder's derivative actions described above.

NOTE 26 - SUBSEQUENT EVENTS

Subsequent to December 31, 2004, the following events occurred. In the first quarter of 2005, the Bank prepaid $48.6 million of the Federal Home Loan Bank borrowings and incurred a $4.3 million prepayment penalty. This prepayment will better position the Bank for proper asset liability matching. On February 8, 2005, the Corporation received formal notification from the FDIC and the Michigan Office of Financial and Insurance Services that the Cease and Desist Order issued March 26, 2003 had been terminated.

SELECTED FINANCIAL DATA

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                                                   Years Ended December 31,
                                                               2004          2003            2002          2001           2000
                                                             ---------    ----------      ----------     ---------      ---------
Selected Financial Condition Data:
  Total assets                                               $ 339,497    $  422,539      $  565,306     $ 636,629      $ 666,996
  Loans                                                        203,832       297,846         435,043       504,412        541,689
  Securities                                                    57,075        84,774          67,955        61,885         72,066
  Deposits                                                     215,650       305,794         437,494       482,524        531,883
  Borrowings                                                    85,039        87,026          87,815        88,549         69,235
  Total equity                                                  34,730        10,700          20,503        47,889         44,617

Selected Operations Data:
  Interest income                                            $  18,853    $   23,641      $   35,969     $  50,475      $  54,500
  Interest expense                                              10,615       (14,015)        (18,089)      (26,842)       (29,421)
                                                             ---------    ----------      ----------     ---------      ---------
       Net interest income                                       8,238         9,626          17,880        23,633         25,079
  Provision for loan losses                                        -0-           -0-         (26,658)       (3,200)        (5,875)
  Net security gains                                               -0-           427             746         1,073            110
  Other income                                                   8,542         2,804           4,512         9,363          6,891
  Impairment loss on intangibles                                   -0-           (60)         (3,647)          -0-            -0-
  Other expenses                                               (18,228)      (20,056)        (23,416)      (24,307)       (20,077)
                                                             ---------    ----------      ----------     ---------      ---------
       Income (loss) before income taxes                        (1,448)       (7,259)        (30,583)        6,562          6,128
  Provision (credit) for income taxes                              147         2,329          (3,870)          788            945
                                                             ---------    ----------      ----------     ---------      ---------
       Net income (loss)                                     $  (1,595)   $   (9,588)     $  (26,713)    $   5,774      $   5,183
                                                             =========    ==========      ==========     =========      =========
Per Share Data:
  Earnings (loss) - Basic                                    $   (3.23)   $   (27.32)     $   (76.11)    $   16.40      $   14.80
  Earnings (loss) - Diluted                                      (3.23)       (27.32)         (76.11)        16.40          14.60
  Cash dividends declared                                          -0-           -0-            5.00          6.00           6.80
  Book value                                                     10.13         30.40           58.40        136.40         127.60
  Market value - closing price at year end                       17.97         35.00           48.40        147.84         124.70

Financial Ratios:
  Return on average equity                                        (.44)%      (59.15)%        (61.07)%       12.48%         12.13%
  Return on average assets                                      (18.64)%       (1.96)%         (4.31)%        0.89%          0.84%
  Dividend payout ratio                                           N/A           N/A             NM           36.48%         45.42%
  Average equity to average assets                                2.34%         3.32%           7.05%         7.10%          6.92%

SUMMARY QUARTERLY FINANCIAL INFORMATION

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                  (Dollars in Thousands, Except per Share Data)

                                                                                Three Months Ended

                                                          MARCH 31          JUNE 30        SEPTEMBER 30          DECEMBER 31
                                                          --------         ---------       ------------          -----------
2004
Selected Operations Data:
  Interest income                                         $  4,976         $   5,153       $      4,408          $     4,316
  Interest expense                                           2,965             2,686              2,548                2,416
                                                          --------         ---------       ------------          -----------
       Net interest income                                   2,011             2,467              1,860                1,900
  Other income                                                 663                63                867                6,949
  Other expenses                                             4,341             4,130              3,488                6,269
                                                          --------         ---------       ------------          -----------
       Income (loss) before income taxes                    (1,667)           (1,600)              (761)               2,580
  Provision for income taxes                                   -0-               -0-                -0-                  147
                                                          --------         ---------       ------------          -----------
       Net income (loss)                                  $ (1,667)        $  (1,600)      $       (761)         $     2,433
                                                          ========         =========       ============          ===========
Per Share Data:
  Earnings (loss) - Basic                                 $  (4.75)        $   (4.56)      $      (2.17)         $      8.25
  Earnings (loss) - Diluted                                  (4.75)            (4.56)             (2.17)                8.25

2003
Selected Operations Data:
  Interest income                                         $  6,973         $   6,246       $      5,318          $     5,104
  Interest expense                                           3,866             3,469              3,422                3,258
                                                          --------         ---------       ------------          -----------
       Net interest income                                   3,107             2,777              1,896                1,846
  Provision for loan losses                                    -0-               -0-                -0-                  -0-
  Net security gains (losses)                                  (23)              214                 44                  192
  Other income                                                 925               831                508                  540
  Other expenses                                            (5,194)           (5,120)            (4,760)              (5,042)
                                                          --------         ---------       ------------          -----------
       Income (loss) before income taxes                    (1,185)           (1,298)            (2,312)              (2,464)
  Provision  for income taxes                                  320             1,359                650                  -0-
                                                          --------         ---------       ------------          -----------
       Net income (loss)                                  $ (1,505)        $  (2,657)      $     (2,962)         $    (2,464)
                                                          ========         =========       ============          ===========
Per Share Data:
  Earnings (loss) - Basic                                 $  (4.29)        $   (7.57)      $      (8.44)         $     (7.02)
  Earnings (loss) - Diluted                                  (4.29)            (7.57)             (8.44)               (7.02)

MARKET INFORMATION

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

                               MARKET INFORMATION
                                   (Unaudited)

During 2001, the Corporation's stock began trading on the NASDAQ Small Cap Market; effective on August 31, 2001, the Corporation changed its trading symbol from "NCUF" to "NCFC." As part of the recapitalization, the Corporation changed its name from North Country Financial Corporation to Mackinac Financial Corporation and changed its trading symbol from "NCFC" to "MFNC".

The following table sets forth the range of high and low bid prices of the Corporation's common stock from January 1, 2002 through December 31, 2004, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect interdealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions. All historical stock prices have been adjusted for the 1 for 20 reverse stock split.

                                      Three Months Ended

                     MARCH 31      JUNE 30        SEPTEMBER 30     DECEMBER 31
                     --------     ---------       ------------     -----------
2004
High                 $  44.60     $   52.80       $      41.00     $     21.80
Low                     31.00         28.00              14.40            7.00

2003
High                 $  66.00     $   62.00       $      59.80     $     52.00
Low                     48.00         29.60              44.00           28.60

2002
High                 $ 151.40     $  157.60       $     160.00     $    115.80
Low                    140.00        144.40             109.60           41.00

The Corporation had 1,858 shareholders of record as of March 28, 2005.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of the Corporation, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:

  -   Impact of continued operating losses;

  - The highly regulated environment in which the Corporation operates could adversely affect its ability to carry out its strategic plan due to restrictions on new products, funding opportunities or new market entrances;

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

  - The costs and effects of existing and future litigation and of adverse outcomes in such litigation.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion will cover results of operations, asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2002 through 2004. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term "Bank" refers to North Country Bank and Trust, the principal banking subsidiary of the Corporation.

OVERVIEW

The Corporation, in the past several years, has experienced significant operating losses and a continued deterioration of its financial condition. In 2003, its external auditors issued a qualified opinion concerning the Corporation's ability to continue as a going concern. On December 15, 2004, the Corporation consummated a recapitalization plan through the issuance of $30 million of its common stock in a private placement which resulted in net proceeds of $26.2 million. The Corporation utilized a portion of these proceeds, $15.5 million, to infuse capital into the Bank. The Corporation, as a part of the recapitalization, also reached a settlement for a $6.5 million payment to retire its $12.5 million of subordinated debentures. Recapitalization occurred as the culmination of the following historical progression of events.

In March 2003, the Bank entered into a formal Cease and Desist Order (the "Order") under Federal and State banking laws. As a result of this Order, the Bank initiated significant management and operational changes along with balance sheet strategies to comply with the Order. The Bank experienced substantial adverse publicity as a result of the public notice of this Order and from the reported financial condition of the Bank. This negative publicity resulted in substantial deposit runoff. The Bank also incurred an inordinate amount of legal and accounting fees, along with consulting costs during 2003 in its attempt to address the financial and operational deficiencies which led to the issuance of the Order. Early in 2005, the Order was terminated. The Order is discussed in more detail in the Consolidated Notes to the Financial Statements and later in Management's Discussion.

The Corporation reported a loss of $1.6 million in 2004, a decrease from the $9.6 million loss recorded in 2003. The loss per share in 2004 was $3.23, compared with $27.32 per share in 2003. In 2002, the net loss was $26.7 million, which amounted to $76.11 per share.

At December 31, 2004, the Corporation had total assets of $339.5 million, a decrease of $83.0 million from December 31, 2003 assets of $422.5 million. During 2004, total loans, before the allowance for loan losses, decreased $94.0 million, or 31.6%, to $203.8 million. Commercial loans decreased $89.9 million and residential real estate loans decreased $5.8 million. The decrease in the loan portfolio during 2004 was significantly impacted by the sale of approximately $40 million of primarily nonperforming loans. Other reductions came as a result of paydowns and nonrenewals due to tighter credit underwriting practices and management's decision to diversify the inherent risk of the loan portfolio.

During 2003 and 2002 results of operations were significantly impacted by high levels of nonperforming assets. Results of operations were also impacted by reductions in the loan portfolio which reduced interest income. At the same time, the Corporation's core deposits decreased and had to be replaced with out-of-market deposits at above market costs. The Corporation also incurred additional costs for legal and collection efforts as a result of the high level of nonperforming assets and other professional fees associated with outsourced services. Finally, management has had to redirect its efforts to address nonperforming assets and the short-term liquidity and capital needs of the Corporation; this impacted the results of operations due to management's focus on the rehabilitation of the Bank. In 2004, new management of the Corporation made significant progress in addressing the financial condition of the Bank by significantly reducing nonperforming assets, reducing reliance on outsourced services, and instituting sound banking policies and procedures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below shows balances of nonperforming assets for the three years ended December 31, 2004 (dollars in thousands):

                                                2004             2003              2002
                                              --------         --------          --------
NONPERFORMING ASSETS:
Nonaccrual loans                              $  4,307         $ 38,660          $ 26,814
Accruing loans past due 90 days or more            -0-              241               401
Restructured loans                                 -0-            7,181            11,108
                                              --------         --------          --------
  Total nonperforming loans                      4,307           46,082            38,323
Other real estate owned                          1,730            4,356             5,409
                                              --------         --------          --------
  Total nonperforming assets                  $  6,037         $ 50,438          $ 43,732
                                              ========         ========          ========
Nonperforming loans as a % of loans               2.11%           15.47%             8.81%
                                              --------         --------          --------
Nonperforming assets as a % of assets             1.78%           11.94%             7.74%
                                              --------         --------          --------
RESERVE FOR LOAN LOSSES:
At period end                                 $  6,966         $ 22,005          $ 24,908
                                              --------         --------          --------
As a % of loans                                   3.42%            7.39%             5.73%
                                              --------         --------          --------
As a % of nonperforming loans                   161.74%           47.75%            65.00%
                                              --------         --------          --------
As a % of nonaccrual loans                      161.74%           56.92%            92.89%
                                              ========         ========          ========

The following table details the impact of nonperforming loans on interest income for the three years ended December 31, 2004 (dollars in thousands):

                                                    2004          2003       2002
                                                   -------      -------     -------
Interest income that would have been recorded at
   original rate                                   $   803      $ 2,793     $ 1,653
                                                   -------      -------     -------
Interest income that was actually recorded           1,053        1,307       1,120
                                                   -------      -------     -------
Net interest lost (gained)                         $  (250)     $ 1,486     $   533
                                                   =======      =======     =======

Total deposits decreased $90.1 million or 29.5% in 2004, to $215.7 million. The decrease was due in part to management's decision to shrink the deposit portfolio in order to match the reduction in loans. The Bank also sold $26.5 million of deposits through the sale of five branch offices.

Capital increased $24.0 million in 2004, primarily due to the 2004 recapitalization. As discussed in detail in the Capital and Regulatory section, the Corporation and the Bank are subject to minimum regulatory capital requirements. At December 31, 2004, the Bank and the Corporation were well capitalized as defined by regulatory capital requirements.

FINANCIAL POSITION

LOANS

Recognizing that loans are expected to provide the highest yield for earning assets, the Corporation has historically operated with a strategy of maximizing the level of the loan portfolio. In 2004 and 2003, management made strategic decisions to reduce the size of the loan portfolio and the exposures to certain industries, particularly the hotel and tourism industry. Management concentrated its loan portfolio efforts to reduce nonperforming loans and credit concentrations during 2004. Total loans declined $94.0 million and $137.2 million in 2004 and 2003, respectively. In 2004, the Bank sold $40.0 million of primarily nonperforming loans. The sale of these loans did not result in any gain or loss since the total reduced carrying value was previously recognized as a specific reserve allocation. The Corporation's loans to the hotel and tourism industry decreased $23.5 million in 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Loans represented 60.0% of total assets at the end of 2004 compared to 70.5% at the end of 2003. The loan to deposit ratio decreased from 97.4% at December 31, 2003, to 94.5% at December 31, 2004. The loan to deposit ratio is still higher than the Corporation's peer group, due in part to the utilization of Federal Home Loan Bank long-term borrowings.

Following is a summary of the Corporation's loan balances at December 31 (dollars in thousands):

                                                                                             Percent Change
                                                                                        -----------------------
                                                   2004            2003       2002      2004/2003     2003/2002
                                                 ---------       ---------  ---------   ---------     ---------
Commercial real estate                           $ 105,619       $ 161,976  $ 234,618      (34.79)       (30.96)
Commercial, financial, and agricultural             47,446          80,988    117,309      (41.42)       (30.96)
One to four family residential real estate          45,292          51,120     74,366      (11.40)       (31.26)
Consumer                                             2,379           3,195      5,706      (25.54)       (44.01)
Construction                                         3,096             567      3,044      446.03        (81.37)
                                                 ---------       ---------  ---------   ---------     ---------

    Total                                        $ 203,832       $ 297,846  $ 435,043      (31.56)       (31.54)
                                                 ---------       ---------  ---------   ---------     ---------

Every segment of the loan portfolio, except construction loans, declined in 2004 and 2003. These declines can be attributed to the following factors:

   - The continued low interest rate environment made long-term financing attractive for many borrowers who refinanced with competitors. This is largely the cause of the decline in the residential real estate portfolio and was a contributing factor for the decrease in the commercial real estate portfolio.

   - The continued slowdown in the economy has had a significant impact on the local markets the Corporation serves. This has resulted in very little new commercial loan growth in these markets and intense competition for new projects.

   - During 2003, the Corporation's lending staff undertook a thorough review of the portfolio and lending process. As a result of the tightened underwriting standards and the time devoted to managing the existing portfolio, the Corporation did not actively compete for new commercial loans. In 2004, after strengthening the lending staff, the Bank had limited success in making new loans but was still inhibited largely due to the restraints of the Order and capital deficiency.

   - As a result of the Order and in conjunction with stringent lending criteria, management has made a conscious effort to direct some borrowers to refinance with other lenders. Those loans which do not meet current underwriting standards or desired industry concentrations are directed to find alternative financing when up for renewal.

The last two factors were the most significant reasons behind the decline in the commercial and commercial real estate segments of the portfolio. The Corporation was not aggressively competing for new loans. It was also not willing to meet the refinancing requests of many existing customers.

Management has strengthened its lending staff and established a central loan underwriting, documentation, and approval process which will allow the Corporation to again become an active participant in serving the commercial loan needs of its local markets. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available and is the key to returning the Corporation to profitability. The Bank, as a result of the recapitalization, has initiated its new business plan relative to loan growth by opening a new loan production office in Oakland County, Michigan and staffing this office with an experienced commercial lender. The Bank has also recently hired additional commercial lenders in two of its other markets and will be adding additional real estate lenders as well.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

                                                 2004                                          2003
                            Outstanding       Percent of       Percent     Outstanding      Percent of          Percent
                              Balance      Commercial Loans   of Capital     Balance     Commercial Loans      of Capital
                            -----------    ----------------   ----------   -----------   ----------------      ----------
Hospitality and Tourism     $    52,659               34.40%      151.62%  $    76,131              31.33%         711.50%
Gaming                           14,310                9.35        41.20        22,317               9.19          208.57
Petroleum                         7,718                5.04        22.22         8,770               3.61           81.96
Forestry                          2,245                1.47         6.46         1,911               0.79           17.86
Other                            76,133               49.74       219.21       133,835              55.08        1,250.79
                            -----------    ----------------   ----------   -----------   ----------------      ----------
   Total Commercial Loans   $   153,065              100.00%               $   242,964             100.00%
                            ===========    ================                ===========   ================

Management has recognized the additional risk presented by the concentration in certain segments of the portfolio, particularly hospitality and gaming. Late in March 2004, the Corporation completed a loan sale of $25.2 million which included $17.5 million in nonaccrual loans. This loan sale also included $14.2 million of hospitality and tourism loans which when sold, reduced the Bank's loan concentration for this industry segment from 31.3% of total commercial loans at 2003 year-end to approximately 25% after the sale. Management intends to continue reduction of loan concentrations in hospitality and gaming by curtailing underwriting of new loans to these industry segments along with natural attrition through portfolio maturities and tightening of lending criteria for new and renewal loans. These strategies have been undertaken to meet the liquidity and capital requirements of the Corporation as well as to diversify the risk in the overall loan portfolio.

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

The Corporation has also funded leases to governmental units, including Native American organizations. Tax-exempt leases decreased 38.1%, or $7.0 million in 2004, as the Corporation made a decision to reduce its tax-exempt portfolio due to its lack of current and projected taxable income.

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

ALLOWANCE FOR LOAN LOSSES

Management analyzes the allowance for loan losses on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. In conjunction with the Corporation's senior lending staff and the bank regulatory examinations, management intensified the review of the Corporation's loans, related collateral evaluations, and the overall lending process during 2003 and 2004. The Corporation also utilized a loan review consultant in 2003 and 2004 to perform a review of the loan portfolio. The opinion of this consultant upon completion of the independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation anticipates utilization of this same consultant for loan review during 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of these changes in the Corporation's monitoring of delinquent credits and more rigorous collection efforts, management believes that credit problems will be identified and resolved earlier, at which time there may be more opportunities for favorable resolution.

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):

                                                           2004             2003             2002
                                                        ----------       ----------        ---------
Total loans, at period end                              $  203,832       $  297,846        $ 435,043
Average loans for the year                              $  244,730       $  361,144        $ 484,889
Allowance for loan losses                               $    6,966       $   22,005        $  24,908
Allowance to total loans at end of year                        3.4%             7.4%             5.7%
Net charge-offs during the year                         $   15,039       $    2,903        $  12,194
Net charge-offs to average loans                               6.1%             0.8%             2.5%
Net charge-offs to beginning allowance balance                68.3%            11.7%           116.8%

Nonaccrual loans at end of year                         $    4,307       $   38,660        $  26,814
Loans past due 90 days or more                                 -0-              241              401
Restructured loans                                             -0-            7,181           11,108
                                                        ----------       ----------        ---------
   Total nonperforming loans                            $    4,307       $   46,082        $  38,323
Nonperforming loans to total loans at end of year              2.1%            15.5%             8.8%

Nonaccrual loans have decreased $34.4 million from December 31, 2003 to December 31, 2004, while loans 90 days or more past due and still accruing have decreased $.2 million and restructured loans decreased $7.2 million during the year. In 2004, the Bank sold $40.0 million of primarily nonperforming loans of which $22.9 were in a nonaccrual status. There was no gain or loss on these sales of loans since the sale proceeds were equal to the net carrying value of the loans sold.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ALLOWANCE FOR LOAN AND LEASE LOSSES - THREE YEAR SUMMARY (dollars in thousands)

                                                                  2004                 2003                2002
                                                                ---------           ---------           ---------
Balance at beginning of period                                   $ 22,005           $  24,908           $  10,444
Loans charged off:
   Commercial, Financial & Agricultural                            10,187               5,068              11,925
   One-to-four family residential real estate                       3,118               1,683                 504
   Consumer                                                         2,453                 205                 141
                                                                ---------           ---------           ---------
     Total loans charged off                                       15,758               6,956              12,570
                                                                ---------           ---------           ---------
Recoveries of loans previously charged off:
   Commercial, Financial & Agricultural                               312               2,926                 314
   One-to-four family residential real estate                         148                 931                   3
   Consumer                                                           259                 196                  59
                                                                ---------           ---------           ---------
     Total recoveries of loans previously charged off                 719               4,053                 376
                                                                ---------           ---------           ---------
       Net loans charged off                                       15,039               2,903              12,194
                                                                ---------           ---------           ---------
Provision charged to expense                                          -0-                 -0-              26,658
Balance at end of period                                          $ 6,966           $  22,005           $  24,908
                                                                =========           =========           =========
Reserve as a percent of loans                                        3.42%               7.39%               5.73%
Net loans charged off as a percent of average loans                  6.15%               0.80%               2.51%
Loans outstanding at period end                                 $ 203,832           $ 297,846           $ 435,043
                                                                ---------           ---------           ---------
Average loans outstanding during period                         $ 244,730           $ 361,144           $ 484,889
                                                                ---------           ---------           ---------

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

Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2004 (dollars in thousands):

Commercial, financial and agricultural loans             $ 1,419
One-to-four family residential real estate loans              97
Consumer loans                                               -0-
Unallocated and general reserves                           5,450
                                                         -------
Total                                                    $ 6,966
                                                         =======

At the end of 2004, the allowance for loan losses represented 3.4% of total loans. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2003                    $ 5,409
Other real estate transferred from loans        4,340
Other real estate transferred from premises       -0-
Impairment write-downs and payments applied      (848)
Other real estate sold                         (4,545)
                                              -------

Balance at December 31, 2003                    4,356
Other real estate transferred from loans        4,762
Other real estate transferred from premises       -0-
Impairment write-downs and payments applied      (265)
Other real estate sold                         (7,123)
                                              -------

Balance at December 31, 2004                  $ 1,730
                                              =======

Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.

SECURITIES

During 2004, the securities portfolio continued to be an important component of the Corporation's strategy to diversify its asset base and increase liquidity. Securities decreased $27.7 million in 2004, from $84.8 million at December 31, 2003 to $57.1 million at December 31, 2004.

The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                    2004       2003
                                                   -------    -------
U S agencies                                       $21,843    $36,225
Obligations of states and political subdivisions     4,029      4,105
Corporate securities                                   681        708
Mortgage-related securities                         30,522     43,736
                                                   -------    -------

Total securities                                   $57,075    $84,774
                                                   =======    =======

Securities as a percent of year end assets           16.81%     20.06%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year securities were purchased and others matured or were called as steps in the process of managing the interest-rate-risk profile of the portfolio. No gains or losses on sales or securities were recognized in 2004. A net gain of approximately $427,000 was recognized during the year 2003 with the proceeds from the sale of securities used to purchase new securities and increase liquidity. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.

DEPOSITS

Total deposits at December 31, 2004, were $215.7 million compared to $305.8 million at the end of 2003. The table below shows the deposit mix for the periods indicated (dollars in thousands)

                                  2004       Mix          2003       Mix          2002      Mix
                                ---------   ------      ---------   ------      --------   ------
Non-interest bearing accounts   $  20,956     9.72  %   $  26,179     8.56  %   $ 40,797     9.33 %
Savings                            72,103    33.44         91,835    30.03       159,297    36.41
Time Deposits
   Internet                        51,831    24.03         74,405    24.33        65,094    14.88
   Brokered                           -0-      -0-         29,964     9.80        54,964    12.56
   Other                           70,760    32.81         83,411    27.28       117,342    26.82
                                ---------   ------      ---------   ------      --------   ------
     Total Time Deposits          122,591    56.84        187,780    61.41       237,400    54.26
                                ---------   ------      ---------   ------      --------   ------
Total Deposit Liabilities       $ 215,650   100.00  %   $ 305,794   100.00  %    437,494   100.00 %
                                =========   ======      =========   ======      ========   ======

In 2004 the Corporation, due to the significant reduction in loans and leases, was able to reduce its reliance on brokered and noncore certificates of deposits over $100,000. Brokered deposits decreased by $30.0 million.

During 2002 and 2003, the Corporation experienced a reduction in local deposits in part due to the adverse publicity concerning the financial condition of the Bank. This deposit runoff continued during 2004. In addition to the deposit runoff, the Corporation closed five branch locations and sold the deposits of five branch locations. Deposits sold amounted to $26.5 million. To offset this deposit runoff the Corporation increased its reliance on Internet certificates of deposit. As of December 31, 2004 Internet deposits amounted to 24.0% of total deposits. The Bank had no brokered deposits. This, combined with retail deposits, brought time deposits to 56.84% of total deposits at December 31, 2004, compared to 61.41% at December 31, 2003 and 54.26% at December 31, 2002. The funding through Internet time deposits, along with a $5.2 million decrease in noninterest-bearing deposits, had a negative effect on the Corporation's net interest margin, as noncore out-of-market deposits carry higher interest costs.

Management is introducing new deposit products to its local markets during 2005. The plan is to increase core deposits sufficiently to reduce the dependence on out-of-market deposits.

Borrowings

The Corporation historically used alternative funding sources to provide long-term, stable sources of funds. Borrowings have remained relatively stable from December 31, 2003 to December 31, 2004, decreasing $2.0 million to $85.0 million, of which $83.6 million were from the Federal Home Loan Bank of Indianapolis (FHLB). The borrowings carry fixed interest rates and stated maturities ranging through 2011. Fixed rate borrowings totaling $80.0 million are callable quarterly at the option of the FHLB and can also be converted to variable rates, at the option of the FHLB, should rates rise above certain index levels. These borrowings are secured by a blanket collateral agreement on the Bank's residential mortgage loans and specific assignment of securities, loans and cash. In the first quarter of 2005, the Bank prepaid $48.6 million in FHLB borrowings and incurred a $4.3 million prepayment penalty. This prepayment was done to utilize excess liquidity and to better position the Bank's funding in relation to earning assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SHAREHOLDERS' EQUITY

Changes in shareholders' equity are discussed in detail in the "Capital and Regulatory" section of this report.

RESULTS OF OPERATIONS
SUMMARY

The Corporation incurred a loss of $1.6 million in 2004, compared to a loss of $9.6 million and $26.7 million in 2003 and 2002, respectively. The reduction in the pretax loss of $8.0 million in 2004 compared to 2003 is primarily a result of a gain of $6.6 million on the settlement of the subordinated debentures and a decrease in noninterest expense of $1.9 million. Basic earnings per share was a loss of $3.23 in 2004 compared to a loss of $27.32 and a loss of $76.11 in 2003 and 2002, respectively.

The following table details changes in earnings and earnings per share for the three years ended December 31, 2004 (dollars in thousands except for per share data):

                                                          Income/Expense                               Change
                                                  -------------------------------   ---------------------------------------------
                                                    2004       2003       2002            2004/2003               2003/2002
                                                  Dollars    Dollars     Dollars     Dollars    Per Share   Dollars     Per Share
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
Net Income, prior period                               N/A        N/A         N/A   $  (9,588)  $  (27.32)  $ (26,731)  $  (76.11)
Interest Income                                   $ 18,853   $ 23,641   $  35,969      (4,788)      (9.69)    (12,328)     (35.12)
Interest Expense                                    10,615     14,015      18,089      (3,400)      (6.88)     (4,074)     (11.61)
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
   Net Interest Income                               8,238      9,626      17,880      (1,388)      (2.81)     (8,254)     (23.52)
Provision for Loan Losses                              -0-        -0-      26,658         -0-         -0-     (26,658)     (75.95)
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
Net interest income (loss) after provision           8,238      9,626      (8,778)     (1,388)      (2.81)     18,404       52.43
Noninterest Income:
   Service fees                                        982      1,529       1,899        (547)      (1.11)       (370)      (1.05)
   Loan and lease fees                                  17         58       1,095         (41)      (0.08)     (1,037)      (2.95)
   Net security gains                                  -0-        427         746        (427)      (0.86)       (319)      (0.91)
   Gain on sales of loans                               39        136         506         (97)      (0.20)       (370)      (1.05)
   Gain on sales of branches                           205        -0-         464         205        0.41        (464)      (1.32)
   Gain on settlement of subordinated debentures     6,617        -0-         -0-       6,617       13.39         -0-         -0-
   Other noninterest                                   682      1,081         548        (399)      (0.81)        533        1.52
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
     Total noninterest income                        8,542      3,231       5,258       5,311       10.75      (2,027)      (5.77)
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
Noninterest Expense:
   Salaries and employee benefits                    8,032      5,973       7,589       2,059        4.17      (1,616)      (4.60)
   Furniture and equipment                             887      1,367       1,437        (480)      (0.97)        (70)      (0.20)
   Occupancy                                           994      1,387       1,629        (393)      (0.80)       (242)      (0.69)
   Data processing                                   1,220      1,517       1,894        (297)      (0.60)       (377)      (1.07)
   Accounting, legal and consulting fees             1,836      3,145       1,800      (1,309)      (2.65)      1,345        3.83
   Loan and deposit                                  1,718      1,992       1,111        (274)      (0.55)        881        2.51
   Telephone                                           382      1,382       1,305      (1,000)      (2.02)         77        0.22
   Impairment of intangibles                           -0-         60       3,647         (60)      (0.12)     (3,587)     (10.22)
   ORE writedowns/impairment                           265        400       2,418        (135)      (0.81)     (2,018)      (5.75)
   Loss on sale of prop & equip & ORE                  459        362         648          97       (0.73)       (286)      (0.81)
   Advertising                                         115        182         545         (67)      (0.31)       (363)      (1.03)
   Amortization of intangibles                         308        460         420        (152)      (0.31)         40        0.11
   Other Operating                                   2,012      1,889       2,620         123        1.35        (731)      (2.08)
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
     Total noninterest expense                      18,228     20,116      27,063      (1,888)      (3.82)     (6,947)     (19.79)
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
Income (loss) before provision for income taxes     (1,448)    (7,259)    (30,583)      5,811       11.76      23,324       66.45
Provision (credit) for income taxes                    147      2,329      (3,870)     (2,182)       4.42       6,199       17.66
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------
Change due to increase in outstanding shares           N/A        N/A         N/A         N/A        7.91         N/A         -0-
Net Change                                             -0-        -0-         -0-       7,993       24.09      17,125       48.79
                                                  --------   --------   ---------   ---------   ---------   ---------   ---------

Net Income (loss), current period                 $ (1,595)  $ (9,588)  $ (26,713)     (1,595)      (3.23)  $  (9,588)     (27.32)
                                                  ========   ========   =========   =========   =========   =========   =========

Net interest income is the Corporation's primary source of core earnings. Net interest income decreased $1.4 million to $8.2 million in 2004. In 2003, net interest income decreased $8.3 million, from $17.9 million in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The decrease in rates in 2003 and 2002 was a significant factor in the decreasing trend in net interest income, as the Corporation's balance sheet was asset sensitive. In 2003 and 2004, the net interest income was further impacted by the decrease in loans, the increased level of nonaccrual loans, and liquidity strategies which resulted in higher costs for deposits and lower earnings on investments. In 2004 rates increased, which had a favorable impact on the Bank's net interest margin since the Bank is asset sensitive.

The decrease in the provision for loan losses of $26.7 million in 2003 is discussed in detail in the loans section.

Noninterest income increased $5.3 million in 2004 due to a $6.6 million gain in the settlement of the subordinated debentures. Noninterest expenses in general declined for 2004, however, salaries, commissions, and benefits increased by $2.1 million in 2004 due primarily from contractual payouts in December as result of the change of control from the recapitalization.

NET INTEREST INCOME

Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

Because the Corporation has a significant portion of its commercial loans at rates that adjust with changes to the prime rate, these rate changes have a significant impact on the Corporation's interest income.

In 2004, the Corporation's net interest margin was 2.57%, an increase of 32 basis points from the 2003 net interest margin of 2.25%. This reversed the trend from the 2003 decline of 111 basis points and 2002 when the net interest margin declined 82 basis points from the 2001 margin of 4.18%. Management believes that its interest margin has stabilized and expects to show continued future improvement from the decline in nonaccrual loans as a result of the loan sale discussed elsewhere in this report. The Bank is also well positioned in an asset sensitive position to benefit from expected rate increases in 2005.

The following table details sources of net interest income for the three years ended December 31, 2004 (dollars in thousands):

                                     2004       Mix        2003        Mix        2002      Mix
                                    --------   -----     --------     -----     --------   -----
Interest Income
   Loans                            $ 16,303    83.4 %   $ 21,323      86.9 %   $ 33,032    88.6 %
   Funds sold                            210     1.1          312       1.3          204     0.6
   Taxable securities                  2,776    14.2        2,566      10.4        3,628     9.7
   Nontaxable securities                 259     1.3          348       1.4          403     1.1
                                    --------   -----     --------     -----     --------   -----
     Total earning assets           $ 19,548   100.0 %   $ 24,549     100.0 %   $ 37,267   100.0 %
                                    --------   -----     --------     -----     --------   -----
Interest Expense
   NOW and money market deposits    $    870     8.2 %   $  1,433      10.2 %   $  3,484    19.3 %
   Savings deposits                      187     1.8          208       1.5          368     2.0
   Time deposits                       4,386    41.3        7,053      50.3        8,592    47.5
   Borrowings                          4,730    44.6        4,832      34.5        5,100    28.2
   Subordinated debentures               442     4.1          489       3.5          545     3.0
                                    --------   -----     --------     -----     --------   -----
     Total interest-bearing funds   $ 10,615   100.0 %   $ 14,015     100.0 %   $ 18,089   100.0 %
                                    --------   -----     --------     -----     --------   -----
Net interest income-
  taxable equivalent basis          $  8,933             $ 10,534               $ 19,178
                                    ========             ========               ========

Average Rates
   Earning assets                       5.63 %               5.25 %                 6.53 %
                                    --------             --------               --------
   Interest-bearing funds               3.33                 3.15                   3.42
                                    --------             --------               --------
   Net yield on earning assets          2.57                 2.25                   3.36
                                    ========             ========               ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

While a majority of the Corporation's loan portfolio is repriced with each prime rate change due to floating rate loans and the refinancing of residential real estate loans into the long-term secondary market, similar rate changes do not impact the pricing of interest-bearing liabilities to nearly the same degree. The mix of time deposits was also impacted by the Corporation's need to utilize the brokered and Internet certificate of deposit markets in 2003 and 2004 to replace deposit withdrawals in its local markets which resulted in a higher cost source of funds.

The cost of interest-bearing obligations also declined less than the rates on interest-earning assets due to the fact that the Corporation's borrowings from the FHLB, all of which were entered into prior to 2003, are at fixed rates and, therefore, did not decrease in 2003. The future impact of FHLB borrowings will be somewhat mitigated as a result of the prepayment of $45 million of these borrowings early in 2005.

One final factor that negatively impacted the Corporation's net interest margin in 2004, 2003 and 2002 was the high level of nonaccrual loans. The average balance of nonaccrual loans was $16.4 million in 2004, $36.4 million in 2003 and $11.8 million in 2002.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

                                                                     Years ended December 31,
                                   ------------------------------------------------------------------------------------------------
                                                    2004                            2003                          2002
                                   -------------------------------   ----------------------------    ------------------------------
                                     Average      Interest             Average    Interest             Average      Interest
                                   Outstanding    Earned/   Yield/   Outstanding  Earned/   Yield/   Outstanding    Earned/   Yield/
                                     Balance        Paid     Rate      Balance      Paid     Rate      Balance        Paid     Rate
                                   -----------    --------  ------   -----------  --------  ------   -----------    --------  ------
                                                     (Dollars in Thousands)
Interest-earning assets:
    Loans (1,2,3)                  $   244,730    $ 16,303   6.66%   $   361,144  $ 21,323   5.90%   $   484,889    $ 33,032   6.81%
    Taxable securities                  66,847       2,401   3.59         68,850     2,277   3.31         63,116       3,360   5.32
    Nontaxable securities(2)             3,729         259   6.95          3,997       348   8.71          4,609         403   8.74
    Federal funds sold                  16,415         210   1.28         27,991       312   1.11         13,469         204   1.51
    Other interest-earning assets       15,723         375   2.39          5,829       289   4.96          4,618         268   5.80
                                   -----------    --------   ----    -----------  --------   ----    -----------    --------  -----
      Total interest-
        earning assets                 347,444      19,548   5.63        467,811    24,549   5.25        570,701      37,267   6.53
                                   -----------    --------   ----    -----------  --------   ----    -----------    --------  -----
Interest-bearing obligations:
    Savings deposits                    80,930       1,056   1.30        134,126     1,642   1.22        215,980       3,852   1.78
    Time deposits                      140,497       4,386   3.12        210,993     7,053   3.34        212,015       8,592   4.05
    Borrowings                          86,109       4,731   5.49         87,496     4,832   5.52         88,671       5,100   5.75
    Subordinated debentures             11,518         442   3.84         12,450       488   3.93         12,450         545   4.38
                                   -----------    --------   ----    -----------  --------   ----    -----------    --------  -----
    Total interest-bearing
      obligations                      319,054      10,615   3.33        445,065    14,015   3.15        529,116      18,089   3.42
                                   -----------    --------   ----    -----------  --------   ----    -----------    --------  -----

Net interest income                               $  8,933                        $ 10,534                          $ 19,178
                                                  ========                        ========                          ========
Net interest rate spread                                     2.30%                           2.10%                             3.11%
                                                             ====                            ====                             =====
Net earning assets                 $    28,390                       $    22,746                     $    41,585
                                   ===========                       ===========                     ===========
Net yield on average interest-
    earning assets                                           2.57%                           2.25%                             3.36%
                                                             ====                            ====                             =====
Average interest-earning assets
    to average interest-bearing
    obligations                            109%                              105%                            108%
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents the dollar amount, in thousands, of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume are shown as a separate variance.

                                                                           Years ended December 31,
                                             --------------------------------------------------------------------------------------
                                                            2004 vs. 2003                            2003 vs. 2002
                                             -----------------------------------------   ------------------------------------------
                                                  Increase (Decrease)                           Increase (Decrease)
                                                        Due to                                        Due to
                                             ----------------------------                ------------------------------
                                                                    Rate       Total                                        Total
                                                                    and      Increase                            Rate      Increase
                                              Volume     Rate      Volume   (Decrease)    Volume    Rate     and Volume   (Decrease)
                                             --------   -------   -------   ----------   -------   -------   ----------   ---------
Interest earning assets:
      Loans                                  $ (6,873)  $ 2,735   $  (882)  $   (5,020)  $(8,429)  $(4,402)  $    1,124   $ (11,707)
      Taxable securities                          (66)      196        (6)         124       305    (1,273)        (116)     (1,084)
      Nontaxable securities                       (23)      (71)        5          (89)      (54)       (2)         -0-         (56)
      Federal funds sold                         (129)       46       (19)        (102)      220       (54)         (58)        108
      Other interest earning assets               491      (150)     (255)          86        70       (39)         (10)         21
                                             --------   -------   -------   ----------   -------   -------   ----------   ---------

        Total interest earning assets        $ (6,600)  $ 2,756   $(1,157)  $   (5,001)  $(7,888)  $(5,770)  $      940   $ (12,718)
                                             ========   =======   =======   ==========   =======   =======   ==========   =========
Interest bearing obligations
      Savings deposits                       $   (651)  $   109   $   (43)  $     (585)  $(1,460)  $(1,209)  $      458   $  (2,211)
      Time deposits                            (2,356)     (466)      156       (2,666)      (41)   (1,505)           7      (1,539)
      Borrowings                                  (77)      (25)      -0-         (102)      (68)     (203)           3        (268)
      Subordinated debentures                     (37)      (11)        1          (47)      -0-       (56)         -0-         (56)
                                             --------   -------   -------   ----------   -------   -------   ----------   ---------

        Total interest bearing obligations   $ (3,121)  $  (393)  $   114       (3,400)  $(1,569)  $(2,973)  $      468      (4,074)
                                             ========   =======   =======   ----------   =======   =======   ==========   ---------

Net interest income                                                         $   (1,601)                                   $  (8,644)
                                                                            ==========                                    =========

As discussed in the Deposits section, the Corporation is developing new deposit products for its local markets to raise funds to be used to replace the higher rate out-of-market certificates. This, coupled with the decrease in the level of nonperforming assets and increased lending in its local markets, is anticipated to increase the net interest margin. The Bank will also benefit from additional rate increases due to its existing asset sensitive position, provided that it is successful with generation of in-market deposit growth to fund new loan production.

PROVISION FOR LOAN LOSSES

The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. There was no provision for loan losses for the year ended December 31, 2004 and 2003. In 2002, the provision for loan losses was $26.7 million. The provision expense during 2002 was due to increased charge-offs, along with significant increases in all areas of nonperforming loans and a high degree of uncertainty pertaining to the credit quality of the total loan portfolio. The provision for loan losses, as a percentage of average loans for the year ended December 31, 2002, was 5.5%. Management will continue to monitor the loan portfolio for changes which may impact the required allowance for loan losses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME

Noninterest income was $8.7 million, $3.2 million, and $5.3 million in 2004, 2003, and 2002, respectively. The principal recurring sources of noninterest income are fees for services related to deposit and loan accounts. In 2004, the Corporation realized a $6.6 million gain from the settlement of the subordinated debentures as a part of the recapitalization. Gains of $205,000 from branch sales and $258,000 from the sale of a limited partnership also benefited noninterest income in 2004.

The most significant reason for the $2.0 million decrease in 2003 relates to other loan and lease income, which decreased $1.0 million in 2003. This can be attributed entirely to the fee income generated during the first three quarters of 2002 by the Corporation's mortgage subsidiary. The mortgage subsidiary ceased operations during the third quarter of 2002.

The following table details noninterest income for the three years ended December 31, 2004 (dollars in thousands):

                                                                              % Increase  (Decrease)
                                                 2004      2003      2002     2004-2003   2003-2002
                                                -------   -------   -------   ----------  ----------
Service fees                                    $   982   $ 1,529   $ 1,899    (35.78)       (19.48)
Loan and lease fees                                  17        58     1,095    (70.69)       (94.70)
Net gains on sale of loans                           39       136       506    (71.32)       (73.12)
Gain on sale of branches                            205       -0-       464    100.00       (100.00)
Gain on settlement of subordinated debentures     6,617       -0-       -0-    100.00          0.00
Other                                               682     1,081       548    (36.91)        97.26
                                                -------   -------   -------    ------       -------
   Subtotal                                       8,542     2,804     4,512    204.64        (37.85)
                                                -------   -------   -------    ------       -------
Net security gains                                  -0-       427       746   (100.00)       (42.76)
                                                -------   -------   -------    ------       -------
   Total noninterest income                     $ 8,542   $ 3,231   $ 5,258    164.38        (38.55)
                                                =======   =======   =======    ======       =======

Service fees on customer accounts have continued to decline over the three year period of 2002 through 2004, due to significant declines in deposit balances. Service fees as a percentage of average non-interest-bearing deposits for the year ended December 31, 2004, was 4.7%, compared to 5.8% and 4.7% for 2003 and 2002, respectively. Management continually reviews the pricing on its deposit products in relation to competition and alternative sources of funds. Management expects to continue to fairly price its fees for services rendered.

NONINTEREST EXPENSE

Noninterest expense was $18.2 million in 2004 compared to $20.1 million and $27.1 million in 2003 and 2002, respectively.

Noninterest expense declined $1.9 million from 2003 to 2004. In 2004, operating expenses decreased in all areas except for salaries and benefits. In 2004, as a part of the recapitalization and the change in control contract provisions of certain executive officers, contractual payouts totaling $1.4 million were expensed. Significant decreases in furniture and equipment, occupancy and data processing were attributed to the branch closures and sales which took place in 2004. In 2004, five branch offices were sold and five branch offices were closed. The Corporation also had significant expense reductions in accounting, legal and consulting fees due to less reliance on external outsourcing of professional services. Telephone expenses were reduced as a result of the reduced branch locations along with management's successful efforts in managing long distance and local source telephone costs. Increases in accounting, legal and consulting fees of $1.3 million from 2002 to 2003 are from the increased level of outside expertise that the Corporation utilized in its attempt to address all areas of concern related to the Order. Management is currently reviewing all areas of noninterest expense to determine areas of cost reduction. Areas that are expected to decline in future periods include but are not limited to accounting, legal and consulting fees, data processing and telephone expense. These areas of noninterest expense will decrease as a result of less reliance on outside consultants due to more capable management, lower levels of nonperforming loans and overall reduction in the number of existing branch locations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details noninterest expense for the three years ended December 31, 2004 (dollars in thousands):

NONINTEREST EXPENSE

                                                                              % Increase (Decrease)
                                              2004       2003       2002     2004-2003     2003-2002
                                            --------   --------   --------   ----------  -----------
Salaries and employee benefits              $  8,032   $  5,973   $  7,589        34.47       (21.29)
Furniture and equipment                          887      1,367      1,437       (35.11)       (4.87)
Occupancy                                        994      1,387      1,629       (28.33)      (14.86)
Data processing                                1,220      1,517      1,894       (19.58)      (19.90)
Accounting, legal and consulting fees          1,836      3,145      1,800       (41.62)       74.72
Loan and deposit                               1,718      1,992      1,111       (13.76)       79.30
Telephone                                        382      1,382      1,305       (72.36)        5.90
Impairment of acquisition intangibles            -0-         60      3,647      (100.00)      (98.35)
ORE writedowns/impairment                        265        400      2,418       (33.75)      (83.46)
Loss (Gain) on sale of prop & equip & ORE        459        362        648        26.80       (44.14)
Advertising                                      115        182        545       (36.81)      (66.61)
Amortization of intangibles                      308        460        420       (33.04)        9.52
Other operating expenses                       2,012      1,889      2,620         6.51        27.90
                                            --------   --------   --------       ------       ------
   Total noninterest expense                $ 18,228   $ 20,116   $ 27,063        (9.39)      (25.67)
                                            ========   ========   ========       ======       ======

FEDERAL INCOME TAXES

The income tax expense recorded in 2004 was $147,000, compared to an income tax expense of $2.3 million in 2003 and an income tax benefit of $3.9 million in 2002. The differences in each year between the tax provision or benefit and the federal corporate income tax rate of 34% are primarily due to permanent and temporary differences between book and taxable income. The loss generated for tax purposes in 2004 will be carried over to future tax years. The 2003 and 2002 tax benefits were reduced by valuation allowances against the net deferred tax assets. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. The $2.3 million provision in 2003 was recorded to write off all remaining deferred tax benefits of the Corporation. The provision of $147,000 in 2004 was to recognize further limitations of the 2003 NOL carryback due to alternative minimum tax. As of December 31, 2004, the Corporation had an NOL carryforward of approximately $24.4 million along with various credit carryforwards of $1.5 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation, therefore no future benefit has been recorded.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

INTEREST RATE RISK

In general, the Corporation attempts to manage interest rate risk by investing in a variety of assets which afford it an opportunity to reprice assets and increase interest income at a rate equal to or greater than the interest expense associated with repricing liabilities.

Interest rate risk is the exposure of the Corporation to adverse movements in interest rates. The Corporation derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing obligations. The rates of interest the Corporation earns on its assets and owes on its obligations generally are established contractually for a period of time. Since market interest rates change over time, the Corporation is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excess levels of interest rate risk could pose a significant threat to the Corporation's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Corporation's safety and soundne

Loans are the most significant earning asset. Management offers commercial and real estate loans priced at interest rates which fluctuate with various indices such as the prime rate or rates paid on various government issued securities. When loans are made with longer-term fixed rates, the Corporation attempts to match these balances with sources of funding with similar maturities in order to mitigate interest rate risk. In addition, the Corporation prices loans so it has an opportunity to reprice the loan within 12 to 36 months.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Bank has $57.1 million of securities, of which $30.5 million are mortgage backed securities providing for scheduled monthly principal and interest payments as well as unanticipated prepayments of principal. These cash flows are then reinvested into other earning assets at current market rates. The Corporation also has investments in federal funds sold to correspondent banks, as well as other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

The Corporation offers deposit products with a variety of terms ranging from deposits whose interest rates can change on a weekly basis to certificates of deposit with repricing terms of up to five years. Longer-term deposits generally include penalty provisions for early withdrawal.

Beyond general efforts to shorten the loan pricing periods and extend deposit maturities, management can manage interest rate risk by the maturity periods of securities purchased, selling securities available for sale, and borrowing funds with targeted maturity periods, among other strategies. Also, the rate of interest rate changes can impact the actions taken, since the speed of change affects borrowers and depositors differently.

Exposure to interest rate risk is reviewed on a regular basis. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect of interest rate changes on net interest income and to structure the composition of the balance sheet to minimize interest rate risk and, at the same time, maximize income.

Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing analysis and interest rate sensitivity analysis. The Bank has monthly asset/ liability meetings with an outside consultant to review its current position and strategize about future opportunities on risks relative to pricing and positioning of assets and liabilities.

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

The following is the Corporation's repricing opportunities at December 31, 2004 (dollars in thousands):

                                            1 - 90          91 - 365         >1 - 5         Over 5
                                             Days             Days            Years          Years         Total
                                          ------------    -------------   -------------  -------------  -----------
Interest-earning assets:
      Loans                               $    146,851    $       2,590   $      32,774  $      21,617  $   203,832
      Securities                                 3,229           4,480           45,720          3,646       57,075
      Other                                     63,137              -0-             -0-            -0-       63,137
                                          ------------    --------------  -------------  -------------  -----------

      Total interest-earning assets            213,217            7,070          78,494         25,263      324,044
                                          ------------    -------------   -------------  -------------  -----------
Interest-bearing obligations:
      Savings deposits                          72,103              -0-             -0-            -0-       72,103
      Time deposits                             17,978           65,929          37,926            758      122,591
      Borrowings                                   -0-              473          23,082         61,484       85,039
      Subordinated debentures                      -0-              -0-             -0-            -0-          -0-
                                          ------------    -------------   -------------  -------------  -----------

      Total interest-bearing obligations        90,081           66,402          61,008         62,242      279,733
                                          ------------    -------------   -------------  -------------  -----------

GAP                                       $    123,136    $     (59,332)  $      17,486  $     (36,979) $    44,311
                                          ============    =============   =============  =============  ===========

Cumulative GAP                            $    123,136    $      63,804   $      81,290  $      44,311
                                          ============    =============   =============  =============

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The above analysis indicates that at December 31, 2004, the Corporation had a cumulative asset sensitivity GAP position of $63.8 million within the one-year timeframe. The Corporation's cumulative asset sensitive GAP suggests that if market interest rates continue to increase in the next twelve months, the Corporation has the potential to earn more net interest income. Conversely, if market interest rates decrease in the next twelve months, the above GAP position suggests the Corporation's net interest income would decrease.

A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of noncontractual repricing or unexpected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

The borrowings in the table above and on the next page include FHLB advances as fixed-rate advances. A significant portion of these advances give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month LIBOR Flat. The exercise of this conversion feature by the FHLB would impact the maturity dates currently assumed in the tables. The Bank, in recognition of the interest rate risk exposure of the FHLB borrowings, prepaid $48.6 million of the borrowings in the first quarter of 2005. This prepayment better positions the Corporation to manage future asset growth through a better matching of asset and liability maturities.

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

Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, the Corporation assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity, and asset quality.

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2004 (dollars in thousands). Nonaccrual loans of $4.3 million are included in the table at an average interest rate of 0.0% and a maturity greater than five years.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               Principal/Notional Amount Maturing / Repricing in:

                                                                                                                    Fair Value
                                 2005        2006        2007        2008        2009     Thereafter       Total    12/31/2004
                             -----------  ----------  ----------  ----------  ----------  -----------  -----------  ----------
RATE SENSITIVE ASSETS
Fixed interest rate
  securities                 $   7,709    $     72    $ 25,482    $ 18,079    $  2,087    $   3,646    $  57,075     $  57,075
  Average interest rate           2.41 %      5.50 %      4.61 %      4.00 %      4.10 %       6.03 %       4.19 %

Fixed interest rate loans        3,620       7,888      13,485       3,885       7,516       21,617       58,011        60,696
  Average interest rate           7.44        8.29        6.50        6.05        6.75         6.83         6.93

Variable interest rate
    loans                      145,821         -0-         -0-         -0-         -0-          -0-      145,821       145,821
  Average interest rate           6.20         -0-         -0-         -0-         -0-          -0-         6.20

Other assets                    63,137         -0-         -0-         -0-         -0-          -0-       63,137        63,137
  Average interest rate           2.25         -0-         -0-         -0-         -0-          -0-         2.25

Total rate sensitive assets  $ 220,287    $  7,960    $ 38,967    $ 21,964    $  9,603    $  25,263    $ 324,044     $ 326,729
                             =========    ========    ========    ========    ========    =========    =========     =========
Average interest rate             4.96 %      8.26 %      5.26 %      4.36 %      6.17 %       6.71 %       5.21 %
                             =========    ========    ========    ========    ========    =========    =========

RATE SENSITIVE LIABILITIES
Interest-bearing savings     $  72,103    $    -0-    $    -0-    $    -0-    $    -0-    $     -0-    $  72,103     $  72,103
  Average interest rate           1.50 %       -0- %       -0- %       -0- %       -0- %        -0- %       1.50 %

Time deposits                   83,907      25,322      10,672       1,780         152          758      122,591       122,777
  Average interest rate           2.83        3.25        3.73        3.42        3.82         6.47         3.03

Fixed interest rate
  borrowings                       473       3,082         -0-         -0-         -0-        1,484        5,039         4,424
  Average interest rate           6.50        7.06         -0-         -0-         -0-         1.00         5.22

Variable interest rate
  borrowings                       -0-         -0-         -0-      10,000      10,000       60,000       80,000        84,718
  Average interest rate           0.00        0.00        0.00        5.49        5.66         5.37         5.42

Total rate sensitive
  liabilities                $ 156,483    $ 28,404    $ 10,672    $ 11,780    $ 10,152    $  62,242    $ 279,733     $ 284,022
                             =========    ========    ========    ========    ========    =========    =========     =========
  Average interest rate           2.23 %      3.66 %      3.73 %      4.66 %      5.63 %       5.28 %       2.97 %
                             =========    ========    ========    ========    ========    =========    =========

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

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2004, the Corporation had excess Canadian assets of $2.0 million (or $1.7 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation's foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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

LIQUIDITY

The Corporation, as a result of the recapitalization and in anticipation of future loan growth, is currently looking at various alternative sources of liquidity, such as lines of credit from correspondent banks, borrowings from the Federal Home Loan Bank, and possible brokered deposit acquisition.

During 2004, the Corporation increased cash and cash equivalents by $21.0 million. The primary reason for the high level of liquidity at 2004 year end was the recapitalization which provided $26.2 million in proceeds. As shown on the Corporation's Statement of Cash Flows, despite the net loss of $1.6 million in 2004, the Corporation was able to adequately manage liquidity needs. Significant factors impacting cash flow were the continued reduction in deposit balances of $64.9 million, which was primarily funded with loan reductions of $74.3 million. Liquidity continues to be of primary importance to the near term strategies of the Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

During the fourth quarter of 2002, the Corporation experienced an unanticipated decrease in deposits, in part due to the public reaction to the reported condition of the Bank. In reaction to this occurrence, management developed a short-term liquidity plan which involved obtaining deposits via the Internet CD network, and to a lesser degree the sale of unencumbered securities available-for-sale. The Corporation has continued to use the Internet CDs as a primary source of funding to maintain liquidity. As of December 31, 2004 balances of Internet CDs amounted to $51.8 million. As a result of the recapitalization and with the announcement of a new Bank name, along with a strategic marketing effort to regain market share, the Bank expects less reliance on Internet deposits.

From a long-term perspective, the Corporation's liquidity plan for 2005 includes strategies to increase core deposits in the Corporation's local markets. New products and advertising are expected to commence in April 2005, with a goal of raising core deposits to reduce the dependency on noncore deposits, while also reducing interest costs. The Corporation's liquidity plan for 2005 calls for augmenting local deposit growth efforts with Internet CD funding to the extent necessary.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2004, the aggregate contractual obligations and commitments are:

                                                         Payments Due by Period
                                           ----------------------------------------------------
                                           Less than 1   1 to 3    4 to 5    After 5
                                               Year       Year      Year      Year      Total
                                           -----------  --------  --------  --------  ---------
Contractual Obligations

Total deposits                             $   176,966  $ 35,994  $  1,780  $    910  $ 215,650
Long-term borrowings                               473     3,082       -0-    81,484     85,039
Directors' deferred compensation                   131       288       548       371      1,338
Annual rental / purchase commitments
   under noncancelable leases / contracts           54        23       -0-       -0-         77
                                           -----------  --------  --------  --------  ---------
TOTAL                                      $   177,624  $ 39,387  $  2,328  $ 82,765  $ 302,104
                                           ===========  ========  ========  ========  =========

Other Commitments

Letters of credit                          $    17,970       -0-       -0-       -0-  $  17,970
Commitments to extend credit                    11,527       -0-       -0-       -0-     11,527
Credit card commitments                          2,995       -0-       -0-       -0-      2,995
                                           -----------  --------  --------  --------  ---------
TOTAL                                      $    32,492  $    -0-  $    -0-  $    -0-  $  32,492
                                           ===========  ========  ========  ========= =========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL AND REGULATORY

During 2004, total capitalization increased by $11.6 million due to the recapitalization, which resulted in net proceeds of $26.2 million, and the settlement of the $12.450 million of subordinated debentures.

The following table details sources of capital for the three years ended December 31, 2004 (dollars in thousands):

                                                   2004             2003             2002
                                                ---------         --------         --------
CAPITAL STRUCTURE

Long-term debt (1)                              $     -0-         $ 12,450         $ 12,450
Shareholders' equity                               34,730           10,700           20,502
                                                ---------         --------         --------
Total capitalization                            $  34,730         $ 23,150         $ 32,952
                                                ---------         --------         --------
Tangible capital                                $  34,275         $ 21,557         $ 30,811
                                                ---------         --------         --------
INTANGIBLE ASSETS

Subsidiaries:
   Core deposit premium                         $     455         $  1,067         $  1,587
   Other identifiable intangibles                     -0-              526              554
                                                ---------         --------         --------
Total intangibles                               $     455         $  1,593         $  2,141
                                                ---------         --------         --------
RISK-BASED CAPITAL

Tier I capital:
   Shareholders' equity                         $  34,730         $ 10,700         $ 20,502
   Net unrealized gains (losses) on
     available for sale securities                   (492)          (1,027)          (1,242)
   Minority interest                                   78            2,785            5,706
   Less: intangibles                                 (455)          (1,593)          (2,141)
                                                ---------         --------         --------
     Total Tier I capital                       $  33,861         $ 10,865         $ 22,825
                                                ---------         --------         --------
Tier II Capital:
   Allowable reserve for loan losses            $   2,918         $  4,016         $  5,605
   Qualifying long-term debt                          -0-            6,749            6,803
                                                ---------         --------         --------
     Total Tier II capital                          2,918           10,865           12,408
                                                ---------         --------         --------
     Total risk-based capital                   $  36,779         $ 21,730         $ 35,233
                                                =========         ========         ========
Risk-adjusted assets                            $ 229,355         $303,284         $431,067
                                                =========         ========         ========
Capital ratios:
   Tier I Capital to risk-weighted assets          14.76%            3.58%            5.30%
   Total Capital to risk-weighted assets           16.04%            7.16%            8.17%
   Tier I Capital to average assets                10.68%            2.48%            3.83%

      (1)   Long term debt in the Corporation's subordinated debentures.

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2004, the Corporation and Bank were well capitalized.

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

Presented below is a summary of the Corporation's consolidated capital position in comparison to generally applicable regulatory requirements:

                                                     Tier I        Tier I           Total
                                                   Capital to    Capital to      Capital to
                                                     Average    Risk Weighted   Risk Weighted
                                                     Assets        Assets          Assets
                                                   ----------   -------------   -------------
Regulatory minimum for capital adequacy purposes      4.0%          4.0%             8.0%

The Corporation:

    December 31, 2004                               10.68%        14.76%           16.04%
    December 31, 2003                                2.48%         3.58%            7.16%

The capital levels include adjustment for the capital of subordinated debentures issued in May 1999, subject to certain limitations. Federal Reserve guidelines limit the amount of subordinated debentures which can be included in Tier I capital to 25% of total Tier I capital. The Corporation, as a part of the recapitalization, entered into a settlement agreement for a $6.5 million payment in full for the $12,450,000 principal outstanding and accrued interest with the holders of the subordinated debentures, which resulted in a gain of $6.6 million.

REGULATORY AFFAIRS

In October 2001, the Bank was notified by the FDIC that it was a "troubled institution" within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.

In September 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services ("OFIS") and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago ("FRB") requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation.

In response to the concerns expressed by the regulators, the Board of Directors of the Corporation and the Bank adopted resolutions providing for prior regulatory approval of the declaration or payment of any dividend by the Corporation or the Bank, and suspension of interest payments by the Corporation in connection with its trust preferred securities. The agreements relating to the trust preferred securities allowed for the suspension of payments for up to 20 quarters. As mentioned above, as a part of the recapitalization, a settlement payment of $6.5 million was made to retire the subordinated debentures.

Following the completion of the 2002 regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS, and the Bank's receipt of the related Joint Report of Examination ("Report"), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal Cease and Desist Order (the "Order") under Federal and State banking laws. The Order was reported on the Corporation's Form 8-K filed on April 9, 2003 and became effective on April 5, 2003. The Order identified deficiencies in the Bank's policies and procedures, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management, and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the "Board"), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also required the Bank to maintain specified capital ratios during the life of the Order.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Order required the Bank and its directors to take specific steps, within time periods specified in the Order, to address the operational deficiencies, including certain violations of law and regulations, identified by the FDIC and the OFIS in the Order and the Report. Among other things, the Bank must establish, and submit to the FDIC and the OFIS for comment, written plans (i) to reduce the Bank's risk position with respect to certain classified loans identified in the Report or any subsequent Report of Examination during the life of the Order, (ii) to reduce identified loan concentrations, (iii) to reduce and collect delinquent loans, (iv) to eliminate the classified amounts of loans to directors, executive officers, principal shareholders of the Bank and their respective related interests, (v) to address the Bank's relationship of volatile liabilities to temporary investments, rate sensitivity objectives, and asset/liability management, (vi) setting forth the Bank's strategic plan, including financial goals and strategies to maintain adequate capital and liquidity, to reduce problem loans, and to attract and keep qualified management, (vii) covering the policies and procedures for review and approval of reimbursement of customer entertainment and business development expenses of the Bank's directors, officers and employees, (viii) for a realistic budget for calendar year 2003 and each subsequent year during the life of the Order, including strategies to improve the Bank's net interest margin, (ix) to reduce the Bank's portfolio of other real estate owned as a result of foreclosure or surrender of collateral for loans, and (x) to address procedures for the directors to monitor, and management to implement, the requirements of the Order.

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

The Bank adopted new policies for liquidity, investment and asset liability management. In regards to its lending functions, practices related to credit underwriting, credit administration and problem loan management were revamped and current practices and procedures are believed to be operating within the requirements of the Order. Most of the above changes were initiated by a new management team which was put in place as a requirement of the Order, during the second half of 2003.

The Corporation, through the recapitalization which occurred on December 15, 2004 was successful in addressing all issues of the Order with the exception of loan concentration. The Order was terminated by regulatory authorities on February 8, 2005. The Corporation is, however, subject to an informal agreement with the OFIS and FDIC which has the following financial related action requirements. The Corporation is required to maintain the Bank's Tier 1 equity at a minimum of 8%. The Bank is also prohibited from payment of dividends without prior written consent.

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

GENERAL INFOMATION

BOARD OF DIRECTORS                           OFFICERS                    CONTACT INFORMATION
------------------                           --------                    -------------------
WALTER J. ASPATORE                  MACKINAC FINANCIAL CORPORATION  MACKINAC FINANCIAL CORPORATION
Investment Banker                                                   130 South Cedar Street
Amherst Partners                    PAUL D. TOBIAS                  Manistique, MI 49854
Director Since: 2004                Chairman and                    (906) 341-8401
                                    Chief Executive Officer
C. JAMES BESS                                                       SHAREHOLDER INFORMATION
President                           C. JAMES BESS                   For assistance with questions,
North Country Bank and Trust        Vice Chairman                   please contact Investor Relations
Vice Chairman                                                       (800) 200-7032
Mackinac Financial Corporation      ELIOT R. STARK
Director Since: 2003                Executive Vice President and    DIVIDEND REINVESTMENT PLAN AGENT
                                    Chief Financial Officer         Registrar and Transfer Company
DENNIS B. BITTNER                                                   (800) 368-5948
Owner and President                 JOSEPH E. PETTERSON
Bittner Engineering, Inc.           Executive Vice President        STOCK TRANSFER AGENT
Director Since: 2001                                                For questions regarding transfer of
                                    ERNIE R. KRUEGER                stock, please contact Registrar and
ROBERT H. ORLEY                     Senior Vice President and       Transfer Company (800) 368-5948
Vice President and Secretary        Controller
Real Estate Investment Group, Inc.
Director Since: 2004                NORTH COUNTRY BANK AND TRUST

RANDOLPH C. PASCHKE                 PAUL D. TOBIAS
Chairman, Department of Accounting  Chairman
Wayne State University
School of Business Administration   C. JAMES BESS
Director Since: 2004                President and
                                    Chief Executive Officer
ELIOT R. STARK
Executive Vice President and        KELLY W. GEORGE
Chief Financial Officer             Executive Vice President and
Mackinac Financial Corporation and  Chief Lending Officer
North Country Bank and Trust
Director Since: 2004                JOSEPH E. PETTERSON
                                    Executive Vice President
PAUL D. TOBIAS
Chairman and                        ELIOT R. STARK
Chief Executive Officer             Executive Vice President and
Mackinac Financial Corporation      Chief Financial Officer
Chairman
North Country Bank and Trust        JANI L. BLAKE
Director Since: 2004                Senior Vice President

                                    DAVID C. CRIMMINS
                                    Senior Vice President

                                    ERNIE R. KRUEGER
                                    Senior Vice President and
                                    Controller

BRANCH LOCATIONS

GAYLORD                             ONTONAGON
145 North Otsego Avenue             601 River Street
Gaylord, MI 49735                   Ontonagon, MI 49953
(989) 732-3750                      (906) 884-4115

KALEVA                              RIPLEY
14429 Wouski Avenue                 106 Royce Road
Kaleva, MI 49645                    Hancock, MI 49930
(231) 362-3223                      (906) 482-1269

MANISTIQUE                          SAULT STE. MARIE
130 South Cedar Street              138 Ridge Street
Manistique, MI 49854                Sault Ste. Marie, MI 49783
(906) 341-8401                      (906) 635-3992

MARQUETTE MAIN                      SOUTH RANGE
300 North McClellan Street          47 Trimountain Avenue
Marquette, MI 49855                 South Range, MI 49963
(906) 226-5000                      (906) 482-1170

MARQUETTE PRESQUE ISLE              STEPHENSON
1400 Presque Isle                   S216 Menominee Street
Marquette, MI 49855                 Stepenson, MI 49887
(906) 228-3640                      (906) 753-2225

NEWBERRY                            TRAVERSE CITY
414 Newberry Avenue                 3530 North Country Drive
Newberry, MI 49868                  Traverse City, MI 49684
(906) 293-5165                      (231) 929-5253

                      [This page intentionally left blank]

                      [This page intentionally left blank]