Form 10-K, Exhibit 13
period 2005-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2006-03-31
CIK 36506

                                                                      EXHIBIT 13

                           [MACKINAC FINANCIAL LOGO]

                               Mackinac Financial

                              2005 ANNUAL REPORT

                                                                               .
                                                                               .
                                                                               .



TABLE OF CONTENTS

To Our Shareholders.......................................................     1

Selected Financial Highlights.............................................     5

Five-Year Comparisons.....................................................     6

Quarterly Financial Summary...............................................     8

Report of Independent Registered Public Accounting Firm...................    10

Consolidated Balance Sheets...............................................    12

Consolidated Statements of Operations.....................................    13

Consolidated Statements of Changes in Shareholders' Equity................    14

Consolidated Statements of Cash Flows.....................................    15

Notes to Consolidated Financial Statements................................    17

Selected Financial Data...................................................    48

Summary Quarterly Financial Information...................................    49

Market Information........................................................    50

Forward-Looking Statements................................................    51

Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................................    52

General Information ......................................................    74

Branch Locations .........................................................    75

TO OUR SHAREHOLDERS

                            (MACKINAC FINANCIAL LOGO)

March 30, 2006

Dear Shareholders,

This letter will provide additional insight into the performance of Mackinac Financial Corporation for 2005. We will attempt to provide information that will allow you to analyze where we have fallen short and where we have succeeded in the execution of our strategic plan so that you can make informed judgments about our prospects.

Our strategy is to deploy relationship bankers with "big bank" lending skills in Oakland County, Michigan and other growing banking markets. In all of our markets we will compete with excellent loan structuring skills so that we can outperform the community banks and stay below the desired loan size profile of the larger regional banks. We will also seek to maximize the productivity and efficiency of our branch system to deliver the maximum amount of deposits at the lowest funding cost possible to compliment loan growth.

2005 Year-in-Review

While 2005 was a year of solid accomplishments, as you know, we fell short of our business plan. In retrospect, our recapitalization due diligence was flawed for several reasons, which are noted below:

     - We overestimated fee income by extrapolating retail account fees that in fact were associated with non-competitive products that were leaving the bank. We also underestimated the impact of the loss of revenue associated with branches that had recently been sold.

     - We underestimated the costs associated with rehabilitating the Bank's image, such as signage and marketing literature/disclosures to convey a new brand campaign to new and existing customers.

     - Costs associated with a necessary bank-wide computer conversion exceeded budgeted amounts due to unanticipated hardware write-downs and personnel/consultant costs.

     - It took longer than expected to mesh credit cultures and build loan volume in Oakland County.

We started 2005 with loan balances that were $26.2 million lower than what we expected. This was due to several factors, a late closing of our recapitalization transaction, a $15 million sale of nonperforming loans in December of 2004, excessive loan runoff and very little loan production during the fourth quarter of 2004.

The chart below shows key assets, liabilities and our book value compared to our original plan.

                               PLAN VERSUS ACTUAL

(dollars in thousands, except per share data)

                           As of December 31, 2004          As of December 31, 2005
                       ----------------------------------------------------------------
                         PLAN      ACTUAL    VARIANCE     PLAN      ACTUAL     VARIANCE
                       --------   --------   --------   --------   --------   ---------
Loans                  $230,003   $203,832   $(26,171)  $320,987   $239,771   $ (81,216)
Assets                  319,775    339,497     19,722    408,789    298,722    (110,067)
Deposits                249,188    215,650    (33,538)   313,393    232,632     (80,761)
FHLB borrowings          35,689     83,555     47,866     59,004     35,000     (24,004)
Shareholders' equity     31,075     34,730      3,655     32,518     26,588      (5,930)
Book Value per share       9.06      10.13       1.07       9.48       7.76       (1.72)

As we began 2005, it simply took us longer than expected to get our loan process in Oakland County to gel and we realized that we needed some additional loan talent in our Traverse City and Gaylord markets in Northern Michigan. The chart below shows new loan production, exclusive of renewals to existing customers, by market, by quarter.

                               NEW LOAN PRODUCTION

(dollars in thousands)

                            First     Second    Third     Fourth     2005       2005
                           Quarter   Quarter   Quarter   Quarter    Actual      Plan
                           -------   -------   -------   -------   --------   --------
REGION
Upper Peninsula             $6,861   $ 9,099   $ 9,090   $19,263   $ 44,313   $ 22,500
Northern Lower Peninsula       686    12,449     9,698    13,786     36,619     30,000
Oakland County               1,100    12,480    10,434    12,813     36,827     60,000
                            ------   -------   -------   -------   --------   --------
   TOTAL                    $8,647   $34,028   $29,222   $45,862   $117,759   $112,500
                            ======   =======   =======   =======   ========   ========

As you can see, production has picked up in all markets. In Oakland County our backlog continues to be very strong. Our commercial loan staffing by market and employment data is shown below.

                            COMMERCIAL LENDING STAFF

                                                        Number
                                                         of          Total          2005       2005 Year End
                                                       Lenders   Compensation   Originations    Outstandings
                                                       -------   ------------   ------------   -------------
                                                                                   (dollars in thousands)
REGION
Upper Peninsula - Senior commercial lenders               1
                - Other commercial lenders                3        $381,000        $35,811        $30,082

Northern Lower Peninsula - Senior commercial lenders      1
                         - Other commercial lender        1        $283,000        $35,066        $32,118

Oakland County - Senior commercial lenders                1
               - Other commercial lenders                 2        $384,000        $35,471        $22,385

We will continue to add loan staffing in markets where we can grow loans with good credit quality and acceptable loan pricing with fee income. That being said, our staffing model for 2006 calls for one or two additional commercial lenders assuming our strong loan growth continues.

We are also pleased with the change in the mix of our loan portfolio. The commercial loan runoff, totaling $46.8 million in 2005 that has negatively impacted our growth projection, has improved our loan portfolio mix and quality. The loans paid off in 2005 included $13.5 million of hotel loans and $6.1 million of gaming related loans. In addition we sold $2.2 million of nonperforming loans in December of 2005. We also had a $1.1million payoff of a classified credit. This payoff was achieved after we declined to renew the loan on requested terms and indicated our intention to sell the loan. The agent bank then decided to repurchase. We have been very proactive in taking the necessary steps to improve the quality of our portfolio and are pleased with the results.

Loan quality has continued to improve. Nonperforming loans have decreased from $4.307 million at December 31, 2004 to $114,000 on December 31, 2005. Measurement ratios pertaining to credit quality are well below peer group averages in all categories. The allowance for loan losses, at $6.1 million, amounts to 2.55% of loans outstanding and over 5000% of nonperforming loans. Late in 2005, we charged down our last piece of ORE in December by $200,000 after a sale transaction failed to close. We believe that we can sell this remaining property without further loss.

Core deposits, which we define as demand deposits, interest bearing checking accounts, money market savings accounts, and certificates of deposits that are generated by our branch system, have started to grow in mid 2005. To accomplish this turnaround took more time and money than we expected. Our marketing budget for 2005 was $100,000, while actual marketing expenditures totaled $814,000. The damage to the branch system in 2003 and 2004 was considerable. The reputation of the institution was poor, account closings were extensive and funding costs were increasing. Early in the year we realized that we needed a thorough makeover to stem the damage. We renamed the bank, changed all of our signs, altered every deposit product to bring about market place competitiveness and developed new collateral material and newspaper ads for our local markets. The results have been good. Changes in dollars and number of accounts lost and added are shown below by quarter.

                            DEPOSIT ACCOUNT ACTIVITY

(dollars in thousands)

                            1st       2nd       3rd       4th
                          Quarter   Quarter   Quarter   Quarter
                          -------   -------   -------   -------
Deposit balance, change   $(2,282)   $6,034    $6,230   $19,364
Accounts opened               272       880       956     1,428
Accounts closed               461       748       603       867
                          -------    ------    ------   -------
   Net change                (189)      132       353       561

The employee morale in our branch system is very strong and we will enter 2006 with positive momentum and competitive products. We are pleased by the trend but need to continue to build low cost deposits. Most of our branches are about half of the size in terms of core deposits that they were at their peak. Our goal is to lower the operating and funding costs per core deposit dollar in each of our branches by increasing deposits per employee and by lowering the cost of our deposit mix. As shown above, core deposits have grown by $31.6 million since the introduction of our new deposit products and rebranding early in 2005. We are also counting on our branch in Oakland County Michigan that opened January 10, 2006 to help us bring in corporate operating deposit accounts. Marketing expenditures for 2006 will be significantly lower and should average less than $20,000 per month.

The other significant enabler for 2006 on the deposit side is the result of improved competitiveness and efficiency that will follow our very successful systems conversion to the Fiserv platform. This conversion was not in our original plan. However, once we realized the necessity of a new platform we completed the project on time and on budget on November 7, 2005. We took a one time charge for conversion expenses of $815,000 in 2005. The Fiserv product line provides us with world class competitive products, including cash management capabilities for our corporate accounts. In addition, we expect annual cost savings beginning in 2006 of approximately $500,000. This savings combines a reduction in our charges for information technology and elimination of the majority of our branch courier expense.

In 2005 we prepaid $48.6 million worth of FHLB advances and incurred a $4.320 million prepayment penalty. This action was in our original plan but we had anticipated that it would occur in 2004, at closing. Our original assumption was that we would prepay the $40 million of advances and incur a $ 6.8 million penalty. During 2005 we modified that plan as interest rates increased, and increased the amount to be paid off and realized a reduced penalty. We do not anticipate further prepayments of these advances.

The prepayment of the expensive FHLB fixed rate advances coupled with an asset sensitivity position on our balance sheet allowed our net interest margin to exceed our plan in 2005. We had planned for a 3.10% NIM and our actual year to date margin for 2005 amounted to 3.64%. This positive rate variance somewhat offset our lower than expected balance sheet growth.

We missed our budget in fee income. During our planning of the recapitalization program, we assumed a continuation of deposit fee levels from historical standards. This proved to be a poor assumption because a majority of the fees included in noninterest income were associated with non-competitive deposit products. We had an account type that was generating high fees. Unfortunately, when we began managing the bank, we realized that we were rapidly losing customers due to deposit pricing. We subsequently decided to revamp our deposit products and take a consumer oriented low fee approach to banking. This resulted in noninterest income for 2005 of $1.111 million versus a plan of $2.048 million. The silver lining is that we are retaining existing accounts and adding new ones which will generate additional fee opportunities in 2006 and beyond. In 2006, we will also be building fees in the consumer mortgage area and have initiatives in the commercial mortgage and capital markets areas that we expect to improve our performance.

Non-interest expenses are high for a bank our size, as a result of our Oakland County initiative, and will remain relatively high until we grow our balance sheet. During 2005 and in early 2006 we eliminated several executive positions and reduced branch and other support staff, which will reduce personnel costs:
$1.057 million in 2006 and $1.147 million in 2007 and beyond. Our additions have been, and will be focused on revenue production with few exceptions.

Our team is an excellent one. Our key personnel and their responsibilities follow:

PAUL TOBIAS - Chairman and CEO of the bank and holding company. Overall responsibility for return on equity, equity allocation and direction of the bank. Member of the loan committee, asset liability committee and Chairman of the management committee. Active in customer relationship development in Oakland County.

ELIOT STARK - EVP and CFO of the bank and holding company. Responsible for asset liability strategy and overseeing technology strategy. Chairman of the asset liability committee, and member of the management committee. Active in customer relationship development in Oakland County.

KELLY GEORGE - President and Chief Loan Officer. Responsible for the day to day management of the bank, regulatory oversight, and oversees all lending functions of the bank. Chairman of the loan committee and a member of the asset liability committee and the management committee. Responsible for customer relationship development in Northern Michigan.

DAVE CRIMMINS - SVP/Commercial Lender. Responsible for implementing our business plan in Oakland County. Member of the loan committee, asset liability committee and the management committee. Responsible for customer relationship development in Oakland County.

ERNIE KRUEGER - SVP and Controller of the bank and holding company. Responsible for the day to day management of the bank's finances and shares responsibility for asset liability strategy. Is responsible for all SEC and bank regulatory reporting. Vice Chairman of the asset liability committee and member of the management committee.

ANN STEPP - VP Branch Administration/Operations. Responsible for day to day management of our branch system. Member of the asset liability committee and the management committee. Responsible for branch relationship development.

In keeping with our strategy we have made a significant investment in Oakland County. That investment is summarized below. This table shows the annualized personnel and occupancy costs for our Oakland County office. Clearly, we are not yet breaking even in Oakland County but we are on our way towards proving that the investments will produce excellent return on equity given our anticipated rate of growth.

                          INVESTMENT IN OAKLAND COUNTY

            Annualized
               Costs
            ----------
Salaries     $895,000
Benefits      224,000
Occupancy     240,000

While 2005 presented us with a few surprises, I believe that we have met them head on and have remained focused upon our business plan and disciplined in our spending decisions and in our credit decision making process. Our investments have positioned us for a profitable 2006. We are very conscious of the importance for mBank and MFNC to achieve profitability and demonstrate that we are on track to achieve a strong ROA and ROE performance in 2007 and beyond.

Sincerely,

/s/ Paul D. Tobias
Paul D. Tobias
Chairman and CEO

SELECTED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share data)

                                                        For The Years Ended December 31,
                                                        --------------------------------
                                                               2005          2004
                                                        --------------   ---------------
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets                                                $  298,722   $  339,497
Total loans                                                    239,771      203,832
Total deposits                                                 232,632      215,650
Borrowings                                                      36,417       85,039
Total shareholders' equity                                      26,588       34,730

SELECTED STATEMENTS OF INCOME:
Net interest income                                         $    9,780   $    8,238
Loss before taxes                                               (7,364)      (1,448)
Net loss                                                        (7,364)      (1,595)
Loss per common share - Basic                                    (2.15)       (3.23)
Loss per common share - Diluted                                  (2.15)       (3.23)

SELECTED FINANCIAL RATIOS AND OTHER:
PERFORMANCE RATIOS:
Net interest margin                                               3.64%        2.57%
Efficiency ratio                                                160.43       103.05
Return on average assets                                         (2.58)        (.44)
Return on average equity                                        (25.63)      (18.64)

Average total assets                                        $  285,896   $  365,024
Average total shareholders' equity                          $   28,732   $    8,555
Average loans to average deposits ratio                          98.17%       97.40%

COMMON SHARE (AT END OF PERIOD):
Market price per common share                               $     9.10   $    17.97
Book value per common share                                 $     7.76   $    10.13
Common shares outstanding                                    3,428,695    3,428,695
Weighted average shares outstanding                          3,428,695      494,305

OTHER (AT END OF PERIOD):
Allowance for loan losses                                   $    6,108   $    6,966
Non-performing assets                                       $    1,059   $    6,037
Allowance for loan losses to total loans                          2.55%        3.42%
Non-performing assets to total assets                              .35%        1.78%
Number of:
   Branch locations                                                 12           12

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

          See accompanying notes to consolidated financial statements.

FIVE-YEAR COMPARISONS

                                     ASSETS
                             (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001    636.6
2002    565.3
2003    422.5
2004    339.5
2005    298.7

ASSETS

Total assets on a consolidated basis decreased by 12.0% during 2005 to $298.7 million.

                                   SECURITIES
                              (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001     61.9
2002     68.0
2003     84.8
2004     57.1
2005     34.2

SECURITIES

The portfolio of securities decreased during 2005 by 40.1% to $34.2 million.

                                      LOANS
                              (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001    504.4
2002    435.0
2003    297.8
2004    203.8
2005    239.8

LOANS

Total loans increased 17.6% to $239.8 million in 2005.

                                    DEPOSITS
                              (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001    482.5
2002    437.5
2003    305.8
2004    215.7
2005    232.6

DEPOSITS

Total deposits increased by 7.9% to $232.6 million.

                              SHAREHOLDERS' EQUITY
                              (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001     47.9
2002     20.5
2003     10.7
2004     34.7
2005     26.6

SHAREHOLDERS' EQUITY

During 2005, shareholders' equity decreased by $8.1 million, or 23.4% to $26.6 million.

                                NET INCOME (LOSS)
                              (DOLLARS IN MILLIONS)

                               (PERFORMANCE GRAPH)

YEAR   DOLLARS
----   -------
2001      5.8
2002    -26.7
2003     -9.6
2004     -1.6
2005     -7.4

NET INCOME (LOSS)

The net loss for 2005 was $7.4 million, as compared to $1.6 million for 2004.

                         MACKINAC FINANCIAL CORPORATION

                           QUARTERLY FINANCIAL SUMMARY

*    (Dollars in thousands, except per share data)

                                                     Average     Return on Average
                     Average   Average   Average  Shareholders'  -----------------  Net Interest  Efficiency  Net Income  Book Value
Quarter Ended        Assets     Loans   Deposits      Equity     Assets   Equity       Margin       Ratio      Per Share   Per Share
-------------       --------  --------  --------  -------------  ------   ------    ------------  ----------  ----------  ----------
December 31, 2005   $288,619  $224,386  $219,967     $27,288     (1.41)%  (14.95)%      3.96%       128.37%     $(0.30)     $ 7.76
September 30, 2005   280,506   209,795   211,197      28,112     (0.73)    (7.39)       3.79        112.11       (0.15)       8.14
June 30, 2005        277,754   197,545   206,875      28,879     (0.83)    (8.01)       3.67        119.07       (0.17)       8.32
March 31, 2005       296,856   199,703   209,035      30,692     (7.16)   (69.25)       3.21        300.96       (1.53)       8.42
December 31, 2004    327,543   218,962   211,685       8,455      2.95    114.17        2.48         71.83        8.25       10.13
September 30, 2004   346,078   226,951   236,418       6,096     (0.87)   (49.53)       2.25        120.66       (2.17)      18.44
June 30, 2004        372,246   244,515   260,031       7,628     (1.72)   (84.13)       2.28        146.88       (4.56)      16.77
March 31, 2004       412,808   289,027   283,190       9,522     (1.62)   (70.22)       2.04        163.37       (4.75)      26.70
December 31, 2003    439,426   309,851   306,848      11,266     (2.23)   (86.77)       1.70        181.17       (7.02)      30.49

* Historical per share data has been adjusted for the 20:1 reverse stock split distributed in December 2004.

                                  TOTAL LOANS
                             (Dollars in Thousands)

                              (PERFORMANCE GRAPH)

At period end   Dollars
-------------   -------
     12/31/03   297,846
      3/31/04   255,021
      6/30/04   233,032
      9/30/04   221,595
     12/31/04   203,832
      3/31/05   194,831
      6/30/05   204,503
      9/30/05   218,462
     12/31/05   239,771

                                 TOTAL DEPOSITS
                             (Dollars in Thousands)

                              (PERFORMANCE GRAPH)

At period end   Dollars
-------------   -------
     12/31/03   305,794
      3/31/04   287,072
      6/30/04   235,646
      9/30/04   223,110
     12/31/04   215,650
      3/31/05   205,239
      6/30/05   207,814
      9/30/05   213,268
     12/31/05   232,632

                              NONPERFORMING ASSETS
                             (Dollars in Thousands)

                              (PERFORMANCE GRAPH)

At period end   Dollars
-------------   -------
     12/31/03   50,438
      3/31/04   22,942
      6/30/04   16,819
      9/30/04   11,655
     12/31/04    6,037
      3/31/05    3,787
      6/30/05    3,273
      9/30/05    3,905
     12/31/05    1,059

BUSINESS OF THE CORPORATION

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956, as amended. The principal assets of the Corporation are its ownership of all of the outstanding capital stock of mBank, North Country Capital Trust, First Rural Relending Company, and First Manistique Agency. mBank, headquartered in Manistique, Michigan, provides a full range of commercial and retail banking services to customers in Michigan. mBank owns mBank Mortgage Company, LLC, mBank Employee Services Company, LLC, and NCB Real Estate Company. mBank Mortgage Company, LLC is engaged in the business of mortgage lending and brokering. mBank Employee Services Company, LLC provides employees to mBank. NCB Real Estate Company owns several properties used by the Bank. North Country Capital Trust was formed solely for the issuance of trust preferred securities. First Rural Relending Company is a rural lending corporation. First Manistique Agency has limited activity and was formed for the selling of insurance.

FORM 10-K

A COPY OF THE ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K IS AVAILABLE WITHOUT CHARGE BY WRITING THE SHAREHOLDERS' RELATIONS DEPARTMENT, MACKINAC FINANCIAL CORPORATION, 130 SOUTH CEDAR STREET, MANISTIQUE, MICHIGAN, 49854.

MARKET SUMMARY

The Corporation's common stock is traded on the Nasdaq Small Cap Market under the symbol MFNC. The Corporation had 1,825 shareholders of record as of March 24, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
                             TO THE SHAREHOLDERS OF
                         MACKINAC FINANCIAL CORPORATION
                              MANISTIQUE, MICHIGAN

[PLANTE & MORAN LOGO]                                       PLANTE & MORAN, PLLC
                                                                       Suite 500
                                                            2601 Cambridge Court
                                                          Auburn Hills, MI 48326
                                                               Tel: 248.375.7100
                                                               Fax: 248.375.7101
                                                                 plantemoran.com


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Mackinac Financial Corporation

Manistique, Michigan

We have audited the accompanying consolidated balance sheet of Mackinac Financial Corporation and Subsidiaries as of December 31, 2005 and December 31, 2004 and the related consolidated statements of income, stockholders' equity, and cash flows for each year in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation and Subsidiaries as of December 31, 2005 and December 31, 2004 and the consolidated results of its operations and its cash flows for each year in the three year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

                                                        /s/ PLANTE & MORAN, PLLC


Auburn Hills, Michigan

March 4, 2006

                                                                     A MEMBER OF
                                                                      [MRI LOGO]
                         A WORLDWIDE ASSOCIATION OF INDEPENDENT ACCOUNTING FIRMS

CONSOLIDATED BALANCE SHEETS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                           December 31, 2005 and 2004
                  (Dollars in Thousands, Except Per Share Data)

                                                                                2005       2004
                                                                              --------   --------
                                              ASSETS

Cash and due from banks                                                       $  4,833   $  4,230
Federal funds sold                                                               3,110     39,848
                                                                              --------   --------
   Cash and cash equivalents                                                     7,943     44,078
Interest-bearing deposits in other financial institutions                        1,025     18,535
Securities available for sale                                                   34,210     57,075
Federal Home Loan Bank stock                                                     4,855      4,754
Total loans                                                                    239,771    203,832
   Allowance for loan losses                                                    (6,108)    (6,966)
                                                                              --------   --------
Net loans                                                                      233,663    196,866
Premises and equipment                                                          11,987     10,739
Other real estate held for sale                                                    945      1,730
Other assets                                                                     4,094      5,720
                                                                              --------   --------
TOTAL ASSETS                                                                  $298,722   $339,497
                                                                              ========   ========

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
   Noninterest-bearing deposits                                               $ 19,684   $ 20,956
   Interest-bearing deposits                                                   212,948    194,694
                                                                              --------   --------
   Total deposits                                                              232,632    215,650
   Borowings                                                                    36,417     85,039
   Other liabilities                                                             3,085      4,078
                                                                              --------   --------
      Total liabilities                                                        272,134    304,767
Shareholders' equity:
   Preferred stock - No par value:
      Authorized 500,000 shares, no shares outstanding                              --         --
   Common stock and additional paid in capital - No par value: Authorized -
      18,000,000 shares Issued and outstanding - 3,428,695 shares in 2005
      and 2004                                                                  42,412     42,335
   Accumulated deficit                                                         (15,461)    (8,097)
   Accumulated other comprehensive income (loss)                                  (363)       492
                                                                              --------   --------
      Total shareholders' equity                                                26,588     34,730
                                                                              --------   --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                    $298,722   $339,497
                                                                              ========   ========

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2005, 2004, and 2003
                  (Dollars in Thousands, Except Per Share Data)

                                                        2005      2004      2003
                                                      -------   -------   -------
Interest income:
   Interest and fees on loans:
      Taxable                                         $13,862   $14,517   $18,999
      Tax-exempt                                          928     1,180     1,534
   Interest on securities:
      Taxable                                           1,455     2,401     2,277
      Tax-exempt                                          167       171       230
   Other interest income                                  564       584       601
                                                      -------   -------   -------
      Total interest income                            16,976    18,853    23,641
                                                      -------   -------   -------
Interest expense:
   Deposits                                             5,259     5,443     8,695
   Borrowings                                           1,937     4,730     4,832
   Subordinated debentures                                 --       442       488
                                                      -------   -------   -------
      Total interest expense                            7,196    10,615    14,015
                                                      -------   -------   -------
Net interest income                                     9,780     8,238     9,626
                                                      -------   -------   -------
Provision for loan losses                                  --        --        --
Net interest income after provision for loan losses     9,780     8,238     9,626
                                                      -------   -------   -------
Other income:
   Service fees                                           586       982     1,529
   Loan and lease fees                                     21        17        58
   Net security gains                                      95        --       427
   Net gains on sale of loans                              49        39       136
   Gain on sale of branches                                --       205        --
   Gain on settlement of subordinated debentures           --     6,617        --
   Other                                                  360       682     1,081
                                                      -------   -------   -------
      Total other income                                1,111     8,542     3,231
                                                      -------   -------   -------
Other expenses:
   Salaries and employee benefits                       6,090     8,032     5,973
   Occupancy                                            1,053       994     1,387
   Furniture and equipment                                560       887     1,367
   Data processing                                      1,720     1,220     1,517
   Accounting, legal, and consulting fees                 886     1,836     3,145
   Loan and deposit                                       852     1,718     1,992
   Telephone                                              271       382     1,382
   Advertising                                            814       115       182
   Penalty on prepayment of FHLB borrowings             4,320        --        --
   Other                                                1,689     3,044     3,171
                                                      -------   -------   -------
      Total other expenses                             18,255    18,228    20,116
                                                      -------   -------   -------
Loss before provision for income taxes                 (7,364)   (1,448)   (7,259)
Provision for income taxes                                 --       147     2,329
                                                      -------   -------   -------
Net loss                                              $(7,364)  $(1,595)  $(9,588)
                                                      =======   =======   =======
Loss per common share:
   Basic                                              $ (2.15)  $ (3.23)  $(27.32)
                                                      =======   =======   =======
   Diluted                                            $ (2.15)  $ (3.23)  $(27.32)
                                                      =======   =======   =======

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2005, 2004, and 2003
                  (Dollars in Thousands, Except per Share Data)

                                                                        Retained      Accumulated
                                        Shares of     Common Stock      Earnings         Other
                                          Common     and Additional   (Accumulated   Comprehensive
                                          Stock     Paid in Capital     Deficit)     Income (Loss)    Total
                                        ---------   ---------------   ------------   -------------   -------
BALANCE, DECEMBER 31, 2002                350,958       $16,175         $  3,086        $1,242       $20,503
Net loss                                                                  (9,588)                     (9,588)
Other comprehensive loss:
   Net unrealized loss on
      securities available for sale                                                       (215)         (215)
                                                                                        ------       -------
Total comprehensive loss                                                                              (9,803)

BALANCE, DECEMBER 31, 2003                350,958        16,175           (6,502)        1,027        10,700
Additional shares issued as a
   result of 1:20 reverse stock split         817
Common stock issuance                   3,076,920        26,160                                       26,160
Net loss                                                                  (1,595)                     (1,595)
Other comprehensive loss:
   Net unrealized loss on
      securities available for sale                                                       (535)         (535)
                                                                                        ------       -------
Total comprehensive loss                                                                              (2,130)

BALANCE, DECEMBER 31, 2004              3,428,695        42,335           (8,097)          492        34,730
Change in minority interest of
   consolidated subsidiary                                   77                                           77
Net loss                                                                  (7,364)                     (7,364)
Other comprehensive loss:
   Net unrealized loss on
      securities available for sale                                                       (855)         (855)
                                        ---------       -------         --------        ------       -------
Total comprehensive loss                                                                              (8,219)
BALANCE, DECEMBER 31, 2005              3,428,695       $42,412         $(15,461)       $ (363)      $26,588
                                        =========       =======         ========        ======       =======

          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2005, 2004, and 2003
                             (Dollars in Thousands)

                                                               2005       2004       2003
                                                             --------   --------   --------
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:
   Net loss                                                  $ (7,364)  $ (1,595)  $ (9,588)
                                                             --------   --------   --------
   Adjustments to reconcile net loss to
      net cash provided by (used in) operating activities:
      Provision for impairment of intangible assets                --         --         60
      Provision for impairment of other real estate
         held for sale                                            200        265        400
      Provision for impairment of bank premises
         and equipment                                             --         --        669
      Provision for depreciation and net
         amortization                                             918      1,580      2,546
      Provision (credit) for deferred taxes                        --        147       (543)
      FHLB stock dividend                                        (101)      (210)      (169)
      Net (gains) losses on sale of:
      Securities                                                  (96)        --       (427)
      Premises, equipment, and other real estate
         held for sale                                             51        459        356
      Branches                                                     --       (205)        --
      Change in other assets                                    1,501      4,021      6,881
      Change in other liabilities                                (993)    (2,491)      (475)
                                                             --------   --------   --------
      Total adjustments                                         1,480      3,566      9,298
                                                             --------   --------   --------
   Net cash (used in ) provided by operating activities        (5,884)     1,971       (290)
                                                             --------   --------   --------

Cash flows from investing activities:
   Net (increase) decrease in interest-bearing
      deposits in other financial institutions                 17,510    (12,487)    (4,038)
   Payment for purchases of securities available for sale     (16,009)   (21,910)   (70,680)
   Proceeds from sale of securities available for sale         30,811         --     36,601
   Proceeds from calls and maturities of securities
      available for sale                                        7,218     48,840     15,928
   Net (increase) decrease in loans                           (37,429)    74,265    129,589
   Proceeds from sale of premises, equipment,
      and other real estate held for sale                       1,437      8,732      4,620
   Capital expenditures                                        (2,226)      (150)        --
   Net cash paid for branch sales                                  --    (25,018)        --
   Purchase of minority interest in subsidiary of bank             77         --         --
                                                             --------   --------   --------
Net cash provided by investing activities                       1,389     72,272    112,020
                                                             --------   --------   --------

          See accompanying notes to consolidated financial statements.

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
                  Years Ended December 31, 2005, 2004, and 2003
                             (Dollars in Thousands)

                                                      2005       2004        2003
                                                    --------   --------   ---------
Cash flows from financing activities:
   Net decrease in deposits                         $ 16,982   $(64,921)  $(131,700)
   Proceeds from issuance of borrowings                1,651        125          --
   Principal payments on borrowings                  (50,273)   (14,562)       (789)
   Proceeds from issuance of common stock                 --     26,160          --
                                                    --------   --------   ---------
   Net cash used in financing activities             (31,640)   (53,198)   (132,489)
                                                    --------   --------   ---------
Net increase (decrease) in cash and cash
   equivalents                                       (36,135)    21,045     (20,759)
Cash and cash equivalents at beginning of period      44,078     23,033      43,792
                                                    --------   --------   ---------
Cash and cash equivalents at end of period          $  7,943   $ 44,078   $  23,033
                                                    ========   ========   =========

Supplemental cash flow information:
Cash paid during the year for:
   Interest                                         $  7,260   $  8,405   $  14,456
   Income taxes paid or (refunded)                        --         --      (2,137)

Noncash investing and financing activities:
   Transfer of foreclosures from loans to
      other real estate held for sale                    632      4,762       4,340
   Transfer of property from other real estate to
      premises and equipment                            (358)        --          --

Assets and liabilities divested in branch sales:
   Loans                                                  --         11          --
   Premises and equipment                                 --      1,442          --
   Deposits                                               --     26,471          --

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

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the "Bank") and other minor subsidiaries, after elimination of inter-company transactions and accounts.

CAPITAL

On December 15, 2004, the Corporation consummated a recapitalization through the issuance of $30 million of common stock in a private placement. The net proceeds of this offering amounted to $26.2 million. This recapitalization provided the funding to enable the Corporation to recapitalize the Bank with a $15.5 million capital infusion. This capital infusion provided the Bank with enough capital to be deemed a "well capitalized" institution by regulatory standards. The Corporation used $6.5 million of the proceeds to settle the $12.5 million liability of the subordinated debentures. The settlement of this liability also included the accrued interest of approximately $1.2 million. The Corporation recognized a gain from the settlement of the subordinated debentures of $6.6 million.

NATURE OF OPERATIONS

The Corporation's and the Bank's revenues and assets are derived primarily from banking activities. The Bank's primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A significant portion, approximately 12%, of the Bank's commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1% of the Corporation's business activity is with Canadian customers and denominated in Canadian dollars.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, deferred tax assets, and impairment of intangible assets.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

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

INTEREST INCOME AND FEES ON LOANS

Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on the cash basis. Loan-origination fees and allocated costs of originating loans are deferred and recognized over the term of the loan as an adjustment to yield in accordance with FASB Statement No. 91.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

OTHER REAL ESTATE HELD FOR SALE

Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at the lower of cost or fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management, and the assets' carrying values are adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale are included in other expense.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.

INTANGIBLE ASSETS AND GOODWILL

Intangible assets attributable to the value of core deposits and the excess of purchase price over fair value of net assets (goodwill) acquired are stated at cost less accumulated amortization. The core deposit premium is amortized on a straight-line basis over a period of ten years and is subject to an annual impairment test based on the change in deposit base. Prior to 2002, goodwill was being amortized over a period of 15 years. During 2002, goodwill (Note 10) was written off in its entirety.

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

STOCK OPTION PLANS

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. This plan was amended as a part of the recently completed stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997. A total of 30,000 (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31, 2005, 2004 and 2003. The weighted average fair value of options granted in 2005 as of their grant date, along with the assumptions used for each grant, is shown below. Options granted in 2003 were forfeited as a result of the employee's resignation.

                                             2005       2004      2003
                                           --------   --------   ------
Shares granted                              112,500    257,152    2,500
Weighted average exercise price            $  11.49   $   9.75   $59.00
Dividend yield                                 0.00%      0.00%    0.00%
Weighted average risk-free interest rate       3.96%      3.25%    1.25%
Weighted average expected life (years)          4.0        4.0      7.0
Weighted average volatility                   28.00%     30.00%   29.85%
Weighted average fair value per share      $   3.36   $   2.80   $14.40

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

                                                 2005        2004       2003
                                              ----------   --------   --------
NET (LOSS):
   As reported                                $   (7,364)  $ (1,595)  $ (9,588)
   Total stock-based compensations expense
      determined under fair value-based
      method                                         (76)        (6)       (36)
                                              ----------   --------   --------
Pro forma                                     $   (7,440)  $ (1,601)  $ (9,624)
                                              ==========   ========   ========

(LOSS) PER SHARE - BASIC:
   As reported                                $    (2.15)  $  (3.23)  $ (27.32)
                                              ==========   ========   ========
   Pro forma                                  $    (2.17)  $  (3.24)  $ (27.42)
                                              ==========   ========   ========

(LOSS) PER SHARE - DILUTED:
   As reported                                $    (2.15)  $  (3.23)  $ (27.32)
                                              ==========   ========   ========
   Pro forma                                  $    (2.17)  $  (3.26)  $ (27.42)
                                              ==========   ========   ========
   Weighted average shares outstanding         3,428,695    494,305    350,958
                                              ==========   ========   ========

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

Earnings (loss) per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted loss per share for the years ended December 31 (dollars in thousands, except per share data):

                                                    Weighted
                                                     Average          Loss
                                     Net Loss   Number of Shares   per Share
                                     --------   ----------------   ---------
2005
Loss per share - Basic and diluted   $(7,364)       3,428,695       $ (2.15)
                                     =======        =========       =======
2004
Loss per share - Basic and diluted   $(1,595)         494,305       $ (3.23)
                                     =======        =========       =======
2003
Loss per share - Basic and diluted   $(9,588)         350,958       $(27.32)
                                     =======        =========       =======

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

RECLASSIFICATIONS

Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation.

NOTE 2 - RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 123 R - In December 2004, the FASB re-issued SFAS No. 123 "Accounting for Stock-Based Compensation" which becomes effective for interim periods beginning after December 15, 2005. This Statement supersedes APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for these stock options. This Statement applies to all unvested awards outstanding as of the effective date. The Corporation plans to adopt SFAS No. 123 for the period beginning after December 15, 2005 and does not expect a material impact on the Corporation's Consolidated Financial Statements.

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

NOTE 4 - RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $1.642 million were restricted on December 31, 2005 to meet the reserve requirements of the Federal Reserve System.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 - SECURITIES AVAILABLE FOR SALE

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

                                                                  Gross        Gross
                                                   Amortized   Unrealized   Unrealized    Estimated
                                                     Cost         Gains       Losses     Fair Value
                                                   ---------   ----------   ----------   ----------
DECEMBER 31, 2005
US Agencies                                         $30,980       $ --         $626        $30,354
Obligations of states and political subdivisions      3,593        263           --          3,856
                                                    -------       ----         ----        -------
Total securities available for sale                 $34,573       $263         $626        $34,210
                                                    =======       ====         ====        =======
DECEMBER 31, 2004
US Agencies                                         $21,980       $  1         $138        $21,843
Obligations of states and political subdivisions      3,711        318           --          4,029
Corporate securities                                    667         14           --            681
Mortgage-related securities                          30,225        299            2         30,522
                                                    -------       ----         ----        -------
Total securities available for sale                 $56,583       $632         $140        $57,075
                                                    =======       ====         ====        =======

Following is information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

                                      Less Than Twelve Months    Over Twelve Months
                                      -----------------------   --------------------
                                           Gross                  Gross
                                        Unrealized     Fair     Unrealized     Fair
                                          Losses      Value       Losses      Value
                                        ----------   -------    ----------   -------
DECEMBER 31, 2005
US Agencies                                $269      $17,711       $357      $12,643
                                           ----      -------       ----      -------
Total securities available for sale        $269      $17,711       $357      $12,643
                                           ====      =======       ====      =======

The gross unrealized losses in the current portfolio are considered temporary in nature and relate to interest rate fluctuations.

DECEMBER 31, 2004
US Agencies                                $138      $19,842        $--        $--
Mortgage-related securities                   2        8,238        $--        $--
                                           ----      -------        ---        ---
Total securities available for sale        $140      $28,080        $--        $--
                                           ====      =======        ===        ===

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 - SECURITIES AVAILABLE FOR SALE (CONTINUED)

Following is a summary of the proceeds from sales of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

                                            2005      2004      2003
                                          -------   -------   -------
Proceeds from sales/calls of securities   $35,364   $35,997   $36,601
Gross gains on sales                           96        --       588
Gross losses on sales                           1        --       161

The carrying value and estimated fair value of securities available for sale at December 31, 2005, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized    Estimated
                                            Cost     Fair Value
                                         ---------   ----------
Due in one year or less                   $ 3,555      $ 3,512
Due after one year through five years      27,810       27,239
Due after five years through ten years      1,063        1,193
Due after ten years                         2,145        2,266
                                          -------      -------
Total                                     $34,573      $34,210
                                          =======      =======

See Note 12 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 6 - LOANS

The composition of loans at December 31 (dollars in thousands) is as follows:

                                               2005       2004
                                             --------   --------
Commercial real estate                       $118,637   $105,619
Commercial, financial, and agricultural        56,686     47,446
One to four family residential real estate     44,660     45,292
Consumer                                        2,285      2,379
Construction                                   17,503      3,096
                                             --------   --------
Total loans                                  $239,771   $203,832
                                             ========   ========

An analysis of the allowance for loan losses for the years ended December 31 (dollars in thousands) is as follows:

                        2005      2004       2003
                       ------   --------   -------
Balance, January 1     $6,966   $ 22,005   $24,908
Recoveries on loans       134        719     4,053
Loans charged off        (992)   (15,758)   (6,956)
                       ------   --------   -------
Balance, December 31   $6,108   $  6,966   $22,005
                       ======   ========   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS (CONTINUED)

The allowance for loan losses was significantly impacted by loan charge-offs during 2004. The Corporation sold $39.3 million of loans, primarily nonperforming, during 2004, which resulted in a previously allocated specific reserve charge-off of $10.9 million on these loans being recognized as a charge-off. Late in 2005, the Corporation completed another $2.1 million sale of nonperforming assets, which resulted in a charge to the reserve of $.4 million.

Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had nonaccrual and renegotiated loans been current, or not troubled, was not material to the consolidated financial statements for the year ended December 31, 2005 and 2004.

IMPAIRED LOANS

A loan is considered impaired, based on current information and events, if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

                                                         Impaired Loans                              Valuation Reserve
                                           ------------------------------------------   ------------------------------------------
                                           December 31,   December 31,   December 31,   December 31,   December 31,   December 31,
                                               2005           2004           2003           2005           2004           2003
                                           ------------   ------------   ------------   ------------   ------------   ------------
Balances, at period end
   Impaired loans with valuation reserve      $   --         $   608        $39,993          $--           $136          $5,350
   Impaired loans with no valuation
      reserve                                    114           3,699          5,848           --             --              --
                                              ------         -------        -------          ---           ----          ------
      Total impaired loans                    $  114         $ 4,307        $45,841          $--           $136          $5,350
                                              ======         =======        =======          ===           ====          ======

   Impaired loans on nonaccrual basis         $   15         $ 4,307        $38,660          $--           $136          $4,720
   Impaired loans on accrual basis                99              --          7,181           --             --             630
                                              ------         -------        -------          ---           ----          ------
      Total impaired loans                    $  114         $ 4,307        $45,841          $--           $136          $5,350
                                              ======         =======        =======          ===           ====          ======

Average investment in impaired loans          $1,922         $17,036        $46,700
Interest income recognized during
   impairment                                     78           1,053          1,307
Interest  income that would have been
   recognized on an accrual basis                134             803          2,793
Cash-basis interest income recognized             76             863            718

INSIDER LOANS

The Bank, in the ordinary course of business, grants loans to the Corporation's executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

                                                  2005     2004
                                                 -----   -------
Loans outstanding, January 1                     $  63   $ 6,514
New loans                                           56       365
Net activity on revolving lines of credit          578
Repayment                                         (119)     (765)
Decrease related to retired executive officers
   and directors                                    --    (6,051)
                                                 -----   -------
Loans outstanding, December 31                   $ 578   $    63
                                                 =====   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 - LOANS (CONTINUED)

No related party loans were classified substandard as of December 31, 2005 and 2004. In addition to the outstanding balances above, there were unused commitments to related parties of approximately $264,000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 7 - PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 (dollars in thousands) are as follows:

                                       2005      2004
                                     -------   -------
Land                                 $ 2,121   $ 2,121
Buildings and improvements            11,910    11,624
Furniture, fixtures, and equipment     7,887     8,083
Construction in progress               1,404        --
                                     -------   -------
Total cost basis                      23,322    21,828
Less - Accumulated depreciation       11,335    11,089
                                     -------   -------
Net book value                       $11,987   $10,739
                                     =======   =======

The construction in progress at the end of 2005 pertains to two branch office projects which are expected to be completed by May of 2006.

During 2004, the Bank sold the deposits and premises and equipment of five branch locations. The sales price of the premises and equipment, $1.442 million, was equal to the net book value at the date of sale, therefore no gain or loss was recognized.

Depreciation of premises and equipment charged to operating expenses amounted to $707,000 in 2005, $1,038,000 in 2004, and $1,378,000 in 2003.

NOTE 8 - OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows:

                                                                2005      2004      2003
                                                              -------   -------   -------
Balance, January 1                                            $ 1,730   $ 4,356   $ 5,409
Other real estate transferred from loans due to foreclosure       632     4,762     4,340
Other real estate transferred to premises and equipment          (358)       --        --
Other real estate sold / written down                          (1,059)   (7,388)   (5,393)
                                                              -------   -------   -------
Balance, December 31                                          $   945   $ 1,730   $ 4,356
                                                              =======   =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 9 - INTANGIBLE ASSET

Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. The carrying amount of the intangible asset for the years ended December 31 (dollars in thousands) is as follows:

                                 2005                      2004
                       -----------------------   -----------------------
                         Gross                     Gross
                       Carrying    Accumulated   Carrying    Accumulated
                        Amount    Amortization    Amount    Amortization
                       --------   ------------   --------   ------------
Core deposit premium    $3,734       $3,404       $3,734       $3,279
                        ======       ======       ======       ======

During 2004, the Bank sold five branch offices with deposits of $26.471 million. Two of the branch offices sold had unamortized core deposit premiums of $304,000 at the time of the sale. The write-off of this core deposit premium reduced the gain on the sale of these branch locations. Core deposit premium expense amounted to $125,000, $308,000 and $520,000 for 2005, 2004 and 2003
respectively.

The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2005 (dollars in thousands):

2006    $125
2007      82
2008      78
2009      45
        ----
Total   $330
        ====

NOTE 10 - GOODWILL

As required by SFAS No. 142, adopted January 1, 2002, the Corporation is required to perform an annual impairment test on goodwill. The impairment test is based in large part on a comparison of the fair value of the Corporation's outstanding stock, with the carrying value of its net assets. During the fourth quarter of 2002, events occurred which were determined to, more likely than not, reduce the fair value of the Corporation. Therefore, as required by SFAS No. 142, an additional impairment test was completed. This test resulted in an identified potential impairment. Based on the size of the identified impairment, the entire balance of goodwill was written off in 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 11 - DEPOSITS

The distribution of deposits at December 31 (dollars in thousands) is as follows:

                                                                2005       2004
                                                              --------   --------
Noninterest-bearing demand deposits                           $ 19,684   $ 20,956
Savings, money market, and interest-bearing demand deposits     79,845     72,103
Time deposits                                                  123,147    122,591
Brokered deposits                                                9,956         --
                                                              --------   --------
Total deposits                                                $232,632   $215,650
                                                              ========   ========

As of December 31, 2005, $1.311 million of deposits are from Canadian customers. Nonbrokered time deposits of $100,000 or more were $20,033,000 and $16,329,000 at December 31, 2005 and 2004, respectively. Interest expense on nonbrokered time deposits of $100,000 or more was $597,000, $514,000, and $785,000, for the years ended December 31, 2005, 2004 and 2003, respectively.

Maturities of time deposits outstanding at December 31, 2005, (dollars in thousands) are as follows:

2006         $ 99,935
2007           15,226
2008            3,957
2009            2,537
2010              730
Thereafter        762
             --------
Total        $123,147
             ========

Brokered deposits of $9.956 million mature in 2006.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 - BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

                                                                       2005      2004
                                                                     -------   -------
FEDERAL HOME LOAN BANK:
*   Fixed-rate advance at 6.50%, maturing October, 17, 2005          $    --   $   473
*   Fixed-rate advance at 7.06%, maturing May 15, 2006                    --     3,082
*   Convertible - Fixed-rate advance at 5.49%, callable quarterly,
       maturing June 23, 2008                                             --    10,000
*   Convertible - Fixed-rate advance at 5.66%, callable quarterly,
       maturing, October 21, 2009                                         --    10,000
*   Convertible - Fixed-rate advance at 6.22%, callable quarterly,
       maturing February 22, 2010                                         --    10,000
*   Convertible - Fixed-rate advance at 6.50%, callable quarterly,
       maturing June 22, 2010                                             --    10,000
*   Convertible - Fixed-rate advance at 5.99%, callable quarterly,
       maturing June 23, 2010                                             --     5,000
    Convertible - Fixed-rate advance at 4.98%, callable quarterly,
       maturing December 20, 2010                                      5,000     5,000
    Convertible - Fixed-rate advance at 5.16%, callable quarterly,
       maturing December 28, 2010                                     10,000    10,000
    Convertible - Fixed-rate advance at 4.50%, callable quarterly,
       maturing January 10, 2011                                      10,000    10,000
    Convertible - Fixed-rate advance at 4.35%, callable quarterly,
       maturing February 5, 2011                                      10,000    10,000
                                                                     -------   -------
                                                                      35,000    83,555
FARMERS HOME ADMINISTRATION:
    Fixed-rate note payable to Farmers Home Administration,
       maturing August 24, 2024, interest payable at 1%                1,417     1,484
                                                                     -------   -------
Total borrowings                                                     $36,417   $85,039
                                                                     =======   =======

* The Corporation prepaid $48.555 million of the Federal Home Loan Bank borrowings in the first quarter of 2005. The Corporation incurred a $4.320 million penalty as a result of this prepayment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 - BORROWINGS (CONTINUED)

The FHLB has the option to convert the above listed convertible - fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter.

Maturities of borrowings outstanding at December 31, 2005 (dollars in thousands) are as follows:

2010         $15,000
2011          20,000
Thereafter     1,417
             -------
Total        $36,417
             =======

The Federal Home Loan Bank borrowings are collateralized at December 31, 2005 by the following: a collateral agreement on the Corporation's one-to-four family residential real estate loans with a book value of approximately $23,332,000; U.S. government agency securities with an amortized cost and estimated fair value of $23,412,000 and $22,883,000, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $4,854,900. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2005.

The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $775,000 originated and held by the Corporation's wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $780,000, and guaranteed by the Corporation.

NOTE 13 - INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 (dollars in thousands) are as follows:

                                              2005       2004     2003
                                            --------   -------   ------
Current tax expense (credit)                 $    --   $   147   $ (111)
Deferred tax (credit)                         (3,503)   (2,257)    (543)
Change in valuation allowance                  3,503     2,257    2,983
                                             -------   -------   ------
Total provision (credit) for income taxes    $    --   $   147   $2,329
                                             =======   =======   ======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13 - INCOME TAXES (CONTINUED)

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 (dollars in thousands) is as follows:

                                                    2005      2004      2003
                                                  -------   -------   -------
Tax (credit) at statutory rate                    $(2,504)  $  (492)  $(2,468)
Increase (decrease) in taxes resulting from:
   Tax-exempt interest                               (340)     (415)     (540)
   Intangible asset amortization and impairment        16       105        10
   Change in valuation allowance                    3,503     2,257     2,983
   Minimum tax                                         --        --     1,313
Other                                                (675)   (1,308)    1,031
                                                  -------   -------   -------
Provision (credit) for income taxes               $    --   $   147   $ 2,329
                                                  =======   =======   =======

Included in the total provision for income taxes are expenses of $-0-, $-0-, and $145,000 for the years ended December 31, 2005, 2004, and 2003, respectively, related to security transactions.

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation's assets and liabilities. The major components of net deferred tax assets at December 31 (dollars in thousands) are as follows:

                                         2005       2004
                                       --------   --------
Deferred tax assets:
   Allowance for loan losses           $  2,076   $  2,369
   Deferred compensation                    421        453
   Intangible assets                        458        580
   Other real estate                        231        388
   Alternative Minimum Tax Credit         1,463      1,463
   NOL carryforward                      12,349      8,281
   Depreciation                             233        194
   Tax credit carryovers                    672        672
   Other                                     48         48
                                       --------   --------
      Total deferred tax assets          17,951     14,448
                                       --------   --------
Valuation allowance                    $(17,951)  $(14,448)
                                       --------   --------
Deferred tax liabilities:
      Total deferred tax liabilities         --         --
                                       --------   --------
Net deferred tax asset (liabilty)      $     --   $     --
                                       ========   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13 - INCOME TAXES (CONTINUED)

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2005 and 2004, the Corporation established a valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation has a net operating loss carryforward for tax purposes of approximately $36.3 million, which could only be benefited if the Corporation returns to profitability. This net operating loss carryforward will expire in the 2025 tax year.

NOTE 14 - OPERATING LEASES

The Corporation leases space at two branch offices. The leases are classified as operating leases. The operating lease for our branch office in Birmingham had an original term of 66 months, however, it can be renewed for an additional five year period. Future minimum payments, by year and in the aggregate, under the non-cancelable operating leases with initial or remaining terms in excess of one year, consisted of the following (dollars in thousands):

   Operating Leases

2006              $212
2007               179
2008               179
2009               179
2010 and beyond    233
                  ----
                  $982
Total             ====

Rent expense for all operating leases amounted to $91,000 in 2005, $108,000 in 2004, and $232,000 in 2003.

NOTE 15 - RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $107,000, $146,000, and $78,000 for 2005, 2004, and 2003, respectively.

NOTE 16 - DEFERRED COMPENSATION PLANS

As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2005 and 2004, for vested benefits under this plan was $1,238,000 and $1,338,000 respectively. The Corporation maintains life insurance policies on the plan participants. Death benefits received from the life insurance policies will be used to offset the obligations under the plan. The cash surrender value of the policies was $1,494,000 and $1,629,000 at December 31, 2005 and 2004, respectively. Deferred compensation expense for the plan was $120,000, $194,000, and $157,000 for 2005, 2004, and 2003 respectively.

NOTE 17 - SUBORDINATED DEBENTURES

The Corporation owns a Delaware business trust, North Country Capital Trust (the "Trust"). The Trust exists solely to issue capital securities. Prior to the adoption of FIN 46, the Corporation consolidated this entity as a result of its ownership of the outstanding common securities. This entity meets the FIN 46 definition of a VIE, but the Corporation is not the primary beneficiary in the entity. As such, the Corporation deconsolidated this entity in 2003. The Trust has issued trust

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 17 - SUBORDINATED DEBENTURES (CONTINUED)

preferred securities and invested the net proceeds in subordinated debentures issued to the Trust by the Corporation. The subordinated debentures were the sole asset of the Trust.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management has determined that, as of December 31, 2005, the Corporation is well capitalized.

To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action. Although the Bank is well capitalized as of December 31, 2005, it is operating under an informal agreement which requires a minimum Tier 1 Capital ratio of 8%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - REGULATORY MATTERS (CONTINUED)

The Corporation's and the Bank's actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

                                                                                               To Be Well
                                                                                            Capitalized Under
                                                                For Capital                 Prompt Corrective
                                           Actual            Adequacy Purposes              Action Provisions
                                      ---------------   ---------------------------   ----------------------------
                                       Amount   Ratio       Amount          Ratio         Amount          Ratio
                                      -------   -----   --------------   ----------   --------------   -----------
2005
Total capital (to risk-
   weighted assets):
      Consolidated                    $29,806   11.8%   > or = $20,153   > or = 8.0%        N/A
      mBank                           $28,484   11.4%   > or = $20,076   > or = 8.0%  > or = $25,095   > or = 10.0%

Tier 1 capital (to risk-
   weighted assets):
      Consolidated                    $26,622   10.6%   > or = $10,075   > or = 4.0%        N/A
      mBank                           $25,309   10.1%   > or = $10,033   > or = 4.0%  > or = $15,050   > or =  6.0%

Tier 1 capital (to average assets):
      Consolidated                    $26,622    9.2%   > or = $11,537   > or = 4.0%        N/A
      mBank                           $25,309    8.8%   > or = $11,504   > or = 4.0%  > or = $14,380   > or =  5.0%

2004
Total capital (to risk-
   weighted assets):
      Consolidated                    $36,779   16.0%   > or = $18,348   > or = 8.0%        N/A
      mBank                           $34,855   15.2%   > or = $18,303   > or = 8.0%  > or = $22,879   > or = 10.0%

Tier 1 capital (to risk-
   weighted assets):
      Consolidated                    $33,861   14.8%   > or = $ 9,174   > or = 4.0%        N/A
      mBank                           $31,943   14.0%   > or = $ 9,151   > or = 4.0%  > or = $13,727   > or =  6.0%

Tier 1 capital (to average assets):
      Consolidated                    $33,861   10.7%   > or = $13,045   > or = 4.0%        N/A
      mBank                           $31,943    9.8%   > or = $13,081   > or = 4.0%  > or = $16,351   > or =  5.0%

The Bank is restricted, by banking regulations, from making dividend distributions above prescribed amounts. At December 31, 2005, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses and as a restriction of the regulatory informal agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

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

On February 8, 2005, the Order was formally removed; however, the Bank entered into an informal agreement which requires the Bank to maintain a Tier 1 Capital ratio of at least 8%. The Bank is also required to have regulatory approval before paying dividends.

NOTE 20 - STOCK OPTION PLANS

The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 16, 2004. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12.50% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation's Board of Directors. Options to purchase shares of the Corporation's stock are granted at a price equal to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - STOCK OPTION PLANS (CONTINUED)

the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

A summary of stock option transactions for the years ended December 31 is as follows:

                                                   Number of Shares
                                            ------------------------------
                                              2005       2004       2003
                                            --------   --------   --------
Outstanding shares at beginning of year      282,999     27,483     38,616
Granted during the year                      112,500    257,152      2,500
Expired / forfeited during the year          (20,082)    (1,636)   (13,633)
                                            --------   --------   --------
Outstanding shares at end of year            375,417    282,999     27,483
                                            ========   ========   ========
Weighted average exercise price per share
   at end of year                           $  14.15   $  34.55   $ 278.80
                                            ========   ========   ========
Shares available for grant at end of year     89,488    189,532     17,912
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

Following is a summary of the options outstanding and exercisable at December 31, 2005:

                                                  Weighted
                                                  Average     Weighted
                              Number             Remaining     Average
     Exercise       -------------------------   Contractual   Exercise
   Price Range      Outstanding   Exercisable    Life-Years     Price
   -----------      -----------   -----------   -----------   --------
       $9.16           12,500         2,500         10.0      $  9.16
       $9.75          257,152       120,861         10.6         9.75
      $11.50           40,000         8,000          9.8        11.50
      $12.00           60,000        12,000          9.5        12.00
$156.00 - $240.00       3,545         3,545          5.3       186.75
$300.00 - $400.00       2,220         2,220          3.6       382.16
                      -------       -------          ---      -------
                      375,417       149,126          9.1      $ 14.15
                      =======       =======          ===      =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 21 - OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes for the years ended December 31 (dollars in thousands) were as follows:

                                            2005    2004    2003
                                           -----   -----   -----
   Unrealized holding gains (losses) on
      available for sale securities        $(855)  $(535)  $ 212
   Less reclassification adjustments for
      gains later recognized in income        --      --     427
                                           -----   -----   -----
   Net unrealized (losses)                  (855)   (535)   (215)
   Tax effect                                 --      --      --
                                           -----   -----   -----
Other comprehensive (loss)                 $(855)  $(535)  $(215)
                                           =====   =====   =====

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

                                              2005      2004
                                            -------   -------
Commitments to extend credit:
   Fixed rate                               $ 2,118   $   638
   Variable rate                             31,557    10,889
Standby letters of credit - Variable rate    10,493    17,970
Credit card commitments - Fixed rate          3,135     2,995
                                            -------   -------
                                            $47,303   $32,492
                                            =======   =======

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

CONTINGENCIES

In the normal course of business the Corporation is involved in various legal proceedings. For expanded discussion on the Corporation's legal proceedings, see
Note 25.

CONCENTRATION OF CREDIT RISK

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank's most prominent concentration in the loan portfolio relates to commercial loans to entities within the hospitality and tourism industry. This concentration at December 31, 2005 represents $37.7 million, or 21.5%, compared to $52.7 million, or 34.4%, of the commercial loan portfolio on December 31, 2004. The remainder of the commercial loan portfolio is diversified in such categories as gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank's locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

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

DEPOSITS - The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.

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

The following table presents information for financial instruments at December 31 (dollars in thousands):

                                              2005                    2004
                                     ---------------------   ---------------------
                                     Carrying    Estimated   Carrying    Estimated
                                      Amount    Fair Value    Amount    Fair Value
                                     --------   ----------   --------   ----------
Financial assets:
   Cash and cash equivalents         $  7,943    $  7,943    $ 44,078    $ 44,078
   Interest-bearing deposits            1,025       1,025      18,535      18,535
   Securities available for sale       34,210      34,210      57,075      57,075
   Federal Home Loan Bank stock         4,855       4,855       4,754       4,754
   Net loans                          233,663     231,279     196,866     199,551
   Accrued interest receivable          1,590       1,590       1,909       1,909
                                     --------    --------    --------    --------
Total financial assets               $283,286    $280,902    $323,217    $325,902
                                     ========    ========    ========    ========
Financial liabilities:
   Deposits                          $232,632    $232,175    $215,650    $215,835
   Borrowings                          36,417      35,225      85,039      89,142
   Accrued interest payable               730         730         794         794
   Directors deferred compensation      1,238       1,238       1,338       1,338
                                     --------    --------    --------    --------
Total financial liabilities          $271,017    $269,368    $302,821    $307,109
                                     ========    ========    ========    ========

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

                                 BALANCE SHEETS
                           December 31, 2005 and 2004
                             (Dollars in Thousands)

                                               2005      2004
                                             -------   -------
                  ASSETS

Cash and cash equivalents                    $ 1,173   $ 2,313
Investment in subsidiaries                    25,409    33,288
Other assets                                      53        26
                                             -------   -------
TOTAL ASSETS                                 $26,635   $35,627
                                             =======   =======
   LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities                                  $    47   $   897
Shareholders' equity                          26,588    34,730
                                             -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $26,635   $35,627
                                             =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF OPERATIONS
                  Years Ended December 31, 2005, 2004, and 2003
                             (Dollars in Thousands)

                                                     2005      2004      2003
                                                   -------   -------   -------
Income:
   Security gains                                  $    --   $    --   $   102
   Gain on settlement of subordinated debentures        --     6,617        --
   Other                                                34        13        17
                                                   -------   -------   -------
      Total income                                      34     6,630       119
                                                   -------   -------   -------

Expenses:
   Salaries and benefits                               120     1,568        66
   Interest                                             --       458       504
   Accounting, legal and consulting fees               302     1,031       746
   Other                                               196       183       126
                                                   -------   -------   -------
      Total expenses                                   618     3,240     1,442
                                                   -------   -------   -------
Income (loss) before credit for income
   taxes and equity in undistributed net
   income (loss) of subsidiaries                      (584)    3,390    (1,323)
Credit for income taxes                                 --        --        --
                                                   -------   -------   -------
Income before equity in undistributed
   net income (loss) of subsidiaries                  (584)    3,390    (1,323)
Equity in undistributed net (loss) of
   subsidiaries                                     (6,780)   (4,985)   (8,265)
                                                   -------   -------   -------
Net (loss)                                         $(7,364)  $(1,595)  $(9,588)
                                                   =======   =======   =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 24 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 2005, 2004, and 2003
                             (Dollars in Thousands)

                                                               2005      2004       2003
                                                             -------   --------   -------
Increase (decrease) in cash and cash equivalents:
   Cash flows from operating activities:
      Net (loss)                                             $(7,364)  $ (1,595)  $(9,588)
                                                             -------   --------   -------
      Adjustments to reconcile net (loss) to net
         cash provided by operating activities:
         Provision for depreciation and amortization              --         26        28
         Net gain on settlement of subordinated debentures        --     (6,617)       --
         Equity in undistributed net loss of subsidiaries      6,780      4,985     8,265
         Change in other assets                                  (27)        59       486
         Change in other liabilities                            (850)       872       518
                                                             -------   --------   -------
            Total adjustments                                  5,903       (675)    9,297
                                                             -------   --------   -------
   Net cash (used in) operating activities                    (1,461)    (2,270)     (291)
                                                             -------   --------   -------

   Cash flows from financing activities:
      Proceeds from issuance of common stock                      --     26,160        --
      Payment in settlement of subordinated debentures            --     (6,500)       --
      Investments in subsidiaries                                321    (15,500)       --
      Dividends paid                                              --         --        --
                                                             -------   --------   -------
   Net cash provided by financing activities                     321      4,160        --
                                                             -------   --------   -------
Net increase (decrease) in cash and cash equivalents          (1,140)     1,890      (291)
Cash and cash equivalents at beginning of period               2,313        423       714
                                                             -------   --------   -------
Cash and cash equivalents at end of period                   $ 1,173   $  2,313   $   423
                                                             =======   ========   =======

NOTE 25 - LEGAL PROCEEDINGS

The Corporation and its subsidiaries are subject to routine litigation incidental to the business of banking. In addition, the Corporation or the Bank is subject to an informal agreement with regulatory authorities and the litigation described below. Information regarding the informal agreement is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the caption "History" in this report, and is incorporated here by reference. The litigation that is not routine and incidental to the business of banking is described below.

Shareholder's Derivative Litigation

Damon Trust v. Bittner, et al.

In an action styled Virginia M. Damon Trust v. North Country Financial Corporation, Nominal Defendant, and Dennis Bittner, Bernard A. Bouschor, Ronald
G. Ford, Sherry L. Littlejohn, Stanley J. Gerou II, John D. Lindroth, Stephen Madigan, Spencer Shunk, Michael Hendrickson, Glen Tolksdorf, and Wesley Hoffman, filed in the U.S. District Court for the Western District of Michigan on July 1, 2003, a shareholder of the Corporation has brought a shareholder's derivative action under Section 27 of the Exchange Act against the Corporation and certain of its current and former directors and senior executive officers. The Complaint, which demands a jury trial, is brought on behalf of the Corporation against the individual defendants. It alleges that the individual defendants have caused loss and damage to the Corporation through breaches of their fiduciary duties of oversight and supervision by failing i) adequately to safeguard the assets of the Corporation, (ii) to ensure that adequate administrative, operating, and internal controls were in place and implemented,
(iii) to ensure that the Corporation was operated in accordance with legally-prescribed procedures, and (iv) to oversee the audit process to ensure that the Corporation's assets were properly accounted for and preserved. The Complaint further alleges that the individual defendants violated Section 14(a) of the Exchange Act by making materially false and misleading statements in the proxy statement mailed to shareholders in connection with the annual meeting of the Corporation held May 29, 2000, and the adoption by the shareholders at that meeting of the Corporation's 2000 Stock Incentive Plan. The Complaint also alleges that Mr. Ford and Ms. Littlejohn, through a series of compensation arrangements, stock options, and employment agreements obtained by them through improper means resulting from the offices they held with the Corporation, received excessive compensation, to the injury of the Corporation. Among other things, the Complaint is based upon allegations of material misstatements or omissions in filings made by the Corporation with the SEC, and deficiencies in the Corporation's policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management, and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board, FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Complaint seeks (i) rescission of the approval of the 2000 Stock Incentive Plan and return of all stock and options granted under the Plan, (ii) a declaration that the individual defendants breached their fiduciary duty to the Corporation,
(iii) an order to the individual defendants to account to the Corporation for all losses and/or damages by reason of the acts and omissions alleged, (iv) an order to each of the individual defendants to remit to the Corporation all salaries and other compensation received for periods during which they breached their fiduciary duties, (v) compensatory damages in favor of the Corporation,
(vi) injunctive relief, and (vii) interest, costs, and attorney's and expert's fees.

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

During the above described proceedings, on November 11, 2003, the Corporation filed a motion, as permitted by section 495 of the MBCA, M.C.L.Sectioin 450.1495, requesting the Court to appoint a disinterested person to conduct a reasonable investigation of the claims made by the plaintiff and to make a good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation. After additional written submissions to the Court by the defendants and the plaintiff concerning the issues presented by this motion, and after several conferences with the Court, on May 20, 2004, the Court entered an Order adopting the parties' written stipulations concerning the appointment of a disinterested person and the manner of conducting the investigation of the claims made by the plaintiff and making recommendations as to whether the maintenance of the derivative action is in the best interests of the Corporation.

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

On February 9, 2005, the parties filed a joint status report with the Court. A further status conference was held on February 14, 2005. At that time, the Court entered a Stipulated Protective Order regarding limited dissemination of the report of the disinterested person. Also on February 14, in a separate Order, the Court required the parties to complete their respective review of the report and communicate among themselves regarding their positions. Absent a negotiated resolution, the Corporation was given the opportunity until March 21, 2005, to file an appropriate motion to dismiss. On March 21, 2005, consistent with the determinations of the disinterested person in his report, the Corporation filed with the Court a motion to dismiss (i) all the breach of fiduciary duty claims against defendants Bittner, Bouschor, Gerou, Lindroth, Madigan, Shunk, Hendrickson, and Tolksdorf, (ii) the breach of fiduciary duty claims against defendant Hoffman, except for one claim identified by the disinterested person in his report, and (iii) the excess compensation claims against defendants Ford and Littlejohn. The plaintiff opposed the motion to dismiss.

In an Order dated September 6, 2005, the Court stayed the proceedings in this case against defendant Littlejohn, in light of her filing for personal bankruptcy under Chapter 7 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Michigan on August 9, 2005.

In an Opinion and Order, each dated September 7, 2005, the Court granted the Corporation's motion and dismissed with prejudice (i) all the breach of fiduciary duty claims against defendants Bittner, Bouschor, Gerou, Lindroth, Madigan, Shunk, Hendrickson, and Tolksdorf, (ii) the breach of fiduciary duty claims against defendant Hoffman, except for one claim identified by the disinterested person in his report, and (iii) the excess compensation claims against defendants Ford and Littlejohn. The Court directed that the case proceed with the claim against defendant Hoffman with respect to his involvement in defendant Ford's December 21, 2001 employment agreement, and with respect to the breach of fiduciary duty claims against defendants Ford and Littlejohn, subject to the stay regarding proceedings against defendant Littlejohn.

A Case Management Order was entered by the Court on September 16, 2005. The Court also scheduled a mediation among the parties, the Corporation, and its insurer for November 15, 2005.

On October 21, 2005, without the required permission of the Court, the plaintiff filed a Third Amended Complaint which (A) deleted (i) substantive allegations previously asserted against defendants Bittner, Boushcor, Gerou, Lindroth, Madigan, Shunk, Hendrickson, and Tolksdorf, (ii) the claim brought under Section 14 of the Exchange Act, (iii) allegations that the defendants engaged in acts to "artificially inflate the price" of the Corporation's stock, and (iv) the previous allegations quantifying damages to the Corporation at $40 million (instead alleging "million of dollars" in damages), and (B) otherwise appears to have been drafted to comport with the Court's Opinion and Order dated September 7, 2005. The Third Amended Complaint continues to include allegations against defendant Littlejohn, notwithstanding the Court's September 6, 2005 Order staying the case against her because of her personal bankruptcy filing. Before the defendants responded to the Third Amended Complaint, the Court entered an Order on October 31, 2005, striking the Third Amended Complaint because the required permission of the Court was not obtained for its filing. The Court's Order affords plaintiff seven days in which to submit a stipulated order for filing of the Third Amended Complaint, or the filing of a motion to permit its filing. Plaintiff subsequently filed a motion for leave to file a Third Amended Complaint, and the Court has taken the motion under advisement after conducting a hearing on the motion on December 6, 2005.

The mediation scheduled by the Court among the parties, the Corporation, and its insurer was held on November 15, 2005. No settlement was reached. A continuation of the mediation has been scheduled for April 26, 2006 by the parties, which are conducting discovery in preparation for the mediation.

On November 22, 2005, the U.S. Bankruptcy Court for the Western District of Michigan entered an Order granting the plaintiff's motion to lift the automatic stay under 11 U.S.C. Section 362 and to permit plaintiff to continue the Damon action against defendant Littlejohn, to the extent that plaintiff limits its recovery to insurance proceeds. On December 14, 2005, the Bankruptcy Court entered an order discharging defendant Littlejohn as a debtor in bankruptcy.

On March 3, 2006, the Court amended the Case Management Order to extend the discovery and motion cutoff deadlines in the Damon case.

Prosecution of this case is the responsibility of the plaintiff and its counsel. The Corporation's role will be to monitor the case and to respond to discovery requests from the parties. Any settlement or judgment ultimately obtained by plaintiff in this action, net of fees and expenses of counsel for plaintiff, will inure to the benefit of the Corporation.

If a settlement is not reached as a result of the mediation, the Corporation will incur additional legal fees and expenses in monitoring the plaintiff's prosecution of the case on behalf of the Corporation and in responding to the parties' requests for discovery directed to it. At this time the Corporation cannot accurately estimate the amount of any such future legal fees and expenses.

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

The complaint further alleges that Wipfli undertook in writing (i) to provide professional services, including auditing services, accounting services for preparation of audited financial statements, advice regarding financial statement disclosure, and preparation of annual reports for regulators, including the annual report required by section 36 of the Federal Deposit Insurance Act, and (ii) to ensure that the Corporation had sufficient systems in place to determine whether it was in compliance with RAP and other regulations of the FDIC and the OFIS. The complaint alleges that Wipfli (i) failed to conduct its audits of the Corporation's financial statements in accordance with generally accepted auditing standards ("GAAS"), (ii) negligently represented that the Corporation's audited annual financial statements for the year ended December 31, 2000 were fairly presented in all material respects, (iii) negligently conducted reviews of the Corporation's quarterly financial statements for the interim quarters of 2000, 2001 and 2002, and (iv) negligently audited the Corporation's financial statements for the fiscal years 2000 and 2001 by failing to obtain or review sufficient documentation failing to limit the scope of the audit in light of such failure to obtain or review sufficient documentation, failing to verify the accuracy of information obtained from the Corporation for the audit, failing to limit the scope of the audit in light of such failure to verify the accuracy of the information obtained from the Corporation, and substantially underestimating the Corporation's liabilities and misrepresenting its solvency.

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

In an Order dated September 29, 2005, the Court realigned the Corporation as the plaintiff and made the Corporation exclusively responsible for prosecuting all further aspects of the case, including any settlement. In the same Order, the Court stated that the Virginia M. Damon Trust would remain as a nominal plaintiff in the case, entitled to notice.

A Case Management Order was entered by the Court on January 27, 2006. The Court also scheduled a mediation among the parties for June, 2006. The parties have jointly retained a facilitator to conduct a non-binding mediation on June 20 and 21, 2006. Pursuant to the Court's order, the parties intend to exchange documents and expert reports prior to that mediation.

Litigation of the types involved in the actions described above can be complex, time-consuming, and often protracted. The Corporation has incurred substantial expense for legal and other professional fees as a result of these actions. The Corporation anticipates that it will incur additional such expenses in connection with the two actions described above. The Corporation does not believe that legal costs associated with the Damon action noted above will be material for 2006. The amount of the costs to be incurred for 2006 pertaining to the Wipfli action is unknown; however, the Corporation believes it will not be in excess of $200,000.

SELECTED FINANCIAL DATA

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

                             SELECTED FINANCIAL DATA
                                   (Unaudited)
                  (Dollars in Thousands, Except Per Share Data)

                                                              Years Ended December 31,
                                              ----------------------------------------------------
                                                2005       2004       2003       2002       2001
                                              --------   --------   --------   --------   --------
SELECTED FINANCIAL CONDITION DATA:
   Total assets                               $298,722   $339,497   $422,539   $565,306   $636,629
   Loans                                       239,771    203,832    297,846    435,043    504,412
   Securities                                   34,210     57,075     84,774     67,955     61,885
   Deposits                                    232,632    215,650    305,794    437,494    482,524
   Borrowings                                   36,417     85,039     87,026     87,815     88,549
   Total equity                                 26,588     34,730     10,700     20,503     47,889

SELECTED OPERATIONS DATA:
   Interest income                            $ 16,976   $ 18,853   $ 23,641   $ 35,969   $ 50,475
   Interest expense                             (7,196)    10,615    (14,015)   (18,089)   (26,842)
                                              --------   --------   --------   --------   --------
      Net interest income                        9,780      8,238      9,626     17,880     23,633
   Provision for loan losses                        --         --         --    (26,658)    (3,200)
   Net security gains                               95         --        427        746      1,073
   Other income                                  1,016      8,542      2,804      4,512      9,363
   Impairment loss on intangibles                   --         --        (60)    (3,647)        --
   Other expenses                              (18,255)   (18,228)   (20,056)   (23,416)   (24,307)
                                              --------   --------   --------   --------   --------
      Income (loss) before income taxes         (7,364)    (1,448)    (7,259)   (30,583)     6,562
   Provision (credit) for income taxes              --        147      2,329     (3,870)       788
                                              --------   --------   --------   --------   --------

      Net income (loss)                       $ (7,364)  $ (1,595)  $ (9,588)  $(26,713)  $  5,774
                                              ========   ========   ========   ========   ========

PER SHARE DATA:
   Earnings (loss) - Basic                    $  (2.15)  $  (3.23)  $ (27.32)  $ (76.11)  $  16.40
   Earnings (loss) - Diluted                     (2.15)     (3.23)    (27.32)    (76.11)     16.40
   Cash dividends declared                          --         --         --       5.00       6.00
   Book value                                     7.76      10.13      30.40      58.40     136.40
   Market value - closing price at year end       9.10      17.97      35.00      48.40     147.84

FINANCIAL RATIOS:
   Return on average equity                     (25.63)%   (18.64)%   (59.15)%   (61.07)%    12.48%
   Return on average assets                      (2.58)      (.44)     (1.96)     (4.31)       .89
   Dividend payout ratio                           N/A        N/A        N/A         NM      36.48
   Average equity to average assets              10.05       2.34       3.32       7.05       7.10

SUMMARY QUARTERLY FINANCIAL INFORMATION

                 MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

                     SUMMARY QUARTERLY FINANCIAL INFORMATION
                                   (Unaudited)
                  (Dollars in Thousands, Except per Share Data)

                                                         THREE MONTHS ENDED
                                          -----------------------------------------------
                                          MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                          --------   -------   ------------   -----------
2005
SELECTED OPERATIONS DATA:
   Interest income                         $ 3,988   $ 4,017      $4,270        $ 4,701
   Interest expense                          1,783     1,629       1,763          2,021
                                           -------   -------      ------        -------
      Net interest income                    2,205     2,388       2,507            680
   Other income                                184       370         254            303
   Other expenses                            7,630     3,335       3,279          4,011
                                           -------   -------      ------        -------
      Income (loss) before income taxes     (5,241)     (577)       (518)        (1,028)
   Provision for income taxes                   --        --          --             --
                                           -------   -------      ------        -------
      Net income (loss)                    $(5,241)  $  (577)     $ (518)       $(1,028)
                                           =======   =======      ======        =======

PER SHARE DATA:
   Earnings (loss) - Basic                 $ (1.53)  $  (.17)     $ (.15)       $  (.30)
   Earnings (loss) - Diluted                 (1.53)     (.17)       (.15)          (.30)

2004
SELECTED OPERATIONS DATA:
   Interest income                         $ 4,976   $ 5,153      $4,408        $ 4,316
   Interest expense                          2,965     2,686       2,548          2,416
                                           -------   -------      ------        -------
      Net interest income                    2,011     2,467       1,860          1,900
   Other income                                663        63         867          6,949
   Other expenses                            4,341     4,130       3,488          6,269
                                           -------   -------      ------        -------
      Income (loss) before income taxes     (1,667)   (1,600)       (761)         2,580
   Provision for income taxes                   --        --          --            147
                                           -------   -------      ------        -------
      Net income (loss)                    $(1,667)  $(1,600)     $ (761)       $ 2,433
                                           =======   =======      ======        =======

PER SHARE DATA:
   Earnings (loss) - Basic                 $ (4.75)  $ (4.56)     $(2.17)       $  8.25
   Earnings (loss) - Diluted                 (4.75)    (4.56)      (2.17)          8.25

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

The following table sets forth the range of high and low bid prices of the Corporation's common stock from January 1, 2003 through December 31, 2005, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions. All historical stock prices have been adjusted for the 1 for 20 reverse stock split.

                      THREE MONTHS ENDED
       -----------------------------------------------
       MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
       --------   -------   ------------   -----------
2005
High    $19.26     $18.25      $15.25         $10.75
 Low     17.50      11.78       10.99           9.05
2004
High    $44.60     $52.80      $41.00         $21.80
 Low     31.00      28.00       14.40           7.00

The Corporation had 1,825 shareholders of record as of March 24, 2006.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of the Corporation, are generally identifiable by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Corporation's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:

     -    Impact of continued operating losses;

     - Asset growth of the Corporation may be constrained in order to maintain regulatory defined "well capitalized" equity to asset ratios;

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion will cover results of operations, asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2003 through 2005. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term "Bank" refers to mBank, the principal banking subsidiary of the Corporation.

HISTORY

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

On December 16, 2004, the Corporation consummated a recapitalization plan through the issuance of $30 million of its common stock in a private placement which resulted in net proceeds of $26.2 million. The Corporation utilized a portion of these proceeds, $15.5 million, to infuse capital into the Bank. The Corporation, as a part of the recapitalization, also reached a settlement for a $6.5 million payment to retire its $12.5 million of subordinated debentures. Recapitalization occurred as the culmination of the following historical progression of events. Early in 2005, the Order was terminated and replaced with an informal agreement. The Order and informal agreement are discussed in more detail in the Consolidated Notes to the Financial Statements and later in Management's Discussion.

EXECUTIVE OVERVIEW

The purpose of this section is to provide a brief overview of the 2005 results of operations. Additional detail of the balance sheet and Statement of Operations is provided in Management Discussion following this summary.

The Corporation reported a net loss of $7.364 million, or $2.15 per share, for the year ended December 31, 2005, compared to a net loss of $1.595 million, or $3.23 per share for 2004. Weighted average shares outstanding amounted to 3,248,695 in 2005 and 494,305 in 2004.

The 2005 loss of $7.364 million includes a number of significant one-time charges. Included are $4.320 million of penalties incurred to prepay $48.555 million of FHLB borrowings, $.815 million of costs associated with conversion of the Corporation's data processing system, approximately $.500 million of marketing expense to launch the new "mBank" name along with a new line of products and services, and lastly a $.200 million write-down of other real estate property.

Total assets of the corporation at December 31, 2005 were $298.722 million, a decrease of 12.01% from total assets of $339.497 million reported at December 31, 2004. The balance sheet totals at December 31, 2005 reflect the liquidation of short term investments to fund the prepayment of the FHLB borrowings.

During 2005 the Corporation increased loans by $35.939 million from 2004 year-end balances of $203.832 million, a 17.6% increase. This growth in loans occurred despite unusually high payoffs of existing portfolio loans, which totaled $46.8 million, along with normal principal reductions or amortization of $23.3 million. Total loan production in 2005 amounted to $117.759 million.

The Bank's asset quality continued to improve in 2005. Nonperforming loans, as a percent of loans, amounted to .05% at 2005 year-end, compared to 2.11% at December 31, 2004, and 15.47% at 2003 year-end. Nonperforming assets at December 31, 2005 were $1.059 million, .35% of total assets, compared to $6.037 million, or 1.78% of total assets at the end of 2004.

Total deposits grew from $215.650 million at December 31, 2004 to $232.632 million at December 31, 2005, an increase of 7.87%. The increase includes the growth in core deposits of the Bank in the amount of $21.436 million, a 14.0% increase

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

from 2004 year-end balances of $153.094 million, and the addition of $9.956 million in brokered deposits in December 2005.

Shareholders' equity totaled $26.588 million at December 31, 2005 compared to $34.730 million at the end of 2004, a decrease of $8.142 million. This decrease reflects the consolidated loss of $7.364 million and also the reduction in equity due to the decrease in the market value of held-for-sale investments, which amounted to $.855 million. The book value per share at December 31, 2005 amounted to $7.76 compared to $10.13 at the end of 2004.

ASSET QUALITY

During 2004 and 2003 results of operations were significantly impacted by high levels of nonperforming assets. The Corporation also incurred additional costs for legal and collection efforts as a result of the high level of nonperforming assets. Finally, management had to redirect its efforts to address nonperforming assets in 2003 and 2004, which impacted the ability to generate new loan growth.

The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

                                             2005       2004      2003
                                          ---------   -------   -------
NONPERFORMING ASSETS:
Nonaccrual loans                          $      15   $ 4,307   $38,660
Accruing loans past due 90 days or more          99        --       241
Restructured loans                               --        --     7,181
                                          ---------   -------   -------
   Total nonperforming loans                    114     4,307    46,082
Other real estate owned                         945     1,730     4,356
                                          ---------   -------   -------
Total nonperforming assets                $   1,059   $ 6,037   $50,438
                                          =========   =======   =======
Nonperforming loans as a % of loans             .05%     2.11%    15.47%
                                          ---------   -------   -------
Nonperforming assets as a % of assets           .35%     1.78%    11.94%
                                          ---------   -------   -------
RESERVE FOR LOAN LOSSES:
At period end                             $   6,108   $ 6,966   $22,005
                                          ---------   -------   -------
As a % of loans                                2.55%     3.42%     7.39%
                                          ---------   -------   -------
As a % of nonperforming loans              5,357.89%   161.74%    47.75%
                                          ---------   -------   -------
As a % of nonaccrual loans                   N/M   %   161.74%    56.92%
                                          =========   =======   =======

The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

Impact of Nonperforming Loans on Interest Income

                                    2005    2004     2003
                                    ----   ------   ------
Interest income that would have
   been recorded at original rate   $134   $  803   $2,793
                                    ----   ------   ------
Interest income that was
   actually recorded                  78    1,053    1,307
                                    ----   ------   ------
Net interest lost (gained)          $ 56     (250)   1,486
                                    ====   ======   ======

As shown in the above table, the Corporation has been successful in the reduction of nonperforming assets from $50.438 million at the end of 2003, to $1.059 million at the end of 2005.

FINANCIAL POSITION

LOANS

In 2005, the Corporation increased loan balances by $35.939 million, or 17.6%, from 2004 year-end loan balances of $203.832 million. This loan growth in 2005 reversed the decline the Corporation registered in recent years. The declines

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

experienced in 2003 and 2004 were largely due to strategic management decisions to sell problem loans and reduce loan concentration through non-renewal of out-of-market loans in hospitality, tourism and gaming. The loan growth in 2005 was accomplished despite unusually high loan payoffs of existing portfolio loans of $46.8 million and was aided by the addition of one senior commercial lender late in 2004 and the addition of three more commercial lenders during 2005. The Corporation emphasizes high quality commercial based lending with the majority of loans carrying variable interest rates which adjust up or down with the prime interest rate or other national indices.

Loans represented 80.27% of total assets at the end of 2005 compared to 60.04% at the end of 2004. The loan to deposit ratio increased from 94.52% at December 31, 2004, to 103.07% at December 31, 2005. The loan to deposit ratio is higher than a peer average of approximately 90% due in part to the Bank's utilization of Federal Home Loan Bank long-term borrowings as a funding source.

Following is a summary of the Corporation's loan balances at December 31 (dollars in thousands):

                                                                                  Percent Change
                                                                              ---------------------
                                               2005       2004       2003     2005/2004   2004/2003
                                             --------   --------   --------   ---------   ---------
Commercial real estate                       $118,637   $105,619   $161,976     12.33%     (34.79)%
Commercial, financial, and agricultural        56,686     47,446     80,988     19.47      (41.42)
One to four family residential real estate     44,660     45,292     51,120     (1.40)     (11.40)
Consumer                                        2,285      2,379      3,195     (3.95)     (25.54)
Construction                                   17,503      3,096        567    465.34      446.03
                                             --------   --------   --------    ------      ------
   Total                                     $239,771   $203,832   $297,846     17.63%     (31.56)%
                                             ========   ========   ========    ======      ======

The above table more clearly illustrates the reduction of the commercial loan portfolio in 2004, followed by a resurgence of growth in 2005. This growth in loans for 2005 was accomplished through a concentrated effort to return the Corporation to profitability by adding high quality commercial loans generated by a highly skilled commercial lending staff supported with an extensive credit review and underwriting process.

Management has strengthened its lending staff and established a central loan underwriting, documentation, and approval process which will allow the Corporation to again become an active participant in serving the commercial loan needs of its local markets. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available and is the key to returning the Corporation to profitability. The Corporation, with its commercial lending expertise, is highly competitive in structuring loans to meet borrowing needs and meet strong underwriting requirements in order to maintain credit quality.

Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

                                        2005                          2004                          2003
                            ---------------------------   ---------------------------   ----------------------------
                                        % of      % of                % of      % of                % of      % of
                             Balance    Loans   Capital    Balance    Loans   Capital    Balance    Loans    Capital
                            --------   ------   -------   --------   ------   -------   --------   ------   --------
Hospitality and Tourism     $ 37,681    21.49%  141.72%   $ 52,659    34.40%  151.62%   $ 76,131    31.33%    711.50%
Gaming                         7,553     4.31    28.41      14,310     9.35    41.20      22,317     9.19     208.57
Petroleum                      6,508     3.71    24.48       7,718     5.04    22.22       8,770     3.61      81.96
Forestry                       5,370     3.06    20.20       2,245     1.47     6.46       1,911      .79      17.86
Other                        118,211    67.43   444.60      76,133    49.74   219.21     133,835    55.08   1,250.79
                            --------   ------   ------    --------   ------   ------    --------   ------   --------
   Total Commercial Loans   $175,323   100.00%            $153,065   100.00%            $242,964   100.00%
                            ========   ======             ========   ======             ========   ======

Management has recognized the additional risk presented by the concentration in certain segments of the portfolio, particularly hospitality and gaming. The corporation completed two loan sales in 2004 totaling $40 million of primarily nonperforming loans. These loan sales included $14.2 million of hospitality and tourism loans, which when sold, reduced the Bank's concentration for this industry segment. The Bank is currently under a regulatory agreement to limit the concentration of hospitality and tourism loans to less than 180% of equity. Management does not consider the current loan

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

concentrations in hospitality and gaming to be problematic, and has no intention of further reducing loans to this industry segment, other than to comply with existing regulatory guidelines.

The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $16.8 million at the end of 2004 to $13.1 million at 2005 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it currently receives no tax benefit, due to tax net operating loss carryforwards.

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

ALLOWANCE FOR LOAN LOSSES

Management analyzes the allowance for loan losses on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. In conjunction with the Corporation's senior lending staff and the bank regulatory examinations, management intensified the review of the Corporation's loans, related collateral evaluations, and the overall lending process during 2003 and 2004. The Corporation utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant, upon completion of the independent review in 2005, provided findings similar to management on the overall adequacy of the reserve. The Corporation will utilize this same consultant for loan review during 2006.

As a result of these changes in the Corporation's monitoring of delinquent credits and more rigorous collection efforts, management believes that credit problems will be identified and resolved earlier, at which time there may be more opportunities for favorable resolution.

The Corporation's credit quality history is demonstrated in the following table (dollars in thousands):

                                                      2005        2004        2003
                                                    --------    --------    --------
Total loans, at period end                          $239,771    $203,832    $297,846
                                                    --------    --------    --------
Average loans for the year                          $207,928    $244,730    $361,144
                                                    --------    --------    --------
Allowance for loan losses                           $  6,108    $  6,966    $ 22,005
                                                    --------    --------    --------
Allowance to total loans at end of year                 2.55%       3.42%       7.38%
                                                    --------    --------    --------
Net charge-offs during the year                     $    858    $ 15,039    $  2,903
                                                    --------    --------    --------
Net charge-offs to average loans                         .41%       6.15%        .80%
                                                    --------    --------    --------
Net charge-offs to beginning allowance balance         12.32%      68.34%      11.65%
                                                    --------    --------    --------
Nonaccrual loans at end of year                     $     15    $  4,307    $ 38,660
Loans past due 90 days or more                            99          --         241
Restructured loans                                        --          --       7,181
   Total nonperforming loans                        $    114    $  4,307    $ 46,082
                                                    ========    ========    ========
Nonperforming loans to total loans at end of year        .05%       2.11%      15.47%
                                                    --------    --------    --------

Nonaccrual loans have decreased $4.292 million from December 31, 2004 to December 31, 2005, while loans 90 days or more past due and still accruing have increased $99,000. In 2004, the Bank sold $40.0 million of primarily nonperforming loans of which $22.9 were in a nonaccrual status. Late in 2005 the Bank sold $2.1 million of nonperforming assets which included $1.0 million of nonaccrual loans. There was no gain or loss on these sales of loans since the sale proceeds were equal to the net carrying value of the loans sold.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

ALLOWANCE FOR LOAN AND LEASE LOSSES - THREE YEAR SUMMARY (dollars in thousands):

                                                           2005       2004       2003
                                                         --------   --------   --------
Balance at beginning of period                           $  6,966   $ 22,005   $ 24,908
Loans charged off:
   Commercial, Financial &
      Agricultural                                            448     10,187      5,068
   One-to-four family residential real estate                 493      3,118      1,683
   Consumer                                                    51      2,453        205
                                                         --------   --------   --------
      Total loans charged off                                 992     15,758      6,956
                                                         --------   --------   --------
Recoveries of loans previously charged off:
   Commercial, Financial &
      Agricultural                                            102        312      2,926
   One-to-four family residential real estate                  23        148        931
   Consumer                                                     9        259        196
                                                         --------   --------   --------
      Total recoveries of loans previously charged off        134        719      4,053
                                                         --------   --------   --------
         Net loans charged off                                858     15,039      2,903
                                                         --------   --------   --------
Provision charged to expense                                   --         --         --
Balance at end of period                                 $  6,108   $  6,966   $ 22,005
                                                         ========   ========   ========
Reserve as a percent of loans                                2.55%      3.42%      7.39%
                                                         --------   --------   --------
Net loans charged off as a percent of average loans           .41%      6.15%       .80%
                                                         --------   --------   --------
Loans outstanding at period end                          $239,771   $203,832   $297,846
                                                         --------   --------   --------
Average loans outstanding during period                  $207,928   $244,730   $361,144
                                                         --------   --------   --------

As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process ratings are modified as believed to be appropriate to reflect changes in the credit. Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2005 (dollars in thousands):

Commercial, financial and agricultural loans       $1,492
One to four family residential real estate loans       17
Consumer loans                                         --
Unallocated and general reserves                    4,599
                                                   ------
Total                                              $6,108
                                                   ======

At the end of 2005, the allowance for loan losses represented 2.55% of total loans. In management's opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.

The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2004                                    $ 4,356
Other real estate transferred from loans                        4,762
Other real estate sold / written down                          (7,388)
                                                              -------
Balance at December 31, 2004                                    1,730
Other real estate transferred from loans due to foreclosure       632
Other real estate transferred to premises and equipment          (358)
Other real estate sold / written down                          (1,059)
                                                              -------
Balance at December 31, 2005                                  $   945
                                                              =======

Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.

SECURITIES

During 2005, the securities portfolio continued to be an important component of the Corporation's strategy to diversify its asset base and increase liquidity. Securities decreased $22.865 million in 2005, from $57.075 million at December 31, 2004 to $34.210 million at December 31, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The carrying value of the Corporation's securities is as follows at December 31 (dollars in thousands):

                                                     2005      2004
                                                   -------   -------
US Agencies                                        $30,354   $21,843
Obligations of states and political subdivisions     3,856     4,029
Corporate securities                                    --       681
Mortgage-related securities                             --    30,522
                                                   -------   -------
Total securities                                   $34,210   $57,075
                                                   =======   =======
Securities as a percent of year end assets           11.45%    16.81%
                                                   =======   =======

The Corporation's policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year, securities were purchased and others matured or were called as steps in the process of managing the interest-rate-risk profile of the portfolio. In 2005, the Corporation utilized the excess liquidity provided by held-for-sale securities to fund loan growth. A net gain of $95,000 on the sale of securities was recognized in 2005. There were no security gains or losses in 2004. A net gain of approximately $427,000 was recognized during the year 2003 with the proceeds from the sale of securities used to purchase new securities and increase liquidity. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.

DEPOSITS

Total deposits at December 31, 2005, were $232.632 million compared to $215.650 million at the end of 2004. The table below shows the deposit mix for the periods indicated (dollars in thousands):

                                      2005       Mix      2004       Mix      2003       Mix
                                    --------   ------   --------   ------   --------   ------
Demand deposit accounts             $ 19,684     8.46%  $ 20,956     9.72%  $ 26,179     8.56%
NOW and money market                  64,566    27.75     53,468    24.79     71,101    23.25
Savings and IRAs                      22,555     9.70     25,570    11.86     29,453     9.63
Certificates of Deposit <$100,000     67,725    29.11     53,100    24.62     63,296    20.70
                                    --------   ------   --------   ------   --------   ------
   Total core deposits               174,530    75.02    153,094    70.99    190,029    62.14
Certificates of Deposit >$100,000     12,335     5.30     10,726     4.97     11,396     3.73
Internet CD                           35,811    15.39     51,830    24.03     74,405    24.33
Brokered CDs                           9,956     4.28         --       --     29,964     9.80
                                    --------   ------   --------   ------   --------   ------
   Total non-core deposits            58,102    24.98     62,556    29.01    115,765    37.86
                                    --------   ------   --------   ------   --------   ------
   Total deposits                   $232,632   100.00%  $215,650   100.00%  $305,794   100.00%
                                    ========   ======   ========   ======   ========   ======

During 2004, the Corporation experienced deposit runoff primarily due to the financial condition of the Bank. The Corporation also closed five branch locations and sold the deposits of five branch locations during 2004. Deposits sold amounted to $26.5 million. To offset this deposit runoff, the Corporation increased its reliance on Internet certificates of deposit. In 2005, this trend in deposit runoff was reversed through an extensive marketing campaign introducing a new, more competitive product line, along with the new branding from North Country Bank and Trust to mBank. As of December 31, 2005, non-core deposits amounted to 24.98% of total deposits, a decline from 29.01% at 2004 year-end and 37.86% at the end of 2003. The Bank had $9.956 million in brokered deposits at December 21, 2005, 4.28% of total deposits. Non-core funding through Internet time deposits and brokered CDs has a negative effect on the Corporation's net interest margin, as non-core out-of-market deposits carry higher interest costs.

Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BORROWINGS

The Corporation historically used alternative funding sources to provide long-term, stable sources of funds. The current borrowings carry fixed interest rates and stated maturities ranging through 2011. Fixed rate borrowings totaling $35 million are callable quarterly at the option of the FHLB and can also be converted to variable rates, at the option of the FHLB, should rates rise above certain index levels. These borrowings are secured by a blanket collateral agreement on the Bank's residential mortgage loans and specific assignment of securities, loans and cash.

SHAREHOLDERS' EQUITY

Changes in shareholders' equity are discussed in detail in the "Capital and Regulatory" section of this report.

RESULTS OF OPERATIONS

SUMMARY

The Corporation incurred a loss of $7.364 million in 2005, compared to a loss of $1.595 million and $9.588 million in 2004 and 2003, respectively. The loss in 2005 includes a number of significant one-time charges, including a $4.320 million FHLB prepayment penalty, $.815 million data processing conversion charges, $.55 million of marketing expense to launch the new mBank name and new product line, and $.200 million write-down of other real estate property. The reduction in the pretax loss of $8.0 million in 2004, compared to 2003, is primarily a result of a gain of $6.6 million on the settlement of the subordinated debentures and a decrease in noninterest expense of $1.9 million. Basic earnings per share was a loss of $2.15 in 2005, compared to a loss of $3.23 in 2004 and a loss of $27.32 in 2003. The per share data reflects the issuance of shares and a 1 for 20 reverse stock split that occurred as a result of the recapitalization, in December 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details changes in earnings and earnings per share for the three years ended December 31 (dollars in thousands, except for per share data):

                                                                                             Change
                                                         Income/Expense      --------------------------------------
                                                  -------------------------       2005/2004           2004/2003
                                                    2005     2004     2003   ------------------  ------------------
                                                  Dollars  Dollars  Dollars  Dollars  Per Share  Dollars  Per Share
                                                  -------  -------  -------  -------  ---------  -------  ---------
Net Income, prior period                              N/A      N/A      N/A  $    --   $   --    $(9,588)  $(27.32)
Interest Income                                   $16,976  $18,853  $23,641   (1,877)    (.55)    (4,788)    (9.69)
Interest Expense                                    7,196   10,615   14,015   (3,419)   (1.00)    (3,400)    (6.88)
                                                  -------  -------  -------  -------   ------    -------   -------
   Net Interest Income                              9,780    8,238    9,626    1,542      .45     (1,388)    (2.81)
Provision for Loan Losses                              --       --       --       --       --         --        --
                                                  -------  -------  -------  -------   ------    -------   -------
Net interest income (loss) after provision          9,780    8,238    9,626    1,542      .45     (1,388)    (2.81)
Noninterest Income:
   Service fees                                       586      982    1,529     (396)    (.12)      (547)    (1.11)
   Loan and lease fees                                 21       17       58        4       --        (41)     (.08)
   Net security gains                                  95       --      427       95      .03       (427)     (.86)
   Gain on sales of loans                              49       39      136       10       --        (97)     (.20)
   Gain on sales of branches                           --      205       --     (205)    (.06)       205       .41
   Gain on settlement of subordinated debentures       --    6,617       --   (6,617)   (1.93)     6,617     13.39
   Other                                              360      682    1,081     (322)    (.09)      (399)     (.81)
                                                  -------  -------  -------  -------   ------    -------   -------
      Total noninterest income                      1,111    8,542    3,231   (7,431)   (2.17)     5,311     10.75
                                                  -------  -------  -------  -------   ------    -------   -------
Noninterest Expense:
   Salaries and employee benefits                   6,090    8,032    5,973   (1,942)    (.57)     2,059      4.17
   Occupancy                                        1,053      994    1,387       59      .02       (393)     (.80)
   Furniture and equipment                            560      887    1,367     (327)    (.10)      (480)     (.97)
   Data processing                                  1,720    1,220    1,517      500      .15       (297)     (.60)
   Accounting, legal, and consulting fees             886    1,836    3,145     (950)    (.28)    (1,309)    (2.65)
   Loan and deposit                                   852    1,718    1,992     (866)    (.25)      (274)     (.55)
   Telephone                                          271      382    1,382     (111)    (.03)    (1,000)    (2.02)
   Advertising                                        814      115      182      699      .20        (67)     (.31)
   Penalty on prepayment of FHLB borrowings         4,320       --       --    4,320     1.26
   Other                                            1,689    3,044    3,171   (1,355)    (.39)      (127)     (.62)
                                                  -------  -------  -------  -------   ------    -------   -------
      Total noninterest expense                    18,255   18,228   20,116       27      .01     (1,888)    (3.82)
                                                  -------  -------  -------  -------   ------    -------   -------
Income (loss) before provision for income taxes    (7,364)  (1,448)  (7,259)  (5,916)   (1.72)     5,811     11.76
Provision (credit) for income taxes                    --      147    2,329     (147)    (.04)    (2,182)     4.42
                                                  -------  -------  -------  -------   ------    -------   -------
Change due to increase in outstanding shares          N/A      N/A      N/A              (.47)       N/A      7.91
Net Change                                         (7,364)  (1,595)  (9,588)  (5,769)   (2.15)     7,993     24.09
                                                  -------  -------  -------  -------   ------    -------   -------
Net Income (loss), current period                 $(7,364) $(1,595) $(9,588) $(5,769)  $(2.15)   $(1,595)  $ (3.23)
                                                  =======  =======  =======  =======   ======    =======   =======

Net interest income is the Corporation's primary source of core earnings. Net interest income increased $1.542 million to $9.780 million, in 2005. In 2004, net interest income decreased $1.388 million, from $9.626 million in 2003, largely a result of a significant decrease in earning assets.

Net interest income increased $1.542 million in 2005, despite a significant decline in average earning assets. This increase was attributable to the increase in yield on earning assets, due to lower balances on nonaccural loans and repricing of commercial loans as the prime rate increased.

There was no provision for loan losses in 2005, 2004, or 2003.

Noninterest income decreased $7.431 million in 2005, which was due primarily from the $6.617 gain on settlement of subordinated debentures included with noninterest income in 2004. Noninterest expenses in general increased for 2005, however; salaries, commissions, and benefits decreased by $1.942 million in 2005, due primarily from contractual payouts in December as result of the change of control from the recapitalization.

NET INTEREST INCOME

Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Because the Corporation has a significant portion of its commercial loans at rates that adjust with changes to the prime rate, these rate changes have a significant impact on the Corporation's interest income.

In 2005, the Corporation's net interest margin was 3.64%, an increase of 107 basis points from the 2004 net interest margin of 2.57%. This increase in margin, despite a decline of $78.585 million in average earning asset balances was attributed primarily to higher interest rates and lower balances of nonperforming loans. The prime rate increased from 5.25% in December 2004 to 7.25% at 2005 year-end. During 2005, a majority of the Corporation's commercial loans repriced upward with each prime rate change. This asset sensitivity proved to benefit the Corporation in 2005, and will continue to favorably impact the Corporation in the near term, as rates are expected to increase from their current level. The Bank is also well positioned in an asset sensitive position to benefit from expected rate increases in early 2005.

The following table details sources of net interest income for the three years ended December 31, 2005 (dollars in thousands):

Sources of Net Interest Income

                                       2005      Mix      2004     Mix      2003     Mix
                                     -------   ------   -------   -----   -------   -----
Interest Income
   Loans                             $15,268    87.05%  $16,303   83.40%  $21,323   86.86%
   Funds sold                            311     1.77       210    1.07       312    1.27
   Taxable securities                  1,708     9.74     2,776   14.20     2,566   10.45
   Nontaxable securities                 253     1.44       259    1.33       348    1.42
                                     -------   ------   -------   -----   -------   -----
      Total earning assets           $17,540   100.00%  $19,548   100.0%  $24,549   100.0%
                                     -------   ------   -------   -----   -------   -----
Interest Expense
   NOW and money market deposits     $ 1,132    15.73%  $   870    8.20%  $ 1,433   10.23%
   Savings deposits                      190     2.64       187    1.76       208    1.48
   Time deposits                       3,937    54.71     4,386   41.32     7,053   50.32
   Borrowings                          1,937    26.92     4,730   44.56     4,832   34.48
   Subordinated debentures                --       --       442    4.16       489    3.49
                                     -------   ------   -------   -----   -------   -----
      Total interest-bearing funds   $ 7,196   100.00%  $10,615   100.0%  $14,015   100.0%
                                     -------   ------   -------   -----   -------   -----
Net interest income-
   taxable equivalent basis          $10,344            $ 8,933           $10,534
                                     =======            =======           =======
Average Rates
   Earning assets                       6.87%              5.63%             5.25%
                                     -------            -------           -------
   Interest-bearing funds               3.10               3.33              3.15
                                     -------            -------           -------
   Net yield on earning assets          3.64               2.57              2.25
                                     =======            =======           =======

While a majority of the Corporation's loan portfolio, approximately 68%, is repriced with each prime rate change due to floating rate loans, interest paid on similar rate changes does not impact the pricing of interest-bearing liabilities to nearly the same degree. The mix of time deposits reflects the Corporation's need to utilize the brokered and Internet certificate of deposit markets for loan funding when core deposits did not provide adequate sources.

The corporation's historical reliance on out-of-market non-core funding from Internet and brokered deposits along with the FHLB borrowings, have had a negative effect on net interest margin due to the relative high costs of this funding. The Corporation has placed a high priority on gathering in-market core deposits in order to reduce funding costs and expects less reliance on non-core funding in future periods. The future impact of FHLB borrowings will be somewhat mitigated as a result of the prepayment of $45 million of these borrowings early in 2005.

One final factor that negatively impacted the Corporation's net interest margin in 2004 and 2003, was the high level of nonaccrual loans. The average balance of nonaccrual loans was $1.9 million in 2005, $16.4 million in 2004, and $36.4 million in 2003. The reduction in nonperforming loans in the last two years has been a significant contributing factor to the Corporation's improved net interest margin.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

                                                           2005                         2004                         2003
                                               ---------------------------  ---------------------------  ---------------------------
                                                Average            Average   Average            Average   Average            Average
                                                Volume   Interest    Rate    Volume   Interest    Rate    Volume   Interest   Rate
                                               --------  --------  -------  --------  --------  -------  --------  --------  -------
(dollars in thousands)
ASSETS:
Loans  (1,2,3)                                 $207,928   $16,196   7.79%   $244,730   $16,303   6.66%   $361,144   $21,323   5.90%
Taxable securities                               40,254     1,455   3.62      66,847     2,401   3.59      64,400     2,277   3.54
Nontaxable securities (2)                         3,654       253   6.92       3,729       259   6.95       3,997       348   8.71
Federal Funds sold                               10,321       311   3.01      16,415       210   1.28      27,991       312   1.11
Other interest-earning assets                     6,702       253   3.77      15,723       375   2.39      10,279       289   2.81
                                               --------   -------   ----    --------   -------   ----    --------   -------   ----
   Total earning assets                         268,859    18,468   6.87     347,444    19,548   5.63     467,811    24,549   5.25
                                               --------   -------   ----    --------   -------   ----    --------   -------   ----
Reserve for loan losses                          (6,724)                     (13,762)                     (22,970)
Cash and due from banks                           5,399                        5,667                        9,722
Fixed assets                                     10,852                       12,373                       13,249
Other assets                                      7,510                       13,302                       15,297
                                               --------                     --------                     --------
                                                 17,037                       17,580                       15,298
                                               --------                     --------                     --------
   TOTAL ASSETS                                $285,896                     $365,024                     $483,109
                                               ========                     ========                     ========
LIABILITIES AND SHAREHOLDER' EQUITY:
NOW and money market deposits                  $ 56,644   $ 1,132   2.00%   $ 61,299   $   869   1.42%   $ 94,829   $ 1,434   1.51%
Savings deposits                                 17,505       190   1.09      19,631       187    .95      39,297       208    .53
Time deposits                                   117,204     3,937   3.36     148,251     4,386   2.96     210,993     7,053   3.34
Borrowings                                       40,651     1,937   4.76      86,109     4,731   5.49      87,496     4,832   5.52
Subordinated debentures                              --        --     --      11,518       442   3.84      12,450       488   3.93
                                               --------   -------   ----    --------   -------   ----    --------   -------   ----
   Total interest-bearing liabilities           232,004     7,196   3.10     326,808    10,615   3.25     445,065    14,015   3.15
                                               --------   -------   ----    --------   -------   ----    --------   -------   ----
Demand deposits                                  20,444                       22,076                       32,150
Other liabilities                                 4,716                        7,585                        3,206
Shareholders' equity                             28,732                        8,555                       16,210
                                               --------                     --------                     --------
                                                 53,892                       38,216                       51,566
                                               --------                     --------                     --------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $285,896                     $365,024                     $483,109
                                               ========                     ========                     ========
Rate spread                                                         3.77%                        2.38%                        2.10%
                                                          -------   ----               -------   ----               -------   ----
Net interest margin/revenue                               $11,272   3.64%              $ 8,933   2.57%              $10,534   2.25%
                                                          =======   ====               =======   ====               =======   ====

(1) For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2) The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

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

                                                                        Years ended December 31,
                                        ---------------------------------------------------------------------------------------
                                                       2005 vs. 2004                                2004 vs. 2003
                                        ------------------------------------------   ------------------------------------------
                                          Increase (Decrease) Due to                   Increase (Decrease) Due to
                                        -----------------------------                -----------------------------
                                                                          Total                                         Total
                                                              Rate       Increase                          Rate       Increase
                                         Volume    Rate    and Volume   (Decrease)    Volume    Rate    and Volume   (Decrease)
                                        -------   ------   ----------   ----------   -------   ------   ----------   ----------
Interest earning assets:
Loans                                   $(2,452)  $2,760     $(415)      $  (107)    $(6,874)  $2,735    $  (882)     $(5,021)
Taxable securities                         (955)      15        (6)         (946)        (66)     196         (6)         124
Nontaxable securities                        (5)      (1)       --            (6)        (23)     (70)         5          (88)
Federal funds sold                          (78)     285      (106)          101        (129)      46        (19)        (102)
Other interest earning assets              (215)     219      (125)         (121)        491     (150)      (255)          86
                                        -------   ------     -----       -------     -------   ------    -------      -------
   Total interest earning assets        $(3,705)  $3,278     $(652)      $(1,079)    $(6,601)  $2,757    $(1,157)     $(5,001)
                                        =======   ======     =====       =======     =======   ======    =======      =======
Interest bearing obligations
NOW and money market deposits           $   (66)  $  356     $ (27)      $   263     $  (507)  $  (90)   $    32      $  (565)
Savings deposits                            (20)      26        (3)            3        (104)     166        (83)         (21)
Time deposits                              (919)     594      (124)         (449)     (2,097)    (809)       241       (2,665)
Borrowings                               (2,498)    (628)      332        (2,794)        (77)     (25)        --         (102)
Subordinated debentures                    (442)    (442)      442          (442)        (37)     (11)         1          (47)
                                        -------   ------     -----       -------     -------   ------    -------      -------
   Total interest bearing obligations   $(3,945)  $  (94)    $ 620       $(3,419)    $(2,822)  $ (769)   $   191      $(3,400)
                                        =======   ======     =====       =======     =======   ======    =======      =======
Net interest income                                                      $ 2,340                                      $(1,601)
                                                                         =======                                      =======

As discussed in the "Deposits" section, the Corporation has developed new deposit products for its local markets to raise funds to be used to replace the higher rate out-of-market certificates. This, coupled with the decrease in the level of nonperforming assets and increased lending in its local markets, is anticipated to increase the net interest margin. The Bank will also benefit from additional rate increases due to its existing asset sensitive position, provided that it is successful with generation of in-market deposit growth to fund new loan production.

PROVISION FOR LOAN LOSSES

The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. There was no provision for loan losses for the years ended December 31, 2005, 2004 and 2003.

NONINTEREST INCOME

Noninterest income was $1.111 million, $8.542 million, and $3.231 million in 2005, 2004, and 2003, respectively. The principal recurring sources of noninterest income are fees for services related to deposit and loan accounts. In 2004, the Corporation realized a $6.6 million gain from the settlement of the subordinated debentures as a part of the recapitalization. Gains of $205,000 from branch sales and $258,000 from the sale of a limited partnership also benefited noninterest income in 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details noninterest income for the three years ended December 31 (dollars in thousands):

                                                                           % Increase (Decrease)
                                                                           ---------------------
                                                 2005     2004     2003    2005-2004   2004-2003
                                                ------   ------   ------   ---------   ---------
Service fees                                    $  586   $  982   $1,529    (40.33)%    (35.78)%
Loan and lease fees                                 21       17       58     23.53      (70.69)
Net gains on sale of loans                          49       39      136     25.64      (71.32)
Gain on sale of branches                            --      205       --   (100.00)     100.00
Gain on settlement of subordinated debentures       --    6,617       --   (100.00)     100.00
Other                                              360      682    1,081    (47.21)     (36.91)
                                                ------   ------   ------   -------     -------
   Subtotal                                      1,016    8,542    2,804    (88.11)     204.64
                                                ------   ------   ------   -------     -------
Net security gains                                  95       --      427    100.00     (100.00)
                                                ------   ------   ------   -------     -------
   Total noninterest income                     $1,111   $8,542   $3,231    (86.99)%    164.38%
                                                ======   ======   ======   =======     =======

Service fees on customer accounts have continued to decline over the three year period of 2003 through 2005, due to significant declines in transactional deposit balances. In 2005, the Corporation introduced new deposit products which deemphasized fees in order to attract new accounts, which was another reason for the decrease in fee income for 2005. Service fees as a percentage of average noninterest-bearing deposits for the year ended December 31, 2005, was 2.87%, compared to 4.45% and 4.76% for 2004 and 2003, respectively. Management continually reviews the pricing on its deposit products in relation to competition and alternative sources of funds. Management expects to continue to fairly price its fees for services rendered. The Corporation also intends to expand its noninterest revenue from other sources such as secondary mortgage fees. In 2005, the Corporation added three mortgage originators and expects a higher noninterest income contribution from the area in 2006.

NONINTEREST EXPENSE

Noninterest expense was $18.255 million in 2005, compared to $18.228 million and $20.116 million in 2004 and 2003, respectively.

In 2005, the Corporation made considerable progress in reducing its normal noninterest expense in most areas, however; incurred significant one-time charges, which included the $4.3 million FHLB prepayment penalty, $.5 million of advertising expenses incurred to promote the new mBank identity, new deposit products, full system conversion costs of $.8 million, and the $.2 million write-down of an other real estate property. Management believes that 2005 was a year of transition and anticipates reductions in operating expense in 2006. These reductions, along with continued asset growth will bring the relationship of operating expenses to total assets closer to peer averages.

Noninterest expense in 2004 and 2003 was comparatively impacted, due to the combined sales and closings of ten branch office locations. The Corporation was also successful in 2004 in significantly reducing accounting, legal, and consulting fees due to management efforts for reliance on external professionals.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

NONINTEREST EXPENSE

                                                                          % Increase (Decrease)
                                                                          ---------------------
                                              2005      2004      2003    2005-2004   2004-2003
                                            -------   -------   -------   ---------   ---------
Salaries and employee benefits              $ 6,090   $ 8,032   $ 5,973    (24.18)%     34.47%
Occupancy                                     1,053       994     1,387      5.94      (28.33)
Furniture and equipment                         560       887     1,367    (36.87)     (35.11)
Data processing                               1,720     1,220     1,517     40.98      (19.58)
Accounting, legal and consulting fees           886     1,836     3,145    (51.74)     (41.62)
Loan and deposit                                852     1,718     1,992    (50.41)     (13.76)
Telephone                                       271       382     1,382    (29.06)     (72.36)
Impairment of acquisition intangibles            --        --        60        --     (100.00)
ORE writedowns/impairment                       200       265       400    (24.53)     (33.75)
Loss (Gain) on sale of prop & equip & ORE        51       459       362    (88.89)      26.80
Advertising                                     814       115       182    607.83      (36.81)
Amortization of intangibles                     125       308       460    (59.42)     (33.04)
Penalty on prepayment of FHLB borrowings      4,320        --        --    100.00          --
Other operating expenses                      1,313     2,012     1,889    (34.74)       6.51
                                            -------   -------   -------    ------     -------
   Total noninterest expense                $18,255   $18,228   $20,116       .15%      (9.39)%
                                            =======   =======   =======    ======     =======

FEDERAL INCOME TAXES

The Corporation recorded no income tax expense in 2005 compared to an income tax provision of $147,000 in 2004 and $2.3 million in 2003. The differences in each year between the tax provision or benefit and the federal corporate income tax rate of 34% are primarily due to permanent and temporary differences between book and taxable income. The loss generated for tax purposes in 2005 will be carried over to future tax years. The 2005, 2004 and 2003 tax benefits were reduced by valuation allowances against the net deferred tax assets. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. The $2.3 million provision in 2003 was recorded to write off all remaining deferred tax benefits of the Corporation. The provision of $147,000 in 2004 was to recognize further limitations of the 2003 NOL carryback due to alternative minimum tax. As of December 31, 2005, the Corporation had an NOL carryforward of approximately $36.5 million along with various credit carryforwards of $2.1 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation; therefore no future benefit has been recorded.

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

Loans are the most significant earning asset. Management offers commercial and real estate loans priced at interest rates which fluctuate with various indices, such as the prime rate or rates paid on various government issued securities. When

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

loans are made with longer-term fixed rates, the Corporation attempts to match these balances with sources of funding with similar maturities in order to mitigate interest rate risk. In addition, the Corporation prices loans so it has an opportunity to reprice the loan within 12 to 36 months.

The Bank has $34.210 million of securities, with a weighted average maturity of 34 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation also has investments in federal funds sold to correspondent banks, as well as other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

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

Assets and liabilities scheduled to reprice are reported in the following timeframes. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1 to 90 day timeframe. The estimates of principal amortization and prepayments are assigned to the following time frames.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is the Corporation's repricing opportunities at December 31, 2005 (dollars in thousands):

                                          1-90      91-365      >1-5     Over 5
                                          Days       Days      Years     Years      Total
                                        --------   --------   -------   -------   --------
Interest-earning assets:
   Loans                                $169,322   $  6,601   $44,117   $19,731   $239,771
   Securities                                 70      3,442    27,239     3,459     34,210
   Other                                   8,990         --        --        --      8,990
                                        --------   --------   -------   -------   --------
   Total interest-earning assets         178,382     10,043    71,356    23,190    282,971
                                        --------   --------   -------   -------   --------
Interest-bearing obligations:
   Savings deposits                       79,845         --        --        --     79,845
   Time deposits                          14,005     95,886    22,450       762    133,103
   Borrowings                                 --         --    15,000    21,417     36,417
                                        --------   --------   -------   -------   --------
   Total interest-bearing obligations     93,850     95,886    37,450    22,179    249,365
                                        --------   --------   -------   -------   --------
GAP                                     $ 84,532   $(85,843)  $33,906   $ 1,011   $ 33,606
                                        ========   ========   =======   =======   ========
Cumulative GAP                          $ 84,532   $ (1,311)  $32,595   $33,606
                                        ========   ========   =======   =======

The above analysis indicates that at December 31, 2005, the Corporation had a cumulative liability sensitivity GAP position of $1.311 million within the one-year timeframe. The Corporation's cumulative liability sensitive GAP suggests that if market interest rates continue to increase in the next twelve months, the Corporation has the potential to earn less net interest income. Conversely, if market interest rates increase in the next twelve months, the above GAP position suggests the Corporation's net interest income would decrease.

A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

The borrowings in the table above and on the next page include FHLB advances as fixed-rate advances. These advances actually give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month LIBOR Flat. The exercise of this conversion feature by the FHLB would impact the maturity dates currently assumed in the tables. The Bank, in recognition of the interest rate risk exposure of the FHLB borrowings, prepaid $48.6 million of the borrowings in the first quarter of 2005. This prepayment better positions the Corporation to manage future asset growth through a better matching of asset and liability maturities.

The Corporation's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk and foreign exchange risk. The Corporation has no market risk sensitive instruments held for trading purposes. The Corporation has limited agricultural-related loan assets, and therefore, has minimal significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.

Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation's interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, the Corporation assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity, and asset quality.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2005 (dollars in thousands). Nonaccrual loans of $15,000 are included in the table at an average interest rate of 0.0% and a maturity greater than five years.

                                                                                                        Fair Value
                                2006       2007      2008     2009      2010    Thereafter     Total    12/31/2005
                              --------   -------   -------   ------   -------   ----------   --------   ----------
RATE SENSITIVE ASSETS
Fixed interest rate
   securities                 $  3,512   $18,261   $ 6,853   $2,035   $    89    $ 3,460     $ 34,210    $ 34,210
   Average interest rate          3.49%     3.30%     3.42%    4.10%     5.50%      6.00%        3.67%
Fixed interest rate loans
   Average interest rate         7,643    10,561     7,743    6,469    19,344     19,730       71,490      69,106
                                  8.21      6.43      7.47     6.80      6.98       6.79         7.01
Variable interest rate
   loans                       168,281        --        --       --        --         --      168,281     168,281
   Average interest rate          7.24        --        --       --        --         --         7.24
Other assets                     8,990        --        --       --        --         --        8,990       8,990
   Average interest rate          4.25        --        --       --        --         --         4.25
                              --------   -------   -------   ------   -------    -------     --------    --------
Total rate sensitive assets   $188,426   $28,822   $14,596   $8,504   $19,433    $23,190     $282,971    $280,587
                              ========   =======   =======   ======   =======    =======     ========    ========
Average interest rate             7.07%     4.45%     5.57%    6.15%     6.97%      6.67%        6.66%
                              ========   =======   =======   ======   =======    =======     ========
RATE SENSITIVE LIABILITIES
Interest-bearing savings        79,845        --        --       --        --         --       79,845      79,845
   Average interest rate          2.36%       --%       --%      --%       --%        --%        2.36%
Time deposits                  110,037    15,215     3,840    2,533       720        758      133,103     136,646
   Average interest rate          4.01      4.00      3.81     4.30      4.80       6.61         4.03
Fixed interest rate
   borrowings                       --        --        --       --        --      1,417        1,417         667
   Average interest rate            --        --        --       --        --       1.00         1.00
Variable interest rate
   borrowings                       --        --        --       --    15,000     20,000       35,000      34,558
   Average interest rate            --        --        --       --      5.10       4.43         4.71
                              --------   -------   -------   ------   -------    -------     --------    --------
Total rate sensitive
   liabilities                $189,882   $15,215   $ 3,840   $2,533   $15,720    $22,175     $249,365    $251,716
                              ========   =======   =======   ======   =======    =======     ========    ========
   Average interest rate          3.32%     4.00%     3.81%    4.30%     5.09%      4.29%        3.57%
                              ========   =======   =======   ======   =======    =======     ========

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing, and deposit strategies; customer preferences; and other factors.

FOREIGN EXCHANGE RISK

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2005, the Corporation had excess Canadian assets of $.219 million (or $.186 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation's foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

LIQUIDITY

The Corporation augments core deposits, as a source of liquidity, with correspondent lines of credit, brokered deposits, and the use of Internet deposits. The Corporation also has approximately $11 million of unpledged securities, which would be available to secure additional borrowings from the FHLB.

During 2005, the Corporation decreased cash and cash equivalents by $36.135 million. This decrease was attributed to the planned utilization of the funds received from the 2004 year-end recapitalization to prepay $48.555 million of the FHLB borrowings. As shown on the Corporation's Statement of Cash Flows, despite the net loss of $7.364 million, along with the funding needs of loan growth in 2005, the Corporation was able to adequately manage liquidity needs.

Liquidity is managed by the Corporation through its Asset and Liability Committee ("ALCO"). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management.

During 2003 and 2004 the Corporation experienced a steady decline in core deposits due to the ongoing concerns associated with the Bank and Corporation's financial condition. The recapitalization late in 2004 allayed these concerns, however; deposits continued to decline in the first half of 2005. The Bank had an extensive marketing campaign to introduce its new mBank brand and rolled out new, more competitive deposit products. This marketing campaign, along with management's renewed efforts to seek core deposit growth, was successful and resulted in core deposit growth of $19 million in the second half of 2005. The Corporation will continue to emphasize in-market deposits to decrease reliance on non-core funding.

From a long-term perspective, the Corporation's liquidity plan for 2006 includes strategies to increase core deposits in the Corporation's local markets. The new deposit products and strategic advertising is expected to aid in efforts of management in growing core deposits to reduce the dependency on noncore deposits, while also reducing interest costs. The Corporation's liquidity plan for 2006 calls for augmenting local deposit growth efforts with Internet and brokered CD funding, to the extent necessary.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2005, the aggregate contractual obligations and commitments are:

                                                          Payments Due by Period
                                            --------------------------------------------------
                                            Less than    1 to 3    4 to 5   After 5
                                              1 Year     Years     Years     Years      Total
                                            ---------   -------   -------   -------   --------
Contractual Obligations
Total deposits                               $209,566   $19,055   $ 3,253   $   758   $232,632
Long-term borrowings                               --        --    15,000    21,417     36,417
Directors' deferred compensation                  184       375       273     1,271      2,103
Annual rental / purchase commitments
   under noncancelable leases / contracts         212       358       179       233        982
                                             --------   -------   -------   -------   --------
TOTAL                                        $209,962   $19,788   $18,705   $23,679   $272,134
                                             ========   =======   =======   =======   ========
Other Commitments
Letters of credit                            $ 10,493   $    --   $    --   $    --   $ 10,493
Commitments to extend credit                   33,675        --        --        --     33,675
Credit card commitments                         3,135        --        --        --      3,135
                                             --------   -------   -------   -------   --------
TOTAL                                        $ 47,303   $    --   $    --   $    --   $ 47,303
                                             ========   =======   =======   =======   ========

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL AND REGULATORY

During 2005, total capitalization decreased by $8.017 million.

The following table details sources of capital for the three years ended December 31 (dollars in thousands):

                                              2005       2004       2003
                                            --------   --------   --------
CAPITAL STRUCTURE
Long-term debt (1)                          $     --   $     --   $ 12,450
Shareholders' equity                          26,588     34,730     10,700
                                            --------   --------   --------
Total capitalization                        $ 26,588   $ 34,730   $ 23,150
                                            --------   --------   --------
Tangible capital                            $ 26,258   $ 34,275   $ 21,557
                                            --------   --------   --------
INTANGIBLE ASSETS
Subsidiaries:
   Core deposit premium                     $    330   $    455   $  1,067
   Other identifiable intangibles                 --         --        526
                                            --------   --------   --------
Total intangibles                           $    330   $    455   $  1,593
                                            --------   --------   --------
RISK-BASED CAPITAL
Tier 1 capital:
   Shareholders' equity                     $ 26,588   $ 34,730   $ 10,700
   Net unrealized (gains) losses on
      available for sale securities              363       (492)    (1,027)
   Minority interest                              --         78      2,785
   Less: intangibles                            (330)      (455)    (1,593)
                                            --------   --------   --------
      Total Tier 1 capital                  $ 26,621   $ 33,861   $ 10,865
                                            --------   --------   --------
Tier 2 Capital:
   Allowable reserve for loan losses        $  3,184   $  2,918   $  4,016
   Qualifying long-term debt                      --         --      6,749
                                            --------   --------   --------
      Total Tier 2 capital                     3,184      2,918     10,865
                                            --------   --------   --------
      Total risk-based capital              $ 29,805   $ 36,779   $ 21,730
                                            ========   ========   ========
RISK-WEIGHTED ASSETS                        $251,796   $229,355   $303,284
                                            ========   ========   ========
CAPITAL RATIOS:
   Tier 1 Capital to average assets             9.23%     10.68%      2.48%
   Tier 1 Capital to risk-weighted assets      10.57%     14.76%      3.58%
   Total Capital to risk-weighted assets       11.84%     16.04%      7.16%

* Total Capital is calculated as the sum of Tier 1 Capital plus the allowable Tier 2 Capital, which is the lesser of Tier 1 Capital or Tier 2 Capital.
     In this case, Tier 1 Capital = 10,865 and Tier 2 Capital = 13,750. Therefore, Total Capital equals 10,865 + 10,865 = 21,730

** Tier 1 Leverage is calculated as Tier 1 Capital divided by the average total assets for leverage purposes, which in this case is $437,833

(1)  Corporation's subordinated debentures.

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2005, the Corporation and Bank were well capitalized.

Regulatory capital is not the same as shareholders' equity reported in the accompanying financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation's acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Presented below is a summary of the Corporation's consolidated capital position in comparison to generally applicable regulatory requirements:

                                                     Tier 1         Tier 1          Total
                                                   Capital to     Capital to      Capital to
                                                     Average    Risk Weighted   Risk Weighted
                                                     Assets         Assets          Assets
                                                   ----------   -------------   -------------
Regulatory minimum for capital adequacy purposes      4.00%          4.00%           8.00%
Regulatory defined well capitalized guideline         5.00%          6.00%          10.00%

The Corporation:
   December 31, 2005                                  9.23%         10.57%          11.84%
   December 31, 2004                                 10.68%         14.76%          16.04%

The Bank:
   December 31, 2005                                  8.80%         10.09%          11.35%
   December 31, 2004                                  9.89%         13.96%          15.23%

The Bank is currently under an informal agreement which requires that it maintain a minimum of 8% Tier 1 Capital. This requirement could constrain the Bank's future growth to the extent that profits are insufficient to maintain the 8% of Tier 1 Capital relative to growth in assets. The Corporation does however have unbooked deferred tax benefits which, subject to regulatory limitations, provide limited additions to Tier 1 equity. The Corporation also has limited ability to provide a capital infusion to the Bank to support added growth. The Corporation is in the process of establishing borrowing lines with correspondent banks, which will provide interim funding to provide funding for any additional capital infusions necessary to support the Bank's Tier 1 Capital maintenance.

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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

Addressing the requirements of the Order, carrying out the objectives of the strategic plan, and attempting to return the Corporation to profitability required the strengthening of the executive management team. During 2003, the Corporation added management with experience in turnaround situations, loan portfolio, credit and problem loan administration, and financial management expertise commensurate with the issues the Corporation needed to address.

The Bank adopted new policies for liquidity, investment and asset liability management. In regards to its lending functions, practices related to credit underwriting, credit administration and problem loan management were revamped. Most of the above changes were put in place during the second half of 2003.

The Corporation, through the recapitalization which occurred on December 15, 2004, and the progressive steps noted above, was successful in addressing all issues of the Order with the exception of loan concentration. The Order was terminated by regulatory authorities on February 8, 2005. The Corporation is, however, subject to an informal agreement with the OFIS and FDIC which has the following financial related action requirements. The Corporation is required to maintain the Bank's Tier 1 equity at a minimum of 8%. The Bank is also prohibited from payment of dividends without prior written consent.

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

GENERAL INFORMATION

BOARD OF DIRECTORS

WALTER J. ASPATORE
Investment Banker
Amherst Partners
Director Since: 2004

C. JAMES BESS
Vice Chairman
Mackinac Financial Corporation and mBank
Director Since: 2003

DENNIS B. BITTNER
Owner and President
Bittner Engineering, Inc.
Director Since: 2001

ROBERT H. ORLEY
Vice President and Secretary
Real Estate Investment Group, Inc.
Director Since: 2004

RANDOLPH C. PASCHKE
Chairman, Department of Accounting
Wayne State University
School of Business Administration
Director Since: 2004

ELIOT R. STARK
Executive Vice President and
Chief Financial Officer
Mackinac Financial Corporation and mBank
Director Since: 2004

PAUL D. TOBIAS
Chairman and
Chief Executive Officer
Mackinac Financial Corporation and mBank
Director Since: 2004

OFFICERS

MACKINAC FINANCIAL CORPORATION

PAUL D. TOBIAS
Chairman and
Chief Executive Officer

C. JAMES BESS
Vice Chairman

ELIOT R. STARK
Executive Vice President and Chief Financial Officer

ERNIE R. KRUEGER
Senior Vice President and Controller

MBANK

PAUL D. TOBIAS
Chairman and CEO

C. JAMES BESS
Vice Chairman

KELLY W. GEORGE
President and Chief Lending Officer

ELIOT R. STARK
Executive Vice President and Chief Financial Officer

DAVID C. CRIMMINS
Senior Vice President and Commercial Lender

JACK C. FROST
Senior Vice President and Commercial Lender

ERNIE R. KRUEGER
Senior Vice President and Controller

ANDY P. SABATINE
Senior Vice President and Commercial Lender

ANN M. STEPP
Vice President
Branch Administration / Operations

CONTACT INFORMATION

MACKINAC FINANCIAL CORPORATION
130 South Cedar Street
Manistique, MI 49854

SHAREHOLDER INFORMATION
For assistance with questions,
please contact Investor Relations
(800) 200-7032

DIVIDEND REINVESTMENT PLAN AGENT
Registrar and Transfer Company
(800) 368-5948

STOCK TRANSFER AGENT
For questions regarding transfer of
stock, please contact Registrar and
Transfer Company (800) 368-5948

BRANCH LOCATIONS

BIRMINGHAM *
260 East Brown Street
Suite 300
Birmingham, MI 48009
(248) 290-5900
Manager: Surab Deb

GAYLORD
145 North Otsego Avenue
Gaylord, MI 49735
(989) 732-3750
Manager: Nicole Shelters

KALEVA
14429 Wouski Avenue
Kaleva, MI 49645
(231) 362-3223
Manager: Sandy Asiala

MANISTIQUE
130 South Cedar Street
Manistique, MI 49854
(906) 341-8401
Manager: Rose Garvin

MARQUETTE MAIN
300 North McClellan Street
Marquette, MI 49855
(906) 226-5000
Manager: Teresa Same

MARQUETTE PRESQUE ISLE
1400 Presque Isle
Marquette, MI 49855
(906) 228-3640
Manager: Shelby Bischoff

NEWBERRY
414 Newberry Avenue
Newberry, MI 49868
(906) 293-5165
Manager: Mike Slaght

ONTONAGON
601 River Street
Ontonagon, MI 49953
(906) 884-4115
Manger: Sue Preiss

RIPLEY
106 Royce Road
Hancock, MI 49930
(906) 482-1269
Manager: Heidi Gervais

SAULT STE. MARIE
138 Ridge Street
Sault Ste. Marie, MI 49783
(906) 635-3992
Manager: Theresa Zednicek

SOUTH RANGE
47 Trimountain Avenue
South Range, MI 49963
(906) 482-1170
Manager: Sandy Pesola

STEPHENSON
S216 Menominee Street
Stephenson, MI 49887
(906) 753-2225
Manager: Barb Parrett

TRAVERSE CITY
3530 North Country Drive
Traverse City, MI 49684
(231) 929-5253
Manager: Sherry Barnard

*    Opened on January 10, 2006.