Form 10-K, Exhibit 13
period 2006-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2007-03-30
CIK 36506

Exhibit 13
2006 ANNUAL REPORT

Table of Contents

To Our Shareholders	1
Selected Financial Highlights	7
Five-Year Comparisons	8
Quarterly Financial Summary	10
Report of Independent Registered Public Accounting Firm	11
Consolidated Balance Sheets	12
Consolidated Statements of Operations	13
Consolidated Statements of Changes in Shareholders’ Equity	14
Consolidated Statements of Cash Flows	15
Notes to Consolidated Financial Statements	16
Selected Financial Data	43
Summary Quarterly Financial Information	44
Market Information	45
Forward-Looking Statements	46
Management’s Discussion and Analysis of Financial Condition and Results of Operations	47
General Information	72
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
FORM 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.
MARKET SUMMARY
The Corporation’s common stock is traded on the Nasdaq Small Cap Market under the symbol MFNC. The Corporation had 1,746 shareholders of record as of March 27, 2007.

March 30, 2007
Dear Shareholders:
This letter will provide you, our shareholders, with an update on the performance of Mackinac Financial Corporation through the end of 2006. We are pleased with our continued success in generating commercial loans, but have not yet generated the level of core deposit growth that we need to create profits that are more in line with shareholder expectations.
The chart below is a recap of various balances and book value per share as of the end of the last three years (dollars in thousands, except per share data).

				2006/2005		2005/2004
	As of December 31,			Increase (Decrease)		Increase (Decrease)
	2006	2005	2004	Dollars	Percentage	Dollars	Percentage

Loans	$322,581	$239,771	$203,832	$82,810	34.54%	$35,939	17.63%
Assets	382,791	298,722	339,497	84,069	28.14	(40,775)	(12.01)
Deposits	312,421	232,632	215,650	79,789	34.30	16,982	7.87
Borrowings	38,307	36,417	85,039	1,890	5.19	(48,622)	(57.18)
Shareholders’ equity	28,790	26,588	34,730	2,202	8.28	(8,142)	(23.44)
Book vaue per share	8.40	7.75	10.13	0.65	8.39	(2.38)	(23.49)
The main thrust of our initial Strategic Plan was to deploy relationship bankers with “big bank” lending skills in Oakland County, Michigan and other growing banking markets. We have been successful in the execution of this part of our Plan with loan production that has been in line with operational budgets. In 2006, the Corporation returned to profitability. The foundation has now been built to sustain this profitability in future periods. Our Strategic Plan also called for us to maximize the productivity and efficiency of our branch system to deliver the maximum amount of deposits at the lowest funding cost possible to compliment this loan growth. We must now demonstrate the ability to leverage our branch system to grow core deposits, which is the next critical factor to expand earnings. The following information will review our progress thus far and outline some of our future initiatives.
2006 Year-in-Review
•	Loan growth of $82.810 million

•	Credit quality still strong with nonperforming assets to total assets of .77%

•	Core deposit growth of $25.079 million

•	Net interest margin at 3.51% for the year

•	Net income of $1.716 million, or $.50 per common share
Loan Growth
We have been very successful in growing our loan base in the first two years following the recapitalization. In 2006, we grew total loans by $82.810 million or 34.54%. The total loan growth for the two year period amounted to $118.749 million, a 58% increase from our 2004 starting point of $203.832 million.

Loan Production
The success of our loan growth is the result of placing highly skilled commercial lenders in the markets which offer the most potential for loan growth, which has resulted in loan production in our three geographical regions as shown below.

(dollars in thousands)	2005
	First	Second	Third	Fourth	YTD
	Quarter	Quarter	Quarter	Quarter	Total
REGION
Upper Peninsula	$6,861	$9,099	$9,090	$19,263	$44,313
Northern Lower Peninsula	686	12,449	9,698	13,786	36,619
Southeast Michigan	1,100	12,480	10,434	12,813	36,827

TOTAL	$8,647	$34,028	$29,222	$45,862	$117,759

	2006
	First	Second	Third	Fourth	YTD
	Quarter	Quarter	Quarter	Quarter	Total
REGION
Upper Peninsula	$7,592	$14,082	$10,356	$5,085	$37,115
Northern Lower Peninsula	7,621	7,655	5,537	5,116	25,929
Southeast Michigan	14,884	10,320	5,501	41,434	72,139

TOTAL	$30,097	$32,057	$21,394	$51,635	$135,183

As you can see, we have generated solid loan growth in all regions. We were especially pleased with the fourth quarter surge in loan production for Southeast Michigan. We will continue to evaluate loan growth potential and add loan staffing in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced with fee income.
The chart below illustrates the portfolio mix as of each period end:
     Total Loans
The loan production that we were able to generate in 2005 and 2006 did not translate to our projected growth in loan balances due to higher than anticipated levels of loan payoffs which totaled $46.8 million in 2005 and $27.9 million in 2006. These loan payoffs have generally resulted in improved loan portfolio mix and quality.

Credit Quality
Loan quality has continued to be one of our strengths, which is a testament to our underwriting processes. Nonperforming loans amounted to $4.307 million, 2.11% of loans, at December 31, 2004 to $114,000 on December 31, 2005, and $2.939 million, or .91% of loans, at 2006 year end. The increase in nonperforming loans, $2.8 million, in 2006 was due primarily to commercial credits that were originated prior to the recapitalization and existing management. Measurement ratios pertaining to credit quality are well below peer group averages in all categories. An important aspect in the management of our loan portfolio is a program of continual credit monitoring which results in early detection of problem credits. We follow this detection process with a program that aggressively seeks an early resolution of problem loans to minimize principal loss and the expenses of problem credits.
Deposit Growth
Core deposits, which we define as demand deposits, interest bearing checking accounts, money market savings accounts and certificates of deposit under $100,000 started to grow in mid 2005. We renamed the bank, changed all of our signs, altered every deposit product to bring about market place competitiveness and developed new collateral material and newspaper ads for our local markets. We grew core deposits by 14.0% in 2005 and continued this success in 2006 by growing core deposits by $25.079 million or 14.4%.
While we are gratified by our progress in changing our deposit gathering skills, we are not satisfied and we have a lot that we need to accomplish. We have introduced a remote deposit capture product which, when combined with our internet banking product and willingness to waive ATM fees, positions us to compete very effectively for the banking accounts of our commercial and consumer customers. We have also hired cash management specialists in each of our three core markets to allow us to pursue these accounts aggressively. In 2007, we plan on significant gains in the core deposit area.

	DEPOSIT GROWTH
	As of December 31,						Percent Change
	2006	Mix	2005	Mix	2004	Mix	2006/2005	2005/2004
CORE DEPOSITS
Noninterest bearing	$23,471	7.51%	$19,684	8.46%	$20,956	9.72%	19.24%	(6.07)%
NOW and money market	73,188	23.43	64,566	27.75	53,468	24.79	13.35	20.76
Savings and IRAs	22,231	7.12	22,555	9.70	25,570	11.86	(1.44)	(11.79)
Certificates of deposit <$100,000	80,719	25.83	67,725	29.12	53,100	24.63	19.19	27.54

Total core deposits	199,609	63.89	174,530	75.03	153,094	71.00	14.37	14.00

NON-CORE DEPOSITS
Certificates of deposit >$100,000	23,645	7.57	12,335	5.30	10,726	4.97	91.69	15.00
Internet CDs	1,189	0.38	35,811	15.39	51,830	24.03	(96.68)	(30.91)
Brokered CDs	87,978	28.16	9,956	4.28	—	—	783.67	—

Total non-core deposits	112,812	36.11	58,102	24.97	62,556	29.00	94.16	(7.12)

TOTAL DEPOSITS	$312,421	100.00%	$232,632	100.00%	$215,650	100.00%	34.30%	7.87%

     Core Deposit Totals

Net Interest Margin
We incurred some margin erosion during 2006 due to a higher proportionate share of wholesale funding. Our net interest margin was 3.51%, 13 basis points lower than the 3.64% recorded in 2005. We continued to benefit from additional prime rate increases early in 2006 due to repricing of loans indexed to the prime rate. We have a disciplined process for asset and liability management to consider ramifications of new deposit products, along with loan fees and rates relative to incremental cost of funding. We support the daily management of loan and deposit products with a monthly review of our interest rate sensitivity in rising or declining rate environments.
Noninterest Expense
Controlling noninterest expense is a distinct challenge when our primary Corporate objective for increased profitability hinges on growth. We accept this challenge yet recognize that certain operational costs will increase in future periods; however we have in fact continued our plan for reduction of noninterest expense in most other categories as illustrated in the table below.

(dollars in thousands)	2005
	First	Second	Third	Fourth	YTD
	Quarter	Quarter	Quarter	Quarter	Total

Salaries and employee benefits	$1,504	$1,606	$1,555	$1,425	$6,090
Occupancy	226	247	275	305	1,053
Furniture and equipment	159	138	133	130	560
Data processing	246	246	234	994	1,720
Accounting, legal and consulting fees	318	228	204	136	886
Loan and deposit	293	250	153	156	852
Telephone	60	77	66	68	271
Advertising	134	229	303	102	768
Other	4,690	314	356	695	6,055

Total noninterest expense	7,630	3,335	3,279	4,011	18,255

Less:
Penalty — prepayment of FHLB borrowings	4,320	—	—	—	4,320
Data processing conversion costs	—	—	—	815	815

Noninterest expense, as adjusted	$3,310	$3,335	$3,279	$3,196	$13,120

	2006
	First	Second	Third	Fourth	YTD
	Quarter	Quarter	Quarter	Quarter	Total

Salaries and employee benefits	$1,594	$1,496	$1,487	$1,555	$6,132
Occupancy	317	293	333	321	1,264
Furniture and equipment	156	155	158	162	631
Data processing	154	182	176	179	691
Accounting, legal and consulting fees	200	414	341	470	1,425
Loan and deposit	129	98	79	86	392
Telephone	49	51	56	54	210
Advertising	70	107	70	34	281
Other	328	225	302	340	1,195

Total noninterest expense	$2,997	$3,021	$3,002	$3,201	$12,221

During 2006, we incurred significant unplanned legal expenses, approximately $.550 million, in the pursuit of legal action against the Corporation’s former accountants. This lawsuit was settled in 2007 and we anticipate recovering the majority of our costs.
During the fourth quarter, we believe that we incurred approximately $.245 million in non-recurring costs. We are pleased with the run rate for noninterest expenses after these costs are removed and believe that we have made significant progress in reducing operating expenses while growing the Bank. We will continue to focus on our expense base and add staffing based on growth in loans and deposits.

Noninterest Expense as Percent of Average Assets
The chart below illustrates the impact of controlling expenses and expanding our net interest margin has on our efficiency ratio.
Efficiency Ratio*

COMPONENTS OF THE EFFICIENCY RATIO*

	2005 - Quarter Ended,
(dollars in thousands)	March 31	June 30	September 30	December 31

Net interest income (FTE basis)	$2,351	$2,528	$2,643	$2,822
Noninterest income, excluding securities gain/loss	185	272	254	303

Total operating income (FTE basis)	2,536	2,800	2,897	3,125

Noninterest expense	$3,310	$3,335	$3,279	$3,196

Efficiency ratio	130.52%	119.11%	113.19%	102.27%

	2006 - Quarter Ended,
	March 31	June 30	September 30	December 31

Net interest income (FTE basis)	$2,800	$3,055	$3,052	$3,108
Noninterest income, excluding securities gain/loss	216	250	241	276

Total operating income (FTE basis)	3,016	3,305	3,293	3,384

Noninterest expense	$2,997	$3,021	$3,002	$3,201

Efficiency ratio	99.37%	91.41%	91.17%	94.60%

*	The efficiency ratio calculation excludes the FHLB prepayment penalty and the data processing conversion costs.
As illustrated above, this measurement of operational efficiency has shown improvement. The fourth quarter 2006 increase is primarily due to legal costs and year-end bonus payments and not indicative of ongoing increased operational costs. We recognize that cost control is extremely important given interest margin pressures and our limited opportunities to increase noninterest income. The efficiency ratio for our peer group is still well below our current levels but we expect continued improvement as we increase margin dollars and attain modest growth from current noninterest income initiatives.
Capital
The Bank and Corporation were both well capitalized as of the end of 2006. We increased Bank capital in 2006 by infusing capital from the holding company. This funding was provided under a new line of credit established early in 2006 with a correspondent bank. This line of credit will also support “projected” growth in 2007.
Looking Forward
For 2007, we have taken steps to address our need to leverage our branching system. We recently appointed executive officers in our regional offices to the position of Regional President with increased responsibility for day to day management along with specific loan and deposit goals. We have also initiated a deposit and loan growth incentive program for 2007. As mentioned above, to further emphasize our 2007 objective for core deposit growth, we added staff that specializes in corporate cash management services. These individuals will work directly with regional presidents, branch personnel and loan officers in each of our regions to develop existing and seek new customer relationships with the primary goal of increasing core transactional account deposit balances.
We believe that 2007 will prove to be pivotal in the evolution of your Corporation. We have set the foundation which provides base profitability. We have developed an Operating Plan which will increase our profitability in 2007 and, if successful, bring profits more in line with peer. We have begun work on the modification of our longer term Strategic Plan to address our deficiencies, which include our weakness in generating noninterest income, our need to increase core deposit growth and our near and long term needs for increased capital to support projected growth. While we are facing a stiff headwind with Michigan’s economy, our size, agility and ability to provide exceptional customer service provides us with confidence that we will be able to generate shareholder value and provide good returns on invested capital. As always, we thank you for your continued support and welcome your comments.
Sincerely,
Paul D. Tobias
Chairman and CEO

Selected Financial Highlights
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2006	2005
Selected Financial Condition Data (at end of period):
Total assets	$382,791	$298,722
Total loans	322,581	239,771
Total deposits	312,421	232,632
Borrowings and subordinated debentures	38,307	36,417
Total shareholders’ equity	28,790	26,588

Selected Statements of Income Data:
Net interest income	$11,593	$9,780
Income (loss) before taxes	1,216	(7,364)
Net income (loss)	1,716	(7,364)
Income (loss) per common share — Basic	.50	(2.15)
Income (loss) per common share — Diluted	.50	(2.15)

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.51%	3.64%
Efficiency ratio	93.95	160.43
Return on average assets	.49	(2.58)
Return on average equity	6.19	(25.63)

Average total assets	$347,927	$285,896
Average total shareholders’ equity	27,744	28,732
Average loans to average deposits ratio	99.77%	98.17%

Common Share Data at end of period:
Market price per common share	$11.50	$9.10
Book value per common share	$8.40	$7.75
Common shares outstanding	3,428,695	3,428,695
Weighted average shares outstanding	3,428,695	3,428,695

Other Data at end of period:
Allowance for loan losses	$5,006	$6,108
Non-performing assets	$2,965	$1,059
Allowance for loan losses to total loans	1.55%	2.55%
Non-performing assets to total assets	.77%	.35%
Number of:
Branch locations	13	12
The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Five-Year Comparisons
ASSETS
(Dollars in Millions)
ASSETS

Total assets on a consolidated basis increased by 28.1% during 2006 to $382.8 million
EARNING ASSETS
(Dollars in Millions)
EARNING ASSETS

Earning assets increased 29.7% during 2006 to $365.8 million.
LOANS
(Dollars in Millions)
LOANS

Total loans increased 34.5% to $322.6 million in 2006

Five-Year Comparisons (Continued)
SOURCE OF FUNDS
(Dollars in Millions)
SOURCE OF FUNDS

Source of funds increased by 30.4% to $350.7 million.
SHAREHOLDERS’ EQUITY
(Dollars in Millions)
SHAREHOLDERS’ EQUITY

During 2006, shareholders’ equity increased by $2.2 million, or 8.28% to $28.8 million.
NET INCOME (LOSS)
(Dollars in Millions)
NET INCOME (LOSS)

Net income for 2006 was $1.7 million, as compared to a loss of $7.3 million in 2005

MACKINAC FINANCIAL CORPORATION
QUARTERLY FINANCIAL SUMMARY

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
December 31, 2006	$347,927	$301,508	$294,755	$27,744	.37%	4.68%	3.44%	94.60%	.10	$8.40
September 30, 2006	362,632	289,210	296,608	28,041	.75	9.76	3.36	91.17	.20	8.23
June 30, 2006	342,820	273,686	274,591	27,213	.22	2.82	3.62	91.41	.05	7.93
March 31, 2006	319,007	250,735	254,720	27,055	.63	7.47	3.62	99.37	.15	7.93
December 31, 2005	288,619	224,386	219,967	27,288	(1.41)	(14.95)	3.96	128.37	(.30)	7.75
September 30, 2005	280,506	209,795	211,197	28,112	(0.73)	(7.39)	3.79	112.11	(.15)	8.14
June 30, 2005	277,754	197,545	206,875	28,879	(0.83)	(8.01)	3.67	119.07	(.17)	8.32
March 31, 2005	296,856	199,703	209,035	30,692	(7.16)	(69.25)	3.21	300.96	(1.53)	8.42
December 31, 2004	327,543	218,962	211,685	8,455	2.95	114.17	2.48	71.83	8.25	10.13
LOAN PORTFOLIO BALANCES
TRANSACTIONAL ACCOUNT DEPOSITS
NET INTEREST MARGIN

Plants & Moran, PLLC Suite 500 2601 Cambridge Court
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders
Mackinac Financial Corporation
Manistique, Michigan
We have audited the accompanying consolidated balance sheet of Mackinac Financial Corporation and Subsidiaries as of December 31, 2006 and December 31, 2005 and the related consolidated statements of income, stockholders’ equity, and cash flows for each year in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation and Subsidiaries as of December 31, 2006 and December 31, 2005 and the consolidated results of its operations and its cash flows for each year in the three year period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1, the Company adopted the provisions of SFAS No. 123 (Revised), Share Based Payments, effective January 1, 2006.
Auburn Hills, Michigan
March 27, 2007

Consolidated Balance Sheets
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2006 and 2005
(Dollars in Thousands)

	2006	2005
ASSETS

Cash and due from banks	$4,865	$4,833
Federal funds sold	5,841	3,110

Cash and cash equivalents	10,706	7,943

Interest-bearing deposits in other financial institutions	856	1,025
Securities available for sale	32,769	34,210
Federal Home Loan Bank stock	3,794	4,855

Loans:
Commercial	261,726	192,826
Mortgage	58,014	44,660
Installment	2,841	2,285

Total loans	322,581	239,771
Allowance for loan losses	(5,006)	(6,108)

Net loans	317,575	233,663

Premises and equipment	12,453	11,987
Other real estate held for sale	26	945
Other assets	4,612	4,094

TOTAL ASSETS	$382,791	$298,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$23,471	$19,684
Interest-bearing deposits
NOW and Money Market	73,188	64,566
Savings	13,365	15,279
CDs <$100,000	89,585	75,001
CDs >$100,000	23,645	12,335
Brokered	89,167	45,767

Total deposits	312,421	232,632

Borrowings	38,307	36,417
Other liabilities	3,273	3,085

Total liabilities	354,001	272,134

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, no shares outstanding	—	—
Common stock and additional paid in capital — No par value
Authorized — 18,000,000 shares
Issued and outstanding — 3,428,695 shares	42,722	42,412
Accumulated deficit	(13,745)	(15,461)
Accumulated other comprehensive (loss)	(187)	(363)

Total shareholders’ equity	28,790	26,588

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$382,791	$298,722

Consolidated Statements of Operations
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2006, 2005, and 2004
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2006	2005	2004
INTEREST INCOME:
Interest and fees on loans:
Taxable	$21,239	$13,862	$14,517
Tax-exempt	753	928	1,180
Interest on securities:
Taxable	1,186	1,455	2,401
Tax-exempt	87	167	171
Other interest income	787	564	584

Total interest income	24,052	16,976	18,853

INTEREST EXPENSE:
Deposits	10,575	5,259	5,443
Borrowings	1,884	1,937	4,730
Subordinated debentures	—	—	442

Total interest expense	12,459	7,196	10,615

Net interest income	11,593	9,780	8,238
Provision for loan losses	(861)	—	—

Net interest income after provision for loan losses	12,454	9,780	8,238

OTHER INCOME:
Service fees	547	586	982
Net gains on sale of secondary market loans	197	49	39
Net security gains (losses)	(1)	95	—
Gain on sale of branches	—	—	205
Gain on settlement of subordinated debentures	—	—	6,617
Other	240	381	682

Total other income	983	1,111	8,525

OTHER EXPENSE:
Salaries and employee benefits	6,132	6,090	8,032
Occupancy	1,264	1,053	994
Furniture and equipment	631	560	887
Data processing	691	1,720	1,220
Professional service fees	1,425	886	1,836
Loan and deposit	392	852	1,718
Telephone	210	271	382
Advertising	281	768	115
Penalty on prepayment of FHLB borrowings	—	4,320	—
Other	1,195	1,735	3,044

Total other expenses	12,221	18,255	18,228

Income (loss) before provision for income taxes	1,216	(7,364)	(1,465)
Provision for (benefit of) income taxes	(500)	—	147

NET INCOME (LOSS)	$1,716	$(7,364)	$(1,612)

INCOME (LOSS) PER COMMON SHARE:
Basic	$.50	$(2.15)	$(3.23)

Diluted	$.50	$(2.15)	$(3.23)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2006, 2005, and 2004
(Dollars in Thousands)

				Accumulated
	Shares of	Common Stock		Other
	Common	and Additional	(Accumulated	Comprehensive
	Stock	Paid in Capital	Deficit)	Income (Loss)	Total
Balance, December 31, 2003	350,958	$16,175	$(6,502)	$1,027	$10,700

Additional shares issued as a result of 1:20 reverse stock split	817				—

Common stock issuance	3,076,920	26,160			26,160

Net loss			(1,595)		(1,595)
Other comprehensive loss:
Net unrealized loss on securities available for sale				(535)	(535)

Total comprehensive loss					(2,130)

Balance, December 31, 2004	3,428,695	42,335	(8,097)	492	34,730

Change in minority interest of consolidated subsidiary		77			77

Net loss			(7,364)		(7,364)
Other comprehensive loss:
Net unrealized loss on securities available for sale				(855)	(855)

Total comprehensive loss					(8,219)

Balance, December 31, 2005	3,428,695	42,412	(15,461)	(363)	26,588

Stock option compensation		310			310

Net income			1,716		1,716
Other comprehensive income:
Net unrealized income on securities available for sale				176	176

Total comprehensive income					1,892

Balance, December 31, 2006	3,428,695	$42,722	$(13,745)	$(187)	$28,790

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2006, 2005, and 2004
(Dollars in Thousands)

	2006	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$1,716	$(7,364)	$(1,595)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,052	918	1,580
(Gain) loss on sales/calls of securities	1	(95)	—
(Gain) loss on sale of premises, equipment and other real estate	(60)	51	459
Impairment of other real estate held for sale	—	200	265
FHLB stock dividend		(101)	(210)
Stock option compensation	310	—	—
Provision for loan losses	(861)	—	—
Provision for (benefit of) deferred taxes	(500)	—	147
Loss on sale of branches	—		(205)
Change in other assets	(143)	1,501	4,021
Change in other liabilities	188	(993)	(2,491)

Net cash (used in ) provided by operating activities	1,703	(5,883)	1,971

Cash Flows from Investing Activities:
Net (increase) decrease in loans	(83,074)	(37,429)	74,265
Net (increase) decrease in interest-bearing deposits in other financial institutions	169	17,510	(12,487)
Purchase of securities available for sale	(5,000)	(16,009)	(21,910)
Proceeds from sales, maturities or calls of securities available for sale	6,579	38,028	48,840
FHLB repurchase of stock	1,061	—	—
Capital expenditures	(1,367)	(2,226)	(150)
Proceeds from sale of premises, equipment, and other real estate	1,013	1,437	8,732
Net cash paid for branch sales	—	—	(25,018)
Purchase of minority interest in subsidiary of bank	—	77	—

Net cash (used in) provided by investing activities	(80,619)	1,388	72,272

Cash Flows from financing activities:
Net increase (decrease) in deposits	$79,789	$16,982	$(64,921)
Proceeds from issuance of debt	1,959	1,651	125
Principal payments on borrowings	(69)	(50,273)	(14,562)
Proceeds from issuance of common stock	—	—	26,160

Net cash (used in) provided by financing activities	81,679	(31,640)	(53,198)

Net increase (decrease) in cash and cash equivalents	2,763	(36,135)	21,045
Cash and cash equivalents at beginning of period	7,943	44,078	23,033

Cash and cash equivalents at end of period	$10,706	$7,943	$44,078

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$12,270	$7,260	$8,405
Income taxes	—	—	—

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale	23	632	4,762

Assets and Liabilities Divested in Branch Sales:
Loans	—	—	11
Premises and equipment	—	—	1,442
Deposits	—	—	26,471
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting policies of Mackinac Financial Corporation (the “Corporation”) and Subsidiaries conform to accounting principles generally accepted in the United States and prevailing practices within the banking industry. Significant accounting policies are summarized below.
Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the “Bank”) and other minor subsidiaries, after elimination of inter-company transactions and accounts.
Capital
On December 15, 2004, the Corporation consummated a recapitalization through the issuance of $30 million of common stock in a private placement. The net proceeds of this offering amounted to $26.2 million. This recapitalization provided the funding to enable the Corporation to recapitalize the Bank with a $15.5 million capital infusion. This capital infusion provided the Bank with enough capital to be deemed a “well capitalized” institution by regulatory standards. The Corporation used $6.5 million of the proceeds to settle the $12.5 million liability of the subordinated debentures. The settlement of this liability also included the accrued interest of approximately $1.2 million. The Corporation recognized a gain from the settlement of the subordinated debentures of $6.6 million.
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 4.5%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
While the Corporation’s chief decision makers monitor the revenue streams of the various Corporation products and services, operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the Corporation’s banking operations are considered by management to be aggregated in one reportable operating segment.
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
Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, the valuation of foreclosed real estate, deferred tax assets, and impairment of intangible assets.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing deposits in correspondent banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Securities
The Corporation’s securities are classified and accounted for as securities available for sale. These securities are stated at fair value. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Unrealized holding gains and losses on securities available for sale are reported as accumulated other comprehensive income within shareholders’ equity until realized. When it is determined that securities or other investments are impaired and the impairment is other than temporary, an impairment loss is recognized in earnings and a new basis in the affected security is established. Gains and losses on the sale of securities are recorded on the trade date and determined using the specific-identification method.
Federal Home Loan Bank Stock
As a member of the Federal Home Loan Bank (FHLB) system, the Bank is required to hold stock in the FHLB based on the anticipated level of borrowings to be advanced. This stock is recorded at cost, which approximates fair value. Transfer of the stock is substantially restricted.
Interest Income and Fees on Loans
Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on the cash basis. Loan-origination fees and allocated costs of originating loans are deferred and recognized over the term of the loan as an adjustment to yield in accordance with FASB Statement No. 91.
Allowance for Loan Losses
The allowance for loan losses includes specific allowances related to commercial loans, when they have been judged to be impaired. A loan is impaired when, based on current information, it is probable that the Corporation will not collect all amounts due in accordance with the contractual terms of the loan agreement. These specific allowances are based on discounted cash flows of expected future payments using the loan’s initial effective interest rate or the fair value of the collateral if the loan is collateral dependent.
The Corporation continues to maintain a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for possible loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation’s past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.
In management’s opinion, the allowance for loan losses is adequate to cover probable losses relating to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio as of the balance sheet date.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Other Real Estate Held for Sale
Other real estate held for sale consists of assets acquired through, or in lieu of, foreclosure and other long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. Other real estate held for sale is initially recorded at the lower of cost or fair value, less costs to sell, establishing a new cost basis. Valuations are periodically performed by management, and the assets’ carrying values are adjusted to the lower of cost basis or fair value less costs to sell. Impairment losses are recognized for any initial or subsequent write-downs. Net revenue and expenses from operations of other real estate held for sale are included in other expense.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of premises and equipment are reflected in income. Depreciation is computed on the straight-line method over the estimated useful lives of the assets.
Intangible Assets
Intangible assets attributable to the value of core deposits are stated at cost less accumulated amortization. The core deposit premium is amortized on a straight-line basis over a period of ten years and is subject to an annual impairment test based on the change in deposit base.
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
Stock Option Plans
The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997. A total of 30,000 (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.
The Corporation adopted SFAS No. 123 (Revised) “Share Based Payments” in the first quarter of 2006. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issue to Employees” and its related implementation guidance. Under Opinion No. 125, issuing stock options to employees generally resulted in recognition of no compensation cost. This adoption resulted in the recognition of after tax compensation expense in the amount of $310,000 for 2006. The expense recorded recognizes the current period vesting of options outstanding. The after tax compensation expense, using this same accounting treatment would have amounted to $307,000 in 2005 and $339,000 in 2004. The per share impact of this accounting change was approximately $.02 per share in each quarter of 2006, $.08 for the year.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The table below illustrates earnings and per share impact that would have resulted if SFAS No. 123 had been in effect for 2005 and 2004.

	2006	2005	2004
Net income (loss):

As reported	$1,716	$(7,364)	$(1,595)
Total stock-based compensations expense determined under fair value-based method	(310)	(307)	(339)
Amount expensed in reported period	310	—	—

Pro forma	$1,716	$(7,671)	$(1,934)

Income (Loss) per share — Basic:

As reported	$.50	$(2.15)	$(3.23)

Pro forma	$.50	$(2.24)	$(3.91)

Income (Loss) per share — Diluted:

As reported	$.50	$(2.15)	$(3.23)

Pro forma	$.50	$(2.24)	$(3.91)

Weighted average shares outstanding	3,428,695	3,428,695	494,305

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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Earnings (loss) per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted loss per share for the years ended December 31 (dollars in thousands, except per share data):

		Weighted
		Average	Income (Loss)
	Net Income (Loss)	Number of Shares	per Share
2006
Income per share — Basic and diluted	$1,716	3,428,695	$.50

2005
Loss per share — Basic and diluted	$(7,364)	3,428,695	$(2.15)

2004
Loss per share — Basic and diluted	$(1,595)	494,305	$(3.23)

In the above disclosure the dilutive effect of additional shares outstanding, as a result of stock options exercisable, was not taken into account since the additional shares issued as a result of vested options under the Company’s option plans would not have a dilutive effect on the earnings or loss calculated per share.
Income Taxes
Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized. In 2006, the Company recorded a $500,000 tax benefit and utilized additional NOL carryforward benefits to offset current taxable income. Further discussion on the NOL carryforward and future benefits is presented in the “Management’s Discussion and Analysis” section of this report. There was no current tax provision or benefit recorded for 2005. The $147,000 tax expense recorded in 2004 was to recognize limitations of the 2003 NOL carry back due to the alternative minimum tax.
Off-Balance-Sheet Financial Instruments
In the ordinary course of business, the Corporation has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. For letters of credit, the Corporation recognizes a liability for the fair market value of the obligations it assumes under that guarantee.
Reclassifications
Certain amounts in the 2005 and 2004 consolidated financial statements have been reclassified to conform to the 2006 presentation.
NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS
FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes
In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Corporation recognize in its financial

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 2 – RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)
statements the impact of a tax position, if that position is more likely than not of being sustained on an audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Corporation’s 2007 fiscal year, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Corporation is currently evaluating the impact of adopting FIN 48 on the financial statements.
SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159)
SFAS No. 159 permits an entity to measure certain financial assets and financial liabilities at fair value. The Statement’s objective is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value option election is irrevocable, unless a new election date occurs. The new Statement establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity (a) makes that choice in the first 120 days of that fiscal year, (2) has not yet issued financial statements, and (3) elects to apply the provisions of SFAS No. 57. The Corporation has not yet determined the impact, if any; the implementation of SFAS No. 159 may have on the consolidated financial statements.
NOTE 3 – RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Cash and cash equivalents in the amount of $1.750 million were restricted on December 31, 2006 to meet the reserve requirements of the Federal Reserve System.
In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $100,000. Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.
NOTE 4 – SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2006

US Agencies	$32,445	$2	$271	$32,176
Obligations of states and political subdivisions	511	82	—	593

Total securities available for sale	$32,956	$84	$271	$32,769

December 31, 2005

US Agencies	$30,980	$—	$626	$30,354
Obligations of states and political subdivisions	3,593	263	—	3,856

Total securities available for sale	$34,573	$263	$626	$34,210

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 – SECURITIES AVAILABLE FOR SALE (CONTINUED)
Following is information pertaining to securities with gross unrealized losses at December 31, 2006 and 2005 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2006

US Agencies	$—	$—	$271	$27,174

Total securities available for sale	$—	$—	$271	$27,174

December 31, 2005

US Agencies	$269	$17,711	$357	$12,643

Total securities available for sale	$269	$17,711	$357	$12,643

The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2006	2005	2004
Proceeds from sales and calls	$3,010	$35,364	$35,997
Gross gains on sales	—	96	—
Gross losses on sales and calls	1	1	—
The carrying value and estimated fair value of securities available for sale at December 31, 2006, by contractual maturity, are shown below (dollars in thousands). Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$23,445	$23,373
Due after one year through five years	9,000	8,803
Due after five years through ten years	511	593
Due after ten years	—	—

Total	$32,956	$32,769

See Note 10 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 – LOANS
The composition of loans at December 31 (dollars in thousands) is as follows:

	2006	2005
Commercial real estate	$154,332	$118,637
Commercial, financial, and agricultural	71,385	56,686
One to four family residential real estate	58,014	44,660
Construction	36,009	17,503
Consumer	2,841	2,285

Total loans	$322,581	$239,771

An analysis of the allowance for loan losses for the years ended December 31 (dollars in thousands) is as follows:

	2006	2005	2004
Balance, January 1	$6,108	$6,966	$22,005
Recoveries on loans previously charged off	91	134	719
Loans charged off	(332)	(992)	(15,758)
Provision	(861)	—	—

Balance, December 31	$5,006	$6,108	$6,966

In December 2005, the Bank completed a sale of nonperforming assets, which resulted in a charge to the reserve of $.4 million. In 2004, the Bank sold $39.3 million of loans, primarily nonperforming, which resulted in a $10.9 million charge to the reserve.
Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral of interest or principal. The interest income recorded and that which would have been recorded had nonaccrual and renegotiated loans been current or not troubled was not material to the consolidated financial statements for the year ended December 31, 2006 and 2005.
Impaired Loans
A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 – LOANS (CONTINUED)
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Impaired Loans			Valuation Reserve
	December 31,			December 31,
	2006	2005	2004	2006	2005	2004
Balances, at period end
Impaired loans with valuation reserve	$1,804	$—	$608	$493	$—	$136
Impaired loans with no valuation reserve	1,136	114	3,699	—	—	—

Total impaired loans	$2,940	$114	$4,307	$493	$—	$136

Impaired loans on nonaccrual basis	$2,900	$15	$4,307	$493	$—	$136
Impaired loans on accrual basis	40	99	—	—	—	—

Total impaired loans	$2,940	$114	$4,307	$493	$—	$136

Average investment in impaired loans	$1,192	$1,922	$17,036
Interest income recognized during impairment	7	78	1,053
Interest income that would have been recognized on an accrual basis	114	134	803
Cash-basis interest income recognized	5	76	863
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2006	2005
Loans outstanding, January 1	$578	$63
New loans	1,647	56
Net activity on revolving lines of credit	271	578
Repayment	(875)	(119)

Loans outstanding, December 31	$1,621	$578

No related party loans were classified substandard as of December 31, 2006 and 2005.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 6 – PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 (dollars in thousands) are as follows:

	2006	2005
Land	$2,421	$2,121
Buildings and improvements	13,179	11,910
Furniture, fixtures, and equipment	3,303	2,446
Construction in progress	1	1,404

Total cost basis	18,904	17,881
Less — Accumulated depreciation	6,451	5,894

Net book value	$12,453	$11,987

The construction in progress at the end of 2005 pertains to two branch office projects which were completed early in 2006.
During 2006, the Corporation opened a new full service branch office and relocated a full service branch office. The old branch office building was subsequently sold.
Depreciation of premises and equipment charged to operating expenses amounted to $890,000 in 2006, $707,000 in 2005, $1,038,000 in 2004.
NOTE 7 – OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows:

	2006	2005
Balance, January 1	$945	$1,730
Other real estate transferred from loans due to foreclosure	23	632
Other real estate transferred to premises and equipment	—	(358)
Other real estate sold / written down	(942)	(1,059)

Balance, December 31	$26	$945

NOTE 8 – INTANGIBLE ASSET
Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. The carrying amount of the intangible asset for the years ended December 31 (dollars in thousands) is as follows:

	2006		2005
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Core deposit premium	$4,758	$4,553	$4,758	$4,428

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 8 – INTANGIBLE ASSET (CONTINUED)
During 2004, the Bank sold five branch offices with deposits of $26.471 million. Two of the branch offices sold had unamortized core deposit premiums of $304,000 at the time of the sale. The write-off of this core deposit premium reduced the gain on the sale of these branch locations. Core deposit premium expense amounted to $125,000 for 2006 and 2005, and $308,000 for 2004.
The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2005 (dollars in thousands):

2007	$82
2008	78
2009	45

Total	$205

NOTE 9 – DEPOSITS
The distribution of deposits at December 31 (dollars in thousands) is as follows:

	2006	2005
Non-interest-bearing	$23,471	$19,684
NOW and Money Market	73,188	64,566
Savings	13,365	15,279
CDs <$100,000	89,585	75,001
CDs >$100,000	23,645	12,335
Brokered	89,167	45,767

Total deposits	$312,421	$232,632

As of December 31, 2006, $.878 million of deposits are from Canadian customers. Nonbrokered time deposits of $100,000 or more were $23.645 million and $12.335 million at December 31, 2006 and 2005, respectively. Interest expense on non-brokered time deposits of $100,000 or more was $.846 million, $.409 million, and $.357 million, for the years ended December 31, 2006, 2005 and 2004, respectively.
Maturities of non-brokered time deposits outstanding at December 31, 2006, (dollars in thousands) are as follows:

2007	$100,442
2008	6,662
2009	3,321
2010	1,236
2011	779
Thereafter	790

Total	$113,230

Brokered deposits of $89.167 million mature in 2007.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 – BORROWINGS
Borrowings consist of the following at December 31 (dollars in thousands):

	2006	2005
Federal Home Loan Bank advances at rates ranging from 4.98% to 5.39% maturing in 2010 and 2011	$35,000	$35,000

Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	1,348	1,417

Advance outstanding on line of credit with a correspondent bank, interest payable at the prime rate, 8.25% as of December 31, 2006, maturing May 31, 2008	1,959	—

	$38,307	$36,417

In the first quarter of 2005, the Corporation prepaid $48.555 million of the Federal Home Loan Bank (“FHLB”) borrowings and incurred a prepayment penalty of $4.320 million. This early payoff of FHLB borrowings reduced interest rate risk and better positioned the Corporation for future match funding of loan growth.
The Federal Home Loan Bank borrowings are collateralized at December 31, 2006 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $18.227 million; U.S. government agency securities with an amortized cost and estimated fair value of $28.389 million and $28.195 million respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.794 million. Prepayment of the remaining advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2006.
The FHLB has the option to convert the above listed convertible — fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter. During 2006, $20.0 million of the advances were converted from fixed to adjustable rate by the FHLB.
In the second quarter of 2006, the Corporation established a $6 million line of credit with a correspondent bank. This line of credit, which is priced at the prime rate, will be utilized by the Corporation to infuse capital into the Bank in order to support the regulatory required 8% Tier 1 Capital. This line of credit is secured by all of the shares of the Bank and matures May 31, 2008.
The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.926 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.539 million, and guaranteed by the Corporation.
Maturities of borrowings outstanding at December 31, 2006 (dollars in thousands) are as follows:

2007	$—
2008	1,959
2009	—
2010	15,000
2011	20,000
Thereafter	1,348

Total	$38,307

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 11 – INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 (dollars in thousands) are as follows:

	2006	2005	2004
Current tax expense (credit)	$(500)	$—	$147
Deferred tax (credit)	2,632	(3,503)	(2,257)
Change in valuation allowance	(2,632)	3,503	2,257

Total provision (credit) for income taxes	$(500)	$—	$147

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 (dollars in thousands) is as follows:

	2006	2005	2004
Tax expense (benefit) at statutory rate	$413	$(2,504)	$(492)
Increase (decrease) in taxes resulting from:
Utilization of NOL carryforward to offset current year taxable income	(297)	—	—
Benefit of portion of NOL carryforward in accordance with SFAS 109	(500)	—	—
Tax-exempt interest	(252)	(340)	(415)
Intangible asset amortization and impairment	16	16	105
Change in valuation allowance	(2,632)	3,503	2,257
Other	2,752	(675)	(1,308)

Provision for (benefit of) income taxes	$(500)	$—	$147

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 11 – INCOME TAXES (CONTINUED)
Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 (dollars in thousands) are as follows:

	2006	2005
Deferred tax assets:
Allowance for loan losses	$1,702	$2,076
Deferred compensation	386	421
Intangible assets	373	458
Other real estate	—	231
Alternative Minimum Tax Credit	1,463	1,463
NOL carryforward	11,195	12,349
Depreciation	59	233
Tax credit carryovers	635	672
Other	6	48

Total deferred tax assets	15,819	17,951

Valuation allowance	$(15,319)	$(17,951)

Deferred tax liabilities:

Total deferred tax liabilities	—	—

Net deferred tax asset (liabilty)	$500	$—

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2006 and 2005, the Corporation established a valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation has a net operating loss and tax credit carryforwards for tax purposes of approximately $32.9 million, and $2.1 million, respectively. The deferred tax benefits related to the net operating loss and tax credit carryforwards will, at a minimum, be utilized to offset future taxable expense. The Corporation will record the future benefits from these carryforwards at such time as it becomes “more likely than not” that they will be utilized prior to expiration. Please refer to further discussion on income taxes contained in “Management’s Discussion and Analysis.” This net operating loss carryforward expires twenty years from the date that it originated. A portion of the NOL, approximately $22 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.4 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December, 2004.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 12 – OPERATING LEASES
The Corporation leases space for one branch office. The lease is classified as an operating lease. The operating lease for our branch office in Birmingham, which originated in September 2005, had an original term of 66 months with an option to renew for an additional five year period. Future minimum payments, by year and in the aggregate, under the non-cancelable operating leases with initial or remaining terms in excess of one year, consisted of the following (dollars in thousands):

2007	$179
2008	179
2009	179
2010	179
2011	54

Total	$770

Rent expense for all operating leases amounted to $182,000 in 2006, $91,000 in 2005, and $108,000 in 2004.
NOTE 13 – RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $70,000, $107,000, and $146,000 for 2006, 2005, and 2004, respectively.
NOTE 14 – DEFERRED COMPENSATION PLANS
As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2006 and 2005, for vested benefits under this plan was $1,135,000 and $1,238,000 respectively. These benefits were originally contracted to be paid over a ten-year period. The final payment is scheduled to occur in 2018. The Corporation maintains life insurance policies on the plan participants. The cash surrender value of the policies was $1,251,000 and $1,494,000 at December 31, 2006 and 2005, respectively. Deferred compensation expense for the plan was $85,000, $120,000, and $194,000 for 2006, 2005, and 2004 respectively.
NOTE 15 – SUBORDINATED DEBENTURES
The Corporation owns a Delaware business trust, North Country Capital Trust (the “Trust”). The Trust exists solely to issue capital securities. Prior to the adoption of FIN 46, the Corporation consolidated this entity as a result of its ownership of the outstanding common securities. This entity meets the FIN 46 definition of a VIE, but the Corporation is not the primary beneficiary in the entity. As such, the Corporation deconsolidated this entity in 2003. The Trust issued trust preferred securities and invested the net proceeds in subordinated debentures issued to the Trust by the Corporation. The subordinated debentures were the sole asset of the Trust.
As part of the recapitalization in 2004 and through the issuance of $30 million in common stock in a private placement, the subordinated debentures were paid off. This payoff settlement was negotiated with all of the holders of the subordinated debentures. The total settlement price was $6,500,000 in payment of the $12,450,000 balance in debentures plus accrued interest, which resulted in the Corporation recording a gain on the settlement of $6,617,000.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 – REGULATORY MATTERS
The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2006, the Corporation is well capitalized.
To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.
The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2006
Total capital (to risk-weighted assets):
Consolidated	$32,885	10.0%	≥ $26,251	≥ 8.0%	N/A
mBank	$34,557	10.6%	≥ $26,167	≥ 8.0%	≥ $32,708	≥ 10.0%

Tier 1 capital (to risk-weighted assets):
Consolidated	$28,772	8.8%	≥ $13,125	≥ 4.0%	N/A
mBank	$30,457	9.3%	≥ $13,083	≥ 4.0%	≥ $19,625	≥ 6.0%

Tier 1 capital (to average assets):
Consolidated	$28,772	7.9%	≥ $14,654	≥ 4.0%	N/A
mBank	$30,457	8.3%	≥ $14,626	≥ 4.0%	≥ $18,282	≥ 5.0%

2005
Total capital (to risk-weighted assets):
Consolidated	$29,806	11.8%	≥ $20,153	≥ 8.0%	N/A
mBank	$28,484	11.4%	≥ $20,076	≥ 8.0%	≥ $25,095	≥ 10.0%

Tier 1 capital (to risk-weighted assets):
Consolidated	$26,622	10.6%	≥ $10,075	≥ 4.0%	N/A
mBank	$25,309	10.1%	≥ $10,033	≥ 4.0%	≥ $15,050	≥ 6.0%

Tier 1 capital (to average assets):
Consolidated	$26,622	9.2%	≥ $11,537	≥ 4.0%	N/A
mBank	$25,309	8.8%	≥ $11,504	≥ 4.0%	≥ $14,380	≥ 5.0%

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 – REGULATORY MATTERS (CONTINUED)
At December 31, 2006, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.
History
In October 2001, the Bank was notified by the FDIC that it was a “troubled institution” within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.
In September 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services (“OFIS”), and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago (“FRB”) requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation. These actions were adopted by the Board of Directors of the Corporation and the Bank.
Following the completion of the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS in November 2002, and the Bank’s receipt of the related Report of Examination (“Report”), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal order (the “Order”) under Federal and State banking laws. The Order became effective on April 5, 2003, and was to remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identified deficiencies in the Bank’s policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the “Board”), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also required the Bank to maintain specified capital ratios during the life of the Order.
On February 8, 2005, the Order was formally removed; however, the Bank entered into an informal agreement which required the Bank to maintain a Tier 1 Capital ratio of at least 8%. Following the completion of the regularly scheduled safety and soundness examination in December 2006, this informal agreement was removed.
NOTE 17 – STOCK OPTION PLANS
The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 16, 2004. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12.50% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 – STOCK OPTION PLANS (CONTINUED)
The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31, 2006, 2005 and 2004. The weighted average fair value of options granted as of their grant date, along with the assumptions used for each grant, is shown below.

	2006	2005	2004
Shares granted	72,500	112,500	257,152
Weighted average exercise price	$10.65	$11.49	$9.75
Dividend yield	0.00%	0.00%	0.00%
Weighted average risk-free interest rate	4.30%	3.96%	3.25%
Weighted average expected life (years)	4.0	4.0	4.0
Weighted average volatility	20.00%	28.00%	30.00%
Weighted average fair value per share	$2.53	$3.36	$2.80
A summary of stock option transactions for the years ended December 31 is as follows:

	2006	2005	2004
Outstanding shares at beginning of year	375,417	282,999	27,483
Granted during the year	72,500	112,500	257,152
Expired / forfeited during the year	(1,500)	(20,082)	(1,636)

Outstanding shares at end of year	446,417	375,417	282,999

Exercisable shares at end of year	164,626	149,126	146,708

Weighted average exercise price per share at end of year	$12.29	$14.15	$34.55

Shares available for grant at end of year	18,488	89,488	189,532

As part of the recapitalization of the Corporation, options were granted to two new senior executives of the Corporation and Bank. These options, totaling 257,152 shares, were granted at an exercise price of $9.75 per share or market value. The market value was based upon the offering price of the common stock in the private placement.
The options granted in 2006, 72,500 shares, and in 2005, 112,500 shares, were granted at an exercise price which equaled market value at the date of grant.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 – STOCK OPTION PLANS (CONTINUED)
Following is a summary of the options outstanding and exercisable at December 31, 2006:

			Weighted
			Average	Weighted
			Remaining	Average
Exercise	Number of Shares		Contractual	Exercise
Price Range	Outstanding	Exercisable	Life-Years	Price
$9.16	12,500	5,000	9.0	$9.16
$9.75	257,152	120,861	8.0	9.75
$10.65	72,500	14,500	10.0	10.65
$11.50	40,000	8,000	8.8	11.50
$12.00	60,000	12,000	8.5	12.00
$156.00 - $240.00	3,545	3,545	4.3	186.75
$300.00 - $400.00	720	720	2.5	345.00

	446,417	164,626	8.4	$14.15

NOTE 18 – OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes for the years ended December 31 (dollars in thousands) were as follows:

	2006	2005	2004
Unrealized holding gains (losses) on available for sale securities	$177	$(760)	$(535)
Less reclassification adjustments for gains (losses) later recognized in income	(1)	(95)	—

Net unrealized gains (losses)	176	(855)	(535)
Tax effect	—	—	—

Other comprehensive income (loss)	$176	$(855)	$(535)

NOTE 19 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK
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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)
The Corporation’s exposure to credit loss, in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 (dollars in thousands) are as follows:

	2006	2005
Commitments to extend credit:
Fixed rate	$9,288	$2,118
Variable rate	44,141	31,557
Standby letters of credit — Variable rate	6,233	10,493
Credit card commitments — Fixed rate	2,391	3,135

	$62,053	$47,303

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
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
Credit card commitments are commitments on credit cards issued by the Corporation’s subsidiary and serviced by other companies. These commitments are unsecured.
Contingencies
In the normal course of business the Corporation is involved in various legal proceedings. For expanded discussion on the Corporation’s legal proceedings, see Note 25.
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans. This concentration at December 31, 2006 represents $44.3 million, or 19.6%, compared to $28.2 million, or 16.1%, of the commercial loan portfolio on December 31, 2005. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates, methods, and assumptions are set forth below for the Corporation’s financial instruments:
Cash, cash equivalents, and interest-bearing deposits - The carrying values approximate the fair values for these assets.
Securities - Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Federal Home Loan Bank stock – Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.
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
Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan’s effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.
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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 – FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The following table presents information for financial instruments at December 31 (dollars in thousands):

	2006		2005
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,706	$10,706	$7,943	$7,943
Interest-bearing deposits	856	856	1,025	1,025
Securities available for sale	32,769	32,769	34,210	34,210
Federal Home Loan Bank stock	3,794	3,794	4,855	4,855
Net loans	317,575	313,533	233,663	231,279
Cash surrender value — life insurance	1,252	1,252	1,494	1,494
Accrued interest receivable	1,963	1,963	1,590	1,590

Total financial assets	$368,915	$364,873	$284,780	$282,396

Financial liabilities:
Deposits	$312,421	$309,591	$232,632	$232,175
Borrowings	38,307	37,597	36,417	35,225
Directors deferred compensation	1,135	1,135	1,238	1,238
Accrued interest payable	919	919	730	730

Total financial liabilities	$352,782	$349,242	$271,017	$269,368

Limitations - Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2006 and 2005
(Dollars in Thousands)

	2006	2005
ASSETS

Cash and cash equivalents	$223	$1,173
Investment in subsidiaries	30,635	25,409
Other assets	64	53

TOTAL ASSETS	$30,922	$26,635

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings	$1,959	$—
Other liabilities	173	47
Shareholders’ equity	28,790	26,588

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$30,922	$26,635

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF OPERATIONS
Years Ended December 31, 2006, 2005, and 2004
(Dollars in Thousands)

	2006	2005	2004
INCOME:
Gain on settlement of subordinated debentures	$—	$—	$6,617
Other	39	34	13

Total income	39	34	6,630

EXPENSES:
Salaries and benefits	489	120	1,568
Interest	68	—	458
Professional service fees	728	302	1,031
Other	137	196	183

Total expenses	1,422	618	3,240

Income (loss) before credit for income taxes and equity in undistributed net income (loss) of subsidiaries	(1,383)	(584)	3,390

Provision for (benefit of) income taxes	—	—	—

Income (loss) before equity in undistributed net income (loss) of subsidiaries	(1,383)	(584)	3,390
Equity in undistributed net income (loss) of subsidiaries	3,099	(6,780)	(4,985)

NET INCOME (LOSS)	$1,716	$(7,364)	$(1,595)

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2006, 2005, and 2004
(Dollars in Thousands)

	2006	2005	2004
Cash Flows from Operating Activities:
Net income (loss)	$1,716	$(7,364)	$(1,595)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for depreciation and amortization	—	—	26
Net gain on settlement of subordinated debentures	—	—	(6,617)
Equity in undistributed net income (loss) of subsidiaries	(3,099)	6,780	4,985
Change in other assets	(11)	(27)	59
Change in other liabilities	125	(850)	872

Net cash (used in) operating activities	(1,269)	(1,461)	(2,270)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	—	—	26,160
Increase in borrowings	1,959	—	—
Increase in capital from stock option compensation	310
Payment in settlement of subordinated debentures	—	—	(6,500)
Investments in subsidiaries	(1,950)	321	(15,500)

Net cash provided by financing activities	319	321	4,160

Net increase (decrease) in cash and cash equivalents	(950)	(1,140)	1,890
Cash and cash equivalents at beginning of period	1,173	2,313	423

Cash and cash equivalents at end of period	$223	$1,173	$2,313

NOTE 22 – LEGAL PROCEEDINGS
The Corporation and its subsidiaries are subject to routine litigation incidental to the business of banking. The litigation that is not routine and incidental to the business of banking is described below.
Shareholder’s Derivative Litigation
Damon Trust v. Bittner, et al.
In an action styled Virginia M. Damon Trust v. North Country Financial Corporation, Nominal Defendant, and Dennis Bittner, Bernard A. Bouschor, Ronald G. Ford, Sherry L. Littlejohn, Stanley J. Gerou II, John D. Lindroth, Stephen Madigan, Spencer Shunk, Michael Hendrickson, Glen Tolksdorf, and Wesley Hoffman, filed in the U.S. District Court for the Western District of Michigan on July 1, 2003, a shareholder of the Corporation has brought a shareholder’s derivative action under Section 27 of the Exchange Act against the Corporation and certain of its current and former directors and senior executive officers.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 22 – LEGAL PROCEEDINGS (CONTINUED)
On November 11, 2003, the Corporation filed a motion, as permitted by section 495 of the MBCA, M.C.L.§ 450.1495, requesting the Court to appoint a disinterested person to conduct a reasonable investigation of the claims made by the plaintiff and to make a good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation. After additional written submissions to the Court by the defendants and the plaintiff concerning the issues presented by this motion, and after several conferences with the Court, on May 20, 2004, the Court entered an Order adopting the parties’ written stipulations concerning the appointment of a disinterested person and the manner of conducting the investigation of the claims made by the plaintiff and making recommendations as to whether the maintenance of the derivative action is in the best interests of the Corporation. The Corporation is presently monitoring the process of this legal action and does not expect to incur any substantial legal fees related to the case.
Damon Trust v. Wipfli
On August 27, 2004, a second shareholder’s derivative action, styled Virginia M. Damon Trust v. Wipfli Ullrich Bertelson, LLP, and North Country Financial Corporation, Nominal Defendant, was filed in the Michigan Circuit Court for Grand Traverse County by the same shareholder which brought the derivative action discussed above. The complaint, which demands a jury trial, is brought on behalf of the Corporation against Wipfli Ullrich Bertelson, LLP (“Wipfli”) under the Michigan Accountant Liability statute, M.C.L. 600.2962. It alleges that Wipfli damaged the Corporation by (i) failing to conduct and oversee, with the due care and competence required of professional accountants, the annual audit of the Corporation’s financial statements for its fiscal years ending December 31, 2000 and December 31, 2001, (ii) failing to provide, with requisite due care and competence, the internal audit, regulatory compliance, and financial reporting services Wipfli had agreed to provide the Corporation after August 28, 2002, when Wipfli resigned as its auditors to undertake such consulting services, (iii) failing to exercise due care and competence required to ensure that the Corporation’s financial statements conformed to applicable regulatory accounting principles (“RAP”) and generally accepted accounting principles (“GAAP”), (iv) failing to make full disclosure that the Corporation’s administrative, operating, and internal controls were inadequate to prevent loss and damage to its assets, and (v) failing to conduct a diligent and careful “review” of the Corporation’s quarterly financial statements during its fiscal years 2000 and 2001 and the first and second quarters of 2002.
The complaint further alleges that Wipfli undertook in writing (i) to provide professional services, including auditing services, accounting services for preparation of audited financial statements, advice regarding financial statement disclosure, and preparation of annual reports for regulators, including the annual report required by section 36 of the Federal Deposit Insurance Act, and (ii) to ensure that the Corporation had sufficient systems in place to determine whether it was in compliance with RAP and other regulations of the FDIC and the OFIS. The complaint alleges that Wipfli (i) failed to conduct its audits of the Corporation’s financial statements in accordance with generally accepted auditing standards (“GAAS”), (ii) negligently represented that the Corporation’s audited annual financial statements for the year ended December 31, 2000 were fairly presented in all material respects, (iii) negligently conducted reviews of the Corporation’s quarterly financial statements for the interim quarters of 2000, 2001 and 2002, and (iv) negligently audited the Corporation’s financial statements for the fiscal years 2000 and 2001 by failing to obtain or review sufficient documentation failing to limit the scope of the audit in light of such failure to obtain or review sufficient documentation, failing to verify the accuracy of information obtained from the Corporation for the audit, failing to limit the scope of the audit in light of such failure to verify the accuracy of the information obtained from the Corporation, and substantially underestimating the Corporation’s liabilities and misrepresenting its solvency.
The complaint also alleges that Wipfli is a party responsible for the Corporation’s liability in any securities fraud action arising out of a material overstatement of its financial results. The complaint claims contribution and indemnification from Wipfli on behalf of the Corporation under the Private Securities Litigation Reform Act of 1995 for any liability it may incur in any such securities fraud action.
On October 12, 2004, Wipfli removed the second shareholder’s derivative action to the U.S. District Court for the Western District of Michigan. On February 3, 2005, the Corporation filed a Motion to realign the Corporation as the plaintiff, and to dismiss the Virginia M. Damon Trust as a party, in the second shareholder’s derivative action. The plaintiff, Virginia M. Damon Trust filed a brief opposing the Corporation’s motion. Oral argument on the Corporation’s motion was held before the Court on March 7, 2005. The Court took the matter under advisement.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 22 – LEGAL PROCEEDINGS (CONTINUED)
In an Order dated September 29, 2005, the Court realigned the Corporation as the plaintiff and made the Corporation exclusively responsible for prosecuting all further aspects of the case, including any settlement. In the same Order, the Court stated that the Virginia M. Damon Trust would remain as a nominal plaintiff in the case, entitled to notice.
The matter is presently pending in the U.S. District Court for the Western District of Michigan. This litigation is complex, time-consuming and often protracted. The Corporation incurred significant legal and other professional fees associated with the Wipfli action in 2006. The Corporation entered into an agreement with the counsel during 2006 whereby future costs from this action will be paid by counsel in exchange for a share of settlement proceeds, if any. The Corporation does not believe that legal costs associated with the Damon action noted above will be material for 2007.

Selected Financial Data
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2006	2005	2004	2003	2002
SELECTED FINANCIAL CONDITION DATA:
Total assets	$382,791	$298,722	$339,497	$422,539	$565,306
Loans	322,581	239,771	203,832	297,846	435,043
Securities	32,769	34,210	57,075	84,774	67,955
Deposits	312,421	232,632	215,650	305,794	437,494
Borrowings	38,307	36,417	85,039	87,026	87,815
Total equity	28,790	26,588	34,730	10,700	20,503

SELECTED OPERATIONS DATA:
Interest income	$24,052	$16,976	$18,853	$23,641	$35,969
Interest expense	(12,459)	(7,196)	(10,615)	(14,015)	(18,089)

Net interest income	11,593	9,780	8,238	9,626	17,880
Provision for loan losses	(861)	—	—	—	26,658
Net security gains (losses)	(1)	95	—	427	746
Other income	984	1,016	8,542	2,804	4,512
Impairment loss on intangibles	—	—	—	(60)	(3,647)
Other expenses	(12,221)	(18,255)	(18,228)	(20,056)	(23,416)

Income (loss) before income taxes	1,216	(7,364)	(1,448)	(7,259)	(30,583)
Provision (credit) for income taxes	(500)	—	147	2,329	(3,870)

Net income (loss)	$1,716	$(7,364)	$(1,595)	$(9,588)	$(26,713)

PER SHARE DATA:
Earnings (loss) — Basic	$.50	$(2.15)	$(3.23)	$(27.32)	$(76.11)
Earnings (loss) — Diluted	.50	(2.15)	(3.23)	(27.32)	(76.11)
Cash dividends declared	—	—	—	—	5.00
Book value	8.40	7.75	10.13	30.40	58.40
Market value — closing price at year end	11.50	9.10	17.97	35.00	48.40

FINANCIAL RATIOS:
Return on average equity	6.19%	(25.63)%	(18.64)%	(59.15)%	(61.07)
Return on average assets	.49	(2.58)	(.44)	(1.96)	(4.31)
Dividend payout ratio	N/A	N/A	N/A	N/A	NM
Average equity to average assets	7.97	10.05	2.34	3.32	7.05
Efficiency ratio	93.95	160.43	103.05	150.82	114.24
Net interest margin	3.51	3.64	2.57	2.25	3.36

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED
	2006				2005
	December 31	September 30	June 30	March 31	December 31	September 30	June 30	March 31
BALANCE SHEET

Total loans	$322,605	$292,614	$283,110	$264,471	$239,771	$218,462	$204,503	$194,831
Allowance for loan losses	(5,006)	(5,316)	(5,415)	(5,415)	(6,108)	(6,589)	(6,636)	(6,836)
Total loans, net	317,599	287,298	277,695	259,056	233,663	211,873	197,867	187,995
Intangible assets	205	237	268	299	330	362	393	424
Total assets	382,791	363,191	352,497	334,591	298,722	280,590	276,111	275,216
Core deposits	199,609	195,774	185,784	183,438	174,530	162,303	156,195	150,567
Noncore deposits (1)	112,812	97,720	98,380	84,516	58,102	50,965	51,619	54,672
Total deposits	312,421	293,494	284,164	267,954	232,632	213,268	207,814	205,239
Total borrowings	38,307	38,307	37,617	36,417	36,417	36,417	36,484	38,135
Total shareholders’ equity	28,790	28,226	27,179	27,173	26,588	27,900	28,517	28,854
Total shares outstanding	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695

INCOME STATEMENT

Net interest income	$3,027	$2,952	$2,935	$2,679	$2,680	$2,507	$2,388	$2,205
Provision for loan losses	(261)	—	—	(600)	—	—	—
Net interest income after provision	3,288	2,952	2,935	3,279	2,680	2,507	2,388	2,205
Total noninterest income	276	240	251	216	303	254	370	184
Total noninterest expense	3,226	3,002	2,996	2,997	4,011	3,279	3,335	7,630
Income before taxes	338	190	190	498	(1,028)	(518)	(577)	(5,241)
Provision for income taxes	—	(500)	—	—	—	—	—	—

Net income	$338	$690	$190	$498	$(1,028)	$(518)	$(577)	$(5,241)

PER SHARE DATA

Earnings per share — basic	$.10	$.20	$.05	$.15	$(.30)	$(.15)	$(.17)	$(1.53)
Earnings per share — diluted	.10	.20	.05	.15	(.30)	(.15)	(.17)	(1.53)
Book value per share	8.40	8.23	7.93	7.93	7.75	8.14	8.32	8.42

ASSET QUALITY RATIOS

Nonperforming assets/total assets	.77%	.58%	.14%	.28%	.35%	1.39%	1.19%	1.38%
Allowance for loan losses/total loans	1.55	1.82	1.91	2.05	2.55	3.02	3.24	3.52
Allowance for loan losses/nonperforming loans	170.33	257.43	1,214.13	N/A	5,357.89	336.69	690.53	300.88
Net charge-offs/average loans	.08	.07	.03	.04	.41	.19	.17	.07

PROFITABILITY RATIOS

Return on average assets	.37%	.75%	.22%	.63%	(1.41)%	.73%	(.83)%	(7.16)%
Return on average equity	4.68	9.76	2.82	7.47	(14.95)	(7.39)	(8.01)	(69.25)
Net interest margin	3.44	3.36	3.62	3.62	3.96	3.79	3.67	3.21
Efficiency ratio	94.60	91.17	91.41	99.37	128.37	112.11	119.07	300.96
Average loans/average deposits	102.29	97.51	99.67	98.44	102.01	99.34	95.49	95.54

CAPITAL ADEQUACY RATIOS

Leverage ratio	7.85%	7.81%	8.04%	8.54%	9.23%	9.86%	10.14%	9.67%
Tier 1 capital ratio	8.77	9.36	9.28	9.74	10.57	12.05	13.17	14.14
Total capital ratio	10.02	10.62	10.54	11.00	11.84	13.32	14.45	15.42
Average equity/average assets	7.81	7.73	7.94	8.48	9.45	10.02	10.40	10.34
Tangible equity/tangible assets	7.47	7.71	7.64	8.04	8.80	9.83	10.20	10.35

(1)	Noncore deposits includes brokered deposits and CDs greater than $100,000

Market Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
MARKET INFORMATION
(Unaudited)
During 2001, the Corporation’s stock began trading on the NASDAQ Small Cap Market; effective on August 31, 2001, the Corporation changed its trading symbol from “NCUF” to “NCFC.” As part of the recapitalization, the Corporation changed its name from North Country Financial Corporation to Mackinac Financial Corporation and changed its trading symbol from “NCFC” to “MFNC”.
The following table sets forth the range of high and low bid prices of the Corporation’s common stock from January 1, 2005 through December 31, 2006, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2006
High	$10.35	$11.00	$11.55	$11.50
Low	9.10	10.00	10.20	10.46
Close	9.81	10.27	10.56	11.50
Book value, at quarter end	7.93	7.93	8.23	8.40

2005
High	$19.26	$18.25	$15.25	$10.75
Low	17.50	11.78	10.99	9.05
Close	18.13	15.23	10.99	9.10
Book value, at quarter end	8.42	8.32	8.14	7.75
The Corporation had 1,746 shareholders of record as of March 27, 2007.

Forward-Looking Statements
This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of the Corporation, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Corporation’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:
•	The highly regulated environment in which the Corporation operates could adversely affect its ability to carry out its strategic plan due to restrictions on new products, funding opportunities or new market entrances;

•	General economic conditions, either nationally or in the state(s) in which the Corporation does business;

•	Legislation or regulatory changes which affect the business in which the Corporation is engaged;

•	Changes in the interest rate environment which increase or decrease interest rate margins;

•	Changes in securities markets with respect to the market value of financial assets and the level of volatility in certain markets such as foreign exchange;

•	Significant increases in competition in the banking and financial services industry resulting from industry consolidation, regulatory changes and other factors, as well as action taken by particular competitors;

•	The ability of borrowers to repay loans;

•	The effects on liquidity of unusual decreases in deposits;

•	Changes in consumer spending, borrowing, and saving habits;

•	Technological changes;

•	Acquisitions and unanticipated occurrences which delay or reduce the expected benefits of acquisitions;

•	Difficulties in hiring and retaining qualified management and banking personnel;

•	The Corporation’s ability to increase market share and control expenses;

•	The effect of compliance with legislation or regulatory changes;

•	The effect of changes in accounting policies and practices;

•	The costs and effects of existing and future litigation and of adverse outcomes in such litigation.
These risks and uncertainties should be considered in evaluating forward-looking statements. Further information concerning the Corporation and its business, including additional factors that could materially affect the Corporation’s financial results, is included in the Corporation’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this report are based upon information presently available and the Corporation assumes no obligation to update any forward-looking statements.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion will cover results of operations for 2004 through 2006 and asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2005 and 2006. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.
HISTORY
The Corporation experienced significant operating losses in 2004 and 2005. The loss incurred in 2004 was due to continued deterioration of the Corporation’s financial condition prior to the recapitalization which occurred in December 2004. Prior to this recapitalization the Corporation and the Bank had recorded ten consecutive quarters of operating losses. The Bank was under a formal “Cease and Desist Order” under Federal and State banking laws and the Corporation had received “going concern” qualified opinions in each of its last three annual reporting periods.
On December 16, 2004, the Corporation consummated a recapitalization plan through the issuance of $30 million of its common stock in a private placement which resulted in net proceeds of $26.2 million. The Corporation utilized a portion of these proceeds, $15.5 million, to infuse capital into the Bank. The Corporation, as a part of the recapitalization, also reached a settlement for a $6.5 million payment to retire its $12.5 million of subordinated debentures. Recapitalization occurred as the culmination of the following historical progression of events. Early in 2005, the Order was terminated and replaced with an informal agreement which was removed in December 2006. The Order and informal agreement are discussed in more detail in the Consolidated Notes to the Financial Statements and later in Management’s Discussion.
EXECUTIVE OVERVIEW
The purpose of this section is to provide a brief overview of the 2006 results of operations. Additional detail of the balance sheet and Statement of Operations is provided in Management Discussion following this summary.
The Corporation reported net income of $1.716 million, or $.50 per share for the year ended December 31, 2006, compared to a net loss of $7.364 million, or $2.15 per share for 2005. Weighted average shares outstanding amounted to 3,248,695 in both years.
The 2006 operations include a $600,000 negative provision recorded in the first quarter, in recognition of improved credit quality, a $261,000 negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $500,000 deferred tax benefit recorded in the third quarter. The deferred tax benefit was recorded in accordance with generally accepted accounting principles for recognition of a portion of the benefits to be derived from NOL carry-forwards. The 2006 results also include $310,000 of stock option expense required under the new accounting rules for stock compensation plans, as well as $550,000 of expenses incurred to pursue legal action against the Corporation’s former accountants.
The 2005 loss of $7.364 million includes a number of significant one-time charges. Included are $4.320 million of penalties incurred to prepay $48.555 million of FHLB borrowings, $.815 million of costs associated with conversion of the Corporation’s data processing system, approximately $500,000 of marketing expense to launch the new “mBank” name along with a new line of products and services, and lastly a $200,000 write-down of other real estate property.
Total assets of the corporation at December 31, 2006 were $382.791 million, an increase of 28.1% from total assets of $298.722 million reported at December 31, 2005.
During 2006 the Corporation increased loans by $82.810 million from 2005 year-end balances of $239.771 million, a 34.5% increase. This growth in loans occurred despite payoffs of existing portfolio loans, which totaled $27.9 million, along with normal principal reductions or amortization of $18.9 million. Total loan production in 2006 amounted to $135.2 million.
Asset quality remained strong in 2006. Nonperforming loans, as a percent of loans, was .91% at December 31, 2006. Nonperforming assets at December 31, 2006 were $2.965 million, .77% of total assets, compared to $1.059 million or .35% of total assets at December 31, 2005.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Total deposits grew from $232.632 million at December 31, 2005 to $312.421 million at December 31, 2006, an increase of 34.3%. The increase includes a growth in core deposits of the Bank in the amount of $25.079 million, a 14.4% increase from 2005 year end balances of $174.530 million, and increases in non-core deposits of $54.710 million, which include bank CDs greater than $100,000 and brokered deposits.
Shareholders’ equity totaled $28.790 million at December 31, 2006 compared to $26.588 million at the end of 2005, an increase of $2.202 million. This increase reflects consolidated net income of $1.716 million, the capital contribution impact of stock options and also the increase in equity due to the increase in the market value of held-for-sale investments, which amounted to $.176 million. The book value per share at December 31, 2006 amounted to $8.40 compared to $7.75 at the end of 2005.
ASSET QUALITY
The asset quality of the Corporation remained strong in 2006. The 2006 year end balances of nonaccrual loans resulted primarily from two large commercial credits which were originated prior to current management and the subsequent changes that occurred in the Corporate credit culture.
The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	2006	2005	2004
Nonperforming Assets:
Nonaccrual loans	$2,899	$15	$4,307
Accruing loans past due 90 days or more	40	99	—
Restructured loans	—	—	—

Total nonperforming loans	2,939	114	4,307
Other real estate owned	26	945	1,730

Total nonperforming assets	$2,965	$1,059	$6,037

Nonperforming loans as a % of loans	.91%	.05%	2.11%

Nonperforming assets as a % of assets	.77%	.35%	1.78%

Reserve for Loan Losses:
At period end	$5,006	$6,108	$6,966

As a % of loans	1.55%	2.55%	3.42%

As a % of nonperforming loans	170.33%	5,357.89%	161.74%

As a % of nonaccrual loans	172.68%	N/M %	161.74%

The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2006	2005	2004
Interest income that would have been recorded at original rate	$114	$134	$803

Interest income that was actually recorded	7	78	1,053

Net interest lost (gained)	$107	$56	$(250)

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
FINANCIAL POSITION
Loans
In 2006, the Corporation increased loan balances by $82.810 million, or 34.5%, from 2005 year-end loan balances of $239.771 million. The loan growth in 2006 compares to loan growth in 2005 of $35.939 million, or 17.6% from 2004 year-end loan balances of $203.832 million. The loan growth in 2006 and 2005 was accomplished despite high loan payoffs of existing portfolio loans of $27.9 million in 2006 and $46.8 million in 2005 and represents the successful execution of the Corporate Strategic Plan to grow commercial loans to provide the foundation for profitability. The Corporation, in order to execute this strategic initiative, has significantly increased its commercial lending staff with the addition of three commercial lenders in 2005 and two additional new hires in 2006. The Corporation emphasizes high quality commercial based lending with the majority of loans carrying variable interest rates which adjust up or down with the prime interest rate or other national indices. In 2006, the Corporation also experienced significant consumer loan growth with increases of $13.354 million or 29.9%, in one to four family mortgage loans and an increase of $.556 million, or 24.3% in other consumer related loans.
Loans represented 84.27% of total assets at the end of 2006 compared to 80.27% at the end of 2005. The loan to deposit ratio, at 103.25%, is higher than a peer average of approximately 90% due in part to the Bank’s utilization of Federal Home Loan Bank long-term borrowings as a funding source.
Following is a summary of the Corporation’s loan balances at December 31 (dollars in thousands):

				Percent Change
	2006	2005	2004	2006/2005	2005/2004
Commercial real estate	$154,332	$118,637	$105,619	30.09%	12.33%
Commercial, financial, and agricultural	71,385	56,686	47,446	25.93	19.47
One to four family residential real estate	58,014	44,660	45,292	29.90	(1.40)
Construction	36,009	17,503	3,096	105.73	465.34
Consumer	2,841	2,285	2,379	24.33	(3.95)

Total	$322,581	$239,771	$203,832	34.54%	17.63%

The above table more clearly illustrates the growth of the loan portfolio from 2004 through 2006 year end. This significant growth in loans for 2006 and 2005 was accomplished through a concentrated effort to return the Corporation to profitability by adding high quality commercial loans generated by a highly skilled commercial lending staff supported with an extensive credit review and underwriting process. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available and is the key to returning the Corporation to profitability. The Corporation, with its commercial lending expertise, is highly competitive in structuring loans to meet borrowing needs and meet strong underwriting requirements in order to maintain credit quality.
Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2006			2005			2004
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital
Real estate — operators of nonres bldgs	$44,308	19.63%	153.90%	$28,217	16.09%	106.13%	$11,364	7.42%	32.72%
Hospitality and tourism	30,826	13.66	107.07	37,681	21.49	141.72	52,659	34.41	151.62
Real estate agents and managers	25,071	11.11	87.08	10,588	6.04	39.82	2,456	1.60	7.07
Other	125,512	55.60	435.96	98,837	56.38	371.74	86,586	56.57	249.31

Total	$225,717	100.00%		$175,323	100.00%		$153,065	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and gaming to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
composition has increased exposure related to any specific industry concentration as of 2006 year end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.
The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $16.8 million at the end of 2004 to $11.1 million at 2006 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it currently receives no tax benefit, due to tax net operating loss carryforwards.
Due to the seasonal nature of many of the Corporation’s commercial loan customers, loan payment terms provide flexibility by structuring payments to coincide with the customer’s business cycle. The lending staff evaluates the collectability of the past due loans based on documented collateral values and payment history. The Corporation discontinues the accrual of interest on loans when, in the opinion of management, there is an indication that the borrower may be unable to meet the payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
Management analyzes the allowance for loan losses on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. The Corporation utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant, upon completion of the independent review in 2006, provided findings similar to management on the overall adequacy of the reserve. The Corporation will utilize this same consultant for loan review during 2007.
As a result of the Corporation’s monitoring of delinquent credits combined with rigorous collection efforts, management believes that credit problems will be identified and resolved earlier, at which time there may be more opportunities for favorable resolution.
The Corporation’s credit quality history is demonstrated in the following table (dollars in thousands):

	2006	2005	2004
Total loans, at period end	$322,581	$239,771	$203,832

Average loans for the year	$301,508	$207,928	$244,730

Allowance for loan losses	$5,006	$6,108	$6,966

Allowance to total loans at end of year	1.55%	2.55%	3.42%

Net charge-offs during the year	$241	$858	$15,039

Net charge-offs to average loans	.08%	.41%	6.15%

Net charge-offs to beginning allowance balance	3.95%	12.32%	68.34%

Nonaccrual loans at end of year	$2,899	$15	$4,307
Loans past due 90 days or more	40	99	—
Restructured loans	—	—	—

Total nonperforming loans	$2,939	$114	$4,307

Nonperforming loans to total loans at end of year	.91%	.05%	2.11%

Nonaccrual loans currently represent less than 1% of all outstanding loans. This low balance is representative of management’s continued success in executing a significant expansion of the loan portfolio without compromising credit quality. Management aggressively addressed historical bad credit decisions with diligent pursuit of creditors, followed by an accelerated ultimate resolution to recognize losses inherent within the portfolio. In 2004, the Bank sold $39.3 million of primarily nonperforming loans which resulted in a $10.9 million charge to the reserve. Late in 2005 the Bank sold $2.1

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
million of nonperforming assets which included $1.0 million of nonaccrual loans. There was no gain or loss on these sales of loans since the sale proceeds were equal to the net carrying value of the loans sold.
The computation of the required allowance for loan losses as of any point in time is one of the critical accounting estimates made by management in the financial statements. As such, factors used to establish the allowance could change significantly from the assumptions made and impact future earnings positively or negatively. The future of the national and local economies and the resulting impact on borrowers’ ability to repay their loans and the value of collateral are examples of areas where assumptions must be made for individual loans, as well as the overall portfolio.
The Corporation’s computation of the allowance for loan losses follows the Interagency Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Associations issued by the Federal Financial Institutions Examination Council (FFIEC) in July 2001. The computation of the allowance for loan losses considers prevailing local and national economic conditions as well as past and present underwriting practices.
Allowance for Loan and Lease Losses – Three Year Summary (dollars in thousands):

	2006	2005	2004
Balance at beginning of period	$6,108	$6,966	$22,005
Loans charged off:
Commercial, Financial & Agricultural	199	448	10,187
One-to-four family residential real estate	88	493	3,118
Consumer	45	51	2,453

Total loans charged off	332	992	15,758

Recoveries of loans previously charged off:
Commercial, Financial & Agricultural	53	102	312
One-to-four family residential real estate	13	23	148
Consumer	25	9	259

Total recoveries of loans previously charged off	91	134	719

Net loans charged off	241	858	15,039

Provision for loan losses	(861)	—	—
Balance at end of period	$5,006	$6,108	$6,966

Reserve as a percent of loans	1.55%	2.55%	3.42%

Net loans charged off as a percent of average loans	.08%	.41%	6.15%

Loans outstanding at period end	$322,581	$239,771	$203,832

Average loans outstanding during period	$301,508	$207,928	$244,730

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2006 (dollars in thousands):

Commercial, financial and agricultural loans	$3,600
One to four family residential real estate loans	23
Consumer loans	—
Unallocated and general reserves	1,383

Total	$5,006

At the end of 2006, the allowance for loan losses represented 1.55% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio
As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.
The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2005	$1,730
Other real estate transferred from loans due to foreclosure	632
Other real estate transferred to premises and equipment	(358)
Other real estate sold / written down	(1,059)

Balance at December 31, 2005	945
Other real estate transferred from loans due to foreclosure	23
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(942)

Balance at December 31, 2006	$26

Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.
Securities
During 2006, the securities portfolio continued to be an important component of the Corporation’s strategy to diversify its asset base and increase liquidity. Securities decreased $1.441 million in 2006, from $34.210 million at December 31, 2005 to $32.769 million at December 31, 2006.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2006	2005
US Agencies	$32,176	$30,354
Obligations of states and political subdivisions	593	3,856

Total securities	$32,769	$34,210

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During the year, securities were purchased and others matured or were called as steps in the process of managing the interest-rate-risk profile of the portfolio. In 2006, the Corporation utilized the excess liquidity provided by held-for-sale securities to fund loan growth. A net gain of $95,000 on the sale of securities was recognized in 2005. There were no security gains or losses in 2004. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.
Deposits
Total deposits at December 31, 2006, were $312.421 million compared to $232.632 million at the end of 2005. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2006	Mix	2005	Mix	2004	Mix
Non-interest-bearing	$23,471	7.51%	$19,684	8.46%	$20,956	9.72%
NOW and Money Market	73,188	23.43	64,566	27.75	53,468	24.79
Savings	13,365	4.28	22,555	9.70	18,635	8.64
Certificates of Deposit <$100,000	89,585	28.67	67,725	29.11	60,035	27.84

Total core deposits	199,609	63.89	174,530	75.02	153,094	70.99

Certificates of Deposit >$100,000	23,645	7.57	12,335	5.30	10,726	4.97
Internet CD	1,189	0.38	35,811	15.40	51,830	24.04
Brokered CDs	87,978	28.16	9,956	4.28	—	—

Total non-core deposits	112,812	36.11	58,102	24.98	62,556	29.01

Total deposits	$312,421	100.00%	$232,632	100.00%	$215,650	100.00%

During 2004, the Corporation experienced deposit runoff primarily due to the financial condition of the Bank. The Corporation also closed five branch locations and sold the deposits of five branch locations during 2004. Deposits sold amounted to $26.5 million. To offset this deposit runoff, the Corporation increased its reliance on Internet certificates of deposit. In 2005, this trend in deposit runoff was reversed through an extensive marketing campaign introducing a new, more competitive product line, along with the new branding from North Country Bank and Trust to mBank. Although the Corporation has been successful in growing core deposits in 2005 and 2006, the high level of funding required by loan growth during this same two year period has resulted in increased reliance upon brokered deposits. As of December 31, 2006, non-core deposits amounted to 36.11% of total deposits, an increase from 24.98% at 2005 year-end and 29.01% at the end of 2004. The Bank had $87.978 million in brokered deposits at December 31, 2006, 28.16% of total deposits. Non-core funding has a negative effect on the Corporation’s net interest margin, as non-core out-of-market deposits carry higher interest costs.
Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Borrowings
The Corporation historically used alternative funding sources to provide long-term, stable sources of funds. The current borrowings carry fixed interest rates and stated maturities ranging through 2011. The FHLB has the option to convert the above listed convertible — fixed-rate advances to adjustable rate advances, repricing quarterly at three month LIBOR Flat, on the original call date and quarterly thereafter. During 2006, $20.0 million of the advances were converted from fixed to adjustable rate by the FHLB.
Shareholders’ Equity
Changes in shareholders’ equity are discussed in detail in the “Capital and Regulatory” section of this report.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
RESULTS OF OPERATIONS
Summary
The Corporation reported income of $1.716 million in 2006, compared to a loss of $7.364 million and $1.595 million in 2005 and 2004, respectively. The 2006 operations include a $600,000 negative provision recorded in the first quarter, in recognition of improved credit quality, a $261,000 negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $500,000 deferred tax benefit recorded in the third quarter. The deferred tax benefit was recorded in accordance with generally accepted accounting principles for recognition of a portion of the benefits to be derived from NOL carry-forwards. The 2006 results also include $310,000 of stock option expense required under the new accounting rules for stock compensation plans, as well as $550,000 of expenses incurred to pursue legal action against the Corporation’s former accountants.
The loss in 2005 includes a number of significant one-time charges, including a $4.320 million FHLB prepayment penalty, $.815 million data processing conversion charges, $.550 million of marketing expense to launch the new mBank name and new product line, and $.200 million write-down of other real estate property. Basic earnings per share were $.50 in 2006, compared to a loss of $2.15 in 2005 and a loss of $3.23 in 2004.
The following table details changes in earnings and earnings per share for the three years ended December 31 (dollars in thousands, except for per share data):

	Income/Expense			Change
	2006	2005	2004	2006-2005		2005/2004
	Dollars	Dollars	Dollars	Dollars	Per Share	Dollars	Per Share
Interest Income	$24,052	$16,976	$18,853	$7,076	$2.06	$(1,877)	$(.55)
Interest Expense	12,459	7,196	10,615	5,263	1.53	(3,419)	(1.00)

Net Interest Income	11,593	9,780	8,238	1,813	.53	1,542	0.45
Provision for Loan Losses	(861)	—	—	(861)	.25	—	—

Net interest income after provision	12,454	9,780	8,238	2,674	.78	1,542	.45
Noninterest Income:
Service fees	547	586	982	(39)	(.01)	(396)	(.12)
Loan and lease fees	79	21	17	58	.02	4	—
Net security gains	(1)	95	—	(96)	(.03)	95	.03
Gain on sales of loans	197	49	39	148	.04	10	—
Gain on sales of branches	—	—	205	—	—	(205)	(.06)
Gain on settlement of subordinated debentures	—	—	6,617	—	—	(6,617)	(1.93)
Other	161	360	682	(199)	(.06)	(322)	(.09)

Total noninterest income	983	1,111	8,542	(128)	(.04)	(7,431)	(2.17)

Noninterest Expense:
Salaries and employee benefits	6,132	6,090	8,032	42	.01	(1,942)	(.57)
Occupancy	1,264	1,053	994	211	.06	59	.02
Furniture and equipment	631	560	887	71	.02	(327)	(.10)
Data processing	691	1,720	1,220	(1,029)	(.30)	500	.15
Professional services:
Accounting	273	284	470	(11)	—	(186)	(.05)
Legal	927	361	1,015	566	.16	(654)	(.19)
Consulting and other	225	241	351	(16)	—	(110)	(.04)
Loan and deposit	392	852	1,718	(460)	(.13)	(866)	(.25)
Telephone	210	271	382	(61)	(.02)	(111)	(.03)
Advertising	281	814	115	(533)	(.16)	699	.20
Penalty on prepayment of FHLB borrowings	—	4,320	—	(4,320)	(1.26)	4,320	1.26
Other	1,195	1,689	3,044	(494)	(.14)	(1,355)	(.39)

Total noninterest expense	12,221	18,255	18,228	(6,034)	(1.76)	27	.01

Income (loss) before provision for income taxes	1,216	(7,364)	(1,448)	8,580	2.50	(5,916)	(1.72)
Provision (credit) for income taxes	(500)	—	147	(500)	(.15)	(147)	(.04)

Change due to increase in outstanding shares	N/A	N/A	N/A				(.47)
Net Change	1,716	(7,364)	(1,595)	9,080	2.65	(5,769)	(2.15)

Net Income (loss), current period	$1,716	$(7,364)	$(1,595)	$9,080	$2.65	$(5,769)	$(2.15)

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Net interest income is the Corporation’s primary source of core earnings. Net interest income increased $1.813 million to $11.593 million, in 2006. In 2005, net interest income increased $1.542 million, from $8.238 million in 2004. The increases in net interest income for 2005 and 2006 were primarily the result of the successful expansion of the Corporation’s loan portfolio. The Corporation also benefited from increasing interest rates during this same period since a large portion of the Bank’s loan portfolio repriced with each increase in the prime rate.
Net Interest Income
Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.
Because the Corporation has a significant portion of its commercial loans at rates that adjust with changes to the prime rate, these rate changes have a significant impact on the Corporation’s interest income.
The Corporation’s net interest margin, on a fully taxable equivalent basis, was 3.64% in 2006 compared to 3.85% in 2005. The 2005 net interest margin represented an increase of 128 basis points from the 2.57% recorded in 2004. The 2005 increase was the result of significant declines in nonaccrual loan balances and an overall improvement in the cost of funding earning assets, largely due to the early prepayment of high rate FHLB borrowings.
In the last two years, the prime rate has increased 300 basis points from 5.25% to 8.25%. This increase in the prime rate has largely been favorable since approximately 65% of the Corporation’s loans repriced upward with each prime rate increase. The current asset and liability repricing simulations indicate the Bank will not incur significant increases or decreases in its net interest income with gradual 100 basis point increases or decreases of the prime rate.
The following table details sources of net interest income for the three years ended December 31, 2006 (dollars in thousands):
Sources of Net Interest Income

	2006	Mix	2005	Mix	2004	Mix
Interest Income
Loans	$21,992	91.44%	$14,790	87.12%	$15,697	83.26%
Funds sold	554	2.30	311	1.83	210	1.11
Taxable securities	1,186	4.93	1,455	8.57	2,401	12.74
Nontaxable securities	87	.36	167	.99	171	.91
Other interest-earning assets	233	.97	253	1.49	374	1.98

Total earning assets	24,052	100.00%	16,976	100.00%	18,853	100.00%

Interest Expense
NOW and Money Markets	2,263	18.16%	1,132	15.73%	869	8.19%
Savings	210	1.69	190	2.64	187	1.76
CDs <$100,000	3,595	28.85	2,140	29.74	2,139	20.16
CDs >$100,000	846	6.79	409	5.68	357	3.36
Brokered deposits	3,661	29.39	1,388	19.29	1,891	17.81
Borrowings	1,884	15.12	1,937	26.92	4,730	44.56
Subordinated debentures	—	—	—	—	442	4.16

Total interest-bearing funds	12,459	100.00%	7,196	100.00%	10,615	100.00%

Net interest income	$11,593		$9,780		$8,238

Average Rates
Earning assets	7.28%		6.31%		5.43%

Interest-bearing funds	4.21		3.10		3.25

Interest rate spread	3.07		3.21		2.18

While a majority of the Corporation’s loan portfolio, approximately 65%, is repriced with each prime rate change due to floating rate loans, interest paid on similar rate changes does not impact the pricing of interest-bearing liabilities to nearly

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
the same degree. The mix of time deposits reflects the Corporation’s need to utilize the brokered and Internet certificate of deposit markets for loan funding when core deposits did not provide adequate sources.
The Corporation’s historical reliance on out-of-market non-core funding from brokered deposits along with the FHLB borrowings, have had a negative effect on net interest margin due to the relative high costs of this funding. The Corporation has placed a high priority on gathering in-market core deposits in order to reduce funding costs and expects less reliance on non-core funding in future periods. The future impact of FHLB borrowings will be somewhat mitigated as a result of the prepayment of $45 million of these borrowings early in 2005.
One final factor that negatively impacted the Corporation’s net interest margin in 2004 was the high level of nonaccrual loans with average balances $16.4 million for the year. The reduction in nonperforming loans in the last two years has been a significant contributing factor to the Corporation’s improved net interest margin.
The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

	Years ended December 31,
	2006			2005			2004
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$278,953	$22,380	8.02%	$207,928	$15,268	7.34%	$244,730	$16,303	6.66%
Taxable securities	32,795	1,186	3.62	40,254	1,455	3.62	66,847	2,401	3.59
Nontaxable securities (2)	1,658	132	7.96	3,654	253	6.92	3,729	259	6.95
Federal Funds sold	11,123	554	4.98	10,321	311	3.01	16,415	210	1.28
Other interest-earning assets	5,885	233	3.96	6,702	253	3.77	15,723	375	2.39

Total earning assets	330,414	24,485	7.41	268,859	17,540	6.52	347,444	19,548	5.63

Reserve for loan losses	(5,495)			(6,724)			(13,762)
Cash and due from banks	5,775			5,399			5,667
Fixed assets	12,375			10,852			12,373
Other assets	4,858			7,510			13,302

	17,513			17,037			17,580

Total assets	$347,927			$285,896			$365,024

LIABILITIES AND SHAREHOLDER’ EQUITY:
NOW and Money Markets	$70,417	$2,263	3.21%	$56,644	$1,132	2.00%	$61,299	$869	1.42%
Savings deposits	14,412	210	1.46	17,505	190	1.09	19,631	187	.95
CDs <$100,000	82,445	3,595	4.36	64,037	2,140	3.34	62,109	2,139	3.44
CDs >$100,000	18,128	846	4.67	12,259	409	3.34	16,297	357	2.19
Brokered deposits	72,768	3,661	5.03	40,908	1,388	3.39	69,845	1,891	2.71
Borrowings	37,422	1,884	5.03	40,651	1,937	4.76	86,109	4,730	5.49
Subordinated debentures	—	—	—	—	—	—	11,518	442	3.84

Total interest-bearing liabilities	295,592	12,459	4.21	232,004	7,196	3.10	326,808	10,615	3.25

Demand deposits	21,414			20,444			22,076
Other liabilities	3,177			4,716			7,585
Shareholders’ equity	27,744			28,732			8,555

	52,335			53,892			38,216

Total liabilities and shareholders’ equity	$347,927			$285,896			$365,024

Rate spread			3.20%			3.42%			2.38%

Net interest margin/revenue, tax equivalent basis		$12,026	3.64%		$10,344	3.85%		$8,933	2.57%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)	Interest income on loans includes loan fees.

Management’s Discussion and Analysis of
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

	Years ended December 31,
	2006 vs. 2005				2005 vs. 2004
	Increase (Decrease)				Increase (Decrease)
	Due to			Total	Due to			Total
			Rate	Increase			Rate	Increase
	Volume	Rate	and Volume	(Decrease)	Volume	Rate	and Volume	(Decrease)
Interest earning assets:
Loans	$5,215	$1,414	$483	$7,112	$(2,452)	$1,667	$(251)	$(1,036)
Taxable Securities	(270)	1	—	(269)	(955)	15	(6)	(946)
Nontaxable securities	(138)	38	(21)	(121)	(5)	(1)	—	(6)
Federal Funds Sold	24	203	16	243	(78)	285	(106)	101
Other interest earning assets	(31)	12	(2)	(21)	(215)	219	(125)	(121)

Total interest earning assets	$4,800	$1,668	$476	$6,944	$(3,705)	$2,185	$(488)	$(2,008)

Interest bearing obligations
NOW and money market deposits	$275	$688	$167	$1,130	$(66)	$356	$(27)	$263
Savings deposits	(34)	65	(11)	20	(20)	26	(3)	3
CDs <$100,000	615	652	188	1,455	66	(63)	(2)	1
CDs >$100,000	196	163	78	437	(88)	187	(47)	52
Brokered deposits	1,081	670	522	2,273	(783)	479	(198)	(502)
Borrowings	(154)	110	(9)	(53)	(2,498)	(628)	332	(2,794)
Subordinated debentures	—	—	—	—	(442)	(442)	442	(442)

Total interest bearing obligations	$1,979	$2,348	$935	$5,262	$(3,831)	$(85)	$497	$(3,419)

Net interest income				$1,682				$1,411

As discussed in the “Deposits” section, the Corporation has developed new deposit products for its local markets to raise funds to be used to replace the higher rate out-of-market certificates. This, coupled with the decrease in the level of nonperforming assets and increased lending in its local markets, is anticipated to increase the net interest margin. The Bank will also benefit from additional rate increases due to its existing asset sensitive position, provided that it is successful with generation of in-market deposit growth to fund new loan production.
Provision for Loan Losses
The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. In 2006, a negative loan loss provision of $.860 million was recorded. This negative provision was recorded due in part to recognize the overall reduction in loan portfolio risk and also as a direct result of a specific reserve reduction from a payoff of a problem loan. There was no provision for loan losses for the years ended December 31, 2005 and 2004.
Noninterest Income
Noninterest income was $.983 million, $1.111 million, and $8.542 million in 2006, 2005, and 2004, respectively. The principal recurring sources of noninterest income are fees for services related to deposit and loan accounts. In 2004, the Corporation realized a $6.6 million gain from the settlement of the subordinated debentures as a part of the recapitalization. Gains of $205,000 from branch sales and $258,000 from the sale of a limited partnership also benefited noninterest income in 2004.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest income for the three years ended December 31 (dollars in thousands):
Noninterest Income

				% Increase (Decrease)
	2006	2005	2004	2006-2005	2005-2004
Service fees	$547	$586	$982	(6.66)%	(40.33)%
Net gains on sale of secondary market loans	197	49	39	302.04	25.64
Gain on sale of branches	—	—	205	—	(100.00)
Gain on settlement of subordinated debentures	—	—	6,617	—	(100.00)
Other	240	381	699	(37.01)	(45.49)

Subtotal	984	1,016	8,542	(3.15)	(88.11)

Net security gains	(1)	95	—	(101.05)	100.00

Total noninterest income	$983	$1,111	$8,542	(11.52)%	(86.99)%

Service fees on customer accounts have continued to decline over the three year period of 2004 through 2006. In 2005, the Corporation introduced new deposit products which deemphasized fees in order to attract new accounts, which contributed to the decrease in fee income for 2005 and 2006. Service fees as a percentage of average noninterest-bearing deposits for the year ended December 31, 2006, were 2.55%, compared to 2.87% and 4.45% for 2005 and 2004, respectively. Management continually reviews the pricing on its deposit products in relation to competition and alternative sources of funds. Late in 2006, the Corporation introduced an overdraft protection program which should provide increases in deposit service charges for subsequent periods. Management expects to continue to fairly price its fees for services rendered. The Corporation also intends to expand its noninterest revenue from other sources such as secondary mortgage fees.
Noninterest Expense
Noninterest expense was $12.221 million in 2006, compared to $18.255 million and $18.228 million in 2005 and 2004, respectively.
In 2006, the Corporation continued efforts to control noninterest expense and was successful in most areas. The Corporation did incur significant expenses relative to the pursuit of a lawsuit against its former accountants. In the pursuit of this case in 2006, the Corporation expensed $.550 million. This case was settled in March 2007 with the Corporation recovering a majority of the legal fees expensed. Additional legal costs incurred by the Bank included a settlement of $.125 million on a loan related issue.
Significant cost reductions were realized in data processing expenses, $1.029 million, and loan and deposit expenses, $.460 million. The reduction in data processing from 2005 to 2006 was due to the one time conversion costs of $.815 million that were incurred in 2005. The expense reductions in loan and deposit expense are in large part due to the FDIC insurance reductions which amounted to $.106 million in 2006 compared to $.321 million expensed in 2005.
The total advertising costs for 2006 included normal promotional and community marketing advertising programs compared to the 2005 expenses which were abnormally high because of the extensive new product introductions and the “mBank” re-branding which occurred. Management expects to be successful in controlling noninterest expense in future periods; however, will increase costs in staffing and facilities when it is determined that such increased costs will be beneficial for revenue enhancement, provide operational efficiencies, or improve customer service.
In 2005, the Corporation, as a part of overall restructuring, incurred significant one-time charges, which included the $4.320 million FHLB prepayment penalty, $.550 million of advertising expenses incurred to promote the new mBank identity, new deposit products, full system conversion costs of $.815 million, and the $.200 million write-down of an other real estate property. The Corporation was also successful in 2005 in significantly reducing accounting, legal, and consulting fees due to increased management expertise and less reliance on external professionals.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest expense for the three years ended December 31 (dollars in thousands):
Noninterest Expense

				% Increase (Decrease)
	2006	2005	2004	2006-2005	2005-2004
Salaries and employee benefits	$6,132	$6,090	$8,032	0.69%	(24.18)%
Occupancy	1,264	1,053	994	20.04	5.94
Furniture and equipment	631	560	887	12.68	(36.87)
Data processing	691	1,720	1,220	(59.83)	40.98
Professional service fees:
Accounting	273	284	470	(3.87)	(39.57)
Legal	927	361	1,015	156.79	(64.43)
Consulting and other	225	241	351	(6.64)	(31.34)
Loan and deposit	392	852	1,718	(53.99)	(50.41)
Telephone	210	271	382	(22.51)	(29.06)
ORE writedowns/impairment	—	200	265	(100.00)	(24.53)
Loss (Gain) on sale of prop & equip & ORE	(60)	51	459	(217.65)	(88.89)
Advertising	281	768	115	(63.41)	567.83
Amortization of intangibles	125	125	308	—	(59.42)
Penalty on prepayment of FHLB borrowings	—	4,320	—	(100.00)	100.00
Other operating expenses	1,130	1,359	2,012	(16.85)	(32.46)

Total noninterest expense	$12,221	$18,255	$18,228	(33.05)%	.15%

Federal Income Taxes
The Corporation recorded an income tax benefit of $500,000 in 2006 compared to no income tax provision in 2005 and expense of $147,000 in 2004. The differences in each year between the tax provision or benefit and the federal corporate income tax rate of 34% are primarily due to permanent and temporary differences between book and taxable income. The 2005 and 2004 tax benefits were reduced by valuation allowances against the net deferred tax assets. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. The provision of $147,000 in 2004 was to recognize limitations of the 2003 NOL carryback due to alternative minimum tax. As of December 31, 2006, the Corporation had an NOL carryforward of approximately $32.9 million along with various credit carryforwards of $2.1 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $22 million, and all of the tax credit carryforwards are also subject to the use limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. In 2006, a $500,000 benefit was recognized and a portion of the NOL carryforward was utilized to offset current year tax expense. The deferred tax benefit was recognized in accordance with generally accepted accounting principles which allow for recognition when it is “more likely than not” that such benefit will in fact be realized in future periods. The Corporation intends to further evaluate the utilization of the NOL and credit carryforwards in subsequent periods and recognize the related tax benefits when appropriate.
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
In general, the Corporation attempts to manage interest rate risk by investing in a variety of assets which afford it an opportunity to reprice assets and increase interest income at a rate equal to or greater than the interest expense associated with repricing liabilities.
Interest rate risk is the exposure of the Corporation to adverse movements in interest rates. The Corporation derives its income primarily from the excess of interest collected on its interest-earning assets over the interest paid on its interest-bearing obligations. The rates of interest the Corporation earns on its assets and owes on its obligations generally are

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
established contractually for a period of time. Since market interest rates change over time, the Corporation is exposed to lower profitability if it cannot adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and shareholder value; however, excess levels of interest rate risk could pose a significant threat to the Corporation’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to the Corporation’s safety and soundness.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following is the Corporation’s repricing opportunities at December 31, 2006 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total
Interest-earning assets:
Loans	$221,377	$9,180	$28,983	$63,041	$322,581
Securities	17,948	5,497	9,000	324	32,769
Other (1)	6,697	—	—	3,794	10,491

Total interest-earning assets	246,022	14,677	37,983	67,159	365,841

Interest-bearing obligations:
NOW, Money Market, and Savings deposits	86,553	—			86,553
Time deposits	29,107	71,335	11,998	790	113,230
Brokered CDs	36,307	52,860	—	—	89,167
Borrowings	21,348	—	—	16,959	38,307

Total interest-bearing obligations	173,315	124,195	11,998	17,749	327,257

GAP	$72,707	$(109,518)	$25,985	$49,410	$38,584

Cumulative GAP	$72,707	$(36,811)	$(10,826)	$38,584

The above analysis indicates that at December 31, 2006, the Corporation had a cumulative liability sensitivity GAP position of $36.811 million within the one-year timeframe. The Corporation’s cumulative liability sensitive GAP suggests that if market interest rates continue to increase in the next twelve months, the Corporation has the potential to earn less net interest income. Conversely, if market interest rates decrease in the next twelve months, the above GAP position suggests the Corporation’s net interest income would increase.
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
The Corporation’s primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk and foreign exchange risk. The Corporation has no market risk sensitive instruments held for trading purposes. The Corporation has limited agricultural-related loan assets, and therefore, has minimal significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rates and commodity prices would have on interest rates are assumed to be insignificant.
Evaluating the exposure to changes in interest rates includes assessing both the adequacy of the process used to control interest rate risk and the quantitative level of exposure. The Corporation’s interest rate risk management process seeks to ensure that appropriate policies, procedures, management information systems, and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. In evaluating the quantitative level of interest rate risk, the Corporation assesses the existing and potential future effects of changes in interest rates on its financial condition, including capital adequacy, earnings, liquidity, and asset quality.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2006 (dollars in thousands). Nonaccrual loans of $2.899 million are included in the table at an average interest rate of 0.0% and a maturity greater than five years.
Principal/Notional Amount Maturing/Repricing In:

								Fair Value
	2007	2008	2009	2010	2011	Thereafter	Total	12/31/2006
Rate Sensitive Assets
Fixed interest rate securities	$23,374	$6,841	$1,961	$—	$—	$593	$32,769	$32,769
Average interest rate	3.73%	3.39%	4.04%	—%	—%	8.10%	3.76%

Fixed interest rate loans	14,799	8,541	22,051	23,700	17,941	19,189	106,221	104,366
Average interest rate	6.76	7.31	7.55	7.35	7.66	6.91	7.28

Variable interest rate loans	216,360	—					216,360	209,167
Average interest rate	8.08	—	—	—	—	—	—

Other assets	10,491	—	—	—	—	—	10,491	10,491
Average interest rate	4.70	—	—	—	—	—	—

Total rate sensitive assets	$265,024	$15,382	$24,012	$23,700	$17,941	$19,782	$365,841	$356,793

Average interest rate	7.49%	5.57%	7.26%	7.35%	7.66%	6.95%	7.05%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, and MMAs	86,553	—	—	—	—	—	86,553	86,553
Average interest rate	3.08%	—%	—%	—%	—%	—%	—%

Time deposits	189,609	6,662	3,321	1,236	779	790	202,397	202,427
Average interest rate	4.88	4.31	4.57	4.75	4.89	6.69	4.86

Fixed interest rate borrowings	—	—	—	—	—	1,348	1,348	1,348
Average interest rate	—	—	—	—	—	1.00	1.00

Variable interest rate borrowings	—	1,959	—	15,000	20,000	—	36,959	36,249
Average interest rate	—	8.25	—	5.10	5.39	—	5.42

Total rate sensitive liabilities	$276,162	$8,621	$3,321	$16,236	$20,779	$2,138	$327,257	$326,577

Average interest rate	4.32%	5.21%	4.57%	5.07%	5.20%	3.10%	4.44%

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing, and deposit strategies; customer preferences; and other factors.
Foreign Exchange Risk
In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2006, the Corporation had excess Canadian assets of $.273 million (or $.235 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

Management’s Discussion and Analysis of
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
LIQUIDITY
Liquidity is defined as the ability to generate cash at a reasonable cost to fulfill lending commitments and support asset growth, while satisfying the withdrawal demands of customers and make payments on existing borrowing commitments. The Bank’s principal sources of liquidity are core deposits and loan and investment payments and prepayments. Providing a secondary source of liquidity is the available for sale investment portfolio. As a final source of liquidity, the Bank can exercise existing credit arrangements.
The Corporation’s primary source of liquidity on a stand-alone basis is dividends from the Bank. The Bank is currently prohibited from paying dividends because of a deficit in retained earnings. The Bank, in order to pay dividends in future periods, will need to restate its capital accounts, which requires the approval of the Office of Financial and Insurance Services of the State of Michigan. The Corporation has a $6 million correspondent bank line of credit available for short-term liquidity. This line of credit has an outstanding balance of $1.959 million as of December 31, 2006. The Corporation is currently exploring alternative opportunities for longer term sources of liquidity and permanent equity to support projected asset growth.
Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity position increased in 2006 to provide the level of liquidity needed to support the balance sheet expansion. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependence ratio, which explain the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and Farmers’ Home Administration borrowings. At December 31, 2006, the Bank’s core deposits in relation to total funding was 57.2% compared to 64.9% in 2005. These ratios indicated at December 31, 2006, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2006, the Bank had $14.875 million of unsecured lines available and another $8.125 million available if secured. The Bank believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.
From a long-term perspective, the Corporation’s liquidity plan for 2007 includes strategies to increase core deposits in the Corporation’s local markets. The new deposit products and strategic advertising is expected to aid in efforts of management in growing core deposits to reduce the dependency on non-core deposits, while also reducing interest costs. The Corporation’s liquidity plan for 2007 calls for augmenting local deposit growth efforts with wholesale CD funding, to the extent necessary.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2006, the aggregate contractual obligations and commitments are:

	Payments Due by Period
	Less than 1	1 to 3	4 to 5	After 5
	Year	Years	Years	Years	Total
Contractual Obligations

Total deposits	$299,633	$9,983	$2,015	$790	$312,421
Long-term borrowings	—	1,959	35,000	1,348	38,307
Directors’ deferred compensation	197	334	216	1,172	1,919
Annual rental / purchase commitments under noncancelable leases / contracts	179	358	233	—	770

TOTAL	$300,009	$12,634	$37,464	$3,310	$353,417

Other Commitments

Letters of credit	$6,233	$—	$—	$—	$6,233
Commitments to extend credit	53,429	—	—	—	53,429
Credit card commitments	2,391	—	—	—	2,391

TOTAL	$62,053	$—	$—	$—	$62,053

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CAPITAL AND REGULATORY
As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2006, the Corporation and Bank were well capitalized. During 2006, total capitalization increased by $2.202 million.
The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2006	2005	2004
Capital Structure
Long-term debt	$—	$—	$—
Shareholders’ equity	28,790	26,588	34,730

Total capitalization	$28,790	$26,588	$34,730

Tangible capital	$28,585	$26,258	$34,275

Intangible Assets
Subsidiaries:
Core deposit premium	$205	$330	$455
Other identifiable intangibles	—	—	—

Total intangibles	$205	$330	$455

Risk-Based Capital
Tier 1 capital:
Shareholders’ equity	$28,790	$26,588	$34,730
Net unrealized (gains) losses on available for sale securities	187	363	(492)
Minority interest	—	—	78
Less: intangibles	(205)	(330)	(455)

Total Tier 1 capital	$28,772	$26,621	$33,861

Tier 2 Capital:
Allowable reserve for loan losses	$4,113	$3,184	$2,918
Qualifying long-term debt	—	—	—

Total Tier 2 capital	4,113	3,184	2,918

Total risk-based capital	$32,885	$29,805	$36,779

Risk-weighted assets	$328,133	$251,796	$229,355

Capital Ratios:
Tier 1 Capital to average assets	7.85%	9.23%	10.68%
Tier 1 Capital to risk-weighted assets	8.77%	10.57%	14.76%
Total Capital to risk-weighted assets	10.02%	11.84%	16.04%
Regulatory capital is not the same as shareholders’ equity reported in the accompanying financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2006	7.52%	7.47%	7.85%	8.77%	10.02%
December 31, 2005	8.90%	8.80%	9.23%	10.57%	11.84%

The Bank:

December 31, 2006	7.97%	7.92%	8.33%	9.31%	10.57%
December 31, 2005	8.46%	8.36%	8.80%	10.09%	11.35%
The Corporation intends to maintain the Bank’s total capital to risk-weighted assets at a minimum of 10.00% in order to qualify for reduced FDIC deposit based insurance.
REGULATORY AFFAIRS
In October 2001, the Bank was notified by the FDIC that it was a “troubled institution” within the meaning of FDIC regulations. As a troubled institution, the Bank is required to notify the FDIC 30 days prior to the addition or replacement of a Board member and the employment or changes in responsibilities of a senior executive officer.
In September 2002, a regularly-scheduled safety and soundness examination of the Bank was conducted by its principal regulators, the Michigan Office of Financial and Insurance Services (“OFIS”), and the FDIC. During the course of that examination, the FDIC, the OFIS, and the Federal Reserve Bank of Chicago (“FRB”) requested that the Corporation and the Bank take certain actions, including suspending the payment of dividends and conserving the liquidity of the Corporation. These actions were adopted by the Board of Directors of the Corporation and the Bank.
Following the completion of the regularly-scheduled safety and soundness examination of the Bank by the FDIC and the OFIS in November 2002, and the Bank’s receipt of the related Report of Examination (“Report”), the FDIC and the OFIS, with the consent of the Bank, on March 26, 2003, entered a formal order (the “Order”) under Federal and State banking laws. The Order became effective on April 5, 2003, and was to remain in effect until modified or terminated by action of the FDIC and the OFIS. The Order identified deficiencies in the Bank’s policies and procedures for safe and sound operation, including its directorate and management personnel and practices, credit underwriting, credit administration, and policies regarding asset/liability management, liquidity, funds management and investments, and its compliance with all applicable laws and regulations, including Regulations O and U of the Board of Governors of the Federal Reserve System (the “Board”), the FDIC Rules and Regulations, and the Michigan Banking Code of 1999. The Order also required the Bank to maintain specified capital ratios during the life of the Order.
On February 8, 2005, the Order was formally removed; however, the Bank entered into an informal agreement which required the Bank to maintain a Tier 1 Capital ratio of at least 8%. Following the completion of the regularly scheduled safety and soundness examination, this informal agreement was removed.
The Bank, in order to pay dividends in future periods will require regulatory approval for a restatement of capital because it currently has negative retained earnings.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
IMPACT OF INFLATION AND CHANGING PRICES
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Corporation’s operations. Nearly all the assets and liabilities of the Corporation are financial, unlike industrial or commercial companies. As a result, the Corporation’s performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Corporation’s ability to match the interest sensitivity of its financial assets to the interest sensitivity of its financial liabilities tends to minimize the effect of changes in interest rates on the Corporation’s performance. Changes in interest rates do not necessarily move to the same extent as changes in the prices of goods and services.

General Information
MACKINAC FINANCIAL CORPORATION

DIRECTORS		OFFICERS
Walter J. Aspatore	L. Brooks Patterson	Paul D. Tobias
Chairman	County Executive	Chairman and Chief Executive Officer
Amherst Partners	Oakland County
Director Since: 2004	Director Since: 2006

Dennis B. Bittner	Randolph C. Paschke	Eliot R. Stark
Owner and President	Chairman, Department of Accounting	Vice Chairman
Bittner Engineering, Inc. Director Since: 2001	Wayne State University, School of Business Administration
Director Since: 2004

Kelly W. George	Eliot R. Stark	Kelly W. George
President, Mackinac Financial Corporation	Vice Chairman	President
President and Chief Executive Officer,	Mackinac Financial Corporation
mBank	Director Since: 2004
Director Since: 2006

Joseph D. Garea	Paul D. Tobias	Ernie R. Krueger
Managing Partner	Chairman and Chief Executive Officer,	Executive Vice President/Chief Financial
Hancock Securities	Mackinac Financial Corporation	Officer
Director Since: 2007	Chairman, mBank
Director Since: 2004

Robert H. Orley
Vice President and Secretary
Real Estate Interests Group, Inc.
Director Since: 2004
mBank

OFFICERS
Paul D. Tobias	Ernie R. Krueger
Chairman	Executive Vice President/Chief Financial Officer

Kelly W. George	Jake D. Martin
President and Chief Executive Officer	Senior Vice President/IT Manager

David C. Crimmins	Tamara R. McDowell
Regional President, Southeast Michigan	Senior Vice President/Senior Credit/Operations Officer

Jack C. Frost	Ann M. Stepp
Regional President, Upper Peninsula	Senior Vice President/Branch Administration Officer

Andrew P. Sabatine
Regional President, Northern Lower Peninsula

Branch Locations
UPPER PENINSULA
Regional President — Jack C. Frost

MANISTIQUE	NEWBERRY	SAULT STE. MARIE
130 South Cedar Street	414 Newberry Avenue	138 Ridge Street
Manistique, MI 49854	Newberry, MI 49868	Sault Ste. Marie, MI 49783
(906) 341-8401	(906) 293-5165	(906) 635-3992
Manager: Julie Bosanic	Manager: Michael Slaght	Manager: Theresa Zednicek

MARQUETTE MAIN	ONTONAGON	SOUTH RANGE
300 North McClellan	601 River Street	47 Trimountain Avenue
Marquette, MI 49855	Ontonagon, MI 49953	South Range, MI 49963
(906) 226-5000	(906) 884-4115	(906) 482-1170
Manager: Teresa Same	Manger: Sue Preiss	Manager: Sandra Pesola

MARQUETTE PRESQUE ISLE	RIPLEY	STEPHENSON
1400 Presque Isle	106 Royce Road	S216 Menominee Street
Marquette, MI 49855	Hancock, MI 49930	Stephenson, MI 49887
(906) 228-3640	(906) 482-1269	(906) 753-2225
Bus. Develop. Officer: Shelby Bischoff	Head Teller: Dana Krahling	Manager: Barbara Parrett
NORTHERN LOWER PENINSULA
Regional President — Andrew P. Sabatine

GAYLORD	KALEVA	TRAVERSE CITY
1955 South Otsego Avenue	14429 Wuoksi Avenue	3530 North Country Drive
Gaylord, MI 49735	Kaleva, MI 49645	Traverse City, MI 49684
(989) 732-3750	(231) 362-3223	(231) 929-5600
Manager: Nicole Shelters	Supervisor: Barb Miller	Manager: Andrea Pease

SOUTHEAST MICHIGAN

Regional President — David C. Crimmins

BIRMINGHAM
260 East Brown Street, Suite 300
Birmingham, MI 48009
(248) 290-5900 Manager: Surab Deb