Form 10-K, Exhibit 13
period 2007-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2008-03-31
CIK 36506

EXHIBIT 13

Table of Contents

To Our Shareholders	1
Selected Financial Highlights	7
Five-Year Comparisons	8
Quarterly Financial Summary	10
Report of Independent Registered Public Accounting Firm	11
Consolidated Balance Sheets	12
Consolidated Statements of Operations	13
Consolidated Statements of Changes in Shareholders’ Equity	14
Consolidated Statements of Cash Flows	15
Notes to Consolidated Financial Statements	16
Selected Financial Data	42
Summary Quarterly Financial Information	43
Market Information	45
Forward-Looking Statements	46
Management’s Discussion and Analysis of Financial Condition and Results of Operations	47
Directors and Officers	68
Branch Locations	69
Corporate Information	70

BUSINESS OF THE CORPORATION
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $400 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 12 branch locations; eight in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
FORM 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.
MARKET SUMMARY
The Corporation’s common stock is traded on the Nasdaq Small Cap Market under the symbol MFNC. The Corporation had 1,660 shareholders of record as of March 31, 2008.

March 30, 2008
Dear Shareholders:
This letter will provide you with a review of the performance of Mackinac Financial Corporation through the end of 2007 and our thoughts about business strategy as we move through 2008.
The year ended December 31, 2007 was a year of continued progress for mBank and MFNC as loans, deposits and net income continued to grow in a very challenging market. This progress was affirmed by our ability to recognize the value of our net operating loss carry-forwards which resulted in a significant increase in our book value.
We continue to have success in generating commercial loans and have also made some progress in generating fee income from the sale of secondary mortgage and small business loans. However, to date, our ability to generate loans surpasses our ability to generate the core deposit growth that we need to create adequate profits and a return on equity that is more in line with shareholder expectations. Significant Federal Reserve rate decreases late in 2007 and early 2008 have exacerbated this problem putting pressure on net interest margin. As a result of these trends and the difficult regional economy, during 2007 we moved aggressively to focus on core deposit generation first, loan quality and pricing second and loan growth third. Fortunately, portfolio quality has remained relatively strong and we are in a position where we can aggressively re-price loan relationships where variable rate pricing and/or the lack of account balances brings the relationship yield below our targets. As we address reduced levels of growth in our balance sheet we will again focus on our costs and work to improve our efficiency. Following is additional detail on our progress to date.
The chart below is a recap of various balances and book value per share as of the end of the last three years (dollars in thousands, except per share data).

				2007/2006		2006/2005
	As of December 31,			Increase (Decrease)		Increase (Decrease)
	2007	2006	2005	Dollars	Percentage	Dollars	Percentage
Loans	$355,079	$322,581	$239,771	$32,498	10.07%	$82,810	34.54%
Assets	408,880	382,791	298,722	26,089	6.82	84,069	28.14
Deposits	320,827	312,421	232,632	8,406	2.69	79,789	34.30
Borrowings	45,949	38,307	36,417	7,642	19.95	1,890	5.19
Shareholders’ equity	39,321	28,790	26,588	10,531	36.58	2,202	8.28
Book vaue per share	11.47	8.40	7.75	3.07	36.55	0.65	8.39
2007 Year-in-Review
▪	Loan growth of $32.498 million

▪	Credit quality still relatively strong with nonperforming assets to total assets of 1.28%

▪	Gain on sale of loans of $.498 million

▪	Net interest margin at 3.60% for the year

▪	Net income of $10.163 million, or $2.96 per common share

2007 Earnings Recap
Mackinac Financial Corporation reported net income of $10.163 million, or $2.96 per share, for the year ended December 31, 2007, compared to a net income of $1.716 million, or $.50 per share, for 2006.
The results for 2007 include the recognition of a $7.500 million deferred tax benefit for NOL and tax credit carry-forwards and $.470 million of proceeds from the settlement of a lawsuit against the Corporation’s former accountants.
The 2006 operations include a $600,000 negative provision recorded in the first quarter in recognition of improved credit quality, a $261,000 negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $500,000 deferred tax benefit recorded in the third quarter in recognition of a portion of NOL and tax credit carry-forwards. The 2006 results also include $550,000 of expenses incurred to pursue legal action against the Corporation’s former accountants.
Excluding these items in both years would have resulted in net profit of $2.193 million, or $.64 per share, in 2007 versus $.907 million, or $.27 per share, in 2006.
We have been successful in executing the main thrust of our Strategic Plan by growing loans from $203.832 million at 2004 year end to $355.079 million at December 31, 2007. This production capability is matched with a conservative lending culture and a high level of expertise in back office credit review and loan workout areas.
Loan Growth/Production
Our success in sustaining our loan growth in 2007 occurred despite a challenging and tough Michigan economic climate. Each year we continue to evaluate and adjust underwriting standards to keep pace with the moving risk profile of the bank and corresponding Michigan economic climate. This focus has enabled the organization to maintain a low and manageable level of problem assets in relation to many peer and competing banks. These processes for managing our loan portfolio’s growth and overall risk have provided the foundation for net loans growing $32.498 million in 2007, despite high levels of loan pay-downs and runoff totaling $73.5 million. A good portion of loan runoff in 2007 was due to our discipline in qualifying renewal loans relative to pricing and risk. New loans originated for the year were $113.7 million and continued on a trend over the past three years, which totaled $366.7 million. The majority of the loan growth was centered in the real estate secured commercial, high net worth, and 1-4 family loan portfolios. We have purposely avoided the subprime lending opportunities in these sectors.
As previously stated, the success of our loan growth is the result of placing highly skilled commercial lenders in the markets which offer the most potential for loan growth, which has resulted in loan production in our three geographical regions as shown below.

	For the Year Ending December 31,
(dollars in thousands)	2007	2006	2005
REGION
Upper Peninsula	$40,876	$37,115	$44,313
Northern Lower Peninsula	22,448	25,929	36,619
Southeast Michigan	50,404	72,139	36,827

TOTAL	$113,728	$135,183	$117,759

As you can see, we have generated loan growth in all regions. We will continue to evaluate loan growth potential in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced by fee income.
In addition to enhanced underwriting and marketing initiatives, the Bank’s focus also centered around improving noninterest income through the development and implementation of (i) a successful government/SBA lending program and the sale of those guarantees for premiums, and (ii) the evolution of secondary market 1-4 family mortgage loan programs to sell mortgages to a variety of correspondent banks and government lenders. These programs not only significantly augment noninterest income, but also positively impact the bank balance sheet by freeing up liquidity and capital requirements to be allocated to continue earning asset generation, in addition to transferring all or part of the risk off the balance sheet.

Credit Quality
Loan quality, as mentioned earlier, continues to be one of our strengths. Nonperforming assets at the end of 2007 totaled $5.2 million, or 1.28%, of assets compared to $2.965 million, or .77% of assets at 2006 year-end. The increase in nonperforming assets, $2.269 million, in 2007 was due primarily to commercial credits that were originated prior to the recapitalization and existing management. An important aspect in the management of our loan portfolio is a program of continual credit monitoring which results in early detection of problem credits. We follow this detection process with a program that aggressively seeks an early resolution of problem loans to minimize principal loss and the expenses of problem credits.
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
In the fourth quarter of 2007 we sold our Ripley branch office location with $9.3 million in deposits, including $1.0 million of noncore deposits. The sale of this branch location, in the Northwest region of the Upper Peninsula was in line with the overall strategic plan of the Corporation to focus on markets with higher growth potential. Excluding the Ripley sale, we increased core deposits in 2007 by $8.5 million, or 4.3%.
The following table illustrates the Bank’s deposit funding sources by region (dollars in thousands):

Deposit Funding Sources By Region
As of December 31, 2007
	Upper	Northern Lower	Southeast
	Peninsula	Peninsula	Michigan	Total
Funding Sources:
Transactional account deposits	$85,931	$21,606	$11,665	$119,202
CDs <$100,000	66,814	13,554	239	80,607

Total core funding	152,745	35,160	11,904	199,809
CDs >$100,000	14,485	5,815	2,055	22,355

Total regional deposits	$167,230	$40,975	$13,959	$222,164

Growth of core deposits is a major component of our strategic plan, as illustrated in the table below.

	DEPOSIT GROWTH
	As of December 31,						Percent Change
	2007	Mix	2006	Mix	2005	Mix	2007/2006	2006/2005
CORE DEPOSITS
Noninterest bearing	$25,557	7.97%	$23,471	7.51%	$19,684	8.46%	8.89%	19.24%
NOW and money market	81,160	25.30	73,188	23.43	64,566	27.75	10.89	13.35
Savings and IRAs	22,810	7.11	22,231	7.12	22,555	9.70	2.60	(1.44)
Certificates of deposit <$100,000	70,282	21.90	80,719	25.83	67,725	29.12	(12.93)	19.19

Total core deposits	199,809	62.28	199,609	63.89	174,530	75.03	0.10	14.37

NON-CORE DEPOSITS
Certificates of deposit >$100,000	22,355	6.97	23,645	7.57	12,335	5.30	(5.46)	91.69
Brokered CDs	98,663	30.75	89,167	28.54	45,767	19.67	10.65	94.83

Total non-core deposits	121,018	37.72	112,812	36.11	58,102	24.97	7.27	94.16

TOTAL DEPOSITS	$320,827	100.00%	$312,421	100.00%	$232,632	100.00%	2.69%	34.30%

Throughout 2007, the bank continued to evaluate the way it does business to ensure it keeps pace with providing customers with simple, flexible, and convenient banking services to assist them in meeting all their financial needs. Specifically, the bank updated its electronic banking products for both consumers and businesses to make banking online quicker and more efficient to assist in generating new transactional deposits, a critical part of our strategic initiatives. In addition, we successfully rolled out and implemented a comprehensive treasury management program encompassing the improved online banking capabilities, along with remote deposit capture machines where customers can deposit checks right from their place of business, saving them time and money of coming into the branch. The program also includes courier pick-up services for depositors when our remote deposit capture machine does not make economic sense. The program has been well received by customers and is tailored to fit the small/middle market business model focusing on these types of customers throughout the different regions to garner more market share.
For our business leaders and consumers, we offer a free ATM/Debit card. This service allows our customers to use any ATM in the continental U.S. without paying the service fees charged by the proprietary bank. For travelers, this makes mBank virtually nationwide and has led to the opening of a significant number of core demand deposit accounts. In 2007 we also added an Overdraft Privilege Program (ODP). This service provides customers with automatic overdraft coverage up to a set dollar amount which is determined by the account type opened. Not only has this provided a valuable service to our customer base, we have also experienced an increase in noninterest income by approximately $122,000. In the first quarter of 2008, we began offering Health Savings Accounts for individuals without healthcare coverage or those who have high deductible healthcare plans. We will also market health savings accounts to businesses looking for ways to reduce employment costs.
Net Interest Margin
Net interest income, the principal driver of our bottom line income, increased from $11.593 million in 2006 to $13.417 million in 2007, which was largely a reflection of our success in loan growth and a somewhat favorable interest rate environment. During the fourth quarter of 2007, we began to experience net interest margin pressure from reductions in interest rates. The Bank has a significant reliance on wholesale funding, which has not repriced in line with the asset side of our balance sheet. Our challenge is to decrease our reliance on wholesale funding by growing core deposits.
Noninterest Expense
Controlling noninterest expense is a distinct challenge for a strategy based upon growth. We accept this challenge and recognize that certain operational costs will increase in future periods. However, as we enter 2008, we are prepared to retard our growth in recognition of our environment and we have in fact continued our plan for reduction of noninterest expense in most other categories. The table below illustrates our expense control during a period of rapid growth:

	Year Ending December 31,
(dollars in thousands)	2007	2006	2005
Salaries and employee benefits	$6,757	$6,132	$6,090
Occupancy	1,272	1,264	1,053
Furniture and equipment	678	631	560
Data processing	785	691	1,720
Accounting, legal and consulting fees	532	1,425	886
Loan and deposit	285	392	852
Telephone	228	210	271
Advertising	370	281	768
Other	1,193	1,195	6,055

Total noninterest expense	12,100	12,221	18,255

Less:
Penalty — prepayment of FHLB borrowings	—	—	4,320
Data processing conversion costs	—	—	815

Noninterest expense, as adjusted	$12,100	$12,221	$13,120

During 2006, we incurred significant unplanned legal expenses, approximately $.550 million, in the pursuit of legal action against the Corporation’s former accountants. This lawsuit was settled in 2007 for $.470 million, which recovered the majority of our costs.

The chart below illustrates the breakdown of noninterest expense as a percent of average assets.
The chart below illustrates the impact of controlling expenses and expanding our net interest margin has on our efficiency ratio.

COMPONENTS OF THE EFFICIENCY RATIO*

(dollars in thousands)	2007	2006	2005
Net interest income (FTE basis)	$13,691	$12,015	$10,344
Noninterest income, excluding securities gain/loss	1,536	983	1,014

Total operating income (FTE basis)	15,227	12,998	11,358

Noninterest expense	$12,100	$12,221	$13,120

Efficiency ratio	79.46%	94.02%	115.51%

*	The efficiency ratio calculation excludes the FHLB prepayment penalty and the data processing conversion costs in 2005 and the lawsuit settlement proceeds in 2007.
As illustrated above, this measurement of operational efficiency has shown improvement each year. We recognize that cost control is extremely important given interest margin pressures and our limited opportunities to increase noninterest income. The efficiency ratio for our peer group is still well below our current levels but we expect continued improvement.
Capital/Shareholders’ Equity
The Bank and Corporation were both well capitalized as of the end of 2007. On a consolidated basis, equity totaled $39.321 million at 2007 year end compared to $28.790 million at the end of 2006. Book value per share amounted to $11.40 compared to $8.40 a year earlier.
Looking Forward
We have entered 2008 knowing that we face an exceptionally challenging environment for financial institutions. Market credit issues and resultant liquidity issues led by the subprime lending crisis has resulted in significant rate reductions by the FOMC. Financial institutions across the country are facing increases in problem assets due to revaluations of loan collateral and borrower defaults. Our biggest challenge stems from declining rates, not credit quality. We will experience significant margin erosion in 2008, which will limit our earnings for the short term. We will be diligent in addressing this earnings deterioration. We aggressively re-priced our bank deposit products and maintain strict discipline in our lending process to maintain adequate spreads. We believe that some of the pressure from narrowing spreads will start to abate as the year goes on and that our margin will start to return to more stable levels. However, given our inability to predict the timing of this improvement we will address our expense structure and make the adjustments that we feel will maximize our short term and long terms earnings.
The Corporation is, and will remain, dedicated to the primary strategic objective of enhancing franchise and shareholder value in addition to supporting the communities and markets we do business in. We invite you to contact one of our knowledgeable loan officers to discuss how mBank’s broad array of loan products and services can be tailored to fit your corporate and personal needs.
We have made significant progress during the last three years and believe that we have demonstrated that we have a territory staked out in the Michigan marketplace that can provide strong returns for shareholders.
We thank you for your patience as we work through this difficult economic period and we welcome your comments and questions.
Sincerely,
Paul D. Tobias
Chairman and CEO

Selected Financial Highlights
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2007	2006
Selected Financial Condition Data (at end of period):
Total assets	$408,880	$382,791
Total loans	355,079	322,581
Total deposits	320,827	312,421
Borrowings	45,949	38,307
Total shareholders’ equity	39,321	28,790

Selected Statements of Income Data:
Net interest income	$13,417	$11,593
Income before taxes	2,923	1,216
Net income	10,163	1,716
Income per common share — Basic	2.96	.50
Income per common share — Diluted	2.96	.50

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.60%	3.51%
Efficiency ratio	79.46	93.95
Return on average assets	2.59	.49
Return on average equity	31.05	6.19

Average total assets	$392,313	$347,927
Average total shareholders’ equity	32,731	27,744
Average loans to average deposits ratio	104.94%	99.77%

Common Share Data at end of period:
Market price per common share	$8.98	$11.50
Book value per common share	$11.47	$8.40
Common shares outstanding	3,428,695	3,428,695
Weighted average shares	3,428,695	3,428,695
outstanding

Other Data at end of period:
Allowance for loan losses	$4,146	$5,006
Non-performing assets	$5,234	$2,965
Allowance for loan losses to total loans	1.17%	1.55%
Non-performing assets to total assets	1.28%	.77%
Number of:
Branch locations	12	13
FTE employees	100	99
The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Five-Year Comparisons

ASSETS
Total assets on a consolidated basis increased by 6.8% during 2007 to $408.9 million.

EARNING ASSETS
Earning assets increased 4.4% during 2007 to $382.4 million.

LOANS
Total loans increased 10.1% during 2007 to $355.1 million

Five-Year Comparisons (Continued)

SOURCE OF FUNDS
Source of funds increased by 4.6% to $366..8 million.

SHAREHOLDERS’ EQUITY
During 2007, shareholders’ equity increased by $10.5 million, or 36.58% to $39.3 million.

NET INCOME (LOSS)
Net income for 2007 was $10.2 million, as compared to net income of $1.7 million in 2006.

MACKINAC FINANCIAL CORPORATION
QUARTERLY FINANCIAL SUMMARY

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
December 31, 2007	$406,308	$350,050	$324,194	$38,973	.51%	5.36%	3.55%	78.02%	$.15	$11.47
September 30, 2007	400,105	340,391	327,293	32,184	7.99	99.30	3.71	74.71	2.35	11.29
June 30, 2007	382,065	324,721	309,469	30,412	.57	7.20	3.60	83.18	.16	8.89
March 31, 2007	380,403	318,072	309,619	29,254	1.10	14.35	3.55	82.39	.30	8.73
December 31, 2006	366,566	301,508	294,755	28,646	.37	4.68	3.44	94.60	.10	8.40
September 30, 2006	362,632	289,210	296,608	28,041	.75	9.76	3.36	91.17	.20	8.23
June 30, 2006	342,820	273,686	274,591	27,213	.22	2.82	3.62	91.41	.05	7.93
March 31, 2006	319,007	250,735	251,720	27,055	.63	7.47	3.62	99.37	.15	7.93
December 31, 2005	288,619	224,386	219,967	27,288	(1.41)	(14.95)	3.96	128.37	(.30)	7.75

Plante & Moran, PLLC Suite 500 2601 Cambridge Court Auburn Hills, MI 48326 Tel: 248.375.7100 Fax: 248.375.7101 plantemoran.com
Report of Independent Registered Public Accounting Firm
Board of Directors
Mackinac Financial Corporation, Inc.
We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2007 and 2006 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, Michigan March 28, 2008

Consolidated Balance Sheets
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2007 and 2006
(Dollars in Thousands)

	2007	2006
ASSETS
Cash and due from banks	$6,196	$4,865
Federal funds sold	166	5,841

Cash and cash equivalents	6,362	10,706

Interest-bearing deposits in other financial institutions	1,810	856
Securities available for sale	21,597	32,769
Federal Home Loan Bank stock	3,794	3,794

Loans:
Commercial	288,839	261,726
Mortgage	62,703	58,014
Installment	3,537	2,841

Total loans	355,079	322,581
Allowance for loan losses	(4,146)	(5,006)

Net loans	350,933	317,575

Premises and equipment	11,609	12,453
Other real estate held for sale	1,226	26
Other assets	11,549	4,612

TOTAL ASSETS	$408,880	$382,791

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$25,557	$23,471
Interest-bearing deposits:
NOW and Money Market	81,160	73,188
Savings	12,485	13,365
CDs <$100,000	80,607	89,585
CDs >$100,000	22,355	23,645
Brokered	98,663	89,167

Total deposits	320,827	312,421

Borrowings:
Federal funds purchased	7,710	—
Short-term	1,959	—
Long-term	36,280	38,307

Total borrowings	45,949	38,307
Other liabilities	2,783	3,273

Total liabilities	369,559	354,001

Shareholders’ equity:
Preferred stock - No par value:
Authorized 500,000 shares, no shares outstanding	—	—
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 3,428,695 shares	42,843	42,722
Accumulated deficit	(3,582)	(13,745)
Accumulated other comprehensive income (loss)	60	(187)

Total shareholders’ equity	39,321	28,790

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$408,880	$382,791

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2007, 2006, and 2005
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2007	2006	2005
INTEREST INCOME:
Interest and fees on loans:
Taxable	$26,340	$21,239	$13,862
Tax-exempt	533	753	928
Interest on securities:
Taxable	1,100	1,186	1,455
Tax-exempt	—	87	167
Other interest income	722	787	564

Total interest income	28,695	24,052	16,976

INTEREST EXPENSE:
Deposits	13,224	10,575	5,259
Borrowings	2,054	1,884	1,937

Total interest expense	15,278	12,459	7,196

Net interest income	13,417	11,593	9,780
Provision for loan losses	400	(861)	—

Net interest income after provision for loan losses	13,017	12,454	9,780

OTHER INCOME:
Service fees	688	547	586
Net gains on loan sales	498	197	49
Proceeds from settlement of lawsuit	470	—	—
Other	350	239	476

Total other income	2,006	983	1,111

OTHER EXPENSE:
Salaries and employee benefits	6,757	6,132	6,090
Occupancy	1,272	1,264	1,053
Furniture and equipment	678	631	560
Data processing	785	691	1,720
Professional service fees	532	1,425	886
Loan and deposit	285	392	852
Telephone	228	210	271
Advertising	370	346	814
Penalty on prepayment of FHLB borrowings	—	—	4,320
Other	1,193	1,130	1,689

Total other expenses	12,100	12,221	18,255

Income (loss) before provision for income taxes	2,923	1,216	(7,364)
Provision for (benefit of) income taxes	(7,240)	(500)	—

NET INCOME (LOSS)	$10,163	$1,716	$(7,364)

INCOME (LOSS) PER COMMON SHARE:
Basic	$2.96	$.50	$(2.15)

Diluted	$2.96	$.50	$(2.15)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2007, 2006, and 2005
(Dollars in Thousands)

				Accumulated
	Shares of	Common Stock		Other
	Common	and Additional	Accumulated	Comprehensive
	Stock	Paid in Capital	Deficit	Income (Loss)	Total
Balance, December 31, 2004	3,428,695	$42,335	$(8,097)	$492	$34,730

Net loss			(7,364)		(7,364)
Other comprehensive loss:
Net unrealized loss on securities available for sale				(855)	(855)

Total comprehensive loss					(8,219)

Change in minority interest of consolidated subsidiary		77			77

Balance, December 31, 2005	3,428,695	42,412	(15,461)	(363)	26,588

Net income			1,716		1,716
Other comprehensive income:
Net unrealized income on securities available for sale				176	176

Total comprehensive income					1,892

Stock option compensation		310			310

Balance, December 31, 2006	3,428,695	42,722	(13,745)	(187)	28,790

Net income			10,163		10,163
Other comprehensive income:
Net unrealized income on securities available for sale				247	247

Total comprehensive income					10,410

Stock option compensation		121			121

Balance, December 31, 2007	3,428,695	$42,843	$(3,582)	$60	$39,321

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2007, 2006, and 2005
(Dollars in Thousands)

	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$10,163	$1,716	$(7,364)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	733	1,052	918
Provision for loan losses	400	(861)	—
Provision for (benefit of) deferred taxes	(7,240)	(500)	—
(Gain) loss on sales/calls of securities available for sale	1	1	(95)
(Gain) loss on sale of premises, equipment, branch and other real estate	(17)	(60)	51
Writedown of other real estate	40	—	200
Stock option compensation	121	310	—
FHLB stock dividend	—	—	(101)
Change in other assets	221	(143)	1,501
Change in other liabilities	(491)	188	(993)

Net cash (used in ) provided by operating activities	3,931	1,703	(5,883)

Cash Flows from Investing Activities:
Net (increase) in loans	(35,043)	(83,074)	(37,429)
Net (increase) decrease in interest-bearing deposits in other financial institutions	(954)	169	17,510
Purchase of securities available for sale	(255,556)	(5,000)	(16,009)
Proceeds from sales, maturities or calls of securities available for sale	37,215	6,579	38,028
FHLB repurchase of stock	—	1,061	—
Capital expenditures	(1,516)	(1,367)	(2,226)
Proceeds from sale of premises, equipment, and other real estate	323	1,013	1,437
Net cash paid in connection with branch sales	(8,042)	—	—
Purchase of minority interest in subsidiary of bank	—	—	77

Net cash (used in) provided by investing activities	(33,573)	(80,619)	1,388

Cash Flows from financing activities:
Net increase in deposits	$17,656	$79,789	$16,982
Net increase in federal funds purchased	7,710	—	—
Proceeds from issuance of debt	—	1,959	1,651
Principal payments on borrowings	(68)	(69)	(50,273)

Net cash (used in) provided by financing activities	25,298	81,679	(31,640)

Net increase (decrease) in cash and cash equivalents	(4,344)	2,763	(36,135)
Cash and cash equivalents at beginning of period	10,706	7,943	44,078

Cash and cash equivalents at end of period	$6,362	$10,706	$7,943

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$13,609	$12,270	$7,260
Income taxes	—	—	—

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale	1,218	23	632

Assets and Liabilities Divested in Branch Sales:
Loans	27	—	—
Premises and equipment	1,181	—	—
Deposits	9,250	—	—
See accompaying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
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
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 3.7%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
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
Stock Option Plans
The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 (adjusted for the 1:20 split), were made available for grant under these plans. These two plans expired early in 2007. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.
The Corporation adopted SFAS No. 123 (Revised) “Share Based Payments” in the first quarter of 2006. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issue to Employees” and its related implementation guidance. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This adoption resulted in the recognition of after tax compensation expense in the amount of $121,000 for 2007 and $310,000 for 2006. The expense recorded recognizes the current period vesting of options outstanding. The after tax compensation expense, using this same accounting treatment would have amounted to $307,000 in 2005. The per share impact of this accounting change was approximately $.01 per share in each quarter of 2007, $.04 for the year. In 2006, the per share impact per quarter was $.02 and $.08 for the year.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
The table below illustrates earnings and per share impact that would have resulted if SFAS No. 123 had been in effect for 2005.

2005
Net income (loss):

As reported	$(7,364)
Total stock-based compensations expense determined under fair value-based method	(307)
Amount expensed in reported period	—

Pro forma	$(7,671)

Income (Loss) per share — Basic:

As reported	$(2.15)

Pro forma	$(2.24)

Income (Loss) per share — Diluted:

As reported	$(2.15)

Pro forma	$(2.24)

Weighted average shares outstanding	3,428,695

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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Earnings (loss) per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted income (loss) per share for the years ended December 31 (dollars in thousands, except per share data):

		Weighted
		Average	Income (Loss)
	Net Income (Loss)	Number of Shares	per Share
2007
Income per share — Basic and diluted	$10,163	3,428,695	$2.96

2006
Income per share — Basic and diluted	$1,716	3,428,695	$.50

2005
Loss per share — Basic and diluted	$(7,364)	3,428,695	$(2.15)

In the above disclosure the dilutive effect of additional shares outstanding, as a result of stock options exercisable, was not taken into account since the additional shares issued as a result of vested options under the Company’s option plans would not have a dilutive effect on the earnings or loss calculated per share.
Income Taxes
Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized. The Corporation recorded a $.260 million current tax provision in the fourth quarter of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment, $7.500 million, was recorded as a current period income tax benefit. In 2006, the Corporation recorded a $500,000 tax benefit and utilized additional NOL carryforward benefits to offset current taxable income. The recognition of the deferred tax benefit in 2007 and 2006 was in accordance with generally accepted accounting principles, and considered, among other things, the probability of utilizing the NOL and credit carryforwards. Further discussion on the NOL carryforward and future benefits is presented in the “Management’s Discussion and Analysis” section of this report. There was no current tax provision or benefit recorded for 2005.
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
Reclassifications
Certain amounts in the 2006 and 2005 consolidated financial statements have been reclassified to conform to the 2007 presentation.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 2 — RECENT ACCOUNTING PRONOUNCEMENTS
FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes
In July 2006, the Financial Accounting Standards Board (FASB) issued this interpretation to clarify the accounting for uncertainty in tax positions. FIN 48 requires, among other matters, that the Corporation recognize in its financial statements the impact of a tax position, if that position is more likely than not of being sustained on an audit, based on the technical merits of the position. The provisions of FIN 48 were effective as of the beginning of the Corporation’s 2007 fiscal year, and required any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Corporation determined that no adjustment was required to implement FIN 48. In future periods, The Corporation will, in accordance with FIN 48, evaluate its tax positions to determine whether or not an adjustment to deferred tax balances and related valuation accounts is warranted.
SFAS No. 157, Fair Value Measurements
SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement is to be applied in concert with other accounting pronouncements which require or allow fair value measurements. This statement does not require any new fair value adjustments.
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
SFAS No. 157 and No. 159 are effective January 1, 2008. The adoption of SFAS No. 157 and No. 159 by the Corporation did not have any material impact on the consolidated financial statements.
NOTE 3 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Cash and cash equivalents in the amount of $1.750 million were restricted on December 31, 2007 to meet the reserve requirements of the Federal Reserve System.
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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2007

US Agencies	$20,982	$25	$38	$20,969
Obligations of states and political subdivisions	556	72	—	628

Total securities available for sale	$21,538	$97	$38	$21,597

December 31, 2006

US Agencies	$32,445	$2	$271	$32,176
Obligations of states and political subdivisions	511	82	—	593

Total securities available for sale	$32,956	$84	$271	$32,769

Following is information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2007

US Agencies	$(7)	$6,978	$(31)	$8,969

Total securities available for sale	$(7)	$6,978	$(31)	$8,969

December 31, 2006

US Agencies	$—	$—	$271	$27,174

Total securities available for sale	$—	$—	$271	$27,174

The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — SECURITIES AVAILABLE FOR SALE (CONTINUED)
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2007	2006	2005
Proceeds from sales and calls	$6,579	$3,010	$35,364
Gross gains on sales	—	—	96
Gross losses on sales and calls	1	1	1
The carrying value and estimated fair value of securities available for sale at December 31, 2007, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$18,987	$18,975
Due after one year through five years	2,024	2,023
Due after five years through ten years	527	599
Due after ten years	—	—

Total	$21,538	$21,597

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 10 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.
NOTE 5 — LOANS
The composition of loans at December 31 is as follows (dollars in thousands):

	2007	2006
Commercial real estate	$171,695	$154,332
Commercial, financial, and agricultural	78,192	71,385
One to four family residential real estate	57,613	58,014
Construction :
Consumer	5,090	5,946
Commerical	38,952	30,063
Consumer	3,537	2,841

Total loans	$355,079	$322,581

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 — LOANS (CONTINUED)
An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2007	2006	2005
Balance, January 1	$5,006	$6,108	$6,966
Recoveries on loans previously charged off	50	91	134
Loans charged off	(1,310)	(332)	(992)
Provision	400	(861)	—

Balance, December 31	$4,146	$5,006	$6,108

In 2007, net charge off activity was $1.260 million, or .38% of average loans outstanding compared to net charge-offs of $241,000, or .08% of average loans, in the same period in 2006 and $858,000, or .41% of average loans, in 2005. In December of 2005, the Bank completed a sale of nonperforming assets, which resulted in a charge to the reserve of $.4 million. During the third quarter of 2007, a provision of $400,000 was made to increase the reserve. This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans. In the first quarter of 2006, the Corporation reduced the allowance for loan losses by recording a negative provision amounting to $600,000. In the fourth quarter of 2006, a reduction of $261,000 was made to the reserve due to the resolution of a problem loan with an excess specific reserve. These reductions in the reserve were made in recognition of the improved credit quality existent in the loan portfolio and are discussed in more detail under “Management’s Discussion and Analysis.”
Impaired Loans
Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. The interest income recorded and that which would have been recorded had nonaccrual and renegotiated loans been current, or not troubled was not material to the consolidated financial statements for the years ended December 31, 2007 and 2006.
A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 — LOANS (CONTINUED)
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Impaired Loans			Valuation Reserve
	December 31,			December 31,
	2007	2006	2005	2007	2006	2005
Balances, at period end
Impaired loans with valuation reserve	$3,639	$1,804	$—	$1,320	$493	$—
Impaired loans with no valuation reserve	369	1,136	114	—	—	—

Total impaired loans	$4,008	$2,940	$114	$1,320	$493	$—

Impaired loans on nonaccrual basis (1)	$3,298	$2,900	$15	$1,219	$493	$—
Impaired loans on accrual basis	710	40	99	101	—	—

Total impaired loans	$4,008	$2,940	$114	$1,320	$493	$—

Average investment in impaired loans	$4,135	$1,192	$1,922
Interest income recognized during impairment	129	7	78
Interest income that would have been recognized on an accrual basis	391	114	134
Cash-basis interest income recognized	84	5	76

(1)	In addition to the valuation reserves on impaired loan as of December 31, 2007, the Bank had an SBA loan guarantee of $.435 million, which relates to a hotel/motel loan included with nonaccrual loans
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2007	2006
Loans outstanding, January 1	$1,621	$578
New loans	—	1,647
Net activity on revolving lines of credit	556	271
Repayment	(457)	(875)

Loans outstanding, December 31	$1,720	$1,621

No related party loans were classified substandard as of December 31, 2007 and 2006. In addition to the outstanding balances above, there were unused commitments of $44,000 to related parties at December 31, 2007.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 6 — PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2007	2006
Land	$2,042	$2,421
Buildings and improvements	12,258	13,179
Furniture, fixtures, and equipment	3,783	3,303
Construction in progress	224	1

Total cost basis	18,307	18,904
Less — Accumulated depreciation	6,698	6,451

Net book value	$11,609	$12,453

The construction in progress at the end of 2007 pertains to two technological improvement projects which were completed early in 2008.
In October 2007, the Bank sold its Ripley branch office, with deposits of approximately $9.3 million, premises and equipment with a net book value of $1.2 million, and loans totaling $27,000. During 2006, the Corporation opened a new full service branch office and relocated a full service branch office. The old branch office building was sold in 2007.
Depreciation of premises and equipment charged to operating expenses amounted to $891,000 in 2007, $890,000 in 2006, and $707,000 in 2005.
NOTE 7 — OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 (dollars in thousands) is as follows:

	2007	2006
Balance, January 1	$26	$945
Other real estate transferred from loans due to foreclosure	1,218	23
Other real estate sold / written down	(18)	(942)

Balance, December 31	$1,226	$26

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 8 — INTANGIBLE ASSET
Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. As of December 31, 2007, the remaining balance of core deposit intangibles was $123,000. Core deposit premium expense amounted to $82,000 in 2007, $125,000 in 2006 and 2005.
The following table shows the estimated future amortization expense for the intangible asset. The projections of amortization expense are based on existing asset balances as of December 31, 2007 (dollars in thousands):

2008	$78
2009	45

Total	$123

NOTE 9 — DEPOSITS
The distribution of deposits at December 31 is as follows (dollars in thousands):

	2007	2006
Non-interest-bearing	$25,557	$23,471
NOW and Money Market	81,160	73,188
Savings	12,485	13,365
CDs <$100,000	80,607	89,585
CDs >$100,000	22,355	23,645
Brokered	98,663	89,167

Total deposits	$320,827	$312,421

Maturities of non-brokered time deposits outstanding at December 31, 2007, (dollars in thousands) are as follows:

2008	$90,580
2009	6,704
2010	3,085
2011	1,417
2012	376
Thereafter	800

Total	$102,962

Brokered deposits of $54.137 million mature in 2008. The Bank also has $44.229 of callable brokered CDs which mature in 2009 and 2010. These certificates of deposit can be paid off by the Bank earlier than the maturity date, subject to advance notification by the Bank.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 — SHORT-TERM BORROWINGS
Short-term borrowings consist of the following at December 31 (dollars in thousands):

	2007	2006
Fed funds purchased with a weighted average rate of 4.18%	$7,710	$—

Advance outstanding on line of credit with a correspondent bank, interest payable at the prime rate, 7.25% as of December 31, 2007, maturing May 31, 2008	1,959	1,959

	$9,669	$1,959

In the second quarter of 2006, the Corporation established a $6 million line of credit with a correspondent bank. This line of credit, which is priced at the prime rate, will be utilized by the Corporation to infuse capital into the Bank in order to support the regulatory required 8% Tier 1 Capital and provide cash for holding company operations. This line of credit is secured by all of the shares of the Bank and matures May 31, 2008, with a provision for an automatic six-month extension to November 31, 2008.
NOTE 11 — LONG-TERM BORROWINGS
Long-term borrowings consist of the following at December 31 (dollars in thousands):

	2007	2006
Federal Home Loan Bank fixed rate advances at rates ranging from 4.98% to 5.16% maturing in 2010	$15,000	$15,000

Federal Home Loan Bank variable rate advances at rates ranging from 4.90% to 5.26% maturing in 2011	20,000	20,000

Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	1,280	1,348

	$36,280	$36,348

In the first quarter of 2005, the Corporation prepaid $48.555 million of the Federal Home Loan Bank (“FHLB”) borrowings and incurred a prepayment penalty of $4.320 million. This early payoff of FHLB borrowings reduced interest rate risk and better positioned the Corporation for future match funding of loan growth.
The Federal Home Loan Bank borrowings are collateralized at December 31, 2007 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $22.136 million; U.S. government agency securities with an amortized cost and estimated fair value of $20.132 million and $20.119 million respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.794 million. Prepayment of the remaining advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2007.
The $35.000 million FHLB borrowings are comprised of both fixed and variable rate borrowings as shown in the above table. The FHLB has the option to convert the $15.000 million of fixed rate advances to adjustable rate advances, repricing quarterly at three month LIBOR flat, on the original call date and thereafter.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 11 — LONG-TERM BORROWINGS (CONTINUED)
The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.515 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.938 million, and guaranteed by the Corporation.
Maturities of long-term borrowings outstanding at December 31, 2007 are as follows (dollars in thousands):

2008	$—
2009	—
2010	15,000
2011	20,000
2012	—
Thereafter	1,280

Total	$36,280

NOTE 12 — INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2007	2006	2005
Current tax expense (credit)	$15	$—	$—
Change in valuation allowance	(7,255)	(500)	—

Total provision (credit) for income taxes	$(7,240)	$(500)	$—

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2007	2006	2005
Tax expense (benefit) at statutory rate	$993	$413	$(2,504)
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(181)	(252)	(340)
Change in valuation allowance	(8,136)	(288)	2,863
Other	84	(373)	(19)

Provision for (benefit of) income taxes	$(7,240)	$(500)	$—

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 12 — INCOME TAXES (CONTINUED)
Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2007	2006
Deferred tax assets:
Allowance for loan losses	$1,410	$1,702
Deferred compensation	350	386
Intangible assets	289	322
Alternative Minimum Tax Credit	1,463	1,463
NOL carryforward	11,623	12,228
Depreciation	65	62
Tax credit carryovers	672	673
Other	405	322

Total deferred tax assets	16,277	17,158

Valuation allowance	$(8,146)	$(16,282)

Deferred tax liabilities:

Total deferred tax liabilities	(376)	(376)

Net deferred tax asset (liabilty)	$7,755	$500

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2007 and 2006, the Corporation evaluated the valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation, as of December 31, 2007 had a net operating loss and tax credit carryforwards for tax purposes of approximately $34.2 million, and $2.1 million, respectively.
The Corporation utilized NOL carryforwards to offset taxable income for the first nine months of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance, $7.500 million that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment was recorded as a current period income tax benefit. In 2006, the Corporation recorded a $500,000 tax benefit and utilized additional NOL carryforwards to offset current taxable income. The recognition of the deferred tax benefit in 2007 and 2006 was in accordance with generally accepted accounting principles, and considered among other things, the probability of utilizing the NOL and credit carryforwards.
The Corporation recorded the future benefits from these carryforwards at such time as it became “more likely than not” that they would be utilized prior to expiration. Please refer to further discussion on income taxes contained in “Management’s Discussion and Analysis.” The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $22 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.4 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December, 2004.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 13 — OPERATING LEASES
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

2008	$179
2009	179
2010	179
2011	54

Total	$591

Rent expense for all operating leases amounted to $141,000 in 2007, $182,000 in 2006, and $91,000 in 2005.
NOTE 14 — RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $112,000, $70,000, and $107,000 in 2007, 2006, and 2005, respectively.
NOTE 15 — DEFERRED COMPENSATION PLANS
As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2007 and 2006, for vested benefits under this plan was $1,028,000 and $1,135,000 respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2027. The deferred compensation plan is unfunded, however; the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1,332,000 and $1,251,000 at December 31, 2007 and 2006, respectively. Deferred compensation expense for the plan was $90,000, $85,000, and $120,000 for 2007, 2006, and 2005 respectively.
NOTE 16 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2007, the Corporation is well capitalized.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 — REGULATORY MATTERS (CONTINUED)
To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.
The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 (dollars in thousands) are as follows:

								To Be Well
								Capitalized Under
				For Capital				Prompt Corrective
	Actual			Adequacy Purposes				Action Provisions
	Amount	Ratio		Amount	Ratio			Amount		Ratio
2007
Total capital (to risk-weighted assets):
Consolidated	$36,293	10.1%	≥	$28,673	≥	8.0%		N/A
mBank	$38,048	10.6%	≥	$28,629	≥	8.0%	≥	$35,786	≥	10.0%

Tier 1 capital (to risk-weighted assets):
Consolidated	$32,147	9.0%	≥	$14,336	≥	4.0%		N/A
mBank	$33,950	9.5%	≥	$14,315	≥	4.0%	≥	$21,472	≥	6.0%

Tier 1 capital (to average assets):
Consolidated	$32,147	8.1%	≥	$15,967	≥	4.0%		N/A
mBank	$33,950	8.5%	≥	$15,951	≥	4.0%	≥	$19,938	≥	5.0%

2006
Total capital (to risk-weighted assets):
Consolidated	$32,885	10.0%	≥	$26,251	≥	8.0%		N/A
mBank	$34,557	10.6%	≥	$26,167	≥	8.0%	≥	$32,708	≥	10.0%

Tier 1 capital (to risk-weighted assets):
Consolidated	$28,772	8.8%	≥	$13,125	≥	4.0%		N/A
mBank	$30,457	9.3%	≥	$13,083	≥	4.0%	≥	$19,625	≥	6.0%

Tier 1 capital (to average assets):
Consolidated	$28,772	7.9%	≥	$14,654	≥	4.0%		N/A
mBank	$30,457	8.3%	≥	$14,626	≥	4.0%	≥	$18,282	≥	5.0%
At December 31, 2007, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 — STOCK OPTION PLANS
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
The fair value of each option granted is estimated on the grant date using the Black-Scholes methodology. The following assumptions were made in estimating fair value for options granted for the years ended December 31, 2007, 2006 and 2005. The weighted average fair value of options granted as of their grant date, along with the assumptions used for each grant, is shown below for options granted in 2006 and 2005. There were no options granted in 2007.

	2006	2005
Shares granted	72,500	112,500
Weighted average exercise price	$10.65	$11.49
Dividend yield	0.00%	0.00%
Weighted average risk-free interest rate	4.30%	3.96%
Weighted average expected life (years)	4.0	4.0
Weighted average volatility	20.00%	28.00%
Weighted average fair value per share	$2.53	$3.36
A summary of stock option transactions for the years ended December 31 is as follows:

	2007	2006	2005
Outstanding shares at beginning of year	446,417	375,417	282,999
Granted during the year	—	72,500	112,500
Expired / forfeited during the year	—	(1,500)	(20,082)

Outstanding shares at end of year	446,417	446,417	375,417

Exercisable shares at end of year	164,626	164,626	149,126

Weighted average exercise price per share at end of year	$12.29	$12.29	$14.15

Shares available for grant at end of year	18,488	18,488	89,488

There were no options granted in 2007. The options granted in 2006, 72,500 shares, and in 2005, 112,500 shares, were granted at an exercise price which equaled market value at the date of grant.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 — STOCK OPTION PLANS (CONTINUED)
Following is a summary of the options outstanding and exercisable at December 31, 2007:

			Weighted
			Average	Weighted
			Remaining	Average
Exercise	Number of Shares		Contractual	Exercise
Price Range	Outstanding	Exercisable	Life-Years	Price
$9.16	12,500	5,000	8.0	$9.16
$9.75	257,152	120,861	7.0	9.75
$10.65	72,500	14,500	9.0	10.65
$11.50	40,000	8,000	7.8	11.50
$12.00	60,000	12,000	2.5	12.00
$156.00 - $240.00	3,545	3,545	1.3	186.75
$300.00 - $400.00	720	720	1.5	345.00

	446,417	164,626	7.4	$12.29

Options issued since the Corporation’s recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation’s stock. Compensation related to these options is expensed based upon the vesting period without consideration given to market value appreciation. Future compensation for all outstanding options is projected to total $84,210 in 2008, $82,210 in 2009 and $36,685 in 2010.
NOTE 18 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes for the years ended December 31 were as follows (dollars in thousands):

	2007	2006	2005
Unrealized holding gains (losses) on available for sale securities	$248	$177	$(760)
Less reclassification adjustments for gains (losses) later recognized in income	(1)	(1)	(95)

Net unrealized gains (losses)	247	176	(855)
Tax effect	—	—	—

Other comprehensive income (loss)	$247	$176	$(855)

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

	2007	2006
Commitments to extend credit:
Variable rate	$43,903	$44,141
Fixed rate	8,055	9,288
Standby letters of credit — Variable rate	5,930	6,233
Credit card commitments — Fixed rate	2,414	2,391

	$60,302	$62,053

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
Contingencies
In the normal course of business the Corporation is involved in various legal proceedings. For expanded discussion on the Corporation’s legal proceedings, see Note 22.
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans. This concentration at December 31, 2007 represents $41.6 million, or 14.4%, compared to $44.3 million, or 19.6%, of the commercial loan portfolio on December 31, 2006. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, and agriculture. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The following table presents information for financial instruments at December 31 (dollars in thousands):

	2007		2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$6,362	$6,362	$10,706	$10,706
Interest-bearing deposits	1,810	1,810	856	856
Securities available for sale	21,597	21,597	32,769	32,769
Federal Home Loan Bank stock	3,794	3,794	3,794	3,794
Net loans	350,933	350,512	317,575	313,533
Cash surrender value — life insurance	1,332	1,332	1,252	1,252
Accrued interest receivable	1,806	1,806	1,963	1,963

Total financial assets	$387,634	$387,213	$368,915	$364,873

Financial liabilities:
Deposits	$320,827	$319,213	$312,421	$309,591
Borrowings	45,949	46,111	38,307	37,597
Directors deferred compensation	1,028	1,028	1,135	1,135
Accrued interest payable	751	751	919	919

Total financial liabilities	$368,555	$367,103	$352,782	$349,242

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

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2007 and 2006
(Dollars in Thousands)

	2007	2006
ASSETS
Cash and cash equivalents	$119	$223
Investment in subsidiaries	41,198	30,635
Other assets	78	64

TOTAL ASSETS	$41,395	$30,922

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings	$1,959	$1,959
Other liabilities	115	173
Shareholders’ equity	39,321	28,790

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$41,395	$30,922

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF OPERATIONS
Years Ended December 31, 2007, 2006, and 2005
(Dollars in Thousands)

	2007	2006	2005
INCOME:
Other	$482	$39	$34

Total income	482	39	34

EXPENSES:
Salaries and benefits	300	489	120
Interest	160	68	—
Professional service fees	96	728	302
Other	127	137	196

Total expenses	683	1,422	618

Income (loss) before credit for income taxes and equity in undistributed net income (loss) of subsidiaries	(201)	(1,383)	(584)

Provision for (benefit of) income taxes	(50)	—	—

Income (loss) before equity in undistributed net income (loss) of subsidiaries	(151)	(1,383)	(584)
Equity in undistributed net income (loss) of subsidiaries	10,314	3,099	(6,780)

NET INCOME (LOSS)	$10,163	$1,716	$(7,364)

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 21 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2007, 2006, and 2005
(Dollars in Thousands)

	2007	2006	2005
Cash Flows from Operating Activities:
Net income (loss)	$10,163	$1,716	$(7,364)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed net income (loss) of subsidiaries	(10,314)	(3,099)	6,780
Change in other assets	(14)	(11)	(27)
Change in other liabilities	(58)	125	(850)

Net cash (used in) operating activities	(223)	(1,269)	(1,461)

Cash Flows from Financing Activities:
Increase in borrowings	—	1,959	—
Increase in capital from stock option compensation	119	310
Investments in subsidiaries	—	(1,950)	321

Net cash provided by financing activities	119	319	321

Net (decrease) in cash and cash equivalents	(104)	(950)	(1,140)
Cash and cash equivalents at beginning of period	223	1,173	2,313

Cash and cash equivalents at end of period	$119	$223	$1,173

NOTE 22 — LEGAL PROCEEDINGS
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
On November 11, 2003, the Corporation filed a motion, as permitted by section 495 of the MBCA, M.C.L.§ 450.1495, requesting the Court to appoint a disinterested person to conduct a reasonable investigation of the claims made by the plaintiff and to make a good faith determination whether the maintenance of the derivative action is in the best interests of the Corporation. After additional written submissions to the Court by the defendants and the plaintiff concerning the issues presented by this motion, and after several conferences with the Court, on May 20, 2004, the Court entered an Order adopting the parties’ written stipulations concerning the appointment of a disinterested person and the manner of conducting the investigation of the claims made by the plaintiff and making recommendations as to whether the maintenance of the

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 22 — LEGAL PROCEEDINGS (CONTINUED)
derivative action is in the best interests of the Corporation. The Corporation is a named “nominal” defendant which requires the Corporation to cooperate with the defendants’ defense of the plaintiff’s action. The Corporation is assisting the defendants in the discovery phase of this litigation and is incurring legal fees as a consequence of that cooperation. However, in total, the Corporation’s primary purpose will be to monitor the process of this legal action and the Corporation does not expect to incur substantial legal fees related to the case.
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
This matter has been resolved and concluded with the Corporation receiving $470,000 in settlement proceeds.

Selected Financial Data
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2007	2006	2005	2004	2003
SELECTED FINANCIAL CONDITION DATA:
Total assets	$408,880	$382,791	$298,722	$339,497	$422,539
Loans	355,079	322,581	239,771	203,832	297,846
Securities	21,597	32,769	34,210	57,075	84,774
Deposits	320,827	312,421	232,632	215,650	305,794
Borrowings	45,949	38,307	36,417	85,039	87,026
Total equity	39,321	28,790	26,588	34,730	10,700

SELECTED OPERATIONS DATA:
Interest income	$28,695	$24,052	$16,976	$18,853	$23,641
Interest expense	(15,278)	(12,459)	(7,196)	(10,615)	(14,015)

Net interest income	13,417	11,593	9,780	8,238	9,626
Provision for loan losses	400	(861)	—	—	—
Net security gains (losses)	(1)	(1)	95	—	427
Other income	2,007	984	1,016	8,542	2,804
Impairment loss on intangibles	—	—	—	—	(60)
Other expenses	(12,100)	(12,221)	(18,255)	(18,228)	(20,056)

Income (loss) before income taxes	2,923	1,216	(7,364)	(1,448)	(7,259)
Provision (credit) for income taxes	(7,240)	(500)	—	147	2,329

Net income (loss)	$10,163	$1,716	$(7,364)	$(1,595)	$(9,588)

PER SHARE DATA:
Earnings (loss) — Basic	$2.96	$.50	$(2.15)	$(3.23)	$(27.32)
Earnings (loss) — Diluted	2.96	.50	(2.15)	(3.23)	(27.32)
Cash dividends declared	—	—	—	—	—
Book value	11.47	8.40	7.75	10.13	30.40
Market value — closing price at year end	8.98	11.50	9.10	17.97	35.00

FINANCIAL RATIOS:
Return on average equity	31.05%	6.19%	(25.63)%	(18.64)%	(59.15)%
Return on average assets	2.59	.49	(2.58)	(.44)	(1.96)
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A
Average equity to average assets	8.34	7.97	10.05	2.34	3.32
Efficiency ratio	79.46	93.95	160.43	103.05	150.82
Net interest margin	3.60	3.51	3.64	2.57	2.25

Summary Quarterly Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED
	2007				2006
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$355,079	$344,149	$338,896	$318,421	$322,605	$292,614	$283,110	$264,471
Allowance for loan losses	(4,146)	(5,022)	(4,920)	(4,975)	(5,006)	(5,316)	(5,415)	(5,415)
Total loans, net	350,933	339,127	333,976	313,446	317,599	287,298	277,695	259,056
Intangible assets	124	143	163	182	205	237	268	299
Total assets	408,880	401,213	393,319	375,644	382,791	363,191	352,497	334,591
Core deposits	199,809	218,638	211,773	201,529	199,609	195,774	185,784	183,438
Noncore deposits (1)	121,018	102,733	109,473	102,883	112,812	97,720	98,380	84,516
Total deposits	320,827	321,371	321,246	304,412	312,421	293,494	284,164	267,954
Total borrowings	45,949	38,239	38,307	38,307	38,307	38,307	37,617	36,417
Total shareholders’ equity	39,321	38,697	30,485	29,932	28,790	28,226	27,179	27,173
Total shares outstanding	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695

AVERAGE BALANCE SHEET

Total loans	$350,050	$340,391	$324,721	$318,072	$301,508	$289,210	$273,686	$250,735
Allowance for loan losses	(4,719)	(4,839)	(4,972)	(4,999)	(5,129)	(5,384)	(5,428)	(6,049)
Total loans, net	345,331	335,552	319,749	313,073	296,379	283,826	268,258	244,686
Intangible assets	133	152	172	194	220	252	284	319
Total assets	406,308	400,105	382,065	380,403	366,566	362,632	342,821	319,007
Core deposits	208,043	217,500	205,818	200,965	195,789	192,881	185,585	180,281
Noncore deposits (1)	116,151	109,793	103,651	108,654	98,966	103,727	89,006	71,440
Total deposits	324,194	327,293	309,469	309,619	294,755	296,608	274,591	251,721
Total borrowings	39,876	38,325	39,209	38,376	39,187	36,454	37,610	36,417
Total shareholders’ equity	38,973	32,184	30,412	29,254	28,646	28,041	27,213	27,055

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.13%	.92%	1.49%	1.53%	.91%	.71%	.16%	—	%
Nonperforming assets/total assets	1.28	.90	1.30	1.33	.77	.58	.14	.28
Allowance for loan losses/total loans	1.17	1.46	1.45	1.56	1.55	1.82	1.91	2.05
Allowance for loan losses/nonperforming loans	103.42	158.32	97.45	102.32	170.33	257.43	1,214.13	N/A
Net charge-offs/average loans	.25	.09	.02	.01	.02	.03	—	.04

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	8.05%	8.03%	7.97%	7.85%	7.85%	7.81%	8.04%	8.54%
Tier 1 capital to risk weighted assets	8.97	9.03	8.85	9.16	8.77	9.36	9.28	9.74
Total capital to risk weighted assets	10.13	10.28	10.10	10.41	10.02	10.62	10.54	11.00
Average equity/average assets	9.59	8.04	7.96	7.69	7.81	7.73	7.94	8.48
Tangible equity/tangible assets	9.59	9.61	7.71	7.92	7.47	7.71	7.64	8.04

(1)	Noncore deposits include brokered deposits and CDs greater than $100,000

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED
	2007				2006
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
INCOME STATEMENT

Net interest income	$3,410	$3,560	$3,269	$3,178	$3,027	$2,952	$2,935	$2,679
Provision for loan losses	—	400	—	—	(261)	—	—	(600)
Net interest income after provision	3,410	3,160	3,269	3,178	3,288	2,952	2,935	3,279
Total noninterest income	355	396	342	913	276	240	251	216
Total noninterest expense	2,978	3,001	3,065	3,056	3,226	3,002	2,996	2,997
Income before taxes	787	555	546	1,035	338	190	190	498
Provision for income taxes	260	(7,500)	—	—	—	(500)	—	—

Net income	$527	$8,055	$546	$1,035	$338	$690	$190	$498

PER SHARE DATA

Earnings per share — basic	$.15	$2.35	$.16	$.30	$.10	$.20	$.05	$.15
Earnings per share — diluted	.15	2.35	.16	.30	.10	.20	.05	.15
Book value per share	11.47	11.29	8.89	8.73	8.40	8.23	7.93	7.93
Market value per share	8.98	8.75	9.45	9.26	11.50	10.56	10.27	9.81

PROFITABILITY RATIOS

Return on average assets	.51%	7.99%	.57%	1.10%	.37%	.75%	.22%	.63%
Return on average equity	5.36	99.30	7.20	14.35	4.68	9.76	2.82	7.47
Net interest margin	3.55	3.71	3.60	3.55	3.44	3.36	3.62	3.62
Efficiency ratio	78.02	74.71	83.18	82.39	94.60	91.17	91.41	99.37
Average loans/average deposits	107.98	104.00	104.93	102.73	102.29	97.51	99.67	98.44

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
The following table sets forth the range of high and low bid prices of the Corporation’s common stock from January 1, 2006 through December 31, 2007, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2007
High	$11.50	$10.02	$9.70	$9.70
Low	9.25	9.00	7.75	7.65
Close	9.26	9.45	8.75	8.98
Book value, at quarter end	8.73	8.89	11.29	11.47

2006
High	$10.35	$11.00	$11.55	$11.50
Low	9.10	10.00	10.20	10.46
Close	9.81	10.27	10.56	11.50
Book value, at quarter end	7.93	7.93	8.23	8.40
The Corporation had 1,660 shareholders of record as of March 31, 2008.

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion will cover results of operations for 2005 through 2007 and asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2006 and 2007. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.
EXECUTIVE OVERVIEW
The purpose of this section is to provide a brief overview of the 2007 results of operations. Additional detail of the balance sheet and Statement of Operations follows this summary.
The Corporation reported net income of $10.163 million, or $2.96 per share for the year ended December 31, 2007, compared to net income of $1.716 million, or $.50 per share for 2006. Weighted average shares outstanding amounted to 3,428,695 in both years.
The results for 2007 include the recognition of a $7.500 million deferred tax benefit for NOL and tax credit carryforwards and $.470 million of proceeds from the settlement of a lawsuit against the Corporation’s former accountants.
The 2006 operations include a $600,000 negative provision recorded in the first quarter in recognition of improved credit quality, a $261,000 negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $500,000 deferred tax benefit recorded in the third quarter in recognition of a portion of NOL and tax credit carryforwards. The 2006 results also include $550,000 of expenses incurred to pursue legal action against the Corporation’s former accountants.
Excluding these items in both years would have resulted in net profit of $2.193 million, or $.64 per share, in 2007 versus $.907 million, or $.27 per share, in 2006.
Total assets of the Corporation at December 31, 2007, were $408.880 million, an increase of $26.089 million, or 6.8% from total assets of $382.791 million reported at December 31, 2006.
At December 31, 2007, the Corporation’s loans stood at $355.079 million, an increase of $32.498 million, or 10.1%, from 2006 year-end balances of $322.581 million. Total loan originations in 2007 amounted to $114 million, while we experienced significant reductions from loan amortization and principal payoffs of $73.5 million. A good portion of these payoffs pertained to loan relationships that no longer met our pricing or credit standards.
Asset quality remains relatively strong. Nonperforming loans totaled $4.008 million, or 1.13% of total loans at December 31, 2007. Nonperforming assets at December 31, 2007, were $5.234 million, 1.28% of total assets, compared to $2.965 million or .77% of total assets at December 31, 2006.
Total deposits grew from $312.421 million at December 31, 2006, to $320.827 million at December 31, 2007, an increase of 2.7%. In the fourth quarter of 2007, we consummated the sale of a branch office with $9.3 million in deposits. This branch office sale was in line with the overall strategic plan of the Corporation to focus on markets with higher growth potential. Excluding the branch deposits sold, deposits grew by $17.706 million, of which $9.5 million consisted of brokered deposits.
Shareholders’ equity totaled $39.321 million at December 31, 2007, compared to $28.790 million at the end of 2006, an increase of $10.531 million. This increase reflects consolidated net income of $10.163 million, the capital contribution impact of stock options and also the increase in equity due to the increase in the market value of held-for-sale investments, which amounted to $.247 million. The book value per share at December 31, 2007, amounted to $11.47 compared to $8.40 at the end of 2006.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
FINANCIAL POSITION
Loans
In 2007, the Corporation increased loan balances by $32.498 million, or 10.1%, from 2006 year-end loan balances of $322.581 million. The loan growth in 2007 compares to loan growth in 2006 of $82.810 million, or 34.5% from 2005 year-end loan balances of $239.771 million. The loan growth in 2007 and 2006 was accomplished despite high loan payoffs of existing portfolio loans of $37.8 million in 2007 and $27.9 million in 2006 and represents the successful execution of the corporate strategic plan to grow commercial loans to provide the foundation for profitability. The Corporation’s plan execution is based upon the deployment of experienced relationship bankers. The Corporation emphasizes high quality commercial based lending with the majority of loans carrying variable interest rates which adjust up or down with the prime interest rate or other national indices. In 2006, the Corporation also experienced significant consumer loan growth with increases of $13.354 million or 29.9%, in one to four family mortgage loans and an increase of $.556 million, or 24.3% in other consumer related loans.
Loans represented 86.84% of total assets at the end of 2007 compared to 84.27% at the end of 2006. The loan to deposit ratio, at 110.68%, is higher than a peer average of approximately 90% due in part to the Bank’s utilization of Federal Home Loan Bank long-term borrowings as a funding source.
Following is a summary of the Corporation’s loan balances at December 31 (dollars in thousands):

				Percent Change
	2007	2006	2005	2007-2006	2006-2005
Commercial real estate	$171,695	$154,332	$118,637	11.25%	30.09%
Commercial, financial, and agricultural	78,192	71,385	56,686	9.54	25.93
One to four family residential real estate	57,613	58,014	44,660	(0.69)	29.90
Construction	44,042	36,009	17,503	22.31	105.73
Consumer	3,537	2,841	2,285	24.50	24.33

Total	$355,079	$322,581	$239,771	10.07%	34.54%

The above table more clearly illustrates the growth of the loan portfolio from 2005 through 2007 year end. This significant growth in loans for 2007 and 2006 was accomplished through a concentrated effort to return the Corporation to profitability by adding high quality commercial loans generated by a skilled commercial lending staff supported by an experienced credit review and underwriting team. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available. The Corporation is highly competitive in structuring loans to meet borrowing needs and meet strong underwriting requirements.
Looking forward, based upon the current economic outlook for the Michigan economy, management believes there will be limited opportunity for loan growth in the near term. The Corporation will continue to use a demanding pricing model for all new credit opportunities and existing loan renewals.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2007			2006			2005
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital
Real estate — operators of nonres bldgs	$41,597	14.40%	105.79%	$44,308	19.63%	153.90%	$28,217	16.09%	106.13%
Hospitality and tourism	37,604	13.02	95.63	30,826	13.66	107.07	37,681	21.49	141.72
Real estate agents and managers	29,571	10.24	75.20	25,071	11.11	87.08	10,588	6.04	39.82
Other	180,067	62.34	358.88	125,512	55.60	435.96	98,837	56.38	371.74

Total	$288,839	100.00%		$225,717	100.00%		$175,323	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2007 year end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.
The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $11.1 million at the end of 2006 to $6.6 million at 2007 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it currently provides no current tax benefit, due to tax net operating loss carryforwards.
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
Allowance for Loan Losses
Management analyzes the allowance for loan losses on a monthly basis to determine whether the losses inherent in the portfolio are properly reserved for. The Corporation utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant, upon completion of the independent review in 2007, provided findings similar to management on the overall adequacy of the reserve. The Corporation will utilize this same consultant for loan review during 2008.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
A three year history of the Corporation’s credit quality is demonstrated in the following table (dollars in thousands):

	2007	2006	2005
Balance at beginning of period	$5,006	$6,108	$6,966
Loans charged off:
Commercial, Financial & Agricultural	1,148	199	448
One-to-four family residential real estate	89	88	493
Consumer	73	45	51

Total loans charged off	1,310	332	992

Recoveries of loans previously charged off:
Commercial, Financial & Agricultural	15	53	102
One-to-four family residential real estate	—	13	23
Consumer	35	25	9

Total recoveries of loans previously charged off	50	91	134

Net loans charged off	1,260	241	858

Provision for loan losses	400	(861)	—
Balance at end of period	$4,146	$5,006	$6,108

Total loans, period end	$355,079	$322,581	$239,771
Average loans for the year	333,415	278,953	207,928
Allowance to total loans at end of year	1.17%	1.55%	2.55%
Net charge-offs to average loans	.38	.08	.41
Net charge-offs to beginning allowance balance	25.17	3.95	12.32
ASSET QUALITY
The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	2007	2006	2005
Nonperforming Assets:
Nonaccrual loans	$3,298	$2,899	$15
Accruing loans past due 90 days or more	710	40	99
Restructured loans	—	—	—

Total nonperforming loans	4,008	2,939	114
Other real estate owned	1,226	26	945

Total nonperforming assets	$5,234	$2,965	$1,059

Nonperforming loans as a % of loans	1.13%	.91%	.05%

Nonperforming assets as a % of assets	1.28%	.77%	.35%

Reserve for Loan Losses:
At period end	$4,146	$5,006	$6,108

As a % of loans	1.17%	1.55%	2.55%

As a % of nonperforming loans	103.44%	170.33%	5,357.89%

As a % of nonaccrual loans	125.71%	172.68%	N/M %

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2007	2006	2005
Interest income that would have been recorded at original rate	$391	$114	$134

Interest income that was actually recorded	129	7	78

Net interest lost	$262	$107	$56

Nonaccrual loans currently represent less than 1% of all outstanding loans. This low balance is representative of management’s continued success in executing a significant expansion of the loan portfolio without compromising credit quality.
The following tables will provide additional information with respect to our nonperforming assets as of December 31, 2007 (dollars in thousands):

			Estimated				Estimated
			Liquidation	(Deficiency)	SBA	Reserve	Net Surplus/
Collateral Type	Balance	Originated	Value	Surplus	Guarantee	Allocation	(Exposure)
	(a)	(b)	( c )	(d)=( c )-(a)	(e)	(f)	(g)=(d)+(e)+(f)
Nonaccrual Loans
Motel/Hotel (NLP)	$1,698	Pre-recap	$623	$(1,075)	$435	$730	$90
1-4 Family (UP)	281	Pre-recap	276	(5)	—	11	6
1-4 Family (NLP)	64	Pre-recap	56	(8)	—	—	(8)
Land (NLP)	37	Pre-recap	88	51	—	—	51
Land Development/Condo (NLP)	1,042	Post-recap	1,040	(2)	—	400	398
1-4 Family (UP)	176	Post-recap	100	(76)	—	78	2

Total nonaccrual loans	3,298		2,183	(1,115)	435	1,219	539

>90 Days Past Due
Cabins/Land (NLP)	619	Pre-recap	637	18	—	100	118
1-4 Family (UP)	90	Pre-recap	85	(5)	—	1	(4)
Business — Liquor License (NLP)	1	Pre-recap	6	5	—	—	5

Total >90 days past due	710		728	18	—	101	119

Other Real Estate Owned
Cabins/Land (NLP)	291	Pre-recap	234	(57)	—	60	3
Downtown Store Frontage (UP)	63	Pre-recap	32	(31)	—	25	(6)
1-4 Family (UP)	20	Pre-recap	10	(10)	—	10	—
Land Development (NLP)	511	Post-recap	546	35	—	—	35
Equipment Storage Building (UP)	264	Post-recap	209	(55)	—	90	35
Downtown Store Frontage/ 2 / 1-4 Family (UP)	77	Post-recap	77	—	—	—	—

Total other real estate owned	1,226		1,108	(118)	—	185	67

Total “Pre-Recap” Nonperforming Assets	3,164		2,047	(1,117)	435	937	255

Total “Post-Recap” Nonperforming Assets	2,070		1,972	(98)	—	568	470

Total Nonperforming Assets	$5,234		$4,019	$(1,215)	$435	$1,505	$725

UP= Upper Peninsula
NLP= Northern Lower Peninsula
SEM= Southeast Michigan
The schedule above shows the detail of nonperforming assets categorized by type of loan/collateral. The nonperforming assets are also categorized by origination date defined as “Pre-Recap” or “Post-Recap.” The “Pre-Recap” time period refers to loan originations prior to the recapitalization of Mackinac Financial Corporation, which occurred in December 2004. The “Post-Recap” is defined as loans originated by the new management team subsequent to the recapitalization.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
In determining estimated liquidation value, management considered existing appraisals, the date of the appraisals, and current market conditions, along with related selling costs. Personal guarantees are also in place for various nonperforming assets, which will also help mitigate losses.
Below is a breakout of nonperforming assets at the end of the year by region (dollars in thousands):

		Estimated				Estimated
		Liquidation	(Deficiency)	SBA	Reserve	Net Surplus/
Collateral Type	Balance	Value	Surplus	Guarantee	Allocation	(Exposure)
	(a)	( c )	(d)=( c )-(a)	(e)	(f)	(g)=(d)+(e)+(f)
Pre-Recap
Northern Lower Peninsula (NLP)	$2,710	$1,644	$(1,066)	$435	$890	$259
Upper Peninsula (UP)	454	403	(51)	—	47	(4)
Southeast Michigan (SEM)	—	—	—	—	—	—

Total “Pre-Recap” Nonperforming Assets	3,164	2,047	(1,117)	435	937	255

Post-Recap
Northern Lower Peninsula (NLP)	1,553	1,586	33	—	400	433
Upper Peninsula (UP)	517	386	(131)	—	168	37
Southeast Michigan (SEM)	—	—	—	—	—	—

Total “Post-Recap” Nonperforming Assets	2,070	1,972	(98)	—	568	470

Total Nonperforming Assets	$5,234	$4,019	$(1,215)	$435	$1,505	$725

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
Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2007 (dollars in thousands):

Commercial, financial and agricultural loans	$3,808
One to four family residential real estate loans	22
Consumer loans	20
Unallocated and general reserves	296

Total	$4,146

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
At the end of 2007, the allowance for loan losses represented 1.17% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio
As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.
The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2006	$945
Other real estate transferred from loans due to foreclosure	23
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(942)

Balance at December 31, 2006	26
Other real estate transferred from loans due to foreclosure	1,218
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(18)

Balance at December 31, 2007	$1,226

Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.
Securities
The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities decreased $11.172 million in 2007, from $32.769 million at December 31, 2006 to $21.597 million at December 31, 2007.
The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2007	2006
US Agencies	$20,969	$32,176
Obligations of states and political subdivisions	628	593

Total securities	$21,597	$32,769

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. During 2007, the Corporation did not reinvest maturities or calls of its investment portfolio into similar investments since yields were not attractive for mid to longer term strategies. Adequate liquidity was maintained by investing balances in federal funds sold and short term deposit instruments, which provided a better economic yield. A net gain of $95,000 on the sale of securities was recognized in 2005. The Corporation recorded $1,000 of net losses related to securities transactions in 2007 and 2006. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Deposits
Total deposits at December 31, 2007, were $320.827 million compared to $312.421 million at the end of 2006. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2007	Mix	2006	Mix	2005	Mix
Non-interest-bearing	$25,557	7.97%	$23,471	7.51%	$19,684	8.46%
NOW and Money Market	81,160	25.30	73,188	23.43	64,566	27.75
Savings	12,485	3.89	13,365	4.28	22,555	9.70
Certificates of Deposit <$100,000	80,607	25.12	89,585	28.67	67,725	29.11

Total core deposits	199,809	62.28	199,609	63.89	174,530	75.02

Certificates of Deposit >$100,000	22,355	6.97	23,645	7.57	12,335	5.30
Internet CD	297	.09	1,189	.38	35,811	15.40
Brokered CDs	98,366	30.66	87,978	28.16	9,956	4.28

Total non-core deposits	121,018	37.72	112,812	36.11	58,102	24.98

Total deposits	$320,827	100.00%	$312,421	100.00%	$232,632	100.00%

In 2007, the Corporation increased its reliance on non-core funding due in part to the sale of a branch office in the northwest part of the Upper Peninsula of Michigan with $9.3 million of deposits. The sale of this branch office was in accordance with the overall strategy of the Corporation to focus on markets with higher growth potential. Although the Corporation has been successful in growing core deposits, the high level of funding required by loan growth has resulted in increased reliance upon brokered deposits. As of December 31, 2007, non-core deposits amounted to 37.81% of total deposits, an increase from 24.98% at 2005 year-end. The Bank had $98.663 million in brokered deposits at December 31, 2007, 30.75% of total deposits. Non-core funding has a negative effect on the Corporation’s net interest margin, as non-core out-of-market deposits carry higher interest costs.
Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.
Borrowings
The Corporation historically used alternative funding sources to provide long-term, stable sources of funds. Current borrowings total $35.0 million with stated maturities ranging through 2011. Borrowings at year end include $20.0 million with adjustable rates that reprice quarterly based upon the three month LIBOR. The FHLB has the option to convert the remaining $15.0 million fixed-rate advances to adjustable rate advances on the original call date and quarterly thereafter.
Shareholders’ Equity
Changes in shareholders’ equity are discussed in detail in the “Capital and Regulatory” section of this report.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
RESULTS OF OPERATIONS
Summary
The Corporation reported income of $10.163 million in 2007, compared to net income of $1.716 million in 2006 and a loss of $7.364 million in 2005. As previously mentioned, the 2007 results of operations include the $7.5 million recognition of a deferred tax benefit pertaining to NOL and tax credit carryforwards. Also included in the 2007 results is $470,000 from the settlement of the lawsuit against the Corporation’s former accountants. The 2006 operations include a $600,000 negative provision recorded in the first quarter, in recognition of improved credit quality, a $261,000 negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $500,000 deferred tax benefit recorded in the third quarter. The deferred tax benefit was recorded in accordance with generally accepted accounting principles for recognition of a portion of the benefits to be derived from NOL carry-forwards. The 2006 results also include $310,000 of stock option expense required under accounting rules for stock compensation plans, which were effective beginning in 2006, as well as $550,000 of expenses incurred to pursue legal action against the Corporation’s former accountants.
The following table details changes in earnings and earnings per share for the three years ended December 31 (dollars in thousands, except for per share data):

	Income/Expense			Change
	2007	2006	2005	2007-2006		2006-2005
	Dollars	Dollars	Dollars	Dollars	Per Share	Dollars	Per Share
Interest Income	$28,695	$24,052	$16,976	$4,643	$1.35	$7,076	$2.06
Interest Expense	15,278	12,459	7,196	2,819	.82	5,263	1.53

Net Interest Income	13,417	11,593	9,780	1,824	.53	1,813	.53
Provision for Loan Losses	400	(861)	—	1,261	.37	(861)	.25

Net interest income after provision	13,017	12,454	9,780	563	.16	2,674	.78
Noninterest Income:
Service fees	688	547	586	141	.04	(39)	(.01)
Net gains on sale of secondary market loans	498	197	49	301	.09	148	.04
Proceeds from settlement of lawsuit	470	—	—	470	.14	—	—
Other	350	239	476	111	.03	(237)	(.07)

Total noninterest income	2,006	983	1,111	1,023	.30	(128)	(.04)

Noninterest Expense:
Salaries and employee benefits	6,757	6,132	6,090	625	.18	42	.01
Occupancy	1,272	1,264	1,053	8	—	211	.06
Furniture and equipment	678	631	560	47	.01	71	.02
Data processing	785	691	1,720	94	.03	(1,029)	(.30)
Professional services:
Accounting	308	273	284	35	.01	(11)	—
Legal	42	927	361	(885)	(.26)	566	.16
Consulting and other	182	225	241	(43)	(.01)	(16)	—
Loan and deposit	285	392	852	(107)	(.03)	(460)	(.13)
Telephone	228	210	271	18	.01	(61)	(.02)
Advertising	370	281	814	89	.03	(533)	(.16)
Penalty on prepayment of FHLB borrowings	—	—	4,320	—	—	(4,320)	(1.26)
Other	1,193	1,195	1,689	(2)	—	(494)	(.14)

Total noninterest expense	12,100	12,221	18,255	(121)	(.03)	(6,034)	(1.76)

Income (loss) before provision for income taxes	2,923	1,216	(7,364)	1,707	.49	8,580	2.50
Provision (credit) for income taxes	(7,240)	(500)	—	(6,740)	(1.97)	(500)	(.15)

Change due to increase in outstanding shares	N/A	N/A	N/A	—	—	—	—
Net Change	10,163	1,716	(7,364)	8,447	2.46	9,080	2.65

Net Income (loss), current period	$10,163	$1,716	$(7,364)	$8,447	$2.46	$9,080	$2.65

Net interest income is the Corporation’s primary source of core earnings. Net interest income increased $1.824 million to $13.417 million, in 2007. In 2006, net interest income increased $1.813 million, from $9.780 million in 2005. The increases in net interest income for 2005 and 2006 were primarily the result of the successful expansion of the

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Corporation’s loan portfolio. The Corporation also benefited from increasing interest rates during this same period since a large portion of the Bank’s loan portfolio repriced immediately with each increase in the prime rate while the liability repricing lagged.
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
The Corporation’s net interest margin, on a fully taxable equivalent basis, was 3.68% in 2007 compared to 3.64% in 2006. From January 2005 to June 2006, the prime rate increased 300 basis points, from 5.25% to 8.25%. In 2007, the Federal Reserve Bank reduced the prime rate from 8.25% in September to 7.25% at 2007 year end. These changes in the prime rate have largely been favorable in recent years since approximately 65% of the Corporation’s loans repriced upward with each prime rate increase. The Corporation reduced bank deposit rates commensurate with prime rate reductions during the fourth quarter of 2007 to mitigate the impact of reduced rates on variable rate commercial loans. The current asset and liability repricing simulations indicate the Bank will not incur significant increases or decreases in its net interest income with gradual 100 basis point increases or decreases of the prime rate; however, reductions greater than 100 basis points over short time periods, less than one year, will have a more significant negative impact on the Corporation’s net interest margin.
The following table details sources of net interest income for the three years ended December 31, 2007 (dollars in thousands):
Sources of Net Interest Income

	2007	Mix	2006	Mix	2005	Mix
Interest Income
Loans	$26,873	93.65%	$21,992	91.44%	$14,790	87.12%
Funds sold	391	1.36	554	2.30	311	1.83
Taxable securities	1,100	3.83	1,186	4.93	1,455	8.57
Nontaxable securities	—	—	87	.36	167	.99
Other interest-earning assets	331	1.16	233	.97	253	1.49

Total earning assets	28,695	100.00%	24,052	100.00%	16,976	100.00%

Interest Expense
NOW and Money Markets	2,668	17.46%	2,263	18.16%	1,132	15.73%
Savings	199	1.30	210	1.69	190	2.64
CDs <$100,000	4,490	29.39	3,595	28.85	2,140	29.74
CDs >$100,000	1,183	7.74	846	6.79	409	5.68
Brokered deposits	4,684	30.66	3,661	29.39	1,388	19.29
Borrowings	2,054	13.45	1,884	15.12	1,937	26.92

Total interest-bearing funds	15,278	100.00%	12,459	100.00%	7,196	100.00%

Net interest income	$13,417		$11,593		$9,780

Average Rates
Earning assets	7.71%		7.28%		6.31%

Interest-bearing funds	4.62		4.21		3.10

Interest rate spread	3.09		3.07		3.21

While a majority of the Corporation’s loan portfolio, approximately 65%, is repriced with each prime rate change due to floating rate loans, interest paid on similar rate changes does not impact the pricing of interest-bearing liabilities to nearly

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
the same degree. The mix of time deposits reflects the Corporation’s need to utilize the brokered certificate of deposit markets for loan funding when core deposits did not provide adequate sources.
The Corporation’s historical reliance on out-of-market non-core funding from brokered deposits along with the FHLB borrowings, have had a negative effect on net interest margin due to the relative high costs of this funding. The Corporation has placed a high priority on gathering in-market core deposits in order to reduce funding costs and reduce the risk associated with non-core funding.
Recent prime rate reductions have translated into lower yields on the Corporation’s earning assets, specifically variable rate commercial loans and short-term investments which reprice immediately. Offering rates on brokered certificates of deposit are influenced by other factors, such as overall market liquidity. Reliance upon wholesale funding and further rate reductions in the near term will unfavorably impact the net interest margin of the Corporation.
The following table presents the amount of interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

	Years ended December 31,
	2007			2006			2005
(dollars in thousands)	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$333,415	$27,146	8.14%	$278,953	$22,380	8.02%	$207,928	$15,268	7.34%
Taxable securities	25,061	1,100	4.39	32,795	1,186	3.62	40,254	1,455	3.62
Nontaxable securities (2)	5	—	—	1,658	132	7.96	3,654	253	6.92
Federal Funds sold	7,515	391	5.20	11,123	554	4.98	10,321	311	3.01
Other interest-earning assets	6,358	332	5.22	5,885	233	3.96	6,702	253	3.77

Total earning assets	372,354	28,969	7.78	330,414	24,485	7.41	268,859	17,540	6.52

Reserve for loan losses	(4,881)			(5,495)			(6,724)
Cash and due from banks	6,266			5,775			5,399
Fixed assets	12,276			12,375			10,852
Other assets	6,298			4,858			7,510

	19,959			17,513			17,037

Total assets	$392,313			$347,927			$285,896

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$77,942	$2,669	3.42%	$70,417	$2,263	3.21%	$56,644	$1,132	2.00%
Savings deposits	13,013	199	1.53	14,412	210	1.46	17,505	190	1.09
CDs <$100,000	91,313	4,490	4.92	82,445	3,595	4.36	64,037	2,140	3.34
CDs >$100,000	23,879	1,183	4.96	18,128	846	4.67	12,259	409	3.34
Brokered deposits	85,703	4,683	5.46	72,768	3,661	5.03	40,908	1,388	3.39
Borrowings	38,949	2,054	5.27	37,422	1,884	5.03	40,651	1,937	4.76

Total interest-bearing liabilities	330,799	15,278	4.62	295,592	12,459	4.21	232,004	7,196	3.10

Demand deposits	25,860			21,414			20,444
Other liabilities	2,923			3,177			4,716
Shareholders’ equity	32,731			27,744			28,732

	61,514			52,335			53,892

Total liabilities and shareholders’ equity	$392,313			$347,927			$285,896

Rate spread			3.16%			3.20%			3.42%

Net interest margin/revenue, tax equivalent basis		$13,691	3.68%		$12,026	3.64%		$10,344	3.85%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)	Interest income on loans includes loan fees.

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

	Years ended December 31,
	2007 vs. 2006				2006 vs. 2005
	Increase (Decrease)				Increase (Decrease)
	Due to				Due to
				Total				Total
			Rate	Increase			Rate	Increase
	Volume	Rate	and Volume	(Decrease)	Volume	Rate	and Volume	(Decrease)
Interest earning assets:
Loans	$4,369	$332	$65	$4,766	$5,215	$1,414	$483	$7,112
Taxable securities	(279)	253	(60)	(86)	(270)	1	—	(269)
Nontaxable securities	(132)	(132)	132	(132)	(138)	38	(21)	(121)
Federal funds sold	(180)	25	(8)	(163)	24	203	16	243
Other interest earning assets	19	74	6	99	(31)	12	(2)	(21)

Total interest earning assets	$3,797	$552	$135	$4,484	$4,800	$1,668	$476	$6,944

Interest bearing obligations
NOW and money market deposits	$242	$148	$16	$406	$275	$688	$167	$1,130
Savings deposits	(20)	10	(1)	(11)	(34)	65	(11)	20
CDs <$100,000	387	459	49	895	615	652	188	1,455
CDs >$100,000	268	52	17	337	196	163	78	437
Brokered deposits	650	316	56	1,022	1,081	670	522	2,273
Borrowings	77	89	4	170	(154)	110	(9)	(53)

Total interest bearing obligations	$1,604	$1,074	$141	$2,819	$1,979	$2,348	$935	$5,262

Net interest income				$1,665				$1,682

Provision for Loan Losses
The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During the third quarter of 2007, the Corporation recorded a $.400 million provision in order to provide for the potential loss related to a commercial loan. In 2006, a negative loan loss provision of $.860 million was recorded. This negative provision was recorded due in part to recognize the overall reduction in loan portfolio risk and also as a direct result of a specific reserve reduction from a payoff of a problem loan. There was no provision for loan losses for the year ended December 31, 2005.
Noninterest Income
Noninterest income was $2.006 million, $.983 million, and $1.111 million in 2007, 2006, and 2005, respectively. The principal recurring sources of noninterest income are fees for services related to deposit and loan accounts. In 2007, the Corporation recognized $.470 million of income from the settlement of a lawsuit against its former accountants.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest income for the three years ended December 31 (dollars in thousands):

Noninterest Income				% Increase (Decrease)
	2007	2006	2005	2007-2006	2006-2005
Service fees	$688	$547	$586	25.78%	(6.66)%
Net gains on loan sales	498	197	49	152.79	302.04
Proceeds from settlement of lawsuit	470	—	—	100.00	—
Other	351	240	381	46.25	(37.01)

Subtotal	2,007	984	1,016	103.96	(3.15)

Net security gains	(1)	(1)	95	—	(101.05)

Total noninterest income	$2,006	$983	$1,111	104.07%	(11.52)%

The Corporation increased income from net gains on loan sales from $.197 million in 2006 to $.498 million in 2007. The gains in 2007 included significant activity from SBA loan sales which will continue to be a focus in future periods as the Corporation utilizes its lending expertise to facilitate financing for borrowers that have been increased risks but qualify for small business loan guarantee programs. Management continually reviews the pricing on its deposit products in relation to competition and alternative sources of funds. Service fees increased in 2007 largely due to the introduction of a deposit overdraft program late in 2006. Management expects to continue to fairly price its fees for services rendered.
Noninterest Expense
Noninterest expense was $12.100 million in 2007, compared to $12.221 million and $18.255 million in 2006 and 2005, respectively.
In 2007, the Corporation continued efforts to control or decrease noninterest expense. The most significant decrease in 2007 was in professional service fees, specifically legal expense, largely due to reduced cases in litigation and reductions in estimated liabilities of ongoing lawsuits. In the pursuit of this case in 2006, the Corporation expensed $.550 million. This case was settled in March 2007 with the Corporation recovering a majority of the legal fees expensed.
Loan and deposit expense also declined in 2007 due primarily to reduced FDIC deposit premium insurance which totaled $35,000 in 2007 compared to $106,000 in 2006 and $322,000 in 2005. The decrease in this expense in 2007 was due to a one-time FDIC assessment credit which the Bank was able to use to offset quarterly assessments. This assessment credit will also offset a good portion of 2008 and 2009 FDIC deposit assessments.
Salary and employee benefit expenses increased in 2007 by $.625 million. This increase was largely attributed to staffing increases by the Corporation to support deposit gathering initiatives related to small and medium sized businesses.
Data processing expenses, increased in 2007 by $94,000, or 13.6%. The increase in data processing from 2006 to 2007 was due primarily from added services, such as remote capture deposit services, along with increased volumes.
The total advertising costs for 2007 and 2006 included normal promotional and community marketing advertising programs compared to the 2005 expenses which were abnormally high because of the extensive new product introductions and the “mBank” re-branding which occurred. In 2007, the Corporation increased advertising expenses due to new product introduction ads and various community promotional events. Management expects to be successful in controlling noninterest expense in future periods.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest expense for the three years ended December 31 (dollars in thousands):
Noninterest Expense

				% Increase (Decrease)
	2007	2006	2005	2007-2006	2006-2005
Salaries and employee benefits	$6,757	$6,132	$6,090	10.19%	0.69%
Occupancy	1,272	1,264	1,053	0.63	20.04
Furniture and equipment	678	631	560	7.45	12.68
Data processing	785	691	1,720	13.60	(59.83)
Professional service fees:
Accounting	308	273	284	12.82	(3.87)
Legal	42	927	361	(95.47)	156.79
Consulting and other	182	225	241	(19.11)	(6.64)

Total professional service fees	532	1,425	886	(62.67)	60.84
Loan and deposit	285	392	852	(27.30)	(53.99)
Telephone	228	210	271	8.57	(22.51)
ORE writedowns/impairment	40	—	200	100.00	(100.00)
(Gain) loss on sale of premises, equipment branch and other real estate	(17)	(60)	51	(71.67)	(217.65)
Advertising	370	281	768	31.67	(63.41)
Amortization of intangibles	82	125	125	(34.40)	—
Penalty on prepayment of FHLB borrowings	—	—	4,320	—	(100.00)
Other operating expenses	1,088	1,130	1,359	(3.72)	(16.85)

Total noninterest expense	$12,100	$12,221	$18,255	(.99)%	(33.05)%

Federal Income Taxes
The Corporation recognized a federal deferred tax benefit of $7.500 million in the third quarter of 2007. The recognition of this deferred tax benefit relates to the generally accepted accounting principles applicable to the probability of utilizing the NOL and tax credit carryforwards of the Corporation. The Corporation, based upon current profitability trends largely supported by expansion of the net interest margin and controlled expenses, determined that the utilization of the NOL carryforward was probable. This tax benefit was recorded by reducing the valuation allowance that was recorded against the deferred tax assets of the Corporation. In 2006, the Corporation recognized a portion of this benefit, $500,000, based upon the then current probabilities. The $7.500 million recognition is based upon assumptions of a sustained level of taxable income within the NOL carryforward period and takes into account Section 382, establishing annual limitations. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2007, the Corporation had an NOL carryforward of approximately $34.2 million along with various credit carryforwards of $2.1 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $22 million, and all of the tax credit carryforwards are also subject to the use limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. The Corporation’s results of operations for the first nine month periods in 2007 and the entire 2006 year do not reflect the impact of federal income taxes due to the NOL carryforwards, a portion of which was utilized in each period to offset current federal taxes. The Corporation intends to further evaluate the utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary. The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation. The Corporation, in future periods, will record a current federal tax provision on income.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
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
The Bank has $21.597 million of securities, with a weighted average maturity of 7 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation also has investments in federal funds sold to correspondent banks, as well as other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following is the Corporation’s repricing opportunities at December 31, 2007 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total
Interest-earning assets:
Loans	$241,600	$8,309	$29,069	$76,101	$355,079
Securities	9,056	9,997	2,000	544	21,597
Other	1,976	—	—	3,794	5,770

Total interest-earning assets	252,632	18,306	31,069	80,439	382,446

Interest-bearing obligations:
NOW, Money Market, and Savings deposits	93,645	—	—	—	93,645
Time deposits	32,668	60,067	9,427	800	102,962
Brokered CDs	75,746	22,917	—	—	98,663
Borrowings	27,710	1,959	15,000	1,280	45,949

Total interest-bearing obligations	229,769	84,943	24,427	2,080	341,219

GAP	$22,863	$66,637)	$6,642	$78,359	$41,227

Cumulative GAP	$22,863	$(43,774)	$37,132)	$41,227

The above analysis indicates that at December 31, 2007, the Corporation had a cumulative liability sensitivity GAP position of $43.774 million within the one-year timeframe. The Corporation’s cumulative liability sensitive GAP suggests that if market interest rates continue to increase in the next twelve months, the Corporation has the potential to earn less net interest income. Conversely, if market interest rates decrease in the next twelve months, the above GAP position suggests the Corporation’s net interest income would increase.
A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.
The borrowings in the table above and on the next page include $15 million of FHLB advances as fixed-rate advances. These advances actually give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month LIBOR Flat. The exercise of this conversion feature by the FHLB would impact the maturity dates currently assumed in the tables.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2007 (dollars in thousands). Nonaccrual loans of $3.298 million are included in the table at an average interest rate of 0.0% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:
								Fair Value
	2008	2009	2010	2011	2012	Thereafter	Total	12/31/2007
Rate Sensitive Assets
Fixed interest rate securities	$18,975	$2,004	$6	$6	$7	$599	$21,597	$21,597
Average interest rate	4.38%	4.05%	7.00%	7.00%	7.00%	8.02%	4.45%

Fixed interest rate loans	14,167	21,903	30,210	17,621	16,468	16,703	117,072	115,683
Average interest rate	7.32	7.93	7.65	7.75	7.51	7.39	7.62

Variable interest rate loans	234,773	—	—	—	—	3,234	238,007	238,975
Average interest rate	7.58	—	—	—	—	—	7.58

Other assets	1,976	—	—	—	—	3,794	5,770	5,770
Average interest rate	3.48	—	—	—	—	4.75	4.31

Total rate sensitive assets	$269,891	$23,907	$30,216	$17,627	$16,475	$24,330	$382,446	$382,025

Average interest rate	7.31%	7.60%	7.65%	7.75%	7.51%	6.01%	6.92%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, and MMAs	93,645	—	—	—	—	—	93,645	93,645
Average interest rate	3.19%	—	—%	—%	—%	—%	3.19%

Time deposits	189,247	6,704	3,085	1,417	376	796	201,625	200,011
Average interest rate	5.03	4.48	4.75	4.74	9.75	6.68	5.02

Fixed interest rate borrowings	—	—	—	—	—	1,280	1,280	1,280
Average interest rate	—	—	—	—	—	1.00	1.00

Variable interest rate borrowings	9,669	—	15,000	20,000	—	—	44,669	44,831
Average interest rate	4.80	—	5.10	5.08	—	—	5.03

Total rate sensitive liabilities	$292,561	$6,704	$18,085	$21,417	$376	$2,076	$341,219	$339,767

Average interest rate	4.43%	4.48%	5.04%	5.06%	9.75%	3.18%	4.48%

In addition to changes in interest rates, the level of future net interest income is also dependent on a number of variables, including: the growth, composition and levels of loans, deposits, and other earning assets and interest-bearing obligations, and economic and competitive conditions; potential changes in lending, investing, and deposit strategies; customer preferences; and other factors.
Foreign Exchange Risk
In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2007, the Corporation had excess Canadian assets of $.146 million (or $.143 million in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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
Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. See Note 19 to the consolidated financial statements for additional information.
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
The Corporation’s primary source of liquidity on a stand-alone basis is dividends from the Bank. The Bank is currently prohibited from paying dividends because of a deficit in retained earnings. The Bank, in order to pay dividends in future periods, will need to restate its capital accounts, which requires the approval of the Office of Financial and Insurance Services of the State of Michigan. The Corporation has a $6 million correspondent bank line of credit available for short-term liquidity. This line of credit has an outstanding balance of $1.959 million as of December 31, 2007. The Corporation is currently exploring alternative opportunities for longer term sources of liquidity and permanent equity to support projected asset growth.
Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependence ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2007, the Bank’s core deposits in relation to total funding was 55.0% compared to 57.2% in 2006. These ratios indicated at December 31, 2006, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2007, the Bank had $14.875 million of unsecured lines available and another $10.571 million available if secured. As of December 31, 2007, the Bank had borrowings totaling $7.710 million against these available lines. The Bank believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.
From a long-term perspective, the Corporation’s liquidity plan for 2007 includes strategies to increase core deposits in the Corporation’s local markets. The new deposit products and strategic advertising are expected to aid in efforts of management in growing core deposits to reduce the dependency on non-core deposits, while also reducing interest costs. The Corporation’s liquidity plans in 2008 will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2007, the aggregate contractual obligations and commitments are:

	Payments Due by Period
	Less than 1	1 to 3	4 to 5	After 5
	Year	Years	Years	Years	Total
Contractual Obligations

Total deposits	$308,449	$9,789	$1,793	$796	$320,827
Short-term borrowings	1,959	—	—	—	1,959
Long-term borrowings	—	15,000	20,000	1,280	36,280
Directors’ deferred compensation	178	274	200	1,069	1,721
Annual rental / purchase commitments under noncancelable leases / contracts	179	358	54	—	591

TOTAL	$310,765	$25,421	$22,047	$3,145	$361,378

Other Commitments

Letters of credit	$5,930	$—	$—	$—	$5,930
Commitments to extend credit	51,958	—	—	—	51,958
Credit card commitments	2,414	—	—	—	2,414

TOTAL	$60,302	$—	$—	$—	$60,302

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CAPITAL AND REGULATORY
As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2007, the Corporation and Bank were well capitalized. During 2007, risk based capital increased by $3.408 million, while Tier 1 Capital increased by $3.375 million.
     The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2007	2006	2005
Capital Structure
Long-term debt	$—	$—	$—
Shareholders’ equity	39,321	28,790	26,588

Total capitalization	$39,321	$28,790	$26,588

Tangible capital	$39,197	$28,585	$26,258

Intangible Assets
Subsidiaries:
Core deposit premium	$124	$205	$330
Other identifiable intangibles	—	—	—

Total intangibles	$124	$205	$330

Risk-Based Capital
Tier 1 capital:
Shareholders’ equity	$39,321	$28,790	$26,588
Net unrealized (gains) losses on available for sale securities	(60)	187	363
Less: disallowed deferred tax asset	(6,990)	—	—
Less: intangibles	(124)	(205)	(330)

Total Tier 1 capital	$32,147	$28,772	$26,621

Tier 2 Capital:
Allowable reserve for loan losses	$4,146	$4,113	$3,184
Qualifying long-term debt	—	—	—

Total Tier 2 capital	4,146	4,113	3,184

Total risk-based capital	$36,293	$32,885	$29,805

Risk-weighted assets	$358,410	$328,133	$251,796

Capital Ratios:
Tier 1 Capital to average assets	8.05%	7.85%	9.23%
Tier 1 Capital to risk-weighted assets	8.97%	8.77%	10.57%
Total Capital to risk-weighted assets	10.13%	10.02%	11.84%
Regulatory capital is not the same as shareholders’ equity reported in the accompanying financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2007	9.62%	9.59%	8.05%	8.97%	10.13%
December 31, 2006	7.52%	7.47%	7.85%	8.77%	10.02%

The Bank:

December 31, 2007	10.04%	10.01%	8.51%	9.49%	10.63%
December 31, 2006	7.97%	7.92%	8.33%	9.31%	10.57%
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

Directors and Officers
DIRECTORS
Mackinac Financial Corporation and mBank

Walter J. Aspatore	Robert H. Orley
Investment Banker	Vice President and Secretary
Amherst Partners	Real Estate Interests Group, Inc.
Director Since: 2004	Director Since: 2004

Dennis B. Bittner	L. Brooks Patterson
Owner and President	County Executive
Bittner Engineering, Inc.	Oakland County
Director Since: 2001	Director Since: 2006

Joseph D. Garea	Randolph C. Paschke
Managing Partner	Chairman, Department of Accounting
Hancock Securities	Wayne State University, School of Business Administration
Director Since: 2007	Director Since: 2004

Kelly W. George	Eliot R. Stark
President, Mackinac Financial Corporation	Vice Chairman
President and CEO, mBank	Mackinac Financial Corporation
Director Since: 2006	Director Since: 2004

Robert E. Mahaney	Paul D. Tobias
Sole Proprietor	Chairman and CEO, Mackinac Financial Corporation
Veridea Group, LLC	Chairman, mBank
Director Since: 2008	Director Since: 2004
OFFICERS

Mackinac Financial Corporation	mBank
Paul D. Tobias	Paul D. Tobias
Chairman and Chief Executive Officer	Chairman

Eliot R. Stark	Kelly W. George
Vice Chairman	President and Chief Executive Officer

Kelly W. George	David C. Crimmins
President	Regional President, Southeast Michigan

Ernie R. Krueger	Jack C. Frost
Executive Vice President/Chief Financial Officer	Regional President, Upper Peninsula

Andrew P. Sabatine
Regional President, Northern Lower Peninsula

Ernie R. Krueger
Executive Vice President and Chief Financial Officer

Kevin D. Evans
Senior Vice President/Branch Management/Retail Banking/Deposits

Jake D. Martin
Senior Vice President — Information Technology

Tamara R. McDowell
Senior Vice President/Senior Credit/Operations Officer

Ann M. Stepp
Senior Vice President/Branch Administration Officer

Branch Locations
UPPER PENINSULA
Regional President — Jack C. Frost

MANISTIQUE	NEWBERRY	SOUTH RANGE
130 South Cedar Street	414 Newberry Avenue	47 Trimountain Avenue
Manistique, MI 49854	Newberry, MI 49868	South Range, MI 49963
(906) 341-8401	(906) 293-5165	(906) 482-1170
Manager: Julie L. Bosanic	Manager: Michael A. Slaght	Manager: Sandra L. Pesola

MARQUETTE MAIN	ONTONAGON	STEPHENSON
300 North McClellan	601 River Street	S216 Menominee Street
Marquette, MI 49855	Ontonagon, MI 49953	Stephenson, MI 49887
(906) 226-5000	(906) 884-4115	(906) 753-2225
Manager: Teresa M. Same	Manger: Sue A. Preiss	Manager: Barbara A. Parrett

MARQUETTE PRESQUE ISLE	SAULT STE. MARIE
1400 Presque Isle	138 Ridge Street
Marquette, MI 49855	Sault Ste. Marie, MI 49783
(906) 228-3640	(906) 635-3992
Bus. Dev. Officer: Shelby J. Bischoff	Manager: David R. Thomas
NORTHERN LOWER PENINSULA
Regional President — Andrew P. Sabatine

GAYLORD	KALEVA	TRAVERSE CITY
1955 South Otsego Avenue	14429 Wuoksi Avenue	3530 North Country Drive
Gaylord, MI 49735	Kaleva, MI 49645	Traverse City, MI 49684
(989) 732-3750	(231) 362-3223	(231) 929-5600
Manager: Rosalba Boone	Supervisor: Barb J. Miller	Manager: Andrea M. Pease
SOUTHEAST MICHIGAN
Regional President — David C. Crimmins
BIRMINGHAM
260 East Brown Street, Suite 300
Birmingham, MI 48009
(248) 290-5900
Manager: Elena C. Dritsas

Corporate Information

CORPORATE HEADQUARTERS	TRANSFER AGENT
Mackinac Financial Corporation	Registrar and Transfer Company
130 South Cedar Street	10 Commerce Drive
Manistique, Michigan 49854	Cranford, NJ 07016
(888) 343-8147	(800) 368-5948

INVESTOR RELATIONS	WEBSITE
(888) 343-8147	www.bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	STOCK LISTING AND SYMBOL
Plante and Moran, PLLC	NASDAQ Small Cap Market
Auburn Hills, Michigan	Symbol: MFNC
SHAREHOLDER INFORMATION
Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.
ANNUAL SHAREHOLDERS’ MEETING
The 2008 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on Wednesday, May 28, 2008.
Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information