Form 10-K, Exhibit 13
period 2008-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2009-03-31
CIK 36506

EXHIBIT 13

Table of Contents

To Our Shareholders	1
Selected Financial Highlights	6
Five-Year Comparisons	7
Quarterly Financial Summary	9
Report of Independent Registered Public Accounting Firm	10
Consolidated Balance Sheets	11
Consolidated Statements of Operations	12
Consolidated Statements of Changes in Shareholders’ Equity	13
Consolidated Statements of Cash Flows	14
Notes to Consolidated Financial Statements	15
Selected Financial Data	39
Summary Quarterly Financial Information	40
Market Information	42
Shareholder Return Performance Graph	43
Forward-Looking Statements	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	45
Directors and Officers	65
Branch Locations	66
Corporate Information	67
BUSINESS OF THE CORPORATION
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $450 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 13 branch locations; nine in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The newest branch, located in Escanaba, opened on March 24, 2009. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
FORM 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.
MARKET SUMMARY
The Corporation’s common stock is traded on the Nasdaq Small Cap Market under the symbol MFNC. The Corporation had 1,345 shareholders of record as of March 30, 2008.

March 31, 2008
Dear Shareholders:
This letter will provide you with a review of the performance of Mackinac Financial Corporation through the end of 2008 and our thoughts about business strategy as we move through 2009. We continue to focus on areas impacting our business which we can control. We are concentrating on managing credit risk, growing our book value per share and on increasing our core deposits. As you will see from the information below, we are having success in those efforts.
The chart below is a recap of various balances and book value per share as of the end of the last three years (dollars in thousands, except per share data):

				2008/2007		2007/2006
	As of December 31,			Increase (Decrease)		Increase (Decrease)
	2008	2007	2006	Dollars	Percentage	Dollars	Percentage
Loans	$370,280	$355,079	$322,581	$15,201	4.28%	$32,498	10.07%
Assets	451,431	408,880	382,791	42,551	10.41	26,089	6.82
Deposits	371,097	320,827	312,421	50,270	15.67	8,406	2.69
Borrowings	36,210	45,949	38,307	(9,739)	(21.20)	7,642	19.95
Shareholders’ equity	41,552	39,321	28,790	2,231	5.67	10,531	36.58
Book vaue per share	12.15	11.47	8.40	.68	5.93	3.07	36.55
2008 Year-in-Review
▪	Loan growth of $15.201 million

▪	Credit quality still relatively strong with nonperforming assets to total assets of 1.57%

▪	Gain on sale of loans of $.120 million

▪	Net interest margin at 3.23% for the year

▪	Net income of $1.872 million, or $.55 per common share

▪	Book value at 2008 year-end of $12.15 per share
2008 Earnings Recap
Mackinac Financial Corporation reported net income of $1.872 million, or $.55 per share, for the year ended December 31, 2008, compared to a net income of $10.163 million, or $2.96 per share, for 2007.
The 2008 results include the positive effect, $3.475 of a lawsuit settlement and the negative effect, $.425 million, of a severance agreement.
The results for 2007 include the recognition of a $7.500 million deferred tax benefit for NOL and tax credit carry-forwards and $.470 million of proceeds from the settlement of a lawsuit against the Corporation’s former accountants. Excluding these items in both years would have resulted in a net loss of $.141 million, or less than $.01 loss per share, in 2008 versus $2.353 million or $.69 per share in 2007.

Our operations have been impacted in the past two years by the significant and rapid decline in general interest rates which impacted interest earned on loans well ahead of interest paid on deposits and borrowings. This margin compression affected most banks and we acted to minimize the effects as quickly as possible. Additionally, in late summer 2008, we implemented a program of interest rate floors for new and renewing loans.
Credit Quality
Nonperforming assets at the end of 2008 totaled $7.076 million, or 1.57%, of assets compared to $5.234 million, or 1.28% of assets at 2007 year-end. Increases in 2008 were due to several large credits in Southeast Michigan. The increase in nonperforming assets, $2.269 million, in 2007 was due primarily to commercial credits that were originated prior to the recapitalization and existing management. An important aspect in the management of our loan portfolio is a program of continual credit monitoring which results in early detection of problem credits. We follow this detection process with a program that aggressively seeks an early resolution of problem loans to minimize principal loss and the expenses of problem credits.
Loan Growth/Production
Loan growth in 2008 occurred despite a challenging and tough Michigan economic climate. Each year we continue to evaluate and adjust underwriting standards to keep pace with the moving risk profile of the bank and corresponding Michigan economic climate. This focus has enabled the organization to maintain a low and manageable level of problem assets in relation to many peer and competing banks. These processes for managing our loan portfolio’s growth and overall risk have provided the foundation for loans growing $15.201 million in 2008, despite high levels of loan pay-downs and runoff totaling $51.224 million. A good portion of loan runoff in 2008 was due to our discipline in qualifying renewal loans relative to pricing and risk. New loans originated for the year were $61.597 million. The majority of the loan growth was centered in the real estate secured commercial, high net worth, and 1-4 family loan portfolios. We have purposely avoided the subprime lending opportunities in these sectors.
Loan production in our three geographical regions is shown below.

	For the Year Ending December 31,
(dollars in thousands)	2008	2007	2006
REGION
Upper Peninsula	37,040	$40,876	$37,115
Northern Lower Peninsula	14,183	22,448	25,929
Southeast Michigan	10,374	50,404	72,139

TOTAL	$61,597	$113,728	$135,183

We have generated loan growth in all regions and we will continue to evaluate growth potential in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced by fee income.
In 2008, mBank was awarded “Michigan Business Development Lender of the Year” by the United States Small Business Administration. SBA programs not only significantly augment noninterest income, but also positively impact the bank balance sheet by freeing up liquidity and capital requirements to be allocated to continue earning asset generation, in addition to transferring all or part of the risk off the bank’s balance sheet.

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
Shown below is the mix of our deposits for the three most recent years.

	DEPOSIT MIX
	As of December 31,						Percent Change
	2008	Mix	2007	Mix	2006	Mix	2008/2007	2007/2006
CORE DEPOSITS
Transactional accounts:
Noninterest bearing	$30,099	8.11%	$25,557	7.97%	$23,471	7.51%	17.77%	8.89%
NOW, money market, checking	70,584	19.02	81,160	25.30	73,188	23.43	(13.03)	10.89
Savings	20,730	5.59	12,485	3.89	13,365	4.28	66.04	(6.58)

Total transactional accounts	121,413	32.72	119,202	37.15	110,024	35.22	1.85	8.34
Certificates of deposit <$100,000	73,752	19.87	80,607	25.12	89,585	28.67	(8.50)	(10.02)

Total core deposits	195,165	52.59	199,809	62.28	199,609	63.89	(2.32)	0.10

NONCORE DEPOSITS
Certificates of deposit >$100,000	25,044	6.75	22,355	6.97	23,645	7.57	12.03	(5.46)
Brokered CDs	150,888	40.66	98,663	30.75	89,167	28.54	52.93	10.65

Total noncore deposits	175,932	47.41	121,018	37.72	112,812	36.11	45.38	7.27

TOTAL DEPOSITS	$371,097	100.00%	$320,827	100.00%	$312,421	100.00%	15.67	2.69%

In the past several years, the Bank has introduced several initiatives to provide customers with simple, flexible, and convenient banking services to assist them in meeting all their financial needs. We updated our electronic banking products for both consumers and businesses, rolled out and implemented a comprehensive treasury management program, and provided remote deposit capture machines or courier services to business customers in order to help garner transactional account deposits. Additionally, we began an extensive officer calling effort to focus our relationship officers on generating core deposit relationships with existing and new customers. While total deposits did not grow in 2008, due primarily to our unwillingness to match high rates on CDs in our local markets, we increased the proportion of transactional account balances, which are our lowest cost sources of funds.
Noninterest Expense
Controlling noninterest expense is a distinct challenge for a strategy based upon growth. We accept this challenge and recognize that certain operational costs will increase in future periods. During 2008, our operating costs were negatively impacted by costs associated with nonperforming assets and a $.425 million severance agreement. We have been successful in controlling most areas of noninterest expense and will continue to focus on becoming more efficient.

The chart below illustrates the breakdown of noninterest expense as a percent of average assets.
Noninterest Expense as Percent of Average Assets
The chart below illustrates the impact of controlling expenses and the net interest margin has on our efficiency ratio.
Efficiency Ratio*

Capital/Shareholders’ Equity
The Bank and Corporation were both well capitalized as of the end of 2008. On a consolidated basis, equity totaled $41.552 million at 2008 year end compared to $39.321 million at the end of 2007. Book value per share amounted to $12.15 compared to $11.47 a year earlier.
Looking Forward
In 2009, we are faced with the challenges of an economy in turmoil and low expectations for the economy to improve in the near term. We recognize the problems that arise during economic downturns and have taken the steps within our company in order to weather the storm. We will continue to price our loans at profitable levels, decrease costs where we can without compromising services, and are working diligently to limit losses from our problem assets. In times like these, a strong capital base is essential. We are currently well capitalized with Tier 1 capital at 8.01% and total risk based capital of 10.38%. This level of capital, however, does not allow for any significant asset growth, given another lean year for earnings growth with continued margin pressure and the possibility of additional loan issues as the economy continues to falter.
With the uncertainties noted above, the Corporation made the decision to apply for capital under the Capital Purchase Program, as part of the Troubled Asset Relief Program, commonly referred to as TARP. We have received preliminary approval from the United States Treasury Department.
The Corporation is, and will remain, dedicated to the primary strategic objective of enhancing franchise and shareholder value by building a strong banking franchise in our local markets. We invite you to contact one of our knowledgeable relationship officers to discuss how mBank’s broad array of products and services can fit your corporate and personal needs.
We thank you for your support during this difficult economic period and we welcome your comments and questions.
Sincerely,

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO
Mackinac Financial Corporation	mBank

Selected Financial Highlights
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2008	2007
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$451,431	$408,880
Loans	370,280	355,079
Investment securities	47,490	21,597
Deposits	371,097	320,827
Borrowings	36,210	45,949
Shareholders’ equity	41,552	39,321

Selected Statements of Income Data:
Net interest income	$12,864	$13,417
Income before taxes	2,659	2,923
Net income	1,872	10,163
Income per common share — Basic	.55	2.96
Income per common share — Diluted	.55	2.96
Weighted average shares outstanding	3,422,012	3,428,695

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.23%	3.60%
Efficiency ratio	85.51	79.46
Return on average assets	.44	2.59
Return on average equity	4.61	31.05

Average total assets	$425,343	$392,313
Average total shareholders’ equity	40,630	32,731
Average loans to average deposits ratio	105.61%	104.94%

Common Share Data at end of period:
Market price per common share	$4.40	$8.98
Book value per common share	$12.15	$11.47
Common shares outstanding	3,419,736	3,428,695

Other Data at end of period:
Allowance for loan losses	$4,277	$4,146
Non-performing assets	$7,076	$5,234
Allowance for loan losses to total loans	1.16%	1.17%
Non-performing assets to total assets	1.57%	1.28%
Number of:
Branch locations	12	12
FTE Employees	100	100
The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Five-Year Comparisons

ASSETS
(Dollars in Millions)
ASSETS
Total assets on a consolidated basis increased by 10.4% during 2008 to $451.4 million.

EARNING ASSETS
(Dollars in Millions)
EARNING ASSETS
Earning assets increased 10.4% during 2008 to $422.1 million.

LOANS
(Dollars in Millions)
LOANS
Total loans increased 4.3% during 2008 to $370.3 million

Five-Year Comparisons (Continued)

SOURCE OF FUNDS
(Dollars in Millions)
SOURCE OF FUNDS
Source of funds increased by 11.0% to $407.3 million.

SHAREHOLDERS’ EQUITY
(Dollars in Millions)
SHAREHOLDERS’ EQUITY
During 2008, shareholders’ equity increased by $2.2 million, or 5.7% to $41.6 million.

NET INCOME (LOSS)
(Dollars in Millions)
NET INCOME (LOSS)
Net income for 2008 was $1.9 million, as compared to net income of $10.2 million in 2007.

MACKINAC FINANCIAL CORPORATION
QUARTERLY FINANCIAL SUMMARY

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
December 31, 2008	$441,583	$366,077	$358,213	$41,516	(.23)%	(2.42)%	3.20%	80.30%	$(.07)	$12.15
September 30, 2008	423,702	358,844	341,377	41,097	.20	2.08	3.39	79.12	.06	12.11
June 30, 2008	418,246	362,574	332,725	40,399	1.70	17.62	3.19	88.45	.52	11.98
March 31, 2008	417,682	357,778	336,016	39,491	.13	1.42	3.13	95.34	.04	11.56
December 31, 2007	406,308	350,050	324,194	38,973	.51	5.36	3.55	78.02	.15	11.47
September 30, 2007	400,105	340,391	327,293	32,184	7.99	99.30	3.71	74.71	2.35	11.29
June 30, 2007	382,065	324,721	309,469	30,412	.57	7.20	3.60	83.18	.16	8.89
March 31, 2007	380,403	318,072	309,619	29,254	1.10	14.35	3.55	82.39	.30	8.73
December 31, 2006	366,566	301,508	294,755	28,646	.37	4.68	3.44	94.60	.10	8.40

LOAN PORTFOLIO BALANCES	TRANSACTIONAL ACCOUNT DEPOSITS
NET INTEREST MARGIN

Quarter Ended

Plante & Moran, PLLC Suite 500 2601 Cambridge Court Aubum Hills, MI 48326 Tel: 248.375.7100 Fax: 248.375.7101 plantemoran.com
Report of Independent Registered Public Accounting Firm
Board of Directors
Mackinac Financial Corporation, Inc.
We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, Michigan March 20, 2009

Consolidated Balance Sheets
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2008 and 2007
(Dollars in Thousands)

	2008	2007
ASSETS

Cash and due from banks	$10,112	$6,196
Federal funds sold	—	166

Cash and cash equivalents	10,112	6,362

Interest bearing deposits in other financial institutions	582	1,810
Securities available for sale	47,490	21,597
Federal Home Loan Bank stock	3,794	3,794

Loans:
Commercial	296,088	288,839
Mortgage	70,447	62,703
Installment	3,745	3,537

Total loans	370,280	355,079
Allowance for loan losses	(4,277)	(4,146)

Net loans	366,003	350,933

Premises and equipment	11,189	11,609
Other real estate held for sale	2,189	1,226
Other assets	10,072	11,549

TOTAL ASSETS	$451,431	$408,880

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$30,099	$25,557
NOW, money market, checking	70,584	81,160
Savings	20,730	12,485
CDs<$100,000	73,752	80,607
CDs>$100,000	25,044	22,355
Brokered	150,888	98,663

Total deposits	371,097	320,827

Borrowings:
Federal funds purchased	—	7,710
Short-term	—	1,959
Long-term	36,210	36,280

Total borrowings	36,210	45,949
Other liabilities	2,572	2,783

Total liabilities	409,879	369,559

SHAREHOLDERS’ EQUITY
Preferred stock — no par value:
Authorized 500,000 shares, no shares outstanding	—	—
Common stock and additional paid in capital — no par value
Authorized - 18,000,000 shares
Issued and outstanding — 3,419,736 and 3,428,695, respectively	42,815	42,843
Accumulated deficit	(1,708)	(3,582)
Accumulated other comprehensive income	445	60

Total shareholders’ equity	41,552	39,321

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$451,431	$408,880

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2008, 2007, and 2006
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2008	2007	2006
INTEREST INCOME:
Interest and fees on loans:
Taxable	$22,555	$26,340	$21,239
Tax-exempt	404	533	753
Interest on securities:
Taxable	1,293	1,100	1,186
Tax-exempt	5	—	87
Other interest income	305	722	787

Total interest income	24,562	28,695	24,052

INTEREST EXPENSE:
Deposits	10,115	13,224	10,575
Borrowings	1,583	2,054	1,884

Total interest expense	11,698	15,278	12,459

Net interest income	12,864	13,417	11,593
Provision for loan losses	2,300	400	(861)

Net interest income after provision for loan losses	10,564	13,017	12,454

NONINTEREST INCOME:
Service fees	838	688	547
Net security gains	64	(1)	(1)
Net gains on sale of secondary market loans	120	498	197
Proceeds from settlement of lawsuit	3,475	470	—
Other	156	351	240

Total noninterest income	4,653	2,006	983

NONINTEREST EXPENSE:
Salaries and employee benefits	6,886	6,757	6,132
Occupancy	1,374	1,272	1,264
Furniture and equipment	771	678	631
Data processing	844	785	691
Professional service fees	508	532	1,425
Loan and deposit	569	285	392
Telephone	170	228	210
Advertising	305	370	346
Other	1,131	1,193	1,130

Total noninterest expense	12,558	12,100	12,221

Income before provision for income taxes	2,659	2,923	1,216
Provision for (benefit of) income taxes	787	(7,240)	(500)

NET INCOME	$1,872	$10,163	$1,716

INCOME PER COMMON SHARE:
Basic	$.55	$2.96	$.50

Diluted	$.55	$2.96	$.50

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2008, 2007, and 2006
(Dollars in Thousands)

				Accumulated
	Shares of	Common Stock		Other
	Common	and Additional	Accumulated	Comprehensive
	Stock	Paid in Capital	Deficit	Income (Loss)	Total
Balance, January 1, 2006	3,428,695	$42,412	$(15,461)	$(363)	$26,588

Net income	—	—	1,716	—	1,716
Other comprehensive income:
Net unrealized loss on securities available for sale	—	—	—	176	176

Total comprehensive income					1,892

Stock option compensation	—	310	—	—	310

Balance, December 31, 2006	3,428,695	42,722	(13,745)	(187)	28,790

Net income	—	—	10,163	—	10,163
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	247	247

Total comprehensive income					10,410

Stock option compensation	—	121	—	—	121

Balance, December 31, 2007	3,428,695	42,843	(3,582)	60	39,321

Purchase of oddlot shares	(8,959)	(110)	—	—	(110)
Net income	—	—	1,872	—	1,872
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	385	385
Other	—	—	2	—	2

Total comprehensive income					2,259

Stock option compensation	—	82	—	—	82

Balance, December 31, 2008	3,419,736	$42,815	$(1,708)	$445	$41,552

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2008, 2007, and 2006
(Dollars in Thousands)

	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$1,872	$10,163	$1,716
Adjustments to reconcile net income to net net cash provided by (used in) operating activities:
Depreciation and amortization	1,355	942	1,052
Provision for loan losses	2,300	400	(861)
Provision for (benefit of) deferred income taxes	787	(7,240)	(500)
(Gain) loss on sales/calls of securities available for sale	(64)	1	1
(Gain) on sale of premises, equipment, branch and other real estate	(77)	(17)	(60)
Writedown of other real estate	964	40	—
Stock option compensation	82	121	310
Change in other assets	367	12	(143)
Change in other liabilities	(210)	(491)	188

Net cash provided by operating activities	7,376	3,931	1,703

Cash Flows from Investing Activities:
Net (increase) in loans	(21,173)	(35,043)	(83,074)
Net (increase) decrease in interest-bearing deposits in other financial institutions	1,228	(954)	169
Purchase of securities available for sale	(50,813)	(25,556)	(5,000)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	25,373	37,215	6,579
FHLB repurchase of stock	—	—	1,061
Capital expenditures	(618)	(1,516)	(1,367)
Proceeds from sale of premises, equipment, and other real estate	1,956	323	1,013
Net cash paid in connection with branch sales	—	(8,042)	—

Net cash (used in) investing activities	(44,047)	(33,573)	(80,619)

Cash Flows from Financing Activities:
Net increase in deposits	50,270	17,656	79,789
Net increase (decrease) in federal funds purchased	(7,710)	7,710	—
Net increase (decrease) in lines of credit	(1,959)	—	1,959
Repurchase of common stock-oddlot shares	(110)	—	—
Principal payments on borrowings	(70)	(68)	(69)

Net cash provided by financing activities	40,421	25,298	81,679

Net increase (decrease) in cash and cash equivalents	3,750	(4,344)	2,763
Cash and cash equivalents at beginning of period	6,362	10,706	7,943

Cash and cash equivalents at end of period	$10,112	$6,362	$10,706

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$11,961	$13,609	$12,270
Income taxes	70	—	—

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale	2,849	1,218	23

Assets and Liabilities Divested in Branch Sales:
Loans	—	27	—
Premises and equipment	—	1,181	—
Deposits	—	9,250	—
See accompanying notes to consolidated financial statements

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
Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the “Bank”) and other minor subsidiaries, after elimination of intercompany transactions and accounts.
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 3.0%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Approximately 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
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
Interest Income and Fees on Loans
Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis. Loan-origination fees and allocated costs of originating loans are deferred and recognized over the term of the loan as an adjustment to yield in accordance with FASB Statement No. 91.
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
Stock Option Plans
The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 (adjusted for the 1:20 split), were made available for grant under these plans. These two 1997 plans expired early in 2007. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.
The Corporation adopted SFAS No. 123 (Revised) “Share Based Payments” in the first quarter of 2006. This statement supersedes APB Opinion No. 25, “Accounting for Stock Issue to Employees” and its related implementation guidance. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This adoption resulted in the recognition of before tax compensation expense in the amount of $82,000 for 2008, $121,000 for 2007, and $310,000 in 2006. The expense recorded recognizes the current period vesting of options outstanding. The per share impact of this accounting change was $.02 for 2008. In 2007 and 2006, the per share impact was $.04 and $.08, respectively.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are recognized as a separate component of equity and accumulated other comprehensive income (loss).
Earnings per Common Share
Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock option agreements

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Earnings per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted income per share for the years ended December 31 (dollars in thousands, except per share data):

		Weighted
		Average	Income
	Net Income	Number of Shares	per Share
2008
Income per share — basic and diluted	$1,872	3,422,012	$.55

2007
Income per share — basic and diluted	$10,163	3,428,695	$2.96

2006
Income per share — basic and diluted	$1,716	3,428,695	$.50

In the above disclosure the dilutive effect of additional shares outstanding, as a result of stock options exercisable, was not taken into account since the additional shares issued as a result of vested options under the Company’s option plans would not have a dilutive effect on the earnings calculated per share.
Income Taxes
Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized. In 2008, the Corporation recorded a current tax provision of $.787 million. The Corporation recorded a $.260 million current tax provision in the fourth quarter of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment, $7.500 million, was recorded as a current period income tax benefit. In 2006, the Corporation recorded a $.500 million tax benefit and utilized additional NOL carryforward benefits to offset current taxable income. The recognition of the deferred tax benefit in 2007 and 2006 was in accordance with generally accepted accounting principles, and considered, among other things, the probability of utilizing the NOL and credit carryforwards. Further discussion on the NOL carryforward and future benefits is presented in the “Management’s Discussion and Analysis” section of this report.
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
Reclassifications
Certain amounts in the 2007 and 2006 consolidated financial statements have been reclassified to conform to the 2008 presentation.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Cash and cash equivalents in the amount of $1.400 million were restricted on December 31, 2008 to meet the reserve requirements of the Federal Reserve System.
In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000, which was increased from $100,000 under certain provisions of the Troubled Asset Relief Program (“TARP”) and will revert back to $100,000 at 2009 year end.
Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.
NOTE 3 — SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2008

US Agencies — MBS	$46,316	$632	$(7)	$46,941
Obligations of states and political subdivisions	498	51	—	549

Total securities available for sale	$46,814	$683	$(7)	$47,490

December 31, 2007

US Agencies	$20,982	$25	$(38)	$20,969
Obligations of states and political subdivisions	556	72	—	628

Total securities available for sale	$21,538	$97	$(38)	$21,597

Following is information pertaining to securities with gross unrealized losses at December 31, 2008 and 2007 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2008

US Agencies — MBS	$(7)	$5,106	$—	$—

Total securities available for sale	$(7)	$5,106	$—	$—

December 31, 2007

US Agencies	$(7)	$6,978	$(31)	$8,969

Total securities available for sale	$(7)	$6,978	$(31)	$8,969

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 3 — SECURITIES AVAILABLE FOR SALE (CONTINUED)
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
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2008	2007	2006
Proceeds from sales and calls	$12,047	$6,579	$3,010
Gross gains on sales	65	—	—
Gross (losses) on sales and calls	(1)	(1)	(1)
The carrying value and estimated fair value of securities available for sale at December 31, 2008, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$5	$5
Due after one year through five years	26	26
Due after five years through ten years	467	517
Due after ten years	46,316	46,942

Total	$46,814	$47,490

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 10 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS
The composition of loans at December 31 is as follows (dollars in thousands):

	2008	2007
Commercial real estate	$185,241	$171,695
Commercial, financial, and agricultural	79,734	78,192
One to four family residential real estate	65,595	57,613
Construction:
Consumer	4,852	5,090
Commerical	31,113	38,952
Consumer	3,745	3,537

Total loans	$370,280	$355,079

An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2008	2007	2006
Balance, January 1	$4,146	$5,006	$6,108
Recoveries on loans previously charged off	121	50	91
Loans charged off	(2,290)	(1,310)	(332)
Provision	2,300	400	(861)

Balance, December 31	$4,277	$4,146	$5,006

In 2008, net charge off activity was $2.169 million, or .60% of average loans outstanding compared to net charge-offs of $1.260 million, or .38% of average loans, in the same period in 2007 and $.241 million, or .08% of average loans, in 2006. During 2008, a provision of $2.300 million was made to increase the reserve. This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans. During the third quarter of 2007, a provision of $.400 million was made to increase the reserve. In the first quarter of 2006, the Corporation reduced the allowance for loan losses by recording a negative provision amounting to $.600 million In the fourth quarter of 2006, a reduction of $.261 million was made to the reserve due to the resolution of a problem loan with an excess specific reserve. These reductions in the reserve were made in recognition of the improved credit quality existent in the loan portfolio and are discussed in more detail under “Management’s Discussion and Analysis.”
Impaired Loans
Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. The interest income recorded, and that which would have been recorded had nonaccrual and renegotiated loans been current or not troubled, was not material to the consolidated financial statements for the years ended December 31, 2008 and 2007.
A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Impaired Loans			Valuation Reserve
	December 31,			December 31,
	2008	2007	2006	2008	2007	2006
Balances, at period end
Impaired loans with valuation reserve	$3,730	$3,639	$1,804	$994	$1,320	$493
Impaired loans with no valuation reserve	1,157	369	1,136	—	—	—

Total impaired loans	$4,887	$4,008	$2,940	$994	$1,320	$493

Impaired loans on nonaccrual basis (1)	$4,887	$3,298	$2,900	$994	$1,219	$493
Impaired loans on accrual basis	—	710	40	—	101	—

Total impaired loans	$4,887	$4,008	$2,940	$994	$1,320	$493

Average investment in impaired loans	$4,834	$4,135	$1,192
Interest income recognized during impairment	60	129	7
Interest income that would have been recognized on an accrual basis	377	391	114
Cash-basis interest income recognized	60	84	5

(1)	In addition to the valuation reserves on impaired loans as of December 31, 2007, the Bank had an SBA loan guarantee of $.435 million, which relates to a hotel/motel loan included with nonaccrual loans.
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2008	2007
Loans outstanding, January 1	$1,720	$1,621
New loans	372	—
Net activity on revolving lines of credit	2,378	556
Change in related party interest	2,733	—
Repayment	(687)	(457)

Loans outstanding, December 31	$6,516	$1,720

There were no loans to related-parties classified substandard as of December 31, 2008 and 2007. In addition to the outstanding balances above, there were unused commitments of $.924 million to related parties at December 31, 2008.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 — PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2008	2007
Land	$2,042	$2,042
Buildings and improvements	12,545	12,258
Furniture, fixtures, and equipment	4,261	3,783
Construction in progress	70	224

Total cost basis	18,918	18,307
Less — accumulated depreciation	7,729	6,698

Net book value	$11,189	$11,609

The construction in progress at the end of 2008 pertains to ATM installation at a branch location, improvements to an existing branch location, and costs associated with the establishment of a new branch location.
In October 2007, the Bank sold its Ripley branch office, with deposits of approximately $9.3 million, premises and equipment with a net book value of $1.2 million, and loans totaling $27,000.
Depreciation of premises and equipment charged to operating expenses amounted to $1.035 million in 2008, $.891 million in 2007, and $.890 million in 2006.
NOTE 6 — OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2008	2007
Balance, January 1	$1,226	$26
Other real estate transferred from loans due to foreclosure	2,849	1,218
Other real estate sold / written down	(1,886)	(18)

Balance, December 31	$2,189	$1,226

NOTE 7 — INTANGIBLE ASSET
Included in other assets are core deposit premiums acquired through acquisitions. These core deposit premiums are considered an intangible asset. As of December 31, 2008, the remaining balance of core deposit intangibles was $45,000. Core deposit premium expense amounted to $78,000 in 2008, $82,000 in 2007, $125,000 in 2006. The remaining balance of $45,000 will be amortized in 2009.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 8 — DEPOSITS
The distribution of deposits at December 31 is as follows (dollars in thousands):

	2008	2007
Noninterest bearing	$30,099	$25,557
NOW, money market, checking	70,584	81,160
Savings	20,730	12,485
CDs <$100,000	73,752	80,607
CDs >$100,000	25,044	22,355
Brokered	150,888	98,663

Total deposits	$371,097	$320,827

Maturities of non-brokered time deposits outstanding at December 31, 2008, are as follows (dollars in thousands):

2009	$85,296
2010	8,239
2011	2,976
2012	1,223
2013	291
Thereafter	771

Total	$98,796

Brokered deposits of $150.888 million mature in 2009.
NOTE 9 — SHORT-TERM BORROWINGS
Short-term borrowings consist of the following at December 31 (dollars in thousands):

	2008	2007
Fed funds purchased with a weighted average rate of 4.18%	$—	$7,710

Advance outstanding on line of credit with a correspondent bank, interest payable at the prime rate, 7.25% as of December 31, 2007, matured November 30, 2008	—	1,959

	$—	$9,669

In the second quarter of 2006, the Corporation established a $6 million line of credit with a correspondent bank. This line of credit, which is priced at the prime rate, was utilized by the Corporation to infuse capital into the Bank in order to support the regulatory required 8% Tier 1 Capital and provide cash for holding company operations. This line of credit was secured by all of the shares of the Bank, matured November 30, 2008 and was subsequently closed.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 — LONG-TERM BORROWINGS
Long-term borrowings consist of the following at December 31 (dollars in thousands):

	2008	2007
Federal Home Loan Bank fixed rate advances at rates ranging from 4.98% to 5.16% maturing in 2010	$15,000	$15,000

Federal Home Loan Bank variable rate advances at rates ranging from 2.88% to 4.54% maturing in 2011	20,000	20,000

Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	1,210	1,280

	$36,210	$36,280

The Federal Home Loan Bank borrowings are collateralized at December 31, 2008 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $26.972 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $19.107 million and $18.870 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.794 million. Prepayment of the remaining advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2008.
The $35.000 million FHLB borrowings are comprised of both fixed and variable rate borrowings as shown in the above table. The FHLB has the option to convert the $15.000 million of fixed rate advances to adjustable rate advances, repricing quarterly at three month LIBOR flat, on the original call date and thereafter.
The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.334 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.981 million, and guaranteed by the Corporation.
Maturities of long-term borrowings outstanding at December 31, 2008 are as follows (dollars in thousands):

2009	$70
2010	15,071
2011	20,072
2012	72
2013	73
Thereafter	852

Total	$36,210

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 11 — INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2008	2007	2006
Current tax expense (credit)	$—	$15	$—
Change in valuation allowance	—	(7,255)	(500)
Deferred tax expense	787	—	—

Total provision (credit) for income taxes	$787	$(7,240)	$(500)

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2008	2007	2006
Tax expense (benefit) at statutory rate	$904	$993	$413
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(137)	(181)	(252)
Change in valuation allowance	—	(8,136)	(288)
Other	20	84	(373)

Provision for (benefit of) income taxes	$787	$(7,240)	$(500)

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 11 — INCOME TAXES (CONTINUED)
Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,454	$1,410
Deferred compensation	310	350
Intangible assets	129	289
Alternative Minimum Tax Credit	1,463	1,463
NOL carryforward	10,924	11,623
Depreciation	131	65
Tax credit carryovers	672	672
Other	215	405

Total deferred tax assets	15,298	16,277

Valuation allowance	$(8,146)	$(8,146)

Deferred tax liabilities:

Total deferred tax liabilities	(418)	(376)

Net deferred tax asset (liabilty)	$6,734	$7,755

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2008 and 2007, the Corporation evaluated the valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation, as of December 31, 2008 had a net operating loss and tax credit carryforwards for tax purposes of approximately $32.128 million, and $2.136 million, respectively.
The Corporation utilized NOL carryforwards to offset taxable income for the first nine months of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance, $7.500 million that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment was recorded as a current period income tax benefit. In 2006, the Corporation recorded a $.500 million tax benefit and utilized additional NOL carryforwards to offset current taxable income. The recognition of the deferred tax benefit in 2007 and 2006 was in accordance with generally accepted accounting principles, and considered among other things, the probability of utilizing the NOL and credit carryforwards.
The Corporation recorded the future benefits from these carryforwards at such time as it became “more likely than not” that they would be utilized prior to expiration. Please refer to further discussion on income taxes contained in “Management’s Discussion and Analysis.” The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $22 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 12 — OPERATING LEASES
The Corporation currently maintains two operating leases for branch office locations. The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period.
The second operating lease, for our new location in Escanaba, was executed in December 2008, the terms of which are scheduled to begin in April 2009. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each.
Future minimum payments, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2009	$199
2010	206
2011	91
2012	10

Total	$506

Rent expense for all operating leases amounted to $195,000 in 2008, $141,000 in 2007, and $182,000 in 2006.
NOTE 13 — RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $90,000, $112,000, and $70,000 in 2008, 2007, and 2006, respectively.
NOTE 14 — DEFERRED COMPENSATION PLAN
As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2008 and 2007, for vested benefits under this plan, was $.912 million and $1.028 million respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.384 million and $1.332 million at December 31, 2008 and 2007, respectively. Deferred compensation expense for the plan was $84,000, $90,000, and $85,000 for 2008, 2007, and 2006 respectively.
NOTE 15 — REGULATORY MATTERS
The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance-

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 15 — REGULATORY MATTERS (CONTINUED)
sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2008, the Corporation is well capitalized.
To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.
The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2008
Total capital (to risk- weighted assets):
Consolidated	$39,138	10.4%	> $30,158	> 8.0%	N/A
mBank	$39,428	10.4%	> $30,202	> 8.0%	>	> 10.0%

Tier 1 capital (to risk- weighted assets):
Consolidated	$34,861	9.3%	> $15,079	> 4.0%	N/A
mBank	$35,192	9.3%	> $15,101	> 4.0%	>	> 6.0%

Tier 1 capital (to average assets):
Consolidated	$34,861	8.0%	> $17,407	> 4.0%	N/A
mBank	$35,192	8.1%	> $17,393	> 4.0%	>	> 5.0%

2007
Total capital (to risk- weighted assets):
Consolidated	$36,293	10.1%	> $28,673	> 8.0%	N/A
mBank	$38,048	10.6%	> $28,629	> 8.0%	> $35,786	> 10.0%

Tier 1 capital (to risk- weighted assets):
Consolidated	$32,147	9.0%	> $14,336	> 4.0%	N/A
mBank	$33,950	9.5%	> $14,315	> 4.0%	> $21,472	> 6.0%

Tier 1 capital (to average assets):
Consolidated	$32,147	8.1%	> $15,967	> 4.0%	N/A
mBank	$33,950	8.5%	> $15,951	> 4.0%	> $19,938	> 5.0%

At December 31, 2008, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 — STOCK OPTION PLANS
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
A summary of stock option transactions for the years ended December 31 is as follows:

	2008	2007
Outstanding shares at beginning of year	446,417	446,417
Granted during the year	—	—
Expired / forfeited during the year	(180)	—

Outstanding shares at end of year	446,237	446,417

Exercisable shares at end of year	164,446	164,626

Weighted average exercise price per share at end of year	$12.14	$12.29

Shares available for grant at end of year	18,488	18,488

There were no options granted in 2008 and in 2007.
Following is a summary of the options outstanding and exercisable at December 31, 2008:

			Weighted
			Average	Weighted
			Remaining	Average
Exercise	Number of Shares		Contractual	Exercise
Price Range	Outstanding	Exercisable	Life-Years	Price
$9.16	12,500	5,000	7.0	$9.16
$9.75	257,152	120,861	6.0	9.75
$10.65	72,500	14,500	8.0	10.65
$11.50	40,000	8,000	6.8	11.50
$12.00	60,000	12,000	6.5	12.00
$156.00 - $240.00	3,545	3,545	2.3	186.75
$300.00 - $400.00	540	540	1.0	180.00

	446,237	164,446	6.4	$12.14

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 — STOCK OPTION PLANS (CONTINUED)
Options issued since the Corporation’s recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation’s stock. Compensation related to these options is expensed based upon the vesting period without consideration given to market value appreciation. Future compensation for all outstanding options is projected to total $61,000 in 2009, $29,000 in 2010, and none thereafter.
NOTE 17 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes for the years ended December 31 are as follows (dollars in thousands):

	2008	2007	2006
Unrealized holding gains on available for sale securities	$551	$248	$177
Less reclassification adjustments for gains (losses) later recognized in income	64	(1)	(1)

Net unrealized gains	615	247	176
Tax effect	230	—	—

Other comprehensive income	$385	$247	$176

NOTE 18 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK
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

	2008	2007
Commitments to extend credit:
Variable rate	$40,036	$43,903
Fixed rate	4,487	8,055
Standby letters of credit — Variable rate	1,838	5,930
Credit card commitments — Fixed rate	2,438	2,414

	$48,799	$60,302

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 18 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)
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
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2008 represents $41.299 million, or 13.95%, compared to $41.597 million, or 14.40%, of the commercial loan portfolio on December 31, 2007. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates, methods, and assumptions are set forth below for the Corporation’s financial instruments:
Cash, cash equivalents, and interest-bearing deposits — The carrying values approximate the fair values for these assets.
Securities — Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Federal Home Loan Bank stock — Federal Home Loan Bank stock is carried at cost, which is its redeemable value and approximates its fair value, since the market for this stock is limited.
Loans — Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage, and other consumer. The fair value of loans is calculated by discounting scheduled cash flows using discount rates reflecting the credit and interest rate risk inherent in the loan.
The methodology in determining fair value of nonaccrual loans is to average them into the blended interest rate at 0% interest. This has the effect of decreasing the carrying amount below the risk-free rate amount and, therefore, discounts the estimated fair value.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Impaired loans are measured at the estimated fair value of the expected future cash flows at the loan’s effective interest rate or the fair value of the collateral for loans which are collateral dependent. Therefore, the carrying values of impaired loans approximate the estimated fair values for these assets.
Deposits — The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and savings, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows applying interest rates currently being offered on similar time deposits.
Borrowings — Rates currently available for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt. The fair value of borrowed funds due on demand is the amount payable at the reporting date.
Accrued interest — The carrying amount of accrued interest approximates fair value.
Off-balance-sheet instruments — The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the current interest rates, and the present creditworthiness of the counterparties. Since the differences in the current fees and those reflected to the off-balance-sheet instruments at year-end are immaterial, no amounts for fair value are presented.
The following table presents information for financial instruments at December 31 (dollars in thousands):

	2008		2007
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,112	$10,112	$6,362	$6,362
Interest-bearing deposits	582	582	1,810	1,810
Securities available for sale	47,490	47,490	21,597	21,597
Federal Home Loan Bank stock	3,794	3,794	3,794	3,794
Net loans	366,003	372,080	350,933	350,512
Cash surrender value — life insurance	1,397	1,397	1,332	1,332
Accrued interest receivable	1,457	1,457	1,806	1,806

Total financial assets	$430,835	$436,912	$387,634	$387,213

Financial liabilities:
Deposits	$371,097	$371,434	$320,827	$319,213
Borrowings	36,210	36,846	45,949	46,111
Directors deferred compensation	912	912	1,028	1,028
Accrued interest payable	488	488	751	751

Total financial liabilities	$408,707	$409,680	$368,555	$367,103

Limitations — Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation’s financial instruments, fair value estimates are based on judgments regarding

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Fair value estimates are based on existing on-and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include premises and equipment, other assets, and other liabilities. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.
The following tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2008, and the valuation techniques used by the Corporation to determine those fair values.
Level 1: In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Corporation has the ability to access.
Level 2: Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3: Level 3 inputs are unobservable inputs, including inputs available in situations where there is little, if any, market activity for the related asset or liability.
In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Corporation’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
Disclosures concerning assets and liabilities measured at fair value are as follows (dollars in thousands):
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008

	Quoted Prices in Active	Significant Other	Significant
	Markets for Identical	Observable Inputs	Unobservable Inputs	Balance at
	Assets (Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Investment securities — available for sale	$47,422	$68	$—	$47,490
Liabilities
None
The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2008.
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include held to maturity investments and loans. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2008

	Quoted Prices	Significant	Significant
	in Active Markets	Other Observable	Unobservable	Total Losses for
	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Impaired loans accounted for under FAS 114	$—	$—	$1,030	$862

$862

The Corporation had no investments subject to fair value measurement on a nonrecurring basis.
Impaired loans accounted for under FAS 114 categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).
Other assets, including bank owned life insurance, goodwill, intangible assets and other assets acquired in business combinations, are also subject to periodic impairment assessments under other accounting principles generally accepted in the United States of America. These assets are not considered financial instruments. Effective February 12, 2008, the FASB issued a staff position, FSP FAS 157-2, which delayed the applicability of FAS 157 to nonfinancial instruments. Accordingly, these assets have been omitted from the above disclosures.
In October 2008, the FASB issued FSP 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. FSP 157-3 provides clarification of the application of FASB 157 in an inactive market. FSP 157-3 is effective for the Corporation’s interim financial statements as of December 31, 2008. This change had no impact on the Corporation’s disclosure on fair value measurements.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2008 and 2007
(Dollars in Thousands)

	2008	2007
ASSETS
Cash and cash equivalents	$413	$119
Investment in subsidiaries	41,990	41,198
Other assets	29	78

TOTAL ASSETS	$42,432	$41,395

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings	$—	$1,959
Other liabilities	880	115
Shareholders’ equity	41,552	39,321

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,432	$41,395

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006

Cash Flows from Operating Activities:
Net income	$1,872	$10,163	$1,716
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	95	(10,314)	(3,099)
Increase in capital from stock option compensation	82	121	310
Change in other assets	49	(15)	(11)
Change in other liabilities	765	(59)	125

Net cash (used in) operating activities	2,863	(104)	(959)

Cash Flows from Financing Activities:
Net increase (decrease) in lines of credit	(1,959)	—	1,959
Purchase of common stock — oddlot shares	(110)	—	—
Investments in subsidiaries	(500)	—	(1,950)

Net cash (used) provided by financing activities	(2,569)	—	9

Net increase (decrease) in cash and cash equivalents	294	(104)	(950)
Cash and cash equivalents at beginning of period	119	223	1,173

Cash and cash equivalents at end of period	$413	$119	$223

NOTE 21 — SUBSEQUENT EVENTS
Mackinac Financial Corporation filed an application with the Federal Deposit Insurance Corporation (“FDIC”) on November 4, 2008, for participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”). The FDIC responded and recommended approval for our participation and forwarded our application to the Department of the Treasury (“Treasury”). We received preliminary approval from the Treasury on January 30, 2009 for our maximum requested participation amount of $11.000 million.
Under the CPP, the Corporation will issue previously authorized preferred stock with a 5.00% annual dividend rate to the Treasury. The Corporation will also, as a required part of this transaction, issue 379,093 common stock warrants with an exercise price of $4.35 per share. The preferred stock and common stock warrants will be issued on the expected closing date in May 2009.
The Corporation intends to utilize the proceeds, $11.000 million, to support future growth of the Corporation by generating new loan growth through its principal subsidiary, mBank.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008, 2007, and 2006

	2008	2007	2006
Cash Flows from Operating Activities:
Net income	$1,872	$10,163	$1,716
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	95	(10,314)	(3,099)
Increase in capital from stock option compensation	82	121	310
Change in other assets	49	(15)	(11)
Change in other liabilities	765	(59)	125

Net cash (used in) operating activities	2,863	(104)	(959)

Cash Flows from Financing Activities:
Net increase (decrease) in lines of credit	(1,959)	—	1,959
Purchase of common stock — oddlot shares	(110)	—	—
Investments in subsidiaries	(500)	—	(1,950)

Net cash (used) provided by financing activities	(2,569)	—	9

Net increase (decrease) in cash and cash equivalents	294	(104)	(950)
Cash and cash equivalents at beginning of period	119	223	1,173

Cash and cash equivalents at end of period	$413	$119	$223

NOTE 21 – SUBSEQUENT EVENTS
Mackinac Financial Corporation filed an application with the Federal Deposit Insurance Corporation (“FDIC”) on November 4, 2008, for participation in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”). The FDIC responded and recommended approval for our participation and forwarded our application to the Department of the Treasury (“Treasury”). We received preliminary approval from the Treasury on January 30, 2009 for our maximum requested participation amount of $11.000 million.
Under the CPP, the Corporation will issue previously authorized preferred stock with a 5.00% annual dividend rate to the Treasury. The Corporation will also, as a required part of this transaction, issue 379,093 common stock warrants with an exercise price of $4.35 per share. The preferred stock and common stock warrants will be issued on the expected closing date in May 2009.
The Corporation intends to utilize the proceeds, $11.000 million, to support future growth of the Corporation by generating new loan growth through its principal subsidiary, mBank.

Notes to Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2008	2007	2006	2005	2004
SELECTED FINANCIAL CONDITION DATA:
Total assets	$451,431	$408,880	$382,791	$298,722	$339,497
Loans	370,280	355,079	322,581	239,771	203,832
Securities	47,490	21,597	32,769	34,210	57,075
Deposits	371,097	320,827	312,421	232,632	215,650
Borrowings	36,210	45,949	38,307	36,417	85,039
Total equity	41,552	39,321	28,790	26,588	34,730

SELECTED OPERATIONS DATA:
Interest income	$24,562	$28,695	$24,052	$16,976	$18,853
Interest expense	11,698	(15,278)	(12,459)	(7,196)	(10,615)

Net interest income	12,864	13,417	11,593	9,780	8,238
Provision for loan losses	2,300	400	(861)	—	—
Net security gains (losses)	64	(1)	(1)	95	—
Other income	4,589	2,007	984	1,016	8,542
Other expenses	(12,558)	(12,100)	(12,221)	(18,255)	(18,228)

Income (loss) before income taxes	2,659	2,923	1,216	(7,364)	(1,448)
Provision (credit) for income taxes	787	(7,240)	(500)	—	147

Net income (loss)	$1,872	$10,163	$1,716	$(7,364)	$(1,595)

PER SHARE DATA:
Earnings (loss) — Basic	$.55	$2.96	$.50	$(2.15)	$(3.23)
Earnings (loss) — Diluted	.55	2.96	.50	(2.15)	(3.23)
Cash dividends declared	—	—	—	—	—
Book value	12.15	11.47	8.40	7.75	10.13
Market value — closing price at year end	4.40	8.98	11.50	9.10	17.97

FINANCIAL RATIOS:
Return on average equity	4.61%	31.05%	6.19%	(25.63)%	(18.64)%
Return on average assets	.44	2.59	.49	(2.58)	(.44)
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A
Average equity to average assets	9.55	8.34	7.97	10.05	2.34
Efficiency ratio	85.51	79.46	93.95	160.43	103.05
Net interest margin	3.23	3.60	3.51	3.64	2.57

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2008				2007
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$370,280	$361,521	$362,122	$360,056	$355,079	$344,149	$338,896	$318,421
Allowance for loan losses	(4,277)	(3,385)	(3,585)	(3,924)	(4,146)	(5,022)	(4,920)	(4,975)
Total loans, net	366,003	358,136	358,537	356,132	350,933	339,127	333,976	313,446
Intangible assets	46	65	85	104	124	143	163	182
Total assets	451,431	440,953	437,327	417,175	408,880	401,213	393,319	375,644
Core deposits	195,165	208,940	200,293	203,445	199,809	218,638	211,773	201,529
Noncore deposits (1)	175,932	151,754	156,683	122,602	121,018	102,733	109,473	102,883
Total deposits	371,097	360,694	356,976	326,047	320,827	321,371	321,246	304,412
Total borrowings	36,210	36,210	36,280	48,849	45,949	38,239	38,307	38,307
Total shareholders’ equity	41,552	41,427	40,975	39,633	39,321	38,697	30,485	29,932
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,428,695	3,428,695	3,428,695	3,428,695	3,428,695

AVERAGE BALANCE SHEET

Total loans	$366,077	$358,844	$362,574	$357,778	$350,050	$340,391	$324,721	$318,072
Allowance for loan losses	(3,530)	(3,500)	(3,886)	(4,079)	(4,719)	(4,839)	(4,972)	(4,999)
Total loans, net	362,547	355,344	358,688	353,699	345,331	335,552	319,749	313,073
Intangible assets	55	75	94	113	133	152	172	194
Total assets	441,583	423,702	418,246	417,682	406,308	400,105	382,065	380,403
Core deposits	201,159	208,460	201,765	202,841	208,043	217,500	205,818	200,965
Noncore deposits (1)	157,054	132,917	130,960	133,175	116,151	109,793	103,651	108,654
Total deposits	358,213	341,377	332,725	336,016	324,194	327,293	309,469	309,619
Total borrowings	37,969	37,245	42,430	39,382	39,876	38,325	39,209	38,376
Total shareholders’ equity	41,516	41,097	40,399	39,491	38,973	32,184	30,412	29,254

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.32%	1.29%	1.27%	.94%	1.13%	.92%	1.49%	1.53%
Nonperforming assets/total assets	1.57	1.45	1.83	1.08	1.28	.90	1.30	1.33
Allowance for loan losses/total loans	1.16	.94	.99	1.09	1.17	1.46	1.45	1.56
Allowance for loan losses/nonperforming loans	87.52	72.81	77.22	116.06	103.42	158.32	97.45	102.32
Net charge-offs/average loans	.01	.18	.30	.06	.25	.09	.02	.01

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	8.01%	8.31%	8.56%	7.85%	8.05%	8.03%	7.97%	7.85%
Tier 1 capital to risk weighted assets	9.25	9.40	9.48	8.84	8.97	9.03	8.85	9.16
Total capital to risk weighted assets	10.38	10.31	10.45	9.92	10.13	10.28	10.10	10.41
Average equity/average assets	9.40	9.70	9.66	9.45	9.59	8.04	7.96	7.69
Tangible equity/tangible assets	9.20	9.38	9.35	9.48	9.59	9.61	7.71	7.92

(1)	Noncore deposits include brokered deposits and CDs greater than $100,000

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED 2008				FOR THE QUARTER ENDED 2007
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
INCOME STATEMENT

Net interest income	$3,330	$3,371	$3,118	$3,045	$3,410	$3,560	$3,269	$3,178
Provision for loan losses	1,100	450	750	—	—	400	—	—
Net interest income after provision	2,230	2,921	2,368	3,045	3,410	3,160	3,269	3,178
Total noninterest income	308	288	3,747	310	355	396	342	913
Total noninterest expense	2,961	2,935	3,471	3,191	2,978	3,001	3,065	3,056
Income before taxes	(423)	274	2,644	164	787	555	546	1,035
Provision for income taxes	(171)	58	875	25	260	(7,500)	—	—

Net income	$(252)	$216	$1,769	$139	$527	$8,055	$546	$1,035

PER SHARE DATA

Earnings per share — basic	$(.07)	$.06	$.52	$.04	$.15	$2.35	$.16	$.30
Earnings per share — diluted	(.07)	.06	.52	.04	.15	2.35	.16	.30
Book value per share	12.15	12.11	11.98	11.56	11.47	11.29	8.89	8.73
Market value per share	4.40	5.26	7.00	8.50	8.98	8.75	9.45	9.26

PROFITABILITY RATIOS

Return on average assets	(.23)%	.20%	1.70%	.13%	.51%	7.99%	.57%	1.10%
Return on average equity	(2.42)	2.08	17.62	1.42	5.36	99.30	7.20	14.35
Net interest margin	3.20	3.39	3.19	3.13	3.55	3.71	3.60	3.55
Efficiency ratio	80.30	79.12	88.45	95.34	78.02	74.71	83.18	82.39
Average loans/average deposits	102.20	105.12	108.97	106.48	107.98	104.00	104.93	102.73

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
The following table sets forth the range of high and low bid prices of the Corporation’s common stock from January 1, 2007 through December 31, 2008, as reported by NASDAQ. Quotations for the NASDAQ Small Cap Market reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2008
High	$9.24	$8.50	$8.00	$5.95
Low	7.55	7.00	3.00	3.75
Close	8.50	7.00	5.26	4.40
Book value, at quarter end	11.56	11.98	12.11	12.15

2007
High	$11.50	$10.02	$9.70	$9.70
Low	9.25	9.00	7.75	7.65
Close	9.26	9.45	8.75	8.98
Book value, at quarter end	8.73	8.89	11.29	11.47
The Corporation had 1,345 shareholders of record as of March 30, 2009.

Shareholder Return Performance Graph
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SHAREHOLDER RETURN PERFORMANCE GRAPH
Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Stocks Index and the NASDAQ Market Index for the five-year period ended December 31, 2008. The following information is based on an investment of $100, on December 31, 2003 in the Corporation’s common stock, the NASDAQ Bank Stocks Index, and the NASDAQ Market Index, with dividends reinvested. From August 31, 2001 to December 15, 2004, the Corporation’s common stock traded on the NASDAQ Small Cap Market under the symbol “NCFC.” Effective with the recapitalization and the 20:1 reverse stock split on December 16, 2004, the Corporation’s stock began trading on the NASDAQ Small Cap Market under the symbol “MFNC”.
This graph and other information furnished in the section titled “Performance Graph” under this Part II, Item 5 of this Form 10-K shall not be deemed to be “soliciting” materials or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
AMONG MACKINAC FINANCIAL CORP.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 31, 2003
ASSUMES DIVIDEND PAYMENTS REINVESTED
FISCAL YEARS ENDING DEC. 31, 2008

Forword-Looking Statements
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion will cover results of operations for 2006 through 2008 and asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2007 and 2008. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.
EXECUTIVE OVERVIEW
The purpose of this section is to provide a brief overview of the 2008 results of operations. Additional detail of the balance sheet and Statement of Operations follows this summary.
The Corporation reported net income of $1.872 million, or $.55 per share for the year ended December 31, 2008, compared to net income of $10.163 million, or $2.96 per share for 2007. Weighted average shares outstanding amounted to 3,422,012 in 2008 and 3,428,695 in 2007.
The 2008 results include the positive effect, $3.475 million of a lawsuit settlement and the negative effect from a $.425 million severance agreement. The results for 2007 include the recognition of a $7.500 million deferred tax benefit for NOL and tax credit carryforwards and $.470 million of proceeds from the settlement of a lawsuit against the Corporation’s former accountants.
Excluding these items in both years would have resulted in net loss of $.141 million, or less than $.01 per share, in 2008 versus $2.353 million, or $.69 per share, in 2007.
Total assets of the Corporation at December 31, 2008, were $451.431 million, an increase of $42.551 million, or 10.41% from total assets of $408.880 million reported at December 31, 2007.
At December 31, 2008, the Corporation’s loans stood at $370.280 million, an increase of $15.201 million, or 4.28%, from 2007 year-end balances of $355.079 million. Total loan originations in 2008 amounted to $61.597 million, while we experienced significant reductions from loan amortization and principal payoffs of $51.224 million. A good portion of these payoffs pertained to loan relationships that no longer met our pricing or credit standards.
Asset quality remains relatively strong. Nonperforming loans totaled $4.887 million, or 1.32% of total loans at December 31, 2008. Nonperforming assets at December 31, 2008, were $7.076 million, 1.57% of total assets, compared to $5.234 million or 1.28% of total assets at December 31, 2007.
Total deposits grew from $320.827 million at December 31, 2007, to $371.097 million at December 31, 2008, an increase of 15.67%.
Shareholders’ equity totaled $41.552 million at December 31, 2008, compared to $39.321 million at the end of 2007, an increase of $2.231 million. This increase reflects consolidated net income of $1.872 million, the capital contribution impact of stock options and also the increase in equity due to the increase in the market value of available-for-sale investments, which amounted to $.385 million. The book value per share at December 31, 2008, amounted to $12.15 compared to $11.47 at the end of 2007.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
FINANCIAL POSITION
Loans
In 2008, the Corporation increased loan balances by $15.201 million, or 4.28%, from 2007 year-end loan balances of $355.079 million. The loan growth in 2008 compares to loan growth in 2007 of $32.498 million, or 10.07% from 2006 year-end loan balances of $322.581 million. The loan growth in 2008 and 2007 was accomplished despite high loan payoffs of existing portfolio loans of $51.2 million in 2008 and $37.8 million in 2007.
Management continues to actively manage the loan portfolio, seeking to identify and resolve problem assets at an early stage. Management believes a properly positioned loan portfolio provides the most attractive earning asset yield available to the Corporation and, with changes to the loan approval process and exception reporting, management can effectively manage the risk in the loan portfolio. Management intends to continue loan growth within its markets for mortgage, consumer, and commercial loan products while concentrating on loan quality, industry concentration issues, and competitive pricing.
Loans represented 82.0% of total assets at the end of 2008 compared to 86.8% at the end of 2007. The loan to deposit ratio, at 99.8%, is higher than a peer average of approximately 89.4% due in part to the Bank’s utilization of Federal Home Loan Bank long-term borrowings as a funding source.
Following is a summary of the Corporation’s loan balances at December 31 (dollars in thousands):

				Percent Change
	2008	2007	2006	2008-2007	2007-2006
Commercial real estate	$185,241	$171,695	$154,332	7.89%	11.25%
Commercial, financial, and agricultural	79,734	78,192	71,385	1.97	9.54
One-to-four family residential real estate	65,595	57,613	58,014	13.85	(.69)
Construction	35,965	44,042	36,009	(18.34)	22.31
Consumer	3,745	3,537	2,841	5.88	24.50

Total	$370,280	$355,079	$322,581	4.28%	10.07%

The above table more clearly illustrates the growth of the loan portfolio from 2006 through 2008 year end. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available. The Corporation is highly competitive in structuring loans to meet borrowing needs and meet strong underwriting requirements.
Looking forward, based upon the current economic outlook for the Michigan economy, management believes there will be limited opportunity for loan growth in the near term. The Corporation will continue to use a demanding pricing model for all new credit opportunities and existing loan renewals.
Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2008			2007			2006
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital
Real estate — operators of nonres bldgs	$41,299	13.95%	99.39%	$41,597	14.40%	105.79%	$44,308	19.63%	153.90%
Hospitality and tourism	35,086	11.85	84.44	37,604	13.02	95.63	30,826	13.66	107.07
Real estate agents and managers	29,292	9.89	70.50	29,571	10.24	75.20	25,071	11.11	87.08
Other	190,411	64.31	458.25	180,067	62.34	457.94	125,512	55.60	435.96

Total	$296,088	100.00%		$288,839	100.00%		$225,717	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
composition has increased exposure related to any specific industry concentration as of 2008 year-end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.
The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $6.622 million at the end of 2007 to $5.589 million at 2008 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it provides no current tax benefit, due to tax net operating loss carryforwards.
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
Credit Quality
The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	2008	2007	2006
Nonperforming Assets:
Nonaccrual loans	$4,887	$3,298	$2,899
Accruing loans past due 90 days or more	—	710	40

Total nonperforming loans	$4,887	4,008	2,939
Other real estate owned	2,189	1,226	26

Total nonperforming assets	$7,076	$5,234	$2,965

Nonperforming loans as a % of loans	1.32%	1.13%	.91%

Nonperforming assets as a % of assets	1.57%	1.28%	.77%

Reserve for Loan Losses:
At period end	$4,277	$4,146	$5,006

As a % of loans	1.16%	1.17%	1.55%

As a % of nonperforming loans	87.52%	103.44%	170.33%

As a % of nonaccrual loans	87.52%	125.71%	172.68%

Management continues to address market issues impacting its loan customer base. In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process. The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant upon completion of the 2008 independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation will utilize this same consultant for loan review in 2009.
The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2008	2007	2006
Interest income that would have been recorded at original rate	$377	$391	$114
Interest income that was actually recorded	60	129	7

Net interest lost	$317	$262	$107

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table will provide additional information with respect to our nonperforming assets as of December 31, 2008 (dollars in thousands):

		Estimated			Estimated
		Liquidation	(Deficiency)/	Reserve	Net Surplus/
Collateral Type	Balance	Value	Surplus	Allocation	(Exposure)
	(a)	(b)	( c) = (b) - (a)	(d)	(e) = ( c) + (d)
Nonaccrual Loans
Land development	$2,755	$2,134	$(621)	$620	$(1)
Non-farm / non-residential	1,210	1,094	(116)	150	34
Cabins / land	422	422	—	—	—
Conv 5+ residential properties	296	72	(224)	220	(4)
Land	105	182	77	—	77
1-4 family	85	81	(4)	4	—
Business equipment	14	—	(14)	—	(14)

Total nonaccrual loans	4,887	3,985	(902)	994	92

Other Real Estate
Land development / condo	1,061	750	(311)	350	39
Land development	510	511	1	—	1
1-4 family	378	370	(8)	20	12
Non-farm / non-residential	163	121	(42)	40	(2)
Downtown store frontage / 2 / 1-4 family	77	77	—	—	—

Total other real estate owned	2,189	1,829	(360)	410	50

TOTAL NONPERFORMING ASSETS	$7,076	$5,814	$(1,262)	$1,404	$142

The schedule above shows the detail of nonperforming assets categorized by type of loan/collateral. In determining estimated liquidation value, management considered existing appraisals, the date of the appraisals, and current market conditions, along with related selling costs. Personal guarantees are also in place for various nonperforming assets, which will also help mitigate losses.
Allowance for Loan Losses
Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2008 amounted to $2.169 million, or .60% of average loans outstanding, compared to $1.260 million, or .38% of loans outstanding in 2007. The 2008 charge-offs reflect the writedown of four commercial loans, totaling $.994 million, which were reserved for in prior periods. The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
A three year history of the Corporation’s credit quality is demonstrated in the following table (dollars in thousands):

	2008	2007	2006
Allowance for Loan Losses

Balance at beginning of period	$4,146	$5,006	$6,108
Loans charged off:
Commercial, financial & agricultural	2,062	1,148	199
One-to-four family residential real estate	157	89	88
Consumer	71	73	45

Total loans charged off	2,290	1,310	332

Recoveries of loans previously charged off:
Commercial, financial & agicultural	114	15	53
One-to-four family residential real estate	—	—	13
Consumer	7	35	25

Total recoveries of loans previously charged off	121	50	91
Net loans charged off	2,169	1,260	241

Provision for loan losses	2,300	400	(861)

Balance at end of period	$4,277	$4,146	$5,006

Total loans, period end	370,280	$355,079	$322,581
Average loans for the year	361,324	333,415	278,953
Allowance to total loans at end of year	1.16%	1.17%	1.55%
Net charge-offs to average loans	.60	.38	.08
Net charge-offs to beginning allowance balance	52.32	25.17	3.95
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
As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2008 (dollars in thousands):

Commercial, financial and agricultural loans	$3,819
One-to-four family residential real estate loans	27
Consumer loans	40
Unallocated and general reserves	391

Total	$4,277

At the end of 2008, the allowance for loan losses represented 1.16% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.
As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.
The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2007	$26
Other real estate transferred from loans due to foreclosure	1,218
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(18)

Balance at December 31, 2007	1,226
Other real estate transferred from loans due to foreclosure	2,849
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(1,886)

Balance at December 31, 2008	$2,189

During 2008, the Corporation received real estate in lieu of loan payments of $2.849 million. Other real estate is initially valued at the lower of cost or the fair value less selling costs. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.
Securities
The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities increased $25.893 million in 2008, from $21.597 million at December 31, 2007 to $47.490 million at December 31, 2008.
The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2008	2007
US Agencies - MBS	$46,941	$—
US Agencies	—	20,969
Obligations of states and political subdivisions	549	628

Total securities	$47,490	$21,597

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. A net gain of $64,000 on the sale of securities was recognized in 2008. The Corporation recorded $1,000 of net losses related to securities transactions in 2007 and 2006.
In the second half of 2008, investment securities were increased in order to address overall market liquidity concerns. This increase provided the Bank with significant short-term liquidity. All of the bank’s current investments are highly marketable investments guaranteed by the U.S. government. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. At December 31, 2008, investment securities with an estimated fair market value of $20.182 million were pledged.
Deposits
Total deposits at December 31, 2008 were $370.197 million, an increase of $50.270 million, or 15.67% from December 31, 2007 deposits of $320.827 million. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2008	Mix	2007	Mix	2006	Mix
Non-interest-bearing	$30,099	8.11%	$25,557	7.97%	$23,471	7.51%
NOW, money market, checking	70,584	19.02	81,160	25.30	73,188	23.43
Savings	20,730	5.59	12,485	3.89	13,365	4.28
Certificates of Deposit <$100,000	73,752	19.87	80,607	25.12	89,585	28.67

Total core deposits	195,165	52.59	199,809	62.28	199,609	63.89

Certificates of Deposit >$100,000	25,044	6.75	22,355	6.97	23,645	7.57
Brokered CDs	150,888	40.66	98,663	30.75	89,167	28.54

Total non-core deposits	175,932	47.41	121,018	37.72	112,812	36.11

Total deposits	$371,097	100.00%	$320,827	100.00%	$312,421	100.00%

The increase in deposits, as illustrated above, is composed of an increase in wholesale brokered deposits of $52.225 million and a decrease in bank deposits of $1.955 million. The additional wholesale brokered deposits were in part utilized to enhance balance sheet liquidity, as rates on these deposits were priced lower than in-market deposits.
Although the Corporation has been successful in growing core deposits, the high level of funding required by loan growth has resulted in increased reliance upon brokered deposits. As of December 31, 2008, non-core deposits amounted to 47.41% of total deposits, an increase from 37.72% at 2007 year-end. A portion, approximately $25.000 million, of the increase in brokered deposits was used to augment liquidity through the purchase of investment securities. The Bank had $150.888 million in brokered deposits at December 31, 2008, 40.66% of total deposits. Non-core funding has a negative effect on the Corporation’s net interest margin, as non-core out-of-market deposits carry higher interest costs.
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
Borrowings
The Corporation historically used alternative funding sources to provide long-term, stable sources of funds. Current borrowings total $35.000 million with stated maturities ranging through 2011. Borrowings at year end include $20.000 million with adjustable rates that reprice quarterly based upon the three month LIBOR. The FHLB has the option to convert the remaining $15.000 million fixed-rate advances to adjustable rate advances on the original call date and quarterly thereafter.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Shareholders’ Equity
Changes in shareholders’ equity are discussed in detail in the “Capital and Regulatory” section of this report.
RESULTS OF OPERATIONS
Summary
The Corporation reported income of $1.872 million in 2008, compared to net income of $10.163 million in 2007 and a net income of $1.716 million in 2006. As previously mentioned, the 2008 operating results include the positive effect, $3.475 million of a lawsuit settlement, and the negative effect, $.425 million of a severance agreement. The 2007 results of operations include the $7.500 million recognition of a deferred tax benefit pertaining to NOL and tax credit carryforwards. Also included in the 2007 results is $.470 million from the settlement of the lawsuit against the Corporation’s former accountants. The 2006 operations include a $.600 million negative provision recorded in the first quarter, in recognition of improved credit quality, a $.261 million negative provision recorded in the fourth quarter to recognize a specific reserve reduction on a loan payoff, and a $.500 million deferred tax benefit recorded in the third quarter. The deferred tax benefit was recorded in accordance with generally accepted accounting principles for recognition of a portion of the benefits to be derived from NOL carry-forwards. The 2006 results also include $.310 million of stock option expense required under accounting rules for stock compensation plans, which were effective beginning in 2006, as well as $.550 million of expenses incurred to pursue legal action against the Corporation’s former accountants.
The following table details changes in earnings and earnings per share for the three years ended December 31 (dollars in thousands, except for per share data):

	Income/Expense			Change
	2008	2007	2006	2008-2007		2007-2006
	Dollars	Dollars	Dollars	Dollars	Per Share	Dollars	Per Share
Interest Income	$24,562	$28,695	$24,052	$(4,133)	(1.21)	$4,643	$1.35
Interest Expense	11,698	15,278	12,459	(3,580)	(1.05)	2,819	.82

Net Interest Income	12,864	13,417	11,593	(553)	(.16)	1,824	.53
Provision for loan losses	2,300	400	(861)	1,900	.56	1,261	.37

Net interest income after provision	10,564	13,017	12,454	(2,453)	(.72)	563	.16
Noninterest Income:
Service fees	838	688	547	150	.04	141	.04
Net gains on sale of secondary market loans	120	498	197	(378)	(.11)	301	.09
Proceeds from settlement of lawsuit	3,475	470	—	3,005	.88	470	.14
Other	220	350	239	(130)	(.04)	111	.03

Total noninterest income	4,653	2,006	983	2,647	.77	1,023	.30

Noninterest Expense:
Salaries and employee benefits	6,886	6,757	6,132	129	.04	625	.18
Occupancy	1,374	1,272	1,264	102	.03	8	—
Furniture and equipment	771	678	631	93	.03	47	.01
Data processing	844	785	691	59	.02	94	.03
Professional services:
Accounting	254	308	273	(54)	(.02)	35	.01
Legal	41	42	927	(1)	—	(885)	(.26)
Consulting and other	213	182	225	31	.01	(43)	(.01)
Loan and deposit	569	285	392	284	.08	(107)	(.03)
Telephone	170	228	210	(58)	(.02)	18	.01
Advertising	305	370	346	(65)	(.02)	24	.01
Other	1,131	1,193	1,130	(62)	(.02)	63	.02

Total noninterest expense	12,558	12,100	12,221	458	.13	(121)	(.03)

Income (loss) before provision for income taxes	2,659	2,923	1,216	(264)	(.08)	1,707	.49
Provision (credit) for income taxes	787	(7,240)	(500)	8,027	2.34	(6,740)	(1.97)

Net Change	1,872	10,163	1,716	(8,291)	(2.42)	8,447	2.46

Net Income (loss), current period	$1,872	$10,163	$1,716	$(8,291)	$(2.42)	$8,447	$2.46

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
Net interest income decreased $.553 million to $12.864 million, in 2008. The decrease in net interest income for 2008 was primarily the result of prime rate reductions that have translated into lower yields on the Corporation’s earning assets, specifically variable rate commercial loans and short-term investments which reprice immediately. Offering rates on brokered certificates of deposit are influenced by other factors, such as overall market liquidity. During most of 2008, rates on brokered deposits were high due to overall liquidity issues prevalent in the financial markets. In recent months, rates on brokered deposits have decreased significantly. Throughout 2008, as interest rates continued to decline and economic conditions deteriorated, management evaluated new and existing credit relationships to ensure proper pricing. Floors were established on the majority of new loans and renewals to mitigate interest rate risk going forward.
In 2007, net interest income increased $1.824 million, from $11.593 million in 2006. The increase in net interest income for 2007 was primarily the result of the successful expansion of the Corporation’s loan portfolio. The Corporation also benefited from increasing interest rates during this same period since a large portion of the Bank’s loan portfolio repriced immediately with each increase in the prime rate while the liability repricing lagged.
The Corporation’s net interest margin, on a fully taxable equivalent basis, was 3.28% in 2008 compared to 3.68% in 2007. During 2008, the prime rate decreased from 7.25% to 3.25%, which created significant margin pressure since a majority of the commercial loan portfolio repriced downward with each prime rate change, and the majority of the bank’s funding sources had significant lag time in repricing. We experienced additional margin pressure due to our brokered deposits, which did not reprice in line with prime rate reduction, due to the overall market liquidity crisis. Management remains diligent in its efforts to reduce margin pressure in this decreasing rate environment.
The following table details sources of net interest income for the three years ended December 31, 2008 (dollars in thousands):

	2008	Mix	2007	Mix	2006	Mix
Interest Income
Loans	$22,959	93.47%	$26,873	93.65%	$21,992	91.44%
Funds sold	96	.39	391	1.36	554	2.30
Taxable securities	1,293	5.27	1,100	3.83	1,186	4.93
Nontaxable securities	5	.02	—	—	87	.36
Other interest-earning assets	209	.85	331	1.16	233	.97

Total earning assets	24,562	100.00%	28,695	100.00%	24,052	100.00%

Interest Expense
NOW, money markets, checking	1,284	10.98%	2,668	17.46%	2,263	18.16%
Savings	193	1.66	199	1.30	210	1.69
CDs <$100,000	3,181	27.19	4,490	29.39	3,595	28.85
CDs >$100,000	1,037	8.86	1,183	7.74	846	6.79
Brokered deposits	4,420	37.78	4,684	30.66	3,661	29.39
Borrowings	1,583	13.53	2,054	13.45	1,884	15.12

Total interest-bearing funds	11,698	100.00%	15,278	100.00%	12,459	100.00%

Net interest income	$12,864		$13,417		$11,593

Average Rates
Earning assets	6.16%		7.71%		7.28%

Interest-bearing funds	3.32		4.62		4.21

Interest rate spread	2.84		3.09		3.07

Management’s Discussion and Analysis of
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

	Years ended December 31,
	2008			2007			2006
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$361,324	$23,166	6.41%	$333,415	$27,146	8.14%	$278,953	$22,380	8.02%
Taxable securities	28,766	1,293	4.49	25,061	1,100	4.39	32,795	1,186	3.62
Nontaxable securities (2)	69	8	11.59	5	—	—	1,658	132	7.96
Federal Funds sold	4,101	96	2.34	7,515	391	5.20	11,123	554	4.98
Other interest-earning assets	4,318	209	4.84	6,358	332	5.22	5,885	233	3.96

Total earning assets	398,578	24,772	6.22	372,354	28,969	7.78	330,414	24,485	7.41

Reserve for loan losses	(3,747)			(4,881)			(5,495)
Cash and due from banks	6,901			6,266			5,775
Fixed assets	11,453			12,276			12,375
Other assets	12,158			6,298			4,858

	26,765			19,959			17,513

TOTAL ASSETS	$425,343			$392,313			$347,927

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$77,997	$1,245	1.60%	$77,942	$2,669	3.42%	$70,417	$2,263	3.21%
Interest checking	1,501	39	2.60	—	—	—	—	—	—
Savings deposits	15,963	193	1.21	13,013	199	1.53	14,412	210	1.46
CDs <$100,000	78,755	3,181	4.04	91,313	4,490	4.92	82,445	3,595	4.36
CDs >$100,000	27,079	1,037	3.83	23,879	1,183	4.96	18,128	846	4.67
Brokered deposits	111,482	4,420	3.90	85,703	4,683	5.46	72,768	3,661	5.03
Borrowings	39,248	1,583	4.03	38,949	2,054	5.27	37,422	1,884	5.03

Total interest-bearing liabilities	352,025	11,698	3.32%	330,799	15,278	4.62	295,592	12,459	4.21

Demand deposits	29,348			25,860			21,414
Other liabilities	3,340			2,923			3,177
Shareholders’ equity	40,630			32,731			27,744

	73,318			61,514			52,335

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$425,343			$392,313			$347,927

Rate spread						3.16%			3.20%

Net interest margin/revenue, tax equivalent basis		$13,074	3.28%		$13,691	3.68%		$12,026	3.64%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)	Interest income on loans includes loan fees.

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

	Years ended December 31,
	2008		vs.	2007		2007		vs.	2006
	Increase (Decrease)					Increase (Decrease)
	Due to				Total	Due to				Total
			Volume		Increase			Volume		Increase
	Volume	Rate	and Rate		(Decrease)	Volume	Rate	and Rate		(Decrease)
Interest earning assets:
Loans	$2,271	$(5,768)	$(483)		$(3,980)	$4,369	$332	$65		$4,766
Taxable securities	163	26	4		193	(279)	253	(60)		(86)
Nontaxable securities	—	1	7		8	(132)	(132)	132		(132)
Federal funds sold	(178)	(215)	98		(295)	(180)	25	(8)		(163)
Other interest earning assets	(107)	(24)	8		(123)	19	74	6		99

Total interest earning assets	$2,149	$(5,980)	$(366)		$(4,197)	$3,797	$552	$135		$4,484

Interest bearing obligations
NOW and money market deposits	$2	$(1,425)	$(1)		$(1,424)	$242	$148	$16		$406
Interest checking	—	—	39		39	—	—	—		—
Savings deposits	45	(42)	(9)		(6)	(20)	10	(1)		(11)
CDs <$100,000	(617)	(802)	110		(1,309)	387	459	49		895
CDs >$100,000	159	(269)	(36)		(146)	268	52	17		337
Brokered deposits	1,409	(1,285)	(387)		(263)	650	316	56		1,022
Borrowings	16	(483)	(4)		(471)	77	89	4		170

Total interest bearing obligations	$1,014	$(4,306)	$(288)		$(3,580)	$1,604	$1,074	$141		$2,819

Net Interest Income					$(617)					$1,665

Provision for Loan Losses
The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2008, the Corporation recorded a provision for loan loss of $2.300 million. In the third quarter of 2007, the Corporation recorded a $.400 million provision in order to provide for the potential loss related to a commercial loan. In 2006, a negative loan loss provision of $.860 million was recorded. This negative provision was recorded due in part to recognize the overall reduction in loan portfolio risk and also as a direct result of a specific reserve reduction from a payoff of a problem loan.
Noninterest Income
Noninterest income was $4.653 million, $2.006 million, and $.983 million in 2008, 2007, and 2006, respectively. The principal recurring sources of noninterest income are fees for services related to deposit and loan accounts. In 2008, the Corporation recorded the benefit of proceeds received, $3.475 million, from the settlement of a lawsuit. In 2007, the Corporation recognized $.470 million of income from the settlement of a lawsuit against its former accountants. Service fees were $.838 million in 2008, while other noninterest income was $.156 million.
Revenue due to loans produced and sold in the secondary market amounted to $.120 million compared to $.498 million a year ago. Poor overall market conditions, caused by a declining economy and a housing slump, limited any ability to expand our revenues from secondary mortgage loan activity during 2008. We do anticipate increased fee income in future periods as the housing market improves and home buyers look to more traditional lenders for their borrowing needs. We did realize increased income from service fees related to our deposit products. Management initiated several changes in fees associated with various deposit products, to better align services and costs.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2008	2007	2006	2008-2007	2007-2006
Service fees	$838	$688	$547	21.80%	25.78%
Net gains on loan sales	120	498	197	(75.90)	152.79
Proceeds from settlement of lawsuit	3,475	470	—	639.36	N/A
Other	156	351	240	(55.56)	46.25

Subtotal	4,589	2,007	984	128.65	103.96

Net security gains	64	(1)	(1)	N/A	—

Total noninterest income	$4,653	$2,006	$983	131.95%	104.07%

Noninterest Expense
Noninterest expense was $12.558 million in 2008, compared to $12.100 million and $12.221 million in 2007 and 2006, respectively. Salaries and employee benefits increased in 2008 by $.129 million to $6.886 million, compared to 2007 expense of $6.757 million. During 2008, the Corporation recorded a $.425 million expense related to a severance payment. Excluding this item, the Corporation had a reduction in salaries and employee benefits of $.296 million from 2007.
Data processing expense increased from $.785 million in 2007 to $.844 million in 2008, largely as a result of increased services and volume. Professional fees decreased from $.532 million in 2007 to $.508 million in 2008. This decrease is a result of the settlement of a longstanding derivative shareholder lawsuit which resulted in $3.475 million in settlement fees recorded to income, as well as the dismissal of unpaid legal fees totaling $95,000 related to the defense of prior directors of the Corporation. This dismissal resulted in the reversal of the accrual for these fees.
Telephone expenses of $.170 million are lower than the 2007 level of $.228 million, as a result of the installation of a new phone system which reduced long distance service costs. Advertising costs also decreased in 2008, as the Corporation initiated cost controls in this area.
The Corporation saw an increase in loan and deposit expense of $.284 million to $.569 million in 2008 from $.285 million in 2007. This increase is a result of legal and carrying costs incurred in connection with increased levels of nonperforming assets. Looking forward, management expects to experience increased loan and deposit costs due to increased FDIC insurance premiums, as assessment rates are increased, in order to replenish the deposit insurance fund.
Management continuously reviews all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2008	2007	2006	2008-2007	2007-2006
Salaries and employee benefits	$6,886	$6,757	$6,132	1.91%	10.19%
Occupancy	1,374	1,272	1,264	8.02	.63
Furniture and equipment	771	678	631	13.72	7.45
Data processing	844	785	691	7.52	13.60
Professional service fees:
Accounting	254	308	273	(17.53)	12.82
Legal	41	42	927	(2.38)	(95.47)
Consulting and other	213	182	225	17.03	(19.11)

Total professional service fees	508	532	1,425	(4.51)	(62.67)
Loan and deposit	569	285	392	99.65	(27.30)
Telephone	170	228	210	(25.44)	8.57
ORE writedowns/impairment	—	40	—	N/A	N/A
(Gain) loss on sale of premises, equipment branch and other real estate	77	(17)	(60)	(552.94)	(71.67)
Advertising	305	370	281	(17.57)	31.67
Amortization of intangibles	78	82	125	(4.88)	(34.40)
Other operating expenses	976	1,088	1,130	(10.29)	(3.72)

Total noninterest expense	$12,558	$12,100	$12,221	3.79%	(.99)%

Federal Income Taxes
Current Federal Tax Provision
The Corporation recorded a current period federal tax provision of $.787 million in 2008, compared to a $7.240 million negative provision in the same period a year earlier, in recognition of a federal deferred tax benefit, which is discussed further below.
Deferred Tax Benefit
The Corporation recognized a federal deferred tax benefit of $7.500 million in the third quarter of 2007. The recognition of this deferred tax benefit relates to the generally accepted accounting principles applicable to the probability of utilizing the NOL and tax credit carryforwards of the Corporation. The Corporation, based upon current profitability trends largely supported by expansion of the net interest margin and controlled expenses, determined that the utilization of the NOL carryforward was probable. This tax benefit was recorded by reducing the valuation allowance that was recorded against the deferred tax assets of the Corporation. In 2006, The Corporation recognized a portion of this benefit, $.500 million, based upon the then current probabilities. The $7.500 million recognition is based upon assumptions of a sustained level of taxable income within the NOL carryforward period and takes into account Section 382, establishing annual limitations. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2008, the Corporation had an NOL carryforward of approximately $32.128 million along with various credit carryforwards of $2.136 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $22.000 million, and all of the tax credit carryforwards are also subject to the limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. The Corporation intends to further evaluate the

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary. The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation.
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
The Bank has $47.490 million of securities, with a weighted average maturity of 16 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Assets and liabilities scheduled to reprice are reported in the following timeframes. Those instruments with a variable interest rate tied to an index and considered immediately repricable are reported in the 1 to 90 day timeframe. The estimates of principal amortization and prepayments are assigned to the following time frames.
The following is the Corporation’s repricing opportunities at December 31, 2008 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total
Interest-earning assets:
Loans	$257,789	$11,061	$26,943	$74,487	$370,280
Securities	—	30,358	16,615	517	47,490
Other (1)	582	—	—	3,794	4,376

Total interest-earning assets	258,371	41,419	43,558	78,798	422,146

Interest-bearing obligations:
NOW, money market, savings and interest checking	91,314	—	—	—	91,314
Time deposits	35,759	49,537	12,729	771	98,796
Brokered CDs	102,745	48,143	—	—	150,888
Borrowings	20,000	—	15,000	1,210	36,210

Total interest-bearing obligations	249,818	97,680	27,729	1,981	377,208

Gap	$8,553	$(56,261)	$15,829	$76,817	$44,938

Cumulative gap	$8,553	$(47,708)	$(31,879)	$44,938

(1)	includes Federal Home Loan Bank stock
The above analysis indicates that at December 31, 2008, the Corporation had a cumulative liability sensitivity GAP position of $47.708 million within the one-year timeframe. The Corporation’s cumulative liability sensitive GAP suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn less net interest income. Conversely, if market interest rates decrease in the next twelve months, the above GAP position suggests the Corporation’s net interest income would increase. A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity
At December 31, 2007, the Corporation had a cumulative liability sensitivity gap position of $43.774 million within the one-year time frame.
The borrowings in the gap analysis include $15 million of FHLB advances as fixed-rate advances. These advances actually give the FHLB the option to convert from a fixed-rate advance to an adjustable rate advance with quarterly repricing at three month LIBOR Flat. The exercise of this conversion feature by the FHLB would impact the repricing dates currently assumed in the analysis.
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

Management’s Discussion and Analysis of
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
The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2008 (dollars in thousands). Nonaccrual loans of $4.887 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:
								Fair Value
	2009	2010	2011	2012	2013	Thereafter	Total	12/31/2008
Rate Sensitive Assets
Fixed interest rate securities	$30,357	$5,112	$3,779	$7,717	7	$518	$47,490	$47,490
Average interest rate	3.08%	3.94%	5.09%	5.24%	7.00%	8.02%	3.74%

Fixed interest rate loans	39,647	22,912	22,315	16,641	6,501	13,067	121,083	119,095
Average interest rate	6.88	7.70	7.65	7.53	6.88	6.52	7.23

Variable interest rate loans	245,193	—	—	—	—	4,004	249,197	257,262
Average interest rate	4.68	—	—	—	—	—	4.61

Other assets	582	—	—	—	—	3,794	4,376	4,376
Average interest rate	1.25	—	—	—	—	4.75	4.29

Total rate sensitive assets	$315,779	$28,024	$26,094	$24,358	$6,508	$21,383	$422,146	$428,223

Average interest rate	4.80%	7.01%	7.28%	6.80%	6.88%	5.02%	5.00%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, MMAs, interest checking	91,314	—	—	—	—	—	91,314	91,314
Average interest rate	1.07%	—	—%	—%	—%	—%	1.07%

Time deposits	236,184	8,239	2,976	1,223	291	771	249,684	250,021
Average interest rate	2.91	3.82	4.05	3.99	10.72	5.97	2.98

Fixed interest rate borrowings	—	15,000	—	—	—	1,210	16,210	16,808
Average interest rate	—	5.10	—	—	—	1.00	4.79

Variable interest rate borrowings	20,000	—	—	—	—	—	20,000	20,038
Average interest rate	3.71	—	—	—	—	—	3.71

Total rate sensitive liabilities	$347,498	$23,239	$2,976	$1,223	$291	$1,981	$377,208	$378,181

Average interest rate	2.47%	4.65%	4.05%	3.99%	10.72%	2.94%	2.62%

Foreign Exchange Risk
In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2008, the Corporation had excess Canadian liabilities of $22,000 (or $26,000 in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.

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
Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. See Note 18 to the consolidated financial statements for additional information.
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
During 2008, the Corporation increased cash and cash equivalents by $3.750 million. As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash provided by investing activities, a net increase in loans of $21.173 million and a “net” increase in securities available for sale of $25.440 million. The net increases in assets were offset by a similar increase in deposit liabilities of $50.270 million. This increase in deposits was composed of an increase in non-core deposits of $54.914 million combined with a decrease in bank deposits of $4.644 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year. This funding forecast model is completed weekly.
During 2008, management increased the Bank’s investment portfolio by approximately $25.000 million. The Bank’s investment portfolio, most of which are guaranteed by the U.S. government, provide added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets. As of December 31, 2008, $27.308 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.
It is anticipated that during 2009, the Corporation will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.
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
Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependence ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2008, the Bank’s core deposits in relation to total funding was 47.92% compared to 55.95% in 2007. These ratios indicated at December 31, 2008, that the Bank has decreased its reliance on non-core deposits and borrowings

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2008, the Bank had $13.375 million of unsecured lines available and another $10.185 million available if secured. Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.
From a long-term perspective, the Corporation’s liquidity plan for 2009 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2008, the aggregate contractual obligations and commitments are:

	Payments Due by Period
	Less than 1	1 to 3	4 to 5	After 5
Contractual Obligations	Year	Years	Years	Years	Total
Total deposits	$357,597	$11,215	$1,514	$771	$371,097
Short-term borrowings	—	—	—	—	—
Long-term borrowings	—	35,000	—	1,210	36,210
Directors’ deferred compensation	170	254	246	549	1,219
Annual rental / purchase commitments under noncancelable leases / contracts	199	297	10	—	506

TOTAL	$357,966	$46,766	$1,770	$2,530	$409,032

Other Commitments

Letters of credit	$1,838	$—	$—	$—	$1,838
Commitments to extend credit	44,523	—	—	—	44,523
Credit card commitments	2,438	—	—	—	2,438

TOTAL	$48,799	$—	$—	$—	$48,799

CAPITAL AND REGULATORY
As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2008, the Corporation and the Bank were well capitalized. The Corporation is currently exploring its alternatives for the possible issuance of equity or debt in order to provide a broader base to support future asset growth. During 2008, total capitalization increased by $2.231 million primarily from an increase in retained earnings from net income earned in the period. During 2008, risk based capital increased by $2.845 million, while Tier 1 Capital increased by $2.714 million.
On October 3, 2008, congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. One of the provisions resulting from the EESA is the Treasury Capital Purchase Program (“CPP”), which provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions including limits on executive compensation, stock redemptions and declaration of dividends. Applications must be submitted by November 14, 2008, and are subject to approval by the Treasury. The CPP provides for a minimum of 1% of risk weighted assets,

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
with a maximum investment equal to the lesser of 3% of total risk weighted assets or $25 billion. The perpetual preferred stock investment will have a dividend rate of 5% per year, until the fifth anniversary of the Treasury investments, and a dividend of 9% thereafter. The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury.
The Corporation has applied for $11.000 million in capital under this program, and has received preliminary approval by the U.S. Department of Treasury.
The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2008	2007	2006
Capital Structure
Shareholders’ equity	$41,552	$39,321	$28,790

Total capitalization	$41,552	$39,321	$28,790

Tangible capital	$41,507	$39,197	$28,585

Intangible Assets
Subsidiaries:
Core deposit premium	$46	$124	$205
Other identifiable intangibles	—	—	—

Total intangibles	$46	$124	$205

Risk-Based Capital
Tier 1 capital:
Shareholders’ equity	$41,552	$39,321	$28,790
Net unrealized (gains) losses on available for sale securities	(445)	(60)	187
Less: disallowed deferred tax asset	(6,200)	(6,990)	—
Less: intangibles	(46)	(124)	(205)

Total Tier 1 capital	$34,861	$32,147	$28,772

Tier 2 Capital:
Allowable reserve for loan losses	$4,277	$4,146	$4,113
Qualifying long-term debt	—	—	—

Total Tier 2 capital	4,277	4,146	4,113

Total risk-based capital	$39,138	$36,293	$32,885

Risk-weighted assets	$376,986	$358,410	$328,133

Capital Ratios:
Tier 1 Capital to average assets	8.01%	8.05%	7.85%
Tier 1 Capital to risk-weighted assets	9.25%	8.97%	8.77%
Total Capital to risk-weighted assets	10.38%	10.13%	10.02%
Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2008	9.21%	9.20%	8.01%	9.25%	10.38%
December 31, 2007	9.62%	9.59%	8.05%	8.97%	10.13%

The Bank:

December 31, 2008	9.25%	9.24%	8.09%	9.32%	10.44%
December 31, 2007	10.04%	10.01%	8.51%	9.49%	10.63%
The Corporation intends to maintain the Bank’s total capital to risk-weighted assets at a minimum of 10.00% in order to qualify for reduced FDIC deposit based insurance.
TROUBLED ASSET RELIEF PROGRAM
The Corporation will be participating in the Capital Purchase Program (“CPP”) under the Troubled Asset Relief Program (“TARP”). The Corporation will issue $11.000 million in perpetual preferred stock and 379,092 common stock warrants, effective with the anticipated close date in May, 2009. Mackinac Financial Corporation believes that participation in the CPP will provide a stronger base of capital for future growth. Shown below are “Proforma” capital ratios for the Corporation which shows the effect of the issuance of the $11.000 million preferred stock.

	Historical	Proforma
	December 31, 2008	December 31, 2008
Total capital to risk weighted assets	10.38%	13.11%

Tier 1 leverage	8.01%	10.28%

Tier 1 capital to risk weighted assets	9.25%	11.99%

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

Directors and Officers
DIRECTORS
Mackinac Financial Corporation and mBank

Walter J. Aspatore Investment Banker Amherst Partners Director Since: 2004	Robert H. Orley Vice President and Secretary Real Estate Interests Group, Inc. Director Since: 2004

Dennis B. Bittner Owner and President Bittner Engineering, Inc. Director Since: 2001	L. Brooks Patterson County Executive Oakland County Director Since: 2006

Joseph D. Garea Managing Partner Hancock Securities Director Since: 2007	Randolph C. Paschke Chairman, Department of Accounting Wayne State University, School of Business Administration Director Since: 2004

Kelly W. George President, Mackinac Financial Corporation President and CEO, mBank Director Since: 2006	Paul D. Tobias Chairman and CEO, Mackinac Financial Corporation Chairman, mBank Director Since: 2004

Robert E. Mahaney Sole Proprietor Veridea Group, LLC Director Since: 2008
OFFICERS

Mackinac Financial Corporation	mBank

Paul D. Tobias	Paul D. Tobias
Chairman and Chief Executive Officer	Chairman

Kelly W. George	Kelly W. George
President	President and Chief Executive Officer

Ernie R. Krueger	Jack C. Frost
Executive Vice President/Chief Financial Officer	Regional President, Upper Peninsula

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

Tamara R. McDowell
Senior Vice President/Senior Credit/Operations Officer

Ann M. Stepp
Senior Vice President/Branch Administration Officer

Branch Locations
UPPER PENINSULA
Regional President — Jack C. Frost

ESCANABA (opened March 2009) 3300 Ludington Street Escanaba, MI 49829 (906) 233-9443 Manager: Scott A. Ravet	MARQUETTE PRESQUE ISLE 1400 Presque Isle Marquette, MI 49855 (906) 228-3640 Bus. Dev. Officer: Shelby J. Bischoff	SAULT STE. MARIE 138 Ridge Street Sault Ste. Marie, MI 49783 (906) 635-3992 Manager: David R. Thomas

MANISTIQUE 130 South Cedar Street Manistique, MI 49854 (906) 341-8401 Manager: Gregory D. Schuetter	NEWBERRY 414 Newberry Avenue Newberry, MI 49868 (906) 293-5165 Manager: Michael A. Slaght	SOUTH RANGE 47 Trimountain Avenue South Range, MI 49963 (906) 482-1170 Manager: Sandra L. Pesola

MARQUETTE MAIN 300 North McClellan Marquette, MI 49855 (906) 226-5000 Manager: Teresa M. Same	ONTONAGON 601 River Street Ontonagon, MI 49953 (906) 884-4115 Manager: Sue A. Preiss	STEPHENSON S216 Menominee Street Stephenson, MI 49887 (906) 753-2225 Manager: Barbara A. Parrett
NORTHERN LOWER PENINSULA
Regional President — Andrew P. Sabatine

GAYLORD 1955 South Otsego Avenue Gaylord, MI 49735 (989) 732-3750 Manager: Rosalba Boone	KALEVA 14429 Wuoksi Avenue Kaleva, MI 49645 (231) 362-3223 Manager: Barb J. Miller	TRAVERSE CITY 3530 North Country Drive Traverse City, MI 49684 (231) 929-5600 Manager: Andrea M. Pease
SOUTHEAST MICHIGAN
First Vice President — Jesse A. Deering

BIRMINGHAM
260 East Brown Street, Suite 300
Birmingham, MI 48009
(248) 290-5900
Manager: Elena C. Dritsas

Corporate Information

CORPORATE HEADQUARTERS Mackinac Financial Corporation 130 South Cedar Street Manistique, Michigan 49854 (888) 343-8147	TRANSFER AGENT Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

INVESTOR RELATIONS (888) 343-8147	WEBSITE www.bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	STOCK LISTING AND SYMBOL
Plante and Moran, PLLC	NASDAQ Small Cap Market
Auburn Hills, Michigan	Symbol: MFNC
SHAREHOLDER INFORMATION
Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.
ANNUAL SHAREHOLDERS’ MEETING
The 2009 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on Wednesday May 27, 2009.
Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.