Form 10-K, Exhibit 13
period 2009-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2010-03-30
CIK 36506

Exhibit 13
2009
ANNUAL REPORT

Table of Contents

To Our Shareholders	1
Five-Year Overview	5
Regional Review	7
Selected Financial Highlights	13
Quarterly Financial Summary	14
Report of Independent Registered Public Accounting Firm	15
Consolidated Balance Sheets	16
Consolidated Statements of Operations	17
Consolidated Statements of Changes in Shareholders’ Equity	18
Consolidated Statements of Cash Flows	19
Notes to Consolidated Financial Statements	20
Selected Financial Data	45
Summary Quarterly Financial Information	46
Market Information	48
Shareholder Return Performance Graph	49
Forward-Looking Statements	50
Management’s Discussion and Analysis of Financial Condition and Results of Operations	51
Directors and Officers	72
BUSINESS OF THE CORPORATION
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $500 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 10 branch locations; six in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The newest branch, located in Escanaba, opened on March 24, 2009. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
FORM 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.
MARKET SUMMARY
The Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol MFNC. The Corporation had 1,228 shareholders of record as of March 30, 2010.

To Our Shareholders
March 30, 2010
Dear Fellow Shareholders:
This letter will provide you with a review of the performance of Mackinac Financial Corporation through the end of 2009 and our thoughts about business strategy as we move through 2010. In addition, we have included an overview of our five year performance since the recapitalization of the company in December of 2004, and a regional market performance review to better detail the progress of the company during this period of economic turmoil in the State of Michigan and national markets.
The company reported net income of $1.907 million, or $.56 per share, for the year ended December 31, 2009, compared to a net income of $1.872 million, or $.55 per share, for 2008. The 2009 results include $1.208 million of gains related to the sale of two branch offices and $1.471 million of security gains. The 2008 results include the positive effect, $3.475 million, of a lawsuit settlement and the negative effect, $.425 million, of a severance agreement. Shareholders’ equity totaled $55.299 million at December 31, 2009, compared to $41.552 million at the end of 2008, an increase of $13.747 million. This increase includes $10.5 million of preferred stock that was issued by MFNC as a TARP recipient, consolidated net income of $1.907 million noted above, the capital contribution impact of stock options and also the increase in equity due to the increase in the market value of held-for-sale investments, which amounted to $.648 million.
In 2009, we continued to focus our efforts to improve the overall operation and value of the company. These included core deposit generation through our branch network to offset reliance on wholesale funding sources, originating new loans through various government guaranteed loan programs with good risk / return pricing, and noninterest expense management and proper allocation of personnel and capital resources to make the company more efficient.
Noted below are some highlighted 2009 achievements as they relate to these initiatives;
•	The increase in new core deposits of approximately $55 million net of the sale of the two noted branches above with approximately $29 million in deposits. We experienced deposit growth in all of our markets, with $26 million in Northern Lower Michigan, $20 million in Southeast Michigan and $10 million in the Upper Peninsula. Most of our 2009 deposit growth occurred in low cost transactional accounts which grew by $41 million.

•	In April of 2009, the Corporation, in an abundance of caution, decided to participate in the TARP program and issued $11 million of preferred stock. In order to offset the cost of the preferred, we infused a portion of the TARP proceeds, $3 million, into the Bank and leveraged this excess capital by purchasing approximately $40 million of investment securities. We funded the purchase of these investments by issuing brokered deposits. In December, we began the process of deleveraging this position in anticipation of narrowing spreads and recognized a fourth quarter security gain of $.827 million. This strategy has resulted in overall security gains in excess of $1 million.

•	Steady loan demand with approximately $88 million of new loan production with a $14 million increase in loans outstanding, after reductions for amortization and payoffs. After the receipt of the TARP funds in April of 2009, we originated over $74 million of new loans and through February of 2010 that number is approximately $85 million. We were successful in producing loans in all of our markets in 2009, but were less aggressive in Southeast Michigan where the recession remains severe. Loan production for 2009 totaled $44 million in the Upper Peninsula, $35 million in Northern Lower Michigan and $9 million in Southeast Michigan.

•	Continued development of our government SBA/USDA lending programs to become a leader state wide in these initiatives to mitigate credit risk substantially when new loans are originated, along with positively augmenting non-interest income though the sale of the guaranteed portion of the loan for a premium gain.

To Our Shareholders
•	Divesting of two outlier branches with a pretax gain to the company of approximately $1.2 million which also decreases operating expenses and results in a more manageable footprint for the company.

•	Enhancing our core earnings by controlling noninterest expense, increasing noninterest income and net interest margin improvement. The combination of these three factors resulted in an improved efficiency ratio from 86% in 2008 to 73% in 2009. In addition for future margin improvement in this low interest rate environment, we continued to use interest rate floors for the majority of all new and renewed variable rate loans.

•	Prudent and proactive credit administration practices to quickly identify any potential problem assets to better monitor our portfolio given the recession which continues to put substantial pressure on many businesses’ cash flow and overall operations.
The book value per share of the company increased by $.95 to $13.10 (excluding TARP proceeds). This marks the fourth consecutive year of increased shareholder value and a cumulative book value increase of $3.35 per share since the December 2004 recapitalization at $9.75 per share. The chart below is a recap of various balances and book value per share as of the end of the last three years (dollars in thousands, except per share data):

				2009/2008		2008/2007
	As of December 31,			Increase (Decrease)		Increase (Decrease)
	2009	2008	2007	Dollars	Percentage	Dollars	Percentage
Loans	$384,310	$370,280	$355,079	$14,030	3.79%	$15,201	4.28%
Assets	515,452	451,431	408,880	64,021	14.18	42,551	10.41
Deposits	421,389	371,097	320,827	50,292	13.55	50,270	15.67
Borrowings	36,140	36,210	45,949	(70)	(0.19)	(9,739)	(21.20)
Shareholders’ equity	55,299	41,552	39,321	13,747	33.08	2,231	5.67
Book vaue per share	13.10	12.15	11.47	.95	7.82	.68	5.93
Credit Quality
Nonperforming assets increased in 2009 as the economy continued to weaken, especially in Southeast Michigan. Nonperforming loans totaled $15.237 million, or 3.96% of total loans at December 31, 2009. Nonperforming assets at December 31, 2009 were $21.041 million, 4.08% of total assets, compared to $7.076 million or 1.57% of total assets at December 31, 2008. The elevated level of nonperforming assets, while still below peers and manageable, does concern us given the challenges throughout the state. However; we do not have a systematic problem with our overall loan portfolio as approximately 75% of these totals are centered around 5-6 customer relationships. The increase in these problem assets did hamper overall earnings with higher than anticipated provision charges, carrying costs and legal expense. The nonperforming assets by region are as follows; $13 million in Southeast Michigan, $6 million in Northern Lower Michigan and $2 million in the Upper Peninsula. We continue to devote significant management attention to the administration of these problem assets and hope to have resolution in the first half of 2010 on several of these. The increased stress in our loan portfolio resulting from the ongoing troubles in the state has led us to a very cautious approach in all markets, but particularly in Southeast Michigan. This approach includes an emphasis on smaller more granular loans. We will continue to focus on early identification and resolution of all our problem credits to minimize carrying costs, collateral deterioration, and overall risk exposure of capital loss to the company.
Loan Growth/Production
Loan growth in 2009 occurred in a challenging and tough Michigan economic climate with loans increasing by $14.030 million in 2009, despite accelerated levels of loan pay-downs and runoff totaling $60.415 million. Total bank wide new loan production equated to $88.122 million. Through an annual credit process review, we continue to evaluate and adjust underwriting standards to keep pace with the changing risk issues presented by the market. A good portion of loan runoff in 2009 was due to our discipline in re-qualifying renewal loans and repricing to garner acceptable returns adjusted for risk. The majority of the loan growth was centered in the commercial real estate, construction, and 1-4 family residential loan

To Our Shareholders
portfolios. We have purposely avoided the subprime lending opportunities in these sectors, and do not offer any subprime lending products within any of our product lines of business.
Loan production in our three geographical regions is shown below.

	For the Year Ending December 31,
(dollars in thousands)	2009	2008	2007
REGION
Upper Peninsula	43,777	37,040	$40,876
Northern Lower Peninsula	35,027	14,183	22,448
Southeast Michigan	9,318	10,374	50,404

TOTAL	$88,122	$61,597	$113,728

Government Guaranteed Lending Programs
In 2007, the company made a concerted effort to become a premier SBA/USDA lender throughout the State of Michigan and separate ourselves from our local competition in terms of the adjudication of these types of loans to minimize credit risk and increase noninterest income through the sale of the guaranteed portion of the loans for a premium. As you will note from the chart shown below, we have had success due to the strong competencies of our lenders and credit personnel. For the SBA fiscal year ended September 30, 2009, we ranked 3rd in the entire State of Michigan in dollar volume of SBA loans processed at $13.214 million and 7th in number of loans processed at 36. In addition to the level of SBA production generated, the Corporation recorded $.498 million in fees for 2009, for a total of $.813 million over the last three years. The company does not sell all the loan guarantees from every credit, only those where acceptable market rates are paid above par that warrant recognizing the income now, and where the company feels that the reinvestment of the monies paid can be lent out again in sufficient time to exceed the lost interest income from the loan sold.

					SBA Loans Originated
	For the Year Ended December 31,
	2009			2008			2007
	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium
UP	32	$6,797	$373	2	$386	$18	4	$1,879	$141
NLP	10	5,829	125	6	1,009	5	5	2,837	116
SEM	—	—	—	3	572	3	3	952	32

Total	42	$12,626	$498	11	$1,967	$26	12	$5,668	$289

mBank is being presented with two awards for SBA fiscal year 2009, “Business Development Lender of the Year”, (2nd year in a row we have won that award), as mBank had the largest percentage increase in of approvals from 2008 to 2009. In addition, we have been awarded the “Community Lender of the Year” as mBank had the best overall performance among MI based, non “Preferred Lender Program” lenders, with criteria including total new volume, new market activity, and comparison with historical performance. We are pleased with the progress we have made here; first in terms to the benefit of the company, but also for the many local businesses in these markets that through these programs are provided the capital to grow their organizations to help rebuild the economic base of the State.
Deposit Growth
We continue to have success in growing core bank deposits, which we define as demand deposits, interest bearing checking accounts, money market savings accounts and certificates of deposit less than $100,000. In 2009, we increased core deposits by $14 million, net of the $30 million in deposits sold.

To Our Shareholders
Shown below is the mix of our deposits for the three most recent years.

	DEPOSIT MIX
	As of December 31,						Percent Change
	2009	Mix	2008	Mix	2007	Mix	2009/2008	2008/2007
CORE DEPOSITS
Transactional accounts:
Noninterest bearing	$35,878	8.51%	$30,099	8.11%	$25,557	7.97%	19.20%	17.77%
NOW, money market, checking	95,790	22.73	70,584	19.02	81,160	25.30	35.71	(13.03)
Savings	18,207	4.32	20,730	5.59	12,485	3.89	(12.17)	66.04

Total transactional accounts	149,875	35.57	121,413	32.72	119,202	37.15	23.44	1.85
Certficates of deposit <$100,000	59,953	14.23	73,752	19.87	80,607	25.12	(18.71)	(8.50)

Total core deposits	209,828	49.79	195,165	52.59	199,809	62.28	7.51	(2.32)

NONCORE DEPOSITS
Certificates of deposit >$100,000	36,385	8.63	25,044	6.75	22,355	6.97	45.28	12.03
Brokered CDs	175,176	41.57	150,888	40.66	98,663	30.75	16.10	52.93

Total noncore deposits	211,561	50.21	175,932	47.41	121,018	37.72	20.25	45.38

TOTAL DEPOSITS	$421,389	100.00%	$371,097	100.00%	$320,827	100.00%	13.55	15.67%

We have been successful in improving our mix of core deposits to wholesale funding sources with the introduction of new and innovative products to meet the needs of our markets. Contributing to this success is a proactive top down sales and service incentive program, along with a culture that rewards sales personnel throughout the company for the procurement of new core deposits into the bank based on targeted goals achieved. The combination of products, service and culture, will continue to be the driver of this initiative given it is the most competitive business line that most banks are trying to retain, and hardest to get customers to want to move over from another financial institution, given the uncertainty of the financial markets in the short-term.
Building Franchise Value since the Recapitalization
As mentioned earlier, with this letter are various charts and graphs which track the performance of the company through the challenging economic times of the last five years in terms of key shareholder metrics and operating performance levels. Over this period the Corporation has increased its common stock book value of stock by $3.35 or 34.5%. During this five year period, we significantly increased total assets, loans, and core deposits which provides the foundation that will lead to future increases in common shareholders’ equity. Following this letter is a descriptive overview which provides a snapshot of how the three distinctively different regions of our franchise, (Upper Peninsula “UP”, Northern Lower Peninsula, and Southeast Michigan) have performed in relation to the market specific challenges, lines of business, and opportunities that each region provides the company.
Looking Forward
In 2010, we remain faced with the challenges of a State economy still in turmoil and we have modest expectations for the improvement of the overall economy and real estate values in the near term. We believe that in economic times such as these, it becomes especially important to focus on principal business objectives that preserve and increase bank franchise value; the “blocking and tackling” of banking. In 2010 we intend to originate well priced, well structured loans, funded with low cost in market deposits, while we control our expense base. The Corporation is, and will remain dedicated to the primary strategic objective of enhancing franchise and shareholder value by building a strong banking franchise in our local markets and serving the communities that provide the business opportunities for the company to prosper.
We sincerely thank you for your continued support during these difficult times and we will work diligently and prudently to provide improved shareholder results in the years to come.

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO
Mackinac Financial Corporation	mBank

Five Year Overview

Since the recapitalization, which occurred in December 2004, the book value of MFNC stock has increased by $3.35, or 34.5%.

Since the recapitalization, common shareholders’ equity has increased by a total of $11 million.	In April 2009, MFNC participated in the TARP program, receiving $11 million.

Five Year Overview

Through 2009, MFNC has achieved total loan production of $516 million, which contributed to overall net growth of $180 million, or 88% since the recapitalization in 2004.

Total assets have increased $176 million or 52% since the recapitalization. Since the Corporation’s lowest level of assets, $299 million in 2005, we have grown assets by $216 million through 2009 year end.
Since the recapitalization, core deposits have grown a total of $79 million. Adjusting for the branch sales in 2007 and 2009, core deposit growth amounted to $118 million through 2009 year end.

Regional Review – Upper Peninsula
Jack C. Frost – Regional President, UP
BRANCH LOCATIONS

ESCANABA	NEWBERRY
Located at Menards	414 Newberry Avenue
3300 Ludington Street	Newberry, MI 49868
Escanaba, MI 49829	(906) 293-5165
(906) 233-9443	Manager: Michael A. Slaght
Manager: Scott A. Ravet

MANISTIQUE	SAULT STE. MARIE
130 South Cedar Street	138 Ridge Street
Manistique, MI 49854	Sault Ste. Marie, MI 49783
(906) 341-2413	(906) 635-3992
Manager: Gregory D. Schuetter	Manager: Herbert C. Maloney

MARQUETTE	STEPHENSON
300 North McClellan	S216 Menominee Street
Marquette, MI 49855	Stephenson, MI 49887
(906) 226-5000	(906) 753-2225
Manager: Teresa M. Same	Manager: Barbara A. Parrett

Excluding the branch sales, which were predominantly transactional accounts, total deposits grew $30.6 million in the five year period, with transactional deposits comprising roughly $21.1 million of that growth.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $203.1 million.

Regional Review – Upper Peninsula
MARKET COMMENTARY
In the five years since the recapitalization of mBank in December of 2004, the Bank’s Upper Peninsula (UP) has made steady progress, both in terms of growing its loan and deposit base and maneuvering through very difficult previous reputational issues as a result of the former company’s troubles. This negative publicity made it difficult to both attract new business as well as talent to the bank. However, the tarnished past is now just that, and the UP region continues to be the largest market footprint of the institution in terms of geography, branches, and loan and deposit footings. Similar to the other regions, we have implemented various new deposit and treasury management products which continue to set us ahead of our competition in terms of delivery of cutting edge technology and convenience to our customers. We have also been able to procure some talented local bankers that are deep rooted into their communities that have spurred the consistent growth of core loans and deposit accounts.
In recent years, we formulated a plan to strategically realign our branch footprint to better match our business model in the region. This has been accomplished by reallocating our personnel and capital resources into targeted “commerce center hub” markets of the UP and divesting of outlier branches located in small markets with declining populations. Specifically in 2007, we sold our Ripley location which allowed the bank to divest of a longer term fixed asset issue and in 2009 we sold two additional locations in South Range and Ontonagon. The sale of the latter two locations provided a gain of approximately $1.2M to the bank. These divestitures also provided significant cost savings throughout the company and enabled management to focus on the growth and development of our remaining network. mBank also strategically reentered the Delta County Market by opening a small full service branch in the new Menards store located in Escanaba in 2009 which is the second largest business center in the UP footprint. Lastly, in 2009 we converted our banking center in Marquette Presque Isle from a full service branch operation to a Mortgage and Consumer Lending Division to provide a more centralized approach to operating this portion of the company. In doing this we were able to procure a highly talented veteran banker who had been the top residential mortgage producer in the UP for many years to oversee and grow this line of business.
Our commercial loan portfolio includes a diverse mix of industries that represents an inclusive sampling of the economic platform of the UP. These business sectors include various retail and office space in addition to professional, medical and hospitality entities which are similar to those found in the other regions of mBank. However, it is the industries that are more indigenous to the UP that add even further variety and stability to the overall risk matrix of the portfolio. Bank clients in the timber, light non-auto manufacturing and service industries have both alleviated some of the general downward fiscal pressure of the state and lessened the indirect impact of the auto industry on the overall loan portfolio. We also continue to add value to our clients with our knowledge and understanding of government guaranteed loans from the Small Business Administration (SBA) and United States Department of Agriculture. This core competency was very evident in 2009 when mBank not only led all UP institutions in number of SBA loans closed – 27 – but also in total dollar amount of SBA loans originated – $7.4 million. We are very proud of this achievement not only for the success of the organization, but also for being a catalyst for promoting economic stimulus through helping small businesses get the capital that is essential to their success, as well as the communities they operate in, within these under developed areas of the state.
Given some of the aforementioned industrial diversity, the UP economy continues to perform better than the state as a whole. Although unemployment is somewhat elevated on a normalized scale and pockets of comparatively high jobless claims remain, many of our markets are trending near historical levels. Given that it is not atypical for the unemployment rate in the UP to be higher than the remainder of the state, the experience of operating in this environment provides for a more stable economic base which seldom experiences the severe highs or lows in times of changing economic conditions. Furthermore, real estate values have experienced a very modest decrease on average in the UP markets compared to much larger decreases in the Southern part of the state. Our markets continue to see growth opportunities with the development of several successful large projects throughout the UP over the past several years including new construction as well as expansions of existing hospitals, hotels, schools, and retail centers. This steady and methodical economic progress and the ability to successfully function in a difficult national financial environment has allowed the UP region of mBank continued growth through prudent banking activities and our proactive sales and serviced based culture. We thank you for your business and for supporting mBank endeavors and look forward to continuing to serve our clients and communities in 2010.

Regional Review – Northern Lower Peninsula
     Andrew P. Sabatine, Regional President – NLP
BRANCH LOCATIONS

GAYLORD	KALEVA
1955 South Otsego Avenue	14429 Wuoksi Avenue
Gaylord, MI 49735	Kaleva, MI
(989) 732-3750	(231)362-3223
Manager: Nicole Shelters	Manager: Barb J. Miller

TRAVERSE CITY
3530 North Country Drive
Traverse City, MI 49684
(231) 929-5600
Manager: Andrea Pease

Total deposit growth amounted to $24.8 million over the five year period, largely in transactional accounts.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $134.2 million.

Regional Review – Northern Lower Peninsula
MARKET COMMENTARY
Since the late 2004 recapitalization and subsequent conversion to mBank, the Northern Lower Peninsula region has experienced positive trends in both core depository and loan portfolio growth. The positive growth in both loans and deposits is a direct result of mBank refining and augmenting its products, services and staff within this region to better position itself to grow market share.
As demonstrated by our historical totals, core deposit generation in the Northern Lower Peninsula region initially proved challenging due to having single, non-prime locations in the two largest and most competitive markets (Traverse City & Gaylord). However, the poorly positioned Gaylord branch was relocated in the summer of 2006 to a more visible and convenient placed bank branch through the redesign of a piece of bank owned property (REO), which has proved to be a more effective location to drive market growth. Additionally, courier service and remote deposit capabilities were added to the Traverse City & Gaylord locations in mid 2007 providing customers with convenient and electronic access to their accounts. Total deposit growth during this period for the Gaylord branch was approximately $22.7 million ($10.3 to $33 million) and approximately $19.4 million ($12.1 to $31.5 million) for the Traverse City branch, with the majority of the growth for both branches in transactional core deposit accounts. As a result of offering clients this option, it negated the need for the additional and expensive capital outlay of adding more branches while neutralizing many logistical obstacles caused by location.
With regard to the aforementioned depository growth, the Smart Money Market Account was also introduced to the Northern Lower Peninsula markets in early 2009 and was a main driver of the core deposit success over the past 12 months. This account was designed as a market specific deposit alternative to enhance mBank’s existing deposit product line and better service the needs of the high balance consumer and business depositor. The resulting increase in core deposit base has been very beneficial in providing a cost effective funding source to support loan portfolio growth.
The overall increase in the loan portfolio for the Northern Lower Peninsula region is represented by steady new commercial and residential loan origination over the last five years. The industry mix in the commercial area is well diversified among business sectors ranging from tourism & hospitality to small business and various types of real estate. While the composition of the portfolio mitigates some risk, the current economic downturn and the related decline in the housing market has prompted a focus on lower risk loan structures. As a result of the challenging business environment, new commercial loan production is centered on origination of loans guaranteed under United States Small Business Administration (SBA) and United States Department of Agricultural (USDA) loan programs. These guarantees, allow us to meet our client’s needs and also provide the market with capital for economic stimulus while still significantly reducing portfolio risk.
Overall, we are satisfied with the performance of the Northern Lower Peninsula region given the general condition of the Michigan economy over the past eighteen months, and we see signs of gradual economic improvement and development throughout the region. Fortunately, the waterfront housing market and tourism related businesses in the region have not experienced as severe of a decline as other areas of the state. This is undoubtedly due to the popularity and relative affordability of the region compared to other coastal markets in the U.S. This makes the region a very competitive growth market and as a result it is anticipated that it will recover faster than others as population and industry continue to migrate from other parts of Michigan and other contiguous states. We are looking forward to another successful year with the general focus going into 2010 being on continued core deposit growth, controlled opportunistic loan growth and proactive portfolio management. If you are in the region, please stop by one of our locations and experience the mBank difference!

Regional Review – Southeast Michigan
Jesse A. Deering, First VP/Southeast Michigan Executive
BRANCH LOCATION

BIRMINGHAM
260 East Brown Street, Suite 300
Birmingham, MI 48009
(248) 290-5900
Manager: Elena Dritsas

Total deposit growth amounted to $22.0 million over the five year period, almost solely in transactional accounts.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $179.1 million.

Regional Review – Southeast Michigan
MARKET COMMENTARY
The Southeast Michigan region of mBank opened in early 2005 and has grown to its current size through two distinctly different phases of business initiatives. With the main initial focus being asset growth through the origination of new credit facilities, the loan portfolio successfully grew to roughly $117 million over the first three years of operation. Soon after the inaugural year of existence, Oakland County added full service branch capabilities and a complete depository product line to offer our clientele. This not only allowed Southeast Michigan to provide a full banking experience, including treasury management options, to our growing portfolio of loan customers, but also allowed us to focus on providing similar personalized products and services to deposit only customers. This resulted in steady core deposit growth over the past three years with totals nearly doubling from $11 million at year end 2008 to just over $22 million at year end 2009.
However, The Southeast Michigan region of mBank also experienced challenges resulting from the inherent effects of the global economic downturn of late 2008. As a result of issues within the automotive industry and the prolonged fiscal impact of the recent recession, the financial condition of this region has negatively affected nearly all business sectors. In addition to manufacturing and other operating entities, the market for commercial real estate is seeing drastic downward pressure on lease rates caused by an increase in available space within the market. Further, with the population of this region trending downward as residents relocate in search of employment, the housing and residential development markets continue to be fundamentally weak. As a result, mBank has taken a careful credit posture in Southeast Michigan over the past eighteen months. This has allowed us to increase our level of monitoring and administration of the current loan portfolio. Given the aforementioned market trends, this is deemed as a necessary and prudent governance move at this time.
While the overall economic condition of Southeast Michigan poses challenges for us, it presents opportunities as well. Specifically, the general change in lending posture by some regional banks and their lack of desire to grow business in this particular region has allowed mBank to offer competitive loan and deposit options to strong potential customers. These customers may no longer fit their current bank’s ideal profile from an industry, geographic or relationship size standpoint. Additionally, by utilizing the programs offered through the Small Business Administration and the State of Michigan, the Southeast Michigan region has the opportunity and desire to promote loans for qualified small businesses. The involvement of the SBA and other government resources will increase the granularity of our loan portfolio. These small to midsized loans will both mitigate risk and allow controlled and systematic loan production in this Region.
While evidence of economic recovery may begin to show throughout the next twelve months, it is anticipated that 2010 will continue to be another challenging year for Metropolitan Detroit. As a result, the direction of mBank’s business activities in this region will remain focused on continued growth of core depository relationships and also the prudent underwriting and administration of new and existing loan relationships. While the internal focus will center on these initiatives, it remains the utmost importance to us to continue to provide the highest level of customer service to our clientele and do everything within our ability to meet their banking needs and expectations.

Selected Financial Highlights
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2009	2008
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$515,377	$451,431
Loans	384,310	370,280
Investment securities	46,513	47,490
Deposits	421,389	371,097
Borrowings	36,140	36,210
Shareholders’ equity	55,299	41,552

Selected Statements of Income Data:
Net interest income	$16,287	$12,864
Income before taxes	3,536	2,659
Net income available to common shareholders	1,907	1,872
Income per common share — Basic	.56	.55
Income per common share — Diluted	.56	.55
Weighted average shares outstanding	3,419,736	3,422,012

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.59%	3.23%
Efficiency ratio	73.37	85.51
Return on average assets	.39	.44
Return on average equity	3.77	4.61

Average total assets	$493,652	$425,343
Average total shareholders’ equity	50,531	40,630
Average loans to average deposits ratio	92.99%	105.61%

Common Share Data at end of period:
Market price per common share	$4.64	$4.40
Book value per common share	$13.10	$12.15
Common shares outstanding	3,419,736	3,419,736

Other Data at end of period:
Allowance for loan losses	$5,225	$4,277
Non-performing assets	$21,041	$7,076
Allowance for loan losses to total loans	1.36%	1.16%
Non-performing assets to total assets	4.08%	1.57%
Number of:
Branch locations	10	12
FTE Employees	100	100
The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Quarterly Financial Summary
MACKINAC FINANCIAL CORPORATION
QUARTERLY FINANCIAL SUMMARY

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
December 31, 2009	$514,102	$386,203	$418,280	$55,665	(.14)%	(1.28)%	3.74%	71.03%	$(.05)	$13.10
September 30, 2009	513,687	370,310	419,102	54,594	1.19	11.16	3.66	70.09	.45	13.25
June 30, 2009	491,205	371,609	401,510	49,855	.38	3.71	3.58	76.55	.13	12.73
March 31, 2009	454,740	370,943	372,669	41,813	.08	0.87	3.35	82.36	.03	12.24
December 31, 2008	441,583	366,077	358,213	41,516	(.23)	(2.42)	3.20	80.30	(.07)	12.15
September 30, 2008	423,702	358,844	341,377	41,097	.20	2.08	3.39	79.12	.06	12.11
June 30, 2008	418,246	362,574	332,725	40,399	1.70	17.62	3.19	88.45	.52	11.98
March 31, 2008	417,682	357,778	336,016	39,491	.13	1.42	3.13	95.34	.04	11.56
December 31, 2007	406,308	350,050	324,194	38,973	.51	5.36	3.55	78.02	.15	11.47

Plante & Moran, PLLC Suite 500 2601 Cambridge Court Aubum Hills, MI 48326 Tel: 248 375 7100 Fax: 248 375 7101 plantemoran.com
Report of Independent Registered Public Accounting Firm
Board of Directors
Mackinac Financial Corporation, Inc.
We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2009 and 2008 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Auburn Hills, Michigan March 30, 2010

Consolidated Balance Sheets
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2009 and 2008
(Dollars in Thousands)

	December 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$18,433	$10,112
Federal funds sold	27,000	—

Cash and cash equivalents	45,433	10,112

Interest-bearing deposits in other financial institutions	678	582
Securities available for sale	46,513	47,490
Federal Home Loan Bank stock	3,794	3,794

Loans:
Commercial	305,670	296,088
Mortgage	74,350	70,447
Installment	4,290	3,745

Total Loans	384,310	370,280
Allowance for loan losses	(5,225)	(4,277)

Net loans	379,085	366,003

Premises and equipment	10,165	11,189
Other real estate held for sale	5,804	2,189
Other assets	23,905	10,072

TOTAL ASSETS	$515,377	$451,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$35,878	$30,099
Interest-bearing deposits:
NOW, Money Market, Checking	95,790	70,584
Savings	18,207	20,730
CDs<$100,000	59,953	73,752
CDs>$100,000	36,385	25,044
Brokered	175,176	150,888

Total deposits	421,389	371,097

Borrowings:
Federal Home Loan Bank	35,000	35,000
Other	1,140	1,210

Total borrowings	36,140	36,210
Other liabilities	2,549	2,572

Total liabilities	460,078	409,879

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,514	—
Common stock and additional paid in capital — No par value Authorized - 18,000,000 shares Issued and outstanding — 3,419,736 shares	43,493	42,815
Accumulated earnings (deficit)	199	(1,708)
Accumulated other comprehensive income	1,093	445

Total shareholders’ equity	55,299	41,552

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$515,377	$451,431

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2009, 2008, and 2007
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2009	2008	2007
INTEREST INCOME:
Interest and fees on loans:
Taxable	$20,521	$22,555	$26,340
Tax-exempt	292	404	533
Interest on securities:
Taxable	2,783	1,293	1,100
Tax-exempt	19	5	—
Other interest income	93	305	722

Total interest income	23,708	24,562	28,695

INTEREST EXPENSE:
Deposits	6,431	10,115	13,224
Borrowings	990	1,583	2,054

Total interest expense	7,421	11,698	15,278

Net interest income	16,287	12,864	13,417
Provision for loan losses	3,700	2,300	400

Net interest income after provision for loan losses	12,587	10,564	13,017

OTHER INCOME:
Service fees	1,023	838	688
Net security gains	1,471	64	(1)
Net gains on sale of secondary market loans	830	120	498
Proceeds from settlement of lawsuits	—	3,475	470
Gain on sales of branch offices	1,208	—	5
Other	219	156	346

Total other income	4,751	4,653	2,006

OTHER EXPENSES:
Salaries and employee benefits	6,583	6,886	6,757
Occupancy	1,385	1,374	1,272
Furniture and equipment	805	771	678
Data processing	862	844	785
Professional service fees	603	508	532
Loan and deposit	933	488	250
FDIC insurance premiums	839	81	35
Other	1,792	1,606	1,791

Total other expenses	13,802	12,558	12,100

Income before provision for income taxes	3,536	2,659	2,923
Provision for (benefit of) income taxes	1,120	787	(7,240)

NET INCOME	$2,416	$1,872	$10,163

Preferred dividend and accretion of discount	509	—	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,907	$1,872	$10,163

INCOME PER COMMON SHARE
Basic	$.56	$.55	$2.96

Diluted	$.56	$.55	$2.96

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2009, 2008, and 2007
(Dollars in Thousands)

					Accumulated
	Shares of	Preferred	Common Stock		Other
	Common	Stock	and Additional	Accumulated	Comprehensive
	Stock	Series A	Paid in Capital	Deficit	Income (Loss)	Total
Balance, January 1, 2007	3,428,695	$—	$42,722	$(13,745)	$(187)	$28,790

Net income	—	—	—	10,163	—	10,163
Other comprehensive income:
Net unrealized loss on securities available for sale	—	—	—	—	247	247

Total comprehensive income						10,410

Stock option compensation	—	—	121	—	—	121

Balance, December 31, 2007	3,428,695	—	42,843	(3,582)	60	39,321

Purchase of oddlot shares	(8,959)	—	(110)	—	—	(110)
Net income	—		—	1,872	—	1,872
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	385	385
Other	—	—	—	2	—	2

Total comprehensive income						2,259

Stock option compensation	—	—	82	—	—	82

Balance, December 31, 2008	3,419,736	—	42,815	(1,708)	445	41,552

Net income	—	—	—	2,416	—	2,416
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	648	648
Total comprehensive income						3,064

Stock option compensation	—	—	60	—		60
Dividend on preferred stock	—	—	—	(377)	—	(377)
Issuance of preferred stock, 11,000 shares	—	10,382	—	—	—	10,382
Issuance of common stock warrants	—	—	618	—	—	618
Accretion of preferred stock discount	—	132	—	(132)	—	—

Balance, December 31, 2009	3,419,736	$10,514	$43,493	$199	$1,093	$55,299

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2009, 2008, and 2007
(Dollars in Thousands)

	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$2,416	$1,872	$10,163
Adjustments to reconcile net income to net net cash provided by (used in) operating activities:
Depreciation and amortization	2,027	1,355	942
Provision for loan losses	3,700	2,300	400
Provision for (benefit of) income taxes	1,120	787	(7,240)
(Gain) loss on sales/calls of securities available for sale	(1,471)	(64)	1
(Gain) on sales of branch offices	(1,208)	—	(5)
(Gain) loss on sale of premises, equipment, and other real estate	23	(77)	(12)
Writedown of other real estate	187	964	40
Stock option compensation	60	82	121
Change in other assets	(15,331)	367	12
Change in other liabilities	(22)	(210)	(491)

Net cash (used in) provided by operating activities	(8,499)	7,376	3,931

Cash Flows from Investing Activities:
Net (increase) in loans	(21,218)	(21,173)	(35,043)
Net (increase) decrease in interest-bearing deposits in other financial institutions	(96)	1,228	(954)
Purchase of securities available for sale	(50,113)	(50,813)	(25,556)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	52,742	25,373	37,215
Capital expenditures	(679)	(618)	(1,516)
Proceeds from sale of premises, equipment, and other real estate	581	1,956	323
Net cash paid in connection with branch sales	(28,578)	—	(8,042)

Net cash (used in) investing activities	(47,361)	(44,047)	(33,573)

Cash Flows from Financing Activities:
Net increase in deposits	80,760	50,270	17,656
Issuance of Series A Preferred Stock and common stock warrants	11,000	—	—
Dividend on preferred stock and discount accretion	(509)	—	—
Net increase (decrease) in federal funds purchased	—	(7,710)	7,710
Net increase (decrease) in lines of credit	—	(1,959)	—
Repurchase of common stock-oddlot shares	—	(110)	—
Principal payments on borrowings	(70)	(70)	(68)

Net cash provided by financing activities	91,181	40,421	25,298

Net increase (decrease) in cash and cash equivalents	35,321	3,750	(4,344)
Cash and cash equivalents at beginning of period	10,112	6,362	10,706

Cash and cash equivalents at end of period	$45,433	$10,112	$6,362

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$7,584	$11,961	$13,609
Income taxes	90	70	—

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	4,879	2,849	1,218

Assets and Liabilities Divested in Branch Sales:
Loans	31	—	27
Premises and equipment	651	—	1,181
Deposits	29,260	—	9,250
See accompanying notes to consolidated financial statements.

Notes to the Consolidated Financial Statements
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
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 2.0%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Less than 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
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

Notes to the Consolidated Financial Statements
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
Interest Income and Fees on Loans
Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis. Loan-origination fees and allocated costs of originating loans are deferred and recognized over the term of the loan as an adjustment to yield.
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

Notes to the Consolidated Financial Statements
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
Stock Option Plans
The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587. This plan expires on February 15, 2010. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 shares (adjusted for the 1:20 split), were made available for grant under these plans. These two 1997 plans expired early in 2007. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are recognized as a separate component of equity and accumulated other comprehensive income (loss).
Earnings per Common Share
Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock option agreements and the common stock warrants issued as a part of the Corporation’s participation in the TARP Capital Purchase Program.
Earnings per share are based upon the weighted average number of shares outstanding. The following shows the computation of basic and diluted income per share for the years ended December 31 (dollars in thousands, except per share data):

	Net Income	Weighted
	Available to Common	Average	Income
	Shareholders	Number of Shares	per Share
2009
Income per share — basic and diluted	$1,907	3,419,736	$.56

2008
Income per share — basic and diluted	$1,872	3,422,012	$.55

2007
Income per share — basic and diluted	$10,163	3,428,695	$2.96

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
In the above disclosure the dilutive effect of additional shares outstanding, as a result of stock options and warrants exercisable, was not taken into account since the additional shares issued as a result of vested options under the Company’s option plans and common stock warrants issued under the TARP Capital Purchase Program would not have a dilutive effect on the earnings calculated per share.
Income Taxes
Deferred income taxes have been provided under the liability method. Deferred tax assets and liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences are expected to reverse. Deferred tax expense (credit) is the result of changes in the deferred tax asset and liability. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred asset will not be realized. In 2009, the Corporation recorded a current tax provision of $1.120 million and a current tax provision of $.787 million in 2008. The Corporation recorded a $.260 million current tax provision in the fourth quarter of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment, $7.500 million, was recorded as a current period income tax benefit. The recognition of the deferred tax benefit in 2007 and was in accordance with generally accepted accounting principles, and considered, among other things, the probability of utilizing the NOL and credit carryforwards. Further discussion on the NOL carryforward and future benefits is presented in the “Management’s Discussion and Analysis” section of this report.
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
Reclassifications
Certain amounts in the 2008 and 2007 consolidated financial statements have been reclassified to conform to the 2009 presentation.
NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Cash and cash equivalents in the amount of $1.372 million were restricted on December 31, 2009 to meet the reserve requirements of the Federal Reserve System.
In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000, which was increased from $100,000 under certain provisions of the Troubled Asset Relief Program (“TARP”).
Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 3 – SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2009

US Agencies — MBS	$43,651	$1,642	$(55)	$45,238
Obligations of states and political subdivisions	1,207	68	—	1,275

Total securities available for sale	$44,858	$1,710	$(55)	$46,513

December 31, 2008

US Agencies — MBS	$46,316	$632	$(7)	$46,941
Obligations of states and political subdivisions	498	51	—	549

Total securities available for sale	$46,814	$683	$(7)	$47,490

Following is information pertaining to securities with gross unrealized losses at December 31, 2009 and 2008 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2009

US Agencies — MBS	$(55)	$3,309	$—	$—

Total securities available for sale	$(55)	$3,309	$—	$—

December 31, 2008

US Agencies — MBS	$(7)	$5,106	$—	$—

Total securities available for sale	$(7)	$5,106	$—	$—

The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 3 – SECURITIES AVAILABLE FOR SALE (CONTINUED)
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2009	2008	2007
Proceeds from sales and calls	$44,611	$12,047	$6,579
Gross gains on sales	1,472	65	—
Gross (losses) on sales and calls	(1)	(1)	(1)
The carrying value and estimated fair value of securities available for sale at December 31, 2009, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$6	$6
Due after one year through five years	409	469
Due after five years through ten years	2,330	2,298
Due after ten years	42,113	43,740

Total	$44,858	$46,513

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 8 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.
NOTE 4 — LOANS
The composition of loans at December 31 is as follows (dollars in thousands):

	2009	2008
Commercial real estate	$208,895	$185,241
Commercial, financial, and agricultural	72,184	79,734
One to four family residential real estate	67,232	65,595
Construction :
Consumer	7,118	4,852
Commerical	24,591	31,113
Consumer	4,290	3,745

Total loans	$384,310	$370,280

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 – LOANS (CONTINUED)
An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2009	2008	2007
Balance, January 1	$4,277	$4,146	$5,006
Recoveries on loans previously charged off	66	121	50
Loans charged off	(2,818)	(2,290)	(1,310)
Provision	3,700	2,300	400

Balance, December 31	$5,225	$4,277	$4,146

In 2009, net charge off activity was $2.752 million, or .73% of average loans outstanding compared to net charge-offs of $2.169 million, or .60% of average loans, in the same period in 2008 and $1.260 million, or .38% of average loans, in 2007. During 2009, a provision of $3.700 million was made to increase the reserve. This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans. The allowance for loan losses and current provisions are discussed in more detail under “Management’s Discussion and Analysis.”
Impaired Loans
Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. The interest income recorded, and that which would have been recorded had nonaccrual and renegotiated loans been current or not troubled, was not material to the consolidated financial statements for the years ended December 31, 2009 and 2008.
A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 – LOANS (CONTINUED)
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Impaired Loans			Valuation Reserve
	December 31,			December 31,
	2009	2008	2007	2009	2008	2007
Balances, at period end
Impaired loans with valuation reserve	$11,348	$3,730	$3,639	$2,705	$994	$1,320
Impaired loans with no valuation reserve	3,889	1,157	369	—	—	—

Total impaired loans	$15,237	$4,887	$4,008	$2,705	$994	$1,320

Impaired loans on nonaccrual basis	$14,368	$4,887	$3,298	$2,705	$994	$1,219
Impaired loans on accrual basis	869	—	710	—	—	101

Total impaired loans	$15,237	$4,887	$4,008	$2,705	$994	$1,320

Average investment in impaired loans	$10,449	$4,834	$4,135
Interest income recognized during impairment	40	60	129
Interest income that would have been recognized on an accrual basis	700	377	391
Cash-basis interest income recognized	—	60	84
Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2009	2008
Loans outstanding, January 1	$6,516	$1,720
New loans	2,160	372
Net activity on revolving lines of credit	1,189	2,378
Change in related party interest	297	2,733
Repayment	(1,610)	(687)

Loans outstanding, December 31	$8,552	$6,516

There were no loans to related-parties classified substandard as of December 31, 2009 and 2008. In addition to the outstanding balances above, there were unfunded commitments of $1.222 million to related parties at December 31, 2009.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 – PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2009	2008
Land	$1,811	$2,042
Buildings and improvements	11,816	12,545
Furniture, fixtures, and equipment	4,346	4,261
Construction in progress	84	70

Total cost basis	18,057	18,918
Less — accumulated depreciation	7,892	7,729

Net book value	$10,165	$11,189

The construction in progress at the end of 2009 pertains to ATM installation at a branch location, improvements to an existing branch location, and costs associated with the establishment of a new branch location.
In August 2009, the Bank sold its Ontonagon and South Range branch offices, with deposits of approximately $29.300 million, premises and equipment with a net book value of $.600 million, and loans totaling approximately $31,000.
Depreciation of premises and equipment charged to operating expenses amounted to $1.050 million in 2009, $1.035 million in 2008, and $.891 million in 2007.
NOTE 6 – OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2009	2008
Balance, January 1	$2,189	$1,226
Other real estate transferred from loans due to foreclosure	4,879	2,849
Reclassification of redemption ORE	(475)	—
Other real estate sold / written down	(768)	(1,886)
Loss on ORE	(21)	—

Balance, December 31	$5,804	$2,189

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 7 – DEPOSITS
The distribution of deposits at December 31 is as follows (dollars in thousands):

	2009	2008
Noninterest bearing	$35,878	$30,099
NOW, money market, checking	95,790	70,584
Savings	18,207	20,730
CDs <$100,000	59,953	73,752
CDs >$100,000	36,385	25,044
Brokered	175,176	150,888

Total deposits	$421,389	$371,097

Maturities of non-brokered time deposits outstanding at December 31, 2009, are as follows (dollars in thousands):

2010	$76,257
2011	11,551
2012	5,457
2013	2,133
2014	374
Thereafter	566

Total	$96,338

Brokered deposits of $101.708 million mature in 2010, $70.739 million mature in 2011, and $2.729 million matures thereafter.
NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS
Federal Home Loan Bank borrowings consist of the following at December 31 (dollars in thousands):

	2009	2008
Federal Home Loan Bank fixed rate advances at rates ranging from 4.98% to 5.16% maturing in 2010	$15,000	$15,000
Federal Home Loan Bank variable rate advances at rates ranging from .298% to .304% maturing in 2011	20,000	20,000

	$35,000	$35,000

The Federal Home Loan Bank borrowings are collateralized at December 31, 2009 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $29.275 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $16.224 million and $17.077 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.794 million. Prepayment of the remaining advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2009.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 8 – FEDERAL HOME LOAN BANK BORROWINGS (CONTINUED)
The $35.000 million FHLB borrowings are comprised of both fixed and variable rate borrowings as shown in the above table. The FHLB has the option to convert the $15.000 million of fixed rate advances to adjustable rate advances, repricing quarterly at three month LIBOR flat, on the original call date and thereafter.
NOTE 9– OTHER BORROWINGS
Other borrowings consist of the following at December 31 (dollars in thousands):

	2009	2008
Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	$1,140	$1,210

The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.269 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.954 million, and guaranteed by the Corporation.
Maturities of long-term borrowings outstanding at December 31, 2009 are as follows (dollars in thousands):

2010	$15,071
2011	20,072
2012	72
2013	73
2014	74
Thereafter	778

Total	$36,140

NOTE 10 – INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2009	2008	2007
Current tax expense (credit)	$—	$—	$15
Change in valuation allowance	—	—	(8,136)
Deferred tax expense	1,120	787	881

Total provision (credit) for income taxes	$1,120	$787	$(7,240)

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 – INCOME TAXES (CONTINUED)
A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2009	2008	2007
Tax expense at statutory rate	$1,202	$904	$993
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(106)	(137)	(181)
Change in valuation allowance	—	—	(8,136)
Other	24	20	84

Provision for (benefit of) income taxes	$1,120	$787	$(7,240)

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2009	2008
Deferred tax assets:
Allowance for loan losses	$1,776	$1,454
Deferred compensation	273	310
Intangible assets	112	129
Alternative Minimum Tax Credit	1,463	1,463
NOL carryforward	9,520	10,924
Depreciation	72	131
Tax credit carryovers	672	672
Stock option compensation	196	175
Other	129	40

Total deferred tax assets	14,213	15,298

Valuation allowance	$(8,146)	$(8,146)

Deferred tax liabilities:
FHLB stock dividend	(128)	(128)
Unrealized gain (loss) on securities	(563)	(229)
Other	(95)	(61)

Total deferred tax liabilities	(786)	(418)

Net deferred tax asset	$5,281	$6,734

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At December 31, 2009 and 2008, the Corporation evaluated the valuation allowance against the net deferred tax asset which would require future taxable income in order to be utilized. The Corporation, as of December 31, 2009 had a net operating loss and tax credit carryforwards for tax purposes of approximately $28.0 million, and $2.1 million, respectively.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 — INCOME TAXES (CONTINUED)
The Corporation utilized NOL carryforwards to offset taxable income for the first nine months of 2007. In the third quarter of 2007, the Corporation reversed a portion of the valuation allowance, $7.500 million that pertained to the deferred tax benefit of NOL and tax credit carryforwards. This valuation adjustment was recorded as a current period income tax benefit. The recognition of the deferred tax benefit in 2007 was in accordance with generally accepted accounting principles, and considered among other things, the probability of utilizing the NOL and credit carryforwards.
The Corporation recorded the future benefits from these carryforwards at such time as it became “more likely than not” that they would be utilized prior to expiration. Please refer to further discussion on income taxes contained in “Management’s Discussion and Analysis.” The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $18 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.
NOTE 11 — OPERATING LEASES
The Corporation currently maintains two operating leases for branch office locations. The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period.
The second operating lease, for our new location in Escanaba, was executed in December 2008, the terms of which began in April 2009. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each. The additional terms call for a lease adjustment based on the Consumer Price Index at time of renewal.
Future minimum payments, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2010	$209
2011	82
2012	10

Total	$301

Rent expense for all operating leases amounted to $207,000 in 2009, $195,000 in 2008, and $141,000 in 2007.
NOTE 12 — RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $120,000, $90,000, and $112,000 in 2009, 2008, and 2007, respectively.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 13 — DEFERRED COMPENSATION PLAN
As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2009 and 2008, for vested benefits under this plan, was $.815 million and $.912 million respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.464 million and $1.384 million at December 31, 2009 and 2008, respectively. Deferred compensation expense for the plan was $72,000, $84,000, and $90,000 for 2009, 2008, and 2007 respectively.
NOTE 14 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2009, the Corporation is well capitalized.
To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 14 — REGULATORY MATTERS (CONTINUED)
The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):

							To Be Well
							Capitalized Under
				For Capital			Prompt Corrective
	Actual			Adequacy Purposes			Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
2009

Total capital to risk weighted assets:
Consolidated	$54,587	13.2%	≥	$33,155	≥ 8.0%		N/A
mBank	$47,630	11.5%	≥	$33,166	≥ 8.0%	≥	$41,458	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$49,406	11.9%	≥	$16,578	≥ 4.0%		N/A
mBank	$42,446	10.2%	≥	$16,583	≥ 4.0%	≥	$24,875	6.0%

Tier 1 capital to average assets:
Consolidated	$49,406	9.8%	≥	$20,272	≥ 4.0%		N/A
mBank	$42,446	8.4%	≥	$20,261	≥ 4.0%	≥	$25,326	5.0%

2008

Total capital to risk weighted assets:
Consolidated	$39,138	10.4%	≥	$30,158	≥ 8.0%		N/A
mBank	$39,428	10.4%	≥	$30,202	≥ 8.0%	≥	$37,752	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$34,861	9.3%	≥	$15,079	≥ 4.0%		N/A
mBank	$35,192	9.3%	≥	$15,101	≥ 4.0%	≥	$22,651	6.0%

Tier 1 capital to average assets:
Consolidated	$34,861	8.0%	≥	$17,407	≥ 4.0%		N/A
mBank	$35,192	8.1%	≥	$17,393	≥ 4.0%	≥	$21,741	5.0%
At December 31, 2009, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.
NOTE 15 — STOCK OPTION PLANS
The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 16, 2004. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12.50% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. This plan expires on February 15, 2010. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997 and expired in 2007. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 15 — STOCK OPTION PLANS (CONTINUED)
A summary of stock option transactions for the years ended December 31 is as follows:

	2009	2008
Outstanding shares at beginning of year	446,237	446,417
Granted during the year	—	—
Expired / forfeited during the year	(35,180)	(180)

Outstanding shares at end of year	411,057	446,237

Exercisable shares at end of year	157,266	164,446

Weighted average exercise price per share at end of year	$12.03	$12.14

Shares available for grant at end of year	24,780	18,488

There were no options granted in 2009 and in 2008.
Following is a summary of the options outstanding and exercisable at December 31, 2009:

			Weighted
			Average	Weighted
			Remaining	Average
Exercise	Number of Shares		Contractual	Exercise
Price Range	Outstanding	Exercisable	Life-Years	Price
$9.16	12,500	5,000	5.96	$9.16
$9.75	257,152	120,861	4.96	9.75
$10.65	57,500	11,500	6.96	10.65
$11.50	40,000	8,000	5.75	11.50
$12.00	40,000	8,000	5.46	12.00
$156.00 — $240.00	3,545	3,545	1.23	186.75
$300.00 — $400.00	360	360	.29	300.00

	411,057	157,266	5.36	$12.03

Options issued since the Corporation’s recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation’s stock. Compensation related to these options is expensed based upon the vesting period without consideration given to market value appreciation. Future compensation for all outstanding options is projected to total $29,000 in 2010 and none thereafter.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 — OTHER COMPREHENSIVE INCOME
Other comprehensive income (loss) components and related taxes for the years ended December 31 are as follows (dollars in thousands):

	2009	2008	2007
Unrealized holding gains on available for sale securities	$2,451	$681	$246
Less reclassification adjustments for gains (losses) later recognized in income	1,471	64	(1)

Net unrealized gains	980	617	247
Tax effect	331	232	—

Other comprehensive income	$649	$385	$247

NOTE 17 — SHAREHOLDERS’ EQUITY
Participation in the TARP Capital Purchase Program
On April 24, 2009, the Corporation entered into and closed a Letter Agreement, including the Securities Purchase Agreement-Standard Terms (collectively, the “Securities Purchase Agreement”), related to the CPP. Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Treasury (i) 11,000 shares of the Corporation’s Series A Preferred Shares, and (ii) the Warrant to purchase 379,310 shares of the Corporation’s Common Shares, at an exercise price of $4.35 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $11.000 million in cash. The Warrant has a ten-year term.
As a result of the CPP transaction, the Corporation is required to take certain actions, for so long as the Treasury holds any securities acquired from the Corporation pursuant to the CPP (excluding any period in which the Treasury holds only the Warrant to purchase Common Shares of the Corporation) (the “CPP Period”), to ensure that its executive compensation and benefit plans with respect to Senior Executive Officers (as defined in the relevant agreements) comply with Section 111(b) of Emergency Economic Stabilization Act of 2008 (“EESA”), as implemented by any guidance or regulations issued under Section 111(b) of EESA, and not adopt any benefit plans with respect to, or which cover, the Corporation’s Senior Executive Officers that do not comply with EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was passed by Congress and signed by the President on February 17, 2009. The applicable executive compensation standards generally remain in effect during the CPP Period and apply to the Corporation’s Senior Executive Officers (which for purposes of the ARRA and the CPP agreements, includes the Corporation’s Chief Executive Officer, its Chief Financial Officer, and the next three most highly-compensated executive officers, even though the Corporation’s senior executive officers consist of a smaller group of executives for purposes of the other compensation disclosures in this proxy statement).
Amounts recorded for Preferred Stock and Warrant Common Stock were estimated based on an allocation of the total proceeds from the issuance on the relative fair values of both instruments. Fair value of the Preferred Stock was determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (estimated 12%). Fair value of the Warrant Common Stock is based on the value of the underlying Preferred Stock based on an estimate for a three year term. The allocation of the proceeds received resulted in the recording of a discount on the Preferred Stock and a premium on the Warrant Common Stock. The discount on the preferred will be accreted on an effective yield basis over a three-year term. The allocated carrying value of the Preferred Stock and Warrant Common Stock on the date of issuance (based on their relative fair values) was $10.382 million and $.618 million, respectively. Cumulative dividends on the Preferred Stock are payable at 5% annum for the first five years and at a rate of 9% per annum thereafter on the liquidation preference of

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 — SHAREHOLDERS’ EQUITY (CONTINUED)
$1,000 per share. The Company is prohibited from paying any dividend with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the Preferred Stock for all past dividend periods. The Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Preferred Stock. The Preferred Stock may be redeemed at any time with regulatory approval. The Treasury may also transfer the Preferred Stock to a third party at any time. The preferred stock qualifies as Tier 1 Capital for regulatory purposes at the holding company.
The Corporation has the right to redeem the Series A Preferred Shares at any time after consulting with its primary regulator, in which case the executive compensation standards would no longer apply to the Corporation.
This capital will be used to increase the strong capital position of the Bank. The Bank will use the capital to grow loans. In addition, the capital will allow the Corporation to consider acquisitions of deposit franchisees that would enhance our funding mix.
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

	2009	2008
Commitments to extend credit:
Variable rate	$24,839	$40,036
Fixed rate	6,039	4,487
Standby letters of credit — Variable rate	1,279	1,838
Credit card commitments — Fixed rate	2,714	2,438

	$34,871	$48,799

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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 18 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)
Contingencies
In the normal course of business the Corporation is involved in various legal proceedings.
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2009 represents $48.689 million, or 15.93%, compared to $41.299 million, or 13.95%, of the commercial loan portfolio on December 31, 2008. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.
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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The following table presents information for financial instruments at December 31 (dollars in thousands):

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$45,433	$45,433	$10,112	$10,112
Interest-bearing deposits	678	678	582	582
Securities available for sale	46,513	46,513	47,490	47,490
Federal Home Loan Bank stock	3,794	3,794	3,794	3,794
Net loans	379,085	382,352	366,003	372,080
Other real estate owned	5,804	5,804	2,189	2,189
Cash surrender value — life insurance	1,485	1,485	1,397	1,397
Accrued interest receivable	1,413	1,413	1,457	1,457

Total financial assets	$484,205	$487,472	$433,024	$439,101

Financial liabilities:
Deposits	$421,389	$421,124	$371,097	$371,434
Borrowings	36,140	36,447	36,210	36,846
Directors deferred compensation	815	815	912	912
Accrued interest payable	325	325	488	488

Total financial liabilities	$458,669	$458,711	$408,707	$409,680

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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
The following tables present information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2009, and the valuation techniques used by the Corporation to determine those fair values.
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
Disclosures concerning assets and liabilities measured at fair value are as follows (dollars in thousands):
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2009

	Quoted Prices in Active	Significant Other	Significant
	Markets for Identical	Observable Inputs	Unobservable Inputs	Balance at
	Assets (Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets
Investment securities — available for sale	$—	$46,513	$—	$46,513
Liabilities
None
Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2008

	Quoted Prices in Active	Significant Other	Significant
	Markets for Identical	Observable Inputs	Unobservable Inputs	Balance at
	Assets (Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Investment securities — available for sale	$47,422	$68	$—	$47,490
Liabilities
None
The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2009 or 2008.
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate owned. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2009

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets
Impaired loans	$13,621	$—	$—	$13,621	$1,300
Other real estate owned	5,804	—	—	5,804	399

					$1,699

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2008

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2008
Assets
Impaired Loans	$1,030	$—	$—	$1,030	$862
$862

The Corporation had no investments subject to fair value measurement on a nonrecurring basis.
Impaired loans categorized as Level 3 assets consist of non-homogeneous loans that are considered impaired. The Corporation estimates the fair value of the loans based on the present value of expected future cash flows using management’s best estimate of key assumptions. These assumptions include future payment ability, timing of payment streams, and estimated realizable values of available collateral (typically based on outside appraisals).

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2009 and 2008
(Dollars in Thousands)

	2009	2008
ASSETS
Cash and cash equivalents	$7,480	$413
Investment in subsidiaries	48,575	41,990
Other assets	156	29

TOTAL ASSETS	$56,211	$42,432

LIABILITIES AND SHAREHOLDERS’ EQUITY

Other liabilities	$912	$880
Shareholders’ equity	55,299	41,552

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,211	$42,432

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF OPERATIONS
Years Ended December 31, 2009, 2008, and 2007
(Dollars in Thousands)

	2009	2008	2007
INCOME:
Proceeds from settlement of lawsuits	$—	$3,475	$470
Other	8	9	12

Total income	8	3,484	482

EXPENSES:
Salaries and benefits	250	265	300
Interest	—	51	160
Professional service fees	196	55	96
Other	227	141	127

Total expenses	673	512	683

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	(665)	2,972	(201)

Provision for (benefit of) income taxes	(226)	1,005	(50)

Income (loss) before equity in undistributed net income (loss) of subsidiaries	(439)	1,967	(151)

Equity in undistributed net income (loss) of subsidiaries	2,855	(95)	10,314

Net income	2,416	1,872	10,163

Preferred dividend and accretion of discount	509	—	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,907	$1,872	$10,163

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 20 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2009, 2008, and 2007
(Dollars in Thousands)

	2009	2008	2007
Cash Flows from Operating Activities:
Net income	$2,416	$1,872	$10,163
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	(2,855)	95	(10,314)
Increase in capital from stock option compensation	60	82	121
Change in other assets	(127)	49	(15)
Change in other liabilities	32	765	(59)
Other	(19)	—	—

Net cash (used in) operating activities	(493)	2,863	(104)

Cash Flows from Financing Activities:
Proceeds from issuance of Series A Preferred Stock and common stock warrants	11,000	—	—
Dividend on preferred stock and discount accretion	(509)	—	—
Net (decrease) in lines of credit	—	(1,959)	—
Purchase of common stock — oddlot shares	—	(110)	—
Payments from subsidiaries	69	—	—
Investments in subsidiaries	(3,000)	(500)	—

Net cash (used) provided by financing activities	7,560	(2,569)	—

Net increase (decrease) in cash and cash equivalents	7,067	294	(104)
Cash and cash equivalents at beginning of period	413	119	223

Cash and cash equivalents at end of period	$7,480	$413	$119

Selected Financial Data
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2009	2008	2007	2006	2005
SELECTED FINANCIAL CONDITION DATA:
Total assets	$515,377	$451,431	$408,880	$382,791	$298,722
Loans	384,310	370,280	355,079	322,581	239,771
Securities	46,513	47,490	21,597	32,769	34,210
Deposits	421,389	371,097	320,827	312,421	232,632
Borrowings	36,140	36,210	45,949	38,307	36,417
Total equity	55,299	41,552	39,321	28,790	26,588

SELECTED OPERATIONS DATA:
Interest income	$23,708	$24,562	$28,695	$24,052	$16,976
Interest expense	(7,421)	(11,698)	(15,278)	(12,459)	(7,196)

Net interest income	16,287	12,864	13,417	11,593	9,780
Provision for loan losses	3,700	2,300	400	(861)	—
Net security gains (losses)	1,471	64	(1)	(1)	95
Other income	3,280	4,589	2,007	984	1,016
Other expenses	(13,802)	(12,558)	(12,100)	(12,221)	(18,255)

Income (loss) before income taxes	3,536	2,659	2,923	1,216	(7,364)
Provision (credit) for income taxes	1,120	787	(7,240)	(500)	—

Net income (loss)	2,416	1,872	10,163	1,716	(7,364)
Preferred dividend and accretion of discount	509	—	—	—	—

Net income available to common shareholders	$1,907	$1,872	$10,163	$1,716	$(7,364)

PER SHARE DATA:
Earnings (loss) — Basic	$.56	$.55	$2.96	$.50	$(2.15)
Earnings (loss) — Diluted	.56	.55	2.96	.50	(2.15)
Cash dividends declared	—	—	—	—	—
Book value	13.10	12.15	11.47	8.40	7.75
Market value — closing price at year end	4.64	4.40	8.98	11.50	9.10

FINANCIAL RATIOS:
Return on average equity	3.77%	4.61%	31.05%	6.19%	(25.63)%
Return on average assets	.39	.44	2.59	.49	(2.58)
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A
Average equity to average assets	10.24	9.55	8.34	7.97	10.05
Efficiency ratio	73.37	85.51	79.46	93.95	160.43
Net interest margin	3.59	3.23	3.60	3.51	3.64

Summary Quaterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2009				2008
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$384,310	$384,100	$372,004	$370,776	$370,280	$361,521	$362,122	$360,056
Allowance for loan losses	(5,225)	(4,081)	(4,119)	(4,793)	(4,277)	(3,385)	(3,585)	(3,924)
Total loans, net	379,085	380,019	367,885	365,983	366,003	358,136	358,537	356,132
Intangible assets	—	—	6	26	46	65	85	104
Total assets	515,377	513,180	506,304	466,375	451,431	440,953	437,327	417,175
Core deposits	209,828	200,541	202,892	196,860	195,165	208,940	200,293	203,445
Noncore deposits (1)	211,561	218,040	210,260	188,897	175,932	151,754	156,683	122,602
Total deposits	421,389	418,581	413,152	385,757	371,097	360,694	356,976	326,047
Total borrowings	36,140	36,140	36,210	36,210	36,210	36,210	36,280	48,849
Total shareholders’ equity	55,299	55,766	53,939	41,864	41,552	41,427	40,975	39,633
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,428,695

AVERAGE BALANCE SHEET

Total loans	$386,203	$370,310	$371,609	$370,943	$366,077	$358,844	$362,574	$357,778
Allowance for loan losses	(3,872)	(4,231)	(4,847)	(4,405)	(3,530)	(3,500)	(3,886)	(4,079)
Total loans, net	382,331	366,079	366,762	366,538	362,547	355,344	358,688	353,699
Intangible assets	—	1	16	35	55	75	94	113
Total assets	514,102	513,687	491,205	454,740	441,583	423,702	418,246	417,682
Core deposits	204,972	201,854	198,631	194,962	201,159	208,460	201,765	202,841
Noncore deposits (1)	213,308	217,248	202,879	177,707	157,054	132,917	130,960	133,175
Total deposits	418,280	419,102	401,510	372,669	358,213	341,377	332,725	336,016
Total borrowings	36,140	36,194	36,376	36,648	37,969	37,245	42,430	39,382
Total shareholders’ equity	55,665	54,594	49,855	41,813	41,516	41,097	40,399	39,491

ASSET QUALITY RATIOS

Nonperforming loans/total loans	3.96%	3.00%	2.66%	3.52%	1.32%	1.29%	1.27%	.94%
Nonperforming assets/total assets	4.08	3.38	2.93	3.27	1.57	1.45	1.83	1.08
Allowance for loan losses/total loans	1.36	1.06	1.11	1.29	1.16	.94	.99	1.09
Allowance for loan losses/nonperforming loans	34.29	35.40	41.71	36.72	87.52	72.81	77.22	116.06
Net charge-offs/average loans	.30	.20	.22	.01	.06	.18	.30	.06

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.75%	9.74%	9.65%	7.86%	8.01%	8.31%	8.56%	7.85%
Tier 1 capital to risk weighted assets	11.92	12.18	11.94	9.31	9.25	9.40	9.48	8.84
Total capital to risk weighted assets	13.17	13.19	13.00	10.56	10.38	10.31	10.45	9.92
Average equity/average assets	10.83	10.63	10.15	9.19	9.40	9.70	9.66	9.45
Tangible equity/tangible assets	10.83	10.87	10.65	8.97	9.20	9.38	9.35	9.48

(1)	Noncore deposits include brokered deposits and CDs greater than $100,000

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED 2009				FOR THE QUARTER ENDED 2008
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
INCOME STATEMENT

Net interest income	$4,431	$4,310	$4,051	$3,495	$3,330	$3,371	$3,118	$3,045
Provision for loan losses	2,300	700	150	550	1,100	450	750	—
Net interest income after provision	2,131	3,610	3,901	2,945	2,230	2,921	2,368	3,045
Total noninterest income	1,503	2,418	439	391	308	288	3,747	310
Total noninterest expense	3,650	3,443	3,470	3,239	2,961	2,935	3,471	3,191
Income before taxes	(16)	2,585	870	97	(423)	274	2,644	164
Provision for income taxes	(22)	864	271	7	(171)	58	875	25

Net income	6	1,721	599	90
Preferred dividend and accretion of discount	186	185	138	—	—	—	—	—

Net income available to common shareholders	$(180)	$1,536	$461	$90	$(252)	$216	$1,769	$139

PER SHARE DATA

Earnings per share — basic	$(.05)	$.45	$.13	$.03	$(.07)	$.06	$.52	$.04
Earnings per share — diluted	(.05)	.45	.13	.03	(.07)	.06	.52	.04
Book value per share	13.10	13.25	12.73	12.24	12.15	12.11	11.98	11.56
Market value per share	4.64	4.10	4.50	4.00	4.40	5.26	7.00	8.50

PROFITABILITY RATIOS

Return on average assets	(.14)%	1.19%	.38%	.08%	(.23)%	.20%	1.70%	.13%
Return on average equity	(1.28)	11.16	3.71	.87	(2.42)	2.08	17.62	1.42
Net interest margin	3.74	3.66	3.58	3.35	3.20	3.39	3.19	3.13
Efficiency ratio	71.03	70.09	76.55	82.36	80.30	79.12	88.45	95.34
Average loans/average deposits	92.33	88.36	92.55	99.54	102.20	105.12	108.97	106.48

Market Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
MARKET INFORMATION
(Unaudited)
The Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol MFNC. The following table sets forth the range of high and low trading prices of the Corporation’s common stock from January 1, 2008 through December 31, 2009, as reported by NASDAQ.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2009
High	$4.72	$4.50	$6.37	$5.85
Low	2.45	3.76	4.00	4.00
Close	4.00	4.50	4.10	4.64
Book value, at quarter end	12.24	12.73	13.25	13.10

2008
High	$9.24	$8.50	$8.00	$5.95
Low	7.55	7.00	3.00	3.75
Close	8.50	7.00	5.26	4.40
Book value, at quarter end	11.56	11.98	12.11	12.15
The Corporation had 1,228 shareholders of record as of March 30, 2010.
The holders of the Corporation’s common stock are entitled to dividends when, and if declared by the Board of Directors of the Corporation out of funds legally available for that purpose. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Corporation and its subsidiary bank, along with other relevant factors. The Corporation’s principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Corporation and the Bank to pay dividends is subject to regulatory restrictions and requirements. The Bank currently has a negative retained earnings position which precludes payment of dividends. The Bank, in order to pay dividends, would need to seek regulatory approval for the restatement of its equity to eliminate the negative retained earnings position. There were no dividends declared or paid in 2007, 2008 and 2009. There were no sales of unregistered securities in 2009, nor were there any repurchases of the Corporation’s common stock in 2009.

Shareholder Return Performance Graph
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Stocks Index and the NASDAQ Market Index for the five-year period ended December 31, 2009. The following information is based on an investment of $100, on December 31, 2004 in the Corporation’s common stock, the NASDAQ Bank Stocks Index, and the NASDAQ Market Index, with dividends reinvested. From August 31, 2001 to December 15, 2004, the Corporation’s common stock traded on the NASDAQ Small Cap Market under the symbol “NCFC.” Effective with the recapitalization and the 20:1 reverse stock split on December 16, 2004, the Corporation’s stock began trading on the NASDAQ Small Cap Market, and later the NASDAQ Capital Market under the symbol “MFNC”.
This graph and other information contained in this section shall not be deemed to be “soliciting” material or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Mackinac Financial Corporation, The NASDAQ Composite Index
And The NASDAQ Bank Index

*	$100 invested on 12/31/04 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Forward Looking Statements
This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Corporation intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements which are based on certain assumptions and describe future plans, strategies, or expectations of the Corporation, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions. The Corporation’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could cause actual results to differ from the results in forward-looking statements include, but are not limited to:
•	The highly regulated environment in which the Corporation operates could adversely affect its ability to carry out its strategic plan due to restrictions on new products, funding opportunities or new market entrances;

•	General economic conditions, either nationally or in the state(s) in which the Corporation does business;

•	Legislation or regulatory changes which affect the business in which the Corporation is engaged;

•	Changes in the level and volatility of interest rates which may negatively affect the Corporation’s interest margin;

•	Changes in securities markets with respect to the market value of financial assets and the level of volatility in certain markets such as foreign exchange;

•	Significant increases in competition in the banking and financial services industry resulting from industry consolidation, regulatory changes and other factors, as well as action taken by particular competitors;

•	The ability of borrowers to repay loans;

•	The effects on liquidity of unusual decreases in deposits;

•	Changes in consumer spending, borrowing, and saving habits;

•	Technological changes;

•	Acquisitions and unanticipated occurrences which delay or reduce the expected benefits of acquisitions;

•	Difficulties in hiring and retaining qualified management and banking personnel;

•	The Corporation’s ability to increase market share and control expenses;

•	The effect of compliance with legislation or regulatory changes;

•	The effect of changes in accounting policies and practices;

•	The costs and effects of existing and future litigation and of adverse outcomes in such litigation;

•	An increase in the Corporation’s FDIC insurance premiums, or the collection of special assessments by the FDIC.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following discussion will cover results of operations for 2007 through 2009 and asset quality, financial position, liquidity, interest rate sensitivity, and capital resources for the years 2008 and 2009. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.
EXECUTIVE OVERVIEW
The purpose of this section is to provide a brief overview of the 2009 results of operations. Additional detail of the balance sheet and Statement of Operations follows this summary.
The Corporation reported net income available to common shareholders of $1.907 million, or $.56 per share for the year ended December 31, 2009, compared to net income available to common shareholders of $1.872 million, or $.55 per share for 2008. Weighted average shares outstanding amounted to 3,419,736 in 2009 and 3,422,012 in 2008.
The 2009 results include $1.208 million of gains related to branch office sales and $1.471 million of security gains. The 2008 results included the positive effect, $3.475 million, of a lawsuit settlement, and the negative effect, $.425 million, of a severance agreement.
Total assets of the Corporation at December 31, 2009, were $515.377 million, an increase of $63.946 million, or 14.17% from total assets of $451.431 million reported at December 31, 2008.
At December 31, 2009, the Corporation’s loans stood at $384.310 million, an increase of $14.030 million, or 3.79%, from 2008 year-end balances of $370.280 million. Total loan originations in 2009 amounted to $88.122 million, while we experienced significant reductions from loan amortization and principal payoffs of $60.415 million. A good portion of these payoffs pertained to loan relationships that no longer met our pricing or credit standards.
Nonperforming assets increased in 2009, as the economy continued to weaken, especially in Southeast Michigan. Nonperforming loans totaled $15.237 million, or 3.96% of total loans at December 31, 2009. Nonperforming assets at December 31, 2009, were $21.041 million, 4.08% of total assets, compared to $7.076 million or 1.57% of total assets at December 31, 2008.
Total deposits grew from $371.097 million at December 31, 2008, to $421.389 million at December 31, 2009, an increase of 13.55%. Core deposits increased by $14.663 million after the sale of $29.260 million of deposits in connection with branch office sales.
Shareholders’ equity totaled $55.299 million at December 31, 2009, compared to $41.552 million at the end of 2008, an increase of $13.747 million. This increase reflects consolidated net income of $1.907 million, the capital contribution impact of stock options of $.060 million and the increase in equity due to the increase in the market value of available-for-sale investments, which amounted to $.648 million. The increase also includes the issuance of Series A Preferred Stock and common stock warrants and subsequent discount accretion totaling $11.132 million through the Corporation’s participation in TARP. The book value per share at December 31, 2009, amounted to $13.10 compared to $12.15 at the end of 2008.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
FINANCIAL POSITION
Loans
In 2009, the Corporation increased loan balances by $14.030 million, or 3.79%, from 2008 year-end loan balances of $370.280 million. The loan growth in 2009 compares to loan growth in 2008 of $15.201 million, or 4.28% from 2007 year-end loan balances of $355.079 million. The loan growth in 2009 and 2008 was accomplished despite high loan amortization and principal payoffs on existing portfolio loans of $60.4 million in 2009 and $51.2 million in 2008.
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
Loans represented 74.57% of total assets at the end of 2009 compared to 82.02% at the end of 2008. The loan to deposit ratio, at 91.2%, is higher than a peer average of approximately 82.7% due in part to the Bank’s utilization of Federal Home Loan Bank long-term borrowings as a funding source.
Following is a summary of the Corporation’s loan balances at December 31 (dollars in thousands):

				Percent Change
	2009	2008	2007	2009-2008	2008-2007
Commercial real estate	$208,895	$185,241	$171,695	12.77%	7.89%
Commercial, financial, and agricultural	72,184	79,734	78,192	(9.47)	1.97
One-to-four family residential real estate	67,232	65,595	57,613	2.50	13.85
Construction
Consumer	7,118	4,852	5,090	46.70	(4.68)
Commercial	24,591	31,113	38,952	(20.96)	(20.12)
Consumer	4,290	3,745	3,537	14.55	5.88

Total	$384,310	$370,280	$355,079	3.79%	4.28%

The above table more clearly illustrates the growth of the loan portfolio from 2007 through 2009 year end. The Corporation continues to feel that a properly positioned loan portfolio is the most attractive earning asset available. The Corporation is highly competitive in structuring loans to meet borrowing needs and satisfy strong underwriting requirements.
Our commercial real estate loan portfolio predominantly relates to owner occupied real estate, and our loans are generally secured by a first mortgage lien. Commercial real estate market conditions continued to be under stress in 2009, and we expect this trend to continue. These conditions may negatively affect our commercial real estate loan portfolio in future periods. We make commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral. Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.
Looking forward, based upon the current economic outlook for the Michigan economy, management believes there will be limited opportunity for loan growth in the near term. The Corporation will continue to use a demanding pricing model for all new credit opportunities and existing loan renewals.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Following is a table showing the significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2009			2008			2007
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital
Real estate — operators of nonres bldgs	$48,689	15.93%	88.05%	$41,299	13.95%	99.39%	$41,597	14.40%	105.79%
Hospitality and tourism	45,315	14.82	81.95	35,086	11.85	84.44	37,604	13.02	95.63
Real estate agents and managers	24,242	7.93	43.84	29,292	9.89	70.50	29,571	10.24	75.20
Other	187,424	61.32	338.93	190,411	64.31	458.25	180,067	62.34	457.94

Total	$305,670	100.00%		$296,088	100.00%		$288,839	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2009 year-end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.
Our residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers. As of December 31, 2009, our residential loan portfolio totaled $74.350 million, or 19.35% of our total outstanding loans.
The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $5.589 million at the end of 2008 to $3.184 million at 2009 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it provides no current tax benefit, due to tax net operating loss carryforwards.
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
Credit Quality
The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	2009	2008	2007
Nonperforming Assets:
Nonaccrual loans	$14,368	$4,887	$3,298
Accruing loans past due 90 days or more	—	—	710
Restructured Loans	869	—	—

Total nonperforming loans	15,237	4,887	4,008
Other real estate owned	5,804	2,189	1,226

Total nonperforming assets	$21,041	$7,076	$5,234

Nonperforming loans as a % of loans	3.96%	1.32%	1.13%

Nonperforming assets as a % of assets	4.08%	1.57%	1.28%

Reserve for Loan Losses:
At period end	$5,225	$4,277	$4,146

As a % of loans	1.36%	1.16%	1.17%

As a % of nonperforming loans	34.29%	87.52%	103.44%

As a % of nonaccrual loans	36.37%	87.52%	125.71%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Management continues to address market issues impacting its loan customer base. In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process. The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant upon completion of the 2009 independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation will utilize this same consultant for loan review in 2010.
The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2009	2008	2007
Interest income that would have been recorded at original rate	$700	$377	$391
Interest income that was actually recorded	40	60	129

Net interest lost	$660	$317	$262

Allowance for Loan Losses
Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2009 amounted to $2.752 million, or .73% of average loans outstanding, compared to $2.169 million, or .60% of loans outstanding in 2008. In 2009, $1.400 million of these charge-offs resulted from three credit relationships in Southeast Michigan. The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.
A three year history of the Corporation’s credit quality is displayed in the following table (dollars in thousands):

	2009	2008	2007
Allowance for Loan Losses

Balance at beginning of period	$4,277	$4,146	$5,006
Loans charged off:
Commercial, financial & agricultural	2,465	2,062	1,148
One-to-four family residential real estate	282	157	89
Consumer	71	71	73

Total loans charged off	2,818	2,290	1,310

Recoveries of loans previously charged off:
Commercial, financial & agicultural	38	114	15
One-to-four family residential real estate	16	—	—
Consumer	12	7	35

Total recoveries of loans previously charged off	66	121	50
Net loans charged off	2,752	2,169	1,260

Provision for loan losses	3,700	2,300	400

Balance at end of period	$5,225	$4,277	$4,146

Total loans, period end	$384,310	$370,280	$355,079
Average loans for the year	374,796	361,324	333,415
Allowance to total loans at end of year	1.36%	1.16%	1.17%
Net charge-offs to average loans	.73	.60	.38
Net charge-offs to beginning allowance balance	64.34	52.32	25.17

Management’s Discussion and Analysis of
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
As part of the management of the loan portfolio, risk ratings are assigned to all commercial loans. Through the loan review process, ratings are modified as believed to be appropriate to reflect changes in the credit. Our ability to manage credit risk depends in large part on our ability to properly identify and manage problem loans. To do so, we operate a credit risk rating system under which our credit management personnel assign a credit risk rating to each loan at the time of origination and review loans on a regular basis to determine each loan’s credit risk rating on a scale of 1 through 8, with higher scores indicating higher risk. The credit risk rating structure used is shown below. In the context of the credit risk rating structure, the term Classified is defined as a problem loan which may or may not be in a nonaccrual status, dependent upon current payment status and collectability.
Excellent (1)
Borrower is not vulnerable to sudden economic or technological changes and is in a non-seasonal business or industry. These loans generally would be characterized by having good experienced management and a strong liquidity position with minimal leverage.
Good (2)
Borrower shows limited vulnerability to sudden economic change with modest seasonal effect. Borrower has “above average” financial statements and an acceptable repayment history with minimal leverage and a profitability that exceeds peers.
Average (3)
Generally, a borrower rated as average may be susceptible to unfavorable changes in the economy and somewhat effected by seasonal factors. Some product lines may be affected by technological change. Borrowers in this category exhibit stable earnings, with a satisfactory payment history.
Acceptable (4)
The loan is an otherwise acceptable credit that warrants a higher level of administration due to various underlying weaknesses. These weaknesses, however, have not and may never deteriorate to the point of a Special Mention rating or Classified status. This rating category may include new businesses not yet having established a firm performance record.
Special Mention (5)
The loan is not considered as a Classified status, however may exhibit material weaknesses that, if not corrected, may cause future problems. Borrowers in this category warrant special attention but have not yet reached the point of concern for loss. The borrower may have deteriorated to the point that they would have difficulty refinancing elsewhere. Similarly, purchasers of these businesses would not be eligible for bank financing unless they represent a significantly stronger credit risk.
Substandard (6)
The loan is Classified and exhibits a number of well-defined weaknesses that jeopardize normal repayment. The assets are no longer adequately protected due to declining net worth, lack of earning capacity or insufficient collateral offering the distinct possibility of the loss of a portion of the loan principal. Loans within this category clearly represent troubled and deteriorating credit situations requiring constant supervision and an action plan must be developed and approved by the appropriate officers to mitigate the risk.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Doubtful (7)
Loans in this category exhibit the same weaknesses used to describe the substandard credit; however, the traits are more pronounced. Loans are frozen with collection improbable. Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.
Charge-off/Loss (8)
Loans in this category are largely uncollectible and should be charged against the loan loss reserve immediately.
General Reserves:
For loans with a credit risk rating of 5 or better and any loans with a risk rating of 6 or 7 with no specific reserve, reserves are established based on the type of loan collateral, if any, and the assigned credit risk rating. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogenous loans based on historical loss experience, and consideration of current environmental factors and economic trends, all of which may be susceptible to significant change.
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
Following is a table showing the specific loan allocation of the allowance for loan losses at December 31, 2009 (dollars in thousands):

Commercial, financial and agricultural loans	$4,805
One-to-four family residential real estate loans	23
Consumer loans	13
Unallocated and general reserves	384

Total	$5,225

At the end of 2009, the allowance for loan losses represented 1.36% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.
As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.
The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2008	$1,226
Other real estate transferred from loans due to foreclosure	2,849
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(1,886)

Balance at December 31, 2008	2,189
Other real estate transferred from loans due to foreclosure	4,879
Reclassification of redemption ORE	(475)
Other real estate transferred to premises and equipment	—
Other real estate sold / written down	(789)

Balance at December 31, 2009	$5,804

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
During 2009, the Corporation received real estate in lieu of loan payments of $4.879 million. In determining the carrying value of other real estate, the Corporation generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value. After the initial receipt, management periodically re-evaluates the recorded balance and any additional reductions in the fair value result in a write-down of other real estate.
Securities
The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities decreased $.977 million in 2009, from $47.490 million at December 31, 2008 to $46.513 million at December 31, 2009.
The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2009	2008
US Agencies — MBS	$45,238	$46,941
Obligations of states and political subdivisions	1,275	549

Total securities	$46,513	$47,490

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. In 2009, a net gain of $1.471 million was recorded in connection with the sale of approximately $45 million of investments. These investments were purchased early in 2009 as a short-term “leveraging” program in the deployment of a portion of the proceeds from the issuance of preferred stock in conjunction with the Corporation’s participation in TARP. This “leveraging” program to increase investment securities was intended to offset the relatively high cost of the preferred stock. Management, along with the concurrence of the Board of Directors, deleveraged this position late in 2009.
All of the bank’s current investments are highly marketable investments guaranteed by the U.S. government. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. At December 31, 2009, investment securities with an estimated fair market value of $17.077 million were pledged.
Deposits
Total deposits at December 31, 2009 were $421.389 million, an increase of $50.292 million, or 13.55% from December 31, 2008 deposits of $371.097 million. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2009	Mix	2008	Mix	2007	Mix
Non-interest-bearing	$35,878	8.51%	$30,099	8.11%	$25,557	7.97%
NOW, money market, checking	95,790	22.73	70,584	19.02	81,160	25.30
Savings	18,207	4.32	20,730	5.59	12,485	3.89
Certificates of Deposit <$100,000	59,953	14.23	73,752	19.87	80,607	25.12

Total core deposits	209,828	49.79	195,165	52.59	199,809	62.28

Certificates of Deposit >$100,000	36,385	8.63	25,044	6.75	22,355	6.97
Brokered CDs	175,176	41.57	150,888	40.66	98,663	30.75

Total non-core deposits	211,561	50.21	175,932	47.41	121,018	37.72

Total deposits	$421,389	100.00%	$371,097	100.00%	$320,827	100.00%

The increase in deposits, as illustrated above, is composed of an increase in noncore deposits of $35.629 million, with wholesale brokered deposits increasing by $24.288 million. Core deposits increased by $14.663 million in 2009. In August 2009, the Bank sold two branch offices with core deposits of approximately $29 million. This strategic decision was in conjunction the bank’s overall strategy to tighten its existing geographical footprint and concentrate its resources in the commercial hubs of the Upper Peninsula. The additional wholesale brokered deposits were in part utilized to enhance

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
balance sheet liquidity and to fund the acquisition of investments purchased in the TARP leveraging program discussed earlier in this management discussion, the Corporation expects near term reduction of wholesale deposits to a level of approximately $100 million as current issues mature.
Although the Corporation has been successful in growing core deposits, the high level of funding required by loan growth has resulted in increased reliance upon brokered deposits. As of December 31, 2009, non-core deposits amounted to 50.21% of total deposits, an increase from 47.41% at 2008 year-end. A portion, approximately $40.000 million, of the increase in brokered deposits was used to augment liquidity through the purchase of investment securities. The Bank had $175.176 million in brokered deposits at December 31, 2009, 41.57% of total deposits.
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
RESULTS OF OPERATIONS
Summary
The Corporation reported net income available to common shareholders of $1.907 million in 2009, compared to net income of $1.872 million in 2008 and a net income of $10.163 million in 2007. As previously mentioned, the 2009 results include $1.208 million of gains related to branch office sales and $1.471 million of security gains. The 2008 operating results include the positive effect, $3.475 million of a lawsuit settlement, and the negative effect, $.425 million of a severance agreement. The 2007 results of operations include the $7.500 million recognition of a deferred tax benefit pertaining to NOL and tax credit carryforwards. Also included in the 2007 results is $.470 million from the settlement of the lawsuit against the Corporation’s former accountants.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details changes in earnings and earnings per share for the three years ended December 31 (dollars in thousands, except for per share data):

		Income/Expense			Change
	2009	2008	2007	2009-2008		2008-2007
	Dollars	Dollars	Dollars	Dollars	Per Share	Dollars	Per Share
Interest Income	$23,708	$24,562	$28,695	$(854)	$(.25)	$(4,133)	$(1.21)
Interest Expense	7,421	11,698	15,278	(4,277)	(1.25)	(3,580)	(1.05)

Net Interest Income	16,287	12,864	13,417	3,423	1.00	(553)	(.16)
Provision for loan losses	3,700	2,300	400	1,400	.41	1,900	.56

Net interest income after provision	12,587	10,564	13,017	2,023	.59	(2,453)	(.72)
Noninterest Income:
Service fees	1,023	838	688	185	.05	150	.04
Net gains on sale of secondary market loans	737	120	498	617	.18	(378)	(.11)
Proceeds from settlement of lawsuits	—	3,475	470	(3,475)	(1.01)	3,005	.88
Other	2,991	220	350	2,771	.81	(130)	(.04)

Total noninterest income	4,751	4,653	2,006	98	.04	2,647	.77

Noninterest Expense:
Salaries and employee benefits	6,583	6,886	6,757	(303)	(.09)	129	.04
Occupancy	1,385	1,374	1,272	11	.00	102	.03
Furniture and equipment	805	771	678	34	.01	93	.03
Data processing	862	844	785	18	.01	59	.02
Professional services:
Accounting	261	254	308	7	.00	(54)	(.02)
Legal	95	41	42	54	.02	(1)	.00
Consulting and other	247	213	182	34	.01	31	.01
Loan and deposit	933	488	250	445	.13	238	.07
FDIC insurance premiums	839	81	35	758	.22	46	.01
Telephone	187	170	228	17	.00	(58)	(.02)
Advertising	322	305	370	17	.00	(65)	(.02)
Other	1,283	1,131	1,193	152	.05	(62)	(.02)

Total noninterest expense	13,802	12,558	12,100	1,244	.36	458	.13

Income (loss) before provision for income taxes	3,536	2,659	2,923	877	.26	(264)	(.08)
Provision (credit) for income taxes	1,120	787	(7,240)	333	.10	8,027	2.34

Net Income	2,416	1,872	10,163	544	.16	(8,291)	(2.42)

Preferred dividend and accretion of discount	509	—	—	509	.15	—	—

Net income available to common shareholders, current period	$1,907	$1,872	$10,163	$35	$.16	$(8,291)	$(2.42)

Net Interest Income
Net interest income is the Corporation’s primary source of core earnings. Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing obligations. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.
Net interest income increased $3.423 million to $16.287 million, in 2009. In 2009, the Corporation benefited from low interest rates prevalent on wholesale deposit instruments. The interest rates in the wholesale environment were significantly more attractive than offering rates by competitors in local markets. In addition to the benefits derived from lower rates or wholesale deposit instruments a number of new or rewritten loans were structured with interest rate floors that locked in a near term favorable interest rate spread.
Net interest income decreased $.553 million to $12.864 million, in 2008. The decrease in net interest income for 2008 was primarily the result of prime rate reductions that translated into lower yields on the Corporation’s earning assets, specifically variable rate commercial loans and short-term investments which reprice immediately. Offering rates on brokered certificates of deposit are influenced by other factors, such as overall market liquidity. During most of 2008, rates on brokered deposits were high due to overall liquidity issues prevalent in the financial markets. Throughout 2008, as interest rates continued to decline and economic conditions deteriorated, management evaluated new and existing credit

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
relationships to ensure proper pricing. Floors were established on the majority of new loans and renewals to mitigate interest rate risk going forward.
The Corporation’s net interest margin, on a fully taxable equivalent basis, was 3.62% in 2009 compared to 3.28% in 2008. During 2008, the prime rate decreased from 7.25% to 3.25%, which created significant margin pressure since a majority of the commercial loan portfolio repriced downward with each prime rate change, and the majority of the bank’s funding sources had significant lag time in repricing. We experienced additional margin pressure due to our brokered deposits, which did not reprice in line with prime rate reduction, due to the overall market liquidity crisis. Management remains diligent in its efforts to reduce margin pressure in this decreasing rate environment.
The following table details sources of net interest income for the three years ended December 31, 2009 (dollars in thousands):

	2009	Mix	2008	Mix	2007	Mix
Interest Income
Loans	$20,813	87.79%	$22,959	93.48%	$26,873	93.65%
Funds sold	—	—	96	.39	391	1.36
Taxable securities	2,783	11.74	1,293	5.26	1,100	3.83
Nontaxable securities	19	.08	5	.02	—	—
Other interest-earning assets	93	.39	209	.85	331	1.15

Total earning assets	23,708	100.00%	24,562	100.00%	28,695	100.00%

Interest Expense
NOW, money markets, checking	809	10.90%	1,284	10.98%	2,668	17.46%
Savings	142	1.92	193	1.65	199	1.30
CDs <$100,000	1,857	25.02	3,181	27.19	4,490	29.39
CDs >$100,000	633	8.53	1,037	8.86	1,183	7.74
Brokered deposits	2,990	40.29	4,420	37.79	4,684	30.66
Borrowings	990	13.34	1,583	13.53	2,054	13.44

Total interest-bearing funds	7,421	100.00%	11,698	100.00%	15,278	100.00%

Net interest income	$16,287		$12,864		$13,417

Average Rates
Earning assets	5.22%		6.16%		7.71%

Interest-bearing funds	1.82		3.32		4.62

Interest rate spread	3.40		2.84		3.09

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
The current low interest rate environment has translated into lower yields on the Corporation’s earning assets, specifically variable rate commercial loans and short-term investments which reprice immediately. Offering rates on brokered certificates of deposit are influenced by other factors, such as overall market liquidity. Reliance upon wholesale funding and further rate reductions in the near term will unfavorably impact the net interest margin of the Corporation.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table presents the amount of taxable equivalent interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations. All average balances are daily average balances.

	Years ended December 31,
	2009			2008			2007
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$374,796	$20,964	5.59%	$361,324	$23,166	6.41%	$333,415	$27,146	8.14%
Taxable securities	74,005	2,782	3.76	28,766	1,293	4.49	25,061	1,100	4.39
Nontaxable securities (2)	571	28	4.90	69	8	11.59	5	—	—
Federal Funds sold	74	—	—	4,101	96	2.34	7,515	391	5.20
Other interest-earning assets	4,415	93	2.11	4,318	209	4.84	6,358	332	5.22

Total earning assets	453,861	23,867	5.26	398,578	24,772	6.22	372,354	28,969	7.78

Reserve for loan losses	(4,337)			(3,747)			(4,881)
Cash and due from banks	19,397			6,901			6,266
Fixed assets	10,839			11,453			12,276
Other assets	13,892			12,158			6,298

	39,791			26,765			19,959

TOTAL ASSETS	$493,652			$425,343			$392,313

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$73,003	$665	.91%	$77,997	$1,245	1.60%	$77,942	$2,669	3.42%
Interest checking	7,735	143	1.85	1,501	39	2.60	—	—	—
Savings deposits	20,179	142	.70	15,963	193	1.21	13,013	199	1.53
CDs <$100,000	67,356	1,858	2.76	78,755	3,181	4.04	91,313	4,490	4.92
CDs >$100,000	26,906	633	2.35	27,079	1,037	3.83	23,879	1,183	4.95
Brokered deposits	176,017	2,990	1.70	111,482	4,420	3.96	85,703	4,683	5.46
Borrowings	36,338	990	2.72	39,248	1,583	4.03	38,949	2,054	5.27

Total interest-bearing liabilities	407,534	7,421	1.82%	352,025	11,698	3.32	330,799	15,278	4.62

Demand deposits	31,864			29,348			25,860
Other liabilities	3,723			3,340			2,923
Shareholders’ equity	50,531			40,630			32,731

	86,118			73,318			61,514

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$493,652			$425,343			$392,313

Rate spread			3.44			2.90%			3.16%

Net interest margin/revenue, tax equivalent basis		$16,446	3.62%		$13,074	3.28%		$13,691	3.68%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)	Interest income on loans includes loan fees.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table presents the dollar amount, in thousands, of changes in taxable equivalent interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by prior period rate) and (ii) changes in rate (i.e., changes in rate multiplied by prior period volume). For purposes of this table, changes attributable to both rate and volume are shown as a separate variance.

	Years ended December 31,
	2009		vs.	2008		2008	vs.	2007
	Increase (Decrease)				Increase (Decrease)
	Due to				Due to
				Total				Total
			Volume	Increase			Volume	Increase
	Volume	Rate	and Rate	(Decrease)	Volume	Rate	and Rate	(Decrease)
Interest earning assets:
Loans	$863	$(2,955)	$(110)	$(2,202)	$2,271	$(5,768)	$(483)	$(3,980)
Taxable securities	2,033	(212)	(332)	1,489	163	26	4	193
Nontaxable securities	58	(5)	(33)	20	—	1	7	8
Federal funds sold	(94)	(96)	94	(96)	(178)	(215)	98	(295)
Other interest earning assets	5	(118)	(3)	(116)	(107)	(24)	8	(123)

Total interest earning assets	$2,865	$(3,386)	$(384)	$(905)	$2,149	$(5,980)	$(366)	$(4,197)

Interest bearing obligations
NOW and money market deposits	$(80)	$(535)	$35	$(580)	$2	$(1,425)	$(1)	$(1,424)
Interest checking	162	(11)	(47)	104	—	—	39	39
Savings deposits	51	(81)	(21)	(51)	45	(42)	(9)	(6)
CDs <$100,000	(460)	(1,010)	147	(1,323)	(617)	(802)	110	(1,309)
CDs >$100,000	(7)	(400)	3	(404)	159	(269)	(36)	(146)
Brokered deposits	2,559	(2,526)	(1,463)	(1,430)	1,409	(1,285)	(387)	(263)
Borrowings	(117)	(514)	38	(593)	16	(483)	(4)	(471)

Total interest bearing obligations	$2,108	$(5,077)	$(1,308)	$(4,277)	$1,014	$(4,306)	$(288)	$(3,580)

Net interest income, tax equivalent basis				$3,372				$(617)

Provision for Loan Losses
The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2009, the Corporation recorded a provision for loan loss of $3.700 million, compared to a provision of $2.300 million in 2008. In the third quarter of 2007, the Corporation recorded a $.400 million provision in order to provide for the potential loss related to a commercial loan.
Noninterest Income
Noninterest income was $4.751 million, $4.653 million, and $2.006 million in 2009, 2008, and 2007, respectively. The principal recurring sources of noninterest income are the gains on the sale of secondary market loans and fees for services related to deposit and loan accounts. In 2009, the Corporation recorded a gain on the sale of two branch offices, $1.208 million, and a gain on security sales of $1.471 million. In 2008, the Corporation recorded the benefit of proceeds received, $3.475 million, from the settlement of a lawsuit. In 2007, the Corporation recognized $.470 million of income from the settlement of a lawsuit against its former accountants. Service fees were $1.023 million in 2009, while other noninterest income was $.219 million.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2009	2008	2007	2009-2008	2008-2007
Deposit service charges	$116	$101	$92	14.85%	9.78%
NSF Fees	907	737	597	23.07	23.45
Gain on sale of secondary market loans	224	107	261	109.35	(59.00)
Secondary market fees generated	93	34	41	173.53	(17.07)
SBA Fees	513	12	237	4,175.00	(94.94)
Proceeds from settlement of lawsuits	—	3,475	470	(100.00)	639.36
Other	1,427	123	309	1,060.16	(60.19)

Subtotal	3,280	4,589	2,007	(28.52)	128.65

Net security gains	1,471	64	(1)	2,198.44	N/A

Total noninterest income	$4,751	$4,653	$2,006	2.11%	131.95%

Net gains on loan sales increased from $.119 million in 2008 to $.737 million. Net gains on loan sales is comprised of the gains recognized on the sale of secondary market mortgage loans, which totaled $.224 million in 2009 and the sale of SBA loans, which totaled $.513 million in 2009. The Corporation anticipates increased revenues from these activities in future periods. Late in 2009, we increased our capacity for secondary market activities. We hired a primary producer of secondary market mortgage loans in the Upper Peninsula as well as additional staff in order to support increased volume. We are also considering additions of other mortgage loan producers to enhance our revenue stream from this activity. We are also increasing our SBA and USDA lending activities as these types of government sponsored programs become more advantageous to borrowers. We do anticipate increased fee income in future periods as the housing market improves and home buyers look to more traditional lenders for their borrowing needs. We did realize increased income from service fees related to our deposit products. Management initiated several changes in fees associated with various deposit products, to better align services and costs.
Noninterest Expense
Noninterest expense was $13.802 million in 2009, compared to $12.558 million and $12.100 million in 2008 and 2007, respectively. In 2009, the increase in noninterest expense totaled $1.244 million, or 9.91%. Salaries and employee benefits decreased in 2009 by $.303 million to $6.583 million, compared to 2008 expense of $6.886 million. During 2008, the Corporation recorded a $.425 million expense related to a severance payment. Excluding this item, the Corporation had an increase in salaries and employee benefits of $.122 million from 2008.
The largest increase in noninterest expense for 2009 occurred in loan and deposit expense, which increased from $.488 million in 2008 to $.933 million in 2009. This increase was due in part to increased costs associated with a higher level of nonperforming assets. Management expects that costs associated with carrying nonperforming loans will continue to be above historical norms. The most significant noninterest expense increase was in FDIC insurance assessment premiums which totaled $.081 million in 2008 and increased to $.839 million in 2009. FDIC insurance costs are also expected to increase in future periods based upon the need to replenish the deposit insurance fund for charges due to increased bank failures.
Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2009	2008	2007	2009 - 2008	2008 - 2007
Salaries and benefits	$6,583	$6,886	$6,757	(4.40)%	1.91%
Occupancy	1,385	1,374	1,272	.80	8.02
Furniture and equipment	805	771	678	4.41	13.72
Data processing	862	844	785	2.13	7.52
Professional service fees:
Accounting	261	254	308	2.76	(17.53)
Legal	95	41	42	131.71	(2.38)
Consulting and other	247	213	182	15.96	17.03

Total professional service fees	603	508	532	18.70	(4.51)
Loan and deposit	933	488	250	91.19	95.20
FDIC insurance premiums	839	81	35	935.80	131.43
Telephone	187	170	228	10.00	(25.44)
ORE writedowns/impairment	187	—	40	N/A	N/A
(Gain) loss on sale of premises, equipment branch and other real estate	23	77	(17)	(70.13)	(552.94)
Advertising	322	305	370	5.57	(17.57)
Amortization of intangibles	46	78	82	(41.03)	(4.88)
Other operating expenses	1,027	976	1,088	5.23	(10.29)

Total noninterest expense	$13,802	$12,558	$12,100	9.91%	3.79%

Federal Income Taxes
Current Federal Tax Provision
The Corporation recorded a current period federal tax provision of $1.120 million in 2009, compared to a $.787 million provision in the same period a year earlier due to increased income.
Deferred Tax Benefit
The Corporation recognized a federal deferred tax benefit of $7.500 million in the third quarter of 2007. The recognition of this deferred tax benefit relates to the generally accepted accounting principles applicable to the probability of utilizing the NOL and tax credit carryforwards of the Corporation. The Corporation, based upon current profitability trends largely supported by expansion of the net interest margin and controlled expenses, determined that the utilization of the NOL carryforward was probable. This tax benefit was recorded by reducing the valuation allowance that was recorded against the deferred tax assets of the Corporation. The $7.500 million recognition is based upon assumptions of a sustained level of taxable income within the NOL carryforward period and takes into account Section 382, establishing annual limitations. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2009, the Corporation had an NOL carryforward of approximately $28.0 million along with various credit carryforwards of $2.136 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $18.0 million, and all of the tax credit carryforwards are also subject to the limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. The Corporation intends to further evaluate the utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary. The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation.

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
The Bank has $46.513 million of securities, with a weighted average maturity of 22 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.
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
Management realizes certain risks are inherent and that the goal is to identify and minimize the risks. Tools used by management include maturity and repricing analysis and interest rate sensitivity analysis. The Bank has monthly asset/ liability (“ALCO”) meetings, whose membership includes senior management, board representation and third party investment consultants. During these monthly meetings, we review the current ALCO position and strategize about future opportunities on risks relative to pricing and positioning of assets and liabilities.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
estimates of principal amortization and prepayments are assigned to the following time frames.
The following is the Corporation’s repricing opportunities at December 31, 2009 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total
Interest-earning assets:
Loans	$251,756	$18,278	$27,326	$86,950	$384,310
Securities	—	11,272	34,441	800	46,513
Other (1)	27,678	—	—	3,794	31,472

Total interest-earning assets	279,434	29,550	61,767	91,544	462,295

Interest-bearing obligations:
NOW, money market, savings and interest checking	113,997	—	—	—	113,997
Time deposits	33,701	42,554	19,514	569	96,338
Brokered CDs	43,593	58,116	70,739	2,728	175,176
Borrowings	20,000	15,000	—	1,140	36,140

Total interest-bearing obligations	211,291	115,670	90,253	4,437	421,651

Gap	$68,143	$(86,120)	$(28,486)	$87,107	$40,644

Cumulative gap	$68,143	$(17,977)	$(46,463)	$40,644

(1)	includes Federal Home Loan Bank stock
The above analysis indicates that at December 31, 2009, the Corporation had a cumulative liability sensitivity GAP position of $17.977 million within the one-year timeframe. The Corporation’s cumulative liability sensitive GAP suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn less net interest income since more liabilities would reprice at higher rates than assets. Conversely, if market interest rates decrease in the next twelve months, the above GAP position suggests the Corporation’s net interest income would increase. A limitation of the traditional GAP analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the GAP analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity
At December 31, 2008, the Corporation had a cumulative liability sensitivity gap position of $47.708 million within the one-year time frame.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
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
The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2009 (dollars in thousands). Nonaccrual loans of $14.368 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:
								Fair Value
	2010	2011	2012	2013	2014	Thereafter	Total	12/31/2009
Rate Sensitive Assets
Fixed interest rate securities	$11,272	$23,267	$7	$10,327	840	$800	$46,513	$46,513
Average interest rate	3.85%	4.22%	5.48%	5.48%	6.42%	3.26%	4.44%

Fixed interest rate loans	41,686	21,974	23,910	6,445	17,455	17,180	128,650	129,165
Average interest rate	6.68	7.42	6.99	6.89	6.16	5.58	6.66

Variable interest rate loans	255,660						255,660	258,412
Average interest rate	5.00	—	—	—	—	—	5.00

Other assets	27,678	—	—	—	—	3,794	31,472	31,472
Average interest rate	.24	—	—	—	—	2.00	.45

Total rate sensitive assets	$336,296	$45,241	$23,917	$16,772	$18,295	$21,774	$462,295	$465,562

Average interest rate	4.78%	5.78%	6.99%	6.02%	6.17%	5.35%	4.87%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, MMAs, interest checking	113,997	—	—	—	—	—	113,997	113,997
Average interest rate	1.24%	—%	—%	—%	—%	—%	1.24%

Time deposits	177,963	82,290	5,457	2,132	374	3,298	271,514	271,249
Average interest rate	1.45	2.15	3.00	3.53	6.04	3.57	1.74

Fixed interest rate borrowings	15,000	—	—	—	—	1,140	16,140	16,437
Average interest rate	5.10	—	—	—	—	1.00	4.81

Variable interest rate borrowings	—	20,000	—	—	—	—	20,000	20,010
Average interest rate	—	.30					.30

Total rate sensitive liabilities	$306,960	$102,290	$5,457	$2,132	$374	$4,438	$421,651	$421,693

Average interest rate	1.55%	1.79%	3.00%	3.53%	6.04%	2.91%	1.62%

Foreign Exchange Risk
In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2009, the Corporation had excess Canadian liabilities of $51,000 (or $53,000 in U.S. dollars). Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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
During 2009, the Corporation increased cash and cash equivalents by $35.321 million. As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash provided by investing activities, a net increase in loans of $21.218 million and a “net” decrease in securities available for sale of $2.629 million. The net increases in assets were offset by a similar increase in deposit liabilities of $79.552 million. This increase in deposits was composed of an increase in non-core deposits of $35.629 million combined with an increase in bank deposits of $14.663 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year. This funding forecast model is completed weekly.
The Bank’s investment portfolio, most of which are guaranteed by the U.S. government, provide added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets. As of December 31, 2009, $29.436 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.
It is anticipated that during 2010, the Corporation will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.
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
Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2009, the Bank’s core deposits in relation to total funding was 45.86% compared to 47.92% in 2008. These ratios indicated at December 31, 2009, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
term liquidity needs. As of December 31, 2009, the Bank had $15.875 million of unsecured lines available and another $7.085 million available if secured. Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.
From a long-term perspective, the Corporation’s liquidity plan for 2010 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2009, the aggregate contractual obligations and commitments are:

	Payments Due by Period
	Less than 1	1 to 3	4 to 5	After 5
	Year	Years	Years	Years	Total
Contractual Obligations

Total deposits	$327,838	$87,747	$2,506	$3,298	$421,389
Federal Home Loan Bank borrowings	15,000	20,000	—	—	35,000
Preferred stock (1)	—	—	11,000	—	11,000
Other borrowings	—	—	—	1,140	1,140
Directors’ deferred compensation	132	246	237	424	1,039
Annual rental / purchase commitments under noncancelable leases / contracts	209	92	—	—	301

TOTAL	$343,179	$108,085	$13,743	$4,862	$469,869

Other Commitments

Letters of credit	$1,279	$—	$—	$—	$1,279
Commitments to extend credit	30,878	—	—	—	30,878
Credit card commitments	2,714	—	—	—	2,714

TOTAL	$34,871	$—	$—	$—	$34,871

(1)	The Corporation issued preferred stock in April of 2009 as part of its participation in TARP. The initial term of this preferred stock is five years with an interest rate of 5%, which increases to 9% after the initial term. Although there is no contractual obligation to do so, the Corporation intends to repay this obligation within the initial term.
CAPITAL AND REGULATORY
As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2009, the Corporation and the Bank were well capitalized. The Corporation is currently exploring its alternatives for the possible issuance of equity or debt in order to provide a broader base to support future asset growth. During 2009, total capitalization increased by $13.747 million from the issuance of preferred stock and common stock warrants in conjunction with the Corporation’s participation in TARP. Other increases in total capital occurred from recognition of net income and market value increase of the Corporation’s investment securities. During 2009, risk based capital increased by $15.449 million, while Tier 1 Capital increased by $14.545 million.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2009	2008	2007
Capital Structure
Shareholders’ equity	$55,299	$41,552	$39,321

Total capitalization	$55,299	$41,552	$39,321

Tangible capital	$55,299	$41,507	$39,197

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$46	$124
Other identifiable intangibles	—	—	—

Total intangibles	$—	$46	$124

Risk-Based Capital
Tier 1 capital:
Shareholders’ equity	$55,299	$41,552	$39,321
Net unrealized (gains) losses on
available for sale securities	(1,093)	(445)	(60)
Less: disallowed deferred tax asset	(4,800)	(6,200)	(6,990)
Less: intangibles	—	(46)	(124)

Total Tier 1 capital	$49,406	$34,861	$32,147

Tier 2 Capital:
Allowable reserve for loan losses	$5,181	$4,277	$4,146
Qualifying long-term debt	—	—	—

Total Tier 2 capital	5,181	4,277	4,146

Total risk-based capital	$54,587	$39,138	$36,293

Risk-weighted assets	$414,440	$376,986	$358,410

Capital Ratios:
Tier 1 Capital to average assets	9.75%	8.01%	8.05%
Tier 1 Capital to risk-weighted assets	11.92%	9.25%	8.97%
Total Capital to risk-weighted assets	13.17%	10.38%	10.13%
Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2009	10.73%	10.73%	9.75%	11.92%	13.17%
December 31, 2008	9.21%	9.20%	8.01%	9.25%	10.38%

The Bank:

December 31, 2009	9.38%	9.38%	8.38%	10.24%	11.49%
December 31, 2008	9.25%	9.24%	8.09%	9.32%	10.44%
The Corporation intends to maintain the Bank’s Tier I Capital at 8% and total capital to risk-weighted assets at a minimum of 10.00% in order to qualify for reduced FDIC deposit based insurance.
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

Directors and Officers
DIRECTORS
Mackinac Financial Corporation and mBank

Walter J. Aspatore — Lead Director	Robert H. Orley
Chairman	Vice President and Secretary
Amherst Partners	Real Estate Interests Group, Inc.
Director Since: 2004	Director Since: 2004

Dennis B. Bittner	L. Brooks Patterson
Owner and President	County Executive
Bittner Engineering, Inc.	Oakland County
Director Since: 2001	Director Since: 2006

Joseph D. Garea	Randolph C. Paschke
Managing Partner	Chairman, Department of Accounting
Hancock Securities	Wayne State University, School of Business Administration
Director Since: 2007	Director Since: 2004

Kelly W. George	Paul D. Tobias
President, Mackinac Financial Corporation	Chairman and CEO, Mackinac Financial Corporation
President and CEO, mBank	Chairman, mBank
Director Since: 2006	Director Since: 2004

Robert E. Mahaney
Sole Proprietor
Veridea Group, LLC
Director Since: 2008
OFFICERS
Mackinac Financial Corporation

Name	Title	Location
Paul D. Tobias	Chairman and Chief Executive Officer	Birmingham
Kelly W. George	President	Manistique
Ernie R. Krueger	EVP — Chief Financial Officer	Manistique
mBank

Name	Title	Location
Bernadette C. Beaudre	AVP — Deposit Compliance Officer	Manistique
Shelby J. Bischoff	AVP — Business Development Officer	Marquette
Linda K. Bolda	VP — Human Resources Manager	Manistique
Jesse A. Deering	First VP — SEM Executive	Birmingham
Kevin D. Evans	SVP — Retail Sales Management	Newberry
Jeremy W. Flodin	AVP — Sr. Credit Admin/Credit Risk Analyst	Manistique
Jack C. Frost	Regional President — UP	Marquette
Laura L. Garvin	VP — Commercial Banking Officer	Birmingham
Kelly W. George	President and CEO	Manistique
Clarice A. Ghiardi	VP — Mortgage/Consumer Banking Officer	Marquette
Robert C. Henry	VP — Commercial Banking Officer	Traverse City
Ernie R. Krueger	EVP — Chief Financial Officer	Manistique
Jake D. Martin	SVP — IT Manager	Manistique
Boris Martysz	VP — Commercial Banking Officer	Marquette
Tamara R. McDowell	SVP — Sernior Credit/Operations Officer	Manistique
Jacquelyn R. Menhennick	SVP — Mortgage and Consumer Lending Manager	Marquette
Barbara A. Parrett	AVP — Branch Sales Manager/Retail Banking Officer	Stephenson
Scott A. Ravet	VP — Commercial Banking Officer	Manistique/Escanaba
Kimberly R. Robinson	VP — New Business Development	Birmingham
Jason J. Rolling	AVP — Commercial Banking Officer	Marquette
Andrew P. Sabatine	Regional President — NLP	Traverse City
Gregory D. Schuetter	VP — Commercial Banking Officer	Manistique
Joanna B. Slaght	SVP — Compliance/Risk Manager/BSA Officer	Manistique
Michael A. Slaght	VP — Branch Sales Manager/Retail Banking Officer	Newberry
Jennifer A. Stempki	VP — Assistant Controller	Manistique
Ann M. Stepp	SVP — Branch Administration	Gaylord
David R. Thomas	VP — Commercial Banking Officer	Sault Ste. Marie
Timothy J. Timmer	VP — Commercial Banking Officer	Gaylord
Paul D. Tobias	Chairman	Birmingham
Janet M. Willbee	AVP — Mortgage Loan Officer	Gaylord

Corporate Information

CORPORATE HEADQUARTERS	TRANSFER AGENT
Mackinac Financial Corporation	Registrar and Transfer Company
130 South Cedar Street	10 Commerce Drive
Manistique, Michigan 49854	Cranford, NJ 07016
(888) 343-8147	(800) 368-5948

INVESTOR RELATIONS	WEBSITE
(888) 343-8147	www.bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	STOCK LISTING AND SYMBOL
Plante and Moran, PLLC	NASDAQ Capital Market
Auburn Hills, Michigan	Symbol: MFNC
SHAREHOLDER INFORMATION
Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.
ANNUAL SHAREHOLDERS’ MEETING
The 2010 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on Wednesday May 26, 2010.
Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.