Form 10-K, Exhibit 13
period 2010-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2011-03-31
CIK 36506

Exhibit 13

Table of Contents

To Our Shareholders	1
Five-Year Overview	5
Regional Review	7
Selected Financial Highlights	13
Quarterly Financial Summary	14
Report of Independent Registered Public Accounting Firm	15
Consolidated Balance Sheets	16
Consolidated Statements of Operations	17
Consolidated Statements of Changes in Shareholders’ Equity	18
Consolidated Statements of Cash Flows	19
Notes to Consolidated Financial Statements	20
Selected Financial Data	48
Summary Quarterly Financial Information	49
Market Information	51
Shareholder Return Performance Graph	52
Forward-Looking Statements	53
Management’s Discussion and Analysis of Financial Condition and Results of Operations	54
Directors and Officers	76
BUSINESS OF THE CORPORATION
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $475 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.
FORM 10-K
A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.
MARKET SUMMARY
The Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol MFNC. The Corporation had 1,216 shareholders of record as of March 30, 2011.

To Our Shareholders
March 31, 2011
Dear Shareholders:
This letter will provide you with an update of the 2010 results of operations for Mackinac Financial Corporation (“MFNC”), the progress we are making in reducing nonperforming assets and the relative success we’ve had in other areas of the Corporation to build franchise value in this trying and difficult economic environment.
Following are several areas that we believe improved franchise value during 2010 and are indicative of increased earnings potential for future periods:
•	We grew core bank deposits by $80 million. This reduced our reliance on wholesale deposits by $115.4 million, reducing balance sheet risk. We experienced core deposit growth in all of our markets, with $40 million in Northern Lower Michigan, $11 million in Southeast Michigan and $29 million in the Upper Peninsula. Most of our 2010 deposit growth occurred in low cost transactional accounts which grew by $44 million.

•	We continued to experience good loan demand with approximately $114 million of new loan production, which included $37 million of mortgage loans sold in the secondary market. At 2010 year-end, the Corporation’s loans stood at $383.086 million, a slight decrease from the 2009 year-end balances of $384.310 million. Our total outstanding loans declined by $1.2 million after reductions for loan sales, (both SBA/USDA and secondary market) amortization and payoffs, some associated with the elimination of problem assets. We continue to be highly successful in producing well priced high quality loans in the Upper Peninsula with 2010 loan production of $81 million. Loan production totaled $22 million in Northern Lower Michigan and $11 million in Southeast Michigan where the market have been hit the hardest by the recession.

•	In 2010 we had continued success in the origination and sales of SBA/USDA loans with total fee income of $.9 million in 2010 compared to $.5 million in fee income during 2009. We continue to be a state leader in these programs.

•	One of our initiatives for 2010 was the expansion of our consumer lending program by hiring several key mortgage loan producers and the centralization of our consumer lending processing. This was successful, with secondary market fee income of $.5 million in 2010 compared to $.3 million in 2009 and an increase in total consumer loan production from $39 million in 2009 to $60 million in 2010. We also have retained the servicing of approximately $27 million of mortgage loans which provides future refinancing opportunities and is a source of core deposits.

•	We improved our net interest margin from 3.74% in the fourth quarter of 2009 to 3.88% in 2010’s fourth quarter. Given our current funding structure, we expect to see this improve throughout 2011 as well.

•	We had an overall reduction in nonperforming assets from $21.0 million at the end of 2009 to $16.1 million at the end of 2010. As noted above, the resolution of problem assets during 2010 impacted our earnings but we divested these problem loans and OREO properties so that we could eliminate holding costs and forego the opportunity cost that impacts longer-term shareholder value creation.

To Our Shareholders
2010 Earnings Recap
In 2010, our operating results were disappointing, as we reported an after tax loss of $1.160 million, or $.34 per share. This loss occurred as a result of credit related charges that included a $6.500 million loan loss provision, $2.753 million in OREO charges and other related costs associated with problem assets such as legal services and OREO carrying costs.

Earnings Analysis
	2010	2009	2008

Income before tax and preferred dividends, as reported:	$(3,917)	$3,536	$2,659

Credit related costs:
Loan loss provision	6,500	3,700	2,300
OREO write-downs/gains and losses	2,753	208	(80)
Noncore income:
Security gains	215	1,471	64
Gain on sale of branch offices	—	1,208	—

“Adjusted” income before taxes and preferred dividends (Excluding items, noted above)	$5,121	$4,765	$4,815

As you will note from the chart above, which is not a GAAP measure, the company’s “core earnings” run rate outside of credit related charges and other one-time items has improved as the result of lowered funding costs from the significant growth in our core deposit base, control of non-interest expenses, and increases in non-interest income from our SBA/USDA lending programs
Loan Growth/Production
As stated previously we continue to experience good loan demand as demonstrated with approximately $114 million in new loan production during 2010, including $37 million of mortgage loans sold in the secondary market. Our loan balances actually declined slightly from year-end 2009 balances. The table below details the 2010 activity.

Loan balances as of December 31, 2009	$384,310

Production, excluding secondary market mortgage loans	77,093
SBA loan sales	(12,571)
Loans transferred to OREO	(5,373)
Loans charged off, net of recoveries	(5,112)
Normal amortization/paydowns and payoffs	(55,261)

Loan balances as of December 31, 2010	$383,086

Loan production, excluding secondary market mortgage loans of $37 million, in our three geographical regions is shown below.

	For the Year Ending December 31,
(dollars in thousands)	2010	2009	2008
REGION
Upper Peninsula	$55,475	$43,777	$37,040
Northern Lower Peninsula	10,972	35,027	14,183
Southeast Michigan	10,646	9,318	10,374

TOTAL	$77,093	$88,122	$61,597

We have generated loan growth in all regions and we will continue to evaluate growth potential in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced by fee income.

To Our Shareholders
Government Guaranteed Lending Programs

	SBA Loans Originated
	For the Year Ended December 31,
	2010			2009			2008
	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium
UP	13	$8,733	$609	32	$6,797	$373	2	$386	$18
NLP	8	3,838	258	10	5,829	125	6	1,009	5
SEM	—	—	—	—	—	—	3	572	3

Total	21	$12,571	$867	42	$12,626	$498	11	$1,967	$26

The Corporation has made a concentrated effort to become a premier SBA/USDA lender throughout the State of Michigan and separate ourselves from our local competition in terms of the adjudication of these types of loans to minimize credit risk and increase noninterest income through the sale of the guaranteed portion of the loans for a premium. As you will note from the chart shown below, we have had success due to the strong competencies of our lenders and credit personnel. In addition to the level of SBA production generated, the Corporation recorded $.868 million in fees for 2010, for a total of $1.680 million over the last four years. The Corporation does not sell all the loan guarantees from every credit, only those where acceptable market rates are paid above par that warrant recognizing the income now, and where the Corporation feels that the reinvestment of the monies paid can be lent out again in sufficient time to exceed the lost interest income from the loan sold.
We are pleased with the progress we have made here; first in terms to the benefit of the Corporation, but also for the many local businesses in these markets that through these programs are provided the capital to grow their organization to help rebuild the economic base of the State.
Core Deposit Growth
One of our primary objectives during 2010 was to decrease our reliance on wholesale funding.
Shown below is the mix of our deposits for the three most recent years.

	DEPOSIT MIX
	As of December 31,						Percent Change
	2010	Mix	2009	Mix	2008	Mix	2010/2009	2009/2008
CORE DEPOSITS
Transactional accounts:
Noninterest bearing	$41,264	10.67%	$35,878	8.51%	$30,099	8.11%	15.01%	19.20%
NOW, money market, checking	134,703	34.83	95,790	22.73	70,584	19.02	40.62	35.71
Savings	17,670	4.57	18,207	4.32	20,730	5.59	(2.95)	(12.17)

Total transactional accounts	193,637	50.07	149,875	35.56	121,413	32.72	29.20	23.44
Certificates of deposit <$100,000	96,977	25.07	59,953	14.23	73,752	19.87	61.76	(18.71)

Total core deposits	290,614	75.14	209,828	49.79	195,165	52.59	38.50	7.51

NONCORE DEPOSITS
Certificates of deposit >$100,000	22,698	5.87	36,385	8.63	25,044	6.75	(37.62)	45.28
Brokered CDs	73,467	18.99	175,176	41.58	150,888	40.66	(58.06)	16.10

Total noncore deposits	96,165	24.86	211,561	50.21	175,932	47.41	(54.55)	20.25

TOTAL DEPOSITS	$386,779	100.00%	$421,389	100.00%	$371,097	100.00%	(8.21)%	13.55%

As shown in the table above, core deposits grew by more than $80 million in 2010, 38.5%.
Noninterest Expense
Controlling noninterest expense is a distinct challenge for a strategy based upon growth. We accept this challenge and recognize that certain operational costs will increase in future periods; however, we will continue to use a cost benefit analysis to evaluate any major initiatives. In 2010, our operating costs were negatively impacted by costs associated with nonperforming assets, which we expect to reduce in 2011. We have been successful in controlling most other areas of noninterest expense and will continue to focus on becoming more efficient.

To Our Shareholders
Capital/Shareholders’ Equity
At the end of 2010, the Corporation and the Bank had strong capital positions. The Corporation had a Tier 1 ratio of 9.25% and total risk based capital of 12.62%. The Bank’s Tier 1 capital ratio stood at 8.09% with a total risk based capital ratio of 11.18%. Common equity of MFNC totaled $43.176 million with book value per share at $12.63. We believe that our franchise is undervalued with a year-end market value of $4.58 per share, which is 36% of book value.
Building Franchise Value
As mentioned earlier, with this letter are various charts and graphs which track the performance of the company through the last five years in terms of key shareholder metrics and operating performance levels. Over this period the Corporation has increased its common stock book value of stock from $7.75 per share at December 31, 2005 to $12.63 at 2010 year end, an increase of $4.88 per share, or 63%. During this five year period, we significantly increased total assets, loans, and core deposits which provides the foundation that will lead to future increases in common shareholders’ equity. Following this letter is an overview which provides a snapshot of the three distinctively different regions of our franchise, (Upper Peninsula “UP”, Northern Lower Peninsula, and Southeast Michigan).
Looking Forward
In 2011, we will again focus on increased franchise value with one of our key initiatives being the reduction in nonperforming assets. Another objective is to continue our core deposit growth momentum within all of our markets. We expect to have continued success in new loan production with increased fee contribution from both secondary market mortgage loans and SBA/USDA loan sales.
While nonperforming assets are currently below peer levels, we still face challenges in accomplishing our goal for further reduction given the current Michigan economy. Our 2011 Operating Plan calls for aggressive disposition of these nonearning assets in order to minimize carrying costs.
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

Five Year Overview

Five Year Overview

Regional Review — Upper Peninsula
BRANCH LOCATIONS

ESCANABA	NEWBERRY	MANISTIQUE — LAKESHORE
Located in Menards	414 Newberry Avenue	Located in Jack’s Supervalu
3300 Ludington Street	Newberry, MI 49868	Manistique, MI 49854
Escanaba, MI 49829	(906) 293-5165	(906) 341-7190
(906) 233-9443	Manager: Michael A. Slaght	Manager: Magan L. MacArthur
Manager: Debbie L. Peterson

MANISTIQUE 130 South Cedar Street Manistique, MI 49854 (906) 341-2413 Manager: Magan L. MacArthur	SAULT STE. MARIE 138 Ridge Street Sault Ste. Marie, MI 49783 (906) 635-3992 Manager: David R. Thomas

MARQUETTE 300 North McClellan Marquette, MI 49855 (906) 226-5000 Manager: Teresa M. Same	STEPHENSON S216 Menominee Street Stephenson, MI 49887 (906) 753-2225 Manager: Barbara A. Parrett
BALANCE SHEET HIGHLIGHTS

	At December 31, 2010		2010 Activity
(dollars in thousands)	Loans	Deposits	Loan Production	Core Deposit Growth
Escanaba	$5,772	$4,747	$9,087	$3,192
Manistique	64,131	34,024	19,222	2,334
Marquette	72,251	40,423	35,773	11,967
Newberry	15,441	35,368	3,929	123
Sault Ste. Marie	42,249	22,104	10,665	6,337
Stephenson	7,383	30,809	2,112	4,584

TOTAL UPPER PENINSULA	$207,227	$167,475	$80,788	$28,537

     * Includes production of mortgage loans sold on the secondary market.
CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income
Escanaba	$4,852	$62	$197	$18
Manistique	1,717	30	5,278	310
Marquette	15,317	207	2,547	221
Newberry	1,323	26	582	47
Sault Ste. Marie	1,589	25	129	13
Stephenson	516	9	—	—

TOTAL UPPER PENINSULA	$25,314	$359	$8,733	$609

Regional Review — Upper Peninsula

Excluding the branch sales, which were predominantly transactional accounts, total deposits grew $44.8 million in the five year period, with transactional deposits comprising roughly $39.4 million of that growth.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $214.3 million.
Nonperforming assets in the Upper Peninsula totaled $3.504 million at the end of 2010, which included $.682 million of OREO and $2.822 million of nonperforming loans. Nonperforming loans as a percent of total loans was 1.36%.

Regional Review — Northern Lower Peninsula
     Andrew P. Sabatine, Regional President — NLP
BRANCH LOCATIONS

GAYLORD 1955 South Otsego Avenue Gaylord, MI 49735 (989) 732-3750 Manager: Joni L. Freel	KALEVA 14429 Wuoksi Avenue Kaleva, MI (231)362-3223 Manager: Barb J. Miller

TRAVERSE CITY 3530 North Country Drive Traverse City, MI 49684 (231) 929-5600 Manager: Andrea Pease
BALANCE SHEET HIGHLIGHTS

	At December 31, 2010		2010 Activity
(dollars in thousands)	Loans	Deposits	Loan Production*	Core Deposit Growth
Gaylord	$38,428	$43,391	$12,770	$13,387
Kaleva	498	14,137	466	3,180
Traverse City	49,280	51,545	9,100	23,875

TOTAL NORTHERN LOWER PENINSULA	$88,206	$109,073	$22,336	$40,442

*	Includes production of mortgage loans sold on the secondary market.
CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income
Gaylord	$8,777	$135	$1,886	$158
Kaleva	72	2	—	—
Traverse City	2,515	43	1,952	100

TOTAL NORTHERN LOWER PENINSULA	$11,364	$180	$3,838	$258

Regional Review — Northern Lower Peninsula

Total deposit growth amounted to $71.5 million over the five year period, largely in transactional accounts.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $108.6 million.
Nonperforming assets in the Northern Lower Peninsula totaled $7.964 million at the end of 2010, which included $1.668 million of OREO and $6.296 million of nonperforming loans. Nonperforming loans as a percent of total loans was 7.14%

Regional Review — Southeast Michigan
Jesse A. Deering, First VP/Southeast Michigan Executive

BRANCH LOCATION BIRMINGHAM 260 East Brown Street, Suite 300 Birmingham, MI 48009 (248) 290-5900 Manager: Elena Dritsas
BALANCE SHEET HIGHLIGHTS

	At December 31, 2010		2010 Activity
(dollars in thousands)	Loans	Deposits	Loan Production	Core Deposit Growth
Birmingham	$87,653	$36,763	$10,646	$11,807

Southeast Michigan had no contribution to other income for the year ended 2010 due in part to a lack of a secondary market mortgage loan producer and management’s focus on overall credit issues in order to reduce levels of nonperforming assets.

Regional Review — Southeast Michigan

Total deposit growth amounted to $33.8 million over the five year period, almost solely in transactional accounts.
Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $152.9 million.
Nonperforming assets in Southeast Michigan totaled $4.657 million at the end of 2010, which included $3.212 million of OREO and $1.445 million of nonperforming loans. Nonperforming loans as a percent of total loans was 1.65%.

Selected Financial Highlights
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2010	2009
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$478,696	$515,377
Loans	383,086	384,310
Investment securities	33,860	46,513
Deposits	386,779	421,389
Borrowings	36,069	36,140
Common shareholders’ equity	43,176	44,785
Total shareholders’ equity	53,882	55,299

Selected Statements of Income Data:
Net interest income	$16,385	$16,287
Income before taxes and preferred dividend	(3,918)	3,536
Net income	(1,160)	1,907
Income per common share — Basic	(.34)	.56
Income per common share — Diluted	(.34)	.56
Weighted average shares outstanding	3,419,736	3,419,736

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	3.66%	3.59%
Efficiency ratio	72.57	72.24
Return on average assets	(.23)	.39
Return on average common equity	(2.64)	4.42
Return on average total equity	(2.06)	3.77

Average total assets	$502,993	$493,652
Average common shareholders’ equity	43,981	43,169
Average total shareholders’ equity	56,171	50,531
Average loans to average deposits ratio	94.36%	92.99%

Common Share Data at end of period:
Market price per common share	$4.58	$4.64
Book value per common share	$12.63	$13.10
Common shares outstanding	3,419,736	3,419,736

Other Data at end of period:
Allowance for loan losses	$6,613	$5,225
Non-performing assets	$16,125	$21,041
Allowance for loan losses to total loans	1.73%	1.36%
Non-performing assets to total assets	3.37%	4.08%
Texas ratio	26.66%	34.77%

Number of:
Branch locations	11	10
FTE Employees	110	100
The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Quarterly Financial Summary
MACKINAC FINANCIAL CORPORATION

(Unaudited)

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share	Per Share
December 31, 2010	$488,320	$385,296	$393,266	$55,015	(1.70)%	(15.09)%	3.88%	65.05%	$(.61)	$12.63
September 30, 2010	512,335	385,268	416,847	56,668	(.08)	(.73)	3.69	75.98	(.03)	13.26
June 30, 2010	502,942	382,169	405,449	57,889	(1.98)	(17.24)	3.56	76.04	(.73)	13.34
March 31, 2010	508,495	384,640	413,897	55,109	2.81	25.95	3.51	78.12	1.03	14.08
December 31, 2009	514,102	386,203	418,280	55,665	(.14)	(1.28)	3.74	71.03	(.05)	13.10
September 30, 2009	513,687	370,310	419,102	54,594	1.19	11.16	3.66	70.09	.45	13.25
June 30, 2009	491,205	371,609	401,510	49,855	0.38	3.71	3.58	76.55	.13	12.73
March 31, 2009	454,740	370,943	372,669	41,813	.08	0.87	3.35	82.36	.03	12.24
December 31, 2008	441,583	366,077	358,213	41,516	(.23)	(2.42)	3.20	80.30	(.07)	12.15

Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
Board of Directors
Mackinac Financial Corporation, Inc.
We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2010 and 2009 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2010 and 2009 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan March 30, 2011

Consolidated Balance Sheets
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
December 31, 2010 and 2009
(Dollars in Thousands)

	December 31,	December 31,
	2010	2009
ASSETS

Cash and due from banks	$22,719	$18,433
Federal funds sold	12,000	27,000

Cash and cash equivalents	34,719	45,433

Interest-bearing deposits in other financial institutions	713	678
Securities available for sale	33,860	46,513
Federal Home Loan Bank stock	3,423	3,794

Loans:
Commercial	297,047	305,670
Mortgage	80,756	74,350
Installment	5,283	4,290

Total Loans	383,086	384,310
Allowance for loan losses	(6,613)	(5,225)

Net loans	376,473	379,085

Premises and equipment	9,660	10,165
Other real estate held for sale	5,562	5,804
Other assets	14,286	23,905

TOTAL ASSETS	$478,696	$515,377

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Non-interest-bearing deposits	$41,264	$35,878
Interest-bearing deposits:
NOW, Money Market, Checking	134,703	95,790
Savings	17,670	18,207
CDs<$100,000	96,977	59,953
CDs>$100,000	22,698	36,385
Brokered	73,467	175,176

Total deposits	386,779	421,389

Borrowings:
Federal Home Loan Bank	35,000	35,000
Other	1,069	1,140

Total borrowings	36,069	36,140
Other liabilities	1,966	2,549

Total liabilities	424,814	460,078

Shareholders’ equity:
Preferred stock — No par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,706	10,514
Common stock and additional paid in capital — No par value
Authorized — 18,000,000 shares
Issued and outstanding — 3,419,736 shares	43,525	43,493
Retained earnings (accumulated deficit)	(961)	199
Accumulated other comprehensive income	612	1,093

Total shareholders’ equity	53,882	55,299

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$478,696	$515,377

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2010, 2009, and 2008
(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2010	2009	2008
INTEREST INCOME:
Interest and fees on loans:
Taxable	$21,091	$20,521	$22,555
Tax-exempt	188	292	404
Interest on securities:
Taxable	1,406	2,783	1,293
Tax-exempt	28	19	5
Other interest income	127	93	305

Total interest income	22,840	23,708	24,562

INTEREST EXPENSE:
Deposits	5,607	6,431	10,115
Borrowings	848	990	1,583

Total interest expense	6,455	7,421	11,698

Net interest income	16,385	16,287	12,864
Provision for loan losses	6,500	3,700	2,300

Net interest income after provision for loan losses	9,885	12,587	10,564

OTHER INCOME:
Service fees	990	1,023	838
Net security gains	215	1,471	64
Income from loans sold	1,407	830	120
Proceeds from settlement of lawsuits	—	—	3,475
Gain on sales of branch offices	—	1,208	—
Other	183	219	156

Total other income	2,795	4,751	4,653

OTHER EXPENSES:
Salaries and employee benefits	6,918	6,583	6,886
Occupancy	1,313	1,385	1,374
Furniture and equipment	806	805	771
Data processing	740	862	844
Professional service fees	627	603	508
Loan and deposit	910	725	488
ORE writedowns and (gains) losses on sale	2,753	208	(80)
FDIC insurance premiums	957	839	81
Other	1,574	1,792	1,686

Total other expenses	16,598	13,802	12,558

Income before provision for (benefit of) income taxes	(3,918)	3,536	2,659
Provision for (benefit of) income taxes	(3,500)	1,120	787

NET INCOME (LOSS)	$(418)	$2,416	$1,872

Preferred dividend and accretion of discount	742	509	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(1,160)	$1,907	$1,872

INCOME (LOSS) PER COMMON SHARE
Basic	$(.34)	$.56	$.55

Diluted	$(.34)	$.56	$.55

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2010, 2009, and 2008
(Dollars in Thousands)

					Accumulated
	Shares of	Preferred	Common Stock	Retained	Other
	Common	Stock	and Additional	Earnings	Comprehensive
	Stock	Series A	Paid in Capital	(Accumulated Deficit)	Income	Total
Balance, January 1, 2008	3,428,695	$—	$42,843	$(3,582)	$60	$39,321

Purchase of oddlot shares	(8,959)	—	(110)	—	—	(110)
Net income	—	—	—	1,872	—	1,872
Other comprehensive income:
Net unrealized loss on securities available for sale	—	—	—	—	385	385
Other	—	—	—	2	—	2

Total comprehensive income						2,259

Stock option compensation	—	—	82	—	—	82

Balance, December 31, 2008	3,419,736	—	42,815	(1,708)	445	41,552

Net income		—	—	2,416	—	2,416
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	648	648

Total comprehensive income						3,064

Stock option compensation	—	—	60	—	—	60
Dividend on preferred stock	—	—	—	(377)	—	(377)
Issuance of preferred stock, 11,000 shares	—	10,382	—	—	—	10,382
Issuance of common stock warrants	—	—	618	—	—	618
Accretion of preferred stock discount	—	132	—	(132)	—	—

Balance, December 31, 2009	3,419,736	10,514	43,493	199	1,093	55,299

Net income (loss)	—	—	—	(418)	—	(418)
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	(481)	(481)

Total comprehensive income (loss)						(899)

Stock option compensation	—	—	32	—		32
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	192	—	(192)	—	—

Balance, December 31, 2010	3,419,736	$10,706	$43,525	$(961)	$612	$53,882

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Years Ended December 31, 2010, 2009, and 2008
(Dollars in Thousands)

	2010	2009	2008
Cash Flows from Operating Activities:
Net income (loss)	$(418)	$2,416	$1,872
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,643	2,027	1,355
Provision for loan losses	6,500	3,700	2,300
Provision for (benefit of) income taxes	(3,500)	1,120	787
(Gain) loss on sales/calls of securities available for sale	(215)	(1,471)	(64)
(Gain) loss on sale of secondary market loans	(445)	(224)	(107)
Origination of secondary market loans held for sale	(36,678)	(21,722)	(9,985)
Proceeds from secondary market loans held for sale	37,217	22,039	10,126
(Gain) on sales of branch offices	—	(1,208)	—
(Gain) loss on sale of premises, equipment, and other real estate	48	23	(77)
Writedown of other real estate	2,703	187	964
Stock option compensation	32	60	82
Change in other assets	13,174	(15,626)	333
Change in other liabilities	(583)	(22)	(210)

Net cash (used in) provided by operating activities	19,478	(8,701)	7,376

Cash Flows from Investing Activities:
Net (increase) in loans	(9,355)	(21,218)	(21,173)
Net (increase) decrease in interest-bearing deposits in other financial institutions	(35)	(96)	1,228
Purchase of securities available for sale	(5,000)	(50,113)	(50,813)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	16,788	52,742	25,373
Capital expenditures	(606)	(679)	(618)
Proceeds from sale of premises, equipment, and other real estate	2,876	581	1,956
Redemption of FHLB stock	371	—	—
Net cash paid in connection with branch sales	—	(28,578)	—

Net cash provided by (used in) investing activities	5,039	(47,361)	(44,047)

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	(34,610)	80,760	50,270
Issuance of Series A Preferred Stock and common stock warrants	—	11,000	—
Dividend on preferred stock	(550)	(307)	—
Net (decrease) in federal funds purchased	—	—	(7,710)
Net (decrease) in lines of credit	—	—	(1,959)
Repurchase of common stock-oddlot shares	—	—	(110)
Principal payments on borrowings	(71)	(70)	(70)

Net cash provided by (used in) financing activities	(35,231)	91,383	40,421

Net increase (decrease) in cash and cash equivalents	(10,714)	35,321	3,750
Cash and cash equivalents at beginning of period	45,433	10,112	6,362

Cash and cash equivalents at end of period	$34,719	$45,433	$10,112

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$6,548	$7,584	$11,961
Income taxes	75	90	70

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	5,373	4,879	2,849

Assets and Liabilities Divested in Branch Sales:
Loans	—	31	—
Premises and equipment	—	651	—
Deposits	—	29,260	—
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
Nature of Operations
The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 2.1%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Less than 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.
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
Interest Income and Fees on Loans
Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Net loan commitment fees or costs for commitment periods greater than one year are deferred and amortized into fee income or other expense on a straight-line basis over the commitment period. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis.
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
Stock Option Plans
The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 shares (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock were granted at a price equal to the market price of the stock at the date of grant. The committee determined the vesting of the options when they were granted as established under the plan. All of the option plans have expired.
Comprehensive Income (Loss)
Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is composed of unrealized gains and losses on securities available for sale, net of tax.
Earnings per Common Share
Earnings per share are based upon the weighted average number of shares outstanding. The issuance of shares as a result of stock options and common stock warrants issued under the TARP Capital Purchase Program did not have a dilutive effect on earnings for the year ended December 31, 2010 and 2009.
The following shows the computation of basic and diluted earnings per share for the year ended December 31, 2010 and 2009 (dollars in thousands, except per share data):

	Year Ended December 31,
	2010	2009
Net income (loss)	$(418)	$2,416
Preferred stock dividends	742	509

Net income (loss) available to common shareholders	$(1,160)	$1,907

Weighted average shares outstanding	3,419,736	3,419,736
Effect of dilutive stock options and common stock warrants outstanding	60,161	—

Diluted weighted average shares outstanding	3,479,897	3,419,736

Income (loss) per common share:
Basic	$(.34)	$.56
Diluted	$(.34)	$.56
The effect of dilutive common stock warrants is not taken into account when calculating the loss per share in 2010, since it would be anti-dilutive.

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
Recent Developments
In January 2010, the FASB issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The impact of ASU 2010-06 on the Company’s disclosures is reflected in Note 18 of the consolidated financial statements.
In July 2010, FASB issued ASU No. 2010-20 “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. The standard requires the Company to expand disclosures about the credit quality of our loans and the related reserves against them. The additional disclosures will include details on our past due loans and credit quality indicators. For public entities, ASU 2010-20 disclosures of period-end balances are effective for interim and annual reporting periods ending on or after December 15, 2010 and are included in Note 4 of the financial statements. Disclosures related to activity that occurs during the reporting period are required for interim and annual reporting periods beginning on or after December 15, 2010. The Company will adopt the disclosures related to the activity that occurs during the reporting period beginning with our March 31, 2011 consolidated financial statements.
Reclassifications
Certain amounts in the 2009 and 2008 consolidated financial statements have been reclassified to conform to the 2010 presentation.
NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS
Cash and cash equivalents in the amount of $2.275 million were restricted on December 31, 2010 to meet the reserve requirements of the Federal Reserve System.
In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000.
Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 3 — SECURITIES AVAILABLE FOR SALE
The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2010

US Agencies — MBS	$26,787	$923	$—	$27,710
US Agencies	5,000	—	(27)	4,973
Obligations of states and political subdivisions	1,146	35	(4)	1,177

Total securities available for sale	$32,933	$958	$(31)	$33,860

December 31, 2009

US Agencies — MBS	$43,651	$1,642	$(55)	$45,238
Obligations of states and political subdivisions	1,207	68	—	1,275

Total securities available for sale	$44,858	$1,710	$(55)	$46,513

Following is information pertaining to securities with gross unrealized losses at December 31, 2010 and 2009 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2010

US Agencies — MBS	$(27)	$4,973	$—	$—
Obligations of states and political subdivisions	(4)	325	—	—

Total securities available for sale	$(31)	$5,298	$—	$—

December 31, 2009

US Agencies — MBS	$(55)	$3,309	$—	$—

Total securities available for sale	$(55)	$3,309	$—	$—

There were two securities in an unrealized loss position in 2010 and two in 2009. The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.
Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2010	2009	2008
Proceeds from sales and calls	$8,302	$44,611	$12,047
Gross gains on sales	216	1,472	65
Gross (losses) on sales and calls	(1)	(1)	(1)

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 3 — SECURITIES AVAILABLE FOR SALE (CONTINUED)
The carrying value and estimated fair value of securities available for sale at December 31, 2010, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value
Due in one year or less	$6	$6
Due after one year through five years	5,634	5,617
Due after five years through ten years	506	527
Due after ten years	—	—

Subtotal	6,146	6,150
US Agencies — MBS	26,787	27,710

Total	$32,933	$33,860

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 8 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.
NOTE 4 — LOANS
The composition of loans at December 31 is as follows (dollars in thousands):

	2010	2009
Commercial real estate	$194,859	$208,895
Commercial, financial, and agricultural	68,858	72,184
One to four family residential real estate	75,074	67,232
Construction :
Consumer	5,682	7,118
Commerical	33,330	24,591
Consumer	5,283	4,290

Total loans	$383,086	$384,310

An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2010	2009	2008
Balance, January 1	$5,225	$4,277	$4,146
Recoveries on loans previously charged off	374	66	121
Loans charged off	(5,486)	(2,818)	(2,290)
Provision	6,500	3,700	2,300

Balance, December 31	$6,613	$5,225	$4,277

In 2010, net charge off activity was $5.112 million, or 1.33% of average loans outstanding compared to net charge-offs of $2.752 million, or .73% of average loans, in the same period in 2009 and $2.169 million, or .60% of average loans, in 2008. During 2010, a provision of $6.500 million was made to increase the reserve. This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2010 is as follows (dollars in thousands):

		Commercial,		One to four
	Commercial	financial and	Commercial	family residential	Consumer
	real estate	agricultural	construction	real estate	construction	Consumer	Unallocated	Total

Allowance for loan loss reserve:
Beginning balance ALLR	$3,284	$1,135	$386	$23	$—	$13	$384	$5,225
Charge-offs	(2,426)	(1,804)	(720)	(416)	—	(9)	(111)	(5,486)
Recoveries	18	260	67	—	—	15	14	374
Provision	2,584	1,427	656	2,015	—	(19)	(163)	6,500
Unallocated assignment	—	—	—	—	—	—	—	—

Ending balance ALLR	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613

Loans:
Ending balance	$194,859	$68,858	$33,330	$75,074	$5,682	$5,283	$—	$383,086
Ending balance ALLR	(3,460)	(1,018)	(389)	(1,622)	—	—	(124)	(6,613)

Net loans	$191,399	$67,840	$32,941	$73,452	$5,682	$5,283	$(124)	$376,473

Ending balance ALLR	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613
Individually evaluated	1,601	330	39	696	—	—	—	2,666
Collectively evaluated	1,859	688	350	926	—	—	124	3,947

Total	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613

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
Average (3)
Generally, a borrower rated as average may be susceptible to unfavorable changes in the economy and somewhat affected by seasonal factors. Some product lines may be affected by technological change. Borrowers in this category exhibit stable earnings, with a satisfactory payment history.
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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
Special Mention (5)
The loan is not considered as a Classified status, however may exhibit material weaknesses that, if not corrected, may cause future problems. Borrowers in this category warrant special attention but have not yet reached the point of concern for loss. The borrower may have deteriorated to the point that they would have difficulty refinancing elsewhere. Similarly, purchasers of these businesses would not be eligible for bank financing unless they represent a significantly lessened credit risk.
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
Below is a breakdown of loans by risk category as of December 31, 2010 (dollars in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Rating
	Excellent	Good	Average	Acceptable	Sp.Mention	Substandard	Doubtful	Unassigned	Total
Commercial real estate	$4,745	$16,975	$44,408	$109,911	$3,789	$10,997	$3,956	$78	$194,859
Commercial, financial and agricultural	3,726	5,275	16,466	39,844	259	2,636	—	652	68,858
Commercial construction	—	579	4,416	22,280	1,921	568	—	3,566	33,330
One-to-four family residential real estate	33	3,589	3,146	4,271	1,464	3,941	—	58,630	75,074
Consumer construction	—	—	—	—	—	—	—	5,682	5,682
Consumer	—	—	34	368	—	—	—	4,881	5,283

Total loans	$8,504	$26,418	$68,470	$176,674	$7,433	$18,142	$3,956	$73,489	$383,086

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
Impaired Loans
Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. The interest income recorded during impairment and that which would have been recognized were $.141 million and $.583 million for the year ended December 31, 2010. For the year ended December 31, 2009, the amounts were $.040 million and $.700 million.
The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Loans are considered impaired when, based on current information and events, it is probable the Corporation will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. Impairment is evaluated in total for smaller-balance loans of a similar nature and on an individual loans basis for other loans. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

					Interest Income	Interest Income
	Nonaccrual	Accrual	Average	Related	Recognized	on
	Basis	Basis	Investment	Valuation Reserve	During Impairment	Accrual Basis
December 31, 2010

With no valuation reserve:
Commercial real estate	$960	$—	$987	$—	$—	$71
Commercial, financial and agricultural	51	—	13	—	—	1
Commercial construction	458	—	1,186	—	11	33
One to four family residential real estate	362	105	237	—	1	13
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

With a valuation reserve:
Commercial real estate	$2,562	$4,537	$6,531	$1,258	$117	$306
Commercial, financial and agricultural	709	—	1,660	279	—	95
Commercial construction	—	—	—	—	—	21
One to four family residential real estate	767	—	730	230	12	39
Consumer construction	52	—	52	1	—	4
Consumer		—	—	—	—

Total:
Commercial real estate	$3,547	$4,537	$7,518	$1,283	$117	$377
Commercial, financial and agricultural	735	—	1,673	254	—	96
Commercial construction	458	—	1,186	—	11	54
One to four family residential real estate	1,129	105	967	230	13	52
Consumer construction	52	—	52	1	—	4
Consumer	—	—	—	—	—	—

Total	$5,921	$4,642	$11,396	$1,768	$141	$583

December 31, 2009

With no valuation reserve:
Commercial real estate	$1,293	$869	$1,954	$—	$40	$133
Commercial, financial and agricultural	397	—	349	—	—	21
Commercial construction	986	—	2,399	—	—	163
One to four family residential real estate	292	—	212	—	—	18
Consumer construction	52	—	10	—	—	—
Consumer	—	—	3	—	—	—

With a valuation reserve:
Commercial real estate	$6,997	$—	$5,187	$961	$—	$349
Commercial, financial and agricultural	2,249	—	173	1,497	—	11
Commercial construction	933	—	72	1	—	2
One to four family residential real estate	1,169	—	90	246	—	3
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$8,290	$869	$7,141	$961	$40	$482
Commercial, financial and agricultural	2,646	—	522	1,497	—	32
Commercial construction	1,919	—	2,471	1	—	165
One to four family residential real estate	1,461	—	302	246	—	21
Consumer construction	52	—	10	—	—	—
Consumer	—	—	3	—	—	—

Total	$14,368	$869	$10,449	$2,705	$40	$700

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
A summary of past due loans at December 31, 2010 is as follows (dollars in thousands):

	2010			2009
	30-89 days	90+ days		30-89 days	90+ days
	Past Due	Past Due/		Past Due	Past Due/
	(accruing)	Nonaccrual	Total	(accruing)	Nonaccrual	Total
Commercial real estate	$19	$3,522	$3,541	$4,607	$8,290	$12,897
Commercial, financial and agricultural	382	760	1,142	492	2,646	3,138
Commercial construction	—	458	510	25	1,971	1,996
One to four family residential real estate	923	1,129	2,052	226	1,461	1,687
Consumer construction	—	52	—	—	—	—
Consumer	20	—	20	68	—	68

Total past due loans	$1,344	$5,921	$7,265	$5,418	$14,368	$19,786

A summary of troubled debt restructurings at December 31 is as follows (dollars in thousands):

	2010		2009
	Number of	Recorded	Number of	Recorded
	Modifications	Investment	Modifications	Investment
Commercial real estate	7	$4,537	2	$869
Commercial, financial and agricultural	—	—	—	—
Commercial construction	—	—	—	—
One to four family residential real estate	1	105	—	—
Consumer construction	—	—	—	—
Consumer	—	—	—	—

Total troubled debt restructurings	8	$4,642	2	$869

A roll-forward of troubled debt restructuring during the year ended December 31, 2010 (dollars in thousands):

		Commercial,		One to four	Consumer and
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Total
ACCRUING

Beginning balance	$869	$—	$—	$—	$—	$869

Principal payments	(48)	—	(2)	—	—	(50)
Charge-offs	—	—	(632)	—	—	(632)
Advances	—	—	—	—	—	—
New restructured	4,692	—	634	609	—	5,935
Class transfers	—	—	—	—	—	—
Transfers to nonaccrual	(976)	—	—	(504)	—	(1,480)

Ending balance	$4,537	$—	$—	$105	$—	$4,642

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 4 — LOANS (CONTINUED)
A roll-forward of nonaccrual activity during the year ended December 31, 2010 (dollars in thousands):

		Commercial,		One to four
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Consumer	Total
NONACCRUAL

Beginning balance	$8,290	$2,646	$1,919	$1,461	$52	$—	$14,368

Principal payments	(5,323)	(1,095)	(86)	(35)	—	—	(6,539)
Charge-offs	(2,274)	(1,539)	(48)	(1,311)	—	—	(5,172)
Advances	245	—	—	—	—	—	245
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(4,501)	(150)	(1,361)	(368)	—	—	(6,380)
Transfers to accruing	(54)	(36)	—	—	—	—	(90)
Transfers from accruing	6,987	933	24	1,368	—	—	9,312
Other	152	1	10	14	—	—	177

Ending balance	$3,522	$760	$458	$1,129	$52	$—	$5,921

Insider Loans
The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2010	2009
Loans outstanding, January 1	$8,552	$6,516
New loans	5,243	2,160
Net activity on revolving lines of credit	2,065	1,189
Change in related party interest	—	297
Repayment	(6,328)	(1,610)

Loans outstanding, December 31	$9,532	$8,552

There were no loans to related-parties classified substandard as of December 31, 2010 and 2009. In addition to the outstanding balances above, there were unfunded commitments of $.351 million to related parties at December 31, 2010.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 5 — PREMISES AND EQUIPMENT
Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2010	2009
Land	$1,811	$1,811
Buildings and improvements	11,925	11,816
Furniture, fixtures, and equipment	4,770	4,346
Construction in progress	12	84

Total cost basis	18,518	18,057
Less — accumulated depreciation	8,858	7,892

Net book value	$9,660	$10,165

In August 2009, the Bank sold its Ontonagon and South Range branch offices, with deposits of approximately $29.300 million, premises and equipment with a net book value of $.600 million, and loans totaling approximately $31,000.
Depreciation of premises and equipment charged to operating expenses amounted to $1.098 million in 2010, $1.050 million in 2009, and $1.035 million in 2008.
NOTE 6 — OTHER REAL ESTATE HELD FOR SALE
An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2010	2009
Balance, January 1	$5,804	$2,189
Other real estate transferred from loans due to foreclosure	5,373	4,879
Reclassification of redemption ORE	—	(475)
Other real estate sold	(2,862)	(581)
OREO writedowns	(2,703)	(187)
Loss on ORE	(50)	(21)

Balance, December 31	$5,562	$5,804

NOTE 7 — DEPOSITS
The distribution of deposits at December 31 is as follows (dollars in thousands):

	2010	2009
Noninterest bearing	$41,264	$35,878
NOW, money market, checking	134,703	95,790
Savings	17,670	18,207
CDs <$100,000	96,977	59,953
CDs >$100,000	22,698	36,385
Brokered	73,467	175,176

Total deposits	$386,779	$421,389

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 7 — DEPOSITS (CONTINUED)
Maturities of non-brokered time deposits outstanding at December 31, 2010, are as follows (dollars in thousands):

2011	$67,851
2012	34,256
2013	9,248
2014	6,163
2015	1,840
Thereafter	317

Total	$119,675

Brokered deposits of $70.739 million mature in 2011 and $2.728 million matures thereafter.
NOTE 8 — BORROWINGS
Federal Home Loan Bank borrowings consist of the following at December 31 (dollars in thousands):

	2010	2009
Federal Home Loan Bank fixed rate advances at rates ranging from .61% to 2.10% maturing in 2011 and 2014	$15,000	$15,000
Federal Home Loan Bank variable rate advances at rates ranging from .306% to .309% maturing in 2011	20,000	20,000
Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	1,069	1,140

	$36,069	$36,140

The Federal Home Loan Bank borrowings are collateralized at December 31, 2010 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $34.577 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $13.286 million and $13.919 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.423 million. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2010. The $20.0 million FHLB advances which matured early in 2011 were refinanced into longer term fixed rate maturities.
The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.256 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.920 million, and guaranteed by the Corporation.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 8 — BORROWINGS (CONTINUED)
Maturities of borrowings outstanding at December 31, 2010 are as follows (dollars in thousands):

2011	$25,072
2012	72
2013	73
2014	10,074
2015	74
Thereafter	704

Total	$36,069

NOTE 9 — INCOME TAXES
The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2010	2009	2008
Current tax expense (benefit)	$—	$—	$—
Change in valuation allowance	(2,136)	—	—
Deferred tax expense (benefit)	(1,364)	1,120	787

Total provision (credit) for income taxes	$(3,500)	$1,120	$787

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2010	2009	2008
Tax expense at statutory rate	$(1,332)	$1,202	$904
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(73)	(106)	(137)
Change in valuation allowance	(2,136)	—	—
Other	41	24	20

Provision for (benefit of) income taxes, as reported	$(3,500)	$1,120	$787

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 9 — INCOME TAXES(CONTINUED)
Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2010	2009
Deferred tax assets:
NOL carryforward	$9,342	$9,520
Allowance for loan losses	2,248	1,776
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,081	80
Tax credit carryovers	672	672
Deferred compensation	247	273
Stock option compensation	204	196
Depreciation	118	72
Intangible assets	95	112
Other	11	49

Total deferred tax assets	15,481	14,213

Valuation allowance	$(6,010)	$(8,146)

Deferred tax liabilities:
FHLB stock dividend	(128)	(128)
Unrealized gain (loss) on securities	(315)	(563)
Other	—	(95)

Total deferred tax liabilities	(443)	(786)

Net deferred tax asset	$9,028	$5,281

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. At March 31, 2010 Management evaluated the valuation allowance. An analysis of the deferred tax asset was made to determine the utilization of those tax benefits based upon projected future taxable income. At that time, based upon management’s determination and in accordance with the generally accepted accounting principles, that it was “more likely than not” that a portion of these benefits would be utilized, a $3.500 million valuation adjustment was made as a credit to income tax expense. Among the criteria that management considered in evaluating the deferred tax asset was taxable income for the three most recent taxable years ending December 31, 2009 which totaled $8.2 million. This taxable income allowed the Corporation to utilize NOL carryforwards.
Management assessed the valuation allowance for the second and third quarters of 2010 and determined that no additional adjustment was deemed appropriate. At December 31, 2010, based upon further analysis, and in recognition of the current period operating loss before taxes, management determined that an adjustment to the valuation was appropriate and increased the valuation allowance by $1.364 million with an increase to current tax expense. The Corporation, as of December 31, 2010 had a net operating loss and tax credit carryforwards for tax purposes of approximately $27.5 million, and $2.1 million, respectively.
The Corporation will continue to evaluate the future benefits from these carryforwards and at such time as it became “more likely than not” that they would be utilized prior to expiration will recognize the additional benefits as an adjustment to the valuation allowance. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $17.0 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 10 — OPERATING LEASES
The Corporation currently maintains three operating leases for branch office locations. The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period. It is anticipated that the original term of this will be extended for an additional three year term.
The second operating lease, for our location in Escanaba, was executed in December 2008, the terms of which began in April 2009. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each, but either party may elect to terminate by providing notice of such election to the other party at least 120 days prior to the end of the then-current term. The additional terms call for a lease adjustment based on the Consumer Price Index at time of renewal.
The third operating lease, for our new location in Manistique, was executed in April 2010, the terms of which began at that time. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each.
Future minimum payments, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2011	$90
2012	25
2013	4

Total	$119

Rent expense for all operating leases amounted to $270,000 in 2010, $207,000 in 2009, and $195,000 in 2008.
NOTE 11 — RETIREMENT PLAN
The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $110,000, $120,000, and $90,000 in 2010, 2009, and 2008, respectively.
NOTE 12 — DEFERRED COMPENSATION PLAN
As an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2010 and 2009, for vested benefits under this plan, was $.725 million and $.815 million, respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.559 million and $1.464 million at December 31, 2010 and 2009, respectively. Deferred compensation expense for the plan was $43,000, $72,000, and $84,000 for 2010, 2009, and 2008, respectively.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 13 — REGULATORY MATTERS
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2010, the Corporation is well capitalized.
To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. In addition, federal banking regulators have established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action.
The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):

							To Be Well
							Capitalized Under
				For Capital			Prompt Corrective
	Actual			Adequacy Purposes			Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
2010
Total capital to risk weighted assets:
Consolidated	$49,132	12.6%	≥	$31,157	≥ 8.0%		N/A
mBank	$43,477	11.2%	≥	$31,118	≥ 8.0%	≥	$38,897	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$44,242	11.4%	≥	$15,579	≥ 4.0%		N/A
mBank	$38,594	9.9%	≥	$15,559	≥ 4.0%	≥	$23,338	6.0%
Tier 1 capital to average assets:
Consolidated	$44,242	9.3%	≥	$19,130	≥ 4.0%		N/A
mBank	$38,594	8.1%	≥	$19,092	≥ 4.0%	≥	$23,865	5.0%
2009
Total capital to risk weighted assets:
Consolidated	$54,587	13.2%	≥	$33,155	≥ 8.0%		N/A
mBank	$47,630	11.5%	≥	$33,166	≥ 8.0%	≥	$41,458	10.0%
Tier 1 capital to risk weighted assets:
Consolidated	$49,406	11.9%	≥	$16,578	≥ 4.0%		N/A
mBank	$42,446	10.2%	≥	$16,583	≥ 4.0%	≥	$24,875	6.0%
Tier 1 capital to average assets:
Consolidated	$49,406	9.8%	≥	$20,272	≥ 4.0%		N/A
mBank	$42,446	8.4%	≥	$20,261	≥ 4.0%	≥	$25,326	5.0%
At December 31, 2010, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 14 — STOCK OPTION PLANS
The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 16, 2004. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12.50% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. This plan expired on February 15, 2010. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997 and expired in 2007. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock are granted at a price equal to the market price of the stock at the date of grant. The committee determines the vesting of the options when they are granted as established under the plan.
A summary of stock option transactions for the years ended December 31 is as follows:

	2010	2009
Outstanding shares at beginning of year	411,057	446,237
Granted during the year	—	—
Exercised during the year	—	—
Expired / forfeited during the year	(16,985)	(35,180)

Outstanding shares at end of year	394,072	411,057

Exercisable shares at end of year	150,781	157,266

Weighted average exercise price per share
at end of year	$10.98	$12.03

Shares available for grant at end of year	0	24,780

There were no options granted in 2010 and in 2009.
Following is a summary of the options outstanding and exercisable at December 31, 2010:

				Weighted
				Average
				Remaining
Exercise	Number of Shares			Contractual
Price	Outstanding	Exercisable	Unvested Options	Life-Years
$9.16	5,000	2,000	3,000	4.96
$9.75	257,152	120,861	136,291	3.96
$10.65	50,000	10,000	40,000	5.96
$11.50	40,000	8,000	32,000	4.75
$12.00	40,000	8,000	32,000	4.46
$156.00	1,920	1,920	—	.83

	394,072	150,781	243,291	4.34

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 14 — STOCK OPTION PLANS (CONTINUED)
Options issued since the Corporation’s recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation’s stock. Compensation related to these options is expensed based upon the vesting period without consideration given to market value appreciation. There are no future compensation expenses related to existing option programs.
NOTE 15 — OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes for the years ended December 31 are as follows (dollars in thousands):

	2010	2009	2008
Unrealized holding gains (losses) on available for sale securities	$(513)	$2,451	$681
Less reclassification adjustments for gains (losses) later recognized in income	215	1,471	64

Net unrealized gains (losses)	(728)	980	617
Tax effect	(247)	331	232

Other comprehensive income (loss)	$(481)	$649	$385

NOTE 16 — SHAREHOLDERS’ EQUITY
Participation in the TARP Capital Purchase Program
On April 24, 2009, the Corporation entered into and closed a Letter Agreement, including the Securities Purchase Agreement-Standard Terms (collectively, the “Securities Purchase Agreement”), related to the CPP. Pursuant to the Securities Purchase Agreement, the Corporation issued and sold to the Treasury (i) 11,000 shares of the Corporation’s Series A Preferred Shares, and (ii) a 10-year Warrant to purchase 379,310 shares of the Corporation’s Common Shares, at an exercise price of $4.35 per share (subject to certain anti-dilution and other adjustments), for aggregate proceeds of $11.000 million in cash.
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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 16 — SHAREHOLDERS’ EQUITY (CONTINUED)
Amounts recorded for Preferred Stock and Warrant Common Stock were estimated based on an allocation of the total proceeds from the issuance on the relative fair values of both instruments. Fair value of the Preferred Stock was determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (estimated 12%). Fair value of the Warrant Common Stock is based on the value of the underlying Preferred Stock based on an estimate for a three year term. The allocation of the proceeds received resulted in the recording of a discount on the Preferred Stock and a premium on the Warrant Common Stock. The discount on the preferred will be accreted on an effective yield basis over a three-year term. The allocated carrying value of the Preferred Stock and Warrant Common Stock on the date of issuance (based on their relative fair values) was $10.382 million and $.618 million, respectively. Cumulative dividends on the Preferred Stock are payable at 5% annum for the first five years and at a rate of 9% per annum thereafter on the liquidation preference of $1,000 per share. The Company is prohibited from paying any dividend with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the Preferred Stock for all past dividend periods. The Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Preferred Stock. The Preferred Stock may be redeemed at any time with regulatory approval. The Treasury may also transfer the Preferred Stock to a third party at any time. The preferred stock qualifies as Tier 1 Capital for regulatory purposes at the holding company.
The Corporation has the right to redeem the Series A Preferred Shares at any time after consulting with its primary regulator, in which case the executive compensation standards would no longer apply to the Corporation.
The Corporation is considering whether or not to participate in the U.S. Treasury’s Small Business Lending Fund program (“SBLF”). The Corporation has applied for funding under the SBLF, but has not yet received approval, nor has the Corporation determined if it will participate if approved. This SBLF program would allow the Corporation to pay off the TARP preferred and also requires an injection of capital into the Bank which is dependent upon the amount of the total SBLF funding less the $11 million of TARP preferred.
NOTE 17 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK
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

	2010	2009
Commitments to extend credit:
Variable rate	$18,092	$24,839
Fixed rate	13,034	6,039
Standby letters of credit — Variable rate	2,192	1,279
Credit card commitments — Fixed rate	2,737	2,714

	$36,055	$34,871

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 17 — COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)
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
Concentration of Credit Risk
The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2010 represents $58.114 million, or 19.56%, compared to $48.689 million, or 15.93%, of the commercial loan portfolio on December 31, 2009. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.
NOTE 18 — FAIR VALUE
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
NOTE 18 — FAIR VALUE (CONTINUED)
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
The following table presents information for financial instruments at December 31 (dollars in thousands):

	Fair Value Measurements
	2010		2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$34,719	$34,719	$45,433	$45,433
Interest-bearing deposits	713	713	678	678
Securities available for sale	33,860	33,860	46,513	46,513
Federal Home Loan Bank stock	3,423	3,423	3,794	3,794
Net loans	376,473	376,713	379,085	382,352
Accrued interest receivable	1,155	1,155	1,413	1,413

Total financial assets	$450,343	$450,583	$476,916	$480,183

Financial liabilities:
Deposits	$386,779	$387,885	$421,389	$421,124
Borrowings	36,069	36,234	36,140	36,447
Accrued interest payable	232	232	325	325

Total financial liabilities	$423,080	$424,351	$457,854	$457,896

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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 18 — FAIR VALUE (CONTINUED)
The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2010, and the valuation techniques used by the Corporation to determine those fair values.
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
The fair value of all investment securities at December 31, 2010 and December 31, 2009 were based on level 2 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to “Note 3 — Investment Securities.”
The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2010 or December 31, 2009.
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
NOTE 18 — FAIR VALUE (CONTINUED)
The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate owned. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.
Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2010

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2010	(Level 1)	(Level 2)	(Level 3)	December 31, 2010
Assets

Impaired loans	$10,563	$—	$—	$10,563	$1,666
Other real estate owned	5,562	—	—	5,562	2,753

					$4,419

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2009

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	December 31, 2009
Assets

Impaired Loans	$15,237	$—	$—	$15,237	$1,300
Other real estate owned	5,804	—	—	5,804	399

					$1,699

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

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — PARENT COMPANY ONLY FINANCIAL STATEMENTS
BALANCE SHEETS
December 31, 2010 and 2009
(Dollars in Thousands)

	2010	2009
ASSETS

Cash and cash equivalents	$5,353	$7,480
Investment in subsidiaries	49,016	48,575
Other assets	275	156

TOTAL ASSETS	$54,644	$56,211

LIABILITIES AND SHAREHOLDERS’ EQUITY

Other liabilities	$762	$912
Shareholders’ equity:
Preferred stock — no par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,706	10,514
Common stock and additional paid in capital — no par value
Authorized 18,000,000 shares
Issued and outstanding - 3,419,736	43,525	43,493
Accumulated earnings (deficit)	(961)	199
Accumulated other comprehensive income	612	1,093

Total shareholders’ equity	53,882	55,299

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$54,644	$56,211

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF OPERATIONS
Years Ended December 31, 2010, 2009, and 2008
(Dollars in Thousands)

	2010	2009	2008
INCOME:
Proceeds from settlement of lawsuits	$—	$—	$3,475
Other	11	8	9

Total income	11	8	3,484

EXPENSES:
Salaries and benefits	218	250	265
Interest	—	—	51
Professional service fees	136	196	55
Other	147	227	141

Total expenses	501	673	512

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	(490)	(665)	2,972

Provision for (benefit of) income taxes	—	(226)	1,005

Income (loss) before equity in undistributed net income (loss) of subsidiaries	(490)	(439)	1,967

Equity in undistributed net income (loss) of subsidiaries	72	2,855	(95)

Net income (loss)	(418)	2,416	1,872

Preferred dividend and accretion of discount	742	509	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(1,160)	$1,907	$1,872

Notes to the Consolidated Financial Statements
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
NOTE 19 — PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010, 2009, and 2008
(Dollars in Thousands)

	2010	2009	2008
Cash Flows from Operating Activities:
Net income	$(418)	$2,416	$1,872
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	(72)	(2,855)	95
Increase in capital from stock option compensation	32	60	82
Change in other assets	31	(348)	49
Change in other liabilities	(149)	32	765

Net cash (used in) provided by operating activities	(576)	(695)	2,863

Cash Flows from Financing Activities:
Proceeds from issuance of Series A Preferred Stock and common stock warrants	—	11,000	—
Dividend on preferred stock	(550)	(307)	—
Net increase (decrease) in lines of credit	—	—	(1,959)
Purchase of common stock — oddlot shares	—	—	(110)
Payments from subsidiaries	—	69	—
Investments in subsidiaries	(1,000)	(3,000)	(500)

Net cash (used) provided by financing activities	(1,550)	7,762	(2,569)

Net increase (decrease) in cash and cash equivalents	(2,126)	7,067	294
Cash and cash equivalents at beginning of period	7,480	413	119

Cash and cash equivalents at end of period	$5,354	$7,480	$413

Selected Financial Data
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2010	2009	2008	2007	2006
SELECTED FINANCIAL CONDITION DATA:
Total assets	$478,696	$515,377	$451,431	$408,880	$382,791
Loans	383,086	384,310	370,280	355,079	322,581
Securities	33,860	46,513	47,490	21,597	32,769
Deposits	386,779	421,389	371,097	320,827	312,421
Borrowings	36,069	36,140	36,210	45,949	38,307
Common shareholders’ equity	43,176	44,785	41,552	39,321	28,790
Total shareholders’ equity	53,882	55,299	41,552	39,321	28,790

SELECTED OPERATIONS DATA:
Interest income	$22,840	$23,708	$24,562	$28,695	$24,052
Interest expense	6,455	7,421	11,698	(15,278)	(12,459)

Net interest income	16,385	16,287	12,864	13,417	11,593
Provision for loan losses	6,500	3,700	2,300	400	(861)
Net security gains (losses)	215	1,471	64	(1)	(1)
Other income	2,580	3,280	4,589	2,007	984
Other expenses	(16,598)	(13,802)	(12,558)	(12,100)	(12,221)

Income (loss) before income taxes	(3,918)	3,536	2,659	2,923	1,216
Provision (credit) for income taxes	(3,500)	1,120	787	(7,240)	(500)

Net income (loss)	(418)	2,416	1,872	10,163	1,716
Preferred dividend and accretion of discount	742	509	—	—	—

Net income available to common shareholders	$(1,160)	$1,907	$1,872	$10,163	$1,716

PER SHARE DATA:
Earnings (loss) — Basic	$(.34)	$.56	$.55	$2.96	$.50
Earnings (loss) — Diluted	(.34)	.56	.55	2.96	.50
Cash dividends declared	—	—	—	—	—
Book value	12.63	13.10	12.15	11.47	8.40
Market value — closing price at year end	4.58	4.64	4.40	8.98	11.50

FINANCIAL RATIOS:
Return on average common equity	(2.64)%	4.42%	4.61%	31.05%	6.19%
Return on average total equity	(2.06)	3.77	4.61	31.05	6.19
Return on average assets	(.23)	.39	.44	2.59	.49
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A
Average equity to average assets	11.17	10.24	9.55	8.34	7.97
Efficiency ratio	72.57	72.24	85.51	79.46	93.95
Net interest margin	3.66	3.59	3.23	3.60	3.51

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2010				2009
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$383,086	$382,727	$384,839	$377,311	$384,310	$384,100	$372,004	$370,776
Allowance for loan losses	(6,613)	(5,437)	(6,371)	(4,737)	(5,225)	(4,081)	(4,119)	(4,793)
Total loans, net	376,473	377,290	378,468	372,574	379,085	380,019	367,885	365,983
Intangible assets	—	—	—	—	—	—	6	26
Total assets	478,696	499,006	500,774	502,427	515,377	513,180	506,304	466,375
Core deposits	290,614	287,055	271,026	236,227	209,828	200,541	202,892	196,860
Noncore deposits (1)	96,165	117,469	134,758	168,985	211,561	218,040	210,260	188,897
Total deposits	386,779	404,524	405,784	405,212	421,389	418,581	413,152	385,757
Total borrowings	36,069	36,069	36,140	36,140	36,140	36,140	36,210	36,210
Total shareholders’ equity	53,882	55,987	56,231	58,722	55,299	55,766	53,939	41,864
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCE SHEET

Total loans	$385,296	$385,268	$382,169	$384,640	$386,203	$370,310	$371,609	$370,943
Allowance for loan losses	(5,816)	(6,094)	(5,159)	(5,073)	(3,872)	(4,231)	(4,847)	(4,405)
Total loans, net	379,480	379,174	377,010	379,567	382,331	366,079	366,762	366,538
Intangible assets	—	—	—	—	—	1	16	35
Total assets	488,320	512,335	502,942	508,495	514,102	513,687	491,205	454,740
Core deposits	286,807	285,697	255,023	221,284	204,972	201,854	198,631	194,962
Noncore deposits (1)	106,459	131,150	150,426	192,613	213,308	217,248	202,879	177,707
Total deposits	393,266	416,847	405,449	413,897	418,280	419,102	401,510	372,669
Total borrowings	36,069	36,115	36,140	36,140	36,140	36,194	36,376	36,648
Total shareholders’ equity	55,015	56,668	57,889	55,109	55,665	54,594	49,855	41,813

ASSET QUALITY RATIOS

Nonperforming loans/total loans	2.76%	2.94%	2.87%	2.62%	3.96%	3.00%	2.66%	3.52%
Nonperforming assets/total assets	3.37	3.41	3.34	3.51	4.08	3.38	2.93	3.27
Allowance for loan losses/total loans	1.73	1.42	1.66	1.26	1.36	1.06	1.11	1.29
Allowance for loan losses/nonperforming loans	62.61	48.34	57.69	47.87	34.29	35.40	41.71	36.72
Net charge-offs/average loans	.16	.50	.31	.36	.30	.20	.22	.01
Texas Ratio (2)	26.66	27.68	26.71	27.76	34.76	28.99	25.53	32.69

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.25%	9.22%	9.38%	9.85%	9.75%	9.74%	9.65%	7.86%
Tier 1 capital to risk weighted assets	11.36	11.73	11.65	12.48	11.92	12.18	11.94	9.31
Total capital to risk weighted assets	12.62	12.98	12.91	13.69	13.17	13.19	13.00	10.56
Average equity/average assets	11.27	11.06	11.51	10.84	10.83	10.63	10.15	9.19
Tangible equity/tangible assets	11.27	11.06	11.51	10.84	10.83	10.87	10.65	8.97

(1)	Noncore deposits include brokered deposits and CDs greater than $100,000

(2)	Texas Ratio: Nonperforming Assets Divided by Total Equity plus Allowance for Loan Losses

Summary Quarterly Financial Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SUMMARY QUARTERLY FINANCIAL INFORMATION
(Unaudited)
(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED 2010				FOR THE QUARTER ENDED 2009
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
INCOME STATEMENT

Net interest income	$4,276	$4,064	$4,023	$4,022	$4,431	$4,310	$4,051	$3,495
Provision for loan losses	1,800	1,000	2,800	900	2,300	700	150	550
Net interest income after provision	2,476	3,064	1,223	3,122	2,131	3,610	3,901	2,945
Total noninterest income	747	648	593	807	1,503	2,418	439	391
Total noninterest expense	4,037	3,601	5,330	3,629	3,650	3,443	3,470	3,239
Income before taxes	(814)	111	(3,514)	300	(16)	2,585	870	97
Provision for income taxes	1,093	30	(1,212)	(3,411)	(22)	864	271	7

Net income	(1,907)	81	(2,302)	3,711	6	1,721	599	90
Preferred dividend and accretion of discount	185	185	186	185	186	185	138	—
Net income available to common shareholders	$(2,092)	$(104)	$(2,488)	$3,526	$(180)	$1,536	$461	$90

PER SHARE DATA

Earnings per share — basic	$(.61)	$(.03)	$(.73)	$1.03	$(.05)	$.45	$.13	$.03
Earnings per share — diluted	(.61)	(.03)	(.73)	1.03	(.05)	.45	.13	.03
Book value per share	12.63	13.26	13.34	14.08	13.10	13.25	12.73	12.24
Market value per share	4.58	5.10	6.50	4.72	4.64	4.10	4.50	4.00

PROFITABILITY RATIOS

Return on average assets	(1.70)%	(.08)%	(1.98)%	2.81%	(.14)%	1.19%	.38%	.08%
Return on average common equity	(18.76)	(.91)	(21.28)	(30.77)	(1.59)	13.72	4.33	.87
Return on average total equity	(15.09)	(0.73)	(17.24)	25.95	(1.28)	11.16	3.71	.87
Net interest margin	3.88	3.69	3.56	3.51	3.74	3.66	3.58	3.35
Efficiency ratio	65.05	75.98	76.04	78.12	71.03	70.09	76.55	82.36
Average loans/average deposits	97.97	92.42	94.26	92.93	92.33	88.36	92.55	99.54

Market Information
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
MARKET INFORMATION
(Unaudited)
The Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol MFNC. The following table sets forth the range of high and low trading prices of the Corporation’s common stock from January 1, 2009 through December 31, 2010, as reported by NASDAQ.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2010
High	$5.20	$7.39	$6.95	$5.28
Low	4.09	4.51	4.74	3.95
Close	4.72	6.50	5.10	4.58
Book value, at quarter end	14.08	13.34	13.26	12.63

2009
High	$4.72	$4.50	$6.37	$5.85
Low	2.45	3.76	4.00	4.00
Close	4.00	4.50	4.10	4.64
Book value, at quarter end	12.24	12.73	13.25	13.10
The Corporation had 1,216 shareholders of record as of March 30, 2011.
The holders of the Corporation’s common stock are entitled to dividends when, and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Corporation and its subsidiary bank, along with other relevant factors. The Corporation’s principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Corporation and the Bank to pay dividends is subject to regulatory restrictions and requirements. The Bank currently has a negative retained earnings position which precludes payment of dividends. The Bank, in order to pay dividends, would need to eliminate the negative retained earnings position and have regulatory approval. There were no dividends declared or paid in 2008, 2009 and 2010. There were no sales of unregistered securities in 2010, nor were there any repurchases of the Corporation’s common stock in 2010.

Shareholder Return Performance Graph
MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Index and the NASDAQ Composite Index for the five-year period ended December 31, 2010. The following information is based on an investment of $100, on December 31, 2005 in the Corporation’s common stock, the NASDAQ Bank Index, and the NASDAQ Composite Index, with dividends reinvested.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
OVERVIEW
The following discussion and analysis presents the more significant factors affecting the Corporation’s financial condition as of December 31, 2010 and 2009 and the results of operations for 2008 through 2010. This discussion also covers asset quality, liquidity, interest rate sensitivity, and capital resources for the years 2009 and 2010. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.
Taxable equivalent adjustments are the result of increasing income from tax-free loans and investments by an amount equal to the taxes that would be paid if the income were fully taxable based on a 34% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields.
Dollar amounts in tables are stated in thousands, except for per share data.
EXECUTIVE SUMMARY
The purpose of this section is to provide a brief summary of the 2010 results of operations and financial condition. A more detailed analysis of the results of operations and financial condition follows this summary.
The Corporation reported a loss available to common shareholders in 2010 of $1.160 million, or $.34 per share, compared to net income of $1.907 million, $.56 per share, in 2009 and net income in 2008 of $1.872 million, $.55 per share.
Total assets of the Corporation at December 31, 2010, were $478.696 million, a decrease of $36.681 million, or 7.12% from total assets of $515.377 million reported at December 31, 2009. In 2010, the Corporation reduced excess liquidity and reliance on wholesale funding.
At December 31, 2010, the Corporation’s loans stood at $383.086 million, a decrease of $1.224 million, or .32%, from 2009 year-end balances of $384.310 million. Loan balances were impacted by normal amortization and paydowns. A good portion of these payoffs pertained to loan relationships that no longer met our pricing or credit standards. Total loan production in 2010 amounted to $113.8 million, which included $36.7 million of secondary market mortgage loans. The Corporation also sold $12.6 million of SBA/USDA guaranteed loans.
Nonperforming loans totaled $10.563 million, or 2.76% of total loans at December 31, 2010. Nonperforming assets at December 31, 2010, were $16.125 million, 3.37% of total assets, compared to $21.041 million or 4.08% of total assets at December 31, 2009.
Total deposits decreased from $421.389 million at December 31, 2009, to $386.779 million at December 31, 2010, a decrease of 8.21%. The decrease in deposits in 2010 was comprised of a decrease in wholesale deposits of $115.396 million and an increase in core deposits of $80.786 million.
Shareholders’ equity totaled $53.882 million at December 31, 2010, compared to $55.299 million at the end of 2009, a decrease of $1.417 million. This decrease reflects the consolidated net loss of $1.160 million, the $32,000 capital contribution impact of stock options, the decrease in the market value of available-for-sale investments, which amounted to $.481 million and the decrease from the accretion of the discount on preferred stock of $.192 million. The book value per common share at December 31, 2010, amounted to $12.63 compared to $13.10 at the end of 2009.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
RESULTS OF OPERATIONS

	For the Years Ended December 31,
(dollars in thousands, except per share data)	2010	2009	2008
Taxable-equivalent net interest income	$16,496	$16,446	$13,074
Taxable-equivalent adjustment	111	159	210

Net interest income	16,385	16,287	12,864
Provision for loan losses	6,500	3,700	2,300
Other income	2,795	4,751	4,653
Other expense	16,598	13,802	12,558

Income before provision for income taxes	(3,918)	3,536	2,659
Provision for (benefit of) income taxes	(3,500)	1,120	787

Net income (loss)	$(418)	$2,416	$1,872
Preferred dividend expense	742	509	—

Net income (loss) available to common shareholders	$(1,160)	$1,907	$1,872

Earnings (loss) per common share
Basic	$(.34)	$.56	$.55
Diluted	$(.34)	$.56	$.55

Return on average assets	(.23)%	.39%	.44%
Summary
The Corporation reported a net loss available to common shareholders of $1.160 million in 2010, compared to net income of $1.907 million in 2009 and a net income of $1.872 million in 2008. The 2010 results include elevated costs associated with nonperforming assets, including loan loss provisions of $6.500 million and OREO write-downs and gains/losses of $2.753 million. Also included in the 2010 results are security gains of $.215 million. The 2009 results include $1.208 million of gains related to branch office sales and $1.471 million of security gains. The 2008 operating results include the positive effect, $3.475 million of a lawsuit settlement, and the negative effect, $.425 million of a severance agreement.
Net Interest Income
Net interest income is the Corporation’s primary source of core earnings. Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing funding sources. Net interest revenue is the Corporation’s principal source of revenue, representing 89% of total revenue in 2010. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.
Net interest income on a taxable equivalent basis increased $.098 million from $16.287 in 2009 to $16.385 million, in 2010. Attributing to the overall decrease in net interest income was a reduction in investment securities which were sold late in 2009 in order to reduce excess liquidity and lower market interest rate risk. The proceeds from these sales were used to repay maturing wholesale deposits. In 2010, interest rates were somewhat stable with the prime rate at 3.25% for the entire year. The Corporation experienced a modest reduction, 14 basis points, in the overall rates on earnings assets from 5.26% in 2009 to 5.12% in 2010. Interest bearing funding sources also declined, by 22 basis points, from 1.82% in 2009 to 1.60% in 2010. The combination of these rate reductions resulted in an improved net interest margin from 3.62% in 2009 to 3.68% in 2010.
In 2009, the Corporation realized an increase of $3.423 million in net interest income. A portion of this increase was attributed to higher levels of investment securities which were funded by lower cost wholesale funding sources. In 2009, the Corporation benefited from low interest rates prevalent on wholesale deposit instruments. The interest rates in the

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
wholesale environment were significantly more attractive than offering rates by competitors in local markets. In addition to the benefits derived from lower rates or wholesale deposit instruments a number of new or rewritten loans were structured with interest rate floors that locked in a near term favorable interest rate spread.
The following table details sources of net interest income for the three years ended December 31 (dollars in thousands):

	2010	Mix	2009	Mix	2008	Mix
Interest Income
Loans	$21,279	93.17%	$20,813	87.79%	$22,959	93.48%
Funds sold	58	.25	—	—	96	.39
Taxable securities	1,406	6.16	2,783	11.74	1,293	5.26
Nontaxable securities	28	.12	19	.08	5	.02
Other interest-earning assets	69	.30	93	.39	209	.85

Total earning assets	22,840	100.00%	23,708	100.00%	24,562	100.00%

Interest Expense
NOW, money markets, checking	1,218	18.87%	809	10.90%	1,284	10.98%
Savings	97	1.50	142	1.91	193	1.65
CDs <$100,000	1,756	27.20	1,857	25.02	3,181	27.19
CDs >$100,000	449	6.96	633	8.53	1,037	8.86
Brokered deposits	2,087	32.33	2,990	40.30	4,420	37.79
Borrowings	848	13.14	990	13.34	1,583	13.53

Total interest-bearing funds	6,455	100.00%	7,421	100.00%	11,698	100.00%

Net interest income	$16,385		$16,287		$12,864

Average Rates
Earning assets	5.10%		5.22%		6.16%

Interest-bearing funds	1.60		1.82		3.32

Interest rate spread	3.50		3.40		2.84

As shown in the table above, income on loans provides more than 90% of the Corporation’s interest revenue. The Corporation’s loan portfolio has approximately 71% of variable rate loans that predominantly reprice with changes in the prime rate and 29% of fixed rate loans. A majority of the variable rate loans, 60%, or $160 million, have interest rate floors. These loans will not reprice until the prime rate increases to the extent necessary to surpass the interest rate floor. A prime rate increase of 100 basis points or more will reprice $66 million of these loans with floors, while the remainder will reprice with a 200 basis point increase in the prime rate.
The majority of interest bearing liabilities do not reprice automatically with changes in interest rates, which provides flexibility to manage interest income. Management monitors the interest sensitivity of earning assets and interest bearing liabilities to minimize the risk of movements in interest rates.

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

	Years ended December 31,
	2010			2009			2008
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$384,347	$21,376	5.56%	$374,796	$20,964	5.59%	$361,324	$23,166	6.41%
Taxable securities	35,475	1,406	3.96	74,005	2,782	3.76	28,766	1,293	4.49
Nontaxable securities (2)	853	42	4.92	571	28	4.90	69	8	11.59
Federal Funds sold	22,934	58	.25	74	—	—	4,101	96	2.34
Other interest-earning assets	4,448	69	1.55	4,415	93	2.11	4,318	209	4.84

Total earning assets	448,057	22,951	5.12	453,861	23,867	5.26	398,578	24,772	6.22

Reserve for loan losses	(5,539)			(4,337)			(3,747)
Cash and due from banks	29,291			19,397			6,901
Fixed assets	10,002			10,839			11,453
Other real estate owned	6,196			3,374			1,048
Other assets	14,986			10,518			11,110

	54,936			39,791			26,765

TOTAL ASSETS	$502,993			$493,652			$425,343

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$99,411	$943	.95%	$73,003	$665	0.91%	$77,997	$1,245	1.60%
Interest checking	18,987	275	1.45	7,735	143	1.85	1,501	39	2.60
Savings deposits	19,503	97	.50	20,179	142	0.70	15,963	193	1.21
CDs <$100,000	84,841	1,756	2.07	67,356	1,858	2.76	78,755	3,181	4.04
CDs >$100,000	26,273	449	1.71	26,906	633	2.35	27,079	1,037	3.83
Brokered deposits	118,615	2,087	1.76	176,017	2,990	1.70	111,482	4,420	3.96
Borrowings	36,116	848	2.35	36,338	990	2.72	39,248	1,583	4.03

Total interest-bearing liabilities	403,746	6,455	1.60%	407,534	7,421	1.82	352,025	11,698	3.32

Demand deposits	39,704			31,864			29,348
Other liabilities	3,372			3,723			3,340
Shareholders’ equity	56,171			50,531			40,630

	99,247			86,118			73,318

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$502,993			$493,652			$425,343

Rate spread			3.52			3.44%			2.90%

Net interest margin/revenue, tax equivalent basis		$16,496	3.68%		$16,446	3.62%		$13,074	3.28%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.

(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.

(3)	Interest income on loans includes loan fees.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table presents the dollar amount, in thousands, of changes in taxable equivalent interest income and interest expense for major components of interest-earning assets and interest-bearing obligations. It distinguishes between changes related to higher or lower outstanding balances and changes due to the levels and fluctuations in interest rates. For each category of interest-earning assets and interest-bearing obligations, information is provided for changes attributable to (i) changes in volume (i.e. changes in volume multiplied by prior period rate) and (ii) changes in rate (i.e. changes in rate multiplied by prior period volume). For purposes of this table, changes attributable to both rate and volume are shown as a separate variance.

	Years ended December 31,
	2010 vs. 2009				2009 vs. 2008
	Increase (Decrease)				Increase (Decrease)
	Due to				Due to
				Total				Total
			Volume	Increase			Volume	Increase
	Volume	Rate	and Rate	(Decrease)	Volume	Rate	and Rate	(Decrease)
Interest earning assets:
Loans	$534	$(119)	$(3)	$412	$863	$(2,955)	$(110)	$(2,202)
Taxable securities	(1,448)	151	(79)	(1,376)	2,033	(212)	(332)	1,489
Nontaxable securities	13	—	1	14	58	(5)	(33)	20
Federal funds sold	58	—	—	58	(94)	(96)	94	(96)
Other interest earning assets	1	(25)	—	(24)	5	(118)	(3)	(116)

Total interest earning assets	$(842)	$7	$(81)	$(916)	$2,865	$(3,386)	$(384)	$(905)

Interest bearing obligations
NOW and money market deposits	$241	$27	$10	$278	$(80)	$(535)	$35	$(580)
Interest checking	208	(31)	(45)	132	162	(11)	(47)	104
Savings deposits	(5)	(41)	1	(45)	51	(81)	(21)	(51)
CDs <$100,000	482	(464)	(120)	(102)	(460)	(1,010)	147	(1,323)
CDs >$100,000	(15)	(173)	4	(184)	(7)	(400)	3	(404)
Brokered deposits	(975)	107	(35)	(903)	2,559	(2,526)	(1,463)	(1,430)
Borrowings	(6)	(137)	1	(142)	(117)	(514)	38	(593)

Total interest bearing obligations	$(70)	$(712)	$(184)	$(966)	$2,108	$(5,077)	$(1,308)	$(4,277)

Net interest income, tax equivalent basis				$50				$3,372

Provision for Loan Losses
The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2010, the Corporation recorded a provision for loan loss of $6.500 million, compared to a provision of $3.700 million in 2009. The higher provision for 2010 was due in large part to an elevated level of charge-offs which totaled $5.112 million, or 1.33% of average loans compared to $2.752 million or   .73% on average loans in 2009.
Noninterest Income
Noninterest income was $2.795 million, $4.751 million, and $4.653 million in 2010, 2009, and 2008, respectively. The principal recurring sources of noninterest income are the gains on the sale of secondary market loans and fees for services related to deposit and loan accounts. In 2010, the Corporation expanded its efforts to generate increased income from secondary market loans by adding additional staff and centralizing processing activities. In 2009, the Corporation recorded a gain on the sale of two branch offices, $1.208 million, and a gain on security sales of $1.471 million.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2010	2009	2008	2010-2009	2009-2008
Deposit service charges	$128	$116	$101	10.34%	14.85%
NSF Fees	862	907	737	(4.96)	23.07
Gain on sale of secondary market loans	445	224	107	98.66	109.35
Secondary market fees generated	94	93	34	1.08	173.53
SBA Fees	868	513	12	69.20	4,175.00
Proceeds from settlement of lawsuits	—	—	3,475	—	(100.00)
Gain on sale of branch offices	—	1,208	—	(100.00)	100.00
Other	183	219	123	(16.44)	78.05

Subtotal	2,580	3,280	4,589	(21.34)	(28.52)

Net security gains	215	1,471	64	(85.38)	2,198.44

Total noninterest income	$2,795	$4,751	$4,653	(41.17)%	2.11%

Total revenues from the loan sale activities amounted to $1.407 million in 2010, $.830 million in 2009 and $.153 million in 2008. The Corporation anticipates increased revenues from these activities in future periods. As stated, we increased our capacity for secondary market activities with several key staff additions. We are also increasing our SBA and USDA lending activities as these types of government sponsored programs become more advantageous to borrowers. Deposit related income totaled $.990 million in 2010 compared to $1.023 million in 2009 and $.838 million in 2008. The current regulatory environment may limit the Corporation’s ability to grow these revenue sources.
Noninterest Expense
Noninterest expense was $16.598 million in 2010, compared to $13.802 million and $12.558 million in 2009 and 2008, respectively. In 2010, the increase in noninterest expense totaled $2.796 million, or 20.26%. The largest increase in noninterest expense for 2010 occurred in OREO write-downs and gains/losses on the sale of OREO, which increased from $.208 million in 2009 to $2.753 million in 2010. In 2008 the Corporation had net gains of $80,000 on the sale of OREO. Management expects that costs associated with carrying nonperforming loans will continue to be above historical norms. Salaries and benefits, at $6.918 million, increased by $.335 million, 5.09%, from the 2009 expenses of $6.583 million and compared to $6.886 million in 2008. The other most significant loan and deposit expense increase was in FDIC insurance assessment premiums which totaled $.839 million in 2009 and increased to $.957 million in 2010. FDIC insurance costs are also expected to increase in future periods based upon the need to replenish the deposit insurance fund for charges due to increased bank failures.
Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.
The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2010	2009	2008	2010 - 2009	2009 - 2008
Salaries and benefits	$6,918	$6,583	$6,886	5.09%	(4.40)%
Occupancy	1,313	1,385	1,374	(5.20)	.80
Furniture and equipment	806	805	771	0.12	4.41
Data processing	740	862	844	(14.15)	2.13
Professional service fees:
Accounting	269	261	254	3.07	2.76
Legal	98	95	41	3.16	131.71
Consulting and other	260	247	213	5.26	15.96

Total professional service fees	627	603	508	3.98	18.70
Loan and deposit	910	746	488	21.98	52.87
OREO writedowns and (gains) losses on sale	2,753	208	(80)	1,223.56	(360.00)
FDIC insurance premiums	957	839	81	14.06	935.80
Telephone	193	187	170	3.21	10.00
Advertising	297	322	305	(7.76)	5.57
Amortization of intangibles	—	46	78	(100.00)	(41.03)
Other operating expenses	1,084	1,216	1,133	(10.86)	7.33

Total noninterest expense	$16,598	$13,802	$12,558	20.26%	9.91%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Federal Income Taxes
A deferred tax asset is recognized for temporary differences that will result in deductible amounts in future years and contain tax carryforwards including past net operating losses and tax credits. For example, a temporary difference is created between the reported amount and the tax basis of a liability for estimated expenses if, for tax purposes, those estimated expenses are not deductible until a future year. Settlement of that liability will result in tax deductions in future years, and a deferred tax asset is recognized based on the weight of available evidence. All available evidence, both positive and negative, is considered to determine whether, based on the weight of that evidence, a valuation allowance is needed for some portion or all of a deferred tax asset. Judgment must be used in considering the relative impact of negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, (a) the more positive evidence is necessary and (b) the more difficult it is to support a conclusion that a valuation allowance is not needed. A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.
Current Federal Tax Provision
The Corporation recorded a current period federal tax benefit of $3.500 million in 2010, compared to a $1.120 million provision in the same period a year earlier. In the first quarter of 2010, management evaluated the deferred tax assets associated with the net operating loss and tax credit carryforwards based upon the Corporation’s foreseen ability to utilize the benefits of these carryforwards prior to their expiration. At that time, the Corporation had net deferred tax assets of approximately $13.4 million and a valuation allowance of $8.1 million against these assets. As a part of this analysis, management considered, among other things, current asset levels and projected loan and deposit growth, current interest rate spreads and projected net interest income levels, and noninterest income and expense, along with management’s ability to control expenses and the potential for increasing contributions of noninterest income. Management also considered the impact of nonperforming assets and future period charge-off activity relative to projected provisions. Based upon the analysis of projected taxable income and the probability of achieving these projected taxable income levels, the Corporation reduced the valuation allowance on its deferred tax assets by $3.500 million. Among the criteria that management considered in evaluating the deferred tax asset was taxable income for the three most recent taxable years ending December 31, 2009 which totaled $8.2 million. This taxable income allowed the Corporation to utilize NOL carryforwards. At 2010 year end, management, in recognition of the net operating loss before taxes of $3.918 million and based upon additional analysis of deferred tax balances and future taxable income projections, made the determination to increase the valuation allowance by approximately $1.364 million, resulting in a net decrease in the valuation allowance of $2.136 million for the year.
Deferred Tax Benefit — Historical Commentary
The Corporation recognized a federal deferred tax benefit of $7.500 million in the third quarter of 2007. The recognition of this deferred tax benefit relates to the generally accepted accounting principles applicable to the probability of utilizing the NOL and tax credit carryforwards of the Corporation. The Corporation, based upon current profitability trends largely supported by expansion of the net interest margin and controlled expenses, determined that a portion, $7.500 million, of the NOL carryforward was probable. The $7.500 million recognition was based upon assumptions of a sustained level of taxable income within the NOL carryforward period and took into account Section 382, annual limitations. This tax benefit was recorded by reducing the valuation allowance that was recorded against the deferred tax assets of the Corporation. In 2006, the Corporation recognized a portion of this benefit, $.500 million, based upon the then current probabilities.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The table below details the Corporation’s deferred tax assets and liabilities (dollars in thousands):

	2010	2009
Deferred tax assets:
NOL carryforward	$9,342	$9,520
Allowance for loan losses	2,248	1,776
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,081	80
Tax credit carryovers	672	672
Deferred compensation	247	273
Stock option compensation	204	196
Depreciation	118	72
Intangible assets	95	112
Other	11	49

Total deferred tax assets	15,481	14,213

Valuation allowance	$(6,010)	$(8,146)

Deferred tax liabilities:
FHLB stock dividend	(128)	(128)
Unrealized gain (loss) on securities	(315)	(563)
Other	—	(95)

Total deferred tax liabilities	(443)	(786)

Net deferred tax asset	$9,028	$5,281

As shown in the table above, the NOL and tax credit carryforwards comprise the majority of the deferred tax asset, which is reduced by the $6.010 million valuation adjustment.
As of December 31, 2010, the Corporation had an NOL carryforward of approximately $27.5 million along with various credit carryforwards of $2.1 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $17.0 million, and all of the tax credit carryforwards are also subject to the use limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. These carryforwards, if not utilized, will begin to expire in the year 2023. The annual limitation is $1.4 million for the NOL carryforwards and the equivalent value of tax credits, which is approximately $.477 million.
The Corporation will continue to evaluate the utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary. The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation.
Management believes that the Corporation will ultimately utilize all of the NOL carryforwards and a portion of the tax credit carryforwards. The valuation allowance, which stands at $6.0 million as of December 31, 2010 is a conservative measurement of the uncertainty related to the current economy and level of profitability the Corporation will attain in the near term.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
FINANCIAL POSITION

	December 31,
(dollars in thousands)	2010		2009		2008
Sources of funds:	Balance	Mix	Balance	Mix	Balance	Mix

Deposits:
Non-interest bearing transactional deposits	$41,264	8.62%	$35,878	6.96%	$30,099	6.67%
Interest-bearing transactional depopsits	152,373	31.83	113,997	22.12	91,314	20.23
CD’s <$100,000	96,977	20.26	59,953	11.63	73,752	16.34

Total core deposit funding	290,614	60.71	209,828	40.71	195,165	43.23

CD’s >$100,000	22,698	4.74	36,385	7.06	25,044	5.55
Brokered deposits	73,467	15.35	175,176	33.99	150,888	33.42

Total noncore deposit funding	96,165	20.09	211,561	41.05	175,932	38.97

FHLB and other borrowings	36,069	7.53	36,140	7.01	36,210	8.02
Other liabilities	1,966	.41	2,549	.49	2,572	.57
Shareholders’ equity	53,882	11.26	55,299	10.74	41,552	9.21

Total	$478,696	100.00%	$515,377	100.00%	$451,431	99.57%

Uses of Funds:
Net Loans	$376,473	78.64%	$379,085	73.54%	$366,003	81.08%
Securities available for sale	33,860	7.07	46,513	9.03	47,490	10.52
Federal funds sold	12,000	2.51	27,000	5.24	—	—
Federal Home Loan Bank Stock	3,423	.72	3,794	.74	3,794	.84
Interest-bearing deposits	713	.15	678	.13	582	.13
Cash and due from banks	22,719	4.75	18,433	3.58	10,112	2.24
Other assets	29,508	6.16	39,874	7.74	23,450	5.19

Total	$478,696	100.00%	$515,377	100.00%	$451,431	100.00%

Securities
The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities decreased $12.653 million in 2010, from $46.513 million at December 31, 2009 to $33.860 million at December 31, 2010. This decrease in 2010 was largely attributable to paydowns on mortgage backed securities. The Corporation also sold $5 million of investments early in 2010 to reduce excess liquidity. In 2009, a net gain of $1.471 million was recorded in connection with the sale of approximately $45 million of investments. These investments were purchased early in 2009 as a short-term “leveraging” program in the deployment of a portion of the proceeds from the issuance of preferred stock in conjunction with the Corporation’s participation in TARP. This “leveraging” program to increase investment securities was intended to offset the relatively high cost of the preferred stock. Management, along with the concurrence of the Board of Directors, deleveraged this position late in 2009.
The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2010	2009
US Agencies — MBS	$27,710	$45,238
US Agencies	4,973	—
Obligations of states and political subdivisions	1,177	1,275

Total securities	$33,860	$46,513

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. The majority of the bank’s current investments, $32.683 million or 97%, are highly marketable investments guaranteed by the U.S. government. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. At December 31, 2010, investment securities with an estimated fair market value of $14.462 million were pledged.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Loans
The Bank is a full service lender and offers a variety of loan products in all of its markets. The majority of its loans are commercial, which represents approximately 78% of total loans outstanding at December 31, 2010.
The Corporation continued to experience strong loan demand in 2010 with approximately $114 million of new loan production, including $37 million of mortgage loans sold in the secondary market. At 2010 year-end, the Corporation’s loans stood at $383.086 million, a slight decrease from the 2009 year-end balances of $384.310 million. The total outstanding loans declined by $1.2 million after reductions for loans sales, (both SBA/USDA and secondary market) amortization and payoffs, some associated with the elimination of problem assets. In 2010, the secondary mortgage loans that were produced and sold totaled $36.7 million while the SBA/USDA loan sales amounted to $12.6 million. The production of loans was distributed among the regions, with the Upper Peninsula at $81 million, $22 million in the Northern Lower Peninsula and $11 million in Southeast Michigan where the market has been hit the hardest by the recession.
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
Following is a table that illustrates the balance changes in the loan portfolio from 2008 through 2010 year end (dollars in thousands):

				Percent Change
	2010	2009	2008	2010-2009	2009-2008
Commercial real estate	$194,859	$208,895	$185,241	(6.72)%	12.77%
Commercial, financial, and agricultural	68,858	72,184	79,734	(4.61)	(9.47)
One-to-four family residential real estate	75,074	67,232	65,595	11.66	2.50
Construction
Consumer	5,682	7,118	4,852	(20.17)	46.70
Commercial	33,330	24,591	31,113	35.54	(20.96)
Consumer	5,283	4,290	3,745	23.15	14.55

Total	$383,086	$384,310	$370,280	(0.32)%	3.79%

Our commercial real estate loan portfolio predominantly relates to owner occupied real estate, and our loans are generally secured by a first mortgage lien. Commercial real estate market conditions continued to be under stress in 2010, and we expect this trend to continue. These conditions may negatively affect our commercial real estate loan portfolio in future periods. We make commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral. Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Following is a table showing the composition of loans by significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2010			2009			2008
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital
Real estate — operators of nonres bldgs	$58,114	19.56%	107.85%	$48,689	15.93%	88.05%	$41,299	13.95%	99.39%
Hospitality and tourism	37,737	12.70	70.04	45,315	14.82	81.95	35,086	11.85	84.44
Commercial construction	33,330	11.22	61.86	24,591	8.04	44.47	31,113	10.51	74.88
Operators of nonresidential buildings	16,598	5.59	30.80	12,619	4.13	22.82	13,352	4.51	32.13
Real estate agents and managers	15,857	5.34	29.43	24,242	7.93	43.84	29,292	9.89	70.50
Other	135,411	45.59	251.31	150,214	49.15	271.64	145,946	49.29	351.24

Total commercial loans	$297,047	100.00%		$305,670	100.00%		$296,088	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2010 year-end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.
Our residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers. As of December 31, 2010, our residential loan portfolio totaled $80.756 million, or 21.08% of our total outstanding loans.
The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $3.184 million at the end of 2009 to $2.471 million at 2010 year-end. The Corporation has elected to reduce its tax-exempt portfolio, since it provides no current tax benefit, due to tax net operating loss carryforwards.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Credit Quality
The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	2010	2009	2008
Nonperforming Assets:
Nonaccrual loans	$5,921	$14,368	$4,887
Accruing loans past due 90 days or more	—	—	—
Restructured Loans	4,642	869	—

Total nonperforming loans	10,563	15,237	4,887
Other real estate owned	5,562	5,804	2,189

Total nonperforming assets	$16,125	$21,041	$7,076

Nonperforming loans as a % of loans	2.76%	3.96%	1.32%

Nonperforming assets as a % of assets	3.37%	4.08%	1.57%

Reserve for Loan Losses:
At period end	$6,613	$5,225	$4,277

As a % of loans	1.73%	1.36%	1.16%

As a % of nonperforming loans	62.61%	34.29%	87.52%

As a % of nonaccrual loans	111.69%	36.37%	87.52%

Management continues to address market issues impacting its loan customer base. In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process. The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant upon completion of the 2010 independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation will again utilize a consultant for loan review in 2011.
The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2010	2009	2008
Interest income that would have been recorded at original rate	$583	$700	$377
Interest income that was actually recorded	141	40	60

Net interest lost	$442	$660	$317

Allowance for Loan Losses
Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2010 amounted to $5.112 million, or 1.33% of average loans outstanding, compared to $2.752 million, or .73% of loans outstanding in 2009. In 2010, $2.342 million of the charge-offs resulted from three credit relationships in Southeast Michigan. The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
A three year history of the Corporation’s credit quality is displayed in the following table (dollars in thousands):

Allowance for Loan Losses	2010	2009	2008
Balance at beginning of period	$5,225	$4,277	$4,146
Loans charged off:
Commercial, financial & agricultural	5,027	2,465	2,062
One-to-four family residential real estate	410	282	157
Consumer	48	71	71

Total loans charged off	5,485	2,818	2,290

Recoveries of loans previously charged off:
Commercial, financial & agricultural	346	38	114
One-to-four family residential real estate	11	16	—
Consumer	16	12	7

Total recoveries of loans previously charged off	373	66	121
Net loans charged off	5,112	2,752	2,169

Provision for loan losses	6,500	3,700	2,300

Balance at end of period	$6,613	$5,225	$4,277

Total loans, period end	$383,086	$384,310	$370,280
Average loans for the year	384,347	374,796	361,324
Allowance to total loans at end of year	1.73%	1.36%	1.16%
Net charge-offs to average loans	1.33	.73	.60
Net charge-offs to beginning allowance balance	97.84	64.34	52.32
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
At the end of 2010, the allowance for loan losses represented 1.73% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.
As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate on the balance sheet.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following table represents the activity in other real estate (dollars in thousands):

Balance at January 1, 2009	$2,189
Other real estate transferred from loans due to foreclosure	4,879
Reclassification of redemption ORE	(475)
Other real estate transferred to premises and equipment	—
Other real estate sold	(581)
OREO writedowns	(187)
Loss on OREO	(21)

Balance at December 31, 2009	5,804
Other real estate transferred from loans due to foreclosure	5,373
Reclassification of redemption ORE	—
Other real estate transferred to premises and equipment	—
Other real estate sold	(2,862)
OREO writedowns	(2,703)
Loss on OREO	(50)

Balance at December 31, 2010	$5,562

During 2010, the Corporation received real estate in lieu of loan payments of $5.373 million. In determining the carrying value of other real estate, the Corporation generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value. After the initial receipt, management periodically re-evaluates the recorded balance and records any additional reductions in the fair value as a write-down of other real estate.
Deposits
Total deposits at December 31, 2010 were $386.779 million, a decrease of $34.610 million, or 8.21% from December 31, 2009 deposits of $421.389 million. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2010	Mix	2009	Mix	2008	Mix
Non-interest-bearing	$41,264	10.67%	$35,878	8.51%	$30,099	8.11%
NOW, money market, checking	134,703	34.83	95,790	22.73	70,584	19.02
Savings	17,670	4.57	18,207	4.32	20,730	5.59
Certificates of Deposit <$100,000	96,977	25.07	59,953	14.23	73,752	19.87

Total core deposits	290,614	75.14	209,828	49.79	195,165	52.59

Certificates of Deposit >$100,000	22,698	5.87	36,385	8.64	25,044	6.75
Brokered CDs	73,467	18.99	175,176	41.57	150,888	40.66

Total non-core deposits	96,165	24.86	211,561	50.21	175,932	47.41

Total deposits	$386,779	100.00%	$421,389	100.00%	$371,097	100.00%

The decrease in deposits, as illustrated above, is composed of a decrease in noncore deposits of $115.396 million, while core deposits increased by $80.786 million.
Historically the Corporation’s loan growth outpaced core deposit growth, which resulted in more reliance on brokered deposits as a source of funding. Management has increased its efforts to grow core deposits in recent years by introducing several new deposit products and implementing a bank-wide deposit incentive program. In 2010, the Corporation grew core deposits by $81 million with most of this growth occurring in lower cost transactional deposits.
During 2009, the increase in wholesale brokered deposits were in part utilized to enhance balance sheet liquidity and to fund the acquisition of investments purchased in the TARP leveraging program discussed earlier in this management discussion. At the end of 2009, the Corporation initiated the sale of approximately $39 million of its investment portfolio

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
to deleverage the balance sheet. Proceeds from the sale of these investments were used to pay off matured brokered deposits. In August 2009, the Bank sold two branch offices with core deposits of approximately $29 million. This strategic decision was in conjunction the bank’s overall strategy to tighten its existing geographical footprint and concentrate its resources in the commercial hubs of the Upper Peninsula.
Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.
Borrowings
The Corporation also utilizes FHLB borrowings as a source of funding. At 2010 year end, this source of funding totaled $35 million, of which $20 million matured early in 2011 and was refinanced into longer term FHLB borrowings. Subsequent to the refinancing, the $25 million of FHLB borrowings had a weighted average maturity of 3.5 years.
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
At December 31, 2010 the Bank had $33.860 million of securities, with a weighted average maturity of 15.8 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
The following is the Corporation’s repricing opportunities at December 31, 2010 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total
Interest-earning assets:
Loans	$276,547	$7,157	$25,210	$74,172	$383,086
Securities	970	17,318	14,706	866	33,860
Other (1)	12,713	—	—	3,423	16,136

Total interest-earning assets	290,230	24,475	39,916	78,461	433,082

Interest-bearing obligations:
NOW, money market, savings and interest checking	152,373	—	—	—	152,373
Time deposits	26,845	41,006	51,507	317	119,675
Brokered CDs	10,125	60,614	—	2,728	73,467
Borrowings	20,000	5,000	10,000	1,069	36,069

Total interest-bearing obligations	209,343	106,620	61,507	4,114	381,584

Gap	$80,887	$(82,145)	$(21,591)	$74,347	$51,498

Cumulative gap	$80,887	$(1,258)	$(22,849)	$51,498

(1)	includes Federal Home Loan Bank stock
The above analysis indicates that at December 31, 2010, the Corporation had a cumulative liability sensitivity gap position of $1.258 million within the one-year timeframe. The Corporation’s cumulative liability sensitive gap suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn less net interest income since more liabilities would reprice at higher rates than assets. Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests the Corporation’s net interest income would increase. A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the gap analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.
At December 31, 2010, the Corporation had $276.547 million of variable rate loans that reprice primarily with the prime rate index. Approximately $160 million of these variable rate loans have interest rate floors. This means that the prime rate will have to increase above the floor rate before these loans will reprice. At year end, $66 million of these floor-rate loans would reprice with a 100 basis point prime rate increase, with $94 million repricing with an additional 100 basis point prime rate increase.
At December 31, 2009, the Corporation had a cumulative liability sensitivity gap position of $17.977 million within the one-year time frame.
The borrowings in the gap analysis include $20 million of FHLB advances that were refinanced early in 2011 into fixed rate advances. Subsequent to this refinancing, the $35 million total of FHLB borrowings then carried a weighted average maturity of 3.5 years.
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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
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
The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2010 (dollars in thousands). Nonaccrual loans of $5.921 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.
Principal/Notional Amount Maturing/Repricing In:

								Fair Value
	2011	2012	2013	2014	2015	Thereafter	Total	12/31/2010
Rate Sensitive Assets
Fixed interest rate securities	$23,261	$2,906	$6,198	$334	$295	$866	$33,860	$33,860
Average interest rate	3.85%	4.49%	5.55%	8.07%	3.13%	3.98%	4.25%

Fixed interest rate loans	36,552	23,566	15,769	14,752	4,736	15,565	110,940	108,441
Average interest rate	6.00	6.68	6.57	5.62	6.33	6.14	6.16

Variable interest rate loans	272,146	—	—	—	—	—	272,146	274,885
Average interest rate	5.08	—	—	—	—	—	5.08

Other assets	12,713	—	—	—	—	3,423	16,136	16,136
Average interest rate	.25	—	—	—	—	2.50	.73

Total rate sensitive assets	$344,672	$26,472	$21,967	$15,086	$5,031	$19,854	$433,082	$433,322

Average interest rate	4.90%	6.44%	6.28%	5.67%	6.14%	5.42%	4.88%

Rate Sensitive Liabilities
Interest-bearing savings,
NOW, MMAs, interest checking	$152,373	$—	$—	$—	$—	$—	$152,373	$152,373
Average interest rate	.88%	—%	—%	—%	—%	—%	—%

Time deposits	138,596	34,256	9,248	6,163	1,840	3,039	193,142	194,248
Average interest rate	1.86	2.06	2.76	3.01	3.14	3.45	2.01

Fixed interest rate borrowings	5,000	—	—	10,000	—	1,069	16,069	16,230
Average interest rate	.61	—	—	2.10	—	1.00	1.56

Variable interest rate borrowings	20,000	—	—	—	—	—	20,000	20,004
Average interest rate	.31	—	—	—	—	—	.31

Total rate sensitive liabilities	$315,969	$34,256	$9,248	$16,163	$1,840	$4,108	$381,584	$382,855

Average interest rate	1.27%	2.06%	2.76%	2.45%	3.14%	2.81%	1.42%

Foreign Exchange Risk
In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2010, the Corporation had excess Canadian liabilities of .106 million, which equated to approximately the same valuation in U.S. dollars. Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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
Commitments to extend credit and standby letters of credit are not recorded as an asset or liability by the Corporation until the instrument is exercised. See Note 17 to the consolidated financial statements for additional information.
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
During 2010, the Corporation decreased cash and cash equivalents by $10.714 million. As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash provided by operating activities, resulting primarily from a reduction in other assets due to a settlement from the prior year sale of investment securities recorded as a receivable at 2009 year end. The net change in investing activities included a net increase in loans of $9.355 million and a “net” decrease in securities available for sale of $11.788 million. The net increases in assets were offset by a similar decrease in deposit liabilities of $34.610 million. This decrease in deposits was composed of a decrease in non-core deposits of $115.386 million combined with an increase in bank deposits of $80.776 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year. This funding forecast model is completed weekly.
The Bank’s investment portfolio, most of which are guaranteed by the U.S. government, provide added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets. As of December 31, 2010, $19.398 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.
It is anticipated that during 2011, the Corporation will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.
The Corporation’s primary source of liquidity on a stand-alone basis is dividends from the Bank. The Bank is currently prohibited from paying dividends because of a deficit in retained earnings. The Bank, in order to pay dividends in future periods, will need regulatory approval. The Corporation is currently exploring alternative opportunities for longer term sources of liquidity and permanent equity to support projected asset growth.
Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2010, the Bank’s core deposits in relation to total funding were 68.73% compared to 45.86% in 2009. These ratios indicated at December 31, 2010, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2010, the Bank had $15.875 million of unsecured lines available and another $2.500 million available if secured. Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.
From a long-term perspective, the Corporation’s liquidity plan for 2011 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.
The Corporation is considering whether or not to participate in the U.S. Treasury’s Small Business Lending Fund program (“SBLF”). The Corporation has applied for funding under the SBLF, but has not yet received approval, nor has the Corporation determined if it will participate if approved. This SBLF program would allow the Corporation to pay off the TARP preferred and also requires an injection of capital into the Bank which is dependent upon the amount of the total SBLF funding less the $11 million of TARP preferred.
CONTRACTUAL OBLIGATIONS AND COMMITMENTS
As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2010, the aggregate contractual obligations and commitments are (dollars in thousands):

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Contractual Obligations

Total deposits	$332,233	$43,504	$8,003	$3,039	$386,779
Federal Home Loan Bank borrowings	25,000	—	10,000	—	35,000
Preferred stock (1)	—	—	11,000	—	11,000
Other borrowings	—	—	—	1,069	1,069
Directors’ deferred compensation	123	246	216	323	908
Annual rental / purchase commitments under noncancelable leases / contracts	90	29	—	—	119

TOTAL	$357,446	$43,779	$29,219	$4,431	$434,875

Other Commitments

Letters of credit	$2,192	$—	$—	$—	$2,192
Commitments to extend credit	31,126	—	—	—	31,126
Credit card commitments	2,737	—	—	—	2,737

TOTAL	$36,055	$—	$—	$—	$36,055

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

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
CAPITAL AND REGULATORY
As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2010, the Corporation and the Bank were well capitalized. The Corporation is currently exploring its alternatives for the possible issuance of equity or debt in order to provide a broader base to support future asset growth. During 2010, total capitalization decreased by $1.417 million. Other changes in total capital occurred from recognition of net income and market value decrease of the Corporation’s investment securities. During 2010, risk based capital decreased by $5.455 million, while Tier 1 Capital decreased by $5.164 million.
The decrease in capital was also impacted by the disallowed portion of the Corporation’s deferred tax asset. The portion of the deferred tax asset which is allowed to be included in regulatory capital is only that portion that can be utilized within the next 12-month period. At December 31, 2010, the Corporation did not include any of the deferred tax asset in its Tier 1 or Total Risk Based Capital.
The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2010	2009	2008
Capital Structure
Common shareholders’ equity	$43,176	$44,785	$41,552
Preferred stock	10,706	10,514	—

Total shareholders’ equity	53,882	55,299	41,552

Total capitalization	$53,882	$55,299	$41,552

Tangible capital	$53,882	$55,299	$41,506

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$—	$46
Other identifiable intangibles	—	—	—

Total intangibles	$—	$—	$46

Risk-Based Capital
Tier 1 capital:
Total shareholders’ equity	$53,882	$55,299	$41,552
Net unrealized (gains) losses on available for sale securities	(612)	(1,093)	(445)
Less: disallowed deferred tax asset	(9,028)	(4,800)	(6,200)
Less: intangibles	—	—	(46)

Total Tier 1 capital	$44,242	$49,406	$34,861

Tier 2 Capital:
Allowable reserve for loan losses	$4,890	$5,181	$4,277
Qualifying long-term debt	—	—	—

Total Tier 2 capital	4,890	5,181	4,277

Total risk-based capital	$49,132	$54,587	$39,138

Risk-weighted assets	$389,468	$414,440	$376,986

Capital Ratios:
Tier 1 Capital to average assets	9.25%	9.75%	8.01%
Tier 1 Capital to risk-weighted assets	11.36%	11.92%	9.25%
Total Capital to risk-weighted assets	12.62%	13.17%	10.38%

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets, which was discussed earlier.
Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets
Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2010	11.26%	11.26%	9.25%	11.36%	12.62%
December 31, 2009	10.73%	10.73%	9.75%	11.92%	13.17%

The Bank:

December 31, 2010	10.22%	10.22%	8.09%	9.92%	11.18%
December 31, 2009	9.38%	9.38%	8.38%	10.24%	11.49%
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

Directors and Officers

DIRECTORS
Mackinac Financial Corporation and mBank
Walter J. Aspatore — Lead Director Chairman Amherst Partners Director Since: 2004	Robert H. Orley Vice President and Secretary Real Estate Interests Group, Inc. Director Since: 2004

Dennis B. Bittner Owner and President Bittner Engineering, Inc. Director Since: 2001	L. Brooks Patterson County Executive Oakland County Director Since: 2006

Joseph D. Garea Managing Partner Hancock Securities Director Since: 2007	Randolph C. Paschke Chairman, Department of Accounting Wayne State University, School of Business Administration Director Since: 2004

Kelly W. George President, Mackinac Financial Corporation President and CEO, mBank Director Since: 2006	Paul D. Tobias Chairman and CEO, Mackinac Financial Corporation Chairman, mBank Director Since: 2004

Robert E. Mahaney Sole Proprietor Veridea Group, LLC Director Since: 2008

OFFICERS
Mackinac Financial Corporation
Name	Title	Location
Paul D. Tobias	Chairman and Chief Executive Officer	Birmingham
Kelly W. George	President	Manistique
Ernie R. Krueger	EVP — Chief Financial Officer	Manistique

mBank
Name	Title	Location
Bernadette C. Beaudre	AVP — Deposit Compliance Officer	Manistique
Shelby J. Bischoff	AVP — Business Development Officer	Marquette
Linda K. Bolda	VP — Human Resources	Manistique
Jesse A. Deering	First VP — SEM Executive	Birmingham
Kevin D. Evans	SVP — Retail Sales Management	Newberry
Jeremy W. Flodin	VP — Sr. Credit Admin/Credit Risk Analyst	Manistique
Laura L. Garvin	VP — Commercial Banking Officer	Birmingham
Kelly W. George	President and CEO	Manistique
Clarice A. Ghiardi	VP — Mortgage/Consumer Banking Officer	Marquette
Robert C. Henry	VP — Commercial Banking Officer	Traverse City
Ernie R. Krueger	EVP — Chief Financial Officer	Manistique
David W. Leslie	VP — Commercial Banking Officer	Birmingham
Boris Martysz	SVP — Marquette Market Executive	Marquette
Tamara R. McDowell	EVP — Chief Credit and Operations Officer	Manistique
Jacquelyn R. Menhennick	SVP — Mortgage and Consumer Lending Manager	Marquette
Kevin J. Negri	VP — Commercial Banking Officer	Marquette
Barbara A. Parrett	AVP — Branch Sales Manager/Retail Banking Officer	Stephenson
Debra L. Peterson	VP — Branch Sales Manager/Mortgage-Consumer Banking Officer	Escanaba
Scott A. Ravet	VP — Commercial Banking Officer	Manistique/Escanaba
Andrew P. Sabatine	Regional President — NLP	Traverse City
Gregory D. Schuetter	First VP — Commercial Lending Manger	Manistique
Joanna B. Slaght	SVP — Compliance/Risk Manager	Manistique
Michael A. Slaght	VP — Branch Sales Manager/Commercial Banking Officer	Newberry
Jennifer A. Stempki	VP — Assistant Controller	Manistique
Ann M. Stepp	SVP — Branch Administration/Inc Program Officer	Gaylord
Daniel L. Stoudt	AVP — Mortgage Loan Officer	Traverse City
David R. Thomas	VP — Commercial Banking Officer	Sault Ste. Marie
Timothy J. Timmer	VP — Commercial Banking Officer	Gaylord
Paul D. Tobias	Chairman	Birmingham
Janet M. Willbee	AVP — Mortgage Loan Officer	Gaylord

Corporate Information

CORPORATE HEADQUARTERS Mackinac Financial Corporation 130 South Cedar Street Manistique, Michigan 49854 (888) 343-8147	TRANSFER AGENT Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016 (800) 368-5948

INVESTOR RELATIONS (888) 343-8147	WEBSITE www.bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Plante and Moran, PLLC Grand Rapids, Michigan	STOCK LISTING AND SYMBOL NASDAQ Capital Market Symbol: MFNC
SHAREHOLDER INFORMATION
Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.
ANNUAL SHAREHOLDERS’ MEETING
The 2011 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on May 25, 2011.
Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.