Form 10-K, Exhibit 13
period 2011-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2012-03-30
CIK 36506

Exhibit 13

Table of Contents

To Our Shareholders	1
Five-Year Overview	6
Regional Review	8
Selected Financial Highlights	14
Quarterly Financial Summary	15
Report of Independent Registered Public Accounting Firm	16
Consolidated Balance Sheets	17
Consolidated Statements of Operations	18
Consolidated Statements of Changes in Shareholders’ Equity	19
Consolidated Statements of Cash Flows	20
Notes to Consolidated Financial Statements	21
Selected Financial Data	50
Summary Quarterly Financial Information	51
Market Information	53
Shareholder Return Performance Graph	54
Forward-Looking Statements	55
Management’s Discussion and Analysis of Financial Condition and Results of Operations	56
Directors and Officers	78

BUSINESS OF THE CORPORATION

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $495 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, retail and commercial, title insurance, as well as a full array of personal and business deposit products and consumer loans.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.

MARKET SUMMARY

The Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol MFNC. The Corporation had approximately 1,200 shareholders of record as of March 30, 2012.

To Our Shareholders

March 30, 2012

Dear Shareholders:

This letter will provide you with an overview of the 2011 performance of Mackinac Financial Corporation (“MFNC”), as to the progress we have made in reducing nonperforming assets and in the reduction of balance sheet risk, along with other relative accomplishments we’ve had in various business segments of the Corporation to build franchise value. We view 2011 as a positive step forward as we are seeing signs of economic resurgence in all our geographic markets with new economic activity and borrower financial conditions improving. We believe this will provide opportunities to expand our franchise through both organic growth and accretive acquisition opportunities for continued earnings momentum that will lead to increased shareholder value.

The various charts and graphs following this letter track the performance of the company through the last five years in terms of key shareholder metrics and operating performance levels. In this period of highly challenging economic times for banks across the country and especially in the State of Michigan, the Corporation has increased its common stock book value from $7.75 per share at December 31, 2005 to $12.97 at 2011 year end, an increase of $5.22 per share, or 67.35%. During this five year period, we have also significantly increased total assets, loans, and core deposits which provides the foundation that will lead to future increases in common shareholders’ equity. At the end of 2011, the Corporation and the Bank had strong equity positions. The Corporation had a Tier 1 ratio of 10.08% and total risk based capital of 12.87%. The Bank’s Tier 1 capital ratio stood at 9.24% with a total risk based capital ratio of 11.90%. Common equity of MFNC totaled $44.342 million with book value per share at $12.97.

Listed below are some key performance highlights of 2011.

Improved Credit Quality

•

We had an overall reduction in nonperforming assets from $16.125 million at the end of 2010 to $11.155 million at the end of 2011 as we continued with our timely and aggressive problem asset remediation plans to strengthen our balance sheet. Our Texas Ratio at 2011 year-end was reduced to 18.43% and is one of the lowest amongst the 15 largest public banks headquartered in Michigan.

Core Deposit Growth

•

We grew core bank deposits by $58.111 million while decreasing wholesale deposits by $40.631 million, therefore reducing overall balance sheet risk. We experienced core deposit growth in all of our markets, with $27 million in Northern Lower Michigan, $8 million in Southeast Michigan and $23 million in the Upper Peninsula. A good portion of our 2011 deposit growth occurred in low cost transactional accounts which grew by $24.402 million and positively impacted our margin.

Margin Improvement

•

The margin improvement was largely attributed to the growth in core deposits of $58 million which allowed for the repayment of higher priced wholesale deposits. The cost of funds declined in 2011 to 1.33% from 1.60% in 2010. Rates on earning assets increased from 5.10% in 2010 to 5.22% in 2011, due in large part to our disciplined loan pricing, which we expect to continue for 2012 to increase the overall margin.

To Our Shareholders

Strong Loan Production

•

We continued to experience loan demand with approximately $173 million of new loan production split between commercial related credits accounting for $104 million, and consumer/mortgage loans totaling $69 million. Our total outstanding loans increased by $18.160 million after reductions for loan sales, (SBA/USDA and secondary market) amortization and payoffs. Most importantly, we continue to be successful in producing well priced high quality loans in the Upper Peninsula with 2011 loan production of $95 million. In 2011, we began to see resurgence in loan opportunities in Northern Lower Michigan with production of $48 million and also Southeast Michigan with production of $30 million.

Growth in Noninterest Income

•

In 2011 we continued to be a state leader in the origination of sound SBA and USDA guaranteed loans with total fee income of $1.500 million in 2011 compared to $.868 million in fee income during 2010. Sold guaranteed loans totaled $19 million in 2011 compared to $12.6 million in 2010.

•

We generated higher levels secondary market fee income of $700,000 in 2011 compared to $539,000 in 2010. At 2011 year-end, our mortgage loan servicing portfolio totaled $50 million which provides future refinancing/cross selling opportunities and also provides a stable source of core deposits since many of these clients maintain various transactional accounts.

•

Late in 2011, we established mBank Title Insurance Agency, LLC, in conjunction with the Michigan Bankers’ Association. This agency offers title services for both commercial and retail based mortgage transactions in all of our markets. This initiative provides another enhancement to noninterest income and is moving ahead well.

2011 Earnings Recap

In 2011, we reported net income of $1.452 million, or $.42 per share. This was an increase of $2.612 million, or $.76 per share from the 2010 loss of $1.160 million, $.34 per share. The Corporation’s primary asset, its subsidiary bank, mBank, recorded earnings of $2.656 million which was an improvement of $2.573 million from 2010 earnings of $83,000. In recent years, we have improved our core banking platform to provide more product flexibility and services to our client base, added top quality revenue drivers in key markets in both commercial and mortgage lending, and consolidated several operational areas to provide better efficiencies. These efforts have enhanced the operating foundation of the corporation for increased earnings potential to take full advantage of the improving economic environment. The table below illustrates the marked improvement in several key performance areas.

	2011	2010	2009

Net Interest Margin	4.06%	3.66%	3.59%
Efficiency Ratio	68.43%	72.57%	72.24%
Credit Quality (Texas Ratio)	18.43%	26.66%	34.77%

To Our Shareholders

Loan Growth/Production

As stated previously, we continue to experience strong loan demand as demonstrated with approximately $173 million in new loan production during 2011, including $39 million of mortgage loans sold in the secondary market. The table below details the 2011 activity.

Loan balances as of December 31, 2010	$383,086
Total production	172,577
Secondary market sales	(38,971)
SBA loan sales	(18,970)
Loans transferred to OREO	(5,490)
Loans charged off, net of recoveries	(3,662)
Normal amortization/paydowns and payoffs	(87,324)

Loan balances as of December 31, 2011	$401,246

Loan production, including secondary market mortgage loans of $39 million, in our three geographical regions is shown below.

(dollars in thousands)	For the Year Ending December 31,
	2011	2010	2009
REGION
Upper Peninsula	$95,024	$55,475	$43,777
Northern Lower Peninsula	48,226	10,972	35,027
Southeast Michigan	29,327	10,646	9,318

TOTAL	$172,577	$77,093	$88,122

As you will note from the chart, we started in 2011 to see good loan production in all regions from the slowing economy of previous years. We will continue to evaluate growth potential in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced by fee income to maintain and improve our margin.

Government Guaranteed Lending Programs

	SBA Loans Originated For the Year Ended December 31,
	2011			2010			2009
	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium
UP	12	$8,620	$776	13	$8,733	$609	32	$6,797	$373
NLP	8	9,024	585	8	3,838	258	10	5,829	125
SEM	1	1,326	139	—	—	—	—	—	—

Total	21	$18,970	$1,500	21	$12,571	$867	42	$12,626	$498

In recent years, the Corporation has become a premier SBA/USDA lender throughout the State of Michigan which helps differentiate ourselves from our local competition. As you will note from the chart shown below, we have had success due to the strong competencies of our lenders and credit personnel. In addition to the level of SBA production generated, the Corporation recorded $1.500 million in fees for 2011, for a total of $2.866 million over the last three years. The Corporation does not sell all the loan guarantees from every credit, only those where acceptable market rates are paid above par that generate an acceptable internal rate of return. We are pleased with our success in this area of lending; first in terms to the benefit of the Corporation, but also for the many local businesses that through these programs are provided the capital to grow and help rebuild the economic base of the State.

Community Partnership Lending and Manistique Papers Inc. Bankruptcy / Michigan Economic Development Corporation

mBank, late in 2011, played an instrumental and lead role in staving off the permanent closure of Manistique Papers, Inc., a 90-year old paper mill located in Manistique, the bank’s headquarters that was being forced into Chapter 7 bankruptcy liquidation. The mill employs approximately 150 local workers and is the county’s second largest private employer where the bank is based. A closure would have devastated the local economy and hundreds of direct manufacturing and indirect ancillary business jobs would have been lost. We worked quickly and diligently with the mill’s prior non-local regional

To Our Shareholders

bank to purchase the senior secured debt at a discounted value of $6.8M to avert the Chapter 7 liquidation, and to keep the company functional in its current Chapter 11 process by also providing additional working capital through a new $5.0M “debtor in possession” loan arrangement.

With mBank as the lead, the bank was supported in these transactions through participation by the Michigan Economic Development Corporation (“MEDC”) and the Governor’s office, whose support enabled these transactions to be consummated. Through these joint actions, the Manistique mill reopened less than six weeks after its closure in mid-August and days away from a complete liquidation in bankruptcy. We are very proud that we were able to boldly provide the financial support and expertise to a vital member of our local community to save hundreds of jobs and to help rehabilitate the paper mill, a long standing member of our business community. This is the essence of real community banking; providing local banking services and financial expertise to foster economic development in order to preserve and create employment opportunities, keeping our communities vibrant and strong with a good quality of life for all. The company is hoping for a successful exit from the Chapter 11 Bankruptcy sale in mid-2012 with a new owner in place providing fresh capital and operating leverage to enable the mill to remain a vital business asset to the economic base of the local community. mBank hopes to remain a partner with the new ownership group, and complete the full rehabilitation of the mill.

Core Deposit Growth

In 2011 we continued our growth of core deposits, and further reduced wholesale funding. Shown below is the mix of our deposits for the three most recent years.

	DEPOSIT MIX
	As of December 31,						Percent Change
	2011	Mix	2010	Mix	2009	Mix	2011/2010	2010/2009
CORE DEPOSITS
Transactional accounts:
Noninterest bearing	$51,273	12.67%	$41,264	10.67%	$35,878	8.51%	24.26%	15.01%
NOW, money market, checking	152,563	37.69	134,703	34.83	95,790	22.73	13.26	40.62
Savings	14,203	3.51	17,670	4.57	18,207	4.32	(19.62)	(2.95)

Total transactional accounts	218,039	53.87	193,637	50.07	149,875	35.56	12.60	29.20
Certificates of deposit <$100,000	130,685	32.28	96,977	25.07	59,953	14.23	34.76	61.76

Total core deposits	348,724	86.15	290,614	75.14	209,828	49.79	20.00	38.50

NONCORE DEPOSITS
Certificates of deposit >$100,000	23,229	5.74	22,698	5.87	36,385	8.63	2.34	(37.62)
Brokered CDs	32,836	8.11	73,467	18.99	175,176	41.57	(55.31)	(58.06)

Total noncore deposits	56,065	13.85	96,165	24.86	211,561	50.21	(41.70)	(54.55)

TOTAL DEPOSITS	$404,789	100.00%	$386,779	100.00%	$421,389	100.00%	4.66%	(8.21)%

As shown in the table above, core deposits grew by more than $58 million in 2011, or 20.0%.

Noninterest Expense

Controlling noninterest expense is a daily initiative in which we believe we have made satisfactory progress with in terms of balancing costs to drive more revenue to the Corporation on a cost-benefit basis. In 2011, we reduced our efficiency ratio to 69.80% from 72.57%, which is a product of our cost control efforts and growth in noninterest income. The Corporation’s overall non-interest expense base remains slightly below peer at 2.89% of total assets and should continue to move downward with the improvements in asset quality noted above. In terms of personnel expense, the Corporation continues to operate at below peer levels as it has for several years at 1.43% as a percentage of total assets compared to peer levels of 1.50%. We have been successful in controlling most other areas of noninterest expense and will continue to focus on becoming even more efficient.

Looking Forward

In 2012, we will continue with the execution of our core banking plan to further enhance earnings and ensure balance sheet risk on both sides is prudently managed and controlled. These basic initiatives include further reduction in nonperforming assets, organic growth in well priced loans and deposits, increased contribution from expansion in noninterest income sources, along with diligent expense control. In 2012, we look to build on the momentum from the successes in 2011 and continue to pivot to a more offensive strategy while still maintaining strong risk management systems to keep pace with the changing risk profile of the company, in order to accelerate growth in shareholder value.

To Our Shareholders

With the improving economic environment, we are currently exploring various options to repay our $11.0 million of TARP preferred stock and the associated common stock warrants. When the decision to participate in the TARP program was initially made in late 2008, industry professionals viewed the program as an important factor in augmenting capital levels given the highly troubled economic uncertainty the industry and country as a whole was entering into. Over this time period, remaining bank participants that still carry TARP such as ours, continue to trade at a much deeper discount to book value than those that have exited TARP.

The Corporation is, and will remain dedicated to the primary strategic objective of enhancing franchise and shareholder value by building a strong banking franchise in our local markets and serving the communities that provide the business opportunities for the company to prosper.

We graciously thank you for your continued support as a shareholder, and many who are clients as well, we thank you for your steadfast trust in being a customer of the corporation.

Sincerely,

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO
Mackinac Financial Corporation	mBank

Five Year Overview

Five Year Overview

Regional Review – Upper Peninsula

BRANCH LOCATIONS

ESCANABA Located in Menards 3300 Ludington Street Escanaba, MI 49829 (906) 233-9443 Manager: Debbie L. Peterson	NEWBERRY 414 Newberry Avenue Newberry, MI 49868 (906) 293-5165 Manager: Michael A. Slaght	MANISTIQUE - LAKESHORE Located in Jack’s Supervalu Manistique, MI 49854 (906) 341-7190 Manager: Magan L. MacArthur

MANISTIQUE 130 South Cedar Street Manistique, MI 49854 (906) 341-2413 Manager: Magan L. MacArthur	SAULT STE. MARIE 138 Ridge Street Sault Ste. Marie, MI 49783 (906) 635-3992 Manager: David R. Thomas
MARQUETTE 300 North McClellan Marquette, MI 49855 (906) 226-5000 Manager: Teresa M. Same	STEPHENSON S216 Menominee Street Stephenson, MI 49887 (906) 753-2225 Manager: Barbara A. Parrett

BALANCE SHEET HIGHLIGHTS

	At December 31, 2011		2011 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Escanaba	$8,208	$5,199	$6,176	$570
Manistique	81,861	35,327	32,491	6,636
Marquette	76,604	43,933	42,905	6,598
Newberry	15,355	33,925	3,458	(419)
Sault Ste. Marie	34,401	22,566	7,435	1,912
Stephenson	9,058	36,567	2,559	8,136

TOTAL UPPER PENINSULA	$225,487	$177,517	$95,024	$23,433

*	Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Escanaba	$2,915	$51	$142	$13
Manistique	4,627	74	4,103	312
Marquette	20,238	306	3,923	412
Newberry	717	15	—	—
Sault Ste. Marie	1,083	19	145	14
Stephenson	1,171	19	307	25

TOTAL UPPER PENINSULA	$30,751	$484	$8,620	$776

Regional Review – Upper Peninsula

Excluding the branch sales, which were predominantly transactional accounts, total deposits grew $56.9 million in the five year period, with transactional deposits comprising roughly $29.4 million of that growth.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $272.2 million.

Nonperforming assets in the Upper Peninsula totaled $2.927 million at the end of 2011, which included $.446 million of OREO and $2.481 million of nonperforming loans. Nonperforming loans as a percent of total loans was 1.10%.

Regional Review – Northern Lower Peninsula

Andrew P. Sabatine, Regional President – NLP

BRANCH LOCATIONS GAYLORD 1955 South Otsego Avenue Gaylord, MI 49735 (989) 732-3750 Manager: Joni L. Freel	KALEVA 14429 Wuoksi Avenue Kaleva, MI (231)362-3223 Manager: Barb J. Miller
TRAVERSE CITY 3530 North Country Drive Traverse City, MI 49684 (231) 929-5600

BALANCE SHEET HIGHLIGHTS

	At December 31, 2011		2011 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production*	Core Deposit Growth

Gaylord	$37,669	$53,802	$8,835	$13,434
Kaleva	533	14,100	141	745
Traverse City	51,569	61,889	39,250	12,895

TOTAL NORTHERN LOWER PENINSULA	$89,771	$129,791	$48,226	$27,074

*	Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Gaylord	$3,679	$60	$555	$42
Kaleva	—	—	—	—
Traverse City	4,541	72	8,469	543

TOTAL NORTHERN LOWER PENINSULA	$8,220	$132	$9,024	$585

Regional Review – Northern Lower Peninsula

Total core deposit growth amounted to $95.6 million over the five year period, largely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $130.9 million.

Nonperforming assets in the Northern Lower Peninsula totaled $5.442 million at the end of 2011, which included $.746 million of OREO and $4.696 million of nonperforming loans. Nonperforming loans as a percent of total loans was 5.23%.

Regional Review – Southeast Michigan

Jesse A. Deering, SVP/Southeast Michigan Executive

BRANCH LOCATION

BIRMINGHAM

260 East Brown Street, Suite 300

Birmingham, MI 48009

(248) 290-5900

Manager: Elena Dritsas

BALANCE SHEET HIGHLIGHTS

	At December 31, 2011		2011 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Birmingham	$85,988	$41,416	$29,327	$7,603

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Birmingham	$—	$—	$1,327	$138

Regional Review – Southeast Michigan

Total core deposit growth amounted to $35.2 million over the five year period, almost solely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $110.1 million.

Nonperforming assets in Southeast Michigan totaled $2.786 million at the end of 2011, which included $1.970 million of OREO and $.816 million of nonperforming loans. Nonperforming loans as a percent of total loans was 3.24%.

Selected Financial Highlights

(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
(Dollars in thousands, except per share data)	2011	2010
	(Unaudited)	(Unaudited)
Selected Financial Condition Data (at end of period) :
Assets	$498,311	$478,696
Loans	401,246	383,086
Investment securities	38,727	33,860
Deposits	404,789	386,779
Borrowings	35,997	36,069
Common shareholders’ equity	44,342	43,176
Total shareholders’ equity	55,263	53,882

Selected Statements of Income Data:
Net interest income	$17,929	$16,385
Income (Loss) before taxes and preferred dividend	3,316	(3,918)
Net income	1,452	1,160
Income (Loss) per common share - Basic	.42	(.34)
Income (Loss) per common share - Diluted	.41	(.34)
Weighted average shares outstanding	3,419,736	3,419,736
Weighted average shares outstanding - Diluted	3,500,204	3,479,897

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.06%	3.66%
Efficiency ratio	68.43	72.57
Return on average assets	.30	(.23)
Return on average common equity	3.30	(2.64)
Return on average total equity	2.66	(2.06)

Average total assets	$489,539	$502,993
Average common shareholders’ equity	43,940	43,981
Average total shareholders’ equity	54,561	56,171
Average loans to average deposits ratio	98.05%	94.36%

Common Share Data (at end of period):
Market price per common share	$5.42	$4.58
Book value per common share	$12.97	$12.63
Common shares outstanding	3,419,736	3,419,736

Other Data (at end of period):
Allowance for loan losses	$5,251	$6,613
Non-performing assets	$11,155	$16,125
Allowance for loan losses to total loans	1.31%	1.73%
Non-performing assets to total assets	2.24%	3.37%
Texas ratio	18.43%	26.66%

Number of:
Branch locations	11	11
FTE Employees	116	110

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Quarterly Financial Summary

Quarter Ended	Average Assets	Average Loans	Average Deposits	Average Shareholders’ Equity	Return on Average		Net Interest Margin	Efficiency Ratio	Net Income Per Share	Book Value Per Share
					Assets	Equity
December 31, 2011	$487,304	$396,197	$390,940	$55,219	(.09)%	(1.02)%	4.38%	67.51%	$(.03)	$12.97
September 30, 2011	497,333	397,665	403,957	54,998	.43	3.85	3.95	67.39	.20	13.05
June 30, 2011	494,481	378,250	404,549	54,138	.36	3.21	3.85	67.84	.17	12.86
March 31, 2011	478,861	380,066	386,743	53,870	.22	1.92	3.92	75.73	.07	12.67
December 31, 2010	488,320	385,296	393,266	55,015	(1.70)	(15.09)	3.88	65.05	(.61)	12.63
September 30, 2010	512,335	385,268	416,847	56,668	(.08)	(.73)	3.69	75.98	(.03)	13.26
June 30, 2010	502,942	382,169	405,449	57,889	(1.98)	(17.24)	3.56	76.04	(.73)	13.34
March 31, 2010	508,495	384,640	413,897	55,109	2.81	25.95	3.51	78.12	1.03	14.08
December 31, 2009	514,102	386,203	418,280	55,665	(.14)	(1.28)	3.74	71.03	(.05)	13.10

Report of Independent Registered Public Accounting Firm

Plante & Moran, PLLC Suite 400 634 Front Avenue N.W. Grand Rapids, MI 49504 Tel: 616.774.8221 Fax: 616.774.0702 plantemoran.com

Report of Independent Registered Public Accounting Firm

Board of Directors

Mackinac Financial Corporation, Inc.

We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan

March 29, 2012

Consolidated Balance Sheets

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2011 and 2010

(Dollars in Thousands)

	December 31, 2011	December 31, 2010
ASSETS

Cash and due from banks	$20,071	$22,719
Federal funds sold	13,999	12,000

Cash and cash equivalents	34,070	34,719

Interest-bearing deposits in other financial institutions	10	713
Securities available for sale	38,727	33,860
Federal Home Loan Bank stock	3,060	3,423

Loans:
Commercial	311,215	297,047
Mortgage	83,106	80,756
Installment	6,925	5,283

Total Loans	401,246	383,086
Allowance for loan losses	(5,251)	(6,613)

Net loans	395,995	376,473

Premises and equipment	9,627	9,660
Other real estate held for sale	3,162	5,562
Deferred tax asset	8,427	9,028
Other assets	5,233	5,258

TOTAL ASSETS	$498,311	$478,696

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Non-interest-bearing deposits	$51,273	$41,264
Interest-bearing deposits:
NOW, Money Market, Checking	152,563	134,703
Savings	14,203	17,670
CDs<$100,000	130,685	96,977
CDs>$100,000	23,229	22,698
Brokered	32,836	73,467

Total deposits	404,789	386,779

Borrowings	35,997	36,069
Other liabilities	2,262	1,966

Total liabilities	443,048	424,814

Shareholders’ equity:
Preferred stock - No par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,921	10,706
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 3,419,736 shares	43,525	43,525
Retained earnings (deficit)	492	(961)
Accumulated other comprehensive income	325	612

Total shareholders’ equity	55,263	53,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$498,311	$478,696

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2011, 2010, and 2009

(Dollars in Thousands, Except Per Share Data)

	For The Years Ended December 31,
	2011	2010	2009
INTEREST INCOME:
Interest and fees on loans:
Taxable	$21,627	$21,091	$20,521
Tax-exempt	147	188	292
Interest on securities:
Taxable	1,162	1,406	2,783
Tax-exempt	28	28	19
Other interest income	108	127	93

Total interest income	23,072	22,840	23,708

INTEREST EXPENSE:
Deposits	4,530	5,607	6,431
Borrowings	613	848	990

Total interest expense	5,143	6,455	7,421

Net interest income	17,929	16,385	16,287
Provision for loan losses	2,300	6,500	3,700

Net interest income after provision for loan losses	15,629	9,885	12,587

OTHER INCOME:
Deposit service fees	832	990	1,023
Net security gains (losses)	(1)	215	1,471
Income from loans sold	2,200	1,407	830
Mortgage servicing rights	400	—	—
Other	225	183	1,427

Total other income	3,656	2,795	4,751

OTHER EXPENSES:
Salaries and employee benefits	7,275	6,918	6,583
Occupancy	1,376	1,313	1,385
Furniture and equipment	827	806	805
Data processing	761	740	862
Professional service fees	756	627	603
Loan and deposit	1,137	910	792
Writedowns and losses on other real estate held for sale	1,137	2,753	208
FDIC Insurance Assessment	849	957	839
Telephone	215	193	187
Advertising	351	297	322
Other	1,285	1,084	1,216

Total other expenses	15,969	16,598	13,802

Income (loss) before provision for (benefit of) income taxes	3,316	(3,918)	3,536
Provision for (benefit of) income taxes	1,098	(3,500)	1,120

NET INCOME(LOSS)	$2,218	$(418)	$2,416

Preferred dividend and accretion of discount	766	742	509

NET INCOME(LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,452	$(1,160)	$1,907

INCOME(LOSS) PER COMMON SHARE
Basic	$.42	$(.34)	$.56

Diluted	$.41	$(.34)	$.56

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2011, 2010, and 2009

(Dollars in Thousands)

	Shares of Common Stock	Preferred Stock Series A	Common Stock and Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Total
Balance, January 1, 2009	3,419,736	$—	$42,815	$(1,708)	$445	$41,552

Net income	—	—	—	2,416	—	2,416
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	648	648

Total comprehensive income						3,064

Stock option compensation	—	—	60	—	—	60
Dividend on preferred stock	—	—	—	(377)	—	(377)
Accretion of preferred stock discount	—	132	—	(132)	—	—
Issuance of preferred stock, 11,000 shares	—	10,382	—	—	—	10,382
Issuance of common stock warrants	—	—	618	—	—	618

Balance, December 31, 2009	3,419,736	10,514	43,493	199	1,093	55,299

Net (loss)	—	—	—	(418)	—	(418)
Other comprehensive income (loss):
Net unrealized income on securities available for sale	—	—	—	—	(481)	(481)

Total comprehensive income (loss)						(899)

Stock option compensation	—	—	32	—	—	32
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	192	—	(192)	—	—

Balance, December 31, 2010	3,419,736	10,706	43,525	(961)	612	53,882

Net income	—	—	—	2,218	—	2,218
Other comprehensive income (loss):
Net unrealized income on securities available for sale	—	—	—	—	(287)	(287)

Total comprehensive income (loss)						1,931

Dividend on preferred stock	—	—	—	(551)	—	(551)
Accretion of preferred stock discount	—	215	—	(215)	—	—
Other	—	—	—	1	—	1

Balance, December 31, 2011	3,419,736	$10,921	$43,525	$492	$325	$55,263

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2011, 2010, and 2009

(Dollars in Thousands)

	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$2,218	$(418)	$2,416
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,419	1,643	2,027
Provision for loan losses	2,300	6,500	3,700
Provision for (benefit of) income taxes	1,098	(3,500)	1,120
(Gain) loss on sales/calls of securities available for sale	(1)	(215)	(1,471)
(Gain) loss on sale of secondary market loans	(477)	(445)	(224)
Origination of secondary market loans held for sale	(38,971)	(36,678)	(21,722)
Proceeds from secondary market loans held for sale	33,048	37,217	22,039
Mortgage servicing rights	(400)	—	—
(Gain) on sales of branch offices	—	—	(1,208)
Loss on sale of premises, equipment, and other real estate held for sale	282	48	23
Writedown of other real estate held for sale	855	2,703	187
Stock option compensation	—	32	60
Change in other assets	211	13,174	(15,626)
Change in other liabilities	296	(583)	(22)

Net cash (used in) provided by operating activities	1,878	19,478	(8,701)

Cash Flows from Investing Activities:
Net (increase) in loans	(19,749)	(9,355)	(21,218)
Net (increase) decrease in interest-bearing deposits in other financial institutions	703	(35)	(96)
Purchase of securities available for sale	(21,260)	(5,000)	(50,113)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	15,607	16,788	52,742
Capital expenditures	(1,034)	(606)	(679)
Proceeds from sale of premises, equipment, and other real estate	5,456	2,876	581
Redemption of FHLB stock	363	371	—
Net cash paid in connection with branch sales	—	—	(28,578)

Net cash provided by (used in) investing activities	(19,914)	5,039	(47,361)

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	18,010	(34,610)	80,760
Issuance of Series A Preferred Stock and common stock warrants	—	—	11,000
Dividend on preferred stock	(551)	(550)	(307)
Principal payments on borrowings	(72)	(71)	(70)

Net cash provided by (used in) financing activities	17,387	(35,231)	91,383

Net increase (decrease) in cash and cash equivalents	(649)	(10,714)	35,321
Cash and cash equivalents at beginning of period	34,719	45,433	10,112

Cash and cash equivalents at end of period	$34,070	$34,719	$45,433

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$4,664	$6,548	$7,584
Income taxes	75	75	90

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	4,194	5,373	4,879

Assets and Liabilities Divested in Branch Sales:
Loans	—	—	31
Premises and equipment	—	—	651
Deposits	—	—	29,260

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

Nature of Operations

The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan. The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, approximately 1.7%, of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Less than 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of investment securities, the valuation of foreclosed real estate, deferred tax assets, and mortgage servicing rights.

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

Interest Income and Fees on Loans

Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Net loan commitment fees or costs for commitment periods greater than one year are deferred and amortized into fee income or other expense on a straight-line basis over the commitment period. The accrual of interest on loans is discontinued when, in the opinion of management, it is probable that the borrower may be unable to meet payments as they become due as well as when required by regulatory provisions. Upon such discontinuance, all unpaid accrued interest is reversed. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured. Interest income on impaired and nonaccrual loans is recorded on a cash basis.

Mortgage Servicing Rights

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based on the fair value of the rights compared to amortized cost. Impairment is determined by using prices for similar assets with similar characteristics, such as interest rates and terms. Fair value is determined by using prices for similar assets with similar characteristics, when available, or based on discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

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

The Corporation also has a general allowance for loan losses for loans not considered impaired. The allowance for loan losses is maintained at a level which management believes is adequate to provide for probable loan losses. Management periodically evaluates the adequacy of the allowance using the Corporation’s past loan loss experience, known and inherent risks in the portfolio, composition of the portfolio, current economic conditions, and other factors. The allowance does not include the effects of expected losses related to future events or future changes in economic conditions. This evaluation is inherently subjective since it requires material estimates that may be susceptible to significant change. Loans are charged against the allowance for loan losses when management believes the collectability of the principal is unlikely. In addition, various regulatory agencies periodically review the allowance for loan losses. These agencies may require additions to the allowance for loan losses based on their judgments of collectability.

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

Stock Option Plans

The Corporation sponsors three stock option plans. One plan was approved during 2000 and applies to officers, employees, and nonemployee directors. This plan was amended as a part of the December 2004 stock offering and recapitalization. The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587. The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997. A total of 30,000 shares (adjusted for the 1:20 split), were made available for grant under these plans. Options under all of the plans are granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock were granted at a price equal to the market price of the stock at the date of grant. The committee determined the vesting of the options when they were granted as established under the plan. No new options may be issued under the plans.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is composed of unrealized gains and losses on securities available for sale, net of tax.

Earnings per Common Share

Earnings per share are based upon the weighted average number of shares outstanding. The issuance of shares as a result of stock options and common stock warrants issued under the TARP Capital Purchase Program had minimal dilutive effect, $.01 per share, on earnings for the year ended December 31, 2011, and no dilutive effect on earnings for the years ended December 31, 2010 and 2009.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following shows the computation of basic and diluted earnings per share for the year ended December 31, 2011 and 2010 (dollars in thousands, except per share data):

	Year Ended December 31,
	2011	2010	2009
Net income (loss)	$2,218	$(418)	$2,416
Preferred stock dividends and accretion of discount	766	742	509

Net income (loss) available to common shareholders	$1,452	$(1,160)	$1,907

Weighted average shares outstanding	3,419,736	3,419,736	3,419,736
Effect of dilutive stock options and common stock warrants outstanding	80,468	60,161	—

Diluted weighted average shares outstanding	3,500,204	3,479,897	3,419,736

Income (loss) per common share:
Basic	$.42	$(.34)	$.56
Diluted	$.41	$(.34)	$.56

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

Recent Developments

In June 2011, the FASB issued ASU No. 2011-05 “Presentation of Comprehensive Income.” This standard requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but continuous statements. This standard eliminates the option to present the components of other comprehensive income as part of the statement of equity. This standard is effective for fiscal years and interim periods with those years beginning after December 15, 2011. The implementation of this standard will only change the presentation of comprehensive income; it will not have an impact on the Corporation’s financial position or results of operations. In December 2011, the FASB issued ASU No. 2011-12. This standard defers the requirement to present reclassification adjustments for each component of other comprehensive income in both net income and other comprehensive income on the face of the financial statements.

In May 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements. The ASU is intended to improve financial reporting of repurchase agreements (“repos”) and other agreements that both entitle and obligate a transferor to repurchase or redeem financial assets before their maturity. The amendments to the Codification in this ASU are intended to improve the accounting for these transactions by removing them from the assessment of effective control the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets. The guidance in the ASU is effective for the first interim or annual period beginning on or after December 15, 2011. The provisions of this guidance did not have a significant impact on the Corporation’s consolidated financial condition, results of operation or liquidity.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The FASB has issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU No. 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. The amendments to the Codification in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The impact of adoption of this ASU did not have a significant impact on the Corporation’s consolidated financial condition, results of operation or liquidity.

Reclassifications

Certain amounts in the 2010 and 2009 consolidated financial statements have been reclassified to conform to the 2011 presentation.

NOTE 2 – RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $3.748 million were restricted on December 31, 2011 to meet the reserve requirements of the Federal Reserve System.

In the normal course of business, the Corporation maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s insured limit of $250,000.

Management believes that these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal.

NOTE 3 – SECURITIES AVAILABLE FOR SALE

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
December 31, 2011

US Agencies - MBS	$11,111	$387	$—	$11,498
US Agencies	10,407	168	—	10,575
Corporate	8,314	—	(136)	8,178
Obligations of states and political subdivisions	5,448	110	(2)	5,556
Other asset backed	2,954	—	(34)	2,920

Total securities available for sale	$38,234	$665	$(172)	$38,727

December 31, 2010

US Agencies - MBS	$26,787	$923	$—	$27,710
US Agencies	5,000	—	(27)	4,973
Obligations of states and political subdivisions	1,146	35	(4)	1,177

Total securities available for sale	$32,933	$958	$(31)	$33,860

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3 – SECURITIES AVAILABLE FOR SALE (CONTINUED)

At December 31, 2011 and 2010, the mortgage backed securities portfolio was $11.498 million (29.69%) and $27.710 million (81.84%), respectively, of the securities portfolio. At December 31, 2011, the entire mortgage backed securities portfolio consisted of securities issued and guaranteed by either the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC); United States government-sponsored agencies. Other asset backed securities are collateralized with government guaranteed student loans.

Following is information pertaining to securities with gross unrealized losses at December 31, 2011 and 2010 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2011

US Agencies - MBS	$—	$2,920	$—	$—
Obligations of states and political subdivisions	—	—	(2)	250
Corporate	(136)	8,178	—	—

Total securities available for sale	$(136)	$11,098	$(2)	$250

December 31, 2010

US Agencies - MBS	$(27)	$4,973	—	—
Obligations of states and political subdivisions	(4)	325	—	—

Total securities available for sale	$(31)	$5,298	$—	$—

There were three securities in an unrealized loss position in 2011 and two in 2010. The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations. The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2011	2010	2009
Proceeds from sales and calls	$76	$8,302	$44,611
Gross gains on sales	—	216	1,472
Gross (losses) on sales and calls	(1)	(1)	(1)

The carrying value and estimated fair value of securities available for sale at December 31, 2011, by contractual maturity, are shown below (dollars in thousands):

	Amortized Cost	Estimated Fair Value
Due in one year or less	$2,580	$2,550
Due after one year through five years	17,193	17,294
Due after five years through ten years	10	10
Due after ten years	4,386	4,455

Subtotal	24,169	24,309
US Agencies - MBS	14,065	14,418

Total	$38,234	$38,727

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. See Note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 - LOANS

The composition of loans at December 31 is as follows (dollars in thousands):

	2011	2010
Commercial real estate	$199,201	$194,859
Commercial, financial, and agricultural	92,269	68,858
One to four family residential real estate	77,332	75,074
Construction :
Consumer	5,774	5,682
Commerical	19,745	33,330
Consumer	6,925	5,283

Total loans	$401,246	$383,086

An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2011	2010	2009
Balance, January 1	$6,613	$5,225	$4,277
Recoveries on loans previously charged off	138	374	66
Loans charged off	(3,800)	(5,486)	(2,818)
Provision	2,300	6,500	3,700

Balance, December 31	$5,251	$6,613	$5,225

In 2011, net charge off activity was $3.662 million, or .94% of average loans outstanding compared to net charge-offs of $5.112 million, or 1.33% of average loans, in the same period in 2010 and $2.752 million, or .73% of average loans, in 2009. During 2011, a provision of $2.300 million was made to increase the reserve. This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end. This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2011 is as follows (dollars in thousands):

	Commercial real estate	Commercial, financial and agricultural	Commercial construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613
Charge-offs	(2,267)	(579)	(412)	(490)	—	(52)	—	(3,800)
Recoveries	32	21	75	1	—	9	—	138
Provision	1,598	619	155	(19)	—	43	(96)	2,300

Ending balance ALLR	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251

Loans:
Ending balance	$199,201	$92,269	$19,745	$77,332	$5,774	$6,925	$—	$401,246
Ending balance ALLR	(2,823)	(1,079)	(207)	(1,114)	—	—	(28)	(5,251)

Net loans	$196,378	$91,190	$19,538	$76,218	$5,774	$6,925	$(28)	$395,995

Ending balance ALLR:
Individually evaluated	$926	$160	$—	$114	$—	$—	$—	$1,200
Collectively evaluated	1,897	919	207	1,000	—	—	28	4,051

Total	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251

Ending balance Loans:
Individually evaluated	$13,628	$1,707	$—	$1,930	$—	$—	$—	$17,265
Collectively evaluated	185,573	90,562	19,745	75,402	5,774	6,925	—	383,981

Total	$199,201	$92,269	$19,745	$77,332	$5,774	$6,925	$—	$401,246

Impaired loans, by definition, are individually evaluated.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

A breakdown of the allowance for loan losses, the activity for the period, and recorded balances in loans for the year ended December 31, 2010 is as follows (dollars in thousands):

	Commercial real estate	Commercial financial and agricultural	Commercial, construction	One to four family residential real estate	Consumer construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,284	$1,135	$386	$23	$—	$13	$384	$5,225
Charge-offs	(2,426)	(1,804)	(720)	(416)	—	(9)	(111)	(5,486)
Recoveries	18	260	67	—	—	15	14	374
Provision	2,584	1,427	656	2,015	—	(19)	(163)	6,500

Ending balance ALLR	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613

Loans:
Ending balance	$194,859	$68,858	$33,330	$75,074	$5,682	$5,283	$—	$383,086
Ending balance ALLR	(3,460)	(1,018)	(389)	(1,622)	—	—	(124)	(6,613)

Net loans	$191,399	$67,840	$32,941	$73,452	$5,682	$5,283	$(124)	$376,473

Ending balance ALLR:
Individually evaluated	$1,601	$330	$39	$696	$—	$—	$—	$2,666
Collectively evaluated	1,859	688	350	926	—	—	124	3,947

Total	$3,460	$1,018	$389	$1,622	$—	$—	$124	$6,613

Ending balance Loans:
Individually evaluated	$18,610	$2,696	$2,437	$5,238	$—	$—	$—	$28,981
Collectively evaluated	176,249	66,162	30,893	69,836	5,682	5,283	—	354,105

Total	$194,859	$68,858	$33,330	$75,074	$5,682	$5,283	$—	$383,086

Impaired loans, by definition, are individually evaluated.

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

Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage. Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry. The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group. If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss. These computations provide the basis for the allowance for loan losses as recorded by the Corporation. In 2011 and 2010, commercial construction loans of $3.694 million and $3.566 million, respectively, did not receive a specific risk rating. These amounts represent loans made for land development and unimproved land purchases.

Below is a breakdown of loans by risk category as of December 31, 2011 (dollars in thousands):

	(1) Excellent	(2) Good	(3) Average	(4) Acceptable	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$3,083	$16,946	$47,154	$118,259	$5,198	$7,642	$919	$—	$199,201
Commercial, financial and agricultural	4,416	7,875	17,738	60,498	201	1,541	—	—	92,269
Commercial construction	209	552	4,542	10,415	313	20	—	3,694	19,745
One-to-four family residential real estate	—	—	3,359	5,910	2,023	—	—	66,040	77,332
Consumer construction	—	—	—	—	—	—	—	5,774	5,774
Consumer	—	—	105	599	—	—	—	6,221	6,925

Total loans	$7,708	$25,373	$72,898	$195,681	$7,735	$9,203	$919	$81,729	$401,246

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

Below is a breakdown of loans by risk category as of December 31, 2010 (dollars in thousands)

	(1) Excellent	(2) Good	(3) Average	(4) Acceptable	(5) Sp. Mention	(6) Substandard	(7) Doubtful	Rating Unassigned	Total
Commercial real estate	$4,745	$16,975	$44,408	$109,989	$3,789	$10,997	$3,956	$—	$194,859
Commercial, financial and agricultural	3,726	5,275	16,466	40,496	259	2,636	—	—	68,858
Commercial construction	—	579	4,416	22,280	1,921	568	—	3,566	33,330
One-to-four family residential real estate	33	3,589	3,146	4,271	1,464	3,941	—	58,630	75,074
Consumer construction	—	—	—	—	—	—	—	5,682	5,682
Consumer	—	—	34	368	—	—	—	4,881	5,283

Total loans	$8,504	$26,418	$68,470	$177,404	$7,433	$18,142	$3,956	$72,759	$383,086

Impaired Loans

Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal. The interest income recorded during impairment and that which would have been recognized were $.118 million and $.363 million for the year ended December 31, 2011. For the year ended December 31, 2010, the amounts were $.141 million and $.583 million.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

	Nonaccrual Basis	Accrual Basis	Average Investment	Related Valuation Reserve	Interest Income Recognized During Impairment	Interest Income on Accrual Basis
December 31, 2011

With no valuation reserve:
Commercial real estate	$1,313	$—	$2,519	$—	$66	$116
Commercial, financial and agricultural	16	—	542	—	29	35
Commercial construction	—	—	176	—	—	11
One to four family residential real estate	608	—	1,727	—	—	99
Consumer construction	—	—	4	—	—	—
Consumer	—	—	2	—	—	—

With a valuation reserve:
Commercial real estate	$1,049	$2,400	$807	$700	$20	$31
Commercial, financial and agricultural	1,095	—	282	173	—	14
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	1,389	103	1,121	150	3	56
Consumer construction	20	—	9	4	—	1
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$2,362	$2,400	$3,326	$700	$86	$147
Commercial, financial and agricultural	1,111	—	824	173	29	49
Commercial construction	—	—	176	—	—	11
One to four family residential real estate	1,997	103	2,848	150	3	155
Consumer construction	20	—	13	4	—	1
Consumer	—	—	2	—	—	—

Total	$5,490	$2,503	$7,189	$1,027	$118	$363

December 31, 2010

With no valuation reserve:
Commercial real estate	$960	$—	$987	$—	$—	$71
Commercial, financial and agricultural	51	—	13	—	—	1
Commercial construction	458	—	1,186	—	11	33
One to four family residential real estate	362	105	237	—	1	13
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

With a valuation reserve:
Commercial real estate	$2,562	$4,537	$6,531	$1,258	$117	$306
Commercial, financial and agricultural	709	—	1,660	279	—	95
Commercial construction	—	—	—	—	—	21
One to four family residential real estate	767	—	730	230	12	39
Consumer construction	52	—	52	1	—	4
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$3,522	$4,537	$7,518	$1,258	$117	$377
Commercial, financial and agricultural	760	—	1,673	279	—	96
Commercial construction	458	—	1,186	—	11	54
One to four family residential real estate	1,129	105	967	230	13	52
Consumer construction	52	—	52	1	—	4
Consumer	—	—	—	—	—	—

Total	$5,921	$4,642	$11,396	$1,768	$141	$583

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

A summary of past due loans at December 31, 2011 is as follows (dollars in thousands):

	2011			2010
	30-89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total	30-89 days Past Due (accruing)	90+ days Past Due/ Nonaccrual	Total

Commercial real estate	$15	$2,362	$2,377	$19	$3,522	$3,541
Commercial, financial and agricultural	137	1,111	1,248	382	760	1,142
Commercial construction	—	20	20	—	458	458
One to four family residential real estate	188	1,997	2,185	923	1,129	2,052
Consumer construction	—	—	—	—	52	52
Consumer	14	—	14	20	—	20

Total past due loans	$354	$5,490	$5,844	$1,344	$5,921	$7,265

A roll-forward of nonaccrual activity during the year ended December 31, 2011 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer Construction	Consumer	Total

NONACCRUAL

Beginning balance	$3,522	$760	$458	$1,129	$52	$—	$5,921

Principal payments	(1,458)	(767)	(14)	(47)	—	—	(2,286)
Charge-offs	(1,950)	(557)	(62)	(601)	—	(27)	(3,197)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(1,203)	(262)	(382)	(1,948)	(53)	—	(3,848)
Transfers to accruing	(892)	—	—	—	—	—	(892)
Transfers from accruing	4,301	1,938	—	3,273	20	27	9,559
Other	42	(1)	—	191	1	—	233

Ending balance	$2,362	$1,111	$—	$1,997	$20	$—	$5,490

A roll-forward of nonaccrual activity during the year ended December 31, 2010 (dollars in thousands):

	Commercial Real Estate	Commercial Financial and Agricultural	Commercial, Construction	One to four family residential real estate	Consumer Construction	Consumer	Total
NONACCRUAL

Beginning balance	$8,290	$2,646	$1,919	$1,461	$52	$—	$14,368

Principal payments	(5,323)	(1,095)	(86)	(35)	—	—	(6,539)
Charge-offs	(2,274)	(1,539)	(48)	(1,311)	—	—	(5,172)
Advances	245	—	—	—	—	—	245
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(4,501)	(150)	(1,361)	(368)	—	—	(6,380)
Transfers to accruing	(54)	(36)	—	—	—	—	(90)
Transfers from accruing	6,987	933	24	1,368	—	—	9,312
Other	152	1	10	14	—	—	177

Ending balance	$3,522	$760	$458	$1,129	$52	$—	$5,921

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

Troubled Debt Restructuring

Troubled debt restructurings (“TDR”) are determined on a loan-by-loan basis. Generally restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

The Corporation has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral.

The Corporation, at December 31, 2011, had loans totaling $2.503 million for which repayment terms were modified to the extent that they were deemed to be “restructured” loans. The $2.503 million is comprised of 2 loans, the largest of which had a December 31, 2011 balance of $2.400 million. This loan was modified to allow the suspension of principal payments for “over a 12-month period”. This suspension of principal payments on this loan with a 30-year amortization does not result in a significant change to the net present value of total principal and interest payments over the term of the note. This loan is deemed collateral dependent, and as such an evaluation of the underlying collateral and ability for repayment based upon cash flows was done. This evaluation resulted in an estimate of expected loss of principal. As of December 31, 2011, the Corporation established a $.650 million specific reserve on this loan.

A summary of troubled debt restructurings at December 31 is as follows (dollars in thousands):

	2011		2010
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment

Commercial real estate	1	$2,400	7	$4,537
Commercial, financial and agricultural	—	—	—	—
Commercial construction	—	—	—	—
One to four family residential real estate	1	103	1	105
Consumer construction	—	—	—	—
Consumer	—	—	—	—

Total troubled debt restructurings	2	$2,503	8	$4,642

A roll-forward of troubled debt restructuring during the year ended December 31, 2011 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total

ACCRUING

Beginning balance	$4,537	$—	$—	$105	$—	$4,642

Principal payments	—	—	—	(2)	—	(2)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	2,400	—	—	—	—	2,400
Transfers to performing	(582)	—	—	—	—	(582)
Transfers to nonaccrual	(3,955)	—	—	—	—	(3,955)

Ending balance	$2,400	$—	$—	$103	$—	$2,503

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 – LOANS (CONTINUED)

A roll-forward of troubled debt restructuring during the year ended December 31, 2010 (dollars in thousands):

	Commercial Real Estate	Commercial, Financial and Agricultural	Commercial Construction	One to four family residential real estate	Consumer and Consumer Construction	Total
ACCRUING

Beginning balance	$869	$—	$—	$—	$—	$869

Principal payments	(48)	—	(2)	—	—	(50)
Charge-offs	—	—	(632)	—	—	(632)
Advances	—	—	—	—	—	—
New restructured	4,692	—	634	609	—	5,935
Class transfers	—	—	—	—	—	—
Transfers to nonaccrual	(976)	—	—	(504)	—	(1,480)

Ending balance	$4,537	$—	$—	$105	$—	$4,642

Insider Loans

The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2011	2010

Loans outstanding, January 1	$9,532	$8,552
New loans	933	5,243
Net activity on revolving lines of credit	69	2,065
Repayment	(1,707)	(6,328)

Loans outstanding, December 31	$8,827	$9,532

There were no loans to related-parties classified substandard as of December 31, 2011 and 2010. In addition to the outstanding balances above, there were unfunded commitments of $.318 million to related parties at December 31, 2011.

NOTE 5 – PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2011	2010

Land	$1,811	$1,811
Buildings and improvements	12,141	11,925
Furniture, fixtures, and equipment	4,933	4,770
Construction in progress	196	12

Total cost basis	19,081	18,518
Less - accumulated depreciation	9,454	8,858

Net book value	$9,627	$9,660

Depreciation of premises and equipment charged to operating expenses amounted to $1.067 million in 2011, $1.098 million in 2010, and $1.050 million in 2009.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6 – OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2011	2010

Balance, January 1	$5,562	$5,804
Other real estate transferred from loans due to foreclosure	4,194	5,373
Other real estate sold	(5,457)	(2,862)
Writedowns of other real estate held for sale	(855)	(2,703)
Loss on other real estate held for sale	(282)	(50)

Balance, December 31	$3,162	$5,562

NOTE 7 – DEPOSITS

The distribution of deposits at December 31 is as follows (dollars in thousands):

	2011	2010

Noninterest bearing	$51,273	$41,264
NOW, money market, checking	152,563	134,703
Savings	14,203	17,670
CDs <$100,000	130,685	96,977
CDs >$100,000	23,229	22,698
Brokered	32,836	73,467

Total deposits	$404,789	$386,779

Maturities of non-brokered time deposits outstanding at December 31, 2011 are as follows (dollars in thousands):

2012	$78,937
2013	49,132
2014	10,332
2015	13,227
2016	2,038
Thereafter	248

Total	$153,914

Maturities of brokered deposits outstanding at December 31, 2011 are as follows (dollars in thousands):

2012	$—
2013	—
2014	7,844
2015	10,540
2016	12,506
Thereafter	1,946

Total	$32,836

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 8 – MORTGAGE SERVICING RIGHTS

Mortgage servicing rights (“MSRs”) are recorded when loans are sold in the secondary market with servicing retained. As of December 31, 2011, the Corporation had obligations to service approximately $50 million of residential first mortgage loans. The valuation is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans. The fair value of the capitalized servicing rights approximates the carrying value. The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 15.90 and a discount rate of 7.50% for December 31, 2011.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

December 31, 2011

Balance at beginning of period	$—
Additions from loans sold with servicing retained	415
Changes in valuation	—
Loan payments and payoffs	(15)

Fair value of MSRs at end of period	$400

NOTE 9 – BORROWINGS

Federal Home Loan Bank borrowings consist of the following at December 31 (dollars in thousands):

	2011	2010
Federal Home Loan Bank fixed rate advances at rates ranging from 1.30% to 2.45% maturing in 2013, 2014 and 2016	$35,000	$—
Federal Home Loan Bank fixed rate advances at rates ranging from .61% to 2.10 maturing in 2011 and 2014	—	15,000
Federal Home Loan Bank variable rate advances at rates ranging from .306% to .309% maturing in 2011	—	20,000
Farmers Home Administration, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	997	1,069

	$35,997	$36,069

The Federal Home Loan Bank borrowings are collateralized at December 31, 2011 by the following: a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $37.416 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $19.793 million and $20.883 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.060 million. Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2011.

The U.S.D.A. Rural Development borrowing is collateralized by loans totaling $.160 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.935 million, and guaranteed by the Corporation.

Maturities and principal payments of borrowings outstanding at December 31, 2011 are as follows (dollars in thousands):

2012	$72
2013	10,073
2014	10,074
2015	74
2016	15,075
Thereafter	629

Total	$35,997

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 – INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2011	2010	2009
Current tax expense (benefit)	$314	$—	$—
Change in valuation allowance	—	(2,136)	—
Deferred tax expense (benefit)	784	(1,364)	1,120

Total provision (credit) for income taxes	$1,098	$(3,500)	$1,120

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2011	2010	2009
Tax expense at statutory rate	$1,127	$(1,332)	$1,202
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(59)	(73)	(106)
Change in valuation allowance	—	(2,136)	—
Other	30	41	24

Provision for (benefit of) income taxes, as reported	$1,098	$(3,500)	$1,120

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2011	2010
Deferred tax assets:
NOL carryforward	$9,073	$9,342
Allowance for loan losses	1,785	2,248
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,050	1,081
Tax credit carryovers	672	672
Deferred compensation	217	247
Stock option compensation	172	204
Depreciation	225	118
Intangible assets	77	95
Other	110	11

Total deferred tax assets	14,844	15,481

Valuation allowance	$(6,010)	$(6,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(128)
Unrealized gain on securities	(168)	(315)
Mortgage servicing rights	(136)	—

Total deferred tax liabilities	(407)	(443)

Net deferred tax asset	$8,427	$9,028

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 – INCOME TAXES (CONTINUED)

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of December 31, 2011 had a net operating loss and tax credit carryforwards for tax purposes of approximately $26.7 million, and $2.1 million, respectively. The Corporation will continue to evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration will recognize the additional benefits as an adjustment to the valuation allowance. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $15.6 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.400 million for the NOL and the equivalent value of tax credits, which is approximately $.477 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

NOTE 11 – OPERATING LEASES

The Corporation currently maintains three operating leases for branch office locations. The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period. The original term of this was extended during 2011 for an additional three year term.

The second operating lease, for our location in Escanaba, was executed in December 2008, the terms of which began in April 2009. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each, but either party may elect to terminate by providing notice of such election to the other party at least 120 days prior to the end of the then-current term. The additional terms call for a lease adjustment based on the Consumer Price Index at time of renewal. The Corporation signed an extension on this lease through September 2012. The Corporation is currently in the process of building a new banking facility in Escanaba to replace its current leased location.

The third operating lease, for a second location in Manistique, was executed in April 2010, the terms of which began at that time. The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each.

Future minimum payments, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2012	$228
2013	190
2014	47

Total	$465

Rent expense for all operating leases amounted to $260,000 in 2011, $270,000 in 2010, and $207,000 in 2009.

NOTE 12 – RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan. Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan. Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan. In addition, the Corporation may make discretionary contributions into the plan. Retirement plan contributions charged to operations totaled $125,000, $110,000, and $120,000 in 2011, 2010, and 2009, respectively.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 13 – DEFERRED COMPENSATION PLAN

Prior to the recapitalization in 2004, as an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation. This plan was discontinued and no longer applies to current officers and directors. A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into. The liability may change depending upon changes in long-term interest rates. The liability at December 31, 2011 and 2010, for vested benefits under this plan, was $.638 million and $.725 million, respectively. These benefits were originally contracted to be paid over a ten to fifteen-year period. The final payment is scheduled to occur in 2023. The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants. The cash surrender value of the policies was $1.626 million and $1.559 million at December 31, 2011 and 2010, respectively. Deferred compensation expense for the plan was $35,000, $43,000, and $72,000 for 2011, 2010, and 2009, respectively.

NOTE 14 – REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management has determined that, as of December 31, 2011, the Corporation is well capitalized.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 14 – REGULATORY MATTERS (CONTINUED)

The Corporation’s and the Bank’s actual and required capital amounts and ratios as of December 31 are as follows (dollars in thousands):

	Actual			Adequacy Purposes				Action Provisions
	Amount	Ratio		Amount	Ratio			Amount	Ratio
2011

Total capital to risk weighted assets:
Consolidated	$56,304	12.9	% ≥	$33,314	≥	8.0%		N/A	N/A
mBank	$49,551	11.9	% ≥	$33,309	≥	8.0	% ≥	$41,637	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$48,398	11.6	% ≥	$16,657	≥	4.0%		N/A	N/A
mBank	$44,346	10.7	% ≥	$16,655	≥	4.0	% ≥	$20,818	6.0%

Tier 1 capital to average assets:
Consolidated	$44,398	10.1	% ≥	$19,205	≥	4.0%		N/A	N/A
mBank	$44,364	9.2	% ≥	$19,196	≥	4.0	% ≥	$23,995	5.0%

2010

Total capital to risk weighted assets:
Consolidated	$49,132	12.6	% ≥	$31,157	≥	8.0%		N/A	N/A
mBank	$43,477	11.2	% ≥	$31,118	≥	8.0	% ≥	$38,897	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$44,242	11.4	% ≥	$15,579	≥	4.0%		N/A	N/A
mBank	$38,594	9.9	% ≥	$15,559	≥	4.0	% ≥	$23,338	6.0%

Tier 1 capital to average assets:
Consolidated	$44,242	9.3	% ≥	$19,130	≥	4.0%		N/A	N/A
mBank	$38,594	8.1	% ≥	$19,092	≥	4.0	% ≥	$23,865	5.0%

At December 31, 2011, the Bank was not authorized to pay dividends to the Corporation without prior regulatory approval because of a negative retained earnings balance due to cumulative losses.

NOTE 15 – STOCK OPTION PLANS

The Corporation sponsors three stock option plans. All historical information presented below has been adjusted to reflect the 1 for 20 reverse stock split which occurred on December 16, 2004. One plan was approved during 2000 and applies to officers, employees, and non-employee directors. A total of 25,000 shares were made available for grant under this plan. This plan was amended as a part of the recapitalization to provide for additional authorized shares equal to 12.50% of all outstanding shares subsequent to the recapitalization, which amounted to 428,587 shares. This plan expired on February 15, 2010. The other two plans, one for officers and employees and the other for non-employee directors, were approved in 1997 and expired in 2007. A total of 30,000 shares were made available for grant under these plans. Options under all of the plans were granted at the discretion of a committee of the Corporation’s Board of Directors. Options to purchase shares of the Corporation’s stock were granted at a price equal to the market price of the stock at the date of grant. The committee determined the vesting of the options when they were granted as established under the plan.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15 – STOCK OPTION PLANS (CONTINUED)

A summary of stock option transactions for the years ended December 31 is as follows:

	2011	2010
Outstanding shares at beginning of year	394,072	411,057
Granted during the year	—	—
Exercised during the year	—	—
Expired / forfeited during the year	(1,920)	(16,985)

Outstanding shares at end of year	392,152	394,072

Exercisable shares at end of year	148,861	150,781

Weighted average exercise price per share at end of year	$10.27	$10.98

Shares available for grant at end of year	$—	$—

There were no options granted in 2011 and in 2010.

Following is a summary of the options outstanding and exercisable at December 31, 2011:

Exercise	Number of Shares			Weighted Average Remaining Contractual
Price	Outstanding	Exercisable	Unvested Options	Life-Years
$9.16	5,000	2,000	3,000	4.96
$9.75	257,152	120,861	136,291	3.96
$10.65	50,000	10,000	40,000	5.96
$11.50	40,000	8,000	32,000	4.75
$12.00	40,000	8,000	32,000	4.46

	392,152	148,861	243,291	3.35

Options issued since the Corporation’s recapitalization in December of 2004 call for 20% immediate vesting upon issue and subsequent vesting to occur over a two to five year period, based upon the market value appreciation of the underlying Corporation’s stock. Compensation related to these options was expensed based upon the vesting period without consideration given to market value appreciation. There are no future compensation expenses related to existing option programs.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 16 – OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related taxes for the years ended December 31 are as follows (dollars in thousands):

	2011	2010	2009

Unrealized holding gains (losses) on available for sale securities	$(435)	$(513)	$2,451
Less reclassification adjustments for gains (losses)later recognized in income	(1)	215	1,471

Net unrealized gains (losses)	(434)	(728)	980
Tax effect	(147)	(247)	332

Other comprehensive income (loss)	$(287)	$(481)	$648

NOTE 17 – SHAREHOLDERS’ EQUITY

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

NOTE 17 – SHAREHOLDERS’ EQUITY (CONTINUED)

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

	2011	2010
Commitments to extend credit:
Variable rate	$28,495	$18,092
Fixed rate	15,453	13,034
Standby letters of credit - Variable rate	3,523	2,192
Credit card commitments - Fixed rate	3,019	2,737

	$50,490	$36,055

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

Legal Proceedings and Contingencies

At December 31, 2011, there were no pending material legal proceedings to which the Corporation is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business. In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Corporation.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan. The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings. This concentration at December 31, 2011 represents $75.391 million, or 24.22%, compared to $58.114 million, or 19.56%, of the commercial loan portfolio on December 31, 2010. The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction. Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

NOTE 19 - FAIR VALUE

Fair value estimates, methods, and assumptions are set forth below for the Corporation’s financial instruments:

Cash, cash equivalents, and interest-bearing deposits - The carrying values approximate the fair values for these assets.

Securities - Fair values are based on quoted market prices where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - FAIR VALUE (CONTINUED)

The following table presents information for financial instruments at December 31 (dollars in thousands):

	Fair Value Measurements
	2011		2010
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$34,070	$34,070	$34,719	$34,719
Interest-bearing deposits	10	10	713	713
Securities available for sale	38,727	38,727	33,860	33,860
Federal Home Loan Bank stock	3,060	3,060	3,423	3,423
Net loans	395,995	394,463	376,473	376,713
Accrued interest receivable	1,261	1,261	1,155	1,155

Total financial assets	$473,123	$471,591	$450,343	$450,583

Financial liabilities:
Deposits	$404,789	$404,821	$386,779	$387,885
Borrowings	35,997	35,634	36,069	36,234
Accrued interest payable	202	202	232	232

Total financial liabilities	$440,988	$440,657	$423,080	$424,351

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

The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2011 and the valuation techniques used by the Corporation to determine those fair values.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - FAIR VALUE (CONTINUED)

The fair value of all investment securities at December 31, 2011 and December 31, 2010 were based on level 2 inputs. There are no other assets or liabilities measured on a recurring basis at fair value. For additional information regarding investment securities, please refer to “Note 3 – Investment Securities.”

The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2011 or December 31, 2010.

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

The Corporation also has assets that under certain conditions are subject to measurement at fair value on a non-recurring basis. These assets include loans and other real estate held for sale. The Corporation has estimated the fair values of these assets using Level 3 inputs, specifically discounted cash flow projections.

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2011

(dollars in thousands)	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2011
Assets

Impaired loans	$7,993	$—	$—	$7,993	$3,200
Other real estate held for sale	3,162	—	—	3,162	1,137

					$4,337

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2010

(dollars in thousands)	Balance at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2010
Assets

Impaired Loans	$10,563	$—	$—	$10,563	$1,666
Other real estate held for sale	5,562	—	—	5,562	2,753

					$4,419

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

BALANCE SHEETS

December 31, 2011 and 2010

(Dollars in Thousands)

	2011	2010

ASSETS

Cash and cash equivalents	$4,301	$5,353
Investment in subsidiaries	51,381	49,016
Other assets	245	275

TOTAL ASSETS	$55,927	$54,644

LIABILITIES AND SHAREHOLDERS’ EQUITY

Other liabilities	$664	$762
Shareholders’ equity:
Preferred stock - no par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	10,921	10,706
Common stock and additional paid in capital - no par value
Authorized 18,000,000 shares
Issued and outstanding - 3,419,736	43,525	43,525
Accumulated earnings (deficit)	492	(961)
Accumulated other comprehensive income	325	612

Total shareholders’ equity	55,263	53,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$55,927	$54,644

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2011, 2010, and 2009

(Dollars in Thousands)

	2011	2010	2009
INCOME:
Interest income	$3	$11	$8

Total income	3	11	8

EXPENSES:
Salaries and benefits	180	218	250
Professional service fees	245	136	196
Other	223	147	227

Total expenses	648	501	673

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	(645)	(490)	(665)

Provision for (benefit of) income taxes	(211)	—	(226)

(Loss) before equity in undistributed net income (loss) of subsidiaries	(434)	(490)	(439)

Equity in undistributed net income of subsidiaries	2,652	72	2,855

Net income (loss)	2,218	(418)	2,416

Preferred dividend and accretion of discount	766	742	509

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,452	$(1,160)	$1,907

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 20 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2011, 2010, and 2009

(Dollars in Thousands)

	2011	2010	2009
Cash Flows from Operating Activities:
Net income (loss)	$2,218	$(418)	$2,416
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) loss of subsidiaries	(2,652)	(72)	(2,855)
Increase in capital from stock option compensation	—	32	60
Change in other assets	29	31	(348)
Change in other liabilities	(97)	(149)	32

Net cash (used in) operating activities	(502)	(576)	(695)

Cash Flows from Financing Activities:
Proceeds from issuance of Series A Preferred Stock and common stock warrants	—	—	11,000
Dividend on preferred stock	(551)	(550)	(307)
Payments from subsidiaries	—	—	69
Investments in subsidiaries	—	(1,000)	(3,000)

Net cash (used in) provided by financing activities	(551)	(1,550)	7,762

Net increase (decrease) in cash and cash equivalents	(1,053)	(2,126)	7,067
Cash and cash equivalents at beginning of period	5,354	7,480	413

Cash and cash equivalents at end of period	$4,301	$5,354	$7,480

Selected Financial Data

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2011	2010	2009	2008	2007
SELECTED FINANCIAL CONDITION DATA:
Total assets	$498,311	$478,696	$515,377	$451,431	$408,880
Loans	401,246	383,086	384,310	370,280	355,079
Securities	38,727	33,860	46,513	47,490	21,597
Deposits	404,789	386,779	421,389	371,097	320,827
Borrowings	35,997	36,069	36,140	36,210	45,949
Common shareholders’ equity	44,342	43,176	44,785	41,552	39,321
Total shareholders’ equity	55,263	53,882	55,299	41,552	39,321

SELECTED OPERATIONS DATA:
Interest income	$23,072	$22,840	$23,708	$24,562	$28,695
Interest expense	5,143	6,455	7,421	11,698	(15,278)

Net interest income	17,929	16,385	16,287	12,864	13,417
Provision for loan losses	2,300	6,500	3,700	2,300	400
Net security gains (losses)	(1)	215	1,471	64	(1)
Other income	3,657	2,580	3,280	4,589	2,007
Other expenses	(15,969)	(16,598)	(13,802)	(12,558)	(12,100)

Income (loss) before income taxes	3,316	(3,918)	3,536	2,659	2,923
Provision (credit) for income taxes	1,098	(3,500)	1,120	787	(7,240)

Net income (loss)	2,218	(418)	2,416	1,872	10,163
Preferred dividend and accretion of discount	766	742	509	—	—

Net income available to common shareholders	$1,452	$(1,160)	$1,907	$1,872	$10,163

PER SHARE DATA:
Earnings (loss) - Basic	$.42	$(.34)	$.56	$.55	$2.96
Earnings (loss) - Diluted	.41	(.34)	.56	.55	2.96
Cash dividends declared	—	—	—	—	—
Book value	12.97	12.63	13.10	12.15	11.47
Market value - closing price at year end	5.42	4.58	4.64	4.40	8.98

FINANCIAL RATIOS:
Return on average common equity	3.30%	(2.64)%	4.42%	4.61%	31.05%
Return on average total equity	2.66	(2.06)	3.77	4.61	31.05
Return on average assets	.30	(.23)	.39	.44	2.59
Dividend payout ratio	N/A	N/A	N/A	N/A	N/A
Average equity to average assets	11.15	11.17	10.24	9.55	8.34
Efficiency ratio	69.56	72.57	72.24	85.51	79.46
Net interest margin	4.06	3.66	3.59	3.23	3.60

Summary Quarterly Financial Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2011				2010
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$401,246	$391,903	$394,812	$374,609	$383,086	$382,727	$384,839	$377,311
Allowance for loan losses	(5,251)	(5,838)	(6,155)	(6,184)	(6,613)	(5,437)	(6,371)	(4,737)
Total loans, net	395,995	386,065	388,657	368,425	376,473	377,290	378,468	372,574
Intangible assets	—	—	—	—	—	—	—	—
Total assets	498,311	498,598	492,373	492,790	478,696	499,006	500,774	502,427
Core deposits	348,724	346,843	329,958	315,638	290,614	287,055	271,026	236,227
Noncore deposits (1)	56,065	58,215	69,709	85,145	96,165	117,469	134,758	168,985
Total deposits	404,789	405,058	399,667	400,783	386,779	404,524	405,784	405,212
Total borrowings	35,997	35,997	36,069	36,069	36,069	36,069	36,140	36,140
Total shareholders’ equity	55,263	55,479	54,784	54,097	53,882	55,987	56,231	58,722
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCE SHEET

Total loans	$396,197	$397,665	$378,250	$380,066	$385,296	$385,268	$382,169	$384,640
Allowance for loan losses	(5,251)	(6,070)	(6,371)	(6,687)	(5,816)	(6,094)	(5,159)	(5,073)
Total loans, net	390,946	391,595	371,879	373,379	379,480	379,174	377,010	379,567
Intangible assets	—	—	—	—	—	—	—	—
Total assets	487,304	497,333	494,481	478,861	488,320	512,335	502,942	508,495
Core deposits	347,700	342,294	322,119	298,241	286,807	285,697	255,023	221,284
Noncore deposits (1)	43,241	61,663	82,430	88,502	106,459	131,150	150,426	192,613
Total deposits	390,941	403,957	404,549	386,743	393,266	416,847	405,449	413,897
Total borrowings	38,117	36,045	36,069	36,609	36,069	36,115	36,140	36,140
Total shareholders’ equity	55,219	54,998	54,138	53,870	55,015	56,668	57,889	55,109

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.99%	2.47%	2.39%	2.47%	2.76%	2.94%	2.87%	2.62%
Nonperforming assets/total assets	2.24	2.99	2.89	2.99	3.37	3.41	3.34	3.51
Allowance for loan losses/total loans	1.18	1.49	1.56	1.49	1.73	1.42	1.66	1.26
Allowance for loan losses/nonperforming loans	65.69	60.35	65.19	60.35	62.61	48.34	57.69	47.87
Net charge-offs/average loans	.48	.18	.17	.11	.16	.50	.31	.36
Texas Ratio (2)	18.43	24.28	23.38	24.28	26.66	27.68	26.71	27.76

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.08%	9.73%	9.50%	9.70%	9.25%	9.22%	9.38%	9.85%
Tier 1 capital to risk weighted assets	11.62	11.65	11.40	11.69	11.36	11.73	11.65	12.48
Total capital to risk weighted assets	12.87	12.97	12.66	12.94	12.62	12.98	12.91	13.69
Average equity/average assets	11.33	11.06	10.95	11.25	11.27	11.06	11.51	10.84
Tangible equity/tangible assets	11.33	11.06	10.95	11.25	11.27	11.06	11.51	10.84

(1)	Noncore deposits include brokered deposits and CDs greater than $100,000
(2)	Texas Ratio: Nonperforming Assets Divided by Total Equity plus Allowance for Loan Losses

Summary Quarterly Financial Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED 2011				FOR THE QUARTER ENDED 2010
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31

INCOME STATEMENT

Net interest income	$4,901	$4,709	$4,178	$4,141	$4,276	$4,064	$4,023	$4,022
Provision for loan losses	1,300	400	600	—	1,800	1,000	2,800	900
Net interest income after provision	3,601	4,309	3,578	4,141	2,476	3,064	1,223	3,122
Total noninterest income	725	1,006	1,348	577	747	648	593	807
Total noninterest expense	4,221	3,960	3,729	4,059	4,037	3,601	5,330	3,629
Income before taxes	105	1,355	1,197	659	(814)	111	(3,514)	300
Provision for income taxes	27	455	402	214	1,093	30	(1,212)	(3,411)

Net income	78	900	795	445	(1,907)	81	(2,302)	3,711
Preferred dividend and accretion of discount	192	193	192	189	185	185	186	185
Net income available to common shareholders	$(114)	$707	$603	$256	$(2,092)	$(104)	$(2,488)	$3,526

PER SHARE DATA

Earnings (loss) - basic	$(.03)	$.21	$.18	$.07	$(.61)	$(.03)	$(.73)	$1.03
Earnings (loss) - diluted	(.03)	.20	.17	.07	(.61)	(.03)	(.73)	1.03
Book value	12.97	13.05	12.86	12.67	12.63	13.26	13.34	14.08
Market value	5.42	5.46	6.00	6.02	4.58	5.10	6.50	4.72

PROFITABILITY RATIOS

Return on average assets	(.09)%	.56%	.49%	.22%	(1.70)%	(.08)%	(1.98)%	2.81%
Return on average common equity	(1.02)	6.35	5.58	2.35	(18.76)	(.91)	(21.28)	(30.77)
Return on average total equity	(.82)	5.10	4.47	1.93	(15.09)	(.73)	(17.24)	25.95
Net interest margin	4.38	4.14	3.79	3.92	3.88	3.69	3.56	3.51
Efficiency ratio	69.04	67.39	67.84	75.73	65.05	75.98	76.04	78.12
Average loans/average deposits	101.34	96.96	96.19	98.27	97.97	92.42	94.26	92.93

Market Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

MARKET INFORMATION

(Unaudited)

The Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol MFNC. The following table sets forth the range of high and low trading prices of the Corporation’s common stock from January 1, 2010 through December 31, 2011, as reported by NASDAQ.

	For the Quarter Ended
2011	March 31	June 30	September 30	December 31
High	$6.52	$6.20	$7.01	$5.94
Low	4.58	4.85	4.96	4.63
Close	6.02	6.00	5.46	5.42
Book value	12.67	12.86	13.05	12.97

2010
High	$5.20	$7.39	$6.95	$5.28
Low	4.09	4.51	4.74	3.95
Close	4.72	6.50	5.10	4.58
Book value	14.08	13.34	13.26	12.63

The Corporation had approximately 1,200 shareholders of record as of March 30, 2012.

The holders of the Corporation’s common stock are entitled to dividends when, and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Corporation and its subsidiary bank, along with other relevant factors. The Corporation’s principal source of funds for cash dividends is the dividends paid by the Bank. The ability of the Corporation and the Bank to pay dividends is subject to regulatory restrictions and requirements. The Bank currently has a negative retained earnings position which precludes payment of dividends. The Bank, in order to pay dividends, would need to eliminate the negative retained earnings position and have regulatory approval. There were no dividends declared or paid in 2009, 2010 and 2011. There were no sales of unregistered securities in 2011, nor were there any repurchases of the Corporation’s common stock in 2011.

Shareholder Return Performance Graph

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Index and the NASDAQ Composite Index for the five-year period ended December 31, 2011. The following information is based on an investment of $100, on December 31, 2006 in the Corporation’s common stock, the NASDAQ Bank Index, and the NASDAQ Composite Index, with dividends reinvested.

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

OVERVIEW

The following discussion and analysis presents the more significant factors affecting the Corporation’s financial condition as of December 31, 2011 and 2010 and the results of operations for 2009 through 2011. This discussion also covers asset quality, liquidity, interest rate sensitivity, and capital resources for the years 2010 and 2011. The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report. Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.

Taxable equivalent adjustments are the result of increasing income from tax-free loans and investments by an amount equal to the taxes that would be paid if the income were fully taxable based on a 34% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields.

Dollar amounts in tables are stated in thousands, except for per share data.

EXECUTIVE SUMMARY

The purpose of this section is to provide a brief summary of the 2011 results of operations and financial condition. A more detailed analysis of the results of operations and financial condition follows this summary.

The Corporation reported a profit available to common shareholders in 2011 of $1.452 million, or $.42 per share, compared to a loss of $1.160 million, $.34 per share, in 2010 and net income in 2009 of $1.907 million, $.56 per share.

Total assets of the Corporation at December 31, 2011, were $498.311 million, an increase of $19.615 million, or 4.10% from total assets of $478.696 million reported at December 31, 2010. In 2011, the Corporation showed increased balances in both investments and loans, which were funded primarily with Bank core deposit growth.

At December 31, 2011, the Corporation’s loans stood at $401.246 million, an increase of $18.160 million, or 4.74%, from 2010 year-end balances of $383.086 million. Total loan production in 2011 amounted to $172.577 million, which included $38.971 million of secondary market mortgage loans sold. The Corporation also sold $18.970 million of SBA/USDA guaranteed loans. Loan balances were also impacted by normal amortization and paydowns, some of which related to payoffs on participation loans.

Nonperforming loans totaled $7.993 million, or 1.99% of total loans at December 31, 2011. Nonperforming assets at December 31, 2011, were $11.155 million, 2.24% of total assets, compared to $16.125 million or 3.37% of total assets at December 31, 2010.

Total deposits increased from $386.779 million at December 31, 2010, to $404.789 million at December 31, 2011, an increase of 4.66%. The increase in deposits in 2011 was comprised of a decrease in wholesale deposits of $40.100 million and an increase in core deposits of $58.110 million.

Shareholders’ equity totaled $55.263 million at December 31, 2011, compared to $53.882 million at the end of 2010, an increase of $1.381 million. This increase reflects the consolidated net income of $1.452 million, the after tax decrease in the market value of available-for-sale investments, which amounted to $.287 million and the increase from the accretion of the discount on preferred stock of $.215 million. The book value per common share at December 31, 2011, amounted to $12.97 compared to $12.63 at the end of 2010.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

RESULTS OF OPERATIONS

	For the Years Ended December 31,
(dollars in thousands, except per share data)	2011	2010	2009

Taxable-equivalent net interest income	$18,019	$16,496	$16,446
Taxable-equivalent adjustment	90	111	159

Net interest income	17,929	16,385	16,287
Provision for loan losses	2,300	6,500	3,700
Other income	3,656	2,795	4,571
Other expense	15,969	16,598	13,802

Income before provision for income taxes	3,316	(3,918)	3,536
Provision for (benefit of) income taxes	1,098	(3,500)	1,120

Net income (loss)	$2,218	$(418)	$2,416
Preferred dividend expense	766	742	509

Net income (loss) available to common shareholders	$1,452	$(1,160)	$1,907

Earnings (loss) per common share
Basic	$.42	$(.34)	$.56
Diluted	$.41	$(.34)	$.56

Return on average assets	.30%	(.23)%	.39%
Return on average common equity	3.30	(2.64)	4.42
Return on average equity	2.66	(2.06)	3.77

Summary

The Corporation reported net income available to common shareholders of $1.452 million in 2011, compared to a net loss of $1.160 million in 2010 and net income of $1.907 million in 2009. The 2011 results include significantly reduced credit related expenses and a decreased loan loss provision. The loan loss provision in 2011 was $2.300 million, with write-downs and losses on other real estate held for sale of $1.137 million. Also included in 2011 results are income of $1.500 million from SBA/USDA loan sales and the initial valuation of mortgage servicing rights of $.400 million. The 2010 results reflected elevated costs associated with nonperforming assets, including loan loss provisions of $6.500 million and write-downs and losses on other real estate held for sale of $2.753 million. The 2009 results include $1.208 million of gains related to branch office sales and $1.471 million of security gains.

Net Interest Income

Net interest income is the Corporation’s primary source of core earnings. Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing funding sources. Net interest revenue is the Corporation’s principal source of revenue, representing 83% of total revenue in 2011. The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

Net interest income on a taxable equivalent basis increased $1.523 million from $16.496 million in 2010 to $18.019 million, in 2011. In 2011, interest rates were stable with the prime rate at 3.25% for the entire year. The Corporation experienced a modest increase, 12 basis points, in the overall rates on earnings assets from 5.12% in 2010 to 5.24% in 2011. Interest bearing funding sources declined, by 27 basis points, from 1.60% in 2010 to 1.33% in 2011. The combination of these rate changes resulted in an improved net interest margin from 3.68% in 2010 to 4.08% in 2011. In 2010, the Corporation realized an increase of $.098 million in net interest income. A portion of this increase was attributed to higher levels of investment securities which were funded by lower cost wholesale funding sources.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

In 2010, the Corporation benefited from low interest rates prevalent on wholesale deposit instruments. During 2010, interest rates in the wholesale environment were significantly more attractive than rates offered by competitors in local markets. In addition to the benefits derived from lower rates or wholesale deposit instruments a number of new or rewritten loans were structured with interest rate floors that locked in a near term favorable interest rate spread.

The following table details sources of net interest income for the three years ended December 31 (dollars in thousands):

	2011	Mix	2010	Mix	2009	Mix
Interest Income
Loans	$21,774	94.37%	$21,279	93.17%	$20,813	87.80%
Funds sold	21	.09	58	.25	—	—
Taxable securities	1,162	5.04	1,406	6.16	2,783	11.74
Nontaxable securities	28	.12	28	.12	19	.08
Other interest-earning assets	87	.38	69	.30	93	.39

Total earning assets	23,072	100.00%	22,840	100.00%	23,708	100.00%

Interest Expense
NOW, money markets, checking	1,002	19.48%	1,218	18.87%	809	10.90%
Savings	36	0.70	97	1.50	142	1.91
CDs <$100,000	2,064	40.13	1,756	27.20	1,857	25.02
CDs >$100,000	383	7.45	449	6.96	633	8.53
Brokered deposits	1,045	20.32	2,087	32.34	2,990	40.30
Borrowings	613	11.92	848	13.14	990	13.34

Total interest-bearing funds	5,143	100.00%	6,455	100.00%	7,421	100.00%

Net interest income	$17,929		$16,385		$16,287

Average Rates
Earning assets	5.22%		5.10%		5.22%

Interest-bearing funds	1.33		1.60		1.82

Interest rate spread	3.89		3.50		3.40

As shown in the table above, income on loans provides more than 90% of the Corporation’s interest revenue. The Corporation’s loan portfolio has approximately 69% of variable rate loans that predominantly reprice with changes in the prime rate and 31% of fixed rate loans. A majority of the variable rate loans, 69%, or $191 million, have interest rate floors. These loans will not reprice until the prime rate increases to the extent necessary to surpass the interest rate floor. A prime rate increase of 100 basis points or more will reprice $98 million of these loans with floors, while the remainder will reprice with an additional 100 basis point increase in the prime rate.

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

	Years ended December 31,
	2011			2010			2009
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans (1,2,3)	$388,115	$21,850	5.63%	$384,347	$21,376	5.56%	$374,796	$20,964	5.59%
Taxable securities	36,155	1,162	3.21	35,475	1,406	3.96	74,005	2,782	3.76
Nontaxable securities (2)	850	42	4.94	853	42	4.92	571	28	4.90
Federal Funds sold	13,102	21	.16	22,934	58	.25	74	—	—
Other interest-earning assets	3,504	87	2.48	4,448	69	1.55	4,415	93	2.11

Total earning assets	441,726	23,162	5.24	448,057	22,951	5.12	453,861	23,867	5.26

Reserve for loan losses	(6,027)			(5,539)			(4,337)
Cash and due from banks	25,622			29,291			19,397
Fixed assets	9,630			10,002			10,839
Other real estate owned	4,581			6,196			3,374
Other assets	14,007			14,986			10,518

	47,813			54,936			39,791

TOTAL ASSETS	$489,539			$502,993			$493,652

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$124,575	$762	.61%	$99,411	$943	.95%	$73,003	$665	.91%
Interest checking	26,962	240	.89	18,987	275	1.45	7,735	143	1.85
Savings deposits	16,242	36	.22	19,503	97	.50	20,179	142	.70
CDs <$100,000	112,464	2,064	1.84	84,841	1,756	2.07	67,356	1,858	2.76
CDs >$100,000	22,909	383	1.67	26,273	449	1.71	26,906	633	2.35
Brokered deposits	45,906	1,045	2.28	118,615	2,087	1.76	176,017	2,990	1.70
Borrowings	36,579	613	1.68	36,116	848	2.35	36,338	990	2.72

Total interest-bearing liabilities	385,637	5,143	1.33%	403,746	6,455	1.60	407,534	7,421	1.82

Demand deposits	46,773			39,704			31,864
Other liabilities	2,568			3,372			3,723
Shareholders’ equity	54,561			56,171			50,531

	103,902			99,247			86,118

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$489,539			$502,993			$493,652

Rate spread			3.91			3.52%			3.44%

Net interest margin/revenue, tax equivalent basis		$18,019	4.08%		$16,496	3.68%		$16,446	3.62%

(1)	For purposes of these computations, non-accruing loans are included in the daily average loan amounts outstanding.
(2)	The amount of interest income on nontaxable securities and loans has been adjusted to a tax equivalent basis, using a 34% tax rate.
(3)	Interest income on loans includes loan fees.

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

	Years ended December 31,
	2011 vs. 2010				2010 vs. 2009
	Increase (Decrease) Due to				Increase (Decrease) Due to
	Volume	Rate	Volume and Rate	Total Increase (Decrease)	Volume	Rate	Volume and Rate	Total Increase (Decrease)
Interest earning assets:
Loans	$210	$262	$2	$474	$534	$(119)	$(3)	$412
Taxable securities	27	(266)	(5)	(244)	(1,448)	151	(79)	(1,376)
Nontaxable securities	—	—	—	—	13	—	1	14
Federal funds sold	(25)	(21)	9	(37)	58	—	—	58
Other interest earning assets	(15)	41	(8)	18	1	(25)	—	(24)

Total interest earning assets	$197	$16	$(2)	$211	$(842)	$7	$(81)	$(916)

Interest bearing obligations:
NOW and money market deposits	$239	$(335)	$(85)	$(181)	$241	$27	$10	$278
Interest checking	116	(106)	(45)	(35)	208	(31)	(45)	132
Savings deposits	(16)	(54)	9	(61)	(5)	(41)	1	(45)
CDs <$100,000	573	(199)	(66)	308	482	(464)	(120)	(102)
CDs >$100,000	(57)	(10)	1	(66)	(15)	(173)	4	(184)
Brokered deposits	(1,278)	612	(376)	(1,042)	(975)	107	(35)	(903)
Borrowings	11	(243)	(3)	(235)	(6)	(137)	1	(142)

Total interest bearing obligations	$(412)	$(335)	$(565)	$(1,312)	$(70)	$(712)	$(184)	$(966)

Net interest income, tax equivalent basis				$1,523				$50

Provision for Loan Losses

The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2011, the Corporation recorded a provision for loan loss of $2.300 million, compared to a provision of $6.500 million in 2010 and $3.700 million in 2009.

Noninterest Income

Noninterest income was $3.656 million, $2.795 million, and $4.751 million in 2011, 2010, and 2009, respectively. The principal recurring sources of noninterest income are the gains on the sale of SBA/USDA guaranteed loans and secondary market loans. In 2011, revenues from these two business lines totaled $2.300 million compared to $1.407 million in 2010 and $.830 million in 2009. In 2010, the Corporation expanded its efforts to generate increased income from secondary market loans by adding additional staff and centralizing processing activities. In 2010, the Bank initiated the new business of retaining the servicing rights on mortgage loans sold to the secondary market. This line of business attained profitability during 2011, and as such, a valuation of the future revenue stream was recognized as income and booked as an asset at the Bank. In 2011, income from servicing mortgages amounted to $.400 million. Late in 2011, the bank also established its own title insurance agency which offers title services for both commercial and retail based mortgage transactions. Income from this line of business was minimal in 2011, but is expected to provide increased revenues in 2012 and beyond.

Deposit related income totaled $.832 million in 2011 compared to $.990 million in 2010 and $1.023 million in 2009. The current regulatory environment may limit the Corporation’s ability to grow these revenue sources. In 2009, the Corporation recorded a gain on the sale of two branch offices, $1.208 million, and a gain on security sales of $1.471 million.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following table details noninterest income for the three years ended December 31 (dollars in thousands):

	2011	2010	2009	% Increase (Decrease)
				2011-2010	2010-2009
Deposit service charges	$123	$128	$116	(3.91)%	10.34%
NSF Fees	709	862	907	(17.75)	(4.96)
Gain on sale of secondary market loans	477	445	224	7.19	98.66
Secondary market fees generated	223	94	93	137.23	1.08
SBA Fees	1,500	868	513	72.81	69.20
Mortgage servicing rights	400	—	—	—	—
Gain on sale of branch offices	—	—	1,208	—	100.00
Other	225	183	219	22.95	(16.44)

Subtotal	3,657	2,580	3,280	41.74	(21.34)

Net security gains	(1)	215	1,471	(100.47)	(85.38)

Total noninterest income	$3,656	$2,795	$4,751	30.81%	(41.17)%

Noninterest Expense

Noninterest expense was $15.969 million in 2011, compared to $16.598 million and $13.802 million in 2010 and 2009, respectively. In 2011, the decrease in noninterest expense totaled $.629 million, or 3.79%. The largest decrease in noninterest expense for 2011 occurred in write-downs and losses on the sale of other real estate, which decreased from $2.753 million in 2010 to $1.137 million in 2011. Salaries and benefits, at $7.275 million, increased by $.357 million, 5.16%, from the 2010 expenses of $6.918 million and compared to $6.583 million in 2009. Professional service fees increased in 2011 largely due to increased costs associated with the compliance issues of regulatory reform. These increased costs are expected to continue for future periods.

Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

	2011	2010	2009	% Increase (Decrease)
				2011-2010	2010-2009
Salaries and benefits	$7,275	$6,918	$6,583	5.16%	5.09%
Occupancy	1,376	1,313	1,385	4.80	(5.20)
Furniture and equipment	827	806	805	2.61	.12
Data processing	761	740	862	2.84	(14.15)
Professional service fees:
Accounting	260	269	261	(3.35)	3.07
Legal	207	98	95	111.22	3.16
Consulting and other	289	260	247	11.15	5.26

Total professional service fees	756	627	603	20.57	3.98
Loan and deposit	1,137	910	746	24.95	21.98
OREO writedowns and (gains) losses on sale	1,137	2,753	208	(58.70)	1,223.56
FDIC insurance premiums	849	957	839	(11.29)	14.06
Telephone	215	193	187	11.40	3.21
Advertising	351	297	322	18.18	(7.76)
Other operating expenses	1,285	1,084	1,262	18.54	(14.10)

Total noninterest expense	$15,969	$16,598	$13,802	(3.79)%	20.26%

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

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

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized. The Corporation, as of December 31, 2011, had net operating loss (“NOL”) and tax credit carryforwards of approximately $26.7 million and $2.7 million, respectively.

Current Federal Tax Provision

In 2011, the Corporation recorded a provision for income taxes of $1.098 million, compared to a $3.500 million tax benefit in 2010 and a $.787 million provision in 2009. In 2011, the Corporation evaluated the valuation allowance against the deferred tax asset balances and determined expectations for the utilization of the NOL and tax credit carryforwards. In making this determination the Corporation reviewed current year core earnings and forecasts of future earnings. The probability of attaining the forecasted earnings was also evaluated based upon the current economic environment both nationally and in local markets. The Corporation will re-evaluate this deferred tax asset and the related valuation in 2012 to determine the likelihood of realization of all the remaining unbooked benefit.

Deferred Tax Benefit – Historical Commentary

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The table below details the Corporation’s deferred tax assets and liabilities (dollars in thousands):

	2011	2010
Deferred tax assets:
NOL carryforward	$9,073	$9,342
Allowance for loan losses	1,785	2,248
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,050	1,081
Tax credit carryovers	672	672
Deferred compensation	217	247
Stock option compensation	204	204
Depreciation	225	118
Intangible assets	77	95
Other	78	11

Total deferred tax assets	14,844	15,481

Valuation allowance	$(6,010)	$(6,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(128)
Unrealized gain (loss) on securities	(168)	(315)
Other	(136)	—

Total deferred tax liabilities	(407)	(443)

Net deferred tax asset	$8,427	$9,028

As shown in the table above, the NOL and tax credit carryforwards comprise the majority of the deferred tax asset, which is reduced by the $6.010 million valuation adjustment.

As of December 31, 2011, the Corporation had an NOL carryforward of approximately $26.7 million along with various credit carryforwards of $2.1 million. This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation. A portion of the NOL, approximately $15.6 million, and all of the tax credit carryforwards are also subject to the use limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation. These carryforwards, if not utilized, will begin to expire in the year 2023. The annual limitation is $1.4 million for the NOL carryforwards and the equivalent value of tax credits, which is approximately $.477 million.

The Corporation will continue to evaluate the utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary. The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation.

Management believes that the Corporation will ultimately utilize all of the NOL carryforwards and a portion of the tax credit carryforwards. The valuation allowance, which stands at $6.0 million as of December 31, 2011 is a conservative measurement of the uncertainty related to the current economy and level of profitability the Corporation will attain in the near term.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

FINANCIAL POSITION

	December 31,
(dollars in thousands)	2011		2010		2009
Sources of funds:	Balance	Mix	Balance	Mix	Balance	Mix
Deposits:
Non-interest bearing transactional deposits	$51,273	10.29%	$41,264	8.62%	$35,878	6.96%
Interest-bearing transactional depopsits	166,766	33.47	152,373	31.83	113,997	22.12
CD’s <$100,000	130,685	26.23	96,977	20.26	59,953	11.63

Total core deposit funding	348,724	69.98	290,614	60.71	209,828	40.71

CD’s >$100,000	23,229	4.66	22,698	4.74	36,385	7.06
Brokered deposits	32,836	6.59	73,467	15.35	175,176	33.99

Total noncore deposit funding	56,065	11.25	96,165	20.09	211,561	41.05

FHLB and other borrowings	35,997	7.22	36,069	7.53	36,140	7.01
Other liabilities	2,262	.45	1,966	.41	2,549	.49
Shareholders’ equity	55,263	11.09	53,882	11.27	55,299	10.74

Total	$498,311	100.00%	$478,696	100.00%	$515,377	100.00%

Uses of Funds:
Net Loans	$395,995	79.46%	$376,473	78.64%	$379,085	73.55%
Securities available for sale	38,727	7.77	33,860	7.07	46,513	9.03
Federal funds sold	13,999	2.81	12,000	2.51	27,000	5.24
Federal Home Loan Bank Stock	3,060	.61	3,423	.72	3,794	.74
Interest-bearing deposits	10	.00	713	.15	678	.13
Cash and due from banks	20,071	4.03	22,719	4.75	18,433	3.58
Other assets	26,449	5.31	29,508	6.16	39,874	7.74

Total	$498,311	100.00%	$478,696	100.00%	$515,377	100.00%

Securities

The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities increased $4.867 million in 2011, from $33.860 million at December 31, 2010 to $38.727 million at December 31, 2011.

The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2011	2010
US Agencies - MBS	$14,418	$27,710
US Agencies	10,575	4,973
Corporate	8,178	—
Obligations of states and political subdivisions	5,556	1,177

Total securities	$38,727	$33,860

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. The majority of the bank’s current investments, $24.993 million or 65%, are highly marketable investments guaranteed by the U.S. government. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. At December 31, 2011, investment securities with an estimated fair market value of $19.020 million were pledged.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Loans

The Bank is a full service lender and offers a variety of loan products in all of its markets. The majority of its loans are commercial, which represents approximately 78% of total loans outstanding at December 31, 2011.

The Corporation continued to experience strong loan demand in 2011 with approximately $172.577 million of new loan production, including $38.971 million of mortgage loans sold in the secondary market. At 2011 year-end, the Corporation’s loans stood at $401.246 million, an increase from the 2010 year-end balances of $383.086 million. In 2011, the secondary mortgage loans that were produced and sold totaled $38.971 million while the SBA/USDA loan sales amounted to $18.970 million. The production of loans was distributed among the regions, with the Upper Peninsula at $95.024 million, $48.226 million in the Northern Lower Peninsula and $29.327 million in Southeast Michigan where the market has been hit the hardest by the recession.

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

The following table details the loan activity for 2010 and 2011 (dollars in thousands):

Loan balances as of December 31, 2009	$384,310

Total production	113,770
Secondary market sales	(36,677)
SBA loan sales	(12,571)
Loans transferred to OREO	(5,373)
Loans charge off, net of recoveries	(5,112)
Normal amortization/paydowns and payoffs	(55,261)

Loan balances as of December 31, 2010	383,086

Total production	172,577
Secondary market sales	(38,971)
SBA loan sales	(18,790)
Loans transferred to OREO	(4,193)
Loans charge off, net of recoveries	(3,662)
Normal amortization/paydowns and payoffs	(88,621)

Loan balances as of December 31, 2011	$401,426

Following is a table that illustrates the balance changes in the loan portfolio from 2009 through 2011 year end (dollars in thousands):

				Percent Change
	2011	2010	2009	2011-2010	2010-2009
Commercial real estate	$199,201	$194,859	$208,895	2.23%	(6.72)%
Commercial, financial, and agricultural	92,269	68,858	72,184	34.00	(4.61)
One-to-four family residential real estate	77,332	75,074	67,232	3.01	11.66
Construction:
Consumer	5,774	5,682	7,118	1.62	(20.17)
Commercial	19,745	33,330	24,591	(40.76)	35.54
Consumer	6,925	5,283	4,290	31.08	23.15

Total	$401,246	$383,086	$384,310	4.74%	(.32)%

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Our commercial real estate loan portfolio predominantly relates to owner occupied real estate, and our loans are generally secured by a first mortgage lien. Commercial real estate market conditions continued to be under stress in 2011, and we expect this trend to continue. These conditions may negatively affect our commercial real estate loan portfolio in future periods. We make commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral. Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.

Following is a table showing the composition of loans by significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2011			2010			2009
	Balance	% of Loans	% of Capital	Balance	% of Loans	% of Capital	Balance	% of Loans	% of Capital
Real estate - operators of nonres bldgs	$75,391	24.22%	135.53%	$58,114	19.56%	107.85%	$48,689	15.93%	88.05
Hospitality and tourism	33,306	10.70	59.87	37,737	12.70	70.04	45,315	14.82	81.95
Commercial construction	19,745	6.34	35.50	33,330	11.22	61.86	24,591	8.04	44.47
Lessors of residential buildings	16,499	5.30	29.66	16,598	5.59	30.80	12,619	4.13	22.82
Real estate agents and managers	10,617	3.41	19.09	15,857	5.34	29.43	24,242	7.93	43.84
Other	155,657	50.02	279.83	135,411	45.60	251.31	150,214	49.14	271.64

Total commercial loans	$311,215	100.00%		$297,047	100.00%		$305,670	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio. On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry. Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment. Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2011 year-end. The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.

Our residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers. As of December 31, 2011, our residential loan portfolio totaled $83.106 million, or 21.46% of our total outstanding loans.

The Corporation has also extended credit to governmental units, including Native American organizations. Tax-exempt loans and leases decreased from $2.471 million at the end of 2010 to $1.991 million at 2011 year-end. The Corporation has elected to refrain from making tax-exempt loans, since they provide no current tax benefit, due to tax net operating loss carryforwards.

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

Troubled debt restructurings (“TDR”) are determined on a loan-by-loan basis. Generally restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits. If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring. In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The Corporation has, in accordance with generally accepted accounting principles and per recently enacted accounting standard updates, evaluated all loan modifications to determine the fair value impact of the underlying asset. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral.

The Corporation, at December 31, 2011, had loans totaling $2.503 million for which repayment terms were modified to the extent that they were deemed to be “restructured” loans. The $2.503 million is comprised of 2 loans, the largest of which had a December 31, 2011 balance of $2.400 million. This loan was modified to allow the suspension of principal payments for “over a 12-month period”. This suspension of principal payments on this loan with a 30-year amortization does not result in a significant change to the net present value of total principal and interest payments over the term of the note. This loan is deemed collateral dependent, and as such an evaluation of the underlying collateral and ability for repayment based upon cash flows was done. This evaluation resulted in an estimate of expected loss of principal. As of December 31, 2011, the Corporation established a $.650 million specific reserve on this loan.

Credit Quality

The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	December 31, 2011	December 31, 2010	December 31, 2009
	(Unaudited)	(Audited)	(Audited)
Nonperforming Assets :
Nonaccrual loans	$5,490	$5,921	$14,368
Loans past due 90 days or more	—	—	—
Restructured loans	2,503	4,642	869

Total nonperforming loans	7,993	10,563	15,237
Other real estate owned	3,162	5,562	5,804

Total nonperforming assets	$11,155	$16,125	$21,041

Nonperforming loans as a % of loans	1.99%	2.76%	3.96

Nonperforming assets as a % of assets	2.24%	3.37%	4.05

Reserve for Loan Losses:
At period end	$5,251	$6,613	$5,225

As a % of average loans	1.35%	1.72%	1.36

As a % of nonperforming loans	65.69%	62.61%	34.29

As a % of nonaccrual loans	95.65%	111.69%	36.67

Texas Ratio	18.43%	26.66%	34.77

Charge-off Information (year to date):
Average loans	$388,115	$384,347	$374,796

Net charge-offs	$3,662	$5,112	$2,752

Charge-offs as a % of average loans	.94%	1.33%	.73

Management continues to address market issues impacting its loan customer base. In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process. The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio. The opinion of this consultant upon completion of the 2011 independent review provided findings similar to management on the overall adequacy of the reserve. The Corporation will again utilize a consultant for loan review in 2012.

The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2011	2010	2009
Interest income that would have been recorded at original rate	$363	$583	$700
Interest income that was actually recorded	118	141	40

Net interest lost	$245	$442	$660

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Allowance for Loan Losses

Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2011 amounted to $3.662 million, or .94% of average loans outstanding, compared to $5.112 million, or 1.33% of loans outstanding in 2010. In 2010, $2.342 million of the charge-offs resulted from three credit relationships in Southeast Michigan. The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio. Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

A three year history of the Corporation’s credit quality is displayed in the following table (dollars in thousands):

Allowance for Loan Losses	2011	2010	2009

Balance at beginning of period	$6,613	$5,225	$4,277
Loans charged off:
Commercial, financial & agricultural	3,258	5,027	2,465
One-to-four family residential real estate	490	410	282
Consumer	52	48	71

Total loans charged off	3,800	5,485	2,818

Recoveries of loans previously charged off:
Commercial, financial & agricultural	128	346	38
One-to-four family residential real estate	1	11	16
Consumer	9	16	12

Total recoveries of loans previously charged off	138	373	66
Net loans charged off	3,662	5,112	2,752

Provision for loan losses	2,300	6,500	3,700

Balance at end of period	$5,251	$6,613	$5,225

Total loans, period end	$401,246	$383,086	$384,310
Average loans for the year	388,115	384,347	374,796
Allowance to total loans at end of year	1.31%	1.73%	1.36%
Net charge-offs to average loans	.94	1.33	.73
Net charge-offs to beginning allowance balance	55.38	97.84	64.34

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

At the end of 2011, the allowance for loan losses represented 1.31% of total loans. In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits. The Corporation carries this collateral in other real estate held for sale on the balance sheet.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following table represents the activity in other real estate held for sale (dollars in thousands):

Balance at January 1, 2010	$5,804
Other real estate transferred from loans due to foreclosure	5,373
Other real estate sold	(2,862)
Writedowns on other real estate held for sales	(2,703)
Loss on other real estate held for sale	(50)

Balance at December 31, 2010	5,562
Other real estate transferred from loans due to foreclosure	4,194
Other real estate sold	(5,457)
Writedowns on other real estate held for sales	(855)
Loss on other real estate held for sale	(282)

Balance at December 31, 2011	$3,162

During 2011, the Corporation received real estate in lieu of loan payments of $4.194 million. In determining the carrying value of other real estate held for sale, the Corporation generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value. After the initial receipt, management periodically re-evaluates the recorded balance and records any additional reductions in the fair value as a write-down of other real estate held for sale.

Deposits

Total deposits at December 31, 2011 were $404.789 million, an increase of $18.010 million, or 4.66% from December 31, 2010 deposits of $386.779 million. The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2011	Mix	2010	Mix	2009	Mix
Non-interest-bearing	$51,273	12.67%	$41,264	10.67%	$35,878	8.51%
NOW, money market, checking	152,563	37.69	134,703	34.83	95,790	22.73
Savings	14,203	3.51	17,670	4.57	18,207	4.32
Certificates of Deposit <$100,000	130,685	32.28	96,977	25.07	59,953	14.23

Total core deposits	348,724	86.15	290,614	75.14	209,828	49.79

Certificates of Deposit >$100,000	23,229	5.74	22,698	5.87	36,385	8.63
Brokered CDs	32,836	8.11	73,467	18.99	175,176	41.57

Total non-core deposits	56,065	13.85	96,165	24.86	211,561	50.21

Total deposits	$404,789	100.00%	$386,779	100.00%	$421,389	100.00%

The increase in deposits, as illustrated above, is composed of a decrease in noncore deposits of $40.100 million, while core deposits increased by $58.110 million.

Historically the Corporation’s loan growth outpaced core deposit growth, which resulted in more reliance on brokered deposits as a source of funding. Management has increased its efforts to grow core deposits in recent years by introducing several new deposit products and implementing a bank-wide deposit incentive program. Most of the deposit growth in 2011 and 2010 occurred in lower cost transactional deposits.

Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing. It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

Borrowings

The Corporation also utilizes FHLB borrowings as a source of funding. At 2011 year end, this source of funding totaled $35 million and the Corporation secured this funding by pledging loans and investments. The $35 million of FHLB borrowings had a weighted average maturity of 3.3 years, with a weighted average rate of 1.85% at December 31, 2011.

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

At December 31, 2011 the Bank had $38.727 million of securities, with a weighted average maturity of 41.8 months. The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks. These funds are generally repriced on a daily basis.

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following is the Corporation’s repricing opportunities at December 31, 2011 (dollars in thousands):

	1-90 Days	91-365 Days	>1-5 Years	Over 5 Years	Total

Interest-earning assets:
Loans	$284,065	$7,683	$32,925	$76,573	$401,246
Securities	2,626	6,553	22,163	7,385	38,727
Other (1)	13,999	—	—	3,060	17,059

Total interest-earning assets	300,690	14,236	55,088	87,018	457,032

Interest-bearing obligations:
NOW, money market, savings and interest checking	166,766	—	—	—	166,766
Time deposits	17,768	61,173	74,727	246	153,914
Brokered CDs	—	—	30,890	1,946	32,836
Borrowings	—	—	35,000	997	35,997

Total interest-bearing obligations	184,534	61,173	140,617	3,189	389,513

Gap	$116,156	$(46,937)	$(85,529)	$83,829	$67,519

Cumulative gap	$116,156	$69,219	$(16,310)	$67,519

(1) includes Federal Home Loan Bank stock

The above analysis indicates that at December 31, 2011, the Corporation had a cumulative asset sensitivity gap position of $69.219 million within the one-year timeframe. The Corporation’s cumulative asset sensitive gap suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn more net interest income since more assets would reprice at higher rates than liabilities. Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests the Corporation’s net interest income would decrease. A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments. In addition, the gap analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

At December 31, 2011, the Corporation had $276.547 million of variable rate loans that reprice primarily with the prime rate index. Approximately $191.158 million of these variable rate loans have interest rate floors. This means that the prime rate will have to increase above the floor rate before these loans will reprice. At year end, $92.493 million of these floor-rate loans would reprice with a 100 basis point prime rate increase, with $97.608 million repricing with an additional 100 basis point prime rate increase.

At December 31, 2010, the Corporation had a cumulative liability sensitivity gap position of $1.258 million within the one-year time frame.

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2011 (dollars in thousands). Nonaccrual loans of $5.490 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value 12/31/2011
Rate Sensitive Assets
Fixed interest rate securities	$9,180	$7,609	$5,777	$4,824	$3,952	$7,385	$38,727	$38,727
Average interest rate	4.11%	1.44%	1.73%	5.56%	2.88%	3.47%	3.16%

Fixed interest rate loans	19,721	12,877	18,242	5,562	20,326	26,575	103,303	107,803
Average interest rate	6.09	6.51	5.68	6.40	5.57	5.93	5.94

Variable interest rate loans	297,943	—	—	—	—	—	297,943	291,911
Average interest rate	5.07	—	—	—	—	—	5.07

Other assets	14,009	—	—	—	—	3,060	17,069	17,069
Average interest rate	.15	—	—	—	—	2.50	.57

Total rate sensitive assets	$340,853	$20,486	$24,019	$10,386	$24,278	$37,020	$457,042	$455,510

Average interest rate	5.51%	4.63%	4.73%	6.01%	5.13%	5.16%	4.98%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, MMAs, interest	$166,766	$—	$—	$—	$—	$—	$166,766	$166,766
Average interest rate	.43%	—%	—%	—%	—%	—%	—%

Time deposits	78,941	49,131	17,425	24,517	14,544	2,192	186,750	186,782
Average interest rate	1.49	1.88	2.39	1.87	1.68	3.45	1.76

Fixed interest rate borrowings	—	10,000	10,000	—	15,000	997	35,997	35,634
Average interest rate	—	1.22	2.10	—	2	1.00	1.80

Total rate sensitive liabilities	$245,707	$59,131	$27,425	$24,517	$29,544	$3,189	$389,513	$389,182

Average interest rate	1.27%	1.77%	2.29%	1.87%	1.86%	2.68%	1.17%

Foreign Exchange Risk

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange. The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie. To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities. As of December 31, 2011, the Corporation had excess Canadian liabilities of $.106 million, which equated to approximately the same valuation in U.S. dollars. Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation. Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

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

During 2011, the Corporation decreased cash and cash equivalents by $.649 million. As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash used in investing activities. The net change in investing activities included a net increase in loans of $19.749 million and a “net” increase in securities available for sale of $5.653 million. The net increases in assets were offset by a similar increase in deposit liabilities of $18.010 million. This increase in deposits was composed of a decrease in non-core deposits of $40.100 million combined with an increase in core deposits of $58.110 million. The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year. This funding forecast model is completed weekly.

The Bank’s investment portfolio, most of which are guaranteed by the U.S. government, provide added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets. As of December 31, 2011, $19.707 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.

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

Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”). The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management. The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations. Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds. The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets. Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings. At December 31, 2011, the Bank’s core deposits in relation to total funding were 79.29% compared to 68.73% in 2010. These ratios indicated at December 31, 2011, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments. The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth. The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs. As of December 31, 2011, the Bank had $27.500 million of unsecured lines available and another $1.675 million available if secured. Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.

From a long-term perspective, the Corporation’s liquidity plan for 2011 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2011, the aggregate contractual obligations and commitments are (dollars in thousands):

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Contractual Obligations

Total deposits	$296,980	$66,556	$39,061	$2,192	$404,789
Federal Home Loan Bank borrowings	—	20,000	15,000	—	35,000
Preferred stock (1)	—	11,000	—	—	11,000
Other borrowings	—	—	—	997	997
Directors’ deferred compensation	123	238	204	221	786
Annual rental / purchase commitments under noncancelable leases / contracts	228	237	—	—	465

TOTAL	$297,331	$98,031	$54,265	$3,410	$453,037

Other Commitments

Letters of credit	$3,523	$—	$—	$—	$3,523
Commitments to extend credit	43,948	—	—	—	43,948
Credit card commitments	3,019	—	—	—	3,019

TOTAL	$50,490	$—	$—	$—	$50,490

(1)

The Corporation issued preferred stock in April of 2009 as part of its participation in TARP. The initial term of this preferred stock is five years with an interest rate of 5%, which increases to 9% after the initial term. Although there is no contractual obligation to do so, the Corporation intends to repay this obligation within the initial term.

CAPITAL AND REGULATORY

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation. There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement. The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled. As of December 31, 2011, the Corporation and the Bank were well capitalized. The Corporation is currently exploring its alternatives for the possible issuance of equity or debt in order to provide a broader base to support future asset growth. During 2011, total capitalization decreased by $1.381 million. Other changes in total capital occurred from recognition of net income and market value decrease of the Corporation’s investment securities. During 2011, risk based capital increased by $4.472 million, while Tier 1 Capital increased by $4.156 million.

The increase in capital was also impacted by the disallowed portion of the Corporation’s deferred tax asset. The portion of the deferred tax asset which is allowed to be included in regulatory capital is only that portion that can be utilized within the next 12-month period.

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2011	2010	2009
Capital Structure
Common shareholders’ equity	$44,342	$43,176	$44,785
Preferred stock	10,921	10,706	10,514

Total shareholders’ equity	55,263	53,882	55,299

Total capitalization	$55,263	$53,882	$55,299

Tangible capital	$55,263	$53,882	$55,299

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$—	$—
Other identifiable intangibles	400	—	—

Total intangibles	$400	$—	$—

Risk-Based Capital
Tier 1 capital:
Total shareholders’ equity	$55,263	$53,882	$55,299
Net unrealized (gains) losses on available for sale securities	(325)	(612)	(1,093)
Less: disallowed deferred tax asset	(6,500)	(9,028)	(4,800)
Less: disallowed intangibles	(40)	—	0

Total Tier 1 capital	$48,398	$44,242	$49,406

Tier 2 Capital:
Allowable reserve for loan losses	$5,206	$4,890	$5,181
Qualifying long-term debt		—	—

Total Tier 2 capital	5,206	4,890	5,181

Total risk-based capital	$53,604	$49,132	$54,587

Risk-weighted assets	$416,423	$389,468	$414,440

Capital Ratios:
Tier 1 Capital to average assets	10.08%	9.25%	9.75%
Tier 1 Capital to risk-weighted assets	11.62%	11.36%	11.92%
Total Capital to risk-weighted assets	12.87%	12.62%	13.17%

Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements. Certain assets cannot be considered assets for regulatory purposes. The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets, which was discussed earlier.

Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

	Equity to Year-end Assets	Tangible Equity to Year-end Assets	Tier 1 Capital to Average Assets	Tier 1 Capital to Risk Weighted Assets	Total Capital to Risk Weighted Assets

Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2011	11.09%	11.01%	10.08%	11.62%	12.87%
December 31, 2010	11.26%	11.26%	9.25%	11.36%	12.62%

The Bank:

December 31, 2011	10.30%	10.22%	9.24%	10.65%	11.90%
December 31, 2010	10.22%	10.22%	8.38%	9.92%	11.18%

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

(PAGE INTENTIONALLY LEFT BLANK)

Directors and Officers

DIRECTORS

Mackinac Financial Corporation and mBank

Walter J. Aspatore - Lead Director Chairman Emeritus Amherst Partners Director Since: 2004	Robert H. Orley Founding Partner O2 Investment Partners, LLC Director Since: 2004

Dennis B. Bittner Owner and President Bittner Engineering, Inc. Director Since: 2001	L. Brooks Patterson County Executive Oakland County Director Since: 2006

Joseph D. Garea Managing Partner Hancock Securities Director Since: 2007	Randolph C. Paschke Chairman, Department of Accounting Wayne State University, School of Business Administration Director Since: 2004

Kelly W. George President, Mackinac Financial Corporation President and CEO, mBank Director Since: 2006	Paul D. Tobias Chairman and CEO, Mackinac Financial Corporation Chairman, mBank Director Since: 2004

Robert E. Mahaney President and Owner Veridea Group, LLC Director Since: 2008

Directors and Officers

OFFICERS

Mackinac Financial Corporation
Name	Title	Location

Paul D. Tobias	Chairman and Chief Executive Officer	Birmingham
Kelly W. George	President	Manistique
Ernie R. Krueger	EVP - Chief Financial Officer	Manistique

mBank
Name	Title	Location

Bernadette C. Beaudre	AVP - Deposit Compliance/BSA Officer	Manistique
Shelby J. Bischoff	AVP - Business Development Officer	Marquette
Linda K. Bolda	VP - Human Resources	Manistique
Jesse A. Deering	SVP - SEM Executive	Birmingham
Trisha L. Demars	AVP - Sr. Deposit Operations Specialist	Manistique
George J. Demou	VP - Senior Commercial Banking Officer	Birmingham
Kevin D. Evans	SVP - Retail Sales Management	Newberry
Jeremy W. Flodin	VP - Sr. Credit Admin/Credit Risk Analyst	Manistique
Joni L. Freel	AVP - Branch Sales Manager/Treasury Management Officer	Gaylord
Laura L. Garvin	VP - Commercial Portfolio Manager	Birmingham
Kelly W. George	President and CEO	Manistique
Clarice A. Ghiardi	VP - Regional Retail Banking Manager	Marquette
Robert C. Henry	VP - Commercial Banking Officer	Traverse City
Michael J. Hoar	SVP - IT/Communications	Manistique
Ernie R. Krueger	EVP - Chief Financial Officer	Manistique
David W. Leslie	First VP - Commercial Lending Manager	Birmingham
Magan L. MacArthur	AVP - Branch Sales Manager/Retail Banking Officer	Manistique
Boris Martysz	SVP - Marquette Regional Executive	Marquette
Tamara R. McDowell	EVP - Chief Credit and Operations Officer	Manistique
Jacquelyn R. Menhennick	SVP - Mortgage and Consumer Lending Manager	Marquette
Kevin J. Negri	VP - Commercial Banking Officer	Marquette
Barbara A. Parrett	AVP - Branch Sales Manager/Retail Banking Officer	Stephenson
Debra L. Peterson	VP - Branch Sales Manager/Mortgage-Consumer Banking Officer	Escanaba
Scott A. Ravet	VP - Commercial Banking Officer	Manistique/Escanaba
Andrew P. Sabatine	Regional President - NLP	Traverse City
Gregory D. Schuetter	First VP - Commercial Lending Manger	Manistique
Joanna B. Slaght	SVP - Compliance/Risk Manager	Manistique
Michael A. Slaght	VP - Branch Sales Manager/Commercial Banking Officer	Newberry
Jennifer A. Stempki	VP - Controller	Manistique
Ann M. Stepp	SVP - Branch Administration/Incentive Program Officer	Gaylord
Daniel L. Stoudt	AVP - Mortgage Loan Officer	Traverse City
David R. Thomas	VP - Commercial Banking Officer	Sault Ste. Marie
Paul D. Tobias	Chairman	Birmingham
Nicole A. Tryan	AVP - Sr. Loan Operations Officer	Manistique
Janet M. Willbee	VP - Mortgage Loan Officer	Gaylord

Corporate Information

CORPORATE HEADQUARTERS	TRANSFER AGENT

Mackinac Financial Corporation	Registrar and Transfer Company
130 South Cedar Street	10 Commerce Drive
Manistique, Michigan 49854	Cranford, NJ 07016
(888) 343-8147	(800) 368-5948

INVESTOR RELATIONS	WEBSITE

(888) 343-8147	www.bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	STOCK LISTING AND SYMBOL

Plante Moran, PLLC	NASDAQ Capital Market
Grand Rapids, Michigan	Symbol: MFNC

SHAREHOLDER INFORMATION

Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.

ANNUAL SHAREHOLDERS’ MEETING

The 2012 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on May 22, 2012.

Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.