Form 10-K, Exhibit 13
period 2012-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2013-03-29
CIK 36506

Exhibit 13

MACKINAC FINANCIAL CORPORATION

2012 ANNUAL REPORT

Table of Contents

To Our Shareholders	1
Five-Year Overview	5
Regional Review	7
Selected Financial Highlights	13
Quarterly Financial Summary	14
Report of Independent Registered Public Accounting Firm	15
Consolidated Balance Sheets	16
Consolidated Statements of Operations	17
Consolidated Statements Comprehensive Income	18
Consolidated Statements of Changes in Shareholders’ Equity	19
Consolidated Statements of Cash Flows	20
Notes to Consolidated Financial Statements	21
Selected Financial Data	52
Summary Quarterly Financial Information	53
Market Information	55
Shareholder Return Performance Graph	56
Forward-Looking Statements	57
Management’s Discussion and Analysis of Financial Condition and Results of Operations	59
Directors and Officers	81

BUSINESS OF THE CORPORATION

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $540 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”  The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, retail and commercial, title insurance, as well as a full array of personal and business deposit products and consumer loans.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.

MARKET SUMMARY

The Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol MFNC.  The Corporation had approximately 1,200 shareholders of record as of March 29, 2013.

To Our Shareholders

March 29, 2013

Dear Shareholders:

We are proud of our 2012 operating results, as discussed in this letter, which provides you with an overview of our performance.  We have seen continued progress in reducing nonperforming assets, limiting balance sheet risk, improving our net interest margin and increasing noninterest revenue to build franchise value. We view 2012 as another positive step forward in our mission of enhancing shareholder value.

The various charts and graphs following this letter track the performance of the company through the last five years in terms of key shareholder metrics and operating performance levels.  During this period of highly challenging economic times for banks across the country and especially in the State of Michigan, the Corporation increased its common stock book value from $7.75 per share at December 31, 2005 to $11.05 at 2012 year end, an increase of $3.30 per share, or 43%.  During this five year period, we also significantly increased total assets, loans, and core deposits which provide the foundation for future organic growth.  This organic growth, along with future initiatives, including possible accretive acquisitions, will add shareholder value.  At the end of 2012, the Corporation and the Bank had strong equity positions.  The Corporation had a Tier 1 ratio of 11.98% and total risk based capital of 14.93%.  The Bank’s Tier 1 capital ratio stood at 9.63% with a total risk based capital ratio of 12.21%.

Listed below are some key performance highlights and events that shaped 2012.

Capital Offering

•                  Consummation of a common stock rights offering and the investment by Steinhardt Capital Investors, LLLP with the issuance of 2.140 million shares for net proceeds of $11.500 million.

Dividend Declaration

•                  In December, the Corporation announced its first quarterly dividend since the recapitalization at $.04 per share.

Strong Loan Production

•                  We continued to experience loan demand with approximately $214 million of new loan production split between commercial related credits accounting for $103 million, and consumer/mortgage loans totaling $111 million.  Our total outstanding loans increased by $47.931 million after reductions for loan sales, (SBA/USDA and secondary market) amortization and payoffs.  Most importantly, we continue to be successful in producing well priced high quality loans in the Upper Peninsula with 2012 loan production of $134 million. In 2012, we began to see resurgence in loan opportunities in Northern Lower Michigan with production of $38 million and also Southeast Michigan with production of $42 million.

•                  Balance sheet growth equated to $47.9 million for 2012, an 11.9% increase in loans outstanding from 2011 year-end.

Growth in Noninterest Income

•                  In 2012 we continued to be a state leader in the origination of sound SBA and USDA guaranteed loans with total gain on sales of $1.176 million in 2012 compared to $1.500 million during 2011. Sold guaranteed loans totaled $12 million in 2012 compared to $19 million in 2011.

•                  We generated higher levels of secondary market income of $1.390 million in 2012 compared to $.700 million in 2011. At 2012 year-end, our mortgage loan servicing portfolio totaled $97 million which provides future refinancing/cross selling opportunities and also provides a stable source of core deposits since many of these clients maintain various transactional accounts.

Core Deposit Growth

•                  Total deposits of $434.557 million at 2012 year-end increased 7.35% from deposits of $404.789 million at 2011 year-end.  The overall increase in deposits for 2012 is comprised of an increase in core deposits of $23.772 million and increased noncore deposits of $5.996 million.  The largest increase in core deposits was in non-interest bearing demand deposits.

Margin Improvement

•                  Net interest income and the net interest margin in 2012 increased to $19.824 million, and 4.17%, compared to $17.929 million, and 4.06%, in 2011.  The interest margin increase was largely due to decreased funding costs from 1.33% in 2011 to 1.15% in 2012.

Improved Credit Quality

•                  We had an overall reduction in nonperforming assets from $11.155 million at the end of 2011 to $7.899 million at the end of 2012 as we continued with our timely and aggressive problem asset remediation plans to strengthen our balance sheet. Our Texas Ratio at 2012 year-end was reduced to 10.25% and is one of the lowest amongst the 15 largest public banks headquartered in Michigan.

New Escanaba and Traverse City Locations

•                  Opening of our new standalone Escanaba branch banking center relocated from an in-store Menards location in August, and the opening of our new loan production office in Traverse City.  Both locations are considered core commerce center hubs in their respective markets.

Other events

•                  We were pleased to win the “Restructuring Community Impact Award of the Year” from the annual M&A Turnaround Awards Ceremony for our participation in the refinancing and recapitalization of Manistique Papers Incorporated.  As we previously discussed in our 2011 Report to Shareholders, this project saved a significant number of jobs in our headquarter market of Manistique, Michigan and created significant goodwill for mBank, accompanied by a positive financial impact.

2012 Earnings Recap

In 2012, we reported net income of $6.458 million, or $1.51 per share. This was an increase of $5.006 million, or $1.09 per share from 2011 income of $1.452 million, $.42 per share. The Corporation’s primary asset, its subsidiary bank, mBank, recorded earnings of $7.884 million which was an improvement of $5.228 million from 2011 earnings of $2.656 million.  The 2012 results included a $3.0 million deferred tax valuation adjustment.  In recent years, we have benefitted from improvements in our core banking platform to including product flexibility and services to our client base.  We have also added top quality revenue drivers in key markets in both commercial and mortgage lending, and consolidated several operational areas to provide better efficiencies.

The following table illustrates the marked improvement in several key performance areas.

	2012	2011	2010

Net Interest Margin	4.17%	4.06%	3.66%
Efficiency Ratio	67.95%	68.43%	72.57%
Credit Quality (Texas Ratio)	10.25%	18.56%	26.66%

Loan Growth/Production

As stated previously, we continue to experience strong loan demand as demonstrated with approximately $214 million in new loan production during 2012, including mortgage loans sold in the secondary market.  The table below details the 2012 activity (dollars in thousands):

Loan balances as of December 31, 2011	$401,246

Total production	214,102
Secondary market sales	(74,142)
SBA loan sales	(11,962)
Loans transferred to OREO	(1,352)
Loans charged off, net of recoveries	(978)
Normal amortization/paydowns and payoffs	(77,737)

Loan balances as of December 31, 2012	$449,177

Loan production, including secondary market mortgage loans of $74 million, in our three geographical regions is shown below.

	For the Year Ending December 31,
(dollars in thousands)	2012	2011	2010
REGION
Upper Peninsula	$134,257	$95,024	$55,475
Northern Lower Peninsula	37,856	48,226	10,972
Southeast Michigan	41,989	29,327	10,646

TOTAL	$214,102	$172,577	$77,093

As you will note from the chart, we started in 2012 to see good loan production in all regions from the slowing economy of previous years. We will continue to evaluate growth potential in markets where we can grow loans with good credit quality and acceptable loan pricing enhanced by fee income to maintain and improve our margin.

Government Guaranteed Lending Programs

	SBA Loans Originated
	For the Year Ended December 31,
	2012			2011			2010
	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium

UP	13	$8,993	$881	12	$8,620	$776	13	$8,733	$609
NLP	2	354	14	8	9,024	585	8	3,838	258
SEM	2	2,615	281	1	1,326	139	—	—	—
Total	17	$11,962	$1,176	21	$18,970	$1,500	21	$12,571	$867

In 2012, the Corporation continued its success as a premier SBA/USDA lender throughout the State of Michigan.  As you noted in the chart shown above, the 2012 level of SBA production totaled $11.962 million of loans sold, which generated $1.176 million in fees.  Our total for the last three years was $43 million loans sold, with $3.543 million in fees.  The Corporation does not sell all the loan guarantees from every credit, only those where acceptable market rates are paid above par that generate an acceptable internal rate of return. We are pleased with our success in this area of lending; first in terms to the benefit of the Corporation, but also for the many local businesses that through these programs are provided the capital to grow and help rebuild the economic base of the State.

Core Deposit Growth

In 2012 core deposits grew by more than $23 million, or 6.82%. Shown below is the mix of our deposits for the three most recent years.

	DEPOSIT MIX
	As of December 31,						Percent Change
	2012	Mix	2011	Mix	2010	Mix	2012/2011	2011/2010
CORE DEPOSITS
Transactional accounts:
Noninterest bearing	$67,652	15.57%	$51,273	12.67%	$41,264	10.67%	31.94%	24.26%
NOW, money market, checking	155,465	35.78	152,563	37.69	134,703	34.83	1.90	13.26
Savings	13,829	3.18	14,203	3.51	17,670	4.57	(2.63)	(19.62)
Total transactional accounts	236,946	54.53	218,039	53.87	193,637	50.07	8.67	12.60
Certificates of deposit <$100,000	135,550	31.19	130,685	32.28	96,977	25.07	3.72	34.76
Total core deposits	372,496	85.72	348,724	86.15	290,614	75.14	6.82	20.00

NONCORE DEPOSITS
Certificates of deposit >$100,000	24,355	5.60	23,229	5.74	22,698	5.87	4.85	2.34
Brokered CDs	37,706	8.68	32,836	8.11	73,467	18.99	14.83	(55.31)
Total noncore deposits	62,061	14.28	56,065	13.85	96,165	24.86	10.69	(41.70)

TOTAL DEPOSITS	$434,557	100.00%	$404,789	100.00%	$386,779	100.00%	7.35%	4.66%

Noninterest Expense

Controlling noninterest expense is ever more challenging with increased regulatory burdens and demands of technological enhancements; however, we believe we have made satisfactory progress in terms of balancing costs to drive more revenue to the Corporation on a cost-benefit basis. In 2012, we reduced our efficiency ratio to 67.95% from 68.43%, which is a product of our cost control efforts and growth in noninterest income. The Corporation’s overall non-interest expense base remains slightly below peer at 2.88% of total assets and should continue to move downward with the improvements in asset quality noted above. In terms of personnel expense, the Corporation continues to operate at below peer levels as it has for several years at 1.50% as a percentage of total assets compared to peer levels of 1.56%.  We have been successful in controlling most other areas of noninterest expense and will continue to focus on becoming even more efficient.

Capital

In August 2012, we issued 2.140 million shares of common stock in a rights offering and through a capital investment by Steinhardt Capital Investors, LLLP which netted $11.500 million.  This issuance of common stock gives us the capital necessary for exploring several 2013 initiatives, including a partial redemption of our preferred stock.

Looking Forward

In 2013, we will continue with the execution of our core banking plan to further enhance earnings and ensure balance sheet risk on both sides is prudently managed and controlled. This basic initiative includes maintaining strong credit quality and discipline in pricing and structure in the management of our assets to maintain margins and limit interest rate risk. We look for increased momentum from the successes in 2012 and continue to pivot to a more offensive strategy while still maintaining strong risk management systems to keep pace with the changing risk profile of the company, in order to accelerate growth in shareholder value.

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

Sincerely,

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO
Mackinac Financial Corporation	mBank

Five Year Overview

Regional Review — Upper Peninsula

BRANCH LOCATIONS

ESCANABA	NEWBERRY	MANISTIQUE - LAKESHORE
2224 N. Lincoln Road	414 Newberry Avenue	Located in Jack’s Supervalu
Escanaba, MI 49829	Newberry, MI 49868	Manistique, MI 49854
(906) 233-9443	(906) 293-5165	(906) 341-7190
Manager: April J. Stropich	Manager: Angie E. Buckingham	Manager: Kendra L. Lander

MANISTIQUE	SAULT STE. MARIE
130 South Cedar Street	138 Ridge Street
Manistique, MI 49854	Sault Ste. Marie, MI 49783
(906) 341-2413	(906) 635-3992
Manager: Kendra L. Lander	Manager: Lori A. McKerchie

MARQUETTE	STEPHENSON
300 North McClellan	S216 Menominee Street
Marquette, MI 49855	Stephenson, MI 49887
(906) 226-5000	(906) 753-2225
Manager: Teresa M. Same	Manager: Barbara A. Parrett

BALANCE SHEET HIGHLIGHTS

	At December 31, 2012		2012 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production*	Core Deposit Growth

Escanaba	$11,121	$5,134	$15,436	$(65)
Manistique	82,779	40,990	28,495	5,663
Marquette	99,396	43,966	75,389	33
Newberry	15,540	34,213	4,336	288
Sault Ste. Marie	32,915	22,069	8,823	(497)
Stephenson	9,032	35,520	1,779	(1,047)

TOTAL UPPER PENINSULA	$250,783	$181,892	$134,258	$4,375

* Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Escanaba	$8,030	$163	$—	$—
Manistique	6,319	121	6,654	640
Marquette	34,996	623	2,036	207
Newberry	1,580	34	—	—
Sault Ste. Marie	2,770	64	302	33
Stephenson	1,189	26	—	—

TOTAL UPPER PENINSULA	$54,884	$1,031	$8,992	$880

Excluding the branch sales, which were predominantly transactional accounts, total deposits grew $58.4 million in the five year period.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $365.6 million.

Nonperforming assets in the Upper Peninsula totaled $3.445 million at the end of 2012, which included $1.315 million of OREO and $2.130 million of nonperforming loans.  Nonperforming loans as a percent of total loans was .85%.

Regional Review — Northern Lower Peninsula

BRANCH LOCATIONS

GAYLORD 1955 South Otsego Avenue Gaylord, MI 49735 (989) 732-3750 TRAVERSE CITY 3530 North Country Drive Traverse City, MI 49684 (231) 929-5600 Manager: Daniel P. Galbraith	KALEVA 14429 Wuoksi Avenue Kaleva, MI (231)362-3223 Manager: Barb J. Miller

BALANCE SHEET HIGHLIGHTS

	At December 31, 2012		2012Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production*	Core Deposit Growth

Gaylord	$36,942	$60,604	$19,249	$6,802
Kaleva	415	15,242	88	1,142
Traverse City	50,727	63,949	18,519	2,060

TOTAL NORTHERN LOWER PENINSULA	$88,084	$139,795	$37,856	$10,004

* Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Gaylord	$12,580	$198	$—	$—
Kaleva	—	—	—	—
Traverse City	6,678	137	354	14

TOTAL NORTHERN LOWER PENINSULA	$19,258	$335	$354	$14

Total core deposit growth amounted to $104.6 million over the five year period, largely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $146.3 million.

Nonperforming assets in the Northern Lower Peninsula totaled $2.687 million at the end of 2012 which included $.147 million of OREO and $2.540 million of nonperforming loans.  Nonperforming loans as a percent of total loans was 2.88%.

Regional Review — Southeast Michigan

BRANCH LOCATION BIRMINGHAM 260 East Brown Street, Suite 300 Birmingham, MI 48009 (248) 290-5900 Manager: Elena Dritsas

BALANCE SHEET HIGHLIGHTS

	At December 31, 2012		2012 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Birmingham	$110,310	$50,809	$41,989	$9,393

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Birmingham	$—	$—	$2,615	$281

Total core deposit growth amounted to $38.9 million over the five year period, largely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $101.7 million.

Nonperforming assets in Southeast Michigan totaled $1.7658 million at the end of 2012, which included $1.751 million of OREO and $.017 million of nonperforming loans.  Nonperforming loans as a percent of total loans was negligible.

Selected Financial Highlights

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
(Dollars in thousands, except per share data)	2012	2011
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$545,980	$498,311
Loans	449,177	401,246
Investment securities	43,799	38,727
Deposits	434,557	404,789
Borrowings	35,925	35,997
Common Shareholders’ Equity	61,448	44,342
Shareholders’ equity	72,448	55,263

Selected Statements of Income Data:
Net interest income	$19,824	$17,929
Income before taxes and preferred dividend	6,165	3,316
Net income available to common shareholders	6,458	1,452
Income per common share - Basic	1.51	.42
Income per common share - Diluted	1.51	.41
Weighted average shares outstanding	4,285,043	3,419,736
Weighted average shares outstanding- Diluted	4,412,625	3,500,204

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.17%	4.06%
Efficiency ratio	67.95	68.43
Return on average assets	1.23	.30
Return on average common equity	12.43	3.30
Return on average equity	10.26	2.66

Average total assets	$526,740	$489,539
Average common shareholders’ equity	51,978	43,940
Average total shareholders’ equity	62,939	54,561
Average loans to average deposits ratio	99.45%	98.05%

Common Share Data at end of period:
Market price per common share	$7.09	$5.42
Book value per common share	$11.05	$12.97
Common shares outstanding	5,559,859	3,419,736

Other Data at end of period:
Allowance for loan losses	$5,218	$5,251
Non-performing assets	$7,899	$11,155
Allowance for loan losses to total loans	1.16%	1.31%
Non-performing assets to total assets	1.47%	2.24%
Texas ratio	10.25%	18.56%

Number of:
Branch locations	11	11
FTE Employees	121	116

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Quarterly Financial Summary

				Average
	Average	Average	Average	Shareholders’	Return on Average		Net Interest	Efficiency	Net Income	Book Value
Quarter Ended	Assets	Loans	Deposits	Equity	Assets	Equity	Margin	Ratio	Per Share*	Per Share
December 31, 2012	$545,661	$438,168	$433,573	$72,936.67%		5.03%	4.11%	70.52%	$.21	$11.05
September 30, 2012	545,788	424,461	439,327	67,327.65		5.29	4.10	67.29	.21	11.14
June 30, 2012	511,681	422,887	416,657	55,915	3.21	29.39	4.30	63.61	.97	14.43
March 31, 2012	503,412	404,048	409,250	55,418.40		3.62	4.17	71.01	.12	13.19
December 31, 2011	487,304	396,197	390,941	55,219	(.09)	(.82)	4.38	67.51	(.03)	12.97
September 30, 2011	497,333	397,665	403,957	54,998.56		5.10	4.14	67.39	.21	13.05
June 30, 2011	494,481	378,250	404,549	54,138.49		4.47	3.79	67.84	.18	12.86
March 31, 2011	478,861	380,066	386,743	53,870.22		1.92	3.92	75.73	.07	12.67
December 31, 2010	488,320	385,296	393,266	55,015	(1.70)	(15.09)	3.88	65.05	(.61)	12.63

*Net income per share data for 2012 restated for common stock issuance

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Board of Directors

Mackinac Financial Corporation, Inc.

We have audited the consolidated statement of financial condition of Mackinac Financial Corporation, Inc. as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2012.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mackinac Financial Corporation, Inc. as of December 31, 2012 and 2011 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
March 29, 2013

Consolidated Balance Sheets

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2012 and 2011

(Dollars in Thousands)

	December 31,	December 31,
	2012	2011

ASSETS

Cash and due from banks	$26,958	$20,071
Federal funds sold	3	13,999
Cash and cash equivalents	26,961	34,070

Interest-bearing deposits in other financial institutions	10	10
Securities available for sale	43,799	38,727
Federal Home Loan Bank stock	3,060	3,060

Loans:
Commercial	342,841	311,215
Mortgage	95,413	83,106
Installment	10,923	6,925
Total Loans	449,177	401,246
Allowance for loan losses	(5,218)	(5,251)
Net loans	443,959	395,995

Premises and equipment	10,633	9,627
Other real estate held for sale	3,212	3,162
Deferred tax asset	9,131	8,427
Other assets	5,215	5,233

TOTAL ASSETS	$545,980	$498,311

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Non-interest-bearing deposits	$67,652	$51,273
Interest-bearing deposits:
NOW, Money Market, Checking	155,465	152,563
Savings	13,829	14,203
CDs<$100,000	135,550	130,685
CDs>$100,000	24,355	23,229
Brokered	37,706	32,836
Total deposits	434,557	404,789

Borrowings	35,925	35,997
Other liabilities	3,050	2,262
Total liabilities	473,532	443,048

Shareholders’ equity:
Preferred stock - No par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	11,000	10,921
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares
Issued and outstanding - 5,559,859 and 3,419,736 shares respectively	53,797	43,525
Retained earnings	6,727	492
Accumulated other comprehensive income	924	325

Total shareholders’ equity	72,448	55,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$545,980	$498,311

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands, Except Per Share Data)

	For the Years Ended December 31,
	2012	2011	2010
	(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$23,197	$21,627	$21,091
Tax-exempt	116	147	188
Interest on securities:
Taxable	948	1,162	1,406
Tax-exempt	27	28	28
Other interest income	139	108	127
Total interest income	24,427	23,072	22,840

INTEREST EXPENSE:
Deposits	3,946	4,530	5,607
Borrowings	657	613	848
Total interest expense	4,603	5,143	6,455

Net interest income	19,824	17,929	16,385
Provision for loan losses	945	2,300	6,500
Net interest income after provision for loan losses	18,879	15,629	9,885

OTHER INCOME:
Deposit service fees	699	832	990
Net security gains (losses)	—	(1)	215
Income from secondary market loans sold	1,390	700	539
SBA/USDA loan sale gains	1,176	1,500	868
Mortgage servicing income	417	400	—
Other	361	225	183
Total other income	4,043	3,656	2,795

OTHER EXPENSE:
Salaries and employee benefits	8,288	7,275	6,918
Occupancy	1,372	1,376	1,313
Furniture and equipment	885	827	806
Data processing	991	761	740
Professional service fees	1,196	756	627
Loan and deposit	877	1,137	910
Writedowns and losses on other real estate held for sale	489	1,137	2,753
FDIC insurance assessment	459	849	957
Telephone	233	215	193
Advertising	376	351	297
Other	1,591	1,285	1,084
Total other expenses	16,757	15,969	16,598

Income (loss) before provision for income taxes	6,165	3,316	(3,918)
Provision for (benefit of) income taxes	(922)	1,098	(3,500)

NET INCOME (LOSS)	7,087	2,218	(418)

Preferred dividend and accretion of discount	629	766	742

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$6,458	$1,452	$(1,160)

INCOME (LOSS) PER COMMON SHARE:
Basic	$1.51	$.42	$(.34)
Diluted	$1.51	$.41	$(.34)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

	December 31,
	2012	2011	2010

Net income	$7,087	$2,218	$(418)

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the period	907	(433)	(944)
Less: reclassification adjustment for gains included in net income	—	1	215
Net securities gain (loss) during the period	907	(432)	(729)
Tax effect	(308)	145	248
Other comprehensive income (loss)	599	(287)	(481)

Total comprehensive income	$7,686	$1,931	$(899)

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

					Accumulated
	Shares of	Preferred	Common Stock	Retained	Other
	Common	Stock	and Additional	Earnings	Comprehensive
	Stock	Series A	Paid in Capital	(Accumulated Deficit)	Income	Total

Balance, January 1, 2010	3,419,736	$10,514	$43,493	$199	$1,093	$55,299

Net (loss)	—	—	—	(418)	—	(418)
Other comprehensive income (loss):
Net unrealized (loss) on securities available for sale	—	—	—	—	(481)	(481)
Total comprehensive (loss)						(899)

Stock compensation	—	—	32	—	—	32
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	192	—	(192)	—	—

Balance, December 31, 2010	3,419,736	10,706	43,525	(961)	612	53,882

Net income	—	—	—	2,218	—	2,218
Other comprehensive income (loss):
Net unrealized (loss) on securities available for sale	—	—	—	—	(287)	(287)
Total comprehensive income						1,931

Dividend on preferred stock	—	—	—	(551)	—	(551)
Accretion of preferred stock discount	—	215	—	(215)	—	—
Other	—	—	—	1	—	1

Balance, December 31, 2011	3,419,736	10,921	43,525	492	325	55,263

Net income				7,087		7,087
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	599	599
Total comprehensive income						7,686
Stock compensation	—	—	66	—	—	66
Issuance of common stock	2,140,123	—	11,506	—	—	11,506
Divided on common stock	—	—	—	(223)	—	(223)
Purchase of common stock warrants	—	—	(1,300)	—	—	(1,300)
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	79	—	(79)	—	—

Balance, December 31, 2012	5,559,859	$11,000	$53,797	$6,727	$924	$72,448

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

	2012	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$7,087	$2,218	$(418)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,547	1,419	1,643
Provision for loan losses	945	2,300	6,500
Provision for (benefit of) income taxes	(922)	1,098	(3,500)
(Gain) loss on sales/calls of securities available for sale	—	1	(215)
(Gain) on sale of secondary market loans	(1,077)	(477)	(445)
Origination of loans held for sale in secondary market	(74,142)	(38,971)	(36,678)
Proceeds from secondary market loans held for sale	75,219	39,448	37,217
Loss on sale of premises, equipment, and other real estate held for sale	31	282	48
Writedown of other real estate held for sale	496	855	2,703
Stock compensation	66	—	32
Change in other assets	(61)	(325)	13,174
Change in other liabilities	788	296	(583)
Net cash provided by operating activities	9,977	8,144	19,478

Cash Flows from Investing Activities:
Net (increase) in loans	(50,351)	(26,015)	(9,355)
Net (increase) decrease in interest-bearing deposits in other financial institutions	—	703	(35)
Purchase of securities available for sale	(15,209)	(21,260)	(5,000)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	10,668	15,607	16,788
Capital expenditures	(2,098)	(1,034)	(606)
Proceeds from sale of premises, equipment, and other real estate	775	5,456	2,876
Redemption of FHLB stock	—	363	371
Net cash provided by (used in) investing activities	(56,215)	(26,180)	5,039

Cash Flows from Financing Activities:
Net increase (decrease) in deposits	29,768	18,010	(34,610)
Net proceeds from common stock issuance	11,506	—	—
Dividend on common stock	(223)	—	—
Repurchase of common stock warrants	(1,300)	—	—
Dividend on preferred stock	(550)	(551)	(550)
Principal payments on borrowings	(72)	(72)	(71)
Net cash provided by (used in) financing activities	39,129	17,387	(35,231)

Net (decrease) in cash and cash equivalents	(7,109)	(649)	(10,714)
Cash and cash equivalents at beginning of period	34,070	34,719	45,433

Cash and cash equivalents at end of period	$26,961	$34,070	$34,719

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$4,172	$4,664	$6,548
Income taxes	125	75	75

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	1,352	4,194	5,373

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

Nature of Operations

The Corporation’s and the Bank’s revenues and assets are derived primarily from banking activities. The Bank’s primary market area is the Upper Peninsula, the northern portion of the Lower Peninsula of Michigan, and Oakland County in Lower Michigan.   The Bank provides to its customers commercial, real estate, agricultural, and consumer loans, as well as a variety of traditional deposit products. A portion, less than 1.0% of the Bank’s commercial loan portfolio consists of leases to commercial and governmental entities, which are secured by various types of equipment. These leases are dispersed geographically throughout the country. Less than 1.0% of the Corporation’s business activity is with Canadian customers and denominated in Canadian dollars.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Troubled Debt Restructuring

Troubled debt restructuring of loans is undertaken to improve the likelihood that the loan will be repaid in full under the modified terms in accordance with a reasonable repayment schedule.  All modified loans are evaluated to determine whether the loans should be reported as a Troubled Debt Restructure (TDR).  A loan is a TDR when the Corporation, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower by modifying or renewing a loan that the Corporation would not otherwise consider. To make this determination, the Corporation must determine whether (a) the borrower is experiencing financial difficulties and (b) the Corporation granted the borrower a concession. This determination requires consideration of all of the facts and circumstances surrounding the modification.  An overall general decline in the economy or some deterioration in a borrower’s financial condition does not automatically mean the borrower is experiencing financial difficulties.

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

Stock Compensation Plans

On May 22, 2012, the Company’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units (“RSUs”), or stock appreciation rights.  The aggregate number of shares of the Company’s common stock issuable under the plan is 757,848.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share

Earnings per share are based upon the weighted average number of shares outstanding.  The issuance of shares as a result of stock options, restricted stock units and common stock warrants issued under the TARP Capital Purchase Program is shown in the table below.  The common stock warrants were retired in December 2012.

The following shows the computation of basic and diluted earnings per share for the year ended December 31, 2012, 2011 and 2010 (dollars in thousands, except per share data):

	Year Ended December 31,
	2012	2011	2010

Net income (loss)	$7,087	$2,218	$(418)
Preferred stock dividends and accretion of discount	629	766	742
Net income (loss) available to common shareholders	$6,458	$1,452	$(1,160)

Weighted average shares outstanding	4,285,043	3,419,736	3,419,736
Effect of dilutive stock options, vesting of restricted stock units, and common stock warrants outstanding	—	80,468	60,161
Diluted weighted average shares outstanding	4,285,043	3,500,204	3,479,897
Income (loss) per common share:
Basic	$1.51	$.42	$(.34)
Diluted	$1.51	$.41	$(.34)

The effect of dilutive common stock warrants was not taken into account when calculating the loss per share in 2010, since it was anti-dilutive.

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

Recent Developments

During 2012, the Corporation adopted new guidance related to the presentation of comprehensive income in the financial statements.  Among other changes, the new guidance eliminated the option to only present comprehensive income in the statement of equity.  The Corporation has elected to report comprehensive income in a separate statement of comprehensive income that begins with net income.  The change in presentation has been applied retrospectively and the 2011 financial statements have been restated to conform to the new presentation method.  Other than the change in presentation of comprehensive income and related disclosures, the new guidance did not have a material effect on the financial statements.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.  This update applies to all creditors, both public and non-public, and was introduced to provide clarification surrounding troubled debt restructurings (“TDR”).  The primary characteristics that previously caused a restructuring to qualify as a TDR still exist: (1) the restructuring constitutes a concession to the borrower and (2) the borrower is experiencing financial difficulties.  The update provides additional details and examples to provide clarity surrounding these items.  The update also prohibits the use of the effective interest rate test when determining whether the restructuring constitutes a concession.  The update is effective for annual reporting periods ending on or after December 15, 2012 (therefore, December 31, 2012, for the Corporation).  Lastly, the disclosure requirements set forth by ASU 2010-20 regarding troubled debt restructurings, and later deferred by ASU 2011-1 until December 31, 2012 for the Corporation, are included in Note 4, “Loans”.  Other than the additional disclosures, these updates did not have a significant impact on the financial statements.

In 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820) - Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. This update to Fair Value Measurement (Topic 820) results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. The amendments in this update explain how to measure fair value. They do not require additional fair value measurements and are not intended to establish valuation standards or affect valuation practices outside of financial reporting. However, this update does require expanded disclosure related to the nature and significance of inputs that are used in estimating and measuring the fair value of financial instruments. The amendments in this update are to be applied prospectively and are effective for annual reporting periods beginning after December 15, 2011 (therefore, December 31, 2012, for the Corporation).  This update did not have a significant impact on the financial statements.

Reclassifications

Certain amounts in the 2011 and 2010 consolidated financial statements have been reclassified to conform to the 2012 presentation.

NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $4.049 million were restricted on December 31, 2012 to meet the reserve requirements of the Federal Reserve System.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3 — INVESTMENT SECURITIES

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2012

Corporate	$18,763	$237	$(23)	$18,977
US Agencies	10,267	137	—	10,404
US Agencies - MBS	7,962	412	—	8,374
Obligations of states and political subdivisions	5,407	637	—	6,044

Total securities available for sale	$42,399	$1,423	$(23)	$43,799

December 31, 2011

US Agencies - MBS	$11,111	$387	$—	$11,498
US Agencies	10,407	168	—	10,575
Corporate	8,314	—	(136)	8,178
Obligations of states and political subdivisions	5,448	110	(2)	5,556
Other asset backed	2,954	—	(34)	2,920

Total securities available for sale	$38,234	$665	$(172)	$38,727

At December 31, 2012 and 2011, the mortgage backed securities portfolio was $8.374 million (19.12%) and $11.498 million (29.69%), respectively, of the securities portfolio. At December 31, 2012, the entire mortgage backed securities portfolio consisted of securities issued and guaranteed by either the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC); United States government-sponsored agencies.  Other asset backed securities are collateralized with government guaranteed student loans.

Following is information pertaining to securities with gross unrealized losses at December 31, 2012 and 2011 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2012

Corporate	$(23)	$5,566	$—	$—
US Agencies - MBS	—	—	—	—
Obligations of states and political subdivisions	—	—	—	—

Total securities available for sale	$(23)	$5,566	$—	$—

December 31, 2011

US Agencies - MBS	$—	$2,920	—	—
Corporate	(136)	8,178	—	—
Obligations of states and political subdivisions	—	—	(2)	250

Total securities available for sale	$(136)	$11,098	$(2)	$250

There was one security in an unrealized loss position in 2012 and three in 2011.  The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations.  The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3 — SECURITIES AVAILABLE FOR SALE (CONTINUED)

Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2012	2011	2010

Proceeds from sales and calls	$2,601	$76	$8,302
Gross gains on sales	—	—	216
Gross (losses) on sales and calls	—	(1)	(1)

The carrying value and estimated fair value of securities available for sale at December 31, 2012, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$7,569	$7,629
Due after one year through five years	22,411	22,745
Due after five years through ten years	—	—
Due after ten years	4,457	5,051
Subtotal	34,437	35,425
US Agencies - MBS	7,962	8,374

Total	$42,399	$43,799

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  See Note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 4 - LOANS

The composition of loans at December 31 is as follows (dollars in thousands):

	2012	2011

Commercial real estate	$244,966	$199,201
Commercial, financial, and agricultural	80,646	92,269
One to four family residential real estate	87,948	77,332
Construction :
Consumer	7,465	5,774
Commerical	17,229	19,745
Consumer	10,923	6,925

Total loans	$449,177	$401,246

An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2012	2011	2010

Balance, January 1	$5,251	$6,613	$5,225
Recoveries on loans previously charged off	278	138	374
Loans charged off	(1,256)	(3,800)	(5,486)
Provision	945	2,300	6,500

Balance, December 31	$5,218	$5,251	$6,613

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

In 2012, net charge off activity was $.978 million, or .23% of average loans outstanding compared to net charge-offs of $3.662 million, or .94% of average loans, in the same period in 2011 and $5.112 million, or 1.33% of average loans, in 2010.  During 2012, a provision of $.945 million was made to increase the allowance.  This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end.  This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2012 is as follows (dollars in thousands):

		Commercial,		One to four
	Commercial	financial and	Commercial	family residential	Consumer
	real estate	agricultural	construction	real estate	construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$2,823	$1,079	$207	$1,114	$—	$—	$28	$5,251
Charge-offs	(729)	(40)	(6)	(399)	—	(82)	—	(1,256)
Recoveries	52	201	—	7	—	18	—	278
Provision	1,121	(548)	(76)	258	—	64	126	945
Ending balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	$5,218

Loans:
Ending balance	$244,966	$80,646	$17,229	$87,948	$7,465	$10,923	$—	$449,177
Ending balance ALLR	(3,267)	(692)	(125)	(980)	—	—	(154)	(5,218)
Net loans	$241,699	$79,954	$17,104	$86,968	$7,465	$10,923	$(154)	$443,959

Ending balance ALLR:
Individually evaluated	$1,662	$155	$10	$112	$—	$—	$—	$1,939
Collectively evaluated	1,605	537	115	868	—	—	154	3,279
Total	$3,267	$692	$125	$980	$—	$—	$154	$5,218

Ending balance Loans:
Individually evaluated	$22,910	$6,070	$858	$796	$—	$—	$—	$30,634
Collectively evaluated	222,056	74,576	16,371	87,152	7,465	10,923	—	418,543
Total	$244,966	$80,646	$17,229	$87,948	$7,465	$10,923	$—	$449,177

Impaired loans, by definition, are individually evaluated.

A breakdown of the allowance for loan losses, the activity for the period, and recorded balances in loans for the year ended December 31, 2011 is as follows (dollars in thousands):

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

Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage.  Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry.  The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group.  If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss.  These computations provide the basis for the allowance for loan losses as recorded by the Corporation.  In 2012 and 2011, commercial construction loans of $3.468 million and $3.694 million, respectively, did not receive a specific risk rating.  These amounts represent loans made for land development and unimproved land purchases.

Below is a breakdown of loans by risk category as of December 31, 2012 (dollars in thousands):

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Rating
	Excellent	Good	Average	Acceptable	Sp. Mention	Substandard	Doubtful	Unassigned	Total

Commercial real estate	$4,807	$20,491	$84,164	$113,379	$16,754	$5,189	$182	$—	$244,966
Commercial, financial and agricultural	5,026	3,936	23,821	41,785	4,296	1,782	—	—	80,646
Commercial construction	—	1,038	5,103	5,784	759	1,077	—	3,468	17,229
One-to-four family residential real estate	—	1,969	3,635	4,791	—	646	—	76,907	87,948
Consumer construction	—	—	—	—	—	—	—	7,465	7,465
Consumer	—	359	71	257	—	6	—	10,230	10,923

Total loans	$9,833	$27,793	$116,794	$165,996	$21,809	$8,700	$182	$98,070	$449,177

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

Below is a breakdown of loans by risk category as of December 31, 2011 (dollars in thousands)

	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Rating
	Excellent	Good	Average	Acceptable	Sp. Mention	Substandard	Doubtful	Unassigned	Total

Commercial real estate	$3,083	$16,946	$47,154	$118,259	$5,198	$7,642	$919	$—	$199,201
Commercial, financial and agricultural	4,416	7,875	17,738	60,498	201	1,541	—	—	92,269
Commercial construction	209	552	4,542	10,415	313	20	—	3,694	19,745
One-to-four family residential real estate	—	—	3,359	5,910	2,023	—	—	66,040	77,332
Consumer construction	—	—	—	—	—	—	—	5,774	5,774
Consumer	—	—	105	599	—	—	—	6,221	6,925

Total loans	$7,708	$25,373	$72,898	$195,681	$7,735	$9,203	$919	$81,729	$401,246

Impaired Loans

Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal.  The interest income recorded during impairment and that which would have been recognized were $.054 million and $.313 million for the year ended December 31, 2012.  For the year ended December 31, 2011, the amounts were $.118 million and $.363 million.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

					Interest Income	Interest Income
	Nonaccrual	Accrual	Average	Related	Recognized	on
	Basis	Basis	Investment	Valuation Reserve	During Impairment	Accrual Basis
December 31, 2012

With no valuation reserve:
Commercial real estate	$132	$—	$1,550	$—	$—	$37
Commercial, financial and agricultural	—	—	1,063	—	—	19
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	230	—	1,074	—	—	41
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—

With a valuation reserve:
Commercial real estate	$2,939	$—	$3,173	$1,315	$54	$177
Commercial, financial and agricultural	436	—	504	109	—	17
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	275	—	281	95	—	6
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$3,071	$—	$4,723	$1,315	$54	$214
Commercial, financial and agricultural	436	—	1,567	109	—	36
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	505	—	1,355	95	—	47
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—
Total	$4,687	$—	$8,339	$1,519	$54	$313

December 31, 2011

With no valuation reserve:
Commercial real estate	$1,313	$—	$2,519	$—	$66	$116
Commercial, financial and agricultural	16	—	542	—	29	35
Commercial construction	—	—	176	—	—	11
One to four family residential real estate	608	—	1,727	—	—	99
Consumer construction	—	—	4	—	—	—
Consumer	—	—	2	—	—	—

With a valuation reserve:
Commercial real estate	$1,049	$2,400	$807	$700	$20	$31
Commercial, financial and agricultural	1,095	—	282	173	—	14
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	1,389	103	1,121	150	3	56
Consumer construction	20	—	9	4	—	1
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$2,362	$2,400	$3,326	$700	$86	$147
Commercial, financial and agricultural	1,111	—	824	173	29	49
Commercial construction	—	—	176	—	—	11
One to four family residential real estate	1,997	103	2,848	150	3	155
Consumer construction	20	—	13	4	—	1
Consumer	—	—	2	—	—	—
Total	$5,490	$2,503	$7,189	$1,027	$118	$363

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A summary of past due loans at December 31, is as follows (dollars in thousands):

	2012			2011
	30-89 days	90+ days		30-89 days	90+ days
	Past Due	Past Due/		Past Due	Past Due/
	(accruing)	Nonaccrual	Total	(accruing)	Nonaccrual	Total

Commercial real estate	$575	$3,071	$3,646	$15	$2,362	$2,377
Commercial, financial and agricultural	71	436	507	137	1,111	1,248
Commercial construction	—	675	675	—	—	—
One to four family residential real estate	291	505	796	188	1,997	2,185
Consumer construction	—	—	—	—	20	20
Consumer	14	—	14	14	—	14

Total past due loans	$951	$4,687	$5,638	$354	$5,490	$5,844

A roll-forward of nonaccrual activity during the year ended December 31, 2012 (dollars in thousands):

		Commercial,		One to four
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Consumer	Total

NONACCRUAL

Beginning balance	$2,362	$1,111	$—	$1,997	$20	$—	$5,490

Principal payments	(1,569)	(1,385)	—	(1,068)	—	—	(4,022)
Charge-offs	(463)	—	—	(387)	(5)	(3)	(858)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(675)	—	—	(662)	(15)	—	(1,352)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	3,377	716	675	617	—	3	5,388
Other	39	(6)	—	8	—		41

Ending balance	$3,071	$436	$675	$505	$—	$—	$4,687

A roll-forward of nonaccrual activity during the year ended December 31, 2011 (dollars in thousands):

		Commercial,		One to four
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Consumer	Total

NONACCRUAL

Beginning balance	$3,522	$760	$458	$1,129	$52	$—	$5,921

Principal payments	(1,458)	(767)	(14)	(47)	—	—	(2,286)
Charge-offs	(1,950)	(557)	(62)	(601)	—	(27)	(3,197)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(1,203)	(262)	(382)	(1,948)	(53)	—	(3,848)
Transfers to accruing	(892)	—	—	—	—	—	(892)
Transfers from accruing	4,301	1,938	—	3,273	20	27	9,559
Other	42	(1)	—	191	1	—	233

Ending balance	$2,362	$1,111	$—	$1,997	$20	$—	$5,490

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

Troubled Debt Restructuring

Troubled debt restructurings (“TDR”) are determined on a loan-by-loan basis.  Generally, restructurings are related to interest rate reductions, loan term extensions and short term payment forbearance as means to maximize collectability of troubled credits.  If a portion of the TDR loan is uncollectible (including forgiveness of principal), the uncollectible amount will be charged off against the allowance at the time of the restructuring.  In general, a borrower must make at least six consecutive timely payments before the Corporation would consider a return of a restructured loan to accruing status in accordance with FDIC guidelines regarding restoration of credits to accrual status.

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

A summary of troubled debt restructurings that occurred during the years ended December 31 is as follows (dollars in thousands):

	2012		2011
	Number of	Recorded	Number of	Recorded
	Modifications	Investment	Modifications	Investment

Commercial real estate	3	$4,614	1	$2,400
Commercial, financial and agricultural	1	1,221	—	—
Commercial construction	3	860	—	—
One to four family residential real estate	1	102	—	—
Consumer construction	—	—	—	—
Consumer	—	—	—	—

Total troubled debt restructurings	8	$6,797	1	$2,400

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A roll-forward of troubled debt restructuring during the year ended December 31, 2012 (dollars in thousands):

		Commercial,		One to four	Consumer and
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Total

ACCRUING

Beginning balance	$2,400	$—	$—	$103	$—	$2,503

Principal payments	(84)	—	(2)	(1)	—	(87)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	3,695	1,221	860	—	—	5,776
Transferred out of TDR	—	—	—	—	—	—
Transfers to nonaccrual	(2,400)	—	—	—	—	(2,400)

Ending Balance	$3,611	$1,221	$858	$102	$—	$5,792

NONACCRUAL

Beginning balance	$—	$—	$—	$—	$—	$—

Principal payments	(432)	—	—	—	—	(432)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	919	—	—	102	—	1,021
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$2,162	$—	$—	$102	$—	$2,264

TOTALS

Beginning balance	$2,400	$—	$—	$103	$—	$2,503

Principal payments	(516)	—	(2)	(1)	—	(519)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	4,614	1,221	860	102	—	6,797
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	(2,400)	—	—	—	—	(2,400)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$5,773	$1,221	$858	$204	$—	$8,056

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A roll-forward of troubled debt restructuring during the year ended December 31, 2011 (dollars in thousands):

		Commercial,		One to four	Consumer and
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Total

ACCRUING

Beginning balance	$4,537	$—	$—	$105	$—	$4,642

Principal payments	—	—	—	(2)	—	(2)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	2,400	—	—	—	—	2,400
Transferred out of TDRs	(582)	—	—	—	—	(582)
Transfers to nonaccrual	(3,955)	—	—	—	—	(3,955)

Ending Balance	$2,400	$—	$—	$103	$—	$2,503

NONACCRUAL

Beginning balance	$—	$—	$—	$—	$—	$—

Principal payments	—	—	—	—	—	—
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	—	—	—	—	—	—
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$—	$—	$—	$—	$—	$—

TOTALS

Beginning balance	$4,537	$—	$—	$105	$—	$4,642

Principal payments	—	—	—	(2)	—	(2)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	2,400	—	—	—	—	2,400
Transfers out of TDRs	(582)	—	—	—	—	(582)
Transfers to nonaccrual	(3,955)	—	—	—	—	(3,955)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$2,400	$—	$—	$103	$—	$2,503

Insider Loans

The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2012	2011

Loans outstanding, January 1	$8,827	$9,532
New loans	3,911	933
Net activity on revolving lines of credit	233	69
Repayment	(1,674)	(1,707)

Loans outstanding, December 31	$11,297	$8,827

There were no loans to related-parties classified substandard as of December 31, 2012 and 2011.  In addition to the outstanding balances above, there were unfunded commitments of $.058 million to related parties at December 31, 2012.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 — PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2012	2011

Land	$2,062	$1,811
Buildings and improvements	13,151	12,141
Furniture, fixtures, and equipment	5,916	4,933
Construction in progress	19	196
Total cost basis	21,148	19,081
Less - accumulated depreciation	10,515	9,454

Net book value	$10,633	$9,627

Depreciation of premises and equipment charged to operating expenses amounted to $1.092 million in 2012, $1.067 million in 2011, and $1.098 million in 2010.

NOTE 6 — OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2012	2011

Balance, January 1	$3,162	$5,562
Other real estate transferred from loans due to foreclosure	1,352	4,194
Other real estate sold	(775)	(5,457)
Writedowns of other real estate held for sale	(496)	(855)
Loss on other real estate held for sale	(31)	(282)

Balance, December 31	$3,212	$3,162

NOTE 7 — DEPOSITS

The distribution of deposits at December 31 is as follows (dollars in thousands):

	2012	2011

Noninterest bearing	$67,652	$51,273
NOW, money market, checking	155,465	152,563
Savings	13,829	14,203
CDs <$100,000	135,550	130,685
CDs >$100,000	24,355	23,229
Brokered	37,706	32,836

Total deposits	$434,557	$404,789

Maturities of non-brokered time deposits outstanding at December 31, 2012 are as follows (dollars in thousands):

2013	$71,289
2014	43,892
2015	18,900
2016	23,827
2017	1,997
Thereafter	—

Total	$159,905

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 8 — MORTGAGE SERVICING RIGHTS

Mortgage servicing rights (“MSRs”) are recorded when loans are sold in the secondary market with servicing retained.  As of December 31, 2012, the Corporation had obligations to service approximately $97 million of residential first mortgage loans.  The valuation is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans.  The fair value of the capitalized servicing rights approximates the carrying value.  The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 15.90 months and a discount rate of 7.50% for December 31, 2012.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	December 31,	December 31,
	2012	2011

Balance at beginning of period	$400	$—
Additions from loans sold with servicing retained	344	415
Amortization	(106)	(15)

Book value of MSRs at end of period	$638	$400

NOTE 9 — BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

	2012	2011

Federal Home Loan Bank fixed rate advances at December 31, 2012 with a weighted average rate of 1.82% maturing in 2013, 2014 and 2016	$35,000	$35,000
USDA Rural Development, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	925	997

	$35,925	$35,997

The Federal Home Loan Bank borrowings are collateralized at December 31, 2012 by the following:  a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $42.231 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $6.770 million and $7.136 million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.060 million.  Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2012.

The USDA Rural Development borrowing is collateralized by loans totaling $.152 million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.857 million, and guaranteed by the Corporation.

Maturities and principal payments of borrowings outstanding at December 31, 2012 are as follows (dollars in thousands):

2013	$10,073
2014	10,074
2015	74
2016	15,075
2017	76
Thereafter	553

Total	$35,925

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 — INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2012	2011	2010

Current tax expense (benefit)	$—	$314	$—
Change in valuation allowance	(3,000)	—	(2,136)
Deferred tax expense (benefit)	2,078	784	(1,364)

Provision for (benefit of) income taxes	$(922)	$1,098	$(3,500)

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2012	2011	2010

Tax expense at statutory rate	$2,096	$1,127	$(1,332)
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(49)	(59)	(73)
Change in valuation allowance	(3,000)	—	(2,136)
Other	31	30	41

Provision for (benefit of) income taxes, as reported	$(922)	$1,098	$(3,500)

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2012	2011
Deferred tax assets:
NOL carryforward	$7,149	$9,073
Allowance for loan losses	1,774	1,785
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,025	1,050
Tax credit carryovers	672	672
Deferred compensation	185	217
Stock compensation	265	172
Depreciation	174	225
Intangible assets	60	77
Other	170	110

Total deferred tax assets	12,937	14,844

Valuation allowance	$(3,010)	$(6,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(476)	(168)
Mortgage servicing rights	(217)	(136)
Total deferred tax liabilities	(796)	(407)

Net deferred tax asset	$9,131	$8,427

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 — INCOME TAXES (CONTINUED)

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized.  The Corporation, as of December 31, 2012 had a net operating loss and tax credit carryforwards for tax purposes of approximately $21.235 million, and $2.136 million, respectively.  The Corporation will continue to evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration will recognize the additional benefits as an adjustment to the valuation allowance.  The net operating loss carryforwards expire twenty years from the date they originated.  These carryforwards, if not utilized, will begin to expire in the year 2023.  A portion of the NOL, approximately $8.4 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code.  The annual limitation is $1.404 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million.  These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

The Corporation recognized a deferred tax benefit of approximately $.922 million for the year ended December 31, 2012 and a deferred tax liability of $1.098 million for the year ended December 31, 2011.  The valuation allowance at December 31, 2012 was approximately $3.0 million.  The Corporation reduced the valuation allowance by $3.0 million at June 30, 2012 since it was determined that it was “more likely than not” that these benefits would be realized.  The Corporation made this determination after a thorough review of projected earnings and the composition and sustainability of those earnings over the projected tax carryover period.  This analysis substantiated the ability to utilize these deferred tax assets.  Management evaluated the deferred tax valuation allowance as of December 31, 2012 and determined that an adjustment to the valuation allowance was not warranted. The Corporation will continue to evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration will recognize the additional benefits as an adjustment to the valuation allowance.

NOTE 11 — OPERATING LEASES

The Corporation currently maintains three operating leases for office locations.  The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period.  The original term of this was extended during 2011 for an additional three year term.

The second operating lease, for a second location in Manistique, was executed in April 2010, the terms of which began at that time.  The original term of this lease is three years and will automatically renew and extend for four additional consecutive terms of two years each.

The third operating lease, for a loan production office in Traverse City, was executed in May 2012, the terms of which began in August 2012.  The original term of this lease is three years with options for two consecutive renewal terms of three years each.

Future minimum payments, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2013	$249
2014	190
2015	34

Total	$473

Rent expense for all operating leases amounted to $269,000 in 2012, $260,000 in 2011, and $270,000 in 2010.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 12 — RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan.  Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan.  Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan.  In addition, the Corporation may make discretionary contributions into the plan.  Retirement plan contributions charged to operations totaled $161,000, $125,000, and $110,000 in 2012, 2011, and 2010, respectively.

NOTE 13 — DEFERRED COMPENSATION PLAN

Prior to the recapitalization in 2004, as an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation.  This plan was discontinued and no longer applies to current officers and directors.  A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into.  The liability may change depending upon changes in long-term interest rates.  The liability at December 31, 2012 and 2011, for vested benefits under this plan, was $.545 million and $.638 million, respectively.  These benefits were originally contracted to be paid over a ten to fifteen-year period.  The final payment is scheduled to occur in 2023.  The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants.  The cash surrender value of the policies was $1.545 million and $1.626 million at December 31, 2012 and 2011, respectively.  Deferred compensation expense for the plan was $30,000, $35,000, and $43,000 for 2012, 2011, and 2010, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets.  Management has determined that, as of December 31, 2012, the Corporation is well capitalized.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 14 — REGULATORY MATTERS (CONTINUED)

The Corporation’s and the Bank’s actual capital and ratios compared to generally applicable regulatory requirements as of December 31 are as follows (dollars in thousands):

	Actual		Adequacy Purposes			Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
2012

Total capital to risk weighted assets:
Consolidated	$69,573	14.9%	> $	37,283	> 8.0%	N/A		N/A
mBank	$56,879	12.2%	> $	37,262	> 8.0%	> $	46,577	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$64,355	13.8%	> $	18,642	> 4.0%	N/A		N/A
mBank	$51,701	11.1%	> $	18,631	> 4.0%	> $	27,946	6.0%

Tier 1 capital to average assets:
Consolidated	$64,355	12.0%	> $	21,486	> 4.0%	N/A		N/A
mBank	$51,701	9.6%	> $	21,481	> 4.0%	> $	26,851	5.0%

2011

Total capital to risk weighted assets:
Consolidated	$53,604	12.9%	> $	33,314	> 8.0%	N/A		N/A
mBank	$49,551	11.9%	> $	33,309	> 8.0%	> $	41,637	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$48,398	11.6%	> $	16,657	> 4.0%	N/A		N/A
mBank	$44,346	10.7%	> $	16,655	> 4.0%	> $	24,982	6.0%

Tier 1 capital to average assets:
Consolidated	$48,398	10.1%	> $	19,205	> 4.0%	N/A		N/A
mBank	$44,346	9.2%	> $	19,196	> 4.0%	> $	23,995	5.0%

NOTE 15 — STOCK COMPENSATION PLANS

On May 22, 2012, the Company’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units (“RSUs”), or stock appreciation rights.  The aggregate number of shares of the Company’s common stock issuable under the plan is 757,848.

The Corporation also has three various stock compensation plans which are now expired.  One plan was approved during 2000 and applied to officers, employees, and nonemployee directors.  This plan was amended as a part of the December 2004 stock offering and recapitalization.  The amendment, approved by shareholders, increased the shares available under this plan by 428,587 shares from the original 25,000 (adjusted for the 1:20 reverse stock split), to a total authorized share balance of 453,587.   The other two plans, one for officers and employees and the other for nonemployee directors, were approved in 1997.  A total of 30,000 shares (adjusted for the 1:20 split), were made available for grant under these plans.  Options under all of the plans were granted at the discretion of a committee of the Corporation’s Board of Directors.  Options to purchase shares of the Corporation’s stock were granted at a price equal to the market price of the stock at the date of grant.  The committee determined the vesting of the options when they were granted as established under the plan.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15 — STOCK COMPENSATION PLANS (CONTINUED)

The Corporation, in August 2012, granted 148,500 Restricted Stock Units (“RSU’s”) to members of the Board of Directors and Management.  These RSU’s were granted at a market value of $7.91 and will vest equally over a four year term.  In exchange for the grant of RSU’s various previously issued stock option awards were surrendered.  The RSUs were awarded at no cost to the employee and vest ratably over a four-year period.  Compensation cost to be recognized over the four —year vesting period, net of income tax, is $.775 million.  As of December 31, 2012, none of the RSUs were vested and unrecognized compensation expense, net of income tax, was $.709 million.

A summary of stock option transactions for the years ended December 31 is as follows:

	2012	2011

Outstanding shares at beginning of year	392,152	394,072
Granted during the year	—	—
Exercised during the year	—	—
Expired / forfeited during the year	—	(1,920)
Surrendered/exchanged for restricted stock	(150,000)	—

Outstanding shares at end of year	242,152	392,152

Exercisable shares at end of year	126,361	148,861

Weighted average exercise price per share at end of year	$9.88	$10.27

Shares available for grant at end of year	—	—

Following is a summary of the options outstanding and exercisable at December 31, 2012:

				Weighted
				Average
				Remaining
Exercise	Number of Shares			Contractual
Price	Outstanding	Exercisable	Unvested Options	Life-Years

$9.16	2,500	1,000	1,500	2.96
$9.75	217,152	120,861	96,291	1.96
$10.65	12,500	2,500	10,000	2.75
$12.00	10,000	2,000	8,000	2.46

	242,152	126,361	115,791	2.10

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 16 — SHAREHOLDERS’ EQUITY

In August 2012 the corporation consummated the previously announced $7.000 million rights offering and the investment by Steinhardt Capital Investors, LLLP (“SCI”) by issuing 2,140,123 shares of common stock for net proceeds of $11.506 million.  Also, in August 2012, the Corporation exited the TARP Capital Purchase Program (“CPP”) when the Corporations 11,000 Series A Preferred Shares, issued in April, 2009 to the U.S. Treasury, were publically offered and sold.  The Corporation repurchased the 379,310 of Common Stock Warrants issued to the U.S. Treasury under the CPP in December, 2012 for $1.3 million.

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

Amounts recorded for Preferred Stock and Warrant Common Stock were estimated based on an allocation of the total proceeds from the issuance on the relative fair values of both instruments.  Fair value of the Preferred Stock was determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (estimated 12%).  Fair value of the Warrant Common Stock is based on the value of the underlying Preferred Stock based on an estimate for a three year term.  The allocation of the proceeds received resulted in the recording of a discount on the Preferred Stock and a premium on the Warrant Common Stock.  The discount on the preferred was accreted on an effective yield basis over a three-year term.  The allocated carrying value of the Preferred Stock and Warrant Common Stock on the date of issuance (based on their relative fair values) was $10.382 million and $.618 million, respectively.  Cumulative dividends on the Preferred Stock are payable at 5% annum for the first five years and at a rate of 9% per annum thereafter on the liquidation preference of $1,000 per share.  The Company is prohibited from paying any dividend with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the Preferred Stock for all past dividend periods.  The Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Preferred Stock.  The Preferred Stock was auctioned by the Treasury in 2012 and is now held by various investors.  The Preferred Stock may be redeemed at any time with regulatory approval.

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

NOTE 17 - COMMITMENTS, CONTINGENCIES, AND CREDIT RISK (CONTINUED)

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

The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. These commitments at December 31 are as follows (dollars in thousands):

	2012	2011
Commitments to extend credit:
Variable rate	$39,782	$28,495
Fixed rate	18,427	15,453
Standby letters of credit - Variable rate	2,879	3,523
Credit card commitments - Fixed rate	3,060	3,019

	$64,148	$50,490

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

Legal Proceedings and Contingencies

At December 31, 2012, there were no pending material legal proceedings to which the Corporation is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business.  In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Corporation.

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan.  The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings.  This concentration at December 31, 2012 represents $95.151 million, or 27.75%, compared to $75.391 million, or 24.22%, of the commercial loan portfolio on December 31, 2011.  The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction.  Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - FAIR VALUE

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - FAIR VALUE (CONTINUED)

The following table presents information for financial instruments at December 31 (dollars in thousands):

		December 31, 2012		December 31, 2011
	Level in Fair	Carrying	Estimated	Carrying	Estimated
	Value Hierarchy	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	Level 1	$26,961	$26,961	$34,070	$34,070
Interest-bearing deposits	Level 2	10	10	10	10
Securities available for sale	Level 2	43,799	43,799	38,727	38,727
Federal Home Loan Bank stock	Level 2	3,060	3,060	3,060	3,060
Net loans	Level 2	443,959	439,239	395,995	394,463
Accrued interest receivable	Level 2	1,319	1,319	1,261	1,261

Total financial assets		$519,108	$514,388	$473,123	$471,591

Financial liabilities:
Deposits	Level 2	$434,557	$434,227	$404,789	$404,821
Borrowings	Level 2	35,925	35,729	35,997	35,634
Accrued interest payable	Level 2	214	214	202	202

Total financial liabilties		$470,696	$470,170	$440,988	$440,657

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

The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2012 and the valuation techniques used by the Corporation to determine those fair values.

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

The fair value of all investment securities at December 31, 2012 and December 31, 2011 were based on level 2 inputs.  There are no other assets or liabilities measured on a recurring basis at fair value.  For additional information regarding investment securities, please refer to “Note 3 — Investment Securities.”

The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2012 or December 31, 2011.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - FAIR VALUE (CONTINUED)

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

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2012

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2012	(Level 1)	(Level 2)	(Level 3)	December 31, 2012
Assets

Impaired loans	$4,687	$—	$—	$4,687	$1,151
Other real estate held for sale	3,212	—	—	3,212	489

					$1,640

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2011

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable	Total Losses for
	Balance at	for Identical Assets	Inputs	Inputs	Year Ended
(dollars in thousands)	December 31, 2011	(Level 1)	(Level 2)	(Level 3)	December 31, 2011
Assets

Impaired loans	$7,993	$—	$—	$7,993	$3,200
Other real estate held for sale	3,162	—	—	3,162	1,137

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

BALANCE SHEETS

December 31, 2012 and 2011

(Dollars in Thousands)

	2012	2011

ASSETS
Cash and cash equivalents	$12,943	$4,301
Investment in subsidiaries	59,854	51,381
Other assets	117	245

TOTAL ASSETS	$72,914	$55,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

Other liabilities	$466	$664
Shareholders’ equity:
Preferred stock - no par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	11,000	10,921
Common stock and additional paid in capital - no par value
Authorized 18,000,000 shares
Issued and outstanding - 5,559,859 and 3,419,736 shares respectively	53,797	43,525
Retained earnings	6,727	492
Accumulated other comprehensive income	924	325

Total shareholders’ equity	72,448	55,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$72,914	$55,927

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

	2012	2011	2010
INCOME:
Interest income	$3	$3	$11

Total income	$3	$3	$11

EXPENSES:
Salaries and benefits	280	180	218
Professional service fees	562	245	136
Other	340	223	147

Total expenses	1,182	648	501

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	(1,179)	(645)	(490)

Provision for (benefit of) income taxes	(393)	(211)	—

(Loss) before equity in undistributed net income (loss) of subsidiaries	(786)	(434)	(490)

Equity in undistributed net income of subsidiaries	7,873	2,652	72

Net income (loss)	7,087	2,218	(418)

Preferred dividend and accretion of discount	629	766	742

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$6,458	$1,452	$(1,160)

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2012, 2011, and 2010

(Dollars in Thousands)

	2012	2011	2010

Cash Flows from Operating Activities:
Net income (loss)	$7,087	$2,218	$(418)
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) of subsidiaries	(7,873)	(2,652)	(72)
Increase in capital from stock compensation	66	—	32
Change in other assets	92	29	31
Change in other liabilities	(163)	(97)	(149)
Net cash (used in) operating activities	(791)	(502)	(576)

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	11,506	—	—
Purchase of common stock warrants	(1,300)	—	—
Dividend on preferred stock	(550)	(551)	(550)
Dividend on common stock	(223)	—	—
Investments in subsidiaries	—	—	(1,000)
Net cash (used in) provided by financing activities	9,433	(551)	(1,550)

Net increase (decrease) in cash and cash equivalents	8,642	(1,053)	(2,126)
Cash and cash equivalents at beginning of period	4,301	5,354	7,480

Cash and cash equivalents at end of period	$12,943	$4,301	$5,354

Selected Financial Data

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31
	2012	2011	2010	2009	2008
SELECTED FINANCIAL CONDITION DATA:
Total assets	$545,980	$498,311	$478,696	$515,377	$451,431
Loans	449,177	401,246	383,086	384,310	370,280
Securities	43,799	38,727	33,860	46,513	47,490
Deposits	434,557	404,789	386,779	421,389	371,097
Borrowings	35,925	35,997	36,069	36,140	36,210
Common shareholders’ equity	61,448	44,342	43,176	44,785	41,552
Total shareholders’ equity	72,448	55,263	53,882	55,299	41,552

SELECTED OPERATIONS DATA:
Interest income	$24,427	$23,072	$22,840	$23,708	$24,562
Interest expense	4,603	5,143	6,455	7,421	11,698
Net interest income	19,824	17,929	16,385	16,287	12,864
Provision for loan losses	945	2,300	6,500	3,700	2,300
Net security gains (losses)	—	(1)	215	1,471	64
Other income	4,043	3,657	2,580	3,280	4,589
Other expenses	(16,757)	(15,969)	(16,598)	(13,802)	(12,558)
Income (loss) before income taxes	6,165	3,316	(3,918)	3,536	2,659
Provision (credit) for income taxes	(922)	1,098	(3,500)	1,120	787
Net income (loss)	7,087	2,218	(418)	2,416	1,872
Preferred dividend and accretion of discount	629	766	742	509	—
Net income available to common shareholders	$6,458	$1,452	$(1,160)	$1,907	$1,872

PER SHARE DATA:
Earnings (loss) - Basic	$1.51	$.42	$(.34)	$.56	$.55
Earnings (loss) - Diluted	1.46	.41	(.34)	.56	.55
Cash dividends declared	.04	—	—	—	—
Book value	11.05	12.97	12.63	13.10	12.15
Market value - closing price at year end	7.09	5.42	4.58	4.64	4.40

FINANCIAL RATIOS:
Return on average common equity	12.43%	3.30%	(2.64)%	4.42%	4.61%
Return on average total equity	10.26	2.66	(2.06)	3.77	4.61
Return on average assets	1.23	.30	(.23)	.39	.44
Dividend payout ratio	2.65	N/A	N/A	N/A	N/A
Average equity to average assets	11.95	11.15	11.17	10.24	9.55
Efficiency ratio	67.95	68.43	72.57	72.24	85.51
Net interest margin	4.17	4.06	3.66	3.59	3.23

Summary Quarterly Financial Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2012				2011
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$449,177	$433,958	$419,453	$414,402	$401,246	$391,903	$394,812	$374,609
Allowance for loan losses	(5,218)	(5,186)	(5,083)	(5,382)	(5,251)	(5,838)	(6,155)	(6,184)
Total loans, net	443,959	428,772	414,370	409,020	395,995	386,065	388,657	368,425
Intangible assets	—	—	—	—	—	—	—	—
Total assets	545,980	551,117	524,366	506,496	498,311	498,598	492,373	492,790
Core deposits	372,496	372,500	357,933	355,186	348,724	346,843	329,958	315,638
Noncore deposits (1)	62,061	66,863	67,448	56,902	56,065	58,215	69,709	85,145
Total deposits	434,557	439,363	425,381	412,088	404,789	405,058	399,667	400,783
Total borrowings	35,925	35,925	35,997	35,997	35,997	35,997	36,069	36,069
Common shareholder’ equity	61,448	61,945	49,352	45,119	55,263	55,479	54,784	54,097
Total shareholders’ equity	72,448	72,945	60,352	56,095	55,263	55,479	54,784	54,097
Total tangible equity	71,810	72,374	59,827	55,645	54,863	55,179	54,784	54,097
Total shares outstanding	5,559,859	5,559,859	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736
Weighted average shares outstanding	5,559,859	4,722,029	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCE SHEET

Total loans	$438,168	$424,461	$422,887	$404,048	$396,197	$397,665	$378,250	$380,066
Allowance for loan losses	(5,287)	(5,212)	(5,187)	(5,277)	(5,251)	(6,070)	(6,371)	(6,687)
Total loans, net	432,881	419,249	417,700	402,850	390,946	391,595	371,879	373,379
Intangible assets	—	—	—	—	—	—	—	—
Total assets	545,661	545,788	511,681	503,412	487,304	497,333	494,481	478,861
Core deposits	371,684	369,994	358,133	352,202	347,700	342,294	322,119	298,241
Noncore deposits (1)	61,889	69,333	58,524	57,048	43,241	61,663	82,430	88,502
Total deposits	433,573	439,327	416,657	409,250	390,941	403,957	404,549	386,743
Total borrowings	35,925	35,973	35,997	35,997	38,117	36,045	36,069	36,609
Total shareholders’ equity	72,936	67,327	55,915	55,418	55,219	54,998	54,138	53,870

ASSET QUALITY RATIOS

Nonperforming loans/total loans	1.04%	1.23%	1.28%	1.65%	1.99%	2.47%	2.39%	2.47%
Nonperforming assets/total assets	1.45	1.61	1.70	2.04	2.24	2.99	2.89	2.99
Allowance for loan losses/total loans	1.16	1.20	1.21	1.30	1.18	1.49	1.56	1.49
Allowance for loan losses/nonperforming loans	111.33	96.99	94.57	78.49	65.69	60.35	65.19	60.35
Net charge-offs/average loans	.23	.28	.20	.10	.48	.18	.17	.11
Texas Ratio (2)	10.25	11.35	13.70	16.96	18.56	24.39	23.38	24.96

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	11.98%	10.16%	9.95%	10.08%	10.08%	9.73%	9.50%	9.70%
Tier 1 capital to risk weighted assets	13.81	12.87	11.55	11.62	11.62	11.65	11.40	11.69
Total capital to risk weighted assets	14.93	14.12	12.80	12.87	12.87	12.97	12.66	12.94
Average equity/average assets	13.37	10.93	11.01	11.33	11.33	11.06	10.95	11.25
Tangible equity/tangible assets	13.17	13.15	11.42	11.00	11.33	11.06	10.95	11.25

(1)  Noncore deposits include brokered deposits and CDs greater than $100,000

(2)  Texas Ratio: Nonperforming Assets Divided by Total Tangible Equity plus Allowance for Loan Losses

Summary Quarterly Financial Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED 2012				FOR THE QUARTER ENDED 2011
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31

INCOME STATEMENT

Net interest income	$5,112	$4,930	$5,019	$4,763	$4,901	$4,709	$4,178	$4,141
Provision for loan losses	150	150	150	495	1,300	400	600	—
Net interest income after provision	4,962	4,780	4,869	4,268	3,601	4,309	3,578	4,141
Total noninterest income	983	1,149	1,305	606	725	1,006	1,348	577
Total noninterest expense	4,349	4,367	4,207	3,834	4,221	3,960	3,729	4,059
Income before taxes	1,596	1,562	1,967	1,040	105	1,355	1,197	659
Provision for income taxes	536	528	(2,335)	349	27	455	402	214
Net income	1,060	1,034	4,302	691	78	900	795	445
Preferred dividend and accretion of discount	138	137	161	193	192	193	192	189
Net income available to common shareholders	$922	$897	$4,141	$498	$(114)	$707	$603	$256

PER SHARE DATA

Earnings (loss) - basic*	$.21	$.21	$.97	$.12	$(.03)	$.21	$.18	$.07
Earnings (loss) - diluted*	.21	.20	.94	.11	.03	.20	.17	.07
Book value	11.05	11.14	14.43	13.19	12.97	13.05	12.86	12.67
Market value	7.09	7.60	5.99	7.00	5.42	5.46	6.00	6.02

PROFITABILITY RATIOS

Return on average assets	.67%	.65%	3.21%	.40%	(.09)%	.56%	.49%	.22%
Return on average common equity	5.93	6.33	36.57	4.53	(1.02)	6.35	5.58	2.40
Return on average total equity	5.03	5.29	29.39	3.62	(.82)	5.10	4.47	1.92
Net interest margin	4.11	4.10	4.30	4.17	4.38	4.14	3.79	3.92
Efficiency ratio	70.52	67.29	63.61	71.01	67.51	67.39	67.84	75.73
Average loans/average deposits	99.45	96.62	101.50	98.73	101.34	96.96	96.19	98.27

*Earnings per share data for 2012 restated for common stock issuance

Market Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

MARKET INFORMATION

(Unaudited)

The Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol MFNC.  The following table sets forth the range of high and low trading prices of the Corporation’s common stock from January 1, 2011 through December 31, 2012, as reported by NASDAQ.

	For the Quarter Ended
2012	March 31	June 30	September 30	December 31
High	$7.74	$7.28	$8.00	$7.90
Low	5.00	5.61	5.73	6.81
Close	7.00	5.99	7.60	7.09
Book value	13.19	14.43	11.14	11.05

2011
High	$6.52	$6.20	$7.01	$5.94
Low	4.58	4.85	4.96	4.63
Close	6.02	6.00	5.46	5.42
Book value	12.67	12.86	13.05	12.97

The Corporation had approximately 1,200 shareholders of record as of March 30, 2013.

The holders of the Corporation’s common stock are entitled to dividends when, and if declared by the Board of Directors of the Corporation, out of funds legally available for that purpose.  In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Corporation and its subsidiary bank, along with other relevant factors.  The Corporation’s principal source of funds for cash dividends is the dividends paid by the Bank.  The ability of the Corporation and the Bank to pay dividends is subject to regulatory restrictions and requirements.  There were no dividends declared or paid by the Bank in 2010, 2011 and 2012. The Corporation declared a $.04 dividend per share on its common stock in the fourth quarter of 2012.  There were no sales of unregistered securities in 2012, nor were there any repurchases of the Corporation’s common stock in 2012.

Shareholder Return Performance Graph

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Index and the NASDAQ Composite Index for the five-year period ended December 31, 2012. The following information is based on an investment of $100, on December 31, 2007 in the Corporation’s common stock, the NASDAQ Bank Index, and the NASDAQ Composite Index, with dividends reinvested.

This graph and other information contained in this section shall not be deemed to be “soliciting” material or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

Forward Looking Statements/Risk Factors

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

RISK FACTORS

Risks Related to our Lending and Credit Activities

•                  Our business may be adversely affected by conditions in the financial markets and economic conditions generally, as our borrowers’ ability to repay loans and the value of the collateral securing our loans decline.

•                  Weakness in the markets for residential or commercial real estate, including the secondary residential mortgage loan markets, could reduce our net income and profitability.

•                  Our allowance for loan losses may be insufficient.

Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans, and other factors, both within and outside of our control, may require an increase in our allowance for loan losses.

Risks Related to Our Operations

•                  We are subject to interest rate risk.

Our earnings and cash flows are largely dependent upon our net interest income, which is the difference between interest income on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds.  There are many factors which influence interest rates that are beyond our control, including but not limited to general economic conditions and governmental policy, in particular, the policies of the FRB.

•                  Changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition.

•                  Our controls and procedures may fail or be circumvented.

•                  Impairment of deferred income tax assets could require charges to earnings, which could result in an adverse impact on our results of operations.

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some allowance requires management to evaluate all available evidence, both negative and positive.  Positive evidence necessary to overcome the negative evidence includes whether future taxable income in sufficient amounts and character within the carry back and carry forward periods is available under the tax law, including the use of tax planning strategies.  When negative evidence (e.g. cumulative losses in recent years, history of operating loss or tax credit carry forwards expiring unused) exists, more positive evidence than negative evidence will be necessary.  At December 31, 2012, net deferred tax assets are approximately $9.131 million.  If a valuation allowance becomes necessary with respect to such balance, it could have a material adverse effect on our business, results of operations and financial condition.

•                  Our information systems may experience an interruption of breach in security.

Risks Related to Legal and Regulatory Compliance

•                  We operate in a highly regulated environment, which could increase our cost structure or have other negative impacts on our operations.

•                  The full impact of the recently enacted Dodd-Frank Act is currently unknown given that many of the details and substance of the new laws will be implemented through agency rulemaking.

Among the many requirements if the Dodd-Frank Act for new banking regulations is a requirement for new capital regulations to be adopted within 18 months.  These regulations must be at least as stringent as, and may call for higher levels of capital than, current regulations.

Strategic Risks

•                  Maintaining or increasing our market share may depend on lowering prices and market acceptance of new products and services.

•                  Future growth or operating results may require us to raise additional capital but that capital may not be available.

Reputation Risks

•                  Unauthorized disclosure of sensitive of confidential client or customer information, whether through a breach of our computer system or otherwise, could severely harm our business.

Liquidity Risks

•                  We could experience an unexpected inability to obtain needed liquidity.

The ability of a financial institution to meet its current financial obligations is a function of its balance sheet structure, its ability to liquidate assets and its access to alternative sources of funds.  We seek to ensure our funding needs are met by maintaining an appropriate level of liquidity through asset/liability management.

Risks Related to an Investment in Our Common Stock

•                  Limited trading activity for shares of our common stock may contribute to price volatility.

•                  Our securities are not an insured deposit.

•                  You may not receive dividends on your investment in common stock.

Our ability to pay dividends is dependent upon our receipt of dividends from the Bank, which is subject to regulatory restrictions.  Such restrictions, which govern state-chartered banks, generally limit the payment of dividends on bank stock to the bank’s undivided profits after all payments of all necessary expenses, provided that the bank’s surplus equals or exceeds its capital.

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

Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

The following discussion and analysis presents the more significant factors affecting the Corporation’s financial condition as of December 31, 2012 and 2011 and the results of operations for 2010 through 2012. This discussion also covers asset quality, liquidity, interest rate sensitivity, and capital resources for the years 2011 and 2012.  The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report.  Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.

Taxable equivalent adjustments are the result of increasing income from tax-free loans and investments by an amount equal to the taxes that would be paid if the income were fully taxable based on a 34% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields.

Dollar amounts in tables are stated in thousands, except for per share data.

EXECUTIVE SUMMARY

The purpose of this section is to provide a brief summary of the 2012 results of operations and financial condition.  A more detailed analysis of the results of operations and financial condition follows this summary.

The Corporation reported a profit available to common shareholders in 2012 of $6.458 million, or $1.51 per share, compared to $1.452 million, $.42 per share, in 2011 and net loss in 2010 of $1.160 million, $.34 per share.

Total assets of the Corporation at December 31, 2012, were $545.980 million, an increase of $47.699 million, or 9.57% from total assets of $498.311 million reported at December 31, 2011.  In 2012, the Corporation showed increased balances in both investments and loans, which were funded primarily with Bank core deposit growth.

At December 31, 2012, the Corporation’s loans stood at $449.177 million, an increase of $47.931 million, or 11.95%, from 2011 year-end balances of $401.246 million.  Total loan production in 2012 amounted to $214.102 million, which included $74.142 million of secondary market mortgage loans sold.  The Corporation also sold $11.962 million of SBA/USDA guaranteed loans.  Loan balances were also impacted by normal amortization and paydowns, some of which related to payoffs on participation loans.

Nonperforming loans totaled $4.687million, or 1.04% of total loans at December 31, 2012.  Nonperforming assets at December 31, 2012, were $7.899 million, 1.45% of total assets, compared to $11.155 million or 2.24% of total assets at December 31, 2011.

Total deposits increased from $404.789 million at December 31, 2011, to $434.557 million at December 31, 2012, an increase of 7.35%.  The increase in deposits in 2012 was comprised of a decrease in wholesale deposits of $5.996 million and an increase in core deposits of $23.772 million.

Shareholders’ equity totaled $72.448 million at December 31, 2012, compared to $55.263 million at the end of 2011, an increase of $17.185 million.  This increase reflects the proceeds from a common stock rights offering of $11.506 million, consolidated net income of $6.458 million, the redemption at $1.300 million of the common stock warrants previously issued as part of TARP, the after tax decrease in the market value of available-for-sale investments, which amounted to $.599 million, the increase from the accretion of the discount on preferred stock of $.079 million, and recognition of compensation expense associated with restricted stock awards if $.066 million.  The book value per common share at December 31, 2012, amounted to $11.05 compared to $12.97 at the end of 2011.

RESULTS OF OPERATIONS

(dollars in thousands, except per share data)	2012	2011	2010

Taxable-equivalent net interest income	$19,898	$18,019	$16,496
Taxable-equivalent adjustment	(74)	(90)	(111)

Net interest income, per income statement	19,824	17,929	16,385
Provision for loan losses	945	2,300	6,500
Other income	4,043	3,656	2,795
Other expense	16,757	15,969	16,598

Income before provision for income taxes	6,165	3,316	(3,918)
Provision for (benefit of) income taxes	(922)	1,098	(3,500)

Net income (loss)	$7,087	$2,218	$(418)
Preferred dividend expense	629	766	742

Net income (loss) available to common shareholders	$6,458	$1,452	$(1,160)

Earnings (loss) per common share
Basic	$1.51	$.42	$(.34)
Diluted	$1.51	$.41	$(.34)

Return on average assets	1.23%	.30%	(.23)%
Return on average common equity	12.43	3.30	(2.64)
Return on average equity	10.26	2.66	(2.06)

Summary

The Corporation reported net income available to common shareholders of $6.458 million in 2012, compared to net income of $1.452 million in 2011 and a net loss of $1.160 million in 2010.  The 2012 results include significantly reduced credit related expenses and a decreased loan loss provision.  In 2012, the loan loss provision was $.945 million, with write-downs and losses on other real estate of $.489 million.  In 2012, the Corporation also recognized income from SBA/USDA loan sales of $1.176 million and fees and gains on the sale of secondary market loans of $1.390 million.  In 2011, the loan loss provision was $2.300 million, with write-downs and losses on other real estate held for sale of $1.137 million.  Also included in 2011 results are income of $1.500 million from SBA/USDA loan sales and the initial valuation of mortgage servicing rights of $.400 million.  The 2010 results reflected elevated costs associated with nonperforming assets, including loan loss provisions of $6.500 million and write-downs and losses on other real estate held for sale of $2.753 million.

Net Interest Income

Net interest income is the Corporation’s primary source of core earnings.  Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing funding sources.  Net interest revenue is the Corporation’s principal source of revenue, representing 86% of total revenue in 2012.  The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

Net interest income on a taxable equivalent basis increased $1.879 million from $18.019 million in 2011 to $19.898 million in 2012.  In 2012, interest rates were stable with the prime rate at 3.25% for the entire year.  The Corporation experienced a decrease, 9 basis points, in the overall rates on earnings assets from 5.24% in 2011 to 5.15% in 2012.  Interest bearing funding sources declined, by 18 basis points, from 1.33% in 2011 to 1.15% in 2012.  The combination of these effective rate changes resulted in an improved net interest margin from 4.08% in 2011 to 4.18% in 2012.  In 2011, the Corporation realized an increase of $1.544 million in net interest income.  This increase was largely attributed to lower rates on funding liabilities with an increased level of earning assets.

In 2012, the Corporation benefited from higher levels of low interest transactional deposit instruments and repricing of term deposits.  In addition to the benefits derived from repriced deposit liabilities and a higher level of transactional deposits, the corporation experienced solid loan growth.

The following table details sources of net interest income for the three years ended December 31 (dollars in thousands):

	2012	Mix	2011	Mix	2010	Mix
Interest Income
Loans	$23,313	95.44%	$21,774	94.37%	$21,279	93.17%
Funds sold	18.07		21.09		58.25
Taxable securities	948	3.88	1,162	5.04	1,406	6.16
Nontaxable securities	27.11		28.12		28.12
Other interest-earning assets	121.50		87.38		69.30
Total earning assets	24,427	100.00%	23,072	100.00%	22,840	100.00%
Interest Expense
NOW, money markets, checking	548	11.91%	1,002	19.48%	1,218	18.87%
Savings	16	0.35	36	0.70	97	1.50
CDs <$100,000	2,429	52.77	2,064	40.13	1,756	27.20
CDs >$100,000	433	9.41	383	7.45	449	6.96
Brokered deposits	520	11.30	1,045	20.32	2,087	32.34
Borrowings	657	14.27	613	11.92	848	13.14
Total interest-bearing funds	4,603	100.00%	5,143	100.00%	6,455	100.00%

Net interest income	$19,824		$17,929		$16,385

Average Rates
Earning assets	5.14%		5.22%		5.10%
Interest-bearing funds	1.15		1.33		1.60
Interest rate spread	3.99		3.89		3.50

As shown in the table above, income on loans provides more than 95% of the Corporation’s interest revenue.  The Corporation’s loan portfolio has approximately $297.380 of variable rate loans that predominantly reprice with changes in the prime rate and $151.797 million of fixed rate loans.  A majority of the variable rate loans, 58%, or $173.832 million, have interest rate floors.  These loans will not reprice until the prime rate increases to the extent necessary to surpass the interest rate floor.  A prime rate increase of 100 basis points or more will reprice $98.105 million of these loans with floors, while the remainder will reprice with an additional 100 basis point increase in the prime rate.

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

	Years ended December 31,
	2012			2011			2010
(dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans (1),(2),(3)	$422,440	$23,373	5.53%	$388,115	$21,850	5.63%	$384,347	$21,376	5.56%
Taxable securities	38,094	948	2.49	36,155	1,162	3.21	35,475	1,406	3.96
Nontaxable securities (2)	850	41	4.82	850	42	4.94	853	42	4.92
Federal Funds sold	11,127	18.16		13,102	21.16		22,934	58.25
Other interest-earning assets	3,070	121	3.94	3,504	87	2.48	4,448	69	1.55
Total earning assets	475,581	24,501	5.15	441,726	23,162	5.24	448,057	22,951	5.12
Reserve for loan losses	(5,232)			(6,027)			(5,539)
Cash and due from banks	28,561			25,622			29,291
Fixed assets	10,254			9,630			10,002
Other real estate owned	3,392			4,581			6,196
Other assets	14,184			14,007			14,986
	51,159			47,813			54,936

TOTAL ASSETS	$526,740			$489,539			$502,993

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$119,053	$406.34%		$124,575	$762.61%		$99,411	$943.95%
Interest checking	31,837	142.45		26,962	240.89		18,987	275	1.45
Savings deposits	13,682	16.12		16,242	36.22		19,503	97.50
CDs <$100,000	138,767	2,429	1.75	112,464	2,064	1.84	84,841	1,756	2.07
CDs >$100,000	25,128	433	1.72	22,909	383	1.67	26,273	449	1.71
Brokered deposits	36,569	520	1.42	45,906	1,045	2.28	118,615	2,087	1.76
Borrowings	35,973	657	1.83	36,579	613	1.68	36,116	848	2.35
Total interest-bearing liabilities	401,009	4,603	1.15%	385,637	5,143	1.33	403,746	6,455	1.60
Demand deposits	59,730			46,773			39,704
Other liabilities	3,062			2,568			3,372
Shareholders’ equity	62,939			54,561			56,171
	125,731			103,902			99,247

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$526,740			$489,539			$502,993

Rate spread			4.00			3.91%			3.52%
Net interest margin/revenue, tax equivalent basis		$19,898	4.18%		$18,019	4.08%		$16,496	3.68%

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

	Years ended December 31,
	2012 vs. 2011				2011 vs. 2010
	Increase (Decrease)				Increase (Decrease)
	Due to			Total	Due to			Total
			Volume	Increase			Volume	Increase
	Volume	Rate	and Rate	(Decrease)	Volume	Rate	and Rate	(Decrease)

Interest earning assets:
Loans	$1,932	$(376)	$(33)	$1,523	$210	$262	$2	$474
Taxable securities	62	(262)	(14)	(214)	27	(266)	(5)	(244)
Nontaxable securities	—	(1)	—	(1)	—	—	—	—
Federal funds sold	(3)	—	—	(3)	(25)	(21)	9	(37)
Other interest earning assets	(11)	51	(6)	34	(15)	41	(8)	18

Total interest earning assets	$1,980	$(588)	$(53)	$1,339	$197	$16	$(2)	$211

Interest bearing obligations:
NOW and money market deposits	$(34)	$(337)	$15	$(356)	$239	$(335)	$(85)	$(181)
Interest checking	43	(120)	(22)	(99)	116	(106)	(45)	(35)
Savings deposits	(6)	(17)	3	(20)	(16)	(54)	9	(61)
CDs <$100,000	483	(95)	(22)	366	573	(199)	(66)	308
CDs >$100,000	37	12	1	50	(57)	(10)	1	(66)
Brokered deposits	(213)	(392)	80	(525)	(1,278)	612	(376)	(1,042)
Borrowings	(10)	55	(1)	44	11	(243)	(3)	(235)

Total interest bearing obligations	$300	$(894)	$54	$(540)	$(412)	$(335)	$(565)	$(1,312)

Net interest income, tax equivalent basis				$1,879				$1,523

Provision for Loan Losses

The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors.  During 2012, the Corporation recorded a provision for loan loss of $.945 million, compared to a provision of $2.300 million in 2011 and $6.500 million in 2010.

Noninterest Income

Noninterest income was $4.043 million, $3.656 million, and $2.795 million in 2012, 2011, and 2010, respectively.  The principal recurring sources of noninterest income are the gains on the sale of SBA/USDA guaranteed loans and secondary market loans.  In 2012, revenues from these two business lines totaled $2.566 million compared to $2.200 million in 2011 and $1.407 million in 2010.  The Corporation, in recent years, expanded its efforts to generate increased income from secondary market loans by adding additional staff and centralizing processing activities.  In 2010, the Bank initiated the new business of retaining the servicing rights on mortgage loans sold to the secondary market.  This line of business attained profitability during 2011, and as such, a valuation of the future revenue stream was recognized as income and booked as an asset at the Bank.  In 2012, income from servicing mortgages amounted to $.417 million, compared to $.400 million in 2011.  Late in 2011, the bank also established its own title insurance agency which offers title services for both commercial and retail based mortgage transactions.  Income from this line of business in 2012 was $.060 million, and it is expected that this line of business will provide increased revenues in 2013 and beyond.

Deposit related income totaled $.699 million in 2012 compared to $.832 million in 2011 and $.990 million in 2010.   The Corporation has experienced continued decline in deposit related income as a result of changes in the assessments mandated by new consumer regulations.  The current regulatory environment may limit the Corporation’s ability to grow these revenue sources.

The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2012	2011	2010	2012-2011	2011-2010
Deposit service charges	$110	$123	$128	(10.57)%	(3.91)%
NSF Fees	589	709	862	(16.93)	(17.75)
Gain on sale of secondary market loans	1,077	477	445	125.79	7.19
Secondary market fees generated	313	223	94	40.36	137.23
SBA Fees	1,176	1,500	868	(21.60)	72.81
Mortgage servicing rights	417	400	—	4.25	—
Other	361	225	183	60.44	22.95
Subtotal	4,043	3,657	2,580	10.56	41.74
Net security gains	—	(1)	215	(100.00)	(100.47)

Total noninterest income	$4,043	$3,656	$2,795	10.59%	30.81%

Noninterest Expense

Noninterest expense was $16.757 million in 2012, compared to $15.969 million and $16.598 million in 2011 and 2010, respectively.  In 2012, the increase in noninterest expense totaled $.788 million, or 4.93%.    Salaries and benefits, at $8.288 million, increased by $1.013 million, 13.92%, from the 2011 expenses of $7.275 million and compared to $6.918 million in 2010.  Expense increases on salaries and benefits in 2012 were largely due to increase staffing combined with increased employee benefits costs relative to health insurance premium increases and stock compensation expenses related to the issuance of restricted stock.  Professional service fees increased in 2012 largely due to increased costs associated with various strategic initiatives.  The largest decrease in noninterest expense for 2012 occurred in write-downs and losses on the sale of other real estate, which decreased from $1.137 million in 2011 to $.489 million in 2012.  We also had increased costs in data processing, which was related to technological upgrades and service changes to maintain our competitive edge.  We also experienced a significant decline in our FDIC insurance premiums due to our improved asset quality and operating performance.

Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2012	2011	2010	2012 - 2011	2011 - 2010
Salaries and benefits	$8,288	$7,275	$6,918	13.92%	5.16%
Occupancy	1,372	1,376	1,313	(.29)	4.80
Furniture and equipment	885	827	806	7.01	2.61
Data processing	991	761	740	30.22	2.84
Professional service fees:
Accounting	368	260	269	41.54	(3.35)
Legal	396	207	98	91.30	111.22
Consulting and other	432	289	260	49.48	11.15
Total professional service fees	1,196	756	627	58.20	20.57
Loan and deposit	877	1,137	910	(22.87)	24.95
OREO writedowns and (gains) losses on sale	489	1,137	2,753	(56.99)	(58.70)
FDIC insurance premiums	459	849	957	(45.94)	(11.29)
Telephone	233	215	193	8.37	11.40
Advertising	376	351	297	7.12	18.18
Other operating expenses	1,591	1,285	1,084	23.81	18.54
Total noninterest expense	$16,757	$15,969	$16,598	4.93%	(3.79)%

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

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.  The Corporation, as of December 31, 2012, had net operating loss (“NOL”) and tax credit carryforwards of approximately $21.235 million and $2.136 million, respectively.

Current Federal Tax Provision

In 2012, the Corporation recorded a benefit for income taxes of $.922 million, compared to a provision of $1.098 million in 2011 and a $3.500 million tax benefit in 2010.  The valuation allowance at December 31, 2012 was approximately $3.0 million.  Management evaluated the deferred tax valuation allowance as of December 31, 2012 and determined that an adjustment to the valuation was not warranted.  The Corporation reduced the valuation allowance by $3.0 million at June 30, 2012 since it was determined that it was “more likely than not” that these benefits would be realized.  The Corporation made this determination after a thorough review of projected earnings and the composition and sustainability of those earnings over the projected tax carryover period.  In this assessment, the Corporation reviewed current levels of nonperforming assets, the impact of increased levels of nonperforming assets along with other factors that may negatively impact the probability of future earnings.  This analysis substantiated the ability to utilize these deferred tax assets.  The Corporation will continue to evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration will recognize the additional benefits as an adjustment to the valuation allowance.

Deferred Tax Benefit — Historical Commentary

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

The table below details the Corporation’s deferred tax assets and liabilities (dollars in thousands):

	2012	2011
Deferred tax assets:
NOL carryforward	$7,149	$9,073
Allowance for loan losses	1,774	1,785
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	1,025	1,050
Tax credit carryovers	672	672
Deferred compensation	185	217
Stock compensation	265	172
Depreciation	174	225
Intangible assets	60	77
Other	170	110

Total deferred tax assets	12,937	14,844

Valuation allowance	$(3,010)	$(6,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(476)	(168)
Mortgage servicing rights	(217)	(136)
Total deferred tax liabilities	(796)	(407)

Net deferred tax asset	$9,131	$8,427

As shown in the table above, the NOL and tax credit carryforwards comprise the majority of the deferred tax asset, which is reduced by the $3.000 million valuation adjustment.

As of December 31, 2012, the Corporation had an NOL carryforward of approximately $21.2 million along with various credit carryforwards of $2.1 million.  This NOL and credit carryforward benefit is dependent upon the future profitability of the Corporation.  A portion of the NOL, approximately $15.6 million, and all of the tax credit carryforwards are also subject to the use limitations of Section 382 of the Internal Revenue Code since they originated prior to the December 2004 recapitalization of the Corporation.  These carryforwards, if not utilized, will begin to expire in the year 2023.  The annual limitation is $1.4 million for the NOL carryforwards and the equivalent value of tax credits, which is approximately $.477 million.

The Corporation will continue to evaluate the utilization of the NOL and credit carryforwards in subsequent periods to determine if any further adjustment to the valuation allowance is necessary.  The determination criteria for recognition of deferred tax benefits will include the assumption of future period taxable income based upon the projected profitability of the Corporation.  The valuation allowance, which stands at $3.0 million as of December 31, 2012 is a measurement of the uncertainty related to the ultimate realization of a portion of the NOL and credit carryforwards.

FINANCIAL POSITION

The table below illustrates the relative composition of various liability funding sources and asset make-up.

	December 31,
	2012		2011		2010
(dollars in thousands)	Balance	Mix	Balance	Mix	Balance	Mix
Sources of funds:
Deposits:
Non-interest bearing transactional deposits	$67,652	12.39%	$51,273	10.29%	$41,264	8.62%
Interest-bearing transactional depopsits	169,294	31.01	166,766	33.47	152,373	31.83
CD’s <$100,000	135,550	24.83	130,685	26.23	96,977	20.26
Total core deposit funding	372,496	68.23	348,724	69.99	290,614	60.71
CD’s >$100,000	24,355	4.46	23,229	4.66	22,698	4.74
Brokered deposits	37,706	6.91	32,836	6.59	73,467	15.35
Total noncore deposit funding	62,061	11.37	56,065	11.25	96,165	20.09
FHLB and other borrowings	35,925	6.58	35,997	7.22	36,069	7.53
Other liabilities	3,050.56		2,262.45		1,966.41
Shareholders’ equity	72,448	13.27	55,263	11.09	53,882	11.26

Total	$545,980	100.00%	$498,311	100.00%	$478,696	100.00%

Uses of Funds:
Net Loans	$443,959	81.32%	$395,995	79.47%	$376,473	78.64%
Securities available for sale	43,799	8.02	38,727	7.77	33,860	7.07
Federal funds sold	3.00		13,999	2.81	12,000	2.51
Federal Home Loan Bank Stock	3,060.56		3,060.61		3,423.72
Interest-bearing deposits	10.00		10.00		713.15
Cash and due from banks	26,958	4.94	20,071	4.03	22,719	4.75
Other assets	28,191	5.16	26,449	5.31	29,508	6.16

Total	$545,980	100.00%	$498,311	100.00%	$478,696	100.00%

Securities

The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity.  Securities increased $5.072 million in 2012, from $38.727 million at December 31, 2011 to $43.799 million at December 31, 2012.

The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2012	2011

Corporate	$18,977	$8,178
US Agencies	10,404	10,575
US Agencies - MBS	8,374	14,418
Obligations of states and political subdivisions	6,044	5,556

Total securities	$43,799	$38,727

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies.  The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions.  At December 31, 2012, investment securities with an estimated fair market value of $7.286 million were pledged.

Loans

The Bank is a full service lender and offers a variety of loan products in all of its markets.  The majority of its loans are commercial, which represents approximately 76% of total loans outstanding at December 31, 2012.

The Corporation continued to experience strong loan demand in 2012 with approximately $214.102 million of new loan production, including $74.142 million of mortgage loans sold in the secondary market.  At 2012 year-end, the Corporation’s loans stood at $449.177 million, an increase from the 2011 year-end balances of $401.246 million.  In 2012, the secondary mortgage loans that were produced and sold totaled $74.142 million while the SBA/USDA loan sales amounted to $11.962 million.  The production of loans was distributed among the regions, with the Upper Peninsula at $134.257 million, $37.856 million in the Northern Lower Peninsula and $41.989 million in Southeast Michigan where the market has been hit the hardest by the recession.

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

The following table details the loan activity for 2011 and 2012 (dollars in thousands):

Loan balances as of December 31, 2010	$383,086

Total production	172,577
Secondary market sales	(38,971)
SBA loan sales	(18,790)
Loans transferred to OREO	(4,193)
Loans charge off, net of recoveries	(3,662)
Normal amortization/paydowns and payoffs	(88,801)

Loan balances as of December 31, 2011	401,246

Total production	214,102
Secondary market sales	(74,142)
SBA loan sales	(11,962)
Loans transferred to OREO	(1,352)
Loans charge off, net of recoveries	(978)
Normal amortization/paydowns and payoffs	(77,737)

Loan balances as of December 31, 2012	$449,177

Following is a table that illustrates the balance changes in the loan portfolio from 2010 through 2012 year end (dollars in thousands):

				Percent Change
	2012	2011	2010	2012-2011	2011-2010

Commercial real estate	$244,966	$199,201	$194,859	22.97%	2.23%
Commercial, financial, and agricultural	80,646	92,269	68,858	(12.60)	34.00
One-to-four family residential real estate	87,948	77,332	75,074	13.73	3.01
Construction:
Consumer	7,465	5,774	5,682	29.29	1.62
Commercial	17,229	19,745	33,330	(12.74)	(40.76)
Consumer	10,923	6,925	5,283	57.73	31.08

Total	$449,177	$401,246	$383,086	11.95%	4.74%

Our commercial real estate loan portfolio predominantly relates to owner occupied real estate, and our loans are generally secured by a first mortgage lien.  Commercial real estate market conditions continued to be under stress in 2012, and we expect this trend to continue.  These conditions may negatively affect our commercial real estate loan portfolio in future periods.  We make commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral.  Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.

Following is a table showing the composition of loans by significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2012			2011			2010
		% of	% of		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital	Balance	Loans	Capital

Real estate - operators of nonres bldgs	$95,151	27.75%	131.34%	$75,391	24.22%	135.53%	$58,114	19.56%	107.85
Hospitality and tourism	40,787	11.90	56.30	33,306	10.70	59.87	37,737	12.70	70.04
Commercial construction	17,229	5.03	23.78	19,745	6.34	35.50	33,330	11.22	61.86
Lessors of residential buildings	12,128	3.54	16.74	16,499	5.30	29.66	16,598	5.59	30.80
Real estate agents and managers	12,672	3.70	17.49	10,617	3.41	19.09	15,857	5.34	29.43
Other	164,874	48.09	227.58	155,657	50.03	279.83	135,411	45.60	251.31

Total commercial loans	$342,841	100.00%		$311,215	100.00%		$297,047	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio.  On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry.  Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment.  Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2012 year-end.  The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.

Our residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers.  As of December 31, 2012, our residential loan portfolio totaled $95.413 million, or 21% of our total outstanding loans.

The Corporation has also extended credit to governmental units, including Native American organizations.  Tax-exempt loans and leases decreased from $1.991 million at the end of 2011 to $1.542 million at 2012 year-end.  The Corporation has elected to refrain from making tax-exempt loans, since they provide no current tax benefit, due to tax net operating loss carryforwards.

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

The Corporation, at December 31, 2012, had loans totaling $8.056 million for which repayment terms were modified to the extent that they were deemed to be “restructured” loans.  The $8.056 million is comprised of 11 loans, the largest of which had a December 31, 2012 balance of $2.602 million.

Credit Quality

The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	December 31,	December 31,	December 31,
	2012	2011	2010
	(Unaudited)	(Audited)	(Audited)
Nonperforming Assets :
Nonaccrual loans	$4,687	$5,490	$5,921
Loans past due 90 days or more	—	—	—
Restructured loans	—	2,503	4,642
Total nonperforming loans	4,687	7,993	10,563
Other real estate owned	3,212	3,162	5,562
Total nonperforming assets	$7,899	$11,155	$16,125
Nonperforming loans as a % of loans	1.04%	1.99%	2.76%
Nonperforming assets as a % of assets	1.45%	2.24%	3.37%
Reserve for Loan Losses:
At period end	$5,218	$5,251	$6,613
As a % of average loans	1.24%	1.35%	1.72%
As a % of nonperforming loans	111.33%	65.69%	62.61%
As a % of nonaccrual loans	111.33%	95.65%	111.69%
Texas Ratio	10.17%	18.43%	26.66%

Charge-off Information (year to date):
Average loans	$422,440	$388,115	$384,347
Net charge-offs	$978	$3,662	$5,112
Charge-offs as a % of average loans	.23%	.94%	1.33%

Management continues to address market issues impacting its loan customer base.  In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process.  The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio.  The opinion of this consultant upon completion of the 2012 independent review provided findings similar to management on the overall adequacy of the reserve.  The Corporation will again utilize a consultant for loan review in 2013.

The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2012	2011	2010
Interest income that would have been recorded at original rate	$313	$363	$583
Interest income that was actually recorded	54	118	141

Net interest lost	$259	$245	$442

Allowance for Loan Losses

Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2012 amounted to $.978 million, or .23% of average loans outstanding, compared to $3.662 million, or .94% of loans outstanding in 2011.  The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio.  Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

A three year history of relevant information on the Corporation’s credit quality is displayed in the following table (dollars in thousands):

Allowance for Loan Losses	2012	2011	2010

Balance at beginning of period	$5,251	$6,613	$5,225
Loans charged off:
Commercial, financial & agricultural	775	3,258	5,027
One-to-four family residential real estate	399	490	410
Consumer	82	52	48
Total loans charged off	1,256	3,800	5,485
Recoveries of loans previously charged off:
Commercial, financial & agricultural	253	128	346
One-to-four family residential real estate	7	1	11
Consumer	18	9	16
Total recoveries of loans previously charged off	278	138	373
Net loans charged off	978	3,662	5,112
Provision for loan losses	945	2,300	6,500

Balance at end of period	$5,218	$5,251	$6,613

Total loans, period end	$449,177	$401,246	$383,086
Average loans for the year	422,440	388,115	384,347
Allowance to total loans at end of year	1.16%	1.31%	1.73%
Net charge-offs to average loans	.23	.94	1.33
Net charge-offs to beginning allowance balance	18.63	55.38	97.84

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

The allowance for loan losses consists of specific and general components.  Our internal risk system is used to identify loans that meet the criteria for being “impaired” as defined in the accounting guidance.  The specific component relates to loans that are individually classified as impaired and where expected cash flows are less than carrying value.  The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors.  These qualitative factors include: 1) changes in the nature, volume and terms of loans, 2) changes in lending personnel, 3) changes in the quality of the loan review function, 4) changes in nature and volume of past-due, nonaccrual and/or classified loans, 5) changes in concentration of credit risk, 6) changes in economic and industry conditions, 7) changes in legal and regulatory requirements, 8) unemployment and inflation statistics, and 9) underlying collateral values.

At the end of 2012, the allowance for loan losses represented 1.16% of total loans.  In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio.

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits.  The Corporation carries this collateral in other real estate held for sale on the balance sheet.

The following table represents the activity in other real estate held for sale (dollars in thousands):

Balance at January 1, 2011	$5,562
Other real estate transferred from loans due to foreclosure	4,194
Other real estate sold	(5,457)
Writedowns on other real estate held for sales	(855)
Loss on other real estate held for sale	(282)

Balance at December 31, 2011	3,162
Other real estate transferred from loans due to foreclosure	1,352
Other real estate sold	(775)
Writedowns on other real estate held for sales	(496)
Loss on other real estate held for sale	(31)

Balance at December 31, 2012	$3,212

During 2012, the Corporation received real estate in lieu of loan payments of $1.352 million.  In determining the carrying value of other real estate held for sale, the Corporation generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value.  After the initial receipt, management periodically re-evaluates the recorded balance and records any additional reductions in the fair value as a write-down of other real estate held for sale.

Deposits

Total deposits at December 31, 2012 were $434.557 million, an increase of $29.768 million, or 7.35% from December 31, 2011 deposits of $404.789 million.  The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2012	Mix	2011	Mix	2010	Mix

CORE:
Non-interest-bearing	$67,652	15.57%	$51,273	12.67%	$41,264	10.67%
NOW, money market, checking	155,465	35.78	152,563	37.69	134,703	34.83
Savings	13,829	3.18	14,203	3.51	17,670	4.57
Certificates of Deposit <$100,000	135,550	31.19	130,685	32.28	96,977	25.07
Total core deposits	372,496	85.72	348,724	86.15	290,614	75.14

NONCORE:
Certificates of Deposit >$100,000	24,355	5.60	23,229	5.74	22,698	5.87
Brokered CDs	37,706	8.68	32,836	8.11	73,467	18.99
Total non-core deposits	62,061	14.28	56,065	13.85	96,165	24.86

Total deposits	$434,557	100.00%	$404,789	100.00%	$386,779	100.00%

The increase in deposits, as illustrated above, is composed of an increase in noncore deposits of $5.996 million, while core deposits increased by $23.772 million.

Management has increased its efforts to grow core deposits in recent years by introducing several new deposit products and implementing a bank-wide deposit incentive program.  As shown in the table above, core deposits now represent approximately 86% of total deposits.  The Corporation will continue to emphasize core deposit growth in its funding sources, but will also supplement this funding with strategic utilization of wholesale brokered deposits to help manage interest rate risk.

Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing.  It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

Borrowings

The Corporation also utilizes FHLB borrowings as a source of funding.  At 2012 year end, this source of funding totaled $35.000 million and the Corporation secured this funding by pledging loans and investments.  The $35.000 million of FHLB borrowings had a weighted average maturity of 2 years, with a weighted average rate of 1.82% at December 31, 2012.

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

At December 31, 2012 the Bank had $43.799 million of securities, with a weighted average maturity of 41.8 months.  The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks.  These funds are generally repriced on a daily basis.

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

The following is the Corporation’s repricing opportunities at December 31, 2012 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total

Interest-earning assets:
Loans	$287,081	$10,702	$48,749	$102,645	$449,177
Securities	—	7,629	26,058	10,112	43,799
Other (1)	13	—	—	3,060	3,073

Total interest-earning assets	287,094	18,331	74,807	115,817	496,049

Interest-bearing obligations:
NOW, money market, savings and interest checking	169,294	—	—	—	169,294
Time deposits	15,372	55,921	88,407	205	159,905
Brokered CDs	—	—	37,706	—	37,706
Borrowings	10,000	10,000	15,000	925	35,925

Total interest-bearing obligations	194,666	65,921	141,113	1,130	402,830

Gap	$92,428	$(47,590)	$(66,306)	$114,687	$93,219

Cumulative gap	$92,428	$44,838	$(21,468)	$93,219

(1)  includes Federal Home Loan Bank stock

The above analysis indicates that at December 31, 2012, the Corporation had a cumulative asset sensitivity gap position of $44.838 million within the one-year timeframe.  The Corporation’s cumulative asset sensitive gap suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn more net interest income since more assets would reprice at higher rates than liabilities.  Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests the Corporation’s net interest income would decrease.  A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments.  In addition, the gap analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

At December 31, 2012, the Corporation had $297.380 million of variable rate loans that reprice primarily with the prime rate index.  Approximately $173.832 million of these variable rate loans have interest rate floors.  This means that the prime rate will have to increase above the floor rate before these loans will reprice.  At year end, $98.105 million of these floor-rate loans would reprice with a 100 basis point prime rate increase, with $173.410 million repricing with an additional 100 basis point prime rate increase.

At December 31, 2011, the Corporation had a cumulative liability asset gap position of $69.219 million within the one-year time frame.

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

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2012 (dollars in thousands).  Nonaccrual loans of $4.687 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:

								Fair Value
	2013	2014	2015	2016	2017	Thereafter	Total	12/31/2012
Rate Sensitive Assets
Fixed interest rate securities	$7,629	$8,728	$8,859	$8,312	$159	$10,112	$43,799	$43,799
Average interest rate	1.44%	1.74%	1.54%	3.59%	5.14%	3.08%	2.32%

Fixed interest rate loans	20,186	5,594	8,361	22,394	64,654	30,608	151,797	153,586
Average interest rate	6.07	6.27	5.84	5.48	4.94	5.18	5.32

Variable interest rate loans	297,380	—	—	—	—	—	297,380	285,653
Average interest rate	4.94	—	—	—	—	—	4.94

Other assets	13	—	—	—	—	3,060	3,073	3,073
Average interest rate	.15	—	—	—	—	—	.15

Total rate sensitive assets	$325,208	$14,322	$17,220	$30,706	$64,813	$43,780	$496,049	$486,111
Average interest rate	4.93%	3.51%	3.63%	4.97%	4.94%	4.51%	4.41%

Rate Sensitive Liabilities
Interest-bearing savings,
NOW, MMAs, interest checking	$169,294	$—	$—	$—	$—	$—	$169,294	$169,294
Average interest rate	.34%	—%	—%	—%	—%	—%	.34%

Time deposits	71,293	50,986	30,052	41,431	3,644	205	197,611	197,281
Average interest rate	1.42	1.57	1.95	1.79	1.82	4.60	1.67

Fixed interest rate borrowings	10,000	10,000	—	15,000	—	925	35,925	35,729
Average interest rate	1.22	2.10	—	2.03	—	1.00	1.80

Total rate sensitive liabilities	$250,587	$60,986	$30,052	$56,431	$3,644	$1,130	$402,830	$402,304
Average interest rate	.68%	1.65%	1.95%	1.86%	1.82%	1.65%	1.10%

Foreign Exchange Risk

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange.  The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie.  To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities.  As of December 31, 2012, the Corporation had excess Canadian liabilities of $.071 million, which equated to approximately the same valuation in U.S. dollars.  Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.  Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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

During 2012, the Corporation decreased cash and cash equivalents by $7.109 million.  As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash used in investing activities.  The net change in investing activities included a net increase in loans of $50.351 million and a “net” increase in securities available for sale of $4.541 million.  The net increases in assets were offset by a similar increase in deposit liabilities of $29.768 million.  This increase in deposits was composed of an increase in non-core deposits of $5.996 million combined with an increase in core deposits of $23.772 million.  The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year.  This funding forecast model is completed weekly.

The Bank’s investment portfolio provides added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets.  As of December 31, 2012, $36.513 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.

It is anticipated that during 2012, the Corporation will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.

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

Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”).  The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management.  The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations.  Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds.  The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets.  Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings.  At December 31, 2012, the Bank’s core deposits in relation to total funding were 79.17% compared to 79.11% in 2011.  These ratios indicated at December 31, 2012, that the Bank has decreased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments.  The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth.  The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs.  As of December 31, 2012, the Bank had $28.375 million of unsecured lines available and additional amounts available if secured.   Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.

From a long-term perspective, the Corporation’s liquidity plan for 2012 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts. At December 31, 2012, the aggregate contractual obligations and commitments are (dollars in thousands):

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total
Contractual Obligations
Total deposits	$308,239	$81,038	$45,075	$205	$434,557
Federal Home Loan Bank borrowings	10,000	10,000	15,000	—	35,000
Preferred stock (1)	—	11,000	—	—	11,000
Other borrowings	—	—	—	925	925
Directors’ deferred compensation	123	217	169	36	545
Annual rental / purchase commitments under noncancelable leases / contracts	249	224	—	—	473

TOTAL	$318,611	$102,479	$60,244	$1,166	$482,500

Other Commitments

Letters of credit	$2,879	$—	$—	$—	$2,879
Commitments to extend credit	3,060	—	—	—	3,060
Credit card commitments	58,209	—	—	—	58,209

TOTAL	$64,148	$—	$—	$—	$64,148

(1)The Corporation issued preferred stock in April of 2009 as part of its participation in TARP.  The initial term of this preferred stock is five years with an interest rate of 5%, which increases to 9% after the initial term.  Although there is no contractual obligation to do so, the Corporation intends to repay this obligation within the initial term.

CAPITAL AND REGULATORY

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation.  There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement.  The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled.  As of December 31, 2012, the Corporation and the Bank were well capitalized.  During 2012, total capitalization increased by $17.185 million, with $11.506 million of this increase due to the issuance of common stock.  Other changes in total capital occurred from recognition of net income and market value decrease of the Corporation’s investment securities.  During 2012, risk based capital increased by $15.969 million, while Tier 1 Capital increased by $15.957 million.

The increase in capital was also impacted by the disallowed portion of the Corporation’s deferred tax asset.  The portion of the deferred tax asset which is allowed to be included in regulatory capital is only that portion that can be utilized within the next 12-month period.

The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2012	2011	2010
Capital Structure
Common shareholders’ equity	$61,448	$44,342	$43,176
Preferred stock	11,000	10,921	10,706
Total shareholders’ equity	72,448	55,263	53,882
Total capitalization	$72,448	$55,263	$53,882
Tangible capital	$71,800	$54,863	$53,882

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$—	$—
Other identifiable intangibles	688	400	—
Total intangibles	$688	$400	$—

Risk-Based Capital
Tier 1 capital:
Total shareholders’ equity	$72,448	$55,263	$53,882
Net unrealized (gains) losses on
available for sale securities	(924)	(325)	(612)
Less: disallowed deferred tax asset	(7,100)	(6,500)	(9,028)
Less: disallowed intangibles	(69)	(40)	—
Total Tier 1 capital	$64,355	$48,398	$44,242
Tier 2 Capital:
Allowable reserve for loan losses	$5,218	$5,206	$4,890
Qualifying long-term debt	—	—	—
Total Tier 2 capital	5,218	5,206	4,890
Total risk-based capital	$69,573	$53,604	$49,132
Risk-weighted assets	$466,039	$416,423	$389,468
Capital Ratios:
Tier 1 Capital to average assets	11.98%	10.08%	9.25%
Tier 1 Capital to risk-weighted assets	13.81%	11.62%	11.36%
Total Capital to risk-weighted assets	14.93%	12.87%	12.62%

Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements.  Certain assets cannot be considered assets for regulatory purposes.  The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets, which was discussed earlier.

Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets

Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2012	13.27%	13.14%	11.98%	13.81%	14.93%
December 31, 2011	11.09%	11.01%	10.08%	11.62%	12.87%

The Bank:

December 31, 2012	10.96%	10.83%	9.63%	11.10%	12.21%
December 31, 2011	10.30%	10.22%	9.24%	10.65%	11.90%

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

(PAGE INTENTIONALLY LEFT BLANK)

Directors and Officers

DIRECTORS

Mackinac Financial Corporation and mBank

Walter J. Aspatore - Lead Director	Robert H. Orley
Chairman	Founding Partner
Methode Electronics Corp	O2 Investment Partners, LLC
Director Since: 2004	Director Since: 2004

Dennis B. Bittner	L. Brooks Patterson
Owner and President	County Executive
Bittner Engineering, Inc.	Oakland County
Director Since: 2001	Director Since: 2006

Joseph D. Garea	Randolph C. Paschke
Managing Partner	Director of Community Relations & External Engagement
Hancock Securities	Wayne State University, School of Business Administration
Director Since: 2007	Director Since: 2004

Kelly W. George	David R. Steinhardt
President, Mackinac Financial Corporation	Founder and President
President and CEO, mBank	KCPS & Company Ltd.
Director Since: 2006	Director Since: 2012

Robert E. Mahaney	Paul D. Tobias
President and Owner	Chairman and CEO, Mackinac Financial Corporation
Veridea Group, LLC	Chairman, mBank
Director Since: 2008	Director Since: 2004

OFFICERS

Mackinac Financial Corporation

Name	Title	Location

Paul D. Tobias	Chairman and Chief Executive Officer	Birmingham
Kelly W. George	President	Manistique
Ernie R. Krueger	EVP - Chief Financial Officer	Manistique

mBank

Name	Title	Location

Bernadette C. Beaudre	AVP - Deposit Compliance/BSA Officer	Manistique
Shelby J. Bischoff	AVP - Business Development Officer	Marquette
Linda K. Bolda	SVP - Human Resources Director	Manistique
Catherine M. Bolm	VP - Mortgage Loan Officer	Marquette
Angela E. Buckingham	AVP - Branch Sales Manager	Newberry
Jesse A. Deering	SVP - Managing Director of Retail Branch Banking/Ops/IT	Birmingham
Richard B. Demers	VP - Commercial Banking Officer	Manistique
Trisha L. Demars	AVP - Sr. Deposit Operations Specialist	Manistique
George J. Demou	VP - Senior Commercial Banking Officer	Birmingham
Elena C. Dritsas	AVP - Branch Sales Manager /Treasury Management Officer	Birmingham
Jeremy W. Flodin	VP - Sr. Credit Administrator/Credit Risk Analyst	Manistique
Laura L. Garvin	VP - Commercial Portfolio Manager	Birmingham
Kelly W. George	President and CEO	Manistique
Clarice A. Ghiardi	VP - Mortgage Loan Officer	Marquette
Joseph T. Havican	VP - Commercial Banking Officer	Marquette
Michael J. Hoar	SVP - Information Technology/Communications Manager	Manistique
Ernie R. Krueger	EVP - Chief Financial Officer	Manistique
David W. Leslie	SVP - SEM/Gaylord Commercial Lending Manager	Birmingham
Magan L. MacArthur	AVP - Mortgage Loan Officer	Manistique
Boris Martysz	SVP - Marquette Regional Executive	Marquette
Tamara R. McDowell	EVP - Chief Credit Officer	Manistique
Jacquelyn R. Menhennick	SVP - Mortgage and Consumer Lending Manager	Marquette
Robert J. Needham	AVP - Commercial Banking Officer	Traverse City
Barbara A. Parrett	AVP - Branch Sales Manager/Retail Banking Officer	Stephenson
Debra L. Peterson	VP - Mortgage Loan Officer	Escanaba
Scott A. Ravet	VP - Commercial Banking Officer	Escanaba
Jason J. Rolling	VP - Premier Client Services	Marquette
Andrew P. Sabatine	Regional President - NLP	Traverse City
Michael J. Saporito	SVP- Chief Operations Officer	Manistique
Teresa M. Same	AVP - Branch Sales Manager	Marquette
Gregory D. Schuetter	SVP - UP Commercial Lending Manager	Manistique
Joanna B. Slaght	SVP - Compliance/Risk Manager	Manistique
Michael A. Slaght	VP - Commercial Banking Officer	Newberry
Jennifer A. Stempki	VP - Controller	Manistique
Ann M. Stepp	SVP - Branch Administration/Incentive Program Officer	Gaylord
Daniel L. Stoudt	AVP - Mortgage Loan Officer	Traverse City
David R. Thomas	VP - Commercial Banking Officer	Sault Ste. Marie
Paul D. Tobias	Chairman	Birmingham
Nicole A. Tryan	AVP - Sr. Loan Operations Officer	Manistique
Janet M. Willbee	VP - Mortgage Loan Officer	Gaylord

Corporate Information

CORPORATE HEADQUARTERS	TRANSFER AGENT
Mackinac Financial Corporation	Registrar and Transfer Company
130 South Cedar Street	10 Commerce Drive
Manistique, Michigan 49854	Cranford, NJ 07016
(888) 343-8147	(800) 368-5948

INVESTOR RELATIONS	WEBSITE
Ernie R. Krueger	www.bankmbank.com
EVP/CFO
(906) 341-7158
ekrueger@bankmbank.com

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	STOCK LISTING AND SYMBOL
Plante Moran, PLLC	NASDAQ Capital Market
Grand Rapids, Michigan	Symbol: MFNC

SHAREHOLDER INFORMATION

Copies of the Corporation’s 10-K and 10-Q reports as filed with the Securities and Exchange Commission are available upon request from the Corporation.

ANNUAL SHAREHOLDERS’ MEETING

The 2013 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on May 29, 2013.

Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.