Form 10-K, Exhibit 13
period 2013-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2014-03-28
CIK 36506

Exhibit 13

2013

ANNUAL REPORT

Table of Contents

To Our Shareholders	1
Five-Year Overview	5
Regional Review	7
Selected Financial Highlights	13
Report of Independent Registered Public Accounting Firm	14
Consolidated Balance Sheets	15
Consolidated Statements of Operations	16
Consolidated Statements Comprehensive Income	17
Consolidated Statements of Changes in Shareholders’ Equity	18
Consolidated Statements of Cash Flows	19
Notes to Consolidated Financial Statements	20
Selected Financial Data	51
Summary Quarterly Financial Information	52
Market Information	54
Shareholder Return Performance Graph	55
Forward-Looking Statements	56
Management’s Discussion and Analysis of Financial Condition and Results of Operations	58
Directors and Officers	79

BUSINESS OF THE CORPORATION

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $570 million and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan.  The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, retail and commercial, title insurance, as well as a full array of personal and business deposit products and consumer loans.

FORM 10-K

A copy of the Annual Report to the Securities and Exchange Commission on Form 10-K is available without charge by writing the Shareholders’ Relations Department, Mackinac Financial Corporation, 130 South Cedar Street, Manistique, Michigan, 49854.

MARKET SUMMARY

The Corporation’s common stock is traded on the Nasdaq Capital Market under the symbol MFNC.  The Corporation had approximately 1,200 shareholders of record as of March 28, 2014.

March 28, 2014

TO OUR SHAREHOLDERS:

2013 OVERVIEW

We are pleased to report another year of solid operating performance in 2013 with net income of $5.629 million, or $1.01 per share.  Our results, built on successes from 2012, were achieved in what continues to be an extremely challenging economic and regulatory environment for community banking. Uncertain national economic direction and an overall depressed interest rate environment continue, in various ways, to inhibit some businesses’ growth and development.  Our accomplishments in 2013 amid these challenges included sustained loan growth and production totaling approximately $191 million with net balance sheet growth of $34.7 million.  Further, significant contributions to noninterest income from loan sales from residential mortgage and SBA/USDA guaranteed lending programs totaling $1.979 million helped drive our favorable year-end results. Total assets of the Corporation also grew 4.91% year over year, equating to $572.800 million as of December 31, 2013.

We further improved our already strong credit quality position which is illustrated by very low and manageable levels of nonperforming assets which equated to $3.908 million or .68% of total assets at the end of the period.  Our asset quality metrics remain well below our peers even as we continue to navigate the highly competitive lending environment within our various business regions and grow our credit book. Our balance sheet remains strong with low levels of interest rate risk and capital levels for both the Bank and Corporation are well above regulatory guidelines. This strong capital position, driven by an improving earnings stream, allowed for a dividend payment from the Bank for the first time in over 10 plus years and also allowed us to redeem all of our $11.0 million of outstanding preferred stock.  Earnings momentum and balance sheet strength allowed us to increase our common stock dividend to shareholders to $.20 annually on a per share basis.

We were also pleased that the divesture of our two older branch and mortgage offices in Marquette MI, our largest Upper Peninsula market, will be complete in the first quarter of 2014 after consolidating the two locations into a new, full-service leased facility in December 2013. We believe this will allow for a much better overall client banking experience and provide some operating efficiencies and spur business growth and development in this key market. Our overall efficiency ratio improved to 67.46% this year, despite some increased technological and regulatory costs.  Specifically, investments were made that ensure the comprehensive risk management systems of the company continue to keep pace with the overall risk profile of the organization and the industry as a whole.

Late in the year, we successfully launched our asset based lending subsidiary, Mackinac Commercial Credit, LLC (MCC) which will be headquartered in Troy, MI.  We believe the addition of MCC will provide another diversified line of business and revenue stream to augment overall company earnings in the future.

All of the aforementioned strategic initiatives and the operating metrics that they will most directly impact are focused on creating increased long term value for our stakeholders. We believe your company is both well positioned to achieve continued success in the ever changing banking landscape within our state and will provide good operating results through a stable low risk operating platform, a well embedded company culture, and a highly experienced management team and Board of Directors.

EARNINGS / FUNDING RECAP

In 2013 we recorded net income of $5.629 million, or $1.01 per share, compared to the $6.458 million, or $1.51 per share for 2012. The results for 2013 and 2012 included adjustments to the deferred tax valuation which totaled $2.250 million, $.40 per share, in 2013 and $3.0 million in 2012, $.70 per share. In 2013 weighted average shares outstanding increased to 5,558,313 compared to 2012 of 4,285,625 shares. The Corporation’s primary asset, mBank, recorded net income of $7.189 million for the fiscal year 2013 compared to $7.884 million for 2012.  Excluding the aforementioned deferred tax asset, the Bank subsidiary’s core operations improved year over year from 2012 earnings of $4.884 million to $4.939 million in 2013.

In 2013, we continued our net interest income growth with $21.399 million compared to 2012 net interest income of $19.824 million. This margin expansion reflects solid growth in earning assets along with a stable, above peer, net interest margin as a result of proactive, in-market disciplined pricing of loans and deposits. Our actual net interest margin in 2013 was 4.17%, the same as 2012. We do expect to have continued margin pressure with a current national economic policy that fosters low interest rates providing few other prudent investment alternatives. The Bank saw increased levels of transactional deposits as we pushed to increase deposit share with our high value relationship clients. We also experienced some larger withdrawals from commercial clients that used their excess liquidity to fund business expansion or pay down debt. We augmented our funding sources this year as well with some nominal and manageable levels of brokered and internet deposits, primarily to extend the maturities of some of our liabilities to support fixed rate lending structures to better mitigate any long term interest rate risk.

Noninterest income, at $3.938 million for 2013, was slightly lower than the $4.043 million recorded in 2012. Our results were somewhat impacted by an abatement of the mortgage refinancing activities in the latter part of 2013 when rates increased. Noninterest expense at $18.128 million in 2013 increased by $1.371 million, or 8.18%, from 2012. This increase in 2013 reflects some extraordinary expenses related to strategic initiatives including approximately $.671 million in start-up costs for our asset based lending venture and the write-down of our old mortgage loan office in our Marquette market of $.270 million as we moved to our new facility. We also incurred approximately $.162 million in the exploration of an acquisition opportunity. We will continue with our efforts to manage our operating expenses in the ongoing evaluation of our personnel infrastructure and banking lines of business to improve future efficiencies and to keep pace with ongoing regulatory requirements.

In 2013, we recorded the tax benefit, $2.250 million associated with a deferred tax valuation adjustment. This adjustment compares with a 2012 valuation adjustment of $3.0 million. These valuation adjustments were made in accordance with generally accepted accounting principles in order to recognize the benefits of tax loss and credit carry-forwards when it becomes “more likely than not” that they will be realized.  This benefit recognition in recent periods is reflecting both the current strength of our balance sheet and the sustainability of earnings.

LOAN GENERATION / CREDIT QUALITY

Loans at 2013 year-end, totaled $483.832 million, an increase of 7.7%, from the $449.177 million at 2012 year-end.  The Corporation had total loan production for all loan types of $191 million in 2013.  Production included $88 million in commercial loans, and $103 million in consumer loans, $95 million of which were mortgages.  The Upper Peninsula continues to drive a large majority of the new originations, with $125 million, followed by our Northern Lower Region with $48 million and Southeast Michigan Region at $18 million. Our success in 2013 and the excellent credit metrics were the result of a sustained proactive business development culture coupled with an efficient, disciplined underwriting process.

As was the case with many banks, our mortgage pipeline decreased in the latter half of the year with the increasing mortgage rates which slowed refinance business. We did see a good deal of new home purchases and remain optimistic that certain segments of the retail mortgage lending business within our markets will rebound some in 2014. Furthermore, the government shutdown in the early part of the fourth quarter also stymied some of our momentum of SBA loan transactions. This line of business has become a core competency of the Corporation and we expect to continue to pursue and execute on the growth of these loans in future years. The Corporation remains a state leader in the origination of these government lending programs which the bank recognizes are critical for many small businesses to obtain the capital they need to grow or improve their operations and create jobs in our communities.  In addition to the $484 million in balance sheet loans, $59 million of SBA/USDA loans and $133 million of secondary market mortgage loans were sold with retained servicing. This increased our loans under management to $676 million for the end of the year.

Nonperforming loans totaled $2.024 million, .42% of total loans at December 31, 2013 compared to $4.789 million, or 1.07% of total loans at December 31, 2012.  The company remains diligent and aggressive in resolving our problem credit relationships which is illustrated with the low manageable levels of overall nonperforming assets and loan delinquencies residing at a nominal .38% of total loans for the end of the year.

It should be noted the Corporation recorded a provision for loan losses of $1.675 million in 2013 compared to $.945 million in 2012. The increase in provision this year is not indicative of the current underwriting or loan performance standards. The reason for the increased provision in 2013 comparatively is solely due to the divesture of a distressed legacy hotel loan in the Northern Lower Peninsula that was originated in 2002 prior to MFNC’s recapitalization. The Corporation elected to divest of this loan after all other attempts to minimize exposure and loss related to this property were exhausted through the years. The final charge-off in the fourth quarter of 2013 totaled $.698 million which had been previously reserved for.

THE FOLLOWING TABLES AND COMMENTARY FURTHER ILLUSTRATE OUR ON-GOING PERFORMANCE RECORD IN DEVELOPING OUR LOAN PRODUCTION CORE LINES OF BUSINESS’S AND OTHER KEY DRIVERS TO INCREASE SHAREHOLDER VALUE.

Loan Growth/Production

Three year loan production for our geographical regions is shown below: The Corporation has seen strong sustained loan production throughout the last several years with good diversification between commercial and consumer type assets.

	For the Year Ending December 31,
(dollars in thousands)	2013	2012	2011
REGION
Upper Peninsula	$124,836	$134,257	$95,024
Northern Lower Peninsula	48,004	37,856	48,226
Southeast Michigan	18,078	41,989	29,327

TOTAL	$190,918	$214,102	$172,577

Secondary Mortgage Market

The table below shows the success that we have had in building our consumer mortgage products. As a community bank, we consider this one of the areas critical in which to add value in your franchise by building a strong retail client base and capturing core deposit relationships and other banking services with the origination of these home loans.

(dollars in thousands)	2013	2012	2011

Production	$55,973	$74,142	$38,971
Income	1,028	1,390	700
Servicing portfolio balance	133,012	97,391	49,982

Government Guaranteed Lending Programs

	SBA/USDA Loans Originated
	For the Year Ended December 31,
	2013			2012			2011
	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium	# Loans	SBA Amount	Premium

UP	11	$7,285	$819	13	$8,993	$881	12	$8,620	$776
NLP	2	750	89	2	354	14	8	9,024	585
SEM	1	359	43	2	2,615	281	1	1,326	139
Total	14	$8,394	$951	17	$11,962	$1,176	21	$18,970	$1,500

Our total production for the last three years was $39 million loans sold, with $3.627 million in fees.  The Corporation does not sell all the loan guarantees from every credit, only those where acceptable market rates are paid above par that generates an acceptable internal rate of return. We are continuing to experience strong levels of premiums given our ability to effectively price and structure these transactions to garner maximum returns for both the sold portion of the loan, and what remains on our balance sheet.

Key Performance Metrics

The following table illustrates the improving and stable operating metrics in several key performance areas.

	2013	2012	2011

Net Interest Margin	4.17%	4.17%	4.06%
Efficiency Ratio	67.46%	67.95%	68.43%
Credit Quality (Texas Ratio)	5.59%	10.25%	18.56%

Capital

The Corporation and Bank’s capital levels are strong and exceed regulatory well capitalized levels as shown in the table below. The holding company remains a solid source of strength to support both bank and non-bank subsidiaries as needed. In 2013 to further augment shareholder value we redeemed all of our $11.0 million Series A Preferred Stock, initiated a conservative stock buyback program, and increased our quarterly common stock dividend from $.04 per share to $.05.

	Tier 1 Capital	Tier 1 Capital	Total Capital
	to Average	to Risk Weighted	to Risk Weighed
	Assets	Assets	Assets

Bank	10.01%	11.49%	12.44%
Consolidated	10.31%	11.83%	12.79%

LOOKING FORWARD:

In 2014, we will continue with the execution of our core banking plan to further enhance earnings while operating the company in a safe and sound manner. This basic initiative includes maintaining strong credit quality through discipline in pricing and structure in the management of our assets to maintain margins and limit interest rate risk. It also entails continued focus on building relationships and understanding the needs of our clients in order to provide best in class products and services to our valued customers.

Further shareholder value enhancement initiatives will include the exploration of expansion opportunities within our current markets through full bank or individual branch acquisitions that may complement our current footprint along with growing our new asset based lending and factoring subsidiary.  We have a stable management team and experienced personnel with additional bandwidth to support growth, while still maintaining a strong company culture which remains dedicated to serving the communities in which we live and work. We will be patient in evaluating and executing any external growth strategy while continuing with the day to day execution of organic franchise development with increased operational efficiencies.

In closing we would like to first say thank you to our employees whose strong work commitment to the organization, coupled with the time they volunteer in our communities, provide the impetus for our daily execution and successes. We also thank our loyal customers for their continued patronage and the opportunity to attend to their varying financial needs. Lastly, thank you to our shareholders, for your steadfast trust and confidence in our team and supporting the Corporation through the good, along with the more challenging times of our evolution. We sincerely value all of our constituencies, and look forward to serving all of you well in 2014.

Sincerely,

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO
Mackinac Financial Corporation	mBank

Five Year Overview

Regional Review – Upper Peninsula

BRANCH LOCATIONS

ESCANABA	NEWBERRY	MANISTIQUE - LAKESHORE
2224 N. Lincoln Road	414 Newberry Avenue	Located in Jack’s Supervalu
Escanaba, MI 49829	Newberry, MI 49868	Manistique, MI 49854
(906) 233-9443	(906) 293-5165	(906) 341-7190
Manager: April J. Stropich	Manager: Angie E. Buckingham	Manager: Kendra L. Lander

MANISTIQUE	SAULT STE. MARIE
130 South Cedar Street	138 Ridge Street
Manistique, MI 49854	Sault Ste. Marie, MI 49783
(906) 341-2413	(906) 635-3992
Manager: Kendra L. Lander	Manager: Lori A. McKerchie

MARQUETTE	STEPHENSON
300 North McClellan	S216 Menominee Street
Marquette, MI 49855	Stephenson, MI 49887
(906) 226-5000	(906) 753-2225
Manager: Teresa M. Same	Manager: Barbara A. Parrett

BALANCE SHEET HIGHLIGHTS

	At December 31, 2013		2013 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Escanaba	$14,571	$4,375	$14,407	$(759)
Manistique	91,119	49,169	33,038	8,179
Marquette	105,591	43,667	51,077	(299)
Newberry	16,343	35,264	5,094	1,051
Sault Ste. Marie	42,785	23,898	19,066	1,829
Stephenson	9,402	34,412	2,154	(1,108)

TOTAL UPPER PENINSULA	$279,811	$190,785	$124,836	$8,893

* Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Escanaba	$5,284	$101	$711	$84
Manistique	4,688	83	2,635	229
Marquette	23,121	422	3,217	436
Newberry	1,934	44	—	—
Sault Ste. Marie	1,272	27	722	70
Stephenson	1,302	27	—	—

TOTAL UPPER PENINSULA	$37,601	$704	$7,285	$819

Excluding the branch sales, which were predominantly transactional accounts, total deposits grew $75.6 million in the five year period.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $453.4 million.

Nonperforming assets in the Upper Peninsula totaled $3.184 million at the end of 2013, which included $1.884 million of OREO and $1.740 million of nonperforming loans.  Nonperforming loans as a percent of total loans was .62%.

Regional Review — Northern Lower Peninsula

BRANCH LOCATIONS

GAYLORD

1955 South Otsego Avenue

Gaylord, MI 49735

(989) 732-3750

Manager: Jessica M. Noeske

TRAVERSE CITY

3530 North Country Drive

Traverse City, MI 49684

(231) 929-5600

Manager:  Daniel P. Galbraith

KALEVA 14429 Wuoksi Avenue Kaleva, MI (231) 362-3223 Manager: Barb J. Miller

BALANCE SHEET HIGHLIGHTS

	At December 31, 2013		2013 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production*	Core Deposit Growth

Gaylord	$36,456	$60,001	$18,482	$(603)
Kaleva	437	16,210	100	968
Traverse City	59,299	63,234	29,422	(715)

TOTAL NORTHERN LOWER PENINSULA	$96,192	$139,445	$48,004	$(350)

* Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Gaylord	$11,047	$189	$—	$—
Kaleva	—	—	—	—
Traverse City	7,325	135	750	89

TOTAL NORTHERN LOWER PENINSULA	$18,372	$324	$750	$89

Total core deposit growth amounted to $100.2 million over the five year period, largely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $180.1 million.

Nonperforming assets in the Northern Lower Peninsula totaled $.274 million at the end of 2013, all nonperforming loans.  Nonperforming loans as a percent of total loans was .31%.

Regional Review — Southeast Michigan

BRANCH LOCATION BIRMINGHAM 260 East Brown Street, Suite 300 Birmingham, MI 48009 (248) 290-5900 Manager: Elena C. Dritsas

BALANCE SHEET HIGHLIGHTS

	At December 31, 2013		2013 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Birmingham	$107,829	$45,363	$18,078	$(5,446)

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Birmingham	$—	$—	$358	$43

Total core deposit growth amounted to $33.9 million over the five year period, largely in transactional accounts.

Core deposits are defined as demand deposits, interest bearing checking accounts, money markets, savings and CDs less than $100,000.

Total loan production over the five year period amounted to $109.4 million.

Nonperforming assets in Southeast Michigan totaled $10,000 at the end of 2013, all in nonperforming loans.  Nonperforming loans as a percent of total loans was negligible.

Selected Financial Highlights

(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
(Dollars in thousands, except per share data)	2013	2012
	(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$572,800	$545,980
Loans	483,832	449,177
Investment securities	44,388	43,799
Deposits	466,299	434,557
Borrowings	37,852	35,925
Common Shareholders’ Equity	65,249	61,448
Shareholders’ equity	65,249	72,448

Selected Statements of Income Data:
Net interest income	$21,399	$19,824
Income before taxes and preferred dividend	5,534	6,165
Net income	5,629	6,458
Income per common share - Basic	1.01	1.51
Income per common share - Diluted	1.00	1.46
Weighted average shares outstanding	5,558,313	4,285,043
Weighted average shares outstanding- Diluted	5,650,058	4,412,625

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.17%	4.17%
Efficiency ratio	67.46	67.95
Return on average assets	1.01	1.23
Return on average common equity	9.07	12.43
Return on average equity	8.26	10.26

Average total assets	$555,152	$526,740
Average common shareholders’ equity	62,082	51,978
Average total shareholders’ equity	68,172	62,939
Average loans to average deposits ratio	103.46%	99.45%

Common Share Data:
Market price per common share	$9.90	$7.09
Book value per common share	11.77	11.05
Dividends paid per share	.20	—
Common shares outstanding	5,541,390	5,559,859

Other Data at end of period:
Allowance for loan losses	$4,661	$5,218
Non-performing assets	$3,908	$7,899
Allowance for loan losses to total loans	.96%	1.16%
Non-performing assets to total assets	.68%	1.45%
Texas ratio	5.59%	10.25%

Number of:
Branch locations	11	11
FTE Employees	133	121

The above summary should be read in connection with the related consolidated financial statements and notes included elsewhere in this report.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Mackinac Financial Corp.

We have audited the accompanying consolidated balance sheet of Mackinac Financial Corp. (the Corporation) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mackinac Financial Corp. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

March 28, 2014

Auburn Hills, Michigan

Consolidated Balance Sheets

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

December 31, 2013 and 2012

(Dollars in Thousands)

	December 31,	December 31,
	2013	2012

ASSETS

Cash and due from banks	$18,216	$26,958
Federal funds sold	3	3
Cash and cash equivalents	18,219	26,961

Interest-bearing deposits in other financial institutions	10	10
Securities available for sale	44,388	43,799
Federal Home Loan Bank stock	3,060	3,060

Loans:
Commercial	359,368	342,841
Mortgage	110,663	95,413
Consumer	13,801	10,923
Total Loans	483,832	449,177
Allowance for loan losses	(4,661)	(5,218)
Net loans	479,171	443,959

Premises and equipment	10,210	10,633
Other real estate held for sale	1,884	3,212
Deferred Tax Asset	9,933	9,131
Other assets	5,925	5,215

TOTAL ASSETS	$572,800	$545,980

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$72,936	$67,652
NOW, money market, interest checking	149,123	155,465
Savings	13,039	13,829
CDs<$100,000	140,495	135,550
CDs>$100,000	23,159	24,355
Brokered	67,547	37,706
Total deposits	466,299	434,557

Borrowings	37,852	35,925
Other liabilities	3,400	3,050
Total liabilities	507,551	473,532

SHAREHOLDERS’ EQUITY:
Preferred stock - No par value:
Authorized 500,000 shares, Issued and outstanding - none and 11,000 shares	—	11,000
Common stock and additional paid in capital - No par value
Authorized - 18,000,000 shares
Issued and outstanding - 5,541,390 and 5,559,914, shares respectively	53,621	53,797
Retained earnings	11,412	6,727
Accumulated other comprehensive income	216	924

Total shareholders’ equity	65,249	72,448

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$572,800	$545,980

See accompanying notes to consolidated financial statements.

Consolidated Statements of Operations

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands, Except Per Share Data)

	For the Year Ended December 31,
	2013	2012	2011

INTEREST INCOME:
Interest and fees on loans:
Taxable	$24,295	$23,197	$21,627
Tax-exempt	105	116	147
Interest on securities:
Taxable	961	948	1,162
Tax-exempt	34	27	28
Other interest income	128	139	108
Total interest income	25,523	24,427	23,072

INTEREST EXPENSE:
Deposits	3,468	3,946	4,530
Borrowings	656	657	613
Total interest expense	4,124	4,603	5,143

Net interest income	21,399	19,824	17,929
Provision for loan losses	1,675	945	2,300
Net interest income after provision for loan losses	19,724	18,879	15,629

OTHER INCOME:
Deposit service fees	667	699	832
Income from loans sold on secondary market	1,028	1,390	700
SBA/USDA loan sale gains	951	1,176	1,500
Mortgage servicing income	790	417	400
Net security gains (losses)	73	—	(1)
Other	429	361	225
Total other income	3,938	4,043	3,656

OTHER EXPENSE:
Salaries and employee benefits	9,351	8,288	7,275
Occupancy	1,481	1,372	1,376
Furniture and equipment	1,102	885	827
Data processing	1,071	991	761
Professional service fees	1,069	1,196	756
Loan and deposit	617	877	1,137
Writedowns and losses on other real estate held for sale	265	489	1,137
FDIC insurance assessment	385	459	849
Telephone	303	233	215
Advertising	436	376	351
Other	2,048	1,591	1,285
Total other expenses	18,128	16,757	15,969

Income before income taxes	5,534	6,165	3,316
Provision for (benefit of) for income taxes	(403)	(922)	1,098

NET INCOME	5,937	7,087	2,218

Preferred dividend and accretion of discount	308	629	766

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,629	$6,458	$1,452

INCOME PER COMMON SHARE:
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41

See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	For the year ended
	December 31,
	2013	2012	2011

Net income	$5,937	$7,087	$2,218

Net change in net unrealized gains and losses on securities available for sale:
Unrealized gains (losses) arising during the period	(999)	907	(433)
Less: reclassification adjustment for gains included in net income	(73)	—	1
Net securities gain (loss) during the period	(1,072)	907	(432)
Tax effect	364	(308)	145
Other comprehensive income (loss)	(708)	599	(287)

Total comprehensive income	$5,229	$7,686	$1,931

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

					Accumulated
	Shares of	Preferred	Common Stock	Retained	Other
	Common	Stock	and Additional	Earnings	Comprehensive
	Stock	Series A	Paid in Capital	(Accumulated Deficit)	Income	Total

Balance, January 1, 2011	3,419,736	$10,706	$43,525	$(961)	$612	$53,882

Net income	—	—	—	2,218	—	2,218
Other comprehensive income (loss):
Net unrealized (loss) on securities available for sale	—	—	—	—	(287)	(287)
Total comprehensive income						1,931

Dividend on preferred stock	—	—	—	(551)	—	(551)
Accretion of preferred stock discount	—	215	—	(215)	—	—
Other	—	—	—	1	—	1

Balance, December 31, 2011	3,419,736	10,921	43,525	492	325	55,263

Net income				7,087		7,087
Other comprehensive income:
Net unrealized income on securities available for sale	—	—	—	—	599	599
Total comprehensive income						7,686
Stock compensation	—	—	66	—	—	66
Issuance of common stock	2,140,123	—	11,506	—	—	11,506
Divided on common stock	—	—	—	(223)	—	(223)
Purchase of common stock warrants	—	—	(1,300)	—	—	(1,300)
Dividend on preferred stock	—	—	—	(550)	—	(550)
Accretion of preferred stock discount	—	79	—	(79)	—	—

Balance, December 31, 2012	5,559,859	11,000	53,797	6,727	924	72,448

Net income				5,937		5,937
Other comprehensive income (loss):
Net unrealized loss on securities available for sale	—	—	—	—	(708)	(708)
Total comprehensive income						5,229
Stock compensation	—	—	333	—	—	333
Issuance of common stock	37,125	—	—	—	—	—
Repurchase of common stock	(55,594)		(509)	—	—	(509)
Dividend on common stock	—	—	—	(944)	—	(944)
Dividend on preferred stock	—	—	—	(308)	—	(308)
Redemption of Preferred Series A	—	(11,000)	—	—	—	(11,000)

Balance, December 31, 2013	5,541,390	$—	$53,621	$11,412	$216	$65,249

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	For the year ended December 31,
	2013	2012	2011
Cash Flows from Operating Activities:
Net income	$5,937	$7,087	$2,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,657	1,547	1,419
Provision for loan losses	1,675	945	2,300
Deferred income taxes, net	(403)	(922)	1,098
(Gain) loss on sales/calls of securities	(73)	—	1
(Gain) on sale of secondary market loans	(794)	(1,077)	(477)
Origination of loans held for sale in secondary market	(55,973)	(74,142)	(38,971)
Proceeds from sale of loans in the secondary market	56,767	75,219	39,448
Loss on sale of premises, equipment, and other real estate held for sale	304	31	282
Writedown of other real estate held for sale	231	496	855
Stock compensation	333	66	—
Change in other assets	(710)	(61)	(325)
Change in other liabilities	350	788	296
Net cash provided by operating activities	9,301	9,977	8,144

Cash Flows from Investing Activities:
Net increase in loans	(37,853)	(50,351)	(26,015)
Net decrease in interest-bearing deposits in other financial institutions	—	—	703
Purchase of securities available for sale	(15,709)	(15,209)	(21,260)
Proceeds from maturities, sales, calls or paydowns of securities available for sale	13,698	10,668	15,607
Capital expenditures	(1,497)	(2,098)	(1,034)
Proceeds from sale of premises, equipment, and other real estate	2,410	775	5,456
Redemption of FHLB stock	—	—	363
Net cash (used in) investing activities	(38,951)	(56,215)	(26,180)

Cash Flows from Financing Activities:
Net increase in deposits	31,742	29,768	18,010
Net activity on line of credit	2,000	—	—
Net proceeds from stock issuance	—	11,506	—
Repurchase of common stock	(509)	—	—
Dividend on common stock	(944)	(223)	—
Redemption of Series A Preferred Stock	(11,000)	—	—
Repurchase of common stock warrants	—	(1,300)	—
Dividend on preferred stock	(308)	(550)	(551)
Principal payments on borrowings	(73)	(72)	(72)
Net cash provided by financing activities	20,908	39,129	17,387

Net (decrease) in cash and cash equivalents	(8,742)	(7,109)	(649)
Cash and cash equivalents at beginning of period	26,961	34,070	34,719

Cash and cash equivalents at end of period	$18,219	$26,961	$34,070

Supplemental Cash Flow Information:
Cash paid during the year for:
Interest	$4,157	$4,172	$4,664
Income taxes	149	125	75

Noncash Investing and Financing Activities:
Transfers of Foreclosures from Loans to Other Real Estate Held for Sale (net of adjustments made through the allowance for loan losses)	932	1,352	4,194

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

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, mBank (the “Bank”), Mackinac Commercial Credit, LLC (“MCC”, formed in late 2013) and other minor subsidiaries, after elimination of intercompany transactions and accounts.

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

Stock Compensation Plans

On May 22, 2012, the Corporation’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units (“RSUs”), or stock appreciation rights.  The aggregate number of shares of the Corporation’s common stock issuable under the plan was set at 575,000, which included 392,152 option shares outstanding at that time.  Awards are made at the discretion of the Board of Directors.  Compensation cost equal to the fair value of the award is recognized over the vesting period.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) is composed of unrealized gains and losses on securities available for sale, net of tax, during the period.  Accumulated other comprehensive income, a component of equity, consists solely of net unrealized gains and losses on securities, net of tax.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings per Common Share

Diluted earnings per share, which reflects the potential dilution that could occur if outstanding stock options and warrants were exercised and stock awards were fully vested and resulted in the issuance of common stock that then shared in our earnings, is computed by dividing net income by the weighted average number of common shares outstanding and common stock equivalents, after giving effect for dilutive shares issued.

The following shows the computation of basic and diluted earnings per share for the year ended December 31, 2013, 2012 and 2011 (dollars in thousands, except per share data):

	Year Ended December 31,
	2013	2012	2011

Net income	$5,937	$7,087	$2,218
Preferred stock dividends and accretion of discount	308	629	766
Net income available to common shareholders	$5,629	$6,458	$1,452

Weighted average shares outstanding	5,558,313	4,285,043	3,419,736
Effect of dilutive stock options, vesting of restricted stock units, and common stock warrants outstanding	91,745	—	80,468
Diluted weighted average shares outstanding	5,650,058	4,285,043	3,500,204
Income per common share:
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41

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

Recent Developments

In January 2014, the FASB issued ASU No. 2014-04, Receivables — Troubled Debt Restructurings by Creditors (Subtopic 310-40) Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force).  The amendments in the ASU clarify when an in-substance repossession or foreclosure occurs — that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized.  The new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal titled to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement.  The ASU is effective for the Corporation beginning January 1, 2015.  The provisions of this guidance are not expected to have a significant impact on the consolidated financial condition, results of operation or the liquidity of the Corporation.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the Emerging Issues Task Force).  ASU 2013-11 requires that an unrecognized tax benefit be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward except as follows:  To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.  The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.  The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013.  Early adoption is permitted.  The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date.  Retrospective application is permitted.  The provisions of this guidance are not expected to have a significant impact on the consolidated financial condition, results of operation or the liquidity of the Corporation.

In February 2013, the Financial Accounting Standards Board issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”), to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU 2013-02 requires that an entity report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (“GAAP”) to be reclassified in its entirety to net income.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about these amounts. ASU 2013-02 is effective prospectively for reporting periods beginning after December 15, 2012. The Corporation adopted ASU 2013-02 as of January 1, 2013.

Reclassifications

Certain amounts in the 2012 and 2011 consolidated financial statements have been reclassified to conform to the 2013 presentation.

NOTE 2 — RESTRICTIONS ON CASH AND CASH EQUIVALENTS

Cash and cash equivalents in the amount of $6.345 million were restricted on December 31, 2013 to meet the reserve requirements of the Federal Reserve System.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3 — SECURITIES AVAILABLE FOR SALE

The carrying value and estimated fair value of securities available for sale are as follows (dollars in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2013

Corporate	$15,862	$218	$(1)	$16,079
US Agencies	15,227	—	(372)	14,855
US Agencies - MBS	7,078	281	—	7,359
Obligations of states and political subdivisions	5,893	202	—	6,095

Total securities available for sale	$44,060	$701	$(373)	$44,388

December 31, 2012

Corporate	$18,763	$237	$(23)	$18,977
US Agencies	10,267	137	—	10,404
US Agencies - MBS	7,962	412	—	8,374
Obligations of states and political subdivisions	5,407	637	—	6,044

Total securities available for sale	$42,399	$1,423	$(23)	$43,799

At December 31, 2013 and 2012, the mortgage backed securities portfolio was $7.359 million (16.58%) and $8.374 million (19.12%), respectively, of the securities portfolio. At December 31, 2013, the entire mortgage backed securities portfolio consisted of securities issued and guaranteed by either the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC), United States government-sponsored agencies.

Following is information pertaining to securities with gross unrealized losses at December 31, 2013 and 2012 aggregated by investment category and length of time these individual securities have been in a loss position (dollars in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	Losses	Value	Losses	Value
December 31, 2013

Corporate	$(1)	$1,390	$—	$—
US Agencies	(372)	14,855	—	—
US Agencies - MBS	—	—	—	—
Obligations of states and political subdivisions	—	—	—	—

Total securities available for sale	$(373)	$16,245	$—	$—

December 31, 2012

US Agencies - MBS	$—	$—	—	—
Corporate	(23)	5,566	—	—
Obligations of states and political subdivisions	—	—	—	—

Total securities available for sale	$(23)	$5,566	$—	$—

There were six securities in an unrealized loss position in 2013 and three in 2012.  The gross unrealized losses in the current portfolio are considered temporary in nature and related to interest rate fluctuations.  The Corporation has both the ability and intent to hold the investment securities until their respective maturities and therefore does not anticipate the realization of the temporary losses.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3 — SECURITIES AVAILABLE FOR SALE (CONTINUED)

Following is a summary of the proceeds from sales and calls of securities available for sale, as well as gross gains and losses for the years ended December 31 (dollars in thousands):

	2013	2012	2011

Proceeds from sales and calls	$10,156	$2,601	$76
Gross gains on sales	73	—	—
Gross (losses) on sales and calls	—	—	(1)

The carrying value and estimated fair value of securities available for sale at December 31, 2013, by contractual maturity, are shown below (dollars in thousands):

	Amortized	Estimated
	Cost	Fair Value

Due in one year or less	$3,140	$3,166
Due after one year through five years	21,433	21,535
Due after five years through ten years	9,893	9,771
Due after ten years	2,516	2,557
Subtotal	36,982	37,029
US Agencies - MBS	7,078	7,359

Total	$44,060	$44,388

Contractual maturities may differ from expected maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.  See Note 9 for information on securities pledged to secure borrowings from the Federal Home Loan Bank.

NOTE 4 - LOANS

The composition of loans at December 31 is as follows (dollars in thousands):

	2013	2012

Commercial real estate	$268,809	$244,966
Commercial, financial, and agricultural	79,655	80,646
One to four family residential real estate	103,768	87,948
Commercial construction	10,904	17,229
Consumer	13,801	10,923
Consumer construction	6,895	7,465

Total loans	$483,832	$449,177

An analysis of the allowance for loan losses for the years ended December 31 is as follows (dollars in thousands):

	2013	2012	2011

Balance, January 1	$5,218	$5,251	$6,613
Recoveries on loans previously charged off	200	278	138
Loans charged off	(2,432)	(1,256)	(3,800)
Provision	1,675	945	2,300

Balance, December 31	$4,661	$5,218	$5,251

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

In 2013, net charge off activity was $2.232 million, or .48% of average loans outstanding compared to net charge-offs of $.978 million, or .23% of average loans, in the same period in 2012 and $3.662 million, or .94% of average loans, in 2011.  During 2013, a provision of $1.675 million was made to increase the allowance.  This provision was made in accordance with the Corporation’s allowance for loan loss reserve policy, which calls for a measurement of the adequacy of the reserve at each quarter end.  This process includes an analysis of the loan portfolio to take into account increases in loans outstanding and portfolio composition, historical loss rates, and specific reserve requirements of nonperforming loans.

A breakdown of the allowance for loan losses and recorded balances in loans at December 31, 2013 is as follows (dollars in thousands):

		Commercial,		One to four
	Commercial	financial and	Commercial	family residential	Consumer
	real estate	agricultural	construction	real estate	construction	Consumer	Unallocated	Total
Allowance for loan loss reserve:
Beginning balance ALLR	$3,267	$692	$125	$980	$—	$—	$154	$5,218
Charge-offs	(1,539)	(632)	—	(141)	—	(120)	—	(2,432)
Recoveries	92	56	2	26	2	22	—	200
Provision	29	1,262	(47)	(349)	23	246	511	1,675
Ending balance ALLR	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Loans:
Ending balance	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832
Ending balance ALLR	(1,849)	(1,378)	(80)	(516)	(25)	(148)	(665)	(4,661)
Net loans	$266,960	$78,277	$10,824	$103,252	$6,870	$13,653	$(665)	$479,171

Ending balance ALLR:
Individually evaluated	$99	$891	$—	$103	$—	$18	$—	$1,111
Collectively evaluated	1,750	487	80	413	25	130	665	3,550
Total	$1,849	$1,378	$80	$516	$25	$148	$665	$4,661

Ending balance Loans:
Individually evaluated	$649	$1,830	$—	$385	$—	$42	$—	$2,906
Collectively evaluated	268,160	77,825	10,904	103,383	6,895	13,759	—	480,926
Total	$268,809	$79,655	$10,904	$103,768	$6,895	$13,801	$—	$483,832

Impaired loans, by definition, are individually evaluated.

A breakdown of the allowance for loan losses, the activity for the period, and recorded balances in loans for the year ended December 31, 2012 is as follows (dollars in thousands):

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

Strong (1)

Borrower is not vulnerable to sudden economic or technological changes.  They have “strong” balance sheets and are within an industry that is very typical for our markets or type of lending culture.  Borrowers also have “strong” financial and cash flow performance and excellent collateral (low loan to value or readily available to liquidate collateral) in conjunction with an impeccable repayment history.

Good (2)

Borrower shows limited vulnerability to sudden economic change.  These borrowers have “above average” financial and cash flow performance and a very good repayment history.  The balance sheet of the company is also very good as compared to peer and the company is in an industry that is familiar to our markets or our type of lending.  The collateral securing the deal is also very good in terms of its type, loan to value, etc.

Average (3)

Borrower is typically a well-seasoned business, however may be susceptible to unfavorable changes in the economy, and could be somewhat affected by seasonal factors.  The borrowers within this category exhibit financial and cash flow performance that appear “average” to “slightly above average” when compared to peer standards and they show an adequate payment history.  Collateral securing this type of credit is good, exhibiting above average loan to values, etc.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

Acceptable (4)

A borrower within this category exhibits financial and cash flow performance that appear adequate and satisfactory when compared to peer standards and they show a satisfactory payment history.  The collateral securing the request is within supervisory limits and overall is acceptable.  Borrowers rated acceptable could also be newer businesses that are typically susceptible to unfavorable changes in the economy, and more than likely could be affected by seasonal factors.

Special Mention (5)

The borrower may have potential weaknesses that deserve management’s close attention.  If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.  Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.  Examples of this type of credit include a start-up company fully based on projections, a documentation issue that needs to be corrected or a general market condition that the borrower is working through to get corrected.

Substandard (6)

Substandard loans are classified assets exhibiting a number of well-defined weaknesses that jeopardize normal repayment.  The assets are no longer adequately protected due to declining net worth, lack of earning capacity, or insufficient collateral offering the distinct possibility of the loss of a portion of the loan principal.  Loans classified as substandard clearly represent troubled and deteriorating credit situations requiring constant supervision.

Doubtful (7)

Loans in this category exhibit the same, if not more pronounced weaknesses used to describe the substandard credit.  Loans are frozen with collection improbable.  Such loans are not yet rated as Charge-off because certain actions may yet occur which would salvage the loan.

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

Using a historical average loss by loan type as a base, each loan graded as higher risk is assigned a specific percentage.  Within the commercial loan portfolio, the historical loss rates are used for specific industries such as hospitality, gaming, petroleum, and forestry.  The residential real estate and consumer loan portfolios are assigned a loss percentage as a homogenous group.  If, however, on an individual loan the projected loss based on collateral value and payment histories are in excess of the computed allowance, the allocation is increased for the higher anticipated loss.  These computations provide the basis for the allowance for loan losses as recorded by the Corporation.  In 2013 and 2012, commercial construction loans of $2.951 million and $3.468 million, respectively, did not receive a specific risk rating.  These amounts represent loans made for land development and unimproved land purchases.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

Below is a breakdown of loans by risk category as of December 31, 2013 (dollars in thousands):

				(4)
	(1)	(2)	(3)	Acceptable/	(5)	(6)	(7)	Rating
	Strong	Good	Average	Acceptable Watch	Sp. Mention	Substandard	Doubtful	Unassigned	Total

Commercial real estate	$1,502	$23,310	$116,702	$125,010	$—	$2,285	$—	$—	$268,809
Commercial, financial and agricultural	3,741	4,348	27,455	39,070	—	5,041	—	—	79,655
Commercial construction	30	479	2,702	4,340	—	402	—	2,951	10,904
One-to-four family residential real estate	251	3,074	1,275	4,482	—	710	—	93,976	103,768
Consumer construction	—	—	—	—	—	—	—	6,895	6,895
Consumer	10	—	37	43	—	30	—	13,681	13,801

Total loans	$5,534	$31,211	$148,171	$172,945	$—	$8,468	$—	$117,503	$483,832

Below is a breakdown of loans by risk category as of December 31, 2012 (dollars in thousands)

				(4)
	(1)	(2)	(3)	Acceptable/	(5)	(6)	(7)	Rating
	Strong	Good	Average	Acceptable Watch	Sp. Mention	Substandard	Doubtful	Unassigned	Total

Commercial real estate	$4,807	$20,491	$84,164	$113,379	$16,754	$5,189	$182	$—	$244,966
Commercial, financial and agricultural	5,026	3,936	23,821	41,785	4,296	1,782	—	—	80,646
Commercial construction	—	1,038	5,103	5,784	759	1,077	—	3,468	17,229
One-to-four family residential real estate	—	1,969	3,635	4,791	—	646	—	76,907	87,948
Consumer construction	—	—	—	—	—	—	—	7,465	7,465
Consumer	—	359	71	257	—	6	—	10,230	10,923

Total loans	$9,833	$27,793	$116,794	$165,996	$21,809	$8,700	$182	$98,070	$449,177

Impaired Loans

Nonperforming loans are those which are contractually past due 90 days or more as to interest or principal payments, on nonaccrual status, or loans, the terms of which have been renegotiated to provide a reduction or deferral on interest or principal.  There was no interest income recorded during impairment, and that which would have been recognized was $.228 million for the year ended December 31, 2013.  For the year ended December 31, 2012, the amounts of interest recorded during impairment was $.054 million and that which would have been recognized was $.313 million.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

The following is a summary of impaired loans and their effect on interest income (dollars in thousands):

					Interest Income	Interest Income
	Nonaccrual	Accrual	Average	Related	Recognized	on
	Basis	Basis	Investment	Valuation Reserve	During Impairment	Accrual Basis
December 31, 2013

With no valuation reserve:
Commercial real estate	$513	$—	$3,045	$—	$—	$153
Commercial, financial and agricultural	59	—	505	—	—	13
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	361	—	625	—	—	16
Consumer construction	—	—	—	—	—	—
Consumer	—	—	2	—	—	—

With a valuation reserve:
Commercial real estate	$59	$—	$71	$14	$—	$5
Commercial, financial and agricultural	752	—	834	265	—	18
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	250	—	261	78	—	20
Consumer construction	—	—	—	—	—	—
Consumer	30	—	30	13	—	—

Total:
Commercial real estate	$572	$—	$3,116	$14	$—	$158
Commercial, financial and agricultural	811	—	1,339	265	—	31
Commercial construction	—	—	626	—	—	3
One to four family residential real estate	611	—	886	78	—	36
Consumer construction	—	—	—	—	—	—
Consumer	30	—	32	13	—	—
Total	$2,024	$—	$5,999	$370	$—	$228

December 31, 2012

With no valuation reserve:
Commercial real estate	$132	$—	$1,550	$—	$—	$37
Commercial, financial and agricultural	—	—	1,063	—	—	19
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	230	—	1,074	—	—	41
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—

With a valuation reserve:
Commercial real estate	$2,939	$—	$3,173	$1,315	$54	$177
Commercial, financial and agricultural	436	—	504	109	—	17
Commercial construction	—	—	—	—	—	—
One to four family residential real estate	275	—	281	95	—	6
Consumer construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total:
Commercial real estate	$3,071	$—	$4,723	$1,315	$54	$214
Commercial, financial and agricultural	436	—	1,567	109	—	36
Commercial construction	675	—	675	—	—	15
One to four family residential real estate	505	—	1,355	95	—	47
Consumer construction	—	—	16	—	—	1
Consumer	—	—	3	—	—	—
Total	$4,687	$—	$8,339	$1,519	$54	$313

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A summary of past due loans at December 31, is as follows (dollars in thousands):

	2013			2012
	30-89 days	90+ days		30-89 days	90+ days
	Past Due	Past Due/		Past Due	Past Due/
	(accruing)	Nonaccrual	Total	(accruing)	Nonaccrual	Total

Commercial real estate	$—	$572	$572	$575	$3,071	$3,646
Commercial, financial and agricultural	4	811	815	71	436	507
Commercial construction	20	—	20	—	675	675
One to four family residential real estate	201	611	812	291	505	796
Consumer construction	—	—	—	—	—	—
Consumer	14	30	44	14	—	14

Total past due loans	$239	$2,024	$2,263	$951	$4,687	$5,638

A roll-forward of nonaccrual activity during the year ended December 31, 2013 (dollars in thousands):

		Commercial,		One to four
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Consumer	Total

NONACCRUAL

Beginning balance	$3,071	$436	$675	$505	$—	$—	$4,687

Principal payments	(1,478)	(319)	(100)	(88)	—	(2)	(1,987)
Charge-offs	(1,304)	(616)	—	(141)	—	(4)	(2,065)
Advances	—	—	—	—	—	—	—
Transfers to OREO	(208)	(37)	(580)	(107)	—	—	(932)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	443	1,346	—	434	—	36	2,259
Other	48	1	5	8	—	—	62

Ending balance	$572	$811	$—	$611	$—	$30	$2,024

A roll-forward of nonaccrual activity during the year ended December 31, 2012 (dollars in thousands):

		Commercial,		One to four
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Consumer	Total

NONACCRUAL

Beginning balance	$2,362	$1,111	$—	$1,997	$20	$—	$5,490

Principal payments	(1,569)	(1,385)	—	(1,068)	—	—	(4,022)
Charge-offs	(463)	—	—	(387)	(5)	(3)	(858)
Advances	—	—	—	—	—	—	—
Class transfers	—	—	—	—	—	—	—
Transfers to OREO	(675)	—	—	(662)	(15)	—	(1,352)
Transfers to accruing	—	—	—	—	—	—	—
Transfers from accruing	3,377	716	675	617	—	3	5,388
Other	39	(6)	—	8	—	—	41

Ending balance	$3,071	$436	$675	$505	$—	$—	$4,687

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

A summary of troubled debt restructurings that occurred during the years ended December 31 is as follows (dollars in thousands):

	2013		2012
	Number of	Recorded	Number of	Recorded
	Modifications	Investment	Modifications	Investment

Commercial real estate	—	$—	3	$4,614
Commercial, financial and agricultural	1	528	1	1,221
Commercial construction	—	—	3	860
One to four family residential real estate	—	—	1	102
Consumer construction	—	—	—	—
Consumer	—	—	—	—

Total troubled debt restructurings	1	$528	8	$6,797

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A roll-forward of troubled debt restructuring during the year ended December 31, 2013 (dollars in thousands):

		Commercial,		One to four	Consumer and
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Total

ACCRUING

Beginning balance	$3,611	$1,221	$858	$102	$—	$5,792

Principal payments	(91)	(460)		(3)	—	(554)
Charge-offs	—	—		—	—	—
Advances	—	—		—	—	—
New restructured	—	953		—	—	953
Transferred out of TDR	—	—		—	—	—
Transfers to nonaccrual	—	(528)		—	—	(528)

Ending Balance	$3,520	$1,186	$858	$99	$—	$5,663

NONACCRUAL

Beginning balance	$2,162	$—	$—	$102	$—	$2,264
			—
Principal payments	(1,376)	(5)	—	(15)	—	(1,396)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	528	—	4	—	539
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$—	$523	$—	$91	$—	$614

TOTALS

Beginning balance	$5,773	$1,221	$858	$204	$—	$8,056

Principal payments	(1,467)	(465)	—	(18)	—	(1,950)
Charge-offs	(793)	—	—	—	—	(793)
Advances	—	—	—	—	—	—
New restructured	7	1,481	—	4	—	1,492
Transfers out of TDRs	—	—	—	—	—	—
Tansfers to nonaccrual	—	(528)	—	—	—	(528)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	—	—	—	—	—	—

Ending Balance	$3,520	$1,709	$858	$190	$—	$6,277

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4 — LOANS (CONTINUED)

A roll-forward of troubled debt restructuring during the year ended December 31, 2012 (dollars in thousands):

		Commercial,		One to four	Consumer and
	Commercial	Financial and	Commercial	family residential	Consumer
	Real Estate	Agricultural	Construction	real estate	Construction	Total

ACCRUING

Beginning balance	$2,400	$—	$—	$103	$—	$2,503

Principal payments	(84)	—	(2)	(1)	—	(87)
Charge-offs	—	—	—	—	—	—
Advances	—	—	—	—	—	—
New restructured	3,695	1,221	860	—	—	5,776
Transferred out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	(2,400)	—	—	—	—	(2,400)

Ending Balance	$3,611	$1,221	$858	$102	$—	$5,792

NONACCRUAL

Beginning balance	$—	$—	$—	$—	$—	$—

Principal payments	(432)	—	—	—	—	(432)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	919	—	—	102	—	1,021
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$2,162	$—	$—	$102	$—	$2,264

TOTALS

Beginning balance	$2,400	$—	$—	$103	$—	$2,503

Principal payments	(516)	—	(2)	(1)	—	(519)
Charge-offs	(772)	—	—	—	—	(772)
Advances	47	—	—	—	—	47
New restructured	4,614	1,221	860	102	—	6,797
Transfers out of TDRs	—	—	—	—	—	—
Transfers to nonaccrual	(2,400)	—	—	—	—	(2,400)
Transfers to foreclosed properties	—	—	—	—	—	—
Transfers from accruing	2,400	—	—	—	—	2,400

Ending Balance	$5,773	$1,221	$858	$204	$—	$8,056

Insider Loans

The Bank, in the ordinary course of business, grants loans to the Corporation’s executive officers and directors, including their families and firms in which they are principal owners. Activity in such loans is summarized below (dollars in thousands):

	2013	2012

Loans outstanding, January 1	$11,297	$8,827
New loans	496	3,911
Net activity on revolving lines of credit	(266)	233
Repayment	(2,484)	(1,674)

Loans outstanding, December 31	$9,043	$11,297

There were no loans to related-parties classified substandard as of December 31, 2013 and 2012.  In addition to the outstanding balances above, there were unfunded commitments of $5,000 to related parties at December 31, 2013.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5 — PREMISES AND EQUIPMENT

Details of premises and equipment at December 31 are as follows (dollars in thousands):

	2013	2012

Land	$1,781	$2,062
Buildings and improvements	12,911	13,151
Furniture, fixtures, and equipment	6,833	5,916
Construction in progress	145	19
Total cost basis	21,670	21,148
Less - accumulated depreciation	11,460	10,515

Net book value	$10,210	$10,633

Depreciation of premises and equipment charged to operating expenses amounted to $1.231million in 2013, $1.092 million in 2012, and $1.067 million in 2011.

NOTE 6 — OTHER REAL ESTATE HELD FOR SALE

An analysis of other real estate held for sale for the years ended December 31 is as follows (dollars in thousands):

	2013	2012

Balance, January 1	$3,212	$3,162
Other real estate transferred from loans due to foreclosure	932	1,352
Other real estate sold	(1,996)	(775)
Writedowns of other real estate held for sale	(231)	(496)
Loss on other real estate held for sale	(33)	(31)

Balance, December 31	$1,884	$3,212

NOTE 7 — DEPOSITS

The distribution of deposits at December 31 is as follows (dollars in thousands):

	2013	2012

Noninterest bearing	$72,936	$67,652
NOW, money market, checking	149,123	155,465
Savings	13,039	13,829
CDs <$100,000	140,495	135,550
CDs >$100,000	23,159	24,355
Brokered	67,547	37,706

Total deposits	$466,299	$434,557

Maturities of non-brokered time deposits outstanding at December 31, 2013 are as follows (dollars in thousands):

2014	$87,574
2015	38,887
2016	32,558
2017	4,077
2018	397
Thereafter	161

Total	$163,654

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 8 — SERVICING RIGHTS

Mortgage Loans

Mortgage servicing rights (“MSRs”) are recorded when loans are sold in the secondary market with servicing retained.  As of December 31, 2013, the Corporation had obligations to service $133 million of residential first mortgage loans.  The valuation is based upon the net present value of the projected revenues over the expected life of the loans being serviced, as reduced by estimated internal costs to service these loans.  The fair value of the capitalized servicing rights approximates the carrying value.  The key economic assumptions used in determining the fair value of the mortgage servicing rights include an annual constant prepayment speed of 10.13% and a discount rate of 8.16% for December 31, 2013.

The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances (dollars in thousands):

	December 31,	December 31,
	2013	2012

Balance at beginning of period	$638	$400
Additions from loans sold with servicing retained	675	344
Amortization	(184)	(106)

Book value of MSRs at end of period	$1,129	$638

Commercial Loans

The Corporation also retains the servicing on commercial loans that have been sold.  These loans were originated and underwritten under the SBA and USDA government guarantee programs, in which the guaranteed portion of the loan was sold to a third party with servicing retained.  The balance of these sold loans with servicing retained at December 31, 2013 and December 31, 2012 was approximately $59 million and $62 million.  The Corporation valued these servicing rights at $.200 million as of December 31, 2013 and $.050 million at December 31, 2012.  This valuation was established in consideration of the discounted cash flow of expected servicing income over the life of the loans.

NOTE 9 — BORROWINGS

Borrowings consist of the following at December 31 (dollars in thousands):

	2013	2012

Federal Home Loan Bank fixed rate advances at December 31, 2013 with a weighted average rate of 1.82% maturing in 2014, 2016 and 2018	$35,000	$35,000
Line of Credit	2,000	—
USDA Rural Development, fixed-rate note payable, maturing August 24, 2024 interest payable at 1%	852	925

	$37,852	$35,925

The Federal Home Loan Bank borrowings are collateralized at December 31, 2013 by the following:  a collateral agreement on the Corporation’s one to four family residential real estate loans with a book value of approximately $43.454 million; mortgage related and municipal securities with an amortized cost and estimated fair value of $4.610 million and $4.755       million, respectively; and Federal Home Loan Bank stock owned by the Bank totaling $3.060 million.  Prepayment of the advances is subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank of Indianapolis in effect as of December 31, 2013.

The USDA Rural Development borrowing is collateralized by loans totaling $.128million originated and held by the Corporation’s wholly owned subsidiary, First Rural Relending and an assignment of a demand deposit account in the amount of $.790 million, and guaranteed by the Corporation.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 9 — BORROWINGS (CONTINUED)

The line of credit (“LOC”) was established with a correspondent bank and bears interest at 90-day LIBOR plus 2.75%, with a floor rate of 4.00%.  The LOC has an initial term of two years, with all outstanding balances on the LOC converted to a term note on the one-year anniversary date, March 22, 2014.

Maturities and principal payments of borrowings outstanding at December 31, 2013 are as follows (dollars in thousands):

2014	$12,074
2015	74
2016	15,075
2017	76
2018	10,077
Thereafter	476

Total	$37,852

NOTE 10 — INCOME TAXES

The components of the federal income tax provision (credit) for the years ended December 31 are as follows (dollars in thousands):

	2013	2012	2011

Current tax expense (benefit)	$—	$—	$314
Change in valuation allowance	(2,250)	(3,000)	—
Deferred tax expense (benefit)	1,847	2,078	784

Provision for (benefit of) income taxes	$(403)	$(922)	$1,098

A summary of the source of differences between income taxes at the federal statutory rate and the provision (credit) for income taxes for the years ended December 31 is as follows (dollars in thousands):

	2013	2012	2011

Tax expense at statutory rate	$1,882	$2,096	$1,127
Increase (decrease) in taxes resulting from:
Tax-exempt interest	(47)	(49)	(59)
Change in valuation allowance	(2,250)	(3,000)	—
Other	12	31	30

Provision for (benefit of) income taxes, as reported	$(403)	$(922)	$1,098

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 10 — INCOME TAXES (CONTINUED)

Deferred income taxes are provided for the temporary differences between the financial reporting and tax bases of the Corporation’s assets and liabilities. The major components of net deferred tax assets at December 31 are as follows (dollars in thousands):

	2013	2012
Deferred tax assets:
NOL carryforward	$6,737	$7,149
Allowance for loan losses	1,585	1,774
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	138	1,025
Tax credit carryovers	672	672
Deferred compensation	152	185
Stock compensation	267	265
Depreciation	157	174
Intangible assets	33	60
Other	155	170

Total deferred tax assets	11,359	12,937

Valuation allowance	$(760)	$(3,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(111)	(476)
Mortgage servicing rights	(452)	(217)
Total deferred tax liabilities	(666)	(796)

Net deferred tax asset	$9,933	$9,131

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized.  The Corporation, as of December 31, 2013 had a net operating loss and tax credit carryforwards for tax purposes of approximately $19.815 million, and $2.135 million, respectively.  The Corporation will evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration and recognizes the additional benefits as an adjustment to the valuation allowance.  The net operating loss carryforwards expire twenty years from the date they originated.  These carryforwards, if not utilized, will begin to expire in the year 2023.  A portion of the NOL, approximately $12.8 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code.  The annual limitation is $1.404 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million.  These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

The Corporation recognized a deferred tax benefit of approximately $.403 million for the year ended December 31, 2013 and a deferred tax benefit of $.922 million for the year ended December 31, 2012.  The valuation allowance at December 31, 2013 was approximately $.760 million.  The Corporation has reduced the valuation allowance as it was determined that it was “more likely than not” that these benefits would be realized.  In December 2013, the Corporation reduced the valuation by $2.250 million and in June 2012 a reduction of $3.0 million was recorded.  The Corporation made these determinations after a thorough review of projected earnings and the composition and sustainability of those earnings over the projected tax carryover period.  This analysis substantiated the ability to utilize these deferred tax assets.  The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards.  Since a portion of these tax credits may expire before that occurs, a valuation allowance for these has been established.  The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 11 — OPERATING LEASES

The Corporation currently maintains four operating leases for office locations.  The first operating lease, for our location in Birmingham, was originated in September 2005 and had an original term of 66 months with an option to renew for an additional five year period.  The original term of this was extended during 2011 for an additional three year term.

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

The fourth operating lease was initiated in December 2013 as the Corporation consolidated its banking offices in Marquette.  The original term of this lease is 15 years with options for two consecutive renewal terms of four years each.

Future minimum payments for base rent, by year and in the aggregate, under the initial terms of the operating lease agreements, consist of the following (dollars in thousands):

2014	$515
2015	447
2016	426
2017	435
2018	444
After	4,954
Total	$7,221

Rent expense for all operating leases amounted to $280,000 in 2013, $269,000 in 2012, and $260,000 in 2011.

NOTE 12 — RETIREMENT PLAN

The Corporation has established a 401(k) profit sharing plan.  Employees who have completed three months of service and attained the age of 18 are eligible to participate in the plan.  Eligible employees can elect to have a portion, not to exceed 80%, of their annual compensation paid into the plan.  In addition, the Corporation may make discretionary contributions into the plan.  Retirement plan contributions charged to operations totaled $198,000, $161,000, and $125,000 in 2013, 2012, and 2011, respectively.

NOTE 13 — DEFERRED COMPENSATION PLAN

Prior to the recapitalization in 2004, as an incentive to retain key members of management and directors, the Corporation established a deferred compensation plan, with benefits based on the number of years the individuals have served the Corporation.  This plan was discontinued and no longer applies to current officers and directors.  A liability was recorded on a present value basis and discounted using the rates in effect at the time the deferred compensation agreement was entered into.  The liability may change depending upon changes in long-term interest rates.  The liability at December 31, 2013 and 2012, for vested benefits under this plan, was $.447 million and $.545 million, respectively.  These benefits were originally contracted to be paid over a ten to fifteen-year period.  The final payment is scheduled to occur in 2023.  The deferred compensation plan is unfunded; however, the Bank maintains life insurance policies on the majority of the plan participants.  The cash surrender value of the policies was $1.506 million and $1.545 million at December 31, 2013 and 2012, respectively.  Deferred compensation expense for the plan was $25,000, $30,000, and $35,000 for 2013, 2012, and 2011, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets.  Management has determined that, as of December 31, 2013, the Corporation is well capitalized.

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

The Corporation’s and the Bank’s actual capital and ratios compared to generally applicable regulatory requirements as of December 31 are as follows (dollars in thousands):

							To Be Well
							Capitalized Under
				For Capital			Prompt Corrective
	Actual			Adequacy Purposes			Action Provisions
	Amount	Ratio		Amount	Ratio		Amount	Ratio
2013

Total capital to risk weighted assets:
Consolidated	$62,581	12.8%	>	$39,153	> 8.0%		N/A	N/A
mBank	$60,537	12.4%	>	$38,944	> 8.0%	>	$48,680	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$57,920	11.8%	>	$19,576	> 4.0%		N/A	N/A
mBank	$55,947	11.5%	>	$19,472	> 4.0%	>	$29,208	6.0%

Tier 1 capital to average assets:
Consolidated	$57,920	10.3%	>	$22,469	> 4.0%		N/A	N/A
mBank	$55,947	10.0%	>	$22,352	> 4.0%	>	$27,940	5.0%

2012

Total capital to risk weighted assets:
Consolidated	$69,573	14.9%	>	$37,283	> 8.0%		N/A	N/A
mBank	$56,879	12.2%	>	$37,262	> 8.0%	>	$46,577	10.0%

Tier 1 capital to risk weighted assets:
Consolidated	$64,355	13.8%	>	$18,642	> 4.0%		N/A	N/A
mBank	$51,701	11.1%	>	$18,631	> 4.0%	>	$27,946	6.0%

Tier 1 capital to average assets:
Consolidated	$64,355	12.0%	>	$21,486	> 4.0%		N/A	N/A
mBank	$51,701	9.6%	>	$21,481	> 4.0%	>	$26,851	5.0%

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15 — STOCK COMPENSATION PLANS

On May 22, 2012, the Company’s shareholders approved the Mackinac Financial Corporation 2012 Incentive Compensation Plan, under which current and prospective employees, non-employee directors and consultants may be awarded incentive stock options, non-statutory stock options, shares of restricted stock units (“RSUs”), or stock appreciation rights.  The aggregate number of shares of the Company’s common stock issuable under the plan is 575,000, which included 392,152 option shares outstanding at that time.

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

The Corporation, in August 2012, granted 148,500 Restricted Stock Units (“RSU’s”) to members of the Board of Directors and Management.  These RSU’s were granted at a market value of $7.91 and will vest equally over a four year term.  In exchange for the grant of RSU’s various previously issued stock option awards were surrendered.  The RSUs were awarded at no cost to the employee and vest ratably over a four-year period.  Compensation cost to be recognized over the four —year vesting period, is $.776 million.  On August 31, 2013, the Corporation issued 37,125 shares of its common stock for vested RSUs.  As of December 31, 2013, RSUs totaling 111,375 were unvested and unrecognized compensation expense, net of income tax, was $.512 million.

A summary of stock option transactions for the years ended December 31 is as follows:

	2013	2012
Outstanding shares at beginning of year	242,152	392,152
Granted during the year	—	—
Exercised during the year	—	—
Expired / forfeited during the year	(5,000)	—
Surrendered/exchanged for restricted stock	—	(150,000)
Outstanding shares at end of year	237,152	242,152
Exercisable shares at end of year	124,861	126,361
Weighted average exercise price per share at end of year	$9.88	$9.88
Shares available for grant at end of year	—	—

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 15 — STOCK COMPENSATION PLANS (CONTINUED)

Following is a summary of the options outstanding and exercisable at December 31, 2013:

				Weighted
				Average
				Remaining
Exercise	Number of Shares			Contractual
Price	Outstanding	Exercisable	Unvested Options	Life-Years

$9.75	217,152	120,861	96,291	0.96
$10.65	10,000	2,000	8,000	1.54
$12.00	10,000	2,000	8,000	2.96

	237,152	124,861	112,291	1.07

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

NOTE 16 — SHAREHOLDERS’ EQUITY

In August 2012 the corporation consummated the previously announced $7.000 million rights offering and the investment by Steinhardt Capital Investors, LLLP (“SCI”) by issuing 2,140,123 shares of common stock for net proceeds of $11.506 million.  Also, in August 2012, the Corporation exited the TARP Capital Purchase Program (“CPP”) when the Corporations 11,000 Series A Preferred Shares, issued in April, 2009 to the U.S. Treasury, were publically offered and sold.  The Corporation repurchased the 379,310 of Common Stock Warrants issued to the U.S. Treasury under the CPP in December, 2012 for $1.3 million. During 2013, the Corporation redeemed all of the outstanding Series A Preferred Shares.

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

Amounts recorded for Preferred Stock and Warrant Common Stock were estimated based on an allocation of the total proceeds from the issuance on the relative fair values of both instruments.  Fair value of the Preferred Stock was determined based on assumptions regarding the discount rate (market rate) on the Preferred Stock (estimated 12%).  Fair value of the Warrant Common Stock is based on the value of the underlying Preferred Stock based on an estimate for a three year term.  The allocation of the proceeds received resulted in the recording of a discount on the Preferred Stock and a premium on the Warrant Common Stock.  The discount on the preferred was accreted on an effective yield basis over a three-year term.  The allocated carrying value of the Preferred Stock and Warrant Common Stock on the date of issuance (based on their relative fair values) was $10.382 million and $.618 million, respectively.  Cumulative dividends on the Preferred Stock are payable at 5% annum for the first five years and at a rate of 9% per annum thereafter on the liquidation preference of $1,000 per share.  The Corporation was prohibited from paying any dividend with respect to shares of common stock unless all accrued and unpaid dividends are paid in full on the Preferred Stock for all past dividend periods.  The Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Preferred Stock.  The Preferred Stock was auctioned by the Treasury in 2012.  The Corporation redeemed all of its outstanding Preferred stock in 2013.

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

	2013	2012
Commitments to extend credit:
Variable rate	$36,039	$39,782
Fixed rate	15,070	18,427
Standby letters of credit - Variable rate	5,077	2,879
Credit card commitments - Fixed rate	3,152	3,060

	$59,338	$64,148

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

Legal Proceedings and Contingencies

At December 31, 2013, there were no pending material legal proceedings to which the Corporation is a party or to which any of its property was subject, except for proceedings which arise in the ordinary course of business.  In the opinion of management, pending legal proceedings will not have a material effect on the consolidated financial position or results of operations of the Corporation.

Concentration of Credit Risk

The Bank grants commercial, residential, agricultural, and consumer loans throughout Michigan.  The Bank’s most prominent concentration in the loan portfolio relates to commercial real estate loans to operators of nonresidential buildings.  This concentration at December 31, 2013 represents $100.333 million, or 27.92%, compared to $95.151 million, or 27.75%, of the commercial loan portfolio on December 31, 2012.  The remainder of the commercial loan portfolio is diversified in such categories as hospitality and tourism, real estate agents and managers, new car dealers, gaming, petroleum, forestry, agriculture, and construction.  Due to the diversity of the Bank’s locations, the ability of debtors of residential and consumer loans to honor their obligations is not tied to any particular economic sector.

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 18 - FAIR VALUE (CONTINUED)

The following table presents information for financial instruments at December 31 (dollars in thousands):

		December 31, 2013		December 31, 2012
	Level in Fair	Carrying	Estimated	Carrying	Estimated
	Value Hierarchy	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	Level 1	$18,219	$18,219	$26,961	$26,961
Interest-bearing deposits	Level 2	10	10	10	10
Securities available for sale	Level 2	44,388	44,388	43,799	43,799
Federal Home Loan Bank stock	Level 2	3,060	3,060	3,060	3,060
Net loans	Level 3	479,171	479,538	443,959	439,239
Accrued interest receivable	Level 3	1,351	1,351	1,319	1,319

Total financial assets		$546,199	$546,566	$519,108	$514,388

Financial liabilities:
Deposits	Level 2	$466,299	$465,431	$434,557	$434,227
Borrowings	Level 2	37,852	37,487	35,925	35,729
Accrued interest payable	Level 3	182	182	214	214

Total financial liabilties		$504,333	$503,100	$470,696	$470,170

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

The following is information about the Corporation’s assets and liabilities measured at fair value on a recurring basis at December 31, 2013 and the valuation techniques used by the Corporation to determine those fair values.

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

The fair value of all investment securities at December 31, 2013 and December 31, 2012 were based on level 2 inputs.  There are no other assets or liabilities measured on a recurring basis at fair value.  For additional information regarding investment securities, please refer to “Note 3 — Investment Securities.”

The Corporation had no Level 3 assets or liabilities on a recurring basis as of December 31, 2013 or December 31, 2012.

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

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2013

(dollars in thousands)	Balance at December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2013
Assets

Impaired loans	$2,024	$—	$—	$2,024	$2,075
Other real estate held for sale	1,884	—	—	1,884	265

					$2,340

Assets Measured at Fair Value on a Nonrecurring Basis at December 31, 2012

(dollars in thousands)	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for Year Ended December 31, 2012
Assets

Impaired loans	$4,687	$—	$—	$4,687	$1,151
Other real estate held for sale	3,212	—	—	3,212	489

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

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS

BALANCE SHEETS

December 31, 2013 and 2012

(Dollars in Thousands)

	2013	2012

ASSETS
Cash and cash equivalents	$1,301	$12,943
Investment in subsidiaries	65,881	59,854
Other assets	567	117

TOTAL ASSETS	$67,749	$72,914

LIABILITIES AND SHAREHOLDERS’ EQUITY

Line of Credit	$2,000	$—
Other liabilities	500	466
Total liabilities	2,500	466
Shareholders’ equity:
Preferred stock - no par value:
Authorized 500,000 shares, 11,000 shares issued and outstanding	—	11,000
Common stock and additional paid in capital - no par value
Authorized 18,000,000 shares
Issued and outstanding - 5,541,390 and 5,559,859 shares respectively	53,621	53,797
Retained earnings	11,412	6,727
Accumulated other comprehensive income	216	924

Total shareholders’ equity	65,249	72,448

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$67,749	$72,914

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF OPERATIONS

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	2013	2012	2011
INCOME:
Interest income	$1	$3	$3

Total income	$1	$3	$3

EXPENSES:
Salaries and benefits	482	280	180
Professional service fees	208	562	245
Other	520	340	223

Total expenses	1,210	1,182	648

Income (loss) before income taxes and equity in undistributed net income (loss) of subsidiaries	(1,209)	(1,179)	(645)

Provision for (benefit of) income taxes	(411)	(393)	(211)

(Loss) before equity in undistributed net income (loss) of subsidiaries	(798)	(786)	(434)

Equity in undistributed net income of subsidiaries	6,735	7,873	2,652

Net income (loss)	5,937	7,087	2,218

Preferred dividend and accretion of discount	308	629	766

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$5,629	$6,458	$1,452

Notes to the Consolidated Financial Statements

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 19 - PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2013, 2012, and 2011

(Dollars in Thousands)

	2013	2012	2011

Cash Flows from Operating Activities:
Net income	$5,937	$7,087	$2,218
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net (income) of subsidiaries	(6,735)	(7,873)	(2,652)
Increase in capital from stock compensation	333	66	—
Change in other assets	2,587	92	29
Change in other liabilities	1,997	(163)	(97)
Net cash provided by (used in) operating activities	4,119	(791)	(502)

Cash Flows from Investing Activities:
Investments in subsidiaries	(3,000)	—	—

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	—	11,506	—
Repurchase of common stock	(509)	—	—
Purchase of common stock warrants	—	(1,300)	—
Dividend on common stock	(944)	(223)	—
Dividend on preferred stock	(308)	(550)	(551)
Redemption of Series A Preferred Stock	(11,000)	—	—
Net cash provided by (used in) financing activities	(12,761)	9,433	(551)

Net increase (decrease) in cash and cash equivalents	(11,642)	8,642	(1,053)
Cash and cash equivalents at beginning of period	12,943	4,301	5,354

Cash and cash equivalents at end of period	$1,301	$12,943	$4,301

Selected Financial Data

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Unaudited)

(Dollars in Thousands, Except Per Share Data)

	Years Ended December 31

	2013	2012	2011	2010	2009
SELECTED FINANCIAL CONDITION DATA:
Total assets	$572,800	$545,980	$498,311	$478,696	$515,377
Loans	483,832	449,177	401,246	383,086	384,310
Securities	44,388	43,799	38,727	33,860	46,513
Deposits	466,299	434,557	404,789	386,779	421,389
Borrowings	37,852	35,925	35,997	36,069	36,140
Common shareholders’ equity	65,249	61,448	44,342	43,176	44,785
Total shareholders’ equity	65,249	72,448	55,263	53,882	55,299

SELECTED OPERATIONS DATA:
Interest income	$25,523	$24,427	$23,072	$22,840	$23,708
Interest expense	4,124	4,603	5,143	6,455	7,421
Net interest income	21,399	19,824	17,929	16,385	16,287
Provision for loan losses	1,675	945	2,300	6,500	3,700
Net security gains (losses)	73	—	(1)	215	1,471
Other income	3,865	4,043	3,657	2,580	3,280
Other expenses	(18,128)	(16,757)	(15,969)	(16,598)	(13,802)
Income (loss) before income taxes	5,534	6,165	3,316	(3,918)	3,536
Provision (credit) for income taxes	(403)	(922)	1,098	(3,500)	1,120
Net income (loss)	5,937	7,087	2,218	(418)	2,416
Preferred dividend and accretion of discount	308	629	766	742	509
Net income available to common shareholders	$5,629	$6,458	$1,452	$(1,160)	$1,907

PER SHARE DATA:
Earnings (loss) - Basic	$1.01	$1.51	$.42	$(.34)	$.56
Earnings (loss) - Diluted	1.00	1.46	.41	(.34)	.56
Cash dividends declared	.17	.04	—	—	—
Book value	11.77	11.05	12.97	12.63	13.10
Market value - closing price at year end	9.90	7.09	5.42	4.58	4.64

FINANCIAL RATIOS:
Return on average common equity	9.07%	12.43%	3.30%	(2.64)%	4.42%
Return on average total equity	8.26	10.26	2.66	(2.06)	3.77
Return on average assets	1.01	1.23	.30	(.23)	.39
Dividend payout ratio	16.83	2.65	N/A	N/A	N/A
Average equity to average assets	12.28	11.95	11.15	11.17	10.24
Efficiency ratio	67.46	67.95	68.43	72.57	72.24
Net interest margin	4.17	4.17	4.06	3.66	3.59
Texas ratio	6.59	10.25	18.56	26.66	34.76

ASSET QUALITY RATIOS:
Nonperforming loans to total loans	.42%	1.04%	1.99%	2.76%	3.96%
Nonperforming assets to total assets	.58	1.45	2.24	3.37	4.08
Allowance for loan losses to total loans	.96	1.16	1.18	1.73	1.36
Allowance for loan losses to nonperforming loans	230.29	111.33	65.69	62.61	34.29
Net charge-offs to average loans	.48	.23	.94	1.33	.73
Texas ratio	5.59	10.25	18.56	26.66	34.76

Summary Quarterly Financial Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SUMMARY QUARTERLY FINANCIAL INFORMATION

(Unaudited)

(Dollars in Thousands, Except per Share Data)

	FOR THE QUARTER ENDED				FOR THE QUARTER ENDED
	2013				2012
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
BALANCE SHEET

Total loans	$483,832	$472,495	$455,555	$454,051	$449,177	$433,958	$419,453	$414,402
Allowance for loan losses	(4,661)	(4,959)	(5,177)	(5,037)	(5,218)	(5,186)	(5,083)	(5,382)
Total loans, net	479,171	467,536	450,378	449,014	443,959	428,772	414,370	409,020
Total assets	572,800	567,917	553,501	541,896	545,980	551,117	524,366	506,496
Core deposits	375,593	375,166	357,935	362,911	372,496	372,500	357,933	355,186
Noncore deposits (1)	90,706	86,522	89,972	62,325	62,061	66,863	67,448	56,902
Total deposits	466,299	461,688	447,907	425,236	434,557	439,363	425,381	412,088
Total borrowings	37,852	35,852	35,925	40,925	35,925	35,925	35,997	35,997
Common shareholder’ equity	65,249	63,045	62,520	62,039	61,448	61,945	49,352	45,119
Total shareholders’ equity	65,249	67,045	66,520	73,039	72,448	72,945	60,352	56,095
Total tangible equity	65,249	67,045	66,520	73,039	71,810	72,374	59,827	55,645
Total shares outstanding	5,541,390	5,581,339	5,554,459	5,557,859	5,559,859	5,559,859	3,419,736	3,419,736
Weighted average shares outstanding	5,555,952	5,562,835	5,556,133	5,559,859	5,559,859	4,722,029	3,419,736	3,419,736

AVERAGE BALANCE SHEET

Total loans	$479,321	$464,324	$456,937	$449,065	$438,168	$424,461	$422,887	$404,048
Allowance for loan losses	(4,872)	(5,094)	(5,180)	(5,127)	(5,287)	(5,212)	(5,187)	(5,277)
Total loans, net	474,449	459,230	451,757	443,938	432,881	419,249	417,700	398,771
Total assets	569,443	560,089	548,455	541,279	545,661	545,788	511,681	503,412
Core deposits	375,455	372,375	361,721	366,838	371,684	369,994	358,133	357,298
Noncore deposits (1)	86,175	83,816	78,059	62,336	61,889	69,333	58,524	57,048
Total deposits	461,630	456,191	439,780	429,174	433,573	439,327	416,657	409,250
Total borrowings	37,573	36,449	40,656	36,681	35,925	35,973	35,997	35,997
Total shareholders’ equity	66,906	66,134	67,483	72,238	72,936	67,327	55,915	55,418

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.42%	.91%	.87%	.84%	1.04%	1.23%	1.28%	1.65%
Nonperforming assets/total assets	.68	1.21	1.17	1.41	1.45	1.61	1.70	2.04
Allowance for loan losses/total loans	.96	1.09	1.14	1.11	1.16	1.20	1.21	1.30
Allowance for loan losses/nonperforming loans	230.29	114.98	129.98	131.41	111.33	96.99	94.57	78.49
Net charge-offs/average loans	.93	.50	(.04)	.50	.23	.28	.20	.10
Texas Ratio (2)	5.59	9.56	9.02	9.81	10.25	11.35	13.70	16.96

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.31%	10.90%	11.01%	12.23%	11.98%	10.16%	9.95%	10.08%
Tier 1 capital to risk weighted assets	11.83	12.45	12.74	13.98	13.81	12.87	11.55	11.62
Total capital to risk weighted assets	12.79	13.47	13.85	15.06	14.93	14.12	12.80	12.87
Average equity/average assets	11.75	11.81	12.30	13.35	13.37	10.93	11.01	11.33
Tangible equity/tangible assets	11.75	11.81	12.30	13.35	13.37	10.93	11.01	11.33

(1)  Noncore deposits include brokered deposits and CDs greater than $100,000

(2)  Texas Ratio: Nonperforming Assets Divided by Total Tangible Equity plus Allowance for Loan Losses

	FOR THE QUARTER ENDED 2013				FOR THE QUARTER ENDED 2012
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31

INCOME STATEMENT

Net interest income	$5,626	$5,348	$5,269	$5,156	$5,112	$4,930	$5,019	$4,763
Provision for loan losses	825	375	100	375	150	150	150	495
Net interest income after provision	4,801	4,973	5,169	4,781	4,962	4,780	4,869	4,268
Total noninterest income	1,191	738	1,251	758	983	1,149	1,305	606
Total noninterest expense	4,935	4,359	4,523	4,311	4,349	4,367	4,207	3,834
Income before taxes	1,057	1,352	1,897	1,228	1,596	1,562	1,967	1,040
Provision for income taxes	(1,911)	456	637	415	536	528	(2,335)	349
Net income	2,968	896	1,260	813	1,060	1,034	4,302	691
Preferred dividend and accretion of discount	58	50	63	137	138	137	161	193
Net income available to common shareholders	$2,910	$846	$1,197	$676	$922	$897	$4,141	$498

PER SHARE DATA

Earnings (loss) - basic*	$.52	$.15	$.22	$.12	$.21	$.21	$.97	$.12
Earnings (loss) - diluted*	.51	.15	.22	.12	.21	.20	.94	.11
Book value	11.77	11.30	11.26	11.16	11.05	11.14	14.43	13.19
Market value	9.90	9.10	8.88	9.21	7.09	7.60	5.99	7.00

PROFITABILITY RATIOS

Return on average assets	2.03%	.60%	.88%	.51%	.67%	.65%	3.21%	.40%
Return on average common equity	18.34	5.40	7.69	4.47	5.93	6.33	36.57	4.53
Return on average total equity	17.26	5.08	7.12	3.79	5.03	5.29	29.39	3.62
Net interest margin	4.24	4.12	4.16	4.18	4.11	4.10	4.30	4.17
Efficiency ratio	66.94	70.64	68.02	72.65	70.52	67.29	63.61	71.01
Average loans/average deposits	103.83	101.78	103.90	104.63	99.45	96.62	101.50	98.73

*Earnings per share data for 2012 restated for common stock issuance

Market Information

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

MARKET INFORMATION

(Unaudited)

The Corporation’s common stock is traded on the NASDAQ Capital Market under the symbol MFNC.  The following table sets forth the range of high and low trading prices of the Corporation’s common stock from January 1, 2012 through December 31, 2013, as reported by NASDAQ.

	For the Quarter Ended
	March 31	June 30	September 30	December 31
2013
High	$9.25	$9.25	$10.09	$10.14
Low	7.09	8.25	8.61	8.38
Close	9.04	8.88	9.05	9.90
Dividends delcared per share	.04	.04	.04	.05
Book value	11.16	11.26	11.30	11.77

2012
High	$7.74	$7.28	$8.00	$7.90
Low	5.00	5.61	5.73	6.81
Close	7.00	5.99	7.60	7.09
Book value	13.19	14.43	11.14	11.05

The Corporation had approximately 1,200 shareholders of record as of March 28, 2014.

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

There were no dividends declared or paid by the Bank in 2011 and 2012.  The Bank paid a $3.0 million dividend in 2013. The Corporation declared a $.04 dividend per share on its common stock in the fourth quarter of 2012.  There were no sales of unregistered securities in 2013.  In 2013, the Corporation approved a stock buyback program.  During 2013, the Corporation repurchased 55,594 shares of its common stock at a total purchase price of $509,334.

Shareholder Return Performance Graph

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the NASDAQ Bank Index and the NASDAQ Composite Index for the five-year period ended December 31, 2013. The following information is based on an investment of $100, on December 31, 2008 in the Corporation’s common stock, the NASDAQ Bank Index, and the NASDAQ Composite Index, with dividends reinvested.

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

In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some allowance requires management to evaluate all available evidence, both negative and positive.  Positive evidence necessary to overcome the negative evidence includes whether future taxable income in sufficient amounts and character within the carry back and carry forward periods is available under the tax law, including the use of tax planning strategies.  When negative evidence (e.g. cumulative losses in recent years, history of operating loss or tax credit carry forwards expiring unused) exists, more positive evidence than negative evidence will be necessary.  At December 31, 2013, net deferred tax assets are approximately $9.933 million.  If a valuation allowance becomes necessary with respect to such balance, it could have a material adverse effect on our business, results of operations and financial condition.

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

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

OVERVIEW

The following discussion and analysis presents the more significant factors affecting the Corporation’s financial condition as of December 31, 2013 and 2012 and the results of operations for 2011 through 2013. This discussion also covers asset quality, liquidity, interest rate sensitivity, and capital resources for the years 2012 and 2013.  The information included in this discussion is intended to assist readers in their analysis of, and should be read in conjunction with, the consolidated financial statements and related notes and other supplemental information presented elsewhere in this report.  Throughout this discussion, the term “Bank” refers to mBank, the principal banking subsidiary of the Corporation.

Taxable equivalent adjustments are the result of increasing income from tax-free loans and investments by an amount equal to the taxes that would be paid if the income were fully taxable based on a 34% federal tax rate, thus making tax-exempt yields comparable to taxable asset yields.

Dollar amounts in tables are stated in thousands, except for per share data.

EXECUTIVE SUMMARY

The purpose of this section is to provide a brief summary of the 2013 results of operations and financial condition.  A more detailed analysis of the results of operations and financial condition follows this summary.

The Corporation reported net income of $5.629 million or $1.01 per share, for the year ended December 31, 2013, compared to net income of $6.458 million, or $1.51 per share, for 2012 and $1.452 million, or $.42 per share, in 2011.  The 2013 and 2012 consolidated and bank results include a deferred tax valuation adjustment of $2.250 million, or $.40 per share and $3.000 million, $.70 per share, respectively.

Total assets of the Corporation at December 31, 2013, were $572.800 million, an increase of $26.820 million, or 4.91% from total assets of $545.980 million reported at December 31, 2012.

At December 31, 2013, the Corporation’s loans stood at $483.832 million, an increase of $34.655 million, or 7.72%, from 2012 year-end balances of $449.177 million.  Total loan production in 2013 amounted to $190.918 million, which included $55.973 million of secondary market mortgage loans sold.  The Corporation also sold $8.393 million of SBA/USDA guaranteed loans.  Loan balances were also impacted by normal amortization and paydowns, some of which related to payoffs on participation loans.

Nonperforming loans totaled $2.024 million, or .42% of total loans at December 31, 2013.  Nonperforming assets at December 31, 2013, were $3.908 million, .68% of total assets, compared to $7.899 million or 1.45% of total assets at December 31, 2012.

Total deposits increased from $434.557 million at December 31, 2012, to $466.299 million at December 31, 2013, an increase of 7.30%.  The increase in deposits in 2013 was comprised of an increase in wholesale deposits of $28.645 million and an increase in core deposits of $3.097 million. In 2013 the Corporation utilized wholesale deposits in order to better manage interest rate risk in funding fixed rate loans.

Shareholders’ equity totaled $65.249 million at December 31, 2013, compared to $72.448 million at the end of 2012, a decrease of $7.199 million.  This change reflects the net income available to common shareholders of $5.629 million, the redemption of the $11.000 million of outstanding Preferred Series A stock, the after tax decrease in the market value of available-for-sale investments, which amounted to $.708 million, the cost associated with the repurchase of common stock of $.509 million, dividends on common stock of $.944 million, and recognition of compensation expense associated with restricted stock awards if $.333 million.  The book value per common share at December 31, 2013, amounted to $11.87 compared to $11.05 at the end of 2012.

RESULTS OF OPERATIONS

(dollars in thousands, except per share data)	2013	2012	2011

Taxable-equivalent net interest income	$21,471	$19,898	$18,019
Taxable-equivalent adjustment	(72)	(74)	(90)

Net interest income, per income statement	21,399	19,824	17,929
Provision for loan losses	1,675	945	2,300
Other income	3,938	4,043	3,656
Other expense	18,128	16,757	15,969

Income before provision for income taxes	5,534	6,165	3,316
Provision for (benefit of) income taxes	(403)	(922)	1,098

Net income	$5,937	$7,087	$2,218
Preferred dividend expense	308	629	766

Net income available to common shareholders	$5,629	$6,458	$1,452

Earnings per common share
Basic	$1.01	$1.51	$.42
Diluted	$1.00	$1.51	$.41

Return on average assets	1.01%	1.23%	.30%
Return on average common equity	9.07	12.43	3.30
Return on average equity	8.26	10.26	2.66

Summary

The Corporation reported net income available to common shareholders of $5.629 million in 2013, compared to $6.458 million in 2012 and $1.452 million in 2011.  The 2013 results include a deferred tax valuation adjustment of $2.250 million, and reduced nonperforming costs.  The 2012 results include significantly reduced credit related expenses and a decreased loan loss provision.  In 2012, the loan loss provision was $.945 million, with write-downs and losses on other real estate of $.489 million.  In 2012, the Corporation also recognized income from SBA/USDA loan sales of $1.176 million and fees and gains on the sale of secondary market loans of $1.390 million.  In 2011, the loan loss provision was $2.300 million, with write-downs and losses on other real estate held for sale of $1.137 million.  Also included in 2011 results are income of $1.500 million from SBA/USDA loan sales and the initial valuation of mortgage servicing rights of $.400 million.

Net Interest Income

Net interest income is the Corporation’s primary source of core earnings.  Net interest income represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing funding sources.  Net interest revenue is the Corporation’s principal source of revenue, representing 84% of total revenue in 2013.  The net interest income is impacted by economic and competitive factors that influence rates, loan demand, and the availability of funding.

Net interest income on a taxable equivalent basis increased $1.573 million from $19.898 million in 2012 to $21.471 million in 2013.  In 2013, interest rates were stable with the prime rate at 3.25% for the entire year.  The Corporation experienced a decrease, 16 basis points, in the overall rates on earnings assets from 5.15% in 2012 to 4.99% in 2013.  Interest bearing funding sources also declined by 16 basis points, from 1.15% in 2012 to .99% in 2013.  The combination of these effective rate changes resulted in a slight increase in net interest margin from 4.18% in 2012 to 4.19% in 2013.  In 2012, the Corporation realized an increase of $1.879 million in net interest income.  This increase was largely attributed to lower rates on funding liabilities with an increased level of earning assets.

In 2013, the Corporation benefited from higher levels of low interest transactional deposit instruments and repricing of term deposits.  In addition to the benefits derived from repriced deposit liabilities and a higher level of transactional deposits, the corporation experienced solid loan growth.

The following table details sources of net interest income for the three years ended December 31 (dollars in thousands):

	2013	Mix	2012	Mix	2011	Mix
Interest Income
Loans	$24,400	95.60%	$23,313	95.44%	$21,774	94.37%
Funds sold	—	—	18.07		21.09
Taxable securities	961	3.77	948	3.88	1,162	5.04
Nontaxable securities	34.13		27.11		28.12
Other interest-earning assets	128.50		121.50		87.38
Total earning assets	25,523	100.00%	24,427	100.00%	23,072	100.00%
Interest Expense
NOW, money markets, checking	388	9.41%	548	11.90%	1,002	19.48%
Savings	13.31		16.35		36.70
CDs <$100,000	2,033	49.30	2,429	52.77	2,064	40.13
CDs >$100,000	380	9.21	433	9.41	383	7.45
Brokered deposits	654	15.86	520	11.30	1,045	20.32
Borrowings	656	15.91	657	14.27	613	11.92
Total interest-bearing funds	4,124	100.00%	4,603	100.00%	5,143	100.00%

Net interest income	$21,399		$19,824		$17,929

Average Rates
Earning assets	4.98%		5.14%		5.22%
Interest-bearing funds	.99		1.15		1.33
Interest rate spread	3.99		3.99		3.89

As shown in the table above, income on loans provides more than 95% of the Corporation’s interest revenue.  The Corporation’s loan portfolio has approximately $278.080 million of variable rate loans that predominantly reprice with changes in the prime rate and $205.752 million of fixed rate loans.  A majority of the variable rate loans, 54%, or $150.087 million, have interest rate floors.  These loans will not reprice until the prime rate increases to the extent necessary to surpass the interest rate floor.  A prime rate increase of 100 basis points or more will reprice $93.170 million of these loans with floors, while the remainder will reprice with an additional 100 basis point increase in the prime rate.

The majority of interest bearing liabilities do not reprice automatically with changes in interest rates, which provides flexibility to manage interest income.  Management monitors the interest rate sensitivity of earning assets and interest bearing liabilities to minimize the risk of movements in interest rates.

The following table presents the amount of taxable equivalent interest income from average interest-earning assets and the yields earned on those assets, as well as the interest expense on average interest-bearing obligations and the rates paid on those obligations.  All average balances are daily average balances.

	Years ended December 31,
	2013			2012			2011
	Average		Average	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS:
Loans (1,2,3)	$462,500	$24,454	5.29%	$422,440	$23,373	5.53%	$388,115	$21,850	5.63%
Taxable securities	46,294	961	2.08	38,094	948	2.49	36,155	1,162	3.21
Nontaxable securities (2)	1,002	51	5.09	850	41	4.82	850	42	4.94
Federal Funds sold	3	—	—	11,127	18.16		13,102	21.16
Other interest-earning assets	3,070	128	4.17	3,070	121	3.94	3,504	87	2.48
Total earning assets	512,869	25,594	4.99	475,581	24,501	5.15	441,726	23,162	5.24
Reserve for loan losses	(5,045)			(5,232)			(6,027)
Cash and due from banks	20,535			28,561			25,622
Fixed assets	10,632			10,254			9,630
Other real estate owned	2,800			3,392			4,581
Other assets	13,361			14,184			14,007
	42,283			51,159			47,813

TOTAL ASSETS	$555,152			$526,740			$489,539

LIABILITIES AND SHAREHOLDERS’ EQUITY:
NOW and Money Markets	$120,401	$289.24%		$119,053	$406.34%		$124,575	$762.61%
Interest checking	35,242	99.28		31,837	142.45		26,962	240.89
Savings deposits	13,052	13.10		13,682	16.12		16,242	36.22
CDs <$100,000	133,082	2,032	1.53	138,767	2,429	1.75	112,464	2,064	1.84
CDs >$100,000	24,243	380	1.57	25,128	433	1.72	22,909	383	1.67
Brokered deposits	53,435	654	1.22	36,569	520	1.42	45,906	1,045	2.28
Borrowings	37,838	656	1.73	35,973	657	1.83	36,579	613	1.68
Total interest-bearing liabilities	417,293	4,123	0.99%	401,009	4,603	1.15	385,637	5,143	1.33
Demand deposits	67,596			59,730			46,773
Other liabilities	2,091			3,062			2,568
Shareholders’ equity	68,172			62,939			54,561
	137,859			125,731			103,902

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$555,152			$526,740			$489,539

Rate spread			4.00			4.00%			3.91%
Net interest margin/revenue, tax equivalent basis		$21,471	4.19%		$19,898	4.18%		$18,019	4.08%

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

	Years ended December 31,
	2013 vs. 2012				2012 vs. 2011
	Increase (Decrease)				Increase (Decrease)
	Due to			Total	Due to			Total
			Volume	Increase			Volume	Increase
	Volume	Rate	and Rate	(Decrease)	Volume	Rate	and Rate	(Decrease)

Interest earning assets:
Loans	$2,216	$(1,037)	$(98)	$1,081	$1,932	$(376)	$(33)	$1,523
Taxable securities	204	(157)	(34)	13	62	(262)	(14)	(214)
Nontaxable securities	7	2	1	10	—	(1)	—	(1)
Federal funds sold	(18)	(18)	18	(18)	(3)	—	—	(3)
Other interest earning assets	—	7	—	7	(11)	51	(6)	34

Total interest earning assets	$2,409	$(1,203)	$(113)	$1,093	$1,980	$(588)	$(53)	$1,339

Interest bearing obligations:
NOW and money market deposits	$5	$(120)	$(2)	$(117)	$(34)	$(337)	$15	$(356)
Interest checking	15	(53)	(5)	(43)	43	(120)	(22)	(99)
Savings deposits	(1)	(2)	—	(3)	(6)	(17)	3	(20)
CDs <$100,000	(100)	(310)	13	(397)	483	(95)	(22)	366
CDs >$100,000	(15)	(39)	1	(53)	37	12	1	50
Brokered deposits	240	(72)	(34)	134	(213)	(392)	80	(525)
Borrowings	34	(33)	(2)	(1)	(10)	55	(1)	44

Total interest bearing obligations	$178	$(629)	$(29)	$(480)	$300	$(894)	$54	$(540)

Net interest income, tax equivalent basis				$1,573				$1,879

Provision for Loan Losses

The Corporation records a provision for loan losses when it believes it is necessary to adjust the allowance for loan losses to maintain an adequate level after considering factors such as loan charge-offs and recoveries, changes in identified levels of risk in the loan portfolio, changes in the mix of loans in the portfolio, loan growth, and other economic factors. During 2013, the Corporation recorded a provision for loan loss of $1.675 million, compared to a provision of $.945 million in 2012 and $2.300 million in 2011.

Noninterest Income

Noninterest income was $3.938 million, $4.043 million, and $3.656 million in 2013, 2012, and 2011, respectively. The principal recurring sources of noninterest income are the gains on the sale of SBA/USDA guaranteed loans and secondary market loans. In 2013, revenues from these two business lines totaled $1.979 million compared to $2.566 million in 2012 and $2.200 million in 2011. The Corporation, in recent years, expanded its efforts to generate increased income from secondary market loans by adding additional staff and centralizing processing activities. The Corporation also retains the servicing for the majority of mortgage loans sold to the secondary market. In 2013, income from servicing mortgages amounted to $.790 million, compared to $.417 million in 2012 and $.400 million in 2011.

Deposit related income totaled $.667 million in 2013 compared to $.699 million in 2012 and $.832 million in 2011.  The Corporation has experienced continued decline in deposit related income as a result of changes in the assessments mandated by new consumer regulations. The current regulatory environment may limit the Corporation’s ability to grow these revenue sources.

The following table details noninterest income for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2013	2012	2011	2013-2012	2012-2011
Deposit service charges	$109	$110	$123	(0.91)%	(10.57)%
NSF Fees	558	589	709	(5.26)	(16.93)
Gain on sale of secondary market loans	794	1,077	477	(26.28)	125.79
Secondary market fees generated	234	313	223	(25.24)	40.36
SBA Fees	951	1,176	1,500	(19.13)	(21.60)
Mortgage servicing rights	790	417	400	89.45	4.25
Other	429	361	225	18.84	60.44
Subtotal	3,865	4,043	3,657	(4.40)	10.56
Net security gains	73	—	(1)	100.00	(100.00)

Total noninterest income	$3,938	$4,043	$3,656	(2.60)%	10.59%

Noninterest Expense

Noninterest expense was $18.128 million in 2013, compared to $16.757 million and $15.969 million in 2012 and 2011, respectively. In 2013, the increase in noninterest expense totaled $1.371 million, or 8.18%. This increase was higher than normal due to several initiatives undertaken during the year including start-up costs for our asset based lending subsidiary of approximately $.671 million, the write down of the old mortgage loan office, of $.270 million, in our Marquette market as we moved to the new leased facility, and other costs incurred in the exploration of a possible acquisition which totaled approximately $.162 million. Salaries and benefits, at $9.351 million, increased by $1.063 million, 12.83%, from the 2012 expenses of $8.288 million and compared to $7.275 million in 2011. Expense increases on salaries and benefits in 2013 were largely due to increased staffing (due to the additions at our asset based lending subsidiary), combined with increased employee benefits costs relative to health insurance premium increases and stock compensation expenses related to the issuance of restricted stock. The largest decrease in noninterest expense for 2013 occurred in write-downs and losses on the sale of other real estate, which decreased from $.489 million in 2012 to $.265 million in 2013. We also experienced a decline in our FDIC insurance premiums due to our improved asset quality and operating performance.

Management will continue to review all areas of noninterest expense in order to evaluate where opportunities may exist which could reduce expenses without compromising service to customers.

The following table details noninterest expense for the three years ended December 31 (dollars in thousands):

				% Increase (Decrease)
	2013	2012	2011	2013 - 2012	2012- 2011
Salaries and benefits	$9,351	$8,288	$7,275	12.83%	13.92%
Occupancy	1,481	1,372	1,376	7.94	(0.29)
Furniture and equipment	1,102	885	827	24.52	7.01
Data processing	1,071	991	761	8.07	30.22
Professional service fees:
Accounting	362	368	260	(1.63)	41.54
Legal	264	396	207	(33.33)	91.30
Consulting and other	443	432	289	2.55	49.48
Total professional service fees	1,069	1,196	756	(10.62)	58.20
Loan and deposit	617	877	1,137	(29.65)	(22.87)
Writedowns and losses on OREO held for sale	265	489	1,137	(45.81)	(56.99)
FDIC insurance assessment	385	459	849	(16.12)	(45.94)
Telephone	303	233	215	30.04	8.37
Advertising	436	376	351	15.96	7.12
Other operating expenses	2,048	1,591	1,285	28.72	23.81
Total noninterest expense	$18,128	$16,757	$15,969	8.18%	4.93%

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

A valuation allowance is provided against deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized. The Corporation, as of December 31, 2013 had a net operating loss and tax credit carryforwards for tax purposes of approximately $19.815 million, and $2.135 million, respectively. The Corporation will evaluate the future benefits from these carryforwards and at such time as it becomes “more likely than not” that they would be utilized prior to expiration and recognize the additional benefits as an adjustment to the valuation allowance. The net operating loss carryforwards expire twenty years from the date they originated. These carryforwards, if not utilized, will begin to expire in the year 2023. A portion of the NOL, approximately $12.8 million, and all of the credit carryforwards are subject to the limitations for utilization as set forth in Section 382 of the Internal Revenue Code. The annual limitation is $1.404 million for the NOL and the equivalent value of tax credits, which is approximately $.476 million. These limitations for use were established in conjunction with the recapitalization of the Corporation in December 2004.

Current Federal Tax Provision

The Corporation recognized a deferred tax benefit of approximately $.403 million for the year ended December 31, 2013 and a deferred tax benefit of $.922 million for the year ended December 31, 2012. The valuation allowance at December 31, 2013 was approximately $.760 million. The Corporation has reduced the valuation allowance as it was determined that it was “more likely than not” that these benefits would be realized. In December 2013, the Corporation reduced the valuation by $2.250 million and in June 2012 a reduction of $3.0 million was recorded. The Corporation made these determinations after a thorough review of projected earnings and the composition and sustainability of those earnings over the projected tax carryover period. This analysis substantiated the ability to utilize these deferred tax assets.

The table below details the Corporation’s deferred tax assets and liabilities (dollars in thousands):

	2013	2012
Deferred tax assets:
NOL carryforward	$6,737	$7,149
Allowance for loan losses	1,585	1,774
Alternative Minimum Tax Credit	1,463	1,463
OREO Tax basis > book basis	138	1,025
Tax credit carryovers	672	672
Deferred compensation	152	185
Stock compensation	267	265
Depreciation	157	174
Intangible assets	33	60
Other	155	170

Total deferred tax assets	11,359	12,937

Valuation allowance	$(760)	$(3,010)

Deferred tax liabilities:
FHLB stock dividend	(103)	(103)
Unrealized gain on securities	(111)	(476)
Mortgage servicing rights	(452)	(217)
Total deferred tax liabilities	(666)	(796)

Net deferred tax asset	$9,933	$9,131

As shown in the table above, the NOL and tax credit carryforwards comprise the majority of the deferred tax asset, which is reduced by the $.760 million valuation adjustment as of December 31, 2013. The remaining valuation allowance pertains to the existing tax credit carryovers, which will only be utilized after all net operating loss carryforwards. Since a portion of these tax credits may expire before that occurs, a valuation allowance for those credits that may expire has been established. The Corporation will continue to evaluate the future benefits from these carryforwards in order to determine if any adjustment to the deferred tax asset is warranted.

FINANCIAL POSITION

The table below illustrates the relative composition of various liability funding sources and asset make-up.

	December 31,
	2013		2011		2011
(dollars in thousands)	Balance	Mix	Balance	Mix	Balance	Mix
Sources of funds:
Deposits:
Non-interest bearing transactional deposits	$72,936	12.73%	$67,652	12.39%	$51,273	10.29%
Interest-bearing transactional depopsits	162,162	28.31	169,294	31.01	166,766	33.47
CD’s <$100,000	140,495	24.53	135,550	24.83	130,685	26.23
Total core deposit funding	375,593	65.57	372,496	68.23	348,724	69.99
CD’s >$100,000	23,159	4.04	24,355	4.46	23,229	4.66
Brokered deposits	67,547	11.79	37,706	6.91	32,836	6.59
Total noncore deposit funding	90,706	15.84	62,061	11.37	56,065	11.25
FHLB and other borrowings	37,852	6.61	35,925	6.58	35,997	7.22
Other liabilities	3,400.59		3,050.56		2,262.45
Shareholders’ equity	65,249	11.39	72,448	13.27	55,263	11.09

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

Uses of Funds:
Net Loans	$479,171	83.66%	$443,959	81.32%	$395,995	79.47%
Securities available for sale	44,388	7.75	43,799	8.02	38,727	7.77
Federal funds sold	3.00		3.00		13,999	2.81
Federal Home Loan Bank Stock	3,060.53		3,060.56		3,060.61
Interest-bearing deposits	10.00		10.00		10.00
Cash and due from banks	18,216	3.18	26,958	4.94	20,071	4.03
Other assets	27,952	4.88	28,191	5.16	26,449	5.31

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

Securities

The securities portfolio is an important component of the Corporation’s asset composition to provide diversity in its asset base and provide liquidity. Securities increased $.589 million in 2013, from $43.799 million at December 31, 2012 to $44.388 million at December 31, 2013.

The carrying value of the Corporation’s securities is as follows at December 31 (dollars in thousands):

	2013	2012

Corporate	$16,079	$18,977
US Agencies	14,855	10,404
US Agencies - MBS	7,359	8,374
Obligations of states and political subdivisions	6,095	6,044

Total securities	$44,388	$43,799

The Corporation’s policy is to purchase securities of high credit quality, consistent with its asset/liability management strategies. The Corporation classifies all securities as available for sale, in order to maintain adequate liquidity and to maximize its ability to react to changing market conditions. The current portfolio has a weighted average maturity of 50.5 months. At December 31, 2013, investment securities with an estimated fair market value of $4.830 million were pledged.

Loans

The Bank is a full service lender and offers a variety of loan products in all of its markets.  The majority of its loans are commercial, which represents approximately 74% of total loans outstanding at December 31, 2013.

The Corporation continued to experience strong loan demand in 2013 with approximately $190.918 million of new loan production, including $55.973 million of mortgage loans sold in the secondary market.  At 2013 year-end, the Corporation’s loans stood at $483.832 million, an increase from the 2012 year-end balances of $449.177 million.  In 2013, the secondary mortgage loans that were produced and sold totaled $55.973 million while the SBA/USDA loan sales amounted to $8.393 million.  The production of loans was distributed among the regions, with the Upper Peninsula at $124.836 million, $48.004 million in the Northern Lower Peninsula and $18.078 million in Southeast Michigan where the market has been hit the hardest by the recession.

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

The following table details the loan activity for 2012 and 2013 (dollars in thousands):

Loan balances as of December 31, 2011	$401,246

Total production	214,102
Secondary market sales	(74,142)
SBA loan sales	(11,962)
Loans transferred to OREO	(1,352)
Loans charged off, net of recoveries	(978)
Normal amortization/paydowns and payoffs	(77,737)

Loan balances as of December 31, 2012	449,177

Total production	190,918
Secondary market sales	(54,736)
SBA loan sales	(8,393)
Loans transferred to OREO	(932)
Loans charged off, net of recoveries	(2,232)
Normal amortization/paydowns and payoffs	(89,970)

Loan balances as of December 31, 2013	$483,832

Following is a table that illustrates the balance changes in the loan portfolio from 2011 through 2013 year end (dollars in thousands):

				Percent Change
	2013	2012	2011	2013-2012	2012-2011

Commercial real estate	$268,809	$244,966	$199,201	9.73%	22.97%
Commercial, financial, and agricultural	79,655	80,646	92,269	(1.23)	(12.60)

One-to-four family residential real estate	103,768	87,948	77,332	17.99	13.73
Construction:
Consumer	6,895	7,465	5,774	(7.64)	29.29
Commercial	10,904	17,229	19,745	(36.71)	(12.74)
Consumer	13,801	10,923	6,925	26.35	57.73

Total	$483,832	$449,177	$401,246	7.72%	11.95%

Our commercial real estate loan portfolio predominantly relates to owner occupied real estate, and our loans are generally secured by a first mortgage lien.  Commercial real estate market conditions improved in 2013, and we expect this trend to continue.  We make commercial loans for many purposes, including: working capital lines, which are generally renewable annually and supported by business assets, personal guarantees and additional collateral.  Commercial business lending is generally considered to involve a higher degree of risk than traditional consumer bank lending.

Following is a table showing the composition of loans by significant industry types in the commercial loan portfolio as of December 31 (dollars in thousands):

	2013			2012
		% of	% of		% of	% of
	Balance	Loans	Capital	Balance	Loans	Capital

Real estate - operators of nonres bldgs	$100,333	27.92%	153.77%	$95,151	27.75%	131.34
Hospitality and tourism	45,360	12.62	69.52	40,787	11.90	56.30
Lessors of residential buildings	14,191	3.95	21.75	12,128	3.54	16.74
Gasoline stations and convenience stores	11,534	3.21	17.68	11,393	3.32	15.73
Real estate agents and managers	10,922	3.04	16.74	10,597	3.09	14.63
Commercial construction	10,904	3.03	16.71	17,229	5.03	23.78
Other	166,124	46.23	254.60	155,556	45.37	214.71

Total commercial loans	$359,368	100.00%		$342,841	100.00%

Management recognizes the additional risk presented by the concentration in certain segments of the portfolio.  On a historical basis, the Corporation’s highest concentration of credit risk was the hospitality and tourism industry.  Management does not consider the current loan concentrations in hospitality and tourism to be problematic, and has no intention of further reducing loans to this industry segment.  Management does not believe that its current portfolio composition has increased exposure related to any specific industry concentration as of 2013 year-end.  The current concentration of real estate related loans represents a broad customer base composed of a high percentage of owner-occupied developments.

As of December 31, 2013, the 20 largest commercial loan relationships of the Corporation represented approximately $122.0 million of the $359.4 million commercial loans, or 34.0%.  There is good diversification of these top 20 loan relationships from both a geographical perspective and industrial classification.

Our residential real estate portfolio predominantly includes one-to-four family adjustable rate mortgages that have repricing terms generally from one to three years, construction loans to individuals and bridge financing loans for qualifying customers.  As of December 31, 2013, our residential loan portfolio totaled $110.663 million, or 23% of our total outstanding loans.

The Corporation has also extended credit to governmental units, including Native American organizations.  Tax-exempt loans and leases decreased from $1.542 million at the end of 2012 to $1.526 million at 2013 year-end.  The Corporation has elected to refrain from making tax-exempt loans, since they provide no current tax benefit, due to tax net operating loss carryforwards.

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

The Corporation, at December 31, 2013, had performing loans of $5.663 million and nonperforming loans totaling $.614 million for which repayment terms were modified to the extent that they were deemed to be “restructured” loans.  The total restructured loans of $6.277 million is comprised of 11 loans, the largest of which had a December 31, 2013 balance of $2.511 million.

Credit Quality

The table below shows balances of nonperforming assets for the three years ended December 31 (dollars in thousands):

	December 31,	December 31,	December 31,
	2013	2012	2011

Nonperforming Assets :
Nonaccrual loans	$1,410	$4,687	$5,490
Loans past due 90 days or more	—	—	—
Restructured loans	614	—	2,503
Total nonperforming loans	2,024	4,687	7,993
Other real estate owned	1,884	3,212	3,162
Total nonperforming assets	$3,908	$7,899	$11,155
Nonperforming loans as a % of loans	.42%	1.04%	1.99%
Nonperforming assets as a % of assets	.68%	1.45%	2.24%
Reserve for Loan Losses:
At period end	$4,661	$5,218	$5,251
As a % of average loans	.96%	1.24%	1.35%
As a % of nonperforming loans	230.29%	111.33%	65.69%
As a % of nonaccrual loans	330.57%	111.33%	95.65%
Texas Ratio	5.59%	10.17%	18.43%

Charge-off Information (year to date):
Average loans	$462,500	$422,440	$388,115
Net charge-offs	$2,232	$978	$3,662
Charge-offs as a % of average loans	.48%	.23%	.94%

Management continues to address market issues impacting its loan customer base.  In conjunction with the Corporation’s senior lending staff and the bank regulatory examinations, management reviews the Corporation’s loans, related collateral evaluations, and the overall lending process.  The Corporation also utilizes a loan review consultant to perform a review of the loan portfolio.  The opinion of this consultant upon completion of the 2013 independent review provided findings similar to management on the overall adequacy of the reserve.  The Corporation will again utilize a consultant for loan review in 2014.

The following table details the impact of nonperforming loans on interest income for the three years ended December 31 (dollars in thousands):

	2013	2012	2011
Interest income that would have been recorded at original rate	$228	$313	$363
Interest income that was actually recorded	—	54	118

Net interest lost	$228	$259	$245

Allowance for Loan Losses

Management analyzes the allowance for loan losses on a quarterly basis to determine whether the losses inherent in the portfolio are properly reserved for. Net charge-offs in 2013 amounted to $2.232 million, or .48% of average loans outstanding, compared to $.978 million, or .23% of loans outstanding in 2012.  Attributing to the increase in net charge-offs to average loans was the divestiture of a distressed legacy hotel loan, with no personal recourse, in the Northern Lower Peninsula.  This loan was originated in 2002 prior to the recapitalization and has been long identified as a problem asset. The company elected to divest of this loan after all other attempts to minimize exposure and loss related to this property were exhausted.  The current reserve balance is representative of the relevant risk inherent within the Corporation’s loan portfolio.  Additions or reductions to the reserve in future periods will be dependent upon a combination of future loan growth, nonperforming loan balances and charge-off activity.

A three year history of relevant information on the Corporation’s credit quality is displayed in the following table (dollars in thousands):

Allowance for Loan Losses	2013	2012	2011

Balance at beginning of period	$5,218	$5,251	$6,613
Loans charged off:
Commercial	2,171	775	3,258
One-to-four family residential real estate	141	399	490
Consumer	120	82	52
Total loans charged off	2,432	1,256	3,800
Recoveries of loans previously charged off:
Commercial	150	253	128
One-to-four family residential real estate	26	7	1
Consumer	24	18	9
Total recoveries of loans previously charged off	200	278	138
Net loans charged off	2,232	978	3,662
Provision for loan losses	1,675	945	2,300

Balance at end of period	$4,661	$5,218	$5,251

Total loans, period end	$483,832	$449,177	$401,246
Average loans for the year	462,500	422,440	388,115
Allowance to total loans at end of year	.96%	1.16%	1.31%
Net charge-offs to average loans	.48	.23	.94
Net charge-offs to beginning allowance balance	42.78	18.63	55.38

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

At the end of 2013, the allowance for loan losses represented .96% of total loans.  The allowance for loan losses at the end of 2013 as a percentage of nonperforming assets was 119.27% compared to 66.06% at 2012 year end.  In management’s opinion, the allowance for loan losses is adequate to cover probable losses related to specifically identified loans, as well as probable losses inherent in the balance of the loan portfolio. This position is further illustrated with the ratio of the reserve as a percentage of nonperforming loans, which stood at 230.29% in December 31, 2013 compared to 111.33% at 2012 year end.

As part of the process of resolving problem credits, the Corporation may acquire ownership of real estate collateral which secured such credits.  The Corporation carries this collateral in other real estate held for sale on the balance sheet.

The following table represents the activity in other real estate held for sale (dollars in thousands):

Balance at December 31, 2011	$3,162
Other real estate transferred from loans due to foreclosure	1,352
Other real estate sold	(775)
Writedowns on other real estate held for sales	(496)
Loss on other real estate held for sale	(31)

Balance at December 31, 2012	3,212
Other real estate transferred from loans due to foreclosure	932
Other real estate sold	(1,996)
Writedowns on other real estate held for sales	(231)
Loss on other real estate held for sale	(33)

Balance at December 31, 2013	$1,884

During 2013, the Corporation received real estate in lieu of loan payments of $.932 million.  In determining the carrying value of other real estate held for sale, the Corporation generally starts with a third party appraisal of the underlying collateral and then deducts estimated selling costs to arrive at a net asset value.  After the initial receipt, management periodically re-evaluates the recorded balance and records any additional reductions in the fair value as a write-down of other real estate held for sale.

Deposits

Total deposits at December 31, 2013 were $466.299 million, an increase of $31.742 million, or 7.30% from December 31, 2012 deposits of $434.557 million.  The table below shows the deposit mix for the periods indicated (dollars in thousands):

	2013	Mix	2012	Mix	2011	Mix

CORE:
Non-interest-bearing	$72,936	15.64%	$67,652	15.57%	$51,273	12.67%
NOW, money market, checking	149,123	31.98	155,465	35.78	152,563	37.69
Savings	13,039	2.80	13,829	3.18	14,203	3.51
Certificates of Deposit <$100,000	140,495	30.13	135,550	31.19	130,685	32.28
Total core deposits	375,593	80.55	372,496	85.72	348,724	86.15

NONCORE:
Certificates of Deposit >$100,000	23,159	4.97	24,355	5.60	23,229	5.74
Brokered CDs	67,547	14.49	37,706	8.68	32,836	8.11
Total non-core deposits	90,706	19.45	62,061	14.28	56,065	13.85

Total deposits	$466,299	100.00%	$434,557	100.00%	$404,789	100.00%

The increase in deposits, as illustrated above, is composed of an increase in noncore deposits of $28.645 million, while core deposits increased by $3.097 million.

Management has increased its efforts to grow core deposits in recent years by introducing several new deposit products and implementing a bank-wide deposit incentive program.   As shown in the table above, core deposits now represent approximately 81% of total deposits.  The Corporation will continue to emphasize core deposit growth in its funding sources, but will also supplement this funding with strategic utilization of wholesale brokered deposits to help manage interest rate risk.

Management continues to monitor existing deposit products in order to stay competitive, both as to terms and pricing.  It is the intent of management to be aggressive in its markets to grow core deposits with an emphasis placed on transactional accounts.

Borrowings

The Corporation also utilizes FHLB borrowings as a source of funding.  At 2013 year end, this source of funding totaled $35.000 million and the Corporation secured this funding by pledging loans and investments.  The $35.000 million of FHLB borrowings had a weighted average maturity of 2.5 years, with a weighted average rate of 1.79% at December 31, 2013.

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

At December 31, 2013 the Bank had $44.388 million of securities, with a weighted average maturity of 50.5 months.  The investment portfolio is intended to provide a source of liquidity to the Corporation with limited interest rate risk. The Corporation may also elect to sell monies as investments in federal funds sold to correspondent banks, and has other interest bearing deposits with correspondent banks.  These funds are generally repriced on a daily basis.

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

The following is the Corporation’s repricing opportunities at December 31, 2013 (dollars in thousands):

	1-90	91-365	>1-5	Over 5
	Days	Days	Years	Years	Total

Interest-earning assets:
Loans	$278,981	$13,678	$63,531	$127,642	$483,832
Securities	—	6,182	23,860	14,346	44,388
Other (1)	13	—	—	3,060	3,073

Total interest-earning assets	278,994	19,860	87,391	145,048	531,293

Interest-bearing obligations:
NOW, money market, savings and interest checking	162,162	—	—	—	162,162
Time deposits	18,000	69,576	75,918	160	163,654
Brokered CDs	—	12,844	54,703	—	67,547
Borrowings	2,000	10,000	25,000	852	37,852

Total interest-bearing obligations	182,162	92,420	155,621	1,012	431,215

Gap	$96,832	$(72,560)	$(68,230)	$144,036	$100,078

Cumulative gap	$96,832	$24,272	$(43,958)	$100,078

(1)  includes Federal Home Loan Bank stock

The above analysis indicates that at December 31, 2013, the Corporation had a cumulative asset sensitivity gap position of $24.272 million within the one-year timeframe.  The Corporation’s cumulative asset sensitive gap suggests that if market interest rates were to increase in the next twelve months, the Corporation has the potential to earn more net interest income since more assets would reprice at higher rates than liabilities.  Conversely, if market interest rates decrease in the next twelve months, the above gap position suggests the Corporation’s net interest income would decrease.  A limitation of the traditional gap analysis is that it does not consider the timing or magnitude of non-contractual repricing or unexpected prepayments.  In addition, the gap analysis treats savings, NOW and money market accounts as repricing within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity.

At December 31, 2013, the Corporation had $278.080 million of variable rate loans that reprice primarily with the prime rate index.  Approximately $150.087 million of these variable rate loans have interest rate floors.  This means that the prime rate will have to increase above the floor rate before these loans will reprice.  At year end, $93.170 million of these floor-rate loans would reprice with a 100 basis point prime rate increase, with $148.197 million repricing with an additional 100 basis point prime rate increase.

At December 31, 2012, the Corporation had a cumulative liability asset gap position of $44.838 million within the one-year time frame.

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

The table below measures current maturity levels of interest-earning assets and interest-bearing obligations, along with average stated rates and estimated fair values at December 31, 2013 (dollars in thousands).  Nonaccrual loans of $2.024 million are included in the table at an average interest rate of 0.00% and a maturity greater than five years.

Principal/Notional Amount Maturing/Repricing In:

								Fair Value
	2014	2015	2016	2017	2018	Thereafter	Total	12/31/2013
Rate Sensitive Assets
Fixed interest rate securities	$3,166	$8,704	$5,097	$10	$7,723	$19,688	$44,388	$44,388
Average interest rate	2.10%	1.54%	2.25%	7.00%	1.23%	2.95%	2.23%

Fixed interest rate loans	12,703	6,692	24,267	55,539	78,213	28,338	205,752	206,069
Average interest rate	5.39	5.43	5.32	2.87	4.60	5.05	4.35

Variable interest rate loans	278,080	—	—	—	—	—	278,080	278,130
Average interest rate	4.78	—	—	—	—	—	4.78

Other assets	13	—	—	—	—	3,060	3,073	3,073
Average interest rate	.25	—	—	—	—	3.53	3.52

Total rate sensitive assets	$293,962	$15,396	$29,364	$55,549	$85,936	$51,086	$531,293	$531,660
Average interest rate	4.78%	3.23%	4.79%	2.87%	4.30%	4.15%	4.00%

Rate Sensitive Liabilities
Interest-bearing savings, NOW, MMAs, checking	$162,162	$—	$—	$—	$—	$—	162,162	$162,162
Average interest rate	.24%	—%	—%	%	—%	—%	.24%

Time deposits	100,420	56,790	49,906	18,529	5,396	160	231,201	230,333
Average interest rate	1.64	1.29	1.64	1.38	0.96	4.49	1.52

Variable interest rate borrowings	2,000	—	—	—	—	—	2,000	2,000
Average interest rate	4.00	—	—	—	—	—	4.00

Fixed interest rate borrowings	10,000	—	15,000	—	10,000	852	35,852	35,487
Average interest rate	2.10	—	2.07	—	1.11	1.00	1.78

Total rate sensitive liabilities	$272,582	$56,790	$64,906	$18,529	$15,396	$1,012	$429,215	$427,982
Average interest rate	.85%	1.29%	1.74%	1.38%	1.06%	1.55%	1.07%

Foreign Exchange Risk

In addition to managing interest rate risk, management also actively manages risk associated with foreign exchange.  The Corporation provides foreign exchange services, makes loans to, and accepts deposits from, Canadian customers primarily at its banking office in Sault Ste. Marie.  To protect against foreign exchange risk, the Corporation monitors the volume of Canadian deposits it takes in and then invests these Canadian funds in Canadian commercial loans and securities.  As of December 31, 2013, the Corporation had excess Canadian assets of $.074 million, which equated to approximately the same valuation in U.S. dollars.  Management believes the exposure to short-term foreign exchange risk is minimal and at an acceptable level for the Corporation.  Management intends to limit the Corporation’s foreign exchange risk by acquiring deposit liabilities approximately equal to its Canadian assets.

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

During 2013, the Corporation decreased cash and cash equivalents by $8.742 million.  As shown on the Corporation’s consolidated statement of cash flows, liquidity was primarily impacted by cash used in investing activities.  The net change in investing activities included a net increase in loans of $37.853 million and a net increase in securities available for sale of $2.011 million.  The net increases in assets were offset by a similar increase in deposit liabilities of $31.742 million.  This increase in deposits was composed of an increase in non-core deposits of $28.645 million combined with an increase in core deposits of $3.097 million.  The management of bank liquidity for funding of loans and deposit maturities and withdrawals includes monitoring projected loan fundings and scheduled prepayments and deposit maturities within a 30 day period, a 30 to 90 day period and from 90 days until the end of the year.  This funding forecast model is completed weekly.

The Bank’s investment portfolio provides added liquidity during periods of market turmoil and overall liquidity concerns in the financial markets.  As of December 31, 2013, $39.558 million of the Bank’s investment portfolio was unpledged, which makes them readily available for sale to address any short term liquidity needs.

It is anticipated that during 2013, the Corporation will fund anticipated loan production with a combination of core-deposit growth and noncore funding, primarily brokered CDs.

The Corporation’s primary source of liquidity on a stand-alone basis is dividends from the Bank.  In December 2013, the Bank paid a $3.0 million dividend.  Bank capital, after the payment of the dividend, was strong and above the “well capitalized” regulatory level.  The Corporation, in 2013, established an $8.0 million line of credit with a correspondent bank, which also serves as a source of liquidity.  As of December 31, 2013, $6.0 million was available under this line.  The Corporation is currently exploring alternative opportunities for longer term sources of liquidity and permanent equity to support projected asset growth.

Liquidity is managed by the Corporation through its Asset and Liability Committee (“ALCO”).  The ALCO Committee meets monthly to discuss asset and liability management in order to address liquidity and funding needs to provide a process to seek the best alternatives for investments of assets, funding costs, and risk management.  The liquidity position of the Bank is managed daily, thus enabling the Bank to adapt its position according to market fluctuations.  Core deposits are important in maintaining a strong liquidity position as they represent a stable and relatively low cost source of funds.  The Bank’s liquidity is best illustrated by the mix in the Bank’s core and non-core funding dependency ratio, which explains the degree of reliance on non-core liabilities to fund long-term assets.  Core deposits are herein defined as demand deposits, NOW (negotiable order withdrawals), money markets, savings and certificates of deposit under $100,000. Non-core funding consists of certificates of deposit greater than $100,000, brokered deposits, and FHLB and other borrowings.  At December 31, 2013, the Bank’s core deposits in relation to total funding were 74.50% compared to 79.17% in 2012.  These ratios indicated at December 31, 2013, that the Bank has increased its reliance on non-core deposits and borrowings to fund the Bank’s long-term assets, namely loans and investments.  The Bank believes that by maintaining adequate volumes of short-term investments and implementing competitive pricing strategies on deposits, it can ensure adequate liquidity to support future growth.  The Bank also has correspondent lines of credit available to meet unanticipated short-term liquidity needs.  As of December 31, 2013, the Bank had $28.375 million of unsecured lines available and additional amounts available if secured.   Management believes that its liquidity position remains strong to meet both present and future financial obligations and commitments, events or uncertainties that have resulted or are reasonably likely to result in material changes with respect to the Bank’s liquidity.

From a long-term perspective, the Corporation’s liquidity plan for 2013 includes strategies to increase core deposits in the Corporation’s local markets and will continue to augment local deposit growth efforts with wholesale CD funding, to the extent necessary.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

As disclosed in the Notes to the Consolidated Financial Statements, the Corporation has certain obligations and commitments to make future payments under contracts.  At December 31, 2013, the aggregate contractual obligations and commitments are (dollars in thousands):

	Payments Due by Period
Contractual Obligations	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years	Total

Total deposits	$335,518	$106,696	$23,925	$160	$466,299
Federal Home Loan Bank borrowings	10,000	15,000	10,000	—	35,000
Other borrowings	2,074	149	153	476	2,852
Directors’ deferred compensation	115	204	99	29	447
Annual rental / purchase commitments under noncancelable leases / contracts	515	873	879	4,954	7,221

TOTAL	$348,222	$122,922	$35,056	$5,619	$511,819

Other Commitments

Letters of credit	$5,077	$—	$—	$—	$5,077
Commitments to extend credit	51,109	—	—	—	51,109
Credit card commitments	3,152	—	—	—	3,152

TOTAL	$59,338	$—	$—	$—	$59,338

CAPITAL AND REGULATORY

As a bank holding company, the Corporation is required to maintain certain levels of capital under government regulation.  There are several measurements of regulatory capital, and the Corporation is required to meet minimum requirements under each measurement.  The federal banking regulators have also established capital classifications beyond the minimum requirements in order to risk-rate deposit insurance premiums and to provide trigger points for prompt corrective action in the event an institution becomes financially troubled.  As of December 31, 2013, the Corporation and the Bank were well capitalized.

The Corporation and Bank capital also impacted by the disallowed portion of the Corporation’s deferred tax asset.  The portion of the deferred tax asset which is allowed to be included in regulatory capital is only that portion that can be utilized within the next 12-month period.

The following table details sources of capital for the three years ended December 31 (dollars in thousands):

	2013	2012	2011
Capital Structure
Common shareholders’ equity	$65,249	$61,448	$44,342
Preferred stock	—	11,000	10,921
Total shareholders’ equity	65,249	72,448	55,263
Total capitalization	$65,249	$72,448	$55,263
Tangible capital	$65,249	$72,448	$55,263

Intangible Assets
Subsidiaries:
Core deposit premium	$—	$—	$—
Other identifiable intangibles	1,129	688	400
Total intangibles	$1,129	$688	$400

Risk-Based Capital
Tier 1 capital:
Total shareholders’ equity	$65,249	$72,448	$55,263
Net unrealized (gains) losses on
available for sale securities	(216)	(924)	(325)
Less: disallowed deferred tax asset	(7,000)	(7,100)	(6,500)
Less: disallowed intangibles	(113)	(69)	(40)
Total Tier 1 capital	$57,920	$64,355	$48,398
Tier 2 Capital:
Allowable reserve for loan losses	$4,661	$5,218	$5,206
Qualifying long-term debt	—	—	—
Total Tier 2 capital	4,661	5,218	5,206
Total risk-based capital	$62,581	$69,573	$53,604
Risk-weighted assets	$489,407	$466,039	$416,423
Capital Ratios:
Tier 1 Capital to average assets	10.31%	11.98%	10.08%
Tier 1 Capital to risk-weighted assets	11.83%	13.81%	11.62%
Total Capital to risk-weighted assets	12.79%	14.93%	12.87%

Regulatory capital is not the same as shareholders’ equity reported in the accompanying condensed consolidated financial statements.  Certain assets cannot be considered assets for regulatory purposes.  The Corporation’s acquisition intangibles and a portion of the deferred tax asset are examples of such assets, which was discussed earlier.

Presented below is a summary of the Corporation’s and Bank’s capital position in comparison to generally applicable regulatory requirements:

		Tangible	Tier 1	Tier 1	Total
	Equity to	Equity to	Capital to	Capital to	Capital to
	Year-end	Year-end	Average	Risk Weighted	Risk Weighted
	Assets	Assets	Assets	Assets	Assets

Regulatory minimum for capital adequacy purposes	N/A	N/A	4.00%	4.00%	8.00%
Regulatory defined well capitalized guideline	N/A	N/A	5.00%	6.00%	10.00%

The Corporation:

December 31, 2013	11.39%	11.39%	10.31%	11.83%	12.79%
December 31, 2012	13.27%	13.27%	11.98%	13.81%	14.93%

The Bank:

December 31, 2013	11.11%	11.11%	10.01%	11.49%	12.44%
December 31, 2012	10.96%	10.96%	9.63%	11.10%	12.21%

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

Directors and Officers

DIRECTORS

Mackinac Financial Corporation and mBank

Walter J. Aspatore - Lead Director	Robert H. Orley
Chairman	Founding Partner
Methode Electronics Corp	O2 Investment Partners, LLC
Director Since: 2004	Director Since: 2004

Dennis B. Bittner	L. Brooks Patterson
Owner and President	County Executive
Bittner Engineering, Inc.	Oakland County
Director Since: 2001	Director Since: 2006

Joseph D. Garea	Randolph C. Paschke
Managing Director	Director of Community Relations & External Engagement
Hancock Securities and related entities	Wayne State University, School of Business Administration
Director Since: 2007	Director Since: 2004

Kelly W. George	David R. Steinhardt
President, Mackinac Financial Corporation	Founder and President
President and CEO, mBank	KCPS & Company Ltd.
Director Since: 2006	Director Since: 2012

Robert E. Mahaney	Paul D. Tobias
President and Owner	Chairman and CEO, Mackinac Financial Corporation
Veridea Group, LLC	Chairman, mBank
Director Since: 2008	Director Since: 2004

OFFICERS

Mackinac Financial Corporation

Paul D. Tobias	Kelly W. George
Chairman and Chief Executive Officer	President
Birmingham, MI	Manistique, MI

Ernie R. Krueger
Executive Vice President/Chief Financial Officer
Manistique, MI

Mackinac Commercial Credit, LLC

Officers	Board of Managers

Paul D. Tobias	Paul Tobias	Tamara R. McDowell
Chairman and Manager	Chairman and CEO	EVP - Managing Director
	Mackinac Financial Corporation	Credit Administration/Operations

Paul A. Barr	Don Barr, Jr.	Walter J. Aspatore
Credit Manager	President	Chairman
	Baywood Holdings, LLC	Methode Electronics Corp

Edward P. Lewan	Kelly W. George	Robert H. Orley
EVP/Chief Lending Officer	President and CEO	Founding Partner
	mBank	O2 Investment Partners, LLC

Michael J. Gallagher	Ernie R. Krueger	Frank N. Sheckell
Regional Vice President	EVP - Chief Financial Officer	Oakland Capital Partners, LLC
mBank
Stephen D. Reichmuth
Regional Vice President

Darlene Goy
Controller

Directors and Officers

mBank Officers

Bernadette C. Beaudre	Clarice A. Ghiardi	Jason J. Rolling
Assistant Vice President	Vice President	Vice President
Deposit Compliance/BSA Officer	Mortgage Loan Officer	Premier Client Services

Linda K. Bolda	Joseph T. Havican	Andrew P. Sabatine
Senior Vice President	Vice President	Regional President
Human Resources Director	Commercial Banking Officer	Northern Lower Peninsula

Catherine M. Bolm	Michael J. Hoar	Teresa M. Same
Vice President	Senior Vice President	Assistant Vice President
Mortgage Loan Officer	Information Technology/	Branch Sales Manager
Communications Director

Angela E. Buckingham	Ernie R. Krueger	Gregory D. Schuetter
Assistant Vice President	Executive Vice President	Senior Vice President
Branch Sales Manager, Newberry	Chief Financial Officer	Upper Peninsula
Commercial Lending Mangaer

Jesse A. Deering	David W. Leslie	Joanna B. Slaght
Senior Vice President	Senior Vice President	Senior Vice President
Managing Director of Retail Branch Banking,	Southeast Michigan/Gaylord	Compliance/Risk Manager
Marketing & Information Technology	Commercial Lending Manager

Richard B. Demers	Magan L. MacArthur	Michael A. Slaght
Vice President	Assistant Vice President	Vice President
Commercial Banking Officer	Mortgage Loan Officer	Commercial Banking Officer

Trisha L. DeMars	Boris Martysz	Jennifer A. Stempki
Assistant Vice President	Senior Vice President	Vice President
Senior Operations Specialist	Marquette Regional Executive	Controller

George J. Demou	Tamara R. McDowell	Daniel L. Stoudt
Vice President	Executive Vice President	Assistant Vice President
Commercial Banking Officer	Managing Director, Credit Administration/	Mortgage Loan Officer
Operations

Elena C. Dritsas	Jacquelyn R. Menhennick	David R. Thomas
Assistant Vice President	Senior Vice President	Vice President
Branch Sales Manager/	Mortgage and Consumer Lending Manager	Commercial Banking Officer
Treasury Management Officer

Jeremy W. Flodin	Barbara A. Parrett	Paul D. Tobias
Vice President	Assistant Vice President	Chairman
Senior Credit Administrator/	Branch Sales Manager
Credit Risk Analyst

Laura L. Garvin	Debra L. Peterson	Nicole A. Tryan
Vice President	Vice President	Assistant Vice President
Commercial Banking Officer	Mortgage Loan Officer	Senior Loan Operations Officers

Kelly W. George	Joan M. Pitera-Powell	Janet M. Willbee
President and Chief Executive Officer	Vice President	Vice President
	Commercial Banking Officer	Mortgage Loan Officer

Scott A. Ravet
Vice President
Commercial Banking Officer

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

ANNUAL SHAREHOLDERS’ MEETING

The 2014 Annual Meeting of the Shareholders of Mackinac Financial Corporation will be held on May 28, 2014.

Visit our website, www.bankmbank.com, for updated news releases, financial reports, SEC filings, corporate governance and other investor information.