Form 10-K/A, Exhibit 13
period 2013-12-31
MACKINAC FINANCIAL CORP /MI/
filed 2014-07-10
CIK 36506

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

Sincerely,

Paul D. Tobias	Kelly W. George
Chairman and CEO	President and CEO, mBank
Mackinac Financial Corporation	President, Mackinac Financial Corporation

Five Year Overview

Regional Review – Upper Peninsula

BRANCH LOCATIONS

ESCANABA	NEWBERRY	MANISTIQUE - LAKESHORE
2224 N. Lincoln Road	414 Newberry Avenue	Located in Jack’s Supervalu
Escanaba, MI 49829	Newberry, MI 49868	Manistique, MI 49854
(906) 233-9443	(906) 293-5165	(906) 341-7190
Manager: April J. Stropich	Manager: Angie E. Buckingham	Manager: Kendra L. Lander

MANISTIQUE	SAULT STE. MARIE
130 South Cedar Street	138 Ridge Street
Manistique, MI 49854	Sault Ste. Marie, MI 49783
(906) 341-2413	(906) 635-3992
Manager: Kendra L. Lander	Manager: Lori A. McKerchie

MARQUETTE	STEPHENSON
300 North McClellan	S216 Menominee Street
Marquette, MI 49855	Stephenson, MI 49887
(906) 226-5000	(906) 753-2225
Manager: Teresa M. Same	Manager: Barbara A. Parrett

BALANCE SHEET HIGHLIGHTS

	At December 31, 2013		2013 Activity
(dollars in thousands)	Loans	Core Deposits	Loan Production	Core Deposit Growth

Escanaba	$14,571	$4,375	$14,407	$(759)
Manistique	91,119	49,169	33,038	8,179
Marquette	105,591	43,667	51,077	(299)
Newberry	16,343	35,264	5,094	1,051
Sault Ste. Marie	42,785	23,898	19,066	1,829
Stephenson	9,402	34,412	2,154	(1,108)

TOTAL UPPER PENINSULA	$279,811	$190,785	$124,836	$8,893

* Includes production of mortgage loans sold on the secondary market.

CONTRIBUTION TO OTHER INCOME

	Secondary Market		SBA/USDA
(dollars in thousands)	Production/Sold	Gains/Fee Income	Production/Sold	Gains/Fee Income

Escanaba	$5,284	$101	$711	$84
Manistique	4,688	83	2,635	229
Marquette	23,121	422	3,217	436
Newberry	1,934	44	—	—
Sault Ste. Marie	1,272	27	722	70
Stephenson	1,302	27	—	—

TOTAL UPPER PENINSULA	$37,601	$704	$7,285	$819

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

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

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

FINANCIAL POSITION

The table below illustrates the relative composition of various liability funding sources and asset make-up.

	December 31,
	2013		2012		2011
(dollars in thousands)	Balance	Mix	Balance	Mix	Balance	Mix
Sources of funds:
Deposits:
Non-interest bearing transactional deposits	$72,936	12.73%	$67,652	12.39%	$51,273	10.29%
Interest-bearing transactional depopsits	162,162	28.31	169,294	31.01	166,766	33.47
CD’s <$100,000	140,495	24.53	135,550	24.83	130,685	26.23
Total core deposit funding	375,593	65.57	372,496	68.23	348,724	69.99
CD’s >$100,000	23,159	4.04	24,355	4.46	23,229	4.66
Brokered deposits	67,547	11.79	37,706	6.91	32,836	6.59
Total noncore deposit funding	90,706	15.84	62,061	11.37	56,065	11.25
FHLB and other borrowings	37,852	6.61	35,925	6.58	35,997	7.22
Other liabilities	3,400.59		3,050.56		2,262.45
Shareholders’ equity	65,249	11.39	72,448	13.27	55,263	11.09

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

Uses of Funds:
Net Loans	$479,171	83.66%	$443,959	81.32%	$395,995	79.47%
Securities available for sale	44,388	7.75	43,799	8.02	38,727	7.77
Federal funds sold	3.00		3.00		13,999	2.81
Federal Home Loan Bank Stock	3,060.53		3,060.56		3,060.61
Interest-bearing deposits	10.00		10.00		10.00
Cash and due from banks	18,216	3.18	26,958	4.94	20,071	4.03
Other assets	27,952	4.88	28,191	5.16	26,449	5.31

Total	$572,800	100.00%	$545,980	100.00%	$498,311	100.00%

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